FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-207132-08

PROSPECTUS

$663,821,000 (Approximate)

CITIGROUP COMMERCIAL MORTGAGE TRUST 2016-C3
(Central Index Key number 0001687605)
Issuing Entity

Citigroup Commercial Mortgage Securities Inc.
(Central Index Key number 0001258361)

Depositor

Citigroup Global Markets Realty Corp.

(Central Index Key number 0001541001)

Barclays Bank PLC

(Central Index Key number 0000312070)

Cantor Commercial Real Estate Lending, L.P.

(Central Index Key number 0001558761)

Rialto Mortgage Finance, LLC

(Central Index Key number 0001592182)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2016-C3

The Commercial Mortgage Pass-Through Certificates, Series 2016-C3 will consist of multiple classes of certificates, including those identified on the table below which are being offered by this prospectus. The offered certificates (together with the classes of non-offered certificates of the same series) will represent the beneficial ownership interests in the issuing entity identified above. The issuing entity’s primary assets will be a pool of fixed rate commercial mortgage loans secured by first liens on various types of commercial and multifamily properties. The mortgage loans will generally be the sole source of payment on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of offered certificates will entitle holders to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in December 2016. The rated final distribution date for the certificates is November 2049.

Classes of Offered Certificates	Initial Certificate Balance or Notional Amount(1)		Initial Pass-Through Rate(2)	Pass-Through Rate Description
Class A-1	$31,197,000		1.456%	Fixed
Class A-2	$75,370,000		2.505%	Fixed
Class A-3	$180,000,000		2.896%	Fixed
Class A-4	$209,266,000		3.154%	Fixed
Class A-AB	$33,711,000		2.984%	Fixed
Class X-A	$592,900,000	(5)	1.223%	Variable IO(6)
Class X-B	$40,662,000	(5)	0.471%	Variable IO(6)
Class A-S	$63,356,000		3.366%	WAC Cap(7)
Class B	$40,662,000		3.669%	WAC Cap(7)
Class C	$30,259,000		4.140%	WAC(8)

(Footnotes to table begin on page 3)

You should carefully consider the risk factors beginning on page 59 of this prospectus.

Neither the Series 2016-C3 certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

The Series 2016-C3 certificates will represent interests in and obligations of the issuing entity only and will not represent the obligations of or interests in the depositor, the sponsors or any of their respective affiliates.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DEPOSITOR WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ANY AUTOMATED QUOTATION SYSTEM OF ANY NATIONAL SECURITIES ASSOCIATION.

The offered certificates will be offered by Citigroup Global Markets Inc., Barclays Capital Inc., Cantor Fitzgerald & Co. and Academy Securities, Inc., the underwriters, when, as and if issued by the issuing entity, delivered to and accepted by the underwriters and subject to each underwriter’s right to reject orders in whole or in part. The underwriters will purchase the offered certificates from Citigroup Commercial Mortgage Securities Inc. and will offer the offered certificates to prospective investors from time to time in negotiated transactions or otherwise at varying prices, plus, in certain cases, accrued interest, determined at the time of sale. Citigroup Global Markets Inc., Barclays Capital Inc. and Cantor Fitzgerald & Co. are acting as co-lead managers and joint bookrunners in the following manner: Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 54.2% of each class of offered certificates, Barclays Capital Inc. is acting as sole bookrunning manager with respect to approximately 29.4% of each class of offered certificates and Cantor Fitzgerald & Co. is acting as sole bookrunning manager with respect to approximately 16.4% of each class of offered certificates. Academy Securities, Inc. is acting as co-manager.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank SA/NV, as operator of the Euroclear System, in Europe against payment in New York, New York on or about November 17, 2016. Citigroup Commercial Mortgage Securities Inc. expects to receive from this offering approximately 109.692% of the aggregate principal balance of the offered certificates, plus accrued interest from November 1, 2016, before deducting expenses payable by the depositor.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”). See also “Legal Investment”.

Citigroup	Barclays	Cantor Fitzgerald & Co.

Co-Lead Managers and Joint Bookrunners

Academy Securities

Co-Manager

November 3, 2016

CITIGROUP COMMERCIAL MORTGAGE TRUST 2016-C3

Commercial Mortgage Pass-Through Certificates, Series 2016-C3

Idaho
1 property
$10,298,530
1.4% of total
Kansas
6 properties
$37,450,462
5.0% of total
North Dakota
1 property
$6,697,401
0.9% of total
Minnesota
1 property
$5,644,952
0.7% of total
Wisconsin
3 properties
$15,527,036
2.1% of total
Indiana
1 property
$9,475,684
1.3% of total
Michigan
5 properties
$87,420,807
11.6% of total
Washington
3 properties
$55,901,226
7.4% of total
Rhode Island
12 properties
$42,000,000
5.6% of total
Ohio
2 properties
$9,695,272
1.3% of total
Connecticut
2 properties
$69,400,000
9.2% of total
New Jersey
3 properties
$113,159,786
15.0% of total
California
12 properties
$95,161,811
12.6% of total
Virginia
2 properties
$65,000,000
8.6% of total
North Carolina
2 properties
$18,878,106
2.5% of total
Utah
1 property
$11,107,020
1.5% of total
South Carolina
1 property
$29,953,118
4.0% of total
Arizona
1 property
$9,887,088
1.3% of total
Florida
5 properties
$29,000,000
3.8% of total
Texas
2 properties
$12,642,681
1.7% of total
Tennessee
1 property
$6,200,000
0.8% of total
Alabama
1 property
$2,800,000
0.4% of total
Kentucky
4 properties
$13,191,211
1.7% of total
Mortgaged Properties by Property Type
Mixed Use 1.5%
Self Storage 4.1%
Multifamily 14.2%
Office 36.3%
Hospitality 20.9%
Retail 23.0%
>10.0% of Initial Pool Balance
>5.0 – 10.0% of Initial Pool Balance
>1.0 – 5.0% of Initial Pool Balance
0.4 – 1.0% of Initial Pool Balance

Certificate Summary

Set forth below are the indicated characteristics of the respective classes of the Series 2016-C3 certificates.

Classes of Certificates	Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support		Initial Pass-Through Rate(2)	Pass-Through Rate Description	Expected Weighted Avg. Life (yrs.)(3)	Expected Principal Window(3)
Offered Certificates
Class A-1	$31,197,000		30.000	%(4)	1.456%	Fixed	2.65	12/16 – 9/21
Class A-2	$75,370,000		30.000	%(4)	2.505%	Fixed	4.90	9/21 – 10/21
Class A-3	$180,000,000		30.000	%(4)	2.896%	Fixed	9.79	12/25 – 10/26
Class A-4	$209,266,000		30.000	%(4)	3.154%	Fixed	9.91	10/26 – 10/26
Class A-AB	$33,711,000		30.000	%(4)	2.984%	Fixed	7.06	10/21 – 12/25
Class X-A	$592,900,000	(5)	N/A		1.223%	Variable IO(6)	N/A	N/A
Class X-B	$40,662,000	(5)	N/A		0.471%	Variable IO(6)	N/A	N/A
Class A-S	$63,356,000		21.625%		3.366%	WAC Cap(7)	9.91	10/26 – 10/26
Class B	$40,662,000		16.250%		3.669%	WAC Cap(7)	9.92	10/26 – 11/26
Class C	$30,259,000		12.250%		4.140%	WAC(8)	9.99	11/26 – 11/26

Non-Offered Certificates
Class X-D	$39,716,000	(5)	N/A		1.140%	Variable IO(6)	N/A	N/A
Class X-E	$17,021,000	(5)	N/A		1.325%	Variable IO(6)	N/A	N/A
Class X-F	$7,565,000	(5)	N/A		1.325%	Variable IO(6)	N/A	N/A
Class X-G	$28,369,189	(5)	N/A		1.325%	Variable IO(6)	N/A	N/A
Class D	$39,716,000		7.000%		3.000%	Fixed	9.99	11/26 –11/26
Class E	$17,021,000		4.750%		2.815%	Fixed	9.99	11/26 –11/26
Class F	$7,565,000		3.750%		2.815%	Fixed	9.99	11/26 –11/26
Class G	$28,369,189		0.000%		2.815%	Fixed	9.99	11/26 –11/26
Class S(9)	N/A		N/A		N/A	N/A	N/A	N/A
Class R(9)	N/A		N/A		N/A	N/A	N/A	N/A

(1)	Approximate, subject to a variance of plus or minus 5%.

(2)	Approximate per annum rate as of the closing date.

(3)	Determined assuming no prepayments prior to the maturity date or any anticipated repayment date, as applicable, for each mortgage loan and based on the modeling assumptions described under “Yield, Prepayment and Maturity Considerations.”

(4)	The approximate initial credit support percentages set forth for the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates are represented in the aggregate.

(5)	The Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates (sometimes collectively referred to in this prospectus as the “Class X certificates”) will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates at their respective pass-through rates based upon their respective notional amounts. The notional amount of the Class X-A certificates will be equal to the aggregate of the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates from time to time. The notional amount of the Class X-B certificates will be equal to the certificate balance of the Class B certificates from time to time. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates from time to time. The notional amount of the Class X-E certificates will be equal to the certificate balance of the Class E certificates from time to time. The notional amount of the Class X-F certificates will be equal to the certificate balance of the Class F certificates from time to time. The notional amount of the Class X-G certificates will be equal to the certificate balance of the Class G certificates from time to time.

(6)	The pass-through rate on each class of the Class X certificates will generally be equal to a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate (or the weighted average of the pass-through rates as applicable) on the class (or classes, as applicable) of certificates with the certificate balance(s) upon which the notional amount of such class of Class X certificates is based.

(7)	The pass-through rate on each class of the Class A-S and Class B certificates will generally be a per annum rate equal to the lesser of (a) the initial pass-through rate for that class specified in the table above and (b) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, as described in this prospectus.

(8)	The pass-through rate on the Class C certificates will generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, as described in this prospectus.

(9)	The Class S certificates and the Class R certificates will not have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. The Class R certificates will represent the residual interests in each of two separate REMICs, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest. The Class S certificates will be entitled to receive certain excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date.

The Class X-D, Class X-E, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class S and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Table of Contents

Certificate Summary	3
Summary of Terms	17
Risk Factors	59
The Offered Certificates May Not Be a Suitable Investment for You	59
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	59
The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid	59
Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses	60
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	60
Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Certificates	64
Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes	65
A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates	65
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	65
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS	66
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates	66
Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors	69
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	70
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA
Eligibility; Ratings May Be Downgraded	71
Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain	73
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	74
Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions	75
The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us	75
Historical Information Regarding the Mortgage Loans May Be Limited	76
Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited	76
Static Pool Data Would Not Be Indicative of the Performance of This Pool	76
Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	76
A Tenant Concentration May Result in Increased Losses	77
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	77
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	77
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	77
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	78
Early Lease Termination Options May Reduce Cash Flow	78
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	78
Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable	79
Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates	79
Concentrations Based on Property Type, Geography, Related Borrowers and

Other Factors May Disproportionately Increase Losses	79
Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance	81
The Types of Properties That Secure the Mortgage Loans Present Special Risks	86
Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error	101
Changes in Pool Composition Will Change the Nature of Your Investment	103
Tenancies-in-Common May Hinder Recovery	103
Risks Relating to Enforceability of Cross-Collateralization Arrangements	104
Inadequacy of Title Insurers May Adversely Affect Payments on Your Certificates	104
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	104
Risks of Anticipated Repayment Date Loans	105
A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	105
Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable	107
Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property	108
Appraisals May Not Reflect Current or Future Market Value of Each Property	109
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	109
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	110
Increases in Real Estate Taxes and Assessments May Reduce Available Funds	110
Risks Relating to Tax Credits	111
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	111
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	111
Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums	112
Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property	113
Risks Related to Zoning Non-Compliance and Use Restrictions	114
Risks Relating to Inspections of Properties	115
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	115
Earthquake, Flood and Other Insurance May Not Be Available or Adequate	115
Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses	116
Terrorism Insurance May Not Be Available for All Mortgaged Properties	117
Risks Associated with Blanket Insurance Policies or Self-Insurance	118
The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	118
The Borrower’s Form of Entity May Cause Special Risks	120
Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk	122
Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan	123
Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established	124
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	124
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	125
Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests	125

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests	126
Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer	128
Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates	130
Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans	130
Potential Conflicts of Interest of the Operating Advisor	130
Potential Conflicts of Interest of the Asset Representations Reviewer	131
Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder	132
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	133
Conflicts of Interest May Occur as a Result of the Rights of the Controlling Class Representative, an Outside Controlling Class Representative or a Controlling Note Holder to Terminate the Special Servicer of the Related Loan Combination	133
Other Potential Conflicts of Interest May Affect Your Investment	134
Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks	134
The Servicing of Each of the Servicing Shift Loan Combinations and the 101 Hudson Street Loan Combination Will Shift to Other Servicers	136
Rights of the Directing Holder and the Operating Advisor Could Adversely Affect Your Investment	137
Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder	138
Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment	139
You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan	140
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans	140
Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan	141
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	141
Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing	141
Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	143
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	143
State, Local and Other Tax Considerations	144
Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates	144
Description of the Mortgage Pool	146
General	146
Certain Calculations and Definitions	148
Statistical Characteristics of the Mortgage Loans	156
Delinquency Information	166
Environmental Considerations	166
Litigation and Other Legal Considerations	169
Redevelopment, Expansion and Renovation	169
Default History, Bankruptcy Issues and Other Proceedings	170
Tenant Issues	172
Insurance Considerations	184
Zoning and Use Restrictions	184
Appraised Value	185
Non-Recourse Carveout Limitations	186
Real Estate and Other Tax Considerations	187
Certain Terms of the Mortgage Loans	187
Additional Indebtedness	199
The Loan Combinations	203
Additional Mortgage Loan Information	255
Transaction Parties	256
The Sponsors and the Mortgage Loan Sellers	256
Compensation of the Sponsors	270
The Originators	270
The Depositor	287
The Issuing Entity	288
The Trustee	288
The Certificate Administrator	290
Servicers	292
The Operating Advisor and the Asset Representations Reviewer	314

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	315
Description of the Certificates	319
General	319
Distributions	320
Allocation of Yield Maintenance Charges and Prepayment Premiums	331
Assumed Final Distribution Date; Rated Final Distribution Date	333
Prepayment Interest Shortfalls	333
Subordination; Allocation of Realized Losses	334
Reports to Certificateholders; Certain Available Information	336
Voting Rights	345
Delivery, Form, Transfer and Denomination	345
Certificateholder Communication	348
The Mortgage Loan Purchase Agreements	349
Sale of Mortgage Loans; Mortgage File Delivery	349
Representations and Warranties	353
Cures, Repurchases and Substitutions	354
Dispute Resolution Provisions	357
Asset Review Obligations	357
The Pooling and Servicing Agreement	358
General	358
Certain Considerations Regarding the Outside Serviced Loan Combinations	361
Assignment of the Mortgage Loans	361
Servicing of the Mortgage Loans	362
Subservicing	368
Advances	368
Accounts	372
Withdrawals from the Collection Account	374
Application of Loss of Value Payments	376
Servicing and Other Compensation and Payment of Expenses	376
Application of Penalty Charges and Modification Fees	389
Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses	390
Appraisal Reduction Amounts	392
Inspections	396
Evidence as to Compliance	397
Limitation on Liability; Indemnification	398
Servicer Termination Events	401
Rights Upon Servicer Termination Event	403
Waivers of Servicer Termination Events	404
Termination of the Special Servicer Without Cause	405
Resignation of the Master Servicer, the Special Servicer and the Operating Advisor	407
Qualification, Resignation and Removal of the Trustee and the Certificate Administrator	408
Amendment	409
Realization Upon Mortgage Loans	411
Directing Holder	418
Operating Advisor	424
Asset Status Reports	430
The Asset Representations Reviewer	431
Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement	438
Dispute Resolution Provisions	439
Rating Agency Confirmations	442
Termination; Retirement of Certificates	444
Optional Termination; Optional Mortgage Loan Purchase	444
Servicing of the Outside Serviced Mortgage Loans	445
Use of Proceeds	466
Yield, Prepayment and Maturity Considerations	466
Yield	466
Yield on the Class X-A and Class X-B Certificates	469
Weighted Average Life of the Offered Certificates	469
Price/Yield Tables	473
Material Federal Income Tax Consequences	477
General	477
Qualification as a REMIC	477
Status of Offered Certificates	479
Taxation of the Regular Interests	479
Taxes That May Be Imposed on a REMIC	485
Bipartisan Budget Act of 2015	485
Taxation of Certain Foreign Investors	486
FATCA	487
Backup Withholding	487
Information Reporting	487
3.8% Medicare Tax on “Net Investment Income”	487
Reporting Requirements	488
Tax Return Disclosure and Investor List Requirements	488
Certain State, Local and Other Tax Considerations	488
ERISA Considerations	489
General	489
Plan Asset Regulations	490
Prohibited Transaction Exemptions	491
Underwriter Exemption	492
Exempt Plans	495
Insurance Company General Accounts	495
Ineligible Purchasers	495
Further Warnings	495
Consultation with Counsel	496
Tax Exempt Investors	496

Legal Investment	496
Certain Legal Aspects of the Mortgage Loans	497
General	499
Types of Mortgage Instruments	500
Installment Contracts	500
Leases and Rents	501
Personalty	501
Foreclosure	502
Bankruptcy Issues	506
Environmental Considerations	513
Due-On-Sale and Due-On-Encumbrance Provisions	516
Junior Liens; Rights of Holders of Senior Liens	516
Subordinate Financing	517
Default Interest and Limitations on Prepayments	517
Applicability of Usury Laws	517
Americans with Disabilities Act	518
Servicemembers Civil Relief Act	518
Anti-Money Laundering, Economic Sanctions and Bribery	518
Potential Forfeiture of Assets	519
Ratings	519
Plan of Distribution (Underwriter Conflicts of Interest)	522
Incorporation of Certain Information by Reference	524
Where You Can Find More Information	524
Financial Information	524
Legal Matters	524
Index of Certain Defined Terms	525

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

■	This prospectus begins with two introductory sections describing the certificates and the issuing entity in abbreviated form:

●	the “Certificate Summary” commencing on page 3 of this prospectus, which sets forth important statistical information relating to the certificates; and

●	the “Summary of Terms” commencing on page 17 of this prospectus, which gives a brief introduction to the key features of the certificates and a description of the underlying mortgage loans.

Additionally, “Risk Factors” commencing on page 59 of this prospectus describes the material risks that apply to the certificates.

This prospectus includes cross-references to other sections in this prospectus where you can find further related discussions. The Table of Contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Certain Defined Terms” commencing on page 525 of this prospectus.

■	In this prospectus:

●	the terms “depositor,” “we,” “us” and “our” refer to Citigroup Commercial Mortgage Securities Inc.

●	references to “lender” or “mortgage lender” with respect to the mortgage loans generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or the special servicer, as applicable, with respect to the obligations and rights of the lender as described under “The Pooling and Servicing Agreement”.

The Annexes attached to this prospectus are incorporated into and made a part of this prospectus.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES, BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE”.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

UNITED KINGDOM

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A)       IN THE UNITED KINGDOM, IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (THE “FSMA”)) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE DEPOSITOR OR THE ISSUING ENTITY; AND

(B)       IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

NOTICE TO UNITED KINGDOM INVESTORS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC. ”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

EUROPEAN ECONOMIC AREA

This prospectus is not a prospectus for the purposes of the prospectus directive (as defined below). THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF certificates. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF AN OFFERING CONTEMPLATED IN THIS PROSPECTUS AS COMPLETED BY FINAL TERMS IN RELATION TO THE OFFER OF THOSE OFFERED CERTIFICATES MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE ISSUING ENTITY, THE DEPOSITOR OR AN UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE ISSUING ENTITY, THE DEPOSITOR OR AN UNDERWRITER TO PUBLISH A PROSPECTUS FOR SUCH OFFER.

FOR THE PURPOSES OF THIS PROVISION AND THE PROVISION IMMEDIATELY BELOW, THE EXPRESSION “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AND AMENDMENTS THERETO, INCLUDING THE 2010 PD AMENDING DIRECTIVE), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE, AND THE EXPRESSION “2010 PD AMENDING DIRECTIVE” MEANS DIRECTIVE 2010/73/EU.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, with effect from and including the date on which the prospectus directive is implemented in that relevant member state, IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(A)       TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE PROSPECTUS DIRECTIVE;

(B)       TO FEWER THAN 150 NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS” AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE ISSUING ENTITY FOR ANY SUCH OFFER; OR

(C)       IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (A), (B) AND (C) ABOVE SHALL REQUIRE THE DEPOSITOR, THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION “AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC” IN RELATION TO ANY CERTIFICATE THAT IS OFFERED IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM and by any means of SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO decide TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT RELEVANT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT RELEVANT MEMBER STATE.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, OR WILL ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) AND ANY RULES OR REGULATIONS MADE UNDER THAT ORDINANCE.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP.  571 OF THE LAWS OF HONG KONG) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) AND ANY RULES OR REGULATIONS MADE UNDER THAT ORDINANCE, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES

WOULD NOT APPLY. THE PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA (“INSTITUTIONAL INVESTOR”)) UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA (“RELEVANT PERSON”)) PURSUANT TO SECTION 275(2) OF THE SFA, AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA; (III) TO ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA; OR (IV) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

UNLESS ANY OFFER OF SUCH OFFERED CERTIFICATES WAS PREVIOUSLY MADE IN OR ACCOMPANIED BY A PROSPECTUS AND WHICH ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF A CORPORATION LISTED ON FOR QUOTATION ON A SECURITIES EXCHANGE, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE IN RELIANCE ON AN EXEMPTION UNDER SECTION 274 OF THE SFA OR SECTION 275 OF THE SFA MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 276 OF THE SFA, FOR THE INITIAL SIX MONTH PERIOD AFTER SUCH ACQUISITION, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS OR TO ACCREDITED INVESTORS (AS DEFINED IN SECTION 4A OF THE SFA (“ACCREDITED INVESTOR”)) OR RELEVANT PERSONS OR TO SUCH PERSONS PURSUANT TO AN OFFER REFERRED TO UNDER SECTION 275(1A) OF THE SFA. ANY TRANSFER AFTER SUCH INITIAL SIX MONTH PERIOD IN SINGAPORE SHALL BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 257 OF THE SFA, IN RELIANCE ON ANY APPLICABLE EXEMPTION UNDER SUBDIVISION (4) OF DIVISION 1 OF PART XIII OF THE SFA (OTHER THAN SECTION 280 OF THE SFA).

IN ADDITION TO THE ABOVE, WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS:

(A)	A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR

(B)	A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR,

SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR SIX MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT:

(1)	TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON, OR TO ANY PERSON ARISING FROM AN OFFER REFERRED TO IN SECTION 275(1A) OR SECTION 276(4)(i)(B) OF THE SFA;

(2)	WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; OR

(3)	WHERE THE TRANSFER IS BY OPERATION OF LAW.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND

REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

FORWARD-LOOKING STATEMENTS

In this prospectus, we use certain forward-looking statements. These forward-looking statements are found in the material, including each of the tables, set forth under “Risk Factors” and “Yield, Prepayment and Maturity Considerations”. Forward-looking statements are also found elsewhere in this prospectus and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date of this prospectus. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

●	economic conditions and industry competition,

●	political and/or social conditions, and

●	the law and government regulatory initiatives.

We will not update or revise any forward-looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

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Summary of Terms

The following is only a summary of selected information in this prospectus. It does not contain all of the information you need to consider in making your investment decision. More detailed information appears elsewhere in this prospectus. To understand all of the terms of the offered certificates, carefully read this entire document. See “Index of Certain Defined Terms” for definitions of capitalized terms.

General

Title of Certificates	Citigroup Commercial Mortgage Trust 2016-C3, Commercial Mortgage Pass-Through Certificates, Series 2016-C3.

Relevant Parties

Depositor	Citigroup Commercial Mortgage Securities Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc. As depositor, Citigroup Commercial Mortgage Securities Inc. will acquire the mortgage loans from the sponsors and transfer them to the issuing entity. The depositor’s address is 390 Greenwich Street, New York, New York 10013 and its telephone number is (212) 816-5343. See “Transaction Parties—The Depositor.”

Issuing Entity	Citigroup Commercial Mortgage Trust 2016-C3, a New York common law trust to be established on the closing date of this securitization transaction under the pooling and servicing agreement, to be dated as of November 1, 2016, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors will be transferring the mortgage loans to the depositor for inclusion in the issuing entity. The sponsors of this transaction are:

	●	Citigroup Global Markets Realty Corp., a New York corporation (15 mortgage loans representing approximately 35.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date);

	●	Barclays Bank PLC, a public limited company registered in England and Wales (12 mortgage loans representing approximately 29.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date);

	●	Cantor Commercial Real Estate Lending, L.P., a Delaware limited partnership (nine (9) mortgage loans representing approximately 16.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date);

	●	Rialto Mortgage Finance, LLC, a Delaware limited liability company (seven (7) mortgage loans representing approximately 14.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date); and

	●	Citigroup Global Markets Realty Corp. and Rialto Mortgage Finance, LLC (one (1) co-originated mortgage loan, comprised of two separate promissory notes, representing approximately 4.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date).

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

Originators	The sponsors originated (or co-originated) the mortgage loans or acquired (or, on or prior to the closing date, will acquire) the mortgage loans, directly or indirectly, from the originators as set forth in the following chart:

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance

Citigroup Global Markets Realty Corp.(1)	Citigroup Global Markets Realty Corp.	15	$270,379,720	35.7%
Barclays Bank PLC(2)(3)	Barclays Bank PLC	12	222,282,500	29.4
Cantor Commercial Real Estate Lending, L.P.(4)	Cantor Commercial Real Estate Lending, L.P.	9	124,171,388	16.4
Rialto Mortgage Finance, LLC	Rialto Mortgage Finance, LLC	7	109,705,463	14.5
Citigroup Global Markets Realty Corp. / Rialto Mortgage Finance, LLC(5)	Citigroup Global Markets Realty Corp. / Rialto Mortgage Finance, LLC	1	29,953,118	4.0
	Total	44	$756,492,189	100.0%

(1)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as 80 Park Plaza (which will be sold to the depositor by Citigroup Global Markets Realty Corp.), representing approximately 6.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Citigroup Global Markets Realty Corp. and Ladder Capital Finance LLC. CGMRC has acquired or will acquire note A-2 of the 80 Park Plaza loan combination (which is one of the promissory notes comprising the 80 Park Plaza mortgage loan) from Ladder Capital Finance VI TRS LLC on or prior to the closing date.

(2)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as Briarwood Mall (which will be sold to the depositor by Barclays Bank PLC), representing approximately 8.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Barclays Bank PLC and Bank of America, N.A.

(3)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as 101 Hudson Street (which will be sold to the depositor by Barclays Bank PLC), representing approximately 7.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Barclays Bank PLC, Wells Fargo Bank, National Association and Bank of America, N.A.

(4)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as Potomac Mills (which will be sold to the depositor by Cantor Commercial Real Estate Lending, L.P.), representing approximately 4.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Cantor Commercial Real Estate Lending, L.P., Société Générale, Barclays Bank PLC and Bank of America, N.A.

(5)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as the Marriott Hilton Head Resort & Spa, representing approximately 4.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Citigroup Global Markets Realty Corp. and Rialto Mortgage Finance, LLC and is evidenced by two promissory notes: (i) note A-2B with an outstanding principal balance of $14,976,559 as of the cut-off date, as to which Citigroup Global Markets Realty Corp. is acting as mortgage loan seller; and (ii) note A-4, with an outstanding principal balance of $14,976,559 as of the cut-off date, as to which Rialto Mortgage Finance, LLC is acting as mortgage loan seller.

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” and “—The Originators.”

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will be the master servicer. The master servicer will, in general, be responsible for the master servicing and administration of the serviced mortgage loans and the related companion loans pursuant to the pooling and servicing agreement for this transaction (excluding those mortgage loans and companion loans that are or become part of outside serviced loan combinations and that are currently, or become in the future, serviced under an outside servicing agreement as indicated in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below). The principal master servicing offices of Midland Loan Services, a Division of PNC Bank, National Association are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—Servicers—The Master Servicer” and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

See “—The Mortgage Pool—The Loan Combinations” below for a discussion of the mortgage loans included in the issuing entity that are part of a loan combination and have one or more related companion loans held outside the issuing entity.

The mortgage loans transferred to the issuing entity, any related companion loans and any related loan combinations that are, in each case, serviced under the pooling and servicing agreement for this securitization transaction are referred to in this prospectus as “serviced mortgage loans,” “serviced companion loans” and “serviced loan combinations,” respectively. A serviced mortgage loan and a serviced companion loan may each also be referred to as a “serviced loan”. Any mortgage loans transferred to the issuing entity, related companion loans and related loan combinations that are not serviced under the pooling and servicing agreement, but are instead serviced under a separate servicing agreement (in any such case, an “outside servicing agreement”) governing the securitization of one or more related companion loans, are referred to as “outside serviced mortgage loans,” “outside serviced companion loans,” and “outside serviced loan combinations,” respectively. An outside serviced mortgage loan and an outside serviced companion loan may each also be referred to as an “outside serviced loan”.

The mortgage loans secured by the mortgaged properties identified on Annex A to this prospectus as Potomac Mills, Hill7 Office, Quantum Park and Marriott Hilton Head Resort & Spa, respectively, are each part of a separate loan combination that will initially be serviced pursuant to the pooling and servicing agreement for this securitization transaction. However, in the case of each of those loan combinations, upon the inclusion of a designated companion loan in a future securitization transaction, the servicing of the subject loan combination will shift to the servicing agreement (which will then become an outside servicing agreement) governing that future securitization transaction. Accordingly, in the case of each of those mortgage loans, the subject mortgage loan, the related companion loan(s) and the related loan combination will be:

(i) a serviced mortgage loan, serviced companion loan(s) and a serviced loan combination, respectively, prior to any such shift in servicing; and (ii) an outside serviced mortgage loan, outside serviced companion loan(s) and an outside serviced loan combination, respectively, after the related shift in servicing occurs. Each such mortgage loan, the related companion loan(s) and the related loan combination are sometimes referred to as a “servicing shift mortgage loan”, “servicing shift companion loan(s)” and a “servicing shift loan combination”, respectively.

The servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Special Servicer	Rialto Capital Advisors, LLC, a Delaware limited liability company, will be the initial special servicer with respect to the serviced mortgage loans (other than any excluded special servicer mortgage loan) and any related serviced companion loans pursuant to the pooling and servicing agreement. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the serviced mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred, as well as any related REO properties acquired on behalf of the issuing entity and any related companion loan holders, and (ii) in certain circumstances, reviewing, evaluating and providing or withholding consent as to certain major decisions and other transactions relating to such serviced mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal special servicing offices of the special servicer are located at 790 NW 107th Avenue, 4th Floor, Miami, Florida 33172. See “Transaction Parties—Servicers—The Special Servicer”, and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses”.

If the special servicer, to its knowledge, becomes a borrower party (as defined under “—Directing Holder / Controlling Class Representative” below) with respect to any mortgage loan (such mortgage loan, an “excluded special servicer mortgage loan”), it will be required to resign with respect to the servicing of that mortgage loan. The controlling class representative (prior to the occurrence and continuance of a control termination event (as described under “—Directing Holder / Controlling Class Representative” below)) will be entitled to appoint a separate special servicer that is not a borrower party with respect to such excluded special servicer mortgage loan (such special servicer, an “excluded mortgage loan special servicer”) unless such excluded special servicer mortgage loan is also an excluded mortgage loan (as defined under “—Directing Holder / Controlling Class Representative” below), in which case the largest controlling class certificateholder (by certificate balance) that is not an excluded controlling class holder with respect to that mortgage loan will be entitled to appoint the excluded mortgage loan special servicer. A controlling class certificateholder that is a borrower party with respect to any mortgage loan will be an “excluded controlling class holder” with respect to that mortgage loan. See “—Directing

Holder / Controlling Class Representative” below. Any excluded mortgage loan special servicer will be required to perform all of the obligations of the special servicer for the related excluded special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer mortgage loan. If neither the controlling class representative nor any controlling class certificateholder is entitled to appoint an excluded mortgage loan special servicer for an excluded special servicer mortgage loan, an excluded mortgage loan special servicer will be appointed in the manner described in this prospectus and as provided under the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” in this prospectus.

Rialto Capital Advisors, LLC was selected to be the initial special servicer by Rialto CMBS X, LLC (or an affiliate), which is expected to purchase the Class X-E, Class X-F, Class X-G, Class E, Class F and Class G certificates and to receive the Class S certificates on the closing date, thereby (as a result of its purchase of Class F and Class G certificates) becoming an initial controlling class certificateholder. It is expected that Rialto CMBS X, LLC (or an affiliate) will be appointed as the initial directing holder with respect to the serviced loans other than (x) any serviced loan combination as to which the controlling note is held outside the issuing entity, and (y) any excluded mortgage loan. See “—Directing Holder / Controlling Class Representative” below and “The Pooling and Servicing Agreement—Directing Holder”.

The special servicer (but not the special servicer with respect to any outside serviced mortgage loan) may be removed in such capacity under the pooling and servicing agreement, with or without cause, as set forth under “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event.”

A special servicer with respect to any outside serviced mortgage loan may only be removed in such capacity in accordance with the terms and provisions of the applicable outside servicing agreement and the co-lender agreement governing the related outside serviced loan combination.

The special servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table below titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Significant Primary Servicer	Berkeley Point Capital LLC, a Delaware limited liability company and an affiliate under common control with Cantor Commercial Real Estate Lending, L.P., will act as primary servicer with respect to the Fresenius Birmingham mortgage loan, representing approximately 0.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, which will be transferred to the issuing entity by Cantor Commercial Real Estate Lending, L.P. In addition, with respect to 7 mortgage loans, representing approximately 11.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, that will be transferred to the issuing entity by Cantor Commercial Real Estate Lending, L.P., Berkeley Point Capital LLC will have limited subservicing duties as further described under “Transaction Parties—Servicers—Significant Primary Servicer—Berkeley Point Capital LLC”. The principal servicing office of Berkeley Point Capital LLC is located at One Beacon Street, 14th Floor, Boston, Massachusetts 02108. The fees of the primary servicer or servicers will be paid out of any related servicing fees paid to the master servicer. See “Transaction Parties—Servicers—Significant Primary Servicer—Berkeley Point Capital LLC” and “Transaction Parties—Servicers—Significant Primary Servicer—Summary of Berkeley Point Servicing Agreements”.

Trustee and Custodian	Deutsche Bank Trust Company Americas, a New York banking corporation, will act as trustee and as custodian. The corporate trust office of the trustee is located at 1761 East St. Andrew Place, Santa Ana, California 92705-4934, Attention: Trust Administration—CGCMT 2016-C3. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loans; except that, with respect to each servicing shift loan combination, the trustee will not become the mortgagee of record unless the related servicing shift does not occur within 180 days after the closing date or the loan combination becomes specially serviced prior to the related servicing shift. Upon the occurrence of the related servicing shift with respect to any servicing shift loan combination, the trustee of the securitization of the related controlling pari passu companion loan will become the mortgagee of record. In addition, subject to the terms of the pooling and servicing agreement, the trustee will be primarily responsible for back-up advancing. See “Transaction Parties—The Trustee” and “The Pooling and Servicing Agreement”.

The trustee(s) and custodian(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Certificate Administrator	Citibank, N.A., a national banking association organized under the laws of the United States, will initially act as certificate administrator. The certificate administrator will also be required to act as certificate registrar, REMIC administrator, 17g-5 information provider, paying agent and authenticating agent. The corporate trust offices of the certificate administrator are located at 388 Greenwich Street, 14th Floor, New York, New York 10013, Attention: Global Transaction Services – CGCMT 2016-C3, and for certificate transfer purposes are located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Global Transaction Services – CGCMT 2016-C3. See “Transaction Parties—The Certificate Administrator” and “The Pooling and Servicing Agreement”.

Operating Advisor	Trimont Real Estate Advisors, LLC, a Georgia limited liability company, will be the operating advisor. Following the occurrence and continuance of certain trigger events, the operating advisor will have the following rights and duties with respect to the serviced mortgage loans: (i) certain review and reporting responsibilities with respect to the performance of the special servicer; (ii) certain non-binding consultation rights with the special servicer regarding major decisions; and (iii) in certain circumstances, the right to recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any outside serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor”.

Asset Representations Reviewer	Trimont Real Estate Advisors, LLC will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians

The following mortgage loans will or are expected to constitute the “outside serviced mortgage loans” (and the related loan combinations will or are expected to constitute the “outside serviced loan combinations”), and such mortgage loans and loan combinations will be (or, in the case of a servicing shift loan combination, following the inclusion of the applicable companion loan in a future commercial mortgage securitization transaction, will be) serviced and administered pursuant to the servicing agreement governing the securitization of a related companion loan by the parties thereto, as identified in the table below:

Outside Serviced Mortgage Loans Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement (date thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Operating Advisor	Outside Custodian	Initial Outside Controlling Class Representative(2)
Briarwood Mall	Barclays	MSBAM 2016-C30 (9/1/2016)	8.6%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association	Park Bridge Lender Services, LLC	Wells Fargo Bank, National Association	LNR Securities Holdings, LLC
101 Hudson Street	Barclays	WFCM 2016-C36(3)	7.4%	Wells Fargo Bank, National Association(3)	C-III Asset Management, LLC(3)	Wilmington Trust, National Association(3)	Park Bridge Lender Services, LLC(3)	Wells Fargo Bank, National Association(3)	(4)
Potomac Mills(5)	CCRE	CFCRE 2016-C6(6)	4.6%	Wells Fargo Bank, National Association(6)	AEGON USA Realty Advisors, LLC(6)	Wilmington Trust, National Association(6)	Park Bridge Lender Services, LLC(6)	Wells Fargo Bank, National Association(6)	(7)
Hill7 Office(5)	CCRE	CFCRE 2016-C6(6)	4.0%	Wells Fargo Bank, National Association(6)	Rialto Capital Advisors, LLC(6)	Wilmington Trust, National Association(6)	Park Bridge Lender Services, LLC(6)	Wells Fargo Bank, National Association(6)	(4)
Quantum Park(5)	Barclays	(8)	4.0%	(8)	(8)	(8)	(8)	(8)	(4)
College Boulevard Portfolio	CGMRC	CGCMT 2016-P5 (10/1/2016)	4.0%	Midland Loan Services, a Division of PNC Bank, National Association	LNR Partners, LLC	Deutsche Bank Trust Company Americas	Park Bridge Lender Services LLC	Deutsche Bank Trust Company Americas	Prime Finance CMBS B-Piece Holdco V, L.P.
Marriott Hilton Head Resort & Spa(5)	CGMRC / Rialto	(8)	4.0%	(8)	(8)	(8)	(8)	(8)	(4)
Marriott Saddle Brook	CCRE	SGCMS 2016-C5 (7/1/2016)	0.9%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Park Bridge Lender Services LLC	Wells Fargo Bank, National Association	RREF III Debt AIV, LP

(1)	Includes servicing shift mortgage loans which, in each case, will become outside serviced mortgage loans after the related shift in servicing occurs. However, until the occurrence of the securitization of the related controlling note, the related loan combination will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto.

(2)	The related transaction documents may provide that the initial outside controlling class representative may either be the entity specified or an affiliate thereof.

(3)	The 101 Hudson Street mortgage loan (i) is currently being serviced and administered by an outside servicer and an outside special servicer pursuant to the WFCM 2016-C36 pooling and servicing agreement, and (ii) upon the inclusion of the related controlling pari passu companion loan in a future securitization transaction, will be serviced and administered by the outside servicer and outside special servicer pursuant to an outside servicing agreement governing that future securitization transaction. The 101 Hudson Street controlling pari passu companion loan is currently held by Wells Fargo Bank, National Association, but is expected to be contributed to the MSC 2016-BNK2 securitization transaction. The parties identified in the table above are the parties to the WFCM 2016-C36 pooling and servicing agreement.

(4)	With respect to each of the 101 Hudson Street mortgage loan, the Hill7 Office mortgage loan, the Quantum Park mortgage loan and the Marriott Hilton Head Resort & Spa mortgage loan, there is no initial outside controlling class representative because the controlling note for the related loan combination has not yet been securitized. See the “Loan Combination Summary” chart above for the identity of the related controlling note holder for each such mortgage loan.

(5)	The related mortgage loan is a servicing shift mortgage loan.

(6)	Each of the Potomac Mills mortgage loan and the Hill7 Office mortgage loan (i) will initially be serviced and administered by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this securitization transaction, and (ii) upon the inclusion of the related controlling pari passu companion loan in a future securitization transaction, which is expected to be the CFCRE 2016-C6 securitization transaction, will be an outside serviced mortgage loan, that is serviced and administered by an outside servicer and an outside special servicer pursuant to the CFCRE 2016-C6 pooling and servicing agreement. The parties identified in the table above are the expected parties to the CFCRE 2016-C6 pooling and servicing agreement. It is possible that there will be different outside special servicers for such mortgage loans when the CFCRE 2016-C6 securitization transaction closes. The information in this footnote and the foregoing table for each such mortgage loan is, in part, based on a publicly available preliminary prospectus for the CFCRE 2016-C6 securitization transaction.

(7)	With respect to the Potomac Mills mortgage loan, there is no initial outside controlling class representative because the control rights are held by the holder(s) of greater than 50% of the aggregate principal balance of the subordinate companion loans (expected to be Teachers Insurance and Annuity Association of America) so long as no AB control appraisal period is in effect.

(8)	Each of the Quantum Park mortgage loan and the Marriott Hilton Head Resort & Spa mortgage loan (i) will initially be serviced and administered by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this securitization transaction, and (ii) upon the inclusion of the related controlling pari passu companion loan in a future securitization transaction, will be an outside serviced mortgage loan, that is serviced and administered by an outside servicer and an outside special servicer pursuant to an outside servicing agreement governing that future securitization transaction. The future securitization transaction and the parties to the outside servicing agreement governing that future securitization transaction have not been definitively identified.

Each outside servicing agreement identified or referred to in the table above is referred to in this prospectus as an “outside servicing agreement”; each outside servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside servicer”; each outside special servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside special servicer”; each outside trustee identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside trustee”; each outside operating advisor identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside operating advisor”; and each outside custodian identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside custodian”.

With respect to each outside serviced loan combination, the related outside servicer will have primary servicing responsibilities with respect to the entire loan combination, the related outside special servicer will serve as special servicer of the entire loan combination, the related outside trustee generally serves as mortgagee of record with respect to the entire loan combination, and the related outside custodian serves as custodian with respect to the mortgage loan file for the related loan combination (other than with respect to the related promissory note evidencing each related mortgage loan that will be contributed to this securitization transaction and any promissory note evidencing any related companion loan(s) not included in the subject controlling securitization transaction).

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

None of the master servicer or the special servicer (in each such capacity) or any other party to this securitization transaction is responsible for the performance by any party to an outside servicing agreement of its duties thereunder, including with respect to the servicing of each of the subject mortgage loans held by the issuing entity that is included in the subject outside serviced loan combination.

See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans.”

Directing Holder / Controlling Class Representative	The “directing holder” with respect to any serviced mortgage loan or, if applicable, serviced loan combination under the pooling and servicing agreement will be:

● with respect to any such mortgage loan (other than an excluded mortgage loan) or loan combination (other than any serviced loan combination as to which the controlling note is held outside the issuing entity), the controlling class representative; and

● with respect to any serviced loan combination as to which the controlling note is held outside the issuing entity (sometimes referred to in this prospectus as a “serviced outside controlled loan combination”), the holder of the related controlling note (sometimes referred to as an “outside controlling note holder”).

The “controlling class representative” under the pooling and servicing agreement will be the controlling class certificateholder or other representative selected by holders of at least a majority of the controlling class of certificates, by certificate balance. No person may exercise any of the rights and powers of the controlling class representative with respect to an excluded mortgage loan.

An “excluded mortgage loan” is a mortgage loan or loan combination with respect to which the controlling class representative or a holder of more than 50% of the controlling class of certificates (by certificate balance) is (i) a borrower or mortgagor under that mortgage loan or loan combination or a manager of a related mortgaged property or an affiliate of any of the foregoing or (ii) a holder or beneficial owner of (or an affiliate of any holder or beneficial owner of) a mezzanine loan, secured by a pledge of the direct (or indirect) equity interests in the borrower under that mortgage loan or loan combination, if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan (any such person described in clauses (i) or (ii) above, a “borrower party”). Solely for the purposes of the definition of “borrower party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

In general, the “controlling class” is, as of any time of determination, the most subordinate class of the Class F and Class G certificates that has an outstanding certificate balance, as notionally reduced by any cumulative appraisal reduction amount then allocable to such class, at least equal to 25% of the initial certificate balance of that class of certificates, or if no such class meets the preceding requirement, then the Class F certificates will be the controlling class. The controlling class as of the closing date will be the Class G certificates. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement—Directing Holder”. No other class of certificates will be eligible to act as the controlling class or appoint a controlling class representative.

With respect to the serviced mortgage loans and serviced loan combinations (but, if the controlling class representative is the related directing holder, other than with respect to an excluded mortgage loan and only if a control termination event does not exist):

● the related directing holder will have certain consent and/or consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to such mortgage loans or, if applicable, loan combinations, and

● the related directing holder will have the right to remove and replace the special servicer, with or without cause, with respect to such mortgage loans or, if applicable, loan combinations.

If and to the extent that the holder of a mortgage loan included in any serviced outside controlled loan combination has consultation rights, then prior to certain trigger events the controlling class representative may consult with respect to certain major decisions and other matters with respect to such loan combination.

After the occurrence and during the continuance of a control termination event (as described below), the consent and special servicer replacement rights of the controlling class representative will terminate, however, the controlling class representative will retain consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to the applicable serviced loans. After the occurrence and during the continuance of a consultation termination event (as described below), all of these rights of the controlling class representative with respect to the applicable serviced loans will terminate. See “The Pooling and Servicing Agreement—Directing Holder”.

If, with respect to any serviced outside controlled loan combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights and special servicer replacement rights in a manner similar to that described in the prior paragraph with respect to the controlling class representative for this securitization. However, if the related controlling note for any such serviced outside controlled loan combination is not included in a separate securitization trust, the related outside controlling note holder may not lose such rights under the related co-lender agreement.

A “control termination event” will either (a) occur when none of the classes of Class F and Class G certificates has an outstanding certificate balance (as notionally reduced by any cumulative appraisal reduction amount then allocable to such class) that is at least equal to 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a control termination event will in no event exist at any time that the aggregate certificate balance of each class of certificates other than the classes of Class F and Class G certificates (without regard to the allocation of appraisal reduction amounts) has been reduced to zero. With respect to excluded mortgage loans, a control termination event will be deemed to exist.

A “consultation termination event” will either (a) occur when none of the classes of Class F and Class G certificates has an outstanding certificate balance, without regard to the allocation of any cumulative appraisal reduction amount, that is equal to or greater than 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a consultation termination event will in no event exist at any time that the aggregate certificate balance of each class of certificates other than the classes of Class F and Class G certificates (without regard to the allocation of appraisal reduction amounts) has been reduced to zero. With respect to excluded mortgage loans, a consultation termination event will be deemed to exist.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class F certificates are the controlling class certificates, the holder of more than 50% of the controlling class certificates (by outstanding certificate balance) may waive its right to act as or appoint a controlling class representative and to exercise any of the rights of the controlling class representative or cause the exercise of any of the rights of the controlling class representative set forth in the pooling and servicing agreement (in general, as to such certificateholder and not as to any successor certificateholder), by following the specific procedures set forth in the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Directing Holder”.

Rialto CMBS X, LLC (or an affiliate thereof), is expected, on the closing date, to (i) purchase the Class F and Class G certificates, and (ii) be appointed the initial controlling class representative (and, accordingly, the initial directing holder with respect to all of the mortgage loans and loan combinations serviced under the pooling and servicing agreement for this securitization transaction, other than (x) any serviced outside controlled loan combination, with respect to which the initial directing holder will be the holder of the related controlling companion loan, and (y) any excluded mortgage loan).

For so long as it is serviced pursuant to the pooling and servicing agreement for this securitization, each of the Potomac Mills, the Hill7 Office, the Quantum Park and the Marriott Hilton Head Resort & Spa loan combinations, each of which is a servicing shift loan combination, will be a serviced outside controlled loan combination; and, in each such case, after the related shift in servicing occurs, the subject servicing shift loan combination will be an outside serviced loan combination.

With respect to any subordinate companion loan that is part of a serviced loan combination, during such time as the holder of the applicable subordinate companion loan is no longer permitted to exercise control or consultation rights under the related co-lender agreement, the controlling class representative (as directing holder) will generally have the same consent and consultation rights with respect to the related serviced mortgage loan (and any related companion loan(s)) as it does for the other serviced mortgage loans in the mortgage pool that are not part of a loan combination.

With respect to the outside serviced mortgage loans, the entity identified in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above) is the initial controlling class representative (or equivalent entity) (referred to as an “outside controlling class representative”) under the servicing agreement for the indicated transaction or other directing holder for the related outside serviced loan combination, and such entity will have certain consent and consultation rights and special servicer replacement rights with respect to the related outside serviced loan combination, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal and other trigger events. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The controlling class representative, any outside controlling class representative or any other related directing holder may direct the special servicer or the outside special servicer, as applicable, to take actions with respect to the servicing of the applicable mortgage loan(s) and/or loan combination(s) that could adversely affect the holders of some or all of the classes of certificates, and may remove and replace the special servicer or the outside special servicer, as applicable, with respect to the applicable mortgage loan(s) and/or loan combination(s) with or without cause. The controlling class representative, any outside controlling class representative or any other related directing holder may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder”.

Significant Affiliations and Relationships
Certain parties to this securitization transaction, as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Transaction Party and Related Party Affiliations”, may:

	●	serve in multiple capacities with respect to this securitization transaction;

	●	be affiliated with other parties to this securitization transaction, a controlling class certificateholder, the controlling class representative, an outside controlling class representative and/or the holder of a companion loan or any securities backed in whole or in part by a companion loan;

	●	serve as an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer with respect to any securitization involving a companion loan in an outside serviced loan combination; or

	●	be affiliated with an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer with respect to any securitization involving a companion loan in an outside serviced loan combination.

In addition, certain parties to this securitization transaction or a directing holder may otherwise have financial relationships with other parties to this securitization transaction. Such relationships may include, without limitation:

	●	serving as warehouse lender to one or more of the sponsors and/or originators of this securitization transaction through a repurchase facility or otherwise (including with respect to certain mortgage loans to be contributed to this securitization transaction), where the proceeds received by such sponsor(s) and/or originator(s) in connection with the contribution of mortgage loans to this securitization transaction will be applied to, among other things, reacquire the financed mortgage loans from the repurchase counterparty or other warehouse provider (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Warehouse Financing Arrangements”);

	●	serving as interim servicer for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction) (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Interim Servicing Arrangements”);

	●	serving as interim custodian for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction) (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Interim and Other Custodial Arrangements”);

● entering into one or more agreements with the sponsors to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans; and/or

● performing due diligence services prior to the securitization closing date for one or more sponsors, a controlling class certificateholder or the controlling class representative with respect to certain of the mortgage loans to be contributed to this securitization transaction (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Other Arrangements”).

In addition, certain of the sponsors and/or other parties to this securitization transaction or their respective affiliates may hold mezzanine debt, a companion loan, securities backed in whole or in part by a companion loan, or other additional debt related to one or more of the mortgage loans to be included in this securitization transaction, and as such may have certain rights relating to the related mortgage loan(s) and/or loan combination(s), as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Loan Combination and Mezzanine Loan Arrangements”. In the event a sponsor or other party to this securitization transaction or any affiliate of any of the foregoing includes any companion loan in a separate securitization transaction, such sponsor, other party or affiliate may be obligated to repurchase such companion loan from the applicable separate securitization trust in connection with certain breaches of representations and warranties and certain document defects.

Each of the foregoing relationships, to the extent applicable, is described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the due date in November 2016 for that mortgage loan (or, in the case of any mortgage loan that has its first due date subsequent to November 2016, the date that would have been its due date in November 2016 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month).

Closing Date	On or about November 17, 2016.

Distribution Date	The 4th business day following the related determination date of each month, beginning in December 2016.

Determination Date	The 11th day of each calendar month or, if the 11th day is not a business day, then the business day following such 11th day, beginning in December 2016.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs (or, in the event the closing date occurs in the same month as the first distribution date, the first record date will be the closing date).

Interest Accrual Period	With respect to any distribution date, the calendar month preceding the month in which that distribution date occurs. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.

Collection Period	With respect to any distribution date, the period commencing on the day immediately following the determination date in the month preceding the month in which the applicable distribution date occurs (or, in the case of the distribution date occurring in December 2016, with respect to any particular mortgage loan, beginning on the day after the cut-off date) and ending on and including the determination date in the month in which the applicable distribution date occurs.

Assumed Final Distribution Date	Class A-1	September 2021
	Class A-2	October 2021
	Class A-3	October 2026
	Class A-4	October 2026
	Class A-AB	December 2025
	Class X-A	October 2026
	Class X-B	November 2026
	Class A-S	October 2026
	Class B	November 2026
	Class C	November 2026

The assumed final distribution date for each class of offered certificates is the date on which that class is expected to be paid in full (or, in the case of each class of the Class X-A and Class X-B certificates, the date on which the related notional amount is reduced to zero), assuming no delinquencies, losses, modifications, extensions or accelerations of maturity dates, repurchases or prepayments of the mortgage loans after the initial issuance of the offered certificates (other than the assumed repayment of a mortgage loan on any anticipated repayment date for such mortgage loan).

Rated Final Distribution Date	As to each class of offered certificates, the distribution date in November 2049.

Transaction Overview

General	On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a New York common law trust created on the closing date. The issuing entity will be formed pursuant to a pooling and servicing agreement, to be entered into between the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the certificates, as well as the sales of the offered certificates by the depositor to the underwriters and by the underwriters to investors that purchase from them, are illustrated below:

The Certificates

The Offered Certificates

A. General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2016-C3:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-AB

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The Series 2016-C3 certificates will consist of the above classes, together with the following classes that are not being offered by this prospectus: Class X-D, Class X-E, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class S and Class R certificates.

B. Certificate Balances

or Notional Amounts	Each class of the offered certificates will have the approximate initial certificate balance (or notional amount, in the case of each class of the Class X-A and Class X-B certificates) set forth in the table under “Certificate Summary” in this prospectus, which certificate balance (or notional amount) may vary up to 5% on the closing date.

The certificate balance of any class of certificates (other than the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G, Class S and Class R certificates) outstanding at any time represents the maximum amount that its holders are entitled to receive at such time as distributions allocable to principal from the cash flow on the mortgage loans and the other assets in the issuing entity, subject to reduction as described below in this “—The Certificates—The Offered Certificates” section.

See “Description of the Certificates—General” in this prospectus.

C. Pass-Through Rates	Each class of the offered certificates will accrue interest at an annual rate called a pass-through rate on the basis of a 360-day year consisting of twelve 30-day months or a “30/360 basis.” The approximate initial pass-through rate for each class of offered certificates is set forth in the table under “Certificate Summary” in this prospectus.

The pass-through rate with respect to each class of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates will be fixed at the initial pass-through rate for such class set forth in the table under “Certificate Summary” in this prospectus.

The pass-through rate with respect to each Class of the Class A-S and Class B certificates will generally be a per annum rate equal to the lesser of (a) the initial pass-through rate for such class set forth in the table under “Certificate Summary” in this prospectus and (b) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, as described in this prospectus.

The pass-through rate with respect to the Class C certificates will generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, as described in this prospectus.

The pass-through rate of the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates, as described in this prospectus.

The pass-through rate of the Class X-B certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve

30-day months) as in effect from time to time, over (ii) the pass-through rate of the Class B certificates, as described in this prospectus.

For purposes of calculating the pass-through rate on any class of certificates that has a pass-through rate limited by, equal to or based on the weighted average of the net mortgage interest rates on the mortgage loans:

●	the mortgage loan interest rates will not reflect any default interest rate, any rate increase occurring after an anticipated repayment date (if applicable), any loan term modifications agreed to by the master servicer, an outside servicer, the special servicer or an outside special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency; and

●	with respect to each mortgage loan that accrues interest on the basis of the actual number of days in a month, assuming a 360-day year, the related mortgage loan interest rate (net of the administrative fee rate) for any month that is not a 30-day month will be recalculated so that the amount of interest that would accrue at that rate in that month, calculated on a 30/360 basis, will equal the amount of net interest that actually accrues on that mortgage loan in that month, adjusted for any withheld amounts and/or closing date deposits as described under “Description of the Certificates—Distributions” and “The Pooling and Servicing Agreement—Accounts” in this prospectus.

See “Description of the Certificates—Distributions—Priority of Distributions”, “—Distributions—Pass-Through Rates” and “—Distributions—Interest Distribution Amount” in this prospectus.

D. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on the mortgage loans (or any serviced loan combinations, if applicable) in the case of the master servicer, and from the collection account in the case of the special servicer; provided, that the special servicer for this securitization transaction (acting in such capacity) will not receive any special servicing fee with respect to any outside serviced mortgage loan. The master servicing fee for each distribution date will generally be calculated based on: (i) the outstanding principal balance of each mortgage loan in the issuing entity and each serviced companion loan and any successor REO loan; and (ii) the related master servicing fee rate, which includes any sub-servicing fee rate and primary servicing fee rate and ranges on a loan-by-loan basis from 0.00500% to 0.07250% per annum. For presentation purposes, the master servicing fee rate includes, with respect to an outside serviced mortgage loan, the primary servicing fee rate payable to the outside servicer.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in permitted investments to the extent specified in this prospectus and the pooling and servicing agreement.

The special servicing fee for each distribution date is generally calculated based on the outstanding principal balance of each specially serviced loan or REO loan (that is not part of an outside serviced loan combination) and the special servicing fee rate, which is equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 for the related month.

In addition, the special servicer is entitled to (a) liquidation fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a liquidation fee that is more than $1,000,000, applied to) the recovery of liquidation proceeds, insurance proceeds, condemnation proceeds and other payments in connection with a full or discounted payoff of (or an unscheduled partial payment in connection with a workout with respect to) a specially serviced loan or REO loan (that is not part of an outside serviced loan combination), subject to a minimum liquidation fee of $25,000, and (b) workout fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a workout fee that is more than $1,000,000, applied to) collections on any mortgage loan or companion loan serviced under the pooling and servicing agreement for this securitization transaction, that had previously been a specially serviced loan, but had been worked out, subject to a minimum workout fee of $25,000, in each case net of certain amounts and calculated as further described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

With respect to each of the outside serviced mortgage loans and (in each case after the related shift in servicing occurs) the servicing shift mortgage loans set forth in the table below, the outside servicer under the outside servicing agreement governing the servicing of that loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the outside special servicer under the related outside servicing agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below (or, in the case of a servicing shift mortgage loan, set forth in the related outside servicing agreement). In addition, each party to the outside servicing agreement governing the servicing of an outside serviced loan combination will, or is expected to, be entitled to receive other fees and reimbursements with respect to each outside serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the subject outside serviced loan combination), such amounts will be reimbursable from general collections on the mortgage loans in this securitization to the extent that such amounts are (i) not recoverable from the subject outside serviced loan combination and (ii) allocable to the related outside serviced mortgage loan pursuant to the related co-lender agreement. With respect to the servicing shift mortgage loans, any related outside special servicing fees, outside workout fees and outside liquidation fees (or limitations thereon), if and to the extent set forth in the table below, are generally based on provisions contained in the related co-lender agreement, given that the applicable outside servicing agreement has not yet been entered into. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading).

Outside Serviced Mortgage Loan Fees (1)

Mortgaged Property Name	Servicing of Loan Combination	Outside (Primary) Servicer Fee Rate (per annum)(2)	Outside Special Servicer Fee Rate	Outside Workout Fee Rate(3)	Outside Liquidation Fee Rate(3)
Briarwood Mall	Outside Serviced	0.00250%	The greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 per month	1.0%	1.0%
101 Hudson Street	Outside Serviced	0.00250%	The greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 per month(4)	1.0%(4)	1.0%(4)
Potomac Mills	Servicing Shift	0.0025%	0.125% per annum (for so long as the controlling class representative under the CFCRE 2016-C6 securitization transaction has not selected the special servicer for the Potomac Mills mortgage loan); at all other times the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 per month(5)(6)	0.5% (for so long as the controlling class representative under the CFCRE 2016-C6 securitization transaction has not selected the special servicer for the Potomac Mills mortgage loan); at all other times 1.0%(5)(6)	0.5% (for so long as the controlling class representative under the CFCRE 2016-C6 securitization transaction has not selected the special servicer for the Potomac Mills mortgage loan); at all other times 1.0% (5)(6)
Hill7 Office	Servicing Shift	0.0225%	The greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 per month(5)(6)	1.0%(5)(6)	1.0%(5)(6)
Quantum Park	Servicing Shift	0.00250%	No greater than 0.25% per annum(5)(6)	1.0%(5)(6)	1.0%(5)(6)
College Boulevard Portfolio	Outside Serviced	0.0025%	The greater of 0.25% per annum and the per annum rate that would result in a special servicing fee of $3,500 for the related month	1.0%	1.0%
Marriott Hilton Head Resort & Spa	Servicing Shift	0.00250%	No greater than 0.25% per annum(5)(6)	1.0%(5)(6)	1.0%(5)(6)
Marriott Saddle Brook	Outside Serviced	0.02250%	0.25%	1.0%	1.0%

(1)	Includes the servicing shift mortgage loans which, in each case, will become an outside serviced mortgage loan after the related shift in servicing occurs. Until the occurrence of the securitization of the related controlling note, the related loan combination will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto.

(2)	Includes any applicable sub-servicing fee rate.

(3)	Subject to such limitations and minimum thresholds as may be provided in the related outside servicing agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading).

(4)	It is expected that the servicing of the 101 Hudson Street mortgage loan will shift from the WFCM 2016-C36 pooling and servicing agreement to the MSC 2016-BNK2 pooling and servicing agreement upon the securitization of the related controlling pari passu companion loan, after which the outside special servicer fee rate, workout fee rate and liquidation fee rate will be such rates as are specified in the MSC 2016-

BNK2 pooling and servicing agreement; provided that such fees are subject to the parameters set forth in the related co-lender agreement as further described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading). The 101 Hudson Street mortgage loan is treated as an outside serviced mortgage loan rather than a servicing shift mortgage loan because the current servicing agreement is, and any future servicing agreement will be, an outside servicing agreement.

(5)	The fees set forth in the table above are those to be applicable under the related future outside servicing agreement following the occurrence of the related shift in servicing, which may be set forth in the related co-lender agreement and/or a publicly available preliminary prospectus for the applicable future securitization transaction. However, prior to the occurrence of the related shift in servicing, special servicing fees, workout fees and liquidation fees are as set forth in the pooling and servicing agreement for this securitization.

(6)	The fees stated in the table above may be subject to any market minimum special servicing compensation, caps and offsets, as and to the extent set forth in the related future outside servicing agreement.

The operating advisor is entitled to a fee from general collections on the mortgage loans for each distribution date, calculated based on the outstanding principal balance of each mortgage loan in the issuing entity and each successor REO loan and the operating advisor fee rate of 0.00235% per annum. The operating advisor is also entitled to a consulting fee with respect to each major decision as to which the operating advisor has consultation rights, which will be a fee for each such major decision equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to the subject serviced mortgage loan (or serviced loan combination, if applicable).

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The asset representations reviewer will also be entitled to an ongoing fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to 0.00035%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® (“CREFC®”) as an intellectual property royalty license fee for use of their names and trademarks, including in the investor reporting package. This fee will be payable prior to any distributions to certificateholders.

The fees of the trustee and the certificate administrator will be payable monthly from general collections on the mortgage loans for each distribution date, calculated on the outstanding principal balance of the pool of mortgage loans in the issuing entity and the combined trustee/certificate administrator fee rate of 0.00740% per annum.

Each of the master servicing fee, the special servicing fee, the operating advisor fee, the asset representations reviewer ongoing fee, the CREFC® intellectual property royalty license fee and the trustee/certificate administrator fee will be calculated on the same interest accrual basis as the related mortgage loan (or any related serviced companion loan, as applicable) and prorated for any partial period. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

The administrative fee rate will be the sum of the master servicing fee rate (which, with respect to each outside serviced mortgage loan, includes the per annum servicing fee rate payable to the outside servicer), the operating advisor fee rate, the CREFC® intellectual property royalty license fee rate, the asset representations reviewer ongoing fee rate and the trustee/certificate administrator fee rate and is set forth on Annex A to this prospectus for each mortgage loan.

The master servicing fees, the special servicing fees, the liquidation fees, the workout fees, the operating advisor fees, the CREFC® intellectual property royalty license fee, the asset representations reviewer ongoing fee and the trustee/certificate administrator fees, including any such fees payable with respect to the outside serviced mortgage loans, will be paid prior to distributions to certificateholders of the available distribution amount as described under “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount” in this prospectus.

Also, see “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”. See also “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount”.

Distributions

A. Amount and Order of

Distributions	On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC®, (ii) any yield maintenance charges and prepayment premiums, and (iii) certain excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date, will be distributed in the following amounts and order of priority:

First: Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates: to interest on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates, up to, and pro rata in accordance with, their respective interest entitlements.

Second: Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates: to the extent of funds allocable to principal received or advanced on the mortgage loans:

(A)	to principal on the Class A-AB certificates until their certificate balance has been reduced to the Class A-AB scheduled principal balance set forth on Annex F to this prospectus for the relevant distribution date;

(B)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above;

(C)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above;

(D)	to principal on the Class A-3 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (C) above;

(E)	to principal on the Class A-4 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (D) above; and

(F)	to principal on the Class A-AB certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (E) above.

However, if the certificate balances of each and every class of certificates other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates have been reduced to zero as a result of the allocation of mortgage loan losses (and other unanticipated expenses) to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, pro rata, based on their respective certificate balances and without regard to the Class A-AB scheduled principal balance.

Third: Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates: to reimburse the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, pro rata, based on the aggregate unreimbursed losses, for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balances of those classes, together with interest.

Fourth: Class A-S certificates: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Fifth: Class B certificates: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Sixth: Class C certificates: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Seventh: Non-offered certificates: in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

For more information, see “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of interest-bearing certificates can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the related pass-through rate on your certificate’s principal amount or notional amount.

A description of the amount of principal required to be distributed to the classes of certificates entitled to principal on a particular distribution date also can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus.

C. Yield Maintenance Charges and

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums.”

For information regarding yield maintenance charges with respect to the mortgage loans, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions”.

D. Subordination, Allocation of

Losses and Certain Expenses	The amount available for distribution will be applied in the order described in “—Distributions—Amount and Order of Distributions” above.

The following chart generally describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows entitlement to receive principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date (if any)) on any distribution date in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates). Among the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates, payment rights of certain classes will be more particularly described in “Description of the Certificates—Distributions” in this prospectus. It also shows the manner in which mortgage loan losses are allocated in ascending order (beginning with certain Series 2016-C3 certificates that are not being offered by this prospectus). Principal losses on the mortgage loans allocated to a class of certificates will reduce the related certificate balance of that class. However, no such principal losses will be allocated to the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G, Class S or Class R certificates, although loan losses will reduce the notional amount of the Class X-A certificates (to the extent such losses are allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB or Class A-S certificates), the Class X-B certificates (to the extent such losses are allocated to the Class B certificates), the Class X-D certificates (to the extent such losses are allocated to the Class D certificates), the Class X-E certificates (to the extent such losses are allocated to the Class E certificates), the Class X-F certificates (to the extent such losses are allocated to the Class F certificates), and the Class X-G certificates (to the extent such losses are allocated to the Class G certificates) and, therefore, the amount of interest they accrue.

*	Interest only certificates. No principal payments or realized loan losses in respect of principal will be allocated to the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates. However, mortgage loan losses will reduce the notional amounts of the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates, in each case, to the extent such losses reduce the certificate balance of a related class of principal balance certificates.

**	Other than the Class X-D, Class X-E, Class X-F, Class X-G, Class S and Class R certificates.

Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Mortgage loan losses and principal payments, if any, on the mortgage loans that are allocated to a class of certificates having a certificate balance will reduce that certificate balance.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer or the outside special servicer, as applicable, is entitled to receive;

●	shortfalls resulting from the payment of asset representations reviewer asset review fees payable in connection with any asset review by the asset representations reviewer, to the extent paid by the issuing entity;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee, or an outside servicer, outside special servicer or outside trustee, as applicable (to the extent not covered by modification fees, late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement and the parties to any outside servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls that are not covered by certain compensating interest payments made by the master servicer are required to be allocated to the interest-bearing certificates, on a pro rata basis, to reduce the amount of the interest payment on such classes of certificates. See “Description of the Certificates—Distributions—Priority of Distributions”.

Advances

A. Principal and Interest Advances	The master servicer is required to advance delinquent monthly debt service payments with respect to each mortgage loan (including any REO mortgage loan) in the issuing entity (including the outside serviced mortgage loans), unless it determines that the advance will be non-recoverable from collections on that mortgage loan. The master servicer will not be required to advance amounts deemed non-recoverable from related loan collections. The master servicer will not be required or permitted to make an advance for balloon payments, default interest, excess interest, any other interest in excess of a mortgage loan’s regular interest rate, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the companion loan(s). The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction amount exists with respect to the related mortgage loan (and with respect to any mortgage loan that is part of a loan combination, to the extent that such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest.

In the event that the master servicer fails to make any required advance, the trustee will be required to make that advance unless the trustee determines that the advance will be non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. If an advance is made, the master servicer will not advance its servicing fee, but will advance the trustee/certificate administrator fee, the operating advisor fee, the asset representations reviewer ongoing fee and the CREFC® intellectual property royalty license fee. The master servicer or trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your certificates.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan. The special servicer will have no obligation to make any principal or interest advances.

B. Property Protection Advances	The master servicer also may be required to make advances to pay delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and similar expenses necessary to protect and maintain the mortgaged property, to maintain the lien on the mortgaged property or enforce the related mortgage loan documents with respect to the serviced mortgage loans and any serviced companion loans, unless the advance is determined to be non-recoverable from related loan proceeds.

The special servicer will have no obligation to make any property protection advances (although it may, in its sole discretion, elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

In the event that the master servicer fails to make a required advance of this type, the trustee will be required to make that advance unless the trustee determines that the advance is non-recoverable from related loan collections. The master servicer is not required, but in certain circumstances is permitted, to advance amounts deemed non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. The master servicer, the special servicer or the trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your certificates.

With respect to each outside serviced mortgage loan, the outside servicer (and the outside trustee, as applicable) under the outside servicing agreement governing the servicing of the related outside serviced loan combination will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on all advances as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. No interest will accrue on advances with respect to principal or interest due on a mortgage loan until any grace period applicable to the scheduled monthly payment on that mortgage loan has expired.

The master servicer, the special servicer and the trustee will each be entitled to receive interest on advances they make at the prime rate, compounded annually. If the interest on an advance is not recovered from modification fees, default interest or late payments on the subject mortgage loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted mortgage loan.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “The Pooling and Servicing Agreement—Advances”.

With respect to each outside serviced mortgage loan, the applicable makers of advances under the outside servicing agreement governing the servicing of the related outside serviced loan combination will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such outside serviced loan combination may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from collections on the related outside serviced loan combination and to the extent allocable to the related outside serviced mortgage loan in accordance with the related co-lender agreement.

The Mortgage Pool

General	The issuing entity’s primary assets will be 44 fixed rate commercial mortgage loans, with an aggregate outstanding principal balance as of the cut-off date of $756,492,189. The mortgage loans are secured by first liens on various types of commercial and multifamily properties, located in 23 states. See “Risk Factors—Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain”.

Fee Simple / Leasehold	Sixty-nine (69) mortgaged properties, collectively securing approximately 97.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee simple estate in the entire related mortgaged property. For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the mortgaged property, or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Three (3) mortgaged properties, collectively securing approximately 2.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s leasehold interest in the related mortgaged property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests”.

The Loan Combinations	Ten (10) mortgage loans, collectively representing approximately 47.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are each part of a split loan structure (referred to as a “loan combination”) that is comprised of the subject mortgage loan (sometimes referred to as a “split mortgage loan”) and one or more related pari passu or subordinate companion loans (each referred to as a “companion loan”) that are held outside the issuing entity. The subject mortgage loan and its related companion loan(s) comprising any particular loan combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related mortgaged property or portfolio of mortgaged properties.

A companion loan may be pari passu in right of payment with, or subordinate in right of payment to, the related mortgage loan. In connection therewith:

●	If a companion loan is pari passu in right of payment with the related split mortgage loan, then such companion loan would constitute a “pari passu companion loan” and the related loan combination would constitute a “pari passu loan combination”.

●	If a companion loan is subordinate in right of payment to the related split mortgage loan, then such companion loan would constitute a “subordinate companion loan” and the related loan combination would constitute an “AB loan combination”.

●	If a loan combination includes both a pari passu companion loan and a subordinate companion loan, the discussions in this prospectus regarding both pari passu loan combinations and AB loan combinations will apply to such loan combination.

The identity of, and certain other information regarding, the loan combinations related to this securitization transaction are set forth in the following table:

Loan Combination Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance(1)	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Holder(s) of Companion Loan(s)(1)(2)	Servicing of Loan Combination	Controlling Note Included in Issuing Entity (Y/N) / If no, Identity of Controlling Note and Controlling Note Holder
Briarwood Mall	Barclays	$65,000,000	8.6%	$100,000,000	N/A	$165,000,000	Various	Outside Serviced	N / Note A-1 / MSBAM 2016-C30
101 Hudson Street	Barclays	$56,250,000	7.4%	$193,750,000	N/A	$250,000,000	Various	Outside Serviced	N / Note A-1-1 / Wells Fargo Bank, National Association
80 Park Plaza	CGMRC	$50,000,000	6.6%	$83,000,000	N/A	$133,000,000	Various	Serviced	Y
Potomac Mills	CCRE Lending	$35,000,000	4.6%	$256,000,000	$125,000,000	$416,000,000	Various	Servicing Shift	N(3)
Hill7 Office	CCRE Lending	$30,000,000	4.0%	$71,000,000	N/A	$101,000,000	Various	Servicing Shift	N / Note A-1 / CCRE Lending
Quantum Park	Barclays	$30,000,000	4.0%	$102,000,000	N/A	$132,000,000	Barclays	Servicing Shift	N / Note A-3 / Barclays
College Boulevard Portfolio	CGMRC	$29,961,377	4.0%	$40,447,859	N/A	$70,409,237	CGCMT 2016-P5	Outside Serviced	N / Note A-1 / CGCMT 2016-P5
Marriott Hilton Head Resort & Spa	CGMRC / Rialto	$29,953,118	4.0%	$67,893,735	N/A	$97,846,854	Various	Servicing Shift	N / Note A-1 / Rialto
Mills Fleet Farm	CCRE Lending	$27,869,389	3.7%	$36,827,407	N/A	$64,696,796	Various	Serviced	Y
Marriott Saddle Brook	CCRE Lending	$6,909,786	0.9%	$20,235,804	N/A	$27,145,590	SGCMS 2016-C5	Outside Serviced	N / Note A-1 / SGCMS 2016-C5

(1)	See “Description of the Mortgage Pool—The Loan Combinations—General” for further information with respect to each loan combination, the related pari passu companion loans and the identity of the holders thereof.

(2)	With respect to each loan combination, any related unsecuritized pari passu companion loan (or, in the case of the Potomac Mills loan combination, any related subordinate companion loan) may be further split, modified and reissued (prior to its inclusion in a securitization transaction) as multiple pari passu companion loans (or, in the case of the Potomac Mills loan combination, as multiple subordinate companion loans), subject to the terms of the related co-lender agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).

(3)	The holder of greater than 50% of the aggregate principal balance of the subordinate companion loans, which is expected to be Teachers Insurance and Annuity Association of America, a New York corporation. If an AB control appraisal period under the related co-lender agreement is in effect, then note A-1 will be the controlling note. Note A-1 is currently held by Société Générale, but is expected to be included in the CFCRE 2016-C6 securitization transaction.

With respect to any mortgage loan that is part of a loan combination, the loan-to-value ratio, debt service coverage ratio and debt yield have been calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated.

Each of the 80 Park Plaza loan combination and the Mills Fleet Farm loan combination will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction.

Each servicing shift mortgage loan (i) will initially be serviced and administered by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this securitization, and (ii) upon the inclusion of the related controlling pari passu companion loan in a future securitization transaction, will be an outside serviced mortgage loan, and will be serviced and administered by an outside servicer and outside special servicer pursuant to an outside servicing agreement governing that future securitization transaction.

The outside serviced mortgage loans (including any servicing shift mortgage loan that becomes an outside serviced mortgage loan) will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related companion loans. The identity of, and certain other items of information regarding, the outside serviced mortgage loans and the servicing shift mortgage loans are set forth under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” above.

In the case of any loan combination, the allocation of payments to the subject mortgage loan and its related companion loan(s), whether on a senior/subordinated or a pari passu basis (or some combination thereof), is generally effected through a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement to which the respective holders of the subject promissory notes are parties (any such agreement being referred to in this prospectus as a “co-lender agreement”). That co-lender agreement will govern the relative rights and obligations of such holders and, in connection therewith, will provide that one of those holders will be the “controlling note holder” entitled (directly or through a representative) to (i) approve or direct material servicing decisions involving the related loan combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard) and (ii) in some cases, replace the special servicer with respect to the related loan combination with or without cause. In addition, that co-lender agreement will designate whether servicing of the related loan combination is to be governed by the pooling and servicing agreement for this securitization or the servicing agreement for a securitization involving a related companion loan or portion thereof.

For more information regarding the loan combination(s), see “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Also, see “Significant Loan Summaries” in Annex B to this prospectus.

Each outside controlling class representative and each holder of a companion loan may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder”, “—Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder” and “—Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment”.

Additional Characteristics of the Mortgage Loans	The following table sets forth certain anticipated approximate characteristics of the pool of mortgage loans as of the cut-off date (unless otherwise indicated).

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans

Initial Pool Balance(1)	$756,492,189
Number of Mortgage Loans	44
Number of Mortgaged Properties	72
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$1,796,130 to $65,000,000
Average Cut-off Date Balance	$17,193,004
Range of Mortgage Rates	2.988213% to 5.320000%
Weighted Average Mortgage Rate	4.159865%
Range of original terms to Maturity Date/ARD(2)	60 months to 120 months
Weighted average original term to Maturity Date/ARD(2)	114 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	58 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	113 months
Range of original amortization terms(3)	300 months to 360 months
Weighted average original amortization term(3)	354 months
Range of remaining amortization terms(3)	298 months to 360 months
Weighted average remaining amortization term(3)	353 months
Range of Cut-off Date LTV Ratios(4)(5)	38.0% to 75.0%
Weighted average Cut-off Date LTV Ratio(4)(5)	60.4%
Range of Maturity Date/ARD LTV Ratios(2)(4)(5)	38.0% to 66.0%
Weighted average Maturity Date/ARD LTV Ratio(2)(4)(5)	54.0%
Range of UW NCF DSCR(4)(6)	1.28x to 4.39x
Weighted average UW NCF DSCR(4)(6)	2.23x
Range of Debt Yield on Underwritten NOI(4)(7)	7.6% to 14.9%
Weighted average Debt Yield on Underwritten NOI(4)(7)	11.3%
Percentage of Initial Pool Balance consisting of:
Amortizing Balloon	42.5%
Interest Only then Amortizing Balloon	16.4%
Interest Only	41.1%
Percentage of Initial Pool Balance consisting of:
Mortgage Loans with subordinate debt or mezzanine debt	5.0%
Mortgaged Properties with single tenants	11.4%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the anticipated repayment dates.

(3)	Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date, as applicable.

(4)	With respect to each mortgage loan that is part of a loan combination, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI are calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated. Other than as specifically noted, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.

(5)	The Cut-off Date LTV Ratios and Maturity Date/ARD LTV Ratios for each mortgage loan are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged properties, provided that such loan-to-value ratios may be based on “as-stabilized” (or similar) values for a mortgaged property in certain cases where the completion of certain renovations is assumed and/or where reserves have been established at origination for the applicable renovation, as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain mortgaged properties have been adjusted based on certain assumptions (or extraordinary assumptions) including, without limitation, that (i) certain events will occur with respect to the re-leasing, renovation or other repositioning of the mortgaged property and/or that certain reserves have been established at origination for the applicable event that is expected to result in stabilization, or (ii) in the case of a portfolio of mortgaged properties, the appraisals may reflect a “portfolio premium” or an “as-is bulk” appraised value based on the assumption that such portfolio of mortgaged properties will be sold as a collective whole, in each case as further described under the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance or balloon balance (as applicable) of each mortgage loan, and without making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 60.9% and 54.4%, respectively.

(6)	The UW NCF DSCR for each mortgage loan is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

(7)	The Debt Yield on Underwritten NOI for each mortgage loan is generally calculated as the related mortgaged property’s underwritten net operating income divided by the cut-off date balance of such mortgage loan, and the Debt Yield on Underwritten NCF for each mortgage loan is generally calculated as the related mortgaged property’s underwritten net cash flow divided by the cut-off date balance of such mortgage loan. See the definition of “Debt Yield on Underwritten NOI” under “—Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the mortgage loans accrue interest on an actual/360 basis.

Except as specifically provided in this prospectus, various information presented in this prospectus is subject to the following general conventions:

●	with respect to any mortgage loan that is part of a loan combination, information regarding loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room or unit, as applicable, is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but (unless otherwise indicated) is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity);

●	unless otherwise indicated (including in the prior bullet), the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage rate information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness;

●	the sum of the numerical data in any column in a table may not equal the indicated total due to rounding;

●	unless otherwise indicated, all figures and percentages presented in this prospectus are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, unless the context indicates otherwise, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;

●	the descriptions in this prospectus of the mortgage loans and the mortgaged properties are based upon the mortgage pool as it is expected to be constituted as of the cut-off date, assuming that (i) all scheduled principal and interest payments due on or before the cut-off date will be made, (ii) there are no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan or the companion loan(s) on or prior to the cut-off date, and (iii) each mortgage loan with an anticipated repayment date (if any) is paid in full on its related anticipated repayment date;

●	when information presented in this prospectus with respect to the mortgaged properties is expressed as a percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, if a mortgage loan is secured by more than 1 mortgaged property, the percentages are based on an allocated loan amount that has been assigned to each of the related mortgaged properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related mortgage loan documents as set forth on Annex A to this prospectus;

●	in general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus; on an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus; and

●	for purposes of the presentation of information in this prospectus, certain loan-to-value ratio, appraised value, debt yield, debt service coverage ratio and/or cut-off date balance information or other underwritten statistics may be based on certain adjustments, assumptions and/or estimates, as further described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans”.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Mortgage Loans
Certain of the mortgage loans were refinancings in whole or in part of loans that were (or refinancings of temporary bridge loans that in turn refinanced loans that were) in default at the time of refinancing or otherwise involved discounted pay-offs or provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming REO, as described below:

●	With respect to the mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as Southland Office Center, representing approximately 1.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the mortgage loan refinanced a prior loan that was in maturity default. The prior loan was paid off in full, including default interest in the amount of approximately $53,000.

●	With respect to the mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as Parkview Apartments, representing approximately 0.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the mortgage loan refinanced a prior loan that was in maturity default. The prior loan was paid off in full, including default interest in the amount of approximately $3,751.

●	With respect to the mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as Preston Racquet Club Condominiums, representing approximately 0.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the mortgage loan refinanced a prior loan that was in maturity default. The prior loan was paid off in full, including default interest in the amount of approximately $1,276.

●	With respect to the mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as Landerhaven Office Park, representing approximately 0.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the mortgage loan refinanced a prior loan that was in maturity default.

See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings”.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Loans Underwritten Based on Projections of Future Income

Eight (8) of the mortgaged properties, collectively securing approximately 9.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were acquired 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Three (3) of the mortgaged properties, collectively securing approximately 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were constructed or repurposed 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans—Loans Underwritten Based on Projections of Future Income Resulting From Mortgaged Properties with Limited Prior Operating History”.

Certain Variances from Underwriting Guidelines	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

One (1) mortgage loan, representing approximately 7.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, was originated with one or more exceptions to the related sponsor’s (or affiliated originator’s) underwriting guidelines. See “Transaction Parties—The Originators—Barclays Bank PLC—Exceptions to Barclays’ Disclosed Underwriting Guidelines—Exceptions to Underwriting Criteria”.

Certain Mortgage Loans with Material Lease Termination Options

Certain mortgage loans have material lease early termination options. See Annex B to this prospectus for information regarding material lease termination options for the major commercial tenants by base rent at the mortgaged properties securing the 15 largest mortgage loans (considering each crossed group as a single mortgage loan) by principal balance as of the cut-off date. Also, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Removal of Mortgage Loans From the Mortgage Pool
Generally, a mortgage loan may only be removed from the mortgage pool as a result of (a) a repurchase or substitution by a sponsor for any mortgage loan for which it cannot remedy the material breach (or, in certain cases, a breach that is deemed to be material) or material document defect (or, in certain cases, a defect that is deemed to be material) affecting such mortgage loan under the circumstances described in this prospectus, (b) the exercise of a purchase option by a mezzanine lender, or the holder of a subordinate companion loan, in each case if any, or (c) a final disposition of a mortgage loan such as a payment in full or a sale of a defaulted mortgage loan or REO property. See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Additional Aspects of the Certificates

Denominations	The offered certificates with certificate balances will be issued in minimum denominations of authorized initial certificate balances of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC. You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Information Available to Certificateholders
On each distribution date, the certificate administrator will prepare and make available to each certificateholder, a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may also be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc. and Markit Group Limited;

●	The certificate administrator’s website initially located at www.sf.citidirect.com; and

●	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, certain specified persons will have the option to purchase all of the mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) remaining in the issuing entity at the price specified in this prospectus. Exercise of this option will terminate the issuing entity and retire the then outstanding certificates.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (but excluding the Class S and Class R certificates) for the mortgage loans remaining in the issuing entity, if (i) the aggregate certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D certificates and the notional amounts of the Class X-A, Class X-B and Class X-D certificates have been reduced to zero, (ii) the master servicer is paid a fee specified in the pooling and servicing agreement, and (iii) all of the holders of those classes of outstanding certificates voluntarily participate in the exchange.

See “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” and “—Optional Termination; Optional Mortgage Loan Purchase”.

Required Repurchases or Substitutions of Mortgage Loans; Loss of Value Payment
Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity, in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects (or, in certain cases, is deemed to materially and adversely affect) the value of the mortgage loan, the value of the related mortgaged property or any related REO property or the interests of the trustee or any certificateholder in the mortgage loan or the related mortgaged property or any related REO property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “The Mortgage Loan Purchase Agreements”.

Sale of Defaulted Mortgage Loans and REO Properties
Pursuant to the pooling and servicing agreement for this securitization transaction, the special servicer may solicit offers for defaulted mortgage loans (or a defaulted pari passu loan combination) serviced thereunder and related REO properties. In the absence of a cash offer at least equal to such defaulted mortgage loan’s (or defaulted pari passu loan combination’s) outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, the special servicer may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced pari passu loan combination or relevant portion thereof, if applicable) or related REO property, determined as described in “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related co-lender agreement), that rejection of such offer would be in the best interests of the certificateholders and any related affected companion loan holder(s) (as a collective whole as if such certificateholders and such serviced pari passu companion loan holder(s) constituted a single lender and with respect to a loan combination that includes a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

If any mortgage loan that is part of a serviced loan combination becomes a defaulted mortgage loan, and if the special servicer decides to sell such defaulted mortgage loan as described in the prior paragraph, then the special servicer will be required to sell any related serviced pari passu companion loan(s) together with such defaulted mortgage loan as a single whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Pursuant to the co-lender agreement with respect to any serviced AB loan combination, the holder of the related subordinate companion loan has a right to purchase the related defaulted mortgage loan (together with any related serviced pari passu companion loan) as described in “Description of the Mortgage Pool—The Loan Combinations”.

Pursuant to the related outside servicing agreement, the party acting as outside special servicer with respect to any outside serviced loan combination may offer to sell to any person (or may offer to purchase) for cash such outside serviced loan combination during such time as such loan combination constitutes a defaulted mortgage loan under the related outside servicing agreement and, in connection with any such sale, the outside special servicer is required to sell both the related outside serviced mortgage loan and the related pari passu companion loan(s) as a single whole loan.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related future mezzanine lender may have the option to purchase the related mortgage loan after certain defaults.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “Description of the Mortgage Pool—The Loan Combinations”.

Other Investment Considerations

Material Federal Income Tax Consequences
Two (2) separate real estate mortgage investment conduit (commonly known as a REMIC) elections will be made with respect to designated portions of the issuing entity. The designations for each REMIC created under the pooling and servicing agreement are as follows:

●	The lower-tier REMIC will hold the mortgage loans (excluding any post-anticipated repayment date excess interest) and certain other assets of the issuing entity and will issue certain classes of uncertificated regular interests to an upper-tier REMIC.

●	The upper-tier REMIC will hold the lower-tier REMIC regular interests and will issue the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates as classes of regular interests in the upper-tier REMIC.

The portion of the issuing entity consisting of collections of post-anticipated repayment date excess interest accrued on any mortgage loan with an anticipated repayment date and the related distribution account, beneficial ownership of which is represented by the Class S certificates, will be treated as a grantor trust for federal income tax purposes, as further described under “Material Federal Income Tax Consequences”.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

● You will be required to report income on your offered certificates in accordance with the accrual method of accounting.

It is anticipated, for federal income tax purposes, that the Class X-A and Class X-B certificates will be issued with original issue discount, the Class C certificates will be issued with de minimis original issue discount and the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S and Class B certificates will be issued at a premium.

See “Material Federal Income Tax Consequences”.

Yield Considerations	You should carefully consider the matters described under “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”, which may affect significantly the yields on your investment.

Certain ERISA Considerations	Subject to important considerations described under “ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the offered certificates. See “Legal Investment”.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”).

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Offered Certificates May Not Be a Suitable Investment for You

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand and are able to bear the risk that the yield to maturity of, the aggregate amount and timing of distributions on, and the market value of the offered certificates are subject to material variability from period to period and give rise to the potential for significant loss over the life of the offered certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans and the offered certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid

The offered certificates, when issued, will represent beneficial interests in the issuing entity. The offered certificates will not represent an interest in, or obligation of, the sponsors, the depositor, the master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee, the underwriters, or any of their respective affiliates, or any other person. The primary assets of the issuing entity will be the notes evidencing the mortgage loans, and the primary security and source of payment for the mortgage loans will be the mortgaged properties and the other collateral described in this prospectus. Payments on the offered certificates are expected to be derived from payments made by the borrowers on the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the offered certificates are entitled.

No governmental agency or instrumentality will guarantee or insure payment on the offered certificates.

Furthermore, some classes of offered certificates will represent a subordinate right to receive payments out of collections and/or advances on the trust assets.

If the trust assets are insufficient to make payments on your certificates, no other assets will be available to you for payment of the deficiency, and you will bear the resulting loss. See “Description of the Certificates—General”.

Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses

The rating agencies that assign ratings to your offered certificates will establish the amount of credit support, if any, for your offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. See “Description of the Certificates—Subordination; Allocation of Realized Losses”. If actual losses on the underlying mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of the offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with principal balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a Class X-A or Class X-B certificate or if you buy any other offered certificate at a premium and principal distributions occur faster than expected, your actual yield to maturity will be lower than your anticipated yield. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy an offered certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than your anticipated yield. The potential effect that prepayments may have on the yield of your certificates will increase as the discount deepens or the premium increases. If the amount of interest payable on your certificates is disproportionately large as compared to the amount of principal payable on your certificates, or if your certificates entitle you to receive payments of interest but no payments of principal, then you may fail to recover your original investment under some prepayment scenarios.

In addition, if you buy offered certificates that entitle you to distributions of principal, prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Investment Performance and Average Life of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans, and Those Payments, Defaults and Losses May Be Highly Unpredictable

Payments of principal and/or interest on your offered certificates will depend upon, among other things, the rate and timing of payments on the underlying mortgage loans. Prepayments on the underlying mortgage loans may result in a faster rate of principal payments on your offered certificates, thereby resulting in a shorter average life for your offered certificates than if those prepayments had not occurred.

The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates. As a result, repayment of your offered certificates could occur significantly earlier or later, and the average life of your offered certificates could be significantly shorter or longer, than you expected.

The extent to which prepayments on the underlying mortgage loans ultimately affect the average life of your offered certificates depends on the terms and provisions of your offered certificates. A class of offered certificates may entitle the holders to a pro rata share of any prepayments on the underlying mortgage loans, to all or a disproportionately large share of those prepayments, or to none or a disproportionately small share of those prepayments. If you are entitled to a disproportionately large share of any prepayments on the underlying mortgage loans, your offered certificates may be retired at an earlier date. If, however, you are only entitled to a small share of the prepayments on the underlying mortgage loans, the average life of your offered certificates may be extended. Your entitlement to receive payments, including prepayments, of principal of the underlying mortgage loans may—

●	vary based on the occurrence of specified events, such as the retirement of one or more other classes of certificates, or

●	be subject to various contingencies, such as prepayment and default rates with respect to the underlying mortgage loans.

Each of the mortgage loans underlying the offered certificates will specify the terms on which the related borrower must repay the outstanding principal amount of the loan. The rate, timing and amount of scheduled payments of principal may vary, and may vary significantly, from mortgage loan to mortgage loan. The rate at which the underlying mortgage loans amortize will directly affect the rate at which the principal balance or notional amount of your offered certificates is paid down or otherwise reduced.

In addition, any mortgage loan underlying the offered certificates may permit the related borrower during some or all of the loan term to prepay the loan. In general, a borrower will be more likely to prepay its mortgage loan when it has an economic incentive to do so, such as obtaining a larger loan on the same underlying real property or a lower or otherwise more advantageous interest rate through refinancing. If a mortgage loan includes some form of prepayment restriction, the likelihood of prepayment should decline. These restrictions may include—

●	an absolute or partial prohibition against voluntary prepayments during some or all of the loan term, or

●	a requirement that voluntary prepayments be accompanied by some form of prepayment premium, fee or charge during some or all of the loan term.

In many cases, however, there will be no restriction associated with the application of insurance proceeds or condemnation proceeds as a prepayment of principal.

Notwithstanding the terms of the mortgage loans backing your offered certificates, the amount, rate and timing of payments and other collections on those mortgage loans will, to some degree, be unpredictable because of borrower defaults and because of casualties and condemnations with respect to the underlying real properties.

The investment performance of your offered certificates may vary materially and adversely from your expectations due to—

●	the rate of prepayments and other unscheduled collections of principal on the underlying mortgage loans being faster or slower than you anticipated, or

●	the rate of defaults on the underlying mortgage loans being faster, or the severity of losses on the underlying mortgage loans being greater, than you anticipated.

The actual yield to you, as a holder of an offered certificate, may not equal the yield you anticipated at the time of your purchase, and the total return on investment that you expected may not be realized. In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate prepayment, default and loss assumptions to be used.

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by the holder of a subordinate companion loan or a mezzanine lender pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of mortgage credit;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a description of certain prepayment protections and other factors that may influence the rate of prepayment of the mortgage loans. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable” below.

In addition, if a sponsor or guarantor repurchases any mortgage loan from the issuing entity due to breaches of representations or warranties or document defects, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment charge would be payable. Additionally, the holder of any subordinate companion loan or any mezzanine lender may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance payments or prepayment charges. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any classes of certificates purchased at a premium might not fully recoup their initial investment. In this respect, see “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the

Class X-A and Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the Class X-A and/or Class X-B certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “—A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates” and “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A and Class X-B Certificates”.

Your Yield May Be Adversely Affected by Prepayments Resulting from Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions.  If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge.  See Annex A to this prospectus. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, neither the master servicer nor the special servicer, as applicable, will apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee is reimbursed out of general collections on the mortgage loans included in the issuing entity for any advance that it has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer, the special servicer or the trustee is reimbursed out of principal collections on the mortgage loans for any workout delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates with principal balances and extending the weighted average lives of those certificates. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance thereof. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Modifications of the Terms of the Mortgage Loans May Affect the Amount and Timing of Payments on Your Offered Certificates

The master servicer or special servicer may, within prescribed limits, extend and modify mortgage loans underlying your offered certificates that are in default or as to which a payment default is imminent in order to maximize recoveries on the defaulted loans. The master servicer or special servicer is only required to determine that any extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing the defaulted loan. There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery.

The master servicer (or any related primary servicer) will be responsible for servicing the mortgage loans underlying your offered certificates regardless of whether such mortgage loans are performing or have become delinquent or have otherwise been transferred to special servicing. As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the certificateholders, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to the certificateholders may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications. Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received by the issuing entity with respect to such mortgage loan.

The ability to modify mortgage loans by each of the master servicer and the special servicer may be limited by several factors. First, if the master servicer or special servicer, as applicable, has to consider a large number of modifications, operational constraints may affect the ability of such servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the pooling and servicing agreement will significantly limit the actions of the master servicer, and will prohibit the special servicer from taking certain actions, in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on your offered certificates. In addition, even if a loan modification is successfully completed, there can be no assurance that the related borrower will continue to perform under the terms of the modified mortgage loan.

You should note that modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates in the transaction. The pooling and servicing agreement will obligate the master servicer and special servicer not to consider the interests of individual classes of certificates. You should also note that in connection with considering a modification or other type of loss mitigation, the master servicer or special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to such servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the related mortgage pool but in each case, prior to distributions being made on your offered certificates.

Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. In addition, some mortgage loans may provide that the application of casualty or condemnation proceeds to pay down the subject mortgage loan does not need to be accompanied by a prepayment premium or yield maintenance charge. Any such prepayments may adversely affect the yield to maturity of your certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” and Annex A for further details regarding the various release provisions.

Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes

The Class A-S, Class B and Class C certificates are subordinate to other classes of certificates. If you purchase any offered certificates that are subordinate to one or more other classes, then your offered certificates will provide credit support to such other senior classes. As a result, you will receive payments after, and must bear the effects of losses on the trust assets before, the holders of the senior classes.

When making an investment decision, you should consider, among other things—

●	the payment priorities of the respective classes of the certificates,

●	the order in which the principal balances of the respective classes of the certificates with balances will be reduced in connection with losses and default-related shortfalls, and

●	the characteristics and quality of the mortgage loans in the trust.

A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates

The Class X-A and Class X-B certificates will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts.

The yield to maturity on the Class X-A certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates. The yield to maturity of the Class X-B certificates will be especially sensitive to the rate and timing of reductions made to the certificate balance of the Class B certificates. In each case, the causes of such reductions in the applicable certificate balances may include delinquencies and losses on the mortgage loans due to liquidations, principal payments (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the mortgage loans and payments with respect to purchases and repurchases thereof, which may fluctuate significantly from time to time. A rate of principal payments and liquidations on the mortgage loans that is more rapid than expected by investors may have a material adverse effect on the yield to maturity of the Class X-A and/or Class X-B certificates and may result in holders not fully recouping their initial investments. The yield to maturity of the Class X-A and/or Class X-B certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A and Class X-B Certificates”.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your offered certificates will be issued in book-entry form through the facilities of the Depository Trust Company.

Your certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your certificates and—

●	you will be able to exercise your rights as a certificateholder only indirectly through the Depository Trust Company and its participating organizations;

●	you may have only limited access to information regarding your offered certificates;

●	you may suffer delays in the receipt of payments on your offered certificates; and

●	your ability to pledge or otherwise take action with respect to your offered certificates may be limited due to the lack of a physical certificate evidencing your ownership of those certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS“), as well as global financial markets and the economy generally, have experienced significant dislocations, illiquidity and volatility. The United States economic recovery has been weak and may not be sustainable for any specific period of time, and the global or United States economy could slip into an even more significant recession. Declining real estate values, coupled with diminished availability of leverage and/or refinancings for commercial and multifamily real estate have resulted in increased delinquencies and defaults on commercial and multifamily mortgage loans. In addition, the downturn in the general economy has affected the financial strength of many commercial and multifamily real estate tenants and has resulted in increased vacancies, decreased rents and/or other declines in income from, or the value of, commercial and multifamily real estate. Any continued downturn may lead to decreased occupancy, decreased rents or other declines in income from, or the value of, commercial and multifamily real estate, which would likely have an adverse effect on CMBS that are backed by loans secured by such commercial and multifamily real estate and thus affect the liquidity and/or values of such CMBS.

In addition to credit factors directly affecting CMBS, the continuing fallout from a downturn in the residential mortgage-backed securities market and markets for other asset-backed and structured products has also contributed to a decline in the market value and liquidity of CMBS. The deterioration of other structured products markets may continue to adversely affect the value of CMBS. Even if your offered certificates are performing as anticipated, the value of your offered certificates in the secondary market may nevertheless decline as a result of a deterioration in general market conditions for other asset-backed or structured products. Trading activity associated with CMBS indices may also drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of your offered certificates.

Additionally, decreases in the value of commercial properties and the tightening by commercial real estate lenders of underwriting standards have prevented many commercial mortgage borrowers from refinancing their mortgages. A very substantial amount of U.S. mortgage loans, with balloon payment obligations in excess of their respective current property values, are maturing over the coming three years. These circumstances have increased delinquency and default rates of securitized commercial mortgage loans, and may lead to widespread commercial mortgage defaults. In addition, the declines in commercial real estate values have resulted in reduced borrower equity, hindering a borrower’s ability to refinance in an environment of increasingly restrictive lending standards and giving them less incentive to cure delinquencies and avoid foreclosure. Higher loan-to-value ratios are likely to result in lower recoveries on foreclosure, and an increase in loss severities above those that would have been realized had commercial property values remained the same or continued to increase. Defaults, delinquencies and losses have further decreased property values, thereby resulting in additional defaults by commercial mortgage borrowers, further credit constraints, further declines in property values and further adverse effects on the perception of the value of CMBS. Even if the real estate market does recover, the mortgaged properties and therefore, the certificates, may decline in value. Any further economic downturn may adversely affect the financial resources of the borrowers under the mortgage loans and may result in the inability of the borrowers to make principal and interest payments on the mortgage loans. In the event of default by the borrower under a mortgage loan, the certificateholders would likely suffer a loss on their investment.

As a result of all of these factors, we cannot assure you that a dislocation in the CMBS market will not re-occur or become more severe.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates

We make no representations as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Effective January 1, 2014, EU Regulation 575/2013 (the “CRR“) imposes on European Economic Area (“EEA“) credit institutions and investment firms (and their consolidated affiliates) (each, an “Affected Investor“) investing in securitizations issued on or after January 1, 2011, or in securitizations issued prior to that date where new assets are added or substituted after December 31, 2014: (a) a requirement (the “Retention Requirement“) that the originator, sponsor or original lender of such securitization has explicitly disclosed that it will retain, on an ongoing basis, a material net economic interest which, in any event, shall not be less than 5% in the transaction in the manner contemplated in the CRR; and (b) a requirement (the “Due Diligence Requirement“) that the Affected Investor has undertaken certain due diligence in respect of the securitization and the underlying exposures and has established procedures for monitoring them on an ongoing basis. National regulators in EEA member states impose penal risk weights on securitization investments in respect of which the Retention Requirement or the Due Diligence Requirement has not been satisfied in any material respect by reason of the negligence or omission of the Affected Investor. Requirements similar to the Retention Requirement and the Due Diligence Requirement (the “Similar Requirements“): (i) apply to investments in securitizations by investment funds managed by EEA investment managers subject to EU Directive 2011/61/EU (the Alternative Investment Fund Managers Directive (the “AIFMD“)); (ii) apply to investments in securitizations by EEA insurance and reinsurance undertakings subject to the Solvency II Directive 2009/138/EC (“Solvency II“); and (iii) subject to the adoption of certain secondary legislation, will apply to investments in securitizations by EEA undertakings for collective investment in transferable securities. Similar Requirements are not identical to the Retention Requirement and Due Diligence Requirement in CRR, and in particular, additional due diligence requirements apply to investors subject to AIFMD and Solvency II. Similar Requirements not yet in effect may, when they become effective, apply to securitization instruments already issued, including the certificates.

●	Prospective investors should be aware that none of the originators, the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in accordance with the Retention Requirement or to take any other action which may be required by prospective investors for the purposes of their compliance with the Retention Requirement, the Due Diligence Requirement or Similar Requirements. Consequently, the certificates may not be a suitable investment for Affected Investors or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer certificates or the price you may receive upon your sale of certificates.

●	The European Commission has recently published a legislative proposal for an EU framework for simple, transparent and standardized securitizations which, among other things, would repeal the risk retention requirements described above and replace them with a single regime. It is impossible to predict the effect that any such future changes would have on Affected Investors or the other types of EEA regulated investors mentioned above. Prospective investors are responsible for monitoring and assessing changes to the Retention Requirements, the Due Diligence Requirement and Similar Requirements.

●	The EU Bank Recovery and Resolution Directive (2014/59/EU) (collectively with secondary and implementing EU rules, and national implementing legislation, the “BRRD“) equips national authorities in EU member states (the “Resolution Authorities“) with tools and powers for preparatory and preventive measures, early supervisory intervention and resolution of credit institutions and significant investment firms (collectively, “relevant institutions“). If a relevant institution enters into a mortgage loan purchase agreement with the depositor and is deemed likely to fail in the circumstances identified in the BRRD, the relevant Resolution Authority may employ such tools and powers in order to intervene in the relevant institution’s failure. In particular, liabilities of relevant institutions arising out of the mortgage loan purchase agreement (for example, liabilities requiring lenders to repurchase mortgage loans or to cure certain breaches or defects with respect to mortgage loans) and not otherwise subject to an exception, could be subject to the exercise of “bail-in” powers of the relevant Resolution Authorities. If the relevant Resolution Authority decides to apply the “bail-in” tool to the liabilities of a relevant institution, then subject to certain exceptions set out in the BRRD, the liabilities of such relevant institution could, among other things, be reduced, converted to shares or other ownership interests in the relevant institution, its parent company or a bridge institution or extinguished in full. In addition under the BRRD the Resolution Authority will have the power to transfer to a third party, rights, assets or liabilities of an institution under resolution. As a result, the depositor or the issuing entity and ultimately, the certificateholders may not be able to recover any liabilities owed by such an entity to the depositor or the issuing entity, as applicable. In addition, a relevant Resolution Authority may exercise its discretions in a manner that produces different outcomes amongst institutions resolved in different EU member states. The resolution mechanisms under the BRRD correspond closely to those available to the Single Resolution Board (the “SRB“) and the European Commission under the SRM Regulation (Regulation 806/2014) which applies to EU member states in the Eurozone and other member states participating in the single supervisory mechanism (the “SSM“) with the SRB taking on many of the functions assigned to national resolution authorities by the BRRD. If a member state (such as the UK) has chosen not to participate in the SSM, relevant institutions established in that member state are not subject to the SRM Regulation, but to the BRRD as implemented in that member state. For a discussion of certain risks relating to repurchases of a mortgage loan, see “—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” below.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors and other participants in the asset-backed securities markets. In particular, new capital regulations, which were adopted by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014, implement (i) many aspects of the increased capital framework agreed upon by the Basel Committee on Banking Supervision (“BCBS“) in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” and also (ii) changes required by the Dodd-Frank Act. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional phases of compliance began on January 1, 2015 and January 1, 2016, respectively. Further changes in capital requirements were announced by the BCBS in January 2016 and, when implemented in the United States, these changes may have an adverse effect on investments in asset-backed securities. As a result of these regulations, investments in CMBS like the certificates by financial institutions subject to these regulations may result in greater capital charges to these financial institutions, and the treatment of CMBS for their regulatory capital purposes may otherwise be adversely affected. Such developments could reduce the attractiveness of investments in CMBS for such entities.

●	The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013, with conformance required by July 21, 2015 (or by July 21, 2017 in respect of investments in and relationships with covered funds that were in place prior to December 31, 2013). Although prior to the deadlines for conformance, banking entities were or are required to make good-faith efforts to conform their activities and investments to the Volcker Rule, the general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in commercial mortgage-backed securities for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities.”

●	In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA“), certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA. (See for example, Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 11 Civ. 5459 (WHP) (S.D.N.Y. Apr. 3, 2012), Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, et.al, 12 Civ. 2865 (KBF) (S.D.N.Y. Dec. 7, 2012) and American Fidelity Assurance Co. v. Bank of New York Mellon, No. Civ-11-1284-D (W.D. Okla. December 26, 2013)). These rulings are contrary to more than three decades of market practice, as well as guidance regarding Section 304(a)(2) of the TIA that had previously been provided by the staff of the Division of Corporation Finance and that, prior to April 24, 2015, had been posted on the SEC’s website as Division of Corporation Finance Interpretive Response 202.01 (“CDI 202.01“). See also Harbor Financial, Inc., 1988 SEC No-Act. LEXIS 1463 (Oct. 31, 1988) (in which the SEC staff agreed that certificates evidencing an interest in a pool of mortgage loans could be issued without qualification of the issuing instrument under the TIA). In addition, on December 23, 2014, the United States Court of Appeals for the Second Circuit reversed the lower court’s ruling in Retirement Bd. of the Policemen’s Annuity regarding the applicability of the TIA to trusts governed by pooling and servicing agreements under New York law, holding that the mortgaged-backed securities at issue are exempt under Section 304(a)(2) of the TIA. The plaintiffs/appellants in that case filed a petition for rehearing en banc with the Second Circuit, which was denied on April 13, 2015, and such plaintiffs/appellants filed a petition for writ of certiorari to the United States Supreme Court on September 10, 2015, which was denied on January 11, 2016. On April 24, 2015, CDI 202.01 was withdrawn by the SEC staff without any indication of the reason for such withdrawal. If the American Fidelity Assurance Company case is affirmed on appeal, there would be a split in the United States circuit courts regarding this issue. While the implication of a determination that the TIA does apply to the Pooling and Servicing Agreement is unclear, such a determination may have an adverse effect on the issuing entity and/or your certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

None of the issuing entity, the depositor, the underwriters, the mortgage loan sellers or any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory capital treatment of their investment in the offered certificates on the closing date or at any time in the future.

Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors

Due to factors not directly relating to the offered certificates or the underlying mortgage loans, the market value of the offered certificates can decline even if the offered certificates, the mortgage loans or the mortgaged properties are performing at or above your expectations.

The global financial markets have recently experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. Much of this uncertainty has related to certain countries that participate in the European Monetary Union and whose sovereign debt is generally denominated in Euros, the common currency shared by members of that union. In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the European Monetary Union and the common currency in their current form. Concerns regarding sovereign debt may spread to other countries at any time. Further, on June 23, 2016, the United Kingdom voted by referendum to withdraw from the European Union (the “Brexit Vote“). News of the Brexit Vote had an immediate effect on the U.S. financial market (including the widening of spreads on certain CMBS indices). At this stage, both the terms and timing of the United Kingdom’s exit from the European Union are unclear. It is uncertain what effect the United Kingdom’s exit from the European Union will have on the economic conditions in the United Kingdom, in the European Union or globally. The Brexit Vote could adversely affect the United Kingdom, European or worldwide economic or market conditions and could contribute to uncertainty and instability in global financial markets. In addition, the Brexit Vote could significantly impact the volatility, the liquidity and/or the market value of securities, including the offered certificates.

Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain. One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time.

Moreover, other types of events, domestic or international, may affect general economic conditions, consumer confidence and financial markets:

●	Wars, revolts, insurrections, armed conflicts, energy supply or price disruptions, terrorism, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates;

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned; and

●	The market value of your certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

Investors should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

The offered certificates may have limited or no liquidity.

As described above under “—The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS” and “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”, the secondary market for mortgage-backed securities recently experienced extremely limited liquidity. The adverse conditions described above as well as other adverse conditions could continue to severely limit the liquidity for mortgage-backed securities and cause disruptions and volatility in the market for CMBS.

Your certificates will not be listed on any national securities exchange or the NASDAQ stock market or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. While we have been advised by the underwriters that one or more of them, or one or more of their affiliates, currently intend to make a market in the certificates, none of the underwriters has any obligation to do so, any market-making may be discontinued at any time, and we cannot assure you that an active secondary market for the offered certificates will develop. Additionally, one or more purchasers may purchase substantial portions of one or more classes of offered certificates. Accordingly, you may not have an active or liquid secondary market for your certificates. Lack of liquidity could result in a substantial decrease in the market value of your certificates. We do not expect that you will have any redemption rights with respect to your offered certificates.

Lack of liquidity will impair your ability to sell your offered certificates and may prevent you from doing so at a time when you may want or need to. Lack of liquidity could adversely affect the market value of your offered certificates.

In addition, the market value of the offered certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;

●	investors’ perceptions regarding the commercial and multifamily real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;

●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and

●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any offered certificates, the ability to sell your offered certificates will depend on, among other things, whether and to what extent a secondary market then exists for these offered certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the offered certificates or the mortgage loans.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid and do not consider the likelihood of early optional termination of any trust.

The amount, type and nature of credit support given the offered certificates will be determined on the basis of criteria established by each rating agency rating classes of the offered certificates. Those criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group. There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of any particular pool of mortgage loans. In other cases, such criteria may be based upon determinations of the values of the properties that provide security for the mortgage loans. However, we cannot assure you that those values will not decline in the future. As a result, the credit support required in respect of the offered certificates may be insufficient to fully protect the holders of those certificates from losses on the related mortgage asset pool.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate the offered certificates but not the others, due in part to their initial subordination levels for the various classes of the offered and non-offered certificates. In the case of one of the three nationally recognized statistical rating organizations selected by the depositor, the depositor has requested ratings for only certain classes of the offered certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the various classes of the offered certificates. Had the depositor selected alternative nationally recognized statistical rating organizations to rate the offered certificates, we cannot assure you as to the ratings that such other nationally recognized statistical rating organizations would have ultimately assigned to the offered certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Had the depositor requested each of the engaged nationally recognized statistical rating organizations to rate all classes of the offered certificates, we cannot assure you as to the ratings that any such engaged nationally recognized statistical rating organization would have ultimately assigned to the classes of offered certificates that it did not rate.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the offered certificates no longer qualify as a nationally recognized statistical rating organization, or are no longer qualified to rate the offered certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. No person is obligated to maintain the rating on any offered certificate, and accordingly, there can be no assurance to you that the ratings assigned to any offered certificate on the date on which the certificate is originally issued will not be lowered or withdrawn by a rating agency at any time thereafter.

If any rating is revised or withdrawn or if any rating agencies retained by the depositor, a sponsor or an underwriter to provide a security rating on any class of offered certificates no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate any such class of offered certificates, the liquidity, market value and regulatory characteristics of your offered certificates may be adversely affected.

We are not obligated to maintain any particular rating with respect to the offered certificates, and the ratings initially assigned to the offered certificates by any or all of the rating agencies engaged by the depositor to rate the offered certificates could change adversely as a result of changes affecting, among other things, the underlying mortgage loans, the mortgaged properties, the sponsors, the certificate administrator, the trustee, the operating advisor, the master servicer or the special servicer, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the offered certificates. Although these changes would not necessarily be or result from an event of default on any underlying mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

To the extent that the provisions of the pooling and servicing agreement or any mortgage loan serviced thereunder condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the offered certificates (and, in the case of certain actions, events or consequences related to any serviced pari passu companion loan that is included in a securitization transaction, the related companion loan rating agencies).

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the offered certificates as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. Rating agency confirmations with respect to any outside serviced mortgage loan will also be subject to the terms and provisions of the related outside servicing agreement. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “The Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

There can be no assurance that an unsolicited rating will not be issued prior to or after the closing date of the issuance of the certificates, and none of the depositor, any related sponsor or any related underwriter is obligated to inform investors (or potential investors) if an unsolicited rating is issued after the date of this prospectus. Consequently, if you intend to purchase the certificates, you should monitor whether an unsolicited rating of the certificates has been issued by a non-hired rating agency and should consult with your financial and legal advisors regarding the impact of an unsolicited rating on the certificates.

Any downgrading or unsolicited rating of a class of offered certificates to below “investment grade” may affect your ability to purchase or retain, or otherwise impact the regulatory characteristics, of those certificates.

Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain

The mortgage loans are secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial or multifamily property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the commercial or multifamily mortgage loan at any given time.

For certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available, prospective investors should review Annex A to this prospectus. Certain mortgage loans are secured in whole or in part by mortgaged properties that have no prior operating history available or otherwise lack historical financial figures and information. A mortgaged property may lack prior operating history or historical financial information for various reasons including because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. Although the underwritten net cash flows and underwritten net operating income for mortgaged properties are derived principally from current rent rolls or tenant leases, underwritten net cash flows may also, in some cases, be based on (i) leases (or letters of intent) that are not yet in place (and may still be under negotiation), (ii) tenants that may have signed a lease (or letter of intent) or a lease amendment expanding the leased space, but are not yet in occupancy and/or are not yet paying rent, (iii) tenants that are leasing on a month-to-month basis and have the right to terminate their leases on a monthly basis, and/or (iv) historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. However, we cannot assure you that such tenants will execute leases (or letters of intent) or expand their space or, in any event, that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

See “—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” below and “Description of the Mortgage Pool—Additional Mortgage Loan Information”. See also “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” for a discussion of factors that could adversely affect the net operating income and property value of commercial mortgaged properties.

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property and the borrower’s ability to sell or refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions

As described in “Description of the Mortgage Pool—Certain Calculations and Definitions” and Annex A to this prospectus, underwritten net cash flow means cash flow (including any cash flow from master leases) as adjusted based on a number of assumptions used by the related sponsor. No representation is made that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that may not have yet actually executed leases (or letters of intent) or that have signed leases but have not yet taken occupancy and/or are not paying full contractual rent or tenants that are seeking or may in the future seek to sublet all or a portion of their respective spaces, or tenants that are “dark” tenants but paying rent, or space that has been master leased to an affiliate of a borrower. You should review these assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios presented in this prospectus.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”, and the sponsors’ description of their respective underwriting criteria described under “Transaction Parties—The Originators—Citigroup Global Markets Realty Corp.”, “—Barclays Bank PLC”, “—Cantor Commercial Real Estate Lending, L.P.” and ”—Rialto Mortgage Finance, LLC”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—Citigroup Global Markets Realty Corp.—Review of CGMRC Mortgage Loans”, “—Barclays Bank PLC—Review of Barclays Mortgage Loans”, “—Cantor Commercial Real Estate Lending, L.P. —Review of Cantor Commercial Real Estate Lending, L.P. Mortgage Loans” and “—Rialto Mortgage Finance, LLC—Review of Rialto Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans.  Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans.  If we had reunderwritten the mortgage loans or the related loan combinations, it is possible that the reunderwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan” and “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Historical Information Regarding the Mortgage Loans May Be Limited

Some of the mortgage loans that we intend to include in the issuing entity were made to enable the related borrower to acquire the related mortgaged property, and in certain cases, the mortgaged properties were recently constructed. The underwritten net cash flows and underwritten net operating incomes for such mortgaged properties are derived principally from current rent rolls or tenant leases and the appraisers’ projected expense levels. However, we cannot assure you that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

Accordingly, for certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you and the information we file with the Securities and Exchange Commission. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Static Pool Data Would Not Be Indicative of the Performance of This Pool

As a result of the distinct nature of the pool of mortgage loans to be included in the issuing entity, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors. While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain of the mortgage loans may have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

A Tenant Concentration May Result in Increased Losses

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In these cases, business issues for a particular tenant could have a disproportionately large impact on the pool of mortgage loans and adversely affect distributions to certificateholders. Similarly, an issue with respect to a particular industry could also have a disproportionately large impact on the pool of mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if such tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower has given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” for information regarding material purchase options, rights of first offer and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space on a date earlier than the lease expiration date shown on Annex A to this prospectus or in rent rolls. Any such vacated space may not be re-let. Furthermore, similar termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties, which may include retail, office and multifamily properties, among others, may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such properties and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable

One or more mortgage loans included in the trust is part of a split loan structure or loan combination that includes a subordinate non-trust mortgage loan or may be senior to one or more other mortgage loans made to a common borrower and secured by the same real property collateral. Pursuant to a co-lender, intercreditor or similar agreement, a subordinate lender may have agreed that it not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, and that the holder of the related mortgage loan that is included in our trust — directly or through an applicable servicer — will have all rights to direct all such actions. There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinate lender. While subordination agreements are generally enforceable in bankruptcy, in its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by federal bankruptcy law. This holding, which one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinate lender’s objections. In the event the foregoing holding is followed with respect to a co-lender relationship related to one of the mortgage loans underlying your offered certificates, the trust’s recovery with respect to the related borrower in a bankruptcy proceeding may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates

In the case of one or more mortgage loans included in the trust, a direct and/or indirect equity holder in the related borrower may have pledged, or be permitted to pledge, its equity interest to secure financing to that equity holder. Such financing is often referred to as mezzanine debt. While a lender on mezzanine debt has no security interest in or rights to the related mortgaged property, a default under the subject mezzanine loan could cause a change in control of the related borrower.

In addition, if, in the case of any mortgage loan, equity interests in the related borrower have been pledged to secure mezzanine debt, then the trust may be subject to an intercreditor or similar agreement that, among other things:

●	grants the mezzanine lender cure rights and/or a purchase option with respect to the subject underlying mortgage loan under certain default scenarios or reasonably foreseeable default scenarios;

●	limits modifications of payment terms of the subject underlying mortgage loan; and/or

●	limits or delays enforcement actions with respect to the subject underlying mortgage loan.

Furthermore, mezzanine debt reduces the mezzanine borrower’s indirect equity in the subject mortgaged property and therefore may reduce its incentive to invest cash in order to support that mortgaged property.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Terms to Maturity/ARD” in Annex C to this prospectus for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the respective classes of offered certificates with certificate balances is payable in sequential order of payment priority, and such a class receives principal only after the preceding such class(es) have been paid in full, such classes that have a lower sequential priority are more likely to face these types of risk of concentration than such classes with a higher sequential priority.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are office, retail, hospitality and multifamily. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. Mortgaged properties securing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are located in New Jersey, California, Michigan, Connecticut, Virginia, Washington and Rhode Island. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance

Most of the Mortgage Loans Underlying Your Offered Certificates Will Be Non-Recourse.

You should consider all of the mortgage loans underlying your offered certificates to be non-recourse loans. This means that, in the event of a default, recourse will be limited to the related real property or properties securing the defaulted mortgage loan. In the event that the income generated by a real property were to decline as a result of the poor economic performance of that property, with the result that the property is not able to support debt service payments on the related mortgage loan, neither the related borrower nor any other person would be obligated to remedy the situation by making payments out of their own funds. In such a situation, the borrower could choose instead to surrender the related mortgaged property to the lender or let it be foreclosed upon. In those cases where recourse to a borrower or guarantor is permitted by the loan documents, we generally will not undertake any evaluation of the financial condition of that borrower or guarantor. Consequently, full and timely payment on each mortgage loan underlying your offered certificates will depend on one or more of the following:

●	the sufficiency of the net operating income of the applicable real property;

●	the market value of the applicable real property at or prior to maturity; and

●	the ability of the related borrower to refinance or sell the applicable real property.

In general, the value of a multifamily or commercial property will depend on its ability to generate net operating income. The ability of an owner to finance a multifamily or commercial property will depend, in large part, on the property’s value and ability to generate net operating income.

None of the mortgage loans underlying your offered certificates will be insured or guaranteed by any governmental entity or private mortgage insurer.

The risks associated with lending on multifamily and commercial properties are inherently different from those associated with lending on the security of single-family residential properties. This is because, among other reasons, multifamily rental and commercial real estate lending generally involves larger loans and, as described above, repayment is dependent upon:

●	the successful operation and value of the related mortgaged property, and

●	the related borrower’s ability to refinance the mortgage loan or sell the related mortgaged property.

See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks” below.

Many Risk Factors Are Common to Most or All Multifamily and Commercial Properties.

The following factors, among others, will affect the ability of a multifamily or commercial property to generate net operating income and, accordingly, its value:

●	the location, age, functionality, design and construction quality of the subject property;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	the characteristics of the neighborhood where the property is located;

●	the degree to which the subject property competes with other properties in the area;

●	the proximity and attractiveness of competing properties;

●	the existence and construction of competing properties;

●	the adequacy of the property’s management and maintenance;

●	tenant mix and concentration;

●	national, regional or local economic conditions, including plant closings, industry slowdowns and unemployment rates;

●	local real estate conditions, including an increase in or oversupply of comparable commercial or residential space;

●	demographic factors;

●	customer confidence, tastes and preferences;

●	retroactive changes in building codes and other applicable laws;

●	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and

●	vulnerability to litigation by tenants and patrons.

Particular factors that may adversely affect the ability of a multifamily or commercial property to generate net operating income include:

●	an increase in interest rates, real estate taxes and other operating expenses;

●	an increase in the capital expenditures needed to maintain the property or make improvements;

●	a decline in the financial condition of a major tenant and, in particular, a sole tenant or anchor tenant;

●	an increase in vacancy rates;

●	a decline in rental rates as leases are renewed or replaced;

●	natural disasters and civil disturbances such as earthquakes, hurricanes, floods, eruptions, terrorist attacks or riots; and

●	environmental contamination.

The volatility of net operating income generated by a multifamily or commercial property over time will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;

●	the creditworthiness of tenants;

●	the rental rates at which leases are renewed or replaced;

●	the percentage of total property expenses in relation to revenue;

●	the ratio of fixed operating expenses to those that vary with revenues; and

●	the level of capital expenditures required to maintain the property and to maintain or replace tenants.

Therefore, commercial and multifamily properties with short-term or less creditworthy sources of revenue and/or relatively high operating costs, such as those operated as hospitality and self storage properties, can be expected to have more volatile cash flows than commercial and multifamily properties with medium- to long-term leases from creditworthy tenants and/or relatively low operating costs. A decline in the real estate market will tend to have a more immediate effect on the net operating income of commercial and multifamily properties with short-term revenue sources and may lead to higher rates of delinquency or defaults on the mortgage loans secured by those properties.

The Successful Operation of a Multifamily or Commercial Property Depends on Tenants.

Generally, multifamily and commercial properties are subject to leases. The owner of a multifamily or commercial property typically uses lease or rental payments for the following purposes:

●	to pay for maintenance and other operating expenses associated with the property;

●	to fund repairs, replacements and capital improvements at the property; and

●	to service mortgage loans secured by, and any other debt obligations associated with operating, the property.

Accordingly, mortgage loans secured by income-producing properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms and on a timely basis.

Factors that may adversely affect the ability of an income-producing property to generate net operating income from lease and rental payments include:

●	a general inability to lease space;

●	an increase in vacancy rates, which may result from tenants deciding not to renew an existing lease or discontinuing operations;

●	an increase in tenant payment defaults or any other inability to collect rental payments;

●	a decline in rental rates as leases are entered into, renewed or extended at lower rates;

●	an increase in the capital expenditures needed to maintain the property or to make improvements;

●	a decline in the financial condition and/or bankruptcy or insolvency of a significant or sole tenant; and

●	an increase in leasing costs and/or the costs of performing landlord obligations under existing leases.

With respect to any mortgage loan backing the offered certificates, you should anticipate that, unless the related mortgaged property is owner occupied, one or more—and possibly all—of the leases at the related mortgaged property will expire at varying rates during the term of that mortgage loan and some tenants will have, and may exercise, termination options. In addition, some government-sponsored tenants will have the right as a matter of law to cancel their leases for lack of appropriations.

Additionally, in some jurisdictions, if tenant leases are subordinated to the lien created by the related mortgage instrument but do not contain attornment provisions, which are provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure, the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, that mortgaged property could experience a further decline in value if such tenants’ leases were terminated.

Some mortgage loans that back offered certificates may be secured by mortgaged properties with tenants that are related to or affiliated with a borrower. In those cases a default by the borrower may coincide with a default by the affiliated tenants. Additionally, even if the property becomes a foreclosure property, it is possible that an affiliate of the borrower may remain as a tenant.

Dependence on a Single Tenant or a Small Number of Tenants Makes a Property Riskier Collateral.

In those cases where an income-producing property is leased to a single tenant or is primarily leased to one or a small number of major tenants, a deterioration in the financial condition or a change in the plan of operations of any of those tenants can have particularly significant effects on the net operating income generated by the property. If any of those tenants defaults under or fails to renew its lease, the resulting adverse financial effect on the operation of the property will be substantially more severe than would be the case with respect to a property occupied by a large number of less significant tenants.

An income-producing property operated for retail, office or industrial purposes also may be adversely affected by a decline in a particular business or industry if a concentration of tenants at the property is engaged in that business or industry.

Accordingly, factors that will affect the operation and value of a commercial property include:

●	the business operated by the tenants;

●	the creditworthiness of the tenants; and

●	the number of tenants.

Tenant Bankruptcy Adversely Affects Property Performance.

The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, at a commercial property may adversely affect the income produced by the property. Under federal bankruptcy law, a tenant has the option of assuming or rejecting any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant unless there is collateral securing the claim. The claim would be limited to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises; plus

●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

The Success of an Income-Producing Property Depends on Reletting Vacant Spaces.

The operations at an income-producing property will be adversely affected if the owner or property manager is unable to renew leases or relet space on comparable terms when existing leases expire and/or become defaulted. Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions in the case of income-producing properties operated for retail, office or industrial purposes, can be substantial, could exceed any reserves maintained for that purpose and could reduce cash flow from the income-producing properties. Moreover, if a tenant at an income-producing property defaults in its lease obligations, the landlord may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.

If an income-producing property has multiple tenants, re-leasing expenditures may be more frequent than in the case of a property with fewer tenants, thereby reducing the cash flow generated by the multi-tenanted property. Multi-tenanted properties may also experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Property Value May Be Adversely Affected Even When Current Operating Income Is Not.

Various factors may affect the value of multifamily and commercial properties without affecting their current net operating income, including:

●	changes in interest rates;

●	the availability of refinancing sources;

●	changes in governmental regulations, licensing or fiscal policy;

●	changes in zoning or tax laws; and

●	potential environmental or other legal liabilities.

Property Management May Affect Property Operations and Value.

The operation of an income-producing property will depend upon the property manager’s performance and viability. The property manager generally is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure, including staggering durations of leases and establishing levels of rent payments;

●	operating the property and providing building services;

●	managing operating expenses; and

●	ensuring that maintenance and capital improvements are carried out in a timely fashion.

Income-producing properties that derive revenues primarily from short-term rental commitments, such as hospitality or self storage properties, generally require more intensive management than properties leased to tenants under long-term leases.

By controlling costs, providing appropriate and efficient services to tenants and maintaining improvements in good condition, a property manager can—

●	maintain or improve occupancy rates, business and cash flow,

●	reduce operating and repair costs, and

●	preserve building value.

On the other hand, management errors can, in some cases, impair the long term viability of an income-producing property.

Certain of the mortgaged properties will be managed by affiliates of the related borrower or by the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of one or more of the following: an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Maintaining a Property in Good Condition Is Expensive.

The owner may be required to expend a substantial amount to maintain, renovate or refurbish a commercial or multifamily property. Failure to do so may materially impair the property’s ability to generate cash flow. The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion. There can be no assurance that an income-producing property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s) that may encumber that property.

Competition Will Adversely Affect the Profitability and Value of an Income-Producing Property.

Some income-producing properties are located in highly competitive areas. Comparable income-producing properties located in the same area compete on the basis of a number of factors including:

●	rental rates;

●	location;

●	type of business or services and amenities offered; and

●	nature and condition of the particular property.

The profitability and value of an income-producing property may be adversely affected by a comparable property that:

●	offers lower rents;

●	has lower operating costs;

●	offers a more favorable location; or

●	offers better facilities.

Costs of renovating, refurbishing or expanding an income-producing property in order to remain competitive can be substantial.

The Types of Properties That Secure the Mortgage Loans Present Special Risks

General

As discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above, the adequacy of an income-producing property as security for a mortgage loan depends in large part on its value and ability to generate net operating income. Set forth below is a discussion of some of the various factors that may affect the value and operations of the properties which secure the mortgage loans.

Office Properties

Factors affecting the value and operation of an office property include:

●	the strength, stability, number and quality of the tenants, particularly significant tenants, at the property;

●	the physical attributes and amenities of the building in relation to competing buildings, including the condition of the HVAC system, parking and the building’s compatibility with current business wiring requirements;

●	whether the area is a desirable business location, including local labor cost and quality, tax environment, including tax benefits, and quality of life issues, such as schools and cultural amenities;

●	the location of the property with respect to the central business district or population centers;

●	demographic trends within the metropolitan area to move away from or towards the central business district;

●	social trends combined with space management trends, which may change towards options such as telecommuting or hoteling to satisfy space needs;

●	tax incentives offered to businesses or property owners by cities or suburbs adjacent to or near where the building is located;

●	local competitive conditions, such as the supply of office space or the existence or construction of new competitive office buildings;

●	the quality and philosophy of building management;

●	access to mass transportation;

●	accessibility from surrounding highways/streets;

●	changes in zoning laws; and

●	the financial condition of the owner of the property.

With respect to some office properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance that a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

Office properties may be adversely affected by an economic decline in the business operated by their tenants. The risk associated with that economic decline is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

Office properties are also subject to competition with other office properties in the same market. Competitive factors affecting an office property include:

●	rental rates;

●	the building’s age, condition and design, including floor sizes and layout;

●	access to public transportation and availability of parking; and

●	amenities offered to its tenants, including sophisticated building systems, such as fiber optic cables, satellite communications or other base building technological features.

The cost of refitting office space for a new tenant is often higher than for other property types.

The success of an office property also depends on the local economy. Factors influencing a company’s decision to locate in a given area include:

●	the cost and quality of labor;

●	tax incentives; and

●	quality of life considerations, such as schools and cultural amenities.

The strength and stability of the local or regional economy will affect an office property’s ability to attract stable tenants on a consistent basis. A central business district may have a substantially different economy from that of a suburb.

Retail Properties

The term “retail property” encompasses a broad range of properties at which businesses sell consumer goods and other products and provide various entertainment, recreational or personal services to the general public. Some examples of retail properties include—

●	shopping centers,

●	factory outlet centers,

●	malls,

●	automotive sales and service centers,

●	consumer oriented businesses,

●	department stores,

●	grocery stores,

●	convenience stores,

●	specialty shops,

●	gas stations,

●	movie theaters,

●	fitness centers,

●	bowling alleys,

●	salons, and

●	dry cleaners.

A number of factors may affect the value and operation of a retail property. Some of these factors include:

●	the strength, stability, number and quality of the tenants;

●	tenants’ sales;

●	tenant mix;

●	whether the property is in a desirable location;

●	the physical condition and amenities of the building in relation to competing buildings;

●	whether a retail property is anchored, shadow anchored or unanchored and, if anchored or shadow anchored, the strength, stability, quality and continuous occupancy of the anchor tenant or the shadow anchor, as the case may be, are particularly important factors; and

●	the financial condition of the owner of the property.

Unless owner occupied, retail properties generally derive all or a substantial percentage of their income from lease payments from commercial tenants. Therefore, it is important for the owner of a retail property to attract and keep tenants, particularly significant tenants, that are able to meet their lease obligations. In order to attract tenants, the owner of a retail property may be required to—

●	lower rents,

●	grant a potential tenant a free rent or reduced rent period,

●	improve the condition of the property generally, or

●	make at its own expense, or grant a rent abatement to cover, tenant improvements for a potential tenant.

A prospective tenant will also be interested in the number and type of customers that it will be able to attract at a particular retail property. The ability of a tenant at a particular retail property to attract customers will be affected by a number of factors related to the property and the surrounding area, including:

●	competition from other retail properties;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	perceptions regarding the safety of the surrounding area;

●	demographics of the surrounding area;

●	the strength and stability of the local, regional and national economies;

●	traffic patterns and access to major thoroughfares;

●	the visibility of the property;

●	availability of parking;

●	the particular mixture of the goods and services offered at the property;

●	customer tastes, preferences and spending patterns; and

●	the drawing power of other tenants.

The success of a retail property is often dependent on the success of its tenants’ businesses. A significant component of the total rent paid by tenants of retail properties is often tied to a percentage of gross sales or revenues. Declines in sales or revenues of the tenants will likely cause a corresponding decline in percentage rents and/or impair the tenants’ ability to pay their rent or other occupancy costs. A default by a tenant under its lease could result in delays and costs in enforcing the landlord’s rights. Retail properties would be directly and adversely affected by a decline in the local economy and reduced consumer spending.

Repayment of a mortgage loan secured by a retail property will be affected by the expiration of space leases at the property and the ability of the borrower to renew or relet the space on comparable terms. Even if vacant space is successfully relet, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, may be substantial and could reduce cash flow from a retail property.

With respect to some retail properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

The presence or absence of an anchor tenant in a multi-tenanted retail property can be important. Anchor tenants play a key role in generating customer traffic and making the center desirable for other tenants. Retail properties that are anchored have traditionally been perceived as less risky than unanchored properties. As to any given retail property, an anchor tenant is generally understood to be a nationally or regionally recognized tenant whose space is, in general, materially larger in size than the space occupied by other tenants at the same retail property and is important in attracting customers to the retail property. Retail properties that have anchor tenant-owned stores often have reciprocal easement and operating agreements between the property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent.

Certain tenant estoppels will have been obtained from anchor and certain other tenants in connection with the origination of the mortgage loans that identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and operating agreement. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or reciprocal easement and operating agreement by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with tenants.

A retail property may also benefit from a shadow anchor. A shadow anchor is a store or business that satisfies the criteria for an anchor store or business, but which may be located at an adjoining property or on a portion of the subject retail property that is not collateral for the related mortgage loan. A shadow anchor may own the space it occupies. In those cases where the property owner does not control the space occupied by the anchor store or business, the property owner may not be able to take actions with respect to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant.

In some cases, an anchor tenant or a shadow anchor may cease to operate at the property, thereby leaving its space unoccupied even though it continues to pay rent on or even own the vacant space. If an anchor tenant or a shadow anchor ceases operations at a retail property or if its sales do not reach a specified threshold, other tenants at the property may be entitled to terminate their leases prior to the scheduled expiration date or to pay rent at a reduced rate for the remaining term of the lease.

Accordingly, the following factors, among others, will adversely affect the economic performance of an anchored retail property, including:

●	an anchor tenant’s failure to renew its lease;

●	termination of an anchor tenant’s lease;

●	the bankruptcy or economic decline of an anchor tenant or a shadow anchor;

●	the cessation of the business of a self-owned anchor or of an anchor tenant, notwithstanding its continued ownership of the previously occupied space or its continued payment of rent, as the case may be; or

●	a loss of an anchor tenant’s or shadow anchor’s ability to attract shoppers.

Retail properties may also face competition from sources outside a given real estate market or with lower operating costs. For example, all of the following compete with more traditional department stores and specialty shops for consumer dollars:

●	factory outlet centers;

●	discount shopping centers and clubs;

●	catalogue retailers;

●	home shopping networks and programs;

●	internet web sites and electronic media shopping; and

●	telemarketing.

Similarly, home movie rentals and pay-per-view movies provide alternate sources of entertainment to movie theaters. Continued growth of these alternative retail outlets and entertainment sources, which are often characterized by lower operating costs, could adversely affect the rents collectible at retail properties.

Gas stations, automotive sales and service centers and dry cleaners also pose unique environmental risks because of the nature of their businesses and the types of products used or sold in those businesses.

Hospitality Properties

Hospitality properties may involve different types of hotels and motels, including:

●	full service hotels;

●	resort hotels with many amenities;

●	limited service hotels;

●	hotels and motels associated with national or regional franchise chains;

●	hotels that are not affiliated with any franchise chain but may have their own brand identity; and

●	other lodging facilities.

Factors affecting the value, operation and economic performance of a hospitality property include:

●	the location of the property and its proximity to major population centers or attractions;

●	the seasonal nature of business at the property;

●	the level of room rates relative to those charged by competitors;

●	quality and perception of the franchise affiliation;

●	economic conditions, either local, regional or national, which may limit the amount that can be charged for a room and may result in a reduction in occupancy levels;

●	the existence or construction of competing hospitality properties;

●	nature and quality of the services and facilities;

●	financial strength and capabilities of the owner and operator;

●	the need for continuing expenditures for modernizing, refurbishing and maintaining existing facilities;

●	increases in operating costs, which may not be offset by increased room rates;

●	the property’s dependence on business and commercial travelers and tourism;

●	changes in travel patterns caused by changes in access, energy prices, labor strikes, relocation of highways, the reconstruction of additional highways or other factors; and

●	changes in travel patterns caused by perceptions of travel safety, which perceptions can be significantly and adversely influenced by terrorist acts and foreign conflict as well as apprehension regarding the possibility of such acts or conflicts.

Because limited-service hotels and motels are relatively quick and inexpensive to construct and may quickly reflect a positive value, an over-building of these hotels and motels could occur in any given region, which would likely adversely affect occupancy and daily room rates. Further, because rooms at hospitality properties are generally rented for short periods of time, hospitality properties tend to be more sensitive to adverse economic conditions and competition than many other types of commercial properties. Additionally, the revenues of some hospitality properties, particularly those located in regions whose economies depend upon tourism, may be highly seasonal in nature and/or may be adversely affected by prolonged unfavorable weather conditions.

Hospitality properties may be operated under franchise agreements. The continuation of a franchise is typically subject to specified operating standards and other terms and conditions. The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of the hospitality property to maintain those standards or adhere to those other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of capital expenditures that the owner of the hospitality property determines are too expensive or are otherwise unwarranted in light of the operating results or prospects of the property. In that event, the owner of the hospitality property may elect to allow the franchise license to lapse. In any case, if the franchise is terminated, the owner of the hospitality property may seek to obtain a suitable replacement franchise, which may be at significantly higher fees than the previous franchise, or to operate property independently of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or value of the hospitality property because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

The viability of any hospitality property that is a franchise of a national or a regional hotel or motel chain is dependent upon:

●	the continued existence and financial strength of the franchisor;

●	the public perception of the franchise service mark; and

●	the duration of the franchise licensing agreement.

The transferability of franchise license agreements may be restricted. The consent of the franchisor would be required for the continued use of the franchise license by the hospitality property following a foreclosure. Conversely, a lender may be unable to remove a franchisor that it desires to replace following a foreclosure.

Additionally, any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager will generally not be enforceable.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In the event of a foreclosure on a hospitality property, the lender or other purchaser of the hospitality property may not be entitled to the rights under any associated operating, liquor and other licenses. That party would be required to apply in its own right for new operating, liquor and other licenses. There can be no assurance that a new license could be obtained or that it could be obtained promptly. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from that property or on its occupancy rate.

Multifamily Rental Properties

In addition to the factors discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance”, factors affecting the value and operation of a multifamily rental property include:

●	the physical attributes of the property, such as its age, appearance, amenities and construction quality, in relation to competing buildings;

●	the types of services or amenities offered at the property;

●	the location of the property;

●	distance from employment centers and shopping areas;

●	the characteristics of the surrounding neighborhood, which may change over time;

●	the rents charged for dwelling units at the property relative to the rents charged for comparable units at competing properties;

●	the ability of management to provide adequate maintenance and insurance;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the existence or construction of competing or alternative residential properties in the local market, including other apartment buildings and complexes, manufactured housing communities, mobile home parks and single-family housing;

●	compliance with and continuance of any government housing rental subsidy programs and/or low income housing tax credit or incentive programs from which the property receives benefits;

●	the ability of management to respond to competition;

●	the tenant mix and whether the property is primarily occupied by workers from a particular company or type of business, personnel from a local military base or students;

●	in the case of student housing facilities, the reliance on the financial well-being of the college or university to which it relates, competition from on-campus housing units, and the relatively higher turnover rate compared to other types of multifamily tenants;

●	adverse local, regional or national economic conditions, which may limit the amount that may be charged for rents and may result in a reduction in timely rent payments or a reduction in occupancy levels;

●	local factory or other large employer closings;

●	state and local regulations, which may affect the property owner’s ability to evict tenants or to increase rent to the market rent for an equivalent apartment;

●	the extent to which the property is subject to land use restrictive covenants or contractual covenants that require that units be rented to low income tenants;

●	the extent to which the cost of operating the property, including the cost of utilities and the cost of required capital expenditures, may increase;

●	whether the property is subject to any age restrictions on tenants;

●	the extent to which increases in operating costs may be passed through to tenants; and

●	the financial condition of the owner of the property.

Because units in a multifamily rental property are leased to individuals, usually for no more than a year, the property is likely to respond relatively quickly to a downturn in the local economy or to the closing of a major employer in the area.

In addition, multifamily rental properties are typically in markets that, in general, are characterized by low barriers to entry. Thus, a particular multifamily rental property market with historically low vacancies could experience substantial new construction and a resultant oversupply of rental units within a relatively short period of time. Since apartments within a multifamily rental property are typically leased on a short-term basis, the tenants residing at a particular property may easily move to alternative multifamily rental properties with more desirable amenities or locations or to single family housing.

Some states regulate the relationship between an owner and its tenants at a multifamily rental property. Among other things, these states may—

●	require written leases;

●	require good cause for eviction;

●	require disclosure of fees;

●	prohibit unreasonable rules;

●	prohibit retaliatory evictions;

●	prohibit restrictions on a resident’s choice of unit vendors;

●	limit the bases on which a landlord may increase rent; or

●	prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

Apartment building owners have been the subject of suits under state Unfair and Deceptive Practices Acts and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.

Some counties and municipalities also impose rent control and/or rent stabilization regulations on apartment buildings. These regulations may limit rent increases to—

●	fixed percentages,

●	percentages of increases in the consumer price index,

●	increases set or approved by a governmental agency, or

●	increases determined through mediation or binding arbitration.

In many cases, the rent control or rent stabilization laws do not provide for decontrol of rental rates upon vacancy of individual units. Any limitations on a landlord’s ability to raise rents at a multifamily rental property may impair the landlord’s ability to repay a mortgage loan secured by the property or to meet operating costs.

Some multifamily rental properties are subject to land use restrictive covenants or contractual covenants in favor of federal or state housing agencies. These covenants generally require that a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the area or region. These covenants may limit the potential rental rates that may be charged at a multifamily rental property, the potential tenant base for the property or both. An owner may subject a multifamily rental property to these covenants in exchange for tax credits or rent subsidies. When the credits or subsidies cease, net operating income will decline. In addition, the differences in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of the property.

Warehouse, Mini-Warehouse and Self Storage Facilities

Warehouse, mini-warehouse and self storage properties are considered vulnerable to competition because both acquisition costs and break-even occupancy are relatively low. Depending on their location, mini-warehouses and self storage facilities tend to be adversely affected more quickly by a general economic downturn than other types of commercial properties. In addition, it would require substantial capital expenditures to convert a warehouse, mini-warehouse or self storage property to an alternative use. This will materially impair the liquidation value of the property if its operation for storage purposes becomes unprofitable due to decreased demand, competition, age of improvements or other factors.

Successful operation of a warehouse, mini-warehouse or self storage property depends on—

●	building design,

●	location and visibility,

●	tenant privacy,

●	efficient access to the property,

●	proximity to potential users, including apartment complexes or commercial users,

●	services provided at the property, such as security,

●	age and appearance of the improvements, and

●	quality of management.

In addition, it is difficult to assess the environmental risks posed by warehouse, mini-warehouse and self storage properties due to tenant privacy restrictions, tenant anonymity and unsupervised access to such facilities. Therefore, these facilities may pose additional environmental risks to investors. Environmental site assessments performed with respect to warehouse, mini-warehouse and self storage properties would not include an inspection of the contents of the facilities. Therefore, it would not be possible to provide assurance that any of the units included in these kinds of facilities are free from hazardous substances or other pollutants or contaminants.

A self storage property may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent.

Mixed Use Properties

Certain properties are mixed use properties. Such mortgaged property is subject to the risks relating to the property types described in “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”, “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Warehouse, Mini-Warehouse and Self Storage Facilities”. See Annex A to this prospectus for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Mixed Use Properties”.

Health Care-Related Properties

Health care-related properties include:

●	hospitals;

●	medical offices;

●	skilled nursing facilities;

●	nursing homes;

●	congregate care facilities; and

●	in some cases, assisted living centers and housing for seniors.

Health care-related facilities, particularly nursing homes, may receive a substantial portion of their revenues from government reimbursement programs, primarily Medicaid and Medicare. Medicaid and Medicare are subject to:

●	statutory and regulatory changes;

●	retroactive rate adjustments;

●	administrative rulings;

●	policy interpretations;

●	delays by fiscal intermediaries; and

●	government funding restrictions.

In addition, nursing facilities and assisted living facilities that are dependent on revenues from other third party payors (other than Medicare and Medicaid), such as private insurers, are also affected by the reimbursement policies of those payors.

All of the foregoing can adversely affect revenues from the operation of a health care-related facility. Moreover, governmental payors have employed cost-containment measures that limit payments to health care providers. In addition, there are currently under consideration various proposals for national health care relief that could further limit these payments.

Health care-related facilities are subject to significant governmental regulation of the ownership, operation, maintenance and/or financing of those properties. Providers of long-term nursing care and other medical services are highly regulated by federal, state and local law. They are subject to numerous factors which can increase the cost of operation, limit growth and, in extreme cases, require or result in suspension or cessation of operations, including:

●	federal and state licensing requirements;

●	facility inspections;

●	rate setting;

●	disruptions in payments;

●	reimbursement policies;

●	audits, which may result in recoupment of payments made or withholding of payments due;

●	laws relating to the adequacy of medical care, distribution of pharmaceuticals, use of equipment, personnel operating policies and maintenance of and additions to facilities and services;

●	patient care liability claims, including those generated by the recent advent of the use of video surveillance, or “granny cams”, by family members or government prosecutors to monitor care and limited availability and increased costs of insurance; and

●	shortages in staffing, increases in labor costs and labor disputes.

Under applicable federal and state laws and regulations, Medicare and Medicaid reimbursements generally may not be made to any person other than the provider who actually furnished the related material goods and services. Accordingly, in the event of foreclosure on a health care-related facility, neither a lender nor other subsequent lessee or operator of the property would generally be entitled to obtain from federal or state governments any outstanding reimbursement payments relating to services furnished at the property prior to foreclosure. Furthermore, in the event of foreclosure, there can be no assurance that a lender or other purchaser in a foreclosure sale would be entitled to the rights under any required licenses and regulatory approvals. The lender or other purchaser may have to apply in its own right for those licenses and approvals. There can be no assurance that a new license could be obtained or that a new approval would be granted. In addition, there can be no assurance that the facilities will remain licensed and loss of licensure/provider arrangements by a significant number of facilities could have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your certificates.

With respect to health care-related properties, the regulatory environment has intensified, particularly the long-term care service environment for large, for profit, multi-facility providers. For example, in the past few years, federal prosecutors have utilized the federal false claims act to prosecute nursing facilities that have quality of care deficiencies or reported instances of possible patient abuse and neglect, falsification of records, failure to report adverse events, improper use of restraints, and certain other care issues. Since facilities convicted under the false claims act may be liable for triple damages plus mandatory civil penalties, nursing facilities often settled with the government for a substantial amount of money rather than defending the allegations.

The extensive federal, state and local regulations affecting health care-related facilities include regulations on the financial and other arrangements that facilities enter into during the normal course of business. For example, anti-kickback laws prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid programs, including the payment or receipt of money or anything else of value in return for the referral of patients whose care will be paid by those programs. Sanctions for violations include criminal penalties and civil sanctions, fines and possible exclusion from payor programs. Federal and state governments have used monetary recoveries derived from prosecutions to strengthen their fraud detection and enforcement programs. There can be no assurance that government officials charged with responsibility for enforcing the anti-kickback and/or self-referral laws will not assert that certain arrangements or practices are in violation of such provisions. The operations of a nursing facility or assisted living facility could be adversely affected by the failure of its arrangements to comply with such laws or similar state laws enacted in the future.

Each state also has a Medicaid Fraud Control Unit, which typically operates as a division of the state Attorney General’s Office or equivalent, which conducts criminal and civil investigations into alleged abuse, neglect, mistreatment and/or misappropriation of resident property. In some cases, the allegations may be investigated by the state Attorney General, local authorities and federal and/or state survey agencies. There are Medicaid Fraud Control Unit and state Attorney General investigations pending and, from time to time, threatened against providers, relating to or arising out of allegations of potential resident abuse, neglect or mistreatment.

Further, the nursing facilities and assisted living facilities are likely to compete on a local and regional basis with each other and with other providers who operate similar facilities. They may also compete with providers of long term care services in other settings, such as hospital rehabilitation units or home health agencies or other community-based providers. The formation of managed care networks and integrated delivery systems, as well as increasing government efforts to encourage the use of home and community-based services instead of nursing facility services, could also adversely affect nursing facilities or assisted living facilities if there are incentives that lead to the utilization of other facilities or community-based home care providers, instead of nursing facility or assisted living providers, or if competition drives down prices paid by residents. Some of the competitors of the subject facilities may be better capitalized, may offer services not offered by the facilities, or may be owned by agencies supported by other sources of income or revenue not available to for-profit facilities, such as tax revenues and charitable contributions. The success of a facility also depends upon the number of competing facilities in the local market, as well as upon other factors, such as the facility’s age, appearance, reputation and management, resident and family preferences, referrals by and affiliations with managed care organizations, relationship with other health care providers and other health care networks, the types of services provided and, where applicable, the quality of care and the cost of that care. If the facilities fail to attract patients and residents and compete effectively with other health care providers, their revenues and profitability may decline.

Health care-related facilities are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. Furthermore, transfers of health care-related facilities are subject to regulatory approvals under state, and in some cases federal, law not required for transfers of most other types of commercial properties. Moreover, in certain circumstances, such as when federal or state authorities believe that liquidation may adversely affect the health, safety or welfare of the nursing facility and/or assisted living facility residents, a facility operator may not be allowed to liquidate for an indeterminate period of time. Finally, the receipt of any liquidation proceeds could be delayed by the approval process of any state agency necessary for the transfer of a mortgaged property and even reduced to satisfy governmental obligations of the facility, such as audit recoupments from nursing facilities.

Restaurants and Taverns

Factors affecting the economic viability of individual restaurants, taverns and other establishments that are part of the food and beverage service industry include:

●	competition from facilities having businesses similar to a particular restaurant or tavern;

●	perceptions by prospective customers of safety, convenience, services and attractiveness;

●	the cost, quality and availability of food and beverage products;

●	negative publicity, resulting from instances of food contamination, food-borne illness and similar events;

●	changes in demographics, consumer habits and traffic patterns;

●	the ability to provide or contract for capable management; and

●	retroactive changes to building codes, similar ordinances and other legal requirements.

Adverse economic conditions, whether local, regional or national, may limit the amount that may be charged for food and beverages and the extent to which potential customers dine out. Because of the nature of the business, restaurants and taverns tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. Furthermore, the transferability of any operating, liquor and other licenses to an entity acquiring a bar or restaurant, either through purchase or foreclosure, is subject to local law requirements.

The food and beverage service industry is highly competitive. The principal means of competition are—

●	market segment,

●	product,

●	price,

●	value,

●	quality,

●	service,

●	convenience,

●	location, and

●	the nature and condition of the restaurant facility.

A restaurant or tavern operator competes with the operators of comparable establishments in the area in which its restaurant or tavern is located. Other restaurants could have—

●	lower operating costs,

●	more favorable locations,

●	more effective marketing,

●	more efficient operations, or

●	better facilities.

The location and condition of a particular restaurant or tavern will affect the number of customers and, to an extent, the prices that may be charged. The characteristics of an area or neighborhood in which a restaurant or tavern is located may change over time or in relation to competing facilities. Also, the cleanliness and maintenance at a restaurant or tavern will affect its appeal to customers. In the case of a regionally- or nationally-known chain restaurant, there may be costly expenditures for renovation, refurbishment or expansion, regardless of its condition.

Factors affecting the success of a regionally- or nationally-known chain restaurant include:

●	actions and omissions of any franchisor, including management practices that—

1.       adversely affect the nature of the business, or

2.       require renovation, refurbishment, expansion or other expenditures;

●	the degree of support provided or arranged by the franchisor, including its franchisee organizations and third-party providers of products or services; and

●	the bankruptcy or business discontinuation of the franchisor or any of its franchisee organizations or third-party providers.

Chain restaurants may be operated under franchise agreements

Those agreements typically do not contain provisions protective of lenders. A borrower’s rights as franchisee typically may be terminated without informing the lender, and the borrower may be precluded from competing with the franchisor upon termination. In addition, a lender that acquires title to a restaurant site through foreclosure or similar proceedings may be restricted in the use of the site or may be unable to succeed to the rights of the franchisee under the related franchise agreement. The transferability of a franchise may be subject to other restrictions. Also, federal and state franchise regulations may impose additional risk, including the risk that the transfer of a franchise acquired through foreclosure or similar proceedings may require registration with governmental authorities or disclosure to prospective transferees.

Charitable Organizations and Other Non-Profit Tenants

Charitable organizations and other non-profit tenants generally depend on donations from individuals and government grants and subsidies to meet expenses (including rent) and pay for maintenance and capital expenditures. The extent of those donations is dependent on the extent to which individuals are prepared to make donations, which is influenced by a variety of social, political and economic factors, and whether the governmental grants and subsidies will continue with respect to any such institution. Donations may be adversely affected by economic conditions, whether local, regional or national. A reduction in donations, government grants or subsidies may impact the ability of the related institution to pay rent and there can be no assurance that a borrower leasing to a charitable organization or other non-profit tenant will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay.

Churches and Other Religious Facilities. Churches and other religious facilities generally depend on charitable donations to meet expenses and pay for maintenance and capital expenditures. The extent of those donations is dependent on the attendance at any particular religious facility and the extent to which attendees are prepared to make donations, which is influenced by a variety of social, political and economic factors. Donations may be adversely affected by economic conditions, whether local, regional or national. Religious facilities are often located in special purpose properties that are not readily convertible to alternative uses. This will adversely affect their liquidation value.

Private Schools and Other Cultural and Educational Institutions. The cash flows generated from private schools and other cultural and educational institutions are generally dependent on student enrollment or other attendance and the ability of such students or attendees to pay tuition and related fees, which, in some cases, is dependent on the ability to obtain financial aid or loans. Enrollment and/or attendance at a private school or cultural and educational institution may decrease due to, among other factors:

●	changing local demographics;

●	competition from other schools or cultural and educational institutions;

●	increases in tuition and/or reductions in availability of student loans, government grants or scholarships; and

●	reductions in education spending as a result of changes in economic conditions in the area of the school or cultural and educational institution; and poor performance by teachers, administrative staff or students; or mismanagement at the private school or cultural and educational institution.

Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error

Mortgage loans secured by liens on income-producing properties are substantially different from mortgage loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon—

●	the successful operation of the property, and

●	its ability to generate income sufficient to make payments on the loan.

This is particularly true because most or all of the mortgage loans underlying the offered certificates will be non-recourse loans.

The debt service coverage ratio of a multifamily or commercial mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily or commercial mortgage loan at any given time is the ratio of—

●	the amount of income derived or expected to be derived from the related real property collateral for a twelve-month period that is available to pay debt service on the subject mortgage loan, to

●	the annualized payments of principal and/or interest on the subject mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral.

The amount described in the first bullet point of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. A more detailed discussion of its calculation is provided under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The cash flow generated by a multifamily or commercial property will generally fluctuate over time and may or may not be sufficient to—

●	make the loan payments on the related mortgage loan,

●	cover operating expenses, and

●	fund capital improvements at any given time.

Operating revenues of a nonowner occupied, income-producing property may be affected by the condition of the applicable real estate market and/or area economy. Properties leased, occupied or used on a short-term basis, such as—

●	some health care-related facilities,

●	hotels and motels,

●	recreational vehicle parks, and

●	mini-warehouse and self storage facilities,

tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as—

●	warehouses,

●	retail stores,

●	office buildings, and

●	industrial facilities.

Some commercial properties may be owner-occupied or leased to a small number of tenants. Accordingly, the operating revenues may depend substantially on the financial condition of the borrower or one or a few tenants. Mortgage loans secured by liens on owner-occupied and single tenant properties may pose a greater likelihood of default and loss than loans secured by liens on multifamily properties or on multi-tenant commercial properties.

Increases in property operating expenses can increase the likelihood of a borrower default on a multifamily or commercial mortgage loan secured by the property. Increases in property operating expenses may result from:

●	increases in energy costs and labor costs;

●	increases in interest rates and real estate tax rates; and

●	changes in governmental rules, regulations and fiscal policies.

Some net leases of commercial properties may provide that the lessee, rather than the borrower/ landlord, is responsible for payment of operating expenses. However, a net lease will result in stable net operating income to the borrower/landlord only if the lessee is able to pay the increased operating expense while also continuing to make rent payments.

Lenders also look to the loan-to-value ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily or commercial mortgage loan at any given time is the ratio, expressed as a percentage, of—

●	the then outstanding principal balance of the mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

A low loan-to-value ratio means the borrower has a large amount of its own equity in the multifamily or commercial property that secures its loan. In these circumstances—

●	the borrower has a greater incentive to perform under the terms of the related mortgage loan in order to protect that equity, and

●	the lender has greater protection against loss on liquidation following a borrower default.

However, loan-to-value ratios are not necessarily an accurate measure of the likelihood of liquidation loss in a pool of multifamily and commercial mortgage loans. For example, the value of a multifamily or commercial property as of the date of initial issuance of the offered certificates may be less than the estimated value determined at loan origination. The value of any real property, in particular a multifamily or commercial property, will likely fluctuate from time to time. Moreover, even a current appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on—

●	the market comparison method, which takes into account the recent resale value of comparable properties at the date of the appraisal;

●	the cost replacement method, which takes into account the cost of replacing the property at the date of the appraisal;

●	the income capitalization method, which takes into account the property’s projected net cash flow; or

●	a selection from the values derived from the foregoing methods.

Each of these appraisal methods presents analytical difficulties. For example—

●	it is often difficult to find truly comparable properties that have recently been sold;

●	the replacement cost of a property may have little to do with its current market value; and

●	income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.

If more than one appraisal method is used and significantly different results are produced, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.

The value of a multifamily or commercial property will be affected by property performance. As a result, if a multifamily or commercial mortgage loan defaults because the income generated by the related property is insufficient to pay operating costs and expenses as well as debt service, then the value of the property will decline and a liquidation loss may occur.

See “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above.

Changes in Pool Composition Will Change the Nature of Your Investment

The mortgage loans underlying your certificates will amortize at different rates and mature on different dates. In addition, some of those mortgage loans may be prepaid or liquidated. As a result, the relative composition of the mortgage asset pool will change over time.

If you purchase certificates with a pass-through rate that is equal to or calculated based upon a weighted average of interest rates on the underlying mortgage loans, your pass-through rate will be affected, and may decline, as the relative composition of the mortgage pool changes.

In addition, as payments and other collections of principal are received with respect to the underlying mortgage loans, the remaining mortgage pool backing your offered certificates may exhibit an increased concentration with respect to property type, number and affiliation of borrowers and geographic location.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity may have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-

in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization Arrangements

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Cross-Collateralization Arrangements”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for a description of mortgage loans that are cross-collateralized and cross-defaulted with each other, if any, or that are secured by multiple properties owned by multiple borrowers.

Inadequacy of Title Insurers May Adversely Affect Payments on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property as of the date such policy is issued, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	a title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

In addition, title insurance policies do not cover all risks relating to a lender not having a first lien with respect to a mortgaged property, and in certain cases, the lender may be subject to a more senior lien despite the existence of a title insurance policy. In those circumstances, the existence of a senior lien may limit the issuing entity’s recovery on that property, which may adversely affect payments on your certificates.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or loan combination) will depend in part on the identity of the persons or entities who control the related borrower and the related mortgaged property. The performance of a mortgage loan (or loan combination) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or loan combination) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations, although there is already existing mezzanine debt, and mezzanine debt is permitted in the future, in the case of certain mortgage loans. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

Risks of Anticipated Repayment Date Loans

Two (2) mortgage loans, representing approximately 7.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, provides that, if after a certain date (referred to as an anticipated repayment date) the related borrower has not prepaid such mortgage loan in full, any principal outstanding after the related anticipated repayment date will accrue interest at an increased interest rate rather than the original mortgage loan rate for such mortgage loan. Generally, from and after the anticipated repayment date for such mortgage loan, cash flow in excess of that required for debt service, the funding of reserves, other amounts then due and payable under the related mortgage loan documents (other than “excess interest” described below) and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge or other prepayment premium) of such mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the related borrower to repay such mortgage loan in full on its anticipated repayment date, a substantial payment would be required and such borrower has no obligation to do so. While interest at the original mortgage loan rate continues to accrue and be payable on a current basis on such mortgage loan after its anticipated repayment date, payment of the additional interest accrued by reason of the marginal increase in the interest rate (“excess interest“) will be deferred until (and such excess interest will be required to be paid, if and to the extent permitted under applicable law and the related mortgage loan documents, only after) the outstanding principal balance of such mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates, which are not offered by this prospectus.

A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity (or, if applicable, any related anticipated repayment date), and many of the mortgage loans require only payments of interest for part or all of such respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date (or, if applicable, anticipated repayment date) of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or loan combination) on its maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or loan combination) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Retail Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Office Properties”);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any split mortgage loan, the risks relating to balloon payment obligations are enhanced by the existence of the related companion loan(s).

Whether or not losses are ultimately sustained, any delay in the collection of a balloon payment on the maturity date or anticipated repayment date that would otherwise be distributable on your certificates will likely extend the weighted average life of your certificates.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each outside servicing agreement governing the servicing of an outside serviced mortgage loan permits the related outside special servicer) to extend and modify mortgage loans in a manner consistent with the applicable servicing standard, subject to the limitations (or, in the case of an outside serviced mortgage loan, limitations of the type) described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. We cannot assure you, however, that any extension or modification will increase the present value of recoveries in a given case.

Neither the master servicer nor the special servicer will have the ability to extend or modify an outside serviced mortgage loan because each outside serviced mortgage loan is being serviced pursuant to the applicable outside servicing agreement. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable in respect of a class of certificates, whether such delay is due to a borrower default or to modification of an outside serviced mortgage loan by the outside special servicer, will likely extend the weighted average life of such class of certificates.

The credit crisis and economic downturn have resulted in tightened lending standards and a reduction in capital available to refinance mortgage loans at maturity. These factors have increased the risk that refinancing may not be available. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable

Cross-Collateralization Arrangements.

It may be possible to challenge cross-collateralization arrangements involving more than one borrower as a fraudulent conveyance, even if the borrowers are related. If one of those borrowers were to become a debtor in a bankruptcy case, creditors of the bankrupt party or the representative of the bankruptcy estate of the bankrupt party could seek to have the bankruptcy court avoid any lien granted by the bankrupt party to secure repayment of another borrower’s loan. In order to do so, the court would have to determine that—

●	the bankrupt party—

1.       was insolvent at the time of granting the lien,

2.       was rendered insolvent by the granting of the lien,

3.       was left with inadequate capital, or

4.       was not able to pay its debts as they matured; and

●	the bankrupt party did not, when it allowed its property to be encumbered by a lien securing the other borrower’s loan, receive fair consideration or reasonably equivalent value for pledging its property for the equal benefit of the other borrower.

If the court were to conclude that the granting of the lien was an avoidable fraudulent conveyance, it could nullify the lien or security instrument effecting the cross-collateralization. The court could also allow the bankrupt party to recover payments it made under the avoided cross-collateralization. See “—Risks Relating to Enforceability of Cross-Collateralization Arrangements” above.

Prepayment Premiums, Fees and Charges.

Under federal bankruptcy law and the laws of a number of states, the enforceability of any mortgage loan provisions that require prepayment lockout periods or payment of a yield maintenance charge or a prepayment premium, fee or charge upon an involuntary or a voluntary prepayment, is unclear. Provisions requiring yield maintenance charges or prepayment premiums, fees or charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium, fee or charge will be enforceable. In addition, if provisions requiring yield maintenance charges or prepayment premiums, fees or charges upon involuntary prepayment were unenforceable, borrowers would have an incentive to default in order to prepay their loans. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium, fee or charge.

Due-on-Sale and Debt Acceleration Clauses.

Some or all of the mortgage loans included in one of our trusts may contain a due-on-sale clause, which permits the lender, with some exceptions, to accelerate the maturity of the mortgage loan upon the sale, transfer or conveyance of—

●	the related real property, or

●	a majority ownership interest in the related borrower.

We anticipate that all of the mortgage loans included in one of our trusts will contain some form of debt-acceleration clause, which permits the lender to accelerate the debt upon specified monetary or non-monetary defaults by the related borrower.

The courts of all states will enforce acceleration clauses in the event of a material payment default. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust or other security instrument or to permit the acceleration of the indebtedness if:

●	the default is deemed to be immaterial,

●	the exercise of those remedies would be inequitable or unjust, or

●	the circumstances would render the acceleration unconscionable.

See “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”.

Assignments of Leases.

Some or all of the mortgage loans included in one of our trusts may be secured by, among other things, an assignment of leases and rents. Under that document, the related borrower will assign its right, title and interest as landlord under the leases on the related real property and the income derived from those leases to the lender as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect rents. In some cases, those assignments may not be perfected as security interests prior to actual possession of the cash flow. Accordingly, state law may require that the lender take possession of the property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession. The risks include liability for environmental clean up costs and other risks inherent to property ownership. In addition, the commencement of bankruptcy or similar proceedings by or with respect to the borrower will adversely affect the lender’s ability to collect the rents. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues.”

Defeasance.

A mortgage loan underlying the offered certificates may permit the related borrower, during the periods specified and subject to the conditions set forth in the loan, to pledge to the holder of the mortgage loan a specified amount of direct, non-callable United States government securities and thereby obtain a release of the related mortgaged property. The cash amount which a borrower must expend to purchase, or must deliver to a master servicer in order for the master servicer to purchase, the required United States government securities may be in excess of the principal balance of the mortgage loan. A court could interpret that excess amount as a form of prepayment premium or could take it into account for usury purposes. In some states, some forms of prepayment premiums are unenforceable. If the payment of that excess amount were held to be unenforceable, the remaining portion of the cash amount to be delivered may be insufficient to purchase the requisite amount of United States government securities.

Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property

Several states, including California, have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender’s realization upon the collateral. This could be particularly problematic for cross-collateralized, cross-defaulted or multi-property mortgage loans secured by real properties located in multiple states where only some of those states have such rules. A lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or forfeiting the right to enforce the underlying obligation. In some jurisdictions, the benefits of such laws may also be available to a guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first proceeding against the collateral and without a judicial foreclosure. Accordingly, where real properties are located in jurisdictions in which “one action”, “security first” and/or “anti-deficiency” rules may be applicable, the special servicer should seek to obtain advice of counsel prior to enforcing any of the trust’s rights under any of the related mortgage loans and/or guarantees of those mortgage loans. As a result, the special servicer may incur additional – and perhaps significant additional – delay and expense in foreclosing on the underlying real properties located in states affected by “one action”, “security first” or “anti-deficiency” rules.

See “Certain Legal Aspects of the Mortgage Loans—Foreclosure—One Action and Security First Rules” and “—Foreclosure—General—Anti-Deficiency Legislation”.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or loan combination, if applicable) or at or around the time of the acquisition of the mortgage loan (or loan combination, if applicable) by the related sponsor. See Annex A to this prospectus for dates of the latest appraisals for the mortgaged properties.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly greater than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale. Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A to this prospectus, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is”, “as stabilized” or other similar values. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect the “as stabilized” or other value as a result of the satisfaction of the related conditions or assumptions unless otherwise specified), which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

We cannot assure you that the information set forth in this prospectus regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties. Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is”, “as stabilized” or other values, we cannot assure you that those assumptions are or will be accurate or that the “as-is”, “as stabilized” or other values will be the value of the related mortgaged property at the indicated stabilization date or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” for additional information regarding the appraisals.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs“). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel, which may cause disruptions or otherwise decrease the attractiveness of the related hotel to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under one or more tenant leases and a failure to timely complete such renovations or expansions may result in a termination of any such lease and may have a material adverse effect on the cash flow at any such mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanics’ or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may make such mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. See “Description of the Mortgage Pool—Redevelopment, Expansion and Renovation” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment or renovation.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans With Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. If a property does not currently comply with that Act, the property owner may be required to incur significant costs in order to effect that compliance. This will reduce the amount of cash flow available to cover other required maintenance and capital improvements and to pay debt service on the mortgage loan(s) that may encumber that property. There can be no assurance that the owner will have sufficient funds to cover the costs necessary to comply with that Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award or damages to private litigants. See “Certain Legal Aspects of the Mortgage Loans—Americans with Disabilities Act”.

Increases in Real Estate Taxes and Assessments May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program (often known as a “PILOT” program) or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program.

As described under “Description of the Mortgage Pool—Additional Indebtedness—Permitted Unsecured and Other Debt”, the borrowers with respect to certain mortgage loans may obtain additional financing (in the form of an unsecured loan that may accrue interest at a higher rate than the related mortgage loan) that will repaid through multi-year assessments against the related Mortgaged Property.

An increase in real estate taxes and/or assessments may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the issuing entity may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. For example, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. Additionally, any vacancy with respect to self storage facilities, hospitality properties, independent living facilities, bowling alleys, restaurants/taverns, shopping malls, water parks, theater space, music venues, dental or medical offices, health clubs, fitness centers, gas stations, data centers, bank branches, sound studios and properties with drive-thrus would not be easily converted to other uses due to their unique construction requirements. In addition, converting commercial properties to alternative uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Zoning or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums

Some mortgage loans underlying the certificates will be secured by—

●	the related borrower’s interest in a commercial condominium unit or multiple units in a residential condominium project, and

●	the related voting rights in the owners’ association for the subject building, development or project.

Condominium interests in buildings and/or other improvements in some cases constitute less than a majority of voting rights and result in the related borrower not having control of the related condominium or owners association. The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium building, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of the building, may have a significant impact on the related mortgage loans that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans. In addition, with respect to each such mortgage loan, there are certain circumstances when insurance proceeds must be used to repair and restore the related mortgaged property in accordance with the terms of the governing documents for the condominium.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral consisting of condominium interests could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Furthermore, certain properties may be subject to certain low-income housing restrictions in order to remain eligible for low-income housing tax credits or governmental subsidized rental payments that could prevent the conversion of the mortgaged property to alternative uses. The liquidation value of any mortgaged property, subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if the property were readily adaptable to other uses. See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Multifamily Rental Properties”.

Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property

The encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not, individually or in the aggregate, material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case. If the ground lease does not provide for notice to a lender of a default thereunder on the part of the borrower, together with a reasonable opportunity for the lender to cure the default, the lender may be unable to prevent termination of the lease and may lose its collateral.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to Section 365(h) of the U.S. bankruptcy code (11 U.S.C. Section 365(h)) to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity or the trustee on its behalf may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated and the trustee could be deprived of its security interest in the leasehold estate, notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the U.S. bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the U.S. bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the U.S. bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under Section 363(f) of the U.S. bankruptcy code (11 U.S.C. Section 363(f)) upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to Section 363(e) of the U.S. bankruptcy code (11 U.S.C. Section 363(a)), a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under Section 363(f) of the U.S. bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of Section 363(f)(1) through (4) of the U.S. bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to Section 363(f) of the U.S. bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders, however, certain of the ground leases with respect to a mortgage loan included in the Issuing Entity may not.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures.” This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures.” The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding or building improvements at the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

See “Description of the Mortgage Pool—Zoning and Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties or have other material zoning issues.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the closing of the offered certificates.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Earthquake, Flood and Other Insurance May Not Be Available or Adequate

Natural disasters, including earthquakes, floods and hurricanes, may adversely affect the mortgaged properties securing the underlying mortgage loans. For example, real properties located in California may be more susceptible to certain hazards, such as earthquakes or widespread fires, than properties in other parts of the country, and real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricanes and related windstorms, floods and tornadoes have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States and certain other parts of the southeastern United States.

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Sixteen (16) of the mortgaged properties, securing approximately 21.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these mortgaged properties, and based on those reports, no mortgaged property has a seismic expected loss of greater than 19%.

The mortgage loans do not require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available; and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See also Sponsor Representations and Warranties No. 16 (Insurance) on Annex E-1 to this prospectus and any related exceptions on Annex E-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this prospectus).

Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, subject to the conditions and exclusions specified in the related policy. Most such insurance policies typically do not cover any physical damage resulting from, among other things:

●	war,

●	riot, strike and civil commotion,

●	terrorism,

●	nuclear, biological or chemical materials,

●	revolution,

●	governmental actions,

●	floods and other water-related causes,

●	earth movement, including earthquakes, landslides and mudflows,

●	wet or dry rot,

●	mold,

●	vermin, and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from these causes, then the resulting losses may be borne by you as a holder of offered certificates.

There is also a possibility of casualty losses on a real property for which insurance proceeds, together with land value, may not be adequate to pay the mortgage loan in full or rebuild the improvements. Consequently, there can be no assurance that each casualty loss incurred with respect to a real property securing one of the mortgage loans included in one of our trusts will be fully covered by insurance or that the mortgage loan will be fully repaid in the event of a casualty.

Furthermore, various forms of insurance maintained with respect to any of the real properties for the mortgage loans included in one of our trusts, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in that trust. As a result of total limits under any of those blanket policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in our trust.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 85% (subject to annual 1% decreases beginning in 2016 until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $100 million (subject to annual $20 million increases beginning in 2016 until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan. Even if terrorism insurance is required by the mortgage loan documents for a mortgage loan, that requirement may be subject to a cap on the cost of the premium for terrorism insurance that a borrower is required to pay or a commercially reasonable standard on the availability or cost of the insurance. See “Significant Loan Summaries” in Annex B to this prospectus for a description of any requirements for terrorism insurance for the largest 10 mortgage loans by aggregate principal balance of the pool of mortgage loans as of the cut-off date. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that terrorism insurance or the Terrorism Insurance Program will be available or provide sufficient protection against risks of loss on the mortgaged properties resulting from acts of terrorism.

As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy, insolvency, receivership or conservatorship of an originator, a mortgage loan seller or the depositor (or certain affiliates thereof), it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

An opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by each mortgage loan seller to the depositor would generally be respected as a sale in the event of the bankruptcy or insolvency of such mortgage loan seller. Such opinions, however, are subject to various assumptions and qualifications, and there can be no assurance that a bankruptcy trustee, if applicable, or other interested party will not attempt to challenge the issuing entity’s right to payment with respect to the related mortgage loans. Legal opinions do not provide any guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues were competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and other policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, a creditor, a bankruptcy trustee or another interested party, including an entity transferring a mortgage loan as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan was not a sale. If such party’s challenge were successful, payments on the certificates would be reduced or delayed. Even if the challenge were not successful, payments on the certificates would be delayed while a court resolves the claim.

Furthermore, Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the Federal Deposit Insurance Corporation (the “FDIC”) can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, a former acting general counsel of the FDIC issued a letter in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, its author (the former acting general counsel referred to above) would recommend that such regulations incorporate a 90 day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the former acting general counsel’s letter, delays or reductions in payments on the offered certificates would occur. As such, we cannot assure you that a bankruptcy would not result in a delay or reduction in payments on the certificates.

Barclays Bank PLC, a sponsor, a mortgage loan seller and an originator, is a public limited company registered in England and Wales and could be subject to the provisions of the Insolvency Act 1986 (the “Insolvency Act”), the Banking Act 2009 (the “Banking Act”) and the Investment Bank Special Administration Regulations 2011 (the “Special Administration Regulations”) (together, the “Insolvency Legislation”).

Barclays Bank PLC could be the subject of insolvency processes, including a liquidation or administration under the Insolvency Act, an operation of one or more of the pre-insolvency stabilization options, a bank liquidation or a bank administration under the Banking Act or a special administration (bank administration) or a special administration (bank insolvency) under the Special Administration Regulations (together, the “Insolvency Processes”). If Barclays Bank PLC were to be the subject of one or more of the Insolvency Processes then the validity or enforceability of certain transactions entered into by it, its obligations under the transaction documents to which it is a party and the ability of other parties to enforce those obligations may be affected in the manner set out below.

If Barclays Bank PLC were to enter into administration (or certain documents were filed at court in respect of it), a moratorium which would prevent any legal process being instituted or continued against it or its property (except (if applicable) with the consent of the administrator or the leave of the court) would automatically be applicable. Such moratorium might affect the enforcement of Barclays Bank PLC’s obligations under the transaction documents to which it is a party, including its obligations under the mortgage loan purchase agreement to repurchase mortgage loans, to cure certain breaches or defects and to perfect the equitable assignment of the mortgage loans (to the extent that Barclays Bank PLC is required to take any steps in relation to such perfection). Moratoria applicable under the other Insolvency Processes might also prevent legal process against Barclays Bank PLC or its property, subject to the terms of the relevant Insolvency Legislation.

If the Bank of England exercises a stabilization power (in order to implement one of the stabilization options) with respect of Barclays Bank PLC it may, subject to certain conditions, suspend the termination rights of its counterparties, including any termination rights under the transaction documents to which it is a party, temporarily for the period ending no later than midnight at the end of the first business day following the day on which the relevant instrument is published.

Pursuant to the Insolvency Legislation, the validity or enforceability of certain transactions entered into by Barclays Bank PLC may be challenged or otherwise affected in a liquidation or administration under the Insolvency Act, a bank liquidation or a bank administration under the Banking Act or a special administration (bank administration) or a special administration (bank insolvency) under the Special Administration Regulations.

Under the Banking Act, the Bank of England may, in certain circumstances, make an order for the transfer of some or all of the property, rights or liabilities of Barclays Bank PLC to a private sector purchaser, a bridge bank or an asset management vehicle. A transfer can be effected regardless of any legislative or contractual restriction, including any consent requirement.

Pursuant to the Banking Act, the Bank of England may also, in certain circumstances, make an order making a special bail-in provision under which, amongst other things, certain liabilities owed by Barclays Bank PLC may be modified, cancelled or changed (together with any associated order that the Bank of England may think is appropriate to make in consequence of the special bail-in provision).

An opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer by Barclays Bank PLC’s of its interest in its mortgage loans will constitute a true sale of such assets. Nevertheless, we cannot assure you that an interested party would not attempt to assert that such transfer was not a sale or challenge the transaction under the Insolvency Legislation, or that the transfer could not be otherwise affected by the Insolvency Legislation. Even if a challenge were not successful, resolution of such a matter could cause significant delay which may impact on payments under the certificates.

If Barclays Bank PLC were acting through its New York branch, and were to become the subject of an insolvency proceeding under the laws of the United Kingdom and a proceeding were initiated under Chapter 15 of the federal bankruptcy code or the New York Superintendent of Financial Services were to take possession of the New York branch, it is possible that the New York Superintendent of Financial Services, a creditor or a trustee in bankruptcy of Barclays Bank PLC may argue that the sale of its interest in the mortgage loans by Barclays Bank PLC was a pledge of the mortgage loans rather than a sale. If such party’s challenge is successful, payments on the certificates would be reduced or delayed. Even if the challenge is not successful, payments on the certificates could be delayed while a court resolves the claim.

The issuing entity has been organized as a common law trust, and as such is not eligible to be a “debtor” under the federal bankruptcy laws. If the issuing entity were instead characterized as a “business trust” it could qualify as a debtor under those laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust.” If a bankruptcy court were to determine that the issuing entity was a “business trust”, it is possible that payments on the certificates would be delayed while the court resolved the issue.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities, however, we cannot assure you that such borrowers will comply with such requirements. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan (or loan combination, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. If a borrower has owned property other than the related mortgaged property, engaged in a business other than the operation of the related mortgaged property or even owned and/or operated the related mortgaged property for a material period in advance of the origination of the related mortgage loan, that borrower may be subject to liabilities arising out of its activities prior to the origination of the related mortgage loan, including liabilities that may be unrelated to the related mortgaged property. Furthermore, the bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.

In addition, if an underlying mortgage loan is secured by a mortgage on both the related borrower’s leasehold interest in the related mortgaged property and the underlying fee interest in such property, the related borrower may be a special purpose entity, but the owner and pledgor of the related fee interest may not be a special purpose entity.

Also any borrower, even an entity structured as a special purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

With respect to those borrowers that are structured as special purposes entities, although the terms of the borrower’s organizational documents and/or related loan documents require that the related borrower covenants to be a special purpose entity, in some cases those borrowers are not required to observe all covenants and conditions that typically are required in order for such an entity to be viewed under the standard rating agency criteria as a special purpose entity.

In some cases a borrower may be required to have independent directors, managers or trustees in order to mitigate the risk of a voluntary bankruptcy by that borrower even though it is solvent. However, any director, manager or trustee, even one that is otherwise independent of the applicable borrower and its parent entity, may determine in the exercise of its fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by the applicable borrower. Such determination might take into account the interests and financial condition of affiliates of the applicable borrower, including its parent entity. Accordingly, the financial distress of an affiliate of the borrower on any mortgage loan in one of our trusts might increase the likelihood of a bankruptcy filing by that borrower.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

Some of the mortgage loans underlying the offered certificates may have borrowers that are individuals or, alternatively, are entities that either have not been structured to diminish the likelihood of their becoming bankrupt or do not satisfy all the characteristics of special purpose entities. In general, as a result of a borrower not being a special purpose entity or not being limited to owning the related mortgaged property, the borrower may be engaged in activities unrelated to the subject mortgaged property and may incur indebtedness or suffer liabilities with respect to those activities. Further, some of the borrowing entities may have been in existence and conducting business prior to the origination of the related underlying mortgage loans, may own other property that is not part of the collateral for the related underlying mortgage loans and, further, may not have always satisfied all the characteristics of special purpose entities even if they currently do so. This could negatively impact the borrower’s financial conditions, and thus its ability to pay amounts due and owing under the subject underlying mortgage loan. The related mortgage documents and/or organizational documents of those borrowers may not contain the representations, warranties and covenants customarily made by a borrower that is a special purpose entity, such as limitations on indebtedness and affiliate transactions and restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge, sell all or any material portion of its assets or amend its organizational documents. These provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and the related mortgage loan.

Borrowers not structured as bankruptcy-remote entities may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because those borrowers may be:

●	operating entities with businesses distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business; and

●	individuals that have personal liabilities unrelated to the property.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your certificates.

The mortgage loans underlying the offered certificates may have borrowers that own the related mortgaged properties as tenants-in-common or may permit the related borrowers to convert into a tenant-in-common structure in the future. Generally, in tenant-in-common ownership structures, each tenant-in-common owns an undivided share in the subject real property. If a tenant-in-common desires to sell its interest in the subject real property and is unable to find a buyer or otherwise desires to force a partition, the tenant-in-common has the ability to request that a court order a sale of the subject real property and distribute the proceeds to each tenant-in-common owner proportionally. To reduce the likelihood of a partition action, a tenant-in-common borrower may be required to waive its partition right. However, there can be no assurance that, if challenged, this waiver would be enforceable or that it would be enforced in a bankruptcy proceeding.

The enforcement of remedies against tenant-in-common borrowers may be prolonged because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay is reinstated. While a lender may seek to mitigate this risk after the commencement of the first bankruptcy of a tenant-in-common by commencing an involuntary proceeding against the other tenant-in-common borrowers and moving to consolidate all those cases, there can be no assurance that a bankruptcy court would consolidate those separate cases. Additionally, tenant-in-common borrowers may be permitted to transfer portions of their interests in the subject mortgaged property to numerous additional tenant-in-common borrowers.

The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common for these mortgage loans may be special purpose entities and some of those tenants-in-common may be individuals.

In certain instances, borrowers under mortgage loans use a Delaware statutory trust structure in order to gain certain tax free exchange treatment for property of like kind under Section 1031 of the Internal Revenue Code. These borrowers can be restricted in their ability to actively operate a property, including with respect to loan work-outs, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants”, “—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common”, and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple loans;

●	the existence of another loan will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or loan combination, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or loan combination, if applicable);

●	the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other loan, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

With respect to any split mortgage loan, although each related companion loan is not an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on each related companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing, while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may allow the related borrower to employ so-called “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the sponsor’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness”, “—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan

There may be, and there may exist from time to time, legal proceedings pending or threatened against the borrowers, the property sponsors and the managers of the mortgaged properties and their respective affiliates relating to their respective businesses or arising out of their ordinary course of business. We have not undertaken a search for all litigation or disputes that relate to the borrowers, property sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. It is possible that any such litigation or dispute or any settlement of any litigation or dispute may have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your certificates.

The owner of a multifamily or commercial property may be a defendant in a litigation arising out of, among other things, the following:

●	breach of contract involving a tenant, a supplier or other party;

●	negligence resulting in a personal injury; or

●	responsibility for an environmental problem.

Any such litigation or dispute may divert the owner’s attention from operating its property. In addition, any such litigation or dispute may materially impair distributions to certificateholders if borrowers or property sponsors must use property income or other income to pay settlements, judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations”.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the mortgaged properties will be sufficient to fully fund such reserves. See Annex A for additional information with respect to the reserves established for the mortgage loans.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk” above, “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. In addition, if a court determines that the value of a real property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then-value of the property. This would make the lender a general unsecured creditor for the difference between the then-value of the property and the amount of its outstanding mortgage indebtedness.

A bankruptcy court also may:

●	grant a debtor a reasonable time to cure a payment default on a mortgage loan;

●	reduce monthly payments due under a mortgage loan;

●	change the rate of interest due on a mortgage loan; or

●	otherwise alter a mortgage loan’s repayment schedule.

Furthermore, the borrower, as debtor-in-possession, or its bankruptcy trustee has special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of a secured lender, such as the trust, may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under federal bankruptcy law, a lender may be stayed from enforcing a borrower’s assignment of rents and leases. Federal bankruptcy law also may interfere with a lender’s ability to enforce lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by borrower to maintain its property or for other court authorized expenses.

As a result of the foregoing, the related trust’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the total amount ultimately collected may be substantially less than the amount owed.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure” in this prospectus.

Additionally, in February 2012, a bill was passed by the Georgia Senate and introduced in the Georgia State House of Representatives that would limit rights of holders that acquired loans for less than par, by limiting the amount that a purchaser of debt (including the issuing entity) could collect from a guarantor of a commercial mortgage loan to the lesser of the purchase price paid for the debt or the maximum amount of the guarantee. The bill would apply both retroactively and prospectively to all types of loans made to all types of borrowers and presumably to the mortgage loans. If enacted, legislation of this type would appear to interfere with established contractual rights, and as such may be unconstitutional insofar as it would be applied to debt sold or transferred prior to the legislation’s enactment date. This type of measure could undermine the value of the mortgage loans and the special servicer’s workout efforts including, without limitation, the ability to collect on a guaranty or to use the threat of the same as a mechanism to compel a borrower to engage in a workout or provide a deed-in-lieu of foreclosure. The legislative session of the Georgia State House of Representatives ended without a vote on the bill. As a result, the bill died; however, we cannot assure you that a similar bill will not be re-introduced and passed in Georgia or in any other state in future legislative sessions.

See also “—Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

A servicer for the mortgage loans underlying the offered certificates (i.e., the master servicer or the special servicer) may be eligible to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act. If a servicer were to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act, although the pooling and servicing agreement provides that such an event would be a termination event entitling the trust to terminate the servicer, the provision would most likely not be enforceable. However, a rejection of the servicing agreement by the servicer in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the Federal Deposit Insurance Act would be treated as a breach of the pooling and servicing agreement and give the trust a claim for damages and the ability to appoint a successor servicer. An assumption under the U.S. bankruptcy code would require the servicer to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the servicer to assume the pooling and servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the servicer would not adversely impact the servicing of the mortgage loans or that the trust would be entitled to terminate the servicer in a timely manner or at all. If any servicer becomes the subject of bankruptcy or similar proceedings, the trust’s claim to collections in that servicer’s possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments.

Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value. The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the master servicer, the special servicer, the certificate administrator, the operating advisor or the trustee and will have no authority to advise the master servicer, the special servicer, the certificate administrator, the operating advisor or the trustee or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Plan of Distribution (Underwriter Conflicts of Interest)” in this prospectus for a description of certain affiliations and relationships between the underwriters and other participants in this offering. Each of those affiliations and foregoing relationships should be considered carefully by you before you invest in any certificates.

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Citigroup Global Markets Realty Corp., one of the sponsors and an originator, Citibank, N.A., the certificate administrator, and Citigroup Global Markets Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization transaction.

The originators, the sponsors and/or their respective affiliates may have originated and sold or retained mezzanine loans and/or companion loans (or may in the future originate permitted mezzanine loans) related to the mortgage loans. Such transactions may cause the originators, the sponsors and their respective affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to a mezzanine loan or companion loan based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

In some cases, following the transfer of the mortgage loans to the issuing entity, the originators, the sponsors or their respective affiliates may be the holders of companion loans related to their mortgage loans. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Any holder of any such pari passu companion loan will have certain consultation rights with respect to servicing decisions involving the related outside serviced loan combination. However, neither the outside servicer nor the outside special servicer will be required to take or to refrain from taking any action pursuant to the advice, recommendations or instructions from the holder of a pari passu companion loan or its representative, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the outside servicer or the outside special servicer to violate applicable law, the related mortgage loan documents, the outside servicing agreement (including the servicing standard), any related co-lender agreement or intercreditor agreement or the REMIC provisions of the Code. See “Description of the Mortgage Pool—Additional Indebtedness” and “—The Loan Combinations” for more information regarding the rights of any companion loan holder.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor thereof, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, performing certain underwriting services for the originators on a contractual basis and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described above and under “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests,” “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer

The master servicer, the special servicer or sub-servicer or any of their respective affiliates, may purchase certificates evidencing interests in the trust.

In addition, the master servicer, the special servicer or a sub-servicer for the trust, or any of their respective affiliates, may have interests in, or other financial relationships with, borrowers under the related mortgage loans. These relationships may create conflicts of interest.

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”. Each outside servicing agreement provides that the related outside serviced loan combination is required to be administered in accordance with a servicing standard set forth therein. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, the special servicer or any of their respective sub-servicers and, as it relates to servicing and administration of any outside serviced loan combination, any outside servicer, any outside special servicer, or any of their respective sub-servicers, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if:

●	as it relates to the servicing and administration of mortgage loans under the pooling and servicing agreement, the master servicer, the special servicer, a sub-servicer or any of their respective affiliates holds certificates of this securitization transaction or any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a serviced companion loan (or a portion of or interest in a serviced companion loan) (such securities, “serviced companion loan securities“), or

●	as it relates to servicing and administration of any outside serviced loan combination under the related outside servicing agreement, any related outside servicer, any related outside special servicer, a sub-servicer or any of their respective affiliates, holds certificates of this securitization transaction or any securitization involving a companion loan in such outside serviced loan combination;

or, in any case, any of the foregoing parties or any of their respective affiliates directly owns a companion loan or mezzanine loan related to any mortgage loan or otherwise has financial interests in or financial dealings with an applicable borrower, any of its affiliates or a sponsor. Each of these relationships may create a conflict of interest. For example, if the special servicer or its affiliate holds a subordinate class of certificates or serviced companion loan securities, the special servicer might seek to reduce the potential for losses allocable to those certificates or serviced companion loan securities by deferring acceleration of the applicable specially serviced loans in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. Furthermore, none of the master servicer, the special servicer or a sub-servicer is required to act in a manner more favorable to the holders of offered certificates or any particular class of offered certificates than to the holders the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, or itself or its affiliates, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, or have owners, obligors or property managers in common with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. As a result of the services described above, the interests of each of the master servicer and the special servicer and each of its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the controlling class representative, a directing holder, a controlling class certificateholder or other certificateholders or a companion loan holder (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the co-lender agreements and limitations on the right of such person to replace the special servicer. The master servicer may enter into an agreement with a sponsor to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans. Any person that enters into such an economic arrangement with the master servicer or special servicer, as the case may be, may be influenced by such economic arrangement when deciding whether to appoint such master servicer or whether to appoint or replace such special servicer from time to time, and such consideration would not be required to take into account the best interests of the certificateholders or any group of certificateholders. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Rialto Capital Advisors, LLC, the expected special servicer for this transaction, is an affiliate of (a) Rialto CMBS X, LLC or an affiliate, which is anticipated to purchase the Class X-E, Class X-F, Class X-G, Class E, Class F and Class G certificates and to receive the Class S certificates, (b) Rialto CMBS X, LLC or an affiliate, which is expected to be appointed as the initial controlling class representative, and (c) Rialto Mortgage Finance, LLC, a sponsor and an originator with respect to certain mortgage loans that will be included in the mortgage pool for this securitization transaction. Rialto Capital Advisors, LLC or an affiliate assisted Rialto CMBS X, LLC and/or one or more of its affiliates with its due diligence of the mortgage loans, prior to the closing date. In addition, Rialto Capital Advisors, LLC (a) is expected to be appointed as the special servicer for the Hill7 Office loan combination under the pooling and servicing agreement for the CFCRE 2016-C6 securitization transaction and (b) is currently the special servicer under the SGCMS 2016-C5 pooling and servicing agreement pursuant to which the Marriott Saddle Brook loan combination is being serviced.

Further, the master servicer, the special servicer, the certificate administrator, the trustee and their respective affiliates are acting in multiple capacities in or related to this transaction, which may include, without limitation, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to certain originators or sponsors prior to transfer of their related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Also see “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Similarly, with respect to the outside serviced mortgage loans, conflicts described above may arise with respect to an outside servicer, an outside special servicer, a sub-servicer, or any of their respective affiliates.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates

The master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by that party with respect to the mortgage loans. This interest will generally accrue from the date on which the related advance was made or the related expense was incurred through the date of reimbursement. In addition, under certain circumstances, including a default by the borrower in the payment of principal and interest on a mortgage loan, that mortgage loan will become specially serviced and the special servicer will be entitled to compensation for performing special servicing functions pursuant to the pooling and servicing agreement. Similar considerations exist with respect to outside servicers, outside special servicers and outside trustees in connection with the servicing of the outside serviced mortgage loans. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. Thus, the payment of interest on advances and the payment of special servicing compensation may lead to shortfalls in amounts otherwise distributable on your offered certificates.

Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans

The structure of the servicing fee payable to the master servicer might affect the ability to find a replacement master servicer. Although the trustee is required to replace the master servicer if the master servicer is terminated or resigns, if the trustee is unwilling (including for example because the servicing fee is insufficient) or unable (including for example, because the trustee does not have the systems to service mortgage loans), it may be necessary to appoint a replacement master servicer. Because the master servicing fee is generally structured as a percentage of the outstanding principal balance of each mortgage loan, it may be difficult to replace the servicer at a time when the balance of the mortgage loans has been significantly reduced because the fee may be insufficient to cover the costs associated with servicing the mortgage assets and/or related REO properties remaining in the mortgage pool. The performance of the mortgage assets may be negatively impacted, beyond the expected transition period during a servicing transfer, if a replacement master servicer is not retained within a reasonable amount of time.

Potential Conflicts of Interest of the Operating Advisor

Trimont Real Estate Advisors, LLC, a Georgia limited liability company, has been appointed as the initial operating advisor. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. After the occurrence and during the continuance of a control termination event), the operating advisor will be required to consult on a non-binding basis with the special servicer with respect to certain actions of the special servicer in respect of the applicable serviced mortgage loan(s) and/or related companion loan(s); provided that the operating advisor may consult regarding a serviced outside controlled loan combination only if and to the extent that the holder of the related split mortgage loan is granted consultation rights under the related co-lender agreement. Additionally, after the occurrence and during the continuance of a control termination event, the master servicer or the special servicer, as applicable, will be required to use commercially reasonable efforts consistent with the servicing standard to collect an operating advisor consulting fee from the related borrower in connection with a major decision with respect to the applicable serviced mortgage loan(s) and/or serviced companion loan(s), to the extent not prohibited by the related mortgage loan documents. In acting as operating advisor, the operating advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, the certificateholders (as a collective whole as if such certificateholders (and, if applicable, any related serviced pari passu companion loan holder) constituted a single lender) and will have no fiduciary duty to any party. See “The Pooling and Servicing Agreement—Operating Advisor”.

In the normal course of conducting its business, Trimont Real Estate Advisors, LLC and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, a directing holder, a companion loan holder, the controlling class representative or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Trimont Real Estate Advisors, LLC’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Trimont Real Estate Advisors, LLC performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

Additionally, Trimont Real Estate Advisors, LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Trimont Real Estate Advisors, LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Trimont Real Estate Advisors, LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Trimont Real Estate Advisors, LLC.

Potential Conflicts of Interest of the Asset Representations Reviewer

Trimont Real Estate Advisors, LLC, a Georgia limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, Trimont Real Estate Advisors, LLC and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, a directing holder, a companion loan holder, the controlling class representative or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Trimont Real Estate Advisors, LLC’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Trimont Real Estate Advisors, LLC performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

Additionally, Trimont Real Estate Advisors, LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Trimont Real Estate Advisors, LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Trimont Real Estate Advisors, LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Trimont Real Estate Advisors, LLC.

Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder

It is expected that Rialto CMBS X, LLC (or an affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the mortgage loans (other than any excluded mortgage loan) and loan combinations serviced under the pooling and servicing agreement (other than any serviced outside controlled loan combination). Rialto CMBS X, LLC is an affiliate of (a) Rialto Capital Advisors, LLC, the initial special servicer and (b) Rialto Mortgage Capital Finance, LLC, a sponsor and an originator (see “—Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer” above).

The controlling class representative will be controlled by the controlling class certificateholders, and the holders of the controlling class will have no duty or liability to any other certificateholder. Likewise, no holder of a serviced companion loan or any representative thereof will have any duty or liability to any certificateholder. See “The Pooling and Servicing Agreement—Directing Holder”. Any directing holder may have interests in conflict with those of some or all of the certificateholders. As a result, it is possible that such directing holder (for so long as it is permitted to do so (e.g., in the case of the controlling class representative, for so long as a control termination event does not exist)) may direct the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. Accordingly, the special servicer may, based on such direction, take actions with respect to the applicable specially serviced loan(s) for which the special servicer is responsible that could adversely affect the holders of some or all of the classes of certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the controlling class representative (for so long as a control termination event does not exist, and other than with respect to any serviced outside controlled loan combination or any excluded mortgage loan) or by another directing holder, as applicable. See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Without Cause”.

Neither the holders of the serviced companion loans nor any of their representatives will be a party to the pooling and servicing agreement, but one or more of such parties will be a third party beneficiary thereof and their rights may affect the servicing of the related mortgage loan.

Similarly, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), has, with respect to an outside serviced loan combination, certain consent and consultation rights and rights to replace the related outside special servicer under the related outside servicing agreement, and (so long as a consultation termination event does not exist) the controlling class representative for this securitization transaction will have certain consultation rights with respect to such outside serviced loan combination.

Any or all of the controlling class representative for this securitization transaction, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), and the outside controlling note holder of a serviced outside controlled loan combination may have interests that are in conflict with those of any or all of the certificateholders, especially if the applicable party or any affiliate thereof holds certificates, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

The special servicer, at the direction of or upon consultation with, as applicable, a serviced companion loan holder (or its representative), may take actions with respect to the related serviced loan combination that could adversely affect the holders of some or all of the classes of the certificates, to the extent described under “Description of the Mortgage Pool—The Loan Combinations”. No serviced companion loan holder (or its representative) will have any duty to the holders of any class of certificates and may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (or its representative) may advise (or, if it is the outside controlling note holder of a serviced outside controlled loan combination, may direct) the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates.

No certificateholder may take any action against the controlling class representative for this securitization transaction, any outside controlling class representative (or, in the case of an outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or any serviced companion loan holder (or its representative) for having acted solely in its own interests. See “Description of the Mortgage Pool—The Loan Combinations”, “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Without Cause”.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class F and Class G certificates (the “B-Piece Buyer”) was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in other features of some or all of the mortgage loans. The B-Piece Buyer may have adjusted the mortgage pool as originally proposed by the sponsors by removing or otherwise excluding certain proposed mortgage loans. In addition, the B-Piece Buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-Piece Buyer or that the final pool as influenced by the B-Piece Buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-Piece Buyer’s certificates. Because of the differing subordination levels, the B-Piece Buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-Piece Buyer but that does not benefit other investors. In addition, the B-Piece Buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-Piece Buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-Piece Buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of the Class F and Class G certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-Piece Buyer’s acceptance of a mortgage loan. The B-Piece Buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-Piece Buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs.

It is anticipated that Rialto Capital CMBS X, LLC (or an affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to the serviced mortgage loans and serviced companion loans other than any serviced outside controlled loan combination and any excluded mortgage loan. The controlling class representative will have certain rights to direct and consult with the special servicer with respect to the applicable serviced loans. In addition, the controlling class representative will generally have certain consultation rights with regard to some or all of the outside serviced mortgage loans under each related co-lender agreement. See “—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder” above.

Because the incentives and actions of the B-Piece Buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Controlling Class Representative, an Outside Controlling Class Representative or a Controlling Note Holder to Terminate the Special Servicer of the Related Loan Combination

With respect to each loan combination, the controlling class representative, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or the outside controlling note holder of a serviced outside controlled loan combination, as applicable, will be entitled, under certain circumstances, to remove the special servicer or outside special servicer, as applicable, for such loan combination and, in such circumstances, appoint a successor special servicer or successor outside special servicer, as applicable, for such loan combination (or have certain consent rights with respect to such removal or replacement).

The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the controlling class representative, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or the outside controlling note holder of a serviced outside controlled companion loan, as applicable (under the pooling and servicing agreement for this securitization or any other servicing agreement), or against any other parties for having acted solely in their own respective interests. See “Description of the Mortgage Pool—The Loan Combinations” for a description of these rights to terminate a special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

A special servicer (whether the initial special servicer or a successor) may enter into one or more arrangements with the controlling class representative, a controlling class certificateholder, a companion loan holder, a holder of a security backed, in whole or in part, by a companion loan, or any other certificateholders (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of such special servicer under the pooling and servicing agreement and, with respect to any serviced loan combinations, the related co-lender agreement and limitations on the right of such person to replace the special servicer.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks

Except as described below, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity. See “The Pooling and Servicing Agreement—General”.

Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable. Any decision made by one of those parties in respect of the issuing entity, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other certificateholders would have made and may negatively affect your interests.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause”, the special servicer (but not any outside special servicer for any outside serviced loan combination) may be removed with or without cause: (a) with respect to a serviced outside controlled loan combination, by the related outside controlling note holder; and (b) with respect to the other serviced mortgage loans and serviced companion loans (but excluding any excluded mortgage loan), by the controlling class representative (so long as no control termination event exists). See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Without Cause”.

After the occurrence and during continuance of a control termination event, the holders of at least 25% of the voting rights of the certificates (other than the Class S and Class R certificates) may request a vote to replace the special servicer under the pooling and servicing agreement (except with respect to a serviced outside controlled loan combination). The subsequent vote may result in the termination and replacement of the special servicer if (within 180 days of the initial request for that vote) the holders of (a) at least 66 2/3% of a quorum of certificateholders (which quorum consists of the holders of certificates evidencing at least 50% of the aggregate voting rights (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances) of the certificates (other than the Class S and Class R certificates)), or (b) more than 50% of the voting rights of each class of certificates other than the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G, Class S and Class R certificates (but, for purposes of this clause (b), considering only those classes of certificates that have, in each such case, an outstanding certificate balance, as notionally reduced by any appraisal reduction amounts then allocable to the subject class of certificates, equal to or greater than 25% of an amount equal to (i) the initial certificate balance of such class of certificates minus (ii) payments of principal previously made with respect to such class of certificates) vote affirmatively to so terminate and replace. With respect to the outside serviced mortgage loans, it is expected that after the occurrence and during continuance of a control termination event or equivalent event under the related outside servicing agreement the certificateholders relating to each outside servicing agreement will have similar rights to remove the outside special servicer. In addition, after the occurrence and during the continuance of a consultation termination event, the operating advisor may recommend the replacement of the special servicer (with respect to the applicable mortgage loan(s) and companion loan(s) serviced under the pooling and servicing agreement); provided that the operating advisor may not recommend the removal of the special servicer with respect to a serviced outside controlled loan combination without the consent of the related controlling note holder. That recommendation may result in the termination and replacement of the special servicer (with respect to the applicable mortgage loan(s) and companion loan(s)) if (within 180 days of the initial request for a vote) the holders of more than 50% of the voting rights of each class of certificates other than the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G, Class S and Class R certificates (but considering only those classes of certificates that have, in each such case, an outstanding certificate balance, as notionally reduced by any appraisal reduction amounts then allocable to the subject class of certificates, equal to or greater than 25% of an amount equal to (i) the initial certificate balance of such class of certificates minus (ii) payments of principal previously made with respect to such class of certificates) vote affirmatively to so terminate and replace. See “Description of the Mortgage Pool—The Loan Combinations”, “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” and “—Servicing of the Outside Serviced Mortgage Loans”.

The outside special servicer for any outside serviced loan combination will be subject to removal and replacement by the related outside controlling class representative or in connection with a securityholder vote generally in a manner similar to that contemplated by the preceding two paragraphs, in each case subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement. In addition, with respect to any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder, as controlling note holder of such outside serviced loan combination, may terminate and replace the outside special servicer for such loan combination, subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement.

In addition, a directing holder will have certain consent and/or consultation rights with respect to the applicable mortgage loan(s) and companion loan(s) under the pooling and servicing agreement under certain circumstances, as described in this prospectus; provided, however, that a directing holder may lose any such rights upon the occurrence of certain events. See “The Pooling and Servicing Agreement—Directing Holder”. Similarly, any outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may have certain consent and consultation rights with respect to the related outside serviced loan combination under the outside servicing agreement and the related co-lender agreement, which (in the case of an outside controlling class representative) it may lose upon the occurrence of certain events specified in the applicable outside servicing agreement. See “Description of the Mortgage Pool—The Loan Combinations”.

In addition, if any mortgage loan becomes an “excluded controlling class mortgage loan” (i.e., a mortgage loan or loan combination with respect to which the controlling class representative or any controlling class certificateholder is a borrower party), the controlling class representative or any controlling class certificateholder that is a borrower party (each, as applicable, an “excluded controlling class holder”) will not be entitled to have access to any related “excluded information”, including any asset status reports, final asset status reports or any summaries related thereto (and any other information identified in the pooling and servicing agreement), with respect to such excluded controlling class mortgage loan. Although the pooling and servicing agreement will require (i) each excluded controlling class holder to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any related excluded information and (ii) the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder to certify and agree that they will not share any such excluded information with any excluded controlling class holder, we cannot assure you that such excluded controlling class holders will not access, obtain, review and/or use, or the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder will not share with such excluded controlling class holder, such related excluded information in a manner that adversely impacts your certificates.

In addition, while there is an operating advisor with certain obligations in respect of reviewing the compliance of the special servicer with certain of its obligations under the pooling and servicing agreement, the operating advisor (i) has no control rights over actions by the special servicer at any time, (ii) has no ability to communicate with, or directly influence the actions of, the borrowers at any time, (iii) has no consultation rights over actions by the special servicer prior to the occurrence and continuance of a control termination event, (iv) has no consultation rights in connection with a serviced outside controlled loan combination unless consultation rights are granted to the issuing entity as holder of the related split mortgage loan and (v) has no consultation rights in connection with the outside serviced loan combinations, and the special servicer is under no obligation at any time to act upon any of the operating advisor’s recommendations. In addition, the operating advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary duty, has no other duty except with respect to its specific obligations under the pooling and servicing agreement and has no duty or liability to any particular class of certificates or any certificateholder. It is not intended that the operating advisor act as a surrogate for the certificateholders. Investors should not rely on the operating advisor to monitor the actions of any directing holder or special servicer, other than to the limited extent specifically required in respect of certain actions of the special servicer at certain prescribed times under the pooling and servicing agreement, or to affect the special servicer’s actions under the pooling and servicing agreement.

In certain limited circumstances, certificateholders have the right to vote on matters affecting the issuing entity. In some cases these votes are by certificateholders taken as a whole and in others the vote is by class. In all cases voting is based on the outstanding certificate balance (or outstanding notional amount, as applicable), which is reduced (or indirectly reduced in the case of a notional amount) by realized losses. In certain cases with respect to the termination of the special servicer, the operating advisor and the asset representations reviewer, certain voting rights will also be reduced by appraisal reduction amounts. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. You have no rights to vote on any servicing matters related to any outside serviced loan combination. See “Description of the Certificates—Voting Rights”.

The Servicing of Each of the Servicing Shift Loan Combinations and the 101 Hudson Street Loan Combination Will Shift to Other Servicers

The servicing of the 101 Hudson Street loan combination is currently governed by the WFCM 2016-C36 pooling and servicing agreement, and the servicing of the Potomac Mills loan combination, the Hill7 Office loan combination, the Quantum Park loan combination and the Marriott Hilton Head Resort & Spa loan combination are expected to be governed by the pooling and servicing agreement for this securitization transaction, in each case, only temporarily, until such time as the related controlling pari passu companion loan is securitized in a separate securitization. At that time, the servicing and administration of the related loan combination will shift to the outside servicer and outside special servicer under that other future securitization and will be governed exclusively by the servicing agreement entered into in connection with that securitization and the related co-lender agreement.

In the case of the Quantum Park loan combination and the Marriott Hilton Head Resort & Spa loan combination, neither the closing date of any such future securitization nor the identity of the outside servicer or outside special servicer for any such future securitization has been definitively determined. In addition, with respect to each such loan combination, the provisions of the related outside servicing agreement that will be in effect upon securitization of the related controlling pari passu companion loan have not yet been definitively determined, although such agreement will be required to satisfy the requirements of the related co-lender agreement. See “Description of the Mortgage Pool—The Loan Combinations—The Quantum Park Loan Combination” and “—The Marriott Hilton Head Resort & Spa Loan Combination”. Prospective investors should be aware that they will not have any control over the identity of any outside servicer or outside special servicer, nor will they have any assurance as to the particular terms of any such outside servicing agreement except to the extent of compliance with the requirements referred to in the previous sentence.

It is expected: (i) that the 101 Hudson Street loan combination will be serviced and administered pursuant to the pooling and servicing agreement for the commercial mortgage securitization transaction to which the 101 Hudson Street controlling pari passu companion loan is contributed, which is expected to be the MSC 2016-BNK2 securitization, and (ii) that each of the Potomac Mills loan combination and the Hill7 Office loan combination will be serviced and administered pursuant to the pooling and servicing agreement for the commercial mortgage securitization transaction to which each of the Potomac Mills controlling pari passu companion loan and the Hill7 Office controlling pari passu companion loan is contributed, which is expected to be the CFCRE 2016-C6 securitization. However, the MSC 2016-BNK2 securitization and the CFCRE 2016-C6 securitization have not closed, and the provisions of the MSC 2016-BNK2 pooling and servicing agreement and the CFCRE 2016-C6 pooling and servicing agreement have not yet been finalized, although such provisions will be required, pursuant to the related co-lender agreement, to satisfy the requirements described under “Description of the Mortgage Pool—The Loan Combinations—The 101 Hudson Street Loan Combination”, “—The Potomac Mills Loan Combination” and “—The Hill7 Office Loan Combination” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing of the 101 Hudson Street Mortgage Loan”, “—Servicing of the Potomac Mills Mortgage Loan” and “—Servicing of the Hill7 Office Mortgage Loan”. Prospective investors should be aware that they will not have any control over, nor any assurance as to whether, the closing of the MSC 2016-BNK2 securitization transaction or the CFCRE 2016-C6 securitization transaction actually occurs, nor will they have any assurance as to the particular terms of the MSC 2016-BNK2 pooling and servicing agreement or the CFCRE 2016-C6 pooling and servicing agreement, except to the extent of compliance with the requirements referred to in the previous sentence.

Rights of the Directing Holder and the Operating Advisor Could Adversely Affect Your Investment

In connection with the taking of certain actions that would be a major decision in connection with the servicing of a serviced mortgage loan or, if applicable, loan combination under the pooling and servicing agreement (and, in the case of the controlling class representative, for so long as a control termination event does not exist and the related mortgage loan is not an excluded mortgage loan), the special servicer generally will be required to obtain the consent of the related directing holder. After the occurrence and during the continuance of a control termination event, the special servicer generally will be required to consult with the controlling class representative (until the occurrence and during the continuance of a consultation termination event unless an excluded mortgage loan is involved) and the operating advisor; provided that such consultation will occur with respect to a serviced outside controlled loan combination if and to the extent that the holder of the related split mortgage loan is granted consultation rights under the related co-lender agreement. These actions and decisions include, among others, certain loan modifications, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged property or properties, and certain sales of the mortgage loan(s) or, if applicable, loan combination(s), or any related REO property or properties for less than the outstanding principal amount plus accrued interest, fees and expenses. See “The Pooling and Servicing Agreement—Directing Holder” for a list of actions and decisions requiring consultation with the operating advisor and/or the controlling class representative following the occurrence of a control termination event. As a result of these obligations, the special servicer may take actions with respect to a serviced mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any directing holder: (i) may have special relationships and interests that conflict with those of holders of one or more classes of certificates; (ii) may act solely in its own interests (or, in the case of the controlling class representative, in the interests of the holders of the controlling class); (iii) does not have any duties to the holders of any class of certificates (other than, in the case of the controlling class representative, the controlling class); (iv) may take actions that favor its own interests (or, in the case of the controlling class representative, the interests of the holders of the controlling class) over the interests of the holders of one or more classes of certificates; and (v) will have no liability whatsoever (other than, in the case of the controlling class representative, to the related controlling class certificateholder(s)) for having so acted as set forth in (i) – (iv) above, and that no certificateholder may take any action whatsoever against any directing holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any directing holder for having so acted.

Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder

If a serviced pari passu loan combination were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced pari passu companion loan(s) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted loan combination (or applicable portion thereof) would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced pari passu loan combination. Further, given that, pursuant to the co-lender agreement for any such serviced pari passu loan combination (other than any such loan combination that is a serviced outside controlled loan combination), the serviced pari passu companion loan holder is not the directing holder, and the issuing entity as holder of the related mortgage loan is the directing holder (with the right to consent to material servicing decisions and replace the special servicer, subject to the conditions specified under “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Without Cause”), with respect to any such serviced pari passu loan combination, the related serviced pari passu companion loan may not be as marketable as the related mortgage loan held by the issuing entity. Accordingly, if any such sale does occur with respect to the serviced pari passu loan combination, then the net proceeds realized by the certificateholders in connection with such sale may be less than would be the case if only the related mortgage loan were subject to such sale.

In the case of a serviced outside controlled loan combination, a related companion loan holder or its representative will generally have the right to consent to certain servicing actions with respect to such loan combination by the master servicer or special servicer, as applicable (and, in certain cases, direct the special servicer to take certain servicing actions with respect to such loan combination). In addition, for so long as a consultation termination event does not exist, unless an excluded mortgage loan is involved (or unless the controlling note is a subordinate companion loan in an AB loan combination), the controlling class representative will have non-binding consultation rights with respect to certain servicing decisions involving any serviced outside controlled loan combination.

In connection with the servicing of a serviced pari passu loan combination, the related serviced pari passu companion loan holder or its representative (if it is not otherwise exercising the rights of directing holder) will be entitled to consult with the special servicer regarding material servicing actions, including making recommendations as to alternative actions to be taken by the special servicer with respect to such serviced pari passu loan combination, and such recommended servicing actions could adversely affect the holders of some or all of the classes of certificates. The serviced pari passu companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and it is possible that the serviced pari passu companion loan holder or its representative may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Notwithstanding the foregoing, any such consultation with the serviced pari passu companion loan holder or its representative is non-binding, and in no event is the special servicer obligated at any time to follow or take any alternative actions recommended by such serviced pari passu companion loan holder (or its representative).

With respect to any serviced AB loan combination, pursuant to the terms of the pooling and servicing agreement, if such serviced AB loan combination becomes a defaulted mortgage loan, and if the special servicer determines to sell the related serviced mortgage loan, then such sale will be subject to (and the proceeds derived therefrom may be affected by) the right of the subordinate companion loan holder to purchase, and cure defaults under, the related defaulted mortgage loan (together with any related serviced pari passu companion loans, if any) as and to the extent described in “Description of the Mortgage Pool—The Loan Combinations”.

With respect to a mortgage loan that is subject to a subordinate companion loan, including any such mortgage loan that is part of a serviced AB loan combination, the holders of the subordinate companion loan will have the right under certain limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of an AB control appraisal period with respect to the subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related loan combination. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Loan Combinations—The Potomac Mills Loan Combination”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any mortgage loan that is part of a serviced loan combination, the related serviced companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the serviced companion loan holder or any director, officer, employee, agent, representative or principal of the serviced companion loan holder for having so acted.

Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment

With respect to each outside serviced loan combination, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) will have rights comparable to those of the controlling class representative for this securitization transaction, and accordingly, prospective investors should consider the following:

●	An outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may have interests in conflict with those of the holders of some or all of the classes of certificates.

●	With respect to any outside serviced loan combination, although the outside special servicer is not permitted to take actions which are prohibited by law or violate the servicing standard under the related outside servicing agreement or the terms of the related mortgage loan documents, it is possible that the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may direct the outside special servicer to take actions with respect to the outside serviced loan combination that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any outside serviced mortgage loan, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder):

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against such outside controlling class representative (or other controlling note holder) or any director, officer, employee, agent or principal of such outside controlling class representative (or other controlling note holder) for having so acted.

You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan

Each outside serviced mortgage loan is secured by one or more mortgaged properties that also secure a companion loan that is not an asset of the issuing entity and is being serviced under an outside servicing agreement, which is the servicing agreement governing the securitization of such companion loan, by the outside servicer and outside special servicer, and in accordance with the servicing standard provided for in the outside servicing agreement. Further, pursuant to the related co-lender agreement and the outside servicing agreement, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) (and not any party to our securitization transaction) has certain rights to direct and advise the outside special servicer with respect to such outside serviced loan combination (including the related outside serviced mortgage loan). As a result, you will have less control over the servicing of the outside serviced mortgage loans than you would if the outside serviced mortgage loans are being serviced by the master servicer and the special servicer under the pooling and servicing agreement for your certificates.

See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Citigroup Global Markets Realty Corp. in its capacity as a sponsor) are obligated to repurchase or substitute any mortgage loan or make any loss of value payment in connection with either a breach of any sponsor’s representations and warranties or any document defects, if such sponsor defaults on its obligation to do so. Additionally, one of the sponsors, Barclays Bank PLC, may be subject to the “bail-in” powers of a Resolution Authority and such sponsor’s liabilities, including the obligation to repurchase certain defective mortgage loans could, among other things, be reduced, converted or extinguished in full. Alternatively the BRRD gives the power to a Resolution Authority to transfer the assets of certain relevant institutions to a third party entity. See “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates” above. We cannot assure you that the sponsors (or, if applicable, any related guarantor(s)) will have the financial ability to effect such repurchases or substitutions or make such payment to compensate the issuing entity. In addition, the sponsors (or, if applicable, any related guarantor(s)) may have various legal defenses available to them in connection with a repurchase or substitution obligation. In particular, in the case of any outside serviced mortgage loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of a related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan.   Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “The Mortgage Loan Purchase Agreements” for a summary of certain representations and warranties and the remedies in connection therewith.

Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan

In lieu of repurchasing or substituting a mortgage loan in connection with either a material breach of the related sponsor’s representations and warranties or any material document defects (other than a material breach or material document defect that is related to a mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3)), the related sponsor may make a payment to the trust to compensate it for the loss of value of the affected mortgage loan. Upon its making such payment, the sponsor will be deemed to have cured the related material breach or material defect in all respects. Although such “loss of value payment” may only be made to the extent that the special servicer, with the consent of the controlling class representative prior to the occurrence of a Control Termination Event, deems such amount to be sufficient to compensate the trust for the related material breach or material document defect, we cannot assure you that such payment will fully compensate the trust for such material breach or material document defect in all respects. See “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions” in this prospectus for a summary discussion of the loss of value payment.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates. Environmental reports were prepared for the mortgaged properties as described in “Description of the Mortgage Pool—Environmental Considerations”; however, it is possible that the environmental reports and/or supplemental “Phase II” sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the mortgaged properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For a more detailed description of environmental matters that may affect the mortgaged properties, see “—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” below and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing

There can be no assurance—

●	as to the degree of environmental testing conducted at any of the real properties securing the mortgage loans that back your offered certificates;

●	that the environmental testing conducted by or on behalf of the applicable originators or any other parties in connection with the origination of those mortgage loans or otherwise identified all adverse environmental conditions and risks at the related real properties;

●	that the results of the environmental testing were accurately evaluated in all cases;

●	that the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by any environmental consultant that may have conducted testing at the related real properties; or

●	that the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks.

Environmental site assessments vary considerably in their content, quality and cost. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time-consuming to be practical.

In addition, the current environmental condition of a real property securing a mortgage loan underlying your offered certificates could be adversely affected by—

●	tenants at the property, such as gasoline stations or dry cleaners, or

●	conditions or operations in the vicinity of the property, such as leaking underground storage tanks at another property nearby.

Various United States federal, state, local and municipal environmental laws, ordinances and regulations may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of the materials. The owner’s liability for any required remediation generally is unlimited and could exceed the value of the property and/or the total assets of the owner. In addition, the presence of hazardous or toxic substances, or the failure to remediate the adverse environmental condition, may adversely affect the owner’s or operator’s ability to use the affected property. In some states, contamination of a property may give rise to a lien on the property to ensure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage, deed of trust or other security instrument. In addition, third parties may seek recovery from owners or operators of real property for cleanup costs, property damage or personal injury associated with releases of or other exposure to hazardous substances, including asbestos and lead-based paint. Persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as other federal and state laws, provide that a secured lender, such as one of our trusts, may be liable as an “owner” or “operator” of the real property, regardless of whether the borrower or a previous owner caused the environmental damage, if—

●	agents or employees of the lender are deemed to have participated in the management of the borrower, or

●	the lender actually takes possession of a borrower’s property or control of its day-to-day operations, including through the appointment of a receiver or foreclosure.

Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar federal laws, that legislation has no applicability to state environmental laws. Moreover, future laws, ordinances or regulations could impose material environmental liability.

Federal law requires owners of residential housing constructed prior to 1978—

●	to disclose to potential residents or purchasers information in their possession regarding the presence of known lead-based paint or lead-based paint-related hazards in such housing, and

●	to deliver to potential residents or purchasers a United States Environmental Protection Agency approved information pamphlet describing the potential hazards to pregnant women and young children, including that the ingestion of lead-based paint chips and/or the inhalation of dust particles from lead-based paint by children can cause permanent injury, even at low levels of exposure.

In addition, owners may be liable for injuries to their tenants resulting from exposure under various laws that impose affirmative obligations on property owners of residential housing containing lead-based paint.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

General

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as a corporation under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments. The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

In addition, changes to REMIC restrictions on loan modifications may impact your investment in the offered certificates. See “—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates” below.

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Standards for Conduct Generally in Effecting

Foreclosure or the Sale of Defaulted Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

No Gross Up in Respect of the Certificates Held by Non-U.S. Persons

To the extent that any withholding tax is imposed on payments of interest or other payments on any certificates, as a result of any change in applicable law or otherwise, there will be no obligation to make any “gross-up” payments to certificateholders in respect of such taxes and such withholding tax would therefore result in a shortfall to affected certificateholders. See “Material Federal Income Tax Consequences—Taxation of Certain Foreign Investors” and “—FATCA.”

Certain Federal Tax Considerations Regarding Original Issue Discount

Certain classes of certificates may be issued with original issue discount for federal income tax purposes. Original issue discount is taxable when it accrues rather than when it is received, which generally will result in recognition of taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with regard to the original issue discount. See “Material Federal Income Tax Consequences—Taxation of the Regular Interests—Original Issue Discount” in this prospectus.

State, Local and Other Tax Considerations

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Consequences”, potential purchasers should consider the state and local, and any other, tax consequences of the acquisition, ownership and disposition of the offered certificates. State, local and other tax laws may differ substantially from the corresponding federal tax law, and this prospectus does not purport to describe any aspects of the tax laws of the states or localities, or any other jurisdiction, in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

If any tax or penalty is successfully asserted by any state, local or other taxing jurisdiction, none of the depositor, the sponsors, the related borrower, the trustee, the certificate administrator, the operating advisor, the master servicer or the special servicer will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult with your own tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the offered certificates.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates

Ordinarily, a grantor trust that modifies a mortgage loan jeopardizes its tax status as a grantor trust, and a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC, and possibly a grantor trust, may avoid such consequences, however, if the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

The IRS has issued Revenue Procedure 2009-45 easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC or a grantor trust by interpreting the circumstances when default is “reasonably foreseeable” to include those where the related servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on that mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Internal Revenue Code that allow a servicer to modify terms of REMIC-held mortgage loans that relate to changes in collateral, credit enhancement and recourse features, provided that after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test“). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified paydown transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC or grantor trust restrictions as well as any potential changes to the tax rules governing REMICs or grantor trusts.

Description of the Mortgage Pool

General

The issuing entity with respect to the Certificates will be Citigroup Commercial Mortgage Trust 2016-C3 (the “Issuing Entity”). The assets of the Issuing Entity will primarily consist of a pool (the “Mortgage Pool”) of 44 fixed rate commercial mortgage loans (collectively (including, without limitation, any REO Mortgage Loan), the “Mortgage Loans”) with an aggregate principal balance as of their respective due dates in November 2016 (or, in the case of any Mortgage Loan that has its first due date subsequent to November 2016, the date that would have been its due date in November 2016 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month) (collectively, the “Cut-off Date”), after deducting payments of principal due on such respective dates, of approximately $756,492,189 (with respect to each Mortgage Loan, the “Cut-off Date Balance” and, in the aggregate, the “Initial Pool Balance”).

Each Mortgage Loan is (i) evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and (ii) secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first lien on a fee simple or leasehold interest in an office, retail, hospitality, multifamily, self storage or mixed use property (each, a “Mortgaged Property”) (or, in certain cases, secured by multiple Mortgages encumbering a portfolio of Mortgaged Properties).

When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, if a Mortgage Loan is secured by more than one Mortgaged Property, the percentages are based on an allocated loan amount that has been assigned to each of the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property(ies) and the other limited assets securing the Mortgage Loan, and not against the borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower.  You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Ten (10) of the Mortgage Loans (each such Mortgage Loan, a “Split Mortgage Loan”) are part of a split loan structure (a “Loan Combination”). A Loan Combination consists of the particular Split Mortgage Loan to be included in the Issuing Entity and one or more “companion loans” (each, a “Companion Loan”) that will be held outside the Issuing Entity. If a Companion Loan is pari passu in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Pari Passu Companion Loan” and the related Loan Combination may be referred to in this prospectus as a “Pari Passu Loan Combination”. If a Companion Loan is subordinate in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Subordinate Companion Loan” and the related Loan Combination may be referred to in this prospectus as an “AB Loan Combination”. If a Loan Combination includes both a Pari Passu Companion Loan and a Subordinate Companion Loan, the discussion in this prospectus regarding both Pari Passu Loan Combinations and AB Loan Combinations will be applicable to such Loan Combination. The subject Split Mortgage Loan and its related Companion Loan(s) comprising any particular Loan Combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related Mortgaged Property or portfolio of Mortgaged Properties. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. See “—The Loan Combinations” below for more information regarding the identity of, and certain other information regarding, the Loan Combinations, as well as rights of the holders of the Companion Loans and the servicing and administration of the Loan Combinations that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers (or will be acquired, on or prior to the Closing Date, by the mortgage loan sellers) set forth in the following chart (collectively, the “Mortgage Loan Sellers”), and such entities will sell their respective Mortgage Loans to the Depositor, which will in turn transfer the Mortgage Loans to the Issuing Entity:

Mortgage Loan Sellers

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citigroup Global Markets Realty Corp., a New York corporation (“CGMRC”)	15 (the “CGMRC Mortgage Loans”)(1)	$270,379,720	35.7%
Barclays Bank PLC, a public limited company registered in England and Wales (“Barclays”)	12 (the “Barclays Mortgage Loans”)	222,282,500	29.4
Cantor Commercial Real Estate Lending, L.P., a Delaware limited partnership (“CCRE Lending”)	9 (the “CCRE Mortgage Loans”)	124,171,388	16.4
Rialto Mortgage Finance, LLC, a Delaware limited liability company (“Rialto”)	7 (the “Rialto Mortgage Loans”)(1)	109,705,463	14.5
CGMRC / Rialto(2)	1	29,953,118	4.0
Total	44	$756,492,189	100.0%

(1)	Except as otherwise indicated, references to “CGMRC Mortgage Loan(s)” also include the CGMRC Marriott Hilton Head Resort & Spa Note (as defined below), and references to “Rialto Mortgage Loan(s)” also include the Rialto Marriott Hilton Head Resort & Spa Note (as defined below).

(2)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Hilton Head Resort & Spa, representing approximately 4.0% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by CGMRC and Rialto and is evidenced by two promissory notes: (i) note A-2B, with an outstanding principal balance of $14,976,559 as of the Cut-off Date, as to which CGMRC is acting as Mortgage Loan Seller (the “CGMRC Marriott Hilton Head Resort & Spa Note”); and (ii) note A-4, with an outstanding principal balance of $14,976,559 as of the Cut-off Date, as to which Rialto is acting as Mortgage Loan Seller (the “Rialto Marriott Hilton Head Resort & Spa Note”).

The Sponsors originated (or co-originated) the Mortgage Loans or acquired (or, on or prior to the Closing Date, will acquire) the Mortgage Loans, directly or indirectly, from the originators as set forth in the following chart:

Originators

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citigroup Global Markets Realty Corp.(1)	Citigroup Global Markets Realty Corp.	15	$270,379,720	35.7%
Barclays Bank PLC(2)(3)	Barclays Bank PLC	12	222,282,500	29.4
Cantor Commercial Real Estate Lending, L.P.(4)	Cantor Commercial Real Estate Lending, L.P.	9	124,171,388	16.4
Rialto Mortgage Finance, LLC	Rialto Mortgage Finance, LLC	7	109,705,463	14.5
CCMRC / Rialto(5)	CCMRC / Rialto	1	29,953,118	4.0
	Total	44	$756,492,189	100.0%

(1)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 80 Park Plaza (which will be sold to the Depositor by CGMRC), representing approximately 6.6% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by CGMRC and Ladder Capital Finance LLC. CGMRC has acquired or will acquire note A-2 of the 80 Park Plaza Loan Combination (which is one of the promissory notes comprising the 80 Park Plaza Mortgage Loan) from Ladder Capital Finance VI TRS LLC on or prior to the Closing Date.

(2)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Briarwood Mall (which will be sold to the Depositor by Barclays), representing approximately 8.6% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by Barclays and Bank of America, N.A.

(3)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 101 Hudson Street (which will be sold to the Depositor by Barclays), representing approximately 7.4% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by Barclays, Wells Fargo Bank, National Association and Bank of America, N.A.

(4)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Potomac Mills (which will be sold to the Depositor by CCRE Lending), representing approximately 4.6% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by CCRE Lending, Société Générale, Barclays and Bank of America, N.A.

(5)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Hilton Head Resort & Spa, representing approximately 4.0% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by CGMRC and Rialto and is evidenced by two promissory notes: (i) the CGMRC Marriott Hilton Head Resort & Spa Note (which will be sold to the Depositor by CGMRC); and (ii) the Rialto Marriott Hilton Head Resort & Spa Note (which will be sold to the Depositor by Rialto).

CGMRC, Barclays, CCRE Lending and Rialto are referred to in this prospectus as the originators. CGMRC has acquired or will acquire note A-2 of the 80 Park Plaza Loan Combination (which is one of the promissory notes comprising the 80 Park Plaza Mortgage Loan) from Ladder Capital Finance VI TRS LLC on or prior to the Closing Date.

Citigroup Commercial Mortgage Securities Inc. (the “Depositor”) will acquire the Mortgage Loans from each of CGMRC, Barclays, CCRE Lending and Rialto (collectively, the “Sponsors”) on or about November 17, 2016 (the “Closing Date”) pursuant to the respective Mortgage Loan Purchase Agreement (as defined under “The Mortgage Loan Purchase Agreements” below) between the Depositor and each such Mortgage Loan Seller. The Depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the Trustee pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below).

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A, Annex B and Annex C to this prospectus may not equal the indicated total due to rounding. The information on Annex A, Annex B and Annex C to this prospectus with respect to the Mortgage Loans (or any Loan Combination, if applicable) and the Mortgaged Properties is based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, and (iii) each Mortgage Loan with an Anticipated Repayment Date pays in full on its related Anticipated Repayment Date. When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, the percentages are, in the case of multiple Mortgaged Properties securing the same Mortgage Loan, based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A to this prospectus. The statistics on Annex A, Annex B and Annex C to this prospectus were primarily derived from information provided to the Depositor by each Sponsor, which information may have been obtained from the borrowers.

With respect to any Split Mortgage Loan, all debt service coverage ratio, debt yield and loan-to-value ratio information presented in this prospectus is calculated and presented in a manner that reflects the aggregate indebtedness evidenced by the subject Split Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any related Subordinate Companion Loan.

With respect to each Mortgaged Property, the appraisal of such Mortgaged Property, the Phase I environmental report, any Phase II environmental report and any seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) were prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

“ADR” means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount” means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon the related Mortgage Loan documents or one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Loan Combination secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Loan Combination principal balance. Information presented in this prospectus (including Annex A and Annex B) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of November 2016 (or, in the case of any Mortgage Loan or Companion Loan that has its first Due Date subsequent to November 2016, the anticipated annualized debt service payable on such Mortgage Loan or Companion Loan as of November 2016); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan during the amortization period.

“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards, as set forth on Annex A. The appraisals for certain of the Mortgaged Properties may state an “as stabilized” (or similar) appraised value (generally as an alternative to, or in addition to, an “as-is” appraised value) for such Mortgaged Properties that assumes that certain events will occur with respect to the re-leasing, renovation or other repositioning of the Mortgaged Property. In addition, in the case of a portfolio of Mortgaged Properties, the appraisals may reflect a “portfolio premium” or an “as-is bulk” appraised value based on the assumption that such portfolio of Mortgaged Properties will be sold as a collective whole. Such values may, to the extent indicated, be reflected elsewhere in this prospectus, on Annex A to this prospectus, and in Annex B to this prospectus. For such Appraised Values and other values on a property-by-property basis, see Annex A to this prospectus and the related footnotes. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is an “as-is” appraised value unless otherwise specified below, and is in each case as determined by an appraisal made not more than 6 months prior to the origination date of the related Mortgage Loan, as described under “Appraisal Date” on Annex A to this prospectus.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus either (i) is an as-is appraised value with certain assumptions set forth in the appraisal, or (ii) is not the “as-is” appraised value, but is instead calculated on an “as-complete” or “portfolio premium” appraised value set forth in the appraisal, in each case as set forth below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hill7 Office, representing approximately 4.0% of the Initial Pool Balance, the Appraised Value of $202.0 million as of September 20, 2016 includes a $20.2 million credit received by the borrower at acquisition related to borrower owed tenant improvements and leasing commissions, free rent and operating expenses associated with the HBO and Redfin leases. Approximately $20.2 million in the form of a $10.4 million evergreen letter of credit from the Bank of Nova Scotia and a borrower sponsor guaranty of $12.7 million was provided to the lender in connection with the borrower owed TI/LC amount. The appraised value of such Mortgaged Property without taking into account the $20.2 million credit would be $182,000,000.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as The Bristol Hotel, representing approximately 1.6% of the Initial Pool Balance, the Appraised Value of $23,100,000 assumes the completion of a $3.08 million renovation. The borrower reserved $3.08 million at loan closing, and the renovation is expected to be completed in mid-2017. The appraised value of such Mortgaged Property without taking into account the completed renovation would be $18,800,000.

●	With respect to the Mortgaged Property identified on Annex A to this prospectus as NC Self Storage, representing approximately 0.9% of the Initial Pool Balance, the Appraised Value includes the value of a warehouse that is part of the Mortgaged Property but from which the borrower derives no income and to which no income is attributed in underwriting the Mortgage Loan. The appraised value of such Mortgaged Property without inclusion of such warehouse would be $10,000,000.

In addition, for certain Mortgage Loans, the Cut-off Date LTV Ratio and/or the Maturity Date/ARD LTV Ratio was calculated based on the “As Stabilized Appraised Value” as set forth on Annex A or an alternative appraised value (other than as set forth on Annex A) for the related Mortgaged Property, as described under the definitions of Cut-off Date LTV Ratio and/or Maturity Date/ARD LTV Ratio, as applicable.

“ARD” means, with respect to any Mortgage Loan or Companion Loan, any related Anticipated Repayment Date.

“As Stabilized Appraised Value” means, for any Mortgaged Property and any date of determination, the most current “as stabilized” (or similar) appraised value of such Mortgaged Property (if applicable) as set forth on Annex A to this prospectus, as determined by an appraisal of the Mortgaged Property, and that generally assumes that certain events will occur with respect to the re-leasing, renovation or other repositioning of the Mortgaged Property.

“Balloon Balance” means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity or any related Anticipated Repayment Date assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Crossed Group” means each group of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other (either individually or as part of a Pari Passu Loan Combination), if any. Each Crossed Group, if any, is identified by a separate letter on Annex A to this prospectus.

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to each Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A to this prospectus divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Cut-off Date LTV Ratio is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan, unless otherwise indicated;

●	with respect to each of the Mortgage Loans secured by the Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated using the related Appraised Value set forth on Annex A, which in each case is subject to certain adjustments as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Cut-off Date LTV Ratio based on Appraised Value(1)	Appraised Value	Cut-off Date LTV Ratio based on As-Is Appraised Value (unadjusted)	As Is Appraised Value (unadjusted)
The Bristol Hotel	1.6%	51.9%	$23,100,000	63.8%	$18,800,000
NC Self Storage	0.9%	56.0%	$11,600,000	64.9%	$10,000,000

●	with respect to the Mortgage Loan secured by the Mortgaged Property identified in the table below, the Cut-off Date LTV Ratio was calculated using the “As Stabilized Appraised Value” as set forth on Annex A to this prospectus, as opposed to the related Appraised Value, as set forth below:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Cut-off Date LTV Ratio based on As Stabilized Appraised Value	As Stabilized Appraised Value	Cut-off Date LTV Ratio based on Appraised Value	Appraised Value
Homewood Suites Overland Park	1.0%	46.8%	$16,000,000(1)	59.9%	$12,500,000

(1) The As Stabilized Appraised Value reflects the completion of a $2,493,532 property improvement plan with respect to the Mortgaged Property.

●	with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hill7 Office, the Cut-off Date LTV Ratio was calculated using the related Appraised Value set forth on Annex A, however, the related Cut-off Date Balance was adjusted to net out $3,000,000 to be used for future leasing activity, which amount was taken into account in the letter of credit and in the borrower sponsor guaranty provided to lender at loan origination, as described in the definition of “Appraised Value” above. The Cut-off Date LTV Ratio based on the Cut-off Date Balance without netting out $3,000,000 would be 50.0%.

“Debt Yield on Underwritten Net Cash Flow” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan;

“Debt Yield on Underwritten Net Operating Income” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan;

“DSCR,” “Debt Service Coverage Ratio,” “Cut-off Date DSCR”, “Underwritten NCF DSCR” or “UW NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the DSCR is based on the Annual Debt Service that is due in connection with such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of DSCR does not include the monthly debt service that is due in connection with the Subordinate Companion Loan, unless expressly stated otherwise;

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality, mixed use and multifamily properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower or master tenant (unless an event of default or one or more specified trigger events under the related Mortgage Loan documents have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.

“Maturity Date/ARD LTV Ratio”, “Maturity Date/ARD Loan-to-Value Ratio” or “LTV Ratio at Maturity/ARD” means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio is based on the aggregate Balloon Balance at maturity of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio does not include the principal balance of the related Subordinate Companion Loan, unless otherwise indicated;

●	with respect to each of the Mortgage Loans secured by the Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus; however, such Appraised Value is subject to certain adjustments as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Maturity Date/ARD LTV Ratio based on Appraised Value(1)	Appraised Value	Maturity Date/ARD LTV Ratio based on As-Is Appraised Value (unadjusted)	As Is Appraised Value (unadjusted)
The Bristol Hotel	1.6%	42.6%	$23,100,000	52.4%	$18,800,000
NC Self Storage	0.9%	45.0%	$11,600,000	52.2%	$10,000,000

●	with respect to the Mortgage Loan secured by the Mortgaged Property identified in the table below, the Maturity Date/ARD LTV Ratio was calculated using the “As Stabilized Appraised Value” as set forth on Annex A to this prospectus, as opposed to the related Appraised Value, as set forth below:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Maturity Date/ARD LTV Ratio based on As Stabilized Appraised Value	As Stabilized Appraised Value	Maturity Date/ARD LTV Ratio based on Appraised Value	Appraised Value
Homewood Suites Overland Park	1.0%	41.9%	$16,000,000(1)	53.7%	$12,500,000

(1) The As Stabilized Appraised Value reflects the completion of a $2,493,532 property improvement plan with respect to the Mortgaged Property.

●	with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hill7 Office, the Maturity Date/ARD LTV Ratio was calculated using the related Appraised Value set forth on Annex A, however, the related Balloon Balance was adjusted to net out $3,000,000 to be used for future leasing activity, which amount was taken into account in the letter of credit and in the borrower sponsor guaranty provided to lender at loan origination, as described in the definition of “Appraised Value” above. The Maturity Date/ARD LTV Ratio based on the Balloon Balance without netting out $3,000,000 would be 50.0%.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily, rental and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units or Beds, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, mixed use (to the extent the related Mortgaged Property includes office or retail space) and self storage properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See the footnotes to Annex A to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A to this prospectus.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality and multifamily properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

“Soft Springing Lockbox” means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account until the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents, at which time the lockbox converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox account is forwarded to an account controlled by the related borrower (or master tenant) or is otherwise made available to the related borrower (or master tenant). Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related Sponsor and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten Net Cash Flow,” “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related Sponsor has determined for tenant improvement and leasing commissions and/or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”.

“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related Sponsor, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Loan Combination, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged

Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related Sponsor and generally derived from the rental revenue (which may include rental revenue related to reimbursement of tenant improvements and leasing commissions) based on leases in place, leases that have been executed but the tenant is not yet paying rent, month-to-month leases (based on current rent roll and annualized), leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months following the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related Sponsor; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental and self storage properties, the related Sponsor either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior 1- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In certain cases, with respect to Mortgaged Properties with leases with rent increases or rent decreases during the term of the related Mortgage Loan, Underwritten Revenues were based on the average rent over the term of the Mortgage Loan. In some cases the related Sponsor included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues” below.

“Units,” “Rooms” or “Beds” means (a) in the case of a Mortgaged Property operated as multifamily, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property that is operated as a hospitality property, the number of guest rooms, or (c) in the case of a Mortgaged Property operated as a student housing property, the number of beds.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Statistical Characteristics of the Mortgage Loans

Overview

General Mortgage Loan Characteristics
(As of the Cut-off Date, unless otherwise indicated)

All Mortgage Loans
Initial Pool Balance(1)	$756,492,189
Number of Mortgage Loans	44
Number of Mortgaged Properties	72
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$1,796,130 to $65,000,000
Average Cut-off Date Balance	$17,193,004
Range of Mortgage Rates	2.988213% to 5.320000%
Weighted Average Mortgage Rate	4.159865%
Range of original terms to Maturity Date/ARD(2)	60 months to 120 months
Weighted average original term to Maturity Date/ARD(2)	114 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	58 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	113 months
Range of original amortization terms(3)	300 months to 360 months
Weighted average original amortization term(3)	354 months
Range of remaining amortization terms(3)	298 months to 360 months
Weighted average remaining amortization term(3)	353 months
Range of Cut-off Date LTV Ratios(4)(5)	38.0% to 75.0%
Weighted average Cut-off Date LTV Ratio(4)(5)	60.4%
Range of Maturity Date/ARD LTV Ratios(2)(4)(5)	38.0% to 66.0%
Weighted average Maturity Date/ARD LTV Ratio(2)(4)(5)	54.0%
Range of UW NCF DSCR(4)(6)	1.28x to 4.39x
Weighted average UW NCF DSCR(4)(6)	2.23x
Range of Debt Yield on Underwritten NOI(4)(7)	7.6% to 14.9%
Weighted average Debt Yield on Underwritten NOI(4)(7)	11.3%
Percentage of Initial Pool Balance consisting of:
Amortizing Balloon	42.5%
Interest Only then Amortizing Balloon	16.4%
Interest Only	41.1%
Percentage of Initial Pool Balance consisting of:
Mortgage Loans with subordinate debt or mezzanine debt	5.0%
Mortgaged Properties with single tenants	11.4%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Unless otherwise indicated, Mortgage Loans with Anticipated Repayment Dates are presented as if they were to mature on the Anticipated Repayment Dates.

(3)	Does not include any Mortgage Loan that pays interest-only until its maturity date or Anticipated Repayment Date, as applicable.

(4)	With respect to each Mortgage Loan that is part of a Loan Combination, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI are calculated based on both that Mortgage Loan and any related Pari Passu Companion Loan(s), but without regard to any related Subordinate Companion Loan(s), unless otherwise indicated. Other than as specifically noted, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI information for each Mortgage Loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.

(5)	The Cut-off Date LTV Ratios and Maturity Date/ARD LTV Ratios for each Mortgage Loan are generally based on the “as-is” Appraised Values (as set forth on Annex A to this prospectus) of the related Mortgaged Properties, provided that such loan-to-value ratios may be based on “as-stabilized” (or similar) values for a Mortgaged Property in certain cases where the completion of certain renovations is assumed and/or where reserves have been established at origination for the applicable renovation, as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain Mortgaged Properties have been adjusted based on certain assumptions (or extraordinary assumptions) including, without limitation, that (i) certain events will occur with respect to the re-leasing, renovation or other repositioning of the Mortgaged Property and/or that certain reserves have been established at origination for the applicable event that is expected to result in stabilization, or (ii) in the case of a portfolio of Mortgaged Properties, the appraisals may reflect a “portfolio premium” or an “as-is bulk” appraised value based on the assumption that such portfolio of Mortgaged Properties will be sold as a collective whole, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the Mortgage Pool using only unadjusted “as-is” Appraised Values and the Cut-off Date Balance or Balloon Balance (as applicable) of each Mortgage Loan, and without making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “—Certain Calculations and Definitions”, are 60.9% and 54.4%, respectively.

(6)	The UW NCF DSCR for each Mortgage Loan is generally calculated by dividing the underwritten net cash flow for the related Mortgaged Property or Mortgaged Properties by the annual debt service for such Mortgage Loan, as adjusted in the case of Mortgage Loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due. See the definition of “UW NCF DSCR” under “—Certain Calculations and Definitions”.

(7)	The Debt Yield on Underwritten NOI for each Mortgage Loan is generally calculated as the related Mortgaged Property’s Underwritten NOI divided by the Cut-off Date Balance of such Mortgage Loan, and the Debt Yield on Underwritten NCF for each Mortgage Loan is generally calculated as the related Mortgaged Property’s Underwritten NCF divided by the Cut-off Date Balance of such Mortgage Loan. See the definition of “Debt Yield on Underwritten NOI” under “—Certain Calculations and Definitions”.

See “—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the Mortgage Loans (and Loan Combination(s)) are expected to have substantial remaining principal balances as of their respective maturity dates or anticipated repayment dates, as applicable. This includes 7 Mortgage Loans, representing approximately 16.4% of the Initial Pool Balance, that pay interest-only for a portion of their respective terms, 11 Mortgage Loans, representing approximately 41.1% of the Initial Pool Balance, that pay interest-only for their entire terms through their respective maturity dates or anticipated repayment dates and 26 Mortgage Loans, representing approximately 42.5% of the Initial Pool Balance that pay principal and interest for their entire terms and as applicable.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Mortgaged Property Type	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Office	11	28	$274,831,834	36.3%
CBD	3	3	136,250,000	18.0
Suburban	6	12	93,781,834	12.4
Medical	2	13	44,800,000	5.9

Retail	10	15	$173,683,428	23.0%
Super Regional Mall Single Tenant Retail(2)	2 3	2 8	100,000,000 44,569,389	13.2 5.9
Unanchored	2	2	14,500,000	1.9
Shadow Anchored	2	2	9,730,375	1.3
Anchored	1	1	4,883,665	0.6

Hospitality	10	16	$157,834,844	20.9%
Extended Stay(3)	5	7	76,657,747	10.1
Limited Service(3)	3	7	44,314,192	5.9
Full Service	2	2	36,862,904	4.9
Multifamily	6	6	$107,092,681	14.2%
High Rise(2)	2	2	64,200,000	8.5
Garden	4	4	42,892,681	5.7

Self Storage(2)	5	5	$31,332,500	4.1%

Mixed Use	2	2	$11,716,901	1.5%
Self Storage/Warehouse	1	1	6,491,901	0.9
Multifamily/Retail	1	1	5,225,000	0.7

Total	44	72	$756,492,189	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A.

(2)	Includes Mortgage Loans that are secured by the related borrower’s fee interest in the Mortgaged Property, which is comprised of land and improvements that have been ground leased to a ground lessee that operates the improvements on the related Mortgaged Property (specifically, as applicable, the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Storage Etc. - Torrance, CA, Town House Apartments - Memphis and 7700 Shepherdsville Road - Louisville, KY, respectively).

(3)	The Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Starwood Select Service Hotel Portfolio I, representing approximately 3.0% of the Initial Pool Balance, is both Extended Stay and Limited Service.

Office Properties

Twenty-eight (28) office properties, representing collateral for approximately 36.3% of the Initial Pool Balance by allocated loan amount, secure, in whole or in part, 11 of the Mortgage Loans. A large number of factors may adversely affect the operation and value of office properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Office Properties”.

Certain of the office Mortgaged Properties may have specialty use tenants, such as dental or medical offices, physical therapy facilities (including aquatic physical therapy facilities), emergency room facilities, urgent care facilities, data centers, long-term care facilities, restaurants, fitness centers, schools/classrooms, concert halls, rooftop cell towers and/or parking garages, as part of the Mortgaged Property. Further, certain of the office Mortgaged Properties derive a portion of Underwritten Net Revenue from such specialty use tenants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason.

Retail Properties

Fifteen (15) retail properties, representing collateral for approximately 23.0% of the Initial Pool Balance by allocated loan amount, secure, in whole or in part, 10 of the Mortgage Loans. A large number of factors may adversely affect the operation and value of retail properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Retail Properties”.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants.

Certain of the retail Mortgaged Properties may have specialty use tenants, such as theaters, medical and dental offices, emergency room facilities, diagnostic laboratories, fitness centers, health clubs, dry cleaners, classrooms/educational centers, health professional schools, gas stations, schools, daycare facilities, houses of worship, performance studios, night clubs, parking garages, hospitals, animal hospitals, driving schools, hair salons and/or restaurants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 444 Connecticut Avenue, representing approximately 1.5% of the Initial Pool Balance, the Mortgaged Property is subject to an operation and easement agreement that sets forth operating standards for the Mortgaged Property and an adjacent property. Under the terms of the operation and easement agreement, the borrower is responsible for maintaining the common areas and the owner of the adjacent building is responsible for the reimbursement of its pro-rata share (approximately 56%) of the maintenance costs.

Hospitality Properties

Sixteen (16) hospitality properties, representing collateral for approximately 20.9% of the Initial Pool Balance by allocated loan amount, secure, in whole or in part, 10 of the Mortgage Loans. Sixteen (16) of the hospitality Mortgaged Properties, representing collateral for approximately 20.9% of the Initial Pool Balance by allocated loan amount, are flagged hotel properties that are affiliated with a franchise or hotel management company through a franchise or management agreement. A large number of factors may adversely affect the operation and value of hospitality properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Hospitality Properties”.

A hospitality property subject to a franchise or management agreement is typically required by the hotel chain to satisfy certain criteria or risk termination of its affiliation. We cannot assure you that any franchise agreement or management agreement will remain in place or that any hotel will continue to be operated under a franchised brand or under its current name. In addition, transferability of a franchise agreement is generally restricted. In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Hospitality Properties”.

Securing a new franchise license may require significant capital investment for renovations and upgrades necessary to satisfy a franchisor’s requirements. The following table shows each Mortgaged Property associated with a hotel brand operated through a license, franchise agreement, operating agreement or similar agreement with an expiration date that occurs, or a franchisor termination right that may be exercised, during the term of such Mortgage Loan:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance	Expiration/Termination of Related License/ Franchise/Operating Agreement	Mortgage Loan Maturity Date
Marriott Hilton Head Resort & Spa	$29,953,118	4.0%	March 2026	October 2026
Hampton Inn Muskegon	$22,689,728	3.0%	May 2022	October 2026
Fairfield Inn & Suites Norton Shores	$22,689,728	3.0%	June 2023	October 2026
Residence Inn Boise	$18,938,906	2.5%	March 2025	October 2026
Residence Inn Spokane	$18,938,906	2.5%	June 2021	October 2026
Marriott Saddle Brook	$6,909,786	0.9%	May 2019	December 2025

In addition, renovations, replacements and other work are ongoing at certain of the hospitality properties in connection with, among other things, franchise agreement and franchisor program requirements. See “—Redevelopment, Expansion and Renovation” below.

Certain of the hospitality properties may have a parking garage as part of the collateral. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality properties may be particularly affected by seasonality. The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Hilton Head Resort & Spa, representing approximately 4.0% of the Initial Pool Balance, requires a seasonality reserve that was established in connection with the origination of such Mortgage Loan that is required on an ongoing basis.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Hilton Head Resort & Spa, representing approximately 4.0% of the Initial Pool Balance, the Mortgaged Property derives approximately 27.2% of its underwritten revenue from food and beverage sources.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Saddle Brook, representing approximately 0.9% of the Initial Pool Balance, approximately 22.1% of the underwritten revenue is attributable to food and beverage sources.

See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Restaurants and Taverns”.

Multifamily Properties

Six (6) multifamily properties, representing collateral for approximately 14.2% of the Initial Pool Balance by allocated loan amount, secure, in whole or in part, 6 of the Mortgage Loans. A large number of factors may adversely affect the operation and value of multifamily properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Multifamily Rental Properties”.

Self Storage Properties

Five (5) self storage properties, representing collateral for approximately 4.1% of the Initial Pool Balance by allocated loan amount, secure, in whole or in part, 5 of the Mortgage Loans. A large number of factors may adversely affect the operation and value of self storage properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Warehouse, Mini-Warehouse and Self Storage Facilities”.

Certain self storage Mortgaged Properties also derive a portion of the Underwritten Revenue from one or more of (a) rent derived from storage spaces used primarily for office and/or warehouse use located at the related Mortgaged Property, (b) rent derived from truck rentals located at the Mortgaged Property, (c) rent derived from on-site apartments leased out to third parties, (d) rent derived from cell tower and/or antenna leases, (e) rent derived from leasing billboard space to third parties, (f) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle, and/or boat storage and/or (g) rent derived from retail operations.

Mixed Use Properties

Two (2) mixed use properties, representing collateral for approximately 1.5% of the Initial Pool Balance by allocated loan amount, secure, in whole or in part, 2 of the Mortgage Loans.

Each of the mixed use properties has one or more retail, multifamily, self storage and/or warehouse components. To the extent a mixed use property has retail, multifamily, self storage and/or warehouse components, such Mortgaged Property is subject to the risks relating to the applicable property types described in “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Retail Properties”, “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Warehouse, Mini-Warehouse and Self Storage Facilities”. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

Certain of the mixed use properties may have specialty use tenants, such as medical and dental offices, urgent care facilities, bio-medical facilities, music venues, theaters, parking garages, banks, ballroom event spaces, fitness centers, spas and/or restaurants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Specialty Use Concentrations

As indicated on Annex A to this prospectus, certain of the Mortgaged Properties have, as one or more of the 5 largest tenants (based on net rentable square footage) or as a single tenant operating at the related Mortgaged Property, a tenant that operates the property as a specialty use, which may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools(1)	16	9.8%
Restaurant(2)	9	9.3%
Theater(3)	1	4.6%
Bank branch(4)	3	3.4%
Gym, fitness center or a health club(5)	3	3.0%
Church(6)	1	0.9%
School, educational facility and/or beauty and cosmetology school(7)	2	0.9%
Day Care(8)	1	0.7%
Grocery Store(9)	1	0.6%
Laundromat(10)	1	0.5%

(1)	Includes the Mortgaged Properties identified on Annex A to this prospectus as 7101 College Boulevard, Brookdale Shopping Center, 225 Chapman Street, Landerhaven Office Park, Bank of America Center, 245 Chapman Street, 717 Allens Avenue, 1 Virginia Avenue, Regions Bank Building, 765 Allens Avenue, 17 Virginia Avenue, 117 Ellenfield Street, Grand Avenue Business Plaza, 240 Chapman Street, 45 Baker Street and 78 Baker Street.

(2)	Includes the Mortgaged Properties identified on Annex A to this prospectus as Hill7 Office, Southland Office Center, Bank of America Center, Regis Houze Apartments, Oakdale Shopping Center, Park Central Building 1, Congress Pointe Shopping Center, Grand Avenue Business Plaza and 75 Baker Street.

(3)	Includes the Mortgaged Property identified on Annex A to this prospectus as Potomac Mills.

(4)	Includes the Mortgaged Properties identified on Annex A to this prospectus as Southland Office Center, Mariposa Plaza and Grand Avenue Business Plaza.

(5)	Includes the Mortgaged Properties identified on Annex A to this prospectus as Mariposa Plaza, Brookdale Shopping Center and Landerhaven Office Park.

(6)	Includes the Mortgaged Property identified on Annex A to this prospectus as Brookdale Shopping Center.

(7)	Includes the Mortgaged Properties identified on Annex A to this prospectus as Regis Houze Apartments and 63 Baker Street.

(8)	Includes the Mortgaged Property identified on Annex A to this prospectus as Landerhaven Office Park.

(9)	Includes the Mortgaged Property identified on Annex A to this prospectus as Oakdale Shopping Center.

(10)	Includes the Mortgaged Property identified on Annex A to this prospectus as Congress Pointe Shopping Center.

Restaurants are subject to certain unique risks including that the restaurant space is not easily convertible to other types of retail or office space and that the restaurant receipts are not only affected by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers.

The cash flows generated from private schools are generally dependent on student enrollment and the ability of enrolled students to pay tuition, which in some cases is dependent on the ability to obtain financial aid or loans. Enrollment at a private school may decrease due to, among other factors: (i) changing local demographics; (ii) competition from other schools; (iii) increases in tuition and/or reductions in availability of student loans, government grants or scholarships; (iv) reductions in education spending as a result of changes in economic conditions in the area of the school; (v) poor performance by teachers, administrative staff or students; or (vi) mismanagement at the private school. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Private Schools and Other Cultural and Educational Institutions”.

Bank branches are specialty-use properties that are outfitted with vaults, teller counters and other customary installations and equipment that require significant capital expenditures. The ability to lease these properties to entities other than financial institutions may be difficult due to the added cost and time of refitting the properties.

These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

The table below presents the aggregate Cut-off Date Balance and percentage of Initial Pool Balance of the largest Mortgage Loans and the largest groups of Mortgage Loans with related borrowers:

Pool of Mortgage Loans

	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Top Mortgage Loan	$65,000,000	8.6%
Top 5 Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)	$271,250,000	35.9%
Top 10 Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)	$426,164,496	56.3%
Largest Related-Borrower Concentration(1)	$100,000,000	13.2%
Next Largest Related-Borrower Concentration(1)	$53,765,117	7.1%

(1)	Excludes single-borrower Mortgage Loans and cross-collateralized and cross-defaulted Mortgage Loans that are not otherwise related to a borrower under any other Mortgage Loans.

Other than with respect to the largest 10 Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), each of the other Mortgage Loans represents no more than approximately 3.7% of the Initial Pool Balance. See “Significant Loan Summaries” in Annex B to this prospectus for more information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgaged Property / Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Belvoir Portfolio	$42,000,000	5.6%
College Boulevard Portfolio	29,961,377	4.0
Lightstone Hotel Portfolio	28,367,869	3.7
Mills Fleet Farm	27,869,389	3.7
Starwood Select Service Hotel Portfolio I	22,689,728	3.0
Starwood Select Service Hotel Portfolio II	18,938,906	2.5
Broward County Office Portfolio	14,500,000	1.9
Starwood Select Service Hotel Portfolio III	12,136,483	1.6
Rite Aid – ACV Portfolio #1	5,300,000	0.7
Grand Total	$201,763,752	26.7%

Seven (7) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans”, collectively representing approximately 34.7% of the Initial Pool Balance, have borrower sponsors that are related to each other. No such group of Mortgage Loans represents more than approximately 13.2% of the Initial Pool Balance. See “Risk Factors—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A.

Related Borrower Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1
Briarwood Mall	$65,000,000	8.6%
Potomac Mills	35,000,000	4.6
Total for Group 1:	$100,000,000	13.2%
Group 2
Starwood Select Service Hotel Portfolio I	$22,689,728	3.0%
Starwood Select Service Hotel Portfolio II	18,938,906	2.5
Starwood Select Service Hotel Portfolio III	12,136,483	1.6
Total for Group 2:	$53,765,117	7.1%
Group 3
Marriott Hilton Head Resort & Spa	$22,953,118	4.0%
Marriott Saddle Brook	6,909,786	0.9
Total for Group 3:	$36,862,904	4.9%
Group 4
Las Palmas I, II, III	$16,750,000	2.2%
North Pointe - Riverside	13,500,000	1.8
Total for Group 4:	$30,250,000	4.0%
Group 5
Storage Etc. - Torrance, CA	$9,112,500	1.2%
Storage Etc. - Pomona, CA	5,425,000	0.7
Storage Etc. - Rosemead, CA	4,755,000	0.6
Storage Etc. - Diamond Bar, CA	4,690,000	0.6
Total for Group 5:	$23,982,500	3.2%
Group 6
Parkview Apartments	$6,642,681	0.9%
Preston Racquet Club Condominiums	6,000,000	0.8
Total for Group 6:	$12,642,681	1.7%
Group 7
Grand Avenue Business Plaza	$2,838,092	0.4%
Overland Corporate B Building	1,796,130	0.2
Total for Group 7:	$4,634,222	0.6%

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
New Jersey	3	$113,159,786	15.0%
California	12	$95,161,811	12.6%
Michigan	5	$87,420,807	11.6%
Connecticut	2	$69,400,000	9.2%
Virginia	2	$65,000,000	8.6%
Washington	3	$55,901,226	7.4%
Rhode Island	12	$42,000,000	5.6%
Kansas	6	$37,450,462	5.0%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for the Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as stated on Annex A to this prospectus.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or the regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Mortgaged Properties located in Texas, California, Florida and Arizona, among others, are more susceptible to certain hazards (such as earthquakes and wildfires) than properties in other parts of the country.

●	Mortgaged Properties located in coastal states, which include Mortgaged Properties located in, for example, Texas, Michigan, Ohio, California, Florida and South Carolina, among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic States and in the Gulf Coast region have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.

●	Mortgaged Properties located in the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States and particularly the northern and central parts of Mississippi, are prone to tornados.

●	In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.

Sixteen (16) Mortgaged Properties, collectively securing approximately 21.1% of the Initial Pool Balance by allocated loan amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19%.

Loans Underwritten Based on Projections of Future Income Resulting From Mortgaged Properties with Limited Prior Operating History

Eight (8) of the Mortgaged Properties, identified on Annex A to this prospectus as Quantum Park, Mills Fleet Farm - Fargo, ND, Mills Fleet Farm - Green Bay (East), WI, Mills Fleet Farm - Mankato, MN, Mills Fleet Farm -Hudson, WI, Mills Fleet Farm - Marshfield, WI, Bank of America Center and Park Central Building I collectively securing approximately 9.0% of the Initial Pool Balance, were acquired 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Three (3) of the Mortgaged Properties, identified on Annex A to this prospectus as Hill7 Office, Regis Houze Apartments and Fresenius Birmingham, collectively securing approximately 5.0% of the Initial Pool Balance, were constructed or repurposed 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Tenancies-in-Common

Certain borrowers may own a Mortgaged Property as tenants-in-common. In the case of each of the Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A to this prospectus as 80 Park Plaza and Belvoir Portfolio, representing approximately 6.6% and 5.6%, respectively, of the Initial Pool Balance, the related borrowers are tenants-in-common. However, with respect to each such Mortgage Loan, the related tenants-in-common have waived their respective right to partition.

See “Risk Factors—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Delaware Statutory Trusts

With respect to the Mortgage Loan identified on Annex A to this prospectus as Fresenius Birmingham, representing approximately 0.4% of the Initial Pool Balance, the related borrower is a Delaware statutory trust (the “Fresenius DST“). The Fresenius DST is controlled by a signatory trustee (which is a special purpose entity and 100% owned and controlled by the related sponsor), and the signatory trustee has broad authority to control the Fresenius DST borrower similar to the control a general partner or managing member would have with respect to an alternative form of special purpose entity. A Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee for the related borrower. The master lessee joined the Mortgage Loan documents and therein subjected its leasehold interest to the lien of the lender and assigned to the lender all of its interest in any rents from the Mortgaged Property. Under certain circumstance, including, without limitation, when investment in the property is required, the Fresenius DST’s signatory trustee can cause the Fresenius DST to convert to a limited liability company for which the signatory trustee would act as sole manager. The holders of the beneficial interests in the Fresenius DST do not have authority to control or manage the borrower or the Mortgaged Property under the related trust agreement, and their consent is not required for a conversion of the borrower to a limited liability company.

Condominium Interests

Five (5) of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Hill7 Office, Quantum Park, Preston Racquet Club Condominiums, Landerhaven Office Park and Regis Houze Apartments, representing approximately 4.0%, 4.0%, 0.8%, 0.7% and 0.7%, respectively, of the Initial Pool Balance, are secured, in certain cases, in part, by the related borrower’s interest in one or more units in a condominium. With respect to such Mortgage Loans, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent, other than as described below:

●	With respect to the Mortgage Loan identified on Annex A to this prospectus as Quantum Park, representing approximately 4.0% of the Initial Pool Balance, the related Mortgaged Property is governed under two separate condominium regimes: (i) the building condominium (the “Building Condominium“) and (ii) the land condominium (the “Land Condominium“). Under the Land

Condominium regime and as of the Cut-off Date, the borrower appoints all five directors that sit on the related board of directors. Under the Building Condominium regime and as of the Cut-off Date, the borrower appoints four of the five directors that sit on the related board of directors. Notwithstanding the foregoing, in connection with the borrower’s purchase of the Mortgaged Property, certain non-collateral parcels of land located around the perimeter of the Mortgaged Property were retained by the seller for future development and as of the Cut-off Date, were not included in the Land Condominium, however, pursuant to the Land Condominium declaration, such parcels of land may be added to the Land Condominium in the future, thereby diluting the borrower’s interest/voting right in the Land Condominium association, and the borrower may not control the Land Condominium at such time. However, the condominium documents contain typical lender protections, including notice and cure rights, and mortgagee consents for certain material actions under the condominium documents.

●	With respect to the Mortgage Loan identified on Annex A to this prospectus as Regis Houze Apartments, representing approximately 0.7% of the Initial Pool Balance, the Mortgaged Property is one unit of a two-unit condominium. The units each have a 50% interest in the condominium and the right to appoint two members of the four-member condominium board.

Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, have consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit. See “Risk Factors—Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Leasehold Interests

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, and the fee interest in such portion is not also encumbered, then such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

Three (3) Mortgaged Properties, identified on Annex A to this prospectus as Storage Etc. - Torrance, CA, Town House Apartments - Memphis and 7700 Shepherdsville Road - Louisville, KY, securing approximately 1.2%, 0.8% and 0.4%, respectively, of the Initial Pool Balance by allocated loan amount, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the borrower’s leasehold interest in the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted on Annex E, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

See “Risk Factors—Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property”. See also Sponsor Representations and Warranties No. 34 (Ground Leases) on Annex E-1 to this prospectus and any related exceptions on Annex E-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this prospectus).

Condemnations

There may be Mortgaged Properties securing Mortgage Loans as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 101 Hudson Street, representing approximately 7.4% of the Initial Pool Balance, a 15-foot strip of land in the north-east corner of the Mortgaged Property was taken for public use. The condemned strip has not been assigned any value in the appraisal.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 15 months prior to the Cut-off Date. See Annex A to this prospectus for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (each, an “ESA“). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos containing material, lead based paint, radon or water damage with limited areas of potential or identified mold, depending upon the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC“). A Phase II investigation generally consists of sampling and/or testing.

The environmental reports may have revealed material adverse conditions or circumstances at a Mortgaged Property:

●	that were remediated or abated before the origination date of the related Mortgage Loan or are anticipated to be remediated or abated before the Closing Date;

●	for which an operations and maintenance plan, abatement as part of routine maintenance or periodic monitoring of the Mortgaged Property or nearby properties will be in place or recommended;

●	for which an escrow, guaranty or letter of credit for the remediation will have been established pursuant to the terms of the related Mortgage Loan;

●	for which an environmental insurance policy will have been obtained from a third party insurer;

●	for which the principal of the borrower or another financially responsible party will have provided an indemnity or will have been required to take, or will be liable for the failure to take, such actions, if any, with respect to such matters as will have been required by the applicable governmental authority or recommended by the environmental reports;

●	for which such conditions or circumstances will have been investigated further and the environmental consultant has recommended no further action or remediation;

●	as to which the borrower or other responsible party has obtained, or will be required to obtain post closing, a “no further action” letter or other evidence that governmental authorities would not be requiring further action or remediation;

●	that would not require substantial cleanup, remedial action or other extraordinary response under environmental laws; or

●	for which the related borrower has obtained or sought to obtain or agreed to seek a “case closed” or similar status for the issue from the applicable governmental agency.

It was not uncommon for the environmental testing to reveal the presence of asbestos containing materials, lead based paint, mold and/or radon at any Mortgaged Property. Where these substances were present, the environmental consultant generally recommended, and the borrower was generally required to establish an operation and maintenance plan to address the issue or, in some cases involving asbestos containing materials and lead based paint, an abatement or removal program.

Other identified conditions could, for example, include leaks from surface level storage tanks, underground storage tanks (each, a “UST“), leaking underground storage tanks (each, a “LUST“), onsite dry cleaning facilities, gas stations, and on site spills. In such cases, corrective action, as required by the regulatory agencies, has been or is currently being undertaken and, in some cases, the related borrowers have made deposits into environmental reserve accounts. However, we cannot assure you that any environmental indemnity, insurance, letter of credit, guaranty or reserve amounts will be sufficient to remediate the environmental conditions or that all environmental conditions have been identified or that operation and maintenance plans will be put in place and/or followed.

Problems associated with mold may pose risks to the real property and may also be the basis for personal injury claims against a borrower. Although the Mortgaged Properties will be required to be inspected periodically, there is no set of generally accepted standards for the assessment of mold currently in place. If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses which could adversely impact collections from a Mortgaged Property.

It is possible that the environmental reports and/or Phase II sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the Mortgaged Properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For further general discussion of the environmental matters that may affect the Mortgaged Properties, see “Risk Factors—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 101 Hudson Street, representing approximately 7.4% of the Initial Pool Balance, the ESA obtained at loan origination identified a recognized environmental condition associated with two underground storage tanks containing fuel oil that were installed about 1991. The environmental consultant estimated that remediation costs, if necessary, would range from $750,000 to $1 million. The ESA recommended a Phase II subsurface assessment. The lender waived a Phase II assessment based on the guarantor’s stated net worth and a borrower-owned Storage Tank Third Party Liability, Corrective Action and Clean-Up Costs Policy issued by AIG Specialty Insurance Company (a member company of American International Group Inc.) in the amount of $1 million, with a one year term (with an optional extended reporting period of an additional year for the same annual premium) and having a $50,000 deductible. The policy covers five other locations and eight other storage tanks at affiliate-owned properties. The policy premium for the one year term was pre-paid at closing. The sponsor also owns a Commercial Pollution Legal Liability policy, issued by Commerce and Industry Insurance Company (a member company of American International Group Inc.) in the amount of $20 million per incident ($40,000,000 aggregate policy), with a term until November 15, 2018 and having a $100,000 deductible per incident. American International Group Inc. has an S & P rating of “A-”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 80 Park Plaza, representing approximately 6.6% of the Initial Pool Balance, the ESA identifies as RECs the historic use of the Mortgaged Property as a gas station and the historic use of the Mortgaged Property for dry cleaning operations. The ESA consultant recommended that a Phase II investigation be performed at the Mortgaged Property to identify any potential impacts associated with historic use. In lieu of the Phase II investigation, and to mitigate the potential of environmental liability caused by historic use, present use and future use of the property, a Lender Environmental Collateral Protection and Liability Environmental Insurance Policy was purchased for the Mortgaged Property. The insurance was issued by Zurich Steadfast Insurance Company, and includes a $25,000 deductible with a limit of liability of $2,000,000 per claim and in the aggregate.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Mills Fleet Farm, representing approximately 3.7% of the Initial Pool Balance, the related ESAs identified the likelihood of soil contamination at the Mortgaged Properties identified as Hudson, WI, Marshfield, WI, Fargo, ND and Green Bay (East), WI related to clarifier systems installed over 20 years ago in connection with the automotive service centers. In addition, the related ESAs found that the Mortgaged Properties identified above currently are equipped with gasoline, diesel, kerosene and/or used oil UST systems associated with fuel dispensing and automotive repair activities, and the Mortgaged Property identified as Marshfield, WI was equipped with an in-ground hydraulic lift system from 1980-1996. The lender obtained an environmental impairment liability insurance policy from Great American Insurance Group, with policy limits of $5,000,000 per incident and in the aggregate, with a $250,000 deductible, and a policy term of 13 years. Premiums for the 13-year policy period have been paid in full.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as North Pointe – Riverside, representing approximately 1.8% of the Initial Pool Balance, a parcel adjacent to the Mortgaged Property is the site of an onsite dry cleaning operation (the “North Pointe Adjacent Dry Cleaner Site“) that was subject to remediation efforts due to subsoil contamination. The North Pointe Adjacent Dry Cleaner Site received case closure in 2010. A Phase II investigation was conducted due to concerns that the contamination may have migrated to the Mortgaged Property. The Phase II investigation found contaminants in the soil and ground water exceeding the maximum contaminant levels, although the report concluded that there does not appear to be a human health risk. The Phase II recommended no further action.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Storage Etc. – Torrance, CA, representing approximately 1.2% of the Initial Pool Balance, the ESA obtained at loan origination reported that the Mortgaged Property is located on land that was formerly used as a heavy industrial facility, which resulted in significant soil, groundwater and soil vapor contamination. The owner of the former industrial facility, Honeywell International, was identified as the responsible party for the performance of remediation and ongoing monitoring obligations at the Mortgaged Property until regulatory closure is granted. The environmental consultant recommended that so long as Honeywell International is in the process of completing the required remediation activities, the environmental documents related to Honeywell International’s remediation activities should be reviewed and evaluated on an ongoing basis until regulatory closure is granted.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Saddle Brook, representing approximately 0.9% of the Initial Pool Balance, the ESA noted that groundwater samples taken from an irrigation well on the eastern portion of the Mortgaged Property in May of 2001 identified certain contaminants resulting from a regional off-site source. The New Jersey Department of Environmental Protection issued a no further action letter on March 8, 2002 indicating that groundwater contamination exists beneath the Mortgaged Property from a source unrelated to the Mortgaged Property, and that under applicable environmental laws, the owner is not responsible for responding to the ground water impacts. The ESA identified one on-site irrigation well on the Mortgaged Property and recommended no further action other than properly abandoning the on-site irrigation well. The Mortgage Loan documents require the borrower to use commercially reasonable efforts to cause the abandonment and closure of the irrigation well and to provide the lender with a well abandonment certificate in a form compliant with any applicable laws. We cannot assure you that no future circumstance could warrant further action or that the irrigation well will be abandoned.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Brookdale Shopping Center, representing approximately 0.9% of the Initial pool Balance, the ESA identifies as a controlled REC for the Mortgaged Property the historic operation of an on-site dry-cleaning business, which resulted in impacts to soil and groundwater above applicable standards. Given the impacts, the consultant prepared a Due Care Plan for the Mortgaged Property, which provides for the safe utilization of the impacted areas. In the spring and summer of 2016, an indoor air survey was conducted at the Mortgaged Property to identify any vapor intrusion concerns associated with known impacts. No such vapor intrusion concerns were identified. However, the ESA consultant recommended an additional indoor air sampling event to evaluate the potential for vapor intrusion under fall seasonal conditions. To address this recommendation, an escrow of 150% of the estimated cost of $2,625 for vapor intrusion sampling was established at the time of closing, with vapor intrusion testing to be completed within 60 days of closing. Should the vapor intrusion testing identify the need for a vapor extraction system, the borrower is required to post 150% of the cost to remediate - estimated by the Phase I ESA consultant to be between $110,000 and $150,000 - into escrow, or a cash flow sweep will take effect to sweep up to 150% of the cost to remediate. To generally mitigate the potential of environmental liability caused by the historic on-site dry cleaning operations and associated impacts, as well as present use and future use of the Mortgaged Property, a Premises Environmental Liability environmental insurance policy was purchased for the Mortgaged Property. The policy, issued by Great American E&S Insurance Company, has a limit of liability of $2,000,000 per claim and in the aggregate. The policy also includes a general deductible of $25,000, with a $50,000 deductible for dry cleaning constituents.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A of this prospectus as NC Self Storage, representing approximately 0.9% of the Initial Pool Balance, the ESA identifies as a controlled REC for the Mortgaged Property impacts to groundwater caused by contaminants migrating from a release on an adjacent property. Remediation has been conducted at the adjacent property and the Mortgaged Property by the responsible party, who is unrelated to the borrower. Based on the completion of that remediation, the responsible party is currently waiting on closure documentation from the governing authority for both the impacts to its property and the impacts to the Mortgaged Property. To mitigate the potential of environmental liability associated with groundwater impacts caused by the migrating release from the adjacent property, as well as the present use and future use of the Mortgaged Property, a Premises Environmental Liability environmental insurance policy was purchased for the Mortgaged Property. The policy bears a limit of liability of $7,000,000 per claim and in the aggregate. The policy also includes a deductible of $25,000.

Litigation and Other Legal Considerations

Certain risks relating to litigation regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan”. There may be material pending or threatened litigation or other legal proceedings against the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. Below are descriptions of certain material current litigation matters or material threatened litigation matters relating to certain Mortgage Loans:

With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Las Palmas I, II, III and North Pointe – Riverside, respectively, collectively representing approximately 4.0% of the Initial Pool Balance, the borrower sponsors reported that their primary owner (the “Las Palmas-Riverside Owner“) is a defendant in two pending suits brought by two of his brothers alleging that the Las Palmas-Riverside Owner and his brothers orally formed a general partnership agreement relating to certain business ventures. Among the claims brought by the Las Palmas-Riverside Owner’s brothers is a claim relating to profits earned by the acquisition of certain apartment buildings. In connection with such claim, the plaintiffs sought $250,000,000 and a jury awarded them $65,000,000. The decision was remanded back to the district court after the appellate court issued an order affirming in part and reversing in part. A jury trial is currently scheduled for November 2016.

We cannot assure you that the above-described litigation matters or any current litigation matters relating to certain Mortgage Loans would not have an adverse effect on, or provide any indication of the future performance of the obligors or the non-recourse carveout guarantors under, the related Mortgage Loans.

Redevelopment, Expansion and Renovation

Certain of the Mortgaged Properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, renovation or expansion or, with respect to hospitality properties, such properties are subject to property improvement plans (“PIPs”) required by the franchisors. Certain risks related to redevelopment, expansion and renovation or the obligation to execute PIPs at a Mortgaged Property are described in “Risk Factors—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Below are descriptions of certain such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than $1,000,000, and certain of such Mortgaged Properties that are subject to PIPs.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Briarwood Mall, representing approximately 8.6% of the Initial Pool Balance, the mall property is undergoing floor renovations estimated to cost in excess of $1.0 million. The costs of such renovations were not escrowed for by the lender.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Lightstone Hotel Portfolio, representing approximately 3.7% of the Initial Pool Balance, the Mortgaged Property identified as Home2 Suites Seattle Airport will undergo a $50,373 PIP. 125% of the estimated cost of the related PIP was reserved at origination. With respect to the Mortgaged Property identified as Home2

Suites Salt Lake City/South Jordan, the related Mortgaged Property will undergo a $256,568 PIP. 125% of the estimated cost of the related PIP was reserved at origination.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Starwood Select Service Hotel Portfolio I, representing approximately 3.0% of the Initial Pool Balance, the Mortgaged Property identified as Hyatt House Charlotte is currently undergoing a PIP to replace the furnishings in the guest rooms scheduled to be completed in December 2018. $500,000 was reserved at origination of the Mortgage Loan for the PIP, representing 100% of the estimated cost of the PIP.

With respect to the Mortgage Loan secured by the Mortgaged Property identified as Homewood Suites Overland Park, representing approximately 1.0% of the Initial Pool Balance, the Mortgaged Property will commence a PIP for which $2,493,532 was reserved at origination, representing 110% of the estimated cost of the PIP.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as The Bristol Hotel, representing approximately 1.6% of the Initial Pool Balance, the Mortgaged Property is currently undergoing a comprehensive renovation that began in 2015 and is expected to be completed in 2017. The borrower spent approximately $2.5 million on items such as a new cooling tower, room renovations and elevator upgrades. Remaining renovations include the replacement of the ground floor restaurant with administrative office areas, an expanded lobby, a lobby bar, conversion of the second floor administrative office space and fitness room to a meeting space, and conversion of the ninth floor meeting space to a fitness center and twelve additional guestrooms. The estimated cost of approximately $3.08 million to complete the remaining renovations was escrowed at closing.

We cannot assure you that these above described renovations and build outs will not temporarily interfere with the use and operation of portions of the related Mortgaged Property and/or make the related Mortgaged Property less attractive to potential guests, patrons, customers and/or tenants. See “Significant Loan Summaries” in Annex B to this prospectus for additional information on the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Default History, Bankruptcy Issues and Other Proceedings

Defaults Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases.

Four (4) of the Mortgage Loans, representing approximately 4.0% of the Initial Pool Balance, were refinancings in whole or in part of loans that were (or refinancings of temporary bridge loans that in turn refinanced loans that were) in default at the time of refinancing or otherwise involved discounted pay-offs or provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO, as described below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Southland Office Center, representing approximately 1.6% of the Initial Pool Balance, the Mortgage Loan refinanced a prior loan that was in maturity default. The prior loan was paid off in full, including default interest in the amount of approximately $53,000.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Parkview Apartments, representing approximately 0.9% of the Initial Pool Balance, the Mortgage Loan refinanced a prior loan that was in maturity default. The prior loan was paid off in full, including default interest in the amount of approximately $3,751.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Preston Racquet Club Condominiums, representing approximately 0.8% of the Initial Pool Balance, the Mortgage Loan refinanced a prior loan that was in maturity default. The prior loan was paid off in full, including default interest in the amount of approximately $1,276.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Landerhaven Office Park, representing approximately 0.7% of the Initial Pool Balance, the Mortgage Loan refinanced a prior loan that was in maturity default.

Borrowers, Principals or Affiliated Entities Were Parties to Defaults, Bankruptcy Proceedings, Criminal Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts

Certain of the borrowers, principals of the borrowers and other entities affiliated with such principals are or previously have been parties to loan defaults, bankruptcy proceedings, criminal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts (which may have included a discounted payoff), in addition to any bankruptcy related litigation issues discussed above in “—Litigation and Other Legal Considerations”, which in some cases may have involved a Mortgaged Property that secures a Mortgage Loan to be included in the Issuing Entity. For example, with respect to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan, and considering any related Mortgage Loans under common borrower sponsorship) taking into account any such material defaults, proceedings, transactions and/or mortgage loan workouts that have occurred within the last 15 years and of which we are aware:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Briarwood Mall, representing approximately 8.6% of the Initial Pool Balance, the related sponsor has sponsored other real estate projects in the last 10 years that have been subject to mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 101 Hudson Street, representing approximately 7.4% of the Initial Pool Balance, affiliates of the borrower sponsor (Mack-Cali Realty, L.P.) have been involved in various real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure including, within the past two years: (i) an office building located in Greenbelt, Maryland that was the subject of a foreclosure in June 2016 following the nonrenewal of the sole tenant; (ii) an office building in Roseland, New Jersey that was the subject of a foreclosure in August 2015; (iii) office buildings located in Lyndhurst, New Jersey; South Brunswick, New Jersey; and Parsippany, New Jersey that were the subjects of deeds-in-lieu of foreclosure in May, June and July 2015, respectively, as a result of declining occupancy; and (iv) a discounted pay off in connection with a loan secured by four properties in Northern New Jersey. In addition, the borrower sponsor is the sponsor of a $40.4 million loan which is secured by an office building in Roseland, New Jersey which is the subject of maturity default (loan matured May 2016). The borrower under that loan has continued to make regular debt service payments and is in discussion with the related lender regarding a deed-in-lieu of foreclosure, which is expected by year-end.

●

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 80 Park Plaza, representing approximately 6.6% of the Initial Pool Balance, since 2007, the sponsor, either directly or through one or more subsidiary entities, has experienced four loans in special servicing, three of which were foreclosed upon or deeded in lieu of foreclosure and one for which the note was purchased, each secured by commercial real estate unrelated to the Mortgaged Property. With respect to the first loan, after defaulting on such mortgage loan, the unrelated borrower negotiated the purchase of the mortgage note from the special servicer at a discount for approximately 65% of the initial principal balance of the loan. With respect to the second loan, the mortgage was foreclosed upon by the special servicer of the loan after a default thereunder and litigation between the parties ensued. The property was sold at a discount and the related litigation was settled as of September 2012. With respect to the third loan, comprised of a portfolio mortgage loan and mezzanine loan component, in anticipation of a payment default under the mortgage loan, the unrelated borrower purchased the mezzanine note at a discounted price in order to reduce monthly debt service obligations. The unrelated borrower then defaulted on the mortgage loan component, and the special servicer foreclosed on the properties in August 2012. In the case of the fourth loan, due to economic difficulties encountered at the related property securing such loan and tenants vacating their space, the unrelated borrower indicated that it was unable to make debt service payments beginning in May 2013 and the lender under the unrelated loan ultimately took the property by deed-in-lieu of foreclosure.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Potomac Mills, representing approximately 4.6% of the Initial Pool Balance, the related sponsor, Simon Property Group, L.P., has sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Hilton Head Resort & Spa, representing approximately 4.0% of the Initial Pool Balance, in 2005 one of the non-recourse carveout guarantors, Columbia Sussex Corporation (“CSC“), acquired a portfolio of fourteen hotel properties from Blackstone Group, Inc., financed by a $1,100,000,000 loan from Bear Stearns Companies, Inc. and Bank of America Corporation (and $300,000,000 of sponsor equity). The debt included seven tiers of mezzanine debt, which Blackstone Group, L.P. purchased. The debt matured in October 2010 with an outstanding principal balance of $1,030,000,000. CSC was unable to refinance or restructure the loan and agreed to a deed-in-lieu of foreclosure and transferred ownership of the portfolio back to Blackstone Group L.P. In 2007, CSC acquired the Tropicana casinos in both Las Vegas and Atlantic City through a separate entity, Tropicana Entertainment. The New Jersey Casino Control Commission subsequently denied Tropicana Entertainment a gaming license, and as a result, Tropicana Entertainment was unable to operate the Tropicana casino in Atlantic City. Tropicana Entertainment defaulted on the loans that financed the acquisition and filed for Chapter 11 bankruptcy. In addition, CSC Holdings, LLC has been the borrower sponsor of various CMBS loans for which the related property has been acquired by the applicable lender in connection with a foreclosure or deed-in-lieu of foreclosure, as well as the borrower sponsor of certain nonrecourse loans that are currently in special servicing and/or where the related properties are being managed by an appointed receiver, are in foreclosure or have entered a deed-in-lieu transaction. CSC Holdings is also the borrower sponsor of loans in default outside of a securitization.

There are likely other material defaults, proceedings, transactions and/or mortgage loan workouts involving certain of the borrowers, principals of the borrowers and other entities under the control of such principals that have (i) occurred prior to the last 15 years, (ii) occurred during the last 15 years with respect to Mortgage Loans that are not among the 15 largest Mortgage Loans, or (iii) otherwise occurred at any time and of which we are not aware.

We cannot assure you that there are no other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Tenant Issues

Tenant Concentrations

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted, if that tenant defaults or if that tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage) at each retail, office, self storage and mixed use Mortgaged Property.

The Mortgaged Properties have single tenants as set forth below:

●	Fourteen (14) of the Mortgaged Properties securing in whole or in part 5 Mortgage Loans, collectively representing approximately 11.4% of the Initial Pool Balance by allocated loan amount, are each leased to a single tenant.

●	No Mortgaged Property leased to a single tenant secures a Mortgage Loan representing more than approximately 4.0% of the Initial Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate the lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

In the event of a default by each of the foregoing tenants, if the related lease expires prior to the Mortgage Loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the related Mortgage Loan. In certain cases where the tenant owns the improvements to the Mortgaged Property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

Lease Expirations and Terminations

Lease Expirations

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each office, retail, and mixed use Mortgaged Property. Even if none of the top 5 tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, (i) some of the Mortgaged Properties have significant leases (not related to the 5 largest tenants) or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan, and (ii) there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Identified below are certain lease expirations or concentrations of lease expirations with respect to the retail, office, self storage and mixed use Mortgaged Properties:

●	In certain cases, the lease of a single tenant, anchor tenant or one of the 5 largest tenants at a Mortgaged Property expires prior to the maturity date of the related Mortgage Loan, (or, in the case of an ARD Loan, the Anticipated Repayment Date) as set forth on Annex A to this prospectus. Set forth in the table below are examples of Mortgaged Properties as to which a single tenant, anchor tenant or largest tenant in each case representing greater than 50% of the net rentable square footage, occupies its space at the Mortgaged Property under a lease that expires prior to, or in the same year as, the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Leases Expiring(1)	Date of Lease Expiration	Maturity Date(2)
245 Chapman Street	0.7%	Rhode Island Hospital	63.2%	4/30/2019	10/6/2026
765 Allens Avenue	0.6%	Rhode Island Hospital	82.5%	2/4/2021	10/6/2026
117 Ellenfield Street(2)	0.4%	Lifespan Corporation	100%	10/31/2017	10/6/2026
240 Chapman Street(2)	0.3%	Lifespan Corporation	100%	4/30/2019	10/6/2026
45 Baker Street(2)	0.3%	Rhode Island Hospital	100%	7/31/2021	10/6/2026
63 Baker Street(2)	0.2%	Johnson & Wales University	100%	9/30/2021	10/6/2026
78 Baker Street	0.2%	JKW Holdings, LLC	55.6%	2/28/2021	10/6/2026
75 Baker Street	0.2%	IGT Global Solutions Corp.	89.3%	12/31/2020	10/6/2026

(1)	Calculated based on a percentage of net rentable square footage of the related Mortgaged Property.

(2)	117 Ellenfield Street, 240 Chapman Street, 45 Baker Street and 63 Baker Street, each a single-tenant site, collectively represent 21.3% of the net rentable square feet of the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Belvoir Portfolio.

●	With respect to the Mortgaged Properties identified in the table below, one or more tenant leases representing in the aggregate greater than 50% of the net rentable square footage at the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant) expire in a single calendar year that is prior to or the same year as the maturity date (or in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Approximate Aggregate Percentage of Leases Expiring(1)	Calendar Year of Expiration	Maturity Date
245 Chapman Street	0.7%	63.2%	2019	10/6/2026
717 Allens Avenue	0.7%	52.8%	2018	10/6/2026
765 Allens Avenue	0.6%	88.6%	2021	10/6/2026
Grand Avenue Business Plaza	0.4%	65.4%	2018	7/6/2026
78 Baker Street	0.2%	55.6%	2021	10/6/2026
75 Baker Street	0.2%	89.3%	2020	10/6/2026

(1)	Calculated based on a percentage of net rentable square footage of the related Mortgaged Property.

●	There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage at the related Mortgaged Property expire over two or more calendar years prior to maturity of the related Mortgage Loan, which may be consecutive calendar years.

●	Further, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage at the related Mortgaged Property that expire in a single calendar year (or several calendar years) prior to, or shortly after, the maturity of the related Mortgage Loan.

Lease Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including

(i) if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases,

(ii) if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions,

(iii) if the borrower fails to provide a designated number of parking spaces,

(iv) if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease,

(v) upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time,

(vi) if a tenant’s use is not permitted by zoning or applicable law,

(vii) if the tenant is unable to exercise an expansion right,

(viii) if the borrower does not complete certain improvements to the property as contemplated in the lease,

(ix) if the borrower leases space at the Mortgaged Property or within a certain radius of the Mortgaged Property to a competitor,

(x) if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

(xi) if certain anchor or significant tenants at the subject property go dark or terminate their leases,

(xii) if the landlord violates the tenant’s exclusive use rights for a specified period of time,

(xiii) if the borrower defaults on any other obligations under the lease, or

(xiv) based upon contingencies other than those set forth in this “—Tenant Issues—Lease Expirations and Terminations” section.

We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Identified below are certain material termination rights or situations in which the tenant may no longer occupy its leased space or pay full (or any) rent.

Unilateral Lease Termination Rights

Certain of the tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or at least 20% of its leased net rentable square footage) prior to, or shortly after the maturity of the related Mortgage Loan, upon providing notice of such termination within a specified period prior to the termination date. For example, among the 5 largest tenants by net rentable square footage at the Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 101 Hudson Street, representing approximately 7.4% of the Initial Pool Balance, First Data Corporation has the option to terminate its lease at the Mortgaged Property effective January 31, 2023 (with notice by January 31, 2022) upon the payment of a termination fee equal to approximately $1,947,258.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hill7 Office, representing approximately 4.0% of the Initial Pool Balance, the second largest tenant, HBO Code Labs, Inc., leasing approximately 39.3% of the net rentable square footage at the Mortgaged Property, has a one-time termination option for all or any portion of its space effective May 31, 2022, with notice by August 31, 2021 and payment of a termination fee equal to the sum of 12 months’ base rent and any unamortized free rent, rent credit, tenant improvements and broker commissions.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as College Boulevard Portfolio, representing approximately 4.0% of the Initial Pool Balance, the largest tenant at the Mortgaged Property identified on Annex A to this prospectus as Financial Plaza III, Arrowhead General Insurance Agency, Inc., which leases approximately 16.3% of the net rentable square footage at the Mortgaged Property, has the right to terminate its lease effective as of September 30, 2020 upon not less than nine months’ prior written notice and payment of a termination fee equal to the unamortized balance of the landlord’s lease costs (including brokerage commissions, legal fees (not to exceed $10,000) and tenant allowances). The termination option will become void in the event the tenant leases any additional space at the Mortgaged Property, except if the tenant leases additional space at the Mortgaged Property during the first twenty-four months of the term of its lease.

Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants

Certain of the tenant leases for the Mortgaged Properties permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Briarwood Mall, representing approximately 8.6% of the Initial Pool Balance, MC Sporting Goods has the right to cease operations at the Briarwood Mall property with 120 days’ notice if, following the expiration of the fifth full lease year, such tenant’s gross sales do not exceed $1,300,000.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the subject Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Briarwood Mall, representing approximately 8.6% of the Initial Pool Balance:

(i)	MC Sporting Goods has the right to pay percentage rent in lieu of base rent equal to 4.0% of gross sales for the tenant following a six-month period where (i) (a) less than two major tenants are open and operating or (b) the occupancy rate at the Briarwood Mall property falls below 60.0%, and (ii) MC Sporting Good’s gross sales declines by at least 20.0% when compared to the tenant’s gross sales for same six-month period in the immediately preceding calendar year. MC Sporting Goods has the right to terminate its lease with 90 days’ notice following the conclusion of the additional nine-month period in which MC Sporting Goods is paying percentage rent.

(ii)	Victoria’s Secret has the right to pay percentage rent in lieu of base rent equal to 5.0% of gross sales for the tenant following a period of 180 days where (i) less than three department stores are open and operating and/or (ii) the occupancy rate at the Briarwood Mall property falls below 70.0%. Additionally, Victoria’s Secret has the right to terminate its lease with 120 days’ notice following the conclusion of a one-year period in which one or both of the thresholds described in clauses (i) and (ii) above are not satisfied; and

(iii)	The Gap/Gap Kids has the right to terminate its lease with 90 days’ notice following the conclusion of (i) an 18-month period in which less than three major tenants are open and operating and/or (ii) a 12-month period in which the occupancy rate exclusive of The Gap/Gap Kids space and the outparcels falls below 70.0%.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Briarwood Mall, representing approximately 8.6% of the Initial Pool Balance:

(i)	Forever 21 has the right to cease operations at the Briarwood Mall property if less than three major tenants or less than 80% of the gross leasable area of the Briarwood Mall mortgaged property are required to be open for business, and

(ii)	H&M has the right to cease operations at the Briarwood Mall property if less than two department stores or less than 80% of the gross leasable area of the Briarwood Mall property (excluding banks and financial companies, food operators, theaters and travel agencies) are required to be open for business.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Potomac Mills, representing approximately 4.6% of the Initial Pool Balance, the third largest tenant, AMC Theatres, representing approximately 5.2% of the net rentable square footage at the Mortgaged Property, may reduce its rent to the greater of 10% of gross receipts or 50% of the annual fixed rent (not to exceed annual fixed rent and percentage rent) if less than 530,000 square feet at the shopping center (not including the tenant’s facility) is open to the public for business. If such condition continues for 42 months, the tenant may terminate the lease upon notice to the borrower unless such tenancy requirement is satisfied within 180 days of tenant’s notice. In addition, the fourth largest tenant, Buy Buy Baby/and That!, representing approximately 5.0% of the net rentable square footage at the Mortgaged Property, may reduce its rent to an amount equal to 3% of gross sales, not to exceed 50% of fixed rent if less than 50% of the net rentable square footage at the shopping center is open to the public for business; provided that the tenant is open for business, not in default and has given notice of its intent to exercise this option. If such condition continues for one year, the tenant must either resume paying full rent or terminate its lease. In addition, the fifth largest tenant, Marshalls, representing approximately 4.2% of the net rentable square footage, may terminate its lease upon notice if less than (i) five anchor tenants (exclusive of Marshalls) are in the shopping center and two such anchor tenants are located in Section A of the lease’s site plan, (ii) 40% of small store tenants are reasonably distributed throughout the shopping center and are open to the public for business for retail and service purposes, and (iii) 40% of small store tenants located in Section A of the lease’s site plan are open to the public for business for retail and service purposes. The tenant may not exercise such termination option if within ten days of the borrower’s receipt of the tenant’s termination notice, borrower notifies the tenant of the borrower’s intention to remedy the situation, in which event, the tenant may pay reduced rent of 2% of gross sales until the situation is remedied. If the situation is not remedied within 12 months’ of the tenant’s initial termination notice, the tenant may terminate its lease effective 30 days after receipt of the tenant’s subsequent termination notice.

In addition to termination options tied to certain triggers as set forth above that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease without any such triggers.

Certain of the tenant leases permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Tenant Issues—Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants” subsection.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on material lease termination options relating to the 15 largest Mortgage Loans.

Rights to Cease Operations (Go Dark) at the Leased Property

Certain of the tenant leases may permit a tenant to go dark at any time. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance or (ii) cases where any Mortgaged Property is leased to a single tenant who has the option to go dark:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Briarwood Mall, representing approximately 8.6% of the Initial Pool Balance (i) Forever 21 has the right to cease operations at the Mortgaged Property if less than three major tenants or less than 80% of the gross leasable area of the Mortgaged Property are required to be open for business; and (ii) H&M has the right to cease operations at the Mortgaged Property if less than two department stores or less than 80% of the gross leasable area of the Mortgaged Property (excluding banks and financial companies, food operators, theaters and travel agencies) are required to be open for business.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 101 Hudson Street, representing approximately 7.4% of the Initial Pool Balance (i) Bank of America may cease operations in its space provided that the tenant does not fail to pay rent and perform its other obligations under the lease while dark, (ii) National Union Fire Insurance may cease operations in its space provided that the tenant does not fail to pay rent and perform its other obligations under the lease while dark, (iii) Tullett Prebon Holdings Corp. may cease operations in its space provided that the tenant does not fail to pay rent and perform its other obligations under the lease while dark, (iv) Jeffries LLC may cease operations in its space provided that the tenant does not fail to pay rent and perform its other obligations under the lease while dark, and (v) First Data Corporation may cease operations in its space provided that the tenant does not fail to pay rent and perform its other obligations under the lease while dark.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as College Boulevard Portfolio, representing approximately 4.0% of the Initial Pool Balance, the second largest tenant at the Mortgaged Property identified on Annex A to this prospectus as Commerce Plaza II, Connecticut General Life Insurance, which leases approximately 23.8% of the net rentable square footage at the Mortgaged Property, has the right to go dark at any time. The borrower does not have the right to recapture the leased premises in the event the tenant goes dark. In addition, the largest tenant at the Mortgaged Property identified on Annex A to this prospectus as Financial Plaza III, Arrowhead General Insurance Agency, Inc., which leases approximately 16.3% of the net rentable square footage at the Mortgaged Property, has the right to go dark at any time. The borrower does not have the right to recapture the leased premises in the event the tenant goes dark.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 444 Connecticut Avenue, representing approximately 1.5% of the Initial Pool Balance, the sole tenant at the Mortgaged Property, P.C. Richard & Son, Inc., has the right to go dark at any time, however, the tenant’s rent obligations do not abate. The landlord does not have a recapture right in the event the sole tenant goes dark.

There may be other tenant leases, other than those disclosed above, that do not require the related tenant to continue to operate its space at the related Mortgaged Property, and therefore such tenants may also have the option to go dark at any time, but such right to go dark is not expressly provided for under the subject lease.

Termination Rights of Government Sponsored Tenants

Certain of the Mortgaged Properties, as set forth in the table below, may be leased in whole or in part by government sponsored tenants or by tenants with government contracts. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. Tenants that are party to a government contract frequently have termination options related to termination or cessation of such government contract.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Tenant	Approx. % of Net Rentable Area	Approx. % of Base Rent
101 Hudson Street	7.4%	United States of America-GSA(1)	0.1%	0.2%
Southland Office Center	1.6%	Social Security Administration	8.8%	17.1%

(1)	The tenant’s obligation and legal liability for performance of the lease is contingent upon the availability of annually appropriated funds by Congress.

Other Tenant Termination Issues

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Overland Corporate B Building, representing approximately 0.2% of the Initial Pool Balance, the largest tenant, Sellstate-Gryffin Realty, representing approximately 29.6% of the net rentable square footage at the Mortgaged Property, subleases its entire leased space through the expiration of its lease term to a subtenant.

In addition to the tenant termination issues described above, anchor tenants at, and shadow anchor tenants with respect to, certain Mortgaged Properties may close or otherwise become vacant. We cannot assure you that any such anchor tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Rights to Sublease

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future.

Tenants Not Yet in Occupancy or Paying Rent, Leases Under Negotiation and LOIs

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may not be in physical occupancy, may not have commenced paying rent or may be in the process of negotiating such lease. For example, with respect to single tenant properties or tenants that are one of the top 5 tenants by net rentable square footage at a Mortgaged Property or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or have outstanding rent as set forth below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 101 Hudson Street, representing approximately 7.4% of the Initial Pool Balance, six tenants collectively occupying approximately 40.1% of the net rentable square footage at the Mortgaged Property are entitled to at least $2,779,153 in rent concessions and have not commenced paying rent. At origination, the borrower escrowed $2,779,153 to cover such concessions. All of the tenants will be paying full, unabated rent by December 2018.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 101 Hudson Street, representing approximately 7.4% of the Initial Pool Balance, the second largest tenant at the Mortgaged Property, National Union Fire Insurance, occupying approximately 20.2% of the net rentable square footage at the Mortgaged Property, is not currently in occupancy of approximately 10.4% of the net rentable square footage of its premises. The third largest tenant at the Mortgaged Property, Tullett Prebon Holdings Corp., occupying approximately 7.5% of the net rentable square footage at the Mortgaged Property, is not currently in occupancy of approximately 2.8% of the net rentable area of its premises. Excluding these spaces, current occupancy at the Mortgaged Property is approximately 85.1%.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hill7 Office, representing approximately 4.0% of the Initial Pool Balance, the largest tenant, Redfin, has executed a lease for approximately 39.6% of the net rentable square footage at the Mortgaged Property, but is not yet in occupancy. Redfin is anticipated to take occupancy of approximately (i) 29.6% of the net rentable square footage at the Mortgaged Property in January 2017 (the “Initial Space“), upon completion of the build-out, and (ii) an additional 9.9% of the net rentable square footage of the Mortgaged Property by January 2019. Redfin is required to commence paying rent on (i) the Initial Space in August 2017 and (ii) its remaining space on the earlier of its occupancy of such space or January 2019.

Further, the underwritten occupancy, Underwritten Net Cash Flow and Underwritten Net Operating Income of the Mortgaged Properties may reflect tenants, and rents from tenants, whose lease terms or renewal leases are under negotiation but not yet signed. Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis. For example:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as The Townhouse Apartments - Stamford, representing approximately 7.7% of the Initial Pool Balance, pursuant to the related Mortgage Loan documents, following the expiration of tenant leases the borrower is permitted to lease to such tenants on a month-to-month basis, provided the aggregate income from such leases does not exceed 10% of the gross income from operations.

In these cases, we cannot assure you that these tenants will take occupancy, begin paying rent or execute new leases. If these tenants do not take occupancy of the leased space, begin paying rent or execute new leases, it could result in a higher vacancy rate and re-leasing costs that may adversely affect cash flow on the related Mortgage Loan.

Tenants in Financial Distress or Affiliated with a Parent or Related to a Chain That Is in Financial Distress or Closing Retail Locations

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may be in financial distress, may have filed for bankruptcy or may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which could have a negative effect on the operations of certain tenants at the Mortgaged Properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores.

For example, taking into account the 5 largest tenants (based on net rentable square footage) at the Mortgaged Properties or certain tenants at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	On January 5, 2015, J.C. Penney Company, Inc. (“JC Penney“) notified impacted non-management associates at affected store locations of its plan to close approximately 40 underperforming JC Penney department stores in fiscal 2015. In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Potomac Mills, representing approximately 4.6% of the Initial Pool Balance, JC Penney is the second largest tenant at the mall and is part of the collateral for the related Mortgage Loan. Certain of the tenant leases at the related Mortgaged Property may permit tenants to terminate their leases and/or abate or reduce rent if JC Penney terminates its lease or goes dark. We cannot assure you that JC Penney will not continue to report earnings losses or otherwise exhibit signs of financial distress or that its stores will remain open for business. We further cannot assure you that the closing of any other JC Penney stores will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

●	On October 27, 2015, Walgreens Boots Alliance, Inc., which owns Walgreens, announced its intention to acquire Rite Aid Corporation. In connection with the acquisition, Walgreens Boots Alliance, Inc. also announced that it is willing to divest up to 1,000 stores in order to clear antitrust hurdles and gain regulatory approval of its deal to acquire Rite Aid Corporation. The acquisition is expected to close in the second half of 2016. In the case of the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Rite Aid – ACV Portfolio #1, representing approximately 0.7% of the Initial Pool Balance, the sole tenant at each Mortgaged Property in the portfolio is a Rite Aid Pharmacy store. Although Walgreens has not identified any particular Rite Aid store planned for closure, if the intended acquisition of Rite Aid Corporation were to occur, we cannot assure you that the Rite Aid store at each Mortgaged Property will not be closed as part of the transaction or otherwise.

Charitable Institutions / Not-For-Profit Tenants

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions or other not-for-profit tenant organizations that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses. For example:

●	With respect to the Mortgaged Property identified on Annex A to this prospectus as 225 Chapman Street, representing approximately 0.9% of the Initial Pool Balance, the largest tenant, Pace Org. of Rhode Island, representing approximately 41.4% of the net rentable square footage at the Mortgaged Property, is a not-for-profit organization.

●	With respect to the Mortgaged Property identified on Annex A to this prospectus as Landerhaven Office Park, representing approximately 0.7% of the Initial Pool Balance, Univ. Hospitals Ped. Opticians and Univ. Hospitals Pediatrics, the sixth and eighth largest tenants collectively occupying approximately 10.6% of the net rentable square footage at the Mortgaged Property, are part of University Hospital, a not-for-profit organization.

●	With respect to the Mortgaged Property identified on Annex A to this prospectus as 245 Chapman Street, representing approximately 0.7% of the Initial Pool Balance, the largest tenant, Rhode Island Hospital, representing approximately 63.2% of the net rentable square footage at the Mortgaged Property, is a not-for-profit organization.

●	With respect to the Mortgaged Property identified on Annex A to this prospectus as 717 Allens Avenue, representing approximately 0.7% of the Initial Pool Balance, the second largest tenant, Rhode Island Hospital, representing approximately 23.0% of the net rentable square footage at the Mortgaged Property, is a not-for-profit organization.

●	With respect to the Mortgaged Property identified on Annex A to this prospectus as 1 Virginia Avenue, representing approximately 0.6% of the Initial Pool Balance, the largest tenant, Lifespan Corporation, representing approximately 31.4% of the net rentable square footage at the Mortgaged Property, is a not-for-profit organization.

●	With respect to the Mortgaged Property identified on Annex A to this prospectus as 765 Allens Avenue, representing approximately 0.6% of the Initial Pool Balance, the largest tenant, Rhode Island Hospital, representing approximately 82.5% of the net rentable square footage at the Mortgaged Property, is a not-for-profit organization, and the second largest tenant, Lifespan Corporation, representing approximately 11.4% of the net rentable square footage at the Mortgaged Property, is a not-for-profit organization.

●	With respect to the Mortgaged Property identified on Annex A to this prospectus as 17 Virginia Avenue, representing approximately 0.6% of the Initial Pool Balance, the largest tenant, Rhode Island Hospital, representing approximately 45.4% of the net rentable square footage at the Mortgaged Property, is a not-for-profit organization, and the second largest tenant, University Medicine Foundation, representing approximately 34.6% of the net rentable square footage at the Mortgaged Property, is a not-for-profit organization.

●	With respect to the Mortgaged Property identified on Annex A to this prospectus as 117 Ellenfield Street, representing approximately 0.4% of the Initial Pool Balance, the sole tenant at the Mortgaged Property, Lifespan Corporation, is a not-for-profit organization.

●	With respect to the Mortgaged Property identified on Annex A to this prospectus as 240 Chapman Street, representing approximately 0.3% of the Initial Pool Balance, the sole tenant at the Mortgaged Property, Lifespan Corporation, is a not-for-profit organization.

●	With respect to the Mortgaged Property identified on Annex A to this prospectus as 45 Baker Street, representing approximately 0.3% of the Initial Pool Balance, the largest tenant, Rhode Island Hospital, representing approximately 100.0% of the net rentable square footage at the Mortgaged Property, is a not-for-profit organization.

●	With respect to the Mortgaged Property identified on Annex A to this prospectus as 63 Baker Street, representing approximately 0.2% of the Initial Pool Balance, the largest tenant, Johnson & Wales University, representing approximately 100.0% of the net rentable square footage at the Mortgaged Property, is a not-for-profit university.

●	With respect to the Mortgaged Property identified on Annex A to this prospectus as 78 Baker Street, representing approximately 0.2% of the Initial Pool Balance, the largest tenant, JKW Holdings, LLC, representing approximately 55.6% of the net rentable square footage at the Mortgaged Property, is a not-for-profit organization.

Tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses may default upon their respective leases should such contributions, grants or subsidies no longer be available.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on other tenant matters relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

See the footnotes to Annex A to this prospectus for further information regarding the 5 largest tenants by net rentable square footage at the Mortgaged Properties.

Purchase Options, Rights of First Offer and Rights of First Refusal

Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of certain Mortgaged Properties:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Potomac Mills, representing approximately 4.6% of the Initial Pool Balance, the largest tenant, Costco Warehouse, has a right of first offer to purchase the portion of the Mortgaged Property it leases in the event the borrower elects to sell such portion of the Mortgaged Property. Such right of first offer does not apply in the event the borrower elects to sell all or substantially all of the Mortgaged Property. The right of first offer does not apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure. In addition, in the event the lease with the third largest tenant, AMC Theatres, is terminated due to a casualty, the tenant has a right of first refusal to purchase or lease the portion of the Mortgaged Property it previously leased in the event the borrower offers such portion of the Mortgaged Property for sale or lease for the exhibition of motion pictures, provided that following the casualty the Mortgaged Property was rebuilt within 5 years.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Potomac Mills, representing approximately 4.6% of the Initial Pool Balance, one tenant, IKEA Property, Inc., owns its improvements, and has the option to purchase the parcel it leases during the lease term for a purchase price of $1.00. No value was attributed to this parcel in the appraisal. For additional information see “—Property Releases; Free Releases” below.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Hilton Head Resort & Spa, representing approximately 4.0% of the Initial Pool Balance, the franchisor, Marriott International, Inc., has a right of first refusal to purchase the entire Mortgaged Property in the event of a proposed transfer of the Mortgaged Property or a controlling direct or indirect interest in the related borrower to a “competitor” of the franchisor (as defined in the comfort letter). The right of first refusal will apply even if a transfer to a competitor of the franchisor results from a foreclosure, judicial or legal process, such as execution and levy, or by any other means, but is subordinate to the exercise of the rights of a bona fide lender who is not a competitor.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Mills Fleet Farm, representing approximately 3.7% of the Initial Pool Balance, the sole tenant at each Mortgaged Property in the portfolio, Mills Fleet Farm, has a right of first offer to purchase any individual Mortgaged Property in the event the borrower offers the related Mortgaged Property for sale to an unaffiliated third party. Such right of first offer has been subordinated to the Mortgage Loan and will not apply to any transfer of the related Mortgaged Property to a borrower affiliate or any transfer through a foreclosure or deed-in-lieu of foreclosure.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Saddle Brook, representing approximately 0.9% of the Initial Pool Balance, the related franchisor, Marriott International, Inc., has a right of first refusal to purchase the related Mortgaged Property in the event of a proposed transfer of such Mortgaged Property or a controlling direct or indirect interest in the related borrower to a “competitor” of the franchisor (as defined in the franchise agreement). The right of first refusal applies to a transfer to a competitor in connection with a foreclosure, judicial or legal process, but is subordinate to the exercise of the rights of a bona fide lender who is not a competitor.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Landerhaven Office Park, representing approximately 0.7% of the Initial Pool Balance, A Chiropractic Healing, LLC, a tenant representing approximately 2.1% of the net rentable square footage at the Mortgaged Property, holds a purchase option to purchase its leased premises at the market rate between December 1, 2018 and February 28, 2019 with 20% of the last 26 months’ rent to be applied to the purchase price; provided, however, that borrower will not be permitted to allow the release of the leased premises until the date that is the earlier of (x) three years from the Mortgage Loan origination date and (y) two years from the Closing Date and upon a delivery of an opinion addressing certain REMIC issues. The tenant entered into a subordination, non-disturbance and attornment agreement which subordinates its lease and any right thereunder (including but not limited to such purchase option) to the Mortgage Loan. In the event such tenant exercises its option to purchase its leased premises, the Mortgage Loan is recourse to the borrower and the guarantor for the amount by which the release price set forth in the related loan agreement exceeds the purchase price to be paid to the borrower by the tenant under the tenant’s lease (exclusive of any rent which may be credited towards such purchase price pursuant to the terms and conditions of the tenant’s lease).

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Rite Aid - ACV Portfolio #1, representing approximately 0.7% of the Initial Pool Balance, each of the single tenants at the Mortgaged Properties has a right of first refusal to purchase its respective premises. The right of first refusal does not apply to any sale or conveyance of the premises in foreclosure or a similar proceeding or any conveyance in lieu of foreclosure, or to any sale, pledge or transfer of the beneficial ownership interest, membership interest or other equity interest in the related borrower, trustee, manager or other controlling person of the related borrower.

Affiliated Leases and Master Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties at which at least 5.0% of (i) the gross income at the Mortgaged Property relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable square feet at the Mortgaged Property is leased to an affiliate of the borrower:

●	With respect to the Mortgage Loans secured by the portfolios of Mortgaged Properties identified on Annex A to this prospectus as Starwood Select Service Hotel Portfolio I, Starwood Select Service Hotel Portfolio II and Starwood Select Service Hotel Portfolio III, representing approximately 7.1% of the Initial Pool Balance in the aggregate, each Mortgaged Property is subject to an operating lease with a tenant that is an affiliate of the related borrower.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Lightstone Hotel Portfolio, representing approximately 3.7% of the Initial Pool Balance, each Mortgaged Property is subject to a master lease, and each master landlord and master tenant are co-borrowers under the related Mortgage Loan.

●	With respect to the Mortgaged Property identified on Annex A to this prospectus as NC Self Storage, representing approximately 0.9% of the Initial pool Balance, the Mortgaged Property subject to an operating lease, and the fee owner entity and operating entity that are parties to the operating lease are co-borrowers under the related Mortgage Loan.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Landerhaven Office Park, representing approximately 0.7% of the Initial Pool Balance, a tenant at the Mortgaged Property, Kowit & Company, occupying approximately 5.6% of the net rentable square footage at the Mortgaged Property, is owned and operated by the sponsor of the borrower. At origination, the borrower escrowed $116,000 to cover two years of rent payments in lieu of a guaranty on the lease.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Congress Pointe Shopping Center, representing approximately 0.5% of the Initial Pool Balance, the largest tenant at the Mortgaged Property, El Torito Sports Pub & Cantina, occupying approximately 21.3% of the net rentable square footage at the Mortgaged Property, is owned and operated by the sponsor of the borrower. The obligations of the lease under El Torito Sports Pub & Cantina lease are guaranteed by the sponsor.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Fresenius Birmingham, representing approximately 0.4% of the Initial Pool Balance, the borrower is a Delaware statutory trust that is controlled by a signatory trustee. The borrower has master leased the property to a newly formed, single purpose entity that is wholly owned by the same entity that owns the signatory trustee for the related borrower. See “—Delaware Statutory Trusts” above.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable area of the related Mortgaged Property.

Insurance Considerations

In the case of 65 Mortgaged Properties, which secure, in whole or in part, 37 Mortgage Loans, representing approximately 88.6% of the Initial Pool Balance by allocated loan amount, the related borrower maintains insurance under blanket policies.

Further, certain Mortgaged Properties may be insured, in whole or in part, by a sole or significant tenant. For example:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Mills Fleet Farm, representing approximately 3.7% of the Initial Pool Balance, the sole tenant, Mills Fleet Farm, is required to insure each Mortgaged Property pursuant to its lease, and the related borrower is permitted to rely on such property insurance (in accordance with coverage found under a “special cause of loss form” or “all risk form”) maintained by the sole tenant, so long as such tenant’s lease is in effect and the tenant’s insurance meets the requirements under the related Mortgage Loan documents.

In addition, with respect to certain Mortgage Loans, the insurable value of the related Mortgaged Property as of the origination date of the related Mortgage Loan was lower than the principal balance of the related Mortgage Loan.

See “Risk Factors—Risks Associated with Blanket Insurance Policies or Self-Insurance” and “—Earthquake, Flood and Other Insurance May Not Be Available or Adequate”.

In addition, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower.

Further, many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Zoning and Use Restrictions

Certain of the Mortgaged Properties may be legal non-conforming uses that may be restricted after certain events, such as casualties, at the Mortgaged Properties. For example, taking into account the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the Mortgaged Property identified on Annex A to this prospectus as Home2 Suites Seattle Airport, representing approximately 2.3% of the Initial Pool Balance, by allocated loan amount, the use of the Mortgaged Property as a hotel is a legal non-conforming use. The legal non-conforming status may limit certain alterations or renovations or rights to cease operations at the Mortgaged Property and prevents the continued use of the Mortgaged Property as a hotel following a 50% or greater casualty at the Mortgaged Property.

●	With respect to the Mortgaged Property identified on Annex A to this prospectus as Hyatt House Charlotte, representing approximately 1.6% of the Initial Pool Balance, the current use as a hotel is a legal non-conforming use. The legal non-conforming status may limit certain alterations or renovations or rights to cease operating at the Mortgaged Property.

In addition, certain of the Mortgaged Properties are subject to restrictions that restrict the use of the Mortgaged Properties to their current use or some other specified use or have other zoning issues, as further described below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 101 Hudson Street, representing approximately 7.4% of the Initial Pool Balance, the Mortgaged Property is located in Exchange Place Redevelopment Area, a master-planned community. Uses permitted in the community are limited to housing, restaurant facilities, commercial retail and office uses, and other uses as defined in the Exchange Place Redevelopment Plan and are restricted and are subject to review by the Planning Board of the City of Jersey City.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Mills Fleet Farm, representing approximately 3.7% of the Initial Pool Balance, pursuant to the sole tenant’s lease, Mills Fleet Farm, the borrower is prohibited from transferring, selling or otherwise conveying any individual Mortgaged Property to a transferee who operates, or has an affiliate that operates, a store selling, any or all of the following: hunting and fishing equipment & licenses, small appliances, housewares, lawn and garden supplies, paint, pet supplies, tools, farm supplies, sporting goods, automotive goods, hardware, and apparel.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Landerhaven Office Park, representing approximately 0.7% of the Initial Pool Balance, six tenants collectively occupying approximately 16.3% of the net rentable square footage at the Mortgaged Property, with no tenant occupying more than 3.9% of the net rentable area at the Mortgaged Property, do not have certificates of occupancy. The Mortgage Loan documents require the borrower to deliver evidence that the missing certificates of occupancy have been obtained for the six tenants within 60 days from the origination date of the Mortgage Loan. If such evidence cannot reasonably be delivered within such 60-day period, and the borrower has commenced to obtain such evidence within such 60-day period and thereafter diligently and expeditiously proceeds to cure the same, such 60-day period will be extended for an additional period not to exceed 60 days. Pursuant to the Mortgage Loan documents, the borrower and the guarantor are personally liable to the lender for any losses incurred by the lender arising out of or in connection with any violation of the legal requirements set forth in the related Mortgage Loan documents resulting from such lack of required certificates of occupancy.

In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO“). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO“) is obtained for the related Mortgaged Property.

See “Risk Factors—Risks Related to Zoning Non-Compliance and Use Restrictions”. See also the Sponsor representation and warranty set forth in paragraph (24) (Local Law Compliance) on Annex E-1 to this prospectus and any related exceptions on Annex E-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this prospectus).

Appraised Value

The Appraised Values for certain of the Mortgaged Properties may state an “as stabilized”, (or similar) appraised value (generally as an alternative to, or in addition to, an “as-is” appraised value) for such Mortgaged Properties that assumes that certain events will occur with respect to the re-leasing, renovation or other repositioning of the Mortgaged Property. In addition, in the case of a portfolio of Mortgaged Properties, the appraisals may reflect a “portfolio premium” or “as-is bulk” appraised value based on the assumption that such portfolio of Mortgaged Properties will be sold as a collective whole. Such values may, to the extent indicated, be reflected elsewhere in this prospectus, on Annex A to this prospectus, and in Annex B to this prospectus. For such Appraised Values and other values on a property-by-property basis, see Annex A to this prospectus and the related footnotes. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is an “as-is” Appraised Value unless otherwise specified in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”,

and is in each case as determined by an appraisal made not more than 6 months prior to the origination date of the related Mortgage Loan, as described under the column entitled Appraisal Date on Annex A to this prospectus.

See “—Certain Calculations and Definitions” and “Risk Factors—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans do not contain such carveouts, contain limitations to such carveouts and/or do not provide for a non-recourse carveout guarantor. Certain other Mortgage Loans may have additional limitations to the non-recourse carveouts as described on Annex E-2 to this prospectus. See “Risk Factors—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. For example:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Briarwood Mall, representing approximately 8.6% of the Initial Pool Balance, for so long as Simon Property Group, L.P. is the guarantor under the guaranty and the indemnitor under the environmental indemnity, recourse relating to the nonrecourse carveout guaranty and the environmental indemnity agreement is limited to an amount equal to 20% of the initial principal balance of the Briarwood Mall Loan Combination. In addition, the related borrower is permitted to replace the existing guarantor for liabilities under the guaranty and environmental indemnity accruing after the date of such replacement with an entity controlled by Simon Property Group, L.P., provided that certain requirements in the related Mortgage Loan documents are satisfied.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Belvoir Portfolio, representing approximately 5.6% of the Initial Pool Balance, the carveout guarantor Richard A. Merhige only has liability (a) for any recourse events if such liability is caused by or results from the action or omission of Richard A. Merhige (or any of his affiliates) and (b) for environmental matters if the losses incurred by the lender are caused by, or otherwise result from, (x) any action of Richard A. Merhige or any of his affiliates or (y) any event or circumstance that Richard A. Merhige or any of his affiliates had the ability to prevent or to cause such losses to cease to exist. Richard A. Merhige has no liability in connection with any reported violations disclosed by the zoning reports under the Mortgage Loan documents.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Potomac Mills, representing approximately 4.6% of the Initial Pool Balance, which is part of a Loan Combination with an aggregate outstanding principal balance of $416,000,000 as of the Cut-off Date, the guarantor’s liability is limited to $83,200,000 plus all reasonable out-of-pocket costs and expenses incurred in the enforcement of the guaranty or preservation of the lender’s rights under the guaranty.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hill7 Office, representing approximately 4.0% of the Initial Pool Balance, at loan origination, the non-recourse carveout guarantor, Hudson Pacific Properties, L.P., delivered to the lender an approximately $12,700,000 full recourse guaranty related to tenant improvement and landlord commission amounts that are typically provided in cash.

We cannot assure you that the net worth or liquidity of any non-recourse guarantor under any of the Mortgage Loans will be sufficient to satisfy any claims against that guarantor under its non-recourse guaranty. In most cases, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on, among other things, the domicile or citizenship of any such guarantor.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the

Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

Real Estate and Other Tax Considerations

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Regis Houze Apartments, representing 0.7% of the Initial Pool Balance, the Mortgaged Property receives certain tax credits through December 30, 2027, under an Obsolete Property Rehabilitation Exemption Certificate (“OPRA Certificate“) issued by the Michigan tax commissioner. In the event of a transfer, foreclosure, or deed-in-lieu of foreclosure of the Mortgaged Property, the new owner would have to apply for a transfer of the OPRA Certificate by the applicable local government. We cannot assure you that any such transfer request would be granted or that any future owner would benefit from the savings provided under the OPRA Certificate.

Certain Terms of the Mortgage Loans

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled monthly payments of interest and/or principal are due under the related Mortgage Note (each such date, a “Due Date“) that occur as described in the following table with the indicated grace period.

Due Date	Default Grace Period Days	Number of Mortgage Loans	% of Initial Pool Balance
6	0	41	79.3%
1	4	1	8.6
1	0	1	4.6
11	0	1	7.4
Total		44	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A to this prospectus for information on the number of days before late payment charges are due under the Mortgage Loan. The information on Annex A to this prospectus regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis“).

Eleven (11) of the Mortgage Loans, representing approximately 41.1% of the Initial Pool Balance, provide for monthly payments of interest-only until the related maturity date or Anticipated Repayment Date, as applicable (the “Interest Only Mortgage Loans“).

Each of the remaining 33 Mortgage Loans, representing approximately 58.9%, in the aggregate, of the Initial Pool Balance, provides for monthly payments of principal based on amortization schedules significantly longer than the remaining terms to maturity or Anticipated Repayment Date for such Mortgage Loans (those 33 Mortgage Loans, together with the Interest Only Mortgage Loans, the “Balloon Mortgage Loans“). Seven (7) of these 33 Mortgage Loans referenced in the preceding sentence, representing approximately 16.4%, in the aggregate, of the Initial Pool Balance, provide for monthly payments of interest-only for a period of 12 months to 60 months following the related origination date and then amortize for the remainder of their loan term. The remaining 26 of these 33 Mortgage Loans, representing approximately 42.5%, in the aggregate, of the Initial Pool Balance, amortize for their entire loan term.

Each Balloon Mortgage Loan will have a balloon payment due at its related maturity date or Anticipated Repayment Date, as applicable, unless prepaid prior thereto.

ARD Loans

Two (2) Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Hill7 Office and Quantum Park, representing approximately 7.9% of the Initial Pool Balance, are ARD Loans. An “ARD Loan“ is a Mortgage Loan that provides that, after a certain date (an “Anticipated Repayment Date“), if the related borrower has not prepaid such Mortgage Loan in full, then (among other things) any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate“) rather than the original Mortgage Rate (the “Initial Rate“) for such Mortgage Loan. Annex A to this prospectus sets forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any). “Excess Interest“ with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

After the related Anticipated Repayment Date, each ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents (including Excess Interest), all escrows and other amounts then due and payable under the related Mortgage Loan documents and certain budgeted or non-budgeted expenses approved by the related lender be applied toward the payment of principal (without payment of any yield maintenance premium or other prepayment premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on each ARD Loan after the related Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid (if and to the extent permitted under applicable law and the related Mortgage Loan documents), only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class S Certificates. Additionally, if there are any ARD Loans included in the Issuing Entity, an account was established in connection with the origination of each ARD Loan into which rents or other revenues from the related Mortgaged Property are required to be deposited, although the related borrower is entitled to receive remittances of funds daily unless an event of default or cash flow trigger is in effect or the related Anticipated Repayment Date has occurred.

The foregoing features, to the extent applicable, are designed to increase the likelihood that each ARD Loan will be prepaid by the related borrower on or about its related Anticipated Repayment Date. However, we cannot assure you that an ARD Loan will be prepaid on its Anticipated Repayment Date. See “Risk Factors—Risks of Anticipated Repayment Date Loans”.

Single-Purpose Entity Covenants

The terms of certain of the Mortgage Loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the Mortgage Loans limit their activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. That borrower may also have previously owned property other than the related Mortgaged Property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower. In any event, we cannot assure you that a borrower will not file for bankruptcy protection or that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or that if initiated, a bankruptcy case of the borrower could be dismissed. For example, there are certain Mortgage Loans for which there is no independent director, manager or trustee in place with respect to the related borrower.

In all cases, the terms of the borrowers’ organizational documents or the terms of the Mortgage Loans limit the borrower’s activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and related activities, and limit the borrowers’ ability to incur additional indebtedness, other than certain trade debt, equipment financing and other unsecured debt relating to property operations, and other than subordinated debt permitted under the related Mortgage Loan documents. See “—Additional Indebtedness” below. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. However, we cannot assure you that such borrowers have in the past complied and will comply with such requirements, and in some cases unsecured debt exists and/or is allowed in the future.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Starwood Select Service Hotel Portfolio I, representing approximately 3.0% of the Initial Pool Balance, an opinion of non-consolidation of the borrower was not required.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Prepayment Provisions

Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods.

All of the Mortgage Loans provide for one or more of the following:

●	a prepayment lock-out period, during which the principal balance of a Mortgage Loan may not be voluntarily prepaid in whole or in part;

●	a defeasance period, during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related Mortgaged Property through defeasance;

●	a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment; and/or

●	an open period, during which voluntary prepayments are permitted without payment of any prepayment consideration.

Notwithstanding otherwise applicable lock-out periods, defeasance periods or prepayment consideration periods, certain prepayments of some of the underlying Mortgage Loans may occur under the circumstances described under “—Certain Terms of the Mortgage Loans—Prepayment Provisions—Other Prepayment Provisions and Certain Involuntary Prepayments” below. The prepayment terms of each of the Mortgage Loans are indicated on Annex A to this prospectus.

The table below shows, with respect to all of the Mortgage Loans, the prepayment provisions in effect as of the Cut-off Date, the number of Mortgage Loans with each specified prepayment provision “string” and the percentage represented thereby of the Initial Pool Balance.

Prepayment Provisions as of the Cut-off Date

Prepayment Provisions(1)	Number of Mortgage Loans	% of Initial Pool Balance

L, D, O	37	76.7%
L, YM1%, O	4	16.2
L, D or YM1%, O	3	7.1
Total	44	100.0%

(1)	Any prepayment restriction period identified as “D or YM” or “D or YMx%” is, for the purposes of this prospectus, treated as a yield maintenance period.

For the purposes of the foregoing table, the letter designations under the heading “Prepayment Provisions” have the following meanings, as further described in the first paragraph of this “—Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods” subheading—

●	“L” means the Mortgage Loan provides for a prepayment lock-out period;

●	“D” means the Mortgage Loan provides for a defeasance period;

●	“YM” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a yield maintenance charge;

●	“YMx%” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount;

●	“% Penalty” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a prepayment premium calculated as a percentage of the amount prepaid;

●	“D or YM” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of a yield maintenance charge;

●	“D or YMx%” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount; and

●	“O” means the Mortgage Loan provides for an open period.

Set forth below is information regarding the remaining terms of the prepayment lock-out and prepayment lock-out/defeasance periods, as applicable, for the Mortgage Loans for which a prepayment lockout period is currently in effect:

●	the maximum remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 117 months;

●	the minimum remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 3 months; and

●	the weighted average remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 88 months.

Notwithstanding the foregoing restrictions on prepayments, each Mortgage Loan generally permits voluntary prepayments without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the maturity date or Anticipated Repayment Date, as applicable, for such Mortgage Loan, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance

3	4	5.7%
4	25	41.8
5	5	16.9
6	6	11.0
7	4	24.6
Total	44	100.0%

Prepayment premiums and yield maintenance charges received on the Mortgage Loans, whether in connection with voluntary or involuntary prepayments, will be distributed in the amounts and in accordance with the priorities described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums” in this prospectus. However, we cannot assure you that the obligation to pay any yield maintenance charge or prepayment premium will be enforceable. Limitations may exist under applicable state law on the enforceability of the provisions of the Mortgage Loans that require payment of prepayment premiums or yield maintenance charges. In addition, in the event of a liquidation of a defaulted Mortgage Loan, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied. Neither we nor any of the underwriters makes any representation or warranty as to the collectability of any prepayment premium or yield maintenance charge with respect to any of the Mortgage Loans. See “Risk Factors—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Prepayment Premiums, Fees and Charges”.

Other Prepayment Provisions and Certain Involuntary Prepayments.

In addition to the above-referenced permitted partial prepayments, certain of the Mortgage Loans permit partial defeasance in connection with releases of individual Mortgaged Properties or portions of individual Mortgaged Properties, and certain of the Mortgage Loans that permit defeasance in whole permit partial release with the payment of a release price plus applicable yield maintenance. See “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Generally, the Mortgage Loans provide that condemnation proceeds and insurance proceeds may be applied to reduce the Mortgage Loan’s principal balance, to the extent such funds will not be used to repair the improvements on the Mortgaged Property or given to the related borrower, in many or all cases without prepayment consideration. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan) or prepay a release amount based on the allocated loan amount of the related property, and obtain the release of the related property. Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. Investors should not expect any prepayment consideration to be paid in connection with any partial or full prepayment described in this paragraph.

In addition, with respect to certain Mortgage Loans, particularly those secured in whole or in part by a ground lease, single tenant Mortgage Loans and other Mortgage Loans which require that insurance and/or condemnation proceeds be used to repair or restore the Mortgaged Property, such proceeds may be required to be used to restore the related Mortgaged Property rather than to prepay that Mortgage Loan or, where a ground lease is involved, may be payable in whole or in part to the ground lessor.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Storage Etc. – Torrance, CA, representing approximately 1.2% of the Initial Pool Balance, the Mortgaged Property is secured by the borrower’s leasehold interest in the Mortgaged Property in accordance with a space lease. The space lease provides for an initial term that expires in 2044 and includes three, 15-year extension options. Pursuant an agreement among the lender, the space lessor and the borrower, upon an event of default by the borrower under the space lease (which is an event of default under the Mortgage Loan documents), the space lessor may terminate the space lease and obtain a release of the leasehold interest from the lien of the Mortgage Loan upon: (i) payment in full of the outstanding principal balance of the Mortgage Loan together with all other amounts due to the lender, including but prior to the open prepayment date the yield maintenance premium, if required, or (ii) if the event of default occurs after the permitted defeasance date, defeasance of the Mortgage Loan.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See “—Certain Terms of the Mortgage Loans—Escrows” below. Also, see Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans.

Defeasance; Collateral Substitution

The terms of 37 of the Mortgage Loans (the “Defeasance Loans“), representing approximately 76.7% of the Initial Pool Balance, permit the applicable borrower at any time (provided, in most cases, that no event of default exists), after a lockout period of at least two years following the Closing Date (or, in the case of a Loan Combination, the earlier of (a) the second anniversary of the securitization of the last note included in such Loan Combination and (b) a specified date no earlier than three years from the date of origination of such Loan Combination) (the “Defeasance Lock Out Period“) and prior to the related open prepayment period described below, to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option“) in connection with a defeasance. Certain of those Mortgage Loans also permit the related borrower to make certain voluntary prepayments or effect a partial defeasance in connection with partial releases as described under “—Certain Terms of the Mortgage Loans—Prepayment Provisions” above and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days’ prior written notice of the date on which such defeasance will occur (such date, the “Release Date“), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or Loan Combination, if applicable) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Loan Combination, if applicable) and under all other related Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit“) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral or, that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan (or Loan Combination, if applicable)) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Loan Combination, if applicable), or under the defeased portion of the Mortgage Loan (or Loan Combination, if applicable) in the case of a partial defeasance, including in the case of a Balloon Mortgage Loan, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the Issuing Entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer will be responsible for purchasing (or causing the purchase of) the government securities on behalf of the borrower at the borrower’s expense to the extent consistent with the related Mortgage Loan documents. Pursuant to the terms of the Pooling and Servicing Agreement, any amount in excess of the amount necessary to purchase such government securities will be returned to the borrower or other designated party, but in any event will not be assets of the Issuing Entity. Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), notwithstanding any more restrictive requirements in the related Mortgage Loan documents; provided that the Master Servicer has received an opinion of counsel that acceptance of such defeasance collateral will not endanger the status of either Trust REMIC as a REMIC or result in the imposition of a tax upon either Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code). Simultaneously with such actions, the related Mortgaged Property (or applicable portion of the Mortgaged Property, in the case of partial defeasance) will be released from the lien of the Mortgage Loan (or Loan Combination, if applicable) and the pledged government securities (together with any Mortgaged Property not released, in the case of a partial defeasance) will be substituted as the collateral securing the Mortgage Loan (or Loan Combination, if applicable).

For additional information on Mortgage Loans that permit partial defeasance, see “—Certain Terms of the Mortgage Loans—Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the Master Servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan; (provided that certain Mortgage Loans may permit the borrower to designate a successor borrower. If a Mortgage Loan (or Loan Combination, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial prepayment, partial defeasance, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions.

Property Releases; Partial Defeasance

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Belvoir Portfolio, representing approximately 5.6% of the Initial Pool Balance, the related borrowers have the right to defease a portion of the Mortgage Loan and release the Mortgaged Property identified as 63 Baker Street and/or the Mortgaged Property identified as 75 Baker Street at any time after the date that is two years from the Closing Date, provided that conditions under the Mortgage Loan documents are satisfied, including, among other requirements: (a) delivery of REMIC opinion and rating agency confirmation; (b) a debt service coverage ratio of at least the greater of (i) the debt service coverage ratio of the portfolio of Mortgaged Properties immediately prior to such release and (ii) 1.85x; (c) a maximum loan-to-value ratio of the portfolio of Mortgaged Properties of the lesser of (i) the loan to value ratio that existed immediately prior to such release and (ii) 70.0%; and (d) all legal requirements are satisfied for the remaining Mortgaged Properties and any reciprocal easement agreements that are needed are in place, provided that the related borrower may post a letter of credit or cash reserve in an amount such that the requirements described in clause (b) and clause (c) above would be satisfied if such cash reserve or letter of credit were applied to prepay the debt.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Starwood Select Service Hotel Portfolio I, representing approximately 3.0% of the Initial Pool Balance, the related borrower has the right to defease a portion of the Mortgage Loan and release a Mortgaged Property at any time after the date that is two years from the Closing Date provided that no event of default is occurring under the Mortgage Loan documents and that the following conditions, among others, are satisfied: (i) delivery of an opinion addressing certain REMIC issues; (ii) the debt yield for the remaining Mortgaged Properties following the release is at least equal to or greater than the greater of the debt yield existing immediately preceding the release date and 12.80% (provided that the borrower may prepay the Mortgage Loan in an amount necessary to meet the debt yield threshold, with payment of a prepayment premium as may be required under the Mortgage Loan documents); (iii) the debt service coverage ratio for the remaining Mortgaged Properties following the release is at least equal to or greater than the greater of the debt service coverage ratio existing immediately preceding the release date and 2.03x (provided that the borrower may prepay the Mortgage Loan in an amount necessary to meet the debt service coverage ratio threshold, with payment of a prepayment premium as may be required under the Mortgage Loan documents); (iv) the Mortgaged Property is conveyed to a person other than the related borrower; and (v) a Rating Agency Confirmation is obtained.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Starwood Select Service Hotel Portfolio II, representing approximately 2.5% of the Initial Pool Balance, the related borrower has the right to defease a portion of the Mortgage Loan and release a Mortgaged Property at any time after the date that is two years from the Closing Date provided that no event of default is occurring under the Mortgage Loan documents and that the following conditions, among others, are satisfied: (i) delivery of an opinion addressing certain REMIC issues; (ii) the debt yield for the remaining Mortgaged Properties following the release is at least equal to or greater than the greater of the debt yield existing immediately preceding the release date and 12.32% (provided that the borrower may prepay the Mortgage Loan in an amount necessary to meet the debt yield threshold, with payment of a prepayment premium as may be required under the Mortgage Loan documents); (iii) the debt service coverage ratio for the remaining Mortgaged Properties following the release is at least equal to or greater than the greater of the debt service coverage ratio existing immediately preceding the release date and 1.96x (provided that the borrower may prepay the Mortgage Loan in an amount necessary to meet the debt service coverage ratio threshold, with payment of a prepayment premium as may be required under the Mortgage Loan documents); (iv) the Mortgaged Property is conveyed to a person other than the related borrower; and (v) a Rating Agency Confirmation is obtained.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Broward County Office Portfolio, representing approximately 1.9% of the Initial Pool Balance, the related borrower has the right to defease a portion of the Mortgage Loan and release one or more Mortgaged Properties at any time after the date that is two years from the Closing Date provided that no event of default is occurring under the Mortgage Loan documents and that the following conditions, among others, are satisfied: (i) delivery of a REMIC opinion; (ii) after giving effect to the release, the loan-to-value ratio of the remaining Mortgaged Properties would be no greater than the lesser of 57.3% or the loan-to-value ratio immediately prior to the release; (iii) the debt service coverage ratio for the remaining Mortgaged Properties following the release is at least equal to or greater than the greater of the debt service coverage ratio existing immediately preceding the release date and 1.35x; (iv) the Mortgaged Property is conveyed to a person other than the related borrower; and (v) a Rating Agency Confirmation is obtained.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Starwood Select Service Hotel Portfolio III, representing approximately 1.6% of the Initial Pool Balance, the related borrower has the right to defease a portion of the Mortgage Loan and release a Mortgaged Property at any time after the date that is two years from the Closing Date provided that no event of default is occurring under the Mortgage Loan documents and that the following conditions, among others, are satisfied: (i) delivery of an opinion addressing certain REMIC issues; (ii) the debt yield for the remaining Mortgaged Properties following the release is at least equal to or greater than the greater of the debt yield existing immediately preceding the release date and 12.43% (provided that the borrower may prepay the Mortgage Loan in an amount necessary to meet the debt yield threshold, with payment of a prepayment premium as may be required under the Mortgage Loan documents); (iii) the debt service coverage ratio for the remaining Mortgaged Properties following the release is at least equal to or greater than the greater of the debt service coverage ratio existing immediately preceding the release date and 1.97x (provided that the borrower may prepay the Mortgage Loan in an amount necessary to meet the debt service coverage ratio threshold, with payment of a prepayment premium as may be required under the Mortgage Loan documents); (iv) the Mortgaged Property is conveyed to a person other than the related borrower; and (v) a Rating Agency Confirmation is obtained.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Landerhaven Office Park, representing approximately 0.7% of the Initial Pool Balance, a portion of the Mortgaged Property may be released in connection with the exercise of a tenant’s purchase option. A Chiropractic Healing, LLC, a tenant representing approximately 2.1% of the net rentable square footage at the Mortgaged Property, holds a purchase option to purchase its leased premises (the “Landerhaven Release Parcel“) at the market rate between December 1, 2018 and February 28, 2019. Pursuant to the Mortgage Loan documents, after the permitted defeasance date, and in connection with the exercise by the tenant of such purchase option, the borrower may release the Landerhaven Release Parcel from the lien of the Mortgage Loan provided that the following conditions, among others, are satisfied: (i) if the loan-to-value ratio of the Mortgaged Property exceeds 125% immediately after the release of the Landerhaven Release Parcel, the borrower will pay down the principal balance of the Mortgage Loan by the greater of (a) the release price or (b) the least of one of the following amounts: (x) the net proceeds of an arm’s length sale of the Landerhaven Release Parcel, (y) the fair market value of the Landerhaven Release Parcel at the time of the release, or (z) an amount such that the loan-to-value ratio after the release of the Landerhaven Release Parcel is not greater than the loan-to-value ratio of the entire Mortgaged Property immediately prior to release; (ii) the debt service coverage ratio for the remaining property is equal to or greater than the greater of (a) the debt service coverage ratio for the 12 full calendar months immediately preceding the origination date, and (b) the debt service coverage ratio for the entire Mortgaged Property including the Landerhaven Release Parcel for the 12 full calendar months immediately preceding the release of the Landerhaven Release Parcel; (iii) delivery of an opinion addressing certain REMIC issues; and (iv) delivery of a rating agency confirmation. In the event such tenant exercises its option to purchase its leased premises, the Mortgage Loan is recourse to the borrower and the guarantor for the amount by which the release price set forth in the related loan agreement exceeds the purchase price to be paid to the borrower by the tenant under the tenant’s lease (exclusive of any rent which may be credited towards such purchase price pursuant to the terms and conditions of the tenant’s lease).

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Rite Aid - ACV Portfolio #1, representing approximately 0.7% of the Initial Pool Balance, provided that no event of default is occurring under the Mortgage Loan documents, at any time after the date that is two years following the Closing Date, the related borrower has the right to defease a portion of the Mortgage Loan and release one or more Mortgaged Properties provided that certain conditions are satisfied, including (i) delivery of a REMIC opinion and ratings agency confirmation, (ii) as of each of the date of notice and date of consummation, after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties will be greater than the greater of (1) the debt service coverage ratio of all encumbered Mortgaged Properties immediately prior to the release and (2) 1.40x; (iii) as of each of the date of notice and date of consummation, after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties will be greater than the greater of (1) the debt yield of all encumbered Mortgaged Properties immediately prior to the release and (2) 9.5%; and (iv) as of each of the date of notice and date of consummation, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties will be no greater than the lesser of (1) the loan-to-value ratio of all encumbered Mortgaged Properties immediately prior to the release and (2) 65.0%.

Property Releases; Free Releases

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Briarwood Mall, representing approximately 8.6% of the Initial Pool Balance, the related borrower may, without lender’s consent, but subject to REMIC requirements, (i) make transfers of immaterial or non-income producing portions of the Mortgaged Property to any federal, state or local government or any political subdivision thereof in connection with takings or condemnations of any portion of such Mortgaged Property, including, without limitation, portions of such Mortgaged Property’s “ring road,” for dedication or public use, (ii) make transfers of non-income producing portions of the Mortgaged Property, including portions of such Mortgaged Property’s “ring road” (by sale, ground lease, sublease or other conveyance of any interest) to third parties or affiliates of the related borrower, including owners of outparcels and department store pads, pads for office buildings, hotels or other properties and (iii) dedicate portions of the Mortgaged Property or grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for traffic circulation, ingress, egress, parking, access, utilities lines or for other similar purposes.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Potomac Mills, representing approximately 4.6% of the Initial Pool Balance, the related borrower is permitted to transfer non-income producing portions of the Mortgaged Property and obtain the release of the related parcel from the lien of the mortgage, provided, among other things, that: (i) the borrower delivers a REMIC opinion and (ii)(x) the loan-to-value ratio is equal to or less than 125%, or (y) the borrower has prepaid the Mortgage Loan by an amount not less than the least of (I) if the released parcel was sold, the net proceeds in an arm’s-length transaction, or if it was condemned, the net condemnation proceeds, (II) the fair market value of the parcel at the time of release, and (III) an amount such that the loan-to-value ratio of the Mortgage Loan does not increase as a result of the release. Additionally, in the event that IKEA Property, Inc., which tenant owns its improvements, exercises its option to purchase its leased parcel, the related borrower may, without lender’s consent, obtain the release of such parcel for no consideration and without payment of a prepayment fee, provided that the borrower provides evidence that (a) such parcel has been subdivided from the remainder of the Mortgaged Property and (b) the remainder of the Mortgaged Property constitutes a separate tax lot and provided, among other things, that (i) the loan-to-value ratio of the remaining property is equal to or less than 125% or (ii) the borrower must pay down the principal balance of the Mortgage Loan by an amount not less than (x) the fair market value of the released parcel at the time of the transfer and release, or (y) an amount such that the loan-to-value ratio of the remaining property does not increase after the transfer, unless the borrower delivers an opinion of counsel stating that if the amount in (ii) is not paid, the subject securitization will not fail to maintain its REMIC status.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as College Boulevard Portfolio, representing approximately 4.0% of the Initial Pool Balance, the related Mortgage Loan documents permit the release of an unimproved parcel to a third party other than the related borrower or any general partner of the related borrower, subject to the satisfaction of certain conditions, including but not limited to: (i) no event of default is continuing under the related Mortgage Loan documents; (ii) the related borrower provides evidence that (a) the unimproved parcel release would not violate any reciprocal easement or similar agreement or any leases or give rise to any tenant termination or rent abatement right and (b) the remaining unreleased property would constitute its own tax lot and the unimproved parcel release would not materially affect access to the remaining unreleased property; (iii) the related borrower delivers any new easement or amendment to existing easement acceptable to the rating agencies and reasonably acceptable to the lender; (iv) the related borrower delivers evidence from the applicable rating agencies that the unimproved parcel release would not cause such rating agencies to withdraw, qualify or downgrade the then applicable rating on any security issued in connection with a securitization in which the Mortgage Loan is included; and (v) the related borrower delivers a REMIC opinion.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Broward County Office Portfolio, representing approximately 1.9% of the Initial Pool Balance, the related borrower has the right to defease a portion of the Mortgage Loan and release one or more individual Mortgaged Properties at any time following two years after the Closing Date provided that no event of default is occurring under the Mortgage Loan documents and that the following conditions, among others, are satisfied: (i) the Mortgaged Property is conveyed to a person other than the related borrower; (ii) the related borrower has provided evidence that the released parcel will constitute a separate tax lot; (iii) the remaining Mortgaged Property will continue to have necessary utility services and access; (iv) a rating agency confirmation and REMIC opinion are delivered; and (v) after giving effect to the release, the debt service coverage ratio of the remaining Mortgaged Property will be no less than the greater of the debt service coverage ratio of the Mortgaged Property at (x) origination and (y) immediately prior to the release.

Substitutions

The following Mortgage Loan provides for the substitution of real property for the Mortgaged Property:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Mills Fleet Farm, representing approximately 3.7% of the Initial Pool Balance, the borrower is permitted to obtain the release of one of the Mortgaged Properties by substituting another property (the “Substitute Property“) at any time during the term of the Mortgage Loan, upon satisfaction of certain conditions including, without limitation: (i) the sole tenant’s lease (or any replacement lease) (the “Primary Tenant Lease“) is in full force and effect, (ii) the lender receives an appraisal of the Substitute Property and the substituted property, dated no more than 90 days prior to the substitution date, that provides that the fair market value of the Substitute Property is not less than the greater of (a) the value of the substituted property as of the Mortgage Loan’s origination date or (b) the value of the substituted property as of the appraisal date, (iv) after giving effect to the substitution, (a) the Substitute Property is subject to the Primary Tenant Lease, (b) the debt service coverage ratio is not less than the greater of (1) the debt service coverage ratio as of the Mortgage Loan’s origination date and (2) the debt service coverage ratio as of the date immediately preceding the substitution and (c) the loan-to-value ratio is equal to or less than 125%, (v) the lender receives a satisfactory “Phase I” environmental site assessment on the Substitute Property, (vi) the lender receives rating agency confirmation as to the substitution and (vii) the delivery of an opinion addressing certain REMIC and other tax issues.

Escrows

Thirty-eight (38) Mortgage Loans, representing approximately 74.6% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Thirty-eight (38) Mortgage Loans, representing approximately 69.8% of the Initial Pool Balance, provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Fourteen (14) Mortgage Loans, representing approximately 43.9% of that portion of the Initial Pool Balance secured by office, retail and mixed use properties, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail and mixed use properties only.

Twenty-four (24) Mortgage Loans, representing approximately 40.3% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Certain of the reserves described above permit the related borrower to post a letter of credit in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, renovations or other property enhancements vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permit the holder of the Mortgage Loan to accelerate the maturity of the Mortgage Loan if the borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the related Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the related Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each Rating Agency;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be applied as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of borrower interest or a preferred equity investment (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer, on behalf of the Trustee, will be required to determine, in a manner consistent with the Servicing Standard, subject in each case to any consent rights of the Special Servicer (in the case of the Master Servicer) and the Controlling Class Representative provided for in the Pooling and Servicing Agreement, whether to exercise any right the mortgagee may have under any such clause to accelerate payment of the related Serviced Loan upon, or to withhold its consent to, any transfer of interests in the borrower or the Mortgaged Property or further encumbrances of the related Mortgaged Property, subject to any approval rights of the applicable Directing Holder or its representative to any waiver of any such clause. See “Risk Factors—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Due-on-Sale and Debt Acceleration Clauses” and “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”. The Depositor makes no representation as to the enforceability of any due-on-sale or due-on-encumbrance provision in any Mortgage Loan.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose and may consent to subordination of the related Mortgage Loan to such easement, right of way or similar agreement.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the types of lockbox accounts prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard Lockbox	17	$438,076,372	57.9%
Springing Lockbox	22	250,269,333	33.1
Soft Springing Lockbox	5	68,146,484	9.0
Total:	44	$756,492,189	100.0%

See “—Certain Calculations and Definitions” for a description of the lockbox types set forth in the table above. The lockbox accounts will not be assets of the Issuing Entity.

Additional Indebtedness

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of its applicable Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Existing Additional Secured Debt

As described under “—The Loan Combinations” below, each Split Mortgage Loan and its corresponding Companion Loan(s) are, in each case, together secured by the same Mortgage on the related Mortgaged Property or portfolio of Mortgaged Properties, and the rights of the holders of such Split Mortgage Loan and corresponding Companion Loan(s) are set forth in a Co-Lender Agreement. Also, see “Significant Loan Summaries—Briarwood Mall”, “—101 Hudson Street”, “—80 Park Plaza”, “—Potomac Mills”, “—Hill7 Office”, “—Quantum Park”, “—College Boulevard Portfolio”, “—Marriott Hilton Head Resort & Spa” and “—Mills Fleet Farm” in Annex B to this prospectus.

Existing Mezzanine Debt

Mezzanine debt is debt that is incurred by the direct or indirect owner of equity in one or more borrowers and is secured by a pledge of the equity ownership interests in such borrowers. Because mezzanine debt is secured by the obligor’s direct or indirect equity interest in the related borrowers, such financing effectively reduces the obligor’s economic stake in the related Mortgaged Property. The existence of mezzanine debt may reduce cash flow on the borrower’s Mortgaged Property after the payment of debt service and may increase the likelihood that the owner of a borrower will permit the value or income producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

As of the Cut-off Date, except as disclosed in the following table, each Sponsor has informed us that it is unaware of any existing mezzanine with respect to the Mortgage Loans it is selling to the Depositor:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio	Cut-off Date Total Debt LTV(1)	Cut-off Date Mortgage Loan DSCR	Cut-off Date Total Debt DSCR(1)

Fresenius Birmingham(2)	$2,800,000	$214,435	$0	$3,014,435	5.52265%	63.6%	68.5%	1.49x	1.28x

(1)	Calculated taking into account the mezzanine debt.
(2)	The related mezzanine loan is currently being held by a third party that is not affiliated with the related Sponsor.

The mezzanine loan related to the Mortgage Loan identified in the table above secured by the Mortgaged Property identified on Annex A to this prospectus as Fresenius Birmingham, representing approximately 0.4% of the Initial Pool Balance, is subject to an intercreditor agreement between the holder of the mezzanine loan and the lender under the Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan, the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the Mortgage Loan prior to any acceleration or enforcement of the Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related Mortgage Loan lender, and the Mortgage Loan lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the Pooling and Servicing Agreement, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums and (g) an event of default under the Mortgage Loan will trigger an event of default under the related mezzanine loan.

Generally, upon a default under a mezzanine loan described in the preceding paragraph, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan (as described under “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above), it could cause a change in control of the borrower or a change in the management of the Mortgaged Property and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Permitted Mezzanine Debt

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above.

In addition, certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required

80 Park Plaza	$50,000,000	75.0%	1.50x	10.0%	Y
Hill7 Office	$30,000,000	44.5%	3.30x	11.5%	Y

Each of the Mortgage Loans listed above conditions the incurrence of future mezzanine debt on the execution of an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan.

Preferred Equity and Preferred Return Arrangements

Further, borrowers under certain of the Mortgage Loans are permitted to issue preferred equity in such borrowers or in certain parent entities of such borrowers. Because preferred equity often provides for a higher rate of return to be paid to certain holders, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hill7 Office, representing approximately 4.0% of the Initial Pool Balance, the borrower is permitted to obtain a preferred equity investment after the earlier of the sixth payment date after the Closing Date or the twenty-fourth payment date following the origination date, provided, among other things, (i) no event of default has occurred and is continuing, (ii) based on the outstanding principal balance of the mortgage loan and the preferred equity investment, (a) the aggregate loan-to-value is no greater than 44.5%, (b) the aggregate debt service coverage ratio is no less than 3.30x and (c) the aggregate debt yield is no less than 11.5% and (iii) a rating agency confirmation is delivered by each applicable rating agency.

Permitted Unsecured and Other Debt

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Briarwood Mall, representing approximately 8.6% of the Initial Pool Balance, with the consent of the lender, the borrower may enter into a property-assessed clean energy loan (PACE) that is repaid through multi-year assessments against the related Mortgaged Property in an amount not to exceed $5,000,000, subject to delivery of a rating agency confirmation. Failure to timely pay such assessments may give rise to a lien against the related Mortgaged Property.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Potomac Mills, representing approximately 4.6% of the Initial Pool Balance, the borrower is permitted to obtain a property assessed clean energy (PACE) loan (which loans are repaid through multi-year assessments against the Mortgaged Property) in an amount not to exceed $5,000,000, subject to the lender’s consent (which may not be unreasonably withheld, conditioned or delayed) and delivery of a rating agency confirmation. In the event the borrower fails to timely pay assessments due under the PACE loan, the PACE lender will have the right to file a lien against the Mortgaged Property.

There may be other Mortgage Loans that permit the related borrower to incur unsecured loans or indebtedness, including unsecured loans in the ordinary course of business without limitation on the amount of such indebtedness.

Certain risks relating to additional debt are described in “Risk Factors—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk”.

The Loan Combinations

General

Each of the following Split Mortgage Loans is part of a Loan Combination comprised of the subject Mortgage Loan which is included in the Issuing Entity, and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by a separate promissory note and all of which are secured by the same Mortgage or Mortgages encumbering the same Mortgaged Property or portfolio of Mortgaged Properties. Set forth in the chart below is certain information regarding each Split Mortgage Loan and its related Companion Loan(s).

Loan Combination Summary

Mortgaged Property Name	Mortgage Loan Seller (s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Holder(s) of Companion Loan(s)(1)	Mortgage Loan LTV Ratio(1)	Loan Combination LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR(1)	Loan Combination Underwritten NCF DSCR(1)	Servicing of Loan Combination	Controlling Note Included in Issuing Entity (Y/N) / If no, Identity of Controlling Note and Controlling Note Holder
Briarwood Mall	Barclays	$65,000,000	8.6%	$100,000,000	N/A	$165,000,000	Various	49.1%	49.1%	3.34x	3.34x	Outside Serviced	N / Note A-1 / MSBAM 2016-C30

101 Hudson Street	Barclays	$56,250,000	7.4%	$193,750,000	N/A	$250,000,000	Various	51.8%	51.8%	3.68x	3.68x	Outside Serviced	N / Note A-1-1 / Wells Fargo Bank, National Association

80 Park Plaza	CGMRC	$50,000,000	6.6%	$83,000,000	N/A	$133,000,000	Various	75.0%	75.0%	1.52x	1.52x	Serviced	Y

Potomac Mills(2)	CCRE Lending	$35,000,000	4.6%	$256,000,000	$125,000,000	$416,000,000	Various	38.0%	54.4%	4.39x	2.65x	Servicing Shift	N(3)

Hill7 Office	CCRE Lending	$30,000,000	4.0%	$71,000,000	N/A	$101,000,000	Various	48.5%	48.5%	2.68x	2.68x	Servicing Shift	N / Note A-1 / CCRE Lending

Quantum Park	Barclays	$30,000,000	4.0%	$102,000,000	N/A	$132,000,000	Barclays	66.0%	66.0%	3.00x	3.00x	Servicing Shift	N / Note A-3 / Barclays

College Boulevard Portfolio	CGMRC	$29,961,377	4.0%	$40,447,859	N/A	$70,409,237	CGCMT 2016-P5	72.4%	72.4%	1.74x	1.74x	Outside Serviced	N / Note A-1 / CGCMT 2016-P5

Marriott Hilton Head Resort & Spa	CGMRC / Rialto	$29,953,118	4.0%	$67,893,735	N/A	$97,846,854	Various	59.8%	59.8%	1.47x	1.47x	Servicing Shift	N / Note A-1 / Rialto

Mills Fleet Farm	CCRE Lending	$27,869,389	3.7%	$36,827,407	N/A	$64,696,796	Various	63.5%	63.5%	1.64x	1.64x	Serviced	Y
Marriott Saddle Brook	CCRE Lending	$6,909,786	0.9%	$20,235,804	N/A	$27,145,590	SGCMS 2016-C5	63.1%	63.1%	1.58x	1.58x	Outside Serviced	N / Note A-1 / SGCMS 2016-C5

(1)	With respect to each Loan Combination, any related unsecuritized Pari Passu Companion Loan (or, in the case of the Potomac Mills Loan Combination, any related Subordinate Companion Loan) may be further split, modified and reissued (prior to its inclusion in a securitization transaction) as multiple Pari Passu Companion Loans (or, in the case of the Potomac Mills Loan Combination, as multiple Subordinate Companion Loans), subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).

(2)	Calculated including the related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loans.

(3)	The holder of greater than 50% of the aggregate principal balance of the Subordinate Companion Loans, which is expected to be Teachers Insurance and Annuity Association of America, a New York corporation. If an AB control appraisal period under the related co-lender agreement is in effect, then note A-1 will be the controlling note. Note A-1 is currently held by Société Générale, but is expected to be included in the CFCRE 2016-C6 Securitization.

Set forth in the bullets below is a summary of each Loan Combination, together with certain applicable definitions referred to in this prospectus:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Briarwood Mall, which is evidenced by the non-controlling note A-2, has a Cut-off Date Balance of approximately $65,000,000 and represents approximately 8.6% of the Initial Pool Balance (the “Briarwood Mall Mortgage Loan”), the related Mortgaged Property also secures two (2) other loans that are pari passu in right of payment with the Briarwood Mall Mortgage Loan (each, a “Briarwood Mall Pari Passu Companion Loan” and, collectively, the “Briarwood Mall Pari Passu Companion Loans” and, together with the Briarwood Mall Mortgage Loan, the “Briarwood Mall Loan Combination“). The Briarwood Mall Pari Passu Companion Loans are evidenced by: (i) the controlling note A-1 (the “Briarwood Mall Controlling Pari Passu Companion Loan”), which has an outstanding principal balance as of the Cut-off Date of approximately $70,000,000 and was contributed to the Morgan Stanley Bank of America Merrill Lynch Trust 2016-C30 commercial mortgage securitization transaction (the “MSBAM 2016-C30 Securitization”); and (ii) the non-controlling note A-3, which has an outstanding principal balance as of the Cut-off Date of approximately $30,000,000, is currently held by Bank of America, N.A. and is expected to be contributed to one or more future commercial mortgage securitization transactions. The Briarwood Mall Loan Combination is being serviced and administered pursuant to the pooling and servicing agreement for the MSBAM 2016-C30 Securitization (such servicing agreement, the “MSBAM 2016-C30 Pooling and Servicing Agreement”).

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 101 Hudson Street, which is evidenced by the non-controlling note A-5, has a Cut-off Date Balance of approximately $56,250,000 and represents approximately 7.4% of the Initial Pool Balance (the “101 Hudson Street Mortgage Loan”), the related Mortgaged Property also secures five (5) other loans that are pari passu in right of payment with the 101 Hudson Street Mortgage Loan (each, a “101 Hudson Street Pari Passu Companion Loan” and, collectively, the “101 Hudson Street Pari Passu Companion Loans” and, together with the 101 Hudson Street Mortgage Loan, the “101 Hudson Street Loan Combination”). The 101 Hudson Street Pari Passu Companion Loans are evidenced by: (i) the controlling note A-1-1 (the “101 Hudson Street Controlling Pari Passu Companion Loan”), which has an outstanding principal balance as of the Cut-off Date of approximately $53,500,000, is currently held by Wells Fargo Bank, National Association, and is expected to be contributed to the Morgan Stanley Capital I Trust 2016-BNK2 commercial mortgage securitization transaction (the “MSC 2016-BNK2 Securitization”); (ii) the non-controlling note A-1-2, which has an outstanding principal balance as of the Cut-off Date of approximately $16,500,000, is currently held by Wells Fargo Bank, National Association and is expected to be contributed to one or more future commercial mortgage securitization transactions; (iii) the non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of approximately $67,500,000 and was contributed by Wells Fargo Bank, National Association to the Wells Fargo Commercial Mortgage Trust 2016-C36 commercial mortgage securitization transaction (the “WFCM 2016-C36 Securitization”); (iv) the non-controlling note A-3, which has an outstanding principal balance as of the Cut-off Date of approximately $37,250,000, is currently held by Bank of America, N.A. and is expected to be contributed to one or more future commercial mortgage securitization transactions; and (v) the non-controlling note A-4, which has an outstanding principal balance as of the Cut-off Date of approximately $19,000,000, is currently held by Bank of America, N.A. and is expected to be contributed to the MSC 2016-BNK2 Securitization. The 101 Hudson Street Loan Combination will be serviced and administered pursuant to the pooling and servicing agreement for the WFCM 2016-C36 Securitization (such servicing agreement, the “WFCM 2016-C36 Pooling and Servicing Agreement”) until the securitization of the 101 Hudson Street Controlling Pari Passu Companion Loan (the date of such securitization, the “101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date”), after which it is expected that the 101 Hudson Street Loan Combination will be serviced and administered pursuant to the pooling and servicing agreement for the MSC 2016-BNK2 Securitization (such servicing agreement, the “MSC 2016-BNK2 Pooling and Servicing Agreement”).

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 80 Park Plaza, which is evidenced by the controlling notes A-1 and A-2, which have an aggregate outstanding principal balance as of the Cut-off Date of approximately $50,000,000, and represent approximately 6.6% of the Initial Pool Balance (the “80 Park Plaza Mortgage Loan”), the related Mortgaged Property also secures three (3) other loans that are pari passu in right of payment with the 80 Park Plaza Mortgage Loan (each, an “80 Park Plaza Pari Passu Companion Loan” and, collectively, the “80 Park Plaza Pari Passu Companion Loans” and, together with the 80 Park Plaza Mortgage Loan, the “80 Park Plaza Loan Combination”). The 80 Park Plaza Pari Passu Companion Loans are evidenced by: (i) the non-controlling note A-3, which has an outstanding principal balance as of the Cut-off Date of approximately $41,500,000, is currently held by CGMRC and is expected to be contributed to one or more future commercial mortgage securitization transactions; and (ii) the non-controlling notes A-4A and A-4B, which have an aggregate outstanding principal balance as of the Cut-off Date of approximately $41,500,000, are currently held by Ladder Capital Finance VI TRS LLC and are expected to be contributed to one or more future commercial mortgage securitization transactions. The 80 Park Plaza Loan Combination will be serviced and administered pursuant to the Pooling and Servicing Agreement.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Potomac Mills, which is evidenced by the non-controlling note A-7, has a Cut-off Date Balance of approximately $35,000,000 and represents approximately 4.6% of the Initial Pool Balance

(the “Potomac Mills Mortgage Loan”), the related Mortgaged Property also secures nine (9) other loans that are pari passu in right of payment with the Potomac Mills Mortgage Loan (each, a “Potomac Mills Pari Passu Companion Loan” and, collectively, the “Potomac Mills Pari Passu Companion Loans” and, collectively with the Potomac Mills Mortgage Loan, the “Potomac Mills Senior Loans”) and ten (10) other loans that are subordinate in right of payment with the Potomac Mills Mortgage Loan (the “Potomac Mills Subordinate Companion Loans” and, together with the Potomac Mills Pari Passu Companion Loans, the “Potomac Mills Companion Loans” and, collectively with the Potomac Mills Mortgage Loan, the “Potomac Mills Loan Combination”). The Potomac Mills Pari Passu Companion Loans are evidenced by: (i) the controlling (but only when an AB control appraisal period is in effect) note A-1 (the “Potomac Mills Controlling Pari Passu Companion Loan”) and the non-controlling note A-6, which have outstanding principal balances as of the Cut-off Date of approximately $40,000,000 and $30,000,000, respectively, are currently held by Société Générale (or an affiliate) and CCRE Lending (or an affiliate), respectively, and are expected to be contributed to the CFCRE 2016-C6 Mortgage Trust commercial mortgage securitization transaction (the “CFCRE 2016-C6 Securitization”); (ii) the non-controlling notes A-2 and A-3, which have outstanding principal balances as of the Cut-off Date of approximately $20,000,000 and $12,750,000, respectively, are currently held by Société Générale (or an affiliate) and are expected to be contributed to one or more future commercial mortgage securitization transactions; (iii) the non-controlling notes A-4 and A-5, which have outstanding principal balances as of the Cut-off Date of approximately $52,000,000 and $20,750,000, are currently held by Bank of America, N.A. (or an affiliate) and are expected to be contributed to one or more future commercial mortgage securitization transactions; (iv) the non-controlling note A-8, which has an outstanding principal balance as of the Cut-off Date of approximately $7,750,000, is currently held by CCRE Lending (or an affiliate) and is expected to be contributed to one or more future commercial mortgage securitization transactions; and (v) the non-controlling notes A-9 and A-10, which have an aggregate outstanding principal balance as of the Cut-off Date of approximately $72,750,000, are currently held by Barclays (or an affiliate) and are expected to be contributed to one or more future commercial mortgage securitization transactions. The Potomac Mills Subordinate Companion Loans are evidenced by: (1) notes B-1, B-2 and B-3, which have an aggregate outstanding principal balance as of the Cut-off Date of approximately $31,250,000, are currently held by Société Générale and are expected to be sold to a third party; (2) notes B-4 and B-5, which have an aggregate outstanding principal balance as of the Cut-off Date of approximately $31,250,000, are currently held by Bank of America, N.A. and are expected to be sold to a third party; (3) notes B-6, B-7 and B-8, which have an aggregate outstanding principal balance as of the Cut-off Date of approximately $31,250,000, are currently held by CCRE Lending (or an affiliate) and are expected to be sold to a third party; and (4) notes B-9 and B-10, which have an aggregate outstanding principal balance as of the Cut-off Date of $31,250,000, are currently held by Barclays and are expected to be sold to a third party. The controlling noteholder (except if an AB control appraisal period is in effect) is the holder of greater than 50% of the aggregate principal balance of the Potomac Mills Subordinate Companion Loans. It is expected that Teachers Insurance and Annuity Association of America, a New York corporation, will purchase 100% of the Potomac Mills Subordinate Companion Loans on or before the Potomac Mills Controlling Pari Passu Companion Loan Securitization Date (as defined below). The Potomac Mills Loan Combination will be serviced and administered pursuant to the Pooling and Servicing Agreement until the securitization of the Potomac Mills Controlling Pari Passu Companion Loan (the date of such securitization, the “Potomac Mills Controlling Pari Passu Companion Loan Securitization Date”), after which it is expected that the Potomac Mills Loan Combination will be serviced and administered pursuant to the pooling and servicing agreement for the CFCRE 2016-C6 Securitization (such servicing agreement, the “CFCRE 2016-C6 Pooling and Servicing Agreement”).

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hill7 Office, which is evidenced by the non-controlling note A-2, has a Cut-off Date Balance of approximately $30,000,000 and represents approximately 4.0% of the Initial Pool Balance (the “Hill7 Office Mortgage Loan”), the related Mortgaged Property also secures two (2) other loans that are pari passu in right of payment with the Hill7 Office Mortgage Loan (each, a “Hill7 Office Pari Passu Companion Loan” and, collectively, the “Hill7 Office Pari Passu Companion Loans” and, together with the Hill7 Office Mortgage Loan, the “Hill7 Office Loan Combination”). The Hill7 Office Pari Passu Companion Loans are evidenced by the controlling note A-1 (the “Hill7 Office Controlling Pari Passu Companion Loan”) and the non-controlling note A-3, which have an aggregate outstanding principal balance as of the Cut-off Date of approximately $71,000,000, are currently held by CCRE Lending (or an affiliate) and are expected to be contributed to the CFCRE 2016-C6 Securitization. The Hill7 Office Loan Combination will be serviced and administered pursuant to the Pooling and Servicing Agreement until the securitization of the Hill7 Office Controlling Pari Passu Companion Loan (the date of such securitization, the “Hill7 Office Controlling Pari Passu Companion Loan Securitization Date”), after which it is expected that the Hill7 Office Loan Combination will be serviced and administered pursuant to the CFCRE 2016-C6 Pooling and Servicing Agreement.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Quantum Park, which is evidenced by the non-controlling note A-1, has a Cut-off Date Balance of approximately $30,000,000 and represents approximately 4.0% of the Initial Pool Balance (the “Quantum Park Mortgage Loan”), the related Mortgaged Property also secures two (2) other loans that are pari passu in right of payment with the Quantum Park Mortgage Loan (each, a “Quantum Park Pari Passu Companion Loan” and, collectively, the “Quantum Park Pari Passu Companion Loans” and, together with the Quantum Park Mortgage Loan, the “Quantum Park Loan Combination”). The Quantum Park Pari Passu Companion Loans are evidenced by the controlling note A-3 (the “Quantum Park Controlling Pari Passu Companion Loan”) and the non-controlling note A-2, which have outstanding principal balances as of the Cut-off Date of approximately $52,000,000 and $50,000,000, respectively, are currently held by Barclays and are expected to be contributed to one or more future commercial mortgage securitization transactions. The Quantum Park Loan Combination will be serviced and administered pursuant to the Pooling and Servicing Agreement until the securitization of the Quantum Park Controlling Pari Passu Companion Loan (the date of such securitization, the “Quantum Park Controlling Pari Passu Companion Loan Securitization Date”), after which it is expected that the Quantum Park Loan Combination will be serviced and administered pursuant to the servicing agreement for the commercial mortgage securitization transaction to which the Quantum Park Controlling Pari Passu Companion Loan is contributed (the “Quantum Park Future Pooling and Servicing Agreement”).

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as College Boulevard Portfolio, which is evidenced by the non-controlling note A-2, has a Cut-off Date Balance of approximately $29,961,377 and represents approximately 4.0% of the Initial Pool Balance (the “College Boulevard Portfolio Mortgage Loan”), the related Mortgaged Properties also secure one (1) other loan that is pari passu in right of payment with the College Boulevard Portfolio Mortgage Loan (the “College Boulevard Portfolio Controlling Pari Passu Companion Loan” and, together with the College Boulevard Portfolio Mortgage Loan, the “College Boulevard Portfolio Loan Combination”). The College Boulevard Portfolio Controlling Pari Passu Companion Loan, which is evidenced by the controlling note A-1, has an outstanding principal balance as of the Cut-off Date of approximately $40,447,859, and was contributed to the Citigroup Commercial Mortgage Trust 2016-P5 commercial mortgage securitization transaction (the “CGCMT 2016-P5 Securitization”). The College Boulevard Portfolio Loan Combination is being serviced and administered pursuant to the pooling and servicing agreement for the CGCMT 2016-P5 Securitization (such servicing agreement, the “CGCMT 2016-P5 Pooling and Servicing Agreement”).

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Hilton Head Resort & Spa, which is evidenced by the non-controlling notes A-2B and A-4, has a Cut-off Date Balance of approximately $29,953,118 and represents approximately 4.0% of the Initial Pool Balance (the “Marriott Hilton Head Resort & Spa Mortgage Loan”), the related Mortgaged Property also secures four (4) other loans that are pari passu in right of payment with the Marriott Hilton Head Resort & Spa Mortgage Loan (each, a “Marriott Hilton Head Resort & Spa Pari Passu Companion Loan and, collectively, the “Marriott Hilton Head Resort & Spa Pari Passu Companion Loans” and, together with the Marriott Hilton Head Resort & Spa Mortgage Loan, the “Marriott Hilton Head Resort & Spa Loan Combination”). The Marriott Hilton Head Resort & Spa Pari Passu Companion Loans are evidenced by: (i) the controlling note A-1 (the “Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan”), which has an outstanding principal balance as of the Cut-off Date of approximately $42,932,803, is currently being held by Rialto or an affiliate and is expected to be contributed to one or more future commercial mortgage securitization transactions; and (ii) the non-controlling notes A-2A, A-3A and A-3B, which have an aggregate outstanding principal balance as of the Cut-off Date of approximately $24,960,932, are currently held by CGMRC and are expected to be contributed to one or more future commercial mortgage securitization transactions. The Marriott Hilton Head Resort & Spa Loan Combination will be serviced and administered pursuant to the Pooling and Servicing Agreement until the securitization of the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan (the date of such securitization, the “Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date”), after which it is expected that the Marriott Hilton Head Resort & Spa Loan Combination will be serviced and administered pursuant to the servicing agreement for the commercial mortgage securitization transaction to which the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan is contributed (such servicing agreement, the “Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement”).

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Mills Fleet Farm, which is evidenced by the controlling note A-2, has a Cut-off Date Balance of approximately $27,869,389 and represents approximately 3.7% of the Initial Pool Balance (the “Mills Fleet Farm Mortgage Loan”), the related Mortgaged Properties also secure two (2) other loans that are pari passu in right of payment with the Mills Fleet Farm Mortgage Loan (each, a “Mills Fleet Farm Pari Passu Companion Loan” and, collectively, the “Mills Fleet Farm Pari Passu Companion Loans” and, together with the Mills Fleet Farm Mortgage Loan, the “Mills Fleet Farm Loan Combination. The Mills Fleet Farm Pari Passu Companion Loans are evidenced by: (i) the non-controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of approximately $16,920,700, is currently held by CCRE Lending (or an affiliate) and is expected to be contributed to the CFCRE 2016-C6 Securitization; and (ii) the non-controlling note A-3, which has an outstanding principal balance as of the Cut-off Date of approximately $19,906,706, is currently held by Deutsche Bank AG, New York Branch (or an affiliate) and is expected to be contributed to one or more future commercial mortgage securitization transactions.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Saddle Brook, which is evidenced by the non-controlling note A-2-1, has a Cut-off Date Balance of approximately $6,909,786 and represents approximately 0.9% of the Initial Pool Balance (the “Marriott Saddle Brook Mortgage Loan”), the related Mortgaged Property also secures two (2) other loans that are pari passu in right of payment with the Marriott Saddle Brook Mortgage Loan (each, a “Marriott Saddle Brook Pari Passu Companion Loan” and collectively, the “Marriott Saddle Brook Pari Passu Companion Loans” and, together with the Marriott Saddle Brook Mortgage Loan, the “Marriott Saddle Brook Loan Combination”). The Marriott Saddle Brook Pari Passu Companion Loans are evidenced by: (i) the controlling note A-1 (the “Marriott Saddle Brook Controlling Pari Passu Companion Loan”), which has an outstanding principal balance as of the Cut-off Date of approximately $14,806,685, and was contributed to the SG Commercial Mortgage Securities Trust 2016-C5 commercial mortgage securitization transaction (the “SGCMS 2016-C5 Securitization”); and (ii) the non-controlling note A-2-2, which has an outstanding principal balance as of the Cut-off Date of approximately $5,429,119, is currently held by CCRE Lending and is expected to be contributed to the CFCRE 2016-C6 Securitization. The Marriott Saddle Brook Loan Combination is being serviced and administered pursuant to the pooling and servicing agreement for the SGCMS 2016-C5 Securitization (such servicing agreement, the “SGCMS 2016-C5 Pooling and Servicing Agreement”).

Each Split Mortgage Loan and its related Companion Loan(s) are cross-defaulted. Each Pari Passu Companion Loan is pari passu in right of payment with its related Split Mortgage Loan. Each Subordinate Companion Loan is subordinate in right of payment to the related Split Mortgage Loan. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. In addition, with respect to each Loan Combination, notwithstanding the disclosure above with respect to the number of related Companion Loans, any of the unsecuritized Pari Passu Companion Loans identified above may be further split, modified and reissued (prior to its inclusion in a securitization transaction) as multiple Pari Passu Companion Loans, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).

Each Servicing Shift Mortgage Loan (i) will initially be serviced and administered by the Master Servicer and the Special Servicer pursuant to the Pooling and Servicing Agreement, and (ii) upon the inclusion of the related controlling Pari Passu Companion Loan in a future securitization transaction, will be an Outside Serviced Mortgage Loan, and will be serviced and administered by an Outside Servicer and Outside Special Servicer pursuant to an Outside Servicing Agreement governing that future securitization transaction.

The Outside Serviced Mortgage Loans (including any Servicing Shift Mortgage Loan that becomes an Outside Serviced Mortgage Loan) will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related Companion Loans. The identity of, and certain other items of information regarding, the Mortgage Loans that, as of the Closing Date, will be Outside Serviced Mortgage Loan(s) are set forth in the following table:

Outside Serviced Mortgage Loans Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement (date thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Operating Advisor	Outside Custodian	Initial Outside Controlling Class Representative(2)
Briarwood Mall	Barclays	MSBAM 2016-C30 (9/1/2016)	8.6%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association	Park Bridge Lender Services LLC	Wells Fargo Bank, National Association	LNR Securities Holdings, LLC

101 Hudson Street	Barclays	WFCM 2016-C36(3)	7.4%	Wells Fargo Bank, National Association(3)	C-III Asset Management LLC(3)	Wilmington Trust, National Association(3)	Park Bridge Lender Services LLC(3)	Wells Fargo Bank, National Association(3)	(4)

Potomac Mills(5)	CCRE	CFCRE 2016-C6(6)	4.6%	Wells Fargo Bank, National Association(6)	AEGON USA Realty Advisors, LLC(6)	Wilmington Trust, National Association(6)	Park Bridge Lender Services, LLC(6)	Wells Fargo Bank, National Association(6)	(7)

Hill7 Office(5)	CCRE	CFCRE 2016-C6(6)	4.0%	Wells Fargo Bank, National Association(6)	Rialto Capital Advisors, LLC(6)	Wilmington Trust, National Association(6)	Park Bridge Lender Services, LLC(6)	Wells Fargo Bank, National Association(6)	(4)

Quantum Park(5)	Barclays	(8)	4.0%	(8)	(8)	(8)	(8)	(8)	(4)

College Boulevard Portfolio	CGMRC	CGCMT 2016-P5 (10/1/2016)	4.0%	Midland Loan Services, a Division of PNC Bank, National Association	LNR Partners, LLC	Deutsche Bank Trust Company Americas	Park Bridge Lender Services LLC	Deutsche Bank Trust Company Americas	Prime Finance CMBS B-Piece Holdco V, L.P.

Marriott Hilton Head Resort & Spa(5)	CGMRC / Rialto	(8)	4.0%	(8)	(8)	(8)	(8)	(8)	(4)

Marriott Saddle Brook	CCRE	SGCMS 2016-C5 (7/1/2016)	0.9%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Park Bridge Lender Services LLC	Wells Fargo Bank, National Association	RREF III Debt AIV, LP

(1)	Includes Servicing Shift Mortgage Loans which, in each case, will become Outside Serviced Mortgage Loans after the related shift in servicing occurs. However, until the occurrence of the securitization of the related controlling note, the related Loan Combination will be serviced and administered pursuant to the Pooling and Servicing Agreement by the parties thereto.

(2)	The related transaction documents may provide that the initial Outside Controlling Class Representative may either be the entity specified or an affiliate thereof.

(3)	The 101 Hudson Street Mortgage Loan (i) is currently being serviced and administered by an Outside Servicer and an Outside Special Servicer pursuant to the WFCM 2016-C36 Pooling and Servicing Agreement, and (ii) upon the inclusion of the related controlling Pari Passu Companion Loan in a future securitization transaction, will be serviced and administered by the Outside Servicer and Outside Special Servicer Pursuant to an Outside Servicing Agreement governing that future securitization transaction. The 101 Hudson Street Controlling Pari Passu Companion Loan is currently held by Wells Fargo Bank, National Association, but is expected to be contributed to the MSC 2016-BNK2 Securitization. The parties identified in the table above are the parties to the WFCM 2016-C36 Pooling and Servicing Agreement.

(4)	With respect to each of the 101 Hudson Street Mortgage Loan, the Hill7 Office Mortgage Loan, the Quantum Park Mortgage Loan and the Marriott Hilton Head Resort & Spa Mortgage Loan, there is no initial Outside Controlling Class Representative because the related controlling Pari Passu Companion Loan has not yet been securitized. See the “Loan Combination Summary” chart above for the identity of the related Controlling Note Holder for such Mortgage Loan.

(5)	The related Mortgage Loan is a Servicing Shift Mortgage Loan.

(6)	Each of the Potomac Mills Mortgage Loan and the Hill7 Office Mortgage Loan (i) will initially be serviced and administered by the Master Servicer and the Special Servicer pursuant to the Pooling and Servicing Agreement, and (ii) upon the inclusion of the related controlling Pari Passu Companion Loan in a future securitization transaction, which is expected to be the CFCRE 2016-C6 Securitization, will be an Outside Serviced Mortgage Loan, that is serviced and administered by an Outside Servicer and an Outside Special Servicer pursuant to the CFCRE 2016-C6 Pooling and Servicing Agreement. The parties identified in the table above are the expected parties to the CFCRE 2016-C6 Pooling and Servicing Agreement. It is possible that there will be different Outside Special Servicers for such Mortgage Loans when the CFCRE 2016-C6 Securitization closes. The information in this footnote and the foregoing table for each such Mortgage Loan is, in part, based on a publicly available preliminary prospectus for the CFCRE 2016-C6 Securitization.

(7)	With respect to the Potomac Mills Mortgage Loan, there is no initial Outside Controlling Class Representative because the control rights are held by the holder(s) of greater than 50% of the aggregate principal balance of the Potomac Mills Subordinate Companion Loans (expected to be Teachers Insurance and Annuity Association of America) so long as no AB control appraisal period is in effect.

(8)	Each of the Quantum Park Mortgage Loan and the Marriott Hilton Head Resort & Spa Mortgage Loan (i) will initially be serviced and administered by the Master Servicer and the Special Servicer pursuant to the Pooling and Servicing Agreement, and (ii) upon the inclusion of the related controlling Pari Passu Companion Loan in a future securitization transaction, will be an Outside Serviced Mortgage Loan, that is serviced and administered by an Outside Servicer and an Outside Special Servicer pursuant to an Outside Servicing Agreement governing that future securitization transaction. The future securitization transaction and the parties to the Outside Servicing Agreement governing that future securitization transaction have not been definitively identified.

In connection with each Loan Combination, the relative rights and obligations of the Trustee on behalf of the Issuing Entity and each related Companion Loan Holder are generally governed by a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement (each, a “Co-Lender Agreement“). Each Co-Lender Agreement provides, among other things, (i) that one of the holders will be the “controlling note holder” (the “Controlling Note Holder”) entitled to (a) approve or, in some cases, direct material servicing decisions involving the related Loan Combination, and (b) in some cases, replace the applicable special servicer with respect to such Loan Combination with or without cause; (ii) for the servicing and administration of the subject Loan Combination and any related Mortgaged Property; and (iii) that expenses, losses and shortfalls relating to the Loan Combination will be allocated first to any related Subordinate Companion Loan (if any), and then, on a pro rata basis to the holders of the subject Mortgage Loan and any related Pari Passu Companion Loan(s) (if any), in each case as more particularly described below in this “—The Loan Combinations” section.

Set forth below are certain terms and provisions of each Loan Combination and the related Co-Lender Agreement. For more information regarding the servicing of each of the Loan Combinations that will not be serviced under the Pooling and Servicing Agreement but will be serviced and administered pursuant to the servicing arrangements for a related Companion Loan, see “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans”. Also, see “Significant Loan Summaries—Briarwood Mall”, “—101 Hudson Street”, “—Potomac Mills”, “—Hill7 Office”, “—Quantum Park”, “—College Boulevard Portfolio” and “—Marriott Hilton Head Resort & Spa” in Annex B to this prospectus.

The Briarwood Mall Loan Combination

Servicing

The Briarwood Mall Loan Combination (and any related REO Property) is being serviced and administered in accordance with the MSBAM 2016-C30 Pooling and Servicing Agreement, dated as of September 1, 2016, among Morgan Stanley Capital I Inc., as depositor (the “MSBAM 2016-C30 Depositor“), Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “MSBAM 2016-C30 Operating Advisor”) and as asset representations reviewer (in such capacity, the “MSBAM 2016-C30 Asset Representations Reviewer”), Wells Fargo Bank, National Association, as master servicer (in such capacity, the “MSBAM 2016-C30 Servicer”), LNR Partners, LLC, as special servicer (in such capacity, the “MSBAM 2016-C30 Special Servicer”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “MSBAM 2016-C30 Certificate Administrator”), and Wilmington Trust, National Association, as trustee (in such capacity, the “MSBAM 2016-C30 Trustee”), which is separate from the Pooling and Servicing Agreement under which your Certificates are issued, by the MSBAM 2016-C30 Servicer and the MSBAM 2016-C30 Special Servicer, in the manner described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the Briarwood Mall Loan Combination, the servicing standard set forth in the MSBAM 2016-C30 Pooling and Servicing Agreement requires the MSBAM 2016-C30 Servicer and the MSBAM 2016-C30 Special Servicer to take into account the interests of the Certificateholders and the holders of the Briarwood Mall Pari Passu Companion Loans as a collective whole.

Amounts payable to the Issuing Entity as holder of the Briarwood Mall Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the MSBAM 2016-C30 Pooling and Servicing Agreement, is the custodian of the mortgage file related to the Briarwood Mall Loan Combination (other than the promissory note evidencing the Briarwood Mall Mortgage Loan).

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the Briarwood Mall Mortgage Loan and the holders of the Briarwood Mall Pari Passu Companion Loans with respect to distributions of funds received in respect of the Briarwood Mall Loan Combination, and provides, in general, that:

●	the Briarwood Mall Mortgage Loan and the Briarwood Mall Controlling Pari Passu Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Briarwood Mall Loan Combination or the related Mortgaged Property will be applied to the Briarwood Mall Mortgage Loan and the Briarwood Mall Controlling Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related Mortgage Loan documents and payment and reimbursement rights of the MSBAM 2016-C30 Servicer, the MSBAM 2016-C30 Special Servicer, the MSBAM 2016-C30 Operating Advisor, the MSBAM 2016-C30 Asset Representations Reviewer, the MSBAM 2016-C30 Certificate Administrator, the MSBAM 2016-C30 Depositor and the MSBAM 2016-C30 Trustee) in accordance with the terms of such Co-Lender Agreement and the MSBAM 2016-C30 Pooling and Servicing Agreement; and

●	costs, fees, expenses, losses and shortfalls relating to the Briarwood Mall Loan Combination will be allocated, on a pro rata and pari passu basis, to the Briarwood Mall Mortgage Loan and the Briarwood Mall Controlling Pari Passu Companion Loan in accordance with the terms of such Co-Lender Agreement and the MSBAM 2016-C30 Pooling and Servicing Agreement.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Briarwood Mall Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Briarwood Mall Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Briarwood Mall Controlling Pari Passu Companion Loan.

Certain costs and expenses (such as a pro rata share of a property advance) allocable to an Outside Serviced Mortgage Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on the Briarwood Mall Loan Combination. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the Certificates.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the directing holder with respect to the Briarwood Mall Loan Combination is the MSBAM 2016-C30 Trustee on behalf of the MSBAM 2016-C30 issuing entity as holder of the Briarwood Mall Controlling Pari Passu Companion Loan, which is evidenced by the controlling note A-1. Notwithstanding the foregoing, unless a control termination event exists under the MSBAM 2016-C30 Pooling and Servicing Agreement, the MSBAM 2016-C30 controlling class representative will be entitled to exercise the rights of the controlling noteholder under the related Co-Lender Agreement. Certain decisions to be made with respect to the Briarwood Mall Loan Combination, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the MSBAM 2016-C30 Pooling and Servicing Agreement, will require the approval of the MSBAM 2016-C30 controlling class representative. Pursuant to the terms of the MSBAM 2016-C30 Pooling and Servicing Agreement, the MSBAM 2016-C30 controlling class representative will have the same consent and/or consultation rights with respect to the Briarwood Mall Loan Combination as it does, and for so long as it does, with respect to the other mortgage loans included in the MSBAM 2016-C30 issuing entity.

In addition, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity, as holder of the Briarwood Mall Mortgage Loan (or its representative, which until a Consultation Termination Event occurs, will be the Controlling Class Representative, in such capacity, a “Briarwood Mall Non-Controlling Note Holder“) will (i) have the right to receive copies of all notices, information and reports that the MSBAM 2016-C30 Servicer or the

MSBAM 2016-C30 Special Servicer, as applicable, is required to provide to the MSBAM 2016-C30 controlling class representative without regard to the occurrence thereunder of a consultation termination event thereunder with respect to any major decisions (as defined in the related Co-Lender Agreement) to be taken with respect to the Briarwood Mall Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Briarwood Mall Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis to the extent such Briarwood Mall Non-Controlling Note Holder requests consultation with respect to any major decisions (as defined in the related Co-Lender Agreement) to be taken with respect to the Briarwood Mall Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Briarwood Mall Loan Combination. The consultation right of each Briarwood Mall Non-Controlling Note Holder will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not such Briarwood Mall Non-Controlling Note Holder has responded within such period; provided that if the MSBAM 2016-C30 Servicer or the MSBAM 2016-C30 Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of such Briarwood Mall Non-Controlling Note Holder described above, the MSBAM 2016-C30 Servicer or the MSBAM 2016-C30 Special Servicer, as applicable, is permitted to make any major decision (as defined in the related Co-Lender Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Briarwood Mall Mortgage Loan and the Briarwood Mall Controlling Pari Passu Companion Loan. Neither the MSBAM 2016-C30 Servicer nor the MSBAM 2016-C30 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by either Briarwood Mall Non-Controlling Note Holder.

Neither the MSBAM 2016-C30 Servicer nor the MSBAM 2016-C30 Special Servicer may follow or be required to follow any direction, advice or consultation provided by the MSBAM 2016-C30 controlling class representative or either Briarwood Mall Non-Controlling Note Holder that would require or cause the MSBAM 2016-C30 Servicer or the MSBAM 2016-C30 Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions of the Code, be inconsistent with the servicing standard under the MSBAM 2016-C30 Pooling and Servicing Agreement, require or cause the MSBAM 2016-C30 Servicer or the MSBAM 2016-C30 Special Servicer, as applicable, to violate provisions of the related Co-Lender Agreement, require or cause the MSBAM 2016-C30 Servicer or the MSBAM 2016-C30 Special Servicer, as applicable, to violate the terms of the Briarwood Mall Loan Combination, or materially expand the scope of any of the MSBAM 2016-C30 Servicer’s or the MSBAM 2016-C30 Special Servicer’s, as applicable, responsibilities under the related Co-Lender Agreement or the MSBAM 2016-C30 Pooling and Servicing Agreement.

In addition to the consultation rights of the Briarwood Mall Non-Controlling Note Holder described above, pursuant to the terms of the related Co-Lender Agreement, each Briarwood Mall Non-Controlling Note Holder will have the right to attend (in-person or telephonically in the discretion of the MSBAM 2016-C30 Servicer or the MSBAM 2016-C30 Special Servicer, as applicable) annual meetings with the MSBAM 2016-C30 Servicer or the MSBAM 2016-C30 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the MSBAM 2016-C30 Servicer or the MSBAM 2016-C30 Special Servicer, as applicable, for the purpose of discussing servicing issues related to the Briarwood Mall Loan Combination.

Application of Penalty Charges

The related Co-Lender Agreement provides that penalty charges (as defined in the MSBAM 2016-C30 Pooling and Servicing Agreement) paid on the Briarwood Mall Loan Combination will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Briarwood Mall Mortgage Loan and the Briarwood Mall Controlling Pari Passu Companion Loan by the amount necessary to pay the MSBAM 2016-C30 Servicer, the MSBAM 2016-C30 Trustee or the MSBAM 2016-C30 Special Servicer for any interest accrued on customary, reasonable and necessary “out of pocket” costs and expenses advanced by such party in connection with the servicing and administering of the Briarwood Mall Loan Combination if a default, delinquency or other unanticipated event has occurred or a default is reasonably foreseeable or any related REO property, second, be used to reduce the respective amounts payable on each of the Briarwood Mall Mortgage Loan and the Briarwood Mall Controlling Pari Passu Companion Loan by the amount necessary to pay the MSBAM 2016-C30 Servicer, the MSBAM 2016-C30 Trustee, the Master Servicer or the Trustee for any interest accrued on any P&I Advance (or analogous P&I advances made pursuant to the MSBAM 2016-C30 Pooling and Servicing Agreement) made with respect to such loan by such party (if and as specified in the Pooling and Servicing Agreement or the

MSBAM 2016-C30 Pooling and Servicing Agreement, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Briarwood Mall Mortgage Loan and the Briarwood Mall Controlling Pari Passu Companion Loan by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the Briarwood Mall Loan Combination (as specified in the MSBAM 2016-C30 Pooling and Servicing Agreement) and, finally, (i) in the case of the remaining amount of penalty charges allocable to the Briarwood Mall Controlling Pari Passu Companion Loan, be paid to the MSBAM 2016-C30 Servicer and/or the MSBAM 2016-C30 Special Servicer as additional servicing compensation as provided in the MSBAM 2016-C30 Pooling and Servicing Agreement, and (ii) in the case of the remaining amount of penalty charges allocable to the Briarwood Mall Mortgage Loan, be paid to the MSBAM 2016-C30 Servicer and/or the MSBAM 2016-C30 Special Servicer as additional servicing compensation as provided in the MSBAM 2016-C30 Pooling and Servicing Agreement.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the Briarwood Mall Loan Combination becomes a defaulted mortgage loan, and if the MSBAM 2016-C30 Special Servicer determines to sell the Briarwood Mall Controlling Pari Passu Companion Loan that has become a specially serviced mortgage loan in accordance with the MSBAM 2016-C30 Pooling and Servicing Agreement, then the MSBAM 2016-C30 Special Servicer will be required to sell the Briarwood Mall Mortgage Loan together with the Briarwood Mall Controlling Pari Passu Companion Loan as one whole loan in accordance with procedures generally similar to those set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

Notwithstanding the foregoing, the MSBAM 2016-C30 Special Servicer will not be permitted to sell the Briarwood Mall Loan Combination if the Briarwood Mall Loan Combination becomes a defaulted mortgage loan without the written consent of the Briarwood Mall Non-Controlling Note Holder (provided that consent is not required if the MSBAM 2016-C30 controlling class representative is the borrower or an affiliate of the borrower) unless the MSBAM 2016-C30 Special Servicer has delivered to the Briarwood Mall Non-Controlling Note Holder: (a) at least 15 business days prior written notice of any decision to attempt to sell the Briarwood Mall Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the MSBAM 2016-C30 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Briarwood Mall Loan Combination, and any documents in the servicing file reasonably requested by the Briarwood Mall Non-Controlling Note Holder that are material to the price of the Briarwood Mall Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the MSBAM 2016-C30 controlling class representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the MSBAM 2016-C30 Servicer or the MSBAM 2016-C30 Special Servicer in connection with the proposed sale; provided that the Briarwood Mall Non-Controlling Note Holder may waive any of the delivery or timing requirements described in this sentence. Subject to the terms of the MSBAM 2016-C30 Pooling and Servicing Agreement, the Briarwood Mall Non-Controlling Note Holder will be permitted to bid at any sale of the Briarwood Mall Loan Combination unless the Briarwood Mall Non-Controlling Note Holder is the borrower or an agent or affiliate of the borrower.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the terms of the related Co-Lender Agreement, the MSBAM 2016-C30 controlling class representative will have the right, prior to the occurrence and continuance of a control termination event under the MSBAM 2016-C30 Pooling and Servicing Agreement, to replace the MSBAM 2016-C30 Special Servicer then acting with respect to the Briarwood Mall Loan Combination for cause at any time and without cause if either (i) LNR Partners, LLC or its affiliate is no longer the MSBAM 2016-C30 Special Servicer or (ii) LNR Securities Holdings, LLC or its affiliate owns less than 25% of the then-controlling class of MSBAM 2016-C30 certificates, and appoint a replacement special servicer in lieu thereof without the consent of the Issuing Entity or the Briarwood Mall Non-Controlling Note Holder. The applicable MSBAM 2016-C30 certificateholders with the requisite percentage of voting rights under the MSBAM 2016-C30 Pooling and Servicing Agreement (after a control termination event under the MSBAM 2016-C30 Pooling and Servicing Agreement) will have the right, with or without cause, to replace the special servicer then acting with respect to the Briarwood Mall Loan Combination and appoint a replacement special servicer without the consent of the Issuing Entity or the Briarwood Mall Non-Controlling Note Holder.

The 101 Hudson Street Loan Combination

Servicing

The 101 Hudson Street Loan Combination (and any related REO Property) is currently being serviced and administered pursuant to the WFCM 2016-C36 Pooling and Servicing Agreement, among Wells Fargo Commercial Mortgage Securities, Inc., as depositor (the “WFCM 2016-C36 Depositor“), Wells Fargo Bank, National Association, as master servicer (in such capacity, the “WFCM 2016-C36 Servicer”), C-III Asset Management LLC, as special servicer (in such capacity, the “WFCM 2016-C36 Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “WFCM 2016-C36 Operating Advisor”) and asset representations reviewer (in such capacity, the “WFCM 2016-C36 Asset Representations Reviewer”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “WFCM 2016-C36 Certificate Administrator”), and Wilmington Trust, National Association, as trustee (in such capacity, the “WFCM 2016-C36 Trustee”), by the WFCM 2016-C36 Servicer and the WFCM 2016-C36 Special Servicer, but subject to the terms of the related Co-Lender Agreement, until the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date, after which it is expected that the 101 Hudson Street Loan Combination and any related REO Property will be serviced and administered by the master servicer and special servicer designated in the MSC 2016-BNK2 Pooling and Servicing Agreement (the “MSC 2016-BNK2 Servicer” and the “MSC 2016-BNK2 Special Servicer”, respectively), in the manner described under “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans—Servicing of the 101 Hudson Street Mortgage Loan” in this prospectus, but subject to the related Co-Lender Agreement. In servicing the 101 Hudson Street Loan Combination, the servicing standard set forth in the WFCM 2016-C36 Pooling and Servicing Agreement requires the WFCM 2016-C36 Servicer and the WFCM 2016-C36 Special Servicer to take into account the interests of the WFCM 2016-C36 certificateholders, the Issuing Entity, as the holder of the 101 Hudson Street Mortgage Loan, and the holders of the 101 Hudson Street Pari Passu Companion Loans not included in the WFCM 2016-C36 Securitization, as a collective whole.

Amounts payable to the Issuing Entity as holder of the 101 Hudson Street Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the WFCM 2016-C36 Pooling and Servicing Agreement, is the initial custodian of the mortgage file related to the 101 Hudson Street Loan Combination (other than the promissory notes evidencing the 101 Hudson Street Mortgage Loan and the 101 Hudson Street Pari Passu Companion Loans not included in the WFCM 2016-C36 Securitization). Following the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date, the custodian of the mortgage file related to the 101 Hudson Street Loan Combination (other than the promissory note evidencing the 101 Hudson Street Mortgage Loan and any 101 Hudson Street Pari Passu Companion Loan not included in the securitization of the 101 Hudson Street Controlling Pari Passu Companion Loan) is expected to be the custodian under the MSC 2016-BNK2 Pooling and Servicing Agreement.

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the 101 Hudson Street Mortgage Loan and the holders of the 101 Hudson Street Pari Passu Companion Loans with respect to distributions of funds received in respect of the 101 Hudson Street Loan Combination, and provides, in general, that:

●	the 101 Hudson Street Mortgage Loan and the 101 Hudson Street Pari Passu Companion Loans are of equal priority with each other and no portion of any of them has priority or preference over any portion of the others or security therefor;

●	all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the 101 Hudson Street Loan Combination or the related Mortgaged Property or amounts realized as proceeds thereof will be applied to the 101 Hudson Street Mortgage Loan and the 101 Hudson Street Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related Mortgage Loan documents and payment and reimbursement rights of the applicable master servicer, the applicable special servicer, the applicable operating advisor, the applicable certificate administrator, the applicable depositor and the applicable trustee) in accordance with the terms of the related Co-Lender Agreement and either the WFCM 2016-C36 Pooling and Servicing Agreement or the MSC 2016-BNK2 Pooling and Servicing Agreement, as applicable; and

●	fees, costs and expenses relating to the 101 Hudson Street Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the 101 Hudson Street Mortgage Loan and the 101 Hudson Street Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 101 Hudson Street Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the 101 Hudson Street Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the 101 Hudson Street Pari Passu Companion Loans. Similarly, P&I advances on the 101 Hudson Street Pari Passu Companion Loans are not reimbursable out of payments or other collections on the 101 Hudson Street Mortgage Loan.

Prior to the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date, the WFCM 2016-C36 Servicer will be obligated to make any necessary property advances in respect of the 101 Hudson Street Loan Combination, and certain costs and expenses (such as a pro rata share of a property advance) allocable to the 101 Hudson Street Controlling Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the mortgage loans in the WFCM 2016-C36 transaction, subject to the WFCM 2016-C36 issuing entity’s right to reimbursement from future payments and other collections on the 101 Hudson Street Controlling Pari Passu Companion Loan and the 101 Hudson Street Mortgage Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders and the certificateholders under the WFCM 2016-C36 Pooling and Servicing Agreement. After the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date, the MSC 2016-BNK2 Servicer will generally be obligated to make any necessary property advances in respect of the 101 Hudson Street Loan Combination, and certain costs and expenses (such as a pro rata share of a property advance) allocable to the 101 Hudson Street Mortgage Loan may be paid or reimbursed out of payments and other collections on the trust that includes the 101 Hudson Street Controlling Pari Passu Companion Loan, subject to such trust’s right to reimbursement from future payments and other collections on the 101 Hudson Street Mortgage Loan or from general collections on the Mortgage Pool (or the mortgage pool held by the WFCM 2016-C36 issuing entity).

Consultation and Control

Pursuant to the related Co-Lender Agreement, the Controlling Note Holder with respect to the 101 Hudson Street Loan Combination (the “101 Hudson Street Directing Holder“), as of any date of determination, will be the holder of the 101 Hudson Street Controlling Pari Passu Companion Loan, which prior to the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date is Wells Fargo Bank, National Association, and which, after the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date will be the trustee under the MSC 2016-BNK2 Pooling and Servicing Agreement; provided, that, unless a control termination event exists under the MSC 2016-BNK2 Pooling and Servicing Agreement, the controlling class representative thereunder (the “101 Hudson Street Controlling Class Representative”) will be entitled to exercise the rights of the 101 Hudson Street Directing Holder. The 101 Hudson Street Directing Holder will be entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are generally similar to, but not necessarily identical to, the rights of the Directing Holder set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus) with respect to the 101 Hudson Street Loan Combination, including consent and/or consultation rights regarding “major decisions” (as defined under the related Co-Lender Agreement) and approval rights regarding the implementation of any recommended actions outlined in an asset status report with respect to the 101 Hudson Street Loan Combination (which approval rights are expected to be substantially similar to, but not necessarily identical to, those rights described under “The Pooling and Servicing Agreement—Asset Status Reports” in this prospectus). It is expected that, while the 101 Hudson Street Controlling Class Representative is the 101 Hudson Street Directing Holder, the 101 Hudson Street Controlling Class Representative’s consent and/or consultation rights with respect to the 101 Hudson Street Loan Combination will be the same as its rights with respect to the other mortgage loans included in the related securitization trust.

In addition, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity, as holder of the 101 Hudson Street Mortgage Loan (or its representative) and the holders of the 101 Hudson Street Pari Passu Companion Loans not included in the WFCM 2016-C36 Securitization (or their representatives), will (i) have a right to receive copies of all notices, information and reports that the WFCM 2016-C36 Servicer or the WFCM 2016-C36 Special Servicer, as applicable (prior to the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date), or the MSC 2016-BNK2 Servicer or the MSC 2016-BNK2 Special Servicer, as applicable (following the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date), is required to provide to the 101 Hudson Street Directing Holder (within the same time frame such notices, information and reports are or would have been required to be provided to the 101 Hudson Street Directing Holder under the WFCM 2016-C36 Pooling and Servicing Agreement (prior to the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date) or the MSC 2016-BNK2 Pooling and Servicing Agreement (following the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date) with respect to any “major decision” (as defined under the related Co-Lender Agreement) to be taken with respect to the 101 Hudson Street Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the 101 Hudson Street Loan Combination without regard to the occurrence thereunder of a consultation termination event thereunder and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decision” (as defined under the related Co-Lender Agreement) to be taken with respect to the 101 Hudson Street Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the 101 Hudson Street Loan Combination. The consultation right of the Issuing Entity (or its representative) will expire 10 business days following the delivery of notice and information relating to the matter subject to consultation whether or not the Issuing Entity (or its representative) has responded within such period; provided, that if the WFCM 2016-C36 Servicer or the WFCM 2016-C36 Special Servicer, as applicable (prior to the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date), or the MSC 2016-BNK2 Servicer or the MSC 2016-BNK2 Special Servicer, as applicable (on and after the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date), proposes a new course of action that is materially different from the actions previously proposed, the 10 business-day consultation period will be deemed to begin anew. Notwithstanding the consultation rights described above, the WFCM 2016-C36 Servicer or the WFCM 2016-C36 Special Servicer, as applicable (prior to the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date), or the MSC 2016-BNK2 Servicer or the MSC 2016-BNK2 Special Servicer, as applicable (on and after the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date), is permitted to take any major action or any action set forth in the asset status report before the expiration of the aforementioned 10 business-day period if it determines, in accordance with the applicable servicing standard, that immediate action with respect to such decision is necessary to protect the interests of the holders of the 101 Hudson Street Loan Combination. None of the WFCM 2016-C36 Servicer or the WFCM 2016-C36 Special Servicer, as applicable (prior to the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date), or the MSC 2016-BNK2 Servicer or the MSC 2016-BNK2 Special Servicer, as applicable (on and after the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date) will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative).

None of the WFCM 2016-C36 Servicer or the WFCM 2016-C36 Special Servicer, as applicable (prior to the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date), or the MSC 2016-BNK2 Servicer or the MSC 2016-BNK2 Special Servicer, as applicable (on and after the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date), may take or refrain from taking any action based on advice or consultation provided by the 101 Hudson Street Directing Holder (or its representative) that would cause the WFCM 2016-C36 Servicer or the WFCM 2016-C36 Special Servicer, as applicable (prior to the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date), or the MSC 2016-BNK2 Servicer or the MSC 2016-BNK2 Special Servicer, as applicable (on and after the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date), to violate the terms of the 101 Hudson Street Loan Combination, applicable law, the WFCM 2016-C36 Pooling and Servicing Agreement (prior to the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date), the MSC 2016-BNK2 Pooling and Servicing Agreement (on and after the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date), the related Co-Lender Agreement, the REMIC provisions or the WFCM 2016-C36 Servicer’s or the WFCM 2016-C36 Special Servicer’s (prior to the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date),

or the MSC 2016-BNK2 Servicer’s or the MSC 2016-BNK2 Special Servicer’s (on and after the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date) obligation to act in accordance with the applicable servicing standard.

In addition to the consultation rights of the Issuing Entity (or its representative) and the holders of the 101 Hudson Street Pari Passu Companion Loans not included in the WFCM 2016-C36 Securitization (or their representatives) described above, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity (or its representative) and the holders of the 101 Hudson Street Pari Passu Companion Loans not included in the WFCM 2016-C36 Securitization (or their representatives) will have the right to attend annual meetings (which may be held telephonically) with the WFCM 2016-C36 Servicer or the WFCM 2016-C36 Special Servicer (prior to the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date), as applicable, or the MSC 2016-BNK2 Servicer or the MSC 2016-BNK2 Special Servicer (on and after the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date), as applicable, upon reasonable notice and at times reasonably acceptable to the WFCM 2016-C36 Servicer or the WFCM 2016-C36 Special Servicer (prior to the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date), as applicable, or the MSC 2016-BNK2 Servicer or the MSC 2016-BNK2 Special Servicer (on and after the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date), as applicable, in which servicing issues related to the 101 Hudson Street Loan Combination are discussed.

Application of Penalty Charges

The related Co-Lender Agreement provides that items in the nature of Penalty Charges paid on the 101 Hudson Street Loan Combination will first, be used to reduce, on a pro rata basis, the amounts payable on each of the 101 Hudson Street Mortgage Loan and the 101 Hudson Street Pari Passu Companion Loans by the amount necessary to pay the WFCM 2016-C36 Servicer, the WFCM 2016-C36 Trustee or the WFCM 2016-C36 Special Servicer for any interest accrued on any property protection advances and reimbursement of any property protection advances in accordance with the terms of the WFCM 2016-C36 Pooling and Servicing Agreement (prior to the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date) or to pay the MSC 2016-BNK2 Servicer, the related trustee under the MSC 2016-BNK2 Pooling and Servicing Agreement (the “MSC 2016-BNK2 Trustee“) or the MSC 2016-BNK2 Special Servicer for any interest accrued on any property protection advances and for reimbursement of any property protection advances in accordance with the terms of the MSC 2016-BNK2 Pooling and Servicing Agreement (on and after the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date); second, be used to reduce the respective amounts payable on each of the 101 Hudson Street Mortgage Loan and the 101 Hudson Street Pari Passu Companion Loans by the amount necessary to pay the Master Servicer, the Trustee, the WFCM 2016-C36 Servicer, the WFCM 2016-C36 Trustee, and the master servicer and the trustee for any securitization of the 101 Hudson Street Pari Passu Companion Loans not included in the WFCM 2016-C36 Securitization, as applicable, for any interest accrued on any P&I advance pursuant to the WFCM 2016-C36 Pooling and Servicing Agreement (or analogous P&I advance made pursuant to the MSC 2016-BNK2 Pooling and Servicing Agreement after the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date) made with respect to such loan by such party; third, be used to reduce, on a pro rata basis, the amounts payable on each of the 101 Hudson Street Mortgage Loan and the 101 Hudson Street Pari Passu Companion Loans by the amount necessary to pay additional trust fund expenses under the WFCM 2016-C36 Pooling and Servicing Agreement or the MSC 2016-BNK2 Pooling and Servicing Agreement, as applicable (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the 101 Hudson Street Loan Combination (as specified in the WFCM 2016-C36 Pooling and Servicing Agreement or the MSC 2016-BNK2 Pooling and Servicing Agreement, as applicable); and, finally, in the case of the remaining amount of penalty charges allocable to the 101 Hudson Street Mortgage Loan and the 101 Hudson Street Controlling Pari Passu Companion Loan, be paid (x) prior to the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date, to the WFCM 2016-C36 Servicer and/or the WFCM 2016-C36 Special Servicer as additional servicing compensation as provided in the WFCM 2016-C36 Pooling and Servicing Agreement, and (y) on and after the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date, to the MSC 2016-BNK2 Servicer and/or the MSC 2016-BNK2 Special Servicer as additional servicing compensation as provided in the MSC 2016-BNK2 Pooling and Servicing Agreement.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the 101 Hudson Street Loan Combination becomes a defaulted mortgage loan under the WFCM 2016-C36 Pooling and Servicing Agreement or the 101 Hudson Street Controlling Pari Passu Companion Loan becomes a “defaulted mortgage loan” (or analogous term)

under the MSC 2016-BNK2 Pooling and Servicing Agreement, as applicable (depending on the agreement under which it is then being serviced at such time), and if the WFCM 2016-C36 Special Servicer or the MSC 2016-BNK2 Special Servicer, as applicable, determines to sell the 101 Hudson Street Mortgage Loan or the 101 Hudson Street Controlling Pari Passu Companion Loan, as applicable, in accordance with the WFCM 2016-C36 Pooling and Servicing Agreement or the MSC 2016-BNK2 Pooling and Servicing Agreement, as applicable, then the WFCM 2016-C36 Special Servicer or the MSC 2016-BNK2 Special Servicer, as applicable, will be required to sell the 101 Hudson Street Loan Combination as one whole loan in accordance with the procedures generally consistent with those set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Notwithstanding the foregoing, the WFCM 2016-C36 Special Servicer will not be permitted to sell the 101 Hudson Street Loan Combination if it becomes a defaulted mortgage loan under the WFCM 2016-C36 Pooling and Servicing Agreement without the written consent of each of the Issuing Entity (or its representative), as holder of the 101 Hudson Street Mortgage Loan, and the holders of the 101 Hudson Street Pari Passu Companion Loans not included in the WFCM 2016-C36 Securitization (or their representatives), unless the WFCM 2016-C36 Special Servicer or the MSC 2016-BNK2 Special Servicer, as applicable, has delivered to the Issuing Entity (or its representative) and each such Companion Loan Holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the 101 Hudson Street Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the WFCM 2016-C36 Special Servicer or the MSC 2016-BNK2 Special Servicer, as applicable, in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 101 Hudson Street Loan Combination, and any documents in the servicing file reasonably requested by the Issuing Entity (or its representative) or any such Companion Loan Holder (or its representative); and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the 101 Hudson Street Directing Holder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the WFCM 2016-C36 Servicer or the WFCM 2016-C36 Special Servicer, or the MSC 2016-BNK2 Servicer or MSC 2016-BNK2 Special Servicer, as applicable, in connection with the proposed sale. Subject to the foregoing, each of the Issuing Entity (or its representative) and the holders of the 101 Hudson Street Pari Passu Companion Loans (or their representatives) will be permitted to submit an offer at any sale of the 101 Hudson Street Loan Combination unless such person is the related borrower or an affiliate of the related borrower.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement, subject to the terms of the WFCM 2016-C36 Pooling and Servicing Agreement or the MSC 2016-BNK2 Pooling and Servicing Agreement, if applicable, the 101 Hudson Street Directing Holder will have the right, with or without cause, to replace the special servicer then acting with respect to the 101 Hudson Street Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of the Issuing Entity (or its representative) in accordance with the WFCM 2016-C36 Pooling and Servicing Agreement or the MSC 2016-BNK2 Pooling and Servicing Agreement, as applicable, as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

The 80 Park Plaza Loan Combination

Servicing

The 80 Park Plaza Loan Combination and any related REO Property will be serviced and administered by the Master Servicer and, if necessary, the Special Servicer, pursuant to the Pooling and Servicing Agreement, in the manner described under “The Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the 80 Park Plaza Loan Combination, the Servicing Standard set forth in the Pooling and Servicing Agreement will require the Master Servicer and the Special Servicer to take into account the interests of the Certificateholders and the related Companion Loan Holders as a collective whole.

Amounts payable to the Issuing Entity as holder of the 80 Park Plaza Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the related Companion Loan Holders will be distributed to such holders net of certain fees and expenses on the 80 Park Plaza Pari Passu Companion Loans as provided in the related Co-Lender Agreement.

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the 80 Park Plaza Mortgage Loan and the holders of the related 80 Park Plaza Pari Passu Companion Loans with respect to distributions of funds received in respect of the 80 Park Plaza Loan Combination, and provides, in general, that:

●	the 80 Park Plaza Mortgage Loan and the 80 Park Plaza Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the others or security therefor;

●	all amounts tendered by the related borrower or otherwise available for payment on the 80 Park Plaza Loan Combination will be required to be applied to the 80 Park Plaza Mortgage Loan and the 80 Park Plaza Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the terms of the Mortgage Loan documents, amounts required to be deposited in reserve or escrow pursuant to the related Mortgage Loan documents and certain amounts then due and payable pursuant to the Pooling and Servicing Agreement to the parties thereto); and

●	fees, costs and expenses relating to the 80 Park Plaza Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the 80 Park Plaza Mortgage Loan and the 80 Park Plaza Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 80 Park Plaza Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the 80 Park Plaza Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the 80 Park Plaza Pari Passu Companion Loans.

Certain costs and expenses (such as a pro rata share of a Property Advance) allocable to the 80 Park Plaza Pari Passu Companion Loans may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on the 80 Park Plaza Pari Passu Companion Loans or from general collections with respect to the securitization of such 80 Park Plaza Pari Passu Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the directing holder with respect to the 80 Park Plaza Loan Combination, as of any date of determination, will be the holders of the Controlling Class or the duly appointed representative of such holders or such other party as is granted the right to exercise the rights granted to the directing holder, provided, that no Borrower Party will be entitled to act as directing holder; and provided, further, that, unless a Control Termination Event exists or the 80 Park Plaza Loan Combination is an Excluded Mortgage Loan, the Controlling Class Representative will be entitled to exercise the rights of the sole directing holder with respect to the 80 Park Plaza Loan Combination. In its capacity as representative of the directing holder under the related Co-Lender Agreement, the Controlling Class Representative will be entitled to exercise all of the rights of the Controlling Class Representative set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus with respect to the 80 Park Plaza Loan Combination, and the implementation of any recommended actions outlined in an asset status report with respect to the 80 Park Plaza Loan Combination will require the approval of the Controlling Class Representative as and to the extent described under “The Pooling and Servicing Agreement—Asset Status Reports” in this prospectus. Pursuant to the terms of the Pooling and Servicing Agreement, the Controlling Class Representative will have the same consent and/or consultation rights with respect to the 80 Park Plaza Loan Combination as it does, and for so long as it does, with respect to the other Mortgage Loans (exclusive of the Outside Serviced Mortgage Loans and any Excluded Mortgage Loan) included in the Issuing Entity that do not have Companion Loans.

The related Co-Lender Agreement provides that no objection, direction or advice by the directing holder may require or cause the Master Servicer or the Special Servicer, as applicable, to violate any provision of the related mortgage loan documents, applicable law, the Pooling and Servicing Agreement, the related Co-Lender Agreement, the REMIC provisions or the Master Servicer’s or the Special Servicer’s obligation to act in accordance with the Servicing Standard, or expose the Master Servicer, the Special Servicer, the Certificate Administrator, the Issuing Entity or the Trustee to liability or materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities under the Pooling and Servicing Agreement.

In addition, each related Companion Loan Holder (or its representative) will (i) have a right to receive copies of any notice, information and report that the Master Servicer or the Special Servicer, as applicable, is required to provide to the Controlling Class Representative (within the same time frame such notice, information and report are or would have been required to be provided to the Controlling Class Representative under the Pooling and Servicing Agreement without regard to the occurrence thereunder of a Consultation Termination Event) with respect to any Major Decisions to be taken with respect to the 80 Park Plaza Loan Combination or the implementation of any recommended actions outlined in an asset status report relating to the 80 Park Plaza Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any Major Decisions to be taken with respect to the 80 Park Plaza Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the 80 Park Plaza Loan Combination. The consultation right of each such related Companion Loan Holder (or its representative) will expire 10 business days (or in connection with an Acceptable Insurance Default, 30 days) following the delivery to such Companion Loan Holder of written notice of a proposed action, together with copies of the notices, information and reports that would be required to be provided to the Controlling Class Representative as set forth above; provided, that if the Master Servicer or the Special Servicer, as applicable proposes a new course of action that is materially different from the action previously proposed, the 10 business day (or 30 day) consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding the related Companion Loan Holders’ (or their representatives’) consultation rights described above, the Master Servicer or the Special Servicer, as applicable, is permitted to take any Major Decision or any action set forth in the asset status report before the expiration of the aforementioned 10 business day (or 30 day) period if it determines, in accordance with the Servicing Standard, that immediate action with respect to such decision is necessary to protect the interests of the holders of the 80 Park Plaza Loan Combination. Neither the Master Servicer nor the Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the related Companion Loan Holders (or their representatives).

In addition to the consultation rights of the related Companion Loan Holders (or their representatives) described above, pursuant to the terms of the related Co-Lender Agreement, each related Companion Loan Holder (or its representative) will have the right to annual conference calls with the Master Servicer or the Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, in which servicing issues related to the 80 Park Plaza Loan Combination are discussed.

The Pooling and Servicing Agreement provides that neither the Master Servicer nor the Special Servicer may take or refrain from taking any action pursuant to instructions, directions, objections, advice or consultation from the Controlling Class Representative, the Operating Advisor or the related Companion Loan Holders (or their representatives) that would cause any one of them to violate applicable law, the terms of the 80 Park Plaza Loan Combination, the related Mortgage Loan documents, the Pooling and Servicing Agreement, including the Servicing Standard, the related Co-Lender Agreement, any related intercreditor agreement, or the REMIC provisions, or that would (i) expose any Certificateholder, the Issuing Entity, any Mortgage Loan Seller (other than with respect to enforcing the rights and remedies against such Mortgage Loan Seller pursuant to the Pooling and Servicing Agreement or the related Mortgage Loan Purchase Agreement with respect to any material defect) or any party to the Pooling and Servicing Agreement or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or the related Co-Lender Agreement, (iii) cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, or result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions, or (iv) cause the Master Servicer or the Special Servicer to act, or fail to act, in a manner that in its reasonable judgment is not in the best interests of the Certificateholders and/or the related Companion Loan Holders.

Application of Penalty Charges

The related Co-Lender Agreement requires the Pooling and Servicing Agreement to provide that Penalty Charges paid in respect of the 80 Park Plaza Loan Combination will be used (i) to pay the Master Servicer, the Trustee or the Special Servicer for interest accrued on any Property Advances and reimbursement of Property Advances, (ii) to pay the parties to this securitization and any securitization of an 80 Park Plaza Pari Passu Companion Loan for interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the document governing any securitization of an 80 Park Plaza Pari Passu Companion Loan), (iii) to pay certain other expenses incurred with respect to the 80 Park Plaza Loan Combination and (iv) to pay to the Master Servicer and/or the Special Servicer as additional servicing compensation.

Sale of Defaulted Loan Combination

If the 80 Park Plaza Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the 80 Park Plaza Mortgage Loan in accordance with the Pooling and Servicing Agreement, then the Special Servicer will be required to sell the 80 Park Plaza Pari Passu Companion Loans together with the 80 Park Plaza Mortgage Loan as one whole loan in accordance with the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Notwithstanding the foregoing, the Special Servicer will not be permitted to sell the 80 Park Plaza Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of the related Companion Loan Holders unless the Special Servicer has delivered to such Companion Loan Holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the 80 Park Plaza Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 80 Park Plaza Loan Combination, and any documents in the servicing file requested by such Companion Loan Holder; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that each related Companion Loan Holder (or its representative) may waive as to itself any of the delivery or timing requirements set forth in this sentence. Subject to the foregoing, each of the Issuing Entity (or its representative) and the related Companion Loan Holders (or their representatives) will be permitted to submit an offer at any sale of the 80 Park Plaza Loan Combination unless such person is a Borrower Party.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement, and subject to the terms of the Pooling and Servicing Agreement, the directing holder with respect to the 80 Park Plaza Loan Combination will have the right, at any time and from time to time, with or without cause, to replace the Special Servicer then acting with respect to the 80 Park Plaza Loan Combination and appoint a replacement Special Servicer that is a “qualified servicer” (as defined in the related Co-Lender Agreement) in lieu thereof. Accordingly, subject to the terms of the Pooling and Servicing Agreement, the Controlling Class Representative (prior to a Control Termination Event and provided that the 80 Park Plaza Loan Combination is not an Excluded Mortgage Loan), and the applicable Certificateholders with the requisite percentage of voting rights (after a Control Termination Event) will have the right, with or without cause, to replace the Special Servicer then acting with respect to the 80 Park Plaza Loan Combination and appoint a replacement Special Servicer in lieu thereof, as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” in this prospectus.

See “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” in this prospectus.

The Potomac Mills Loan Combination

Servicing

The Potomac Mills Loan Combination and any related REO Property will be serviced and administered (i) prior to the Potomac Mills Controlling Pari Passu Companion Loan Securitization Date, by the Master Servicer and, if necessary, the Special Servicer, pursuant to the Pooling and Servicing Agreement, in the manner described under “The Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the related Co-Lender Agreement and (ii) on and after the Potomac Mills Controlling Pari Passu Companion Loan Securitization Date, by the master servicer and special servicer designated in the CFCRE 2016-C6 Pooling and Servicing Agreement related to the Potomac Mills Loan Combination (the “CFCRE 2016-C6 Servicer” and the “CFCRE 2016-C6 Potomac Mills Special Servicer”, respectively), in the manner described under “The Pooling and Servicing Agreement—Servicing of the Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans”, but subject to the related Co-Lender Agreement. The certificate administrator, trustee, operating advisor, asset representations reviewer and depositor under the CFCRE 2016-C6 Pooling and Servicing Agreement are referred to herein as the “CFCRE 2016-C6 Certificate Administrator”, the “CFCRE 2016-C6 Trustee”, the “CFCRE 2016-C6 Operating Advisor”, the “CFCRE 2016-C6 Asset Representations Reviewer” and the “CFCRE 2016-C6 Depositor”, respectively.

Promissory note A-1 represents the controlling interest in the Potomac Mills Loan Combination. However, for so long as the holder of greater than 50% of the aggregate principal balance of the Potomac Mills Subordinate Companion Loans (the “Potomac Mills Controlling Subordinate Companion Noteholder“) is the Potomac Mills Loan Combination Directing Holder (as defined below under “Consultation and Control”), the Potomac Mills Controlling Subordinate Companion Noteholder will have the right to approve certain modifications and consent to certain actions to be taken with respect to the Potomac Mills Loan Combination, as more fully described below. Furthermore, subject to certain conditions set forth in the related Co-Lender Agreement, the holders of the Potomac Mills Subordinate Companion Loans will have the right to cure certain defaults by the related borrower, as more fully described below.

The Servicing Standard set forth in the Pooling and Servicing Agreement will require the Master Servicer and the Special Servicer to take into account the interests of both the Certificateholders and the related Companion Loan Holders as a collective whole (taking into account the subordinate nature of the Potomac Mills Subordinate Companion Loans). The servicing standard set forth in the CFCRE 2016-C6 Pooling and Servicing Agreement is expected to require the CFCRE 2016-C6 Servicer and the CFCRE 2016-C6 Potomac Mills Special Servicer to take into account the interests of both the holders of certificates issued under the CFCRE 2016-C6 Pooling and Servicing Agreement (the “Potomac Mills Certificateholders”) and the Issuing Entity, as holder of the Potomac Mills Mortgage Loan, as a collective whole.

Amounts payable to the Issuing Entity as holder of the Potomac Mills Mortgage Loan pursuant to the related Co-Lender Agreement will be distributed net of certain fees and expenses on the Potomac Mills Mortgage Loan as set forth in the related Co-Lender Agreement and will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Deutsche Bank Trust Company Americas, as the Custodian under the Pooling and Servicing Agreement, is expected to be, as of the Closing Date, the custodian of the mortgage file related to the Potomac Mills Loan Combination (other than the promissory notes evidencing the Potomac Mills Companion Loans). Following the Potomac Mills Controlling Pari Passu Companion Loan Securitization Date, the custodian of the mortgage file related to the Potomac Mills Loan Combination (other than the promissory note evidencing the Potomac Mills Mortgage Loan) is expected to be the custodian under the CFCRE 2016-C6 Pooling and Servicing Agreement.

Application of Payments

Pursuant to the related Co-Lender Agreement, prior to the occurrence and continuance of (i) an event of default with respect to an obligation to pay money due under the Potomac Mills Loan Combination, (ii) any other event of default for which the Potomac Mills Loan Combination is actually accelerated, (iii) any other event of default which causes the Potomac Mills Loan Combination to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “Potomac Mills Sequential Pay

Event”) (or, if such a default has occurred, but has been cured by the Potomac Mills Loan Combination Directing Holder or the default cure period has not yet expired and the Potomac Mills Loan Combination Directing Holder is diligently exercising its cure rights under the related Co-Lender Agreement), after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts payable or reimbursable with respect to the Potomac Mills Loan Combination (including any penalty charges) under the Pooling and Servicing Agreement to the master servicer, special servicer, operating advisor, asset representations reviewer, certificate administrator or trustee (and after the Potomac Mills Controlling Pari Passu Companion Loan Securitization Date, under the CFCRE 2016-C6 Pooling and Servicing Agreement to the CFCRE 2016-C6 Servicer, CFCRE 2016-C6 Potomac Mills Special Servicer, CFCRE 2016-C6 Operating Advisor, CFCRE 2016-C6 Asset Representations Reviewer, CFCRE 2016-C6 Certificate Administrator or CFCRE 2016-C6 Trustee), payments and proceeds received with respect to the Potomac Mills Loan Combination will generally be applied in the following order:

●	first, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal of their respective notes at their net interest rate;

●	second, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to their respective percentage interests in the Potomac Mills Loan Combination of principal payments received, if any, including with respect to any insurance or condemnation proceeds payable as principal, until their principal balances have been reduced to zero; provided, that with respect to any insurance proceeds or condemnation proceeds payable as principal to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Companion Loans under the related Co-Lender Agreement, 100% of such insurance proceeds and condemnation proceeds will be distributed to the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis until their respective principal balances have been reduced to zero;

●	third, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by each such holder not previously reimbursed to such holder (or paid or advanced by the master servicer or special servicer on their behalf and not previously paid or reimbursed);

●	fourth, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) their respective percentage interest in the Potomac Mills Loan Combination, (ii) a fraction, the numerator of which is the interest rate of such Potomac Mills Mortgage Loan or Potomac Mills Pari Passu Companion Loan, as the case may be, and the denominator of which is the interest rate of the Potomac Mills Loan Combination and (iii) any prepayment premium to the extent paid by the related borrower;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the Potomac Mills Mortgage Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (first)-(fourth) and, as a result of such foreclosure sale or liquidation, the balance of the Potomac Mills Mortgage Loan or Potomac Mills Pari Passu Companion Loans has been reduced, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans pro rata in an amount up to the reduction, if any, of the principal balances of their respective notes plus interest on such amount at their respective net interest rate;

●	sixth, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata basis any penalty charges;

●	seventh, to the extent the holders of the Potomac Mills Subordinate Companion Loans have made any payments or advances with the exercise of their cure rights under the related Co-Lender Agreement, to reimburse such holders for all such cure payments on a pro rata basis in accordance with such payments or advances made;

●	eighth, to the holders of the Potomac Mills Subordinate Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of their respective notes at their net interest rate;

●	ninth, to the holders of the Potomac Mills Subordinate Companion Loans on a pro rata and pari passu basis, in an amount equal to their respective percentage interests in the Potomac Mills Loan Combination of principal payments received, if any, provided, that with respect to any insurance proceeds or condemnation proceeds payable as principal to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Companion Loans under the related Co-Lender Agreement, the portion of such insurance proceeds and condemnation proceeds remaining after distribution to the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans pursuant to clause second above will be distributed to the holders of the Potomac Mills Subordinate Companion Loans on a pro rata and pari passu basis until their respective principal balances have been reduced to zero;

●	tenth, to the holders of the Potomac Mills Companion Loans in an amount equal to the product of (i) their respective percentage interests in the Potomac Mills Loan Combination, a fraction, the numerator of which is the interest rate of such Potomac Mills Subordinate Companion Loan and the denominator of which is the interest rate of the Potomac Mills Loan Combination and (ii) any prepayment premium to the extent paid by the related borrower;

●	eleventh, if the proceeds of any foreclosure sale or any liquidation of the Potomac Mills Loan Combination or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (first)-(tenth) and, as a result of a workout, the balance of the Potomac Mills Subordinate Companion Loans has been reduced, to the holder of the applicable Potomac Mills Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balances of the Potomac Mills Subordinate Companion Loans as a result of such workout, plus interest on such amount at the applicable net interest rate;

●	twelfth, to the holders of the Potomac Mills Subordinate Companion Loans on a pro rata and pari passu basis in an amount equal to any penalty charges received;

●	thirteenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer (in each case provided that such reimbursements or payments relate to the Potomac Mills Loan Combination), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holders of the Potomac Mills Mortgage Loan, the Potomac Mills Pari Passu Companion Loans and the Potomac Mills Subordinate Companion Loans, pro rata, based on their respective percentage interests in the Potomac Mills Loan Combination; and

●	fourteenth, if any excess amount, including default interest and late payment charges, is available to be distributed in respect of the Potomac Mills Loan Combination, and not otherwise applied in accordance with the foregoing clauses (first)-(thirteenth), any remaining amount is required to be paid pro rata to the holders of the Potomac Mills Mortgage Loan, the Potomac Mills Pari Passu Companion Loans and the Potomac Mills Subordinate Companion Loans, based on their respective initial percentage interests in the Potomac Mills Loan Combination.

Following the occurrence and during the continuance of a Potomac Mills Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the mortgage loan documents and amounts then payable or reimbursable under the Pooling and Servicing Agreement to the master servicer, special servicer, operating advisor, asset representations reviewer, certificate administrator and trustee (and after the Potomac Mills Controlling Pari Passu Companion Loan Securitization Date, under the CFCRE 2016-C6 Pooling and Servicing Agreement to the CFCRE 2016-C6 Servicer, CFCRE 2016-C6 Potomac Mills Special Servicer, CFCRE 2016-C6 Operating Advisor, CFCRE 2016-C6 Asset Representations Reviewer, CFCRE 2016-C6 Certificate Administrator or CFCRE 2016-C6 Trustee), payments and proceeds with respect to the Potomac Mills Loan Combination will generally be applied in the following order, in each case to the extent of available funds:

●	first, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal of their respective notes at their net interest rate;

●	second, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis until their principal balances have been reduced to zero;

●	third, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by each such holder not previously reimbursed to such holder (or paid or advanced by the master servicer or special servicer on their behalf and not previously paid or reimbursed);

●	fourth, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) their respective percentage interest in the Potomac Mills Loan Combination, (ii) a fraction, the numerator of which is the interest rate of such Potomac Mills Mortgage Loan or Potomac Mills Pari Passu Companion Loan, as the case may be, and the denominator of which is the interest rate of the Potomac Mills Loan Combination and (iii) any prepayment premium to the extent paid by the related borrower;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the Potomac Mills Mortgage Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (first)-(fourth) and as a result of such foreclosure sale or liquidation, the balance of the Potomac Mills Mortgage Loan or Potomac Mills Pari Passu Companion Loans has been reduced, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans pro rata in an amount up to the reduction, if any, of the principal balances of their respective notes, plus interest on such amount at the applicable net interest rate;

●	sixth, to the extent the holders of the Potomac Mills Subordinate Companion Loans have made any payments or advances in the exercise of their cure rights under the related Co-Lender Agreement, to reimburse such holders for all such cure payments on a pro rata basis in accordance with such payments or advances made;

●	seventh, to the holders of the Potomac Mills Subordinate Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of their respective notes at their net interest rate;

●	eighth, to the holders of the Potomac Mills Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the principal balance of their respective notes until their principal balances have been reduced to zero;

●	ninth, to the holders of the Potomac Mills Subordinate Companion Loans in an amount equal to the product of (i) their respective percentage interest in the Potomac Mills Loan Combination, a fraction, the numerator of which is the interest rate of such Potomac Mills Subordinate Companion Loans and the denominator of which is the interest rate of the Potomac Mills Loan Combination and (iii) any prepayment premium to the extent paid by the related borrower;

●	tenth, if the proceeds of any foreclosure sale or any liquidation of the Potomac Mills Loan Combination or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (first)-(ninth) and, as a result of a workout, the balance of the Potomac Mills Subordinate Companion Loans has been reduced, to the holders of the Potomac Mills Subordinate Companion Loans in an amount up to the reduction, if any, of the principal balance of the Potomac Mills Subordinate Companion Loans as a result of such workout, plus interest on such amount at the applicable net interest rate;

●	eleventh, if the proceeds of any foreclosure sale or any liquidation of the Potomac Mills Loan Combination or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (first)-(tenth) and, as a result of a workout, the balance of the Potomac Mills Subordinate Companion Loans has been reduced, to the Potomac Mills Controlling Subordinate Companion Noteholder in an amount up to the reduction, if any, of the principal balances of the Potomac Mills Subordinate Companion Loans as a result of such workout, plus interest on such amount at the applicable net interest rate;

●	twelfth, to the holders of the Potomac Mills Mortgage Loan and the holders of the Potomac Mills Pari Passu Companion Loans on a pro rata basis in an amount equal to any penalty charges received with respect to the related note;

●	thirteenth, to the holders of the Potomac Mills Subordinate Companion Loans in an amount equal to any penalty charges received with respect to the related note; and

●	fourteenth, if any excess amount is available to be distributed in respect of the Potomac Mills Loan Combination, and not otherwise applied in accordance with the foregoing clauses (first)-(thirteenth), any remaining amount is required to be paid pro rata to the holders of the Potomac Mills Mortgage Loan, the Potomac Mills Pari Passu Companion Loans and the Potomac Mills Subordinate Companion Loans, based on their respective percentage interests.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Potomac Mills Mortgage Loan pursuant to the terms of the Pooling and Servicing Agreement, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Potomac Mills Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, out of future payments and collections on other Mortgage Loans, but not out of payments or other collections on the Potomac Mills Companion Loans or any loans included in any future securitization trust related to such Companion Loans.

Certain costs and expenses (such as a pro rata share of any related servicing advances with respect to the Potomac Mills Loan Combination made pursuant to the CFCRE 2016-C6 Pooling and Servicing Agreement, together with interest thereon) may be paid or reimbursed out of payments and other collections on the Mortgage Pool generally. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of the Certificates.

Consultation and Control

Prior to the occurrence and continuance of a Potomac Mills Control Appraisal Period with respect to the Potomac Mills Subordinate Companion Loans, none of the Directing Holder nor the Operating Advisor (prior to the Potomac Mills Controlling Pari Passu Companion Loan Securitization Date) nor the directing holder under the CFCRE 2016-C6 securitization (the “CFCRE 2016-C6 Directing Holder“) or the CFCRE 2016-C6 Operating Advisor will have any consent and/or consultation rights with respect to the Potomac Mills Loan Combination.

For so long as the Potomac Mills Controlling Subordinate Companion Noteholder is the Potomac Mills Loan Combination Directing Holder (as defined below), on and after the Potomac Mills Controlling Pari Passu Companion Loan Securitization Date, the CFCRE 2016-C6 Servicer and the CFCRE 2016-C6 Potomac Mills Special Servicer, will be required to notify the Potomac Mills Controlling Subordinate Companion Noteholder (or its designee) and receive written consent with respect to the following actions (“Potomac Mills Major Decisions”):

(i)	any workout or other change to the Potomac Mills Loan Combination that would result in any modification of, or waiver with respect to, the Potomac Mills Loan Combination that would result in the extension of the maturity date or extended maturity date thereof, a reduction in the interest rate borne thereby or the monthly debt service payment or a deferral or a forgiveness of interest on or principal of the Potomac Mills Loan Combination or a modification or waiver of any other monetary term of the Potomac Mills Loan Combination relating to the amount or timing of any payment of principal, interest, prepayment premiums or any other sums (including reserve requirements) due and payable under the mortgage loan documents or a modification or waiver of any material non-monetary provision of the Potomac Mills Loan Combination, including but not limited to provisions which restrict the related borrower or its equity owners from incurring additional indebtedness or transferring interests in the related Mortgaged Property or the related borrower;

(ii)	any modification of, or waiver with respect to, the Potomac Mills Loan Combination that would result in a discounted pay-off of the Potomac Mills Subordinate Companion Loans;

(iii)	any foreclosure upon or comparable conversion (which may include acquisition of a REO Property) of the ownership of the related Mortgaged Property or any acquisition of the related Mortgaged Property by deed-in-lieu of foreclosure or any other exercise of remedies following an event of default;

(iv)	any material direct or indirect sale of all or any material portion of the related Mortgaged Property or REO Property;

(v)	any determination to bring the related REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at the related REO Property;

(vi)	any substitution, release or addition of collateral for the Potomac Mills Loan Combination other than those required pursuant to the specific terms of the mortgage loan documents and for which there is no lender discretion;

(vii)	any release of the related borrower or guarantor from liability with respect to the Potomac Mills Loan Combination including, without limitation, by acceptance of an assumption of the Potomac Mills Loan Combination by a successor borrower or replacement guarantor except as expressly permitted by the related mortgage loan documents;

(viii)	any determination (1) not to enforce a “due-on-sale” or “due–on–encumbrance” clause (unless such clause is not exercisable under applicable law or such exercise is reasonably likely to result in successful legal action by the related borrower) or (2) accelerate the Potomac Mills Loan Combination (other than automatic accelerations pursuant to the related mortgage loan documents);

(ix)	any transfer of the related Mortgaged Property or any portion thereof, or any transfer of any direct or indirect ownership interest in the related borrower, except in each case as expressly permitted by the related mortgage loan documents;

(x)	any incurring of additional debt by the related borrower, including the terms of any document evidencing or securing any such additional debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement or incurring of mezzanine financing by any beneficial owner of the related borrower, including the terms of any document evidencing or securing any such mezzanine debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement (to the extent the master servicer or special servicer’s approval, as applicable, is required by the related mortgage loan documents);

(xi)	the waiver or modification of any documentation relating to the related guarantor’s obligations under the related guaranty (as defined in the related mortgage loan documents);

(xii)	the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related borrower unless any option to the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans has expired or been waived;

(xiii)	any determination of an acceptable insurance default with respect to the related Mortgaged Property;

(xiv)	the approval of any annual budget (as defined in the related loan agreement), to the extent the master servicer or special servicer, as applicable, has such approval under the related loan agreement;

(xv)	the approval of any major lease (as defined in the mortgage loan agreement), to the extent the master servicer or special servicer, as applicable, has such approval under the mortgage loan agreement;

(xvi)	the releases of any escrows or reserve accounts other than those required pursuant to the specific terms of the related mortgage loan documents and for which there is no material lender discretion.

provided, however, that during the occurrence and continuance of a Potomac Mills Control Appraisal Period, on or after the Potomac Mills Controlling Pari Passu Companion Loan Securitization Date, “Potomac Mills Major Decisions” will have the meaning given to the term “Major Decision” in the CFCRE 2016-C6 Pooling and Servicing Agreement.

Neither the CFCRE 2016-C6 Servicer nor the CFCRE 2016-C6 Potomac Mills Special Servicer may follow or be required to follow any direction, advice or consultation provided by the Potomac Mills Loan Combination Directing Holder or any holder of the Potomac Mills Pari Passu Companion Loans (or their representatives) that would require or cause the CFCRE 2016-C6 Master Servicer or the CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause the CFCRE 2016-C6 Master Servicer or the CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, to violate provisions of the related Co-Lender Agreement or the CFCRE 2016-C6 Pooling and Servicing Agreement, require or cause the CFCRE 2016-C6 Master Servicer or the CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, to violate the terms of the Potomac Mills Loan Combination, or materially expand the scope of any of the CFCRE 2016-C6 Master Servicer’s or the CFCRE 2016-C6 Potomac Mills Special Servicer’s, as applicable, responsibilities under the related Co-Lender Agreement or the Pooling and Servicing Agreement.

The Directing Holder. Pursuant to the related Co-Lender Agreement, the directing holder (the “Potomac Mills Loan Combination Directing Holder”) with respect to the Potomac Mills Loan Combination, as of any date of determination, will be:

●	the holder of greater than 50% of the aggregate principal balance of the Potomac Mills Subordinate Loans, unless a Potomac Mills Control Appraisal Period has occurred and is continuing; and

●	the CFCRE 2016-C6 issuing entity or its designee if a Potomac Mills Control Appraisal period has occurred and is continuing.

A “Potomac Mills Control Appraisal Period“ will mean a period that exists with respect to the Potomac Mills Loan Combination, if and for so long as:

(1)	(a)(i) the sum of the initial unpaid principal balance of the Potomac Mills Subordinate Companion Loans minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Potomac Mills Subordinate Companion Loans, (y) any Appraisal Reduction Amount for the Potomac Mills Loan Combination that is allocated to the Potomac Mills Subordinate Companion Loans and (z) any losses realized with respect to the Mortgaged Property or the Potomac Mills Loan Combination that are allocated to the Potomac Mills Subordinate Companion Loans, plus (iii) any Threshold Event Collateral (as defined below) is less than (b) 25% of the of the remainder of the (i) initial unpaid principal balance of the Potomac Mills Subordinate Companion Loans less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the Potomac Mills Subordinate Companion Loans; or

(2)	any interest in a Potomac Mills Subordinate Companion Loan is held by the related borrower or an affiliate of the related borrower or any such party would otherwise be entitled to exercise the rights of the holders of greater than 50% of the aggregate principal balance of the Potomac Mills Subordinate Companion Loans as the Potomac Mills Loan Combination Directing Holder.

The Potomac Mills Controlling Subordinate Companion Noteholder is entitled to avoid a Potomac Mills Control Appraisal Period caused by the application of an Appraisal Reduction Amount upon satisfaction of certain conditions, including without limitation, delivery of additional collateral in the form of either (x) cash collateral acceptable to the CFCRE 2016-C6 Master Servicer or the CFCRE 2016-C6 Potomac Mills Special Servicer or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution that meets the rating requirements as described in the related Co-Lender Agreement (either (x) or (y), the “Threshold Event Collateral”) in an amount that, when added to the appraised value of the Mortgaged Property as used to calculate any Appraisal Reduction Amount for the Potomac Mills Loan Combination pursuant to the CFCRE 2016 Pooling and Servicing Agreement, would reduce such Appraisal Reduction Amount enough to cause the applicable Potomac Mills Control Appraisal Period not to exist.

In addition, pursuant to the terms of the related Co-Lender Agreement, after the occurrence of and during the continuance of a Potomac Mills Control Appraisal Period, the issuing entity, which will be the Directing Certificate Holder or any other party assigned the right to exercise the rights of the holder, of the Potomac Mills Mortgage Loan (or its representative) which, will (i) have the right to receive copies of all notices, information and reports that the CFCRE 2016-C6 Master Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, is required to provide to the CFCRE 2016-C6 Directing Holder (within the same time frame such notices, information and reports are or would have been required to be provided to the CFCRE 2016-C6 Directing Holder under the Pooling and Servicing Agreement without regard to the occurrence and continuance of a control termination event or occurrence of a consultation termination event) under the CFCRE 2016-C6 Pooling and Servicing Agreement with respect to any Potomac Mills Major Decision or the implementation of any recommended action outlined in an asset status report relating to the Potomac Mills Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the Potomac Mills Mortgage Loan (or its representative) requests consultation with respect to certain Potomac Mills Major Decisions or the implementation of any recommended action outlined in an asset status report relating to the Potomac Mills Loan Combination. The consultation rights of the holder of the Potomac Mills Mortgage Loan (or its representative) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the holder of the related Potomac Mills Mortgage Loan (or its representative) has responded within such period; provided that if the CFCRE 2016-C6 Master Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the holder of the related Potomac Mills Mortgage Loan (or its representative) described above, the CFCRE 2016-C6 Master Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Potomac Mills Mortgage Loan and the related Potomac Mills Pari Passu Companion Loans. Neither the CFCRE 2016-C6 Master Servicer nor the CFCRE 2016-C6 Potomac Mills Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Potomac Mills Mortgage Loan (or its representative, including, if the Potomac Mills Mortgage Loan has been contributed to a securitization, the related directing certificateholder (or similar entity)).

In addition to the consultation rights of the holder of the Potomac Mills Mortgage Loan (or its representatives) described above, pursuant to the terms of the related Co-Lender Agreement, during the continuance of a Potomac Mills Control Appraisal Period, the holder of the Potomac Mills Mortgage Loan (or its representatives) will have the right to attend (in-person or telephonically in the discretion of the CFCRE 2016-C6 Master Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable) annual meetings with the CFCRE 2016-C6 Master Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the CFCRE 2016-C6 Master Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, for the purpose of discussing servicing issues related to the Potomac Mills Loan Combination.

Cure Rights

In the event that the Potomac Mills Mortgage Loan borrower fails to make any payment of principal or interest on the Potomac Mills Loan Combination that results in a monetary event of default or the borrower otherwise defaults with respect to the Potomac Mills Loan Combination, the related Co-Lender Agreement provides that the Potomac Mills Controlling Subordinate Companion Noteholder will have the right to cure such event of default; provided that the Potomac Mills Controlling Subordinate Companion Noteholder will be limited to six cure payments over the life of the Potomac Mills Loan Combination, and, with respect to monetary events of default, no more than three of which may be consecutive. So long as the Potomac Mills Controlling Subordinate Companion Noteholder is permitted to make a cure payment with respect to a non-monetary event of default, and is diligently prosecuting the cure of same, under the related Co-Lender Agreement, neither the Master Servicer nor the Special Servicer, or, after the Potomac Mills Controlling Pari Passu Companion Loan Securitization Date, neither the CFCRE 2016-C6 Master Servicer nor the CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, will be permitted to treat such event of default as such for purposes of transferring the Potomac Mills Loan Combination to special servicing or exercising remedies.

Purchase Option

If an event of default with respect to the Potomac Mills Loan Combination has occurred and is continuing, and subject to the terms, conditions and limitations set forth in the related Co-Lender Agreement, each holder of a Potomac Mills Subordinate Companion Loan will have the option to purchase the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans, (b) accrued and unpaid interest on the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans through the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the mortgage loan documents, including among other items, servicing advances and any accrued and unpaid special servicing fees, (e) without duplication of amounts under clause (c), any accrued and unpaid interest on advances, (f) any amounts payable in respect of the Mortgage Loan to the CFCRE 2016-C6 Asset Representations Reviewer, (g) any liquidation fees or workout fees payable with respect to the Potomac Mills Loan Combination, if (i) the Potomac Mills Loan Combination borrower or borrower related party is the purchaser or (ii) if the Potomac Mills Loan Combination is not purchased within 90 days after the first such option becomes exercisable pursuant to the related Co-Lender Agreement, and (h) certain additional amounts to the extent provided for in the Potomac Mills Mall Co-Lender Agreement. Notwithstanding the foregoing, the purchase price excludes clauses (d) through (f) above if the seller is a borrower-related party.

Sale of Defaulted Potomac Mills Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the Potomac Mills Loan Combination becomes a defaulted loan under the CFCRE 2016-C6 Pooling and Servicing Agreement, and if the CFCRE 2016-C6 Potomac Mills Special Servicer determines to sell the Potomac Mills Mortgage Loan in accordance with the CFCRE 2016-C6 Pooling and Servicing Agreement, then the CFCRE 2016-C6 Potomac Mills Special Servicer will be required to sell the Potomac Mills Pari Passu Companion Loans (but not the Potomac Mills Subordinate Companion Loans) together with the Potomac Mills Mortgage Loan as one whole loan. In connection with any such sale, the CFCRE 2016-C6 Potomac Mills Special Servicer will be required to follow the procedures contained in the CFCRE 2016-C6 Pooling and Servicing Agreement and the related Co-Lender Agreement, which are substantially similar in all material respects, but not necessarily identical, to those set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans” in this prospectus.

Notwithstanding the foregoing, the CFCRE 2016-C6 Potomac Mills Special Servicer will not be permitted to sell the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans together as one whole loan if it becomes a defaulted loan without the written consent of the holder of the Potomac Mills Mortgage Loan (provided that such consent is not required if such note holder is the borrower or an affiliate of the borrower) unless the CFCRE 2016-C6 Potomac Mills Special Servicer has delivered to such note holder: (a) at least 15 business days prior written notice of any decision to attempt to sell the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the CFCRE 2016-C6 Potomac Mills Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans, and any documents in the servicing file reasonably requested by such note holder that are material to the price of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the directing certificateholder under the CFCRE 2016-C6 Pooling and Servicing Agreement) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the CFCRE 2016-C6 Master Servicer or the CFCRE 2016-C6 Potomac Mills Special Servicer in connection with the proposed sale; provided that the holder of the Potomac Mills Mortgage Loan may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the CFCRE 2016-C6 Pooling and Servicing Agreement, the holders of the Potomac Mills Subordinate Companion Loans (prior to the occurrence and continuance of a Potomac Mills Control Appraisal Period), the holders of the Potomac Mills Pari Passu Companion Loans (after the occurrence and during the continuance of a Potomac Mills Control Appraisal Period ) and the holder of the Potomac Mills Mortgage Loan and their respective representatives will be permitted to submit an offer at any sale of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans (unless such person is the borrower or an agent or affiliate of the borrower).

Special Servicer Appointment Rights

Pursuant and subject to the terms of the related Co-Lender Agreement, the controlling noteholder (or its representative) with respect to the Potomac Mills Loan Combination (which, prior to the occurrence and continuance of a Potomac Mills Control Appraisal Period, will be the Potomac Mills Controlling Subordinate Companion Noteholder) will have the right, with or without cause, to replace the CFCRE 2016-C6 Potomac Mills Special Servicer then acting with respect to the Potomac Mills Loan Combination and appoint a replacement special servicer in lieu of such servicer. Pursuant and subject to the terms of the CFCRE 2016-C6 Pooling and Servicing Agreement, the CFCRE 2016-C6 Directing Holder (after the occurrence and continuance of a Potomac Mills Control Appraisal Period and prior to a control termination event under the CFCRE 2016-C6 Pooling and Servicing Agreement), or the applicable certificateholders under the CFCRE 2016-C6 Pooling and Servicing Agreement with the requisite percentage of Voting Rights (after the occurrence and continuance of a Potomac Mills Control Appraisal Period and after a control termination event under the CFCRE 2016-C6 Pooling and Servicing Agreement), will have the right, with or without cause, to replace the CFCRE 2016-C6 Potomac Mills Special Servicer then acting with respect to the Potomac Mills Loan Combination, and appoint a replacement special servicer, in a manner substantially similar to that as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” in this prospectus.

The Hill7 Office Loan Combination

Servicing

The Hill7 Office Loan Combination and any related REO Property will be serviced and administered (i) prior to the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date, by the Master Servicer and, if necessary, by the Special Servicer, pursuant to the Pooling and Servicing Agreement, in the manner described under “The Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the related Co-Lender Agreement and (ii) on and after the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date, by the CFCRE 2016-C6 Servicer and the special servicer designated in the CFCRE 2016-C6 Pooling and Servicing Agreement related to the Hill7 Office Loan Combination (the “CFCRE 2016-C6 Special Servicer“), in the manner described under “The Pooling and Servicing Agreement—Servicing of the Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans”, but subject to the related Co-Lender Agreement.

Prior to the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date, the Hill7 Office Loan Combination will be serviced in the manner described under “The Pooling and Servicing Agreement”. On and after the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date, the Hill7 Office Loan Combination will be serviced in the manner described under “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the Hill7 Office Loan Combination, the Servicing Standard set forth in the Pooling and Servicing Agreement will require the Master Servicer and the Special Servicer to take into account the interests of the Certificateholders and the related Companion Loan Holder as a collective whole.

Amounts payable to the Issuing Entity as holder of the Hill7 Office Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the related Companion Loan Holders will be distributed to such holders net of certain fees and expenses on the Hill7 Office Pari Passu Companion Loans as provided in the related Co-Lender Agreement.

Custody of the Mortgage File

Deutsche Bank Trust Company Americas, as the Custodian under the Pooling and Servicing Agreement, is expected to be, as of the Closing Date, the custodian of the mortgage file related to the Hill7 Office Loan Combination (other than the promissory notes evidencing the Hill7 Office Pari Passu Companion Loans). Following the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date, the custodian of the mortgage file related to the Hill7 Office Loan Combination (other than the promissory note evidencing the Hill7 Office Mortgage Loan) is expected to be the custodian under the CFCRE 2016-C6 Pooling and Servicing Agreement.

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the Hill7 Office Mortgage Loan and the holders of the Hill7 Office Pari Passu Companion Loans with respect to distributions of funds received in respect of the Hill7 Office Loan Combination, and provides, in general, that:

●	the Hill7 Office Mortgage Loan and the Hill7 Office Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Hill7 Office Loan Combination or the related Mortgaged Property will be applied to the Hill7 Office Mortgage Loan and the Hill7 Office Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the CFCRE 2016-C6 Servicer, the CFCRE 2016-C6 Special Servicer, the CFCRE 2016-C6 Operating Advisor, the CFCRE 2016-C6 Certificate Administrator and the CFCRE 2016-C6 Trustee) in accordance with the terms of the related Co-Lender Agreement and either the Pooling and Servicing Agreement or the CFCRE 2016-C6 Pooling and Servicing Agreement, as applicable; and

●	expenses, losses and shortfalls relating to the Hill7 Office Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the Hill7 Office Mortgage Loan and the Hill7 Office Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Hill7 Office Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Hill7 Office Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Hill7 Office Pari Passu Companion Loans.

Prior to the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date, the Master Servicer will be obligated to make any necessary Property Advances in respect of the Hill7 Office Loan Combination, and certain costs and expenses (such as a pro rata share of a Property Advance) allocable to the Hill7 Office Pari Passu Companion Loans may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on the Hill7 Office Pari Passu Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders. After the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date, the CFCRE 2016-C6 Servicer will generally be obligated to make any necessary property advances in respect of the Hill7 Office Loan Combination, and certain costs and expenses (such as a pro rata share of a property advance) allocable to the Hill7 Office Mortgage Loan may be paid or reimbursed out of payments and other collections on the Hill7 Office securitization trust, subject to the Hill7 Office securitization trust’s right to reimbursement from future payments and other collections on the Hill7 Office Mortgage Loan or from general collections on the Mortgage Pool.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the controlling note holder with respect to the Hill7 Office Loan Combination (the “Hill7 Office Directing Holder“), as of any date of determination, will be the holder of the Hill7 Office Controlling Pari Passu Companion Loan, which prior to the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date is CCRE Lending, and which, after the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date will be the CFCRE 2016-C6 Trustee; provided, that, unless a control termination event exists under the CFCRE 2016-C6 Pooling and Servicing Agreement, the controlling class representative under the CFCRE 2016-C6 Pooling and Servicing Agreement (the “Hill7 Office Controlling Class Representative”) will be entitled to exercise the rights of the Hill7 Office Directing Holder. The Hill7 Office Directing Holder will be entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Directing Holder set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus) with respect to the Hill7 Office Loan Combination and the implementation of any recommended actions outlined in an asset status report with respect to the Hill7 Office Loan Combination will require the approval of the Hill7 Office Directing Holder. It is expected that, while the Hill7 Office Controlling Class Representative’s consent and/or consultation rights with respect to the Hill7 Office Loan Combination will be the same as its rights with respect to the other mortgage loans included in the Hill7 Office Trust.

In addition, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity, as holder of the Hill7 Office Mortgage Loan (or its representative) will (i) have the right to receive copies of all notices, information and reports that the Master Servicer or the Special Servicer, as applicable (prior to the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date), or the CFCRE 2016-C6 Servicer or the CFCRE 2016-C6 Special Servicer, as applicable (on and after the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date), is required to provide to the Controlling Class Representative (prior to the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date) or the Hill7 Office Controlling Class Representative (on and after the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date) (within the same time frame such notices, information and reports are or would have been required to be provided to the Controlling Class Representative or other person under the Pooling and Servicing Agreement without regard to the occurrence of a Control Termination Event or Consultation Termination Event) with respect to any major decisions (as defined in the related Co-Lender Agreement) to be taken with respect to the Hill7 Office Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Hill7 Office Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any major decisions (as defined in the related Co-Lender Agreement) to be taken with respect to the Hill7 Office Combination or the implementation of any recommended action outlined in an asset status report relating to the Hill7 Office Loan Combination. The consultation rights of the Issuing Entity (or its representative) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the Issuing Entity (or its representative) has responded within such period; provided that if the Master Servicer or the Special Servicer, as applicable (prior to the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date), or the CFCRE 2016-C6 Servicer or the CFCRE 2016-C6 Special Servicer, as applicable (on and after the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date), proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the Issuing Entity (or its representative) described above, the Master Servicer or the Special Servicer, as applicable (prior to the Hill7 Office Pari Passu Companion Loan Securitization Date), or the CFCRE 2016-C6 Servicer or the CFCRE 2016-C6 Special Servicer, as applicable (on and after the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date), is permitted to make any major decision (as defined in the related Co-Lender Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Hill7 Office Mortgage Loan and the Hill7 Office Controlling Pari Passu Companion Loan. None of the Master Servicer or the Special Servicer, as applicable (prior to the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date), or the CFCRE 2016-C6 Servicer or the CFCRE 2016-C6 Special Servicer, as applicable (on and after the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date) will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative).

None of the Master Servicer or the Special Servicer, as applicable (prior to the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date), or the CFCRE 2016-C6 Servicer or the CFCRE 2016-C6 Special

Servicer, as applicable (on and after the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date), may follow or be required to follow any direction, advice or consultation provided by the Issuing Entity (or its representative) that would cause such master servicer or special servicer, as applicable, to violate the terms of the Hill7 Office Loan Combination, applicable law, the Pooling and Servicing Agreement (prior to the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date), the CFCRE 2016-C6 Pooling and Servicing Agreement (on and after the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date), the related Co-Lender Agreement, the REMIC provisions or such master servicer’s or special servicer’s, as applicable, obligation to act in accordance with the applicable servicing standard.

In addition to the consultation rights of the Issuing Entity (or its representative) described above, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity (or its representative) will have the right to attend (in-person or telephonically in the discretion of the Master Servicer or the Special Servicer, as applicable (prior to the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date), or the CFCRE 2016-C6 Servicer or the CFCRE 2016-C6 Special Servicer (on and after the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date), as applicable) annual meetings with the CFCRE 2016-C6 Servicer or the CFCRE 2016-C6 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such master servicer or special servicer, as applicable, for the purpose of discussing servicing issues related to the Hill7 Office Loan Combination.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Hill7 Office Mortgage Loan” in this prospectus.

Application of Penalty Charges

The related Co-Lender Agreement provides that Penalty Charges (or analogous penalty charges under the CFCRE 2016-C6 Pooling and Servicing Agreement) paid on the Hill7 Office Loan Combination will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Hill7 Office Mortgage Loan and the Hill7 Office Pari Passu Companion Loans by the amount necessary to pay the Master Servicer, the Trustee or the Special Servicer (prior to the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date) or the Hill7 Office Master Servicer, the Hill7 Office Trustee or the Hill7 Office Special Servicer (on and after the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date) for any interest accrued on customary, reasonable and necessary “out of pocket” costs and expenses advanced by such party in connection with the servicing and administering of the Hill7 Office Loan Combination if a default, delinquency or other unanticipated event has occurred or a default is reasonably foreseeable or any related REO property, second, be used to reduce the respective amounts payable on each of the Hill7 Office Mortgage Loan and the Hill7 Office Pari Passu Companion Loans by the amount necessary to pay the CFCRE 2016-C6 Servicer, the CFCRE 2016-C6 Trustee, the Master Servicer or the Trustee for any interest accrued on any P&I Advance (or analogous P&I advances made pursuant to the CFCRE 2016-C6 Pooling and Servicing Agreement) made with respect to such loan by such party (if and as specified in the Pooling and Servicing Agreement or the CFCRE 2016-C6 Pooling and Servicing Agreement, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Hill7 Office Mortgage Loan and the Hill7 Office Pari Passu Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the Hill7 Office Loan Combination (as specified in the Pooling and Servicing Agreement (prior to the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date) or the CFCRE 2016-C6 Pooling and Servicing Agreement (on and after the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date)) and, finally, (i) in the case of the remaining amount of Penalty Charges allocable to the Hill7 Office Companion Loans, be paid (x) prior to the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date, to the Master Servicer and/or the Special Servicer as additional servicing compensation as provided in the Pooling and Servicing Agreement and (y) on and after the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date, to the CFCRE 2016-C6 Servicer and/or the CFCRE 2016-C6 Special Servicer as additional servicing compensation as provided in the CFCRE 2016-C6 Pooling and Servicing Agreement and (ii) in the case of the remaining amount of Penalty Charges allocable to the Hill7 Office Companion Loans, be paid (x) prior to the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date, to the related Companion Loan holder and (y) on and after the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date, to the CFCRE 2016-C6 Servicer and/or the CFCRE 2016-C6 Special Servicer as additional servicing compensation as provided in the CFCRE 2016-C6 Pooling and Servicing Agreement.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the Hill7 Office Loan Combination becomes a defaulted mortgage loan, and if the Special Servicer or the CFCRE 2016-C6 Special Servicer, as applicable, determines to sell the Hill7 Office Mortgage Loan in accordance with the Pooling and Servicing Agreement or the Hill7 Office Pari Passu Companion Loans in accordance with the CFCRE 2016-C6 Pooling and Servicing Agreement, then the Special Servicer or the CFCRE 2016-C6 Special Servicer, as applicable, will be required to sell the Hill7 Office Mortgage Loan together with the Hill7 Office Pari Passu Companion Loans as one loan combination in accordance with procedures generally similar to those set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

Notwithstanding the foregoing, the Special Servicer or the CFCRE 2016-C6 Special Servicer, as applicable, will not be permitted to sell the Hill7 Office Loan Combination if the Hill7 Office Loan Combination becomes a defaulted mortgage loan without the written consent of the Issuing Entity (or its representative) (provided that consent is not required if the Issuing Entity (or its representative) is the borrower or an affiliate of the borrower) unless the Special Servicer or the CFCRE 2016-C6 Special Servicer, as applicable, has delivered to the Issuing Entity (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Hill7 Office Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer or the CFCRE 2016-C6 Special Servicer, as applicable, in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Hill7 Office Loan Combination, and any documents in the servicing file reasonably requested by the Issuing Entity (or its representative) that are material to the price of the Hill7 Office Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative (prior to the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date) or the Hill7 Office Controlling Class Representative (on and after the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date)) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer or the CFCRE 2016-C6 Servicer or the CFCRE 2016-C6 Special Servicer, as applicable, in connection with the proposed sale; provided that the Issuing Entity (or its representative) may waive any of the delivery or timing requirements described in this sentence. Subject to the terms of the CFCRE 2016-C6 Pooling and Servicing Agreement, the Issuing Entity (or its representative) will be permitted to bid at any sale of the Hill7 Office Loan Combination unless the Issuing Entity (or its representative) is the borrower or an agent or affiliate of the borrower.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the terms of the related Co-Lender Agreement, the Hill7 Office Loan Combination Directing Holder will have the right at any time, with or without cause, to replace the special servicer then acting with respect to the Hill7 Office Loan Combination and appoint a replacement special servicer without the consent of the Issuing Entity (or its representative). It is anticipated that after the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date, the applicable certificateholders under the CFCRE 2016-C6 Pooling and Servicing Agreement with the requisite percentage of voting rights under the CFCRE 2016-C6 Pooling and Servicing Agreement (after a control termination event under the CFCRE 2016-C6 Pooling and Servicing Agreement) will have the right, with or without cause, to replace the special servicer then acting with respect to the Hill7 Office Loan Combination and appoint a replacement special servicer without the consent of the Issuing Entity (or its representative). If a servicer termination event on the part of the Hill7 Office under the CFCRE 2016-C6 Pooling and Servicing Agreement has occurred that affects the rights of the Issuing Entity (or its representative) in its capacity as holder of the Hill7 Office Mortgage Loan, the Issuing Entity (or its representative) will have the right to direct the CFCRE 2016-C6 Trustee to terminate the CFCRE 2016-C6 Special Servicer under the CFCRE 2016-C6 Pooling and Servicing Agreement solely with respect to the Hill7 Office Loan Combination pursuant to and in accordance with the terms of the CFCRE 2016-C6 Pooling and Servicing Agreement.

The Quantum Park Loan Combination

Servicing

The Quantum Park Loan Combination (and any related REO Property) is expected to be serviced and administered (i) prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, by the Master Servicer and, if necessary, the Special Servicer, pursuant to the Pooling and Servicing Agreement, in the manner described under “The Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the related Co-Lender Agreement and (ii) on and after the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, by the master servicer (the “Quantum Park Servicer”) and the special servicer (the “Quantum Park Special Servicer”) under the Quantum Park Future Pooling and Servicing Agreement, but subject to the related Co-Lender Agreement. The parties to the Quantum Park Future Pooling and Servicing Agreement have not been definitively identified.

Prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, the Quantum Park Loan Combination will be serviced in the manner described under “The Pooling and Servicing Agreement”. On and after the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, the Quantum Park Loan Combination will be serviced in the manner described under “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the Quantum Park Loan Combination, the Servicing Standard set forth in the Pooling and Servicing Agreement will require the Master Servicer and the Special Servicer to take into account the interests of the Certificateholders and the related Companion Loan Holders as a collective whole.

Amounts payable to the Issuing Entity as holder of the Quantum Park Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the related Companion Loan Holders will be distributed to such holders net of certain fees and expenses on the Quantum Park Pari Passu Companion Loans as provided in the related Co-Lender Agreement.

Custody of the Mortgage File

Deutsche Bank Trust Company Americas, as the Custodian under the Pooling and Servicing Agreement, is expected to be, as of the Closing Date, the custodian of the mortgage file related to the Quantum Park Loan Combination (other than the promissory notes evidencing the Quantum Park Pari Passu Companion Loans). Following the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, the custodian of the mortgage file related to the Quantum Park Loan Combination (other than the promissory note evidencing the Quantum Park Mortgage Loan and the promissory note evidencing the Quantum Park Pari Passu Companion Loan not included in the securitization of the Quantum Park Controlling Pari Passu Companion Loan) is expected to be the custodian under the Quantum Park Future Pooling and Servicing Agreement.

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the Quantum Park Mortgage Loan and the holders of the Quantum Park Pari Passu Companion Loans with respect to distributions of funds received in respect of the Quantum Park Loan Combination, and provides, in general, that:

●	the Quantum Park Mortgage Loan and the Quantum Park Pari Passu Companion Loans are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Quantum Park Loan Combination or the related Mortgaged Property will be applied to the Quantum Park Mortgage Loan and the Quantum Park Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related Mortgage Loan documents and payment and reimbursement rights of the applicable master servicer, the applicable special servicer, the applicable operating advisor, the applicable certificate administrator, the applicable depositor and the applicable trustee) in accordance with the terms of the related Co-Lender Agreement and either the Pooling and Servicing Agreement or the Quantum Park Future Pooling and Servicing Agreement, as applicable; and

●	expenses, losses and shortfalls relating to the Quantum Park Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the Quantum Park Mortgage Loan and the Quantum Park Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Quantum Park Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Quantum Park Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Quantum Park Pari Passu Companion Loans.

Prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, the Master Servicer will be obligated to make any necessary Property Advances in respect of the Quantum Park Loan Combination, and certain costs and expenses (such as a pro rata share of a Property Advance) allocable to the Quantum Park Controlling Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on the Quantum Park Controlling Pari Passu Companion Loan or from general collections with respect to the securitization of the Quantum Park Controlling Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders. After the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, the Quantum Park Servicer will generally be obligated to make any necessary property protection advances in respect of the Quantum Park Loan Combination.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the Controlling Note Holder with respect to the Quantum Park Loan Combination (the “Quantum Park Directing Holder“), as of any date of determination, will be the holder of the Quantum Park Controlling Pari Passu Companion Loan, which prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date is Barclays Bank PLC, and which, after the Quantum Park Controlling Pari Passu Companion Loan Securitization Date will be the trustee under the Quantum Park Future Pooling and Servicing Agreement; provided, that, unless a control termination event exists under the Quantum Park Future Pooling and Servicing Agreement, the controlling class representative thereunder (the “Quantum Park Controlling Class Representative”) will be entitled to exercise the rights of the Quantum Park Directing Holder. The Quantum Park Directing Holder will be entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are generally similar to, but not necessarily identical to, the rights of the Directing Holder set forth under “The Pooling and Servicing Agreement— Directing Holder” in this prospectus) with respect to the Quantum Park Loan Combination and the implementation of any recommended actions outlined in an asset status report with respect to the Quantum Park Loan Combination will require the approval of the Quantum Park Directing Holder. It is expected that, while the Quantum Park Controlling Class Representative is the Quantum Park Directing Holder, the Quantum Park Controlling Class Representative’s consent and/or consultation rights with respect to the Quantum Park Loan Combination will be the same as its rights with respect to the other mortgage loans included in the related securitization trust.

In addition, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity, as holder of the Quantum Park Mortgage Loan (or its representative, which, until a Consultation Termination Event occurs, and unless the Quantum Park Loan Combination is an Excluded Mortgage Loan, will be the Controlling Class Representative) will (i) have a right to receive copies of all notices, information and reports that the Master Servicer or the Special Servicer, as applicable (prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), or the Quantum Park Servicer or the Quantum Park Special Servicer, as applicable (following the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), is required to provide to the Quantum Park Directing Holder (within the same time frame such notices, information and reports are or would have been required to be provided to the Quantum Park Directing Holder under the Pooling and Servicing Agreement (prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date) or the Quantum Park Future Pooling and Servicing Agreement (following the Quantum Park Controlling Pari Passu Companion Loan Securitization Date) without regard to the occurrence thereunder of a consultation termination event thereunder) with respect to any “major decision” (as defined under the related Co-Lender Agreement) to be taken with respect to the Quantum Park Loan Combination or the implementation of any recommended actions outlined in an asset status report relating to the Quantum Park Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the Quantum Park Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Quantum Park Loan Combination. The consultation right of the Issuing Entity (or its representative) will expire 10 business days following the delivery of notice and information relating to the matter subject to consultation whether or not the Issuing Entity (or its representative) has responded within such period; provided, that if the Master Servicer or the Special Servicer, as applicable (prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), or the Quantum Plaza Servicer or the Quantum Plaza Special Servicer, as applicable (on and after the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), proposes a new course of action that is materially different from the actions previously proposed, the 10 business-day consultation period will be deemed to begin anew. Notwithstanding the consultation rights described above, the Master Servicer or the Special Servicer, as applicable (prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), or the Quantum Park Servicer or the Quantum Park Special Servicer, as applicable (on and after the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), is permitted to take any major action or any action set forth in the asset status report before the expiration of the aforementioned 10 business-day period if it determines, in accordance with the applicable servicing standard, that immediate action with respect to such decision is necessary to protect the interests of the holders of the Quantum Park Loan Combination. Neither the Master Servicer or the Special Servicer, as applicable (prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), or the Quantum Park Servicer or the Quantum Park Special Servicer, as applicable (on and after the Quantum Park Controlling Pari Passu Companion Loan Securitization Date) will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative).

None of the Master Servicer or the Special Servicer (prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), or the Quantum Park Servicer or the Quantum Park Special Servicer (on and after the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), may take or refrain from taking any action based on advice or consultation provided by the Issuing Entity (or its representative) that would cause the Quantum Park Servicer or the Quantum Park Special Servicer, as applicable, to violate the terms of the Quantum Park Loan Combination, applicable law, the Pooling and Servicing Agreement (prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), the Quantum Park Future Pooling and Servicing Agreement (on and after the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), the related Co-Lender Agreement, the REMIC provisions or the Master Servicer’s or the Special Servicer’s (prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date) or the Quantum Park Servicer’s or the Quantum Park Special Servicer’s (on and after the Quantum Park Controlling Pari Passu Companion Loan Securitization Date) obligation to act in accordance with the applicable servicing standard.

In addition to the consultation rights of the Issuing Entity (or its representative) described above, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity (or its representative) will have the right to annual conference calls with the Master Servicer or the Special Servicer (prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), or the Quantum Park Servicer or the Quantum Park Special Servicer (on and after the Quantum Park Controlling Pari Passu Companion Loan Securitization Date), upon reasonable notice and at times reasonably acceptable to the Quantum Park Servicer or the Quantum Park Special Servicer, as applicable, in which servicing issues related to the Quantum Park Loan Combination are discussed. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Quantum Park Mortgage Loan” in this prospectus.

Application of Penalty Charges

The related Co-Lender Agreement provides that items in the nature of penalty charges paid on the Quantum Park Loan Combination will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Quantum Park Mortgage Loan and the Quantum Park Pari Passu Companion Loans by the amount necessary to reimburse the Master Servicer, the Trustee or the Special Servicer for any interest accrued on any property advances and reimbursement of any property advances in accordance with the terms of the Pooling and Servicing Agreement (prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date) or to pay the Quantum Park Servicer, the related trustee under the Quantum Park Future Pooling and Servicing Agreement (the “Quantum Park Trustee“) or the Quantum Park Special Servicer for any interest accrued on any property protection advances and for reimbursement of any property protection advances in accordance with the terms of the Quantum Park Future Pooling and Servicing Agreement (on and after the Quantum Park Controlling

Pari Passu Companion Loan Securitization Date), second, be used to reduce the respective amounts payable on each of the Quantum Park Mortgage Loan and the Quantum Park Pari Passu Companion Loans by the amount necessary to pay the Master Servicer, the Trustee, the Quantum Park Servicer and the Quantum Park Trustee for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the Quantum Park Future Pooling and Servicing Agreement) made with respect to such loan by such party (if and as specified in the Pooling and Servicing Agreement or the Quantum Park Future Pooling and Servicing Agreement, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Quantum Park Mortgage Loan and the Quantum Park Pari Passu Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees, each as payable under the Pooling and Servicing Agreement or the Quantum Park Future Pooling and Servicing Agreement, as applicable) incurred with respect to the Quantum Park Loan Combination (as specified in the Pooling and Servicing Agreement or the Quantum Park Future Pooling and Servicing Agreement, as applicable) and, finally, in the case of the remaining amount of penalty charges allocable to the Quantum Park Mortgage Loan and the Quantum Park Controlling Pari Passu Companion Loan, be paid (x) prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, to the Master Servicer and/or the Special Servicer as additional servicing compensation as provided in the Pooling and Servicing Agreement, and (y) on and after the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, to the Quantum Park Servicer and/or the Quantum Park Special Servicer as additional servicing compensation as provided in the Quantum Park Future Pooling and Servicing Agreement.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the Quantum Park Loan Combination becomes a defaulted mortgage loan under the Pooling and Servicing Agreement or the Quantum Park Controlling Pari Passu Companion Loan becomes a “defaulted mortgage loan” (or analogous term) under the Quantum Park Future Pooling and Servicing Agreement, as applicable (depending on the agreement under which it is then being serviced at such time), and if the Special Servicer or the Quantum Park Special Servicer, as applicable, determines to sell the Quantum Park Mortgage Loan or the Quantum Park Controlling Pari Passu Companion Loan, as applicable, in accordance with the Pooling and Servicing Agreement or the Quantum Park Future Pooling and Servicing Agreement, as applicable, then the Special Servicer or the Quantum Park Special Servicer, as applicable, will be required to sell the Quantum Park Loan Combination as one whole loan in accordance with the procedures generally consistent with those set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Notwithstanding the foregoing, the Special Servicer or the Quantum Park Special Servicer, as applicable, will not be permitted to sell the Quantum Park Loan Combination if it becomes a Defaulted Mortgage Loan (or a “defaulted mortgage loan” as defined in the Quantum Park Future Pooling and Servicing Agreement) without the written consent of the Issuing Entity (or its representative) unless the Special Servicer or the Quantum Park Special Servicer, as applicable, has delivered to such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Quantum Park Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the Special Servicer or the Quantum Park Special Servicer, as applicable, in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Quantum Park Loan Combination, and any documents in the servicing file reasonably requested by the Issuing Entity (or its representative); and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Quantum Park Directing Holder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer, or the Quantum Park Servicer or the Quantum Park Special Servicer, as applicable, in connection with the proposed sale; provided that the Issuing Entity (or its representative) may waive any of the delivery or timing requirements set forth in this sentence. The Issuing Entity (or its representative) and the Quantum Park Directing Holder will be permitted to submit an offer at any sale of the Quantum Park Loan Combination.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement, subject to the terms of the Pooling and Servicing Agreement or the Quantum Park Future Pooling and Servicing Agreement, if applicable, the Quantum Park Directing Holder will have the right, with or without cause, to replace the special servicer then acting with respect to the Quantum Park Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of the Issuing Entity (or its representative), as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

The College Boulevard Portfolio Loan Combination

Servicing

The College Boulevard Portfolio Loan Combination (and any related REO Property) is serviced and administered pursuant to the CGCMT 2016-P5 Pooling and Servicing Agreement, dated as of October 1, 2016, among Citigroup Commercial Mortgage Securities Inc., as depositor (in such capacity, the “CGCMT 2016-P5 Depositor“), Midland Loan Services, a division of PNC Bank, National Association, as master servicer (in such capacity, the “CGCMT 2016-P5 Servicer”), LNR Partners, LLC, as special servicer (in such capacity, the “CGCMT 2016-P5 Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “CGCMT 2016-P5 Operating Advisor “) and as asset representations reviewer (in such capacity, the “CGCMT 2016-P5 Asset Representations Reviewer”), Citibank, N.A., as certificate administrator (in such capacity, the “CGCMT 2016-P5 Certificate Administrator”), and Deutsche Bank Trust Company Americas, as trustee (in such capacity, the “CGCMT 2016-P5 Trustee”), by the CGCMT 2016-P5 Servicer and the CGCMT 2016-P5 Special Servicer, in the manner described under “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans—Servicing of the College Boulevard Portfolio Mortgage Loan” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the College Boulevard Portfolio Loan Combination, the servicing standard set forth in the CGCMT 2016-P5 Pooling and Servicing Agreement requires the CGCMT 2016-P5 Servicer and the CGCMT 2016-P5 Special Servicer to take into account the interests of the CGCMT 2016-P5 certificateholders and the Issuing Entity, as the holder of the College Boulevard Portfolio Mortgage Loan, as a collective whole.

Amounts payable to the Issuing Entity as the holder of the College Boulevard Portfolio Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Deutsche Bank Trust Company Americas, as custodian under the CGCMT 2016-P5 Pooling and Servicing Agreement, is the initial custodian of the mortgage file related to the College Boulevard Portfolio Loan Combination (other than the promissory note evidencing the College Boulevard Portfolio Mortgage Loan).

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the College Boulevard Portfolio Mortgage Loan and the holder of the College Boulevard Portfolio Controlling Pari Passu Companion Loan with respect to distributions of funds received in respect of the College Boulevard Portfolio Loan Combination, and provides, in general, that:

●	the College Boulevard Portfolio Mortgage Loan and the College Boulevard Portfolio Controlling Pari Passu Companion Loan are of equal priority with each other and no portion of either of them has priority or preference over any portion of the other or security therefor;

●	all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the College Boulevard Portfolio Loan Combination or the related Mortgaged Property or amounts realized as proceeds thereof will be applied to the College Boulevard Portfolio Mortgage Loan and the College Boulevard Portfolio Controlling Pari Passu Companion Loan on a pro

rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to amounts for required reserves or escrows required by the related mortgage loan documents to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of property protection expenses or property advances then due and payable or reimbursable to the CGCMT 2016-P5 Trustee, the CGCMT 2016-P5 Servicer or the CGCMT 2016-P5 Special Servicer under the CGCMT 2016-P5 Pooling and Servicing Agreement and certain amounts that are then due, payable or reimbursable to the parties to the CGCMT 2016-P5 Pooling and Servicing Agreement; and

●	fees, costs and expenses relating to the College Boulevard Portfolio Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the College Boulevard Portfolio Mortgage Loan and the College Boulevard Portfolio Controlling Pari Passu Companion Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the College Boulevard Portfolio Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the College Boulevard Portfolio Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the College Boulevard Portfolio Controlling Pari Passu Companion Loan. Similarly, P&I advances on the College Boulevard Portfolio Controlling Pari Passu Companion Loan are not reimbursable out of payments or other collections on the College Boulevard Portfolio Mortgage Loan.

Certain costs and expenses (such as a pro rata share of a property protection advance) allocable to the College Boulevard Portfolio Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage loans in the CGCMT 2016-P5 Securitization, subject to the CGCMT 2016-P5 issuing entity’s right to reimbursement from future payments and other collections on the Mortgage Pool.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the controlling note holder with respect to the College Boulevard Portfolio Loan Combination, as of any date of determination, will be the related Outside Controlling Class Representative (the “CGCMT 2016-P5 Controlling Class Representative“) or any other party assigned the rights to exercise the rights of the “controlling note holder” under the related Co-Lender Agreement, as and to the extent provided in the CGCMT 2016-P5 Pooling and Servicing Agreement; provided, that unless a consultation termination event exists under the CGCMT 2016-P5 Pooling and Servicing Agreement or the College Boulevard Portfolio Loan Combination is an “excluded mortgage loan” under the CGCMT 2016-P5 Pooling and Servicing Agreement, the related Outside Controlling Class Representative (the “CGCMT 2016-P5 Controlling Class Representative”) is entitled to exercise the rights of the controlling note holder with respect to the College Boulevard Portfolio Loan Combination. In its capacity as representative of the controlling note holder under the related Co-Lender Agreement, the CGCMT 2016-P5 Controlling Class Representative is entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Directing Holder set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus) with respect to the College Boulevard Portfolio Loan Combination, including consent and/or consultation rights regarding “major decisions” (as defined under the related Co-Lender Agreement) and approval rights regarding the implementation of any recommended actions outlined in an asset status report with respect to the College Boulevard Portfolio Loan Combination (which approval rights are substantially similar to, but not necessarily identical to, those rights described under “The Pooling and Servicing Agreement—Asset Status Reports” in this prospectus). Pursuant to the terms of the CGCMT 2016-P5 Pooling and Servicing Agreement, the CGCMT 2016-P5 Controlling Class Representative has the same consent and/or consultation rights with respect to the College Boulevard Portfolio Loan Combination as it does, and for so long as it does, with respect to the other mortgage loans included in the CGCMT 2016-P5 issuing entity (other than any “excluded mortgage loan” under the CGCMT 2016-P5 Pooling and Servicing Agreement) that are serviced under the CGCMT 2016-P5 Pooling and Servicing Agreement and do not have companion loans.

In addition, the Issuing Entity, as holder of the College Boulevard Portfolio Mortgage Loan (or its representative), will (i) have a right to receive copies of any notice, information and report that the CGCMT 2016-P5 Servicer or the CGCMT 2016-P5 Special Servicer, as applicable, is required to provide to the CGCMT 2016-P5 Controlling Class Representative (within the same time frame such notice, information or report is or would have been required to be provided to the CGCMT 2016-P5 Controlling Class Representative under the CGCMT 2016-P5 Pooling and Servicing Agreement, without regard to whether such items are actually required to be provided to the CGCMT 2016-P5 Controlling Class Representative under the CGCMT 2016-P5 Pooling and Servicing Agreement due to the occurrence of a control termination event or a consultation termination event thereunder) with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the College Boulevard Portfolio Loan Combination or the implementation of any recommended actions outlined in an asset status report relating to the College Boulevard Portfolio Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the College Boulevard Portfolio Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the College Boulevard Portfolio Loan Combination. The consultation rights of the Issuing Entity (or its representative), will, in each case, expire 10 business days from the delivery thereto of written notice of the proposed action, together with copies of the notice, information and report required to be provided to the CGCMT 2016-P5 Controlling Class Representative (whether or not the Issuing Entity ( or its representative) has responded within such ten (10) business day period); provided, that if the CGCMT 2016-P5 Servicer or the CGCMT 2016-P5 Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will begin anew from the date of such proposal and delivery of all information thereto. Notwithstanding the consultation rights described above, the CGCMT 2016-P5 Servicer or the CGCMT 2016-P5 Special Servicer, as applicable, is permitted to make a “major decision” (as defined under the related Co-Lender Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect thereto is necessary to protect the interests of the holders of the College Boulevard Portfolio Loan Combination. Neither the CGCMT 2016-P5 Servicer nor the CGCMT 2016-P5 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative).

In addition to the consultation rights of the Issuing Entity (or its representative) described above, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity (or its representative) will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the CGCMT 2016-P5 Servicer or the CGCMT 2016-P5 Special Servicer, as applicable) with the CGCMT 2016-P5 Servicer or the CGCMT 2016-P5 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the CGCMT 2016-P5 Servicer or the CGCMT 2016-P5 Special Servicer, as applicable, in which servicing issues related to the College Boulevard Portfolio Loan Combination are discussed.

The CGCMT 2016-P5 Pooling and Servicing Agreement provides that neither the CGCMT 2016-P5 Servicer nor the CGCMT 2016-P5 Special Servicer may take or refrain from taking any action pursuant to instructions, directions, objections, advice or consultation from the CGCMT 2016-P5 Controlling Class Representative, the CGCMT 2016-P5 Operating Advisor or the Issuing Entity (or its representative) that would cause any one of them to violate applicable law, the terms of the College Boulevard Portfolio Loan Combination, the related Mortgage Loan documents, the CGCMT 2016-P5 Pooling and Servicing Agreement, including the servicing standard under the CGCMT 2016-P5 Pooling and Servicing Agreement, the related Co-Lender Agreement, any related intercreditor agreement, or the REMIC provisions or that would (i) expose any CGCMT 2016-P5 certificateholder, the CGCMT 2016-P5 issuing entity, any CGCMT 2016-P5 mortgage loan seller (other than with respect to enforcing the rights and remedies against such CGCMT 2016-P5 mortgage loan seller pursuant to the CGCMT 2016-P5 Pooling and Servicing Agreement or the related mortgage loan purchase agreement with respect to any material defect under the CGCMT 2016-P5 Pooling and Servicing Agreement) or any party to the CGCMT 2016-P5 Pooling and Servicing Agreement or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the CGCMT 2016-P5 Servicer’s or the CGCMT 2016-P5 Special Servicer’s responsibilities under the CGCMT 2016-P5 Pooling and Servicing Agreement or the related Co-Lender Agreement, or (iii) cause either CGCMT 2016-P5 trust REMIC to fail to qualify as a REMIC or the CGCMT 2016-P5 grantor trust to fail to qualify as a grantor trust for federal income tax purposes, or result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions, or (iv) cause the CGCMT 2016-P5 Servicer or the CGCMT 2016-P5 Special Servicer to act, or fail to act, in a manner that in its reasonable judgment is not in the best interests of the CGCMT 2016-P5 certificateholders and/or the Issuing Entity, as holder of the College Boulevard Portfolio Mortgage Loan.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing of the College Boulevard Portfolio Mortgage Loan” in this prospectus.

Application of Penalty Charges

The related Co-Lender Agreement requires that items in the nature of Penalty Charges paid on the College Boulevard Portfolio Loan Combination will first, be used to reduce, on a pro rata basis, the amounts payable on each of the College Boulevard Portfolio Mortgage Loan and the College Boulevard Portfolio Controlling Pari Passu Companion Loan by the amount necessary to pay the CGCMT 2016-P5 Servicer, the CGCMT 2016-P5 Trustee or the CGCMT 2016-P5 Special Servicer for any interest accrued on any property protection advances and reimbursement of property protection advances in accordance with the terms of the CGCMT 2016-P5 Pooling and Servicing Agreement; second, be used to reduce the respective amounts payable on each of the College Boulevard Portfolio Mortgage Loan and the College Boulevard Portfolio Controlling Pari Passu Companion Loan by the amount necessary to pay the Master Servicer, the Trustee, the CGCMT 2016-P5 Servicer or the CGCMT 2016-P5 Trustee for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the CGCMT 2016-P5 Pooling and Servicing Agreement) made with respect to such loan by such party (if and as specified in the Pooling or Servicing Agreement or the CGCMT 2016-P5 Pooling and Servicing Agreement, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the College Boulevard Portfolio Mortgage Loan and the College Boulevard Portfolio Controlling Pari Passu Companion Loan by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the College Boulevard Portfolio Loan Combination (as specified in the CGCMT 2016-P5 Pooling and Servicing Agreement) and, finally, be paid to the CGCMT 2016-P5 Servicer and/or the CGCMT 2016-P5 Special Servicer as additional servicing compensation as provided in the CGCMT 2016-P5 Pooling and Servicing Agreement.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement and the CGCMT 2016-P5 Pooling and Servicing Agreement, if the College Boulevard Portfolio Loan Combination becomes a defaulted mortgage loan under the CGCMT 2016-P5 Pooling and Servicing Agreement, and if the CGCMT 2016-P5 Special Servicer determines to sell the College Boulevard Portfolio Controlling Pari Passu Companion Loan included in the CGCMT 2016-P5 Securitization in accordance with the CGCMT 2016-P5 Pooling and Servicing Agreement, then the CGCMT 2016-P5 Special Servicer will be required to sell the College Boulevard Portfolio Mortgage Loan and the College Boulevard Portfolio Controlling Pari Passu Companion Loan together as one whole loan in accordance with the procedures set forth under the CGCMT 2016-P5 Pooling and Servicing Agreement. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing of the College Boulevard Portfolio Mortgage Loan” in this prospectus.

Notwithstanding the foregoing, the CGCMT 2016-P5 Special Servicer will not be permitted to sell the College Boulevard Portfolio Loan Combination if it becomes a defaulted mortgage loan under the CGCMT 2016-P5 Pooling and Servicing Agreement without the written consent of the Issuing Entity (or its representative), as holder of the College Boulevard Portfolio Mortgage Loan (provided that such consent will not be required if the Issuing Entity is the related borrower or an affiliate thereof), unless the CGCMT 2016-P5 Special Servicer has delivered to the Issuing Entity (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the College Boulevard Portfolio Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the CGCMT 2016-P5 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the College Boulevard Portfolio Loan Combination, and any documents in the servicing file requested by the Issuing Entity (or its representative) that are material to the price of the College Boulevard Portfolio Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the CGCMT 2016-P5 Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the CGCMT 2016-P5 Servicer or the CGCMT 2016-P5 Special Servicer in connection with the proposed sale; provided, that the Issuing Entity (or its representative) may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the CGCMT 2016-P5 Pooling and Servicing Agreement, each of the Issuing Entity (or its representative) and the holder of the College Boulevard Portfolio Controlling Pari Passu Companion Loan (or its representative) will be permitted to submit an offer at any sale of the College Boulevard Portfolio Loan Combination unless such person is the related Mo borrower or an agent or affiliate of the related borrower.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement, the Controlling Note Holder with respect to the College Boulevard Portfolio Loan Combination has the right, at any time and from time to time, with or without cause, subject to the terms of the CGCMT 2016-P5 Pooling and Servicing Agreement, to replace the CGCMT 2016-P5 Special Servicer then acting with respect to the College Boulevard Portfolio Loan Combination and appoint a replacement special servicer in lieu thereof. Accordingly, the CGCMT 2016-P5 Controlling Class Representative (prior to a control termination event under the CGCMT 2016-P5 Pooling and Servicing Agreement and provided that the College Boulevard Portfolio Loan Combination is not an “excluded mortgage loan” under the CGCMT 2016-P5 Pooling and Servicing Agreement) has the right, with or without cause, to replace the CGCMT 2016-P5 Special Servicer then acting with respect to the College Boulevard Portfolio Loan Combination and appoint a replacement special servicer in lieu thereof; provided that the CGCMT 2016-P5 Special Servicer may only be so replaced if either (i) LNR Partners LLC or its affiliate is no longer the CGCMT 2016-P5 Special Servicer or (ii) LNR Securities Holdings, LLC or an affiliate thereof owns, as of the date of the delivery of the related notices of termination, less than 25% of the certificate balance of the then controlling class of CGCMT 2016-P5 certificates. Additionally, the applicable CGCMT 2016-P5 certificateholders with the requisite percentage of voting rights (after a control termination event under the CGCMT 2016-P5 Pooling and Servicing Agreement) will have the right, with or without cause, to replace the CGCMT 2016-P5 Special Servicer then acting with respect to the College Boulevard Portfolio Loan Combination and appoint a replacement special servicer in lieu thereof.

The Marriott Hilton Head Resort & Spa Loan Combination

Servicing

The Marriott Hilton Head Resort & Spa Loan Combination (and any related REO Property) is expected to be serviced and administered (i) prior to the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date, by the Master Servicer and, if necessary, the Special Servicer, pursuant to the Pooling and Servicing Agreement, in the manner described under “The Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the related Co-Lender Agreement and (ii) on and after the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date, by the master servicer and special servicer designated in the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement (the “Marriott Hilton Head Resort & Spa Future Servicer“ and “Marriott Hilton Head Resort & Spa Future Special Servicer”, respectively), in the manner described under “The Pooling and Servicing Agreement—Servicing of the Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans”, but subject to the related Co-Lender Agreement. The certificate administrator, trustee, operating advisor, asset representations reviewer and depositor under the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement are referred to herein as the “Marriott Hilton Head Resort & Spa Future Certificate Administrator”, the “Marriott Hilton Head Resort & Spa Future Trustee”, the “Marriott Hilton Head Resort & Spa Future Operating Advisor”, the “Marriott Hilton Head Resort & Spa Future Asset Representations Reviewer” and the “Marriott Hilton Head Resort & Spa Depositor”, respectively. No parties to the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement have yet been identified.

The Servicing Standard set forth in the Pooling and Servicing Agreement will require the Master Servicer and the Special Servicer to take into account the interests of both the Certificateholders and the related Companion Loan Holder as a collective whole. The servicing standard set forth in the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement is expected to require the Marriott Hilton Head Resort & Spa Future Servicer and the Marriott Hilton Head Resort & Spa Future Special Servicer to take into account the interests of both the holders of certificates issued under the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement and the Issuing Entity, as holder of the Marriott Hilton Head Resort & Spa Mortgage Loan, as a collective whole. Amounts payable to the Issuing Entity as holder of the Marriott Hilton Head Resort & Spa Mortgage Loan pursuant to the related Co-Lender Agreement will be distributed net of certain fees and expenses on the Marriott Hilton Head Resort & Spa Mortgage Loan as set forth in the related Co-Lender Agreement and will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

If any of the Marriott Hilton Head Resort & Spa Mortgage Loan or the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans becomes specially serviced prior to the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date, the Special Servicer will be required to service and administer the Marriott Hilton Head Resort & Spa Loan Combination and any related REO Property in the same manner as any other Specially Serviced Loan or REO Property in this transaction and will be entitled to all rights and compensation earned with respect to such Loan Combination as set forth under the Pooling and Servicing Agreement. Prior to the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date, no other special servicer will be entitled to any such compensation or have such rights and obligations. On and after the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date, the Marriott Hilton Head Resort & Spa Loan Combination will no longer be serviced pursuant to the Pooling and Servicing Agreement but will be serviced by the Marriott Hilton Head Resort & Spa Future Servicer and, if necessary, the Marriott Hilton Head Resort & Spa Future Special Servicer pursuant to the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement. If the Marriott Hilton Head Resort & Spa Loan Combination is being specially serviced when the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date occurs, the Special Servicer will be entitled to compensation for the period during which it acted as Special Servicer with respect to such Loan Combination, as well as all surviving indemnity and other rights in respect of such special servicing role in accordance with the terms of the Pooling and Servicing Agreement.

Amounts payable to the Issuing Entity as holder of the Marriott Hilton Head Resort & Spa Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Deutsche Bank Trust Company Americas, as the Custodian under the Pooling and Servicing Agreement is expected to be, as of the Closing Date, the custodian of the mortgage file related to the Marriott Hilton Head Resort & Spa Loan Combination (other than the promissory notes evidencing the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans). Following the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date, the custodian of the mortgage file related to the Marriott Hilton Head Resort & Spa Loan Combination (other than the promissory note evidencing the Marriott Hilton Head Resort & Spa Mortgage Loan) is expected to be the custodian under the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement.

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the Marriott Hilton Head Resort & Spa Mortgage Loan and the holders of the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans with respect to distributions of funds received in respect of the Marriott Hilton Head Resort & Spa Loan Combination, and provides, in general, that:

●	the Marriott Hilton Head Resort & Spa Mortgage Loan and the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Marriott Hilton Head Resort & Spa Loan Combination or the related Mortgaged Property will be applied to the Marriott Hilton Head Resort & Spa Mortgage Loan and the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to, among other things, the payment of amounts for required reserves or escrows required by the related Mortgage Loan documents and payment and reimbursement rights of the Marriott Hilton Head Resort & Spa Future Servicer, the Marriott Hilton Head Resort & Spa Future Special Servicer, the Marriott Hilton Head Resort & Spa Future Operating Advisor, the Marriott Hilton Head Resort & Spa Future Asset Representations Reviewer, the Marriott Hilton Head Resort & Spa Future Certificate Administrator, the Marriott Hilton Head Resort & Spa Future Depositor and the Marriott Hilton Head Resort & Spa Future Trustee) in accordance with the terms of such Co-Lender Agreement and either the Pooling and Servicing Agreement or Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement, as applicable; and

●	costs, fees, expenses, losses and shortfalls relating to the Marriott Hilton Head Resort & Spa Loan Combination will be allocated, on a pro rata and pari passu basis, to the Marriott Hilton Head Resort & Spa Mortgage Loan and the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans in accordance with the terms of such Co-Lender Agreement and the Pooling and Servicing Agreement

or the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement, as the case may be.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Marriott Hilton Head Resort & Spa Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Marriott Hilton Head Resort & Spa Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans.

Prior to the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date, the Master Servicer will be obligated to make any necessary Property Advances in respect of the Marriott Hilton Head Resort & Spa Loan Combination, and certain costs and expenses (such as a pro rata share of a Property Advance) allocable to the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders. After the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date, the Marriott Hilton Head Resort & Spa Future Servicer will generally be obligated to make any necessary property advances in respect of the Marriott Hilton Head Resort & Spa Loan Combination, and certain costs and expenses (such as a pro rata share of a property advance) allocable to the Marriott Hilton Head Resort & Spa Mortgage Loan may be paid or reimbursed out of payments and other collections on the Marriott Hilton Head Resort & Spa securitization trust, subject to the Marriott Hilton Head Resort & Spa securitization trust’s right to reimbursement from future payments and other collections on the Marriott Hilton Head Resort & Spa Mortgage Loan or from general collections on the Mortgage Pool.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the directing holder with respect to Marriott Hilton Head Resort & Spa Loan Combination (the “Marriott Hilton Head Resort & Spa Loan Combination Directing Holder“), as of any date of determination, will be the holder of the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan, which prior to the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date is (and is expected to remain) Rialto or an affiliate, and which after the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date is expected to be the holders of the controlling class of the securitization of the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan or the duly appointed representatives of such holders or such other person as is granted the rights to exercise the rights of the directing holder; provided, that, it is expected that unless a control termination event exists under the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement or the Marriot Hilton Head Resort & Spa Controlling Pari Passu Companion Loan is an “excluded loan” thereunder, the controlling class representative under the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement (the “Marriott Hilton Head Resort & Spa Controlling Class Representative”) will be entitled to exercise the rights of the Marriott Hilton Head Resort & Spa Loan Combination Directing Holder; provided, further, that, no borrower, property manager or affiliate thereof will be entitled to act as directing holder. Certain decisions to be made with respect to the Marriott Hilton Head Resort & Spa Loan Combination, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement, will require the approval of the Marriott Hilton Head Resort & Spa Controlling Class Representative. It is expected that, while the Marriott Hilton Head Resort & Spa Controlling Class Representative is the Marriott Hilton Head Resort & Spa Loan Combination Directing Holder, the Marriott Hilton Head Resort & Spa Controlling Class Representative’s consent and/or consultation rights with respect to the Marriott Hilton Head Resort & Spa Loan Combination will be the same as its rights with respect to the other mortgage loans included in the Marriott Hilton Head Resort & Spa securitization trust.

In addition, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity, as holder of the Marriott Hilton Head Resort & Spa Mortgage Loan (or its representative) and the holders of the Marriott Hilton Head Resort & Spa Pari Passu Companions Loans evidenced by promissory notes A-2A, A-3A and A-3B will (i) have the right to receive copies of all notices, information and reports that the Master Servicer or the Special Servicer, as applicable (prior to the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date), or the Marriott Hilton Head Resort & Spa Future Servicer or the Marriott Hilton Head Resort & Spa Future Special Servicer, as applicable (on and after the Marriott Hilton Head Resort & Spa Controlling Pari

Passu Companion Loan Securitization Date), is required to provide to the Controlling Class Representative (prior to the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date) or the Marriott Hilton Head Resort & Spa Controlling Class Representative (on and after the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date) (without regard to whether such items are actually required to be provided due to the occurrence of a control termination event or a consultation termination event thereunder) with respect to any major decisions (as defined in the related Co-Lender Agreement) to be taken with respect to the Marriott Hilton Head Resort & Spa Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Marriott Hilton Head Resort & Spa Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any major decisions (as defined in the related Co-Lender Agreement) to be taken with respect to the Marriott Hilton Head Resort & Spa Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Marriott Hilton Head Resort & Spa Loan Combination. The consultation right of the Issuing Entity (or its representative) or such holder will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the Issuing Entity (or its representative) or such holder has responded within such period; provided that if the Master Servicer or the Special Servicer, as applicable (prior to the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date), or the Marriott Hilton Head Resort & Spa Future Servicer or the Marriott Hilton Head Resort & Spa Future Special Servicer, as applicable (on and after the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date), proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the Issuing Entity (or its representative) and such holders described above, the Master Servicer or the Special Servicer, as applicable (prior to the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date), or the Marriott Hilton Head Resort & Spa Future Servicer or the Marriott Hilton Head Resort & Spa Future Special Servicer, as applicable (on and after the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date), is permitted to make any major decision (as defined in the related Co-Lender Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Marriott Hilton Head Resort & Spa Mortgage Loan and the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans. None of the Master Servicer or the Special Servicer, as applicable (prior to the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date), or the Marriott Hilton Head Resort & Spa Future Servicer or the Marriott Hilton Head Resort & Spa Future Special Servicer, as applicable (on and after the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date) will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative) or such holders.

The related Co-Lender Agreement provides that no objection, direction or advice by the Marriott Hilton Head Resort & Spa Directing Holder may require or cause the applicable master servicer or special servicer, to violate any provision of the related mortgage loan documents, applicable law, the Pooling and Servicing Agreement (prior to the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date), or the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement (on and after the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date), the related Co-Lender Agreement, the REMIC provisions or the Master Servicer’s or the Special Servicer’s obligation to act in accordance with the related servicing standard, or expose the applicable master servicer or special servicer to liability or materially expand the scope of the applicable master servicer’s or the applicable special servicer’s responsibilities under the Pooling and Servicing Agreement (prior to the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date), or the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement (on and after the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date).

In addition to the consultation rights of the Issuing Entity (or its representative) described above, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity (or its representative) and the holders of the Marriott Hilton Head Resort & Spa Pari Passu Companions Loans evidenced by promissory notes A-2A, A-3A and A-3B will have the right to attend annual conferences with the Master Servicer or the Special Servicer ((prior to the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date) or the Marriott Hilton Head Resort & Spa Future Servicer or the Marriott Hilton Head Resort & Spa Future Special Servicer (on and after the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date), as applicable, upon reasonable notice and at times reasonably acceptable to such master servicer or special servicer, as applicable, in which servicing issues related to the Marriott Hilton Head Resort & Spa Loan Combination are discussed.

Application of Penalty Charges

The related Co-Lender Agreement provides that the Pooling and Servicing Agreement (prior to Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date) and the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement (on and after the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date) may provide for the application of Penalty Charges (or analogous penalty charges under the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement) paid in respect of the Marriott Hilton Head Resort & Spa Loan Combination to be used to (i) pay the Master Servicer, the Trustee or the Special Servicer (prior to the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date) or the Marriott Hilton Head Resort & Spa Master Servicer, the Marriott Hilton Head Resort & Spa Trustee or the Marriott Hilton Head Resort & Spa Special Servicer (on and after the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date) for any interest accrued on any Property Advances (or analogous property protection advances under the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement), (ii) to pay the parties to the Pooling and Servicing Agreement (prior to the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date) or the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement (on and after the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date)for any interest accrued on a delinquent monthly debt service payment, (iii) pay certain other expenses incurred with respect to the Marriott Hilton Head Resort & Spa Loan Combination and (iv) (x) prior to the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date, to the Master Servicer and/or the Special Servicer as additional servicing compensation and (y) on and after the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date, to the Marriott Hilton Head Resort & Spa Future Servicer and/or the Marriott Hilton Head Resort & Spa Future Special Servicer as additional servicing compensation.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the Marriott Hilton Head Resort & Spa Loan Combination becomes a defaulted mortgage loan, and if the Special Servicer or the Marriott Hilton Head Resort & Spa Future Special Servicer, as applicable, determines to sell the Marriott Hilton Head Resort & Spa Mortgage Loan in accordance with the Pooling and Servicing Agreement or the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans in accordance with the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement, then the Special Servicer or the Marriott Hilton Head Resort & Spa Future Special Servicer, as applicable, will be required to sell the Marriott Hilton Head Resort & Spa Mortgage Loan together with the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans as one loan combination in accordance with procedures generally similar to those set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

Notwithstanding the foregoing, the Special Servicer or the Marriott Hilton Head Resort & Spa Future Special Servicer, as applicable, will not be permitted to sell the Marriott Hilton Head Resort & Spa Loan Combination if the Marriott Hilton Head Resort & Spa Loan Combination becomes a defaulted mortgage loan without the written consent of the Issuing Entity (or its representative) or the holders of the Marriott Hilton Head Resort & Spa Pari Passu Companions Loans evidenced by promissory notes A-2A, A-3A and A-3B, unless the Special Servicer or the Marriott Hilton Head Resort & Spa Future Special Servicer, as applicable, has delivered to the Issuing Entity (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Marriott Hilton Head Resort & Spa Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer or the Marriott Hilton Head Resort & Spa Future Special Servicer, as applicable, in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Marriott Hilton Head Resort & Spa Loan Combination, and any documents in the servicing file requested by the Issuing Entity (or its representative) or such holder; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative (prior to the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date) or the Marriott Hilton Head Resort & Spa Controlling Class Representative (on and after the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date)) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the

Master Servicer or the Special Servicer or the Marriott Hilton Head Resort & Spa Future Servicer or the Marriott Hilton Head Resort & Spa Future Special Servicer, as applicable, in connection with the proposed sale; provided that each of the Issuing Entity (or its representative) and such holders may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the foregoing, the Issuing Entity (or its representative) and each of the related Companion Loan Holders (or their representatives) will be permitted to bid at any sale of the Marriott Hilton Head Resort & Spa Loan Combination unless such person is a borrower or an agent or affiliate of the borrower.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the terms of the related Co-Lender Agreement, and subject to the Pooling and Servicing Agreement (prior to the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date ) or the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement (on and after the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date), the Marriott Hilton Head Resort & Spa Loan Combination Directing Holder will have the right at any time, with or without cause, to replace the special servicer then acting with respect to the Marriott Hilton Head Resort & Spa Loan Combination and appoint a replacement special servicer without the consent of the Issuing Entity (or its representative). It is anticipated that after the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date, the applicable certificateholders under the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement with the requisite percentage of voting rights under the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement (after a control termination event under the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement) will have the right, with or without cause, to replace the special servicer then acting with respect to the Marriott Hilton Head Resort & Spa Loan Combination and appoint a replacement special servicer without the consent of the Issuing Entity (or its representative). If a servicer termination event on the part of the Marriott Hilton Head Resort & Spa Future Special Servicer under the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement has occurred that affects the rights of the Issuing Entity (or its representative) in its capacity as holder of the Marriott Hilton Head Resort & Spa Mortgage Loan, the Issuing Entity (or its representative) will have the right to direct the Marriott Hilton Head Resort & Spa Future Trustee to terminate the Marriott Hilton Head Resort & Spa Future Special Servicer under the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement solely with respect to the Marriott Hilton Head Resort & Spa Loan Combination pursuant to and in accordance with the terms of the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement.

The Mills Fleet Farm Loan Combination

Servicing

The Mills Fleet Farm Loan Combination and any related REO Property will be serviced and administered by the Master Servicer and, if necessary, the Special Servicer, pursuant to the Pooling and Servicing Agreement, in the manner described under “The Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the Mills Fleet Farm Loan Combination, the Servicing Standard set forth in the Pooling and Servicing Agreement will require the Master Servicer and the Special Servicer to take into account the interests of the Certificateholders and the related Companion Loan Holders as a collective whole.

Amounts payable to the Issuing Entity as holder of the Mills Fleet Farm Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the related Companion Loan Holders will be distributed to such holders net of certain fees and expenses on the Mills Fleet Farm Pari Passu Companion Loans as provided in the related Co-Lender Agreement.

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the Mills Fleet Farm Mortgage Loan and the holders of the related Mills Fleet Farm Pari Passu Companion Loans with respect to distributions of funds received in respect of the Mills Fleet Farm Loan Combination, and provides, in general, that:

●	the Mills Fleet Farm Mortgage Loan and the Mills Fleet Farm Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the others or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Mills Fleet Farm Loan Combination or the related Mortgaged Property will be applied to the Mills Fleet Farm Mortgage Loan and the Mills Fleet Farm Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee) in accordance with the terms of the related Co-Lender Agreement and the Pooling and Servicing Agreement; and

●	expenses, losses and shortfalls relating to the Mills Fleet Farm Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the Mills Fleet Farm Mortgage Loan and the Mills Fleet Farm Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Mills Fleet Farm Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Mills Fleet Farm Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Mills Fleet Farm Pari Passu Companion Loans.

Certain costs and expenses (such as a pro rata share of a Property Advance) allocable to the Mills Fleet Farm Pari Passu Companion Loans may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on the Mills Fleet Farm Pari Passu Companion Loans or from general collections with respect to the securitization of any of the Mills Fleet Farm Pari Passu Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the controlling note holder with respect to the Mills Fleet Farm Loan Combination, as of any date of determination, will be the Trustee on behalf of the Issuing Entity as holder of the Mills Fleet Farm Mortgage Loan; provided, that, unless a Control Termination Event exists or the Mills Fleet Farm Loan Combination is an Excluded Mortgage Loan, the Controlling Class Representative will be entitled to exercise the rights of the controlling note holder with respect to the Mills Fleet Farm Loan Combination. In its capacity as representative of the controlling note holder under the related Co-Lender Agreement, the Controlling Class Representative will be entitled to exercise all of the rights of the Controlling Class Representative set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus with respect to the Mills Fleet Farm Loan Combination, and the implementation of any recommended actions outlined in an asset status report with respect to the Mills Fleet Farm Loan Combination will require the approval of the Controlling Class Representative as and to the extent described under “The Pooling and Servicing Agreement—Asset Status Reports” in this prospectus. Pursuant to the terms of the Pooling and Servicing Agreement, the Controlling Class Representative will have the same consent and/or consultation rights with respect to the Mills Fleet Farm Loan Combination as it does, and for so long as it does, with respect to the other Mortgage Loans (exclusive of the Outside Serviced Mortgage Loans and any Excluded Mortgage Loan) included in the Issuing Entity that do not have Companion Loans.

In addition, pursuant to the terms of the related Co-Lender Agreement, each related Companion Loan Holder (or its representative) will (i) have a right to receive copies of all notices, information and reports that the Master Servicer or the Special Servicer, as applicable, is required to provide to the Controlling Class Representative or other person entitled to exercise the rights of the holder of the Mills Fleet Farm Mortgage Loan (within the same time frame such notices, information and reports are or would have been required to be provided to the Controlling Class Representative or other person under the Pooling and Servicing Agreement without regard to the occurrence of a Control Termination Event or Consultation Termination Event) with respect to any Major Decisions to be taken with respect to the Mills Fleet Farm Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Mills Fleet Farm Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any Major Decisions to be taken with respect to the Mills Fleet Farm Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Mills Fleet Farm Loan Combination. The consultation right of each such related Companion Loan Holder (or its representative) will expire 10 business days following the delivery to such Companion Loan Holder of written notice of a proposed action, together with copies of the notices, information and reports that would be required to be provided to the Controlling Class Representative as set forth above, whether or not such Companion Loan Holder (or its representative) has responded within such period; provided, that if the Master Servicer (or the Special Servicer, as applicable) proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the related Companion Loan Holders’ (or their representatives’) consultation rights described above, the Master Servicer or the Special Servicer, as applicable, is permitted to make any Major Decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Mills Fleet Farm Loan Combination. Neither the Master Servicer nor the Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the related Companion Loan Holders (or their representatives).

Neither the Master Servicer nor the Special Servicer may take or refrain from taking any action pursuant to instructions from a related Companion Loan Holder (or its representative) that would cause the Master Servicer or the Special Servicer, as applicable, to violate applicable law, the terms of the Mills Fleet Farm Loan Combination, the related Co-Lender Agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions or that would (i) expose the Master Servicer, the Special Servicer, the Depositor, a Mortgage Loan Seller, the Issuing Entity, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities, or (iii) cause the Master Servicer or the Special Servicer to act, or fail to act, in a manner that is not in the best interests of the Certificateholders.

In addition to the consultation rights of the related Companion Loan Holders (or their representatives) described above, pursuant to the terms of the related Co-Lender Agreement, each related Companion Loan Holder (or its representative) will have the right to annual conference calls with the Master Servicer or the Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, in which servicing issues related to the Mills Fleet Farm Loan Combination are discussed.

Application of Penalty Charges

The related Co-Lender Agreement provides that the Pooling and Servicing Agreement may provide for the application of Penalty Charges paid in respect of the Mills Fleet Farm Loan Combination to be used to (i) pay the Master Servicer, the Trustee or the Special Servicer for interest accrued on any Property Advances, (ii) to pay the parties to any securitization for interest accrued on any P&I Advance, (iii) to pay certain other expenses incurred with respect to the Mills Fleet Farm Loan Combination and (iv) to pay to the Master Servicer and/or the Special Servicer as additional servicing compensation.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the Mills Fleet Farm Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the Mills Fleet Farm Mortgage Loan in accordance with the Pooling and Servicing Agreement, then the Special Servicer will be required to sell the Mills Fleet Farm Pari Passu Companion Loans together with the Mills Fleet Farm Mortgage Loan as one whole loan in accordance with the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Notwithstanding the foregoing, the Special Servicer will not be permitted to sell the Mills Fleet Farm Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of the related Companion Loan Holders unless the Special Servicer has delivered to each such Companion Loan Holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Mills Fleet Farm Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Mills Fleet Farm Loan Combination, and any documents in the servicing file requested by such Companion Loan Holder; and (d)

until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that each related Companion Loan Holder (or its representative) may waive, as to itself, any of the delivery or timing requirements set forth in this sentence. Subject to the foregoing, each of the Issuing Entity (or its representative) and the related Companion Loan Holders (or their representatives) will be permitted to submit an offer at any sale of the Mills Fleet Farm Loan Combination unless such person is a borrower or an agent or affiliate of a borrower.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement, subject to the terms of the Pooling and Servicing Agreement, the controlling note holder with respect to the Mills Fleet Farm Loan Combination (which, as of any date of determination, will be the Trustee on behalf of the Issuing Entity as holder of the Mills Fleet Farm Mortgage Loan, or its representative) will have the right, at any time and from time to time, with or without cause, to replace the Special Servicer then acting with respect to the Mills Fleet Farm Loan Combination and appoint a replacement Special Servicer that is a “qualified servicer” (as described in the related Co-Lender Agreement) in lieu thereof. Accordingly, subject to the terms of the Pooling and Servicing Agreement, the Controlling Class Representative (prior to a Control Termination Event and provided that the Mills Fleet Farm Loan Combination is not an Excluded Mortgage Loan), and the applicable Certificateholders with the requisite percentage of voting rights (after a Control Termination Event) will have the right, with or without cause, to replace the Special Servicer then acting with respect to the Mills Fleet Farm Loan Combination and appoint a replacement Special Servicer that is a “qualified servicer” (as described in the related Co-Lender Agreement) in lieu thereof, as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” in this prospectus. Each related Companion Loan Holder may direct the Trustee to terminate the Special Servicer (solely with respect to the Mills Fleet Farm Loan Combination) upon a Servicer Termination Event with respect to the Special Servicer that affects such related Companion Loan Holder.

See “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” in this prospectus.

The Marriott Saddle Brook Loan Combination

Servicing

The Marriott Saddle Brook Loan Combination (and any related REO Property) is serviced and administered pursuant to the SGCMS 2016-C5 Pooling and Servicing Agreement, dated as of July 1, 2016, among SG Commercial Mortgage Securities, LLC, as depositor (the “SGCMS 2016-C5 Depositor“), Wells Fargo Bank, National Association, as master servicer (the “SGCMS 2016-C5 Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “SGCMS 2016-C5 Special Servicer”), Park Bridge Lender Servicers LLC, as operating advisor (the “SGCMS 2016-C5 Operating Advisor ”) and as asset representations reviewer (the “SGCMS 2016-C5 Asset Representations Reviewer ”), Wells Fargo Bank, National Association, as certificate administrator (the “SGCMS 2016-C5 Certificate Administrator”), and Wilmington Trust, National Association, as trustee (the “SGCMS 2016-C5 Trustee”), by the SGCMS 2016-C5 Servicer and the SGCMS 2016-C5 Special Servicer, in the manner described under “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Marriott Saddle Brook Mortgage Loan” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the Marriott Saddle Brook Loan Combination, the servicing standard set forth in the SGCMS 2016-C5 Pooling and Servicing Agreement will require the SGCMS 2016-C5 Servicer and the SGCMS 2016-C5 Special Servicer to take into account the interests of the SGCMS 2016-C5 certificateholders and the Issuing Entity, as the holder of the Marriott Saddle Brook Mortgage Loan.

Amounts payable to the Issuing Entity as holder of the Marriott Saddle Brook Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the SGCMS 2016-C5 Pooling and Servicing Agreement, is the custodian of the mortgage file related to the Marriott Saddle Brook Loan Combination (other than the promissory note evidencing the Marriott Saddle Brook Mortgage Loan).

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the Marriott Saddle Brook Mortgage Loan and the holders of the Marriott Saddle Brook Pari Passu Companion Loans with respect to distributions of funds received in respect of the Marriott Saddle Brook Loan Combination, and provides, in general, that:

●	the Marriott Saddle Brook Mortgage Loan and the Marriott Saddle Brook Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the others or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Marriott Saddle Brook Loan Combination or the related Mortgaged Property will be applied to the Marriott Saddle Brook Mortgage Loan and the Marriott Saddle Brook Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the SGCMS 2016-C5 Servicer, the SGCMS 2016-C5 Special Servicer, the SGCMS 2016-C5 Operating Advisor, the SGCMS 2016-C5 Certificate Administrator and the SGCMS 2016-C5 Trustee) in accordance with the terms of the related Co-Lender Agreement and the SGCMS 2016-C5 Pooling and Servicing Agreement; and

●	expenses, losses and shortfalls relating to the Marriott Saddle Brook Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the Marriott Saddle Brook Mortgage Loan and the Marriott Saddle Brook Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Marriott Saddle Brook Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Marriott Saddle Brook Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Marriott Saddle Brook Pari Passu Companion Loans. Similarly, P&I advances on the Marriott Saddle Brook Pari Passu Companion Loans are not reimbursable out of payments or other collections on the Marriott Saddle Brook Mortgage Loan.

Certain costs, losses, liabilities, claims and expenses (such as a pro rata share of a property protection advance) allocable to the Marriott Saddle Brook Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage loans in the SGCMS 2016-C5 Securitization, subject to the SGCMS 2016-C5 issuing entity’s right to reimbursement from future payments and other collections on the Marriott Saddle Brook Mortgage Loan or from general collections on the Mortgage Pool.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the controlling note holder with respect to the Marriott Saddle Brook Loan Combination, as of any date of determination, will be the SGCMS 2016-C5 Trustee on behalf of the SGCMS 2016-C5 issuing entity as holder of the Marriott Saddle Brook Controlling Pari Passu Companion Loan; provided, that, unless a control termination event exists under the SGCMS 2016-C5 Pooling and Servicing Agreement or the Marriott Saddle Brook Loan Combination is an “excluded mortgage loan” under the SGCMS 2016-C5 Pooling and Servicing Agreement, the related Outside Controlling Class Representative (the “SGCMS 2016-C5 Controlling Class Representative”) will be entitled to exercise the rights of the controlling note holder with respect to the Marriott Saddle Brook Loan Combination. In its capacity as representative of the controlling note holder under the related Co-Lender Agreement, the SGCMS 2016-C5 Controlling Class Representative will be entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Directing Holder set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus) with respect to the Marriott Saddle Brook Loan

Combination, including consent and/or consultation rights regarding “major decisions” (as defined under the related Co-Lender Agreement) and approval rights regarding the implementation of any recommended actions outlined in an asset status report with respect to the Marriott Saddle Brook Loan Combination (which approval rights are substantially similar to, but not necessarily identical to, those rights described under “The Pooling and Servicing Agreement—Asset Status Reports” in this prospectus). Pursuant to the terms of the SGCMS 2016-C5 Pooling and Servicing Agreement, the SGCMS 2016-C5 Controlling Class Representative will have the same consent and/or consultation rights with respect to the Marriott Saddle Brook Loan Combination as it does, and for so long as it does, with respect to the other mortgage loans included in the SGCMS 2016-C5 issuing entity (other than any “excluded mortgage loan” under the SGCMS 2016-C5 Pooling and Servicing Agreement) that are serviced under the SGCMS 2016-C5 Pooling and Servicing Agreement and do not have companion loans.

In addition, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity, as holder of the Marriott Saddle Brook Mortgage Loan (or its representative) will (i) have a right to receive copies of all notices, information and reports that the SGCMS 2016-C5 Servicer or the SGCMS 2016-C5 Special Servicer, as applicable, is required to provide to the SGCMS 2016-C5 Controlling Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the SGCMS 2016-C5 Controlling Class Representative under the SGCMS 2016-C5 Pooling and Servicing Agreement without regard to the occurrence thereunder of a control termination event or consultation termination event) with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the Marriott Saddle Brook Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Marriott Saddle Brook Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the Marriott Saddle Brook Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Marriott Saddle Brook Loan Combination. The consultation rights of the Issuing Entity (or its representative) will expire 10 business days following the delivery thereto of written notice of the proposed action, together with copies of the notices, information and reports required to be provided to the SGCMS 2016-C5 Controlling Class Representative, whether or not the Issuing Entity (or its representative) or such Companion Loan Holders (or their representatives), as applicable, have responded within such period; provided, that if the SGCMS 2016-C5 Servicer or the SGCMS 2016-C5 Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the consultation rights described above, the SGCMS 2016-C5 Servicer or the SGCMS 2016-C5 Special Servicer, as applicable, is permitted to make a “major decision” (as defined under the related Co-Lender Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Marriott Saddle Brook Loan Combination. Neither the SGCMS 2016-C5 Servicer nor the SGCMS 2016-C5 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative).

The SGCMS 2016-C5 Pooling and Servicing Agreement provides that neither the SGCMS 2016-C5 Servicer nor the SGCMS 2016-C5 Special Servicer may take or refrain from taking any action pursuant to instructions from the Issuing Entity (or its representative) that would cause the SGCMS 2016-C5 Servicer or the SGCMS 2016-C5 Special Servicer, as applicable, to violate applicable law, the terms of the Marriott Saddle Brook Loan Combination, the related Co-Lender Agreement, the SGCMS 2016-C5 Pooling and Servicing Agreement, including the servicing standard under the SGCMS 2016-C5 Pooling and Servicing Agreement, or the REMIC provisions or that would (i) expose the SGCMS 2016-C5 Servicer, the SGCMS 2016-C5 Special Servicer, the SGCMS 2016-C5 Depositor, a mortgage loan seller with respect to the SGCMS 2016-C5 Securitization, the SGCMS 2016-C5 issuing entity, the SGCMS 2016-C5 Trustee, the SGCMS 2016-C5 Operating Advisor, the SGCMS 2016-C5 Asset Representations Reviewer, the SGCMS 2016-C5 Certificate Administrator or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the SGCMS 2016-C5 Servicer’s or the SGCMS 2016-C5 Special Servicer’s responsibilities, or (iii) cause the SGCMS 2016-C5 Servicer or the SGCMS 2016-C5 Special Servicer to act, or fail to act, in a manner that is not in the best interests of the SGCMS 2016-C5 certificateholders.

In addition to the consultation rights of the Issuing Entity (or its representative) described above, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity (or its representative) will have the right to annual conference calls with the SGCMS 2016-C5 Servicer or the SGCMS 2016-C5 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the SGCMS 2016-C5 Servicer or the

SGCMS 2016-C5 Special Servicer, as applicable, in which servicing issues related to the Marriott Saddle Brook Loan Combination are discussed.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Marriott Saddle Brook Mortgage Loan” in this prospectus.

Application of Penalty Charges

The related Co-Lender Agreement provides that the SGCMS 2016-C5 Pooling and Servicing Agreement may provide for the application of Penalty Charges paid in respect of the Mortgage Loan to be used to (i) pay the Master Servicer, the Trustee or the Special Servicer for interest accrued on any Property Advances, (ii) to pay the parties to any securitization for interest accrued on any P&I Advance, (iii) to pay certain other expenses incurred with respect to the Mortgage Loan and (iv) to pay to the Master Servicer and/or the Special Servicer as additional servicing compensation.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the Marriott Saddle Brook Loan Combination becomes a defaulted mortgage loan under the SGCMS 2016-C5 Pooling and Servicing Agreement, and if the SGCMS 2016-C5 Special Servicer determines to sell the Marriott Saddle Brook Controlling Pari Passu Companion Loans in accordance with the SGCMS 2016-C5 Pooling and Servicing Agreement, then the SGCMS 2016-C5 Special Servicer will be required to sell the Marriott Saddle Brook Pari Passu Companion Loans together with the Marriott Saddle Brook Mortgage Loan as one whole loan in accordance with the procedures set forth under the SGCMS 2016-C5 Pooling and Servicing Agreement. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing of the Marriott Saddle Brook Mortgage Loan” in this prospectus.

Notwithstanding the foregoing, the SGCMS 2016-C5 Special Servicer will not be permitted to sell the Marriott Saddle Brook Loan Combination if it becomes a defaulted mortgage loan under the SGCMS 2016-C5 Pooling and Servicing Agreement without the written consent of the Issuing Entity (or its representative), as holder of the Marriott Saddle Brook Mortgage Loan (provided that such consent is not required from the Issuing Entity if such person is the related borrower or an affiliate of the related borrower), unless the SGCMS 2016-C5 Special Servicer has delivered to the Issuing Entity (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Marriott Saddle Brook Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the SGCMS 2016-C5 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Marriott Saddle Brook Loan Combination, and any documents in the servicing file requested by the Issuing Entity (or its representative); and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the SGCMS 2016-C5 Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the SGCMS 2016-C5 Servicer or the SGCMS 2016-C5 Special Servicer in connection with the proposed sale; provided, that the Issuing Entity (or its representative) may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the SGCMS 2016-C5 Pooling and Servicing Agreement, each of the Issuing Entity (or its representative) and the holder of the Marriott Saddle Brook Pari Passu Companion Loans (or its representative) will be permitted to submit an offer at any sale of the Marriott Saddle Brook Loan Combination unless such person is a related borrower or an agent or affiliate of a related borrower.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement and the SGCMS 2016-C5 Pooling and Servicing Agreement, the controlling note holder with respect to the Marriott Saddle Brook Loan Combination (which, as of any date of determination, will be the SGCMS 2016-C5 Trustee on behalf of the SGCMS 2016-C5 issuing entity as holder of the Marriott Saddle Brook Controlling Pari Passu Companion Loans, or its representative which, prior to a control termination event under the SGCMS 2016-C5 Pooling and Servicing Agreement, will be the SGCMS 2016-C5

Controlling Class Representative) will have the right, at any time, with or without cause, to replace the SGCMS 2016-C5 Special Servicer then acting with respect to the Marriott Saddle Brook Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of the Issuing Entity (or its representative). Accordingly, the SGCMS 2016-C5 Controlling Class Representative (prior to a control termination event under the SGCMS 2016-C5 Pooling and Servicing Agreement and provided that the Marriott Saddle Brook Loan Combination is not an “excluded mortgage loan” under the SGCMS 2016-C5 Pooling and Servicing Agreement), and the applicable SGCMS 2016-C5 certificateholders with the requisite percentage of voting rights (after a control termination event under the SGCMS 2016-C5 Pooling and Servicing Agreement) will have the right, with or without cause, to replace the SGCMS 2016-C5 Special Servicer then acting with respect to the Marriott Saddle Brook Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of the Issuing Entity (or its representative). The Issuing Entity (or its representative) will be permitted to direct the SGCMS 2016-C5 Trustee to terminate the SGCMS 2016-C5 Special Servicer (solely with respect to the Marriott Saddle Brook Loan Combination) upon a servicer termination event under the SGCMS 2016-C5 Pooling and Servicing Agreement with respect to the SGCMS 2016-C5 Special Servicer that affects the Issuing Entity (as the holder of the Marriott Saddle Brook Mortgage Loan).

Additional Mortgage Loan Information

Each of the tables presented in Annex B and Annex C to this prospectus sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A to this prospectus. For certain additional information regarding the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the pool of Mortgage Loans, see “Significant Loan Summaries” in Annex B to this prospectus.

The description in this prospectus, including Annex A, B and C, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the Depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Current Report on Form 8-K (“Form 8-K”) will be available to purchasers of the Offered Certificates and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the Pooling and Servicing Agreement, with the Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Transaction Parties

The Sponsors and the Mortgage Loan Sellers

Citigroup Global Markets Realty Corp., Barclays Bank PLC, Cantor Commercial Real Estate Lending, L.P and Rialto Mortgage Finance, LLC are the Sponsors of this securitization transaction and, accordingly, are referred to as the “Sponsors“.

Citigroup Global Markets Realty Corp.

General

Citigroup Global Markets Realty Corp. (“CGMRC”) is a Sponsor. CGMRC is a New York corporation organized in 1979 and is a wholly-owned subsidiary of Citicorp Banking Corporation, a Delaware corporation, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CGMRC maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group. Its facsimile number is (212) 723-8604. CGMRC is an affiliate of Citigroup Commercial Mortgage Securities Inc. (the Depositor), Citigroup Global Markets Inc. (one of the underwriters), and Citibank, N.A. (the Certificate Administrator, certificate registrar and paying agent). CGMRC makes, and purchases from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in commercial mortgage-backed securities (“CMBS”) transactions. CGMRC also purchases and finances residential mortgage loans, consumer receivables and other financial assets.

Neither CGMRC nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against CGMRC for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CGMRC in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions.”

CGMRC’s Commercial Mortgage Origination and Securitization Program

CGMRC, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States and abroad. CGMRC has been engaged in the origination of multifamily and commercial mortgage loans for securitization since 1996 and has been involved in the securitization of residential mortgage loans since 1987. The multifamily and commercial mortgage loans originated by CGMRC include both fixed rate loans and floating rate loans. Most of the multifamily and commercial mortgage loans included by CGMRC in commercial mortgage securitizations sponsored by CGMRC have been originated, directly or through correspondents, by CGMRC or an affiliate. CGMRC securitized approximately $1.25 billion, $1.49 billion, $2.60 billion, $4.27 billion, $7.02 billion, $6.35 billion, $1.08 billion, $0, $517 million, $1.25 billion, $1.73 billion, $4.75 billion, $5.23 billion and $6.19 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2002, 2003, 2004, 2005, 2006, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014 and 2015, respectively.

In addition, in the normal course of its business, CGMRC may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CGMRC.

CGMRC has also sponsored, in private placement transactions, multifamily and commercial mortgage loans which it either originated or acquired from third-party originators that underwrote them to their own underwriting criteria.

In connection with the commercial mortgage securitization transactions in which it participates, CGMRC generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CGMRC generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. CGMRC will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators. Generally CGMRC and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates.

Review of CGMRC Mortgage Loans

General

In connection with the preparation of this prospectus, CGMRC conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CGMRC Mortgage Loans. No sampling procedures were used in the review process.

Database

First, CGMRC created a database of information (the “CGMRC Securitization Database”) obtained in connection with the origination of the CGMRC Mortgage Loans, including:

●	certain information from the CGMRC Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by the CGMRC deal team for each of the CGMRC Mortgage Loans during the underwriting process.

CGMRC also included in the CGMRC Securitization Database certain updates to such information received by the CGMRC securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of the CGMRC securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Using the information in the CGMRC Securitization Database, CGMRC created a Microsoft Excel file (the “CGMRC Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the CGMRC Mortgage Loans.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Hilton Head Resort & Spa, which is part of a Loan Combination that was co-originated with Rialto, the Rialto Data Tape (and not the CGMRC Data File) was used to provide numerical information regarding both the CGMRC Mortgage Loan and the Rialto Mortgage Loan comprising such Mortgage Loan in this prospectus.

Data Comparison and Recalculation

CGMRC (or the Depositor on its behalf) engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CGMRC, relating to information in this prospectus regarding the CGMRC Mortgage Loans. These procedures included:

●	comparing the information in the CGMRC Data File against various source documents provided by CGMRC that are described above under “—Database”;

●	comparing numerical information regarding the CGMRC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CGMRC Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CGMRC Mortgage Loans disclosed in this prospectus.

Legal Review

CGMRC also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CGMRC Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CGMRC Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CGMRC Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CGMRC’s (or the applicable mortgage loan seller’s) criteria;

●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;

●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the mortgage loans;

●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;

●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	a list of any mortgage loans that are interest-only for their entire term or a portion of their term;

●	a list of mortgage loans that permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	a list of mortgage loans that are cross-collateralized or secured by multiple properties, or that have related borrowers with other mortgage loans in the subject securitization;

●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding lockbox arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a mortgage loan is affiliated with a borrower under another Mortgage Loan to be included in the issuing entity;

●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

●	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;

●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties, or whether there are any zoning issues at the Mortgaged Properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CGMRC also provided to origination counsel the Sponsor representations and warranties attached as Annex E-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CGMRC compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-2 to this prospectus. In addition, for each CGMRC Mortgage Loan originated by CGMRC or its affiliates, CGMRC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CGMRC Mortgage Loan, if any, purchased by CGMRC or its affiliates from a third-party originator of such CGMRC Mortgage Loan, CGMRC reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CGMRC Mortgage Loan to CGMRC or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CGMRC Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-2 to this prospectus. With respect to any CGMRC Mortgage Loan that is purchased by CGMRC or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CGMRC or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CGMRC or its affiliates. The rights, if any, that CGMRC or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee, and the certificateholders and the trustee will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described above under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of CGMRC, as mortgage loan seller, with respect to the CGMRC Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders and the Trustee for any uncured material breach of any CGMRC’s representations and warranties regarding the CGMRC Mortgage Loans, including any CGMRC Mortgage Loan that is purchased by CGMRC or its affiliates from a third party originator.

In addition, with respect to each CGMRC Mortgage Loan, CGMRC reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates

Furthermore, CGMRC requested the borrowers under the CGMRC Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CGMRC became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CGMRC Mortgage Loan, CGMRC requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries

Finally, CGMRC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CGMRC Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CGMRC Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in the “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions

Based on the foregoing review procedures, CGMRC found and concluded that the disclosure regarding the CGMRC Mortgage Loans in this prospectus is accurate in all material respects. CGMRC also found and concluded that the CGMRC Mortgage Loans were originated in accordance with CGMRC’s origination procedures and underwriting criteria, except for any material deviations described under “—The Originators—Citigroup Global Markets Realty Corp.—Exceptions to Underwriting Criteria” in this prospectus. CGMRC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Repurchase Requests

CGMRC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 16, 2016. CGMRC’s Central Index Key is 0001541001. With respect to the period from and including October 1, 2013 to and including September 30, 2016, CGMRC does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CGMRC nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that an affiliate of CGMRC intends to purchase the Class R Certificates on the Closing Date. However, CGMRC or its affiliates may own in the future certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

Barclays Bank PLC

General

Barclays Bank PLC, a public limited company registered in England and Wales under number 1026167 (“Barclays”), is a Sponsor, a Mortgage Loan Seller and an originator. The principal offices of Barclays in the United States are located at 745 Seventh Avenue, New York, New York 10019, telephone number (212) 412-4000.

Barclays’ Securitization Program

As a sponsor, Barclays originates or acquires mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing entity. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria. Barclays’ role also includes leading and participating in the selection of third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Barclays works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Barclays has been engaged in commercial mortgage loan securitization in the United States since 2004. The vast majority of commercial mortgage loans originated by Barclays are intended to be either sold through securitization transactions in which Barclays acts as a sponsor or sold to third parties in individual loan sale transactions. The following is a general description of the types of commercial mortgage loans that Barclays originates for securitization:

●	Fixed rate mortgage loans generally having maturities between five and ten years and secured by commercial real estate such as office, retail, hospitality, multifamily, manufactured housing, healthcare, self storage and industrial properties. These loans are primarily originated for the purpose of securitization.

●	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

●	Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization and are sold in individual loan sale transactions.

In general, Barclays does not hold the loans it originates until maturity.

Neither Barclays nor any of its affiliates act as servicer of the commercial mortgage loans in its securitization transactions. Instead, Barclays contracts with other entities to service the mortgage loans in the securitization transactions.

Barclays’ affiliates commenced selling commercial mortgage loans into U.S. securitizations in 2004. During the period commencing in 2004 and ending on October 18, 2016, Barclays’ affiliates were the loan sellers in approximately 72 commercial mortgage-backed securitization transactions. Approximately $22.8 billion of the mortgage loans included in those transactions were originated or acquired by Barclays.

The following table sets forth information with respect to originations and securitizations of fixed rate and floating rate commercial and multifamily mortgage loans by Barclays affiliates for the years ending on December 31, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015 and for the period January 1, 2016 through October 18, 2016.

Fixed and Floating Rate Commercial Loans

Year	Aggregate Principal Balance of Fixed and Floating Rate Loans Securitized in CMBS by Barclays and Affiliates (as loan seller) (approximate)
2016	$1,973,595,000
2015	$5,276,099,519
2014	$3,351,106,750
2013	$2,723,393,594
2012	$2,056,096,250
2011	$0
2010	$0
2009	$0
2008	$196,399,012
2007	$2,470,879,020

Review of Barclays Mortgage Loans

Overview

Barclays has conducted a review of the Mortgage Loans for which Barclays is a Sponsor in this securitization (the “Barclays Mortgage Loans”) in connection with the securitization described in this prospectus. The review of the Barclays Mortgage Loans was performed by a team comprised of real estate and securitization professionals at Barclays’ offices (the “Barclays Review Team”). The review procedures described below were employed with respect to all of the Barclays Mortgage Loans. No sampling procedures were used in the review process.

Database

To prepare for securitization, members of the Barclays Review Team created a database of loan-level and property-level information relating to each Barclays Mortgage Loan. The database was compiled from, among other sources, the related loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Barclays Review Team during the underwriting process. After origination of each Barclays Mortgage Loan, the Barclays Review Team updated the information in the database with respect to such Barclays Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Barclays Review Team.

A data tape (the “Barclays Data Tape”) containing detailed information regarding each Barclays Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Barclays Data Tape was used to provide the numerical information regarding the Barclays Mortgage Loans in this prospectus.

Data Comparison and Recalculation

Barclays engaged a third-party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by Barclays, relating to information in this prospectus regarding the Barclays Mortgage Loans. These procedures included:

●	comparing the information in the Barclays Data Tape against various source documents provided by Barclays that are described above under “—Database”;

●	comparing numerical information regarding the Barclays Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Barclays Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Barclays Mortgage Loans disclosed in this prospectus.

Legal Review

Barclays engaged various law firms to conduct certain legal reviews of the Barclays Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Barclays Mortgage Loan, Barclays’ origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Barclays’ origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Barclays Mortgage Loans. Such assistance included, among other things, (i) a review of Barclays’ asset summary reports for each Barclays Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Barclays Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Barclays Review Team of a due diligence questionnaire relating to the Barclays Mortgage Loans and (iv) the review of certain loan documents with respect to the Barclays Mortgage Loans.

Other Review Procedures

With respect to any material pending litigation of which Barclays was aware at the origination of any Barclays Mortgage Loan, Barclays requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Barclays Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Barclays Mortgage Loans to determine whether any Barclays Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Barclays’ Underwriting Guidelines and Processes”, “—Exceptions to Barclays’ Disclosed Underwriting Guidelines” below.

Findings and Conclusions

Based on the foregoing review procedures, Barclays determined that the disclosure regarding the Barclays Mortgage Loans in this prospectus is accurate in all material respects. Barclays also determined that the Barclays Mortgage Loans were originated in accordance with Barclays’ origination procedures and underwriting criteria, except as described under “—Exceptions to Barclays’ Disclosed Underwriting Guidelines” below. Barclays attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution

Barclays will perform a review of any mortgage loan that it elects to substitute for a Barclays Mortgage Loan in the Mortgage Pool in connection with a material breach of a representation or warranty or a material document defect. Barclays, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (“Barclays’ Qualification Criteria”). Barclays will engage a third party accounting firm to compare the Barclays’ Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Barclays and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Barclays to render any tax opinion required in connection with the substitution.

Repurchase Requests

Barclays has most recently filed a Form ABS 15G on August 10, 2016 in connection with it being a securitizer of certain types of mortgage loans. Barclays’ Central Index Key is 0000312070. It has no history of repurchases or repurchase requests required to be reported by Barclays under Rule 15Ga-1 under the Exchange Act with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization

Neither Barclays nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization.

Neither Barclays nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against Barclays for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Barclays in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements”.

From time to time, Barclays is involved in civil legal proceedings and arbitration proceedings concerning matters arising in connection with the conduct of its securitization business. Although there can be no assurance as to the ultimate outcome of such matters, Barclays has denied, or believes it has meritorious defenses and will deny, liability in all significant cases pending against it in its capacity as sponsor or mortgage loan seller, and intends to defend actively each such case.

The information set forth under this sub-heading has been provided by Barclays.

Cantor Commercial Real Estate Lending, L.P.

General

Cantor Commercial Real Estate Lending, L.P. (“CCRE Lending”) is a Sponsor of, and a seller of certain mortgage loans (the “CCRE Mortgage Loans”) into, the securitization described in this prospectus. CCRE Lending is a Delaware limited partnership. CCRE Lending was formed in 2010. Its general partner is Cantor Commercial Real Estate Holdings, LLC, and its limited partner is Cantor Commercial Real Estate Company, L.P. CCRE Lending is an affiliate of Cantor Fitzgerald & Co., one of the underwriters, and Berkeley Point Capital LLC, a primary servicer. CCRE Lending’s executive offices are located at 110 East 59th Street, New York, New York 10022, telephone number (212) 938-5000.

Deutsche Bank AG, Cayman Islands Branch, an affiliate of DBTCA, the Trustee, and Citibank, N.A., the Certificate Administrator and an affiliate of the Depositor, CGMRC, a Sponsor and an originator, and Citigroup Global Markets Inc., one of the underwriters, and certain other third party lenders provides warehouse financing to certain affiliates of CCRE Lending (the “CCRE Financing Affiliates”) through various repurchase facilities. It is anticipated that 2 of the CCRE Mortgage Loans, with an aggregate principal balance of approximately $39,943,717 as of the Cut-off Date and collectively representing 5.3% of the Initial Pool Balance, will be subject to a repurchase facility with Deutsche Bank AG, Cayman Islands Branch, prior to the Closing Date. If such is the case at the time the Certificates are issued, then CCRE Lending will use the proceeds from its sale of the CCRE Mortgage Loans to the Depositor to, among other things, reacquire such CCRE Mortgage Loans from the related CCRE Financing Affiliates and make payments to Deutsche Bank AG, Cayman Islands Branch, as the repurchase agreement counterparty.

Cantor Commercial Real Estate Lending, L.P.’s Commercial Mortgage Securitization Program

Since its founding in July 2010 through June 30, 2016, CCRE Lending has originated or acquired approximately 1,263 fixed and floating rate commercial, multifamily and manufactured housing community mortgage loans with an aggregate original principal balance of approximately $23.7 billion and has acted as a sponsor and mortgage loan seller on 63 fixed-rate and floating-rate commercial mortgage-backed securitization transactions.

In future transactions, it is anticipated that many of the commercial mortgage loans originated or acquired by CCRE Lending will be sold to securitizations in which CCRE Lending acts as a sponsor. CCRE Lending expects to originate and acquire both fixed rate and floating rate commercial mortgage loans which will be included in both public and private securitizations. CCRE Lending also expects to originate and acquire subordinate and mezzanine debt for investment, syndication or securitization.

Neither CCRE Lending nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against CCRE Lending for any losses or other claims in connection with the Certificates or the CCRE Mortgage Loans except in respect of the repurchase and substitution obligations for Material Document Defects or the Material Breaches of representations and warranties made by CCRE Lending in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions.”

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

Review of Cantor Commercial Real Estate Lending, L.P. Mortgage Loans

Overview

CCRE Lending has conducted a review of the CCRE Mortgage Loans in connection with the securitization described in this prospectus. The review of the CCRE Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals (the “CCRE Deal Team”). The review procedures described below were employed with respect to all of the CCRE Mortgage Loans, except that certain review procedures were relevant only to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape

To prepare for securitization, members of the CCRE Deal Team created a data tape (the “CCRE Data Tape”) containing detailed loan-level and property-level information regarding each CCRE Mortgage Loan. The CCRE Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by CCRE Lending during the underwriting process. The CCRE Deal Team updated the information in the CCRE Data Tape with respect to the CCRE Mortgage Loans from time to time based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity and information otherwise brought to the attention of the CCRE Deal Team. The CCRE Data Tape was used by the CCRE Deal Team in providing the numerical information regarding the CCRE Mortgage Loans in this prospectus.

Data Comparison and Recalculation

CCRE Lending engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CCRE Lending relating to information in this prospectus regarding the CCRE Mortgage Loans. These procedures included:

●	comparing the information in the CCRE Data Tape against various source documents provided by CCRE Lending that are described above under “—Data Tape”;

●	comparing numerical information regarding the CCRE Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CCRE Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the CCRE Mortgage Loans disclosed in this prospectus.

Legal Review

CCRE Lending engaged various law firms to conduct certain legal reviews of the CCRE Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each CCRE Mortgage Loan originated by CCRE Lending, origination counsel (or, with respect to the Purchased Loan, in-house counsel) prepared a loan summary that sets forth salient loan terms and summarizes material deviations from CCRE Lending’s standard form loan documents. In addition, origination counsel for each CCRE Mortgage Loan (or, with respect to the Purchased Loan, in-house counsel) reviewed CCRE Lending’s representations and warranties set forth on Annex E-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the CCRE Mortgage Loans. Such assistance included, among other things, a review of (i) due diligence questionnaires completed by origination counsel and (ii) exceptions to representations and warranties compiled by origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each CCRE Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each CCRE Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions.

CCRE Lending prepared, and reviewed with originating counsel and/or securitization counsel, the loan summaries for those of the CCRE Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the CCRE Mortgage Loans included in the next 5 largest Mortgage Loans in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Significant Loan Summaries” in Annex B this prospectus.

Other Review Procedures

In connection with the origination of each CCRE Mortgage Loan, CCRE Lending (or, with respect to the Purchased Loan, the originator) conducted a search with respect to each borrower under the related CCRE Mortgage Loan to determine whether it filed for bankruptcy. With respect to any material pending litigation that existed at the origination of any CCRE Mortgage Loan, CCRE Lending requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If CCRE Lending became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a CCRE Mortgage Loan, CCRE Lending obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the CCRE Mortgage Loans originated by CCRE Lending, the CCRE Deal Team also consulted with the applicable CCRE Mortgage Loan origination team (and, with respect to the Purchased Loan, a CCRE Mortgage Loan origination team underwrote such CCRE Mortgage Loan) to confirm that the CCRE Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—The Originators—Cantor Commercial Real Estate Lending, L.P.” below. See “—The Originators—Cantor Commercial Real Estate Lending, L.P.—Exceptions to Underwriting Criteria” below.

Findings and Conclusions

Based on the foregoing review procedures, CCRE Lending determined that the disclosure regarding the CCRE Mortgage Loans in this prospectus is accurate in all material respects. CCRE Lending also determined that the CCRE Mortgage Loans were originated in accordance with CCRE Lending’s origination procedures and underwriting criteria. CCRE Lending attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Repurchase Requests

CCRE Lending most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 12, 2016. CCRE Lending’s Central Index Key is 0001558761. With respect to the period from and including October 1, 2011 to and including June 30, 2016, CCRE Lending did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CCRE Lending nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization.

Rialto Mortgage Finance, LLC

General

Rialto Mortgage Finance, LLC, a Delaware limited liability company formed in April 2013 (“Rialto”), a Sponsor and an originator, is wholly-owned by Rialto Capital Management, LLC, a Delaware limited liability company that was formed in January 2009. The executive offices of Rialto are located at 600 Madison Avenue, 12th Floor, New York, New York 10022.

Citibank, N.A. (the Certificate Administrator, an Outside Certificate Administrator and an affiliate of the Depositor, Citigroup Global Markets Inc., one of the underwriters, and CGMRC, a Sponsor and an originator) provides warehouse financing to Rialto through a repurchase facility. Six (6) of the Rialto Mortgage Loans that Rialto will transfer to the Depositor, with an aggregate principal balance of approximately $103,705,463 as of the Cut-off Date and representing approximately 13.7% of the Initial Pool Balance, are (or are expected to be prior to the Closing Date) subject to that repurchase facility. If such is the case at the time the Certificates are issued, then Rialto will use the proceeds from its sale of such Rialto Mortgage Loans to the Depositor to, among other things, acquire the Rialto Mortgage Loans warehoused from Citibank, N.A., respectively, clear of any liens.

Rialto’s Securitization Program

As a Sponsor, Rialto originates and acquires commercial real estate mortgage loans with a general focus on stabilized income-producing properties. All of the Mortgage Loans being sold to the Depositor by Rialto (the “Rialto Mortgage Loans”) were originated by Rialto other than the Mortgage Loan secured by the Marriott Hilton Head Resort & Spa Mortgaged Property, which was originated by Rialto and CGMRC. This is the thirty-fourth (34th) commercial real estate debt investment securitization to which Rialto is contributing commercial real estate debt investments. The commercial real estate debt investments originated and acquired by Rialto may include mortgage loans, mezzanine loans, B notes, participation interests, rake bonds, subordinate mortgage loans and preferred equity investments. Rialto securitized approximately $712 million, $1.49 billion and $2.41 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2013, 2014 and 2015, respectively.

Neither Rialto nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against Rialto for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of representations and warranties made by Rialto in the applicable Mortgage Loan Purchase Agreement as described under “Description of the Mortgage Pool—Cures, Repurchases and Substitutions” in this prospectus.

Review of Rialto Mortgage Loans

Overview

Rialto has conducted a review of each of the Rialto Mortgage Loans. This review was performed by a team comprised of real estate and securitization professionals who are employees of Rialto or one or more of its affiliates (the “Rialto Review Team”). The review procedures described below were employed with respect to the

Rialto Mortgage Loans. No sampling procedures were used in the review process. Rialto is the Sponsor with respect to the Rialto Mortgage Loans, including the Rialto Marriott Hilton Head Resort & Spa Note.

Set forth below is a discussion of certain current general guidelines of Rialto generally applicable with respect to Rialto’s underwriting analysis of multifamily and commercial real estate properties which serve as the direct or indirect source of repayment for commercial real estate debt originated or acquired by Rialto. All or a portion of the underwriting guidelines described below may not be applied exactly as described below at the time a particular asset is originated by Rialto.

Database

To prepare for securitization, members of the Rialto Review Team reviewed a database of loan-level and property-level information relating to the Rialto Mortgage Loans. The database was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental assessment reports, property condition reports, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Rialto Review Team during the underwriting process. Prior to securitization of the Rialto Mortgage Loans, the Rialto Review Team may have updated the information in the database with respect to the Rialto Mortgage Loans based on updates provided by the related servicer which may include information relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Rialto Review Team, to the extent such updates were provided to, and deemed material by, the Rialto Review Team. Such updates, if any, were not intended to be, and do not serve as, a re-underwriting of the Rialto Mortgage Loans.

A data tape (the “Rialto Data Tape”) containing detailed information regarding the Rialto Mortgage Loans was created from the information in the database referred to in the prior paragraph. The Rialto Data Tape was used to provide the numerical information regarding the Rialto Mortgage Loans in this prospectus.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Hilton Head Resort & Spa, which is part of a Loan Combination that was co-originated with CGMRC, the Rialto Data Tape (and not the CGMRC Data File) was used to provide numerical information regarding both the CGMRC Mortgage Loan and the Rialto Mortgage Loan comprising such Mortgage Loan in this prospectus.

Data Comparison and Recalculation

Rialto engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by Rialto, relating to information in this prospectus regarding the Rialto Mortgage Loans. These procedures included:

●	comparing the information in the Rialto Data Tape against various source documents provided by Rialto;

●	comparing numerical information regarding the Rialto Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Rialto Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Rialto Mortgage Loans disclosed in this prospectus.

Legal Review

Rialto engaged legal counsel to conduct certain legal reviews of the Rialto Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization described in this prospectus, Rialto’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Rialto’s origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization transaction to assist in the review of the Rialto Mortgage Loans. Such assistance included, among other things, (i) a review of certain of Rialto’s asset summary reports, (ii) the review of the representation and warranties and exception reports referred to above relating to the Rialto Mortgage Loans prepared by origination counsel, (iii) the review of, and assistance in the completion by the Rialto Review Team of, a Due Diligence Questionnaire relating to the Rialto Mortgage Loans and (iv) the review of certain provisions in loan documents with respect to certain of the Rialto Mortgage Loans.

Other Review Procedures

The Rialto Review Team, with the assistance of counsel engaged in connection with this securitization transaction, also reviewed each Rialto Mortgage Loan to determine whether it materially deviated from the underwriting guidelines set forth under “—The Originators—Rialto Mortgage Finance, LLC—Rialto’s Underwriting Standards and Loan Analysis” below.

Findings and Conclusions

Based on the foregoing review procedures, Rialto determined that the disclosure regarding the Rialto Mortgage Loans in this prospectus is accurate in all material respects. Rialto also determined that the Rialto Mortgage Loans were not originated with any material exceptions from Rialto’s underwriting guidelines and procedures. Rialto attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution

Rialto will perform a review of any Rialto Mortgage Loan that it elects to substitute for a Rialto Mortgage Loan in the pool in connection with a Material Breach or a Material Document Defect. Rialto, and if appropriate its legal counsel, will review the Mortgage Loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement (the “Qualification Criteria”). Rialto will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Rialto and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Rialto to render any tax opinion required in connection with the substitution.

Repurchase Requests

Rialto most recently filed a Form ABS-15G on February 3, 2016. Rialto’s Central Index Key number is 0001592182. With respect to the period from and including April 1, 2013 to and including June 30, 2016, Rialto does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Rialto Mortgage and Rialto Capital Advisors, LLC, the Special Servicer, are affiliates of the entity that (i) is anticipated to purchase the Class X-E, Class X-F, Class X-G, Class E, Class F and Class G Certificates and to receive the Class S Certificates on the Closing Date and (ii) is expected to be appointed as the initial Controlling Class Representative. Except as described above, neither Rialto Mortgage nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization. However, Rialto Mortgage or its affiliates may retain or own in the future certain Classes of Certificates. Any such party will have the right to dispose of such Certificates at any time.

Compensation of the Sponsors

In connection with the offering and sale of the Certificates contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount equal to the excess, if any, of:

(a)       the sum of any proceeds received from the sale of the Certificates to investors and the sale of servicing rights to Midland Loan Services, a Division of PNC Bank, National Association for the master servicing of the Mortgage Loans and primary servicing of certain of the Serviced Loans, over

(b)       the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the Certificates as described in this prospectus.

The mortgage servicing rights were sold to the Master Servicer for a price based on the value of the Servicing Fee to be paid to the Master Servicer with respect to each Mortgage Loan and the value of the right to earn income on investments on amounts held by the Master Servicer with respect to the Mortgage Loans. The Master Servicer will also purchase the primary servicing rights for any Serviced Companion Loan.

The Originators

Citigroup Global Markets Realty Corp., Barclays Bank PLC, Cantor Commercial Real Estate Lending, L.P. and Rialto Mortgage Finance, LLC are referred to in this prospectus as the originators.

The information set forth in this prospectus concerning the originators and their underwriting standards has been provided by the originators.

Citigroup Global Markets Realty Corp.

Overview

CGMRC’s commercial mortgage loans are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CGMRC. Therefore, this general description of CGMRC’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process

The credit underwriting process for each CGMRC loan is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CGMRC. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self storage, multifamily and manufactured housing community properties.

A member of the CGMRC deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

The CGMRC deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CGMRC’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval

All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage and LTV Requirements

CGMRC’s underwriting standards generally require a minimum debt service coverage ratio (DSCR) of 1.20x and a maximum loan-to-value ratio (LTV) of 80%. However these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CGMRC’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CGMRC determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned DSCR and LTV parameters.

Amortization Requirements

While CGMRC’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements

CGMRC may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CGMRC may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all CGMRC commercial mortgage loans.

Generally, CGMRC requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CGMRC Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy

The borrower is required to provide, and CGMRC or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Sponsor representation and warranty set forth in paragraph (6) on Annex E-1 to this prospectus without any exceptions that CGMRC deems material.

Property Insurance

CGMRC requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Sponsor representations and warranties in paragraphs (16) and (29) on Annex E-1 to this prospectus without any exceptions that CGMRC deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports

In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CGMRC Mortgage Loans, CGMRC generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CGMRC obtains an appraisal meeting the requirements described in the Sponsor representation and warranty set forth in paragraph (41) on Annex E-1 to this prospectus without any exceptions that CGMRC deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CGMRC generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CGMRC. CGMRC or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CGMRC generally requires that the condition be addressed in a manner that complies with the Sponsor representation and warranty set forth in paragraph (40) on Annex E-1 to this prospectus without any exceptions that CGMRC deems material.

Property Condition Report

CGMRC generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CGMRC. CGMRC or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CGMRC often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing

Interim servicing for all CGMRC loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CGMRC, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Co-Originations

From time to time, CGMRC originates mortgage loans or loan combinations together with other financial institutions. The resulting mortgage loans or loan combinations are evidenced by two or more promissory notes, at least one of which will reflect CGMRC as the payee. CGMRC has in the past deposited, and may in the future deposit, such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past deposited and may in the future deposit, such promissory notes for which they are named payee into other securitization trusts. The CGMRC Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 80 Park Plaza, representing approximately 6.6% of the Initial Pool Balance, is part of a Loan Combination that was co-originated with Ladder Capital Finance LLC. The CGMRC Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Hilton Head Resort & Spa (which, together with the co-originated Rialto Mortgage Loan that is part of the same Loan Combination, represents approximately 4.0% of the Initial Pool Balance), is part of a Loan Combination that was co-originated with Rialto. Each of the 80 Park Plaza Loan Combination and the Marriott Hilton Head Resort & Spa Loan Combination, was co-originated in accordance with the underwriting guidelines described above.

Exceptions to Underwriting Criteria

None of the CGMRC Mortgage Loans have exceptions to the related underwriting criteria.

Barclays Bank PLC

Barclays’ Underwriting Guidelines and Processes

After review and participation in the pre-closing due diligence and closing process by Barclays, each of the Barclays Mortgage Loans was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines. For additional information with respect to exceptions to the underwriting guidelines, see “—Exceptions to Barclays’ Disclosed Underwriting Guidelines” below. Barclays originates mortgage loans principally for securitization.

General

Barclays originates commercial mortgage loans from its headquarters in New York and its West Coast office. Barclays also originates and acquires loans pursuant to table funding arrangements through third party origination platforms that have origination offices in additional locations. Bankers at Barclays and at table funded lenders focus on sourcing, structuring, underwriting and performing due diligence on their loans. Structured finance bankers work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans, including those originated by table funded lenders, must be approved by Barclays’ credit department, as described below under “—Loan Approval”.

With respect to certain mortgage loans, Barclays has delegated certain of its underwriting and origination functions to table funded lenders, subject to loan-by-loan oversight and ultimate review and approval by Barclays’ professionals. These functions were all performed in substantial accordance with the mortgage loan approval procedures described in this prospectus. In all cases, mortgage loans are documented on Barclays’ approved documentation.

Loan Analysis

Generally, Barclays performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of anti-money laundering or OFAC checks, as well as background checks and the analysis of its loan sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance loan underwriter. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to reduce the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $20 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval

All mortgage loans originated or table funded by Barclays must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio

Barclays’ underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan to value ratio, generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate, is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Barclays may vary from these guidelines.

Escrow Requirements

Generally, Barclays requires most borrowers to fund escrows for expenses such as taxes and insurance, capital expenses and replacement reserves, in some cases upon the occurrence of a trigger event. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated or acquired by Barclays are as follows (see Annex A for instances in which reserves were not taken):

●	Taxes – Typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Barclays may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where there is a low loan-to-value ratio or (iv) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade or creditworthy tenant is responsible for paying all insurance premiums, (iv) the mortgaged property is a single tenant property (or substantially leased to a single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that maintains property insurance for its portion of the mortgaged property), (v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Barclays relies on information provided by an independent engineer to make this determination.

Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade or creditworthy tenant is responsible for replacements under the terms of its lease, (ii) the mortgaged property is a single tenant property (or substantially leased to a single tenant) and the tenant repairs and maintains the mortgaged property (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that repairs and maintains its portion of the mortgaged property), (iii) where there is institutional sponsorship or a high net worth individual, (iv) where there is a low loan-to-value ratio or (v) any Escrow/Reserve Mitigating Circumstances.

●	Completion Repair/Environmental Remediation – Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Barclays generally requires that at least 100% – 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade or creditworthy party has agreed to take responsibility, and pay, for any required repair or remediation, (iii) the mortgaged property is a single tenant property (or substantially leased to a single tenant) and the tenant is responsible for the repairs, (iv) the amount recommended is less than $50,000, (v) a repair or replacement item that does not materially impact the function, performance or value of the property or (v) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the mortgaged property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated, (v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	For certain mortgage loans, Barclays requires reserves only upon the occurrence of certain trigger events, such as debt service coverage ratios or tenant-specific tests or occurrences.

●	Other Factors – Other factors that are considered in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Barclays may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Barclays’ evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the mortgaged property maintaining a specified debt service coverage ratio, (iv) Barclays has structured springing escrows that arise for identified risks, (v) Barclays has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) Barclays believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the mortgaged property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Servicing

Interim servicing for all loans originated or acquired by Barclays prior to securitization is typically performed by Wells Fargo Bank, National Association.

Co-Originations

From time to time, Barclays originates mortgage loans or loan combinations together with other financial institutions. The resulting mortgage loans or loan combinations are evidenced by two or more promissory notes, at least one of which will reflect Barclays as the payee. Barclays has in the past and may in the future deposit such promissory notes for which it is the named payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Briarwood Mall (which will be sold to the depositor by Barclays), representing approximately 8.6% of the Initial Pool Balance, is part of a loan combination that was co-originated by Barclays and Bank of America, N.A. The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 101 Hudson Street (which will be sold to the depositor by Barclays), representing approximately 7.4% of the Initial Pool Balance, is part of a loan combination that was co-originated by Barclays, Wells Fargo Bank, National Association and Bank of America, N.A. Each of these Mortgage Loans was underwritten by Barclays in accordance with the underwriting guidelines described above.

Exceptions to Barclays’ Disclosed Underwriting Guidelines

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 101 Hudson Street, representing approximately 7.4% of the Initial Pool Balance, two tenants, National Union Fire Insurance and Tullett Prebon Holdings Corp., are currently not in occupancy of 139,536 square feet and 37,387 square feet, respectively, (176,923 square feet in aggregate or 13.2% of net rentable area and 13.0% of the underwritten base rent) and were underwritten as occupied. Both tenants continue to pay rent in accordance with their lease terms and the unoccupied space represents 51.4% and 37.1%, respectively, of their leased space. No reserves are in place for the underwritten rent associated with the unoccupied space, which represents an exception to the underwriting guidelines for Barclays Bank PLC. Barclay Bank PLC’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the underwritten loan-to-value ratio, U/W NCF DSCR and U/W NCF Debt Yield are 51.8%, 3.68x and 11.6%, respectively, and excluding the income attributed to the dark National Union Fire Insurance and Tullett Prebon Holdings Corp. spaces, the U/W NCF DSCR and U/W NCF Debt Yield would be approximately 3.01x and 9.5%, respectively; (b) the Mortgaged Property has averaged 92.8% occupancy throughout the sponsor’s ownership since 2005; (c) the sponsor has demonstrated a strong ability to lease and re-lease the Mortgaged Property, evidenced by significant leasing momentum with 359,225 square feet (26.8% of net rentable area) signing new or renewal leases since 2015; (d) investment-grade rated tenants account for 58.1% of net rentable area and 53.0% of the underwritten base rent; (e) as of the second quarter 2016, the Mortgaged Property’s Waterfront office submarket reported a vacancy rate of 12.8% and experienced positive net absorption of 121,013 square feet; and (f) the sponsor, Mack-Cali Realty, L.P. (rated BB+/Ba1/BB+ by Fitch Ratings, Inc. (“Fitch”), Moody’s Investors Service, Inc. (“Moody’s”) and S&P Global Ratings (“S&P”)) is an experienced owner/operator, and as of June 30, 2016, owned or had interests in 262 properties, including 142 office and 109 flex properties, totaling approximately 29.0 million square feet. In addition, certain characteristics of the Mortgage Loan can be found in Annex A to this prospectus. Based on the foregoing, Barclays Bank PLC approved inclusion of the Mortgage Loan into this transaction.

Cantor Commercial Real Estate Lending, L.P.

Overview

CCRE Lending’s commercial mortgage loans (including the CCRE Mortgage Loans) are generally originated in accordance with the underwriting criteria described below; however, variations from these guidelines may be implemented as a result of various conditions, including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/loan sponsor, or any other pertinent information deemed material by CCRE Lending. Therefore, this general description of CCRE Lending’s underwriting standards is not intended as a representation that every CCRE Mortgage Loan complies entirely with all criteria set forth below.

Loan Analysis

The credit underwriting process for each CCRE Mortgage Loan is performed by a team comprised of real estate professionals that typically includes a senior member, originator, underwriter, transaction manager and loan closer. This team is required to conduct a thorough review of the related mortgaged property, which typically includes an examination of historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering.

A member of the CCRE Lending team or an agent of CCRE Lending is required to perform an inspection of the property as well as a review of the surrounding market area, including demand generators and competing properties, in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

The CCRE Lending team or an affiliate of CCRE Lending, along with a third party provider engaged by CCRE Lending, also performs a detailed review of the financial status, credit history and background of the borrower and certain key principals through financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the CCRE Lending team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CCRE Lending’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure in a manner to mitigate risks, resulting in features such as ongoing escrows or upfront reserves, letters of credit, lockboxes/cash management or guarantees. A complete credit committee package is prepared to summarize all of the above-referenced information.

Loan Approval

All commercial mortgage loans must be presented to one or more credit committees that consist of senior real estate and finance professionals of CCRE Lending and its affiliates among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended, request additional due diligence or loan structure, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio

CCRE Lending’s underwriting standards generally require a minimum debt service coverage ratio (“DSCR”) of 1.20x and maximum loan-to-value (“LTV”) ratio of 80%; however, these thresholds are guidelines and exceptions may be made on the merits of each loan. Certain properties may also be encumbered by subordinate debt secured by the related mortgaged property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower, which when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned parameters; namely, the DSCRs described above will be lower based on the inclusion of the payments related to such additional debt and the LTV ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

The aforementioned DSCR requirements pertain to the underwritten cash flow at origination and may not hold true for each CCRE Mortgage Loan as reported in this prospectus. Property and loan information is typically updated for securitization, including an update or re-underwriting of the property’s cash flow, which may reflect positive or negative developments at the property or in the market that have occurred since origination, possibly resulting in an increase or decrease in the DSCR.

Additional Debt

Certain mortgage loans may have, or permit in the future, certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that CCRE Lending or an affiliate thereof may be the lender on that additional subordinate debt and/or mezzanine debt.

Amortization Requirements

While CCRE Lending’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for an initial portion of the mortgage loan term; however, if the loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus will reflect a calculation on the future (larger) amortizing loan payment.

Assessments of Property Condition

As part of the underwriting process, the property assessments and reports described below will typically be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

●	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

●	Engineering Assessment. In connection with the origination process, in most cases it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by the originator in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long-term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

Title Insurance Policy

The borrower is required to provide, and CCRE Lending or its origination counsel will typically review, a title insurance policy for each property. The title insurance policies provided typically must be: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) issued such that protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) issued such that if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance

Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, CCRE Lending typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified as a special flood hazard area in the Federal Register by the Federal Emergency Management Agency. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained in the flood zone, and (iii) the maximum amount of insurance available under the National Flood Insurance Program, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In all (or substantially all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

The Mortgage Loan documents typically also require the borrower to maintain: (i) comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders; and (ii) business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the probable maximum loss (“PML”) or scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance

In connection with the origination of a commercial, multifamily or manufactured housing community mortgage loan, the originator will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, CCRE Lending may require an endorsement to the title insurance policy or the acquisition of law and ordinance or similar insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, CCRE Lending may require the borrower to remediate such violation and, subject to the discussion under “—Escrow Requirements” below, establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements

Based on the originator’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan originated by CCRE Lending. Furthermore, CCRE Lending may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, CCRE Lending may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, CCRE Lending may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated by CCRE Lending are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly.

●	Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, or (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, or (ii) if CCRE Lending determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve.

●	Tenant Improvement/Lease Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if CCRE Lending determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if CCRE Lending determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount typically equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if CCRE Lending determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the CCRE Mortgage Loans, please see Annex A to this prospectus.

Co-Originations

From time to time, CCRE Lending originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect CCRE Lending as the payee. CCRE Lending has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. The CCRE Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Potomac Mills, representing approximately 4.6% of the Initial Pool Balance, was co-originated with Société Générale, Barclays Bank PLC and Bank of America, N.A. The Potomac Mills Loan Combination was co-originated in accordance with the underwriting guidelines described above.

Exceptions to Underwriting Criteria

The CCRE Mortgage Loans were originated in accordance with the underwriting criteria set forth above.

Servicing

Interim servicing for all loans originated by CCRE Lending prior to securitization is typically performed by an unaffiliated third party such as Wells Fargo Bank, National Association or Midland Loan Services, a Division of PNC Bank, National Association. However, primary servicing may be occasionally retained by certain qualified subservicers under established sub-servicing agreements with CCRE Lending, which may be retained post-securitization. Otherwise, servicing responsibilities will be transferred from such third party servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing. From time to time, the original third party servicer may retain primary servicing.

Rialto Mortgage Finance, LLC

Rialto’s Underwriting Standards and Loan Analysis

Overview

Rialto is the Sponsor with respect to seven (7) Mortgage Loans. Rialto also co-sponsored the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Hilton Head Resort & Spa with CGMRC. Generally, Rialto performed an underwriting analysis with respect to each Mortgage Loan applicant and the related Mortgaged Property.

Set forth below is a discussion of certain current general guidelines of Rialto generally applicable with respect to Rialto’s underwriting analysis of multifamily and commercial real estate properties which serve as the direct or indirect source of repayment for commercial real estate debt originated or acquired by Rialto. All or a portion of the underwriting guidelines described below may not be applied exactly as described below at the time a particular asset is originated or acquired by Rialto.

Process and Loan Analysis

The underwriting process for each Rialto Mortgage Loan is performed by a transaction team comprised of real estate professionals that typically includes a loan originator and an underwriter subject to oversight by the members of the management team of Rialto. This team conducts a review of the related real property, which typically includes an examination of some or all of the following information, among other things, to the extent applicable and available: historical operating statements, rent rolls, certain tenant leases, real estate tax information, insurance policies and/or schedules and third party reports pertaining to appraisal, physical condition and environmental status. Each applicable report is reviewed for acceptability by Rialto or a third-party reviewer. The results of these reviews are incorporated into Rialto’s underwriting analysis. In some cases, certain of these documents may not be required or may not be reviewed due to the nature of the related real property. For instance, historical operating statements may not be available with respect to real property with limited operating history or that has been recently acquired by its current owner. In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and executed tenant leases would not be examined for certain property types (e.g., hospitality, self-storage, multifamily and manufactured housing community properties) although the forms of leases would typically be reviewed for certain of these property types.

Rialto also performs an underwriting analysis with respect to the borrower under each asset it originates. The underwriting analysis of the borrower may include a review of third-party credit reports and reports resulting from judgment, lien or bankruptcy searches. Borrowers are generally required to be single purpose entities (although exceptions may be made from time to time on a case-by-case basis) and, in some cases, other structural requirements may be imposed on the borrower which are intended to reduce the likelihood of the borrower becoming involved in a bankruptcy proceeding; however, there can be no assurance that any of these structural requirements will prevent a particular borrower from becoming involved in a bankruptcy proceeding.

After the compilation and review of all applicable documentation and other relevant considerations, the transaction team finalizes its detailed underwriting analysis of the real property’s cash flow in a manner generally consistent with Rialto’s underwriting guidelines. Determinations are also made regarding the implementation of appropriate transaction terms to address certain risks, which may result in the recommendation of certain additional structural features. A credit committee memorandum is prepared which summarizes the above referenced information and which is circulated to the credit committee for review.

Credit Approval

All assets originated by Rialto must be approved by one or more specified internal committees. After a review of the credit committee package and a discussion of the asset, a committee may approve a transaction as recommended, request additional due diligence, modify the transaction terms or decline a transaction entirely.

Debt Service Coverage Ratio

In connection with the origination of an asset, Rialto will analyze whether cash flow expected to be derived from the related real property will be sufficient to make the required payments under that transaction over its expected term, taking into account, among other things, revenues and expenses for, and other debt currently secured directly or indirectly by, or that in the future may be secured directly or indirectly by, the related real property. The debt service coverage ratio is an important measure of the likelihood of default on a particular asset. In general, the debt service coverage ratio at any given time is the ratio of—

●	the amount of income, net of expenses and required reserves, derived or expected to be derived from the related real property for a given period, to

●	the scheduled payments of principal and interest during that given period on the subject asset and any other loans that are secured by liens of senior or equal priority on, or otherwise have a senior or equal entitlement to be repaid from the income generated by, the related real property.

However, the amount described in the first bullet of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. Accordingly, based on such subjective assumptions and analysis, there can be no assurance that the underwriting analysis of any particular asset will conform to the foregoing in every respect or to any similar analysis which may be performed by other persons or entities. For example, when calculating the debt service coverage ratio for a particular asset, Rialto may utilize net cash flow that was calculated based on assumptions regarding projected rental income, expenses and/or occupancy. There is no assurance that such assumptions made with respect to any asset or the related real property will, in fact, be consistent with actual property performance.

Generally, the debt service coverage ratio for assets originated by Rialto, calculated as described above, will be subject to a minimum standard at origination (generally equal to or greater than 1.20x); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, the associated loan-to-value ratio (as described below), reserves or other factors. For example, Rialto may originate an asset with a debt service coverage ratio below the minimum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Loan-to-Value Ratio

Rialto also looks at the loan-to-value ratio of a prospective investment related to multifamily or commercial real estate as one of the factors it takes into consideration in evaluating the likelihood of recovery if a property is liquidated following a default. In general, the loan-to-value ratio of an asset related to multifamily or commercial real estate at any given time is the ratio, expressed as a percentage, of:

●	the then outstanding principal balance of the asset and any other loans that are secured (directly or indirectly) by liens of senior or equal priority on the related real property, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Generally, the loan-to-value ratio for assets originated by Rialto, calculated as described above, will be subject to a maximum standard at origination (generally less than or equal to 80%); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, debt service coverage, reserves or other factors. For example, Rialto may originate a multifamily or commercial real estate loan with a loan-to-value ratio above the maximum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Additional Debt

When underwriting an asset, Rialto will take into account whether the related real property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject asset. It is possible that Rialto or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it for investment or future sale.

The debt service coverage ratios at origination described above under “—Debt Service Coverage Ratio” and the loan-to-value ratios at origination described above under “—Loan-to-Value Ratio” may be significantly below the minimum standard and/or significantly above the maximum standard, respectively, when calculated taking into account the existence of additional debt secured directly or indirectly by equity interests in the related borrower.

Assessments of Property Condition

As part of the origination and underwriting process, Rialto will analyze the condition of the real property for a prospective asset. To aid in that analysis, Rialto may, subject to certain exceptions, inspect or retain a third party to inspect the property which, depending on the property type, such inspections generally include an evaluation of one or more of the following: functionality, design, attractiveness, visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas and generally assess the submarket in which the property is located, which may include evaluating competitive or comparable properties and will in most cases obtain the property reports described below.

Appraisal Report

Rialto will in most cases obtain an appraisal or an update of an existing appraisal from an independent appraiser that is state certified, belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. The appraisal reports are conducted in accordance with the Uniform Standards of Professional Appraisal Practices and the appraisal report (or a separate letter accompanying the report) will include a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, were followed in preparing the appraisal report.

Environmental Report

Rialto requires that an environmental consultant prepare a Phase I environmental report or that an update of a prior environmental report, a transaction screen or a desktop review is prepared with respect to the real property related to the asset. Alternatively, Rialto may forego an environmental report in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Depending on the findings of the initial environmental report, Rialto may require additional record searches or environmental testing, such as a Phase II environmental report with respect to the subject real property. In certain cases where an environmental report discloses the existence of, or potential for, adverse environmental conditions, including as a result of the activities of identified tenants, adjacent property owners or previous owners of the subject real property, the related borrower may be required to establish operations and maintenance plans, monitor the real property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or environmental insurance policies.

Engineering Report

Rialto generally requires that an engineering firm inspect the real property related to the asset to assess and prepare a report regarding the structure, exterior walls, roofing, interior structure, mechanical systems and/or electrical systems. In some cases, engineering reports are based on, and limited to, information available through visual inspection. Rialto will consider the engineering report in connection with determining whether to address any recommended repairs, corrections or replacements in connection with origination and whether any identified deferred maintenance should be addressed in connection with origination. In some cases, Rialto uses conclusions in the engineering reports in connection with making a determination about the necessity for escrows related to repairs and the continued maintenance of the real property.

Seismic Report

If the real property related to an asset consists of improvements located in seismic zones 3 or 4, Rialto generally requires a seismic report from an engineering firm to establish the probable maximum or bounded loss for the improvements at the property as a result of an earthquake. Generally, if a seismic report concludes that the related real property is estimated to have a probable maximum loss or scenario expected loss in excess of 20%, Rialto may require retrofitting of the improvements or that the borrower obtain earthquake insurance if available at a commercially reasonable price.

Zoning and Building Code Compliance

In connection with the origination of an asset related to multifamily or commercial real estate, Rialto will generally obtain one or more of the following to consider whether the use and occupancy of the related real property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property: zoning reports, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower. In cases where the real property constitutes a legal nonconforming use or structure, Rialto may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) the real property, if permitted to be repaired or restored in conformity with current law, would in Rialto’s judgment constitute adequate security, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring, (iv) a variance or other similar change in applicable zoning restrictions is potentially available, or the applicable governing entity is unlikely to enforce the related limitations, (v) casualty insurance proceeds together with the value of any additional collateral are expected to be available in an amount estimated by Rialto to be sufficient to pay off all relevant indebtedness in full, and/or (vi) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Escrow Requirements

Based on its analysis of the related real property, the borrower and the principals of the borrower, Rialto may require a borrower to fund various escrows for taxes, insurance, capital expenses, replacement reserves, re-tenanting reserves, environmental remediation and/or other matters. Rialto conducts a case-by-case analysis to determine the need for a particular escrow or reserve. Consequently, the underlying documents for some assets do not contain provisions requiring the establishment of escrows and reserves, or only require the establishment of escrows and reserves in limited amounts and/or circumstances. Furthermore, where escrows or reserves are required, Rialto may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Rialto may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Rialto’s evaluation of the ability of the real property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Notwithstanding the foregoing discussion, Rialto may originate or acquire, and may have originated or acquired, real estate related loans and other investments that vary from, or do not comply with, Rialto’s underwriting guidelines as described in this prospectus and/or such underwriting guidelines may not have been in place or may have been in place in a modified version at the time Rialto or its affiliates originated or acquired certain assets. In addition, in some cases, Rialto may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating factors.

Servicing

Interim servicing for Rialto Mortgage Loans prior to securitization is performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with Rialto, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) on the securitization Closing Date. From time to time, the interim servicer may retain primary servicing.

Co-Originations

From time to time, Rialto originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Rialto as the payee. Rialto has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. The Rialto Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Hilton Head Resort & Spa (which, together with the co-originated CGMRC Mortgage Loan that is part of the same Loan Combination, represents approximately 4.0% of the Initial Pool Balance), was co-originated with Citigroup Global Markets Realty Corp. The Marriott Hilton Head Resort & Spa Loan Combination was co-originated in accordance with the underwriting guidelines described above.

Exceptions to Underwriting Criteria

Rialto’s Mortgage Loans were originated without any exceptions to Rialto’s underwriting criteria described above.

The Depositor

Citigroup Commercial Mortgage Securities Inc. is the depositor with respect to the Issuing Entity (in such capacity, the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on July 17, 2003 for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trusts in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates, in addition to other related activities. The principal executive offices of the Depositor are located at 390 Greenwich Street, New York, New York 10013. The telephone number is (212) 816-5343.

The Depositor is an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc., an affiliate of CGMRC, a Sponsor and an originator, an affiliate of Citibank, N.A., the Certificate Administrator, certificate registrar and paying agent, and an affiliate of Citigroup Global Markets Inc., one of the underwriters.

Since the Depositor’s incorporation in 2003, it has been engaged in the securitization of commercial and multifamily mortgage loans and in acting as depositor of one or more trusts formed to issue commercial mortgage pass-through certificates that are secured by or represent interests in, pools of mortgage loans. The Depositor generally acquires the commercial and multifamily mortgage loans from CGMRC or another of its affiliates or from another seller of commercial and multifamily mortgage loans, in each case in privately negotiated transactions.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

On the Closing Date, the Depositor will acquire the Mortgage Loans from each Mortgage Loan Seller and will simultaneously transfer them, without recourse, to the Trustee for the benefit of the Certificateholders. After establishing the Issuing Entity, the Depositor will have minimal ongoing duties with respect to the Certificates and the Mortgage Loans. The Depositor’s ongoing duties will include: (i) appointing a successor Trustee or Certificate Administrator in the event of the removal of the Trustee or Certificate Administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the Custodian any document that comes into the Depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan, (iv) upon discovery of a breach of any of the representations and warranties of the Master Servicer, the Special Servicer or the Operating Advisor which materially and adversely affects the interests of the Certificateholders, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the Certificates to the Certificate Administrator to the extent necessary to perform REMIC tax administration, (vi) indemnifying the Issuing Entity, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising (a) from the Depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the Pooling and Servicing Agreement or by reason of negligent disregard of its obligations and duties under the Pooling and Servicing Agreement, or (b) as a result of the breach by the Depositor of any of its obligations or duties under the Pooling and Servicing Agreement, (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and Current Reports on Form 8-K required to be filed by the Issuing Entity and (viii) mailing the notice of a succession of the Trustee or the Certificate Administrator to all Certificateholders.

Neither the Depositor nor any of its affiliates will insure or guarantee distributions on the Certificates.

The Issuing Entity

The Issuing Entity, Citigroup Commercial Mortgage Trust 2016-C3, is a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement. The only activities that the Issuing Entity may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of Defaulted Mortgage Loans and REO Property, issuing the Certificates, making distributions, providing reports to certificateholders and other activities described in this prospectus. Accordingly, the Issuing Entity may not issue securities other than the Certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments. The Issuing Entity may not lend or borrow money, except that the Master Servicer and the Trustee may make advances of delinquent monthly debt service payments to the Issuing Entity, and the Master Servicer, the Special Servicer and the Trustee may make servicing advances, to the Issuing Entity, but in each case only to the extent it deems such advances to be recoverable from the related Mortgage Loan; such advances are intended to provide liquidity, rather than credit support. The Pooling and Servicing Agreement may be amended as set forth under “The Pooling and Servicing Agreement—Amendment”. The Issuing Entity administers the Mortgage Loans through the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Operating Advisor, except that any Outside Serviced Mortgage Loan is being serviced and administered pursuant to the Outside Servicing Agreement. A discussion of the duties of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Operating Advisor, including any discretionary activities performed by each of them, is set forth under “—The Trustee,” “—The Certificate Administrator,” “—Servicers—The Master Servicer”, “—Servicers—The Special Servicer,” “—Servicers—The Outside Servicers and the Outside Special Servicers,” “—The Operating Advisor,” “Description of the Certificates” and “The Pooling and Servicing Agreement”.

The only assets of the Issuing Entity other than the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable) are the Distribution Account and other accounts maintained pursuant to the Pooling and Servicing Agreement and the short-term investments in which funds in the Distribution Account and other accounts are invested. The Issuing Entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable), and the other activities described in this prospectus, and indemnity obligations to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Operating Advisor and various related persons. The fiscal year of the Issuing Entity is the calendar year. The Issuing Entity has no executive officers or board of directors and acts through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer.

The Depositor will be contributing the Mortgage Loans to the Issuing Entity. The Depositor will be purchasing the Mortgage Loans from the Sponsors, as described under “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery” and “—Cures, Repurchases and Substitutions”.

Since the Issuing Entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”.

The Trustee

Deutsche Bank Trust Company Americas (“DBTCA”), a New York banking corporation, will act as trustee (in such capacity, the “Trustee”) and custodian on behalf of the Trustee (in such capacity, the “Custodian”) under the Pooling and Servicing Agreement.

DBTCA is a New York banking corporation with its offices located at 1761 East St. Andrew Place, Santa Ana, California 92705-4934, Attention: Trust Administration—CGCMT 2016-C3, and its telephone number is (714) 247-6000.

DBTCA and its affiliates have provided corporate trust services since 1991. DBTCA and its affiliates have previously been appointed to the role of trustee for over 1,900 mortgage-backed transactions and have significant experience in this area.

DBTCA will also act as custodian of the mortgage files for the Mortgage Loans pursuant to the Pooling and Servicing Agreement. DBTCA and its affiliates have performed this custodial role in numerous mortgage-backed transactions since 1991. DBTCA will maintain the mortgage files in secure, fire-resistant facilities. DBTCA will not physically segregate the mortgage files for the Mortgage Loans from other mortgage files in DBTCA’s custody but will keep them in shared facilities. However, DBTCA’s proprietary document tracking system will show the location within DBTCA’s facilities of each mortgage file and will show that the Mortgage Loan documents are held on behalf of the Issuing Entity.

In its capacity as trustee on commercial mortgage securitizations, DBTCA is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, DBTCA, in its capacity as trustee, has not been required to make an advance on a domestic CMBS transaction.

DBTCA and Deutsche Bank National Trust Company (“DBNTC”) have been sued by investors in civil litigation concerning their role as trustees of certain residential mortgage-backed securities (“RMBS”) trusts.

On June 18, 2014, a group of investors, including funds managed by Blackrock Advisors, LLC, PIMCO-Advisors, L.P., and others, filed a derivative action against DBNTC and DBTCA in New York State Supreme Court purportedly on behalf of and for the benefit of 544 private-label RMBS trusts asserting claims for alleged violations of the U.S. Trust Indenture Act of 1939 (“TIA”), breach of contract, breach of fiduciary duty and negligence based on DBNTC and DBTCA’s alleged failure to perform their duties as trustees for the trusts. Plaintiffs subsequently dismissed their state court complaint and filed a derivative and class action complaint in the U.S. District Court for the Southern District of New York on behalf of and for the benefit of 564 private-label RMBS trusts, which substantially overlapped with the trusts at issue in the state court action. The complaint alleges that the trusts at issue have suffered total realized collateral losses of U.S. $89.4 billion, but the complaint does not include a demand for money damages in a sum certain. DBNTC and DBTCA filed a motion to dismiss, and on January 19, 2016, the court partially granted the motion on procedural grounds: as to the 500 trusts that are governed by pooling and servicing agreements, the court declined to exercise jurisdiction. The court did not rule on substantive defenses asserted in the motion to dismiss. On March 22, 2016, plaintiffs filed an amended complaint in federal court. In the amended complaint, plaintiffs assert claims in connection with 62 trusts governed by indenture agreements. The amended complaint alleges that the trusts at issue have suffered total realized collateral losses of U.S. $9.8 billion, but the complaint does not include a demand for money damages in a sum certain. DBNTC and DBTCA filed a motion to dismiss the amended complaint on July 15, 2016. On August 15, 2016, plaintiffs filed their opposition to the motion to dismiss. On September 2, 2016, DBNTC and DBTCA filed a reply in support of their motion to dismiss. Discovery is ongoing.

On March 25, 2016, the BlackRock plaintiffs filed a state court action against DBTCA in the Superior Court of California, Orange County with respect to 513 trusts. On May 18, 2016, plaintiffs filed an amended complaint with respect to 465 trusts, and included DBNTC as an additional defendant. The amended complaint asserts three causes of action: breach of contract; breach of fiduciary duty; and breach of the duty to avoid conflicts of interest. plaintiffs purport to bring the action on behalf of themselves and all other current owners of certificates in the 465 trusts. The amended complaint alleges that the trusts at issue have suffered total realized collateral losses of U.S. $75.7 billion, but does not include a demand for money damages in a sum certain. On August 22, 2016, DBNTC and DBTCA filed a demurrer as to plaintiffs’ breach of fiduciary duty cause of action and breach of the duty to avoid conflicts of interest cause of action and motion to strike as to plaintiffs’ breach of contract cause of action. On September 12, 2016, plaintiffs filed oppositions to the demurrer and motion to strike of DBNTC and DBTCA. On October 3, 2016, DBNTC and DBTCA filed replies in further support of their demurrer and motion to strike. On October 18, 2016, the court granted DBNTC and DBTCA’s demurrer, providing plaintiffs with thirty days’ leave to amend, and denied DBNTC and DBTCA’s motion to strike. Discovery is ongoing.

On December 30, 2015, IKB International, S.A. in Liquidation and IKB Deutsche Industriebank A.G. (collectively, “IKB”), as an investor in 37 RMBS trusts, filed a summons with notice in the Supreme Court of the State of New York, New York County, against DBNTC and DBTCA as trustees of the trusts. On May 27, 2016, IKB served its complaint asserting claims for breach of contract, breach of fiduciary duty, breach of duty to avoid conflicts of interest, violation of New York’s Streit Act, violation of the U.S. Trust Indenture Act of 1939, violation of Regulation AB, and violation of Section 9 of the Uniform Commercial Code. IKB alleges that DBNTC and DBTCA are liable for over U.S. $268 million in damages. On October 5, 2016, DBNTC and DBTCA, together with several other trustees defending lawsuits by IKB, filed a joint motion to dismiss.

It is DBTCA’s belief that it has no pending legal proceedings (including, based on DBTCA’s present evaluation, the litigation disclosed in the foregoing paragraphs) that would materially affect its ability to perform its duties as Trustee under the Pooling and Servicing Agreement.

The foregoing information set forth under this “—The Trustee” heading has been provided by DBTCA.

The responsibilities of the Trustee are set forth in the Pooling and Servicing Agreement. A discussion of the role of the Trustee and its continuing duties, including: (1) any actions required by the Trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the Trustee to take action, (2) limitations on the Trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, (3) any indemnification provisions that entitle the Trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and (4) any contractual provisions or understandings regarding the Trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one Trustee to another Trustee will be paid, is set forth in this prospectus under “The Pooling and Servicing Agreement”.

For a description of any material affiliations, relationships and related transactions between the Trustee and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The Trustee will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Trustee under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Trustee’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Citibank, N.A., a national banking association (“Citibank”), will act as the certificate administrator (in such capacity, the “Certificate Administrator”) under the Pooling and Servicing Agreement. The Certificate Administrator will also be the REMIC administrator and the 17g-5 Information Provider under the Pooling and Servicing Agreement. The corporate trust office of Citibank responsible for administration of the Issuing Entity is located at 388 Greenwich Street, 14th Floor, New York, New York 10013, Attention: Global Transaction Services – CGCMT 2016-C3 and the office for certificate transfer services is located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Global Transaction Services – CGCMT 2016-C3.

Citibank is a wholly owned subsidiary of Citigroup Inc., a Delaware corporation. Citibank performs as certificate administrator through the Agency and Trust line of business, which is part of the Global Transaction Services division. Citibank has primary corporate trust offices located in both New York and London. Citibank is a leading provider of corporate trust services offering a full range of agency, fiduciary, tender and exchange, depositary and escrow services. As of the end of the third quarter of 2016, Citibank’s Agency and Trust group managed in excess of $5.1 trillion in fixed income and equity investments on behalf of approximately 2,500 corporations worldwide. Since 1987, Citibank’s Agency and Trust group has provided trustee services for asset-backed securities containing pool assets consisting of airplane leases, auto loans and leases, boat loans, commercial loans, commodities, credit cards, durable goods, equipment leases, foreign securities, funding agreement backed note programs, truck loans, utilities, student loans and commercial and residential mortgages.

As of the end of the third quarter of 2016, Citibank acted as trustee, certificate administrator and/or paying agent for approximately 85 transactions backed by commercial mortgages with an aggregate principal balance of approximately $94.0 billion. The depositor, the underwriters, the initial purchasers, the master servicer, the special servicer, the trustee, the custodian the operating advisor and the asset representations reviewer may maintain banking and other commercial relationships with Citibank and its affiliates.

Under the terms of the Pooling and Servicing Agreement, Citibank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. An analyst will also be responsible for the timely delivery of reports to the administration unit for processing all cash flow items. As Certificate Administrator, Citibank is also responsible for the preparation and filing of all Trust REMIC tax returns and Grantor Trust tax returns on behalf of the Issuing Entity. In the past three years, Citibank has not made material changes to the policies and procedures of its securities administration services for commercial mortgage-backed securities.

There have been no material changes to Citibank’s policies or procedures with respect to its commercial mortgage-backed trustee or securities administration function other than changes required by applicable laws. In the past three years, Citibank has not materially defaulted in its trustee or securities administration obligations under any pooling and servicing agreement or caused an early amortization or other performance triggering event because of the performance by Citibank as trustee or securities administrator with respect to commercial mortgage-backed securities.

Citibank is acting as Certificate Administrator of this CMBS transaction. In the ordinary course of business, Citibank is involved in a number of legal proceedings, including in connection with its role as trustee of certain RMBS transactions. On June 18, 2014, a civil action was filed against Citibank in the Supreme Court of the State of New York by a group of investors in 48 private-label RMBS trusts for which Citibank serves or did serve as trustee, asserting claims for purported violations of the U.S. Trust Indenture Act of 1939, breach of contract, breach of fiduciary duty and negligence based on Citibank’s alleged failure to perform its duties as trustee for the 48 RMBS trusts. On November 24, 2014, plaintiffs sought leave to withdraw this action. On the same day, a smaller subset of similar plaintiff investors in 27 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee filed a new civil action against Citibank in the Southern District of New York asserting similar claims as the prior action filed in state court. In January 2015, the court closed plaintiff’s original state court action. Citibank’s motion to dismiss the federal complaint was fully briefed as of May 13, 2015. On September 8, 2015, the federal court dismissed all claims as to 24 of the 27 trusts and allowed certain of the claims to proceed as to the other three trusts. That case, involving the three remaining trusts, is pending.

On November 24, 2015, the same investors that brought the federal case brought a new civil action in the Supreme Court of the State of New York related to 25 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee. This case includes the 24 trusts previously dismissed in the federal action, and one additional trust. The investors asserted claims for breach of contract, breach of fiduciary duty, breach of duty to avoid conflicts of interest, and violation of New York’s Streit Act. Citibank’s motion to dismiss was fully briefed as of April 15, 2016. Following argument on Citibank’s motion to dismiss, plaintiffs filed an amended complaint on August 5, 2016. Citibank’s motion to dismiss the amended complaint was fully briefed on October 21, 2016. Citibank awaits a decision.

On August 19, 2015, the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for a financial institution filed a civil action against Citibank in the Southern District of New York. This action related to one private-label RMBS trust for which Citibank formerly served as trustee. The FDIC asserts claims for breach of contract, violation of New York’s Streit Act, and violation of the U.S. Trust Indenture Act of 1939. Citibank jointly briefed a motion to dismiss with The Bank of New York Mellon and U.S. Bank, entities that have also been sued by the FDIC in their capacity as trustee, and whose cases are also in front of Judge Carter. Defendants’ joint motion to dismiss was fully briefed as of March 22, 2016. On September 30, 2016, the court granted Citibank’s motion to dismiss the complaint without prejudice for lack of subject matter jurisdiction. On October 14, 2016, the FDIC filed a motion for reargument or relief from judgment from the Court’s dismissal order. On October 25, 2016, the court granted leave for defendants to file an opposition, which is due November 15, 2016.

There can be no assurances as to the outcome of litigation or the possible impact of litigation on the trustee or the RMBS trusts. However, Citibank denies liability and continues to vigorously defend against these litigations. Furthermore, neither the above-disclosed litigations nor any other pending legal proceeding involving

Citibank will materially affect Citibank’s ability to perform its duties as Certificate Administrator under the Pooling and Servicing Agreement for this CMBS transaction.

Neither Citibank nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that Citibank or one of its affiliates intends to purchase the Class R Certificates on the Closing Date. Citibank or its affiliates may, from time to time after the sale of the Certificates to investors on the Closing Date, acquire additional Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

The foregoing information set forth under this “—The Certificate Administrator” heading has been provided by Citibank.

For a description of any material affiliations, relationships and related transactions between the Certificate Administrator and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Certificate Administrator will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Certificate Administrator under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Certificate Administrator’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Servicers

General

Each of the Master Servicer (directly or through one or more sub-servicers (which includes the primary servicers)) and the Special Servicer will be required to service and administer the Serviced Loans for which it is responsible as described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

The Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”) will be the master servicer (the “Master Servicer”) and in this capacity will initially be responsible for the servicing and administration of the Mortgage Loans and any Serviced Loan Combinations for which it is responsible under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable loan seller. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMBS”) by S&P Global Ratings (“S&P”), Moody’s, Fitch Ratings, Inc. (“Fitch”), Morningstar Credit Ratings, LLC (“Morningstar”), DBRS, Inc. (“DBRS”) and Kroll Bond Rating Agency, Inc. (“KBRA”). Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar, and the highest rankings as a special servicer of real estate assets under U.S. CMBS transactions from S&P and Morningstar. For each category, S&P ranks Midland as “Strong” and Morningstar ranks Midland as “CS1”. Fitch ranks Midland as “1” as a master servicer and as a primary servicer, and “2+” as a special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the Pooling and Servicing Agreement.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of September 30, 2016, Midland was master and/or primary servicing approximately 28,725 commercial and multifamily mortgage loans with a principal balance of approximately $385 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 9,634 of such loans, with a total principal balance of approximately $144 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2013 to 2015.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2013	2014	2015

CMBS	$141	$157	$149
Other	$167	$179	$255
Total	$308	$336	$404

As of September 30, 2016, Midland was named the special servicer in approximately 237 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $116 billion. With respect to such transactions as of such date, Midland was administering approximately 75 assets with an outstanding principal balance of approximately $596 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS and other servicing transactions from 2013 to 2015.

Portfolio Size –Special Servicing	Calendar Year End (Approximate amounts in billions)
	2013	2014	2015

Total	$70	$85	$110

Midland may enter into one or more arrangements with any Directing Holder, any Controlling Class Representative, a Controlling Class Certificateholder, any directing certificateholder, any Outside Controlling Note Holder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the Special Servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the Special Servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as Special Servicer under the Pooling and Servicing Agreement and any related co-lender agreement and limitations on the right of such person to remove the Special Servicer.

Under the CGCMT 2016-P5 Pooling and Servicing Agreement, Midland is also the initial Outside Servicer of the College Boulevard Portfolio Loan Combination.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the Issuing Entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the Issuing Entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including Certificates in the secondary market.

Midland will acquire the right to act as Master Servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the Issuing Entity by the Mortgage Loan Sellers pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.0025%, but which may be reduced under certain circumstances as provided in the Pooling and Servicing Agreement.

Pursuant to certain interim servicing agreements between CCRE Lending and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain CCRE Mortgage Loans, including, prior to their inclusion in the Issuing Entity.

Pursuant to a primary servicing agreement between Berkeley Point Capital LLC, an affiliate of CCRE Lending, on the one hand, and Midland, on the other hand, Berkeley Point Capital LLC is expected to have full cashiering subservicing duties with respect to 1 of the CCRE Mortgage Loans, representing approximately 0.4% of the Initial Pool Balance, and is expected to receive a fee calculated at 0.0700% per annum for each such CCRE Mortgage Loan. In addition, pursuant to a limited subservicing agreement between Berkeley Point Capital LLC and Midland, Berkeley Point Capital LLC is expected to have certain limited subservicing duties consisting of performing inspections and collecting financial statements with respect to 6 CCRE Mortgage Loans (including the Hill7 Office Mortgage Loan prior to the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date), representing approximately 10.5% of the Initial Pool Balance, and is expected to receive a fee calculated at 0.0200% per annum for each such CCRE Mortgage Loan.

The foregoing information regarding Midland under the heading “—Servicers—The Master Servicer” has been provided by Midland.

The Master Servicer will have various duties under the Pooling and Servicing Agreement. Certain duties and obligations of the Master Servicer are described under “The Pooling and Servicing Agreement—General” and “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”. The Master Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Outside Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. The Master Servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “The Pooling and Servicing Agreement—Advances”.

The Master Servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, the Master Servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent Master Servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

Certain terms of the Pooling and Servicing Agreement regarding the Master Servicer’s removal or replacement, or resignation are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”, “—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waivers of Servicer Termination Events”.

The Master Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. The Master Servicer’s rights and obligations with respect to indemnification, and certain limitations on the Master Servicer’s liability under the Pooling and Servicing Agreement, are described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

For a description of any material affiliations, relationships and related transactions between the Master Servicer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Significant Primary Servicer

Berkeley Point Capital LLC

Berkeley Point Capital LLC, a Delaware limited liability company (“Berkeley Point”) will be appointed as primary servicer for the CCRE Mortgage Loan identified on Annex A to this prospectus as Fresenius Birmingham, representing approximately 0.4% of the Initial Pool Balance, and in such capacity, will be responsible for the primary servicing and administration of this Mortgage Loan. In addition, with respect to seven (7) CCRE Mortgage Loans representing approximately 11.4% of the Initial Pool Balance, Berkeley Point Capital LLC will have the right to assume limited subservicing duties consisting of performing inspections and collecting financial statements. Berkeley Point is an affiliate under common control with CCRE Lending, an originator and mortgage loan seller and Cantor Fitzgerald & Co., an underwriter.

The principal executive offices of Berkeley Point are located at 7700 Wisconsin Avenue, Suite 1100, Bethesda, Maryland 20814 and principal servicing office of Berkeley Point is located at One Beacon Street, 14th Floor, Boston, Massachusetts 02108 and its telephone number is (877) 526-3562.

Berkeley Point serves as primary servicer in various transactions and is rated as a primary servicer and special servicer. Current ratings are listed below.

Servicer Rating Type	Fitch	S&P	KBRA
Primary Servicer	CPS2	Above Average	Approved
Special Servicer	CSS3+	Average	Approved-multifamily

Berkeley Point, a wholly owned subsidiary of Cantor Commercial Real Estate, specializes in providing real estate financing for both commercial and multifamily properties. Together with its predecessor entities, Berkeley Point has originated and serviced commercial real estate loans for over 25 years. Directly or through its affiliates, Berkeley Point originates and acts as primary servicer for commercial and multifamily loans for properties across the United States through programs offered by Fannie Mae, Freddie Mac, Ginnie Mae/FHA, Life Companies, and CMBS. Berkeley Point is a Fannie Mae DUS™, Freddie Mac Program Plus® and MAP- and LEAN-approved FHA lender and servicer, and a Ginnie Mae Issuer. It has been named special servicer on five Freddie Mac K-Series securitizations, the first in 2009, one in each of 2013 and 2014, and two in 2015. In addition to its primary and special servicing assignments, Berkeley Point also provides limited servicing on CMBS loans originated directly or through an affiliate. The firm has offices located in Bethesda, Maryland, Boston, Massachusetts, Santa Monica, California, Irvine, California, Columbus, Ohio, Dallas, Texas, Seattle, Washington and St. Louis, Missouri.

As of September 30, 2016, Berkeley Point’s primary servicing portfolio was comprised of approximately 1915 loans with an aggregate outstanding principal balance of approximately $33.84 billion, of which Berkeley Point is the primary servicer through sub-servicing agreements with master servicers on 92 Freddie Mac K-Series securitizations for 341 loans with an approximate aggregate outstanding principal balance of approximately $8.63 billion, and 63 commercial mortgage loans with an aggregate outstanding principal balance of approximately $2.14 billion in other CMBS securitizations.

The following table sets forth information about the various pools of loans primarily serviced by Berkeley Point as of the dates indicated:

CMBS Pools	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 9/30/2016

Primary Serviced Portfolio By Approximate Aggregate Unpaid Principal Balance	$3.1 billion	$4.842 billion	$7.82 billion	$10.78 billion
By Number	46 pools (122 loans)	67 pools (177 loans)	99 pools (313 loans)	120 pools (404 loans)
Limited Subservicing Portfolio By Approximate Aggregate Unpaid Principal Balance			$14.05 billion	$15.10 billion
By Number			49 pools (830 loans)	55 pools (879 loans)

The commercial real estate loans that Berkeley Point originates and for which Berkeley Point provides servicing may include mortgage loans secured by the same types of income producing properties as those securing the underlying mortgage loans backing the series CGCMT 2016-C3 certificates. Accordingly, the assets that Berkeley Point services as well as assets originated and/or owned by it or its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth.

Berkeley Point has developed policies and procedures for the performance of its servicing obligations in compliance with applicable USAP and Regulation AB servicing standards. Berkeley Point uses the Enterprise! Servicing system and generally utilizes technology infrastructure to bolster and facilitate controls for compliance with pooling and servicing agreements, loan administration and procedures in workout/resolution and commercially appropriate standardization and automation to provide for improved accuracy, efficiency, transparency, monitoring and controls. Through its web portal, Portfolio Investor Insight®, Berkeley Point provides its investors access to data and reports for the loans that it services. Borrowers may also access monthly statements as well as current and historical loan information through a password protected website, Borrower Insight®.

Berkeley Point may from time to time engage consultants to perform property inspections and to provide asset management on certain properties. Berkeley Point does not have any material primary advancing obligations with respect to the CMBS pools as to which it is a primary servicer, and accordingly Berkeley Point does not believe that its financial condition will have any adverse effect on the performance of its duties under the series CGCMT 2016-C3 pooling and servicing agreement nor any material impact on the mortgage pool performance or the performance of the series CGCMT 2016-C3 certificates.

Berkeley Point will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, Berkeley Point may have custody of certain of such documents as necessary for the performance of its duties with respect to underlying Mortgage Loans or otherwise. To the extent that Berkeley Point has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

Berkeley Point is not an affiliate of the Sponsors, the issuing entity, the master servicer, the Trustee or any originator other than CCRE Lending and nor of any underwriter other than Cantor Fitzgerald & Co. Other than its relationship with the CCRE Lending and Cantor Fitzgerald & Co., L.P. (and indirectly any relationships of those two entities disclosed elsewhere in this prospectus), there are no specific relationships involving or relating to this transaction or the securitized mortgage loans between Berkeley Point or any of its affiliates, on the one hand, and the depositor, the Sponsors or the issuing entity, on the other hand, that currently exist or that existed during the past two (2) years. In addition, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from the subject securitization transaction – between Berkeley Point or any of its affiliates, on the one hand, and the depositor, the Sponsors or the issuing entity, on the other hand, that currently exist or that existed during the past two (2) years and that are material to an investor’s understanding of the series CGCMT 2016-C3 certificates.

No securitization transaction involving commercial or multifamily mortgage loans in which Berkeley Point is acting as primary or special servicer has experienced an event of default as a result of any action or inaction performed by Berkeley Point in such capacity. In addition, there has been no previous disclosure of material non-compliance with servicing criteria by Berkeley Point with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which Berkeley Point was acting as primary servicer or special servicer.

From time to time, Berkeley Point and its affiliates are parties to lawsuits and other legal proceedings by governmental authorities or other entities arising in the ordinary course of business. Berkeley Point does not believe that any such current lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to serve as servicer or be material to a series CGCMT 2016-C3 certificateholder.

Neither Berkeley Point nor any of its affiliates will retain any Certificates issued by the issuing entity or any other economic interest in this securitization.

The foregoing information regarding Berkeley Point under the heading “—Servicers—Significant Primary Servicer” has been provided by Berkeley Point.

Summary of Berkeley Point Primary Servicing Agreement

General. Berkeley Point has acquired the right to be appointed as the primary servicer of the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Fresenius Birmingham (the “BPC Primary Serviced Mortgage Loan”). Accordingly, Midland, as master servicer, and Berkeley Point, as primary servicer, will enter into a primary servicing agreement, dated as of November 1, 2016 (the “BPC Primary Servicing Agreement”). The primary servicing of the BPC Primary Serviced Mortgage Loan will be governed by the BPC Primary Servicing Agreement. The following summary describes certain provisions of the BPC Primary Servicing Agreement relating to the primary servicing and administration of the BPC Primary Serviced Mortgage Loan. The summary does not purport to be complete and is subject, and qualified in its entirety, by reference to the provisions of the BPC Primary Servicing Agreement.

Summary of Duties. With respect to the BPC Primary Serviced Mortgage Loan, Berkeley Point, as primary servicer, will be responsible for performing the primary servicing of the BPC Primary Serviced Mortgage Loan in a manner consistent with the Pooling and Servicing Agreement and the Servicing Standard. Primary servicing will include:

●	maintaining the servicing file and releasing files upon borrower request or payoff of such mortgage loan as approved by the master servicer;

●	(i) within 5 business days of receipt of a repurchase demand, reporting any such repurchase demand to the master servicer and forwarding a copy of such repurchase demand to the master servicer, (ii) within 5 business days of discovery or notice of a document defect or breach, notifying the master servicer in writing of any discovered document defect or breach of a mortgage loan representation, (iii) promptly providing the master servicer with any documentation in Berkeley Point’s possession reasonably requested by the master servicer and (iv) cooperating with the master servicer in pursuing its obligations to make a repurchase claim against the related mortgage loan seller;

●	collecting monthly payments and escrow and reserve payments and maintaining a segregated primary servicer collection account and applicable escrow and reserve accounts to hold such collections;

●	remitting to the master servicer on a timely basis monthly payments less any primary servicing fees, escrow and reserve payments and payments in the nature of additional servicing compensation due to Berkeley Point, as primary servicer;

●	preparing such reports, including a day one report, monthly remittance report and such other reports as reasonably requested by the master servicer from time to time;

●	collecting monthly and quarterly borrower reports, rent rolls and operating statements;

●	performing annual inspections of the related mortgaged property and providing inspection reports to the master servicer;

●	monitoring borrower insurance obligations on such loans and related specially serviced loans and obtaining such property level insurance when the borrower fails to maintain such insurance;

●	maintaining errors and omissions insurance and an appropriate fidelity bond;

●	notifying the master servicer of any borrower requests or transactions; provided, however, that Berkeley Point will not approve or consummate any borrower request or transaction without obtaining the prior written consent of the master servicer;

●	promptly notifying master servicer of any defaults under a BPC Primary Serviced Mortgage Loan, collection issues or customer issues; provided that Berkeley Point will not take any action with respect to enforcing such loans without the prior written approval of the master servicer;

●	in connection with any request for materials by the Asset Representations Reviewer or any other asset representations reviewer, promptly providing master servicer with any documents requested by the master servicer and cooperating with the master servicer in connection with its obligations relating to such request; and

●	with respect to all servicing responsibilities of the master servicer under the Pooling and Servicing Agreement which are not being performed by Berkeley Point under the BPC Primary Servicing Agreement, Berkeley Point will reasonably cooperate with the master servicer to facilitate the timely performance of such servicing responsibilities.

Berkeley Point’s custodial responsibilities are limited to original letters of credit as long as it (i) has a vault or other adequate safety procedures in place satisfactory to the master servicer, in its sole discretion, or (ii) outsources such responsibility to a third party vendor satisfactory to the master servicer, who has a vault or other adequate safety procedures in place satisfactory to the master servicer, in its sole discretion.

Berkeley Point will provide to master servicer access to all the servicing files, mortgage loan files and servicing systems maintained by Berkeley Point with respect to the BPC Primary Serviced Mortgage Loan for audit and review. Berkeley Point will not take any action (whether or not authorized under the BPC Primary Servicing Agreement) that would result in the imposition of a tax on any portion of the Issuing Entity or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust. Berkeley Point will fully cooperate with the master servicer in connection with avoiding the imposition of a tax on any portion of the Issuing Entity or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

Berkeley Point will also timely provide such certifications, reports and registered public accountant attestations required by the BPC Primary Servicing Agreement or by the master servicer to permit it to comply with the Pooling and Servicing Agreement and the Depositor to comply with its Exchange Act reporting obligations.

The master servicer and Berkeley Point will each designate a portfolio manager and other appropriate personnel to receive documents and communications between each other such that Berkeley Point is able to perform its obligations under the BPC Primary Servicing Agreement and the master servicer is able to perform its supervisory authority over Berkeley Point. Berkeley Point will not communicate directly with the special servicer, the Directing Holder or any Rating Agency except in very limited circumstances set forth in the BPC Primary Servicing Agreement.

Berkeley Point will have no obligation to make any principal and interest advance or any servicing advances. Berkeley Point will not make any Major Decisions, Special Servicer Decisions or take any other action requiring the approval of the master servicer under the BPC Primary Servicing Agreement without the prior written approval of the master servicer.

Such consent may be subject to: (a) the prior approval of the special servicer, the Directing Holder or any mezzanine loan lender, as applicable, if so required under the Pooling and Servicing Agreement or the related Mortgage Loan documents, which approval may be withheld in such person’s sole discretion, and (b) obtaining any Rating Agency Confirmation required under the Pooling and Servicing Agreement or the related Mortgage Loan documents, which confirmation may be withheld in such person’s sole discretion. The master servicer will request any such approvals or Rating Agency Confirmation.

Compensation. As compensation for its activities under the BPC Primary Servicing Agreement, the primary servicing fee will be paid only to the extent that the master servicer receives the servicing fee with respect to the BPC Primary Serviced Mortgage Loan under the Pooling and Servicing Agreement. Berkeley Point is not entitled to any Prepayment Interest Excess. Berkeley Point will be entitled to such additional servicing compensation as set forth in the BPC Primary Servicing Agreement. Generally, if received and the master servicer is entitled to retain such amounts under the Pooling and Servicing Agreement, Berkeley Point will also be entitled to retain, with respect to the BPC Primary Serviced Mortgage Loan, as additional primary servicing compensation (the “Additional Primary Servicing Compensation”), the following:

●	100% of the master servicer’s share of late fees to the extent Berkeley Point is performing the related collection work and to the extent not required to offset (a) with respect to the related BPC Primary Serviced Mortgage Loan under the Pooling and Servicing Agreement (1) Advances, including interest on such Advances or (2) additional trust fund expenses other than Borrower Delayed Reimbursements, (b) reserves required to be funded or (c) principal and interest due with respect to the related BPC Primary Serviced Mortgage Loan;

●	100% of the master servicer’s share of any charges for beneficiary statements or demands and amounts collected for checks returned for insufficient funds;

●	50% of the master servicer’s share of any Assumption Fees and assumption application fees;

●	50% of the master servicer’s share of any and all demand fees, Excess Modifications Fees and Consent Fees; and

●	subject to certain limitations set forth in the Pooling and Servicing Agreement, any interest or other income earned on deposits in the related accounts held by Berkeley Point.

Berkeley Point will not be entitled to any Additional Primary Servicing Compensation in the form of fees earned with respect to the processing of any Special Servicer Decision performed by the special servicer; provided, however, if the master servicer and Berkeley Point mutually agree that Berkeley Point will process any Special Servicer Decision following approval of such decision by the special servicer and Berkeley Point processes such Special Servicer Decision, Berkeley Point will be entitled to the applicable fee as described above.

Berkeley Point will be required to promptly remit to the master servicer any additional servicing compensation or other amounts received by it which Berkeley Point is not entitled to retain. Except as otherwise provided, Berkeley Point will pay all its overhead and similar expenses incurred by it in connection with its servicing activities under the BPC Primary Servicing Agreement.

Indemnification; Limitation of Liability. Neither Berkeley Point nor any directors, members, managers, officers, employees or agents (including sub-servicers) of Berkeley Point (the “BPC Parties”) will be under any liability to the Master Servicer for any action taken, or for refraining from the taking of any action, in good faith pursuant to the BPC Primary Servicing Agreement, or for errors in judgment. However, this will not protect the BPC Parties against any liability which would be imposed by reason of any breach of warranties or representations made in the BPC Primary Servicing Agreement, or against any liability that would otherwise be imposed on Berkeley Point by reason of its willful misconduct, bad faith, fraud or negligence (or by reason of any specific liability imposed under the BPC Primary Servicing Agreement for a breach of the accepted primary servicing practices) in the performance of its obligations and duties under the BPC Primary Servicing Agreement or by reason of its negligent disregard of its obligations or duties under the BPC Primary Servicing Agreement. The BPC Parties will be indemnified and held harmless by the Master Servicer against any loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses) (collectively, the “Losses”) incurred by Berkeley Point (1) by reason of the master servicer’s willful misconduct, bad faith, fraud, negligence in the performance of its obligations and duties under the BPC Primary Servicing Agreement or negligent disregard of its obligations or duties under the BPC Primary Servicing Agreement or (2) in connection with, or relating to, the BPC Primary Servicing Agreement or the Certificates, other than any Losses incurred by Berkeley Point (i) that are specifically required to be borne by Berkeley Point without right of reimbursement pursuant to the terms of the BPC Primary Servicing Agreement or (ii) incurred by reason of (A) a breach of any representation or warranty by Berkeley Point or (B) willful misconduct, bad faith, fraud or negligence of Berkeley Point in the performance of its respective obligations and duties under the BPC Primary Servicing Agreement or negligent disregard of its respective obligations and duties under the BPC Primary Servicing Agreement; provided, however, that the indemnification under clause (2) above will be strictly limited to any actual amount of indemnification received by the master servicer under the Pooling and Servicing Agreement as a result of pursuing the Issuing Entity on behalf of Berkeley Point for such indemnification.

Berkeley Point will indemnify and hold harmless the master servicer and its directors, members, managers, officers, employees or agents against any Losses incurred by the master servicer by reason of (1) any breach by Berkeley Point of a representation or warranty made by Berkeley Point in the BPC Primary Servicing Agreement or (2) any willful misconduct, bad faith, fraud or negligence by Berkeley Point in the performance of its respective obligations or duties under the BPC Primary Servicing Agreement or under the Pooling and Servicing Agreement or by reason of negligent disregard of such obligations and duties.

Resignation. The BPC Primary Servicing Agreement will generally provide that Berkeley Point may not resign from the obligations and duties imposed on it under the BPC Primary Servicing Agreement unless Berkeley Point provides to the master servicer sixty (60) days prior written notice of such resignation or such lesser notice as may be acceptable to the master servicer to enable the master servicer to assume all of Berkeley Point’s rights, powers, duties and obligations under the BPC Primary Servicing Agreement.

Termination. The BPC Primary Servicing Agreement will be terminated with respect to Berkeley Point if any of the following occurs:

●	the master servicer elects to terminate Berkeley Point following a BPC Primary Servicer Termination Event (as defined below);

●	at the Depositor’s request (to the extent the Depositor has the right to request termination of Berkeley Point under the Pooling and Servicing Agreement) pursuant to the final two bullets listed under BPC Primary Servicer Termination Events below;

●	upon resignation by Berkeley Point;

●	in the event the related BPC Primary Serviced Mortgage Loan becomes a specially serviced loan or is substituted, defeased, purchased or repurchased pursuant to the Pooling and Servicing Agreement; or

●	if the master servicer’s responsibilities and duties as master servicer under the Pooling and Servicing Agreement have been assumed by the trustee, or a successor master servicer, then the trustee or such successor master servicer will, without act or deed on the part of the trustee or such successor master servicer, as applicable, succeed to all of the rights and obligations of the master servicer under the BPC Primary Servicing Agreement.

“BPC Primary Servicer Termination Event“, means any one of the following events:

●	any failure by Berkeley Point to remit to the accounts maintained by Berkeley Point or to the master servicer, any amount required to be so remitted by Berkeley Point;

●	any failure on the part of Berkeley Point duly to observe or perform in any material respect any of the other covenants or obligations which continues unremedied for a period of 20 days (10 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the BPC Primary Servicing Agreement or such shorter period (not less than 1 business day) as may be required to avoid the lapse of insurance) after the date on which written notice of such failure, requiring the same to be remedied, will have been given to Berkeley Point by the master servicer, provided, however, if such failure with a 20 day cure period is capable of being cured and Berkeley Point is diligently pursuing such cure, such 20 day period will be extended for an additional 45 days; provided that Berkeley Point has commenced to cure such failure within the initial 20 day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure;

●	any breach on the part of Berkeley Point of any representation or warranty made pursuant to the BPC Primary Servicing Agreement which materially and adversely affects the interests of any class of certificateholders and which continues unremedied for a period of 20 days after the date on which notice of such breach, requiring the same to be remedied, will have been given to Berkeley Point by the master servicer, provided, however, if such breach is capable of being cured and Berkeley Point is diligently pursuing such cure, such 20 day period will be extended for an additional 45 days; provided that Berkeley Point has commenced to cure such failure within the initial 20 day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure;

●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, will have been entered against Berkeley Point and such decree or order will have remained in force, undischarged, undismissed or unstayed for a period of 45 days;

●	Berkeley Point consents to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to Berkeley Point, or of or relating to all or substantially all of its property;

●	Berkeley Point admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, voluntarily suspends payment of its obligations or take any corporate action in furtherance of the foregoing;

●	any of Moody’s, Fitch or DBRS has (A) qualified, downgraded or withdrawn its rating or ratings of one or more classes of Certificates or (B) placed one or more classes of Certificates on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (A) or (B), publicly citing servicing concerns with the master servicer (because of actions of Berkeley Point) or Berkeley Point as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Rating Agency within 60 days of such event);

●	a Servicer Termination Event by the master servicer under the Pooling and Servicing Agreement, which Servicer Termination Event occurred as a result of the failure of Berkeley Point to perform any obligation required under the BPC Primary Servicing Agreement;

●	the failure of Berkeley Point to comply with any of the requirements to deliver any reports or certificates at the time such report or certification is required under the BPC Primary Servicing Agreement, which continues unremedied for 5 days after the date on which written notice of such failure, requiring the same to be remedied, will have been given to Berkeley Point by the master servicer;

●	Berkeley Point (or any subservicer of Berkeley Point appointed pursuant to BPC Primary Servicing Agreement), for so long as the Issuing Entity (or any other securitization trust relating to any Companion Loan) is subject to the reporting requirements of Regulation AB or the Exchange Act, fails to deliver the items required to be delivered by the BPC Primary Servicing Agreement in accordance with the terms of the Pooling and Servicing Agreement to enable the Certificate Administrator or Depositor (or any other depositor or other Exchange Act reporting party relating to any Companion Loan) to comply with the related trust’s reporting obligations under the Exchange Act within (a) with respect to any reportable event, 2 business days and (b) with respect to any other item, 5 business days of such failure to comply with the Pooling and Servicing Agreement; or

●	for so long as the Issuing Entity (or any other trust relating to any Companion Loan) is subject to the reporting requirements of the Exchange Act, Berkeley Point fails to deliver any Exchange Act reporting items or similar items that Berkeley Point is required to deliver under Regulation AB or as otherwise contemplated by the Pooling and Servicing Agreement.

Notwithstanding the foregoing, upon any termination of Berkeley Point, Berkeley Point will be entitled to receive all accrued and unpaid primary servicing fees through the date of termination and will cooperate fully with the master servicer to transition primary servicing of the BPC Primary Serviced Mortgage Loan to the Master Servicer or its designee.

The foregoing information regarding the BPC Primary Servicing Agreement set forth in this “— Summary of Berkeley Point Primary Servicing Agreement” section has been provided by Midland.

The Special Servicer

Rialto Capital Advisors, LLC (“RCA”), a Delaware limited liability company, is expected to be appointed to act as the initial special servicer under the Pooling and Servicing Agreement and in this capacity is expected to be responsible for the servicing and administration of the applicable Specially Serviced Loans and any associated REO Properties, and in certain circumstances, will review, evaluate and provide or withhold consent as to certain Major Decisions, Special Servicer Decisions and other transactions relating to the Mortgage Loans (other than any Excluded Special Servicer Mortgage Loan, Outside Serviced Mortgage Loan or any Servicing Shift Loan Combination) and Serviced Companion Loans that are non-Specially Serviced Loans, pursuant to the Pooling and Servicing Agreement. RCA maintains its principal servicing office at 790 NW 107th Avenue, 4th Floor, Miami, Florida 33172.

RCA has been engaged in the special servicing of commercial mortgage loans for commercial real estate securitizations since approximately May 2012. RCA currently has a commercial mortgage-backed securities special servicer rating of “CSS2” by Fitch, a commercial loan special servicer ranking of “Above Average” by S&P and a commercial mortgage special servicer ranking of “MOR CS2” by Morningstar.

RCA is a wholly-owned subsidiary of Rialto Capital Management, LLC, a Delaware limited liability company (“RCM”). RCM is a vertically integrated commercial real estate investment and asset manager and an indirect wholly-owned subsidiary of Lennar Corporation (“Lennar”) (NYSE: LEN and LEN.B). As of September 30, 2016, RCM was the sponsor of, and certain of its affiliates were investors in, nine private equity funds (collectively, the “RCM Funds”) with an aggregate of $3.8 billion of equity under management and RCM also advised one separately managed account with $400 million of committed capital. Four of such RCM Funds are focused on distressed and value-add real estate related investments, three of such RCM Funds are focused on investments in commercial mortgage-backed securities and the other two RCM Funds and the separately managed account are focused on mezzanine debt. To date, RCM has acquired and/or is managing approximately $7.3 billion of non- and sub-performing real estate assets, representing over 10,800 loans. Included in this number are approximately $3 billion in structured transactions with the Federal Deposit Insurance Corporation (“FDIC”). RCM was also a sub-advisor and investor in an approximately $4.6 billion Public Private Investment Fund with the U.S. Department of the Treasury, which was liquidated in October of 2012.

In addition, RCM has underwritten and purchased, primarily for the RCM Funds, approximately $4.5 billion in face value of subordinate, newly-originated commercial mortgage-backed securities bonds in 62 different securitizations totaling approximately $71.3 billion in overall transaction size. RCM has the right to appoint the special servicer for each of these transactions.

RCM has over 400 employees and is headquartered in Miami with two other main offices located in New York City and Atlanta. In addition, the asset management platform utilizes seven satellite offices located in Nevada, Arizona, California, Colorado, North Carolina and Florida. It is also supported in local markets by the Lennar infrastructure which provides access to over 6,800 employees across the country’s largest real estate markets.

RCA has detailed operating policies and procedures which are reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act. RCA has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by RCA for any particular property depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

RCA is subject to external and internal audits and reviews. RCA is subject to Lennar’s internal audit reviews, typically on a semi-annual basis, which focus on specific business areas such as finance, reporting, loan asset management and REO management. RCA is also subject to external audits as part of the external audit of Lennar and stand-alone audits of the FDIC transactions and the Funds. As part of such external audits, auditors perform test work and review internal controls throughout the year. As a result of this process, RCA has been determined to be Sarbanes-Oxley compliant.

RCA maintains a web-based asset management system that contains performance information at the portfolio, loan and property levels on the various loan and REO assets that it services. Additionally, RCA has a formal, documented disaster recovery and business continuity plan which is managed by Lennar’s on-site staff.

As of September 30, 2016, RCA and its affiliates were actively special servicing approximately 1,000 portfolio loans with a principal balance of approximately $300 million and were responsible for over 900 portfolio REO assets with a principal balance of approximately $1.1 billion.

RCA is also currently performing special servicing for 70 commercial real estate securitizations. With respect to such securitization transactions, RCA is administering over 5,037 assets with a principal balance of approximately $73 billion. The asset pools specially serviced by RCA include residential, multifamily/condo, office, retail, hotel, healthcare, industrial, manufactured housing and other income-producing properties as well as residential and commercial land.

The table below sets forth information about RCA’s portfolio of specially serviced commercial and multifamily mortgage loans and REO properties in commercial mortgage-backed securitization transactions as of the dates indicated:

CMBS Pools	As of 12/31/2012	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 9/30/2016
Number of CMBS Pools Named Special Servicer	16	27	45	59	70
Approximate Aggregate Unpaid Principal Balance(1)	$18.9 billion	$32.4 billion	$49.2 billion	$63.6 billion	$73 billion
Approximate Number of Specially Serviced Loans or REO Properties(2)	19	27	28	17	37
Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Properties(2)	$21 million	$101 million	$126.9 million	$141.9 million	$352 million

(1)       Includes all commercial and multifamily mortgage loans and related REO properties in RCA’s portfolio for which RCA is the named special servicer, regardless of whether such mortgage loans and related REO properties are, as of the specified date, specially serviced by RCA.

(2)       Includes only those commercial and multifamily mortgage loans and related REO properties in RCA’s portfolio for which RCA is the named special servicer that are, as of the specified date, specially serviced by RCA. Does not include any resolutions during the specified year or period.

In its capacity as the Special Servicer, RCA will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. RCA may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or otherwise. To the extent that RCA has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

RCA does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances RCA may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

There are, to the actual current knowledge of RCA, no special or unique factors of a material nature involved in special servicing the particular types of assets included in this securitization transaction, as compared to the types of assets specially serviced by RCA in other commercial mortgage-backed securitization pools generally, for which RCA has developed processes and procedures which materially differ from the processes and procedures employed by RCA in connection with its special servicing of commercial mortgage-backed securitization pools generally.

There have not been, during the past three years, any material changes to the policies or procedures of RCA in the servicing function it will perform under the Pooling and Servicing Agreement for assets of the same type included in this securitization transaction. No securitization transaction in which RCA was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of RCA as special servicer, including as a result of a failure by RCA to comply with the applicable servicing criteria in connection with any securitization transaction. RCA has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. RCA has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which RCA is acting as special servicer. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by RCA in connection with any securitization in which RCA was acting as special servicer. RCA does not believe that its financial condition will have any adverse effect on the performance of its duties under the Pooling and Servicing Agreement and, accordingly, RCA believes that its financial condition will not have any material impact on the Mortgage Pool performance or the performance of the Certificates.

From time-to-time RCA is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. RCA does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to specially service the Mortgage Loans pursuant to the Pooling and Servicing Agreement.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against RCA or of which any of its property is the subject, which are material to Certificateholders. RCA occasionally engages consultants to perform property inspections and to provide surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction with the exception of some outsourced basic servicing functions.

In the commercial mortgage-backed securitizations in which RCA acts as special servicer, RCA may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, RCA’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace RCA as the special servicer.

RCA is an affiliate of (a) the entity or entities that are expected to purchase the Class X-E, Class X-F, Class X-G, Class E, Class F and Class G Certificates and to receive the Class S Certificates, (b) Rialto CMBS X, LLC or its affiliate, which is expected to be the initial Controlling Class Representative, and (c) Rialto Mortgage Finance, LLC, a Sponsor and an originator with respect to certain Mortgage Loans to be included in the Mortgage Pool. RCA or an affiliate assisted Rialto CMBS X, LLC and/or one or more of its affiliates with its due diligence on the Mortgage Loans prior to the Closing Date.

In addition, RCA (a) is expected to be the special servicer for the Hill7 Office Loan Combination under the pooling and servicing agreement for the CFCRE 2016-C6 Securitization and (b) is currently the special servicer under the SGCMS 2016-C5 Pooling and Servicing Agreement pursuant to which the Marriott Saddle Brook Loan Combination is being serviced.

For a description of any other material affiliates, relationships and related transactions between the applicable special servicer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Except as described in this prospectus, neither RCA nor any of its affiliates will retain as of the Closing Date, any Certificates issued by the Issuing Entity. From time to time, RCA and/or its affiliates may purchase securities, including Certificates and including in the secondary market. Any such party will have the right to dispose of such Certificates at any time.

The foregoing information regarding RCA under the heading “—Servicers—The Special Servicer” has been provided by RCA.

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”, “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”, “—Inspections”, and “—Appraisal Reduction Amounts”. The Special Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”.

The Special Servicer may be terminated, with respect to the Mortgage Loans serviced under the Pooling and Servicing Agreement (other than any Serviced Outside Controlled Loan Combination), without cause by (i) the applicable Certificateholders (if a Control Termination Event has occurred and is continuing) and (ii) the Controlling Class Representative (if a Control Termination Event does not exist). The Special Servicer may be removed and replaced with respect to a Serviced Outside Controlled Loan Combination, with or without cause at any time, at the direction of the related Outside Controlling Note Holder.

The Special Servicer may resign under the Pooling and Servicing Agreement as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”. The Special Servicer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by the Special Servicer as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Outside Servicers and the Outside Special Servicers

The Briarwood Mall Loan Combination is being serviced and administered pursuant to the MSBAM 2016-C30 Pooling and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer and LNR Partners, LLC, as special servicer.

The 101 Hudson Street Loan Combination is currently being serviced and administered pursuant to the WFCM 2016-C36 Pooling and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer and C-III Asset Management LLC, as special servicer until the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date, after which it is expected that the 101 Hudson Street Loan Combination will be serviced and administered pursuant to the MSC 2016-BNK2 Pooling and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer and C-III Asset Management LLC, as special servicer.

Following the Potomac Mills Controlling Pari Passu Companion Loan Securitization Date, the Potomac Mills Loan Combination is expected to be serviced and administered pursuant to the CFCRE 2016-C6 Pooling and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer, and AEGON USA Realty Advisors, LLC, as special servicer.

Following the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date, the Hill7 Office Loan Combination is expected to be serviced and administered pursuant to the CFCRE 2016-C6 Pooling and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer, and Rialto Capital Advisors, LLC, as special servicer.

Following the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, the Quantum Park Loan Combination will be serviced and administered pursuant to the Quantum Park Future Pooling and Servicing Agreement. None of the parties to the Quantum Park Future Pooling and Servicing Agreement have yet been definitively identified.

The College Boulevard Portfolio Loan Combination is being serviced and administered pursuant to the CGCMT 2016-P5 Pooling and Servicing Agreement by Midland, as master servicer and LNR Partners, LLC, as special servicer.

Following the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date, the Marriott Hilton Head Resort & Spa Loan Combination will be serviced and administered pursuant to the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement. None of the parties to the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement have yet been definitively identified.

The Marriott Saddle Brook Loan Combination is being serviced and administered pursuant to the SGCMS 2016-C5 Pooling and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer and Rialto Capital Advisors, LLC, as special servicer.

The role and responsibilities of the related Outside Special Servicer with respect to each Outside Serviced Loan Combination are, or are expected to be, similar to those of the Special Servicer of the Mortgage Loans (other than Outside Serviced Mortgage Loans) under the Pooling and Servicing Agreement, and are further summarized in this prospectus under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The MSBAM 2016-C30 Servicer, the WFCM 2016-C36 Servicer, the MSC 2016-BNK2 Servicer, the CFCRE 2016-C6 Servicer and the SGCMS 2016-C5 Servicer

Wells Fargo Bank, National Association (“Wells Fargo”) is, or is expected to be, the Outside Servicer with respect to (i) the Briarwood Mall Loan Combination under the MSBAM 2016-C30 Pooling and Servicing Agreement, (ii) until the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date, the 101 Hudson Street Loan Combination under the WFCM 2016-C36 Pooling and Servicing Agreement, (iii) on and after the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date, the 101 Hudson Street Loan Combination under the MSC 2016-BNK2 Pooling and Servicing Agreement, (iv) the Potomac Mills Loan Combination, the Hill7 Office Loan Combination under the CFCRE 2016-C6 Pooling and Servicing Agreement and (v) the Marriott Saddle Brook Loan Combination under the SGCMS 2016-C5 Pooling and Servicing Agreement. Additionally, until the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan

Securitization Date, Wells Fargo is expected to act as primary servicer of the Marriott Hilton Head Resort & Spa Loan Combination pursuant to a primary servicing agreement with the Master Servicer. Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia”), and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia merged with and into Wells Fargo. Like Wells Fargo, Wachovia acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo and Wachovia integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo managers and legacy Wachovia managers.

The principal west coast commercial mortgage master servicing offices of Wells Fargo are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo are located at MAC D1050-084, Three Wells Fargo, 401 South Tryon Street, 8th Floor, Charlotte, North Carolina 28202.

Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo reports to trustees and certificate administrators in the CREFC format. The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 9/30/2016
By Approximate Number:	33,391	33,605	32,716	31,569
By Approximate Aggregate Unpaid Principal Balance (in billions):	$437.49	$475.39	$503.34	$504.43

Within this portfolio, as of September 30, 2016, are approximately 22,345 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $394.3 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo’s servicing portfolio, as of September 30, 2016, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties. Also included in the above portfolio are commercial mortgage loans that Wells Fargo services in Europe through its London Branch. Wells Fargo has been servicing commercial mortgage loans in Europe through its London Branch for more than ten years. Through affiliated entities formerly known as Wachovia Bank, N.A., London Branch and Wachovia Bank International, and as a result of its acquisition of commercial mortgage servicing rights from Hypothekenbank Frankfurt AG, formerly Eurohypo AG, in 2013, it has serviced loans secured by properties in Germany, Ireland, the Netherlands, and the UK. As of September 30, 2016, its European third party servicing portfolio, which is included in the above table, is approximately $1.4 billion.

In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2013	$ 346,011,017,466	$ 2,158,219,403	0.62%
Calendar Year 2014	$ 377,947,659,331	$ 1,750,352,607	0.46%
Calendar Year 2015	$ 401,673,056,650	$ 1,600,995,208	0.40%
YTD Q3 2016	$ 383,266,887,450	$ 904,827,872	0.24%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo is rated by Fitch, S&P and Morningstar as a primary servicer, a master servicer and a special servicer of commercial mortgage loans. Wells Fargo’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer:	CSS2	Above Average	MOR CS2
UK Servicer Ratings	Fitch	S&P
Primary Servicer:	CPS2	Average
Special Servicer:	CSS3	Average

The long-term issuer ratings of Wells Fargo are rated “AA-” by S&P, “Aa2” by Moody’s and “AA” by Fitch. The short-term issuer ratings of Wells Fargo are rated “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo may perform any of its obligations under any Outside Servicing Agreement through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo may engage third-party vendors to provide technology or process efficiencies. Wells Fargo monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes; and

●	Uniform Commercial Code searches and filings.

Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the related Outside Serviced Mortgage Loans and Outside Serviced Companion Loans. Wells Fargo monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo on the related Outside Serviced Mortgage Loans and Outside Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo (in its capacity as an Outside Servicer) will not have primary responsibility for custody services of original documents evidencing the related Outside Serviced Mortgage Loans or Outside Serviced Companion Loans. On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the Outside Serviced Mortgage Loans, Outside Serviced Companion Loans or otherwise. To the extent Wells Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the servicing standard under the related Outside Servicing Agreement.

A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Wells Fargo has entered, or is expected to enter, into one or more agreements with the related mortgage loan sellers to purchase the master servicing and/or primary servicing rights to each of the Loan Combinations for which it is acting as Outside Servicer.

Pursuant to certain interim servicing agreements between Wells Fargo and CGMRC, a Sponsor and an originator, or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by CGMRC or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the CGMRC Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and Barclays, a Sponsor and an originator, or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by Barclays or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the Barclays Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and CCRE Lending or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by CCRE Lending or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the CCRE Mortgage Loans.

Wells Fargo is the purchaser under a repurchase agreement with Rialto, or with a wholly-owned subsidiary or affiliate of Rialto, for the purpose of providing short term warehousing of mortgage loans originated or acquired by Rialto. Pursuant to an interim servicing agreement between Wells Fargo and Rialto, a Sponsor and an Originator, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned from time to time by Rialto, which may include, prior to their inclusion in the Issuing Entity, some or all of the Rialto Mortgage Loans.

In its capacity as the Outside Servicer under the SGCMS 2016-C5 Pooling and Servicing Agreement, Wells Fargo has entered into a limited subservicing agreement with Berkeley Point Capital LLC pursuant to which Berkeley Point Capital LLC has limited subservicing duties (which duties consist of collecting financial statements and other reporting information from the related borrowers and, at the option of Berkeley Point Capital LLC, performing inspections) with respect to the Marriott Saddle Brook Loan Combination. In its capacity as the Outside Servicer under the CFCRE 2016-C6 Pooling and Servicing Agreement, Wells Fargo expects to enter into a limited subservicing agreement with Berkeley Point Capital LLC pursuant to which Berkeley Point Capital LLC will have limited subservicing duties (which duties consist of collecting financial statements and other reporting information from the related borrowers and, at the option of Berkeley Point Capital LLC, performing inspections) with respect to the Hill7 Office Loan Combination.

Neither Wells Fargo nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization other than as set forth above, except that Wells Fargo has committed to purchase Class X-A Certificates, in the aggregate Notional Amount of $242,220,000, for investment. However, Wells Fargo or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire additional Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates, whether acquired on or after the Closing Date, at any time.

The foregoing information regarding Wells Fargo set forth under this “—Servicers—The Outside Servicers and the Outside Special Servicers—The MSBAM 2016-C30 Servicer, the WFCM 2016-C36 Servicer, the MSC 2016-BNK2 Servicer, the CFCRE 2016-C6 Servicer and the SGCMS 2016-C5 Servicer” sub-heading has been provided by Wells Fargo.

The MSBAM 2016-C30 Special Servicer and the CGCMT 2016-P5 Special Servicer

LNR Partners, LLC (“LNR Partners”), a Florida limited liability company and a subsidiary of Starwood Property Trust, Inc. (“STWD”), a Maryland corporation, was appointed as the special servicer under the MSBAM 2016-C30 Pooling and Servicing Agreement under which the Briarwood Mall Loan Combination is currently serviced and the CGCMT 2016-P5 Pooling and Servicing Agreement under which the College Boulevard Portfolio Loan Combination is serviced. The principal executive offices of LNR Partners are located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139 and its telephone number is (305) 695-5600.

STWD through its subsidiaries, affiliates and joint ventures, is involved in the real estate finance, management and development business and engages in, among other activities:

●	acquiring, developing, repositioning, managing and selling commercial and multifamily residential real estate properties,

●	investing in high-yielding real estate related debt and equity, and

●	investing in, and managing as special servicer, unrated and below investment grade rated, and investment graded rated commercial mortgage backed securities.

LNR Partners and its affiliates have substantial experience in working out loans and in performing the other obligations of the special servicer as more particularly described in the MSBAM 2016-C30 Pooling and Servicing Agreement and the CGCMT 2016-P5 Pooling and Servicing Agreement, including, but not limited to, processing borrower requests for lender consent to assumptions, leases, easements, partial releases and expansion and/or redevelopment of the mortgaged properties. LNR Partners and its affiliates have been engaged in the special servicing of commercial real estate assets for over 22 years. The number of commercial mortgage backed securitization pools specially serviced by LNR Partners and its affiliates has increased from 46 in December 1998 to 155 as of September 30, 2016. More specifically, LNR Partners (and its predecessors in interest) acted as special servicer with respect to:

●	84 domestic commercial mortgage backed securitization pools as of December 31, 2001, with a then current face value in excess of $53 billion;

●	101 domestic commercial mortgage backed securitization pools as of December 31, 2002, with a then current face value in excess of $67 billion;

●	113 domestic commercial mortgage backed securitization pools as of December 31, 2003, with a then current face value in excess of $79 billion;

●	134 domestic commercial mortgage backed securitization pools as of December 31, 2004, with a then current face value in excess of $111 billion;

●	142 domestic commercial mortgage backed securitization pools as of December 31, 2005, with a then current face value in excess of $148 billion;

●	143 domestic commercial mortgage backed securitization pools as of December 31, 2006, with a then current face value in excess of $201 billion;

●	143 domestic commercial mortgage backed securitization pools as of December 31, 2007 with a then current face value in excess of $228 billion;

●	138 domestic commercial mortgage backed securitization pools as of December 31, 2008 with a then current face value in excess of $210 billion;

●	136 domestic commercial mortgage backed securitization pools as of December 31, 2009 with a then current face value in excess of $191 billion;

●	144 domestic commercial mortgage backed securitization pools as of December 31, 2010 with a then current face value in excess of $201 billion;

●	140 domestic commercial mortgage backed securitization pools as of December 31, 2011 with a then current face value in excess of $176 billion;

●	131 domestic commercial mortgage backed securitization pools as of December 31, 2012 with a then current face value in excess of $136 billion;

●	141 domestic commercial mortgage backed securitization pools as of December 31, 2013 with a then current face value in excess of $133 billion;

●	152 domestic commercial mortgage backed securitization pools as of December 31, 2014 with a then current face value in excess of $135 billion;

●	159 domestic commercial mortgage backed securitization pools as of December 31, 2015 with a then current face value in excess of $111 billion; and

●	155 domestic commercial mortgage backed securitization pools as of September 30, 2016 with a then current face value in excess of $92 billion.

As of September 30, 2016, LNR Partners has resolved approximately $66.4 billion of U.S. commercial and multifamily loans over the past 22 years, including approximately $1.1 billion of U.S. commercial and multifamily mortgage loans during 2001, $1.9 billion of U.S. commercial and multifamily mortgage loans during 2002, $1.5 billion of U.S. commercial and multifamily mortgage loans during 2003, $2.1 billion of U.S. commercial and multifamily mortgage loans during 2004, $2.4 billion of U.S. commercial and multifamily mortgage loans during 2005, $0.9 billion of U.S. commercial and multifamily mortgage loans during 2006, $1.4 billion of U.S. commercial and multifamily mortgage loans during 2007, $1.0 billion of U.S. commercial and multifamily mortgage loans during 2008, $1.2 billion of U.S. commercial and multifamily mortgage loans during 2009, $7.7 billion of U.S. commercial and multifamily mortgage loans during 2010, $10.9 billion of U.S. commercial and multifamily mortgage loans during 2011, $11.7 billion of U.S. commercial and multifamily mortgage loans during 2012, $6.5 billion of U.S. commercial and multifamily mortgage loans during 2013, $6.3 billion of U.S. commercial and multifamily mortgage loans during 2014, approximately $6 billion of U.S. commercial and multifamily mortgage loans during 2015 and approximately $2.89 billion of U.S. commercial and multifamily mortgage loans through September 30, 2016.

STWD or one of its affiliates generally seeks CMBS investments where it has the right to appoint LNR Partners as the special servicer. LNR Partners and its affiliates have regional offices located across the country in Florida, Georgia, Massachusetts, California, New York and North Carolina. As of September 30, 2016, LNR Partners had approximately 238 employees responsible for the special servicing of commercial real estate assets. As of September 30, 2016, LNR Partners and its affiliates specially service a portfolio, which included approximately 6,684 assets across the United States and various international properties with a then current face value of approximately $92 billion, all of which are commercial real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as secure the Briarwood Mall Loan Combination and the College Boulevard Portfolio Loan Combination, respectively. Accordingly, the assets of LNR Partners and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. LNR Partners does not service any assets other than commercial real estate assets.

LNR Partners maintains internal and external watch lists, corresponds with master servicers on a monthly basis and conducts overall deal surveillance and shadow servicing. LNR Partners has developed distinct strategies and procedures for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the loan documents) designed to maximize value from the assets for the benefit of the certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the servicing standard specified under the MSBAM 2016-C30 Pooling and Servicing Agreement or the CGCMT 2016-P5 Pooling and Servicing Agreement, as applicable. Generally, four basic factors are considered by LNR Partners as part of its analysis and determination of what strategies and procedures to utilize in connection with problem loans. They are (i) the condition and type of mortgaged property, (ii) the borrower, (iii) the jurisdiction in which the mortgaged property is located and (iv) the actual terms, conditions and provisions of the underlying loan documents. After each of these items is evaluated and considered, LNR Partners’ strategy is guided by the servicing standard and all relevant provisions of the applicable pooling and servicing agreement pertaining to specially serviced and REO mortgage loans.

LNR Partners has the highest ratings afforded to special servicers by S&P and is rated “CSS1-” by Fitch.

There have not been, during the past three years, any material changes to the policies or procedures of LNR Partners in the servicing function it will perform under the MSBAM 2016-C30 Pooling and Servicing Agreement and the CGCMT 2016-P5 Pooling and Servicing Agreement. LNR Partners has not engaged, and currently does not have any plans to engage, any sub-servicers to perform on its behalf any of its duties with respect to the MSBAM 2016-C30 Securitization and the CGCMT 2016-P5 Securitization. LNR Partners does not believe that its financial condition will have any adverse effect on the performance of its duties with respect to the Briarwood Mall Loan Combination under the MSBAM 2016-C30 Pooling and Servicing Agreement and the College Boulevard Portfolio Loan Combination under the CGCMT 2016-P5 Pooling and Servicing Agreement and, accordingly, will not have any material impact on the Mortgage Pool performance or the performance of the Certificates. Generally, LNR Partners’ servicing functions under pooling and servicing agreements do not include collection on the pool assets, however LNR Partners does maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements. LNR Partners does not have any material advancing obligations with respect to the commercial mortgage backed securitization pools as to which it acts as special servicer. Generally, LNR Partners has the right, but not the obligation, to make property related servicing advances in emergency situations with respect to commercial mortgage backed securitization pools as to which it acts as special servicer.

LNR Partners will not have primary responsibility for custody services of original documents evidencing the Briarwood Mall Loan Combination or the College Boulevard Portfolio Loan Combination. On occasion, LNR Partners may have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that LNR Partners has custody of any such documents, such documents will be maintained in a manner consistent with the servicing standard specified in the MSBAM 2016-C30 Pooling and Servicing Agreement or the CGCMT 2016-P5 Pooling and Servicing Agreement, as applicable.

No securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer has experienced an event of default as a result of any action or inaction by LNR Partners as special servicer. LNR Partners has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by LNR Partners with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer.

There are, to the actual current knowledge of LNR Partners, no special or unique factors of a material nature involved in special servicing the Briarwood Mall Loan Combination and the College Boulevard Portfolio Loan Combination, respectively, as compared to the types of assets specially serviced by LNR Partners in other commercial mortgage backed securitization pools generally, for which LNR Partners has developed processes and procedures which materially differ from the processes and procedures employed by LNR Partners in connection with its special servicing of commercial mortgaged backed securitization pools generally.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated, by governmental authorities, against LNR Partners or of which any of its property is the subject, that are material to the Certificateholders.

LNR Partners, LLC is an affiliate of LNR Securities Holdings, LLC, the entity currently holding a majority interest in the control eligible interest issued, and as directing certificateholder, under the MSBAM 2016-C30 Pooling and Servicing Agreement and the entity currently holding a majority interest in the control eligible interest issued, and as directing certificateholder, under the CGCMT 2016-P5 Pooling and Servicing Agreement. In the commercial mortgage backed securitizations in which LNR Partners acts as special servicer, LNR Partners may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, LNR Partners’ appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace LNR Partners as the special servicer.

LNR Partners is not an affiliate of the Depositor, the underwriters, the Issuing Entity, the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any Sponsor, any originator or any significant obligor.

Except as otherwise disclosed in this prospectus and except for LNR Partners being affiliated with LNR Securities Holdings, LLC, the entity holding a majority interest in the control eligible certificates issued, and acting as the directing certificateholder, under the MSBAM 2016-C30 Pooling and Servicing Agreement and the CGCMT 2016-P5 Pooling and Servicing Agreement, there are no specific relationships that are material involving or relating to this securitization transaction or the securitized mortgage loans between LNR Partners or any of its affiliates, on the one hand, and the Depositor, the Issuing Entity, any Sponsor, the Trustee, the Certificate Administrator, any significant obligor, any originator, the Master Servicer, the Operating Advisor or the Asset Representations Reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, except as otherwise disclosed in this prospectus, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from this securitization transaction – between LNR Partners or any of its affiliates, on the one hand, and the Depositor, the Issuing Entity, any Sponsor, the Trustee, the Certificate Administrator, any originator, any significant obligor, the Master Servicer, the Operating Advisor or the Asset Representations Reviewer, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the Certificates.

As of the date of this prospectus, neither LNR Partners nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization (although for the avoidance of doubt LNR Partners will be entitled to special servicing fees and certain other fees described in this prospectus with respect to the Briarwood Mall Loan Combination and the College Boulevard Portfolio Loan Combination). However, LNR Partners or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such Certificates at any time.

The foregoing information regarding LNR Partners set forth under this “—Servicers—The Outside Servicers and the Outside Special Servicers—The MSBAM 2016-C30 Special Servicer and the CGCMT 2016-P5 Special Servicer” sub-heading has been provided by LNR Partners.

The Operating Advisor and the Asset Representations Reviewer

Trimont Real Estate Advisors, LLC (“Trimont”), a Georgia limited liability company, will act as the operating advisor (in such capacity, the “Operating Advisor”) under the Pooling and Servicing Agreement. Trimont will also be serving as the asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) under the Pooling and Servicing Agreement.

The principal office of Trimont is located at One Alliance Center, 3500 Lenox Road, Suite G1, Atlanta, Georgia 30326. Trimont also has offices located in Seal Beach, California, New York, New York, Dallas, Texas, Hoevelaken, The Netherlands, and London, England.

Trimont is a leading provider of asset management, servicing, due diligence, and customized advisory solutions to commercial real estate clients. Trimont is rated by S&P as Commercial Mortgage Special Servicer (Strong), Construction Loan Servicer (Strong) and Primary Commercial Servicer (Above Average), by Fitch as Primary Servicer (CPS2+) and Special Servicer (CSS2) and by KBRA as Primary Servicer (Pass) and Special Servicer (Pass).

Trimont has been named operating advisor or trust advisor on over 45 securitization transactions with an aggregate original principal loan balance exceeding $40 billion (not including the subject transaction). The collateral for the loans has included multifamily, office, retail, hospitality and other income-producing properties. This is the third time that Trimont has acted as asset representations reviewer in a commercial mortgage-backed securitization.

Trimont has operating procedures across the various servicing functions to maintain compliance with its servicing obligations and servicing standards under Trimont’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. The only significant changes in Trimont’s policies and procedures over the past three years have come in response to changes in federal or state law or investor requirements. Additionally, Trimont’s disaster recovery plan is reviewed annually.

As of June 30, 2016, Trimont was special servicing approximately 941 loans and REO Properties (securitized and non-securitized) with an aggregate outstanding principal balance of approximately $700 million. Trimont has been named special servicer on 48 securitization transactions with an aggregate original principal loan balance of approximately $40 billion. The collateral for the loans has included multifamily, office, retail, hospitality and other income-producing properties. Trimont has been servicing commercial and multifamily real estate loans since 1988.

No securitization transaction involving commercial or multifamily real estate loans in which Trimont was acting as primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Trimont as primary servicer or special servicer, including as a result of Trimont’s failure to comply with the applicable servicing criteria in connection with any securitization transaction.

From time to time, Trimont is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Trimont does not believe that such lawsuits or proceedings, individually or in the aggregate, would be material to the certificateholders.

Trimont is not an affiliate of the depositor, any mortgage loan seller, any sponsor, the issuing entity, the master servicer, the special servicer, the trustee, the directing certificateholder, any originator (within the meaning of Item 1110 of Regulation AB) or the certificate administrator with respect to the subject transaction.

The foregoing information under this “—The Operating Advisor and the Asset Representations Reviewer” heading regarding Trimont has been provided by Trimont.

For a description of any material affiliations, relationships and related transactions between the Operating Advisor or the Asset Representations Reviewer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor” and “—Operating Advisor”.

The Operating Advisor and the Asset Representations Reviewer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement, and no implied duties or obligations may be asserted against the Operating Advisor or Asset Representations Reviewer.

The Operating Advisor will have certain review and consultation duties with respect to activities of the Special Servicer. The Asset Representations Reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the Certificate Administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans. For further information regarding the duties, responsibilities, rights and obligations of the Operating Advisor and the Asset Representations Reviewer under the Pooling and Servicing Agreement, including those related to indemnification and limitation of liability, see “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s or the Asset Representations Reviewer’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Operating Advisor”, and “—The Asset Representations Reviewer”.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Transaction Party and Related Party Affiliations

The Depositor and its affiliates are playing several roles in this transaction. The Depositor is an affiliate of CGMRC, a Sponsor and an originator, Citigroup Global Markets Inc., one of the underwriters, and Citibank, N.A., the Certificate Administrator, certificate registrar and paying agent.

Barclays, a Sponsor and an originator, and Barclays Capital Inc., one of the underwriters, are affiliated with each other.

CCRE Lending, a Sponsor and an originator, and Cantor Fitzgerald & Co., one of the underwriters, and Berkeley Point, a primary servicer, are affiliated with each other.

Rialto Mortgage Finance, LLC, a Sponsor and an originator, and Rialto Capital Advisors, LLC, the Special Servicer and an Outside Special Servicer, are affiliates of the entity that (i) is anticipated to purchase the Class X-E, Class X-F, Class X-G, Class E, Class F and Class G Certificates and to receive the Class S Certificates on the Closing Date and (ii) is expected to be appointed as the initial Controlling Class Representative.

Midland, the Master Servicer, is also the initial Outside Servicer under the CGCMT 2016-P5 Pooling and Servicing Agreement, which governs the servicing of the College Boulevard Portfolio Loan Combination.

Citibank, the Certificate Administrator, is also the Outside Certificate Administrator under the CGCMT 2016-P5 Pooling and Servicing Agreement, which governs the servicing of the College Boulevard Portfolio Loan Combination.

DBTCA, the Trustee, is also the Outside Trustee and the Outside Custodian under the CGCMT 2016-P5 Pooling and Servicing Agreement, which governs the servicing of the College Boulevard Portfolio Loan Combination.

Warehouse Financing Arrangements

Citibank, N.A. (the Certificate Administrator and an affiliate of the Depositor, Citigroup Global Markets Inc., one of the underwriters, and CGMRC, a Sponsor and an originator) provides warehouse financing to Rialto through a repurchase facility. Six (6) of the Rialto Mortgage Loans that Rialto will transfer to the Depositor, with an aggregate Cut-off Date Balance of approximately $103,705,463 and representing approximately 13.7% of the Initial Pool Balance, are (or are expected to be prior to the Closing Date) subject to that repurchase facility. If any of such Rialto Mortgage Loans is subject to the related warehouse facility at the time the Certificates are issued, then Rialto will use the proceeds from its sale of such Rialto Mortgage Loan(s) to the Depositor to, among other things, acquire such Rialto Mortgage Loan(s) warehoused with Citibank, N.A., clear of any liens.

Deutsche Bank AG, Cayman Islands Branch, an affiliate of DBTCA, the Trustee, provides warehouse financing to CCRE Lending through a repurchase facility. Two (2) of the CCRE Mortgage Loans that CCRE Lending will transfer to the Depositor, with an aggregate Cut-off Date Balance of approximately $39,943,717 and representing approximately 5.3% of the Initial Pool Balance, are (or are expected to be prior to the Closing Date) subject to that repurchase facility. If any of such CCRE Mortgage Loans is subject to the related warehouse facility at the time the Certificates are issued, then CCRE Lending will use the proceeds from its sale of such CCRE Mortgage Loan(s) to the Depositor to, among other things, acquire such CCRE Lending Mortgage Loan(s) warehoused with Deutsche Bank AG, Cayman Islands Branch, clear of any liens.

Interim Servicing Arrangements

Pursuant to an interim servicing agreement between Wells Fargo, an Outside Servicer, an Outside Custodian and an Outside Certificate Administrator, and CGMRC, a Sponsor and an originator, and certain of its affiliates, Wells Fargo acts as interim servicer with respect to twelve (12) of the Mortgage Loans (with an aggregate principal balance of approximately $223,638,972 as of the Cut-off Date and representing approximately 29.6% of the Initial Pool Balance) to be contributed to this securitization transaction by CGMRC.

Pursuant to an interim servicing agreement between Wells Fargo, an Outside Servicer, an Outside Custodian and an Outside Certificate Administrator, and Barclays, a Sponsor and an originator, and certain of its affiliates, Wells Fargo acts as interim servicer with respect to all of the Mortgage Loans (with an aggregate Cut-off Date Balance of approximately $222,282,500 and representing approximately 29.4% of the Initial Pool Balance) to be contributed to this securitization transaction by Barclays.

Pursuant to an interim servicing agreement between Wells Fargo, an Outside Servicer, an Outside Custodian and an Outside Certificate Administrator, and CCRE Lending, a Sponsor and an originator, and certain of its affiliates, Wells Fargo acts as interim servicer with respect to seven (7) of the Mortgage Loans (with an aggregate Cut-off Date Balance of approximately $61,301,999 and representing approximately 8.1% of the Initial Pool Balance) to be contributed to this securitization transaction by CCRE Lending.

Pursuant to certain interim servicing agreements between Midland, the Master Servicer and an Outside Servicer, and CCRE Lending, a Sponsor and an originator, and/or certain of its affiliates, Midland also acts as an interim servicer with respect to one (1) of the CCRE Mortgage Loans (with a Cut-off Date Balance of approximately $35,000,000, representing approximately 4.6% of the Initial Pool Balance) to be contributed to this securitization transaction by CCRE Lending.

Pursuant to an interim servicing agreement between Wells Fargo, an Outside Servicer, an Outside Custodian and an Outside Certificate Administrator, and Rialto, a Sponsor and an originator, and certain of its affiliates, Wells Fargo acts as interim servicer with respect to seven (7) of the Mortgage Loans (with an aggregate Cut-off Date Balance of approximately $109,705,463 and representing approximately 14.5% of the Initial Pool Balance) to be contributed to this securitization transaction by Rialto.

Pursuant to an interim servicing agreement between Wells Fargo, an Outside Servicer, an Outside Custodian and an Outside Certificate Administrator, and Rialto, a Sponsor and an originator, and certain of its affiliates, Wells Fargo acts as interim servicer with respect to one (1) of the Mortgage Loans (with a Cut-off Date Balance of approximately $29,953,118 and representing approximately 4.0% of the Initial Pool Balance) to be contributed to this securitization transaction by CGMRC and Rialto.

Pursuant to an interim servicing agreement between Berkeley Point, an affiliate of CCRE Lending, and CCRE Lending, a Sponsor and an originator, and/or certain of its affiliates, Berkeley Point also acts as an interim servicer with respect to one (1) of the CCRE Mortgage Loans (with a Cut-off Date Balance of approximately $27,869,389, representing approximately 3.7% of the Initial Pool Balance) to be contributed to this securitization transaction by CCRE Lending.

Interim and Other Custodial Arrangements

Wells Fargo, an Outside Servicer, an Outside Custodian and an Outside Certificate Administrator, is also acting as the interim custodian of the loan files for the CGMRC Mortgage Loans, other than with respect to the College Boulevard Portfolio Mortgage Loan, as to which DBTCA, the Trustee, is holding the related Mortgage Loan documents in its capacity as Outside Custodian of the CGCMT 2016-P5 Securitization.

Wells Fargo, an Outside Servicer, an Outside Custodian and an Outside Certificate Administrator, is also acting as the interim custodian of the loan files for the Barclays Mortgage Loans, other than with respect to (i) the 101 Hudson Street Mortgage Loan, as to which Wells Fargo is holding the related Mortgage Loan documents in its capacity as Outside Custodian for the WFCM 2016-C36 Securitization, and (ii) the Briarwood Mall Mortgage Loan, as to which Wells Fargo is holding the related Mortgage Loan documents in its capacity as Outside Custodian for the MSBAM 2016-C30 Securitization.

Wells Fargo, an Outside Servicer, an Outside Custodian and an Outside Certificate Administrator, is also acting as the interim custodian of the loan files for the CCRE Mortgage Loans, other than with respect to the Marriott Saddle Brook Mortgage Loan, as to which Wells Fargo is holding the related Mortgage Loan documents in its capacity as Outside Custodian for the SGCM 2016-C5 Securitization.

Wells Fargo, an Outside Servicer, an Outside Custodian and an Outside Certificate Administrator, is also acting as the interim custodian of the loan files for the Rialto Mortgage Loans.

Loan Combination and Mezzanine Loan Arrangements

CGMRC, an originator and a Sponsor, or an affiliate thereof, is the current holder of one of the 80 Park Plaza Pari Passu Companion Loans and two of the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans, but is expected to transfer each such Companion Loan to one or more future commercial mortgage securitization transactions.

Barclays, an originator and a Sponsor, or an affiliate thereof, is the current holder of two of the Potomac Mills Pari Passu Companion Loans, two of the Potomac Mills Subordinate Companion Loans and two of the Quantum Park Pari Passu Companion Loans, but is expected to transfer each such Pari Passu Companion Loan to one or more future commercial mortgage securitization transactions and to sell each such Subordinate Companion Loan to a third party.

CCRE Lending, an originator and a Sponsor, or an affiliate thereof, is the current holder of two of the Potomac Mills Pari Passu Companion Loans, two of the Hill7 Office Pari Passu Companion Loans, one of the Mills Fleet Farm Pari Passu Companion Loans and one of the Marriott Saddle Brook Pari Passu Companion Loans, but is expected to transfer each such Pari Passu Companion Loan to one or more future commercial mortgage securitization transactions. In addition, CCRE Lending is the current holder of three of the Potomac Mills Subordinate Companion Loans and is expected to sell such Subordinate Companion Loans to an unaffiliated third party.

Rialto, an originator and a Sponsor, or an affiliate thereof, is the current holder of one of the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans, but is expected to transfer such Companion Loan to one or more future commercial mortgage securitization transactions.

Other Arrangements

The Master Servicer will enter into one or more agreements with the Sponsors to purchase the master servicing rights to the Mortgage Loans and/or the right to be appointed as the Master Servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Serviced Loans.

Pursuant to a primary servicing agreement between Berkeley Point Capital LLC, an affiliate of CCRE Lending, on the one hand, and Midland, on the other hand, Berkeley Point Capital LLC is expected to have full cashiering subservicing duties with respect to one (1) of the CCRE Mortgage Loans, representing approximately 0.4% of the Initial Pool Balance, and is expected to receive a fee calculated at 0.07000% per annum for each such CCRE Mortgage Loan. In addition, pursuant to a limited subservicing agreement between Berkeley Point Capital LLC, on the one hand, and Midland, on the other hand, Berkeley Point Capital LLC is expected to have certain limited subservicing duties consisting of performing inspections and collecting financial statements with respect to six (6) of the CCRE Mortgage Loans (including the Hill7 Office Mortgage Loan prior to the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date), representing approximately 10.5% of the Initial Pool Balance, and is expected to receive a fee calculated at 0.02000% per annum for each such CCRE Mortgage Loan.

Pursuant to a limited subservicing agreement between Berkeley Point Capital LLC, an affiliate of CCRE Lending, on the one hand, and Wells Fargo, as master servicer under the SGCMS 2016-C5 Pooling and Servicing Agreement, on the other hand, Berkeley Point Capital LLC has certain limited subservicing duties (as described above) with respect to one (1) of the CCRE Mortgage Loans, representing approximately 0.9% of the Initial Pool Balance, and is expected to receive a fee calculated at 0.02000% per annum for such CCRE Mortgage Loan. In addition, it is expected that pursuant to a limited subservicing agreement between Berkeley Point Capital LLC, an affiliate of CCRE Lending, on the one hand, and Wells Fargo, as master servicer under the CFCRE 2016-C6 Pooling and Servicing Agreement, on the other hand, Berkeley Point Capital LLC will have certain limited subservicing duties (as described above) with respect to one (1) of the CCRE Mortgage Loans (the Hill7 Office Mortgage Loan, following the occurrence of the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date), representing approximately 4.0% of the Initial Pool Balance, and is expected to receive a fee calculated at 0.02000% per annum for such CCRE Mortgage Loan.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Description of the Certificates

General

The Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2016-C3 (the “Certificates”) will be issued on or about November 17, 2016 (the “Closing Date”) pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below) and will represent in the aggregate the entire beneficial ownership interest in the Issuing Entity. The assets of the Issuing Entity will primarily consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any Mortgaged Property acquired on behalf of the Issuing Entity (including, in the case of an Outside Serviced Mortgage Loan, pursuant to the Outside Servicing Agreement) through foreclosure or deed-in-lieu of foreclosure (upon acquisition, each, an “REO Property”) and all revenues received in respect of that REO Property (but, with respect to any REO Property relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination); (3) those funds or assets as from time to time are deposited in the accounts discussed in “The Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any funds or assets relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination), if established; (4) the rights of the Master Servicer and Trustee under all insurance policies with respect to the Mortgage Loans; and (5) certain rights of the Depositor under each Mortgage Loan Purchase Agreement relating to Mortgage Loan document delivery requirements and the representations and warranties of each Mortgage Loan Seller regarding the Mortgage Loans it sold to the Depositor.

The Certificates will consist of the following classes (each, a “Class”): (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class A-S, Class B and Class C Certificates (collectively, the “Offered Certificates”), which are offered by this prospectus; and (ii) the Class X-D, Class X-E, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class S and Class R Certificates (collectively, the “Non-Offered Certificates”), which are not offered by this prospectus. The Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G Certificates are referred to collectively in this prospectus as the “Interest-Only Certificates” or “Class X Certificates”. The Class R Certificates are sometimes also referred to in this prospectus as the “Residual Certificates”. The Certificates (other than the Class S and Class R Certificates) are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”.

Upon initial issuance, the respective Classes of the Principal Balance Certificates will have the Certificate Balances, and the respective Classes of the Interest-Only Certificates will have the Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Class A-1	$31,197,000
Class A-2	$75,370,000
Class A-3	$180,000,000
Class A-4	$209,266,000
Class A-AB	$33,711,000
Class X-A	$592,900,000
Class X-B	$40,662,000
Class X-D	$39,716,000
Class X-E	$17,021,000
Class X-F	$7,565,000
Class X-G	$28,369,189
Class A-S	$63,356,000
Class B	$40,662,000
Class C	$30,259,000
Class D	$39,716,000
Class E	$17,021,000
Class F	$7,565,000
Class G	$28,369,189

The “Certificate Balance” of any Class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each Class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that Class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a Class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such Class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The respective Classes of Interest-Only Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal. However, each Class of the Interest-Only Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on the related notional amount (a “Notional Amount”). The Notional Amount of the Class X-A Certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates outstanding from time to time. The Notional Amount of the Class X-B Certificates will equal the Certificate Balance of the Class B Certificates outstanding from time to time. The Notional Amount of the Class X-D Certificates will equal the Certificate Balance of the Class D Certificates outstanding from time to time. The Notional Amount of the Class X-E Certificates will equal the Certificate Balance of the Class E Certificates outstanding from time to time. The Notional Amount of the Class X-F Certificates will equal the Certificate Balance of the Class F Certificates outstanding from time to time. The Notional Amount of the Class X-G Certificates will equal the Certificate Balance of the Class G Certificates outstanding from time to time.

Neither the Class S nor the Class R Certificates will have a Certificate Balance or Notional Amount or entitle their holders to distributions of principal or interest, except that the Class S Certificates will be entitled to receive Excess Interest accruing after the related Anticipated Repayment Date on any ARD Loan.

Distributions

Method, Timing and Amount

Distributions on the Certificates are required to be made by the Certificate Administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”), commencing in December 2016. The “Determination Date” will be the eleventh day of each calendar month (or, if the eleventh calendar day of that month is not a business day, then the next business day), commencing in December 2016.

All distributions (other than the final distribution on any Certificates) are required to be made to the persons in whose names the Certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any Certificate is required to be made in like manner, but only upon presentation and surrender of the Certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a Class of Certificates will be allocated pro rata among the outstanding Certificates of that Class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by: (a) any Certificate (other than a Class S or Class R Certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related Class; and (b) any Class S or Class R Certificate will be the percentage interest in the applicable Class specified on the face of that Certificate.

The Master Servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The Master Servicer will be entitled to retain any interest or other income earned on such funds and the Master Servicer will be required to bear any losses resulting from the investment of such funds, as provided in the Pooling and Servicing Agreement.

Available Funds

The aggregate amount available for distributions of interest, principal and reimbursements of Realized Losses to holders of the Certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)       the aggregate amount of all cash received on the Mortgage Loans and any REO Properties that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan) and/or the Lower-Tier REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date, exclusive of any portion of the foregoing that represents (without duplication):

(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the borrowers of a Mortgage Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;

(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries that were received after the related Determination Date (other than the monthly remittance on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);

(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

(iv)	with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (in any event unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

(v)	yield maintenance charges and prepayment premiums;

(vi)	Excess Interest on the ARD Loans;

(vii)	amounts deposited in the Collection Account or the Lower-Tier REMIC Distribution Account in error; and/or

(viii)	late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)       if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, (i) the aggregate amount allocable to the Mortgage Loans transferred from the REO Account to the Collection Account for the subject Distribution Date and (ii) the remittance received on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property in the month of the subject Distribution Date, to the extent that each such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)       all Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans with respect to the subject Distribution Date and P&I Advances made by the Master Servicer or the Trustee, as applicable, with respect to the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

(d)       with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in March, (or February, if such Distribution Date is the final Distribution Date), commencing in 2017, the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account.

“Monthly Payment” with respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Mortgage Loan or REO Companion Loan) and any Due Date is the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate which is payable by the related borrower on such Due Date, exclusive of any balloon payment. The Monthly Payment with respect to any Due Date for (i) an REO Mortgage Loan or REO Companion Loan, or (ii) any Mortgage Loan or Serviced Companion Loan that is delinquent at its maturity date and with respect to which the Special Servicer has not entered into an extension, will be the monthly payment that would otherwise have been payable on such Due Date had the related Mortgage Note not been discharged or the related maturity date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Serviced Loan Combination is the aggregate Monthly Payment for the related Mortgage Loan and Serviced Companion Loan(s).

The “Collection Period” for any Distribution Date will be the period beginning on the day immediately following the Determination Date occurring in the month preceding the month in which that Distribution Date occurs (or, in the case of the Collection Period for the initial Distribution Date, with respect to any particular Mortgage Loan or Companion Loan, beginning on the day immediately following the Due Date for such Mortgage Loan or Companion Loan in the month preceding the month in which that Distribution Date occurs (or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month)) and ending on and including the Determination Date occurring in the month in which that Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan and Companion Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower (without regard to any grace period). However, with respect to any Mortgage Loan or Companion Loan that is delinquent in respect of its balloon payment beyond the end of the Collection Period in which the related maturity date occurred or as to which the related Mortgaged Property has become an REO Property, for any calendar month, the Due Date will be deemed to be the date that, but for the occurrence of such event, would have been the related Due Date in such month.

The “Due Period” with respect to any Distribution Date and any Mortgage Loan or Companion Loan will be the period beginning on the day immediately following the Due Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in December 2016, beginning on the day after the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month) and ending on and including the Due Date in the month in which such Distribution Date occurs.

Priority of Distributions

On each Distribution Date, the Certificate Administrator is required to apply the Available Funds held by it in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Second, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, in reduction of the respective Certificate Balances of those Classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, until the related Certificate Balance is reduced to the scheduled Certificate Balance for the Class A-AB Certificates with respect to such Distribution Date set forth on Annex F to this prospectus (as to any Distribution Date, the “Class A-AB Scheduled Principal Balance”),

(ii)	to the holders of the Class A-1 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to subclause (i) of this clause Second, until the related Certificate Balance is reduced to zero,

(iii)	to the holders of the Class A-2 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(iv)	to the holders of the Class A-3 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(v)	to the holders of the Class A-4 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero, and

(vi)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero;

Third, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Fourth, to the holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates have been reduced to zero, to the holders of the Class A-S Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Seventh, to the holders of the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates have been reduced to zero, to the holders of the Class B Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Tenth, to the holders of the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S and Class B Certificates have been reduced to zero, to the holders of the Class C Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Thirteenth, to the holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B and Class C Certificates have been reduced to zero, to the holders of the Class D Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Sixteenth, to the holders of the Class E Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, to the holders of the Class E Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Nineteenth, to the holders of the Class F Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, to the holders of the Class F Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-First, to the holders of the Class F Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Second, to the holders of the Class G Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Third, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E and Class F Certificates have been reduced to zero, to the holders of the Class G Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal

Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Fourth, to the holders of the Class G Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class; and

Last, to the holders of the Class R Certificates, in the amount of any remaining portion of the Available Funds for such Distribution Date.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective Certificate Balances), among the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date as of which (without regard to the distribution of the Principal Distribution Amount on such Distribution Date) the Certificate Balances of the Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates have been reduced to zero as a result of the allocation of Realized Losses to those Certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Certificates in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred) the amount of such recovery will be added to the Certificate Balance(s) of the Class or Classes of Principal Balance Certificates that previously were allocated Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of the unallocated portion of such recovery and the amount of the unreimbursed Realized Losses previously allocated to the subject Class of Certificates, and the Interest Shortfall with respect to each affected Class of Regular Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for such Class of Principal Balance Certificates had never been written down. If the Certificate Balance of any Class of Principal Balance Certificates is so increased, the amount of unreimbursed Realized Losses of such Class of Certificates will be decreased by such amount.

Pass-Through Rates

The per annum rate at which interest accrues with respect to any Class of Regular Certificates is referred to in this prospectus as its “Pass-Through Rate”.

The Pass-Through Rate with respect to each Class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class D, Class E, Class F and Class G Certificates for any Distribution Date will be fixed at the initial Pass-Through Rate for such Class set forth in the table under “Certificate Summary” in this prospectus.

The Pass-Through Rate with respect to each Class of the Class A-S and Class B Certificates for any Distribution Date will be a per annum rate equal to the lesser of (a) the initial Pass-Through Rate for such Class set forth in the table under “Certificate Summary” in this prospectus and (b) the WAC Rate for such Distribution Date.

The Pass-Through Rate with respect to the Class C Certificates for any Distribution Date will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate for the Class X-A Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-B Certificates for any Distribution Date will equal the Class X Strip Rate for the Class B Certificates for such Distribution Date. The Pass-Through Rate for the Class X-D Certificates for any Distribution Date will equal the Class X Strip Rate for the Class D Certificates for such Distribution Date. The Pass-Through Rate for the Class X-E Certificates for any Distribution Date will equal the Class X Strip Rate for the Class E Certificates for such Distribution Date. The Pass-Through Rate for the Class X-F Certificates for any Distribution Date will equal the Class X Strip Rate for the Class F Certificates for such Distribution Date. The Pass-Through Rate for the Class X-G Certificates for any Distribution Date will equal the Class X Strip Rate for the Class G Certificates for such Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Pass-Through Rates of the Mortgage Loans for such Distribution Date, weighted on the basis of their respective Stated Principal Balances immediately prior to such Distribution Date.

The “Class X Strip Rate” for any Class of Principal Balance Certificates with respect to any Distribution Date will equal the excess, if any, of the WAC Rate for such Distribution Date, over the Pass-Through Rate for such Class of Principal Balance Certificates for such Distribution Date.

In general, the “Net Mortgage Pass-Through Rate” will be: (a) with respect to any Mortgage Loan that accrues interest on the basis of a 360-day year consisting of twelve 30-day months (a “30/360 Basis”), for any Distribution Date, the Net Mortgage Rate in effect for such Mortgage Loan during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that Distribution Date; and (b) with respect to any Mortgage Loan that accrues interest on an Actual/360 Basis, for any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued) in respect of such Mortgage Loan (adjusted to the related Net Mortgage Rate and, if applicable, exclusive of any Excess Interest) during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that subsequent Distribution Date. However, with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, when determining: (i) the related Net Mortgage Pass-Through Rate for the Distribution Date in January (except during a leap year), or February of any year subsequent to 2016 (in any event unless that Distribution Date is the final Distribution Date), the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to exclude related Withheld Amounts to be transferred to the Interest Reserve Account in such month; or (ii) the related Net Mortgage Pass-Through Rate for the Distribution Date in March (or in February if the final Distribution Date occurs in such particular month of February) in any year subsequent to 2016, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to include related Withheld Amounts to be deposited in the Lower-Tier REMIC Distribution Account for distribution on such Distribution Date. In addition, the Net Mortgage Pass-Through Rate with respect to any Mortgage Loan for any Distribution Date will be determined without regard to: (i) any modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by the Master Servicer, the Special Servicer, an Outside Servicer or an Outside Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower; (ii) the occurrence and continuation of a default under such Mortgage Loan; (iii) the passage of the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date; and (iv) the related Mortgaged Property becoming an REO Property.

The “Net Mortgage Rate” with respect to any Mortgage Loan is a per annum rate equal to the related Mortgage Rate minus the related Administrative Fee Rate.

The “Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and any Class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such Class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any Class of Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the applicable Pass-Through Rate for such Class on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any Class of Regular Certificates is, subject to increase as described in the last paragraph under “—Priority of Distributions” above, the sum of (a) the portion of the Interest Distribution Amount for such Class remaining unpaid as of the close of business on the preceding Distribution Date (if any), and (b) to the extent permitted by applicable law, (i) in the case of a Class of Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class for the subject Distribution Date and (ii) in the case of a Class of Interest-Only Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for the subject Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(1)	the Scheduled Principal Distribution Amount for that Distribution Date,

(2)	the Unscheduled Principal Distribution Amount for that Distribution Date,

(3)	the Principal Shortfall, if any, for the prior Distribution Date; and,

provided, that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)       Nonrecoverable Advances (including any servicing advance with respect to an Outside Serviced Mortgage Loan under the related Outside Servicing Agreement), together with interest on such Nonrecoverable Advances at the Advance Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)       Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the Collection Period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of: (a) all Monthly Payments (which do not include balloon payments) with respect to the Mortgage Loans due or deemed due during or, if and to the extent not previously received or advanced and distributable to Certificateholders on a preceding Distribution Date, prior to the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, in the case of an Outside

Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the Master Servicer or the Trustee, as applicable; and (b) all balloon payments with respect to the Mortgage Loans to the extent received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above for the subject Distribution Date and not previously received or advanced and distributable to Certificateholders on a preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received during the periods or by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the Master Servicer or the Trustee, as the case may be, for prior P&I Advances, as described in this prospectus.

The “Unscheduled Principal Distribution Amount” for any Distribution Date will equal the aggregate of: (a) all prepayments of principal received on the Mortgage Loans during the related Collection Period (or, in the case of the Outside Serviced Mortgage Loans, all principal prepayments received during the period that renders them includable in the Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and, to the extent of the Issuing Entity’s interest therein, any REO Properties during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Available Funds for such Distribution Date), whether in the form of liquidation proceeds, insurance proceeds, condemnation proceeds, net income, rents, and profits from any REO Property or otherwise, that were identified and applied by the Master Servicer (and/or, in the case of an Outside Serviced Mortgage Loan, the related Outside Servicer) as recoveries of previously unadvanced principal of the related Mortgage Loan.

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for such Distribution Date exceeds (2) the aggregate amount actually distributed on such Distribution Date in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by an amount generally equal to all payments and other collections of principal on such Mortgage Loan that are distributable on or advanced for such Distribution Date. With respect to any Serviced Companion Loan as of any date of determination, the Stated Principal Balance will generally equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Serviced Loan Combination as of any date of determination, the Stated Principal Balance of such Loan Combination will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Serviced Loan Combination may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Loan Combination, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of the Mortgage Loans”. If any Mortgage Loan or Loan Combination is paid in full, or if the Mortgage Loan or Loan Combination (or any Mortgaged Property acquired in respect of the Mortgage Loan or Loan Combination) is otherwise liquidated, then, as of the Distribution Date that relates to the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Loan Combination will be zero.

For purposes of calculating Pass-Through Rates and distributions on, and allocations of Realized Losses to, the Certificates, as well as for purposes of calculating the Servicing Fee, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee payable each month, each REO Property (including any REO Property with respect to an Outside Serviced Mortgage Loan held pursuant to an Outside Servicing Agreement) will be treated as if the related Mortgage Loan (an “REO Mortgage Loan”) and any related Companion Loan(s) (each, an “REO Companion Loan”; and each REO Mortgage Loan and REO Companion Loan, also an “REO Loan”) had remained outstanding and the related loan documents continued in full force and effect; and all references to “Mortgage Loan,” “Mortgage Loans” or “Mortgage Pool” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Mortgage Loan, and all references to “Companion Loan” or “Companion Loans” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Companion Loan. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan or Companion Loan, as applicable, including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan or Companion Loan, as applicable, including any portion of those amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursements to the Master Servicer or Special Servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the Master Servicer as if received on the predecessor Mortgage Loan or Companion Loan.

With respect to each Serviced Loan Combination, no amounts collected thereon or with respect to any related REO Property that are allocable to any related Companion Loan or REO Companion Loan will be available for amounts due to the Certificateholders or to reimburse the Issuing Entity, other than in the limited circumstances related to Property Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Loan Combination incurred with respect to such Serviced Loan Combination in accordance with the Pooling and Servicing Agreement.

Excess Interest

On each Distribution Date, the Certificate Administrator is required to distribute to the holders of the Class S Certificates any Excess Interest received with respect to the ARD Loans during the applicable one-month collection period for such Distribution Date.

Application Priority of Mortgage Loan Collections or Loan Combination Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Loan Combination, the related Co-Lender Agreement) to the contrary, all amounts collected by or on behalf of the Issuing Entity in respect of any Mortgage Loan in the form of payments from the related borrower, liquidation proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Loan Combination, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the Pooling and Servicing Agreement, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Pool (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery of any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Loan Combination exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Loan Combination in the manner permitted by the REMIC provisions.

Collections by or on behalf of the Issuing Entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Loan Combination, exclusive of any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the related Pooling and Servicing Agreement, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under the related Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under the related Mortgage Loan;

Eighth, as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under the related Mortgage Loan (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan, after the related Anticipated Repayment Date, as a recovery, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, until the Notional Amounts of the Class X-A and Class X-B Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, each yield maintenance charge collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Available Funds for such Distribution Date) is required to be distributed to Certificateholders (excluding holders of the Class X-D, Class X-E, Class X-F, Class X-G, Class E, Class F, Class G, Class S and Class R Certificates) as follows: (a) first such yield maintenance charge will be allocated between (i) the group (the “YM Group A”) of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A and Class A-S Certificates, and (ii) the group (the “YM Group B” and collectively with the YM Group A, the “YM Groups”) of the Class X-B, Class B, Class C and Class D Certificates, pro rata based upon the aggregate amount of principal distributed to the Classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (b) then the portion of such yield maintenance charge allocated to each YM Group will be further allocated as among the Classes of Regular Certificates in such YM Group, in the following manner: (1) each Class of Principal Balance Certificates in such YM Group will entitle the applicable Certificateholders to receive on the applicable Distribution Date that portion of such yield maintenance charge equal to the product of (x) a fraction whose numerator is the amount of principal distributed to such Class of Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group on such Distribution Date, (y) the Base Interest Fraction for the related principal prepayment and such Class of Principal Balance Certificates, and (z) the amount of such yield maintenance charge allocated to such YM Group, and (2) the amount of such yield maintenance charge allocated to such YM Group and remaining after such distributions will be distributed to the Class of Class X Certificates in such YM Group. If there is more than one Class of Principal Balance Certificates in either YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such Classes, the aggregate amount of such yield maintenance charges will be allocated among all such Classes of Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the prior sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to both of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

After the Notional Amounts of the Class X-A and Class X-B Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be allocated between the holders of the Class E, Class F and Class G Certificates in the manner provided in the Pooling and Servicing Agreement.

No yield maintenance charges or prepayment premiums will be distributed to the holders of the Class X-D, Class X-E, Class X-F, Class X-G, Class S and Class R Certificates.

Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans during the related Collection Period.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any Class of Certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that Class of Certificates would be reduced to zero based on a 0% CPR prepayment rate and the Modeling Assumptions. The Assumed Final Distribution Date with respect to each Class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	September 2021
Class A-2	October 2021
Class A-3	October 2026
Class A-4	October 2026
Class A-AB	December 2025
Class X-A	October 2026
Class X-B	November 2026
Class A-S	October 2026
Class B	November 2026
Class C	November 2026

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more Classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated assuming no prepayments of principal (other than the repayment in full of an ARD Loan on its Anticipated Repayment Date). Because the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more Classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each Class of Offered Certificates will be the Distribution Date in November 2049. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Loan Combination in whole or in part, after the related Due Date in any Collection Period, the amount of interest (net of related Servicing Fees and any related Excess Interest and default interest) accrued on such prepayment from such Due Date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Loan Combination (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part prior to the related Due Date in any Collection Period and does not pay interest on such prepayment through the end of the one-month accrual period applicable to such Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any related Excess Interest and default interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Companion Loan, will be retained by the Master Servicer as additional servicing compensation.

The Master Servicer will be required to deliver to the Certificate Administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Mortgage Loan (other than an Outside Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan(s) (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)	the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00250% per annum and (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Loan Combination is serviced under the Pooling and Servicing Agreement, any related Serviced Pari Passu Companion Loan) subject to such prepayment and net investment earnings on such Prepayment Interest Excesses. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the Master Servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (w) if the Mortgage Loan is an Outside Serviced Mortgage Loan, (x) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (y) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such principal prepayment in accordance with the Servicing Standard, or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer will pay, without regard to clause (ii) above, the amount of the Prepayment Interest Shortfall with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayment.

Compensating Interest Payments with respect to the Serviced Loan Combinations will be allocated between the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the Master Servicer will be required to pay the portion of such Compensating Interest Payments allocable to a related Serviced Pari Passu Companion Loan to the holder thereof.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the Master Servicer’s Compensating Interest Payment for the related Distribution Date or, in the case of an Outside Serviced Mortgage Loan, the portion of any compensating interest payments allocable to such Outside Serviced Mortgage Loan to the extent received from the related Outside Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among the respective Classes of the Regular Certificates on a pro rata basis in accordance with the respective Interest Accrual Amounts for those Classes for such Distribution Date.

Subordination; Allocation of Realized Losses

As a means of providing a certain amount of protection to the holders of the Senior Certificates against losses associated with delinquent and defaulted Mortgage Loans, the rights of the holders of the Subordinate Certificates to receive distributions of interest and/or principal will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S Certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F and Class G Certificates. The Class B Certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F and Class G Certificates. The Class C will likewise be protected by the subordination of the Class D, Class E, Class F and Class G Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a Class of Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable with respect to that Class prior to any distribution being made on such Distribution Date in respect of any Classes of Certificates subordinate to that Class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to Classes of Certificates that are subordinate to more senior Classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

On and after the Cross-Over Date has occurred, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, pro rata based on Certificate Balance, until their respective Certificate Balances have been reduced to zero (and the schedule for the Class A-AB principal distributions will be disregarded). Prior to the Cross-Over Date, allocation of principal will be made as described under “—Distributions—Priority of Distributions” above. Allocation to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, the percentage interest in the Issuing Entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates will be decreased (with a corresponding increase in the percentage interest in the Issuing Entity evidenced by the other Principal Balance Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates by the other Principal Balance Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates, in that order, in each case for so long as the subject Certificates are outstanding, will provide a similar, but diminishing benefit to those Certificates (other than the Class G Certificates) as to the relative amount of subordination afforded by the outstanding Classes of Certificates with lower payment priorities.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the Certificate Administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The Certificate Administrator will be required to allocate any Realized Losses among the following Classes of Subordinate Certificates in the following order, until the Certificate Balance of each such Class is reduced to zero:

first, to the Class G Certificates;

second, to the Class F Certificates;

third, to the Class E Certificates;

fourth, to the Class D Certificates;

fifth, to the Class C Certificates;

sixth, to the Class B Certificates; and

seventh, to the Class A-S Certificates.

Following the reduction of the Certificate Balances of all Classes of Subordinate Certificates to zero, the Certificate Administrator will be required to allocate Realized Losses among Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class S or Class R Certificates and will not be directly allocated to the Interest-Only Certificates. However, the Notional Amounts of the Classes of Interest-Only Certificates will be reduced if the Certificate Balances of the related Classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the Special Servicer or an Outside Special Servicer of any compensation as described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the Issuing Entity, including certain reimbursements to the Certificate Administrator or Trustee as described under “Transaction Parties—The Trustee” or “—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the Issuing Entity, as described under “Material Federal Income Tax Consequences”.

A Class of Offered Certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a Class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the Certificate Administrator will be required to provide or make available to each Certificateholder of record a Distribution Date statement in the form of Annex D providing all applicable information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the Certificate Administrator will include (to the extent it receives such information from the applicable person) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the Issuing Entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the Issuing Entity.

Within a reasonable period of time after the end of each calendar year, upon request, the Certificate Administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a Certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the related Certificate Balance (if any), and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Distribution Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the Certificate Administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the Certificate Administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the Certificate Administrator will provide or make available on its website (www.sf.citidirect.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the Master Servicer, the Certificate Administrator or the Special Servicer, as applicable, substantially in the forms provided in the Pooling and Servicing Agreement (which forms are subject to change) and including substantially the following information:

(1)       the Distribution Date Statement;

(2)       a CRE Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification and corrected loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)     a CREFC® servicer watch list;

(11)     a CREFC® loan level reserve and letter of credit report;

(12)     a CREFC® property file;

(13)     a CREFC® financial file;

(14)     a CREFC® loan setup file; and

(15)     a CREFC® loan periodic update file.

The Master Servicer or the Special Servicer, as applicable, may omit any information from these reports that the Master Servicer or the Special Servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator will be responsible for the accuracy or completeness of any information supplied to it by or on behalf of a borrower, a Sponsor or another party to the Pooling and Servicing Agreement or a party to an Outside Servicing Agreement that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the Depositor and the Certificate Administrator.

Before each Distribution Date, the Master Servicer will deliver to the Certificate Administrator by electronic means various CREFC® Reports, including:

(i)	a CREFC® property file;

(ii)	a CREFC® financial file; and

(iii)	a CREFC® loan periodic update file.

In addition, the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property related to a Serviced Mortgage Loan:

(i)       Within 30 days after receipt of a quarterly operating statement, if any, commencing with respect to the quarter ending March 31, 2017, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer (with respect to Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the Certificate Administrator, the Operating Advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

(ii)       Within 30 days after receipt by the Special Servicer (with respect to Specially Serviced Loans and REO Properties) or the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls, commencing with respect to the calendar year ending December 31, 2017, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the Pooling and Servicing Agreement to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer to satisfy its reporting obligation identified in clause (7) above. The Special Servicer or the Master Servicer will deliver to the Certificate Administrator, the Operating Advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the Certificate Administrator reports upon request and pursuant to the provisions of the Pooling and Servicing Agreement. Otherwise, until the time Definitive Certificates are issued to evidence the Certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the Depositor and its designees, the initial purchasers, the underwriters, the Sponsors, the Master Servicer, the Special Servicer, the Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, any additional servicer designated by the Master Servicer or the Special Servicer, the Directing Holder (but, in the case of the Controlling Class Representative, only for so long as a Consultation Termination Event does not exist), the Operating Advisor, any affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any affiliate of the Asset Representations Reviewer designated by the Asset Representations Reviewer, any holder of a Companion Loan who provides an Investor Certification (subject to the next sentence and the proviso to this sentence), any other person who provides the Certificate Administrator with an Investor Certification (subject to the next sentence and the proviso to this sentence) and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers a NRSRO Certification to the Certificate Administrator; provided, that in no event will an Excluded Controlling Class Holder be entitled to Excluded Information with respect to an Excluded Controlling Class Mortgage Loan with respect to which it is a Borrower Party (but this exclusion will not apply to any other Mortgage Loan). In no event will a Borrower Party be considered a Privileged Person; provided that the foregoing will not be applicable to, nor limit, an Excluded Controlling Class Holder’s right to access information with respect to any Mortgage Loan other than Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan.

The Controlling Class Representative, each Controlling Class Certificateholder and the Special Servicer will be considered a Privileged Person with respect to any Mortgage Loans or Serviced Loan Combinations for which it is not then a Borrower Party, and the limitations on access to information set forth in the Pooling and Servicing Agreement will apply only with respect to the related Mortgage Loan for which the applicable party is a Borrower Party and only with respect to the related Excluded Information (in the case of the Controlling Class Representative or a Controlling Class Certificateholder) or the related Excluded Special Servicer Information (in the case of the Special Servicer).

“Investor Certification” means a certificate substantially in the form(s) attached to the Pooling and Servicing Agreement or in the form(s) provided electronically by the Certificate Administrator representing that the person executing the certificate is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing), the Controlling Class Representative (to the extent the Controlling Class Representative is not a Certificateholder or a Certificate Owner), or a Serviced Companion Loan Holder or its representative, and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s website), (A) (1) in the case such person is neither the Controlling Class Representative nor a Controlling Class Certificateholder, such person is or is not a Borrower Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is or is not a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan and (B) except in the case of a Serviced Companion Loan Holder or its representative, such person has received a copy of this prospectus, and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate or a Serviced Companion Loan Holder or its representative), (A) (1) such person is not a Borrower Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan, (B) such person is or is not the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator, a Mortgage Loan Seller or an affiliate of any of the foregoing and (C) such person has received a copy of this prospectus. Notwithstanding any provision to the contrary in this prospectus, the Certificate Administrator will not have any obligation to restrict access by the Special Servicer or any Excluded Mortgage Loan Special Servicer to any information on the Certificate Administrator’s website related to any Excluded Special Servicer Mortgage Loan.

For the avoidance of doubt if a Borrower Party is the Controlling Class Representative or a Controlling Class Certificateholder, such person (A) will be prohibited from having access to the Excluded Information solely with respect to the related Excluded Controlling Class Mortgage Loan and (B) will not be permitted to exercise voting or control, consultation and/or special servicer appointment rights as a member of the Controlling Class solely with respect to the related Excluded Controlling Class Mortgage Loan.

A “Certificateholder” is the person in whose name a Certificate is registered in the certificate register maintained pursuant to the Pooling and Servicing Agreement (including, solely for the purposes of distributing reports, statements or other information pursuant to the Pooling and Servicing Agreement, beneficial owners of Certificates or potential transferees of Certificates to the extent the person distributing such information has been provided with an appropriate Investor Certification by or on behalf of such beneficial owner or potential transferee), provided, however, that (a) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement (including voting on amendments to the Pooling and Servicing Agreement) that specifically relates to the rights, duties, compensation or termination of, and/or any other matter specifically involving, the Depositor, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, any Mortgage Loan Seller or any person known to a responsible officer of the certificate registrar to be an affiliate of any such party, any Certificate registered in the name of or beneficially owned by such party or any affiliate thereof will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained, (b) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement, any Certificate beneficially owned by a Borrower Party will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained (provided, that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Mortgage Loan), and (c) if the Master Servicer, the Special Servicer or an affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it will be permitted to act in such capacity and exercise all rights under the Pooling and Servicing Agreement bestowed upon the Controlling Class (other than, with respect to any Excluded Controlling Class Mortgage Loan with respect to which such party is an Excluded Controlling Class Holder, as described above). For the avoidance of doubt, nothing contained in this definition will preclude the Special Servicer from performing its duties and exercising its rights in its capacity as Special Servicer under the Pooling and Servicing Agreement other than with respect to an Excluded Special Servicer Mortgage Loan.

A “Certificate Owner” is the beneficial owner of a certificate held in book-entry form.

“Non-Reduced Certificates“ means, as of any date of determination, any Class of Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of the date of determination and (z) any Realized Losses previously allocated to such Class of Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates.

“NRSRO Certification” means a certification executed by an NRSRO in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the Pooling and Servicing Agreement or that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the Depositor’s Rule 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the Pooling and Servicing Agreement, with respect to a Subordinate Companion Loan, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holder of such Subordinate Companion Loan certain other reports, copies and information relating to an AB Loan Combination. In addition, under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holders of any Pari Passu Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Loan Combination to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans and the Certificates, including the Distribution Date statements, CREFC® Reports and supplemental notices with respect to such Distribution Date statements and CREFC® Reports, may be provided by the Certificate Administrator to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc. and Markit Group Limited, pursuant to the terms of the Pooling and Servicing Agreement.

Upon the reasonable request of any Certificateholder that has delivered an appropriate Investor Certification, the Master Servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer; provided, that in connection with such request, the Master Servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the Pooling and Servicing Agreement. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The Certificate Administrator will make available to any Privileged Person via the Certificate Administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and the SEC EDGAR filings referred to below):

(A)	the following “deal documents”:

●	this prospectus;

●	the Pooling and Servicing Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date, if any, and the Mortgage Loan Purchase Agreements and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the Certificate Administrator by the Master Servicer;

(B)	the following “SEC EDGAR filings”:

●	any reports on Forms 10-D, 10-K and 8-K that have been filed by the Certificate Administrator with respect to the Issuing Entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

(C)	the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the Certificate Administrator); and

●	the annual reports prepared by the Operating Advisor;

(D)	the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the Special Servicer; and

●	any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format;

(E)	the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the Pooling and Servicing Agreement;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the Certificates;

●	all notices of the occurrence of any Servicer Termination Event received by the Certificate Administrator or any notice to Certificateholders of the termination of the Master Servicer or the Special Servicer;

●	any notice of resignation or termination of the Master Servicer or Special Servicer;

●	notice of resignation of the Trustee or the Certificate Administrator, and notice of the acceptance of appointment by the successor Trustee or the successor Certificate Administrator, as applicable;

●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer, the Operating Advisor or the Asset Representations Reviewer; provided, that such request may be made solely by holders of Non-Reduced Certificates as and to the extent specified in the Pooling and Servicing Agreement;

●	any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;

●	notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and notice of the acceptance of appointment by the successor Operating Advisor or the successor Asset Representations Reviewer, as applicable;

●	notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and a copy of any Final Asset Review Report received by the Certificate Administrator;

●	any notice of the termination of a sub-servicer with respect to Mortgage Loans representing 10% or more of the aggregate principal balance of all the Mortgage Loans;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the Issuing Entity;

●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Reviewer Termination Event;

●	any assessments of compliance delivered to the Certificate Administrator;

●	any Attestation Reports delivered to the Certificate Administrator;

●	any “special notices” requested by a Certificateholder to be posted on the Certificate Administrator’s website described under “—Certificateholder Communication” below; and

●	Proposed Course of Action Notice;

(F)	the “Investor Q&A Forum”; and

(G)	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”.

Notwithstanding the foregoing, if the Controlling Class Representative or any Controlling Class Certificateholder, as the case may be, is a Borrower Party with respect to any related Excluded Controlling Class Mortgage Loan (each, an “Excluded Controlling Class Holder” with respect to such Excluded Controlling Class Mortgage Loan only), such Excluded Controlling Class Holder is required to promptly notify each of the Master Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator pursuant to the Pooling and Servicing Agreement and provide a new Investor Certification pursuant to the Pooling and Servicing Agreement and will not be entitled to access any Excluded Information (as defined below) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access will only be prohibited with respect to the Excluded Controlling Class Mortgage Loan(s) for which such Excluded Controlling Class Holder is a Borrower Party) made available on the Certificate Administrator’s website for so long as it is an Excluded Controlling Class Holder. The Pooling and Servicing Agreement will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information with respect to any Excluded Controlling Class Mortgage Loans for which it is a Borrower Party. In addition, if the Controlling Class Representative or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the Pooling and Servicing Agreement will prohibit the Controlling Class Representative or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which the Controlling Class Representative or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Controlling Class Representative or Controlling Class Certificateholder via the Certificate Administrator’s website, such Controlling Class Representative or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Mortgage Loan will be entitled to obtain (upon reasonable request) such information in accordance with terms of the Pooling and Servicing Agreement.

“Excluded Information” means, with respect to any Excluded Controlling Class Mortgage Loan, any information solely related to such Excluded Controlling Class Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Controlling Class Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Controlling Class Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Special Servicer Information” means, with respect to any Excluded Special Servicer Mortgage Loan, any information solely related to such Excluded Special Servicer Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Special Servicer Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Special Servicer Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

Any reports on Form 10-D filed by the Certificate Administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the Issuing Entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties and (ii) a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer.

The Certificate Administrator will be required to post to the 17g-5 Website any Form 15-E received by the Certificate Administrator from any party to the Pooling and Servicing Agreement.

The Certificate Administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the Certificate Administrator’s website (other than with respect to access provided to the general public in accordance with the Pooling and Servicing Agreement), the Certificate Administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the Pooling and Servicing Agreement. The Certificate Administrator will not be liable for the dissemination of information in accordance with the Pooling and Servicing Agreement.

The Certificate Administrator will make the “Investor Q&A Forum” available to Privileged Persons via the Certificate Administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the Certificate Administrator relating to the Distribution Date statements, (b) the Master Servicer or the Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding the Outside Serviced Mortgage Loans) or the related Mortgaged Properties or (c) the Operating Advisor relating to annual or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to an Outside Serviced Mortgage Loan, to the applicable party under the related Outside Servicing Agreement. The Certificate Administrator, the Master

Servicer, the Special Servicer or the Operating Advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the Issuing Entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the Pooling and Servicing Agreement (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In the case of an inquiry relating to an Outside Serviced Mortgage Loan, the Certificate Administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Outside Servicing Agreement; provided, that the Certificate Administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The Certificate Administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the Pooling and Servicing Agreement. However, no party will post or otherwise disclose any direct communications with the Directing Holder as part of its responses to any inquiries. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the Certificate Administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the Depositor, the underwriters or any of their respective affiliates. None of the underwriters, Depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The Certificate Administrator will make the “Investor Registry” available to any Certificateholder and any Certificate Owner that is a Privileged Person via the Certificate Administrator’s website. Certificateholders and Certificate Owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or Certificate Owner that has also registered, provided, that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The Certificate Administrator’s internet website will initially be located at “www.sf.citidirect.com”. Access will be provided by the Certificate Administrator to such persons upon receipt by the Certificate Administrator from such person of an appropriate Investor Certification or NRSRO Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) may also be provided electronically by the Certificate Administrator. The parties to the Pooling and Servicing Agreement will not be required to provide that certification. In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement. The Certificate Administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source. Assistance in using the Certificate Administrator’s internet website can be obtained by calling the Certificate Administrator’s customer service desk at 1-888-855-9695.

The Certificate Administrator is responsible for the preparation of tax returns on behalf of the Issuing Entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Statement to Certificateholders and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the Issuing Entity.

“17g-5 Information Provider” means the Certificate Administrator.

The Pooling and Servicing Agreement will require the Master Servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the Pooling and Servicing Agreement, to provide certain of the reports or access to the reports available as set forth above, as well as certain other information received by the Master Servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the Master Servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, the Directing Holder (but, in the case of the Controlling Class

Representative, only if a Consultation Termination Event does not exist) will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time Definitive Certificates are issued, notices and statements required to be mailed to holders of Certificates will be available to Certificate Owners only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates (the “Voting Rights”) will be allocated among the respective Classes of Certificateholders as follows:

(1) 1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one Class of Interest-Only Certificates is greater than zero), and

(2) in the case of any Class of Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of the Class as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all Classes of the Principal Balance Certificates, in each case as of the date of determination; provided, that in certain circumstances described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause”, and “—Operating Advisor—Termination of the Operating Advisor Without Cause”, Voting Rights will only be exercisable by holders of the Non-Reduced Certificates and/or will take into account the allocation of Appraisal Reduction Amounts.

The Voting Rights of any Class of Certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

The Class S and Class R Certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial principal balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global Certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The Depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Delivery, Form, Transfer and Denomination—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the Pooling and Servicing Agreement responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The Certificate Administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their Certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of Certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Certificate Administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the Trustee, the Certificate

Administrator, the certificate registrar, the Operating Advisor, the Special Servicer or the Master Servicer as holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the Certificates through the Certificate Administrator and the Trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information” and “—Certificateholder Communication”, and “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer”, “—Termination of the Special Servicer Without Cause”, “—Limitation on Liability; Indemnification”, “—Termination; Retirement of Certificates” and “—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of Certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of Certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific Certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in Certificates of any class held in book-entry form will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as Depository with respect to the Certificates of such class held in book-entry form or ceases to be a clearing agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed investor certification reflecting the appropriate information to the Certificate Administrator (a “Certifying Certificateholder”), which request is made for the purpose of communicating with other Certificateholders and Certificate Owners with respect to their rights under the Pooling and Servicing Agreement or the Certificates and is required to include a copy of the communication the Certifying Certificateholder proposes to transmit, the certificate registrar is required, within 10 business days after receipt of such request, to furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The Pooling and Servicing Agreement will require that the Certificate Administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the Pooling and Servicing Agreement. Any Form 10-D containing such disclosure regarding the request to communicate is required to include no more than the name of the Certificateholder or Certificate Owner making the request, the date the request was received, a statement to the effect that Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the Pooling and Servicing Agreement, and a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the Pooling and Servicing Agreement (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the Certificate Administrator at the address below:

388 Greenwich Street, 14th Floor
New York, New York 10013
Attention: Global Transaction Services – CGCMT 2016-C3

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a Certificate, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a Certificate, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such Certificate: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the Certificate Administrator that is similar to any of the documents identified in clauses (A) through (C). Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the Certificate Administrator, which will be borne by the Issuing Entity.

The Mortgage Loan Purchase Agreements

Sale of Mortgage Loans; Mortgage File Delivery

On the Closing Date, the Depositor will acquire the Mortgage Loans from the Sponsors pursuant to the related Mortgage Loan purchase agreements (each, a “Mortgage Loan Purchase Agreement”), between the Depositor and the applicable Sponsor, and will simultaneously transfer the Mortgage Loans, without recourse, to the Trustee for the benefit of the Certificateholders. Under the related transaction documents, the Depositor will direct each Sponsor to deliver to the Trustee or to a document custodian on behalf of the Trustee, among other things, the following documents with respect to each Mortgage Loan (subject to the following sentence with respect to any Outside Serviced Mortgage Loan and any Servicing Shift Mortgage Loan) sold by the applicable Sponsor and each Serviced Loan Combination (collectively, as to each Mortgage Loan or, if applicable, any related Serviced Loan Combination, the “Mortgage File”): (i)(A) for each Mortgage Loan, the original executed Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, a copy of the executed promissory note for each related Serviced Companion Loan; (ii) the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office; (iii) the original or a copy of any related assignment of leases (if such item is a document separate from the Mortgage) and of any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office; (iv) an original executed assignment of the Mortgage in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment; (v) an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment; (vi) the original assignment of all unrecorded documents relating to the Mortgage Loan (or the related Serviced Loan Combination, if applicable), if not already assigned pursuant to items (iv) or (v) above; (vii) originals or copies of all final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document; (viii) the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy; (ix) an original or copy of the related ground lease, if any, and any ground lessor estoppel; (x) an original or copy of the related loan agreement, if any; (xi) an original of any guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any; (xii) an original or copy of the related lockbox agreement or cash management agreement, if any; (xiii) an original or copy of the environmental indemnity from the related borrower, if any; (xiv) an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof; (xv) if not already included in the assignment referred to in clause (vi) above, an original assignment of the related security agreement (if such item is a document separate from the related Mortgage) in favor of the Trustee; (xvi) in the case of each Loan Combination, an original or a copy of the related Co-Lender Agreement; (xvii) any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and an original UCC-3 assignment financing statements in favor of the Trustee or a copy of such assignment financing statements; (xviii) an original or copy of any mezzanine loan intercreditor agreement if any; (xix) the original or copy of any related environmental insurance policy; (xx) a copy of any related letter of credit and any related assignment thereof (with the original to be delivered to the Master Servicer); and (xxi) copies of any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof. Notwithstanding anything to the contrary contained in this prospectus, (1) in the case of an Outside Serviced Mortgage Loan, the preceding document delivery requirement will be deemed satisfied by the delivery by the related Sponsor of, with respect to clause (i), executed originals of the related documents and, with respect to clauses (ii) through (xxi) above, a copy of the mortgage file related to the applicable Outside Serviced Companion Loan delivered under the Outside Servicing Agreement and (2) in the case of a Servicing Shift Mortgage Loan, the related Mortgage File will be delivered to the Trustee or a custodian on its behalf and such Mortgage File (other than the documents described in clause (i) of the prior sentence) will be transferred to the custodian related to the securitization of the related controlling Servicing Shift Companion Loan with a copy of the documents so transferred to be retained by the Trustee or a document custodian on behalf of the Trustee and with the expectation that the assignments referred to in clauses (iv), (v), (vi) and (xv) of the prior sentence (to the extent that recordation of any such item would otherwise have been required) will be recorded in the name of the trustee for that securitization.

As provided in the Pooling and Servicing Agreement, the Trustee, a custodian on its behalf, or another appropriate party as described in the Pooling and Servicing Agreement is required to review each Mortgage File within a specified period following its receipt of such Mortgage File. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, any document required to be included in the Mortgage File for any Mortgage Loan by the related Sponsor has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the mortgage loan schedule to be attached to the related Mortgage Loan Purchase Agreement, or does not appear regular on its face (each, a “Document Defect”), and that Document Defect constitutes a Material Document Defect, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Document Defect” is a Document Defect that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder in the affected Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage) (a “Qualified Mortgage”). Subject to the applicable Sponsor’s right to cure, failure of such Sponsor to deliver the documents referred to in clauses (i), (ii), (viii), (ix), (xx) and (xxi) in the definition of “Mortgage File” above will be deemed a Material Document Defect; provided, however, that no Document Defect (except such a deemed Material Document Defect) will be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any borrower or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or for any immediate significant servicing obligation.

In addition, in order to facilitate Asset Reviews as described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus, each Sponsor is required to deliver to the Depositor the Diligence File with respect to each Mortgage Loan sold by it electronically within 60 days after the Closing Date by posting such Diligence File to a designated website, and the Depositor will deliver electronic copies of such Diligence File to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)       a copy of each of the following documents:

(i)       (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, the executed promissory note for each related Serviced Companion Loan;

(ii)       the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iii)      any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iv)       final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)       the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)       the related ground lease, if any, and any ground lessor estoppel;

(vii)      the related loan agreement, if any;

(viii)     the guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any;

(ix)      the related lockbox agreement or cash management agreement, if any;

(x)       the environmental indemnity from the related borrower, if any;

(xi)      the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)      in the case of a Mortgage Loan that is a part of a Loan Combination, the related Co-Lender Agreement;

(xiii)     any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and UCC-3 assignment financing statements in favor of the Trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the applicable Mortgage Loan Seller;

(xiv)     any mezzanine loan intercreditor agreement;

(xv)      any related environmental insurance policy;

(xvi)     any related letter of credit and any related assignment thereof; and

(xvii)    any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

(b)       a copy of any engineering reports or property condition reports;

(c)       other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)       for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)       a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)        a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)       a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)       for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)        a copy of the applicable mortgage loan seller’s asset summary;

(j)        a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)       a copy of all zoning reports;

(l)        a copy of financial statements of the related mortgagor;

(m)      a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)       a copy of all UCC searches;

(o)       a copy of all litigation searches;

(p)       a copy of all bankruptcy searches;

(q)       a copy of the origination settlement statement;

(r)        a copy of any insurance summary report;

(s)        a copy of the organizational documents of the related mortgagor and any guarantor;

(t)        a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)       the original or a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)       unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)       unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or Sponsor or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The related Sponsor may, without any obligation to do so, include such other documents as part of the Diligence File that such Sponsor believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents are clearly labeled and identified.

Representations and Warranties

Pursuant to the related Mortgage Loan Purchase Agreement, each Sponsor will make, with respect to each Mortgage Loan sold by it that we include in the Issuing Entity, representations and warranties generally to the effect set forth on Annex E-1 to this prospectus, subject to the exceptions set forth on Annex E-2 to this prospectus.

The representations and warranties:

●	do not cover all of the matters that we would review in underwriting a Mortgage Loan;

●	should not be viewed as a substitute for a reunderwriting of the Mortgage Loans; and

●	in some respects represent an allocation of risk rather than a confirmed description of the Mortgage Loans, although the Sponsors have not made representations and warranties that they know to be untrue, when taking into account the exceptions set forth on Annex E-2 to this prospectus.

If, as provided in the respective Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, there exists a breach of any of the above-described representations and warranties made by the applicable Sponsor, and that breach constitutes a Material Breach, then the Issuing Entity will have the rights against the applicable Sponsor (and, if applicable, against any related guarantor(s)), as described under “—Cures, Repurchases and Substitutions” below.

A “Material Breach” is a breach of any of the above-described representations or warranties made by the applicable Sponsor that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder in the affected Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a Qualified Mortgage.

Cures, Repurchases and Substitutions

A “Material Defect” means, with respect to any Mortgage Loan, a Material Breach or a Material Document Defect with respect to such Mortgage Loan. If a Material Defect exists with respect to any Mortgage Loan, then the applicable Sponsor will be required to remedy that Material Defect, or if such Material Defect cannot be cured within the time periods set forth in the applicable Mortgage Loan Purchase Agreement, then the applicable Sponsor will be required to either:

●	within two years following the Closing Date, substitute a Qualified Substitute Mortgage Loan and pay any shortfall amount equal to the difference between the Repurchase Price of the Mortgage Loan calculated as of the date of substitution and the scheduled principal balance of the Qualified Substitute Mortgage Loan as of the due date in the month of substitution; or

●	to repurchase the affected Mortgage Loan (or any related REO Property) at a price (the “Repurchase Price“) generally equal to the sum of the following (without duplication)—

(i)	the outstanding principal balance of that Mortgage Loan (or the related REO Mortgage Loan), at the time of purchase, less any Loss of Value Payment available to reduce the outstanding principal balance; plus

(ii)	all accrued and unpaid interest, other than default interest or Excess Interest, due with respect to that Mortgage Loan (or the related REO Mortgage Loan), pursuant to the related Mortgage Loan documents at the related Mortgage Rate through the due date in the Collection Period of purchase; plus

(iii)	all unreimbursed property protection advances relating to that Mortgage Loan (including any property protection advances and accrued interest on those advances that were reimbursed out of general collections on the Mortgage Loans) (or, in the case of an Outside Serviced Mortgage Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(iv)	all accrued and unpaid interest accrued on advances made by the Master Servicer, the Special Servicer and/or the Trustee with respect to that Mortgage Loan (or, in the case of an Outside Serviced Mortgage Loan, all such amounts with respect to P&I Advances related to such Outside Serviced Mortgage Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(v)	to the extent not otherwise covered by clause (iv) of this bullet, all Special Servicing Fees and other additional expenses of the Issuing Entity outstanding or previously incurred related to that Mortgage Loan; plus

(vi)	to the extent not otherwise covered by clause (v) of this bullet, if such Mortgage Loan is being repurchased or substituted for pursuant to the related Mortgage Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Material Defect giving rise to the repurchase or substitution; provided, however, that such expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in exercising rights under the dispute resolution provisions described below under “—Dispute Resolution Provisions”; plus

(vii)	to the extent not otherwise covered by clause (v) of this bullet, any Liquidation Fee if and to the extent payable in accordance with the terms and provisions of the Pooling and Servicing Agreement; plus

(viii)	any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related Mortgage Loan Seller.

Notwithstanding the foregoing, in lieu of a Sponsor repurchasing, substituting or curing a Material Defect, to the extent that the Sponsor and the Special Servicer (subject to the consent of the Controlling Class Representative so long as no Control Termination Event has occurred and is continuing and other than with respect to an Excluded Mortgage Loan) are able to agree upon a cash payment payable by the Sponsor to the Issuing Entity that would be deemed sufficient to compensate the Issuing Entity for such Material Defect (a “Loss of Value Payment”), the Sponsor may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with the Special Servicer’s reaching an agreement with a Sponsor as to a Loss of Value Payment, the Master Servicer will be required to provide the Special Servicer with the servicing file for such Mortgage Loan as set forth in the Pooling and Servicing Agreement upon the Special Servicer’s request. Upon its making such payment, the Sponsor will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any Material Defect that would cause the applicable Mortgage Loan not to be a Qualified Mortgage.

In the case of a Material Defect with respect to the Marriott Hilton Head Resort & Spa Mortgage Loan, each of CGMRC and Rialto will be responsible for any remedies solely in respect of the promissory note sold by it (i.e., the CGMRC Marriott Hilton Head Resort & Spa Note or the Rialto Marriott Hilton Head Resort & Spa Note, as applicable) as if each note evidencing the Marriott Hilton Head Resort & Spa Mortgage Loan was a separate Mortgage Loan.

In addition, each Mortgage Loan Purchase Agreement provides that, with respect to each Outside Serviced Mortgage Loan, if a “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) exists under the related Outside Servicing Agreement with respect to the related Pari Passu Companion Loan that is included in the Outside Securitization established under the related Outside Servicing Agreement, and if such Pari Passu Companion Loan is repurchased from such Outside Securitization as a result of such “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement), then the applicable Sponsor will be required to repurchase such Outside Serviced Mortgage Loan; provided, however, that such repurchase obligation does not apply to any “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) related to the promissory note for the subject Pari Passu Companion Loan.

A “Qualified Substitute Mortgage Loan” is a mortgage loan that must, on the date of substitution: (a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the due date in the calendar month during which the substitution occurs; (b) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (c) have the same due date as and a grace period no longer than that of the deleted Mortgage Loan; (d) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the Cut-off Date LTV Ratio for the deleted Mortgage Loan and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal from an Appraiser in accordance with MAI standards; (g) comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; (i) have a then-current debt service coverage ratio at least equal to the greater of (i) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (ii) 1.25x; (j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable Sponsor’s expense); (k) not have a maturity date or an amortization period that extends to a date that is after the date that is five years prior to the Rated Final Distribution Date; (l) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (m) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining the Rating Agency Confirmation to be paid by the applicable Sponsor); (n) have been approved, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (o) prohibit defeasance within two years of the Closing Date; (p) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of either Trust REMIC or the imposition of tax on either Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the Pooling and Servicing Agreement, as determined by an opinion of counsel; (q) have an engineering report with respect to the related Mortgaged Property which will be delivered as a part of the related servicing file; and (r) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one Mortgage Loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each proposed substitute mortgage loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except that the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis; provided that no individual Mortgage Rate (net of the related Administrative Fee Rate) may be lower than the highest fixed Pass-Through Rate (not subject to a cap equal to, or based on, the WAC Rate) of any Class of Principal Balance Certificates having a principal balance then outstanding. When one or more Qualified Substitute Mortgage Loans are substituted for a deleted Mortgage Loan, the applicable Sponsor will be required to certify that the replacement Mortgage Loan(s) meet(s) all of the requirements of the above definition and send the certification to the Certificate Administrator and the Trustee and, prior to the occurrence and continuance of a Consultation Termination Event, to the Controlling Class Representative.

The time period within which the applicable Sponsor must complete that remedy, repurchase or substitution will generally be limited to 90 days following the earlier of the applicable Sponsor’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, the related Material Defect, as the case may be (or, in the case of a Material Defect relating to a Mortgage Loan not being a Qualified Mortgage, 90 days from any party discovering such Material Defect). However, if the applicable Sponsor is diligently attempting to correct the problem, then, with limited exception (including if such Material Defect would cause the Mortgage Loan not to be a Qualified Mortgage), it will be entitled to an additional 90 days (or more in the case of a Material Document Defect resulting from the failure of the responsible party to have received the recorded documents) to complete that remedy, repurchase or substitution.

If (x) a Mortgage Loan is to be repurchased or replaced as described above (a “Defective Mortgage Loan”), (y) such Defective Mortgage Loan is part of a Crossed Group and (z) the applicable Document Defect or breach does not constitute a Material Defect as to the other Mortgage Loan(s) that are a part of such Crossed Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or breach (as the case may be) will be deemed to constitute a Material Defect as to each such Other Crossed Loan for purposes of the above provisions, and the applicable Sponsor will be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless the applicable Sponsor satisfies certain conditions set forth in the related Mortgage Loan Purchase Agreement, including, without limitation, that (i) the applicable Sponsor has delivered an opinion that the repurchase of solely the Defective Mortgage Loan will not cause the Issuing Entity to fail to qualify as one or more REMICs or any portion of the Issuing Entity to fail to qualify as a Grantor Trust, and (ii) if the applicable Sponsor were to repurchase or replace only the Defective Mortgage Loan and not the Other Crossed Loans, (x) the debt service coverage ratio for such Other Crossed Loans (excluding the Defective Mortgage Loan) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (1) 0.10x below the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus and (2) the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) for the four preceding calendar quarters preceding the repurchase or replacement, (y) the loan-to-value ratio for the Other Crossed Loans (excluding the Defective Mortgage Loan) is not greater than the greatest of (1) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus plus 10%, (2) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) at the time of repurchase or replacement and (3) 75%; and (z) either the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group will not impair the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group or the related Mortgage Loan documents have been modified in a manner that removes any threat of impairment of the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group as a result of the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group. The Special Servicer will be entitled to cause to be delivered, or direct the applicable Sponsor to (in which case the applicable Sponsor is required to) cause to be delivered, to the Special Servicer an appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (y) above has been satisfied, in each case at the expense of the applicable Sponsor if the scope and cost of the appraisal is approved by the applicable Sponsor and, prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative (such approval not to be unreasonably withheld in each case). With respect to any Defective Mortgage Loan that forms a part of a Crossed Group and as to which the conditions described in the first sentence of this paragraph are satisfied, such that the Issuing Entity will continue to hold the Other Crossed Loans, the applicable Sponsor and the Depositor (as predecessor in interest to the Issuing Entity with respect to the subject Crossed Group) have agreed to forbear from enforcing any remedies against the other’s primary collateral but each is permitted to exercise remedies against the primary collateral securing its respective Mortgage Loan(s). If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the primary collateral securing the Mortgage Loan(s) held by the other such party, then both parties will forbear from exercising such remedies unless and until the related Mortgage Loan documents can be modified to remove the threat of impairment as a result of the exercise of remedies. Any reserve or other cash collateral or letters of credit securing any of the Mortgage Loans that form a Crossed Group will be allocated between such Mortgage Loans in accordance with the related Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding principal balances.

The cure, repurchase and substitution obligations described above or the election by the applicable Sponsor to pay a Loss of Value Payment will constitute the sole remedy available to the Series 2016-C3 certificateholders in connection with any Material Defect. None of the Depositor, the underwriters, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any other Sponsor or any other person will be obligated to repurchase any affected Mortgage Loan or pay any Loss of Value Payment in connection with a Material Defect if the applicable Sponsor, defaults on its obligations to do so. We cannot assure you that the applicable Sponsor will have sufficient assets to repurchase or substitute a Mortgage Loan if required to do so. See “Risk Factors—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Dispute Resolution Provisions

Each Sponsor will be subject to the dispute resolution provisions described under “The Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the Depositor by such Sponsor and will be obligated under the related Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each Sponsor will be obligated to perform its obligations described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the Asset Representations Reviewer, and such Sponsor will have the rights described under that heading.

The Pooling and Servicing Agreement

General

The Certificates will be issued pursuant to that certain Pooling and Servicing Agreement, to be dated as of November 1, 2016 (the “Pooling and Servicing Agreement”), by and between the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer.

The servicing of the Serviced Mortgage Loans, the Serviced Companion Loans (as defined below) and any related REO Properties will be governed by the Pooling and Servicing Agreement. The following summaries describe the material provisions of the Pooling and Servicing Agreement relating to the servicing and administration of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties. The summaries do not purport to be complete and are subject to the provisions of the Pooling and Servicing Agreement.

In connection with the servicing of the Loan Combinations, the following definitions apply:

●	“Serviced Pari Passu Loan Combination” means a Pari Passu Loan Combination that is serviced under the Pooling and Servicing Agreement. Each of (i) the 80 Park Plaza Loan Combination, (ii) prior to the Potomac Mills Controlling Pari Passu Companion Loan Securitization Date, the Potomac Mills Loan Combination, (iii) prior to the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date, the Hill7 Office Loan Combination, (iv) prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, the Quantum Park Loan Combination, (v) prior to the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date, the Marriott Hilton Head Resort & Spa Loan Combination and (vi) the Mills Fleet Farm Loan Combination, is a Serviced Pari Passu Loan Combination.

●	“Serviced AB Loan Combination” means an AB Loan Combination that is serviced under the Pooling and Servicing Agreement.

●	“Serviced Loan Combination” means a Serviced Pari Passu Loan Combination or a Serviced AB Loan Combination, as applicable.

●	“Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of a Serviced Pari Passu Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement). Each of (i) the 80 Park Plaza Pari Passu Companion Loans, (ii) prior to the Potomac Mills Controlling Pari Passu Companion Loan Securitization Date, the Potomac Mills Pari Passu Companion Loans, (iii) prior to the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date, the Hill7 Office Pari Passu Companion Loans, (iv) prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, the Quantum Park Pari Passu Companion Loans, (v) prior to the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date, the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans and (vi) the Mills Fleet Farm Pari Passu Companion Loans, is a Serviced Pari Passu Companion Loan.

●	“Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of a Serviced AB Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement).

●	“Serviced Companion Loan” means a Serviced Pari Passu Companion Loan or a Serviced Subordinate Companion Loan, as applicable.

●	“Companion Loan Holder” means the holder of a Companion Loan.

●	“Serviced Pari Passu Companion Loan Holder” means the holder of a Serviced Pari Passu Companion Loan.

●	“Serviced Subordinate Companion Loan Holder” means the holder of a Serviced Subordinate Companion Loan.

●	“Serviced Companion Loan Holder” means a Serviced Pari Passu Companion Loan Holder or a Serviced Subordinate Companion Loan Holder, as applicable.

●	“Serviced Mortgage Loans” means all of the Mortgage Loans included in the Issuing Entity (other than any Outside Serviced Mortgage Loan(s)).

●	“Serviced Loans” means all of the Serviced Mortgage Loans, together with any Serviced Companion Loans.

●	“Serviced Outside Controlled Loan Combination” means a Serviced Loan Combination if and for so long as the “controlling note” with respect to such Serviced Loan Combination is not included in this securitization transaction (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan). However, a Serviced Outside Controlled Loan Combination may cease to be such if, by virtue of any trigger event contemplated by the related Co-Lender Agreement, the promissory note evidencing the related Split Mortgage Loan becomes the controlling note for such Loan Combination, in which case the discussion in this prospectus regarding “Serviced Outside Controlled Loan Combinations” will thereafter cease to apply to the subject Loan Combination. Because the “controlling note” with respect to each Servicing Shift Loan Combination is not included in this securitization transaction, (i) prior to the Potomac Mills Controlling Pari Passu Companion Loan Securitization Date, the Potomac Mills Loan Combination, (ii) prior to the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date, the Hill7 Office Loan Combination, (iii) prior to the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, the Quantum Park Loan Combination and (iv) prior to the Marriott Hilton Head Report & Spa Controlling Pari Passu Companion Loan Securitization Date, the Marriott Hilton Head Resort & Spa Loan Combination, will each be a “Serviced Outside Controlled Pari Passu Loan Combination”. Each such Loan Combination will cease to be a Serviced Outside Controlled Loan Combination upon becoming an Outside Serviced Loan Combination.

●	“Serviced Outside Controlled Mortgage Loan” means the Mortgage Loan that is part of a Serviced Outside Controlled Loan Combination.

●	“Serviced Outside Controlled Companion Loan” means the Companion Loan that is part of a Serviced Outside Controlled Loan Combination.

●	“Outside Controlling Note Holder” means, with respect to any Loan Combination that is, and only for so long as such Loan Combination is, a Serviced Outside Controlled Loan Combination, the holder of the related controlling note (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) or such holder’s designated representative. If a controlling note is included in a securitization trust, the Outside Controlling Note Holder may be a “controlling class representative” (or equivalent party), the majority holder of a particular class, a servicer or another service provider that is designated from time to time under the related servicing agreement (although the right of any such designated party to exercise some or all of such rights may terminate or shift to another designated party upon the occurrence of certain trigger events).

●	“Outside Serviced Companion Loan” means a Companion Loan that is part of an Outside Serviced Loan Combination. Each of (i) the Briarwood Mall Pari Passu Companion Loans, (ii) the 101 Hudson Street Pari Passu Companion Loans, (iii) following the Potomac Mills Controlling Pari Passu Companion Loan Securitization Date, the Potomac Mills Pari Passu Companion Loans, (iv) following the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date, the Hill7 Office Pari Passu Companion Loans, (v) following the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, the Quantum Park Pari Passu Companion Loans, (vi) the College Boulevard Portfolio Controlling Pari Passu Companion Loan, (vii) following the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date, the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans and (viii) the Marriott Saddle Brook Controlling Pari Passu Companion Loan, is an Outside Serviced Companion Loan.

●	“Outside Serviced Loan Combination” means a Loan Combination that is being serviced pursuant to the servicing agreement governing the securitization of a related Companion Loan. Each of (i) the Briarwood Mall Loan Combination, (ii) the 101 Hudson Street Loan Combination, (iii) following the Potomac Mills Controlling Pari Passu Companion Loan Securitization Date, the Potomac Mills Loan Combination, (iv) following the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date, the Hill7 Office Loan Combination, (v) following the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, the Quantum Park Loan Combination, (vi) the College Boulevard Portfolio Loan Combination, (vii) following the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date, the Marriott Hilton Head Resort & Spa Loan Combination and (viii) the Marriott Saddle Brook Loan Combination, is an Outside Serviced Loan Combination.

●	“Outside Serviced Mortgage Loan” means a Mortgage Loan that is part of an Outside Serviced Loan Combination. Each of (i) the Briarwood Mall Mortgage Loan, (ii) the 101 Hudson Street Mortgage Loan, (iii) following the Potomac Mills Controlling Pari Passu Companion Loan Securitization Date, the Potomac Mills Mortgage Loan, (iv) following the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date, the Hill7 Office Mortgage Loan, (v) following the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, the Quantum Park Mortgage Loan, (vi) the College Boulevard Portfolio Mortgage Loan, (vii) following the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date, the Marriott Hilton Head Resort & Spa Mortgage Loan and (viii) the Marriott Saddle Brook Mortgage Loan, is an Outside Serviced Mortgage Loan.

●	“Outside Servicing Agreement” means the servicing agreement pursuant to which an Outside Serviced Loan Combination is being serviced. Each of (i) the MSBAM 2016-C30 Pooling and Servicing Agreement, (ii) prior to the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date, the WFCM 2016-C36 Pooling and Servicing Agreement, and following the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date, the MSC 2016-BNK2 Pooling and Servicing Agreement, (iii) following the Potomac Mills Controlling Pari Passu Companion Loan Securitization Date and the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date, the CFCRE 2016-C6 Pooling and Servicing Agreement, (iv) the CGCMT 2016-P5 Pooling and Servicing Agreement, (v) following the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, the Quantum Park Future Pooling and Servicing Agreement, (vi) following the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date, the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement, and (vii) the SGCMS 2016-C5 Pooling and Servicing Agreement, is an Outside Servicing Agreement.

●	“Outside Securitization” means the securitization with respect to an Outside Serviced Companion Loan.

●	“Outside Servicer”, “Outside Special Servicer “, “Outside Trustee”, “Outside Certificate Administrator”, “Outside Custodian”, “Outside Operating Advisor”, “Outside Depositor” and “Outside Controlling Class Representative” mean the master servicer (or, if more than one, the applicable master servicer), the special servicer (or, if more than one, the applicable special servicer), the trustee, the certificate administrator, the custodian, the operating advisor, the depositor and the controlling class representative (or, in each such case, an equivalent party), respectively, under the applicable Outside Servicing Agreement. With respect to the Potomac Mills Loan Combination and the Hill7 Office Loan Combination, there are separate Outside Special Servicers under the related Outside Servicing Agreement.

●	“Servicing Shift Companion Loan” means a Companion Loan that is part of a Servicing Shift Loan Combination. Each of (i) the Potomac Mills Pari Passu Companion Loans, (ii) the Hill7 Office Pari Passu Companion Loans, (iii) the Quantum Park Pari Passu Companion Loans and (iv) the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans, is a Servicing Shift Companion Loan.

●	“Servicing Shift Loan Combination” means a Loan Combination that is initially being serviced pursuant to the Pooling and Servicing Agreement, however, upon the inclusion of a designated Companion Loan in a future securitization transaction, the servicing of such Loan Combination will shift to the Outside Servicing Agreement governing that future securitization transaction. Each of (i)

the Potomac Mills Loan Combination, (ii) the Hill7 Office Loan Combination, (iii) the Quantum Park Loan Combination and (iv) the Marriott Hilton Head Resort & Spa Loan Combination, is a Servicing Shift Loan Combination.

●	“Servicing Shift Mortgage Loan” means the Mortgage Loan that is part of a Servicing Shift Loan Combination. Each of (i) the Potomac Mills Mortgage Loan, (ii) the Hill7 Office Mortgage Loan, (iii) the Quantum Park Mortgage Loan and (iv) the Marriott Hilton Head Resort & Spa Mortgage Loan is sometimes referred to as a Servicing Shift Mortgage Loan.

See “Description of the Mortgage Pool—The Loan Combinations”.

Certain Considerations Regarding the Outside Serviced Loan Combinations

Each Outside Serviced Mortgage Loan and Outside Serviced Companion Loan is being or will be serviced and administered in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement (and all decisions, consents, waivers, approvals and other actions on the part of the holders of such Outside Serviced Mortgage Loan and Outside Serviced Companion Loan(s) will be effected in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement). Consequently, the servicing provisions set forth in this prospectus and the administration of certain accounts related to the servicing of the Mortgage Loans will generally not be applicable to the Outside Serviced Mortgage Loans, but instead such servicing and administration of each Outside Serviced Mortgage Loan will be governed by the related Outside Servicing Agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee have no obligation or authority to supervise any Outside Servicer, any Outside Special Servicer and/or any Outside Trustee under any Outside Servicing Agreement or to make property protection advances with respect to any Outside Serviced Loan Combination or P&I advances with respect to any Outside Serviced Companion Loans or any Serviced Companion Loan. Any obligations of the Master Servicer and the Special Servicer to provide information or remit collections on an Outside Serviced Mortgage Loan are dependent on their receipt of the same from the applicable party under the related Outside Servicing Agreement. Each Outside Servicing Agreement provides for servicing in a manner acceptable for rated transactions similar in nature to this securitization transaction. For more detailed information, see “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below.

As used in this prospectus, references to the Mortgage Loans, when discussing servicing activities with respect to the Mortgage Loans, do not include, unless otherwise specifically indicated, the Outside Serviced Mortgage Loans. In certain instances references are made that specifically exclude the Outside Serviced Mortgage Loans from the servicing provisions in this prospectus by indicating actions are taken with respect to the “Serviced Mortgage Loans” or the “Mortgage Loans other than the Outside Serviced Mortgage Loans” or are taken “except with respect to the Outside Serviced Mortgage Loans” or words of similar import. These references and carveouts are intended to highlight particular provisions to draw prospective investors’ attention to the fact that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are not responsible for the particular servicing or administrative activity with respect to the Outside Serviced Mortgage Loans and are not intended to imply that when other servicing actions are described in this prospectus without such specific reference or carveouts, that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are responsible for those duties with respect to the Outside Serviced Mortgage Loans. Servicing of any Outside Serviced Mortgage Loan is handled under the Outside Servicing Agreement. Prospective investors are encouraged to review “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below for a discussion of certain important servicing terms related to the Outside Serviced Mortgage Loans.

Assignment of the Mortgage Loans

On the Closing Date, the Depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, together with all payments due on or with respect to the Mortgage Loans, other than principal and interest due on or before the Cut-off Date and principal prepayments received on or before the Cut-off Date, without recourse, to the Trustee for the benefit of the holders of Certificates.

The Certificate Administrator, concurrently with the assignment, will execute and deliver Certificates evidencing the beneficial ownership interests in the Issuing Entity to or at the direction of the Depositor in exchange for the Mortgage Loans. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Pooling and Servicing Agreement (the “Mortgage Loan Schedule”). The Mortgage Loan Schedule will include, among other things, as to each Mortgage Loan, information as to its outstanding principal balance as of the close of business on the Cut-off Date, as well as information respecting the interest rate and the maturity date of each Mortgage Loan.

Pursuant to each Mortgage Loan Purchase Agreement, the applicable Sponsor will be required to deliver to the Trustee, in its capacity as custodian, the Mortgage File for each of the Mortgage Loans. See “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery”.

In addition, pursuant to each Mortgage Loan Purchase Agreement, the related Sponsor will be required to deliver the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the designated website, and the Depositor will thereafter deliver such Diligence Files to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

Pursuant to the Pooling and Servicing Agreement, the Depositor will assign to the Trustee for the benefit of Certificateholders the representations and warranties made by the Sponsors to the Depositor in the Mortgage Loan Purchase Agreements and any rights and remedies that the Depositor has against the Sponsors under the Mortgage Loan Purchase Agreements with respect to any Material Defect. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” and “—Dispute Resolution Provisions”.

The Trustee (in its capacity as Custodian), or any other custodian appointed under the Pooling and Servicing Agreement, will hold the Mortgage File for each Mortgage Loan and Serviced Loan Combination in trust for the benefit of all Certificateholders and the holders of any related Serviced Companion Loans. Pursuant to the Pooling and Servicing Agreement, the Trustee, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the Pooling and Servicing Agreement. If the Special Servicer determines that a Material Document Defect exists, the Special Servicer will promptly notify, among others, the Depositor, the applicable Sponsor, the Certificate Administrator, the Trustee and the Master Servicer. If the applicable Sponsor cannot cure the Material Document Defect within the time period specified in the Pooling and Servicing Agreement, the applicable Sponsor will be obligated either to replace the affected Mortgage Loan with a substitute Mortgage Loan or Mortgage Loans, or to repurchase the related Mortgage Loan from the Issuing Entity within the time period specified in the Pooling and Servicing Agreement at the Repurchase Price or at its election, subject to specified conditions, make a Loss of Value Payment with respect to the related Mortgage Loan. This substitution or repurchase obligation (and such guaranty obligations) or the making of a Loss of Value Payment will constitute the sole remedy available to the Certificateholders or the Issuing Entity for a Material Defect. See “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

Servicing of the Mortgage Loans

Each of the Master Servicer and the Special Servicer will be required to service and administer the Serviced Loans (as described below). The Master Servicer and the Special Servicer, as the case may be, will each be required to service and administer the Serviced Loans and each related REO Property for which it is responsible in accordance with the terms of the Pooling and Servicing Agreement and in accordance with the following (the “Servicing Standard”):

●	the higher of the following standards of care:

1.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties; and

2.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be; and

in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of the respective Serviced Loans and, if applicable, the related Co-Lender Agreement;

●	with a view to—

1.       the timely recovery of all payments of principal and interest, including balloon payments, under those Serviced Loans; or

2.       in the case of (a) a Specially Serviced Loan or (b) a Mortgage Loan (or Serviced Loan Combination) as to which the related Mortgaged Property is an REO Property, the maximization of recovery on that Mortgage Loan (or Serviced Loan Combination) to the Certificateholders (as if they were one lender) (or, if a Serviced Loan Combination is involved, with a view to the maximization of recovery on such Serviced Loan Combination to the Certificateholders and the related Serviced Companion Loan Holder(s) as if they were one lender (and, with respect to any Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)) of principal and interest, including balloon payments, on a present value basis; and

●	without regard to—

1.       any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates may have with any of the underlying borrowers, or any affiliate of the underlying borrowers, or any other party to the Pooling and Servicing Agreement;

2.       the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any security backed by a Companion Loan) by the Master Servicer or the Special Servicer or any affiliate of the Master Servicer or the Special Servicer, as the case may be;

3.       the obligation, if any, of the Master Servicer to make Advances;

4.       the right of the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the Pooling and Servicing Agreement generally or with respect to any particular transaction; and

5.       the ownership, servicing or management for others of any mortgage loan or real property not covered by the Pooling and Servicing Agreement by the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates.

The Servicing Standard will apply with respect to the Outside Serviced Mortgage Loans or related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to the Pooling and Servicing Agreement.

In general, the Master Servicer will be responsible for the servicing and administration of each Serviced Mortgage Loan (and Serviced Companion Loan)—

●	which is not a Specially Serviced Loan; or

●	that is a Corrected Loan.

A “Specially Serviced Loan” means any Serviced Loan (including a related REO Mortgage Loan or REO Companion Loan) being serviced under the Pooling and Servicing Agreement for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(a) the related borrower has failed to make when due any scheduled monthly debt service payment or a balloon payment, which failure continues unremedied (without regard to any grace period):

●	except in the case of a Serviced Loan delinquent in respect of its balloon payment, beyond 60 days after the date that payment was due; or

●	solely in the case of a delinquent balloon payment, (A) 30 days after the date on which that balloon payment was due (except as described in clause B below) or (B) if (i) the related borrower has delivered to the Master Servicer or the Special Servicer (each of whom will be required to promptly deliver a copy to the other, the Operating Advisor and the Controlling Class Representative (so long as no Consultation Termination Event has occurred and is continuing)), on or before the 60th day after the date on which that balloon payment was due, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or signed purchase agreement reasonably acceptable to the Special Servicer, (ii) the borrower continued to make its Monthly Payments on each Due Date, and (iii) no other Servicing Transfer Event has occurred with respect to the Serviced Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days after the date on which the balloon payment was due and (2) the termination of the refinancing commitment or purchase agreement; or

(b)   there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing) determines materially impairs the value of the related Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affects the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination), and continues unremedied for the applicable grace period under the terms of the Serviced Loan (or, if no grace period is specified and the default is capable of being cured, for 60 days); provided, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders in the subject Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination); or

(c)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered into against the related borrower; or

(d)   the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property; or

(e)   the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(f)    the Master Servicer or the Special Servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or

(g)   the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing)) determines that (i) a default (other than an Acceptable Insurance Default) under the Serviced Loan is reasonably foreseeable, (ii) such default would materially impair the value of the corresponding Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affect the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders or the related Serviced Companion Loan Holder(s) in the Serviced Loan Combination), and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Serviced Loan or, if no cure period is specified and the default is capable of being cured, for 60 days.

It will be considered an “Acceptable Insurance Default” (and neither the Master Servicer nor the Special Servicer will be required to obtain the below described insurance) if the related Mortgage Loan documents specify that the related borrower must maintain all-risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and, with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing), that (i) this insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) this insurance is not available at any rate; provided, however, that the related Directing Holder will not have more than 30 days to respond to the Special Servicer’s request for such consent; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the related Directing Holder, the Special Servicer will not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, is entitled to rely on the opinion of an insurance consultant.

A Serviced Loan will cease to be a Specially Serviced Loan and will become a “Corrected Loan” when:

●	with respect to the circumstances described in clause (a) of the definition of “Specially Serviced Loan”, the related borrower has made three consecutive full and timely scheduled monthly debt service payments under the terms of the Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement);

●	with respect to the circumstances described in clauses (c), (d), (e) and (g) of the definition of “Specially Serviced Loan”, the circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (c), (d) and (e), no later than the entry of an order or decree dismissing such proceeding;

●	with respect to the circumstances described in clause (b) of the definition of “Specially Serviced Loan”, the default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and

●	with respect to the circumstances described in clause (f) of the definition of “Specially Serviced Loan”, the proceedings are terminated;

provided that at such time no other circumstance described in clauses (a) through (g) of the definition of “Specially Serviced Loan” exists that would cause the Mortgage Loan to be characterized as a “Specially Serviced Loan.”

If a Servicing Transfer Event exists with respect to the Mortgage Loan or any Companion Loan in a Serviced Loan Combination, it will be considered to exist for the entire Serviced Loan Combination.

The Special Servicer, on the other hand, will be responsible for the servicing and administration of each Serviced Loan as to which a Servicing Transfer Event has occurred and which has not yet become a Corrected Loan, and for the processing and/or approval of certain matters related to Serviced Loans that are non-Specially Serviced Loans. The Special Servicer may be responsible for conducting or managing certain Mortgage Loan-related litigation (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the Pooling and Servicing Agreement. The Special Servicer will also be responsible for the administration of each REO Property acquired by the Issuing Entity.

Despite the foregoing, the Pooling and Servicing Agreement will require the Master Servicer to continue to collect information and prepare all reports to the Certificate Administrator required to be collected or prepared with respect to any Specially Serviced Loans (based on, among other things, certain information provided by the Special Servicer), receive payments on Specially Serviced Loans, maintain escrows and all reserve accounts on Specially Serviced Loans, maintain insurance with respect to the Mortgaged Properties securing the Specially Serviced Loans and, otherwise, to render other incidental services with respect to any such specially serviced assets. In addition, the Special Servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to Serviced Loans that are not Specially Serviced Loans.

Neither the Master Servicer nor the Special Servicer will have responsibility for the performance by the other of its respective obligations and duties under the Pooling and Servicing Agreement.

The Master Servicer will transfer servicing of a Serviced Loan to the Special Servicer when that Serviced Loan becomes a Specially Serviced Loan. The Special Servicer will return the servicing of that Serviced Loan to the Master Servicer when it becomes a Corrected Loan.

The Special Servicer will be obligated to, among other things, oversee the resolution of Serviced Loans that are Specially Serviced Loans and act as disposition manager of REO Properties (other than any interest in a Mortgaged Property acquired through foreclosure or deed-in-lieu of foreclosure with respect to an Outside Serviced Loan Combination). Each Outside Servicing Agreement provides or is expected to provide, as applicable, for certain servicing transfer events. Upon the occurrence of a servicing transfer event with respect to an Outside Serviced Loan Combination under the Outside Servicing Agreement, servicing of both the affected Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s) will be transferred to the Outside Special Servicer.

With respect to any Serviced Loan that is not a Specially Serviced Loan, the determination to consent to or approve a request by a borrower with respect to any Special Servicer Decision or Major Decision or making any determination that would constitute a Special Servicer Decision or a Major Decision with respect to any Mortgage Loan will be made by the Special Servicer or (if (i) the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any such request by a borrower or make any such determination or (ii) in the case of a Special Servicer Decision described in sub-clauses (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” below) will be made by the Master Servicer subject to the Special Servicer’s consent. The Special Servicer will also be required to obtain the consent of the Directing Holder and will be required to consult with the Operating Advisor in connection with any Major Decisions, to the extent described under “—The Directing Holder” and “—The Operating Advisor” in this prospectus. For purposes of the foregoing and this prospectus, each of the following with respect to any Mortgage Loan constitutes a “Special Servicer Decision” to the extent it is not a Major Decision):

(a)   approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for (i) all ground leases, including any determination whether to cure any borrower defaults relating to any ground lease, and (ii) all other leases in excess of the lesser of (y) 30,000 square feet and (z) 30% of the net rentable area at the related Mortgaged Property so long as it is reviewable by the lender under the related Mortgage Loan documents;

(b)   approving any waiver regarding the receipt of financial statements (other than an immaterial timing waiver including late financial statements);

(c)   approving annual budgets for the related Mortgaged Property (to the extent lender approval is required under the related loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities known by the Master Servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Loan Combination);

(d)   approving rights of way and easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan and approving consent to subordination of the related Mortgage Loan to such rights of way and easements;

(e)   agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Loan Combination in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Loan Combination documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(f)     in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), approving any request to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(g)    approving any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance-based”, “earn-out” or “holdback” escrows or reserves with respect to (i) any Mortgage Loan as to which such escrows or reserves exceeded, as at the time of origination, 10% of the original principal balance of such Mortgage Loan, regardless of whether such funding or disbursements may be characterized as routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria is not required pursuant to the terms of the related Mortgage Loan documents, (ii) any Mortgage Loan as to which such escrows or reserves may not be characterized as routine and/or customary escrows, and (iii) any Mortgage Loans specifically identified in the Pooling and Servicing Agreement (for the avoidance of doubt with respect to sub-clauses (i) and (ii) above, any request for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Mortgage Loan documents or any other funding or disbursement as mutually agreed upon by the Master Servicer and the Special Servicer, will not constitute a Special Servicer Decision);

(h)    in circumstances where no lender discretion is required other than confirming satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), approving requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan; provided that, in any case, Special Servicer Decisions will not include (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the Mortgage Loan; or (ii) the release, substitution or addition of collateral securing any Serviced Mortgage Loan or Serviced Loan Combination in connection with a defeasance of such collateral;

(i)     any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Serviced Mortgage Loan or Serviced Loan Combination, or any action to enforce rights with respect thereto, except that, if any such modification or amendment would adversely impact the Master Servicer, such modification or amendment will additionally require the consent of the Master Servicer as a condition to its effectiveness;

(j)     any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower; and

(k)    any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property.

With respect to non-Specially Serviced Loans, if the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any Special Servicer Decision or Major Decision or in the case of a Special Servicer Decision described in sub-clauses (i) or (ii) of clause (e) of the definition of “Specially Servicer Decision” above, the Master Servicer, prior to taking any action with respect to such Special Servicer Decision or Major Decision, will be required, unless otherwise agreed by the Master Servicer and the Special Servicer, to prepare and submit its written analysis and recommendation to the Special Servicer, together with all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant its consent.

The Master Servicer and the Special Servicer, as applicable, will be required, no less often than on a monthly basis, to make a knowledgeable servicing officer available via telephone to verbally answer questions from the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) and the Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing) regarding the performance and servicing of the applicable Serviced Mortgage Loans and/or REO Properties for which such Master Servicer or Special Servicer, as applicable, is responsible.

All net present value calculations and determinations made under the Pooling and Servicing Agreement with respect to any Serviced Mortgage Loan or related Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made by using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan or proceeds from the sale of a defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal).

Subservicing

The Master Servicer may delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the Serviced Loans to one or more third-party sub-servicers provided that the Master Servicer will remain obligated under the Pooling and Servicing Agreement.  Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable Mortgage Loan Seller. The Master Servicer will be responsible for paying the servicing fees of any sub-servicer or primary servicer retained by it. Notwithstanding any sub-servicing agreement or primary servicing agreement, the Master Servicer will remain primarily liable to the Trustee, the Certificate Administrator, the Certificateholders and any Serviced Companion Loan Holder for the servicing and administering of the Serviced Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreement or primary servicing agreement. A sub-servicer may be an affiliate of the Depositor, the Master Servicer or the Special Servicer. The Special Servicer will not be permitted to appoint sub-servicers with respect to any of its servicing obligations and duties.

Each sub-servicing agreement between the Master Servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) such Sub-Servicing Agreement may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer, or by any successor Master Servicer without cost or obligation to the assuming party or the Issuing Entity, upon the assumption by such party of the obligations of the Master Servicer pursuant to the Pooling and Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be required to be terminated (unless such default is waived by the Depositor) if the sub-servicer fails (A) to deliver by the due date (which may take into account any grace period permitted pursuant to the Pooling and Servicing Agreement or any other pooling and servicing agreement that the Depositor is a party to) any Exchange Act reporting items required to be delivered to the Master Servicer pursuant to the Pooling and Servicing Agreement or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the Pooling and Servicing Agreement to perform its obligations under the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to. The Master Servicer will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the Master Servicer.

Advances

The Master Servicer will be obligated (subject to the limitations described below) to advance, on the business day immediately preceding a Distribution Date (the “Master Servicer Remittance Date”), an amount (each such amount, a “P&I Advance”) equal to the total or any portion of the Monthly Payment (exclusive of the related Servicing Fee and, if applicable, any Excess Interest) due or deemed due (without regard to any grace period) on each Mortgage Loan (including the Outside Serviced Mortgage Loans and REO Mortgage Loans, but not including any Companion Loan) for the Due Date in the related Collection Period, to the extent not received by the Master Servicer as of the close of business on the Determination Date in the same month as (or, in the case of an Outside Serviced Mortgage Loan, as of the close of business on the business day immediately preceding) such Master Servicer Remittance Date. In the event the Monthly Payment has been reduced pursuant to any modification, waiver or amendment of the terms of the Mortgage Loan, whether agreed to by the Special Servicer or resulting from bankruptcy, insolvency or any similar proceeding involving the related borrower, the amount required to be advanced will be so reduced. The Master Servicer will not be required or permitted to make an advance for balloon payments, default interest, Excess Interest, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the Companion Loans. The amount required to be advanced by the Master Servicer with respect to any Distribution Date in respect of delinquent payments of interest on any Mortgage Loan as to which an Appraisal Reduction Amount exists will equal the product of (i) the amount otherwise required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amount, and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period, reduced by such Appraisal Reduction Amount, and the denominator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period. Appraisal Reduction Amounts will not affect advances in respect of delinquent payments of principal.

The Master Servicer will also be obligated (subject to the limitations described below) with respect to each Serviced Loan serviced, and each REO Property administered, under the Pooling and Servicing Agreement, to make cash advances (“Property Advances” and, together with P&I Advances, “Advances”) to pay all customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred in connection with the servicing and administration of such Serviced Loan if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred, or in connection with the administration of any such REO Property, including, but not limited to, the cost of the preservation, insurance, restoration, protection and management of a related Mortgaged Property, the cost of delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage or to maintain a related Mortgaged Property, subject to a non-recoverability determination. The Master Servicer has no obligation to make any Property Advances with regard to any Outside Serviced Mortgage Loan. No Property Advances will be made with regard to a Subordinate Companion Loan if the related Mortgage Loan is no longer held by the Issuing Entity.

The Master Servicer will advance the cost of preparation of any environmental assessments required to be obtained in connection with taking title to any REO Property unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would be a Nonrecoverable Advance but the cost of any compliance, containment, clean-up or remediation of an REO Property will be an expense of the Issuing Entity and paid from the Collection Account.

The Pooling and Servicing Agreement will obligate the Trustee to make any P&I Advance that the Master Servicer was obligated, but failed, to make unless the Trustee or the Special Servicer determines such P&I Advance would be a Nonrecoverable Advance.

The Special Servicer is required to request the Master Servicer to make Property Advances with respect to a Specially Serviced Loan or REO Property under the Pooling and Servicing Agreement. The Special Servicer must make the request a specified number of days in advance of when the Property Advance is required to be made under the Pooling and Servicing Agreement. The Master Servicer, in turn, must make the requested Property Advance within a specified number of days following the Master Servicer’s receipt of the request unless the Master Servicer determines such Advance would be a Nonrecoverable Advance. The Special Servicer will have no obligation to make any Property Advance, provided that, in an urgent or emergency situation requiring the making of a Property Advance, the Special Servicer may, in its sole discretion, make such Property Advance, and the Master Servicer will be required to reimburse the Special Servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the Pooling and Servicing Agreement, provided such Advance is not determined by the Master Servicer, in accordance with the Servicing Standard, to be a Nonrecoverable Advance. Once reimbursed, the Master Servicer will be deemed to have made such Property Advance as of the date made by the Special Servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the Pooling and Servicing Agreement. Any Property Advance made by the Special Servicer, but not reimbursed by the Master Servicer, will be reimbursable out of the Collection Account in the same manner as would be Property Advances made by the Master Servicer.

If the Master Servicer is required under the Pooling and Servicing Agreement to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made by it, then the Trustee will be required:

●	if a responsible officer of the Trustee has actual knowledge of the failure, to give the Master Servicer notice of its failure; and

●	if the failure continues for three more business days, to make the Property Advance, unless the Trustee determines such Property Advance would be a Nonrecoverable Advance.

The Master Servicer, the Special Servicer and the Trustee, as applicable, will each be entitled to receive interest on Advances at the Prime Rate, compounded annually (the “Advance Rate”), as of each Master Servicer Remittance Date; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period, interest on such P&I Advance will accrue only from and after the expiration of such grace period. If the interest on any Advance is not recovered from Modification Fees on the related Mortgage Loan or Penalty Charges on the related Mortgage Loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted Mortgage Loan. The “Prime Rate” is the rate on any day set forth as such in The Wall Street Journal, Eastern edition.

The obligation of the Master Servicer or the Trustee, as applicable, to make Advances with respect to any Mortgage Loan pursuant to the Pooling and Servicing Agreement continues through the foreclosure of such Mortgage Loan and until the liquidation of such Mortgage Loan or the related Mortgaged Properties. Advances are intended to provide a limited amount of liquidity, not to guarantee or insure against losses.

Each Outside Servicer will (or is expected to) be obligated to make servicing advances with respect to the related Outside Serviced Loan Combination and will (or is expected to) be entitled to reimbursement for such servicing advances with interest at a prime lending rate. In addition, if any such servicing advance is determined to be a nonrecoverable advance under an Outside Servicing Agreement, then the Outside Servicer or the Outside Trustee, as applicable, will (or is expected to) be entitled to reimbursement from general collections on the Mortgage Loans in this securitization transaction for the pro rata portion of such nonrecoverable advances allocable to the related Outside Serviced Mortgage Loan (with interest at a prime lending rate) pursuant to the terms of the related Co-Lender Agreement.

If the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, as applicable, determines that any Advance (together with accrued interest on the Advance) previously made by it (or, in the case of a determination by the Special Servicer, by the Master Servicer or the Trustee) will not be ultimately recoverable out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO Property, as the case may be, as to which such Advance was made (any such Advance, a “Nonrecoverable Advance”), then the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to be reimbursed for such Advance, plus interest on the Advance at the Advance Rate, out of amounts payable on or in respect of all of the Mortgage Loans and REO Properties prior to distributions on the Certificates, which will be deemed to have been reimbursed first out of amounts collected or advanced in respect of principal and then out of all other amounts collected on the Mortgage Loans and REO Properties.

In connection with a determination by the Master Servicer, the Special Servicer or the Trustee as to whether an Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

●	neither the Master Servicer nor the Trustee will be required to make any Advance that the Master Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, determines will not be ultimately recoverable (including interest accrued on the Advance) by the Master Servicer or the Trustee, as applicable, out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO Property, as the case may be, as to which such Advance was made;

●	the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed Advance, if made, would be a Nonrecoverable Advance or that any outstanding Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the

Trustee, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and, in the case of a Property Advance with respect to a Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Trustee;

●	although the Special Servicer may determine whether an outstanding Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any Property Advance previously made, to be made (or contemplated to be made) by the Master Servicer or the Trustee is, or would be, recoverable or (ii) reverse any other authorized person’s determination or to prohibit any such other authorized person from making a determination, that an Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that an Advance to be made (or contemplated to be made) would be or a previously made Advance is a Nonrecoverable Advance, as described in the preceding bullet;

●	any non-recoverability determination by the Master Servicer or the Special Servicer described in this paragraph with respect to the non-recoverability of Advances will be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Trustee; and

●	notwithstanding the foregoing, the Trustee may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any Advance would be recoverable (unless a non-recoverability determination has been made by the other servicer in accordance with the preceding bullet which is binding on the Trustee), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any Advance would be recoverable.

Any such judgment or determination with respect to the recoverability of Advances by any of the Trustee, the Master Servicer or the Special Servicer must be made (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or (ii) in the case of the Trustee, in accordance with its good faith business judgment, and in any event will be required to be evidenced by an officer’s certificate delivered to, among others, the other such parties, the Controlling Class Representative (prior to the occurrence and continuance of a Control Termination Event) and, in the case of a Property Advance with respect to any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder, setting forth such judgment or determination of nonrecoverability and the procedures and considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination.

With respect to an Outside Serviced Mortgage Loan and the Master Servicer’s and Trustee’s obligation to make P&I Advances, the Master Servicer and the Trustee may make their own independent determination as to recoverability or nonrecoverability, and the Special Servicer may make its own independent determination as to non-recoverability, notwithstanding any determination of recoverability or nonrecoverability, as the case may be, by the Outside Servicer or Outside Trustee. In addition, an Outside Servicer or Outside Special Servicer, as applicable, will be entitled to seek recovery from the Issuing Entity of the pro rata share of any non-recoverable servicing advance made with respect to such Outside Serviced Loan Combination, with interest at a prime lending rate.

The Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to reimbursement for any Advance made by it, including, solely in the case of the Master Servicer or the Trustee, all P&I Advances made with respect to the Outside Serviced Mortgage Loans, equal to the amount of such Advance and interest accrued on the Advance at the Advance Rate (i) from Penalty Charges and Modification Fees on the related Mortgage Loan by the borrower and any other collections on the Mortgage Loan, (ii) from insurance proceeds, condemnation proceeds or Liquidation Proceeds collected on the defaulted Mortgage Loan or the related Mortgaged Property or (iii) upon determining in good faith that such Advance with interest is not recoverable from amounts described in clauses (i) and (ii), from any other amounts from time to time on deposit in the Collection Account.

Notwithstanding anything in this prospectus to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make a payment (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make a payment) from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if made, be a Nonrecoverable Advance, if making the payment would (x) prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or (y) would remediate any adverse environmental condition or circumstance at any of the Mortgaged Properties, if, in each instance, the Special Servicer or the Master Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders (and, with respect to any Serviced Loan Combination, the related Serviced Companion Loan Holder) (as a collective whole as if such Certificateholders and/or the related Serviced Companion Loan Holder constituted a single lender) (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan).

Notwithstanding the foregoing, if the funds in the Collection Account allocable to principal and available for distribution on the next Distribution Date are insufficient to fully reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for a Nonrecoverable Advance, then such party may elect, on a monthly basis, in its sole discretion, to defer reimbursement of some or all of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the Advance) for a period not to exceed 12 months in any event; provided that any deferral in excess of six months will be subject to the consent of the Controlling Class Representative (or, in the case of a Property Advance with respect to a Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder) (unless, if the Controlling Class Representative is the consenting party, a Control Termination Event has occurred and is continuing, in which case the Controlling Class Representative must be consulted with unless a Consultation Termination Event has occurred and is continuing). In addition, the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections in the Collection Account (net of any amounts used to pay a Nonrecoverable Advance or interest on such Nonrecoverable Advance). The Master Servicer, the Special Servicer or the Trustee will be permitted to recover a Workout-Delayed Reimbursement Amount from general collections in the Collection Account if the Master Servicer, the Special Servicer or the Trustee, as applicable, (a) has determined that such Workout-Delayed Reimbursement Amount would not be recoverable out of collections on the related Mortgage Loan or (b) has determined that such Workout-Delayed Reimbursement Amount would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on the Mortgage Loans and the REO Properties.

Any requirement of the Master Servicer or the Trustee to make an Advance in the Pooling and Servicing Agreement is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans.

Any election described above by any party to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest for that Nonrecoverable Advance) or portion of any Nonrecoverable Advance with respect to any Distribution Date will not be construed to impose on any party any obligation to make the above described election (or any entitlement in favor of any Certificateholder or any other person to an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the person making the election to otherwise be reimbursed for a Nonrecoverable Advance immediately (together with interest on that Nonrecoverable Advance). An election by the Master Servicer, the Special Servicer or the Trustee will not be construed to impose any duty on either of the other parties to make an election (or any entitlement in favor of any Certificateholder or any other person to such an election). The fact that a decision to recover a Nonrecoverable Advance over time, or not to do so, benefits some Classes of Certificateholders to the detriment of other Classes of Certificateholders will not constitute a violation of the Servicing Standard or a breach of the terms of the Pooling and Servicing Agreement by any party, or a violation of any fiduciary duty owed by any party to the Certificateholders. The Master Servicer’s, the Special Servicer’s or the Trustee’s decision to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and is not to be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Trustee or a right of the Certificateholders.

Accounts

The Master Servicer will be required to deposit amounts collected in respect of the Mortgage Loans into a segregated account (the “Collection Account”) established pursuant to the Pooling and Servicing Agreement. The

Master Servicer will also be required to establish and maintain a segregated custodial account (the “Loan Combination Custodial Account”) with respect to each Serviced Loan Combination (if any), which may be a sub-account of the Collection Account and deposit amounts collected in respect of such Serviced Loan Combination in the related Loan Combination Custodial Account. The Issuing Entity will only be entitled to amounts on deposit in a Loan Combination Custodial Account to the extent these funds are not otherwise payable to a related Companion Loan Holder or payable or reimbursable to any party to the Pooling and Servicing Agreement. Any amounts in a Loan Combination Custodial Account to which the Issuing Entity is entitled will be transferred on a monthly basis to the Collection Account.

The Certificate Administrator will be required to establish and maintain the following two accounts, which may be sub-accounts of a single account: (i) the “Lower-Tier REMIC Distribution Account”, and (ii) the “Upper-Tier REMIC Distribution Account” (together with the Lower-Tier REMIC Distribution Account, the “Distribution Account”).

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the Master Servicer will be required to disburse from the Collection Account and remit to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, the Available Funds for such Distribution Date and any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator). In addition, the Master Servicer will be required to remit to the Certificate Administrator all P&I Advances for deposit into the Lower-Tier REMIC Distribution Account on the related Master Servicer Remittance Date. To the extent the Master Servicer fails to do so, the Trustee will deposit all P&I Advances into the Lower-Tier REMIC Distribution Account, as applicable, as described in this prospectus. On each Distribution Date, the Certificate Administrator will be required to withdraw amounts distributable on such date on the Regular Certificates and the Class R Certificates (other than in respect of the residual interest in the Lower-Tier REMIC) first, from the Lower-Tier REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account for distribution on the Certificates. See “Description of the Certificates—Distributions”.

The Certificate Administrator will also be required to establish and maintain an account (the “Interest Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (commencing in 2017) (unless, in either case, the related Distribution Date is the final Distribution Date), the Master Servicer will be required to remit to the Certificate Administrator for deposit, in respect of each Mortgage Loan that accrues interest on an Actual/360 basis, an amount equal to one day’s interest at the related Net Mortgage Rate on the respective Stated Principal Balance, as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent the applicable Monthly Payment or a P&I Advance is made in respect of the Monthly Payment (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On or prior to the Master Servicer Remittance Date occurring in March (or February, if the final Distribution Date occurs in such month) of each calendar year (commencing in 2017), the Certificate Administrator will be required to withdraw from the Interest Reserve Account the aggregate of all Withheld Amounts on deposit therein, and deposit such amount into the Lower-Tier REMIC Distribution Account.

The Certificate Administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. The Excess Interest Distribution Account will be an asset of the Grantor Trust. On the Master Servicer Remittance Date immediately preceding the applicable Distribution Date, the Master Servicer is required to remit to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the Master Servicer during the applicable one-month collection period. Distributions of Excess Interest on the Class S Certificates will be made from the Excess Interest Distribution Account.

The Certificate Administrator will also be required to establish and maintain an account (the “Excess Liquidation Proceeds Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. To the extent that any gains are realized on sales of Mortgaged Properties, such gains will be deposited into the Excess Liquidation Proceeds Reserve Account and applied to all amounts due and payable on the Regular Certificates and all Realized Losses allocable to such Certificates after application of the Available Funds for such Distribution Date. However, holders of the Class R Certificates will be entitled to distributions of amounts on deposit in the Excess Liquidation Proceeds Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses, as determined by the Special Servicer from time to time, or that remain after all distributions with respect to the Regular Certificates on the final Distribution Date.

Other accounts to be established pursuant to the Pooling and Servicing Agreement are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties and one or more accounts (collectively, the “Loss of Value Reserve Fund”) for the purposes of holding Loss of Value Payments to be applied as described under “—Application of Loss of Value Payments”.

The Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held in the name of the Certificate Administrator (or the Master Servicer (in the case of the Collection Account and each Loan Combination Custodial Account) or the Special Servicer (in the case of any REO Account and the Loss of Value Reserve Fund)) on behalf of the Trustee for the benefit of the holders of Certificates. Each of the Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, any escrow account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held at a depository institution or trust company meeting the requirements of the Pooling and Servicing Agreement or satisfactory to the Rating Agencies.

Amounts on deposit in the Distribution Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account and the Interest Reserve Account will remain uninvested, and such accounts will be non-interest bearing.

Amounts on deposit in the Collection Account, any Loan Combination Custodial Account, the Excess Interest Distribution Account, any REO Account and the Loss of Value Reserve Fund may be invested in certain United States government securities and other high-quality investments meeting the requirements of the Pooling and Servicing Agreement or otherwise satisfactory to the Rating Agencies, and maturing (unless payable on demand) no later than the business day preceding the date on which such funds are required to be withdrawn pursuant to the Pooling and Servicing Agreement. Interest or other income earned on funds in the Collection Account, any Loan Combination Custodial Account and certain other servicing accounts will be paid to the Master Servicer as additional servicing compensation, and interest or other income earned on funds in any REO Account and the Loss of Value Reserve Fund will be payable to the Special Servicer.

If with respect to any Serviced Loan the related Mortgage Loan documents permit the lender to, at its option prior to an event of default under the related Serviced Loan, apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, neither the Master Servicer or the Special Servicer, as applicable, may apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account. Such amount may be used, if permitted under the Mortgage Loan documents, to defease the loan, or may be used to prepay the Serviced Loan upon a subsequent default.

Withdrawals from the Collection Account

The Master Servicer may make withdrawals from the Collection Account (exclusive of any Loan Combination Custodial Account that may be a subaccount thereof) for the following purposes, to the extent permitted, as well as any other purpose described in this prospectus (the order set forth below not constituting an order of priority for such withdrawals): (i) to remit on or before each Master Servicer Remittance Date (A) to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account an amount equal to the sum of (I) the Available Funds for the related Distribution Date (to the extent on deposit in the Collection Account) and (II) any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), (B) to the Certificate Administrator, as compensation for it and the Trustee, the Trustee/Certificate Administrator Fee for the related Distribution Date, (C) to the Certificate Administrator for deposit into the Excess Liquidation Proceeds Reserve Account an amount equal to the excess Liquidation Proceeds received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate

Administrator), if any, (D) to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Collection Period, if any, and (E) if such Master Servicer Remittance Date occurs in January (except during a leap year), or February (unless, in either case, the related Distribution Date is the final Distribution Date), to the Certificate Administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts,” (ii) to pay or reimburse the Master Servicer, the Special Servicer and the Trustee, as applicable, pursuant to the terms of the Pooling and Servicing Agreement for Advances made by any of them and interest on Advances (the Master Servicer’s, the Special Servicer’s or the Trustee’s right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”), (iii) to pay on or before each Master Servicer Remittance Date (x) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee earned with respect to the Mortgage Loans through the end of the most recently ended Interest Accrual Period, and (y) to the Special Servicer as compensation, unpaid special servicing compensation earned with respect to the Mortgage Loans through the immediately preceding Determination Date (or, in the case of Special Servicing Fees, accrued with respect to the Mortgage Loans that are Specially Serviced Loans through the end of the most recently ended Interest Accrual Period), (iv) to pay to the Operating Advisor the Operating Advisor Consulting Fee (but, only to the extent actually received from the related borrower) and the Operating Advisor Fee, (v) to pay to the Asset Representations Reviewer the Asset Representations Reviewer Ongoing Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be payable by the Issuing Entity), (vi) to pay on or before each Distribution Date to any person with respect to each related Mortgage Loan or REO Property that has previously been purchased or repurchased by such person pursuant to the Pooling and Servicing Agreement, a Mortgage Loan Purchase Agreement, a Co-Lender Agreement (if applicable) or a mezzanine intercreditor agreement, all amounts received on such Mortgage Loan or REO Property during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined, (vii) to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, and/or the Depositor for unpaid compensation (in the case of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor), unpaid additional expenses of the Issuing Entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the Pooling and Servicing Agreement and to satisfy any indemnification obligations of the Issuing Entity under the Pooling and Servicing Agreement, (viii) to pay to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on either Trust REMIC, (ix) to pay the CREFC® Intellectual Property Royalty License Fee, (x) to make such payments and reimbursements out of funds transferred to the Collection Account from the Loss of Value Reserve Fund as described under “—Application of Loss of Value Payments” below, (xi) to withdraw any amount deposited into the Collection Account that was not required to be deposited in the Collection Account, and (xii) to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the Issuing Entity. However, certain of the foregoing withdrawals of items specifically related to a Serviced Loan Combination or related REO Property will first be made out of the related Loan Combination Custodial Account and will be made out of the Collection Account only if and to the extent that amounts in the related Loan Combination Custodial Account are insufficient or, based on the related Co-Lender Agreement, unavailable to make the relevant payment or reimbursement. If the Master Servicer makes any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan Holder’s share of any cost, expense, indemnity, Property Advance or interest on such Property Advance, or fee with respect to a Serviced Loan Combination (taking into account the subordinate nature of any related Subordinate Companion Loan), then the Master Servicer (with respect to non-Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from such Serviced Companion Loan Holder. The Master Servicer will also be entitled to make withdrawals from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to, and/or the securitization trust created under, any Outside Servicing Agreement pursuant to the related Co-Lender Agreement.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Serviced Pari Passu Loan Combination, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Serviced Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan. Likewise, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination and any other amounts payable to the Operating Advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Application of Loss of Value Payments

If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related REO Property, then upon direction from the Master Servicer (subject to any notice required to be provided by the Special Servicer or the Certificate Administrator under the Pooling and Servicing Agreement), the Special Servicer will be required to transfer such Loss of Value Payments (up to the remaining portion of such Loss of Value Payments) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account for the following purposes:

(i)       to reimburse the Master Servicer, the Special Servicer or the Trustee, in accordance with the terms of the Pooling and Servicing Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related REO Property (together with interest on such Advance);

(ii)      to pay, or to reimburse the Issuing Entity for the prior payment of, any expense relating to such Mortgage Loan or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Issuing Entity, and to pay, in accordance with the terms of the Pooling and Servicing Agreement, any unpaid Liquidation Fee due and owing to the Special Servicer with respect to such Mortgage Loan or any related REO Property;

(iii)      to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan or any related successor REO Mortgage Loan;

(iv)      following the liquidation of such Mortgage Loan or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i) to (iii) above as to such Mortgage Loan, to cover the items contemplated by the immediately preceding clauses (i) to (iii) in respect of any other Mortgage Loan or REO Mortgage Loan; and

(v)      on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Sponsor, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Sponsor that was used pursuant to clauses (i) to (iii) above to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property, additional expenses of the Issuing Entity or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.

Servicing and Other Compensation and Payment of Expenses

Master Servicing Compensation

The servicing fee (the “Servicing Fee”) payable in respect of each related Mortgage Loan (including any Mortgage Loan that is a Specially Serviced Loan and any Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan will be paid monthly from amounts received on such Mortgage Loan. With respect to each such Mortgage Loan (including each Mortgage Loan that is a Specially Serviced Loan and each Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan, the Servicing Fee will: (a) accrue on the related Stated Principal Balance at a fixed annual rate (the “Servicing Fee Rate”), which, together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan; (b) be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Mortgage Loan; and (c) be prorated for partial periods. The Servicing Fee is generally payable to the Master Servicer, but includes (i) all amounts required to be paid to any primary servicer or sub-servicer, and (ii) with respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at the applicable Outside Servicer Fee Rate (as defined below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading). A servicing fee will also be payable to the Master Servicer monthly from amounts received in respect of any related Serviced Companion Loan

(including any Specially Serviced Loan) or any successor REO Companion Loan and will: (a) accrue on the related outstanding principal balance at a fixed annual rate; (b) be calculated on the same basis as interest is calculated on the related Serviced Companion Loan, and (c) be prorated for partial periods.

With respect to any Distribution Date, the Master Servicer will be entitled to retain any Prepayment Interest Excesses received on the Serviced Loans to the extent not needed to make Compensating Interest Payments. In addition to the Servicing Fee, the Master Servicer will be entitled to retain, as additional servicing compensation (a) a specified percentage (which may be either 50% or 100% for Serviced Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than fees for insufficient or returned checks) and Assumption Fees with respect to each Serviced Loan, (b) 100% of any assumption application fees with respect to each Serviced Loan that is not a Specially Serviced Loan (if the related assumption was processed by the Master Servicer) and any defeasance fee received in connection with the defeasance of a Serviced Loan, and (c) 100% of fees for insufficient or returned checks actually received from borrowers on all Serviced Loans. With respect to Excess Penalty Charges, the Master Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the related Serviced Loan is a non-Specially Serviced Loan even if collected when the Serviced Loan is a Specially Serviced Loan. The Master Servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and any Loan Combination Custodial Account in certain investments permitted under the terms of the Pooling and Servicing Agreement, and the Master Servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement. The Master Servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers. The Master Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to any non-Specially Serviced Loan as to which the borrower request does not relate to a Major Decision or a Special Servicer Decision unless such Major Decision or Special Servicer Decision is being processed by the Master Servicer with the mutual agreement of the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower.

Although the Master Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Master Servicer with an economic disincentive to comply with this standard.

The Master Servicer will be entitled to designate a portion of the Servicing Fee accrued on the Mortgage Loans and the Serviced Companion Loans at a specified rate per annum, the right to which portion will be transferable by the Master Servicer to other parties. That specified rate will be subject to reduction at any time following any resignation of the Master Servicer or any termination of the Master Servicer for cause, in each case to the extent reasonably necessary for the Trustee to appoint a successor Master Servicer that satisfies the requirements of the Pooling and Servicing Agreement.

“Consent Fees” means, with respect to any Serviced Loan, any and all fees actually paid by a borrower with respect to any consent or approval required or requested pursuant to the terms of the Mortgage Loan documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the Mortgage Loan documents.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, interest on unreimbursed Advances with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees and (2) Borrower Delayed Reimbursements) outstanding or previously incurred on behalf of the Issuing Entity with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees) and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) or REO Property; provided, that if the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or a modified Loan Combination, if applicable). In such case, the Special Servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such 12- month period) with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) after giving effect to such transaction and (ii) $25,000.

“Borrower Delayed Reimbursements” means any unpaid or unreimbursed additional expenses (including, without limitation, Advances and interest on Advances) that the related borrower is required pursuant to a written modification agreement to pay in the future to the Issuing Entity in its capacity as owner of the related Mortgage Loan.

“Modification Fees” means, with respect to any Serviced Loan, any and all fees collected from the related borrower with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all Assumption Fees, assumption application fees, Consent Fees and defeasance fees).

“Penalty Charges” means, with respect to any Serviced Loan (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the borrower that represent default charges, penalty charges, late fees and default interest (in the case of any Split Mortgage Loan or Serviced Companion Loan, to the extent allocable thereto pursuant to the related Co-Lender Agreement, and, in the case of a Serviced Companion Loan, to the extent not payable to the Serviced Companion Loan Holder, and, in the case of an Outside Serviced Mortgage Loan, any such amounts remitted by the Outside Servicer to the Master Servicer).

“Ancillary Fees” means, with respect to any Serviced Loan, any and all demand fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees (other than Modification Fees, Consent Fees, Penalty Charges, defeasance fees, Assumption Fees and assumption application fees) actually received from the borrower.

“Excess Penalty Charges” means, with respect to any Serviced Loan and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Serviced Loan during such Collection Period, over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including without limitation Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower, but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Issuing Entity (and, if applicable, the related Serviced Companion Loan Holder) with respect to such Serviced Loan and reimbursed from such Penalty Charges (which Advances and additional expenses will be reimbursed from such Penalty Charges) and (B) Advances and  expenses previously paid or reimbursed from Penalty Charges as described in the immediately preceding clause (A), which Advances and expenses have been recovered from the related borrower or otherwise.

“Assumption Fees” means, with respect to any Serviced Loan, any and all assumption fees with respect to a transfer of a related Mortgaged Property or interests in a related borrower (excluding assumption application fees).

An Outside Servicer will be entitled to receive servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which servicing compensation will be similar, but not necessarily identical, to that payable to the Master Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement (except that the applicable primary servicing fee rate under the related Outside Servicing Agreement will be as indicated above under this “—Servicing and Other Compensation and Payment of Expenses—Master Servicing Compensation” heading, and below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading, and in each case such applicable primary servicing fee rate is included in the related Servicing Fee Rate presented in this prospectus).

Special Servicing Compensation

The principal compensation to be paid to the Special Servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Property serviced and administered under the Pooling and Servicing Agreement at the applicable Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Specially Serviced Loan on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Specially Serviced Loan and will be prorated for partial periods, and will be payable monthly from general collections on all the Mortgage Loans and any REO Properties.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, that would be less than $3,500 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Specially Serviced Loan or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan serviced and administered under the Pooling and Servicing Agreement, and will be calculated by application of the applicable Workout Fee Rate to each collection of interest (excluding default interest and Excess Interest) and principal received on that Corrected Loan, for so long as it remains a Corrected Loan; provided that no Workout Fee will be payable by the Issuing Entity with respect to any such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (g) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) is modified by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the Special Servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related borrower in connection with such workout. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under the Pooling and Servicing Agreement will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as described in the definition of Excess Modification Fees, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Workout Fee with respect to any Corrected Loan serviced and administered under the Pooling and Servicing Agreement, will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) again becomes a Corrected Loan.

The “Workout Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Mortgage Loan (or Serviced

Loan Combination, if applicable) becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date.

If the Special Servicer resigns or is terminated other than for cause, it will receive any Workout Fees payable on the Serviced Mortgage Loans (or Serviced Loan Combinations, if applicable) that were Corrected Loans at the time of the resignation or termination or for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the borrower had not had sufficient time to make three consecutive full and timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Monthly Payments, but such fee will cease to be payable in each case if the Corrected Loan again becomes a Specially Serviced Loan. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

A “Liquidation Fee” will be payable: (i) with respect to each Specially Serviced Loan serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer obtains a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related borrower, (ii) except as otherwise described below, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) repurchased or substituted for, or with respect to which a Loss of Value Payment is made, by a Sponsor, and (iii) with respect to any Specially Serviced Loan or any REO Property serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer receives any Liquidation Proceeds, insurance proceeds or condemnation proceeds. The Liquidation Fee for each such Serviced Mortgage Loan, Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided, that the Liquidation Fee with respect to any such Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related proceeds or payment are received within 90 days following the related default in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan or Serviced Loan Combination, if applicable, the Special Servicer will not be entitled to collect a Liquidation Fee, but may collect and retain appropriate fees from the related borrower in connection with such liquidation; provided, however, that, except as contemplated by each of the immediately preceding provisos and the second following paragraph, no Liquidation Fee will be less than $25,000.

The “Liquidation Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) such rate as would result in a Liquidation Fee of $1,000,000 and (b) 1.0%.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with: (i) the repurchase of, or substitution for, or payment of any Loss of Value Payment with respect to, any Mortgage Loan by the applicable Sponsor for a Material Defect within 120 days of the discovery or receipt of notice by the Sponsor of the Material Defect that gave rise to the particular repurchase or substitution obligation or the payment of the particular Loss of Value Payment, (ii) the purchase of any Specially Serviced Loan or REO Property by a mezzanine loan holder, if any (based on a purchase option set forth under the related intercreditor agreement), or the holder of a Subordinate Companion Loan, if any (based on a purchase option set forth under the related Co-Lender Agreement), in each case within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable; or (iii) the purchase or other acquisition of all of the Mortgage Loans and REO Properties (or the Issuing Entity’s interest therein) in connection with an optional termination of the Issuing Entity. The Special Servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a Mortgage Loan.

“Liquidation Proceeds” means the amount (other than insurance proceeds and condemnation proceeds) received in connection with (i) a liquidation of a Mortgage Loan, Serviced Companion Loan, Mortgaged Property, REO Property or interest in a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property or (ii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with the Pooling and Servicing Agreement (provided that for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment will be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Sponsor).

“Defaulted Mortgage Loan” means a Serviced Loan (i) that is delinquent at least 60 days in respect of its Monthly Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or the Special Servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The Special Servicer will also be entitled to retain, as additional servicing compensation: (a) a specified percentage (which may be either 0% or 50% for Serviced Loans that are not Specially Serviced Loans, and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than fees for insufficient or returned checks) and Assumption Fees with respect to each Serviced Loan; (b) 100% of any assumption application fees with respect to (i) Specially Serviced Loans and (ii) Serviced Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer); and (c) any interest or other income earned on deposits in the REO Accounts and the reserve account established to hold any Loss of Value Payments that may be made by a Sponsor (or, if applicable, any related guarantor(s)) in connection with a Material Defect. With respect to Excess Penalty Charges, the Special Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the subject Serviced Loan is a Specially Serviced Loan even if collected when the Serviced Loan is not a Specially Serviced Loan. The Special Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to a Specially Serviced Loan or any non-Specially Serviced Loan as to which the borrower request relates to a Major Decision or a Special Servicer Decision, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower.

Although the Special Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Special Servicer with an economic disincentive to comply with this standard.

With respect to each Collection Period, the Special Servicer will be required to deliver or cause to be delivered to the Certificate Administrator within two business days following the related Determination Date, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates during the related Collection Period; provided, that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

The Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan or Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided, that such prohibition will not apply to the

Permitted Special Servicer/Affiliate Fees or the fees received by any person acting as an Outside Servicer or an Outside Special Servicer as expressly provided for under the Outside Servicing Agreement, or as master servicer or special servicer as expressly provided for under the pooling and servicing agreement governing the securitization of a Serviced Companion Loan.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates received or retained by the Special Servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Loan and any purchaser of any Serviced Loan or REO Property (or interest in an REO Property related to any Serviced Loan Combinations, if applicable)) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any special servicing compensation which is payable to the Special Servicer under the Pooling and Servicing Agreement and that is set forth in a report that is part of the CREFC® Investor Reporting Package, and (2) any Permitted Special Servicer/Affiliate Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees and appraisal review fees received or retained by the Special Servicer or any of its affiliates in connection with any services performed by such party with respect to any Serviced Loan or REO Property, in each case, in accordance with the Pooling and Servicing Agreement.

An Outside Special Servicer will be entitled to receive special servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which special servicing compensation will be similar, but not necessarily identical, to that payable to the Special Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement.

Trustee / Certificate Administrator Compensation

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator will be entitled to receive a monthly fee (the “Trustee/Certificate Administrator Fee”). The Trustee/Certificate Administrator Fee will be payable monthly from amounts received in respect of the Mortgage Loans and, as to each Mortgage Loan, will accrue at 0.00740% per annum (the “Trustee/Certificate Administrator Fee Rate”). The Trustee/Certificate Administrator Fee will be paid monthly to the Certificate Administrator and the Certificate Administrator will pay the Trustee its portion of the Trustee/Certificate Administrator Fee in accordance with the Pooling and Servicing Agreement. The Trustee/Certificate Administrator Fee will accrue on the Stated Principal Balance of each Mortgage Loan and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the Operating Advisor monthly from amounts received in respect of the Mortgage Loans (including any Outside Serviced Mortgage Loan) and will accrue at the applicable Operating Advisor Fee Rate with respect to each Mortgage Loan (including any Outside Serviced Mortgage Loan) on the Stated Principal Balance of the Mortgage Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” with respect to each Interest Accrual Period is a rate equal 0.00235% per annum.

An Operating Advisor Consulting Fee will be payable to the Operating Advisor with respect to each Major Decision on which the Operating Advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable); provided that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the Operating Advisor has consultation rights with respect to a Major Decision, the Pooling and Servicing Agreement will require the Master Servicer or the Special Servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The Master Servicer or the Special Servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, will be required to consult with the Operating Advisor on a non-binding basis prior to any such waiver or reduction.

The Operating Advisor Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis. The “CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan (including any REO Mortgage Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided, that such amounts will be computed for the same period and on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the Issuing Entity pursuant to the Pooling and Servicing Agreement. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

The “Administrative Fee Rate” is the per annum rate set forth on Annex A to this prospectus as the “Administrative Fee Rate”, which is equal to the sum of the Servicing Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate.

Asset Representations Reviewer Compensation

The Asset Representations Reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date to be paid by the Sponsors. The Asset Representations Reviewer will also be paid an ongoing fee (the “Asset Representations Reviewer Ongoing Fee”), which will be payable monthly from amounts received in respect of each Mortgage Loan (including any Outside Serviced Mortgage Loan), and for any Distribution Date will be equal to the amount accrued during the related Interest Accrual Period at 0.00035% per annum (the “Asset Representations Reviewer Ongoing Fee Rate”) on the Stated Principal Balance of the Mortgage Loan as of the close of business on the Distribution Date in such interest Accrual Period and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

In connection with each Asset Review with respect to each Delinquent Loan, the Asset Representations Reviewer will be entitled to a fee (the “Asset Representations Reviewer Asset Review Fee”) that is equal the sum of: (i) $15,000 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $1,500 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,500 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year in which the related Asset Review Notice is given.

If paid by the Issuing Entity as described below, the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related Mortgage Loan Seller; provided, however, that if the related Mortgage Loan Seller is insolvent, such fee will be paid by the Issuing Entity following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Special Servicer of such insolvency; provided, further, that notwithstanding any payment of such fee by the Issuing Entity to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller, and the Special Servicer will be required to determine whether to, pursue (and, if it so determines to do so, to pursue) remedies against such Mortgage Loan Seller or its insolvency estate to recover any such amounts to the extent paid by the Issuing Entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Repurchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related Mortgage Loan Seller, and such portion of the Repurchase Price received will be used to reimburse the Issuing Entity for any such fees paid to the Asset Representations Reviewer pursuant to the terms of the Pooling and Servicing Agreement.

Fees and Expenses

The amounts available for distribution on the Certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount(1)		Frequency	Source of Funds

Servicing Fee(2)(3) and Sub-Servicing Fee / Master Servicer / Outside Servicer	with respect to each Mortgage Loan (including an REO Mortgage Loan and including an Outside Serviced Mortgage Loan), will accrue on the related Stated Principal Balance at a rate (which rate includes any sub-servicing fee rate and the primary servicing fee rate payable to the Outside Servicer with respect to an Outside Serviced Mortgage Loan), which together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Asset Representations Reviewer Ongoing Fee Rate and the Operating Advisor Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)		monthly	interest collections

Additional Servicing Compensation(3)(4) / Master Servicer	–	a specified percentage (which may be either 50% or 100% for Serviced Mortgage Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than fees for insufficient or returned checks) and Assumption Fees with respect to the Serviced Mortgage Loans(5)	from time to time	the related fee/ investment income

Type/Recipient	Amount(1)		Frequency	Source of Funds

–

100% of assumption application fees on the Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Master Servicer) and any defeasance fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan from time to time

	–	100% of fees for insufficient or returned checks actually received from borrowers on all Serviced Mortgage Loans	from time to time

	–	all investment income earned on amounts on deposit in the collection account, loan combination custodial account(s) and certain reserve accounts	monthly

Special Servicing Fee(3)(6) / Special Servicer	with respect to any Serviced Mortgage Loan that is a Specially Serviced Loan or REO Mortgage Loan, will accrue on the related Stated Principal Balance at a rate equal to 0.25% per annum (or, if 0.25% per annum would result in a Special Servicing Fee with respect to such Specially Serviced Loan that would be less than $3,500 in any given month, then at such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Mortgage Loan) (calculated on the related Stated Principal Balance and same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)		monthly	general collections

Workout Fee(3)(7) / Special Servicer	with some limited exceptions, an amount equal to the Workout Fee Rate applied to each payment or other collection of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan that became a Corrected Loan under the Pooling and Servicing Agreement, which Workout Fee Rate will equal the lesser of (a) 1.0% and (b) such lower rate as would result in a Workout Fee of $1,000,000, when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) with respect to the subject Serviced Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on such Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date); and provided, further, that no Workout Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.		monthly	the related collections of principal and interest

Type/Recipient	Amount(1)	Frequency	Source of Funds

Liquidation Fee(3)(8) / Special Servicer	with some limited exceptions, an amount generally equal to 1.0% of each recovery by the Special Servicer of Liquidation Proceeds, insurance proceeds, condemnation proceeds and/or other payments, with respect to each Serviced Mortgage Loan repurchased or substituted by a Sponsor, each Specially Serviced Loan and each REO Property; provided, however, that, the Liquidation Fee payable under the Pooling and Servicing Agreement with respect to any such Mortgage Loan will generally not be more than $1,000,000 or, with limited exception, less than $25,000; and provided, further, that no Liquidation Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.(8)	upon receipt of such proceeds and payments	the related Liquidation Proceeds, insurance proceeds, condemnation proceeds and borrower payments

Additional Special Servicing Compensation(3)(4) / Special Servicer	– a specified percentage (which may be either 0% or 50% for performing Serviced Mortgage Loans, and 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than fees for insufficient or returned checks) and Assumption Fees with respect to the Serviced Mortgage Loans(4)	from time to time	the related fee/ investment income

	– 100% of assumption application fees on (i) Specially Serviced Loans and (ii) Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer)	from time to time

	– all investment income received on funds in any REO account	from time to time

Trustee/Certificate Administrator Fee / Trustee/Certificate Administrator	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00740% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections

Operating Advisor Fee / Operating Advisor	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00235% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections

Operating Advisor Consulting Fee / Operating Advisor	a fee in connection with each Major Decision for which the Operating Advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable)	from time to time	to the extent paid by the related borrower with respect to any Major Decision for which the Operating Advisor has consultation rights during any period

Asset Representations Reviewer Ongoing Fee / Asset Representations Reviewer	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00035% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections

Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers

Type/Recipient	Amount(1)	Frequency	Source of Funds

Asset Representations Reviewer Asset Review Fee/Asset Representations Reviewer	(i) $15,000 multiplied by the number of Delinquent Loans subject to an Asset Review (for purposes of this item, the “Subject Loans”), plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $1,500 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,500 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated	in connection with each Asset Review with respect to a Delinquent Loan.	payable by the related Mortgage Loan Seller; provided, however, that if the related Mortgage Loan Seller is insolvent, such fee will be paid by the Issuing Entity out of general collections

Property Advances(3)(9) / Master Servicer, Special Servicer and Trustee	to the extent of funds available, the amount of any Property Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections

Interest on Property Advances(3)(9) / Master Servicer, Special Servicer and Trustee	at Prime Rate	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan, then from general collections

P&I Advances / Master Servicer and Trustee	to the extent of funds available, the amount of any P&I Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections

Interest on P&I Advances / Master Servicer and Trustee	at Prime Rate	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan, then from general collections

Indemnification Expenses(3)(9) / Depositor, Certificate Administrator, paying agent, custodian, certificate registrar, Trustee, Operating Advisor, Asset Representations Reviewer, Master Servicer and Special Servicer	amounts and expenses for which the Depositor, the Certificate Administrator, the paying agent, the custodian, the certificate registrar, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (for itself or on behalf of certain indemnified sub-servicers) and the Special Servicer are entitled to indemnification.	from time to time	general collections

(1)	The above chart generally does not include amounts payable to the Master Servicer, the Special Servicer, any Outside Servicer, or any Outside Special Servicer with respect to the Companion Loans. In general, such parties would be entitled to fees on a Serviced Companion Loan similar to those payable to such parties on a Serviced Mortgage Loan.

(2)	With respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, includes the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at a rate (which includes any applicable sub-servicing fee rate) (each, an “Outside Servicer Fee Rate”) equal to (i) 0.00250% per annum with respect to the Briarwood Mall Mortgage Loan, (ii) 0.00250% per annum with respect to the 101 Hudson Street Mortgage Loan, (iii) 0.00250% per annum with respect to the Potomac Mills Mortgage Loan while it is an Outside Serviced Mortgage Loan, (iv) 0.0225% per annum with respect to the Hill7 Office Mortgage Loan while it is an Outside Serviced Mortgage Loan, (v) 0.00250% per annum with respect to the Quantum Park Mortgage Loan while it is an Outside Serviced Mortgage Loan, (vi) 0.00250% per annum with respect to the College Boulevard Portfolio Mortgage Loan, (vii) 0.00250% per annum with respect to the Marriott Hilton Head Resort & Spa Mortgage Loan while it is an Outside Serviced Mortgage Loan and (viii) 0.02250% per annum with respect to the Marriott Saddle Brook Mortgage Loan.

(3)	With respect to each Servicing Shift Loan Combination, the Master Servicer and the Special Servicer will generally be entitled to payment/reimbursement of the subject fees and expenses for so long as the related Loan Combination is serviced under the Pooling and Servicing Agreement. In connection with the securitization of the related controlling Pari Passu Companion Loan, the servicing of a Servicing Shift Loan Combination will shift to the applicable Outside Servicing Agreement and such Loan Combination will become an Outside Serviced Loan Combination.

(4)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer and/or Outside Special Servicer, as applicable, will be entitled to receive fees with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described in the table. The rights to compensation for such parties will be governed by the applicable Outside Servicing Agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

(5)	Allocable between the Master Servicer and the Special Servicer as provided in the Pooling and Servicing Agreement and as described in “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” in this prospectus. The allocations between each Outside Servicer and each Outside Special Servicer pursuant to the related Outside Servicing Agreement may be different.

(6)	With respect to each Outside Serviced Mortgage Loan, the related Outside Special Servicer will be entitled to a special servicing fee accruing at a rate equal to (i) with respect to the Briarwood Mall Mortgage Loan, the greater of 0.250% per annum or such per annum rate as would result in a special servicing fee of $3,500 for the related month, (ii) with respect to the 101 Hudson Street Loan (based solely on a publicly available preliminary prospectus for the WFCM 2016-C36 Securitization and/or the related Co-Lender Agreement) (x) prior to the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date, the greater of 0.250% per annum or such rate as would result in a special servicing fee of $3,500 for the related month, and (y) following the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date, the rate to be specified in the MSC 2016-BNK2 Pooling and Servicing Agreement, (iii) with respect to the Potomac Mills Mortgage Loan while it is an Outside Serviced Mortgage Loan, the rate to be specified in the CFCRE 2016-C6 Pooling and Servicing Agreement (which will be (A) 0.125% (for so long as the controlling class representative for CFCRE 2016-C6 has not selected the special servicer for the Potomac Mills Mortgage Loan) and (B) at all other times the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 per month, (iv) with respect to the Hill7 Office Mortgage Loan while it is an Outside Serviced Mortgage Loan, the rate to be specified in the CFCRE 2016-C6 Pooling and Servicing Agreement (which will be the greater of 0.250% per annum or such rate as would result in a special servicing fee of $3,500 for the related month), (v) with respect to the Quantum Park Mortgage Loan while it is an Outside Serviced Mortgage Loan, the rate to be specified in the Quantum Park Future Pooling and Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will be no greater than 0.250% per annum), (vi) with respect to the College Boulevard Portfolio Mortgage Loan, the greater of 0.250% per annum or such per annum rate as would result in a special servicing fee of $3,500 for the related month, (vii) with respect to the Marriott Hilton Head Resort & Spa Mortgage Loan while it is an Outside Serviced Mortgage Loan, the rate to be specified in the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will not exceed 0.250% per annum) and (viii) with respect to the Marriott Saddle Brook Mortgage Loan, 0.250%.

(7)	With respect to each Outside Serviced Mortgage Loan, the related Outside Special Servicer will be entitled to a workout fee accruing at a rate equal to (i) with respect to the Briarwood Mall Mortgage Loan, 1.0%, subject to a cap of $1,000,000 in the aggregate with respect to any particular workout of the Briarwood Mall Loan Combination, provided that in the event the workout fee collected over the course of a workout is less than $25,000, the related Outside Special Servicer will be entitled to an amount from the final payment on the corrected Briarwood Mall Loan Combination that would result in the total workout fees payable to the related Outside Special Servicer in respect of the corrected Briarwood Mall Loan Combination to be equal to $25,000, (ii) with respect to the 101 Hudson Street Mortgage Loan (based solely on a publicly available preliminary prospectus for the WFCM 2016-C36 Securitization and/or the related Co-Lender Agreement) (x) prior to the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date, 1.0%, provided that in the event the workout fee collected over the course of a workout is less than $25,000, the related Outside Special Servicer will be entitled to an amount from the final payment on the corrected 101 Hudson Street Loan Combination that would result in the total workout fees payable to the related Outside Special Servicer in respect of the corrected 101 Hudson Street Loan Combination to be equal to $25,000, and (y) following the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date, the rate to be specified in the MSC 2016-BNK2 Pooling and Servicing Agreement, (iii) with respect to the Potomac Hills Mortgage Loan while it is an Outside Serviced Mortgage Loan, the rate to be specified in the CFCRE 2016-C6 Pooling and Servicing Agreement (which will be the lesser of 0.5% and such percentage as would result in a workout fee of $2,000,000 (for so long as the CFCRE 2016-C6 Controlling Class Representative has not selected the Outside Special Servicer for the Potomac Mills Mortgage Loan), and at all other times, the lesser of 1.00% and such percentage as would result in a workout fee of $1,000,000), (iv) with respect to the Hill7 Office Mortgage Loan while it is an Outside Serviced Mortgage Loan, the rate to be specified in the CFCRE 2016-C6 Pooling and Servicing Agreement (which will be the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000), (v) with respect to the Quantum Park Mortgage Loan while it is an Outside Serviced Mortgage Loan, the rate to be specified in the Quantum Park Future Pooling and Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will not be subject to a cap), (vi) with respect to the College Boulevard Portfolio Mortgage Loan, the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that no workout fee will be less than $25,000, (vii) with respect to the Marriott Hilton Head Resort & Spa Mortgage Loan while it is an Outside Serviced Mortgage Loan, the rate to be specified in the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement (which, pursuant to the related Co-Lender

Agreement, will not exceed the lesser of 1.00% and such rate that results in a workout fee of $1,000,000) and (viii) with respect to the Marriott Saddle Brook Mortgage Loan, 1.0%, provided that in the event the workout fee collected over the course of a workout is less than $25,000, the related Outside Special Servicer will be entitled to an amount from the final payment on the corrected Marriott Saddle Brook Loan Combination that would result in the total workout fees payable to the related Outside Special Servicer in respect of the corrected Marriott Saddle Brook Loan Combination to be equal to $25,000.

(8)	With respect to each Outside Serviced Mortgage Loan, the related Outside Special Servicer will be entitled to a liquidation fee accruing at a rate equal to (i) with respect to the Briarwood Mall Mortgage Loan, 1.00% (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the liquidation fee rate will be equal to such higher rate as would result in an aggregate liquidation fee being equal to $25,000), subject to a cap of $1,000,000 (ii) with respect to the 101 Hudson Street Mortgage Loan (based solely on a publicly available preliminary prospectus for the WFCM 2016-C36 Securitization and/or the related Co-Lender Agreement) (x) prior to the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date, 1.00% (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the liquidation fee rate will be equal to the lesser of (a) 3.00% and (b) such lower rate as would result in an aggregate liquidation fee equal to $25,000), and (y) following the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date, the rate to be specified in the MSC 2016-BNK2 Pooling and Servicing Agreement, (iii) with respect to the Potomac Mills Mortgage Loan while it is an Outside Serviced Mortgage Loan, the rate to be specified in the CFCRE 2016-C6 Pooling and Servicing Agreement (which will be the lesser of 0.5% and such percentage as would result in a workout fee of $2,000,000 (for so long as the CFCRE 2016-C6 Controlling Class Representative has not selected the Outside Special Servicer for the Potomac Mills Mortgage Loan), and at all other times, the lesser of 1.00% and such percentage as would result in a workout fee of $1,000,000), (iv) with respect to the Hill7 Office Mortgage Loan while it is an Outside Serviced Mortgage Loan, the rate to be specified in the CFCRE Pooling and Servicing Agreement (which will be the lesser of 1.00% and such percentage as would result in a workout fee of $1,000,000), (v) with respect to the Quantum Park Mortgage Loan while it is an Outside Serviced Mortgage Loan, the rate to be specified in the Quantum Park Future Pooling and Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will not be subject to a cap), (vi) with respect to the College Boulevard Portfolio Mortgage Loan, the lesser of 1.00% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the CGCMT 2016-P5 Pooling and Servicing Agreement, no liquidation fee will be less than $25,000, (vii) with respect to the Marriott Hilton Head Resort & Spa Mortgage Loan while it is an Outside Serviced Mortgage Loan, the rate to be specified in the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will not exceed the lesser of 1.00% and such rate that results in a liquidation fee of $1,000,000) and (viii) with respect to the Marriott Saddle Brook Mortgage Loan, 1.00% (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the liquidation fee rate will be equal to the lesser of (a) 3.00% and (b) such lower rate as would result in an aggregate liquidation fee equal to $25,000).

(9)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer, Outside Special Servicer, Outside Operating Advisor (if any), Outside Certificate Administrator and Outside Trustee will be entitled to receive reimbursement and/or indemnification with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described in the table. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

Application of Penalty Charges and Modification Fees

On or prior to the second business day before each Master Servicer Remittance Date, the Master Servicer is required to apply all Penalty Charges and Modification Fees received by it with respect to a Mortgage Loan (including each Outside Serviced Mortgage Loan, to the extent allocable to such Outside Serviced Mortgage Loan pursuant to the related Co-Lender Agreement and remitted to the Master Servicer by the Outside Servicer) or Serviced Loan Combination (subject to the allocation of Penalty Charges under the related Co-Lender Agreement) during the related one-month period ending on the related Determination Date, as follows:

first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Trustee, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances), the related interest on Advances and other outstanding additional expenses of the Issuing Entity (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Serviced Loan Combination;

second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all Advances (and related interest on Advances) with respect to such Mortgage Loan or Serviced Loan Combination previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer, the Special Servicer and/or the Trustee, as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related interest on Nonrecoverable Advances) other than Borrower Delayed Reimbursements;

third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all other additional expenses of the Issuing Entity (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Loan Combination previously paid from the Collection Account or Loan Combination Custodial Account (and such amounts will be retained or deposited in the Collection Account or Loan Combination Custodial Account, as applicable, as recoveries of such additional expenses of the Issuing Entity) other than Borrower Delayed Reimbursements; and

fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as compensation.

Notwithstanding the foregoing, Penalty Charges collected on any Loan Combination are allocable in accordance with the related Co-Lender Agreement as described under “Description of the Mortgage Pool—The Loan Combinations” above.

Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses

Due-On-Sale

Upon receipt of any request for a waiver or consent in respect of a due-on-sale provision under the Mortgage Loan documents (which will include, without limitation, requests regarding sales or transfers of Mortgaged Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in the borrower or its owner, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-sale provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its recommendation to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-sale provision to accelerate payment of that Serviced Loan (with any such recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on transfers of the related Mortgaged Property and on transfers of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-sale provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-sale clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35 million or less, and (C) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-sale provision discussed above in this paragraph if such Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Due-On-Encumbrance

Upon receipt of any request for a waiver or consent in respect of a due-on-encumbrance provision under the Mortgage Loan documents (which will include, without limitation, requests regarding any mezzanine/subordinate financing of the borrower or the Mortgaged Property or any sale or transfer of preferred equity in the borrower or its owners, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-encumbrance provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its recommendation to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-encumbrance provision to accelerate payment of that Serviced Loan (with any recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on further encumbrances of the related Mortgaged Property and on further encumbrances of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-encumbrance provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-encumbrance clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 2% of the aggregate principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $20 million or less, (C) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (D) has a debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Serviced Mortgage Loan, any related Serviced Companion Loan (if applicable) and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-encumbrance provision discussed above in this paragraph if such Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose (and may consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement).

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur with respect to a Serviced Loan on the earliest of:

●	the date on which a modification of the Serviced Loan that, among other things, reduces the amount of Monthly Payments on a Serviced Loan, or changes any other material economic term of the Serviced Loan or impairs the security of the Serviced Loan, becomes effective as a result of a modification of the related Serviced Loan following the occurrence of a Servicing Transfer Event;

●	the date on which the Serviced Loan is 60 days or more delinquent in respect of any scheduled monthly debt service payment (other than a balloon payment);

●	solely in the case of a delinquent balloon payment, (A) the date occurring 60 days beyond the date on which that balloon payment was due (except as described in the immediately following clause (B) or (B) if the related borrower has delivered to the Master Servicer or the Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, is required to promptly deliver a copy thereof to the other such servicer), a refinancing commitment acceptable to the Special Servicer prior to the date 60 days after maturity, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);

●	the date on which the related Mortgaged Property became an REO Property;

●	the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property;

●	the 60th day after the date the related borrower is subject to a bankruptcy, insolvency or similar proceedings (if, in the case of an involuntary bankruptcy, insolvency or similar proceeding, not dismissed within those 60 days); or

●	the date on which the Serviced Loan remains outstanding five years following any extension of its maturity date pursuant to the Pooling and Servicing Agreement.

If an Appraisal Reduction Event occurs with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Companion Loan(s).  If an Appraisal Reduction Event occurs with respect to any Serviced Companion Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Mortgage Loan and any other Serviced Companion Loan(s) included as part of that Serviced Loan Combination.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balance of all Classes of Principal Balance Certificates (other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates) has been reduced to zero.

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer is required to use reasonable efforts to obtain an appraisal of the related Mortgaged Property from an Appraiser in accordance with Member of the Appraisal Institute (“MAI”) standards. No new appraisal will be required if an appraisal from an Appraiser in accordance with MAI standards was obtained within the prior nine months unless the Special Servicer determines in accordance with the Servicing Standard that such earlier appraisal is materially inaccurate. The cost of the appraisal will be advanced by the Master Servicer and will be reimbursed to the Master Servicer as a Property Advance.

On the first Determination Date occurring on or after the receipt of the appraisal, the Special Servicer will be required to calculate the Appraisal Reduction Amount, if any, taking into account the results of such appraisal and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount. In the event that the Special Servicer has not received any required appraisal within 120 days after the event described in the applicable clause of the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then, solely for purposes of determining the amounts of the P&I Advances, the amount of the Appraisal Reduction Amount for or allocable to the related Serviced Mortgage Loan will be deemed to be an amount equal to 25% of the current Stated Principal Balance of such related Serviced Mortgage Loan until the appraisal is received. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request. None of the Master Servicer, the Trustee or the Certificate Administrator will calculate or verify Appraisal Reduction Amounts.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as to which any Appraisal Reduction Event has occurred and the Appraisal Reduction Amount is required to be calculated will generally be equal to (subject to the discussion in the prior paragraph) the excess of (a) the Stated Principal Balance of that Serviced Mortgage Loan (or Serviced Loan Combination) as of the last day of the related Collection Period over (b) the excess of (i) the sum of (A) 90% of the appraised value of the related Mortgaged Property or Mortgaged Properties as determined by the appraisal, minus such downward adjustments as the Special Servicer, in accordance with the Servicing Standard, may make (without implying any obligation to do so) based upon the Special Servicer’s review of the appraisal and such other information as the Special Servicer may deem appropriate and (B) all escrows, letters of credit and reserves in respect of such Serviced Mortgage Loan (or Serviced Loan Combination) as of the date of calculation over (ii) the sum as of the Due Date occurring in the month of the date of determination of (A) to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on that Serviced Mortgage Loan (or Serviced Loan Combination) at a per annum rate equal to the Mortgage Rate (and, with respect to a Serviced Loan Combination, interest on the related Serviced Companion Loan(s) at the related Mortgage Rate), (B) all unreimbursed Advances and interest on those Advances at the Advance Rate in respect of that Serviced Mortgage Loan (or Serviced Loan Combination) and (C) all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid under the Serviced Mortgage Loan (or Serviced Loan Combination) (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or Trustee, as applicable, and/or for which funds have not been escrowed). The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Appraisal Reduction Amount. Any Appraisal Reduction Amount with respect to a Serviced Loan Combination will be allocated, first, to any related Serviced Subordinate Companion Loan (up to the outstanding principal balance thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan. In the case of an Outside Serviced Loan Combination, pursuant to the Outside Servicing Agreement, certain events will require the calculation of an “appraisal reduction amount”, which will be allocated to the subject Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) (with any such allocation to such Outside Serviced Mortgage Loan to constitute an “Appraisal Reduction Amount” for purposes of this prospectus). For the avoidance of doubt, the Outside Special Servicer (and not the Special Servicer) will be required to calculate any “appraisal reduction amount” related to an Outside Serviced Loan Combination.

An “Appraiser” is an independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state and (iii) has a minimum of five years’ experience in the related property type and market.

As a result of calculating one or more Appraisal Reduction Amounts, the amount of any required P&I Advance will be reduced, which will generally have the effect of reducing the amount of interest available to the most subordinate Class of Regular Certificates then outstanding (i.e., first to the Class G Certificates, then to the Class F Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G Certificates). See “—Advances” in this prospectus.

With respect to each Serviced Loan as to which an Appraisal Reduction Event has occurred (unless the Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and has remained current for three consecutive Monthly Payments, and no other Appraisal Reduction Event has occurred with respect to the Serviced Loan during the preceding three months), the Special Servicer is required, within 30 days of each annual anniversary of the related Appraisal Reduction Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Property Advance. Based upon the appraisal, the Special Servicer is required to redetermine the amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan (or Serviced Loan Combination).

Any Serviced Loan previously subject to an Appraisal Reduction Amount which ceases to be a Specially Serviced Loan (if applicable), which becomes current and remains current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount. An Outside Serviced Mortgage Loan will cease to be subject to an appraisal reduction amount upon the occurrence of certain events specified in the Outside Servicing Agreement.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the Special Servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Special Servicer with respect to such Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request.

Upon obtaining actual knowledge or receipt of notice by the Special Servicer that an Outside Serviced Mortgage Loan has become an AB Modified Loan, the Special Servicer will be required to (i) promptly request from the related Outside Servicer, Outside Special Servicer and Outside Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the Special Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the Special Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Special Servicer reasonably expects to receive (and does receive within a reasonable period of time) and reasonably believes is necessary to perform such calculation, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Special Servicer from the Outside Servicer, Outside Special Servicer or Outside Trustee, as the case may be, with respect to such Outside Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. In connection with its calculation of a Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan, the Special Servicer will be entitled to conclusively rely on any appraisal or other information received from the related Outside Servicer, Outside Special Servicer or Outside Trustee. The Special Servicer will be required to notify the Master Servicer and the Certificate Administrator of any Collateral Deficiency Amount calculated by the Special Servicer with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan. The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on any Collateral Deficiency Amounts calculated by the Special Servicer with respect to an Outside Serviced Mortgage Loan. Upon any other party to the Pooling and Servicing Agreement obtaining knowledge or receipt of notice by any other party to the Pooling and Servicing Agreement that an Outside Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the Special Servicer thereof. None of the Trustee, the Certificate Administrator or the Master Servicer will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount”, as of any date of determination by the Special Servicer, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The Certificate Administrator and the Master Servicer will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount. None of the Master Servicer, the Trustee nor the Certificate Administrator will calculate or verify any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Outside Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Outside Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Loan Combination, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Outside Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Special Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator, the Master Servicer and the Operating Advisor will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates and the Controlling Class, as well as the occurrence of a Control Termination Event, Appraisal Reduction Amounts will be allocated to each Class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class G Certificates, then to the Class F Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on Certificate Balance, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates). In addition, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, Collateral Deficiency Amounts will be allocated to each Class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class G Certificates, and then to the Class F Certificates). For the avoidance of doubt, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), in accordance with the preceding two sentences.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates or, for the express purposes described in this prospectus, allocating Voting Rights, and with respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determination the Controlling Class or the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The Special Servicer will be required to promptly notify the Certificate Administrator and the Master Servicer of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s internet website.

The holders of Certificates representing the majority of the Certificate Balance of the most senior Class of Control Eligible Certificates whose Certificate Balance is notionally reduced to less than 25% of the initial Certificate Balance of that Class as a result of an allocation of an Appraisal Reduction Amount or Collateral Deficiency Amount in respect of such Class (such Class, an “Appraised-Out Class”) will have the right to challenge the Special Servicer’s Appraisal Reduction Amount determination or a Collateral Deficiency Amount determination, and, at their sole expense, obtain a second appraisal of any Serviced Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The Requesting Holders will be required to cause the appraisal to be prepared on an “as-is” basis by an Appraiser in accordance with MAI standards, and the appraisal must be reasonably acceptable to the Special Servicer in accordance with the Servicing Standard. The Requesting Holders will be required to provide the Special Servicer with notice of their intent to challenge the Special Servicer’s Appraisal Reduction

Amount or Collateral Deficiency Amount determination within 10 days of the Requesting Holders’ receipt of written notice of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable.

An Appraised-Out Class will be entitled to continue to exercise the rights of the Controlling Class until 10 days following its receipt of written notice of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, unless the Requesting Holders provide written notice of their intent to challenge such Appraisal Reduction Amount or Collateral Deficiency Amount to the Special Servicer and the Certificate Administrator within such ten-day period as described above. If the Requesting Holders provide this notice, then the Appraised-Out Class will be entitled to continue to exercise the rights of the Controlling Class until the earliest of (i) 120 days following the related Appraisal Reduction Event or receipt of written notice of a Collateral Deficiency Amount, as applicable, unless the Requesting Holders provide the second appraisal within such 120-day period, (ii) the determination by the Special Servicer (described below) that a recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is not warranted or that such recalculation does not result in the Appraised-Out Class remaining the Controlling Class and (iii) the occurrence of a Consultation Termination Event. After the Appraised-Out Class is no longer entitled to exercise the rights of the Controlling Class, the rights of the Controlling Class will be exercised by the Class of Control Eligible Certificates immediately senior to such Appraised-Out Class, if any, unless a recalculation results in the reinstatement of the Appraised-Out Class as the Controlling Class.

In addition, the holders of Certificates representing the majority of the Certificate Balance of any Appraised-Out Class will have the right, at their sole expense, to require the Special Servicer to order an additional appraisal of any Serviced Loan for which an Appraisal Reduction Event has occurred or as to which a Collateral Deficiency Amount exists if an event has occurred at or with regard to the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the Special Servicer is required to use its reasonable efforts, in accordance with the Servicing Standard, to obtain such appraisal within 30 days from receipt of such holders’ written request and is required to use its reasonable efforts, in accordance with the Servicing Standard, to obtain an appraisal that is prepared on an “as-is” basis by an Appraiser in accordance with MAI standards; provided that the Special Servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at or with regard to the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the appraised value of the related Mortgaged Property or Mortgaged Properties.

Upon receipt of an appraisal provided by, or requested by, holders of an Appraised-Out Class as described above and any other information reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, the Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such additional appraisal, any recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted, to recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount based upon such additional appraisal. If required by any such recalculation, the Appraised-Out Class will be reinstated as the Controlling Class. The Special Servicer will be required to promptly notify the Certificate Administrator of any such determination and recalculation in its monthly reporting, and the Certificate Administrator will be required to promptly post that reporting to the Certificate Administrator’s website.

Appraisals that are permitted to be presented by, or obtained by the Special Servicer at the request of, holders of an Appraised-Out Class will be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or the Pooling and Servicing Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

The “Control Eligible Certificates” will be any of the Class F and Class G Certificates.

Inspections

The Master Servicer (or with respect to any Specially Serviced Loan, the Special Servicer) is required to inspect or cause to be inspected each Mortgaged Property (other than a Mortgaged Property securing the Outside Serviced Mortgage Loans) at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of less than $2,000,000, in each case commencing in 2017; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months. The Special Servicer is required to inspect the Mortgaged Property securing each Serviced Loan that becomes a Specially Serviced Loan as soon as practicable after it becomes a Specially Serviced Loan and thereafter at least once every calendar year until such condition ceases to exist. The cost of any such inspection is required to be borne by the Master Servicer unless the related Serviced Loan is a Specially Serviced Loan, in which case the Master Servicer will be required to reimburse the Special Servicer for such cost as a Property Advance (or as an expense of the Issuing Entity if the Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs will be borne by the Issuing Entity.

Copies of the inspection reports referred to above that are delivered to the Certificate Administrator will be posted to the Certificate Administrator’s website for review by Privileged Persons pursuant to the Pooling and Servicing Agreement. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Evidence as to Compliance

Each of the Master Servicer, the Special Servicer (regardless of whether it has commenced special servicing of any Mortgage Loan) and the Certificate Administrator are required under the Pooling and Servicing Agreement to deliver (and each of the Master Servicer and the Certificate Administrator is required to cause (or, in the case of a sub-servicer retained at the request of a Sponsor, use commercially reasonable efforts to cause) any affiliated sub-servicer, or any of its other sub-servicers that is servicing at least 10% of the Mortgage Loans by balance, to deliver) annually to, among others, the Certificate Administrator and the Operating Advisor (only in the case of an officer’s certificate furnished by the Special Servicer and after the occurrence and during the continuance of a Control Termination Event) and the Depositor on or before the date specified in the Pooling and Servicing Agreement, a certificate of an authorized officer of such party stating, among other things, that (i) a review of that party’s servicing activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) in all material respects throughout the preceding calendar year or portion of the preceding year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying the failure known to such officer and the nature and status of the failure. In general, none of these parties will be responsible for the performance by any other such party of that other party’s duties described above.

In addition, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator and the Operating Advisor are each (at its own expense) required to furnish (and each of the preceding parties, as applicable, is required to cause (or, in the case of a Servicing Function Participant retained at the request of a Sponsor, to use commercially reasonable efforts to cause) each Servicing Function Participant retained by it to furnish), annually, to, among others, the Certificate Administrator, the Trustee, the Operating Advisor (in the case of the Special Servicer only and only after the occurrence and during the continuance of a Control Termination Event) and the Depositor, a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year, setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of each such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

For the avoidance of doubt, the Trustee will have no obligation or duty to determine whether any Assessment of Compliance provided by the Master Servicer, the Special Servicer or any other Servicing Function Participant is in form and substance in compliance with the requirements of Regulation AB.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125 under the Securities Act of 1933, as amended (the “Securities Act”), as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

A “Servicing Function Participant” is any person or entity, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities with respect to the Issuing Entity that address the servicing criteria set forth in Item 1122(d) of Regulation AB, unless those activities relate to 5% or less of the Mortgage Loans by balance.

Limitation on Liability; Indemnification

The Pooling and Servicing Agreement will provide that none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be under any liability to the Issuing Entity, the holders of the Certificates, a Companion Loan Holder, or any other person for any action taken or for refraining from the taking of any action in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment. However, none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such person will be protected against any liability which would otherwise be imposed by reason of (i) any breach of warranty or representation by such party in the Pooling and Servicing Agreement, or (ii) any willful misconduct, bad faith, fraud or negligence by such party in the performance of its respective obligations and duties under the Pooling and Servicing Agreement or by reason of negligent disregard by such party of its respective obligations or duties under the Pooling and Servicing Agreement. In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, will indemnify the Issuing Entity against any and all loss, liability or reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the respective duties of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as the case may be, or by reason of negligent disregard of such person’s obligations or duties under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement further provides that the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be entitled to indemnification by the Issuing Entity for any loss, liability, penalty, fine, forfeiture, claim, judgment or expense incurred in connection with, or relating to, the Pooling and Servicing Agreement or the Certificates, other than any such loss, liability, penalty, fine, forfeiture, claim, judgment or expense: (i) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of the Pooling and Servicing Agreement; (ii) which constitutes an Advance that is otherwise reimbursable under the Pooling and Servicing Agreement; (iii) resulting from any breach on the part of that party of a representation or warranty made in the Pooling and Servicing Agreement; or (iv) incurred by reason of any willful misconduct, bad faith, fraud or negligence on the part of that party in the performance of its obligations or duties under the Pooling and Servicing Agreement or negligent disregard of such obligations or duties.

In addition, the Pooling and Servicing Agreement provides that none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under the Pooling and Servicing Agreement and which in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, provided that neither the Operating Advisor nor the Asset Representations Reviewer may prosecute on behalf of the Trust or in the interests of the Certificateholders any legal action related to its duties under the Pooling and Servicing Agreement under any circumstances. The Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee may, however, in its discretion undertake any such action which it may deem necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the holders of Certificates under the Pooling and Servicing Agreement. In such event, the reasonable legal expenses and costs of such action and any liability resulting from such action will be expenses, costs and liabilities of the Issuing Entity, and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee will be entitled to be reimbursed for those amounts from the Collection Account.

The Depositor is not obligated to monitor or supervise the performance of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement and may, but is not obligated to, perform or cause a designee to perform any defaulted obligation of the Master Servicer or the Special Servicer or exercise any right of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement. In the event the Depositor undertakes any such action, it will be reimbursed and indemnified by the Issuing Entity to the extent not recoverable from the Master Servicer or the Special Servicer, as applicable. Any such action by the Depositor will not relieve the Master Servicer or the Special Servicer of its obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement requires that the Master Servicer and the Special Servicer each obtain and maintain in effect a fidelity bond or similar form of insurance coverage (which may provide blanket coverage) or a combination of fidelity bond and insurance coverage insuring against loss occasioned by fraud, theft or other intentional misconduct of the officers and employees of the Master Servicer or the Special Servicer, as the case may be. In addition, the Pooling and Servicing Agreement requires that the Master Servicer and Special Servicer each keep in force during the term of the Pooling and Servicing Agreement insurance coverage against loss occasioned by the errors and omissions of their respective officers and employees in connection with their respective obligations under the Pooling and Servicing Agreement. Notwithstanding the foregoing, the Pooling and Servicing Agreement permits the Master Servicer and the Special Servicer to self-insure against the losses discussed above in this paragraph, so long as certain rating criteria set forth in the Pooling and Servicing Agreement are met with respect to that entity or its parent.

Pursuant to the Pooling and Servicing Agreement, the Issuing Entity will be required to indemnify each of the Trustee and the Certificate Administrator (including in any other capacities in which it acts under the Pooling and Servicing Agreement) and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the indemnified party may sustain in connection with the Pooling and Servicing Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the indemnified party in any action or proceeding between the Issuing Entity and the indemnified party, or between the indemnified party and any third party or otherwise) arising in respect of the Pooling and Servicing Agreement or the Certificates, other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the Pooling and Servicing Agreement, of the Trustee or Certificate Administrator, as applicable. Pursuant to the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will be required to indemnify the Issuing Entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the Trustee or Certificate Administrator, as the case may be, or by reason of negligent disregard of the such party’s obligations or duties under the Pooling and Servicing Agreement. Except in the event of the Trustee’s or Certificate Administrator’s, as applicable, willful misconduct, bad faith or fraud, in no event will the Trustee or Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the Trustee nor the Certificate Administrator will be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as specified in the Pooling and Servicing Agreement for such action) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under the Pooling and Servicing Agreement. Neither the Trustee or Certificate Administrator, as applicable, will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers if, in such party’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Neither the Trustee nor the Certificate Administrator will be accountable for the use or application by the Depositor of any Certificates issued to it or of the proceeds of the sale of such Certificates, or for the use of or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the Mortgage Loans, or for investment of such amounts (except, in the case of the Certificate Administrator, for any investment of such amounts in investments issued by the Certificate Administrator in its commercial capacity), nor will the Trustee or the Certificate Administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer (except, in the case of the Trustee, for advancing obligations as described in this prospectus), the Special Servicer, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement, unless, in the case of the Trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement provides that neither the Trustee nor the Certificate Administrator will be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized, or within the discretion or rights or powers conferred on it, by the Pooling and Servicing Agreement. Furthermore, neither the Trustee nor the Certificate Administrator will be liable for an error in judgment, unless the Trustee or Certificate Administrator was negligent in ascertaining the pertinent facts.

Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers under the Pooling and Servicing Agreement or perform any duties thereunder either directly or by or through agents or attorneys but will not be relieved of its obligations under the Pooling and Servicing Agreement.

The Trustee or the Certificate Administrator, as applicable, will have notice of an event only when one of certain designated officers of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

Neither the Trustee nor the Certificate Administrator will be responsible for delays or failures in performance resulting from acts beyond its control (such acts to include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator may rely upon and will be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. In addition, the Trustee and Certificate Administrator may consult with counsel and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under the Pooling and Servicing Agreement in good faith and in accordance therewith. The Trustee and Certificate Administrator will not be under any obligation to exercise any of the trusts or powers vested in it by the Pooling and Servicing Agreement, or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation under or in relation to the Pooling and Servicing Agreement, at the request, order or direction of any of the Certificateholders, unless those Certificateholders have offered the Trustee or Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result. The Trustee and Certificate Administrator will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it. The protections, immunities and indemnities afforded to the Certificate Administrator will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, authenticating agent, certificate registrar, and paying agent. The protections, immunities and indemnities afforded to the Trustee will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, custodian.

The Pooling and Servicing Agreement provides that, with respect to each Outside Serviced Mortgage Loan, each of (a) (as and to the same extent the Outside Securitization established under the related Outside Servicing Agreement is required to indemnify each of the following parties in respect of other mortgage loans in such Outside Securitization pursuant to the terms of the related Outside Servicing Agreement) the Outside Servicer, the Outside Special Servicer, the Outside Trustee, the Outside Certificate Administrator, the Outside Operating Advisor and the Outside Depositor under the related Outside Servicing Agreement (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the related Outside Servicing Agreement in respect of other mortgage loans included in such Outside Securitization) and (b) the Outside Securitization (such parties in clause (a) and the Outside Securitization collectively, the “Pari Passu Indemnified Parties”) will be entitled to be indemnified against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of such Outside Serviced Mortgage Loan and the related Mortgaged Property (or, with respect to the Outside Operating Advisor, incurred in connection with the provision of services for such Outside Serviced Mortgage Loan) under the Outside Servicing Agreement (collectively, the “Pari Passu Indemnified Items”) to the extent of the Issuing Entity’s pro rata share of such Pari Passu Indemnified Items, and to the extent amounts on deposit in the related “loan combination custodial account” maintained pursuant to the related Outside Servicing Agreement that are allocated to such Outside Serviced Mortgage Loan are insufficient for reimbursement of such amounts, such Indemnified Party will be entitled to be reimbursed by the Issuing Entity (including out of general collections in the Collection Account) for the Issuing Entity’s pro rata share of the insufficiency.

In addition, the Co-Lender Agreement executed with respect to each Outside Serviced Loan Combination provides that this securitization transaction is obligated to promptly reimburse the Outside Servicer, the Outside Special Servicer, the Outside Trustee, and the Outside Certificate Administrator under the related Outside Servicing Agreement and/or the Outside Securitization established under the related Outside Servicing Agreement, as applicable, for the Issuing Entity’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of such Outside Serviced Loan Combination as to which such Outside Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Outside Servicing Agreement. Reimbursement of such pro rata share will be made out of general collections in the Issuing Entity’s Collection Account, to the extent reimbursement out of collections on the applicable Outside Serviced Mortgage Loan are insufficient therefor.

Servicer Termination Events

“Servicer Termination Events” under the Pooling and Servicing Agreement with respect to the Master Servicer or the Special Servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the Master Servicer to make a required deposit to the Collection Account or any Loan Combination Custodial Account or make a required remittance to any Serviced Companion Loan Holder, on the day such deposit or remittance was first required to be made, which failure is not remedied within one business day or (ii) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m., New York City time, on the relevant Distribution Date;

(b)       any failure by the Special Servicer to deposit into any REO Account within two business days after the day such deposit is required to be made, or to remit to the Master Servicer for deposit in the Collection Account or any Loan Combination Custodial Account such remittance required to be made by the Special Servicer within one business day after such remittance is required to be made, under the Pooling and Servicing Agreement;

(c)       any failure by the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the Pooling and Servicing Agreement or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the Master Servicer or the Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to the related Pooling and Servicing Agreement, by Certificateholders of any Class, evidencing, as to that Class, not less than 25% of the Voting Rights allocable thereto, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that failure is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(d)       any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty in the Pooling and Servicing Agreement, which materially and adversely affects the interests of any Class of Certificateholders or a Serviced Companion Loan Holder, as applicable, and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates entitled to not less than 25% of the Voting Rights, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the Master Servicer or the Special Servicer, and certain actions by or on behalf of the Master Servicer or the Special Servicer indicating its insolvency or inability to pay its obligations;

(f)       either of Moody’s Investors Service, Inc. (“Moody’s”) or DBRS (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (ii) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Rating Agency (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of such event);

(g)        the Master Servicer ceases to have a commercial master servicer rating of at least “CMS3” from Fitch Ratings, Inc. (“Fitch”) and that rating is not reinstated within 60 days or the Special Servicer ceases to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be; or

(h)       the Master Servicer or the Special Servicer, as applicable, or any primary servicer or sub-servicer appointed by the Master Servicer or the Special Servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the Master Servicer has been instructed to retain by the Depositor or a Sponsor), (i) fails to deliver the items required by the Pooling and Servicing Agreement after any applicable notice and cure period to enable the Certificate Administrator or Depositor to comply with the Issuing Entity’s reporting obligations under the Exchange Act or (ii) for so long as the trust created pursuant to the securitization of a Serviced Companion Loan is subject to the reporting requirements of Regulation AB or the Exchange Act, fails to deliver any Exchange Act reporting items required to be delivered by such servicer pursuant to the Pooling and Servicing Agreement at the times required under the Pooling and Servicing Agreement after any applicable notice and cure periods (and any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the Depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an Issuing Entity, which assets include a Serviced Companion Loan (or a portion of or interest in a Serviced Companion Loan).

“Companion Loan Rating Agency” means, with respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the Master Servicer or the Special Servicer is continuing and has not been remedied, then either (i) the Trustee may or (ii) upon the written direction of the holders of Certificates evidencing at least 25% of the aggregate Voting Rights of all Certificates (or, solely in the case of a Serviced Loan Combination only, subject to the discussion below, upon the written direction of the affected Serviced Companion Loan Holder) to the Trustee, the Trustee will be required to, terminate all of the rights and obligations of the Master Servicer as master servicer or the Special Servicer as special servicer under the Pooling and Servicing Agreement and in and to the Issuing Entity (except in its capacity as a Certificateholder). Notwithstanding the foregoing, upon any termination of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer will continue to be entitled to any rights that accrued prior to the date of such termination (including the right to receive all accrued and unpaid servicing and special servicing compensation through the date of termination plus reimbursement for all Advances and interest on such Advances as provided in the Pooling and Servicing Agreement).

On and after the date of termination following a Servicer Termination Event by the Master Servicer or the Special Servicer, as the case may be, the Trustee will succeed to all authority and power of the Master Servicer or the Special Servicer, as the case may be, under the Pooling and Servicing Agreement and will be entitled to the compensation arrangements to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (unless previously earned by the Master Servicer or the Special Servicer, as the case may be). If the Trustee is unwilling or unable so to act, or if the holders of Certificates evidencing at least 25% of the aggregate Voting Rights of all Certificateholders so request, or if the Rating Agencies do not provide a Rating Agency Confirmation with respect to the Trustee so acting, the Trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution to act as successor to the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement; provided a Rating Agency Confirmation must be obtained regarding appointment of the proposed successor at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Issuing Entity; provided, further, that, the related Outside Controlling Note Holder will have the right to approve a successor Special Servicer with respect to any Serviced Outside Controlled Loan Combination, and prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative will have the right to approve a successor Special Servicer with respect to the other Serviced Loans. Pending such appointment, the Trustee is obligated to act in such capacity in accordance with the Pooling and Servicing Agreement. The Trustee and any such successor may agree upon the servicing compensation to be paid; provided, however, that the servicing compensation may not be in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable, unless no successor can be obtained to perform the obligations for that compensation; and provided, further, that, for so long as no Consultation Termination Event has occurred and is continuing, the Trustee will be required to consult with the Controlling Class Representative (and, if a Serviced Outside Controlled Loan Combination is affected, the Trustee will be required to consult with the related Outside Controlling Note Holder) prior to the appointment of a successor Master Servicer or Special Servicer at a servicing compensation in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable. Any compensation in excess of that payable to the predecessor Master Servicer or the Special Servicer may result in Realized Losses or other shortfalls on the Certificates.

The Trustee or any other successor Master Servicer assuming the obligations of the Master Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer would have been entitled after the date of the assumption of the Master Servicer’s obligations. If no successor Master Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer will be treated as Realized Losses.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of the related Serviced Companion Loan Securities, and if the Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of related Serviced Companion Loan Securities, then the Master Servicer may not be terminated by or at the direction of the related Serviced Companion Loan Holder or the holders of any Certificates, but upon the written direction of the related Serviced Companion Loan Holder, the Master Servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Loan Combination. Also, notwithstanding the foregoing, if a Servicer Termination Event described in clauses (a), (b), (c), (d), (f) or (g) under “—Servicer Termination Events” on the part of the Special Servicer affects only a Serviced Companion Loan, a Serviced Companion Loan Holder or a rating on any Serviced Companion Loan Securities, then it will not be a Servicer Termination Event with respect to the Mortgage Pool as a whole, but the related Serviced Companion Loan Holder may terminate the Special Servicer with respect to the related Serviced Loan Combination.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the Master Servicer is terminated under the circumstances described above because of the occurrence of any of the Servicer Termination Events described in clause (f) or (g) under “—Servicer Termination Events” above, the Master Servicer will have the right for a period of 45 days (during which time it will continue to serve as Master Servicer), at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a Master Servicer as to which the Rating Agencies have provided a Rating Agency Confirmation.

No Certificateholder will have any right under the Pooling and Servicing Agreement to institute any proceeding with respect to the Pooling and Servicing Agreement or the Mortgage Loans, unless, with respect to the Pooling and Servicing Agreement, such holder previously has given to the Trustee a written notice of a default under the Pooling and Servicing Agreement, and of the continuance of the default, and unless also the holders of at least 25% of the Voting Rights of any Class affected thereby have made written request of the Trustee (with a copy to the Certificate Administrator) to institute such proceeding in its own name as Trustee under the Pooling and Servicing Agreement and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred in connection with such proceeding, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has neglected or refused to institute such proceeding.

The Trustee will have no obligation to make any investigation of matters arising under the Pooling and Servicing Agreement or to institute, conduct or defend any litigation under the Pooling and Servicing Agreement or in relation to it at the request, order or direction of any of the holders of Certificates, unless such holders of Certificates have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred in connection with such action.

In addition, the Depositor may terminate each of the Master Servicer and the Special Servicer upon five business days’ notice if the Master Servicer or the Special Servicer, as the case may be, fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

Waivers of Servicer Termination Events

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates (and, if such Servicer Termination Event is on the part of a Special Servicer with respect to a Serviced Loan Combination only, by the related Serviced Companion Loan Holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected Classes, and (2) a Servicer Termination Event under clause (h) under “—Servicer Termination Events” above may be waived only with the consent of the Depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of any Serviced Companion Loan Holder affected by such Servicer Termination Event. If a Servicer Termination Event on the part of the Master Servicer is waived in connection with a Serviced Loan Combination, the related Serviced Companion Loan Holder may require that the Master Servicer appoint a sub-servicer to service the related Serviced Loan Combination, which sub-servicer is the subject of a Rating Agency Confirmation.

Termination of the Special Servicer Without Cause

The Special Servicer may be removed, and a successor Special Servicer appointed, at any time, as follows:

(a)       if a Control Termination Event has not occurred (or has occurred, but is no longer continuing), the Special Servicer may be removed and replaced in such capacity with or without cause with respect to the Serviced Loans (excluding any Serviced Outside Controlled Loan Combination and any Excluded Mortgage Loan) at the direction of the Controlling Class Representative upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including the delivery of a Rating Agency Confirmation);

(b)       if a Control Termination Event has occurred and is continuing, the Special Servicer may be removed in such capacity, with respect to the Serviced Loans (excluding any Serviced Outside Controlled Loan Combination), in accordance with the procedures set forth below, at the written direction of (a) holders of Certificates (other than Class S and Class R Certificates) evidencing at least 66 2/3% of a Certificateholder Quorum or (b) holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates; and

(c)       solely with respect to a Serviced Outside Controlled Loan Combination, the Special Servicer may be removed and replaced in such capacity at any time with or without cause at the direction of the related Outside Controlling Note Holder, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including delivery of a Rating Agency Confirmation) and the related Co-Lender Agreement.

Notwithstanding the foregoing, if the Special Servicer, to its knowledge, is a Borrower Party with respect to any Mortgage Loan or Loan Combination (any such Mortgage Loan or Loan Combination, an “Excluded Special Servicer Mortgage Loan”), the Special Servicer will be required to resign as Special Servicer of that Excluded Special Servicer Mortgage Loan. Prior to the occurrence and continuance of a Control Termination Event, if the Excluded Special Servicer Mortgage Loan is not also an Excluded Mortgage Loan, the Controlling Class Representative will be entitled to appoint (and replace with or without cause) a successor Special Servicer that is not a Borrower Party in accordance with the terms of the Pooling and Servicing Agreement (the “Excluded Mortgage Loan Special Servicer”) for the related Excluded Special Servicer Mortgage Loan. If an Excluded Special Servicer Mortgage Loan is also an Excluded Mortgage Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Mortgage Loan Special Servicer for the related Excluded Special Servicer Mortgage Loan in accordance with the terms of the Pooling and Servicing Agreement. If a Control Termination Event has occurred and is continuing, neither the Controlling Class Representative nor any other Controlling Class Certificateholder will be entitled to remove or replace the Excluded Mortgage Loan Special Servicer with respect to any Excluded Special Servicer Mortgage Loan. If a Control Termination Event has occurred and is continuing and prior to the occurrence of a Consultation Termination Event, the largest Controlling Class Certificateholder that is not an Excluded Controlling Class Holder will have the right to appoint the Excluded Mortgage Loan Special Servicer.

If a Consultation Termination Event has occurred and is continuing, or if neither the Controlling Class Representative nor any Controlling Class Certificateholder is entitled to appoint a replacement special servicer for an Excluded Special Servicer Mortgage Loan, or, if so entitled to appoint a replacement special servicer for an Excluded Special Servicer Mortgage Loan, neither the Controlling Class Representative nor any Controlling Class Certificateholder has appointed a replacement special servicer within 30 days, then the Certificate Administrator will so notify the resigning Special Servicer that such Excluded Mortgage Loan Special Servicer has not been appointed and such resigning Special Servicer will use reasonable efforts to appoint such Excluded Mortgage Loan Special Servicer. In the event that the resigning Special Servicer is required to appoint an Excluded Mortgage Loan Special Servicer, the resigning Special Servicer will not have any liability for the actions of the newly appointed Excluded Mortgage Loan Special Servicer, and absent willful misconduct, bad faith, fraud or negligence on the part of such resigning Special Servicer, the resigning Special Servicer and its directors, members, managers, officers, employees and agents will be entitled to be indemnified by the Issuing Entity against any and all losses or liability incurred in connection with any legal action resulting from the actions of the Excluded Mortgage Loan Special Servicer.

If at any time the Special Servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Mortgage Loan Special Servicer will be required to resign, (2) the related Mortgage Loan or Loan Combination, as the case may be, will no longer be an Excluded Special Servicer

Mortgage Loan, (3) the original Special Servicer will become the special servicer again for such Mortgage Loan or Loan Combination, as the case may be, and (4) the original Special Servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Loan Combination, as the case may be, earned during such time on and after such Mortgage Loan or Loan Combination, as the case may be, is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Mortgage Loan Special Servicer will be required to perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan. The Special Servicer will remain entitled to all special servicing compensation with respect to the Mortgage Loans and Serviced Loan Combinations that are not Excluded Special Servicer Mortgage Loans during such time.

The procedures for removing a Special Servicer if a Control Termination Event has occurred and is continuing will be as follows: upon (i) the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of the Certificates (other than Class S and Class R Certificates) requesting a vote to terminate and replace the Special Servicer (with respect to all of the Serviced Loans other than any Serviced Outside Controlled Loan Combination) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the written direction of (a) holders of Certificates (other than the Class S and Class R Certificates) evidencing at least 66 2/3% of a Certificateholder Quorum or (b) holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans and appoint the proposed successor Special Servicer; provided that if that written direction is not provided within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that written direction will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Loan Combination) based on a Certificateholder vote will be subject to the receipt of a Rating Agency Confirmation. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

In addition, any time after the occurrence and during the continuance of a Consultation Termination Event, if the Operating Advisor determines that the Special Servicer is not performing its duties as required under the Pooling and Servicing Agreement or is otherwise not acting in accordance with the Servicing Standard, the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Serviced Loans; provided, that the Operating Advisor may recommend the replacement of the Special Servicer with respect to a Serviced Outside Controlled Loan Combination only if the related Outside Controlling Note Holder so consents. In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the applicable Serviced Loans if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon the written direction (as evidenced by votes cast) of holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates within 180 days of the initial request for a vote, and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans, and appoint the recommended successor Special Servicer. If such written direction of the holders of the required Non-Reduced Certificates is not provided within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity.

In addition, the Depositor may terminate the Special Servicer upon five business days’ notice if the Special Servicer fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

In no event may a successor Special Servicer be a current or former Operating Advisor or Asset Representations Reviewer or any affiliate of such current or former Operating Advisor or Asset Representations Reviewer.

“Certificateholder Quorum” means the holders of Certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the Certificates) of all Certificates (other than the Class S and Class R Certificates), on an aggregate basis.

Resignation of the Master Servicer, the Special Servicer and the Operating Advisor

Each of the Master Servicer and the Special Servicer may resign, assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. The resigning Master Servicer or Special Servicer, as applicable, must pay all costs and expenses associated with the transfer of its duties after resignation. The Pooling and Servicing Agreement provides that the Master Servicer or the Special Servicer, as the case may be, may not otherwise resign from its obligations and duties as Master Servicer or Special Servicer, as the case may be, except upon the determination that performance of its duties is no longer permissible under applicable law and provided that such determination is evidenced by an opinion of counsel to that effect delivered to the Trustee and the Certificate Administrator. No such resignation may become effective until the Trustee (solely with respect to the Master Servicer or the Special Servicer) or a successor Master Servicer or Special Servicer has assumed the obligations of the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement. The Trustee or any other successor Master Servicer or Special Servicer assuming the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer or the Special Servicer would have been entitled after the date of assumption of such obligations (other than certain Workout Fees which the prior Special Servicer will be entitled to retain and other than the excess servicing portion of the Servicing Fee which, subject to reduction in order to retain a successor, may be retained or transferred by the initial Master Servicer). If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer or Special Servicer will result in shortfalls in distributions on the Certificates.

The Operating Advisor may resign from its duties and obligations under the Pooling and Servicing Agreement upon 30 days’ prior written notice to the parties to the Pooling and Servicing Agreement and the Controlling Class Representative; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. No such resignation may become effective until a successor entity has assumed the obligations of the Operating Advisor under the Pooling and Servicing Agreement. The successor entity assuming the obligations of the Operating Advisor under the Pooling and Servicing Agreement will be entitled to the compensation to which the Operating Advisor would have been entitled after the date of assumption of such obligations. If no successor Operating Advisor has been appointed and accepted such appointment within 60 days after the resigning Operating Advisor’s giving of notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for appointment of a successor. The resigning Operating Advisor must pay all costs and expenses associated with its resignation and the transfer of its duties. If no successor Operating Advisor can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Operating Advisor will result in shortfalls in distributions on the Certificates.

In addition, in the event there are no Classes of Certificates outstanding other than the Control Eligible Certificates, and the Class X-F, Class X-G, Class S and Class R Certificates, then all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination

(including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the Operating Advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Master Servicer or Special Servicer.

Qualification, Resignation and Removal of the Trustee and the Certificate Administrator

The Trustee is required to maintain (A) a rating on its unsecured long term-debt of at least “A2” by Moody’s, (B) a rating on its unsecured long term-debt of at least “A-” by Fitch or a rating on its short-term debt of at least “F1” by Fitch and (C) a rating on its unsecured long term-debt of at least “A” by DBRS (or, if not rated by DBRS, an equivalent rating by two (2) other NRSROs (which may include S&P, Fitch and Moody’s); provided, however, that Deutsche Bank Trust Company Americas as the initial trustee will be deemed to have met the eligibility requirements in (A) through (C) above for so long as (a) it has a rating on its long-term unsecured debt of at least “Baa3” by Moody’s or a rating on its short-term unsecured debt of at least “P-2” by Moody’s, (b) it has a rating on its unsecured long-term debt of at least “BBB” by Fitch or a rating on its short-term debt rating of at least “F2” by Fitch, (c) it has a rating on its unsecured long-term debt of at least “A(low)” by DBRS and a rating on its short term debt of at least “R-1(low)” by DBRS (or, if not rated by DBRS, an equivalent rating by two (2) other NRSROs (which may include S&P, Fitch and Moody’s)) and (d) the master servicer has (i) a rating on its unsecured long-term debt of at least “A2” by Moody’s or a rating on its short-term unsecured debt of at least “P-1” by Moody’s, (ii) a rating on its unsecured long-term debt of a least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch and (iii) a rating on its unsecured long-term debt of at least “A” by DBRS (or, if not rated by DBRS, an equivalent rating of two (2) other NRSROs (which may include S&P, Fitch and Moody’s) (or such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation). In addition, the Trustee is required to satisfy the requirements for a Trustee contemplated by clause (a)(4)(i) of Rule 3a-7 under the Investment Company Act. The Certificate Administrator is required to maintain a rating on its unsecured long term debt of at least (A) “Baa2” by Moody’s, (B) “BBB+” by Fitch and (C) if rated by DBRS, at least “BBB” by DBRS (or, if not rated by DBRS, an equivalent rating by two (2) other NRSROs (which may include S&P, Fitch and Moody’s) (or such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation).

Each of the Trustee and the Certificate Administrator may resign at any time by giving written notice to, among others, the other parties to the Pooling and Servicing Agreement. However, no such resignation will be effective until a successor has been appointed. Upon such notice, the Master Servicer will appoint a successor Trustee or Certificate Administrator, as applicable. If no successor has been appointed and accepted such appointment within 90 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for appointment of a successor, and such petition will be an expense of the Issuing Entity.

The Depositor may remove the Trustee or Certificate Administrator, as applicable (and appoint a successor) if, among other things, the Trustee or Certificate Administrator, as applicable, ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if at any time the Trustee or Certificate Administrator, as applicable, becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or Certificate Administrator, as applicable, or its respective property is appointed or any public officer takes charge or control of the Trustee or Certificate Administrator, as applicable, or of its property. The holders of Certificates evidencing more than 50% of the aggregate Voting Rights allocated to all of the Certificates may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor, upon prior written notice to, among others, the Depositor, the Master Servicer, the Certificate Administrator and the Trustee.

Any resignation or removal of the Trustee or Certificate Administrator, as applicable, and appointment of a successor will not become effective until (i) acceptance by the successor Trustee or Certificate Administrator, as applicable, of the appointment, and (ii) the resigning Trustee or Certificate Administrator, as applicable, files any required Form 8-K.

Notwithstanding the foregoing, upon any resignation or termination of the Trustee or Certificate Administrator, as applicable, under the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will continue to be entitled to receive all accrued and unpaid compensation through the date of termination plus (in the case of the Trustee) reimbursement for all Advances made by it and interest on those

Advances as provided in the Pooling and Servicing Agreement. The Trustee or Certificate Administrator, as applicable, will be required to bear all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement and each Rating Agency in connection with any removal or resignation of such entity as and to the extent required under the Pooling and Servicing Agreement; provided, that if the Trustee or Certificate Administrator, as applicable, is terminated without cause by the holders of Certificates evidencing more than 50% of the aggregate Voting Rights allocated to all of the Certificates as provided in the second preceding paragraph, then such holders will be required to pay all the reasonable costs and expenses of the Trustee or Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations (including custody of the Mortgage Loan files) of the Trustee or Certificate Administrator, as applicable, to a successor. Any successor Trustee or Certificate Administrator, as applicable, must have a combined capital and surplus of at least $50,000,000, and the ratings on its unsecured long term debt set forth above.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Issuing Entity, the assets thereof or any property securing the same is located, the Depositor and the Trustee acting jointly will have the power to appoint one or more persons or entities to act (at the expense of (i) the Trustee, if the need to appoint such co-trustee(s) arises from any change in or matter relating to the identity, organization, status, power, conflicts, internal policy or other development or matter with respect to the Trustee, and/or (ii) the Issuing Entity, if the need to appoint such co-trustee(s) arises from a change in applicable law or the identity, status or power of the Issuing Entity; provided, however, that in the event the need to appoint such co-trustee(s) arises from a combination of the events described in clause (i) and clause (ii), the expense will be split evenly between the Trustee and the Issuing Entity; and provided, further, that in the event the need to appoint such co-trustee(s) arises from none of the events described in clause (i) and clause (ii), such appointment will be at the expense of the Issuing Entity) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Issuing Entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the Trustee of its responsibilities, obligations and liabilities under the Pooling and Servicing Agreement except as required by applicable law.

The Certificate Administrator is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. If no Servicer Termination Event has occurred, and after the curing or waiver of all Servicer Termination Events which may have occurred, the Trustee is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. Upon receipt of the various Certificates, reports or other instruments required to be furnished to it, the Trustee or the Certificate Administrator, as applicable, is required to examine such documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.

The Depositor may terminate the Certificate Administrator upon 5 business days’ notice if the Certificate Administrator fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Trustee or Certificate Administrator.

Amendment

The Pooling and Servicing Agreement may be amended without the consent of any of the holders of Certificates:

(a)       to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(b)       to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description of the provisions in this prospectus, or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account; provided that (A) the Master Servicer Remittance Date may in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(d)       to modify, eliminate or add to any of its provisions (i) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Issuing Entity; provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (ii) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates; provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, or (iii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(e)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(f)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any Rating Agency; provided that such amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(g)       to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5 under the Exchange Act (“Rule 17g-5”); provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless the modification would materially adversely affect that party or materially increase that party’s obligations under the Pooling and Servicing Agreement); provided, further, that notice of such modification is provided to all parties to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, no such amendment to the Pooling and Servicing Agreement contemplated by the first paragraph under this section entitled “—Amendment” will be permitted if the amendment would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative, (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor, (iii) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the affected Sponsor, (iv) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates without the consent of the related underwriter or initial purchaser of Certificates, or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

The Pooling and Servicing Agreement may also be amended by the parties to the Pooling and Servicing Agreement with the consent of the holders of Certificates evidencing not less than 66⅔% of the aggregate Percentage Interests of each Class affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class without the consent of the holder of that Certificate, or that are required to be distributed to a Serviced Companion Loan Holder without its consent, (2) reduce the percentage of Certificates of any Class the holders of which are required to consent to the amendment without the consent of the holders of all Certificates of that Class then outstanding, (3) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the related Sponsor, (4) change the definition of “Servicing Standard” without either (a) the consent of 100% of the Certificateholders or (b) a Rating Agency Confirmation, (5) without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special

Servicer or (c) the right of the Certificateholders to terminate the Operating Advisor, (6) adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, (7) change in any manner the obligations or rights of any underwriter without the consent of the affected underwriter, or (8) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

Notwithstanding the foregoing, the Pooling and Servicing Agreement may not be amended without the Master Servicer, the Special Servicer, the Trustee, the Custodian (if the Trustee is then acting as Custodian) and/or the Certificate Administrator (in each case, only if requested by such party) having first received an opinion of counsel, at the expense of the person requesting the amendment (or, if the amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a) or clause (b) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity), to the effect that the amendment will not result in the imposition of a tax on any portion of the Issuing Entity (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property pursuant to Code Section 860G(c)) or cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes. The party requesting an amendment to the Pooling and Servicing Agreement will be required to give each Rating Agency prior written notice of such amendment.

Certain amendments to the Pooling and Servicing Agreement may require the delivery of certain opinions of counsel at the expense of the Issuing Entity. In addition, prior to the execution of any amendment to the Pooling and Servicing Agreement, the Trustee, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator, the Special Servicer and the Master Servicer may request and will be entitled to rely conclusively upon an opinion of counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a), (b), (c) or (e) (which does not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity) stating that the execution of such amendment is authorized or permitted by the Pooling and Servicing Agreement, and that all conditions precedent to such amendment are satisfied.

Realization Upon Mortgage Loans

Specially Serviced Loans; Appraisals

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer will be required to use reasonable efforts to obtain an appraisal of the Mortgaged Property or REO Property, as the case may be, from an Appraiser in accordance with MAI standards (an “Updated Appraisal”). However, the Special Servicer will not be required to obtain an Updated Appraisal of any Mortgaged Property with respect to which there exists an appraisal from an Appraiser in accordance with MAI standards which is less than nine months old, unless the Special Servicer determines that such previously obtained Appraisal is materially inaccurate. The cost of any Updated Appraisal will be advanced by, and reimbursable to, the Master Servicer as a Property Advance or will be an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance to the extent provided in the Pooling and Servicing Agreement.

Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans

In connection with any foreclosure, enforcement of the related Mortgage Loan documents, or other acquisition, the cost and expenses of any such proceeding will be a Property Advance or an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance.

If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer will not be required to pursue a deficiency judgment against the related borrower, if available, or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officers’ certificate delivered to the Trustee, the Certificate Administrator, any related Outside

Controlling Note Holder and (prior to the occurrence and continuance of a Consultation Termination Event) the Controlling Class Representative.

Notwithstanding anything in this prospectus to the contrary, the Pooling and Servicing Agreement will provide that the Special Servicer will not, on behalf of the Issuing Entity or a related Serviced Companion Loan Holder, obtain title to a Mortgaged Property as a result of foreclosure or by deed-in-lieu of foreclosure or otherwise, and will not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, the Certificate Administrator, the Issuing Entity or the holders of Certificates or a related Serviced Companion Loan Holder would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Mortgaged Property within the meaning of the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any comparable law, unless the Special Servicer has previously determined, based on an updated environmental assessment report prepared by an independent person who regularly conducts environmental audits, that: (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance with applicable environmental laws and (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant it would be in the best economic interest of the Issuing Entity and any related Serviced Companion Loan Holder (as a collective whole as if the Issuing Entity and, if applicable, such Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)) to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation. If appropriate, the Special Servicer may establish a single member limited liability company with the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder, as the sole owner to hold title to the Mortgaged Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed-in-lieu of foreclosure, the deed or certificate of sale is required to be issued to the Trustee, to a co-trustee or to its nominee or a separate trustee or co-trustee on behalf of the Trustee, on behalf of holders of Certificates and, if applicable, the related Serviced Companion Loan Holder. Notwithstanding any such acquisition of title and cancellation of the related Serviced Loan, the related Serviced Mortgage Loan will generally be considered to be an REO Mortgage Loan held in the Issuing Entity until such time as the related REO Property is sold by the Issuing Entity.

If title to any Mortgaged Property is acquired by the Issuing Entity (directly or through a single member limited liability company established for that purpose), the Special Servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) an extension of time to sell the property or (2) the Special Servicer, the Certificate Administrator and the Trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on either Trust REMIC or cause either Trust REMIC to fail to qualify as a REMIC under the Code at any time that any Certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the Pooling and Servicing Agreement, the Special Servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The Special Servicer will also be required to manage, conserve, protect and operate any Mortgaged Property acquired by the Issuing Entity in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Issuing Entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the Special Servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the Issuing Entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the Special Servicer of its obligation to manage the Mortgaged Property as required under the Pooling and Servicing Agreement.

Generally, neither Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the Issuing Entity to the extent that it constitutes “rents from real property,” within the meaning of

Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the Issuing Entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property,” which would be taxable to the Lower-Tier REMIC, at the highest marginal federal corporate rate and may also be subject to state or local taxes. The Pooling and Servicing Agreement provides that the Special Servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders and any related Companion Loan Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the Issuing Entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of Certificates. See “Material Federal Income Tax Consequences—Taxes That May Be Imposed on a REMIC—Net Income from Foreclosure Property”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the Issuing Entity) incurred with respect to the Mortgage Loan, the Issuing Entity will realize a loss in the amount of the shortfall. The Trustee, the Certificate Administrator, the Master Servicer and/or the Special Servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan or Serviced Loan Combination, prior to the distribution of those Liquidation Proceeds to Certificateholders or Serviced Companion Loan Holders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan or Serviced Loan Combination, certain unreimbursed expenses incurred with respect to the Mortgage Loan or Serviced Loan Combination and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan or Serviced Loan Combination. In addition, amounts otherwise distributable on the Certificates will be further reduced by interest payable to the Master Servicer, the Special Servicer or Trustee on these Advances.

Sale of Defaulted Mortgage Loans and REO Properties

Promptly upon a Serviced Loan becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder (as a collective whole as if such Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder, constituted a single lender) to attempt to sell such Serviced Loan, the Special Servicer will be required to use reasonable efforts to solicit offers for the Defaulted Mortgage Loan on behalf of the Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder in such manner as will be reasonably likely to realize a fair price. The Special Servicer will generally be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for the Defaulted Mortgage Loan. The Special Servicer is required to notify, among others, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), any related Outside Controlling Note Holder and the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) of any offers received regarding the sale of any Defaulted Mortgage Loan.

The Special Servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan if the offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan, the Special Servicer will be required to take into account, among other factors (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine months), the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The cost of any appraisal obtained to determine whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan will be covered by, and will be reimbursable as, a Property Advance.

If the offeror is an Interested Person (provided that the Trustee may not be an offeror), then the Trustee will be required to determine whether the cash offer constitutes a fair price. However, no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Serviced Loan and that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Serviced Loan; provided, that the Trustee may not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by the Interested Person. The Trustee will be entitled to rely conclusively upon the determination of the independent third party expert designated by it as described above.

The Repurchase Price will be deemed a fair price in all events.

With respect to any Serviced Pari Passu Loan Combination (other than any such Loan Combination that is a Serviced Outside Controlled Loan Combination), pursuant to the terms of the related Co-Lender Agreement, if such Serviced Pari Passu Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell each related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the related Directing Holder and/or the holder of any related Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell any such Serviced Pari Passu Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of each related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to such related Serviced Pari Passu Companion Loan Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Loan Combination; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Pari Passu Loan Combination, and any documents in the servicing file reasonably requested by such related Serviced Pari Passu Companion Loan Holder that are material to the price of the subject Serviced Pari Passu Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that a related Serviced Pari Passu Companion Loan Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence. The Controlling Class Representative and each related Serviced Pari Passu Companion Loan Holder will be permitted to submit an offer at any sale of the subject Serviced Pari Passu Loan Combination unless such person is the borrower or an agent or affiliate of the borrower. See “Description of the Mortgage Pool—The Loan Combinations” above in this prospectus.

With respect to any Serviced Pari Passu Loan Combination that is a Serviced Outside Controlled Loan Combination, pursuant to the terms of the related Co-Lender Agreement, if such Serviced Pari Passu Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related

Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell the related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the related Directing Holder, the Controlling Class Representative and/or the holder of any related non-controlling Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell any such Serviced Pari Passu Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of the Controlling Class Representative (unless a Consultation Termination Event exists), the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to the Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Serviced Pari Passu Loan Combination; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Pari Passu Loan Combination, and any documents in the servicing file reasonably requested by the Controlling Class Representative and the related Outside Controlling Note Holder that are material to the price of the subject Serviced Pari Passu Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that the Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan may each waive as to itself any of the delivery or timing requirements set forth in this sentence.  The Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan will be permitted to submit an offer at any sale of the subject Serviced Pari Passu Loan Combination unless such person is the borrower or an agent or affiliate of the borrower.  See “Description of the Mortgage Pool—The Loan Combinations” above in this prospectus.

With respect to any Serviced AB Loan Combination, pursuant to the terms of the Pooling and Servicing Agreement, if the related Serviced Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell such Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will not be permitted or required to sell the related Serviced Subordinate Companion Loans together with such Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loans as a single whole loan except as required by the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus.

If an Outside Serviced Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan and the Outside Special Servicer elects to sell any promissory note evidencing a portion of the related Outside Serviced Loan Combination, the Outside Special Servicer will be required to sell such Outside Serviced Mortgage Loan, together with the related Companion Loan(s), as a single whole loan, pursuant to the Outside Servicing Agreement. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus.

The Special Servicer is required to use reasonable efforts to solicit offers for each REO Property related to a Serviced Mortgage Loan on behalf of the Certificateholders and any related Serviced Companion Loan Holder, if applicable, and to sell each such REO Property in the same manner as with respect to a Defaulted Mortgage Loan.

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for a Defaulted Mortgage Loan if the Special Servicer determines (in consultation with the Controlling Class Representative (unless a Consultation Termination Event exists or a Serviced Outside Controlled Loan Combination is involved) and any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Pari Passu Loan Combination, the related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender).

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for an REO Property if the Special Servicer determines (in consultation with the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Consultation Termination Event exists)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of an REO Property related to a Serviced Loan Combination, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loans)), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of an REO Property related to a Serviced Loan Combination, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loans)).

An “Interested Person” is the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Asset Representations Reviewer, the Controlling Class Representative, any Sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the Special Servicer or any affiliate of any of the preceding entities, and, with respect to a Defaulted Mortgage Loan that constitutes a Serviced Loan Combination, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of the related Serviced Companion Loan, the related Serviced Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

Modifications, Waivers and Amendments

The Pooling and Servicing Agreement will permit (a) with respect to any Serviced Loan that is a non-Specially Serviced Loan, the Master Servicer (if the related modification, waiver or amendment does not constitute a Special Servicer Decision or Major Decision, as discussed under “— Servicing of the Mortgage Loans” above), or (b) with respect to any Specially Serviced Loan or any non-Specially Serviced Mortgage Loan if the related modification, waiver or amendment constitutes a Special Servicer Decision or Major Decision, the Special Servicer, in each case subject to the consultation rights of the Operating Advisor (if any) and the consent and/or consultation rights of the related Directing Holder with respect to Major Decisions and, to the extent required in accordance with the related Co-Lender Agreement, any related Serviced Companion Loan Holder or its representative, to modify, waive or amend any term of any Serviced Loan if such modification, waiver or amendment (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Serviced Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust or (B) result in the imposition of a tax upon either Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)). Notwithstanding the foregoing, if the Master Servicer and the Special Servicer mutually agree, the Master Servicer may modify, waive or amend any term of any non-Specially Serviced Loan that would constitute a Special Servicer Decision or Major Decision with the consent of the Special Servicer.

The Special Servicer will be required to obtain the consent of the related Directing Holder for Major Decisions to the extent described below under “—Directing Holder”. The Special Servicer is also required to obtain the consent of the related Directing Holder in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described below under “—Directing Holder”. When the Special Servicer’s consent is required to a modification, waiver or amendment that is a Major Decision or a Special Servicer Decision (e.g., when the Master Servicer and Special Servicer have mutually agreed that the Master Servicer will process such modification, waiver or amendment), the Master Servicer is required, in a manner consistent with the Servicing Standard, to provide the Special Servicer with written notice of any request for such modification, waiver or amendment accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer or the related Directing Holder may reasonably request to grant or withhold such consent. With respect to all applicable Specially Serviced Loan(s) and non-Specially Serviced Loan(s), the Special Servicer will be required to obtain, prior to consenting to such a proposed action of the Master Servicer that constitutes a Major Decision, and prior to itself taking any such action that constitutes a Major Decision, the written consent of the related Directing Holder (to the extent set forth in the related Co-Lender Agreement if a Serviced Outside Controlled Loan Combination is involved) or the Controlling Class Representative (if any other Serviced Loan(s) are involved and a Control Termination Event does not exist and the subject Serviced Loan is not an Excluded Mortgage Loan), as applicable, which consent will be deemed given if such related Directing Holder does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage, or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Serviced Mortgage Loan documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the related borrower to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Serviced Mortgage Loan, then, unless then permitted by the REMIC provisions of the Code, such calculation will exclude the value of personal property and going concern value, if any. In order to meet the foregoing requirements, in the case of a release of real property collateral securing a Mortgage Loan, the Master Servicer or Special Servicer, as applicable, will be required to observe the REMIC requirements of the Code with respect to a required payment of principal if the related loan-to-value ratio immediately after the release exceeds 125% with respect to the related property.

In no event, however, will the Special Servicer be permitted to (i) extend the maturity date of a Serviced Loan beyond a date that is five years prior to the Rated Final Distribution Date, or (ii) if the Serviced Loan is secured by a ground lease, extend the maturity date of such Serviced Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower.

Any modification, waiver or amendment with respect to a Serviced Loan Combination may be subject to the consent and/or consultation rights of the related Serviced Companion Loan Holder as described under “Description of the Mortgage Pool—The Loan Combinations”. No modification, waiver or amendment of any Co-Lender Agreement related to a Serviced Loan or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the rights, duties and obligations of the Master Servicer will be permitted without the prior written consent of the Master Servicer.

The Master Servicer or the Special Servicer, as applicable, is required to notify the Trustee, the Certificate Administrator, the Depositor, any related Serviced Companion Loan Holder, any related Outside Controlling Note Holder, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) and the 17g-5 information provider, in writing, of any modification, waiver or amendment of any term of any Serviced Loan and the date of the modification and deliver a copy to the Trustee, any related Serviced Companion Loan Holder, any related Outside Controlling Note Holder, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event), and the original to the Trustee or other custodian under the Pooling and Servicing Agreement (the “Custodian”) of the recorded agreement relating to such modification, waiver or amendment within 15 business days following the execution and recordation of the modification, waiver or amendment.

Any Modification Fees paid by any borrower to the Master Servicer or the Special Servicer with respect to a modification, consent, extension, waiver or amendment of any term of a Serviced Loan (in the case of a Serviced Loan Combination, if applicable, subject to any related Co-Lender Agreement) will be applied as described under “—Application of Penalty Charges and Modification Fees”.

With respect to an Outside Serviced Mortgage Loan, any modifications, waivers and amendments will be effected by the Outside Special Servicer or the Outside Servicer, as applicable, in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus. Any consent and/or consultation rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan with respect to modifications, waivers and amendments or certain other major decisions under the Outside Servicing Agreement, will be exercised by the Controlling Class Representative or, following a Control Termination Event (in the case of consent rights) or a Consultation Termination Event (in the case of consultation rights) or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan, by the Special Servicer. The Master Servicer will only be obligated to forward any requests received from the Outside Servicer or the Outside Special Servicer, as applicable, for such consent and/or consultation to the Special Servicer (who will forward any such request to the Controlling Class Representative except if a Control Termination Event or Consultation Termination Event, as applicable, has occurred and is continuing or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan), and the Master Servicer will have no right or obligation to exercise any such consent or consultation rights.

Directing Holder

General

The related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing or the subject Mortgage Loan is an Excluded Mortgage Loan) will be entitled to advise (1) the Special Servicer, with respect to the applicable Serviced Loan(s) that are Specially Serviced Loan(s) and (2) the Special Servicer, with respect to the applicable Serviced Loan(s) that are not Specially Serviced Loan(s), as to all Major Decisions, in each case as described below.

Except as otherwise described in the succeeding paragraphs, (a) the Master Servicer will not be permitted to take any of the following actions unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer will take such action, subject to the consent of the Special Servicer, and (b) the Special Servicer will not be permitted (if the Controlling Class Representative is the related Directing Holder, for so long as no Control Termination Event exists) to take or to consent to the Master Servicer’s taking, any of the following actions as to which the related Directing Holder has objected in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the written recommendation and analysis from the Special Servicer (provided that (i) if such written objection has not been received by the Special Servicer within the 10-business day or, if applicable, 20-day period, the related Directing Holder will be deemed to have approved such action and (ii) the consent of the Controlling Class Representative will not be required in connection with a Major Decision with respect to an Excluded Mortgage Loan) (each of the following, a “Major Decision”):

(A)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Serviced Loans as come into and continue in default;

(B)       any modification, consent to a modification or waiver of any monetary term (other than Penalty Charges which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to the Pooling and Servicing Agreement) or material non-monetary term (including, without limitation, a modification with respect to the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Serviced Loan or any extension of the maturity date or Anticipated Repayment Date, as applicable, of such Serviced Loan;

(C)       any sale of a Serviced Mortgage Loan that is a Defaulted Mortgage Loan (and any related Serviced Pari Passu Companion Loan) or an REO Property (other than in connection with the termination of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase”) for less than the applicable Repurchase Price;

(D)       any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(E)       any release of collateral or any acceptance of substitute or additional collateral for a Serviced Loan or any consent to either of the foregoing, unless such action is otherwise required pursuant to the specific terms of the related Serviced Loan and there is no lender discretion;

(F)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(G)       any approval of property management company changes or franchise changes, in each case to the extent the lender is required to consent or approve under the related Mortgage Loan documents and with respect to property management company charges (i) the Serviced Loan has a stated principal balance greater than $2,500,000, or (ii) where the successor property manager is affiliated with the borrower;

(H)       releases of any holdback amounts, escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” holdbacks, escrows or reserves, other than those required pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion;

(I)        any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Loan other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion;

(J)       any acceleration of a Serviced Loan following a default or an event of default with respect to a Serviced Loan, any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(K)       the determination of the Special Servicer pursuant to clause (b) or clause (g) of the definition of “Servicing Transfer Event”;

(L)       any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement, in each case entered into with any mezzanine lender or Companion Loan Holder or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto and in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates; and

(M)      any determination of an Acceptable Insurance Default.

provided, however, that in the event that the Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders (and, with respect to any Serviced Loan Combination, the Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)), the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s (or, if applicable, the Special Servicer’s) response. For the avoidance of doubt, any modification, waiver, consent or amendment by the Master Servicer or the Special Servicer that is set forth above as a Major Decision will constitute a Major Decision regardless of the fact that such action is being taken in connection with a defeasance.

Notwithstanding the foregoing, if the Controlling Class Representative is the related Directing Holder, the Special Servicer is not required to obtain the consent of the Controlling Class Representative for any Major Decision following the occurrence and during the continuance of a Control Termination Event; provided, however, that after the occurrence and during the continuance of a Control Termination Event, the Special Servicer will be required to consult with the Controlling Class Representative (until the occurrence and continuance of a Consultation Termination Event) and the Operating Advisor in connection with any Major Decision and to consider alternative actions recommended by the Controlling Class Representative and the Operating Advisor, but only to the extent that consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event; provided that such consultation is not binding on the Special Servicer. Notwithstanding the foregoing, the Controlling Class Representative will have no consent or consultation rights with respect to Major Decisions with respect to any Excluded Mortgage Loan under the Pooling and Servicing Agreement.

In addition, each of (x) the Controlling Class Representative (with respect to each Serviced Loan other than (i) a Serviced Outside Controlled Loan Combination and (ii) an Excluded Mortgage Loan), provided that a Control Termination Event does not exist, and (y) the related Outside Controlling Note Holder (with respect to a Serviced Outside Controlled Loan Combination) may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to any Serviced Loan, as such party may reasonably deem advisable. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer will be required to take or refrain from taking any action pursuant to instructions or objections from any such party that would cause it to violate applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement or intercreditor agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions of the Code.

The “Directing Holder” will be: (a) with respect to all of the Serviced Loans other than a Serviced Outside Controlled Loan Combination and any Excluded Mortgage Loan, the Controlling Class Representative; and (b) with respect to any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder.

The “Controlling Class Representative” is the Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Balance of the Controlling Class, that a Controlling Class Representative is no longer designated, the Controlling Class Representative will be the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement. If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Controlling Class Representative until notified of the identity of such largest Controlling Class Certificateholder or otherwise notified of the identity of the Controlling Class Representative as provided in the Pooling and Servicing Agreement. The initial Controlling Class Representative is expected to be Rialto CMBS X, LLC or an affiliate thereof. No person may exercise any of the rights and powers of the Controlling Class Representative with respect to an Excluded Mortgage Loan.

Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Asset Representations Reviewer, the Trustee and each other Certificateholder (or beneficial owner of Certificates, if applicable) will be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Balance, or such Controlling Class Representative has notified the Certificate Administrator, the Master Servicer, the Special Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator will be required to request the Certificateholders of the Controlling Class to select a new Controlling Class Representative. Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator will be required to promptly forward notice thereof to each other party to the Pooling and Servicing Agreement.

A “Controlling Class Certificateholder” is each holder (or beneficial owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

The “Controlling Class” will be as of any time of determination the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance, as notionally reduced by any Cumulative Appraisal Reduction Amount allocable to such Class, at least equal to 25% of the initial Certificate Balance of that Class or, if no Class of Control Eligible Certificates meets the preceding requirement, the Class F Certificates;

provided, however, that (at any time that the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates has been reduced to zero without regard to the allocation of Appraisal Reduction Amount) (a) in the case of any Class of Control Eligible Certificates to which the designation of “Controlling Class” would otherwise shift by operation of this definition, where the Certificate Balance of such Class of Control Eligible Certificates has been reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amount) prior to such shift, then designation of “Controlling Class” will not shift and will remain with the Class of Control Eligible Certificates currently designated as the Controlling Class, and (b) in the case of any Class of Control Eligible Certificates which is then designated the “Controlling Class”, if the Certificate Balance of such Class of Control Eligible Certificates is reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts), then the designation of “Controlling Class” will shift to the Class of Control Eligible Certificates that is the most subordinate and that also has a remaining Certificate Balance. The Controlling Class as of the Closing Date will be the Class G Certificates.

The “Control Eligible Certificates” will be any of the Class F and Class G Certificates.

A “Control Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Control Termination Event will in no event exist at any time that the aggregate Certificate Balance of each Class of Certificates other than the Control Eligible Certificates (without regard to the allocation of Appraisal Reduction Amounts) has been reduced to zero. With respect to Excluded Mortgage Loans, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will either (a) occur when none of the Control Eligible Certificates has a Certificate Balance, without regard to the allocation of any Cumulative Appraisal Reduction Amount, that is equal to or greater than 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Consultation Termination Event will in no event exist at any time that the aggregate Certificate Balance of each Class of Certificates other than the Control Eligible Certificates (without regard to the allocation of Appraisal Reduction Amounts) has been reduced to zero. With respect to Excluded Mortgage Loans, a Consultation Termination Event will be deemed to exist.

An “Excluded Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or the holder(s) of more than 50% of the Controlling Class (by Certificate Balance) is (or are) a Borrower Party.

An “Excluded Controlling Class Mortgage Loan” is a Mortgage Loan with respect to which the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

A “Borrower Party” means either (i) a borrower or mortgagor under a Mortgage Loan or Loan Combination or a manager of a related Mortgaged Property or any affiliate of any of the foregoing, or (ii) a holder or beneficial owner (or an affiliate of any holder or beneficial owner) of any Accelerated Mezzanine Loan. Solely for the purposes of the definition of “Borrower Party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

An “Accelerated Mezzanine Loan” means a mezzanine loan (secured by a pledge of the direct (or indirect) equity interests in a borrower under a mortgage loan or loan combination) if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan.

After the occurrence and during the continuance of a Control Termination Event, the consent rights of the Controlling Class Representative will terminate, and the Controlling Class Representative will retain consultation rights under the Pooling and Servicing Agreement with respect to certain Major Decisions and other matters with respect to the applicable Serviced Loan(s); provided, however, that the Controlling Class Representative will not be permitted to consult with respect to any Serviced AB Loan Combination while any related Subordinate Companion Loan Holder is the related Outside Controlling Note Holder.

In addition, unless a Consultation Termination Event exists, the Controlling Class Representative, except with respect to any Loan Combination that includes an Excluded Mortgage Loan, will have non-binding consultation rights with respect to (i) certain Major Decisions and other matters relating to any Serviced Outside Controlled Loan Combination and (ii) certain servicing decisions and other matters relating to any Outside Serviced Loan Combination, in each case if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement.

After the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative will have no consultation or consent rights under the Pooling and Servicing Agreement and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder. However, each Controlling Class Certificateholder will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under the Pooling and Servicing Agreement (other than with respect to Excluded Controlling Class Mortgage Loans).

If, with respect to any Serviced Outside Controlled Loan Combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights in a manner similar to that described in the prior three paragraphs with respect to the Controlling Class Representative.

Neither the Master Servicer nor the Special Servicer will be required to take or to refrain from taking any action pursuant to instructions from a Directing Holder, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the Master Servicer or the Special Servicer to violate applicable law, the related Mortgage Loan documents, the Pooling and Servicing Agreement (including the Servicing Standard), any related Co-Lender Agreement or intercreditor agreement or the REMIC provisions of the Code.

The Controlling Class Representative or an Outside Controlling Note Holder, as applicable, has certain rights to remove and replace the Special Servicer with respect to the related Serviced Loan(s) as described under “—Termination of the Special Servicer Without Cause”.

Each Certificateholder and beneficial owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of the Controlling Class Representative or the resignation or removal of the Controlling Class Representative. Any such Certificateholder (or beneficial owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or beneficial owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator will be required to notify the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal of the Controlling Class Representative and/or any new holder or beneficial owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator will be required to provide the identity of the then-current Controlling Class and a list of the Certificateholders (or beneficial owners, if applicable, at the expense of the Issuing Entity if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to the Pooling and Servicing Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under the Pooling and Servicing Agreement to deliver a copy of the Operating Advisor’s annual report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor and the Trustee will be entitled to rely on such the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator will be required to promptly contact the current holder(s) of the Controlling Class (or any designee(s) thereof) or (if known to the Certificate

Administrator) one of its affiliates, or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether any such entity is the holder (or beneficial owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Balance. If at any time the current holder of the Controlling Class (or its designee) or (if known to the Certificate Administrator) one of its affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the holder (or beneficial owner) of at least a majority of the Controlling Class by Certificate Balance and the Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders (or beneficial owners) of at least a majority of the Controlling Class by Certificate Balance nor (ii) received notice of a replacement Controlling Class Representative pursuant to the Pooling and Servicing Agreement, then a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and will be deemed to continue until such time as the Certificate Administrator receives either such notice.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class F Certificates are the Controlling Class Certificates, the holder of more than 50% of the Controlling Class (by Certificate Balance) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative set forth in the Pooling and Servicing Agreement, by irrevocable written notice delivered to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor. Any such waiver will remain effective with respect to such holder and the Class F Certificates until such time as either (x) the Class F Certificates are no longer the Controlling Class or (y) that Certificateholder has (i) sold a majority of the Class F Certificates (by Certificate Balance) to an unaffiliated third party and (ii) certified to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor that (a) the transferor retains no direct or indirect voting rights with respect to the Class F Certificates that it does not own, (b) there is no voting agreement between the transferee and the transferor and (c) the transferor retains no direct or indirect economic interest in the Class F Certificates. Following any such transfer, and assuming that the Class F Certificates are still the Controlling Class, the successor holder of more than 50% of the Controlling Class (by Certificate Balance) will again have the right to act as or appoint a Controlling Class Representative as described in this prospectus without regard to any prior waiver by the predecessor Certificateholder. The successor Certificateholder will also have the right to irrevocably waive its right to act as or appoint a Controlling Class Representative or, subject to any such limitations described in this prospectus (including by reason of a Control Termination Event or a Consultation Termination Event otherwise existing), to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative. No successor Certificateholder described above will have any consent rights with respect to any Serviced Mortgage Loan that became a Specially Serviced Loan prior to its acquisition of a majority of the Class F Certificates that had not also become a Corrected Loan prior to such acquisition until such Serviced Mortgage Loan becomes a Corrected Loan.

Whenever such an “opt-out” by a Controlling Class Certificateholder is in effect:

●	a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and be continuing; and

●	the rights of the holder of more than 50% of the Class F Certificates (by Certificate Balance), if the Class F Certificates are the Controlling Class, to act as or appoint a Controlling Class Representative and the rights of a Controlling Class Representative will not be operative (notwithstanding whether a Control Termination Event or a Consultation Termination Event is or would otherwise then be in effect).

With respect to an Outside Serviced Mortgage Loan, any consent or approvals on actions to be taken by the Outside Special Servicer or the Outside Servicer are governed by the terms of the Outside Servicing Agreement and the related Co-Lender Agreement, as described under “Description of the Mortgage Pool—The Loan Combinations” and “—The Loan Combinations—Servicing of the Outside Serviced Mortgage Loans”.

Limitation on Liability of the Directing Holder

The Directing Holder will not be liable to the Issuing Entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Controlling Class Representative will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that a Directing Holder:

(a)       may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates;

(b)       may act solely in its own interests (or, in the case of the Controlling Class Representative, in the interests of the holders of the Controlling Class);

(c)       does not have any liability or duties to the holders of any Class of Certificates (other than, in the case of the Controlling Class Representative, the Controlling Class);

(d)       may take actions that favor its own interests (or, in the case of the Controlling Class Representative, the interests of the holders of the Controlling Class) over the interests of the holders of one or more Classes of Certificates; and

(e)       will have no liability whatsoever (other than, in the case of the Controlling Class Representative, to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and that no Certificateholder may take any action whatsoever against any Directing Holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any Directing Holder for having so acted.

Under circumstances where it is authorized or required to do so by the Pooling and Servicing Agreement, the taking, or refraining from taking, of any action by the Master Servicer or the Special Servicer in accordance with the direction of or approval of a Directing Holder, which does not violate any law or the Servicing Standard or the provisions of the Pooling and Servicing Agreement, or any related Co-Lender Agreement or intercreditor agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

Operating Advisor

General Obligations

After the occurrence and during the continuance of a Control Termination Event, subject to the restrictions and limitations described in this prospectus, the Operating Advisor will generally review the Special Servicer’s operational practices in respect of the applicable Specially Serviced Loan(s) to formulate an opinion as to whether or not those operational practices generally satisfy the Servicing Standard with respect to the resolution and/or liquidation of such Specially Serviced Loans, each in accordance with the Operating Advisor Standard. In addition, after the occurrence and during the continuance of a Control Termination Event, the Operating Advisor will consult with the Special Servicer in accordance with the Operating Advisor Standard with regard to certain matters with respect to the servicing of the applicable Serviced Loan(s) to the extent described in this prospectus and set forth in the Pooling and Servicing Agreement; provided that the Operating Advisor may consult regarding a Serviced Outside Controlled Loan Combination only if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement. The Operating Advisor will act solely as a contracting party to the extent set forth in the Pooling and Servicing Agreement and will have no fiduciary duty to any party. The Operating Advisor’s duties will be limited to its specific obligations under the Pooling and Servicing Agreement, and the Operating Advisor will have no duty or liability to any particular Class of Certificates or any Certificateholder. The Operating Advisor is not a servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a Certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the Operating Advisor’s participation is to provide additional input relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute. After the occurrence and during the continuance of a Control Termination Event, the Operating Advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the Special Servicer related to any specific applicable Specially Serviced Loan is only to provide background information to the Operating Advisor and to allow more meaningful interaction with the Special Servicer.

Potential investors should note that the Operating Advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without limitation any Certificateholder. See “Risk Factors—Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks”.

Following the occurrence and during the continuation of a Control Termination Event, the Operating Advisor will have certain consultation rights with respect to Major Decisions as described under “—Directing Holder” above and “—Asset Status Reports” below and “Description of the Mortgage Pool—The Loan Combinations”.

Prior to the occurrence and continuance of a Control Termination Event, the Operating Advisor is required to promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s website with respect to the Special Servicer, assets on the CREFC® servicer watch list and the applicable Specially Serviced Loan(s) and (ii) each related Final Asset Status Report. Prior to the occurrence and continuance of a Control Termination Event, the Operating Advisor’s obligations will be limited to the review described in the immediately preceding sentence and generally will not involve an assessment of specific actions of the Special Servicer and, in any event, will be subject to limitations described in this prospectus or set forth in the Pooling and Servicing Agreement.

Prior to the occurrence and continuance of a Control Termination Event, the Operating Advisor will have no specific involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, insurance policies, borrower substitutions, lease modifications and amendments and other similar actions that the Special Servicer may perform with respect to the Serviced Loans under the Pooling and Servicing Agreement.

Prior to the occurrence and continuance of a Control Termination Event, the Special Servicer will deliver to the Operating Advisor each related Final Asset Status Report. Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any Privileged Information received from the Special Servicer, the related Directing Holder or any related Serviced Companion Loan Holder (or its representative) in connection with the related Directing Holder’s or such related Serviced Companion Loan Holder’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any asset status report) or otherwise in connection with the Mortgage Loans.

The Operating Advisor is required to keep all Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders other than the Controlling Class Representative), other than (1) to the extent expressly required by the Pooling and Servicing Agreement, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Notwithstanding the foregoing, the Operating Advisor, solely to the extent required in connection with its duties under the Pooling and Servicing Agreement, will be permitted to share Privileged Information with its affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Each party to the Pooling and Servicing Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer, any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) and, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception.

In addition, prior to the occurrence and continuance of a Control Termination Event, the Special Servicer will forward any Appraisal Reduction Amount and any Collateral Deficiency Amount with respect to, and net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of, a Specially Serviced Loan to the Operating Advisor after they have been finalized. The Operating Advisor will review such calculations but may not opine on, or otherwise call into question, such Appraisal Reduction Amount calculations, Collateral Deficiency Amount calculations and/or net present value calculations; provided, however, if the Operating Advisor discovers a mathematical error contained in such calculations, then the Operating Advisor will be required to notify the Special Servicer and the related Directing Holder of such error.

The “Operating Advisor Standard” means the Operating Advisor is required to act solely on behalf of the Issuing Entity and in the best interest of, and for the benefit of, the Certificateholders (as a collective whole as if such Certificateholders (and, with respect to any Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder(s)) constituted a single lender), and not any particular Class of those Certificateholders (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the underlying borrowers, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder, or any of their respective affiliates.

“Privileged Information” means (i) any correspondence or other communications between the related Directing Holder (and, in the case of any Serviced Loan Combinations, the Serviced Companion Loan Holder or its representative) and the Special Servicer related to any Specially Serviced Loan or the exercise of the consent or consultation rights of such Directing Holder under the Pooling and Servicing Agreement and/or any related Serviced Companion Loan Holder (or its representative) under the related Co-Lender Agreement, (ii) any strategically sensitive information that the Special Servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the Issuing Entity’s position in any ongoing or future negotiations with the related borrower or other interested party, and (iii) any information subject to attorney-client privilege.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Serviced Companion Loan Holder, the Trustee and the Asset Representations Reviewer, as evidenced by an opinion of counsel (which will be an additional expense of the Issuing Entity) delivered to each of the Master Servicer, the Special Servicer, the applicable Directing Holder, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer), required by law, rule, regulation, order, judgment or decree to disclose such information.

A “Final Asset Status Report” with respect to any Specially Serviced Loan, means each related asset status report, together with such other data or supporting information provided by the Special Servicer to the Operating Advisor or the related Directing Holder or any related Serviced Companion Loan Holder (or its representative), in each case, which does not include any communications (other than the related asset status report) between the Special Servicer and the related Directing Holder and/or related Serviced Companion Loan Holder (or its representative) with respect to such Specially Serviced Loan; provided that no asset status report will be considered to be a Final Asset Status Report unless any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) or, prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative (if any other Serviced Loan(s) (other than any Excluded Mortgage Loan) are involved), as applicable, has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent or has been deemed to have approved or consented to such action or the asset status report is otherwise implemented by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

After the occurrence and during the continuance of a Control Termination Event, the Special Servicer will forward any Appraisal Reduction Amount, Collateral Deficiency Amount and net present value calculations with respect to a Specially Serviced Loan to the Operating Advisor and the Operating Advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such Appraisal Reduction Amount, Collateral Deficiency Amount or net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of such Specially Serviced Loan prior to utilization by the Special Servicer. The Special Servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Operating Advisor. The Operating Advisor will recalculate and verify the accuracy of those calculations and, in the event the Operating Advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer will consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement. In the event the Operating Advisor and Special Servicer are not able to resolve such matters, the Operating Advisor will promptly notify the Certificate Administrator and the Certificate Administrator will determine any necessary action to take in accordance with the Pooling and Servicing Agreement.

The ability to perform the duties of the Operating Advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information required to be delivered to the Operating Advisor and the accuracy and the completeness of such information. In addition, in no event will the Operating Advisor have the power to compel any transaction party to take or refrain from taking any action. It is possible that the lack of access to Privileged Information may limit the Operating Advisor from performing its duties under the Pooling and Servicing Agreement and, in any such case, the Operating Advisor will not be subject to liability arising from its lack of access to Privileged Information.

Annual Report

Following the occurrence and during the continuance of a Control Termination Event, based on the Operating Advisor’s review of any annual compliance statement, Assessment of Compliance, Attestation Report, asset status report and other information (other than any communications between the related Directing Holder or any related Serviced Companion Loan Holder (or its representative) and the Special Servicer that would be Privileged Information) delivered to the Operating Advisor by the Special Servicer, the Operating Advisor will (if any applicable Serviced Mortgage Loan(s) were Specially Serviced Loan(s) during, and a Control Termination Event existed as of the end of, the prior calendar year) prepare an annual report to be provided to the Depositor, the 17g-5 Information Provider (who is required to promptly post such annual report on the Rule 17g-5 website), the Trustee and the Certificate Administrator (and made available through the Certificate Administrator’s website) within 120 days of the end of the prior calendar year and setting forth its assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement on a platform-level basis with respect to the resolution and/or liquidation of such Specially Serviced Loan(s) during the prior calendar year. No annual report will be required from the Operating Advisor with respect to the Special Servicer if during the prior calendar year no asset status report was prepared by the Special Servicer in connection with a Specially Serviced Loan or REO Property. In addition, in the event the Special Servicer is replaced, the Operating Advisor’s annual report will only relate to the entity that was acting as Special Servicer as of December 31 of the prior calendar year and is continuing in such capacity through the date of such annual report. Only as used in connection with the Operating Advisor’s annual report, the term “platform-level basis” refers to the Special Servicer’s performance of its duties as they relate to the resolution and/or liquidation of Specially Serviced Loans, taking into account the Special Servicer’s specific duties under the Pooling and Servicing Agreement as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any annual compliance statement, Assessment of Compliance, Attestation Report, asset status report and other information (other than any communications between the related Directing Holder or a Serviced Companion Loan Holder (or its representative) and the Special Servicer that would be Privileged Information) delivered to the Operating Advisor by the Special Servicer pursuant to the Pooling and Servicing Agreement.

The Operating Advisor will be required to deliver any annual report produced by the Operating Advisor (at least 10 calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator) to (a) the Special Servicer, (b) the Controlling Class Representative (if a Serviced Loan other than a Serviced Outside Controlled Loan Combination is addressed and a Consultation Termination Event does not exist); and (c) the related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is addressed). The Operating Advisor may, but will not be obligated to, revise the annual report based on any comments received from the Special Servicer or the Controlling Class Representative.

Following the occurrence and during the continuance of a Control Termination Event, in each annual report, the Operating Advisor, based on its review conducted in accordance with the Pooling and Servicing Agreement, will identify any material deviations (i) from the Servicing Standard and (ii) from the Special Servicer’s obligations under the Pooling and Servicing Agreement with respect to the resolution and liquidation of the applicable Specially Serviced Loan(s) based on the limited review required in the Pooling and Servicing Agreement. Each annual report will be required to comply with the confidentiality requirements described in this prospectus regarding Privileged Information and as otherwise set forth in the Pooling and Servicing Agreement.

Replacement of the Special Servicer

At any time after the occurrence and during the continuance of a Consultation Termination Event, if the Operating Advisor determines that the Special Servicer is not performing its duties as required under the Pooling and Servicing Agreement or is otherwise not acting in accordance with the Servicing Standard, the Operating Advisor may recommend the replacement of the Special Servicer with respect to the Serviced Loan(s) in the manner described under “—Termination of the Special Servicer Without Cause” above, subject to any related Outside Controlling Note Holder’s right to consent, as described under “—Termination of the Special Servicer Without Cause”.

Operating Advisor Termination Events

The following constitute Operating Advisor termination events under the Pooling and Servicing Agreement (each, an “Operating Advisor Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)       any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the holders of Certificates having greater than 25% of the aggregate Voting Rights of all then outstanding Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)       any failure by the Operating Advisor to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by any party to the Pooling and Servicing Agreement;

(c)       any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days;

(d)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Operating Advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)       the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)        the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website, unless the Certificate Administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

If an Operating Advisor Termination Event occurs, and in each and every such case, so long as such Operating Advisor Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of each Class of Non-Reduced Certificates, will be required to, terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Operating Advisor.

As soon as practicable, but in no event later than 15 business days after (i) the Operating Advisor resigns (excluding circumstances where no successor Operating Advisor is required to be appointed) or (ii) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee will appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an affiliate of the Trustee. If the Trustee is the successor Master Servicer or the successor Special Servicer, neither the Trustee nor any of its affiliates will be the successor Operating Advisor. The Trustee will be required to provide written notice of the appointment of a successor Operating Advisor to the Special Servicer and the Operating Advisor within one business day of such appointment. Except as described below under “—Operating Advisor—Termination of the Operating Advisor Without Cause,” the appointment of a successor Operating Advisor will not be subject to the vote, consent or approval of the holder of any Class of Certificates. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will be required to, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Certificate Administrator, the Certificateholders, the Depositor, any related Outside Controlling Note Holder and, if a Consultation Termination Event does not exist, the Controlling Class Representative. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor will be permitted to find a replacement. Unless and until a replacement Operating Advisor is appointed, no party will act as the Operating Advisor and the provisions in the Pooling and Servicing Agreement relating to consultation with respect to the Operating Advisor will not be applicable until a replacement Operating Advisor is appointed under the Pooling and Servicing Agreement.

“Eligible Operating Advisor” means an institution (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar, but has not been the special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that can and will make the representations and warranties set forth in the Pooling and Servicing Agreement, (iii) that is not (and is not affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, a Mortgage Loan Seller, the Controlling Class Representative, or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates, and (iv) that has not been paid any fees, compensation or other remuneration by any Special Servicer or successor Special Servicer (x) in respect of its obligations under the Pooling and Servicing Agreement or (y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor Special Servicer to become the special servicer.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide written notice to all Certificateholders and the Operating Advisor of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the Operating Advisor. Upon the written direction of holders of more than 50% of the Voting Rights of the Non-Reduced Certificates that exercise their right to vote (provided that holders of at least 50% of the Voting Rights of the Non-Reduced Certificates exercise their right to vote), the Trustee will terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating

Advisor, and the proposed successor Operating Advisor will be appointed. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

In the event that the Operating Advisor resigns or is terminated, it will remain entitled to receive all amounts accrued and owing to it under the Pooling and Servicing Agreement as described under “—Servicing and Other Compensation and Payment of Expenses” and any rights to indemnification arising out of events occurring prior to such resignation or termination.

Asset Status Reports

The Special Servicer will be required to prepare an asset status report that is consistent with the Servicing Standard upon the earlier of (x) within 60 days after the occurrence of a Servicing Transfer Event and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan.

Each asset status report will be (i) delivered to the related Directing Holder (but, if the Controlling Class Representative is the related Directing Holder, only prior to the occurrence and continuance of a Consultation Termination Event and only if it does not relate to an Excluded Mortgage Loan), the Operating Advisor (but only after the occurrence and during the continuance of a Control Termination Event) and, in the case of any Serviced Loan Combinations, the Serviced Companion Loan Holder, and (ii) made available to the Rating Agencies. A summary of each Final Asset Status Report will be provided to the Certificate Administrator. If any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) or the Controlling Class Representative (if any other Serviced Loan(s), except for Excluded Mortgage Loans, are involved and a Control Termination Event does not exist), as applicable, does not disapprove of a related asset status report within 10 business days of receipt, the related Directing Holder will be deemed to have approved such asset status report and the Special Servicer will implement the recommended action as outlined in such asset status report; provided, however, that the Special Servicer may not take any actions that are contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. In addition, the related Directing Holder may object to any asset status report within 10 business days of receipt (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist); provided, however, that, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the 10 business day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of the 10 business day period would materially and adversely affect the interest of the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)), and the Special Servicer has made a reasonable effort to contact the related Directing Holder (during the period that such Directing Holder has approval rights). The foregoing will not relieve the Special Servicer of its duties to comply with the Servicing Standard.

If the related Directing Holder disapproves such asset status report within 10 business days of receipt (and, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event does not exist) and the Special Servicer has not made the affirmative determination described below, the Special Servicer will revise such asset status report as soon as practicable thereafter, but in no event later than 30 days after such disapproval. The Special Servicer will revise such asset status report until the related Directing Holder fails to disapprove such revised asset status report as described above (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist) or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)). If the related Directing Holder does not approve an asset status report within 60 business days from the first submission of an asset status report, the Special Servicer is required to take such action as directed by the related Directing Holder (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist), provided such action does not violate the Servicing Standard.

After the occurrence and during the continuance of a Control Termination Event, each of the Operating Advisor and (prior to the occurrence and continuance of a Consultation Termination Event) the Controlling Class Representative will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report. After the occurrence and during continuance of a Control Termination Event, the Special Servicer will be obligated to consider such alternative courses of action and any other feedback provided by (a) the Operating Advisor, or (b) (prior to the occurrence and continuance of a Consultation Termination Event) the Controlling Class Representative. With respect to a Serviced Loan Combination, if and when so provided in the related Co-Lender Agreement, any related Serviced Pari Passu Companion Loan Holder (or its representative), will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report; provided that, in the case of a Serviced Outside Controlled Loan Combination, a related Serviced Pari Passu Companion Loan Holder (or its representative) may be the related Outside Controlling Note Holder. The Special Servicer may revise the asset status reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the Operating Advisor (during the continuance of a Control Termination Event) and, with respect to a Serviced Loan Combination, if and when so provided in the related Co-Lender Agreement, any related Serviced Pari Passu Companion Loan Holder (or its representative) (and, during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative).

The asset status report is not intended to replace or satisfy any specific consent or approval right which the related Directing Holder may have.

Notwithstanding the foregoing, the Controlling Class Representative will not have any approval or consultation rights with respect to an asset status report that relates to an Excluded Mortgage Loan. Also, notwithstanding the foregoing, the Special Servicer will not be permitted to follow any advice, direction or consultation provided by the Operating Advisor or the related Directing Holder or, with respect to the Serviced Loan Combinations, the Serviced Companion Loan Holder (or its representative), that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of the Pooling and Servicing Agreement, require or cause the Special Servicer to violate the terms of any Serviced Mortgage Loan or Serviced Loan Combination, expose any Certificateholder or any party to the Pooling and Servicing Agreement or their affiliates officers, directors or agents to any claim, suit or liability, cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, result in the imposition of “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions of the Code, or materially expand the scope of the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or any Co-Lender Agreement.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator will be required to determine if an Asset Review Trigger has occurred during the related Collection Period. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator will be required to promptly provide notice to the Asset Representations Reviewer, the Master Servicer, the Special Servicer and all Certificateholders by (i) posting a notice of its determination on its internet website and (ii) including in the Distribution Report on Form 10-D relating to the Collection Period in which the Asset Review Trigger occurred notice of its determination together with a description of the events that caused the Asset Review Trigger to occur. On each Distribution Date after providing such notice to Certificateholders, the Certificate Administrator, based on information provided to it by the Master Servicer and/or the Special Servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within two (2) business days of such determination to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer. An “Asset Review Trigger“ will occur when, as of the end of the applicable Collection Period, either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans

(including any REO Mortgage Loans) held by the Issuing Entity are Delinquent Loans, or (2) at least 15 Mortgage Loans are Delinquent Loans and the aggregate outstanding principal balance of such Delinquent Loans constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Static Pool Data Would Not Be Indicative of the Performance of This Pool”. In particular, this pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represents a significant percentage, by outstanding principal balance, of the Mortgage Pool. We believe it would not be appropriate for the delinquency of three (3) large Mortgage Loans to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of “Asset Review Trigger” was set to exceed the portion of the aggregate outstanding balance of the Mortgage Pool represented by the three (3) largest Mortgage Loans in the Mortgage Pool as of the Closing Date. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if a specified number of Mortgage Loans (15) are Delinquent Loans so long as those Mortgage Loans represent at least 20.0% of the aggregate outstanding principal balance of the Mortgage Loans. With respect to the 58 prior pools of commercial mortgage loans for which CGMRC (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 and no later than September 30, 2016, the highest percentage of mortgage loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2010 and September 30, 2016 was 28.06%; however, the average of the highest delinquency percentages for those 58 reviewed transactions (taking into account all reporting periods between January 1, 2010 and September 30, 2016 for each such transaction) based on the aggregate outstanding principal balance of delinquent mortgage loans in the identified reporting periods was 3.89%.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Monthly Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the aggregate Voting Rights deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the Certificate Administrator will be required to promptly provide written notice of such direction to all Certificateholders, and to conduct a solicitation of votes of Certificateholders regarding whether to authorize an Asset Review. In the event there is an affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the Pooling and Servicing Agreement, the underwriters, the Mortgage Loan Sellers, the Directing Holder and the Certificateholders (such notice to Certificateholders to be effected by posting such notice its internet website). In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has received an Asset Review Vote Election within 90 days after the filing of a Form 10-D reporting the occurrence of the events described in clauses (A) and (B) above, and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) of this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Issuing Entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of Certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the Certificate Administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”) with respect to a Delinquent Mortgage Loan, the Custodian (with respect to clauses (i) – (v) below for all of the Mortgage Loans), the Master Servicer (with respect to clause (vi) below for Mortgage Loans that are non-Specially Serviced Loans) and the Special Servicer (with respect to clause (vi) below for Mortgage Loans that are Specially Serviced Loans) will be required to promptly (but (except with respect to clause (vi)) in no event later than 10 business days after receipt of such notice from the Certificate Administrator) provide the following materials for such Delinquent Loan, in each case to the extent in such party’s possession, to the Asset Representations Reviewer (collectively, with the Diligence Files posted to the secure data room by the Certificate Administrator, a copy of this prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of the Pooling and Servicing Agreement, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)	a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)	any other related documents that are required to be part of the Review Materials and requested to be delivered by the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) to the Asset Representations Reviewer as described below under clause (a) of “—Asset Review”.

Notwithstanding the foregoing, the Mortgage Loan Seller will not be required to deliver any information that is proprietary to the Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the Pooling and Servicing Agreement or the related Mortgage Loan Seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable Mortgage Loan Seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the Asset Representations Reviewer of its duties under the Pooling and Servicing Agreement in good faith subject to the express terms of the Pooling and Servicing Agreement. Except as otherwise expressly set forth in the Pooling and Servicing Agreement, all determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review are required to be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the Asset Representations Reviewer’s review, and the Asset Representations Reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In connection with an Asset Review, the Asset Representations Reviewer will be required to comply with the following procedures with respect to each Delinquent Loan:

(a) Within 10 business days after the date on which the Review Materials identified in clauses (i) through (v) of the definition of “Review Materials” have been received by the Asset Representations Reviewer with respect to such Delinquent Loan or in any event within 15 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, in the event that the Asset Representations Reviewer reasonably determines that any Review Materials made available or delivered to the Asset Representations Reviewer are missing any documents required to complete any Test for such Delinquent Loan, the Asset Representations Reviewer will be required to promptly notify (in the manner specified in the Pooling and Servicing Agreement) the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the Master Servicer or the Special Servicer, as applicable, promptly (but in no event later than 10 business days after receipt of notification from the Asset Representations Reviewer) deliver to the Asset Representations Reviewer such missing documents in its possession. In the event any missing documents are not provided by the Master Servicer or the Special Servicer, as applicable, within such 10-business day period, the Asset Representations Reviewer will be required to request such documents from the related Mortgage Loan Seller. The Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement, in accordance with its terms, to deliver any such missing documents only to the extent such documents is in the possession of the Mortgage Loan Seller.

(b) Following the events in clause (a) above, and within 45 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, the Asset Representations Reviewer is required to prepare a preliminary report with respect to such Delinquent Loan setting forth (i) the preliminary results of the application of the Tests, (ii) if applicable, whether the Review Materials for such Delinquent Loan are insufficient to complete any Test, (iii) a list of any applicable missing documents together with the reasons why such missing documents are necessary to complete any Test, and (iv) (if the Asset Representations Reviewer has so concluded) whether the absence of such documents will be deemed to be a failure of such Test (collectively, the “Preliminary Asset Review Report“). The Asset Representations Reviewer will provide each Preliminary Asset Review Report to the Special Servicer who will promptly, but in no event later within 10 business days of receipt thereof, provide the Preliminary Asset Review Report to the applicable Mortgage Loan Seller. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable Mortgage Loan Seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Such Mortgage Loan Seller will be required to provide to the Special Servicer any documents or any explanations to support (i) a conclusion that a subject representation and warranty has not failed a Test or (ii) a claim that any missing documents in the Review Materials are not required to complete a Test, and the Special Servicer will be required to promptly, but in no event later than 10 business days after receipt from the applicable Mortgage Loan Seller, deliver to the Asset Representations Reviewer any such documents or explanations received from the applicable

Mortgage Loan Seller given to support a claim that the representation and warranty has not failed a Test or a claim that any missing documents in the Review Materials are not required to complete a Test.

(c) Within the later of (x) 60 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, and (y) 10 business days after the expiration of the Cure/Contest Period, the Asset Representations Reviewer will be required to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review, together with a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”), to each party to the Pooling and Servicing Agreement, the related Mortgage Loan Seller and the Controlling Class Representative (if such the Delinquent Loan is not an Excluded Mortgage Loan), and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee and Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the Pooling and Servicing Agreement and the applicable Mortgage Loan Seller(s), if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer (with respect to non-Specially Serviced Loans), the Special Servicer (with respect to Specially Serviced Loans) or the applicable Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer will be required to prepare the Asset Review Report solely based on the documents received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer will have no responsibility to independently obtain any such documents from any party to the Pooling and Servicing Agreement or otherwise.

The Pooling and Servicing Agreement will require that the Certificate Administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the Collection Period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

In no event will the Asset Representations Reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the Issuing Entity should enforce any rights it may have against the applicable Mortgage Loan Seller, which, in each such case, will be the responsibility of the Special Servicer. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” below.

Eligibility of Asset Representations Reviewer

The Asset Representations Reviewer will be required to represent and warrant in the Pooling and Servicing Agreement that it is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer is required to immediately notify the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the Directing Holder of such disqualification and if an Asset Representations Reviewer Termination Event occurs as a result, immediately resign under the Pooling and Servicing Agreement as described under the “—The Asset Representations Reviewer—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, DBRS, Inc. or Morningstar and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, KBRA, S&P, DBRS, Inc. or Morningstar has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or Asset Representations Reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the

Asset Representations Reviewer set forth in the Pooling and Servicing Agreement, (iii) is not (and is not affiliated with) any Sponsor, any Mortgage Loan Seller, any originator, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Holder or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any underwriter, or the Directing Holder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable) and except as otherwise set forth in the Pooling and Servicing Agreement.

Other Obligations of Asset Representations Reviewer

The Asset Representations Reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the Pooling and Servicing Agreement or any Sponsor under the Pooling and Servicing Agreement (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the Pooling and Servicing Agreement in an Asset Review Report or otherwise, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the Pooling and Servicing Agreement that receives such Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception.

Neither the Asset Representations Reviewer nor any of its affiliates may make any investment in any Class of Certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the Asset Representations Reviewer or (ii) investments by an affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under the Pooling and Servicing Agreement from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the Issuing Entity and the Asset Representations Reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The Asset Representations Reviewer may delegate its duties to agents or subcontractors in accordance with the Pooling and Servicing Agreement, however, the Asset Representations Reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under the Pooling and Servicing Agreement.

Asset Representations Reviewer Termination Events

The following constitute Asset Representations Reviewer termination events under the Pooling and Servicing Agreement (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

●	any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Asset Representations

Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the holders of Certificates evidencing at least 25% of the Voting Rights;

●	any failure by the Asset Representations Reviewer to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure is given to the Asset Representations Reviewer by any party to the Pooling and Servicing Agreement;

●	any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days;

●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Asset Representations Reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

●	the Asset Representations Reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or

●	the Asset Representations Reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of each other party to the Pooling and Servicing Agreement in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide notice of such request to all Certificateholders and the Asset Representations Reviewer by posting such notice on its internet website, and by mailing such notice to all Certificateholders (at the addresses set forth in the certificate register) and the Asset Representations Reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum, the Trustee will be required to terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Asset Representations Reviewer, and the proposed successor Asset Representations Reviewer will be appointed. In the event that holders of the Certificates entitled to at least 75% of a Certificateholder Quorum elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor Asset Representations Reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The Asset Representations Reviewer may at any time resign by giving written notice to the other parties to the Pooling and Servicing Agreement. In addition, the Asset Representations Reviewer will at all times be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer (and such failure results in an Asset Representations Reviewer Termination Event) by giving written notice to the other parties. Upon such notice of resignation, the Depositor will be required to promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor Asset Representations Reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The resigning Asset Representations Reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the Asset Representations Reviewer, and the Asset Representations Reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement

In the event that an Initial Requesting Certificateholder delivers a written request to a party to the Pooling and Servicing Agreement that a Mortgage Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the Enforcing Servicer, and the Enforcing Servicer will be required to promptly forward that Certificateholder Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

In the event that any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or has knowledge of a Material Defect with respect to a Mortgage Loan, then such party will be required to deliver prompt written notice of such Material Defect, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “Pooling and Servicing Agreement Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a Pooling and Servicing Agreement Party Repurchase Request, a “Repurchase Request”), to the Enforcing Servicer and the Enforcing Servicer will be required to promptly forward such Pooling and Servicing Agreement Party Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement.

“Enforcing Servicer” means the Special Servicer.

Subject to the provisions described below under “—Dispute Resolution Provisions”, the Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the Issuing Entity against the related

Mortgage Loan Seller with respect to each Repurchase Request. However, if a Resolution Failure occurs with respect to a Repurchase Request, the provisions described below under “—Dispute Resolution Provisions—Resolution of a Repurchase Request” will apply. In connection with a Repurchase Request, the “Enforcing Party” will be (i) in the event one or more Requesting Certificateholders or Consultation Requesting Certificateholders has delivered a Final Dispute Resolution Election Notice with respect thereto pursuant to the terms of the Pooling and Servicing Agreement, with respect to the mediation or arbitration that arises out of such Final Dispute Resolution Election Notice, such Requesting Certificateholder(s) and/or Consultation Requesting Certificateholder(s), or (ii) in all other cases, the Enforcing Servicer.

The Enforcing Servicer will be required to enforce the obligations of the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements pursuant to the terms of the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable Mortgage Loan Purchase Agreement relating to the dispute resolutions as described under “—Dispute Resolution Provisions” below, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as Enforcing Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan, and in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable Mortgage Loan Seller under the Mortgage Loan Purchase Agreement with respect to such Material Defect as discussed in the preceding paragraph, subject to the terms of the Mortgage Loan Purchase Agreement. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement will be deemed to be Property Advances, to the extent not recovered from the Mortgage Loan Seller or the applicable Requesting Certificateholder and/or Consultation Requesting Certificateholder. See “The Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below in this “—Resolution of a Repurchase Request” section will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related Mortgage Loan Seller in a commercially reasonable manner. “Resolved” means, with respect to a Repurchase Request, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Issuing Entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Issuing Entity as a result of a sale or other disposition in accordance with the Pooling and Servicing Agreement. The fact that a Repurchase Request has been Resolved pursuant to clause (vi) above will not preclude the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the Pooling and Servicing Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the Pooling and Servicing Agreement), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the Certificate

Administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request but a Requesting Certificateholder does not agree with the course of action selected by the Enforcing Servicer, and, in the case of clause (a) or (b), a Requesting Certificateholder wishes to exercise its right to refer the matter to mediation (including non-binding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, then a Requesting Certificateholder may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice was posted on the Certificate Administrator’s website (the 30th day following the date of posting, the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

In addition, any Certificateholder or Certificate Owner may deliver, prior to the Dispute Resolution Cut-off Date, a written notice (a “Consultation Election Notice“) requesting the right to participate in any Dispute Resolution Consultation (as defined below) that is conducted by the Enforcing Servicer following the Enforcing Servicer’s receipt of a Preliminary Dispute Resolution Election Notice as provided below.

A “Requesting Certificateholder” means (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner that, in each case, is exercising its rights under this “—Dispute Resolution” section to refer a matter involving a Repurchase Request to either mediation or arbitration.

A “Consultation Requesting Certificateholder” means any Certificateholder or Certificate Owner that timely delivers a Consultation Election Notice.

If no Requesting Certificateholder delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, then no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from a Requesting Certificateholder, the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including non-binding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request and with any Consultation Requesting Certificateholder (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder and such Consultation Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder or a Consultation Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder or Consultation Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then no Certificateholder or Certificate Owner will have any further right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Holder.

If a Requesting Certificateholder or Consultation Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder or Consultation Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including non-binding arbitration) or arbitration. If there is more than one Requesting Certificateholder or Consultation Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders and/or Consultation Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders and/or Consultation Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Requesting Certificateholder or Consultation Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the Pooling and Servicing Agreement within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of any Requesting Certificateholder or Consultation Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the Pooling and Servicing Agreement and related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect will not be deemed waived with respect to the Enforcing Servicer to the extent there is a material change from the facts and circumstances known to it at the time when the Proposed Course of Action Notice was delivered by the Enforcing Servicer, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will be the sole party entitled to enforce the Issuing Entity’s rights against the related Mortgage Loan Seller, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder or Consultation Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Issuing Entity, will remain a party to any proceedings against the related Mortgage Loan Seller as further described below. For the avoidance of doubt, the Depositor, the Mortgage Loan Sellers and any of their respective affiliates will not be entitled to be a Requesting Certificateholder or Consultation Requesting Certificateholder.

The Requesting Certificateholders or Consultation Requesting Certificateholders are entitled to elect either mediation or arbitration with respect to a Repurchase Request in their sole discretion; provided, however, no Requesting Certificateholder or Consultation Requesting Certificateholder may elect to then utilize the alternative method in the event that the initial method is unsuccessful, and no other Certificateholder or Certificate Owner may elect either arbitration or mediation in the event a mediation or arbitration is undertaken with respect to such Repurchase Request.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including non-binding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the applicable Mortgage Loan Seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the Mortgage Loan Purchase Agreement and Pooling and Servicing Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder or Consultation Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder or Consultation Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder or Consultation Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the Pooling and Servicing Agreement to contain an acknowledgment that the Issuing Entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Holder (provided that if the Controlling Class Representative is the Directing Holder, no Consultation Termination Event has occurred and is continuing and an Excluded Mortgage Loan is not involved), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the Issuing Entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder or Consultation Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Issuing Entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder or Consultation Requesting Certificateholder.

The Issuing Entity (or the Enforcing Servicer or a trustee, acting on its behalf), the Depositor or any Mortgage Loan Seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder or Consultation Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or to participate in such mediation or arbitration affect in any manner the ability of the Special Servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Rating Agency Confirmations

The Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents or other provisions of the Pooling and Servicing Agreement, if any action under the Serviced Mortgage Loan documents or the Pooling and Servicing Agreement requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party“) required to obtain such Rating Agency Confirmation has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 business days of such request being posted to the Rule 17g-5 website established under the Pooling and Servicing Agreement, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination (as defined below), then (i) such Requesting Party will be required to promptly request the related Rating Agency Confirmation again and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five business days of such second request, whether in the form of granting or rejecting such Rating Agency Confirmation request or providing a Rating Agency Declination, then:

(x)       with respect to any condition in any Serviced Mortgage Loan document requiring a Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the

Serviced Mortgage Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Mortgage Loans if the subject action is a Major Decision or a Special Servicer Decision), as applicable) will be required to determine (with the consent of the related Directing Holder, unless, in the case of the Controlling Class Representative, a Control Termination Event has occurred and is continuing (but in each case only in the case of actions that would otherwise be Major Decisions), which consent will be pursued by the Special Servicer and deemed given if the related Directing Holder does not respond within seven Business Days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under the Pooling and Servicing Agreement and in accordance with the Servicing Standard, whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement for a Rating Agency Confirmation will not apply (provided, however, with respect to defeasance, release or substitution of any collateral relating to any Serviced Mortgage Loan, any applicable Rating Agency Confirmation requirement in the Serviced Mortgage Loan documents will not apply, even without the determination referred to in this clause (x) by the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision), as applicable); provided, that the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Mortgage Loans if the subject action is a Major Decision or a Special Servicer Decision), as applicable, will in any event review the other conditions required under the related Serviced Mortgage Loan documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied);

(y)       with respect to a replacement of the Master Servicer or the Special Servicer, such condition will be considered satisfied if:

(1)	(a) the applicable replacement master servicer or special servicer, as applicable, has confirmed in writing that it was appointed to act, and as of the date of determination is acting, as the master servicer or special servicer, as applicable, on a transaction level basis with respect to a commercial mortgage loan securitization as to which Moody’s rated one or more classes of securities and one or more of such classes of securities are still outstanding and rated by Moody’s and (b) Moody’s has not cited servicing concerns of the applicable replacement master servicer or special servicer, as applicable, as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency;

(2)	the applicable replacement master servicer has a master servicer rating of at least “CMS3” from Fitch or the applicable replacement special servicer has a special servicer rating of at least “CSS3” from Fitch, if Fitch is the non-responding Rating Agency; and

(3)	DBRS has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if DBRS is the non-responding Rating Agency, as applicable; and

(z)       with respect to a replacement or successor of the Operating Advisor, such condition will be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

For all other matters or actions (a) not specifically discussed above in clauses (x), (y), or (z) above, and (b) that are not the subject of a Rating Agency Declination, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the Master Servicer or the Special Servicer in accordance with the procedures discussed above.

“Rating Agency Confirmation“ means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency Declination“), the requirement to receive a Rating Agency Confirmation from the applicable Rating Agency with respect to such matter will be deemed to have been satisfied.

In addition, the Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents, the other provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, with respect to any Serviced Companion Loan Securities, if any action relating to the servicing and administration of the related Serviced Loan or any related REO Property (including but not limited to the replacement of the Master Servicer, the Special Servicer or a sub-servicer) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to the Pooling and Servicing Agreement, then such action will also require delivery of a rating agency confirmation as a condition precedent to such action from each rating agency that was or will be engaged by a party to the securitization of the Serviced Companion Loan to assign a rating to such Serviced Companion Loan Securities. The requirement to obtain a rating agency confirmation with respect to any Serviced Companion Loan Securities will be subject to, and will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as described above and in the Pooling and Servicing Agreement.

Termination; Retirement of Certificates

The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the Certificate Administrator and required to be paid following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property, (2) the voluntary exchange of all the then outstanding Certificates (other than the Class R certificates) as described below under “—Optional Termination; Optional Mortgage Loan Purchase” or (3) the purchase or other liquidation of all of the assets of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase” below. Written notice of termination of the Pooling and Servicing Agreement will be given by the Certificate Administrator to each Certificateholder, each Rating Agency and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), and the final distribution will be made only upon surrender and cancellation of the applicable Certificates at the office of the certificate registrar or other location specified in the notice of termination.

Optional Termination; Optional Mortgage Loan Purchase

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, and if the Controlling Class does not exercise its option, the Special Servicer and, if the Special Servicer does not exercise its option, the Master Servicer and, if none of the Controlling Class Certificateholders, the Special Servicer or the Master Servicer exercises its option, the holders of the Class R Certificates, representing greater than a 50% Percentage Interest of the Class R Certificates, will have the option to purchase all of the Mortgage Loans (in the case of any Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) and all property acquired in respect of any Mortgage Loan remaining in the Issuing Entity, and thereby effect termination of the Issuing Entity and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated

Principal Balance of the Mortgage Loans remaining in the Issuing Entity is less than 1% of the aggregate Stated Principal Balance of such Mortgage Loans as of the Cut-off Date. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to (i) the sum of (A) the aggregate Repurchase Price (excluding the amount described in clause (vii) of the definition of “Repurchase Price“) of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Issuing Entity, (B) the appraised value of the Issuing Entity’s portion of each REO Property, if any, included in the Issuing Entity, as determined by the Special Servicer (such appraisals in clause (i)(B) to be obtained by the Special Servicer and prepared by an Appraiser in accordance with MAI standards) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the purchasing Master Servicer or Special Servicer, together with any interest accrued and payable to the purchasing Master Servicer or Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the purchasing Master Servicer or Special Servicer, as applicable, in connection with such purchase). We cannot assure you that payment of the Certificate Balance, if any, of each outstanding Class of Certificates plus accrued interest would be made in full in the event of such a termination of the Issuing Entity.

The Issuing Entity may also be terminated upon the exchange of all then outstanding Certificates (excluding the Class S and Class R Certificates) for the Mortgage Loans and each REO Property (or interests in the Mortgage Loans and each REO Property) remaining in the Issuing Entity at any time the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero and the Master Servicer is paid a fee specified in the Pooling and Servicing Agreement, but all the holders of such Classes of outstanding Regular Certificates would have to voluntarily participate in such exchange.

Servicing of the Outside Serviced Mortgage Loans

General

Each Outside Serviced Mortgage Loan, and any related REO Property, will be serviced under the applicable Outside Servicing Agreement. Accordingly, the applicable Outside Servicer will generally make servicing advances and remit collections on the respective Outside Serviced Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Outside Serviced Mortgage Loans, and make P&I Advances with respect to the Outside Serviced Mortgage Loans, subject to any non-recoverability determination. Each Outside Servicing Agreement will (or, if the terms thereof are not yet known, is expected to) address similar servicing matters as the Pooling and Servicing Agreement, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the applicable Mortgaged Property; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the applicable Mortgage Loan(s); servicing reports; servicer liability and indemnification; servicer resignation rights; servicer termination events and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. However, the servicing arrangements under each Outside Servicing Agreement will differ (or, if not yet known, are expected to differ) in certain respects from the servicing arrangements under the Pooling and Servicing Agreement, including as regards one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

In addition, pursuant to the Pooling and Servicing Agreement, except as expressly addressed in the Pooling and Servicing Agreement, with respect to each Outside Serviced Mortgage Loan:

●	The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee under the Pooling and Servicing Agreement will have no obligation or authority to (a) supervise the applicable Outside Servicer, the applicable Outside Special Servicer, the applicable Outside Trustee or any other party to the applicable Outside Servicing Agreement or (b) make Property Advances with respect to such Outside Serviced Mortgage Loan. Any obligation of the Master Servicer to provide information to the Trustee or any other person with respect to the Outside Serviced Mortgage Loans is dependent on their receipt of the corresponding information from the applicable Outside Servicer or the applicable Outside Special Servicer.

●	If a party to the applicable Outside Servicing Agreement requests the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian to consent to, or consult with respect to, a modification, waiver or amendment of, or other loan-level action related to, the applicable Outside Serviced Mortgage Loan (except a modification, waiver or amendment of the applicable Outside Servicing Agreement or the related Co-Lender Agreement), then the party that receives such request will be required (but in the case of the Master Servicer subject to the limitation that it will only be required to deliver any such request to the Special Servicer) to promptly deliver a copy of such request to the Controlling Class Representative (if no Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing and such Outside Serviced Mortgage Loan is not an Excluded Mortgage Loan) or to the Special Servicer (if a Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan), and the Controlling Class Representative or the Special Servicer, as applicable, will be entitled to exercise any such consent and/or consultation right; provided, that if the applicable Outside Serviced Mortgage Loan were serviced under the Pooling and Servicing Agreement and such action would not be permitted without Rating Agency Confirmation, then the Controlling Class Representative or Special Servicer, as applicable, will not be permitted to exercise such consent right without first having obtained such Rating Agency Confirmation (payable at the expense of the party requesting such consent or approval if such requesting party is a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account).

●	If the Trustee receives a request (and, if the Master Servicer, the Special Servicer or the Certificate Administrator receives such request, such party will be required to promptly forward such request to the Trustee) from any party to the applicable Outside Servicing Agreement for consent to or approval of a modification, waiver or amendment of the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the applicable Outside Servicing Agreement in effect as of the Closing Date or a change in servicer under the applicable Outside Servicing Agreement, then the Trustee will grant such consent or approval if (a) the Trustee has received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party making such request for consent or approval to the Trustee, if a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account) with respect to such consent or approval, and (b) unless a Control Termination Event has occurred and is continuing, the Trustee has obtained the consent of the Controlling Class Representative prior to granting any such consent.

●	If the Trustee, Certificate Administrator or Custodian receives notice of a termination event under the applicable Outside Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, will be required to notify the Master Servicer, and the Master Servicer will be required to act in accordance with the instructions of (prior to the occurrence of a Control Termination Event) the Controlling Class Representative in accordance with the applicable Outside Servicing Agreement with respect to such termination event (provided that the Master Servicer will only be required to comply with such instructions if such instructions are in accordance with the applicable Outside Servicing Agreement and not inconsistent with the Pooling and Servicing Agreement); provided that, if such instructions are not provided within the time period specified in the Pooling and Servicing Agreement or if a Control Termination Event exists or if the Master Servicer is not permitted by the applicable Outside Servicing Agreement to follow such instructions, then the Master Servicer will be required to take such action or inaction (to the extent permitted by the applicable Outside Servicing Agreement), as directed by Certificateholders evidencing at least 25% of the aggregate of all Voting Rights within a reasonable period of time that does not exceed such response time as is afforded under the applicable Outside Servicing Agreement. Subject to the foregoing, during the continuation of any termination event with respect to the related Outside Servicer or Outside Special Servicer under the applicable Outside Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Trust (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with such enforcement will be paid by the Master Servicer out of the Collection Account.

●	Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will be required to reasonably cooperate with the Master Servicer, the Special Servicer or the Controlling Class Representative (if no Control Termination Event Exists), as applicable, to facilitate the exercise by such party of any consent or approval rights set forth in the Pooling and Servicing Agreement; provided, however, the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have no right or obligation to exercise any consent or consultation rights or obtain a Rating Agency Confirmation on behalf of the Controlling Class Representative.

Servicing of the Briarwood Mall Mortgage Loan

The Briarwood Mall Mortgage Loan (and any related REO Property) is being serviced and administered under the MSBAM 2016-C30 Pooling and Servicing Agreement. The servicing arrangements under the MSBAM 2016-C30 Pooling and Servicing Agreement with respect to the Briarwood Mall Loan Combination are generally similar to, but differ in certain respects from, the servicing arrangements under the Pooling and Servicing Agreement with respect to the Serviced Loan Combinations (exclusive of Serviced Outside Controlled Loan Combinations). In that regard, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in servicing provisions between the MSBAM 2016-C30 Pooling and Servicing Agreement and the Pooling and Servicing Agreement:

●	Pursuant to the MSBAM 2016-C30 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Briarwood Mall Mortgage Loan are similar to the corresponding fees payable under the Pooling and Servicing Agreement.

●	The MSBAM 2016-C30 Servicer will earn a primary servicing fee calculated at 0.00250% per annum with respect to the Briarwood Mall Mortgage Loan.

●	No party to the MSBAM 2016-C30 Pooling and Servicing Agreement will be required to make P&I Advances with respect to the Briarwood Mall Mortgage Loan.

●	The MSBAM 2016-C30 Servicer will be obligated to make property protection advances with respect to the Briarwood Mall Loan Combination. In addition, the MSBAM 2016-C30 Special Servicer may elect in its sole discretion to make a property protection advance in an urgent or emergency situation. If it is determined in accordance with the MSBAM 2016-C30 Pooling and Servicing Agreement that a property protection advance made by the MSBAM 2016-C30 Servicer, MSBAM 2016-C30 Special Servicer or MSBAM 2016-C30 Trustee with respect to either such Loan Combination or any related Mortgaged Property is nonrecoverable, the MSBAM 2016-C30 Servicer, MSBAM 2016-C30 Special Servicer or MSBAM 2016-C30 Trustee will be entitled to be reimbursed (with interest at the prime rate), first from collections on, and proceeds of, the related Mortgage Loan and the related Companion Loans, on a pro rata basis (based on such loans’ outstanding principal balances), and then from general collections of the Issuing Entity, general collections of the MSBAM 2016-C30 Securitization and general collections of any other securitization trust holding a related Companion Loan, on a pro rata basis (based on the outstanding principal balances of the related Mortgage Loan and the related Companion Loans).

●	Items with respect to the Briarwood Mall Loan that are the equivalent of Ancillary Fees, Penalty Charges, Assumption Fees and/or Modification Fees and that are allocated as additional servicing compensation, may be allocated between the MSBAM 2016-C30 Servicer and the MSBAM 2016-C30 Special Servicer in proportions that are different from the proportions allocated between the Master Servicer and the Special Servicer in the case of Mortgage Loans serviced under the Pooling and Servicing Agreement.

●	With respect to the Briarwood Mall Loan Combination, no items that are the equivalent of Ancillary Fees, Assumption Fees, Modification Fees and/or Penalty Charges will be allocated to the Master Servicer or the Special Servicer as additional servicing compensation or otherwise applied in accordance with the Pooling and Servicing Agreement except to the extent that such items are received by the Issuing Entity with respect to the related Mortgage Loan.

●	The equivalent of Penalty Charges with respect to the Briarwood Mall Loan will be allocated in accordance with the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations—The Briarwood Mall Loan Combination—Application of Penalty Charges” in this prospectus.

●	The MSBAM 2016-C30 Special Servicer will be required to take actions with respect to the Briarwood Mall Mortgage Loan if such Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” above.

●	The servicing provisions relating to performing inspections and collecting operating information under the MSBAM 2016-C30 Pooling and Servicing Agreement are substantially similar, but not necessarily identical, to those of the Pooling and Servicing Agreement.

●	The requirement of the MSBAM 2016-C30 Servicer to make compensating interest payments in respect of the Briarwood Mall Mortgage Loan is substantially similar to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the Pooling and Servicing Agreement.

●	The MSBAM 2016-C30 Servicer and MSBAM 2016-C30 Special Servicer (a) have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer and (b) are subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

●	The specific types of actions constituting major decisions under the MSBAM 2016-C30 Pooling and Servicing Agreement differ in certain respects from those actions that constitute Major Decisions under the Pooling and Servicing Agreement, and therefore the specific types of servicer actions with respect to which the MSBAM 2016-C30 controlling class representative is permitted to consent correspondingly differ.

●	The actions that the MSBAM 2016-C30 Servicer is permitted to take without obtaining the consent of the MSBAM 2016-C30 Special Servicer under the MSBAM 2016-C30 Pooling and Servicing Agreement differ from the actions that the Master Servicer is permitted to take without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement (i.e., Special Servicer Decisions differ from any analogous concept under the MSBAM 2016-C30 Pooling and Servicing Agreement).

●	The provisions of the MSBAM 2016-C30 Pooling and Servicing Agreement relating to modifications, waivers and amendments to mortgage loans are substantially similar to the provisions of the Pooling and Servicing Agreement; however, the allocation of rights and duties between the MSBAM 2016-C30 Servicer and MSBAM 2016-C30 Special Servicer regarding modifications, waivers and amendments differ.

●	The liability of the parties to the MSBAM 2016-C30 Pooling and Servicing Agreement is limited in a manner substantially similar, but not necessarily, as applicable, identical, to the liability of the parties to the Pooling and Servicing Agreement.

●	Collections on the Briarwood Mall Loan Combination are required to be maintained under the MSBAM 2016-C30 Pooling and Servicing Agreement in a manner substantially similar, but not necessarily identical, to collections on the Serviced Mortgage Loans and the Serviced Loan Combinations under the Pooling and Servicing Agreement, provided that rating requirements for accounts and permitted investments may vary under those pooling and servicing agreements.

●	The MSBAM 2016-C30 Pooling and Servicing Agreement differs from the Pooling and Servicing Agreement in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The MSBAM 2016-C30 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Loan Combinations—The Briarwood Mall Loan Combination—Special Servicer Appointment Rights” in this prospectus.

With respect to the Briarwood Mall Loan Combination the securitization trust created under the MSBAM 2016-C30 Pooling and Servicing Agreement, together with the MSBAM 2016-C30 Depositor, MSBAM 2016-C30 Servicer, MSBAM 2016-C30 Special Servicer, MSBAM 2016-C30 Certificate Administrator, MSBAM 2016-C30 Trustee, MSBAM 2016-C30 Operating Advisor, MSBAM 2016-C30 Asset Representations Reviewer and various related persons and entities, are entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain losses and liabilities incurred by such party in accordance with the terms and conditions of the related Co-Lender Agreement.

See also “Description of the Mortgage Pool—The Loan Combinations—The Briarwood Mall Loan Combination” in this prospectus.

Prospective investors are encouraged to review the full provisions of the MSBAM 2016-C30 Pooling and Servicing Agreement, which is available online at www.sec.gov or by requesting a copy from the underwriters.

Servicing of the 101 Hudson Street Mortgage Loan

The 101 Hudson Street Mortgage Loan (and any related REO Property) is currently being serviced under the WFCM 2016-C36 Pooling and Servicing Agreement until the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date, after which the 101 Hudson Street Mortgage Loan (and any related REO Property) is expected to be serviced under the MSC 2016-BNK2 Pooling and Servicing Agreement. The WFCM 2016-C36 Servicer is required, prior to the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date, and the MSC 2016-BNK2 Servicer will be required, on and after the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date, to make property protection advances and remit collections on the 101 Hudson Street Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the 101 Hudson Street Mortgage Loan and make P&I Advances with respect to the 101 Hudson Street Mortgage Loan, subject to any non-recoverability determination. It is expected that the servicing arrangements under the MSC 2016-BNK2 Pooling and Servicing Agreement will generally be similar to, but differ in certain respects from, the servicing arrangements under the Pooling and Servicing Agreement. In that regard, in the case of the WFCM 2016-C36 Pooling and Servicing Agreement and the MSC 2016-BNK2 Pooling and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in servicing arrangements between the provisions of the WFCM 2016-C36 Pooling and Servicing Agreement and the expected provisions of the MSC 2016-BNK2 Pooling and Servicing Agreement compared to the provisions of the Pooling and Servicing Agreement.

In that regard:

●	Pursuant to the WFCM 2016-C36 Pooling and Servicing Agreement and the expected terms of the MSC 2016-BNK2 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the 101 Hudson Street Mortgage Loan will be similar to, but not necessarily the same as, the corresponding fees payable under the Pooling and Servicing Agreement and will be similarly payable as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation” in this prospectus.

●	The WFCM 2016-C36 Servicer under the terms of the WFCM 2016-C36 Pooling and Servicing Agreement and the MSC 2016-BNK2 Servicer under the expected terms of the MSC 2016-BNK2 Pooling and Servicing Agreement, as applicable, will be obligated to make the equivalent of Property Advances with respect to the 101 Hudson Street Loan Combination. Pursuant to the terms of the WFCM 2016-C36 Pooling and Servicing Agreement or the expected terms of the MSC 2016-BNK2 Pooling and Servicing Agreement, as applicable, the WFCM 2016-C36 Servicer or the MSC 2016-BNK2 Servicer, as applicable, will be entitled to reimbursement of any such property protection advance with respect to the 101 Hudson Street Loan Combination (with interest thereon at a prime rate), first, from amounts that would have been allocable to the 101 Hudson Street Mortgage Loan and the 101 Hudson Street Controlling Pari Passu Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then, if the property protection advance is nonrecoverable, from general collections on all of the mortgage loans included in the securitization of the 101 Hudson Street Controlling Pari Passu Companion Loan (in which case the WFCM 2016-C36 Servicer or the MSC 2016-BNK2 Servicer, as applicable, will be required to seek reimbursement from the Issuing Entity (as holder of the 101 Hudson Street Mortgage Loan) for the Issuing Entity’s pro rata share).

●	The WFCM 2016-C36 Servicer will earn (prior to the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date), and the MSC 2016-BNK2 Servicer is expected to earn (after the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date), a primary servicing fee with respect to the 101 Hudson Street Mortgage Loan (while it is an Outside Serviced Mortgage Loan) that is to be calculated at 0.0025% per annum.

●	Items with respect to the 101 Hudson Street Loan Combination that are the equivalent of Ancillary Fees, Penalty Charges, Assumption Fees and/or Modification Fees and that are allocated as additional servicing compensation of the Master Servicer and the Special Servicer, may be allocated pursuant to the WFCM 2016-C36 Pooling and Servicing Agreement or the MSC 2016-BNK2 Pooling and Servicing Agreement, as applicable, between the WFCM 2016-C36 Servicer and the WFCM 2016-C36 Special Servicer or the MSC 2016-BNK2 Servicer and the MSC 2016-BNK2 Special Servicer, as applicable, in proportions that are different from the proportions allocated between the Master Servicer and the Special Servicer in the case of Mortgage Loans serviced under the Pooling and Servicing Agreement.

●	The WFCM 2016-C36 Special Servicer under the terms of the WFCM 2016-C36 Pooling and Servicing Agreement and the MSC 2016-BNK2 Special Servicer under the expected terms of the MSC 2016-BNK2 Pooling and Servicing Agreement, as applicable, will be required to take actions with respect to the 101 Hudson Street Mortgage Loan if it becomes the equivalent of a Defaulted Mortgage Loan, which actions are generally expected to be similar to the actions described under “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

●	With respect to the 101 Hudson Street Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information pursuant to the WFCM 2016-C36 Pooling and Servicing Agreement are, and pursuant to the expected terms of the MSC 2016-BNK2 Pooling and Servicing Agreement are expected to be, generally similar to those of the Pooling and Servicing Agreement.

●	The requirement of the WFCM 2016-C36 Servicer under the terms of the WFCM 2016-C36 Pooling and Servicing Agreement and the MSC 2016-BNK2 Servicer under the expected terms of the MSC 2016-BNK2 Pooling and Servicing Agreement, as applicable, to make the equivalent of Compensating Interest Payments in respect of the 101 Hudson Street Mortgage Loan is, or is expected to be, as applicable, similar to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the Pooling and Servicing Agreement as described under “Description of the Certificates—Prepayment Interest Shortfalls” in this prospectus.

●	The WFCM 2016-C36 Servicer and the WFCM 2016-C36 Special Servicer under the WFCM 2016-C36 Pooling and Servicing Agreement and the MSC 2016-BNK2 Servicer and the MSC 2016-BNK2 Special Servicer under the expected terms of the MSC 2016-BNK2 Pooling and Servicing Agreement, as applicable (a) will have rights related to resignation generally similar to those of the Master Servicer and the Special Servicer and (b) will be subject to servicer termination events generally similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

●	No items with respect to the 101 Hudson Street Loan Combination that are the equivalent of Ancillary Fees, Assumption Fees, Modification Fees and/or Penalty Charges will be allocated to the Master Servicer or the Special Servicer as additional servicing compensation or otherwise applied in accordance with the Pooling and Servicing Agreement except to the extent that such items are received by the Issuing Entity with respect to the 101 Hudson Street Mortgage Loan.

●	Penalty Charges with respect to the 101 Hudson Street Loan Combination will be allocated in accordance with the related Co-Lender Agreement.

●	The rating agencies rating the securities issued under the WFCM 2016-C36 Pooling and Servicing Agreement and the MSC 2016-BNK2 Pooling and Servicing Agreement may vary from the rating agencies rating the Certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events) to be different under the WFCM 2016-C36 Pooling and Servicing Agreement and the MSC 2016-BNK2 Pooling and Servicing Agreement than under the Pooling and Servicing Agreement.

●	The specific types of actions constituting “major decisions” under the WFCM 2016-C36 Pooling and Servicing Agreement and the MSC 2016-BNK2 Pooling and Servicing Agreement may differ in certain respects from those actions that constitute Major Decisions under the Pooling and Servicing Agreement, and therefore the specific types of servicer actions with respect to which the applicable Outside Controlling Class Representative will be permitted to consent may correspondingly differ.

●	The provisions of the WFCM 2016-C36 Pooling and Servicing Agreement and the MSC 2016-BNK2 Pooling and Servicing Agreement relating to modifications, waivers and amendments to mortgage loans are, or are expected to be, as applicable, substantially similar to the provisions of the Pooling and Servicing Agreement; however, the allocation of rights and duties between the WFCM 2016-C36 Servicer and WFCM 2016-C36 Special Servicer or the MSC 2016-BNK2 Servicer and MSC 2016-BNK2 Special Servicer, as applicable, regarding modifications, waivers and amendments may differ.

●	The liability of the parties to the WFCM 2016-C36 Pooling and Servicing Agreement and the MSC 2016-BNK2 Pooling and Servicing Agreement is, or is expected to be, as applicable, limited in a manner similar, but not necessarily identical, to the liability of the parties to the Pooling and Servicing Agreement.

●	Collections on the 101 Hudson Street Loan Combination will be maintained under the WFCM 2016-C36 Pooling and Servicing Agreement or, under the expected terms of the MSC 2016-BNK2 Pooling and Servicing Agreement, as applicable, in a manner similar, but not necessarily identical, to collections on the Serviced Mortgage Loans and the Serviced Loan Combinations under the Pooling and Servicing Agreement, provided that rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

●	The WFCM 2016-C36 Pooling and Servicing Agreement and the MSC 2016-BNK2 Pooling and Servicing Agreement may differ from the Pooling and Servicing Agreement in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The WFCM 2016-C36 Special Servicer or the MSC 2016-BNK2 Special Servicer, as the case may be, may be removed at any time, with or without cause, by the holder of the 101 Hudson Street Controlling Pari Passu Companion Loan (which, prior to the securitization of the 101 Hudson Street Controlling Pari Passu Companion Loan, is Wells Fargo Bank. National Association, and which, following the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date, is expected to be the Outside Controlling Class Representative or other designated party under the MSC 2016-BNK2 Pooling and Servicing Agreement) pursuant to the terms of the related Co-Lender Agreement and, following the 101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date, the MSC 2016-BNK2 Pooling and Servicing Agreement. It is expected that the rights to remove the MSC 2016-BNK2 Special Servicer under the MSC 2016-BNK2 Pooling and Servicing Agreement will be generally similar, but not necessarily identical, to those rights held by the Controlling Class Representative (or, following a Control Termination Event, the Certificateholders) under the Pooling and Servicing Agreement.

The securitization trust created under the WFCM 2016-C36 Pooling and Servicing Agreement, together with the WFCM 2016-C36 Servicer and the WFCM 2016-C36 Special Servicer and the MSC 2016-BNK2 Servicer and the MSC 2016-BNK2 Special Servicer and various related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain losses and liabilities incurred by such party in accordance with the terms and conditions of the related Co-Lender Agreement.

See also “Description of the Mortgage Pool—The Loan Combinations—The 101 Hudson Street Loan Combination” in this prospectus.

Prospective investors are encouraged to review the full provisions of (i) the WFCM 2016-C36 Pooling and Servicing Agreement, which is available online at www.sec.gov or by requesting a copy from the underwriters, and (ii) the MSC 2016-BNK2 Pooling and Servicing Agreement, which is expected to be available online at www.sec.gov or by requesting a copy from the underwriters, following the closing of the MSC 2016-BNK2 Securitization.

Servicing of the Potomac Mills Mortgage Loan

It is anticipated that the Potomac Mills Mortgage Loan and any related REO Property will initially be serviced under the Pooling and Servicing Agreement until the Potomac Mills Controlling Pari Passu Companion Loan Securitization Date, after which the Potomac Mills Mortgage Loan will be serviced under the CFCRE 2016-C6 Pooling and Servicing Agreement. On and after the Potomac Mills Controlling Pari Passu Companion Loan Securitization Date, the CFCRE 2016-C6 Servicer will generally make servicing advances and remit collections on the Potomac Mills Mortgage Loan to or on behalf of the Issuing Entity. However, no party to the CFCRE 2016-C6 Pooling and Servicing Agreement will be obligated to make P&I Advances with respect to the Potomac Mills Mortgage Loan. It is expected that the servicing arrangements under the CFCRE 2016-C6 Pooling and Servicing Agreement will generally be similar to, but differ in certain respects from, the servicing arrangements under the Pooling and Servicing Agreement. In that regard, in the case of the CFCRE 2016-C6 Pooling and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in servicing arrangements between the expected provisions of the CFCRE 2016-C6 Pooling and Servicing Agreement and the provisions of the Pooling and Servicing Agreement:

●	It is expected that pursuant to the CFCRE 2016-C6 Pooling and Servicing Agreement, for so long as the controlling class representative under the CFCRE 2016-C6 Securitization has not selected the special servicer for the Potomac Mills Loan Combination, the liquidation fee, the special servicing fee and the workout fee with respect to the Potomac Mills Mortgage Loan will differ to the corresponding fees payable under the Pooling and Servicing Agreement.

●	It is expected that the CFCRE 2016-C6 Pooling and Servicing Agreement will provide for special servicing, workout and liquidation fee rates that do not exceed (i) 0.25%, in the case of special servicing fees, (ii) the lesser of (x) 1.00% and (y) such rate that results in a workout fee of $1,000,000, in the case of workout fees, and (iii) the lesser of (x) 1.00% and (y) such rate that results in a liquidation fee of $1,000,000, in the case of liquidation fees, subject in each case to market minimum special servicing fees and offsets set forth in the CFCRE 2016-C6 Pooling and Servicing Agreement.

●	It is expected that the CFCRE 2016-C6 Servicer (or a primary servicer) will earn a primary servicing fee with respect to the Potomac Mills Mortgage Loan that is to be calculated at 0.0025% per annum.

●	It is expected that none of the parties to the CFCRE 2016-C6 Pooling and Servicing Agreement will be required to make P&I Advances with respect to the Potomac Mills Mortgage Loan; provided however, pursuant to the Potomac Mills Co-Lender Agreement, the holder of the Potomac Mills Subordinate Companion Loan will have the right to cure monetary events of default, provided that such right is limited to, in the aggregate, six cure payments over the life of the Potomac Mills Whole Loan, no more than three of which may be consecutive.

●	It is expected that the CFCRE 2016-C6 Servicer is obligated to make servicing advances with respect to the Potomac Mills Mortgage Loan. Such servicing advances will be reimbursable (with interest thereon at a prime rate) first from collections on, and proceeds of the Potomac Mills Loan Combination, and then, if the CFCRE 2016-C6 Servicer determines that a servicing advance it made with respect to the Potomac Mills Loan Combination or the related Mortgaged Property is nonrecoverable, from general collections on the mortgage loans in the trust established under the CFCRE 2016-C6 Pooling and Servicing Agreement and the trust established under the Pooling and Servicing Agreement for this transaction (on a pro rata basis in accordance with the outstanding principal balances of the related Mortgage Loan and the related Pari Passu Companion Loans).

●	It is expected that although payments and other collections on the Potomac Mills Mortgage Loan may initially be deposited into a clearing account and commingled with the CFCRE 2016-C6 Servicer’s own funds or funds related to other mortgage loans serviced by the CFCRE 2016-C6 Servicer, the CFCRE 2016-C6 Pooling and Servicing Agreement provides for a separate account or sub-account in which payments and other collections on the Potomac Mills Loan Combination are to be deposited and maintained by the CFCRE 2016-C6 Servicer pending remittance to the CFCRE 2016-C6 Certificate Administrator and the holder of the Potomac Mills Mortgage Loan, respectively, and in each case any other related Companion Loan Holder(s). Similarly, the CFCRE 2016-C6 Potomac Mills Special Servicer is to establish and maintain a separate account or sub-account with respect to any REO Properties acquired with respect to the Potomac Mills Mortgage Loan.

●	It is expected that after the occurrence of a Potomac Mills Control Appraisal Period and prior to the occurrence and continuance of any control termination event under the CFCRE 2016-C6 Pooling and Servicing Agreement, the CFCRE 2016-C6 Directing Holder will have the right to terminate the CFCRE 2016-C6 Potomac Mills Special Servicer without cause at any time.

●	It is expected that after the occurrence of a Potomac Mills Control Appraisal Period and after the occurrence and during the continuance of any control termination event under the CFCRE 2016-C6 Pooling and Servicing Agreement, at the written direction of holders of principal balance certificates under the CFCRE 2016-C6 Pooling and Servicing Agreement evidencing not less than 25% of the voting rights of such certificates, a request can be made to vote to terminate the CFCRE 2016-C6 Potomac Mills Special Servicer and appoint a successor CFCRE 2016-C6 Potomac Mills Special Servicer. Following such a request, the CFCRE 2016-C6 Potomac Mills Special Servicer will be terminated upon the written direction of holders of principal balance certificates evidencing at least 75% of a “certificateholder quorum” (75% of the aggregate voting rights of all principal balance certificates on an aggregate basis) under the CFCRE 2016-C6 Pooling and Servicing Agreement.

●	It is expected that after the occurrence of a Potomac Mills Control Appraisal Period and following the occurrence of a consultation termination event under the CFCRE 2016-C6 Pooling and Servicing Agreement, if the operating advisor under the CFCRE 2016-C6 Pooling and Servicing Agreement determines that the CFCRE 2016-C6 Potomac Mills Special Servicer is not performing its duties under the CFCRE 2016-C6 Pooling and Servicing Agreement or is otherwise not acting in accordance with the related servicing standard, the operating advisor under the CFCRE 2016-C6 Pooling and Servicing Agreement will have the right to recommend the replacement of the CFCRE 2016-C6 Potomac Mills Special Servicer. The operating advisor’s recommendation to replace the CFCRE 2016-C6 Potomac Mills Special Servicer must be confirmed by an affirmative vote of holders of principal balance certificates under the CFCRE 2016-C6 Pooling and Servicing Agreement evidencing at least a majority of the aggregate voting rights of such certificates on an aggregate basis.

●	It is expected that if the Potomac Mills Mortgage Loan becomes a defaulted loan under the CFCRE 2016-C6 Pooling and Servicing Agreement, the CFCRE 2016-C6 Potomac Mills Special Servicer will be required to take actions that are substantially similar in all material respects to the actions described under “—Realization Upon Mortgage Loans” in this prospectus.

●	It is expected that if the Potomac Mills Mortgage Loan is subject to special servicing, then (subject to, in each case if and when applicable, (x) prior to a control termination event, the consent/consultation rights of the CFCRE 2016-C6 Directing Holder and (y) after a control termination event, the consent/consultation rights of the CFCRE 2016-C6 Directing Holder, the consultation rights of the CFCRE 2016-C6 Operating Advisor and the consultation rights of the holder of the Potomac Mills Mortgage Loan or its respective designee) the CFCRE 2016-C6 Potomac Mills Special Servicer may agree to modify, waive or amend any term of such Loan Combination if such modification, waiver or amendment (i) is consistent with the related servicing standard and (ii) would not constitute a “significant modification” of such Loan Combination pursuant to Treasury regulations Section 1.860G-2(b) and would not otherwise (A) cause any REMIC created under the CFCRE 2016-C6 Pooling and Servicing Agreement to fail to qualify as a REMIC, (B) result in the imposition of a tax upon any such REMIC or on the CFCRE 2016-C6 trust fund or (C) cause the grantor trust created under the CFCRE 2016-C6 Pooling and Servicing Agreement to fail to qualify as grantor trust for federal income tax purposes. However, the CFCRE 2016-C6 Potomac Mills Special Servicer may not extend the maturity date of the Potomac Mills Mortgage Loan beyond the date that is five years prior to the CFCRE 2016-C6 distribution date in November 2049, and such extension must be in the best interests of the CFCRE 2016-C6 certificateholders, the holder of the Potomac Mills Mortgage Loan and the holders of any other related Companion Loans not included in the CFCRE 2016-C6 trust fund.

●	The rating agencies rating the securities issued under the CFCRE 2016-C6 Pooling and Servicing Agreement may vary from the rating agencies rating the Certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events) to be different under the CFCRE 2016-C6 Pooling and Servicing Agreement than under the Pooling and Servicing Agreement. In addition, not all circumstances involving the Potomac Mills Loan Combination that give rise to requiring a rating agency confirmation with respect to the CFCRE 2016-C6 certificates under the CFCRE 2016-C6 Pooling and Servicing Agreement will also give rise to requiring any rating agency confirmation with respect to the Certificates.

●	With respect to the Potomac Mills Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information will be substantially similar in all material respects, but not necessarily identical, to those of the Pooling and Servicing Agreement.

●	The provisions of the CFCRE 2016-C6 Pooling and Servicing Agreement may also vary from the Pooling and Servicing Agreement with respect to time period and timing matters, terminology, allocation of ministerial duties between multiple servicers or other service providers, servicer termination events, notice or rating agency communication and confirmation requirements.

●	It is expected that the CFCRE 2016-C6 Servicer and CFCRE 2016-C6 Potomac Mills Special Servicer (a) have substantially similar rights as those related to resignation of the master servicer and special servicer, respectively, (b) are subject to substantially similar rights as those relating to the removal or replacement of, or the transfer of servicing from, the master servicer or special servicer, respectively, and (c) are subject to servicer termination events substantially similar in all material respects, but not necessarily identical, to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

●	It is expected that the CFCRE 2016-C6 Servicer and the CFCRE 2016-C6 Potomac Mills Special Servicer are each permitted to resign from its respective obligations and duties imposed on it pursuant to the CFCRE 2016-C6 Pooling and Servicing Agreement either: (i) upon a determination that such duties are no longer permissible under applicable law; or (ii) upon the appointment of, and the acceptance of such appointment by, a successor master servicer or special servicer, as applicable, and receipt by the CFCRE 2016-C6 Certificate Administrator and the CFCRE 2016-C6 Trustee of Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of the certificates issued pursuant to the CFCRE 2016-C6 Pooling and Servicing Agreement.

●	It is expected that each of the CFCRE 2016-C6 Servicer and CFCRE 2016-C6 Potomac Mills Special Servicer will be liable in accordance with the CFCRE 2016-C6 Pooling and Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the CFCRE 2016-C6 Servicer and CFCRE 2016-C6 Potomac Mills Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the CFCRE 2016-C6 Pooling and Servicing Agreement (including actions taken or not taken at the direction of the CFCRE 2016-C6 Directing Holder) or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the CFCRE 2016-C6 Pooling and Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the CFCRE 2016-C6 Pooling and Servicing Agreement.

The CFCRE 2016-C6 securitization trust, together with the CFCRE 2016-C6 Servicer and the CFCRE 2016-C6 Potomac Mills Special Servicer and various related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain losses and liabilities incurred by such parties in accordance with the terms and conditions of the related Co-Lender Agreement.

See also “Description of the Mortgage Pool—The Loan Combinations—The Potomac Mills Loan Combination” in this prospectus.

Prospective investors are encouraged to review the full provisions of the CFCRE 2016-C6 Pooling and Servicing Agreement, which is expected to be available online at www.sec.gov or by requesting a copy from the underwriters, in either case following the Potomac Mills Controlling Pari Passu Companion Loan Securitization Date.

Servicing of the Hill7 Office Mortgage Loan

It is anticipated that the Hill7 Office Mortgage Loan and any related REO Property will be initially serviced under the Pooling and Servicing Agreement until the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date, after which the Hill7 Office Mortgage Loan will be serviced under the CFCRE 2016-C6 Pooling and Servicing Agreement. On and after the Hill7 Office Controlling Pari Passu Companion Loan Securitization Date, the Hill7 Office Servicer will be required to make property protection advances and remit collections on the Hill7 Office Mortgage Loan to or on behalf of the Issuing Entity. However, no party to the CFCRE 2016-C6 Pooling and Servicing Agreement will be obligated to make P&I Advances with respect to the Hill7 Office Mortgage Loan. It is expected that the servicing arrangements under the CFCRE 2016-C6 Pooling and Servicing Agreement will generally be similar to, but differ in certain respects from, the servicing arrangements under the Pooling and Servicing Agreement. In that regard, in the case of the CFCRE 2016-C6 Pooling and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in servicing arrangements between the expected provisions of the CFCRE 2016-C6 Pooling and Servicing Agreement and the provisions of the Pooling and Servicing Agreement:

●	It is expected that pursuant to the CFCRE 2016-C6 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Hill7 Office Mortgage Loan are similar to the corresponding fees payable under the Pooling and Servicing Agreement.

●	It is expected that the CFCRE 2016-C6 Servicer earns a primary servicing fee with respect to the Hill7 Office Mortgage Loan that is calculated at 0.0225% per annum.

●	It is expected that the CFCRE 2016-C6 Servicer will be obligated to make property protection advances with respect to the Hill7 Office Loan Combination. Such servicing advances will be reimbursable (together with interest at a prime rate) first from collections on, and proceeds of, the Hill7 Office Mortgage Loan and the Hill7 Office Pari Passu Companion Loans, on a pro rata basis (based on each such loan’s outstanding principal balance), and then, if the CFCRE 2016-C6 Servicer determines that a property protection advance it made with respect to the Hill7 Office Loan Combination or the related Mortgaged Property is nonrecoverable, from general collections of the Hill7 Office Securitization trust and from general collections of the Issuing Entity, on a pro rata basis (based on the Hill7 Office Controlling Pari Passu Companion Loan’s and the Hill7 Office Mortgage Loan’s respective outstanding principal balances).

●	Items with respect to the Hill7 Office Loan Combination that are the equivalent of Ancillary Fees, Penalty Charges, Assumption Fees and/or Modification Fees and that are allocated as additional servicing compensation, may be allocated between the CFCRE 2016-C6 Servicer and the CFCRE 2016-C6 Special Servicer in proportions that are different from the proportions allocated between the Master Servicer and the Special Servicer in the case of Mortgage Loans serviced under the Pooling and Servicing Agreement.

●	The CFCRE 2016-C6 Special Servicer is required to take actions with respect to the Hill7 Office Mortgage Loan if such Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan, which actions are substantially similar to the actions described under “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

●	With respect to the Hill7 Office Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the Pooling and Servicing Agreement.

●	The requirement of the CFCRE 2016-C6 Servicer to make compensating interest payments in respect of the Hill7 Office Mortgage Loan is similar to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the Pooling and Servicing Agreement.

●	The CFCRE 2016-C6 Servicer and CFCRE 2016-C6 Special Servicer (a) have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer and (b) are subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

●	No items with respect to the Hill7 Office Loan Combination that are the equivalent of Ancillary Fees, Assumption Fees, Modification Fees and/or Penalty Charges will be allocated to the Master Servicer or the Special Servicer as additional servicing compensation or otherwise applied in accordance with the Pooling and Servicing Agreement except to the extent that such items are received by the Issuing Entity with respect to the Hill7 Office Mortgage Loan.

●	The specific types of actions constituting major decisions under the CFCRE 2016-C6 Pooling and Servicing Agreement are similar, but necessarily identical, to those actions that constitute Major Decisions under the Pooling and Servicing Agreement, and therefore the specific types of servicer actions with respect to which the applicable Outside Controlling Class Representative is permitted to consent will correspondingly differ.

●	The provisions of the CFCRE 2016-C6 Pooling and Servicing Agreement relating to modifications, waivers and amendments to mortgage loans are substantially similar to the provisions of the Pooling and Servicing Agreement; however, the allocation of rights and duties between the CFCRE 2016-C6 Servicer and CFCRE 2016-C6 Special Servicer regarding modifications, waivers and amendments differ in certain respects.

●	The liability of the parties to the CFCRE 2016-C6 Pooling and Servicing Agreement is limited in a manner similar, but not necessarily identical, to the liability of the parties to the Pooling and Servicing Agreement.

●	Collections on the Hill7 Office Loan Combination are maintained under the CFCRE 2016-C6 Pooling and Servicing Agreement in a manner similar, but not necessarily identical, to collections on the Serviced Mortgage Loans and the Serviced Loan Combinations under the Pooling and Servicing Agreement, provided that rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

●	The CFCRE 2016-C6 Pooling and Servicing Agreement differs from the Pooling and Servicing Agreement in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The CFCRE 2016-C6 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Loan Combinations—The Hill7 Office Loan Combination—Special Servicer Appointment Rights” in this prospectus.

The securitization trust created under the CFCRE 2016-C6 Pooling and Servicing Agreement, together with the CFCRE 2016-C6 Depositor, the CFCRE 2016-C6 Servicer, the CFCRE 2016-C6 Special Servicer, the CFCRE 2016-C6 Certificate Administrator, the CFCRE 2016-C6 Trustee, the CFCRE 2016-C6 Operating Advisor, the CFCRE 2016-C6 Asset Representations Reviewer and various related persons and entities, are entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by such party in accordance with the terms and conditions of the related Co-Lender Agreement.

See also “Description of the Mortgage Pool—The Loan Combinations—The Hill7 Office Loan Combination” in this prospectus.

Prospective investors are encouraged to review the full provisions of the CFCRE 2016-C6 Pooling and Servicing Agreement, which is expected to be available online at www.sec.gov or by requesting a copy from the underwriters in either case following the Hill7 Controlling Pari Passu Companion Loan Securitization Date.

Servicing of the Quantum Park Mortgage Loan

It is anticipated that the Quantum Park Mortgage Loan and any related REO Property will initially be serviced under the Pooling and Servicing Agreement until the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, after which the Quantum Park Mortgage Loan will be serviced under the Quantum Park Future Pooling and Servicing Agreement. On and after the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, the Quantum Park Servicer is expected to make property protection advances and remit collections on the Quantum Park Mortgage Loan to or on behalf of the Issuing Entity. However, no party to the Quantum Park Future Pooling and Servicing Agreement is expected to be required to make P&I Advances with respect to the Quantum Park Mortgage Loan. It is expected that the servicing arrangements under the Quantum Park Future Pooling and Servicing Agreement with respect to the Quantum Park Loan Combination will be similar to, but may differ in certain respects from, the servicing arrangements under the Pooling and Servicing Agreement.

In that regard:

●	It is expected that, pursuant to the Quantum Park Future Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Quantum Park Mortgage Loan will be similar to, but not necessarily the same as, the corresponding fees payable under the Pooling and Servicing Agreement and will be similarly payable as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses— Special Servicing Compensation” in this prospectus.

●	It is expected that the Quantum Park Servicer will be obligated to make the equivalent of Property Advances with respect to the Quantum Park Loan Combination. It is expected that, pursuant to the terms of the Quantum Park Future Pooling and Servicing Agreement, the Quantum Park Servicer will be entitled to reimbursement of any such property protection advance with respect to the Quantum Park Loan Combination (with interest thereon at a prime rate), first, from amounts that would have been allocable to the Quantum Park Mortgage Loan and the Quantum Park Controlling Pari Passu Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then, if the property protection advance is nonrecoverable, from general collections on all of the mortgage loans included in the securitization of the Quantum Park Controlling Pari Passu Companion Loan (in which case the Quantum Park Servicer will be required to seek reimbursement from the Issuing Entity (as holder of the Quantum Park Mortgage Loan) for the Issuing Entity’s pro rata share).

●	The Quantum Park Servicer is expected to earn a primary servicing fee with respect to the Quantum Park Mortgage Loan (while it is an Outside Serviced Mortgage Loan) that is to be calculated at 0.0025% per annum.

●	Items with respect to the Quantum Park Loan Combination that are the equivalent of Ancillary Fees, Penalty Charges, Assumption Fees and/or Modification Fees and that are allocated as additional servicing compensation of the Master Servicer and the Special Servicer, may be allocated pursuant to the Quantum Park Future Pooling and Servicing Agreement between the Quantum Park Servicer and the Quantum Park Special Servicer in proportions that are different from the proportions allocated between the Master Servicer and the Special Servicer in the case of Mortgage Loans serviced under the Pooling and Servicing Agreement.

●	It is expected that the Quantum Park Special Servicer will be required to take actions with respect to the Quantum Park Mortgage Loan if it becomes the equivalent of a Defaulted Mortgage Loan, which actions are generally expected to be similar to the actions described under “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

●	With respect to the Quantum Park Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information pursuant to the Quantum Park Future Pooling and Servicing Agreement are expected to be generally similar to those of the Pooling and Servicing Agreement.

●	The requirement of the Quantum Park Servicer to make the equivalent of Compensating Interest Payments in respect of the Quantum Park Mortgage Loan is expected to be similar to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the Pooling and Servicing Agreement as described under “Description of the Certificates—Prepayment Interest Shortfalls” in this prospectus.

●	The Quantum Park Servicer and the Quantum Park Special Servicer under the Quantum Park Future Pooling and Servicing Agreement (a) are expected to have rights related to resignation generally similar to those of the Master Servicer and the Special Servicer and (b) are expected to be subject to servicer termination events generally similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

●	No items with respect to the Quantum Park Loan Combination that are the equivalent of Ancillary Fees, Assumption Fees, Modification Fees and/or Penalty Charges are expected to be allocated to the Master Servicer or the Special Servicer as additional servicing compensation or otherwise applied in accordance with the Pooling and Servicing Agreement except to the extent that such items are received by the Issuing Entity with respect to the Quantum Park Mortgage Loan.

●	Penalty Charges with respect to the Quantum Park Loan Combination will be allocated in accordance with the related Co-Lender Agreement.

●	The rating agencies rating the securities issued under the Quantum Park Future Pooling and Servicing Agreement may vary from the rating agencies rating the Certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events) to be different under the Quantum Park Future Pooling and Servicing Agreement than under the Pooling and Servicing Agreement.

●	The specific types of actions constituting “major decisions” under the Quantum Park Future Pooling and Servicing Agreement may differ in certain respects from those actions that constitute Major Decisions under the Pooling and Servicing Agreement, and therefore the specific types of servicer actions with respect to which the applicable Outside Controlling Class Representative will be permitted to consent may correspondingly differ.

●	The provisions of the Quantum Park Future Pooling and Servicing Agreement relating to modifications, waivers and amendments to mortgage loans are expected to be substantially similar to the provisions of the Pooling and Servicing Agreement; however, the allocation of rights and duties between the master and special servicer regarding modifications, waivers and amendments may be different.

●	The liability of the parties to the Quantum Park Future Pooling and Servicing Agreement is expected to be limited in a manner similar, but not necessarily identical, to the liability of the parties to the Pooling and Servicing Agreement.

●	Collections on the Quantum Park Loan Combination are expected to be maintained under the Quantum Park Future Pooling and Servicing Agreement in a manner similar, but not necessarily identical, to collections on the Serviced Mortgage Loans and the Serviced Loan Combinations under the Pooling and Servicing Agreement, provided that rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

●	The Quantum Park Future Pooling and Servicing Agreement may differ from the Pooling and Servicing Agreement in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The Special Servicer or the Quantum Park Special Servicer, as the case may be, may be removed at any time, with or without cause, by the holder of the Quantum Park Controlling Pari Passu Companion Loan or its designee (which, prior to the securitization of the Quantum Park Controlling Pari Passu Companion Loan, is Barclays Bank PLC, and which, following the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, is expected to be the Outside Controlling Class Representative or other designated party under the Quantum Park Future Pooling and Servicing Agreement) pursuant to the terms of the related Co-Lender Agreement and, following the Quantum Park Controlling Pari Passu Companion Loan Securitization Date, the Quantum Park Future Pooling and Servicing Agreement. It is expected that the rights to remove the Quantum Park Special Servicer under the Quantum Park Future Pooling and Servicing Agreement will be generally similar, but not necessarily identical, to those rights held by the Controlling Class Representative (or, following a Control Termination Event, the Certificateholders) under the Pooling and Servicing Agreement.

The securitization trust to be created under the Quantum Park Future Pooling and Servicing Agreement, together with the Quantum Park Servicer and the Quantum Park Special Servicer and various related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain losses and liabilities incurred by such party in accordance with the terms and conditions of the related Co-Lender Agreement.

See also “Description of the Mortgage Pool—The Loan Combinations—The Quantum Park Loan Combination” in this prospectus.

Prospective investors are encouraged to review the full provisions of the Quantum Park Future Pooling and Servicing Agreement, which is expected to be available online at www.sec.gov or by requesting a copy from the underwriters, in either case following the Quantum Park Controlling Pari Passu Companion Loan Securitization Date.

Servicing of the College Boulevard Portfolio Mortgage Loan

The College Boulevard Portfolio Mortgage Loan (and any related REO Property) is being serviced under the CGCMT 2016-P5 Pooling and Servicing Agreement.

The servicing arrangements under the CGCMT 2016-P5 Pooling and Servicing Agreement with respect to the College Boulevard Portfolio Loan Combination are generally similar to, but differ in certain respects from, the servicing arrangements under the Pooling and Servicing Agreement that are described in this prospectus with respect to the Serviced Loan Combinations. In that regard, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in servicing provisions between the CGCMT 2016-P5 Pooling and Servicing Agreement and the Pooling and Servicing Agreement:

●	Pursuant to the CGCMT 2016-P5 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the College Boulevard Portfolio Mortgage Loan will be similar to the corresponding fees payable under the Pooling and Servicing Agreement and will be payable in the amounts described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above.

●	The CGCMT 2016-P5 Servicer will earn a primary servicing fee calculated at 0.0025% per annum with respect to the College Boulevard Portfolio Mortgage Loan.

●	No party to the CGCMT 2016-P5 Pooling and Servicing Agreement will be required to make P&I Advances with respect to the College Boulevard Portfolio Mortgage Loan.

●	The CGCMT 2016-P5 Servicer and, if the CGCMT 2016-P5 Servicer is unable to make a property protection advance, the CGCMT 2016-P5 Trustee, are obligated to make property protection advances with respect to the College Boulevard Portfolio Loan Combination. In addition, the CGCMT 2016-P5 Special Servicer may make a property protection advance in an urgent or emergency situation. The CGCMT 2016-P5 Servicer, the CGCMT 2016-P5 Special Servicer or the CGCMT 2016-P5 Trustee, as applicable, will be entitled to be reimbursed for any such property protection advance (together with interest thereon at a prime rate), first from collections on, and proceeds of, the College Boulevard Portfolio Mortgage Loan and College Boulevard Portfolio Controlling Pari Passu Companion Loan, on a pro rata basis (based on the outstanding principal balances of the College Boulevard Portfolio Mortgage Loan and the College Boulevard Portfolio Controlling Pari Passu Companion Loan), and then, if it is determined in accordance with the CGCMT 2016-P5 Pooling and Servicing Agreement that a property protection advance made by the CGCMT 2016-P5 Servicer, the CGCMT 2016-P5 Special Servicer or the CGCMT 2016-P5 Trustee with respect to the College Boulevard Portfolio Loan Combination or the related Mortgaged Property is nonrecoverable, from general collections of the Issuing Entity and general collections of the CGCMT 2016-P5 Securitization, on a pro rata basis (based on the outstanding principal balances of the College Boulevard Portfolio Mortgage Loan and the College Boulevard Portfolio Controlling Pari Passu Companion Loan).

●	Items with respect to the College Boulevard Portfolio Loan Combination that are the equivalent of Ancillary Fees, Penalty Charges, Assumption Fees and/or Modification Fees and that are allocated as additional servicing compensation, may be allocated between the CGCMT 2016-P5 Servicer and the CGCMT 2016-P5 Special Servicer in proportions that are different from the proportions allocated between the Master Servicer and the Special Servicer in the case of Mortgage Loans serviced under the Pooling and Servicing Agreement.

●	No items with respect to the College Boulevard Portfolio Loan Combination that are the equivalent of Ancillary Fees, Assumption Fees, Modification Fees and/or Penalty Charges will be allocated to the Master Servicer or the Special Servicer as additional servicing compensation or otherwise applied in accordance with the Pooling and Servicing Agreement except to the extent that such items are received by the Issuing Entity with respect to the College Boulevard Portfolio Mortgage Loan.

●	The equivalent of Penalty Charges with respect to the College Boulevard Portfolio Loan Combination will be allocated in accordance with the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations—The College Boulevard Portfolio Loan Combination—Application of Penalty Charges” in this prospectus.

●	The CGCMT 2016-P5 Special Servicer will be required to take actions with respect to the College Boulevard Portfolio Mortgage Loan if such Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan, which actions are substantially similar to the actions described under “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” above.

●	The servicing provisions relating to performing inspections and collecting operating information under the CGCMT 2016-P5 Pooling and Servicing Agreement are substantially similar to those of the Pooling and Servicing Agreement.

●	The requirement of the CGCMT 2016-P5 Servicer to make compensating interest payments in respect of the College Boulevard Portfolio Mortgage Loan is similar to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the Pooling and Servicing Agreement.

●	The CGCMT 2016-P5 Servicer and CGCMT 2016-P5 Special Servicer (a) have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer and (b) are subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

●	The specific types of actions constituting major decisions under the CGCMT 2016-P5 Pooling and Servicing Agreement differ in certain respects from those actions that constitute Major Decisions under the Pooling and Servicing Agreement, and therefore the specific types of servicer actions with respect to which the CGCMT 2016-P5 Controlling Class Representative is granted consent rights will correspondingly differ.

●	The specific types of actions constituting special servicer decisions under the CGCMT 2016-P5 Pooling and Servicing Agreement differ in certain respects from those actions that constitute Special Servicer Decisions under the Pooling and Servicing Agreement, and therefore the specific types of servicer actions with respect to which the CGCMT 2016-P5 Special Servicer is granted consent rights will correspondingly differ.

●	The provisions of the CGCMT 2016-P5 Pooling and Servicing Agreement relating to modifications, waivers and amendments to mortgage loans are substantially similar to the provisions of the Pooling and Servicing Agreement; however, the allocation of rights and duties between the CGCMT 2016-P5 Servicer and CGCMT 2016-P5 Special Servicer regarding modifications, waivers and amendments differ in certain respects.

●	The liability of the parties to the CGCMT 2016-P5 Pooling and Servicing Agreement will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the Pooling and Servicing Agreement.

●	Collections on the College Boulevard Portfolio Loan Combination will be maintained under the CGCMT 2016-P5 Pooling and Servicing Agreement in a manner similar, but not necessarily identical, to collections on the Serviced Mortgage Loans and the Serviced Loan Combinations under the Pooling and Servicing Agreement, provided that rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

●	The CGCMT 2016-P5 Pooling and Servicing Agreement differs from the Pooling and Servicing Agreement in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The CGCMT 2016-P5 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Loan Combinations—The College Boulevard Portfolio Loan Combination—Special Servicer Appointment Rights” in this prospectus.

The securitization trust created under the CGCMT 2016-P5 Pooling and Servicing Agreement, together with the CGCMT 2016-P5 Depositor, the CGCMT 2016-P5 Servicer, the CGCMT 2016-P5 Special Servicer, the CGCMT 2016-P5 Certificate Administrator, the CGCMT 2016-P5 Trustee, the CGCMT 2016-P5 Operating Advisor and various related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain losses and liabilities incurred by such party in accordance with the terms and conditions of the related Co-Lender Agreement.

See also “Description of the Mortgage Pool—The Loan Combinations—The College Boulevard Portfolio Loan Combination” in this prospectus.

Prospective investors are encouraged to review the full provisions of the CGCMT 2016-P5 Pooling and Servicing Agreement, which is available online at www.sec.gov or by requesting a copy from the underwriters.

Servicing of the Marriott Hilton Head Resort & Spa Mortgage Loan

It is anticipated that the Marriott Hilton Head Resort & Spa Mortgage Loan and any related REO Property will initially be serviced under the Pooling and Servicing Agreement until the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date, after which the Marriott Hilton Head Resort & Spa Mortgage Loan will be serviced under the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement. On and after the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date, the Marriott Hilton Head Resort & Spa Future Servicer will be required to make property protection advances and remit collections on the Marriott Hilton Head Resort & Spa Mortgage Loan to or on behalf of the Issuing Entity. However, no party to the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement will be obligated to make P&I Advances with respect to the Marriott Hilton Head Resort & Spa Mortgage Loan. It is expected that the servicing arrangements under the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement will generally be similar to, but differ in certain respects from, the servicing arrangements under the Pooling and Servicing Agreement. In that regard, in the case of the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in servicing arrangements between the expected provisions of the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement and the provisions of the Pooling and Servicing Agreement:

●	It is expected that, pursuant to the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Marriott Hilton Head Resort & Spa Mortgage Loan will be similar to the corresponding fees payable under the Pooling and Servicing Agreement and will be payable in the amounts described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above.

●	It is expected that the Marriott Hilton Head Resort & Spa Future Servicer (or a primary servicer) will earn a primary servicing fee with respect to the Marriott Hilton Head Resort & Spa Mortgage Loan that is to be calculated at 0.00250% per annum.

●	It is expected that the Marriott Hilton Head Resort & Spa Future Servicer will be obligated to make property protection advances with respect to the Marriott Hilton Head Resort & Spa Loan Combination. It is expected that the Marriott Hilton Head Resort & Spa Future Servicer will be entitled to be reimbursed for property protection advances on the Marriott Hilton Head Resort & Spa Loan Combination (together with interest thereon at a prime rate), first, from collections on, and proceeds of, the Marriott Hilton Head Resort & Spa Loan Combination and then, in the case of nonrecoverable property protection advances, if collections on and proceeds of the Marriott Hilton Head Resort & Spa Loan Combination are insufficient, from general collections of the Marriott Hilton Head Resort & Spa securitization trust and from general collections of the Issuing Entity, on a pro rata basis (based on the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan’s and the Marriott Hilton Head Resort & Spa Mortgage Loan’s respective outstanding principal balances).

●	It is expected that the Marriott Hilton Head Resort & Spa Future Special Servicer will be required to take actions with respect to the Marriott Hilton Head Resort & Spa Mortgage Loan if it becomes the equivalent of a Defaulted Mortgage Loan, which actions are substantially similar to the actions described under “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

●	The servicing provisions of the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement relating to performing inspections and collecting operating information are expected to be substantially similar to those of the Pooling and Servicing Agreement.

●	The requirement of the Marriott Hilton Head Resort & Spa Future Servicer to make compensating interest payments in respect of the Marriott Hilton Head Resort & Spa Mortgage Loan is expected to be similar to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans and Serviced Loan Combinations under the Pooling and Servicing Agreement.

●	The Marriott Hilton Head Resort & Spa Future Servicer and Marriott Hilton Head Resort & Spa Future Special Servicer are expected (a) to have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer and (b) to be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

●	The specific types of actions constituting major decisions under the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement may differ in certain respects from those actions that constitute Major Decisions under the Pooling and Servicing Agreement, and therefore the specific types of servicer actions with respect to which the applicable Outside Controlling Class Representative will be permitted to consent may correspondingly differ.

●	The provisions of the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement relating to modifications, waivers and amendments to mortgage loans are expected to be substantially similar to the provisions of the Pooling and Servicing Agreement; however, the allocation of rights and duties between the Marriott Hilton Head Resort & Spa Servicer and Marriott Hilton Head Resort & Spa Special Servicer regarding modifications, waivers and amendments may differ.

●	The liability of the parties to the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement is expected to be limited in a manner similar, but not necessarily identical, to the liability of the parties to the Pooling and Servicing Agreement.

●	Collections on the Marriott Hilton Head Resort & Spa Loan Combination are expected to be required to be maintained under the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement in a manner similar, but not necessarily identical, to collections on the Serviced Mortgage Loans and the Serviced Loan Combinations under the Pooling and Servicing Agreement, but ratings requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

●	The Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement is expected to differ from the Pooling and Servicing Agreement in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The Special Servicer (with respect to the Marriott Hilton Head Resort & Spa Loan Combination) or the Marriott Hilton Head Resort & Spa Future Special Servicer, as applicable, may be removed as described under “Description of the Mortgage Pool—The Loan Combinations—The Marriott Hilton Head Resort & Spa Loan Combination—Special Servicer Appointment Rights” in this prospectus.

The securitization trust created under the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement, together with the Marriott Hilton Head Resort & Spa Future Servicer and the Marriott Hilton Head Resort & Spa Future Special Servicer and various related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain losses and liabilities incurred by such parties in accordance with the terms and conditions of the related Co-Lender Agreement.

See also “Description of the Mortgage Pool—The Loan Combinations—The Marriott Hilton Head Resort & Spa Loan Combination” in this prospectus.

Prospective investors are encouraged to review the full provisions of the Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement, which is expected to be available online at www.sec.gov or by requesting a copy from the underwriters, in either case following the Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date.

Servicing of the Marriott Saddle Brook Mortgage Loan

The Marriott Saddle Brook Mortgage Loan (and any related REO Property) is expected to be serviced under the SGCMS 2016-C5 Pooling and Servicing Agreement.

The servicing arrangements under the expected terms of the SGCMS 2016-C5 Pooling and Servicing Agreement are generally similar to, but differ in certain respects from, the servicing arrangements under the Pooling and Servicing Agreement. In that regard, the following are considerations relating to servicing, including the identification of some (but not all) of the differences between the expected terms of the SGCMS 2016-C5 Pooling and Servicing Agreement and the expected terms of the Pooling and Servicing Agreement:

●	Pursuant to the SGCMS 2016-C5 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Marriott Saddle Brook Mortgage Loan are similar to the corresponding fees payable under the Pooling and Servicing Agreement.

●	The SGCMS 2016-C5 Servicer earns a primary servicing fee with respect to the Marriott Saddle Brook Mortgage Loan that is calculated at 0.0225% per annum (which includes any applicable sub-servicing fee rate).

●	No party to the SGCMS 2016-C5 Pooling and Servicing Agreement will be required to make P&I Advances with respect to the Marriott Saddle Brook Mortgage Loan.

●	The SGCMS 2016-C5 Servicer is obligated to make property protection advances with respect to the Marriott Saddle Brook Loan Combination. The SGCMS 2016-C5 Servicer is entitled to be reimbursed (together with interest at a prime rate) first from collections on, and proceeds of, the Marriott Saddle Brook Mortgage Loan and the Marriott Saddle Brook Pari Passu Companion Loans, on a pro rata basis (based on each such loan’s outstanding principal balance), and then, if the SGCMS 2016-C5 Servicer determines that a property protection advance it made with respect to the Marriott Saddle Brook Loan Combination or the related Mortgaged Property is nonrecoverable, from general collections on all the Mortgage Loans, from general collections of the SGCMS 2016-C5 issuing entity and from general collections on the mortgage loans included in any securitization of any related non-controlling Marriott Saddle Brook Pari Passu Companion Loan, on a pro rata basis (based on the outstanding principal balances of the Marriott Saddle Brook Mortgage Loan and the Marriott Saddle Brook Pari Passu Companion Loans).

●	Items with respect to the Marriott Saddle Brook Loan Combination that are the equivalent of Ancillary Fees, Penalty Charges, Assumption Fees and/or Modification Fees and that are allocated as additional servicing compensation, may be allocated between the SGCMS 2016-C5 Servicer and the SGCMS 2016-C5 Special Servicer in proportions that are different from the proportions allocated between the Master Servicer and the Special Servicer in the case of Mortgage Loans serviced under the Pooling and Servicing Agreement.

●	The SGCMS 2016-C5 Special Servicer is required to take actions with respect to the Marriott Saddle Brook Mortgage Loan if such Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan,

which actions are substantially similar to the actions described under “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

●	With respect to the Marriott Saddle Brook Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the Pooling and Servicing Agreement.

●	The requirement of the SGCMS 2016-C5 Servicer to make compensating interest payments in respect of the Marriott Saddle Brook Mortgage Loan is similar to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the Pooling and Servicing Agreement.

●	The SGCMS 2016-C5 Servicer and SGCMS 2016-C5 Special Servicer (a) have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer and (b) are subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

●	No items with respect to the Marriott Saddle Brook Loan Combination that are the equivalent of Ancillary Fees, Assumption Fees, Modification Fees and/or Penalty Charges will be allocated to the Master Servicer or the Special Servicer as additional servicing compensation or otherwise applied in accordance with the Pooling and Servicing Agreement except to the extent that such items are received by the Issuing Entity with respect to the Marriott Saddle Brook Mortgage Loan.

●	The specific types of actions constituting major decisions under the SGCMS 2016-C5 Pooling and Servicing Agreement are similar, but necessarily identical, to those actions that constitute Major Decisions under the Pooling and Servicing Agreement, and therefore the specific types of servicer actions with respect to which the applicable Outside Controlling Class Representative is permitted to consent will correspondingly differ.

●	The provisions of the SGCMS 2016-C5 Pooling and Servicing Agreement relating to modifications, waivers and amendments to mortgage loans are substantially similar to the provisions of the Pooling and Servicing Agreement; however, the allocation of rights and duties between the SGCMS 2016-C5 Servicer and SGCMS 2016-C5 Special Servicer regarding modifications, waivers and amendments differ in certain respects.

●	The liability of the parties to the SGCMS 2016-C5 Pooling and Servicing Agreement is limited in a manner similar, but not necessarily identical, to the liability of the parties to the Pooling and Servicing Agreement.

●	Collections on the Marriott Saddle Brook Loan Combination are maintained under the SGCMS 2016-C5 Pooling and Servicing Agreement in a manner similar, but not necessarily identical, to collections on the Serviced Mortgage Loans and the Serviced Loan Combinations under the Pooling and Servicing Agreement, provided that rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

●	The SGCMS 2016-C5 Pooling and Servicing Agreement differs from the Pooling and Servicing Agreement in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The SGCMS 2016-C5 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Loan Combinations—The Marriott Saddle Brook Loan Combination—Special Servicer Appointment Rights” in this prospectus.

The securitization trust created under the SGCMS 2016-C5 Pooling and Servicing Agreement, together with the SGCMS 2016-C5 Depositor, the SGCMS 2016-C5 Servicer, the SGCMS 2016-C5 Special Servicer, the

SGCMS 2016-C5 Certificate Administrator, the SGCMS 2016-C5 Trustee, the SGCMS 2016-C5 Operating Advisor, the SGCMS 2016-C5 Asset Representations Reviewer and various related persons and entities, are entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by such party in accordance with the terms and conditions of the related Co-Lender Agreement.

See also “Description of the Mortgage Pool—The Loan Combinations—The Marriott Saddle Brook Loan Combination” in this prospectus.

Prospective investors are encouraged to review the full provisions of the SGCMS 2016-C5 Pooling and Servicing Agreement, which is available online at www.sec.gov or by requesting a copy from the underwriters.

Use of Proceeds

The Depositor expects to receive from this offering approximately 109.692% of the aggregate principal balance of the Offered Certificates, plus accrued interest from November 1, 2016, before deducting expenses payable by the Depositor. Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the Depositor to pay the purchase price for the Mortgage Loans and to pay certain other related expenses.

Yield, Prepayment and Maturity Considerations

Yield

The yield to maturity on the Offered Certificates will depend upon the price paid by the related investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, the extent to which prepayment premiums and yield maintenance charges allocated to the related Class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

The rate of distributions in reduction of (or otherwise resulting in the reduction of) the Certificate Balance or Notional Amount of any Class of Offered Certificates, the aggregate amount of distributions on any Class of Offered Certificates and the yield to maturity of any Class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans and the amount and timing of borrower defaults and the severity of losses occurring upon a default. While voluntary prepayments of the Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a Mortgaged Property is lost due to casualty or condemnation. Certain of the Mortgage Loans may require prepayment in connection with an economic holdback or earnout if the related borrower does not satisfy certain criteria set forth in the related Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a discussion of prepayment restrictions. In addition, such distributions in reduction of Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates (or that otherwise result in the reduction of the respective Notional Amounts of the Offered Certificates that are Interest-Only Certificates) may result from repurchases of, or substitutions for, Mortgage Loans made by the Mortgage Loan Sellers due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “The Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates”, the exercise of purchase options by the holder of a subordinate companion loan or mezzanine loan, if any, or the sale or other liquidation of a defaulted Mortgage Loan. To the extent a Mortgage Loan requires payment of a prepayment premium or yield maintenance charge in connection with a voluntary prepayment, any such prepayment premium or yield maintenance charge generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

The Certificate Balance or Notional Amount of any Class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have accrued on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the Principal Balance Certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted payoff, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the Master Servicer, Special Servicer or Trustee of a Nonrecoverable Advance or the incurrence of certain unanticipated or default-related costs and expenses (including interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to the Outside Serviced Mortgage Loans). Any reduction of the Certificate Balance of a Class of Principal Balance Certificates as a result of the application of Realized Losses may also reduce the Notional Amount of a Class of Interest-Only Certificates. Realized Losses will be allocated to the respective Classes of the Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Certificateholders are not entitled to receive distributions of Monthly Payments when due except to the extent they are either covered by an Advance or actually received. Consequently, any defaulted Monthly Payment for which no such Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

The rate of payments (including voluntary and involuntary prepayments) on the Mortgage Loans will be influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which borrowers default on their Mortgage Loans. The terms of the Mortgage Loans (in particular, amortization terms, the term of any prepayment lock-out period, the extent to which prepayment premiums or yield maintenance charges are due with respect to any principal prepayments, the right of the mortgagee to apply condemnation and casualty proceeds or reserve funds to prepay the Mortgage Loan, the extent to which a partial principal prepayment is required in connection with the release of a portion of the real estate collateral for a Mortgage Loan, and the availability of certain rights to defease all or a portion of the Mortgage Loan) may affect the rate of principal payments on Mortgage Loans, and consequently, the yields to maturity of the respective Classes of Offered Certificates. For example, certain Mortgage Loans may permit prepayment of the Mortgage Loan without a lockout period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” and Annex A to this prospectus for a description of prepayment lock-out periods, prepayment premiums and yield maintenance charges.

Principal prepayments on the Mortgage Loans could also affect the yield on any Class of Offered Certificates with a Pass-Through Rate that is limited by, based upon or equal to the WAC Rate. The Pass-Through Rates on those Classes of Offered Certificates may be adversely affected as a result of a decrease in the WAC Rate even if principal prepayments do not occur.

With respect to the Class A-AB Certificates, the extent to which the Class A-AB Scheduled Principal Balances are achieved and the sensitivity of the Class A-AB Certificates to principal prepayments on the Mortgage Loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates remain outstanding. In particular, once such other Classes of Offered Certificates are no longer outstanding, any remaining portion on any Distribution Date of the Principal Distribution Amount will be distributed to the Class A-AB Certificates until the Certificate Balance of the Class A-AB Certificates is reduced to zero. As such, the Class A-AB Certificates will become more sensitive to the rate of prepayments on the Mortgage Loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates were outstanding.

Any changes in the weighted average lives of your Principal Balance Certificates may adversely affect your yield. The timing of changes in the rate of prepayment on the Mortgage Loans may significantly affect the actual yield to maturity experienced by an investor even if the average rate of principal payments experienced over time is consistent with such investor’s expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on such investor’s yield to maturity. As a result, the effect on such investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Offered Certificates would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

In addition, the rate and timing of delinquencies, defaults, the application of liquidation proceeds and other involuntary payments such as condemnation proceeds or insurance proceeds, losses and other shortfalls on

Mortgage Loans will affect distributions on the Offered Certificates and their timing. See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”. In general, these factors may be influenced by economic and other factors that cannot be predicted with any certainty. Accordingly, you may find it difficult to predict the effect that these factors might have on the yield to maturity of your Offered Certificates.

In addition, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of general collections on the Mortgage Loans included in the Issuing Entity for any advance that it has determined is not recoverable out of collections on the related Mortgage Loan, then to the extent that this reimbursement is made from collections of principal on the Mortgage Loans in the Issuing Entity, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates and will result in a reduction of the Certificate Balance of a Class of Principal Balance Certificates. See “Description of the Certificates—Distributions”. Likewise, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of principal collections on the Mortgage Loans for any Workout-Delayed Reimbursement Amounts, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates on that Distribution Date. This reimbursement would have the effect of reducing current payments of principal on the Offered Certificates that are Principal Balance Certificates and extending the weighted average lives of the respective Classes of those Offered Certificates. See “Description of the Certificates—Distributions”.

If you own Offered Certificates that are Principal Balance Certificates, then prepayments resulting in a shortening of the weighted average lives of your Certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payments of principal on your Certificates at a rate comparable to the effective yield anticipated by you in making your investment in the Offered Certificates, while delays and extensions resulting in a lengthening of the weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

No representation is made as to the rate of principal payments on the Mortgage Loans or as to the yield to maturity of any Class of Offered Certificates. An investor is urged to make an investment decision with respect to any Class of Offered Certificates based on the anticipated yield to maturity of such Class of Offered Certificates resulting from its purchase price and such investor’s own determination as to anticipated Mortgage Loan prepayment rates under a variety of scenarios. The extent to which any Class of Offered Certificates is purchased at a discount or a premium and the degree to which the timing of payments on such Class of Offered Certificates is sensitive to prepayments will determine the extent to which the yield to maturity of such Class of Offered Certificates may vary from the anticipated yield. An investor should carefully consider the associated risks, including, in the case of any Offered Certificates that are also Principal Balance Certificates and that are purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of the Interest-Only Certificates and any Offered Certificates that are also Principal Balance Certificates and that are purchased at a premium, the risk that a faster than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield.

In general, with respect to any Class of Offered Certificates that is purchased at a premium, if principal distributions occur at a rate faster than anticipated at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if a Class of Offered Certificates is purchased at a discount and principal distributions occur at a rate slower than that assumed at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase.

An investor should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor may choose to reinvest such amounts distributed to it may be lower than the applicable Pass-Through Rate. Conversely, slower rates of prepayments on the Mortgage Loans, and therefore, of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions resulting from prepayments available to an investor in any Offered Certificates that are Principal Balance Certificates for reinvestment at such high prevailing interest rates may be relatively small.

The effective yield to holders of Offered Certificates will be lower than the yield otherwise produced by the applicable Pass-Through Rate and applicable purchase prices because while interest will accrue during each Interest Accrual Period, the distribution of such interest will not be made until the Distribution Date immediately following such Interest Accrual Period, and principal paid on any Distribution Date will not bear interest during the period from the end of such Interest Accrual Period to the Distribution Date that follows.

In addition, although the related borrower under any ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that such borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of the related borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan.

Yield on the Class X-A and Class X-B Certificates

The yield to maturity of the Class X-A Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above. The yield to maturity of the Class X-B Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balance of the Class B Certificates, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above. Investors in the Class X-A and Class X-B Certificates should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Any optional termination of the Issuing Entity by any party entitled to effect such termination would result in prepayment in full of the Certificates and would have an adverse effect on the yield of the Class X-A and/or Class X-B Certificates because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in the Class X-A and/or Class X-B Certificates and any other Certificates purchased at premium might not fully recoup their initial investment. See “The Pooling and Servicing Agreement—Optional Termination; Optional Mortgage Loan Purchase”.

Weighted Average Life of the Offered Certificates

Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security will be repaid to the investor (or, in the case of an interest-only security, each dollar of its notional amount is reduced to zero). The weighted average life of an Offered Certificate will be influenced by, among other things, the rate at which principal payments (including scheduled payments, principal prepayments and payments made pursuant to any applicable policies of insurance) on the Mortgage Loans are made and applied to pay principal (or, in the case of a Class X-A or Class X-B Certificate, reduce the notional amount) of such Offered Certificate. The Principal Distribution Amount for each Distribution Date will be distributable as described in “Description of the Certificates—Distributions—Priority of Distributions”. Principal payments on the Mortgage Loans may be in the form of scheduled amortization or prepayments (for this purpose, the term prepayment includes prepayments, partial prepayments and liquidations due to a default or other dispositions of the Mortgage Loans).

Calculations reflected in the following tables assume that the Mortgage Loans have the characteristics shown on Annex A to this prospectus (together with the footnotes thereto), and are based on the following additional assumptions (“Modeling Assumptions“): (i) each Mortgage Loan is assumed to prepay at the indicated level of constant prepayment rate (“CPR“), in accordance with a prepayment scenario in which prepayments occur after expiration of any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium, (ii) there are no delinquencies or defaults, (iii) scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are timely received on their respective Due Dates, (iv) no prepayment premiums or yield maintenance charges are collected, (v) no party exercises its right of optional termination of the issuing entity described in this prospectus, (vi) no Mortgage Loan is required to be repurchased from the Issuing Entity, (vii) the Administrative Fee Rate is the respective rate set forth on Annex A to this prospectus as the “Administrative Fee Rate” with respect to such Mortgage Loan, (viii) there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or Appraisal Reduction Amounts allocated to any Class of Certificates, (ix) distributions on the Certificates are made on the 15th day (each assumed to be a business day) of each month, commencing in December 2016, (x) the Certificates will be issued on November 17, 2016, (xi) the Pass-

Through Rate with respect to each Class of Regular Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates”, (xii) the ARD Loans prepay in full on their respective Anticipated Repayment Dates, (xiii) all prepayments are assumed to be voluntary prepayments and will not include liquidation proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the Issuing Entity or any prepayment that is accepted by the Master Servicer or the Special Servicer pursuant to a workout, settlement or loan modification, (xiv) with respect to any Mortgage Loans that require prepayment in connection with an economic holdback or earnout, the related borrower will satisfy certain criteria set forth in the related Mortgage Loan documents and the related holdback or earnout will not be used to prepay the Mortgage Loan, (xv) the initial Certificate Balances or Notional Amounts of the respective Classes of Regular Certificates are as set forth in the table under “Certificate Summary”, (xvi) there are no property releases requiring payment of a yield maintenance charge or other prepayment premium and (xvii) with respect to the Potomac Mills Mortgage Loan, which is part of a Loan Combination that includes Subordinate Companion Loans, for purposes of assumed CPR prepayment rates, prepayments are determined on the basis of the principal balance of that Mortgage Loan only.

The following tables indicate the percentage of the initial Certificate Balance of each Class of Offered Certificates (other than the Class X-A and Class X-B Certificates) that would be outstanding after each of the dates shown under each of the indicated prepayment assumptions and the corresponding weighted average life, first principal payment date and last principal payment date of each such Class of Offered Certificates. The tables have been prepared on the basis of, among others, the Modeling Assumptions. To the extent that the Mortgage Loans or the Certificates have characteristics that differ from those assumed in preparing the tables, the respective Classes of the Offered Certificates that are Principal Balance Certificates may mature earlier or later than indicated by the tables. The Mortgage Loans will not prepay at any constant rate, and it is highly unlikely that the Mortgage Loans will prepay in a manner consistent with the assumptions described in this prospectus. For this reason and because the timing of principal payments is critical to determining weighted average lives, the weighted average lives of the applicable Offered Certificates are likely to differ from those shown in the tables, even if all of the Mortgage Loans prepay at the indicated percentages of CPR or prepayment scenario over any given time period or over the entire life of the Offered Certificates. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and shorten or extend the weighted average lives) shown in the following tables. Investors are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay.

Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
November 2017	84%	84%	84%	84%	84%
November 2018	66%	66%	66%	66%	66%
November 2019	45%	45%	45%	45%	45%
November 2020	20%	20%	20%	20%	20%
November 2021 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.65	2.64	2.64	2.64	2.63
First Principal Payment Date	December 2016	December 2016	December 2016	December 2016	December 2016
Last Principal Payment Date	September 2021	June 2021	June 2021	May 2021	April 2021

Percentages of the Initial Certificate Balance of
the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
November 2017	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.90	4.88	4.86	4.83	4.62
First Principal Payment Date	September 2021	June 2021	June 2021	May 2021	April 2021
Last Principal Payment Date	October 2021	October 2021	October 2021	October 2021	October 2021

Percentages of the Initial Certificate Balance of
the Class A-3 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
November 2017	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	99%	99%	97%
November 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.79	9.72	9.65	9.57	9.37
First Principal Payment Date	December 2025	September 2025	September 2025	September 2025	September 2025
Last Principal Payment Date	October 2026	October 2026	September 2026	August 2026	May 2026

Percentages of the Initial Certificate Balance of
the Class A-4 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
November 2017	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.91	9.91	9.89	9.85	9.55
First Principal Payment Date	October 2026	October 2026	September 2026	August 2026	May 2026
Last Principal Payment Date	October 2026	October 2026	October 2026	October 2026	July 2026

Percentages of the Initial Certificate Balance of
the Class A-AB Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
November 2017	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	98%	98%	98%	98%	98%
November 2022	75%	75%	75%	75%	75%
November 2023	51%	51%	51%	51%	51%
November 2024	26%	26%	26%	26%	26%
November 2025	*%	*%	*%	*%	*%
November 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	7.06	7.06	7.06	7.06	7.06
First Principal Payment Date	October 2021	October 2021	October 2021	October 2021	October 2021
Last Principal Payment Date	December 2025	December 2025	December 2025	December 2025	December 2025

* Reflects a percentage less than 0.5%

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
November 2017	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.91	9.91	9.91	9.91	9.66
First Principal Payment Date	October 2026	October 2026	October 2026	October 2026	July 2026
Last Principal Payment Date	October 2026	October 2026	October 2026	October 2026	July 2026

Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
November 2017	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.92	9.91	9.91	9.91	9.66
First Principal Payment Date	October 2026	October 2026	October 2026	October 2026	July 2026
Last Principal Payment Date	November 2026	October 2026	October 2026	October 2026	July 2026

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
November 2017	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.99	9.97	9.93	9.91	9.66
First Principal Payment Date	November 2026	October 2026	October 2026	October 2026	July 2026
Last Principal Payment Date	November 2026	November 2026	November 2026	October 2026	July 2026

Price/Yield Tables

The tables set forth below show the corporate bond equivalent (“CBE“) yield with respect to each Class of Offered Certificates under the Modeling Assumptions. Purchase prices set forth below for each Class of Offered Certificates are expressed in 32nds and interpreted as a percentage (i.e., 100-12 is 100-12/32%) of the initial Certificate Balance or Notional Amount, as applicable, of such Class of Offered Certificates, before adding accrued interest.

The yields set forth in the following tables were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on each Class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows as of the Closing Date to equal the assumed purchase prices, plus accrued interest at the applicable Pass-Through Rate as described in the Modeling Assumptions, from and including the first day of the applicable Interest Accrual Period for the initial Distribution Date to but excluding the Closing Date, and converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as reductions of the Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates and consequently does not purport to reflect the return on any investment in such Classes of Offered Certificates when such reinvestment rates are considered.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95-00	3.455%	3.461%	3.463%	3.465%	3.468%
96-00	3.040%	3.044%	3.046%	3.048%	3.050%
97-00	2.630%	2.634%	2.635%	2.636%	2.638%
98-00	2.227%	2.229%	2.230%	2.231%	2.232%
99-00	1.830%	1.831%	1.831%	1.832%	1.832%
100-00	1.438%	1.438%	1.438%	1.438%	1.438%
101-00	1.053%	1.052%	1.051%	1.051%	1.050%
102-00	0.673%	0.670%	0.669%	0.669%	0.667%
103-00	0.298%	0.295%	0.293%	0.292%	0.290%
104-00	-0.071%	-0.076%	-0.078%	-0.079%	-0.082%
105-00	-0.436%	-0.441%	-0.444%	-0.445%	-0.448%

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95-00	3.625%	3.628%	3.632%	3.639%	3.689%
96-00	3.394%	3.396%	3.400%	3.405%	3.445%
97-00	3.166%	3.168%	3.170%	3.174%	3.203%
98-00	2.940%	2.941%	2.943%	2.945%	2.965%
99-00	2.717%	2.718%	2.718%	2.720%	2.729%
100-00	2.497%	2.497%	2.497%	2.496%	2.496%
101-00	2.279%	2.278%	2.277%	2.276%	2.265%
102-00	2.063%	2.062%	2.060%	2.058%	2.037%
103-00	1.850%	1.849%	1.846%	1.842%	1.812%
104-00	1.640%	1.637%	1.634%	1.629%	1.589%
105-00	1.431%	1.428%	1.424%	1.418%	1.369%

Pre-Tax Yield to Maturity (CBE) for the Class A-3 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95-00	3.511%	3.515%	3.519%	3.524%	3.535%
96-00	3.386%	3.389%	3.392%	3.396%	3.405%
97-00	3.263%	3.265%	3.267%	3.270%	3.276%
98-00	3.140%	3.142%	3.143%	3.145%	3.149%
99-00	3.020%	3.020%	3.021%	3.022%	3.024%
100-00	2.900%	2.900%	2.900%	2.900%	2.900%
101-00	2.782%	2.781%	2.780%	2.779%	2.777%
102-00	2.665%	2.664%	2.662%	2.660%	2.656%
103-00	2.550%	2.548%	2.545%	2.543%	2.536%
104-00	2.436%	2.433%	2.430%	2.426%	2.417%
105-00	2.323%	2.319%	2.316%	2.311%	2.300%

Pre-Tax Yield to Maturity (CBE) for the Class A-4 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95-00	3.773%	3.773%	3.774%	3.776%	3.792%
96-00	3.648%	3.648%	3.648%	3.650%	3.663%
97-00	3.524%	3.524%	3.524%	3.525%	3.535%
98-00	3.401%	3.401%	3.401%	3.402%	3.408%
99-00	3.280%	3.280%	3.280%	3.280%	3.283%
100-00	3.160%	3.160%	3.160%	3.160%	3.160%
101-00	3.042%	3.042%	3.042%	3.041%	3.038%
102-00	2.925%	2.925%	2.925%	2.924%	2.917%
103-00	2.809%	2.809%	2.809%	2.807%	2.798%
104-00	2.695%	2.695%	2.694%	2.692%	2.680%
105-00	2.582%	2.582%	2.581%	2.579%	2.563%

Pre-Tax Yield to Maturity (CBE) for the Class A-AB Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95-00	3.806%	3.806%	3.806%	3.806%	3.806%
96-00	3.638%	3.638%	3.638%	3.638%	3.638%
97-00	3.471%	3.471%	3.471%	3.471%	3.471%
98-00	3.307%	3.307%	3.307%	3.307%	3.307%
99-00	3.145%	3.145%	3.145%	3.145%	3.145%
100-00	2.984%	2.984%	2.984%	2.984%	2.984%
101-00	2.826%	2.826%	2.826%	2.826%	2.826%
102-00	2.669%	2.669%	2.669%	2.669%	2.669%
103-00	2.514%	2.514%	2.514%	2.514%	2.514%
104-00	2.361%	2.361%	2.361%	2.361%	2.361%
105-00	2.209%	2.209%	2.209%	2.209%	2.209%

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
7-20	6.401%	6.349%	6.284%	6.190%	5.691%
7-24	5.983%	5.931%	5.865%	5.770%	5.268%
7-28	5.576%	5.523%	5.457%	5.361%	4.854%
8-00	5.179%	5.126%	5.059%	4.962%	4.451%
8-04	4.792%	4.738%	4.671%	4.573%	4.058%
8-08	4.414%	4.359%	4.291%	4.193%	3.674%
8-12	4.044%	3.989%	3.921%	3.821%	3.299%
8-16	3.684%	3.628%	3.559%	3.459%	2.932%
8-20	3.331%	3.275%	3.205%	3.104%	2.574%
8-24	2.986%	2.929%	2.859%	2.757%	2.224%
8-28	2.648%	2.591%	2.521%	2.418%	1.881%

Pre-Tax Yield to Maturity (CBE) for the Class X-B Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
3-12	8.043%	8.052%	8.075%	8.114%	7.855%
3-16	7.156%	7.165%	7.189%	7.229%	6.964%
3-20	6.316%	6.325%	6.350%	6.392%	6.121%
3-24	5.519%	5.529%	5.554%	5.597%	5.321%
3-28	4.761%	4.771%	4.798%	4.842%	4.560%
4-00	4.039%	4.050%	4.077%	4.122%	3.835%
4-04	3.350%	3.361%	3.389%	3.435%	3.143%
4-08	2.692%	2.703%	2.732%	2.779%	2.481%
4-12	2.062%	2.073%	2.102%	2.150%	1.848%
4-16	1.457%	1.469%	1.499%	1.548%	1.241%
4-20	0.877%	0.889%	0.919%	0.969%	0.658%

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95-00	3.994%	3.994%	3.994%	3.994%	4.007%
96-00	3.867%	3.867%	3.867%	3.867%	3.877%
97-00	3.741%	3.741%	3.741%	3.741%	3.749%
98-00	3.617%	3.617%	3.617%	3.617%	3.622%
99-00	3.495%	3.495%	3.495%	3.495%	3.497%
100-00	3.374%	3.374%	3.374%	3.374%	3.374%
101-00	3.254%	3.254%	3.254%	3.254%	3.251%
102-00	3.136%	3.136%	3.136%	3.136%	3.131%
103-00	3.019%	3.019%	3.019%	3.019%	3.011%
104-00	2.904%	2.904%	2.904%	2.904%	2.893%
105-00	2.789%	2.789%	2.789%	2.789%	2.776%

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95-00	4.309%	4.309%	4.309%	4.309%	4.322%
96-00	4.180%	4.180%	4.180%	4.180%	4.191%
97-00	4.052%	4.053%	4.053%	4.053%	4.060%
98-00	3.927%	3.927%	3.927%	3.927%	3.932%
99-00	3.802%	3.803%	3.803%	3.803%	3.805%
100-00	3.680%	3.680%	3.680%	3.680%	3.679%
101-00	3.558%	3.558%	3.558%	3.558%	3.555%
102-00	3.439%	3.438%	3.438%	3.438%	3.433%
103-00	3.320%	3.320%	3.320%	3.320%	3.311%
104-00	3.203%	3.202%	3.202%	3.202%	3.192%
105-00	3.087%	3.086%	3.086%	3.086%	3.073%

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95-00	4.817%	4.819%	4.823%	4.825%	4.842%
96-00	4.685%	4.687%	4.690%	4.692%	4.707%
97-00	4.555%	4.557%	4.560%	4.562%	4.573%
98-00	4.427%	4.428%	4.431%	4.433%	4.442%
99-00	4.300%	4.301%	4.303%	4.305%	4.311%
100-00	4.175%	4.176%	4.178%	4.179%	4.183%
101-00	4.051%	4.052%	4.053%	4.054%	4.055%
102-00	3.929%	3.930%	3.930%	3.931%	3.930%
103-00	3.808%	3.808%	3.809%	3.810%	3.806%
104-00	3.689%	3.689%	3.689%	3.689%	3.683%
105-00	3.571%	3.571%	3.570%	3.570%	3.561%

We cannot assure you that the Mortgage Loans will prepay at any particular rate. Moreover, the various remaining terms to maturity of the Mortgage Loans could produce slower or faster principal distributions than indicated in the preceding tables at the various percentages of CPR and under the various prepayment scenarios specified, even if the weighted average remaining term to maturity of the Mortgage Loans is as assumed. Investors are urged to make their investment decisions based on their determinations as to anticipated rates of prepayment under a variety of scenarios.

Material Federal Income Tax Consequences

General

The following is a general discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Offered Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, tax-exempt investors, investors whose functional currency is not the U.S. dollar, U.S. expatriates and investors that hold the Offered Certificates as part of a “straddle,” integrated transaction or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury. Investors are encouraged to consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Offered Certificates.

Two (2) separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the Issuing Entity (the “Lower-Tier REMIC“ and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (exclusive of any Excess Interest) and certain other assets and will issue (i) one or more uncertificated classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates, each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Assuming (i) the making of appropriate elections, (ii) compliance with the Pooling and Servicing Agreement, each Outside Servicing Agreement and each Co-Lender Agreement without waiver, (iii) continued qualification of each REMIC formed under each Outside Servicing Agreement, and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, for federal income tax purposes (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will qualify as a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will qualify as a “regular interest” in the Upper-Tier REMIC and (d) the Class R Certificates will represent ownership of the sole class of “residual interests” in each Trust REMIC, in each case within the meaning of the REMIC provisions of the Code. However, qualification as a REMIC requires ongoing compliance with certain conditions. See “—Qualification as a REMIC” below.

In addition, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, (i) the portion of the Issuing Entity consisting of collections of Excess Interest (and the related amounts in the Excess Interest Distribution Account), will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code, and (ii) the Class S Certificates will represent undivided beneficial interests in the Grantor Trust.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments.” The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The Pooling and Servicing Agreement will provide that no legal or beneficial interest in the Class R Certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Certificates are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on its startup day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the REMIC’s startup day. Qualified mortgages include (i) mortgage loans or split note interests in mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and certain structural components of the real property security)(reduced by (1) the amount of any lien on the real property security that is senior to the mortgage loan and (2) a proportionate amount of any lien on the real property security that is in parity with the mortgage loan) is at least 80% of the aggregate principal balance of such mortgage loan either at origination or as of the REMIC’s startup day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the mortgage loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a mortgage loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day of the REMIC, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the REMIC acquires such property, with one extension that may be granted by the Internal Revenue Service (“IRS“).

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not greater than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the REMIC’s startup day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the REMIC’s startup day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R Certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the Certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Except as provided below, Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the Issuing Entity would be so treated. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. If at all times 95% or more of the assets of the Issuing Entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. It is unclear, however, whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the Mortgage Loans, or whether these assets otherwise would receive the same treatment as the Mortgage Loans for purposes of the above-referenced sections of the Code. Offered Certificates held by a domestic building and loan association will be treated as assets described in Code Section 7701(a)(19)(C)(xi) to the extent that the Mortgage Loans are treated as “loans . . . secured by an interest in real property which is . . . residential real property” or “loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed or used primarily for residential purposes for students, residents, and persons under care, employees, or members of the staff of such institutions or facilities” within the meaning of Code Section 7701(a)(19)(C) (such as certain multifamily dwellings, but not other commercial properties), and otherwise will not qualify for this treatment. Certificateholders should consult their own tax advisors regarding the extent to which their Offered Certificates will qualify for this treatment. In addition, Mortgage Loans that have been defeased with government securities will not qualify for the foregoing treatments. Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1). Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC.

Taxation of the Regular Interests

General

Each class of Regular Interests will represent one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments issued by the Upper-Tier REMIC, and not ownership interests in the Trust REMICs or their assets, for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the Certificate Administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided, however, that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the Certificate Administrator will treat the issue price of Regular Interests for which there is no substantial sale for cash as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments to be made on the Regular Interest other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the Certificate Administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the Certificate Administrator will treat the Class X-A and Class X-B Certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A or Class X-B Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be de minimis if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or Anticipated Repayment Date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided, that it is assumed that any ARD Loan will prepay in full on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life of the Offered Certificates”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class C Certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only Certificates, the preceding sentence may not apply in the case of a Class of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of the cost over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of the Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be de minimis if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Taxation of the Regular Interests—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S and Class B Certificates will be issued at a premium for federal income tax purposes.

Election to Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of such Regular Interests becoming wholly or partially worthless, and that, in general, holders of Regular Interests that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless (i.e., when the principal balance thereof has been reduced to zero). Such non-corporate holders of Regular Interests may be allowed a bad debt deduction at such time as the principal balance of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. Notwithstanding the foregoing, it is not clear whether holders of interest-only Regular Interests, such as the Class X Certificates, will be allowed any deductions under Code Section 166 for bad debt losses. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Prepayment Premiums and Yield Maintenance Charges

Prepayment premiums and yield maintenance charges actually collected on the Mortgage Loans will be distributed among the holders of the respective Classes of Certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to holders of Offered Certificates, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to holders of Offered Certificates prior to the Master Servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as ordinary income, although authority exists for treating such amounts as capital gain if they are treated as paid upon the retirement or partial retirement of a certificate. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

In addition to the recognition of gain or loss on actual sales, Code Section 1259 requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position. A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that entitle the holder to a specified principal amount, pay interest at a fixed or variable rate, and are not convertible into the stock of the issuer or a related party, cannot be the subject of a constructive sale for this purpose. Because most Regular Interests meet this exception, Code Section 1259 will not apply to most Regular Interests. However, Regular Interests that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R Certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the REMIC’s startup day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the REMIC’s startup day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The Special Servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

On November 2, 2015, President Obama signed into law the Bipartisan Budget Act of 2015 (the “2015 Budget Act“), which includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders to a greater degree than a tax matters person’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year and otherwise may have to take the adjustment into account in different and potentially less advantageous ways than under current rules.

The parties responsible for the tax administration of the Trust REMICs described in this prospectus will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that a Trust REMIC’s residual interest holders, to the fullest extent possible, rather than the Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. The new rules are complex and likely will be clarified and possibly revised before going into effect. Residual interest holders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the Certificate Administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person“ means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person“ means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds, including the return of principal, from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The Certificate Administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the Certificate Administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their Certificates.

Backup Withholding

Distributions made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the Certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their Certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their Certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. Holders are urged to consult their own tax advisors with respect to this and other reporting obligations with respect to their Certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the Certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The Trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

Tax Return Disclosure and Investor List Requirements

Treasury regulations directed at potentially abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. The regulations require taxpayers to report certain disclosures on IRS Form 8886 if they participate in a “reportable transaction.” Organizers and sellers of the transaction are required to maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to an investment in the Certificates. There are significant penalties for failure to comply with these disclosure requirements. Investors in Certificates are encouraged to consult their own tax advisors concerning any possible disclosure obligation with respect to their investment, and should be aware that we and other participants in the transaction intend to comply with such disclosure and investor list maintenance requirements as we and they determine apply to us and them with respect to the transaction.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State, Local and Other Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” above, purchasers of Certificates should consider the state, local and other tax consequences of the acquisition, ownership, and disposition of the Certificates. State, local and other tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Certificates solely by reason of the location in that jurisdiction of the Depositor, the Trustee, the Certificate Administrator, the Sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of Certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Certificates. No assurance can be given that holders of Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

Holders are urged to consult their own tax advisors with respect to the various state and local, and any other, tax consequences of an investment in the Certificates.

ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes various requirements on—

●	ERISA Plans, and

●	persons that are fiduciaries with respect to ERISA Plans,

in connection with the investment of the assets of an ERISA Plan. For purposes of this discussion, “ERISA Plans” include corporate pension and profit sharing plans that are subject to Title I of ERISA as well as separate accounts and collective investment funds, including as applicable, insurance company general accounts, in which other ERISA Plans are invested.

Governmental plans and, if they have not made an election under Section 410(d) of the Internal Revenue Code, church plans are not subject to ERISA requirements. However, those plans may be subject to provisions of other applicable federal or state law that are materially similar to the provisions of ERISA or the Internal Revenue Code discussed in this section. Any of those plans which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Internal Revenue Code, moreover, is subject to the prohibited transaction rules in Section 503 of the Internal Revenue Code.

ERISA imposes general fiduciary requirements on a fiduciary that is investing the assets of an ERISA Plan, including—

●	investment prudence and diversification, and

●	compliance with the investing ERISA Plan’s governing documents.

Section 406 of ERISA also prohibits a broad range of transactions involving the assets of an ERISA Plan and a “party in interest” within the meaning of Section 3(14) of ERISA (a “Party in Interest”) with respect to that ERISA Plan, unless a statutory or administrative exemption applies. Section 4975 of the Internal Revenue Code contains similar prohibitions applicable to transactions involving the assets of a “plan” subject to Section 4975 of the Internal Revenue Code and “disqualified persons” with respect to such plan. For ease of reference, the term “Party in Interest” should be read to include such “disqualified persons” under Section 4975 of the Code. For purposes of this discussion, Plans include ERISA Plans as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Internal Revenue Code, including entities, funds or accounts deemed to hold “plan assets” thereof.

The types of transactions between Plans and Parties in Interest that are prohibited include:

●	sales, exchanges or leases of property;

●	loans or other extensions of credit; and

●	the furnishing of goods and services.

Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Internal Revenue Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the affected Plan for any losses realized by that Plan or profits realized by those persons. In addition, an individual retirement account involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

An investor who is—

●	a fiduciary of a Plan, or

●	any other person investing “plan assets” of any Plan,

is encouraged to carefully review with their legal advisors whether the purchase or holding of an Offered Certificate would be a “prohibited transaction” or would otherwise be impermissible under ERISA or Section 4975 of the Code as discussed in this prospectus.

If a Plan acquires an Offered Certificate, the underlying assets of the trust fund will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply. See “—Plan Asset Regulations” below. However, we cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the rules set forth in the plan asset regulations under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”). For example, one of the exceptions in the Plan Asset Regulations states that the underlying assets of an entity will not be considered “plan assets” if less than 25% of the value of each class of equity interests is held by “benefit plan investors,” which include Plans and entities whose underlying assets include plan assets by reason of a Plan’s investment in such entity, but this exception will be tested immediately after each acquisition of an Offered Certificate, whether upon initial issuance or in the secondary market. Because there are no relevant restrictions on the purchase and transfer of the Offered Certificates by Plans, it cannot be assured that benefit plan investors will own less than 25% of each Class of the Offered Certificates.

If one of the exceptions in the Plan Asset Regulations applies, the prohibited transaction provisions of ERISA and Section 4975 of the Code will not apply to transactions involving the Issuing Entity’s underlying assets. However, if any of the managers or co-manager, the mortgagors, the Trustee, the servicers or other parties providing services to the Issuing Entity is a party in interest or a disqualified person with respect to the Plan, the acquisition or holding of Offered Certificates by that Plan could result in a prohibited transaction, unless the Underwriter Exemption, as discussed below, or some other exemption is available.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the underlying mortgage assets and other assets of the trust to be deemed assets of that Plan. The Plan Asset Regulations provide that when a Plan acquires an equity interest in an entity, the assets of that Plan include both that equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception applies. One exception is that the equity participation in the entity by benefit plan investors, which include employee benefit plans subject to Part 4 of Title I of ERISA, any plan to which Section 4975 of the Internal Revenue Code applies and any entity whose underlying assets include plan assets by reason of the plan’s investment in such entity, is not significant. The equity participation by benefit plan investors will be significant on any date if 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors. The percentage owned by benefit plan investors is determined by excluding the investments of the following persons (other than benefit plan investors):

1.	those with discretionary authority or control over the assets of the entity,

2.	those who provide investment advice directly or indirectly for a fee with respect to the assets of the entity, and

3.	those who are affiliates of the persons described in the preceding clauses 1. and 2.

In the case of one of our trusts, investments by us, by an underwriter, by the Trustee, the Master Servicer, the Special Servicer or any other party with discretionary authority over the trust assets, or by the affiliates of these persons, will be excluded.

A fiduciary of an investing Plan is any person who—

●	has discretionary authority or control over the management or disposition of the assets of that Plan, or

●	provides investment advice with respect to the assets of that Plan for a fee.

If the mortgage and other assets included in one of our trusts are Plan assets, then any party exercising management or discretionary control regarding those assets, such as the Trustee, Master Servicer or Special Servicer, or affiliates of any of these parties, may be—

●	deemed to be a fiduciary with respect to the investing Plan, and

●	subject to the fiduciary responsibility provisions of ERISA.

In addition, if the mortgage and other assets included in one of our trusts are Plan assets, then the operation of that trust may involve prohibited transactions under ERISA or Section 4975 of the Internal Revenue Code. For example, if a borrower with respect to a Mortgage Loan in that trust is a Party in Interest to an investing Plan, then the purchase by that Plan of Offered Certificates evidencing interests in that trust could be a prohibited loan between that Plan and the Party in Interest.

The Plan Asset Regulations provide that where a Plan purchases a “guaranteed governmental mortgage pool certificate,” the assets of that Plan include the certificate but do not include any of the mortgages underlying the certificate. The Plan Asset Regulations include in the definition of a “guaranteed governmental mortgage pool certificate” some Certificates issued and/or guaranteed by Freddie Mac, Ginnie Mae, Fannie Mae or Farmer Mac. Accordingly, even if these types of mortgaged-backed securities were deemed to be assets of a Plan, the underlying mortgages would not be treated as assets of that Plan. Private label mortgage participations, mortgage pass-through Certificates or other mortgage-backed securities are not “guaranteed governmental mortgage pool Certificates” within the meaning of the Plan Asset Regulations.

In addition, the acquisition or holding of Offered Certificates by or on behalf of a Plan could give rise to a prohibited transaction if we or the Trustee, Master Servicer or Special Servicer or any underwriter, sub-servicer, tax administrator, manager, borrower or obligor under any credit enhancement mechanism, or one of their affiliates, is or becomes a Party in Interest with respect to an investing Plan.

If you are the fiduciary of a Plan, you are encouraged consult your counsel and review the ERISA discussion in this prospectus before purchasing any Offered Certificates.

Prohibited Transaction Exemptions

If you are a Plan fiduciary, then, in connection with your deciding whether to purchase any of the Offered Certificates on behalf of, or with assets of, a Plan, you should consider the availability of one of the following prohibited transaction class exemptions issued by the U.S. Department of Labor:

●	Prohibited Transaction Class Exemption 90-1, which exempts particular transactions between insurance company separate accounts and Parties in Interest;

●	Prohibited Transaction Class Exemption 91-38, which exempts particular transactions between bank collective investment funds and Parties in Interest;

●	Prohibited Transaction Class Exemption 84-14, which exempts particular transactions effected on behalf of a Plan by a “qualified professional asset manager;”

●	Prohibited Transaction Class Exemption 95-60, which exempts particular transactions between insurance company general accounts and Parties in Interest; and

●	Prohibited Transaction Class Exemption 96-23, which exempts particular transactions effected on behalf of an ERISA Plan by an “in-house asset manager.”

We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment by or on behalf of a Plan in any Class of Offered Certificates. Furthermore, even if any of them were deemed to apply, that particular class exemption may not apply to all transactions that could occur in connection with the investment.

Underwriter Exemption

The U.S. Department of Labor has granted to certain underwriters individual administrative exemptions from application of certain of the prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code.

The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of Citigroup Global Markets Inc., Prohibited Transaction Exemption (“PTE”) 91-23 (April 18, 1991), and substantially identical prohibited transaction exemptions to Barclays Capital Inc., FAN 04-03E (February 4, 2004) and Cantor Fitzgerald & Co., Authorization Number 2011-05E (June 6, 2011), each as amended by PTE 2013-08 (July 9, 2013) (collectively, the “Underwriter Exemption”). Subject to the satisfaction of conditions set forth in the Underwriter Exemption, it generally exempts from the application of the prohibited transaction provisions of Sections 406(a) and 407(a) of ERISA, and the excise taxes imposed on these prohibited transactions under Sections 4975(a) and (b) of the Internal Revenue Code, specified transactions relating to, among other things—

●	the servicing and operation of pools of real estate loans, such as the mortgage pool, and

●	the purchase, sale and holding of mortgage pass-through Certificates, such as the Offered Certificates, that are underwritten by an underwriter under the Underwriter Exemption.

The Underwriter Exemption sets forth five general conditions which, among others, must be satisfied for a transaction involving the purchase, sale and holding of an Offered Certificate to be eligible for exemptive relief under the exemption. The conditions are as follows:

●	first, the acquisition of the certificate by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;

●	second, at the time of its acquisition by the Plan, the certificate must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements in the Underwriter Exemption (“Exemption Rating Agency“);

●	third, the Trustee cannot be an affiliate of any other member of the Restricted Group (other than an underwriter);

●	fourth, the following must be true—

1.	the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the relevant Class of Certificates,

2.	the sum of all payments made to and retained by us in connection with the assignment of Mortgage Loans to the Issuing Entity must represent not more than the fair market value of the obligations, and

3.	the sum of all payments made to and retained by the Master Servicer, the Special Servicer or any sub-servicer must represent not more than reasonable compensation for that person’s services under the Pooling and Servicing Agreement and reimbursement of that person’s reasonable expenses in connection therewith; and

●	fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

It is a condition to the issuance of the Offered Certificates that they receive the ratings as required by the Underwriter Exemption, and we believe that each of the Ratings Agencies meets the requirements to be an Exemption Rating Agency; consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. In addition, the third general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. We believe that the fourth general condition will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth conditions set forth above will be satisfied with respect to such Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates in the secondary market must make its own determination that at the time of such acquisition, such Certificates continue to satisfy the second general condition set forth above.

“Restricted Group” means, collectively, the following persons and entities: the Trustee; the underwriters; the Depositor; the Master Servicer; the Special Servicer; any sub-servicers; the Sponsors; each borrower, if any, with respect to Mortgage Loans constituting more than 5% of the total unamortized principal balance of the mortgage pool as of the date of initial issuance of the Offered Certificates; and any and all affiliates of any of the aforementioned persons.

In order to meet the requirements to be an Exemption Rating Agency, the credit rating agency:

1.	Must be recognized by the SEC as a NRSRO,

2.	Must have indicated on its most recently filed SEC Form NRSRO that it rates “issuers of asset-backed securities,” and

3.	Must have had, within the 12 months prior to the initial issuance of the securities, at least 3 ”qualified ratings engagements” which are defined as (A) a rating engagement requested by an issuer or underwriter in connection with the initial offering of the securities, (B) which is made public to investors generally and (C) for which the rating agency is compensated, and (D) which involves the offering of securities of the type that would be granted relief under the Exemption.

The Underwriter Exemption also requires that the Issuing Entity meet the following requirements:

●	the trust fund must consist solely of assets of the type that have been included in other investment pools;

●	Certificates evidencing interests in those other investment pools must have been rated in one of the four highest generic categories by at least one Exemption Rating Agency; and

●	Certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of an Offered Certificate.

The Depositor expects that the conditions to the applicability of the Underwriter Exemption described above generally will be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the Depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase Offered Certificates.

Under the Underwriter Exemption, the loan-to-value ratio of any underlying Mortgage Loan held in the trust may not exceed 100% at the date of initial issuance of the Offered Certificates, based on the outstanding principal balance of the Mortgage Loan and the fair market value of the mortgaged property as of the Closing Date. It is possible that, if the fair market value of any of the Mortgage Loans has declined since origination, this requirement may not be satisfied. This possibility is greater for the seasoned loans than it is for the other Mortgage Loans.

If the general conditions of the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, as well as the excise taxes imposed by Sections 4975(a) and (b) of the Internal Revenue Code by reason of Sections 4975(c)(1)(A) through (D) of the Code, in connection with—

●	the direct or indirect sale, exchange or transfer of an Offered Certificate acquired by a Plan upon initial issuance from us when we are, or a Mortgage Loan Seller, the Trustee, the Master Servicer, the Special Servicer, any sub-servicer, any provider of credit support, underwriter or borrower is, a Party in Interest with respect to the investing Plan,

●	the direct or indirect acquisition or disposition in the secondary market of an Offered Certificate by a Plan, and

●	the continued holding of an Offered Certificate by a Plan.

However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of a Plan sponsored by any member of the Restricted Group, if such acquisition or holding is by any person who has discretionary authority or renders investment advice with respect to the assets of that Plan.

If the specific conditions of the Underwriter Exemption set forth below are also satisfied, the Underwriter Exemption may provide an additional exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA, and the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c)(1)(E) of the Code, in connection with:

●	the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of securities between the Issuing Entity or an underwriter and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in the securities is: (1) a borrower with respect to 5% or less of the fair market value of the Issuing Entity’s assets or (2) an affiliate of such a person, provided that: (a) the Plan is not sponsored by a member of the Restricted Group; (b) the Plan’s investment in each Class of Certificates does not exceed 25% of the outstanding securities of such class; (c) after the Plan’s acquisition of the Certificates, no more than 25% of the assets over which the fiduciary has investment authority are invested in securities of the Issuing Entity containing assets which are sold or serviced by the same entity; and (d) in the case of initial issuance (but not secondary market transactions), at least 50% of each Class of Certificates in which Plans have invested and at least 50% of the aggregate interests in the Issuing Entity are acquired by persons independent of the Restricted Group;

●	the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan or with Plan assets provided that the conditions in clauses (2)(a), (b) and (c) of the prior bullet are met; and

●	the continued holding of Offered Certificates acquired by a Plan or with Plan assets in an initial issuance or secondary market transaction meeting the foregoing requirements.

We cannot assure you that all of the conditions for this additional exemption will be met. In particular, during periods of adverse conditions in the market for CMBS, there is an increased likelihood that (i) 50% or more of one or more Classes of Offered Certificates will be sold in the initial issuance to members of the Restricted Group and (ii) 50% or more of the aggregate interest in the Issuing Entity will be acquired by members of the Restricted Group. Plans with respect to which a borrower or an affiliate of a borrower has investment discretion are advised to consult with counsel before acquiring any Offered Certificates.

Further, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Internal Revenue Code, for transactions in connection with the servicing, management and operation of the trust fund.

Lastly, if the general conditions of the Underwriter Exemption are satisfied, it may also provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code, by reason of Sections 4975(c)(1)(A) through (D) of the Code, if the restrictions are deemed to otherwise apply merely because a person is deemed to be a party in interest or a disqualified person with respect to an investing plan by virtue of—

●	providing services to the Plan,

●	having a specified relationship to this person, or

●	solely as a result of the Plan’s ownership of Offered Certificates.

Before purchasing an Offered Certificate, a fiduciary of a Plan should itself confirm that the general and other conditions set forth in the Underwriter Exemption, and the other requirements set forth in the Underwriter Exemption, would be satisfied at the time of the purchase.

Exempt Plans

A governmental plan as defined in Section 3(32) of ERISA is not subject to ERISA or Section 4975 of the Internal Revenue Code. However, a governmental plan may be subject to a federal, state or local law which is, to a material extent, similar to the fiduciary or prohibited transaction provisions of ERISA or the Code (“Similar Law”). A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any Similar Law.

Insurance Company General Accounts

Section 401(c) of ERISA provides that the fiduciary and prohibited transaction provisions of ERISA and the Internal Revenue Code do not apply to transactions involving an insurance company general account where the assets of the general account are not Plan assets. A Department of Labor regulation issued under Section 401(c) of ERISA provides guidance for determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets are ERISA Plan assets. That regulation generally provides that, if the specified requirements are satisfied with respect to insurance policies issued on or before December 31, 1998, the assets of an insurance company general account will not be Plan assets.

Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998, or issued to a Plan on or before December 31, 1998 for which the insurance company does not comply with the requirements set forth in the Department of Labor regulation under Section 401(c) of ERISA, may be treated as Plan assets. In addition, because Section 401(c) of ERISA and the regulation issued under Section 401(c) of ERISA do not relate to insurance company separate accounts, separate account assets are still treated as Plan assets, invested in the separate account. If you are an insurance company and are contemplating the investment of general account assets in Offered Certificates, you are encouraged consult your legal counsel as to the applicability of Section 401(c) of ERISA.

Ineligible Purchasers

Even if an exemption is otherwise available, Certificates in a particular offering generally may not be purchased with the assets of a Plan that is sponsored by or maintained by an underwriter, the Depositor, the Trustee, the trust, the Master Servicer, the Special Servicer or any of their respective affiliates. Offered Certificates generally may not be purchased with the assets of a Plan if the Depositor, the Trustee, the trust fund, a Master Servicer, the Special Servicer, a Mortgage Loan Seller, or any of their respective affiliates or any employees thereof: (a) has investment discretion with respect to the investment of such Plan assets; or (b) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan. A party with the discretion, authority or responsibility is described in clause (a) or (b) of the preceding sentence is a fiduciary with respect to a Plan, and any such purchase might result in a “prohibited transaction” under ERISA and the Internal Revenue Code.

Further Warnings

The fiduciary of a Plan should consider that the rating of a security may change. If the rating of an Offered Certificate declines below the lowest permitted rating, the Offered Certificate will no longer be eligible for relief under the Underwriter Exemption (although a Plan that had purchased the Offered Certificate when it had a permitted investment grade rating would not be required by the Underwriter Exemption to dispose of the Offered Certificate). If the Offered Certificate meets the requirements of the Underwriter Exemption, other than those relating to rating, such Offered Certificate may be eligible to be purchased by an insurance company general account pursuant to Sections I and III of Prohibited Transaction Class Exemption (or PTCE) 95-60.

Each beneficial owner of an Offered Certificate or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Offered Certificate or interest therein, that either (i) it is not a Plan or an entity using assets of a Plan, (ii) it has acquired and is holding the Offered Certificates in reliance on the Underwriter Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Offered Certificates must be rated, at the time of purchase, not lower than BBB- (or its equivalent) by an Exemption Rating Agency and that such Offered Certificate is so rated or (iii)(1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

Any fiduciary of a Plan considering whether to purchase an Offered Certificate on behalf of that Plan is encouraged to consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment, in particular the fiduciary of a Plan should consider whether the purchase of an Offered Certificate satisfies the ERISA restrictions concerning prudence and diversification of the investment of the assets of that Plan.

The sale of Offered Certificates to a Plan is in no way a representation or warranty by us or any of the underwriters that—

●	the investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or

●	the investment is appropriate for Plans generally or for any particular Plan.

Consultation with Counsel

If you are a fiduciary for or any other person investing assets of a Plan and you intend to purchase Offered Certificates on behalf of or with assets of that Plan, you should:

●	consider your general fiduciary obligations under ERISA, and

●	consult with your legal counsel as to—

1.	the potential applicability of ERISA and Section 4975 of the Internal Revenue Code to that investment, and

2.	the availability of any prohibited transaction exemption in connection with that investment.

Tax Exempt Investors

A Plan that is exempt from federal income taxation under Section 501 of the Internal Revenue Code will be subject to federal income taxation to the extent that its income is “unrelated business taxable income” within the meaning of Section 512 of the Internal Revenue Code. All excess inclusions of a REMIC allocated to a REMIC residual certificate held by a tax-exempt Plan will be considered unrelated business taxable income and will be subject to federal income tax.

See “Material Federal Income Tax Consequences”.

Legal Investment

No Class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, is subject to significant interpretative uncertainties. Except as may be specified above with regard to the status of the Offered Certificates as “mortgage related securities” or not as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of any Class of Offered Certificates for legal investment, financial institution regulatory or other purposes or as to the ability of particular investors to purchase any Class of Offered Certificates under applicable legal investment restrictions.

Further, any rating of a Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”) engaged to rate that Class or issuing an unsolicited rating, and whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class of Certificates. These uncertainties (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent: (a) the Offered Certificates of any Class constitute legal investments or are subject to investment, capital or other regulatory restrictions; and (b) if applicable, SMMEA has been overridden in any jurisdiction relevant to you.

The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity. The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act. The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013, with conformance required by July 21, 2015 (or by July 21, 2017 in respect of investments in and relationships with covered funds that were in place prior to December 31, 2013). Although prior to the deadlines for conformance, banking entities were or are required to make good-faith efforts to conform their activities and investments to the Volcker Rule, the general effects of the Volcker Rule remain uncertain. Any prospective investor in the Offered Certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

Certain Legal Aspects of the Mortgage Loans

The following discussion contains general summaries of select legal aspects of Mortgage Loans secured by multifamily and commercial properties in the United States. Because these legal aspects are governed by applicable state law, which may differ substantially from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all jurisdictions in which the security for the Mortgage Loans underlying the Offered Certificates is situated.

New Jersey. Three (3) of the Mortgaged Properties, representing security for approximately 15.0% of the Initial Pool Balance, are located in New Jersey.

In New Jersey, a foreclosure action is commenced by the filing of a complaint naming as defendants all parties having an interest in the real property or in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage, and when it is desired to foreclose. If a lease predates the mortgage and the lease does not provide it is subordinate to all future mortgages, or the tenant, at the time of the loan, does not enter into a subordination agreement, that lease cannot be foreclosed in the action. Leases that are subordinate to the mortgage, either because they postdate the mortgage, or have been subordinated, can be terminated by the lender by joining the tenant as a defendant in the action unless the lender has entered into a non-disturbance and attornment agreement with the tenant. Each defendant must then be served with a copy of the complaint and given in most cases no less than 35 days to respond. Delays in prosecution of the foreclosure may occasionally result from difficulties in locating necessary parties for service of the complaint. If an answer or other responsive pleading is filed raising defenses to the foreclosure the case will be deemed a contested matter and handled like any other civil action in the county where the property is located. When the mortgagee’s right to foreclose is contested, the legal proceedings necessary to resolve the issue can be time-consuming, involving depositions, motions and perhaps a trial. After the legal issues involved in the contest are resolved, if the mortgagee prevails, the court refers the matter to the “Office of Foreclosure” located in the Office of Foreclosure in the office of the Superior Court Clerk in Trenton, which administers the foreclosure action if it is uncontested, or after the contest has been resolved in the lender’s favor. The Office of Foreclosure will then, upon application of the lender, process a judgment in favor of the lender containing the amounts due to the lender, and will issue a writ of execution to the sheriff of the county in which the property is located directing the sheriff to arrange for a public auction for the property to raise the amount adjudged to be owed to the lender. This can take time depending upon the workload in the Office of Foreclosure, which also handles a heavy volume of home foreclosures. The sheriff of the county where the property is located actually conducts the sale. Usually, it takes place at least 60 days after entry of judgment. However, the actual time is subject to the number of sales being processed and can take as long as six months in some counties. During that time, the sheriff must advertise the sale at least once a week for four weeks. The borrower can adjourn the sale date twice, each time for two weeks, and the court can order more extensions. (These timing details vary somewhat by county, depending upon the local sheriff’s procedures). Notice of the sheriff’s sale must be provided to all the defendants, and to the New Jersey Division of Taxation under New Jersey’s Bulk Sale Act. For ten days after the sale, the borrower can still redeem the property by paying all amounts due.

For commercial loans, New Jersey does not have a “one action rule” or “anti-deficiency legislation”. To obtain a personal judgment against a borrower or guarantor, when the loan is recourse to the borrower, or a guarantor, the lender must commence a separate action in Law Division of the Superior Court on the Note and/or any guaranty. This action can be commenced at any time and is not required to await completion of the foreclosure. However, that court will usually wait until the foreclosure has been completed to calculate the defendant’s liability, giving credit for the amounts raised at the sheriff’s sale, and in no event less than the fair market value of the property based on evidence presented as to the value of the real property in the Law Division action.  The purchaser at such sale acquires the estate or interest in real property covered by the mortgage.  Like the general rule, if the mortgage covered the tenant’s interest in a lease and leasehold estate, the purchaser at foreclosure will acquire such tenant’s interest subject to the tenant’s obligations under the lease to pay rent and perform other covenants contained in the lease.  New Jersey law controls the amount of foreclosure expenses and costs, including attorneys’ fees, which may be recovered by a lender, and the commission due the sheriff.  At the sheriff’s sale, an auction takes place and the lender is entitled to bid against any members of the public in attendance.  The lender, however, is not required to put up any money unless and until the bids exceed the amounts due to the lender under the foreclosure judgment.

California. Twelve (12) of the Mortgaged Properties, securing approximately 12.6% of the Initial Pool Balance, are located in California.

Mortgage loans in California are generally secured by deeds of trust on the related real estate.  Foreclosure of a deed of trust in California may be accomplished by a nonjudicial trustee’s sale in accordance with the California Civil Code (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure in accordance with the California Code of Civil Procedure. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor in interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors. On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower and any guarantors.  California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

Michigan. Five (5) of the Mortgaged Properties, securing approximately 11.6% of the Initial Pool Balance, are located in Michigan.

A mortgage (with an assignment of rents), recorded in the office of the county Register of Deeds, is the standard real property security instrument in Michigan. Sometimes a separate assignment of leases and rents is also used. Under the Michigan Uniform Commercial Code, a mortgage containing the appropriate language can be used for a fixture filing, but often a separate fixture filing financing statement is recorded as well. Mortgages often contain express future advance clauses to insure the priority of later advances, as well as a clause that provides for the use of a receiver in the event of “waste” as a result of failure to pay property taxes or insurance premiums. A Michigan mortgagee cannot expect to be able to exercise self-help and enter the property in the event of a default. Typically, the mortgagee will obtain the mortgagor’s consent to a receiver in certain circumstances, but actually obtaining a receiver still requires court approval. Mortgages may be enforced by either judicial foreclosure or foreclosure by advertisement (the mortgage should contain a good power of sale clause), carried out as a sheriff’s sale after the requisite publication. The latter is much quicker—perhaps 90 to 120 days to sale—but a judicial foreclosure, requiring at least six months before the foreclosure sale, may be desirable in some circumstances. In both cases, there is a statutory redemption period, in most cases six months, following the foreclosure sale, in which the mortgagor and other persons with interests under the mortgagor may redeem the mortgaged property, and this can only be waived by the mortgagor for adequate contemporaneous consideration. An agreement for a deed-in-lieu of foreclosure is generally also enforceable provided there is adequate independent consideration at the time of the deed. A prior waiver of the redemption period set forth in the mortgage is invalid under Michigan law. Both before foreclosure and during the redemption period the assignment of rents can to be exercised in accordance with the procedural requirements of Michigan’s assignment of rents statute. Both foreclosure remedies allow for deficiencies to be established; however, a separate action on the debt that is in process prior to foreclosure cannot be separately maintained but must be consolidated with the foreclosure once instituted.

General

Each Mortgage Loan underlying the Offered Certificates will be evidenced by a note or bond and secured by an instrument granting a security interest in real property. The instrument granting a security interest in real property may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which that real property is located. Mortgages, deeds of trust and deeds to secure debt are often collectively referred to in this prospectus as “mortgages.” A mortgage creates a lien upon, or grants a title interest in, the real property covered by the mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on—

●	the terms of the mortgage,

●	the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property,

●	the knowledge of the parties to the mortgage, and

●	in general, the order of recordation of the mortgage in the appropriate public recording office.

However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage—

●	a mortgagor, who is the owner of the encumbered interest in the real property, and

●	a mortgagee, who is the lender.

In general, the mortgagor is also the borrower.

In contrast, a deed of trust is a three-party instrument. The parties to a deed of trust are—

●	the trustor, who is the equivalent of a mortgagor,

●	the trustee to whom the real property is conveyed, and

●	the beneficiary for whose benefit the conveyance is made, who is the lender.

Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.

A deed to secure debt typically has two parties. Under a deed to secure debt, the grantor, who is the equivalent of a mortgagor, conveys title to the real property to the grantee, who is the lender, generally with a power of sale, until the debt is repaid.

Where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a Mortgage Loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note. In no event is the land trustee personally liable for the mortgage note obligation.

The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by:

●	the express provisions of the related instrument,

●	the law of the state in which the real property is located,

●	various federal laws, and

●	in some deed of trust transactions, the directions of the beneficiary.

Installment Contracts

The Mortgage Loans underlying your Offered Certificates may consist of installment contracts. Under an installment contract the seller retains legal title to the property and enters into an agreement with the purchaser for payment of the purchase price, plus interest, over the term of the installment contract. Only after full performance by the borrower of the contract is the seller obligated to convey title to the real estate to the purchaser. During the period that the installment contract is in effect, the purchaser is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

The seller’s enforcement of an installment contract varies from state to state. Generally, installment contracts provide that upon a default by the purchaser, the purchaser loses his or her right to occupy the property, the entire indebtedness is accelerated, and the purchaser’s equitable interest in the property is forfeited. The seller in this situation does not have to foreclose in order to obtain title to the property, although in some cases a quiet title action is in order if the purchaser has filed the installment contract in local land records and an ejectment action may be necessary to recover possession. In a few states, particularly in cases of purchaser default during the early years of an installment contract, the courts will permit ejectment of the purchaser and a forfeiture of his or her interest in the property.

However, most state legislatures have enacted provisions by analogy to mortgage law protecting borrowers under installment contracts from the harsh consequences of forfeiture. Under those statutes, a judicial or nonjudicial foreclosure may be required, the seller may be required to give notice of default and the borrower may be granted some grace period during which the contract may be reinstated upon full payment of the default amount and the purchaser may have a post-foreclosure statutory redemption right. In other states, courts in equity may permit a purchaser with significant investment in the property under an installment contract for the sale of real estate to share in the proceeds of sale of the property after the indebtedness is repaid or may otherwise refuse to enforce the forfeiture clause. Nevertheless, generally speaking, the seller’s procedures for obtaining possession and clear title under an installment contract for the sale of real estate in a given state are simpler and less time-consuming and costly than are the procedures for foreclosing and obtaining clear title to a mortgaged property.

Leases and Rents

A mortgage that encumbers an income-producing property often contains an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases. Under an assignment of rents and leases, the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from each lease. However, the borrower retains a revocable license to collect the rents, provided there is no default and the rents are not directly paid to the lender.

If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the UCC. Room rates are generally pledged by the borrower as additional security for the loan when a Mortgage Loan is secured by a hotel or motel. In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured by hotels or motels may be included in the trust even if the security interest in the room rates was not perfected or the requisite UCC filings were allowed to lapse. A lender will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default, even if the lender’s security interest in room rates is perfected under applicable nonbankruptcy law.

In the bankruptcy setting, the lender will be stayed from enforcing its rights to collect hotel and motel room rates. However, the room rates will constitute cash collateral and cannot be used by the bankrupt borrower—

●	without a hearing or the lender’s consent, or

●	unless the lender’s interest in the room rates is given adequate protection.

For purposes of the foregoing, the adequate protection may include a cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the bankrupt borrower proposes to use. See “—Bankruptcy Issues” below.

Personalty

Some types of income-producing real properties, such as hotels, motels and nursing homes, may include personal property, which may, to the extent it is owned by the borrower and not previously pledged, constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a Mortgage Loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured in part by personal property may be included in one of our trusts even if the security interest in the personal property was not perfected or the requisite UCC filings were allowed to lapse.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary From State to State.

The two primary methods of foreclosing a mortgage are—

●	judicial foreclosure, involving court proceedings, and

●	nonjudicial foreclosure under a power of sale granted in the mortgage instrument.

Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed. A foreclosure action sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, a lender initiates the action by the service of legal pleadings upon—

●	all parties having a subordinate interest of record in the real property, and

●	all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.

Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties, including defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding. The proceeds of that public sale are used to satisfy the judgment. The procedures that govern these public sales vary from state to state.

Equitable and Other Limitations on Enforceability of Particular Provisions.

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on these principles, a court may:

●	alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching;

●	require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan;

●	require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or

●	limit the right of the lender to foreclose in the case of a nonmonetary default, such as—

1.	a failure to adequately maintain the mortgaged property, or

2.	an impermissible further encumbrance of the mortgaged property.

Some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have—

●	upheld the reasonableness of the notice provisions, or

●	found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate its Mortgage Loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale.

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale under a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following—

●	a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower, and

●	notice of sale is given in accordance with the terms of the deed of trust and applicable state law.

In some states, prior to a nonjudicial public sale, the trustee under the deed of trust must—

●	record a notice of default and notice of sale, and

●	send a copy of those notices to the borrower and to any other party who has recorded a request for a copy of them.

In addition, in some states, the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. Some states require a reinstatement period during which the borrower or junior lienholder may have the right to cure the default by paying the entire actual amount in arrears, without regard to the acceleration of the indebtedness, plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale.

A third party may be unwilling to purchase a mortgaged property at a public sale because of—

●	the difficulty in determining the exact status of title to the property due to, among other things, redemption rights that may exist, and

●	the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National

Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a Mortgage Loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens. In addition, it may be obliged to keep senior Mortgage Loans current in order to avoid foreclosure of its interest in the property. Furthermore, if the foreclosure of a junior mortgage triggers the enforcement of a due-on-sale clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption.

The purposes of a foreclosure action are—

●	to enable the lender to realize upon its security, and

●	to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their equity of redemption.

The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption. In some states, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property after sale under a deed of trust or foreclosure of a mortgage. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. A statutory right of redemption will diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

One Action and Security First Rules.

Some states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation secured by a mortgage on real property or an interest therein, and some courts have construed the term “judicial action” broadly. In addition, some states (including California) require that the lender proceed first against any real property security for such mortgage obligation before proceeding directly upon the secured obligation itself. In the case where either a cross-collateralized, cross-defaulted or a multi-property Mortgage Loan is secured by real properties located in multiple states, the Special Servicer may be required to foreclose first on properties located in states where such “one action” and/or “security first” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in the states where judicial foreclosure is the only permitted method of foreclosure. Otherwise, a second action in a state with “one action” rules might be precluded because of a prior first action, even if such first action occurred in a state without “one action” rules. Moreover, while the consequences of breaching these rules will vary from jurisdiction to jurisdiction, as a general matter, a lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or even the right to enforce the underlying obligation. In addition, under certain circumstances, a lender with respect to a real property located in a “one action” or “security first” jurisdiction may be precluded from obtaining a deficiency judgment against the borrower following foreclosure or sale under a deed of trust (unless there has been a judicial foreclosure). Finally, in some jurisdictions, the benefits of such laws may be available not just to the underlying obligor, but also to any guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first complying with the applicable anti-deficiency statutes.

Anti-Deficiency Legislation.

Some or all of the Mortgage Loans underlying the Offered Certificates are non-recourse loans. Recourse in the case of a default on a non-recourse Mortgage Loan will generally be limited to the underlying real property and any other assets that were pledged to secure the Mortgage Loan. However, even if a Mortgage Loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states, a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale pursuant to the “power of sale” under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other state statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In some states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security, but in doing so, the lender may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders will usually proceed first against the security in states where an election of remedy provision exists. Other statutory provisions limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale. These other statutory provisions are intended to protect borrowers from exposure to large deficiency judgments that might otherwise result from below-market bids at the foreclosure sale. In some states, exceptions to the anti-deficiency statues are provided for in certain instances where the value of the lender’s security has been impaired by acts or omissions of the borrower such as for waste upon the property. Finally, some statutes may preclude deficiency judgments altogether with respect to certain kinds of obligations such as purchase-money indebtedness. In some jurisdictions the courts have extended the benefits of this legislation to the guarantors of the underlying obligation as well.

Leasehold Considerations.

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a mortgage on the borrower’s leasehold interest under a ground lease. Leasehold Mortgage Loans are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease:

●	requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them,

●	permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and

●	contains other protective provisions typically required by prudent lenders to be included in a ground lease.

Some Mortgage Loans underlying the Offered Certificates, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares. Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a security interest on the borrower’s ownership interest in shares, and the proprietary leases belonging to those shares, allocable to cooperative dwelling units that may be vacant or occupied by nonowner tenants. Loans secured in this manner are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of a borrower in real property. Loans secured in this manner typically are subordinate to the mortgage, if any, on the cooperative’s building. That mortgage, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative is subject to various regulations as well as to restrictions under the governing documents of the cooperative. The shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, that the lender may cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a commercially reasonable manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary leases. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

In the case of foreclosure on a building converted from a rental building to a building owned by a cooperative under a non-eviction plan, some states require that a purchaser at a foreclosure sale take the property subject to rent control and rent stabilization laws that apply to certain tenants who elected to remain in the building but who did not purchase shares in the cooperative when the building was so converted.

Bankruptcy Issues

Automatic Stay.

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, to collect a debt are automatically stayed upon the filing of the bankruptcy petition. Often, no interest or principal payments are made during the course of the bankruptcy case. The delay caused by an automatic stay and its consequences can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out the junior lien.

Modification of Lender’s Rights.

Under the Bankruptcy Code, the amount and terms of a Mortgage Loan secured by a lien on property of the debtor may be modified provided that substantive and procedural safeguards protective of the lender are met. A bankruptcy court may, among other things—

●	reduce the secured portion of the outstanding amount of the loan to the then-current value of the property, thereby leaving the lender a general unsecured creditor for the difference between the then-current value of the property and the outstanding balance of the loan;

●	reduce the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan;

●	extend or shorten the term to maturity of the loan;

●	permit the bankrupt borrower to cure the subject loan default by paying the arrearage over a number of years; or

●	permit the bankrupt borrower, through its rehabilitative plan, to reinstate the loan payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor’s petition.

Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), depending on the particular facts and circumstances of the specific case.

A trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide the borrower with means to halt a foreclosure proceeding or sale and to force a restructuring of a Mortgage Loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens and mechanics liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors. Federal bankruptcy law also may interfere with the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to enforce lockbox requirements.

Leases and Rents.

Federal bankruptcy law may also interfere with or affect the ability of a secured lender to enforce the borrower’s assignment of rents and leases related to the mortgaged property. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in the lease to that effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to exercise certain contractual remedies with respect to any related leases. In addition, a lender may be stayed from enforcing the assignment under the Bankruptcy Code, and the legal proceedings necessary to resolve the issue could be time-consuming, and result in delays in the lender’s receipt of the rents. Rents and leases may also escape an assignment thereof (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected or (v) to the extent the court determines, based on the equities of the case, that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income. The Bankruptcy Code has been amended to mitigate this problem with respect to fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities. A lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel, motel and other lodging property revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case.” The equities of a particular case may permit the discontinuance of security interests in post-petition leases and rents. Unless a court orders otherwise, however, rents and other revenues from the related lodging property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in such mortgaged property and the cash collateral is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally, upon the commencement of the bankruptcy case, would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

In addition to the inclusion of hotel revenues within the definition of cash collateral as noted above, recent amendments to the Bankruptcy Code provide that a pre-petition security interest in rents or hotel revenues is designed to overcome those cases holding that a security interest in rents is unperfected under the laws of some states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.

Lease Assumption or Rejection by Tenant.

A borrower’s ability to make payment on a Mortgage Loan may be impaired by the commencement of a bankruptcy case relating to the tenant under a lease of the related property. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a tenant results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for—

●	past due rent,

●	accelerated rent,

●	damages, or

●	a summary eviction order with respect to a default under the lease that occurred prior to the filing of the tenant’s bankruptcy petition.

In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court:

●	assume the lease and either retain it or assign it to a third party, or

●	reject the lease.

If the lease is assumed, the trustee, debtor-in-possession or assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with adequate assurance of future performance. These remedies may be insufficient, and any assurances provided to the lessor may be inadequate. If the lease is rejected, the lessor will be treated, except potentially to the extent of any security deposit, as an unsecured creditor with respect to its claim for damages for termination of the lease. The Bankruptcy Code also limits a lessor’s damages for lease rejection to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises, plus

●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

Lease Rejection by Lessor – Tenant’s Right.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor in possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date. To the extent that the contractual obligation remains enforceable against the lessee, the lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

Ground Lessee or Ground Lessor.

Bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Single-Purpose Entity Covenants and Substantive Consolidation.

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc. 409 B.R. 43 (Bankr. S.D.N.Y. 1999), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

Sales Free and Clear of Liens.

Under Sections 363(b) and (f) of the Bankruptcy Code, a trustee, or a borrower as debtor in possession, may, despite the provisions of the related mortgage to the contrary, sell the related mortgaged property free and clear of all liens, which liens would then attach to the proceeds of such sale. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Post-Petition Credit.

Pursuant to Section 364 of the Bankruptcy Code, a bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level special purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan ultimately did not include these subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of a Sponsor of a borrower, such Sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Avoidance Actions.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower under a Mortgage Loan or to avoid the granting of the liens in the transaction in the first instance, or any replacement liens that arise by operation of law or the security agreement. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain of the other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on a Mortgage Loan) as an actual or constructive fraudulent conveyance under state or federal law.

Generally, under federal law and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance if it was made with actual intent to hinder, delay or defraud creditors, as evidenced by certain “badges” of fraud. It also will be subject to avoidance under certain circumstances as a constructive fraudulent transfer if the transferor did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the transferor constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the transferor’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, cross-collateralization arrangements could be challenged as fraudulent transfers by creditors of a borrower in an action brought outside a bankruptcy case or, if the borrower were to become a debtor in a bankruptcy case, by the borrower as a debtor in possession or its bankruptcy trustee. Among other things, a legal challenge to the granting of liens may focus on the benefits realized by the borrower from the Mortgage Loan proceeds, in addition to the overall cross-collateralization. A lien or other property transfer granted by a borrower to secure repayment of a loan could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property.

Management Agreements.

It is likely that any management agreement relating to the mortgaged properties constitutes an “executory contract” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an executory contract of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of the related borrower (or the trustee as its assignee) to exercise certain contractual remedies with respect to a management agreement relating to any such mortgaged property. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of the related property manager, if the related management agreement(s) were to be assumed, the trustee in bankruptcy on behalf of such property manager, or such property manager as debtor-in-possession, or the assignee, if applicable, must cure any defaults under such agreement(s), compensate the borrower for its losses and provide the borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the related borrower may be forced to continue under a management agreement with a manager that is a poor credit risk or an unfamiliar manager if a management agreement was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If a management agreement is rejected, such rejection generally constitutes a breach of the executory contract immediately before the date of the filing of the petition. As a consequence, the related borrower generally would have only an unsecured claim against the related property manager for damages resulting from such breach, which could adversely affect the security for the Offered Certificates.

Certain of the Borrowers May Be Partnerships.

The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s Mortgage Loan.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the Master Servicer or Special Servicer to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect the Trustee’s status as a secured creditor with respect to the borrower or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a special purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are special purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a special purpose member or a springing member. Borrowers that are tenants-in-common may be required by the loan documents to be special purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General.

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Those environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In some circumstances, a lender may decide to abandon a contaminated real property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Environmental Assessments.

Environmental reports are generally prepared for mortgaged properties that will be included in the mortgage pool. At the time the Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the mortgaged properties was conducted.

Superlien Laws.

Under the laws of certain states, failure to perform any investigative and/or remedial action required or demanded by the state of any condition or circumstance that (i) may pose an imminent or substantial endangerment to the human health or welfare or the environment, (ii) may result in a release or threatened release of any hazardous material or hazardous substance, or (iii) may give rise to any environmental claim or demand (each condition or circumstance, an “Environmental Condition”), may give rise to a lien on the property to ensure the reimbursement of investigative and/or remedial costs incurred by the federal or state government. In several states, the lien has priority over the lien of an existing mortgage against the property. In any case, the value of a mortgaged property as collateral for a Mortgage Loan could be adversely affected by the existence of an Environmental Condition.

CERCLA.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management of the property or the operations of the borrower. Liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the contaminated mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “Lender Liability Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The Lender Liability Act offers substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The Lender Liability Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption only if—

●	it exercises decision-making control over a borrower’s environmental compliance and hazardous substance handling and disposal practices, or

●	assumes day-to-day management of operational functions of a mortgaged property.

The Lender Liability Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell that property at the earliest practicable commercially reasonable time on commercially reasonable terms.

CERCLA does not apply to petroleum products, and the secured creditor exclusion does not govern liability for cleanup costs under federal laws other than CERCLA, in particular Subtitle I of the federal Resource Conservation and Recovery Act (“RCRA”), which regulates underground petroleum storage tanks, except heating oil tanks. The EPA has adopted a lender liability rule for underground storage tanks (USTs) under Subtitle I of RCRA. Under that rule a lender with a security interest in an UST or real property containing an UST is not liable as an “owner” or “operator” so long as the lender does not engage in decision making control of the use, storage, filing or dispensing of petroleum contained in the UST, exercise control over the daily operation of the UST, or engage in petroleum production, refining or marketing. Moreover, under the Lender Liability Act, the protections accorded to lenders under CERCLA are also accorded to holders of security interests in underground petroleum storage tanks. It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors, or alternatively, may not impose liability on secured creditors at all.

Other Federal and State Laws.

Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may—

●	impose liability for releases of or exposure to asbestos-containing materials, and

●	provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal law requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known information in their possession regarding the presence of lead-based paint or lead-based paint-related hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action related to hazardous environmental conditions on a property, such as actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on a borrower. These costs may jeopardize the borrower’s ability to meet its loan obligations.

Additional Considerations.

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard. However, that individual or entity may be without substantial assets. Accordingly, it is possible that the costs could become a liability of the trust and occasion a loss to the certificateholders. Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the related loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower trustor (see “—Foreclosure—General—Anti-Deficiency Legislation” above) may curtail the lender’s ability to recover from its borrower the environmental clean-up and other related costs and liabilities incurred by the lender.

If the operations on a foreclosed property are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. This compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer acting on behalf of the Issuing Entity, may not acquire title to, or possession of, a Mortgaged Property, take over its operation or take any other action that might subject the Issuing Entity to liability under CERCLA or comparable laws unless the Master Servicer or Special Servicer has previously determined, based upon a Phase I environmental site assessment (as described below) or other specified environmental assessment prepared by a person who regularly conducts the environmental assessments, that the mortgaged property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management or disposal of any hazardous materials for which investigation, monitoring, containment, clean up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of the Issuing Entity to take any actions as are necessary to bring the Mortgaged Property into compliance with those laws or as may be required under the laws. A Phase I environmental site assessment generally involves identification of recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) and/or historic recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) based on records review, site reconnaissance and interviews, but does not involve a more intrusive investigation such as sampling or testing of materials. This requirement is intended to preclude enforcement of the security for the related Mortgage Loan until a satisfactory environmental assessment is obtained or any legally required remedial action is taken, reducing the likelihood that the Issuing Entity will become liable for any Environmental Condition affecting a mortgaged property, but making it more difficult to realize on the security for the Mortgage Loan. However, we cannot assure you that any environmental assessment obtained by the Master Servicer or the Special Servicer will detect all possible Environmental Conditions or that the other requirements of the Pooling and Servicing Agreement, even if fully observed by the Master Servicer and the Special Servicer will in fact insulate the Issuing Entity from liability for Environmental Conditions.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure. This disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-On-Sale and Due-On-Encumbrance Provisions

Some or all of the Mortgage Loans underlying the Offered Certificates may contain due-on-sale and due-on-encumbrance clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the mortgaged property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce these clauses in many states. However, the Garn-St Germain Depository Institutions Act of 1982 generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to the limitations prescribed in that Act and the regulations promulgated thereunder. The inability to enforce a due-on-sale clause may result in transfer of the related mortgaged property to an uncreditworthy person, which could increase the likelihood of default, which may affect the average life of the Mortgage Loans and the number of Mortgage Loans which may extend to maturity.

The Pooling and Servicing Agreement provides that if any Mortgage Loan contains a provision in the nature of a “due on sale” clause, which by its terms provides that: (i) the Mortgage Loan will (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related mortgaged property; or (ii) the Mortgage Loan may not be assumed without the consent of the related mortgagee in connection with any sale or other transfer, then, for so long as the Mortgage Loan is included in the Issuing Entity, the Master Servicer or Special Servicer, on behalf of the Trustee, will be required to take actions as it deems to be in the best interest of the certificateholders in accordance with the servicing standard set forth in the Pooling and Servicing Agreement, and may waive or enforce any due on sale clause contained in the related Mortgage Loan, in each case subject to any consent rights of the Special Servicer (in the case of an action by the Master Servicer) and the controlling class representative.

In addition, under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from the bankruptcy proceeding.

Junior Liens; Rights of Holders of Senior Liens

The trust may include Mortgage Loans secured by junior liens, while the loans secured by the related senior liens may not be included in that trust. The primary risk to holders of Mortgage Loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior loans and the junior loan.

In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied as follows:

●	first, to the payment of court costs and fees in connection with the foreclosure;

●	second, to real estate taxes;

●	third, in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens; and

●	last, in satisfaction of all principal, interest, prepayment and acceleration penalties, if any, and any other sums due and owing to the holder of the junior Mortgage Loan.

Subordinate Financing

Some Mortgage Loans underlying Offered Certificates may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or the restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to the following additional risks:

●	the borrower may have difficulty servicing and repaying multiple loans;

●	if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan;

●	acts of the senior lender that prejudice the junior lender or impair the junior lender’s security, such as the senior lender’s agreeing to an increase in the principal amount of or the interest rate payable on the senior loan, may create a superior equity in favor of the junior lender;

●	if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender; and

●	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made. They may also contain provisions that prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment premium, fee or charge. In some states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Some states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment premiums, fees and charges upon an involuntary prepayment is unclear under the laws of many states. Some state statutory provisions may also treat certain prepayment premiums, fees and charges as usurious if in excess of statutory limits. See “—Applicability of Usury Laws” below.

Further, some of the Mortgage Loans underlying the Offered Certificates may not require the payment of specified fees as a condition to prepayment or these requirements have expired, and to the extent some Mortgage Loans do require these fees, these fees may not necessarily deter borrowers from prepaying their Mortgage Loans.

Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a Mortgage Loan. In determining whether a given transaction is usurious, courts may include charges in the form of “points” and “fees” as “interest”, but may exclude payments in the form of “reimbursement of foreclosure expenses” or other charges found to be distinct from “interest”. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the loan is generally found usurious regardless of the form employed or the degree of overcharge. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to various types of residential, including multifamily, first Mortgage Loans originated by particular lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on Mortgage Loans covered by Title V. Some states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder, in order to protect individuals with disabilities, owners of public accommodations, such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments, must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected property owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, because the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender that is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act, a borrower who enters military service after the origination of the borrower’s Mortgage Loan, including a borrower who was in reserve status and is called to active duty after origination of the Mortgage Loan, may not be charged interest, including fees and charges, above an annual rate of 6% during the period of the borrower’s active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the related Mortgage Loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.

Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a Master Servicer or Special Servicer to collect full amounts of interest on an affected Mortgage Loan. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts payable to the holders of the Certificates, and would not be covered by advances or any form of credit support provided in connection with the Certificates. In addition, the Relief Act imposes limitations that would impair the ability of a Master Servicer or Special Servicer to foreclose on an affected Mortgage Loan during the borrower’s period of active duty status and, under some circumstances, during an additional three month period after the active duty status ceases.

In addition, pursuant to the laws of various states, under certain circumstances, payments on Mortgage Loans by residents in such states who are called into active duty with the National Guard or the reserves will be deferred. These state laws may also limit the ability of the Master Servicer to foreclose on the related mortgaged property. This could result in delays or reductions in payment and increased losses on the Mortgage Loans that would be borne by certificateholders.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator could be requested or required to obtain certain assurances from prospective investors intending to purchase Offered Certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. It is the policy of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator to comply with the Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure. Failure to honor any request by the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s Offered Certificates. In addition, each of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator intends to comply with the U.S. Bank Secrecy Act, the USA Patriot Act and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses are subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized by and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money-laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the USA Patriot Act and the regulations issued pursuant to the USA Patriot Act, as well as the narcotic drug laws. Under procedures contained in the Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties “known to have an alleged interest in the property,” including the holders of Mortgage Loans.

A lender may avoid forfeiture of its interest in the property if it establishes that—

●	its mortgage was executed and recorded before commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or

●	the lender, at the time of execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.”

However, there is no assurance that such defense will be successful.

Ratings

It is a condition to the issuance of each Class of Offered Certificates that it receives an investment grade credit rating from one or more NRSROs engaged by the Depositor to rate the Offered Certificates (each such NRSRO engaged by the Depositor to rate the Offered Certificates, a “Rating Agency” and, collectively, the “Rating Agencies”). Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade.

We are not obligated to maintain any particular rating with respect to any Class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the Sponsors, the Certificate Administrator, the Trustee, the Operating Advisor, the Master Servicer, the Special Servicer, any Outside Servicer, any Outside Special Servicer or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

A securities rating on mortgage pass-through Certificates addresses credit risk and the likelihood of full and timely payment to the applicable certificateholders of all distributions of interest at the applicable pass-through rate on the Certificates in question on each distribution date and, except in the case of interest-only Certificates, the ultimate payment in full of the certificate balance of each Class of Certificates in question on a date that is not later than the rated final distribution date with respect to such Class of Certificates. A rating takes into consideration, among other things, the credit quality of the Mortgage Pool, structural and legal aspects associated with the Certificates in question, and the extent to which the payment stream from the Mortgage Pool is adequate to make payments required under the Certificates in question. A securities rating on mortgage pass-through Certificates does not, however, represent any assessment of or constitute a statement regarding—

●	whether the price paid for those Certificates is fair;

●	whether those Certificates are a suitable investment for any particular investor;

●	the tax attributes of those Certificates or of the trust;

●	the yield to maturity or, if they have principal balances, the average life of those Certificates;

●	the likelihood, timing or frequency of prepayments (whether voluntary or involuntary) of principal on the underlying Mortgage Loans;

●	the degree to which the amount or frequency of prepayments on the underlying Mortgage Loans might differ from those originally anticipated;

●	the allocation of prepayment interest shortfalls or whether any compensating interest payments will be made;

●	whether or to what extent the interest payable on those Certificates may be reduced in connection with interest shortfalls resulting from the timing of voluntary prepayments;

●	the likelihood that any amounts other than interest at the related mortgage interest rates and principal will be received with respect to the underlying Mortgage Loans;

●	the likelihood or frequency of yield maintenance charges, assumption fees or penalty charges; or

●	if those Certificates provide solely or primarily for payments of interest, whether the holders, despite receiving all payments of interest to which they are entitled, would ultimately recover their initial investments in those Certificates.

See “Risk Factors—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

In addition, a securities rating on mortgage pass-through Certificates does not represent an assessment of the yield to maturity that investors may experience or the possibility that the holders of interest-only Certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the underlying Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that the holders of such Certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the securities ratings assigned to such Certificates. The Notional Amount of the Class X-A Certificates may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and/or Class A-S Certificates. The Notional Amount of the Class X-B Certificates may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary, to the Class B Certificates. The securities ratings do not address the timing or magnitude of reductions of such Notional Amounts, but only the obligation to distribute interest timely on each such Notional Amount as so reduced from time to time. Therefore, the securities ratings of the Class X-A and Class X-B Certificates should be evaluated independently from similar ratings on other types of securities.

NRSROs that were not engaged by the Depositor to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates, relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by the Rating Agencies. The issuance of unsolicited ratings by any NRSRO on a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that Class.

As part of the process of obtaining ratings for the Offered Certificates, the Depositor had initial discussions with and submitted certain materials to six NRSROs, including the Rating Agencies. Based on preliminary feedback from those NRSROs at that time, the Depositor selected the Rating Agencies to rate the Offered Certificates and not the other NRSROs, due in part to their initial subordination levels for the various Classes of the Certificates. In the case of one of the Rating Agencies, the Depositor has requested ratings for only certain Classes of the Offered Certificates, due in part to the initial subordination levels provided by such Rating Agency for the various Classes of the Offered Certificates. Had the Depositor selected alternative NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would have ultimately assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the Depositor. Had the Depositor requested each of the Rating Agencies to rate all Classes of the Offered Certificates, we cannot assure you as to the ratings that any such engaged NRSRO would have ultimately assigned to the Classes of Offered Certificates that it did not rate.

Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO or is no longer qualified to rate the Offered Certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

Certain actions provided for in the loan agreements require, as a condition to taking such action, that a Rating Agency Confirmation be obtained from each Rating Agency. In certain circumstances, this condition may be deemed to have been met or waived without such a Rating Agency Confirmation being obtained. See the definition of “Rating Agency Confirmation” in this prospectus. In the event such an action is taken without a Rating Agency Confirmation being obtained, we cannot assure you that the applicable Rating Agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. If you invest in the Offered Certificates, pursuant to the Pooling and Servicing Agreement your acceptance of Offered Certificates will constitute an acknowledgment and agreement with the procedures relating to Rating Agency Confirmations described under the definition of “Rating Agency Confirmation” in this prospectus.

Any rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency.

Pursuant to agreements between Depositor and each Rating Agency, the Rating Agencies will provide ongoing ratings surveillance with respect to the Offered Certificates for as long as they remain issued and outstanding. The Depositor is responsible for the fees paid to the Rating Agencies to rate and to provide ongoing rating surveillance with respect to the Offered Certificates.

Plan of Distribution (Underwriter Conflicts of Interest)

Citigroup Global Markets Inc., Barclays Capital Inc., Cantor Fitzgerald & Co., Academy Securities, Inc. and the Depositor have entered into an underwriting agreement with respect to the Offered Certificates (the “Underwriting Agreement”), pursuant to which the Depositor has agreed to sell to the underwriters, and the underwriters have severally but not jointly agreed to purchase from the Depositor, the respective Certificate Balance or Notional Amount, as applicable, of each Class of Offered Certificates set forth below. In connection with the offering contemplated by this prospectus, Citigroup Global Markets Inc., Barclays Capital Inc. and Cantor Fitzgerald & Co. are acting as co-lead managers and joint bookrunners with respect to approximately 54.2%, 29.4% and 16.4%, respectively, of the total principal balance of the Offered Certificates, and Academy Securities, Inc. is acting as co-manager.

Class	Citigroup Global Markets Inc.	Barclays Capital Inc.	Cantor Fitzgerald & Co.	Academy Securities, Inc.

Class A-1	$16,909,580	$9,166,713	$5,120,707	$ 0
Class A-2	$40,852,486	$22,146,206	$12,371,308	$ 0
Class A-3	$97,564,648	$52,889,971	$29,545,381	$ 0
Class A-4	$113,427,575	$61,489,293	$34,349,132	$ 0
Class A-AB	$18,272,233	$9,905,410	$5,533,357	$ 0
Class X-A	$321,367,110	$174,213,688	$97,319,202	$ 0
Class X-B	$22,039,854	$11,947,844	$6,674,302	$ 0
Class A-S	$34,340,588	$18,616,094	$10,399,318	$ 0
Class B	$22,039,854	$11,947,844	$6,674,302	$ 0
Class C	$16,401,159	$8,891,098	$4,966,743	$ 0

The Depositor estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $5,840,000.

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The Depositor and the Sponsors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. The parties to the Pooling and Servicing Agreement have also severally agreed to indemnify the underwriters, and the underwriters, severally and not jointly, have agreed to indemnify the Depositor and controlling persons of the Depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed to contribute to payments required to be made in respect of these liabilities.

The Depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of Offered Certificates will be approximately 109.692% of the initial aggregate principal balance of the Offered Certificates, plus accrued interest on the Offered Certificates from November 1, 2016, before deducting expenses payable by the Depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the Depositor in the form of underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The Offered Certificates are a new issue of securities with no established trading market. Although the Depositor has been advised by the underwriters that they intend to make a market in the Offered Certificates, they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Offered

Certificates. Further, we cannot assure you that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue. See “Risk Factors—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, which will include information as to the outstanding principal balance or notional amount, as applicable, of the Offered Certificates and the status of the applicable form of credit enhancement. Except as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, we cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Citigroup Global Markets Inc., one of the underwriters, is an affiliate of the Depositor, Citibank (the Certificate Administrator) and CGMRC (a Sponsor, an originator and the current holder (or an affiliate of the current holder) of one of the 80 Park Plaza Pari Passu Companion Loans, and two of the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans). Barclays Capital Inc., one of the underwriters, is an affiliate of Barclays (a Sponsor, an originator and the current holder (or an affiliate of the current holder) of two of the Potomac Mills Pari Passu Companion Loans, two of the Potomac Mills Subordinate Companion Loans and two of the Quantum Park Pari Passu Companion Loans). Cantor Fitzgerald & Co., one of the underwriters, is an affiliate of CCRE Lending (a Sponsor, an originator and the current holder (or an affiliate of the current holder) of two of the Potomac Mills Pari Passu Companion Loans, two of the Potomac Mills Subordinate Companion Loans, two of the Hill7 Office Pari Passu Companion Loans, one of the Mills Fleet Farm Pari Passu Companion Loans and one of the Marriott Saddle Brook Pari Passu Companion Loans). See “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests” in this prospectus.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Citigroup Global Markets Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, Barclays Capital Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, and Cantor Fitzgerald & Co., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the Depositor of the purchase price for the Offered Certificates and (i) the payment by the Depositor to CGMRC, an affiliate of Citigroup Global Markets Inc., in its capacity as a Sponsor, of the purchase price for the CGMRC Mortgage Loans, (ii) the payment by the Depositor to Barclays, an affiliate of Barclays Capital Inc., in its capacity as a Sponsor, of the purchase price for the Barclays Mortgage Loans, and (iii) the payment by the Depositor to CCRE Lending, an affiliate of Cantor Fitzgerald & Co., in its capacity as a Sponsor, of the purchase price for the CCRE Mortgage Loans. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”. In addition, proceeds received by Rialto in connection with the contribution of the Rialto Mortgage Loans to this securitization transaction will be applied, among other things, to directly or indirectly reacquire any such Mortgage Loans that are financed with, and to make payments to, Citibank, the Certificate Administrator and an affiliate of Citigroup Global Markets Inc., one of the underwriters, as a repurchase agreement counterparty.

As a result of the circumstances described above, each of Citigroup Global Markets Inc., Barclays Capital Inc. and Cantor Fitzgerald & Co. has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests.”

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if an Outside Servicing Agreement is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Outside Servicing Agreement will be deemed to be incorporated by reference into this prospectus.

The Depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the Depositor should be directed in writing to its principal executive offices at 390 Greenwich Street, 7th Floor, New York, New York 10013, or by telephone at (212) 816-6000.

Where You Can Find More Information

 The Depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-207132) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC.  This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of this prospectus through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The Depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the Issuing Entity on Forms 10-D, 10-K and 8-K will also be made available on the website of the Certificate Administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The Issuing Entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the Issuing Entity are included in this prospectus.

The Depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Mayer Brown LLP, Charlotte, North Carolina.

Index of Certain Defined Terms

101 Hudson Street Controlling Class Representative	214
101 Hudson Street Controlling Pari Passu Companion Loan	204
101 Hudson Street Controlling Pari Passu Companion Loan Securitization Date	204
101 Hudson Street Directing Holder	214
101 Hudson Street Loan Combination	204
101 Hudson Street Mortgage Loan	204
101 Hudson Street Pari Passu Companion Loan	204
101 Hudson Street Pari Passu Companion Loans	204
17g-5 Information Provider	344
1986 Act	479
2010 PD Amending Directive	11
2015 Budget Act	485
30/360 Basis	326
80 Park Plaza Loan Combination	204
80 Park Plaza Mortgage Loan	204
80 Park Plaza Pari Passu Companion Loan	204
80 Park Plaza Pari Passu Companion Loans	204
AB Loan Combination	146
AB Modified Loan	394
Accelerated Mezzanine Loan	421
Acceptable Insurance Default	365
Accredited Investor	13
Actual/360 Basis	187
Additional Primary Servicing Compensation	299
Administrative Fee Rate	383
ADR	148
Advance Rate	370
Advances	369
Affected Investor	67
Affirmative Asset Review Vote	432
AIFMD	67
Allocated Cut-off Date Loan Amount	148
Ancillary Fees	378
Annual Debt Service	149
Anticipated Repayment Date	188
Appraisal Date	149
Appraisal Reduction Amount	393
Appraisal Reduction Event	392
Appraised Value	149
Appraised-Out Class	395
Appraiser	393
ARD	150
ARD Loan	188
As Stabilized Appraised Value	150
Assessment of Compliance	397
Asset Representations Reviewer	314
Asset Representations Reviewer Asset Review Fee	383
Asset Representations Reviewer Ongoing Fee	383
Asset Representations Reviewer Ongoing Fee Rate	383
Asset Representations Reviewer Termination Event	436
Asset Representations Reviewer Upfront Fee	383
Asset Review	433
Asset Review Notice	433
Asset Review Quorum	433
Asset Review Report	435
Asset Review Report Summary	435
Asset Review Standard	434
Asset Review Trigger	431
Asset Review Vote Election	432
Assumed Final Distribution Date	333
Assumption Fees	378
Attestation Report	398
Available Funds	321
Balloon Balance	150
Balloon Mortgage Loans	187
Banking Act	119
Bankruptcy Code	70
Barclays	147, 261
Barclays Data Tape	262
Barclays Mortgage Loans	147, 262
Barclays Review Team	262
Barclays’ Qualification Criteria	263
Base Interest Fraction	332
BCBS	68
Beds	155
Berkeley Point	295
Borrower Delayed Reimbursements	378
Borrower Party	421
BPC Parties	300
BPC Primary Serviced Mortgage Loan	297
BPC Primary Servicer Termination Event	301
BPC Primary Servicing Agreement	297
B-Piece Buyers	133
Brexit Vote	70
Briarwood Mall Controlling Pari Passu Companion Loan	203
Briarwood Mall Loan Combination	203
Briarwood Mall Mortgage Loan	203
Briarwood Mall Non-Controlling Note Holder	210
Briarwood Mall Pari Passu Companion Loan	203
Briarwood Mall Pari Passu Companion Loans	203
BRRD	67
Building Condominium	164
CBE	473
CCRE Data Tape	265
CCRE Deal Team	265
CCRE Financing Affiliates	264
CCRE Lending	147, 264
CCRE Mortgage Loans	147, 264
CDI 202.01	69
Certificate Administrator	290

Certificate Balance	320
Certificate Owner	340
Certificate Summary	9
Certificateholder	339
Certificateholder Quorum	407
Certificateholder Repurchase Request	438
Certificates	319
Certifying Certificateholder	348
CFCRE 2016-C6 Asset Representations Reviewer	221
CFCRE 2016-C6 Certificate Administrator	221
CFCRE 2016-C6 Depositor	221
CFCRE 2016-C6 Directing Holder	225
CFCRE 2016-C6 Operating Advisor	221
CFCRE 2016-C6 Pooling and Servicing Agreement	205
CFCRE 2016-C6 Potomac Mills Special Servicer	221
CFCRE 2016-C6 Securitization	205
CFCRE 2016-C6 Servicer	221
CFCRE 2016-C6 Special Servicer	230
CFCRE 2016-C6 Trustee	221
CGCMT 2016-P5 Asset Representations Reviewer	239
CGCMT 2016-P5 Certificate Administrator	239
CGCMT 2016-P5 Controlling Class Representative	240
CGCMT 2016-P5 Depositor	239
CGCMT 2016-P5 Operating Advisor	239
CGCMT 2016-P5 Pooling and Servicing Agreement	206
CGCMT 2016-P5 Securitization	206
CGCMT 2016-P5 Servicer	239
CGCMT 2016-P5 Special Servicer	239
CGCMT 2016-P5 Trustee	239
CGMRC	147, 256
CGMRC Data File	257
CGMRC Marriott Hilton Head Resort & Spa Note	147
CGMRC Mortgage Loans	147
CGMRC Securitization Database	257
Citibank	290
Class	319
Class A-AB Scheduled Principal Balance	322
Class X Certificates	319
Class X Strip Rate	326
Clearstream	345
Clearstream Participants	347
Closing Date	148, 319
CMBS	66, 256, 292
Code	55, 477
Co-Lender Agreement	209
Collateral Deficiency Amount	395
Collection Account	372
Collection Period	322
Collective Investment Scheme	10
College Boulevard Portfolio Controlling Pari Passu Companion Loan	206
College Boulevard Portfolio Loan Combination	206
College Boulevard Portfolio Mortgage Loan	206
Communication Request	349
Companion Loan	146
Companion Loan Holder	358
Companion Loan Rating Agency	403
Compensating Interest Payment	334
Consent Fees	377
Consultation Election Notice	440
Consultation Requesting Certificateholder	440
Consultation Termination Event	421
Control Eligible Certificates	396, 421
Control Termination Event	421
Controlling Class	420
Controlling Class Certificateholder	420
Controlling Class Representative	420
Controlling Note Holder	209
Corrected Loan	365
CPR	469
CREFC®	337
CREFC® Intellectual Property Royalty License Fee	383
CREFC® Intellectual Property Royalty License Fee Rate	383
CREFC® Reports	336
Crossed Group	150
Cross-Over Date	325
CRR	67
CSC	172
Cumulative Appraisal Reduction Amount	394, 395
Cure/Contest Period	434
Custodian	288, 417
Cut-off Date	146
Cut-off Date Balance	146
Cut-off Date DSCR	151
Cut-off Date Loan-to-Value Ratio	150
Cut-off Date LTV Ratio	150
DBNTC	289
DBRS	292
DBTCA	288
Debt Service Coverage Ratio	151
Debt Yield on Underwritten NCF	151
Debt Yield on Underwritten Net Cash Flow	151
Debt Yield on Underwritten Net Operating Income	151
Debt Yield on Underwritten NOI	151
Defaulted Mortgage Loan	381
Defeasance	E-1-9
Defeasance Deposit	192
Defeasance Loans	192
Defeasance Lock Out Period	192
Defeasance Option	192
Defective Mortgage Loan	356
Definitive Certificate	345
Delinquent Loan	432
Depositaries	346
Depositor	148, 287
Determination Date	320
Diligence File	351
Directing Holder	420

Disclosable Special Servicer Fees	382
Dispute Resolution Consultation	440
Dispute Resolution Cut-off Date	440
Distribution Account	373
Distribution Date	320
Document Defect	350
Dodd-Frank Act	68
DSCR	151, 278
DTC	345
DTC Participants	346
DTC Rules	347
Due Date	187, 322
Due Diligence Questionnaire	258
Due Diligence Requirement	67
Due Period	322
EDGAR	524
EEA	67
Eligible Asset Representations Reviewer	435
Eligible Operating Advisor	429
Enforcing Party	439
Enforcing Servicer	438
Environmental Condition	513, E-1-12
ERISA	489
ESA	166, E-1-12
Escrow/Reserve Mitigating Circumstances	276
Euroclear	345
Euroclear Operator	347
Euroclear Participants	347
Excess Interest	188
Excess Interest Distribution Account	373
Excess Liquidation Proceeds Reserve Account	373
Excess Modification Fees	377
Excess Penalty Charges	378
Excess Prepayment Interest Shortfall	334
Exchange Act	255
Excluded Controlling Class Holder	136, 342
Excluded Controlling Class Mortgage Loan	421
Excluded Information	343
Excluded Mortgage Loan	421
Excluded Mortgage Loan Special Servicer	405
Excluded Special Servicer Information	343
Excluded Special Servicer Mortgage Loan	405
Exemption Rating Agency	492
FATCA	487
FDIC	118, 291, 303
FETL	14
FIEL	14
Final Asset Status Report	426
Final Dispute Resolution Election Notice	440
Financial Promotion Order	10
Fitch	277, 292, 402
Form 8-K	255
FPO Persons	10
Fresenius DST	164
FSCMA	14
FSMA	10
Grantor Trust	477
Ground Lease	E-1-10
Hard Lockbox	152
High Net Worth Companies, Unincorporated Associations, Etc.	10
Hill7 Office Controlling Class Representative	232
Hill7 Office Controlling Pari Passu Companion Loan	205
Hill7 Office Controlling Pari Passu Companion Loan Securitization Date	206
Hill7 Office Directing Holder	232
Hill7 Office Loan Combination	205
Hill7 Office Mortgage Loan	205
Hill7 Office Pari Passu Companion Loan	205
Hill7 Office Pari Passu Companion Loans	205
IKB	290
Indirect Participants	346
Initial Pool Balance	146
Initial Rate	188
Initial Requesting Certificateholder	438
Initial Space	179
In-Place Cash Management	152
Insolvency Act	119
Insolvency Legislation	119
Insolvency Processes	119
Institutional Investor	13
Insurance Rating Requirements	E-1-4
Interest Accrual Amount	327
Interest Accrual Period	327
Interest Distribution Amount	327
Interest Only Mortgage Loans	187
Interest Reserve Account	373
Interest Shortfall	327
Interested Person	416
Interest-Only Certificates	319
Investment Company Act	1
Investor Certification	339
IRS	478
Issuing Entity	146
JC Penney	180
KBRA	292
Land Condominium	164
Landerhaven Release Parcel	195
Largest Tenant	152
Largest Tenant Lease Expiration	152
Las Palmas-Riverside Owner	169
Lender Liability Act	514
Lennar	302
Liquidation Fee	380
Liquidation Fee Rate	380
Liquidation Proceeds	381
LNR Partners	310
Loan Combination	146
Loan Combination Custodial Account	373
Loan Per Unit	152
Loss of Value Payment	355
Loss of Value Reserve Fund	374
Losses	300
Lower-Tier Regular Interests	477
Lower-Tier REMIC	477
Lower-Tier REMIC Distribution Account	373

LTV	278
LTV Ratio at Maturity/ARD	152
LUST	167
MAI	392, E-1-13
Major Decision	418
Marriott Hilton Head Resort & Spa Controlling Class Representative	245
Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan	206
Marriott Hilton Head Resort & Spa Controlling Pari Passu Companion Loan Securitization Date	207
Marriott Hilton Head Resort & Spa Depositor	243
Marriott Hilton Head Resort & Spa Future Asset Representations Reviewer	243
Marriott Hilton Head Resort & Spa Future Certificate Administrator	243
Marriott Hilton Head Resort & Spa Future Operating Advisor	243
Marriott Hilton Head Resort & Spa Future Pooling and Servicing Agreement	207
Marriott Hilton Head Resort & Spa Future Servicer	243
Marriott Hilton Head Resort & Spa Future Special Servicer	243
Marriott Hilton Head Resort & Spa Future Trustee	243
Marriott Hilton Head Resort & Spa Loan Combination	206
Marriott Hilton Head Resort & Spa Loan Combination Directing Holder	245
Marriott Hilton Head Resort & Spa Mortgage Loan	206
Marriott Hilton Head Resort & Spa Pari Passu Companion Loan	206
Marriott Hilton Head Resort & Spa Pari Passu Companion Loans	206
Marriott Saddle Brook Controlling Pari Passu Companion Loan	207
Marriott Saddle Brook Loan Combination	207
Marriott Saddle Brook Mortgage Loan	207
Marriott Saddle Brook Pari Passu Companion Loan	207
Marriott Saddle Brook Pari Passu Companion Loans	207
MAS	12
Master Servicer	292
Master Servicer Remittance Date	368
Material Breach	353
Material Defect	354
Material Document Defect	350
Maturity Date/ARD Loan-to-Value Ratio	152
Maturity Date/ARD LTV Ratio	152
Midland	292
Mills Fleet Farm Loan Combination	207
Mills Fleet Farm Mortgage Loan	207
Mills Fleet Farm Pari Passu Companion Loan	207
Mills Fleet Farm Pari Passu Companion Loans	207
Modeling Assumptions	469
Modification Fees	378
Monthly Payment	322
Moody’s	277, 402
Morningstar	292
Mortgage	146
Mortgage File	349
Mortgage Loan Purchase Agreement	349
Mortgage Loan Schedule	362
Mortgage Loan Sellers	147
Mortgage Loans	146
Mortgage Note	146
Mortgage Pool	146
Mortgage Rate	326
Mortgaged Property	146
Mortgagee	E-1-13
Most Recent NOI	153
MSBAM 2016-C30 Asset Representations Reviewer	209
MSBAM 2016-C30 Certificate Administrator	209
MSBAM 2016-C30 Depositor	209
MSBAM 2016-C30 Operating Advisor	209
MSBAM 2016-C30 Pooling and Servicing Agreement	204
MSBAM 2016-C30 Securitization	203
MSBAM 2016-C30 Servicer	209
MSBAM 2016-C30 Special Servicer	209
MSBAM 2016-C30 Trustee	209
MSC 2016-BNK2 Pooling and Servicing Agreement	204
MSC 2016-BNK2 Securitization	204
MSC 2016-BNK2 Servicer	213
MSC 2016-BNK2 Special Servicer	213
MSC 2016-BNK2 Trustee	216
Net Cash Flow	154
Net Mortgage Pass-Through Rate	326
Net Mortgage Rate	326
Non-Offered Certificates	319
Nonrecoverable Advance	370
Non-Reduced Certificates	340
Non-U.S. Tax Person	487
North Pointe Adjacent Dry Cleaner Site	168
Notional Amount	320
NRSRO	338, 497
NRSRO Certification	340
Occupancy	153
Occupancy Date	153
Offered Certificates	319
OID Regulations	480
OLA	118
Operating Advisor	314
Operating Advisor Consulting Fee	382
Operating Advisor Fee	382
Operating Advisor Fee Rate	382
Operating Advisor Standard	425
Operating Advisor Termination Event	428
OPRA Certificate	187
Original Balance	153
Other Crossed Loans	356
Outside Certificate Administrator	360

Outside Controlling Class Representative	360
Outside Controlling Note Holder	359
Outside Custodian	360
Outside Depositor	360
Outside Operating Advisor	360
Outside Securitization	360
Outside Serviced Companion Loan	359
Outside Serviced Loan Combination	360
Outside Serviced Mortgage Loan	360
Outside Servicer	360
Outside Servicer Fee Rate	388
Outside Servicing Agreement	360
Outside Special Servicer	360
Outside Trustee	360
P&I Advance	368
Pari Passu Companion Loan	146
Pari Passu Indemnified Items	401
Pari Passu Indemnified Parties	401
Pari Passu Loan Combination	146
Participants	345
Party in Interest	489
Pass-Through Rate	325
PCIS Persons	10
PCO	185
PCR	273
Penalty Charges	378
Percentage Interest	320
Permitted Encumbrances	E-1-2
Permitted Investments	320
Permitted Special Servicer/Affiliate Fees	382
PIPs	110, 169
Plan Asset Regulations	490
PML	280
Pooling and Servicing Agreement	358
Pooling and Servicing Agreement Party Repurchase Request	438
Potomac Mills Certificateholders	221
Potomac Mills Companion Loans	205
Potomac Mills Control Appraisal Period	227
Potomac Mills Controlling Pari Passu Companion Loan	205
Potomac Mills Controlling Pari Passu Companion Loan Securitization Date	205
Potomac Mills Controlling Subordinate Companion Noteholder	221
Potomac Mills Loan Combination	205
Potomac Mills Loan Combination Directing Holder	227
Potomac Mills Major Decisions	225
Potomac Mills Mortgage Loan	205
Potomac Mills Pari Passu Companion Loan	205
Potomac Mills Pari Passu Companion Loans	205
Potomac Mills Senior Loans	205
Potomac Mills Sequential Pay Event	222
Potomac Mills Subordinate Companion Loans	205
PRC	12
Preliminary Asset Review Report	434
Preliminary Dispute Resolution Election Notice	440
Prepayment Assumption	481
Prepayment Interest Excess	333
Prepayment Interest Shortfall	333
Prepayment Penalty Description	153
Prepayment Provision	153
Primary Tenant Lease	197
Prime Rate	370
Principal Balance Certificates	319
Principal Distribution Amount	327
Principal Shortfall	328
Privileged Information	426
Privileged Information Exception	426
Privileged Person	338
Professional Investors	12
Prohibited Prepayment	334
Promotion of Collective Investment Schemes Exemptions Order	10
Property Advances	369
Proposed Course of Action Notice	439
Prospectus	12
Prospectus Directive	11
PTE	492
Qualification Criteria	269
Qualified Investor	11
Qualified Investors	11
Qualified Mortgage	350
Qualified Substitute Mortgage Loan	355
Quantum Park Controlling Class Representative	236
Quantum Park Controlling Pari Passu Companion Loan	206
Quantum Park Controlling Pari Passu Companion Loan Securitization Date	206
Quantum Park Directing Holder	236
Quantum Park Future Pooling and Servicing Agreement	206
Quantum Park Loan Combination	206
Quantum Park Mortgage Loan	206
Quantum Park Pari Passu Companion Loan	206
Quantum Park Pari Passu Companion Loans	206
Quantum Park Servicer	235
Quantum Park Special Servicer	235
Quantum Park Trustee	237
Rated Final Distribution Date	333
Rating Agencies	519
Rating Agency	519
Rating Agency Confirmation	444
Rating Agency Declination	444
RCA	302
RCM	302
RCM Funds	302
RCRA	514
Realized Loss	335
REC	166
Recognized Collective Investment Scheme	10
Record Date	320
Registration Statement	524
Regular Certificates	319
Regular Interestholder	479
Regular Interests	477

Regulation AB	398
Related Group	153
Release Date	192
Relevant Institutions	67
Relevant Member State	11
Relevant Person	13
Relevant Persons	10
REMIC	477
REMIC LTV Test	145
REMIC Regulations	477
REO Account	374
REO Companion Loan	328
REO Loan	328
REO Mortgage Loan	328
REO Property	319
Repurchase Price	354, 445
Repurchase Request	438
Requesting Certificateholder	440
Requesting Holders	395
Requesting Investor	349
Requesting Party	442
Requirements	518
Residual Certificates	319
Resolution Authorities	67
Resolution Failure	439
Resolved	439
Restricted Group	493
Restricted Party	426
Retention Requirement	67
Review Materials	433
Revised Rate	188
RevPAR	154
Rialto	147, 267
Rialto Data Tape	268
Rialto Marriott Hilton Head Resort & Spa Note	147
Rialto Mortgage Loans	147, 267
Rialto Review Team	267
Risk Factors	9
RMBS	289
Rooms	155
Rule 17g-5	340, 410
S&P	277, 292
Scheduled Principal Distribution Amount	327
SEC	255
Securities Act	398
Securitization Accounts	319
SEL	280, E-1-5
Senior Certificates	319
Serviced AB Loan Combination	358
Serviced Companion Loan	358
Serviced Companion Loan Holder	359
Serviced Companion Loan Securities	128, 403
Serviced Loan Combination	358
Serviced Loans	359
Serviced Mortgage Loans	359
Serviced Outside Controlled Companion Loan	359
Serviced Outside Controlled Loan Combination	359
Serviced Outside Controlled Mortgage Loan	359
Serviced Pari Passu Companion Loan	358
Serviced Pari Passu Companion Loan Holder	358
Serviced Pari Passu Loan Combination	358
Serviced Subordinate Companion Loan	358
Serviced Subordinate Companion Loan Holder	359
Servicer Termination Events	401
Servicing Fee	376
Servicing Fee Rate	376
Servicing Function Participant	398
Servicing Shift Companion Loan	360
Servicing Shift Loan Combination	360
Servicing Shift Mortgage Loan	361
Servicing Standard	362
Servicing Transfer Event	363
SFA	12
SGCMS 2016-C5 Asset Representations Reviewer	251
SGCMS 2016-C5 Certificate Administrator	251
SGCMS 2016-C5 Controlling Class Representative	252
SGCMS 2016-C5 Depositor	251
SGCMS 2016-C5 Operating Advisor	251
SGCMS 2016-C5 Pooling and Servicing Agreement	207
SGCMS 2016-C5 Securitization	207
SGCMS 2016-C5 Servicer	251
SGCMS 2016-C5 Special Servicer	251
SGCMS 2016-C5 Trustee	251
Similar Law	495
Similar Requirements	67
Single-Purpose Entity	E-1-9
SMMEA	496
Soft Lockbox	154
Soft Springing Lockbox	154
Solvency II	67
Special Administration Regulations	119
Special Servicer Decision	366
Special Servicing Fee	379
Special Servicing Fee Rate	379
Specially Serviced Loan	363
Split Mortgage Loan	146
Sponsors	148, 256
Springing Cash Management	154
Springing Lockbox	154
SRB	68
SSM	68
Standard Qualifications	E-1-1
Startup Day	477
Stated Principal Balance	328
Structured Product	12
STWD	310
Subject Loans	383, 387
Subordinate Certificates	319
Subordinate Companion Loan	146
Sub-Servicing Agreement	368
Substitute Property	197
Summary of Terms	9
TCO	185
Terms and Conditions	348

Terrorism Cap Amount	E-1-8
Tests	433
Third Party Report	148
Threshold Event Collateral	228
TIA	69, 289
Title Exception	E-1-2
Title Policy	E-1-2
Title V	517
Trailing 12 NOI	153
TRIA	E-1-8
Trimont	314
TRIPRA	117
Trust REMICs	477
Trustee	288
Trustee/Certificate Administrator Fee	382
Trustee/Certificate Administrator Fee Rate	382
U.S. Tax Person	487
Underwriter Entities	125
Underwriter Exemption	492
Underwriting Agreement	522
Underwritten EGI	155
Underwritten Expenses	154
Underwritten NCF	154
Underwritten NCF DSCR	151
Underwritten Net Cash Flow	154
Underwritten Net Operating Income	154
Underwritten NOI	154
Underwritten Revenues	155
Units	155
Unscheduled Principal Distribution Amount	328
Unsolicited Information	433
Updated Appraisal	411
Upper-Tier REMIC	477
Upper-Tier REMIC Distribution Account	373
UST	167
UW NCF DSCR	151
Volcker Rule	68
Voting Rights	345
WAC Rate	326
Wachovia	307
Weighted Average Mortgage Rate	155
Wells Fargo	306
WFCM 2016-C36 Trustee	213
WFCM 2016-C36 Certificate Administrator	213
WFCM 2016-C36 Asset Representations Reviewer	213
WFCM 2016-C36 Depositor	213
WFCM 2016-C36 Operating Advisor	213
WFCM 2016-C36 Pooling and Servicing Agreement	204
WFCM 2016-C36 Securitization	204
WFCM 2016-C36 Servicer	213
WFCM 2016-C36 Special Servicer	213
Withheld Amounts	373
Workout Fee	379
Workout Fee Rate	379
Workout-Delayed Reimbursement Amount	372
YM Group A	331
YM Group B	331
YM Groups	331
Zoning Regulations	E-1-7

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ANNEX A

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

(THIS PAGE INTENTIONALLY LEFT BLANK)

CGCMT 2016-C3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Related Group	Crossed Group	Address	City	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Units, Pads, Rooms, SF	Unit Description	Loan Per Unit ($)
1	Loan	8, 9	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A.	Briarwood Mall	Group 1	NAP	100 Briarwood Circle	Ann Arbor	Michigan	48108	Retail	Super Regional Mall	1973	2013	369,916	SF	446.05
2	Loan	10	RMF	RMF	The Townhouse Apartments - Stamford	NAP	NAP	65 and 75-77 Prospect Street	Stamford	Connecticut	06901	Multifamily	High Rise	1956, 1963	2015-2016	270	Units	214,814.81
3	Loan	11, 12, 13, 14	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A., Wells Fargo Bank, National Association	101 Hudson Street	NAP	NAP	101 Hudson Street	Jersey City	New Jersey	07302	Office	CBD	1992	NAP	1,341,649	SF	186.34
4	Loan	15, 16	CGMRC	CGMRC, LCF	80 Park Plaza	NAP	NAP	80 Park Plaza	Newark	New Jersey	07102	Office	CBD	1979	2015	960,689	SF	138.44
5	Loan	17, 18, 19, 20, 21	CGMRC	CGMRC	Belvoir Portfolio	NAP	NAP									347,214	SF	120.96
5.01	Property				225 Chapman Street			225 Chapman Street	Providence	Rhode Island	02905	Office	Medical	1929	2000	56,048	SF
5.02	Property				245 Chapman Street			245 Chapman Street	Providence	Rhode Island	02905	Office	Medical	1940	2013	41,208	SF
5.03	Property				717 Allens Avenue			717 Allens Avenue	Providence	Rhode Island	02905	Office	Medical	1960	2009	44,810	SF
5.04	Property				1 Virginia Avenue			1 Virginia Avenue	Providence	Rhode Island	02905	Office	Medical	1950-1955	2014	37,725	SF
5.05	Property				765 Allens Avenue			765 Allens Avenue	Providence	Rhode Island	02905	Office	Medical	1940	2006	36,451	SF
5.06	Property				17 Virginia Avenue			17 Virginia Avenue	Providence	Rhode Island	02905	Office	Medical	1940	2008	32,568	SF
5.07	Property				117 Ellenfield Street			117 Ellenfield Street	Providence	Rhode Island	02905	Office	Medical	1955	2011	24,659	SF
5.08	Property				240 Chapman Street			240 Chapman Street	Providence	Rhode Island	02905	Office	Medical	1985-1992	2013	20,000	SF
5.09	Property				45 Baker Street			45 Baker Street	Providence	Rhode Island	02905	Office	Medical	1965	2010	16,600	SF
5.10	Property				63 Baker Street			63 Baker Street	Providence	Rhode Island	02905	Office	Medical	1940	2011	12,600	SF
5.11	Property				78 Baker Street			78 Baker Street	Providence	Rhode Island	02905	Office	Medical	1940	2011	12,625	SF
5.12	Property				75 Baker Street			75 Baker Street	Providence	Rhode Island	02905	Office	Medical	1940	2010	11,920	SF
6	Loan	22, 23, 24, 25	CCRE	CCRE, SG, Bank of America, N.A. and Barclays Bank PLC	Potomac Mills	Group 1	NAP	2700 Potomac Mills Circle	Woodbridge	Virginia	22192	Retail	Super Regional Mall	1985	2005, 2012	1,459,997	SF	199.32
7	Loan	26, 27, 28, 29, 30, 31, 32, 33	CCRE	CCRE	Hill7 Office	NAP	NAP	1099 Stewart Street	Seattle	Washington	98101	Office	CBD	2016	NAP	285,680	SF	353.54
8	Loan	34, 35, 36, 37	Barclays Bank PLC	Barclays Bank PLC	Quantum Park	NAP	NAP	22001 Loudoun County Parkway	Ashburn	Virginia	20147	Office	Suburban	1998, 2001	NAP	942,843	SF	140.00
9	Loan	38, 39, 40, 41	CGMRC	CGMRC	College Boulevard Portfolio	NAP	NAP									768,461	SF	91.62
9.01	Property				7101 College Boulevard			7101 College Boulevard	Overland Park	Kansas	66210	Office	Suburban	1986	NAP	228,660	SF
9.02	Property				Commerce Plaza I			7300 West 110th Street	Overland Park	Kansas	66210	Office	Suburban	1985	NAP	158,095	SF
9.03	Property				Commerce Plaza II			7400 West 110th Street	Overland Park	Kansas	66210	Office	Suburban	1989	NAP	127,370	SF
9.04	Property				Financial Plaza III			6900 College Boulevard	Overland Park	Kansas	66210	Office	Suburban	1985	NAP	147,952	SF
9.05	Property				Financial Plaza II			6800 College Boulevard	Overland Park	Kansas	66210	Office	Suburban	1985	NAP	106,384	SF
10	Loan	42, 43, 44, 45	CGMRC, RMF	CGMRC, RMF	Marriott Hilton Head Resort & Spa	Group 3	NAP	1 Hotel Circle	Hilton Head Island	South Carolina	29928	Hospitality	Full Service	1976, 1985	2015	513	Rooms	190,734.61
11	Loan		CGMRC	CGMRC	Lightstone Hotel Portfolio	NAP	NAP									264	Rooms	107,454.05
11.01	Property				Home2 Suites Seattle Airport			380 Upland Drive	Tukwila	Washington	98188	Hospitality	Extended Stay	2015	NAP	139	Rooms
11.02	Property				Home2 Suites Salt Lake City/South Jordan			10704 South River Front Parkway	South Jordan	Utah	84095	Hospitality	Extended Stay	2013	NAP	125	Rooms
12	Loan	46, 47, 48	CCRE	CCRE	Mills Fleet Farm	NAP	NAP									1,039,368	SF	62.25
12.01	Property				Mills Fleet Farm - Fargo, ND			3730 36th Street South	Fargo	North Dakota	58104	Retail	Single Tenant Retail	1996	NAP	244,268	SF
12.02	Property				Mills Fleet Farm - Green Bay (East), WI			2460 Main Street	Green Bay	Wisconsin	54311	Retail	Single Tenant Retail	1966-1995	NAP	228,197	SF
12.03	Property				Mills Fleet Farm - Mankato, MN			1821 & 1850 Premier Drive	Mankato	Minnesota	56001	Retail	Single Tenant Retail	2015	NAP	207,610	SF
12.04	Property				Mills Fleet Farm - Hudson, WI			1001 Industrial Street	Hudson	Wisconsin	54016	Retail	Single Tenant Retail	1992	NAP	185,630	SF
12.05	Property				Mills Fleet Farm - Marshfield, WI			1101 West Upham Street	Marshfield	Wisconsin	54449	Retail	Single Tenant Retail	1979-1987	NAP	173,663	SF
13	Loan	49, 50	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio I	Group 2	NAP									300	Rooms	75,632.43
13.01	Property				Hyatt House Charlotte			4920 South Tryon Street	Charlotte	North Carolina	28217	Hospitality	Extended Stay	1989	2013-2014	136	Rooms
13.02	Property				Hampton Inn Muskegon			1401 East Ellis Road	Muskegon	Michigan	49444	Hospitality	Limited Service	1999	2013	81	Rooms
13.03	Property				Fairfield Inn & Suites Norton Shores			1520 East Mount Garfield Road	Muskegon	Michigan	49444	Hospitality	Limited Service	2003	2013	83	Rooms
14	Loan	51, 52	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio II	Group 2	NAP									188	Rooms	100,738.86
14.01	Property				Residence Inn Boise			7303 West Denton Street	Boise	Idaho	83704	Hospitality	Extended Stay	2005	2014-2015	104	Rooms
14.02	Property				Residence Inn Spokane			15915 East Indiana Avenue	Spokane Valley	Washington	99216	Hospitality	Extended Stay	2001	2009	84	Rooms
15	Loan		Barclays Bank PLC	Barclays Bank PLC	Las Palmas I, II, III	Group 4	NAP	160 North Linden Avenue	Rialto	California	92376	Multifamily	Garden	1987, 1990	NAP	212	Units	79,009.43
16	Loan	53, 54	CGMRC	CGMRC	Broward County Office Portfolio	NAP	NAP									161,606	SF	89.72
16.01	Property				Bank of America Center			1401 North University Drive	Coral Springs	Florida	33071	Office	Suburban	1986	NAP	49,029	SF
16.02	Property				Park Central Building 1			1100 Park Central Boulevard South	Pompano Beach	Florida	33064	Office	Suburban	1986	2004	75,954	SF
16.03	Property				Regions Bank Building			450 North Park Road	Hollywood	Florida	33021	Office	Suburban	1974	NAP	36,623	SF
17	Loan		Barclays Bank PLC	Barclays Bank PLC	North Pointe - Riverside	Group 4	NAP	5829 Montgomery Street	Riverside	California	92503	Multifamily	Garden	1973	NAP	140	Units	96,428.57
18	Loan	55, 56	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio III	Group 2	NAP									200	Rooms	60,682.41
18.01	Property				Fairfield Inn & Suites Lexington			3050 Lakecrest Circle	Lexington	Kentucky	40513	Hospitality	Limited Service	1994	2015	60	Rooms
18.02	Property				Fairfield Inn & Suites Dayton			8035 Washington Village Drive	Dayton	Ohio	45458	Hospitality	Limited Service	1999	2013	80	Rooms
18.03	Property				Fairfield Inn & Suites Ashland			10945 US-60	Ashland	Kentucky	41102	Hospitality	Limited Service	1994	2013	60	Rooms
19	Loan		CCRE	CCRE	Southland Office Center	NAP	NAP	24301 Southland Drive	Hayward	California	94545	Office	Suburban	1969	2001	132,774	SF	90.94
20	Loan	57, 58	RMF	RMF	The Bristol Hotel	NAP	NAP	1055 1st Avenue	San Diego	California	92101	Hospitality	Limited Service	1969	2009	102	Rooms	117,520.56
21	Loan	59	RMF	RMF	444 Connecticut Avenue	NAP	NAP	444 Connecticut Avenue	Norwalk	Connecticut	06854	Retail	Single Tenant Retail	1998	NAP	33,790	SF	337.38
22	Loan		CGMRC	CGMRC	Mariposa Plaza	NAP	NAP	1190 South Dixie Highway	Coral Gables	Florida	33146	Retail	Unanchored	1962, 1993	2014	28,421	SF	369.45
23	Loan	60	CGMRC	CGMRC	Hampton Inn & Suites Tempe ASU Area	NAP	NAP	1415 North Scottsdale Road	Tempe	Arizona	85281	Hospitality	Limited Service	2015	NAP	117	Rooms	84,505.03
24	Loan	61	RMF	RMF	Staybridge Suites - Merrillville	NAP	NAP	8415 Louisiana Street	Merrillville	Indiana	46410	Hospitality	Extended Stay	2015	NAP	81	Rooms	116,983.75
25	Loan	62	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Torrance, CA	Group 5	NAP	2545 West 190th Street	Torrance	California	90504	Self Storage	Self Storage	1960	2003	100,268	SF	90.88
26	Loan	63, 64	CGMRC	CGMRC	Homewood Suites Overland Park	NAP	NAP	10556 Marty Street	Overland Park	Kansas	66212	Hospitality	Extended Stay	1996	2008	92	Rooms	81,403.09
27	Loan	65	Barclays Bank PLC	Barclays Bank PLC	Hammer Lane Self Storage	NAP	NAP	6220 Sampson Road	Stockton	California	95212	Self Storage	Self Storage	2003	NAP	158,414	SF	46.40
28	Loan	66, 67	CCRE	CCRE	Marriott Saddle Brook	Group 3	NAP	138 New Pehle Avenue	Saddle Brook	New Jersey	07663	Hospitality	Full Service	1966	2009	241	Rooms	112,637.30
29	Loan		CGMRC	CGMRC	Brookdale Shopping Center	NAP	NAP	22177-22385 Pontiac Trail	South Lyon	Michigan	48178	Retail	Shadow Anchored	1979, 1981, 1988	NAP	94,638	SF	72.83
30	Loan		RMF	RMF	Parkview Apartments	Group 6	NAP	1200 West Taylor Street	Sherman	Texas	75092	Multifamily	Garden	1979, 1981	NAP	200	Units	33,213.41
31	Loan	68	CGMRC	CGMRC	NC Self Storage	NAP	NAP	211 Trimble Plant Road	Southern Pines	North Carolina	28387	Mixed Use	Self Storage/Warehouse	1959, 1980, 2008, 2012	NAP	186,428	SF	34.82
32	Loan	69	RMF	RMF	Town House Apartments - Memphis	NAP	NAP	1437 Central Avenue	Memphis	Tennessee	38104	Multifamily	High Rise	1963	NAP	163	Units	38,036.81
33	Loan		RMF	RMF	Preston Racquet Club Condominiums	Group 6	NAP	5840 Spring Valley Road	Dallas	Texas	75254	Multifamily	Garden	1981	NAP	112	Units	53,571.43
34	Loan		Barclays Bank PLC	Barclays Bank PLC	Landerhaven Office Park	NAP	NAP	6001-6009 Landerhaven Drive	Mayfield Heights	Ohio	44124	Office	Suburban	1987	NAP	74,767	SF	72.89
35	Loan	70	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Pomona, CA	Group 5	NAP	863 Towne Center Drive	Pomona	California	91767	Self Storage	Self Storage	1997	NAP	69,205	SF	78.39
36	Loan	71	CGMRC	CGMRC	Rite Aid - ACV Portfolio #1	NAP	NAP									22,383	SF	236.79
36.01	Property				7700 Shepherdsville Road - Louisville, KY			7700 Shepherdsville Road	Louisville	Kentucky	40219	Retail	Single Tenant Retail	2006	NAP	11,180	SF
36.02	Property				7500 Terry Road - Louisville, KY			7500 Terry Road	Louisville	Kentucky	40258	Retail	Single Tenant Retail	2006	NAP	11,203	SF
37	Loan	72	CGMRC	CGMRC	Regis Houze Apartments	NAP	NAP	3071 West Grand Boulevard	Detroit	Michigan	48202	Mixed Use	Multifamily/Retail	1988	2014-2016	58	Units	90,086.21
38	Loan		CCRE	CCRE	Oakdale Shopping Center	NAP	NAP	800-888 North Yosemite Avenue	Oakdale	California	95361	Retail	Anchored	1978	2008	94,763	SF	51.54
39	Loan	73	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Rosemead, CA	Group 5	NAP	8659 Garvey Avenue	Rosemead	California	91770	Self Storage	Self Storage	1974	NAP	42,125	SF	112.88
40	Loan	74	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Diamond Bar, CA	Group 5	NAP	21320 Golden Springs Drive	Diamond Bar	California	91789	Self Storage	Self Storage	1980	NAP	54,645	SF	85.83
41	Loan		Barclays Bank PLC	Barclays Bank PLC	Congress Pointe Shopping Center	NAP	NAP	4455 South Congress Avenue	Lake Worth	Florida	33461	Retail	Unanchored	1986	NAP	36,356	SF	110.02
42	Loan	75	CCRE	CCRE	Grand Avenue Business Plaza	Group 7	NAP	670 West San Marcos Boulevard	San Marcos	California	92078	Retail	Shadow Anchored	2003	2006	6,962	SF	407.65
43	Loan	76, 77	CCRE	CCRE	Fresenius Birmingham	NAP	NAP	3671 Roosevelt Boulevard	Birmingham	Alabama	35235	Office	Medical	2016	NAP	8,222	SF	340.55
44	Loan		CCRE	CCRE	Overland Corporate B Building	Group 7	NAP	41607 Margarita Road	Temecula	California	92591	Office	Suburban	2004	NAP	9,761	SF	184.01

A-1

CGCMT 2016-C3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ownership Interest	Original Balance ($)	Cut-off Date Balance ($)	Allocated Cut-off Date Loan Amount ($)	% of Initial Pool Balance	Balloon Balance ($)	Mortgage Loan Rate (%)	Administrative Fee Rate (%) (1)	Net Mortgage Loan Rate (%)	Monthly Debt Service ($) (2)	Annual Debt Service ($)	Pari Companion Loan Monthly Debt Service ($)	Pari Companion Loan Annual Debt Service ($)
1	Loan	8, 9	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A.	Briarwood Mall	Fee Simple	65,000,000	65,000,000	65,000,000	8.6%	65,000,000	3.292000%	0.01560%	3.276400%	180,793.29	2,169,519.48	278,143.52	3,337,722.24
2	Loan	10	RMF	RMF	The Townhouse Apartments - Stamford	Fee Simple	58,000,000	58,000,000	58,000,000	7.7%	58,000,000	4.310000%	0.01560%	4.294400%	211,209.95	2,534,519.40
3	Loan	11, 12, 13, 14	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A., Wells Fargo Bank, National Association	101 Hudson Street	Fee Simple	56,250,000	56,250,000	56,250,000	7.4%	56,250,000	3.117000%	0.01560%	3.101400%	148,138.67	1,777,664.04	510,255.43	6,123,065.16
4	Loan	15, 16	CGMRC	CGMRC, LCF	80 Park Plaza	Fee Simple	50,000,000	50,000,000	50,000,000	6.6%	43,719,608	4.450000%	0.01560%	4.434400%	251,859.38	3,022,312.56	418,086.57	5,017,038.84
5	Loan	17, 18, 19, 20, 21	CGMRC	CGMRC	Belvoir Portfolio		42,000,000	42,000,000	42,000,000	5.6%	35,619,189	4.240000%	0.01560%	4.224400%	206,368.95	2,476,427.40
5.01	Property				225 Chapman Street	Fee Simple			6,440,000
5.02	Property				245 Chapman Street	Fee Simple			5,250,000
5.03	Property				717 Allens Avenue	Fee Simple			5,040,000
5.04	Property				1 Virginia Avenue	Fee Simple			4,690,000
5.05	Property				765 Allens Avenue	Fee Simple			4,480,000
5.06	Property				17 Virginia Avenue	Fee Simple			4,340,000
5.07	Property				117 Ellenfield Street	Fee Simple			3,220,000
5.08	Property				240 Chapman Street	Fee Simple			2,240,000
5.09	Property				45 Baker Street	Fee Simple			2,100,000
5.10	Property				63 Baker Street	Fee Simple			1,610,000
5.11	Property				78 Baker Street	Fee Simple			1,330,000
5.12	Property				75 Baker Street	Fee Simple			1,260,000
6	Loan	22, 23, 24, 25	CCRE	CCRE, SG, Bank of America, N.A. and Barclays Bank PLC	Potomac Mills	Fee Simple	35,000,000	35,000,000	35,000,000	4.6%	35,000,000	2.988213%	0.01560%	2.972613%	88,366.72	1,060,400.64	646,339.41	7,756,072.97
7	Loan	26, 27, 28, 29, 30, 31, 32, 33	CCRE	CCRE	Hill7 Office	Fee Simple	30,000,000	30,000,000	30,000,000	4.0%	30,000,000	3.383000%	0.03560%	3.347400%	85,749.65	1,028,995.80	202,940.84	2,435,290.08
8	Loan	34, 35, 36, 37	Barclays Bank PLC	Barclays Bank PLC	Quantum Park	Fee Simple	30,000,000	30,000,000	30,000,000	4.0%	30,000,000	3.688500%	0.01560%	3.672900%	93,493.23	1,121,918.76	317,876.98	3,814,523.76
9	Loan	38, 39, 40, 41	CGMRC	CGMRC	College Boulevard Portfolio		30,000,000	29,961,377	29,961,377	4.0%	23,957,285	4.150000%	0.01560%	4.134400%	145,831.00	1,749,972.00	196,871.84	2,362,462.08
9.01	Property				7101 College Boulevard	Fee Simple			9,925,477
9.02	Property				Commerce Plaza I	Fee Simple			6,724,454
9.03	Property				Commerce Plaza II	Fee Simple			5,482,033
9.04	Property				Financial Plaza III	Fee Simple			5,093,818
9.05	Property				Financial Plaza II	Fee Simple			2,735,596
10	Loan	42, 43, 44, 45	CGMRC, RMF	CGMRC, RMF	Marriott Hilton Head Resort & Spa	Fee Simple	30,000,000	29,953,118	29,953,118	4.0%	22,362,484	4.920000%	0.01560%	4.904400%	173,981.56	2,087,778.72	394,358.19	4,732,298.28
11	Loan		CGMRC	CGMRC	Lightstone Hotel Portfolio		28,400,000	28,367,869	28,367,869	3.7%	26,082,752	4.730000%	0.01560%	4.714400%	147,805.67	1,773,668.04
11.01	Property				Home2 Suites Seattle Airport	Fee Simple			17,260,849
11.02	Property				Home2 Suites Salt Lake City/South Jordan	Fee Simple			11,107,020
12	Loan	46, 47, 48	CCRE	CCRE	Mills Fleet Farm		28,000,000	27,869,389	27,869,389	3.7%	22,830,344	4.750000%	0.03560%	4.714400%	146,061.25	1,752,735.00	193,009.52	2,316,114.24
12.01	Property				Mills Fleet Farm - Fargo, ND	Fee Simple			6,697,401
12.02	Property				Mills Fleet Farm - Green Bay (East), WI	Fee Simple			6,670,064
12.03	Property				Mills Fleet Farm - Mankato, MN	Fee Simple			5,644,952
12.04	Property				Mills Fleet Farm - Hudson, WI	Fee Simple			4,592,504
12.05	Property				Mills Fleet Farm - Marshfield, WI	Fee Simple			4,264,468
13	Loan	49, 50	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio I		22,715,000	22,689,728	22,689,728	3.0%	18,552,248	4.803000%	0.01560%	4.787400%	119,218.93	1,430,627.16
13.01	Property				Hyatt House Charlotte	Fee Simple			12,386,204
13.02	Property				Hampton Inn Muskegon	Fee Simple			5,393,992
13.03	Property				Fairfield Inn & Suites Norton Shores	Fee Simple			4,909,532
14	Loan	51, 52	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio II		18,960,000	18,938,906	18,938,906	2.5%	15,485,389	4.803000%	0.01560%	4.787400%	99,510.94	1,194,131.28
14.01	Property				Residence Inn Boise	Fee Simple			10,298,530
14.02	Property				Residence Inn Spokane	Fee Simple			8,640,376
15	Loan		Barclays Bank PLC	Barclays Bank PLC	Las Palmas I, II, III	Fee Simple	16,750,000	16,750,000	16,750,000	2.2%	13,431,796	4.269100%	0.01560%	4.253500%	82,587.33	991,047.96
16	Loan	53, 54	CGMRC	CGMRC	Broward County Office Portfolio		14,500,000	14,500,000	14,500,000	1.9%	14,500,000	3.700000%	0.01560%	3.684400%	45,329.28	543,951.36
16.01	Property				Bank of America Center	Fee Simple			5,300,000
16.02	Property				Park Central Building 1	Fee Simple			4,700,000
16.03	Property				Regions Bank Building	Fee Simple			4,500,000
17	Loan		Barclays Bank PLC	Barclays Bank PLC	North Pointe - Riverside	Fee Simple	13,500,000	13,500,000	13,500,000	1.8%	10,825,627	4.269100%	0.01560%	4.253500%	66,562.92	798,755.04
18	Loan	55, 56	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio III		12,150,000	12,136,483	12,136,483	1.6%	9,923,391	4.803000%	0.01560%	4.787400%	63,768.87	765,226.44
18.01	Property				Fairfield Inn & Suites Lexington	Fee Simple			4,844,604
18.02	Property				Fairfield Inn & Suites Dayton	Fee Simple			4,245,272
18.03	Property				Fairfield Inn & Suites Ashland	Fee Simple			3,046,607
19	Loan		CCRE	CCRE	Southland Office Center	Fee Simple	12,100,000	12,074,328	12,074,328	1.6%	11,211,679	5.320000%	0.03560%	5.284400%	67,342.22	808,106.64
20	Loan	57, 58	RMF	RMF	The Bristol Hotel	Fee Simple	12,000,000	11,987,098	11,987,098	1.6%	9,848,630	4.950000%	0.01560%	4.934400%	64,052.40	768,628.80
21	Loan	59	RMF	RMF	444 Connecticut Avenue	Fee Simple	11,400,000	11,400,000	11,400,000	1.5%	10,000,321	4.590000%	0.01560%	4.574400%	58,373.35	700,480.20
22	Loan		CGMRC	CGMRC	Mariposa Plaza	Fee Simple	10,500,000	10,500,000	10,500,000	1.4%	8,476,064	4.460000%	0.01560%	4.444400%	52,952.69	635,432.28
23	Loan	60	CGMRC	CGMRC	Hampton Inn & Suites Tempe ASU Area	Fee Simple	9,900,000	9,887,088	9,887,088	1.3%	7,888,990	4.090000%	0.06310%	4.026900%	47,779.23	573,350.76
24	Loan	61	RMF	RMF	Staybridge Suites - Merrillville	Fee Simple	9,500,000	9,475,684	9,475,684	1.3%	7,655,700	4.410000%	0.01560%	4.394400%	47,628.42	571,541.04
25	Loan	62	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Torrance, CA	Leasehold	9,112,500	9,112,500	9,112,500	1.2%	7,271,415	4.130000%	0.01560%	4.114400%	44,190.18	530,282.16
26	Loan	63, 64	CGMRC	CGMRC	Homewood Suites Overland Park	Fee Simple	7,500,000	7,489,084	7,489,084	1.0%	6,707,136	5.310000%	0.01560%	5.294400%	45,209.46	542,513.52
27	Loan	65	Barclays Bank PLC	Barclays Bank PLC	Hammer Lane Self Storage	Fee Simple	7,350,000	7,350,000	7,350,000	1.0%	7,350,000	4.080000%	0.01560%	4.064400%	25,337.08	304,044.96
28	Loan	66, 67	CCRE	CCRE	Marriott Saddle Brook	Fee Simple	7,636,363	6,909,786	6,909,786	0.9%	5,777,134	5.146000%	0.03560%	5.110400%	38,197.93	458,375.16	111,865.39	1,342,384.68
29	Loan		CGMRC	CGMRC	Brookdale Shopping Center	Fee Simple	6,900,000	6,892,283	6,892,283	0.9%	5,631,185	4.780000%	0.06310%	4.716900%	36,118.54	433,422.48
30	Loan		RMF	RMF	Parkview Apartments	Fee Simple	6,650,000	6,642,681	6,642,681	0.9%	5,439,810	4.850000%	0.01560%	4.834400%	35,091.51	421,098.12
31	Loan	68	CGMRC	CGMRC	NC Self Storage	Fee Simple	6,500,000	6,491,901	6,491,901	0.9%	5,218,321	4.300000%	0.06560%	4.234400%	32,166.64	385,999.68
32	Loan	69	RMF	RMF	Town House Apartments - Memphis	Leasehold	6,200,000	6,200,000	6,200,000	0.8%	5,442,501	4.620000%	0.01560%	4.604400%	31,858.10	382,297.20
33	Loan		RMF	RMF	Preston Racquet Club Condominiums	Fee Simple	6,000,000	6,000,000	6,000,000	0.8%	5,047,384	4.880000%	0.01560%	4.864400%	31,770.71	381,248.52
34	Loan		Barclays Bank PLC	Barclays Bank PLC	Landerhaven Office Park	Fee Simple	5,450,000	5,450,000	5,450,000	0.7%	4,418,960	4.589000%	0.01560%	4.573400%	27,903.30	334,839.60
35	Loan	70	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Pomona, CA	Fee Simple	5,425,000	5,425,000	5,425,000	0.7%	5,425,000	3.848000%	0.01560%	3.832400%	17,637.78	211,653.36
36	Loan	71	CGMRC	CGMRC	Rite Aid - ACV Portfolio #1		5,300,000	5,300,000	5,300,000	0.7%	4,558,753	4.770000%	0.01560%	4.754400%	27,711.24	332,534.88
36.01	Property				7700 Shepherdsville Road - Louisville, KY	Leasehold			3,050,000
36.02	Property				7500 Terry Road - Louisville, KY	Fee Simple			2,250,000
37	Loan	72	CGMRC	CGMRC	Regis Houze Apartments	Fee Simple	5,225,000	5,225,000	5,225,000	0.7%	4,220,757	4.480000%	0.01560%	4.464400%	26,412.25	316,947.00
38	Loan		CCRE	CCRE	Oakdale Shopping Center	Fee Simple	4,900,000	4,883,665	4,883,665	0.6%	3,636,183	4.800000%	0.03560%	4.764400%	28,076.85	336,922.20
39	Loan	73	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Rosemead, CA	Fee Simple	4,755,000	4,755,000	4,755,000	0.6%	4,755,000	3.848000%	0.01560%	3.832400%	15,459.47	185,513.64
40	Loan	74	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Diamond Bar, CA	Fee Simple	4,690,000	4,690,000	4,690,000	0.6%	4,690,000	3.848000%	0.01560%	3.832400%	15,248.15	182,977.80
41	Loan		Barclays Bank PLC	Barclays Bank PLC	Congress Pointe Shopping Center	Fee Simple	4,000,000	4,000,000	4,000,000	0.5%	3,275,715	4.886000%	0.01560%	4.870400%	21,195.04	254,340.48
42	Loan	75	CCRE	CCRE	Grand Avenue Business Plaza	Fee Simple	2,850,000	2,838,092	2,838,092	0.4%	2,362,087	5.250000%	0.03560%	5.214400%	15,737.81	188,853.72
43	Loan	76, 77	CCRE	CCRE	Fresenius Birmingham	Fee Simple	2,800,000	2,800,000	2,800,000	0.4%	2,580,242	4.950000%	0.08310%	4.866900%	14,945.56	179,346.72
44	Loan		CCRE	CCRE	Overland Corporate B Building	Fee Simple	1,800,000	1,796,130	1,796,130	0.2%	1,491,918	5.257000%	0.03560%	5.221400%	9,947.47	119,369.64

A-2

CGCMT 2016-C3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Amortization Type	Interest Accrual Method	Seasoning (Mos.)	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Due Date	First Due Date	Last IO Due Date
1	Loan	8, 9	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A.	Briarwood Mall	Interest Only	Actual/360	2	120	118	120	118	0	0	8/15/2016	1	10/1/2016	9/1/2026
2	Loan	10	RMF	RMF	The Townhouse Apartments - Stamford	Interest Only	Actual/360	1	120	119	120	119	0	0	9/30/2016	6	11/6/2016	10/6/2026
3	Loan	11, 12, 13, 14	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A., Wells Fargo Bank, National Association	101 Hudson Street	Interest Only	Actual/360	1	120	119	120	119	0	0	9/30/2016	11	11/11/2016	10/11/2026
4	Loan	15, 16	CGMRC	CGMRC, LCF	80 Park Plaza	Interest Only, Then Amortizing	Actual/360	1	36	35	120	119	360	360	9/30/2016	6	11/6/2016	10/6/2019
5	Loan	17, 18, 19, 20, 21	CGMRC	CGMRC	Belvoir Portfolio	Interest Only, Then Amortizing	Actual/360	1	24	23	120	119	360	360	9/27/2016	6	11/6/2016	10/6/2018
5.01	Property				225 Chapman Street
5.02	Property				245 Chapman Street
5.03	Property				717 Allens Avenue
5.04	Property				1 Virginia Avenue
5.05	Property				765 Allens Avenue
5.06	Property				17 Virginia Avenue
5.07	Property				117 Ellenfield Street
5.08	Property				240 Chapman Street
5.09	Property				45 Baker Street
5.10	Property				63 Baker Street
5.11	Property				78 Baker Street
5.12	Property				75 Baker Street
6	Loan	22, 23, 24, 25	CCRE	CCRE, SG, Bank of America, N.A. and Barclays Bank PLC	Potomac Mills	Interest Only	Actual/360	0	120	120	120	120	0	0	10/5/2016	1	12/1/2016	11/1/2026
7	Loan	26, 27, 28, 29, 30, 31, 32, 33	CCRE	CCRE	Hill7 Office	Interest Only - ARD	Actual/360	0	120	120	120	120	0	0	10/7/2016	6	12/6/2016	11/6/2026
8	Loan	34, 35, 36, 37	Barclays Bank PLC	Barclays Bank PLC	Quantum Park	Interest Only - ARD	Actual/360	1	60	59	60	59	0	0	9/28/2016	6	11/6/2016	10/6/2021
9	Loan	38, 39, 40, 41	CGMRC	CGMRC	College Boulevard Portfolio	Amortizing	Actual/360	1	0	0	120	119	360	359	9/9/2016	6	11/6/2016
9.01	Property				7101 College Boulevard
9.02	Property				Commerce Plaza I
9.03	Property				Commerce Plaza II
9.04	Property				Financial Plaza III
9.05	Property				Financial Plaza II
10	Loan	42, 43, 44, 45	CGMRC, RMF	CGMRC, RMF	Marriott Hilton Head Resort & Spa	Amortizing	Actual/360	1	0	0	120	119	300	299	10/3/2016	6	11/6/2016
11	Loan		CGMRC	CGMRC	Lightstone Hotel Portfolio	Amortizing	Actual/360	1	0	0	60	59	360	359	10/5/2016	6	11/6/2016
11.01	Property				Home2 Suites Seattle Airport
11.02	Property				Home2 Suites Salt Lake City/South Jordan
12	Loan	46, 47, 48	CCRE	CCRE	Mills Fleet Farm	Amortizing	Actual/360	4	0	0	120	116	360	356	6/16/2016	6	8/6/2016
12.01	Property				Mills Fleet Farm - Fargo, ND
12.02	Property				Mills Fleet Farm - Green Bay (East), WI
12.03	Property				Mills Fleet Farm - Mankato, MN
12.04	Property				Mills Fleet Farm - Hudson, WI
12.05	Property				Mills Fleet Farm - Marshfield, WI
13	Loan	49, 50	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio I	Amortizing	Actual/360	1	0	0	120	119	360	359	9/30/2016	6	11/6/2016
13.01	Property				Hyatt House Charlotte
13.02	Property				Hampton Inn Muskegon
13.03	Property				Fairfield Inn & Suites Norton Shores
14	Loan	51, 52	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio II	Amortizing	Actual/360	1	0	0	120	119	360	359	9/30/2016	6	11/6/2016
14.01	Property				Residence Inn Boise
14.02	Property				Residence Inn Spokane
15	Loan		Barclays Bank PLC	Barclays Bank PLC	Las Palmas I, II, III	Amortizing	Actual/360	0	0	0	120	120	360	360	10/11/2016	6	12/6/2016
16	Loan	53, 54	CGMRC	CGMRC	Broward County Office Portfolio	Interest Only	Actual/360	1	120	119	120	119	0	0	9/30/2016	6	11/6/2016	10/6/2026
16.01	Property				Bank of America Center
16.02	Property				Park Central Building 1
16.03	Property				Regions Bank Building
17	Loan		Barclays Bank PLC	Barclays Bank PLC	North Pointe - Riverside	Amortizing	Actual/360	0	0	0	120	120	360	360	10/11/2016	6	12/6/2016
18	Loan	55, 56	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio III	Amortizing	Actual/360	1	0	0	120	119	360	359	9/30/2016	6	11/6/2016
18.01	Property				Fairfield Inn & Suites Lexington
18.02	Property				Fairfield Inn & Suites Dayton
18.03	Property				Fairfield Inn & Suites Ashland
19	Loan		CCRE	CCRE	Southland Office Center	Amortizing	Actual/360	2	0	0	60	58	360	358	8/11/2016	6	10/6/2016
20	Loan	57, 58	RMF	RMF	The Bristol Hotel	Amortizing	Actual/360	1	0	0	120	119	360	359	9/29/2016	6	11/6/2016
21	Loan	59	RMF	RMF	444 Connecticut Avenue	Interest Only, Then Amortizing	Actual/360	1	36	35	120	119	360	360	10/3/2016	6	11/6/2016	10/6/2019
22	Loan		CGMRC	CGMRC	Mariposa Plaza	Amortizing	Actual/360	0	0	0	120	120	360	360	10/17/2016	6	12/6/2016
23	Loan	60	CGMRC	CGMRC	Hampton Inn & Suites Tempe ASU Area	Amortizing	Actual/360	1	0	0	120	119	360	359	9/27/2016	6	11/6/2016
24	Loan	61	RMF	RMF	Staybridge Suites - Merrillville	Amortizing	Actual/360	2	0	0	120	118	360	358	9/2/2016	6	10/6/2016
25	Loan	62	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Torrance, CA	Amortizing	Actual/360	0	0	0	120	120	360	360	10/12/2016	6	12/6/2016
26	Loan	63, 64	CGMRC	CGMRC	Homewood Suites Overland Park	Amortizing	Actual/360	1	0	0	60	59	300	299	10/3/2016	6	11/6/2016
27	Loan	65	Barclays Bank PLC	Barclays Bank PLC	Hammer Lane Self Storage	Interest Only	Actual/360	0	120	120	120	120	0	0	10/12/2016	6	12/6/2016	11/6/2026
28	Loan	66, 67	CCRE	CCRE	Marriott Saddle Brook	Amortizing	Actual/360	11	0	0	120	109	360	349	11/10/2015	6	1/6/2016
29	Loan		CGMRC	CGMRC	Brookdale Shopping Center	Amortizing	Actual/360	1	0	0	120	119	360	359	9/20/2016	6	11/6/2016
30	Loan		RMF	RMF	Parkview Apartments	Amortizing	Actual/360	1	0	0	120	119	360	359	9/16/2016	6	11/6/2016
31	Loan	68	CGMRC	CGMRC	NC Self Storage	Amortizing	Actual/360	1	0	0	120	119	360	359	9/23/2016	6	11/6/2016
32	Loan	69	RMF	RMF	Town House Apartments - Memphis	Interest Only, Then Amortizing	Actual/360	1	36	35	120	119	360	360	10/7/2016	6	11/6/2016	10/6/2019
33	Loan		RMF	RMF	Preston Racquet Club Condominiums	Interest Only, Then Amortizing	Actual/360	2	12	10	120	118	360	360	9/2/2016	6	10/6/2016	9/6/2017
34	Loan		Barclays Bank PLC	Barclays Bank PLC	Landerhaven Office Park	Amortizing	Actual/360	0	0	0	120	120	360	360	10/14/2016	6	12/6/2016
35	Loan	70	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Pomona, CA	Interest Only	Actual/360	1	120	119	120	119	0	0	9/16/2016	6	11/6/2016	10/6/2026
36	Loan	71	CGMRC	CGMRC	Rite Aid - ACV Portfolio #1	Interest Only, Then Amortizing	Actual/360	0	24	24	120	120	360	360	10/21/2016	6	12/6/2016	11/6/2018
36.01	Property				7700 Shepherdsville Road - Louisville, KY
36.02	Property				7500 Terry Road - Louisville, KY
37	Loan	72	CGMRC	CGMRC	Regis Houze Apartments	Amortizing	Actual/360	0	0	0	120	120	360	360	10/19/2016	6	12/6/2016
38	Loan		CCRE	CCRE	Oakdale Shopping Center	Amortizing	Actual/360	2	0	0	120	118	300	298	8/8/2016	6	10/6/2016
39	Loan	73	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Rosemead, CA	Interest Only	Actual/360	1	120	119	120	119	0	0	9/16/2016	6	11/6/2016	10/6/2026
40	Loan	74	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Diamond Bar, CA	Interest Only	Actual/360	1	120	119	120	119	0	0	9/16/2016	6	11/6/2016	10/6/2026
41	Loan		Barclays Bank PLC	Barclays Bank PLC	Congress Pointe Shopping Center	Amortizing	Actual/360	0	0	0	120	120	360	360	10/14/2016	6	12/6/2016
42	Loan	75	CCRE	CCRE	Grand Avenue Business Plaza	Amortizing	Actual/360	4	0	0	120	116	360	356	7/5/2016	6	8/6/2016
43	Loan	76, 77	CCRE	CCRE	Fresenius Birmingham	Interest Only, Then Amortizing	Actual/360	2	60	58	120	118	360	360	8/26/2016	6	10/6/2016	9/6/2021
44	Loan		CCRE	CCRE	Overland Corporate B Building	Amortizing	Actual/360	2	0	0	120	118	360	358	8/12/2016	6	10/6/2016

A-3

CGCMT 2016-C3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	First P&I Due Date	Maturity Date / ARD	ARD (Yes / No)	Final Maturity Date	Grace Period- Late Fee	Grace Period- Default	Prepayment Provision (3)	2013 EGI ($)
1	Loan	8, 9	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A.	Briarwood Mall		9/1/2026	No		0	4	Lockout/26_Defeasance/87_0%/7	25,801,860
2	Loan	10	RMF	RMF	The Townhouse Apartments - Stamford		10/6/2026	No		0	0	Lockout/25_Defeasance/90_0%/5	5,856,625
3	Loan	11, 12, 13, 14	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A., Wells Fargo Bank, National Association	101 Hudson Street		10/11/2026	No		0	0	Lockout/25_>YM or 1%/88_0%/7	33,201,752
4	Loan	15, 16	CGMRC	CGMRC, LCF	80 Park Plaza	11/6/2019	10/6/2026	No		0	0	Lockout/25_Defeasance/91_0%/4	19,408,125
5	Loan	17, 18, 19, 20, 21	CGMRC	CGMRC	Belvoir Portfolio	11/6/2018	10/6/2026	No		0	0	Lockout/25_Defeasance/91_0%/4	5,580,655
5.01	Property				225 Chapman Street								1,149,158
5.02	Property				245 Chapman Street								401,427
5.03	Property				717 Allens Avenue								911,292
5.04	Property				1 Virginia Avenue								46,390
5.05	Property				765 Allens Avenue								661,395
5.06	Property				17 Virginia Avenue								649,604
5.07	Property				117 Ellenfield Street								503,783
5.08	Property				240 Chapman Street								152,241
5.09	Property				45 Baker Street								364,818
5.10	Property				63 Baker Street								255,423
5.11	Property				78 Baker Street								253,949
5.12	Property				75 Baker Street								231,174
6	Loan	22, 23, 24, 25	CCRE	CCRE, SG, Bank of America, N.A. and Barclays Bank PLC	Potomac Mills		11/1/2026	No		0	0	Lockout/24_Defeasance/89_0%/7	48,438,321
7	Loan	26, 27, 28, 29, 30, 31, 32, 33	CCRE	CCRE	Hill7 Office		11/6/2026	Yes	11/6/2028	2	0	Lockout/3_>YM or 1%/110_0%/7	N/A
8	Loan	34, 35, 36, 37	Barclays Bank PLC	Barclays Bank PLC	Quantum Park		10/6/2021	Yes	10/6/2026	0	0	Lockout/24_>YM or 1%/31_0%/5	N/A
9	Loan	38, 39, 40, 41	CGMRC	CGMRC	College Boulevard Portfolio	11/6/2016	10/6/2026	No		0	0	Lockout/25_Defeasance/91_0%/4	13,075,383
9.01	Property				7101 College Boulevard								4,214,540
9.02	Property				Commerce Plaza I								2,260,142
9.03	Property				Commerce Plaza II								2,167,898
9.04	Property				Financial Plaza III								2,650,721
9.05	Property				Financial Plaza II								1,782,082
10	Loan	42, 43, 44, 45	CGMRC, RMF	CGMRC, RMF	Marriott Hilton Head Resort & Spa	11/6/2016	10/6/2026	No		0	0	Lockout/25_Defeasance/91_0%/4	29,563,995
11	Loan		CGMRC	CGMRC	Lightstone Hotel Portfolio	11/6/2016	10/6/2021	No		2	0	Lockout/25_Defeasance/32_0%/3	N/A
11.01	Property				Home2 Suites Seattle Airport								N/A
11.02	Property				Home2 Suites Salt Lake City/South Jordan								N/A
12	Loan	46, 47, 48	CCRE	CCRE	Mills Fleet Farm	8/6/2016	7/6/2026	No		0	0	Lockout/28_Defeasance/88_0%/4	N/A
12.01	Property				Mills Fleet Farm - Fargo, ND								N/A
12.02	Property				Mills Fleet Farm - Green Bay (East), WI								N/A
12.03	Property				Mills Fleet Farm - Mankato, MN								N/A
12.04	Property				Mills Fleet Farm - Hudson, WI								N/A
12.05	Property				Mills Fleet Farm - Marshfield, WI								N/A
13	Loan	49, 50	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio I	11/6/2016	10/6/2026	No		0	0	Lockout/25_Defeasance or >YM or 1%/89_0%/6	7,162,171
13.01	Property				Hyatt House Charlotte								3,310,566
13.02	Property				Hampton Inn Muskegon								1,761,464
13.03	Property				Fairfield Inn & Suites Norton Shores								2,090,141
14	Loan	51, 52	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio II	11/6/2016	10/6/2026	No		0	0	Lockout/25_Defeasance or >YM or 1%/89_0%/6	5,312,167
14.01	Property				Residence Inn Boise								2,702,012
14.02	Property				Residence Inn Spokane								2,610,155
15	Loan		Barclays Bank PLC	Barclays Bank PLC	Las Palmas I, II, III	12/6/2016	11/6/2026	No		0	0	Lockout/24_Defeasance/91_0%/5	2,144,623
16	Loan	53, 54	CGMRC	CGMRC	Broward County Office Portfolio		10/6/2026	No		0	0	Lockout/25_Defeasance/91_0%/4	N/A
16.01	Property				Bank of America Center								N/A
16.02	Property				Park Central Building 1								N/A
16.03	Property				Regions Bank Building								N/A
17	Loan		Barclays Bank PLC	Barclays Bank PLC	North Pointe - Riverside	12/6/2016	11/6/2026	No		0	0	Lockout/24_Defeasance/91_0%/5	1,566,829
18	Loan	55, 56	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio III	11/6/2016	10/6/2026	No		0	0	Lockout/25_Defeasance or >YM or 1%/89_0%/6	3,676,008
18.01	Property				Fairfield Inn & Suites Lexington								1,585,362
18.02	Property				Fairfield Inn & Suites Dayton								1,072,259
18.03	Property				Fairfield Inn & Suites Ashland								1,018,387
19	Loan		CCRE	CCRE	Southland Office Center	10/6/2016	9/6/2021	No		0	0	Lockout/26_Defeasance/28_0%/6	2,300,536
20	Loan	57, 58	RMF	RMF	The Bristol Hotel	11/6/2016	10/6/2026	No		0	0	Lockout/25_Defeasance/91_0%/4	4,282,681
21	Loan	59	RMF	RMF	444 Connecticut Avenue	11/6/2019	10/6/2026	No		0	0	Lockout/25_Defeasance/91_0%/4	1,174,330
22	Loan		CGMRC	CGMRC	Mariposa Plaza	12/6/2016	11/6/2026	No		0	0	Lockout/24_Defeasance/92_0%/4	1,200,629
23	Loan	60	CGMRC	CGMRC	Hampton Inn & Suites Tempe ASU Area	11/6/2016	10/6/2026	No		0	0	Lockout/25_Defeasance/89_0%/6	N/A
24	Loan	61	RMF	RMF	Staybridge Suites - Merrillville	10/6/2016	9/6/2026	No		0	0	Lockout/26_Defeasance/89_0%/5	N/A
25	Loan	62	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Torrance, CA	12/6/2016	11/6/2026	No		0	0	Lockout/24_Defeasance/92_0%/4	1,484,692
26	Loan	63, 64	CGMRC	CGMRC	Homewood Suites Overland Park	11/6/2016	10/6/2021	No		0	0	Lockout/25_Defeasance/29_0%/6	2,233,256
27	Loan	65	Barclays Bank PLC	Barclays Bank PLC	Hammer Lane Self Storage		11/6/2026	No		0	0	Lockout/24_Defeasance/92_0%/4	775,673
28	Loan	66, 67	CCRE	CCRE	Marriott Saddle Brook	1/6/2016	12/6/2025	No		0	0	Lockout/35_Defeasance/81_0%/4	11,122,781
29	Loan		CGMRC	CGMRC	Brookdale Shopping Center	11/6/2016	10/6/2026	No		0	0	Lockout/25_Defeasance/91_0%/4	1,029,428
30	Loan		RMF	RMF	Parkview Apartments	11/6/2016	10/6/2026	No		0	0	Lockout/25_Defeasance/91_0%/4	1,067,650
31	Loan	68	CGMRC	CGMRC	NC Self Storage	11/6/2016	10/6/2026	No		0	0	Lockout/25_Defeasance/92_0%/3	620,528
32	Loan	69	RMF	RMF	Town House Apartments - Memphis	11/6/2019	10/6/2026	No		0	0	Lockout/25_>YM or 1%/91_0%/4	1,366,351
33	Loan		RMF	RMF	Preston Racquet Club Condominiums	10/6/2017	9/6/2026	No		0	0	Lockout/26_Defeasance/90_0%/4	1,175,221
34	Loan		Barclays Bank PLC	Barclays Bank PLC	Landerhaven Office Park	12/6/2016	11/6/2026	No		0	0	Lockout/24_Defeasance/92_0%/4	N/A
35	Loan	70	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Pomona, CA		10/6/2026	No		0	0	Lockout/25_Defeasance/91_0%/4	469,748
36	Loan	71	CGMRC	CGMRC	Rite Aid - ACV Portfolio #1	12/6/2018	11/6/2026	No		0	0	Lockout/24_Defeasance/92_0%/4	447,820
36.01	Property				7700 Shepherdsville Road - Louisville, KY								222,820
36.02	Property				7500 Terry Road - Louisville, KY								225,000
37	Loan	72	CGMRC	CGMRC	Regis Houze Apartments	12/6/2016	11/6/2026	No		0	0	Lockout/24_Defeasance/93_0%/3	N/A
38	Loan		CCRE	CCRE	Oakdale Shopping Center	10/6/2016	9/6/2026	No		0	0	Lockout/26_Defeasance/90_0%/4	763,664
39	Loan	73	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Rosemead, CA		10/6/2026	No		0	0	Lockout/25_Defeasance/91_0%/4	499,665
40	Loan	74	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Diamond Bar, CA		10/6/2026	No		0	0	Lockout/25_Defeasance/91_0%/4	507,478
41	Loan		Barclays Bank PLC	Barclays Bank PLC	Congress Pointe Shopping Center	12/6/2016	11/6/2026	No		0	0	Lockout/24_Defeasance/92_0%/4	620,375
42	Loan	75	CCRE	CCRE	Grand Avenue Business Plaza	8/6/2016	7/6/2026	No		0	0	Lockout/28_Defeasance/88_0%/4	278,098
43	Loan	76, 77	CCRE	CCRE	Fresenius Birmingham	10/6/2021	9/6/2026	No		0	0	Lockout/26_Defeasance/91_0%/3	N/A
44	Loan		CCRE	CCRE	Overland Corporate B Building	10/6/2016	9/6/2026	No		0	0	Lockout/26_Defeasance/90_0%/4	170,675

A-4

CGCMT 2016-C3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	2013 Expenses ($)	2013 NOI ($)	2014 EGI ($)	2014 Expenses ($)	2014 NOI ($)	2015 EGI ($)	2015 Expenses ($)	2015 NOI ($)	Most Recent EGI (if past 2015) ($)	Most Recent Expenses (if past 2015) ($)	Most Recent NOI (if past 2015) ($)	Most Recent NOI Date (if past 2015)
1	Loan	8, 9	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A.	Briarwood Mall	7,226,104	18,575,756	26,455,795	7,392,111	19,063,684	26,901,911	7,447,365	19,454,546	27,001,031	7,278,731	19,722,300	6/30/2016
2	Loan	10	RMF	RMF	The Townhouse Apartments - Stamford	1,979,963	3,876,662	6,229,675	2,197,520	4,032,155	6,471,351	2,165,155	4,306,196	6,547,487	2,170,563	4,376,924	8/31/2016
3	Loan	11, 12, 13, 14	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A., Wells Fargo Bank, National Association	101 Hudson Street	16,691,035	16,510,717	38,228,378	17,641,097	20,587,281	38,571,011	17,274,342	21,296,669	39,960,773	16,855,969	23,104,804	7/31/2016
4	Loan	15, 16	CGMRC	CGMRC, LCF	80 Park Plaza	10,541,458	8,866,667	19,688,978	10,732,485	8,956,493	20,185,467	10,771,904	9,413,563	21,155,781	11,508,439	9,647,342	5/31/2016
5	Loan	17, 18, 19, 20, 21	CGMRC	CGMRC	Belvoir Portfolio	1,817,824	3,762,831	7,230,708	2,378,539	4,852,169	7,657,381	2,540,794	5,116,587	7,769,289	2,226,327	5,542,962	7/31/2016
5.01	Property				225 Chapman Street	400,990	748,168	1,212,951	469,717	743,234	1,267,732	477,580	790,152	1,304,329	401,803	902,527	7/31/2016
5.02	Property				245 Chapman Street	130,689	270,738	889,076	217,458	671,618	937,190	289,463	647,727	949,656	257,155	692,501	7/31/2016
5.03	Property				717 Allens Avenue	223,275	688,017	917,747	243,843	673,904	976,967	240,506	736,461	1,002,043	194,651	807,393	7/31/2016
5.04	Property				1 Virginia Avenue	122,680	(76,289)	701,051	380,147	320,904	829,473	439,935	389,538	838,976	334,697	504,280	7/31/2016
5.05	Property				765 Allens Avenue	252,941	408,454	797,042	256,311	540,731	833,817	301,657	532,161	811,931	267,405	544,525	7/31/2016
5.06	Property				17 Virginia Avenue	144,264	505,341	657,447	230,745	426,702	700,519	172,195	528,324	717,984	157,735	560,249	7/31/2016
5.07	Property				117 Ellenfield Street	141,269	362,514	528,057	148,051	380,006	541,206	161,064	380,142	547,804	152,264	395,540	7/31/2016
5.08	Property				240 Chapman Street	54,627	97,614	388,194	91,051	297,143	399,662	105,744	293,918	386,577	97,576	289,001	7/31/2016
5.09	Property				45 Baker Street	110,022	254,796	354,083	93,458	260,625	356,863	88,409	268,454	361,080	103,252	257,829	7/31/2016
5.10	Property				63 Baker Street	53,394	202,029	274,042	58,002	216,040	285,668	67,759	217,908	289,375	69,736	219,639	7/31/2016
5.11	Property				78 Baker Street	109,595	144,355	274,548	115,988	158,560	284,097	118,292	165,805	301,023	117,204	183,819	7/31/2016
5.12	Property				75 Baker Street	74,079	157,095	236,472	73,768	162,704	244,186	78,190	165,996	258,511	72,851	185,660	7/31/2016
6	Loan	22, 23, 24, 25	CCRE	CCRE, SG, Bank of America, N.A. and Barclays Bank PLC	Potomac Mills	13,439,008	34,999,313	52,996,465	15,601,250	37,395,215	53,336,259	14,386,618	38,949,641	54,639,014	14,340,962	40,298,052	8/31/2016
7	Loan	26, 27, 28, 29, 30, 31, 32, 33	CCRE	CCRE	Hill7 Office	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
8	Loan	34, 35, 36, 37	Barclays Bank PLC	Barclays Bank PLC	Quantum Park	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
9	Loan	38, 39, 40, 41	CGMRC	CGMRC	College Boulevard Portfolio	7,145,009	5,930,374	13,422,565	7,393,606	6,028,959	14,325,115	7,377,222	6,947,893	14,782,894	7,407,318	7,375,576	7/31/2016
9.01	Property				7101 College Boulevard	2,233,912	1,980,628	4,155,260	2,306,944	1,848,315	4,559,628	2,298,851	2,260,777	4,672,434	2,318,391	2,354,042	7/31/2016
9.02	Property				Commerce Plaza I	1,307,883	952,260	2,724,554	1,426,418	1,298,136	3,184,551	1,514,056	1,670,495	3,292,689	1,555,812	1,736,877	7/31/2016
9.03	Property				Commerce Plaza II	1,189,844	978,054	2,397,076	1,207,636	1,189,440	2,402,233	1,236,463	1,165,770	2,496,211	1,245,874	1,250,337	7/31/2016
9.04	Property				Financial Plaza III	1,408,574	1,242,146	2,294,771	1,415,058	879,713	2,296,953	1,341,080	955,872	2,496,585	1,317,196	1,179,389	7/31/2016
9.05	Property				Financial Plaza II	1,004,796	777,286	1,850,904	1,037,550	813,355	1,881,750	986,772	894,978	1,824,975	970,045	854,931	7/31/2016
10	Loan	42, 43, 44, 45	CGMRC, RMF	CGMRC, RMF	Marriott Hilton Head Resort & Spa	19,278,993	10,285,001	29,483,856	19,804,710	9,679,146	31,403,350	21,015,622	10,387,728	33,429,812	21,637,223	11,792,589	8/31/2016
11	Loan		CGMRC	CGMRC	Lightstone Hotel Portfolio	N/A	N/A	3,084,115	1,813,020	1,271,095	3,848,525	2,065,686	1,782,839	8,968,084	4,781,061	4,187,023	7/31/2016
11.01	Property				Home2 Suites Seattle Airport	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	4,874,817	2,559,029	2,315,788	7/31/2016
11.02	Property				Home2 Suites Salt Lake City/South Jordan	N/A	N/A	3,084,115	1,813,020	1,271,095	3,848,525	2,065,686	1,782,839	4,093,267	2,222,032	1,871,235	7/31/2016
12	Loan	46, 47, 48	CCRE	CCRE	Mills Fleet Farm	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.01	Property				Mills Fleet Farm - Fargo, ND	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.02	Property				Mills Fleet Farm - Green Bay (East), WI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.03	Property				Mills Fleet Farm - Mankato, MN	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.04	Property				Mills Fleet Farm - Hudson, WI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
12.05	Property				Mills Fleet Farm - Marshfield, WI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
13	Loan	49, 50	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio I	5,135,095	2,027,075	7,947,137	5,600,800	2,346,336	8,930,471	6,021,946	2,908,525	9,527,571	6,276,506	3,251,066	6/30/2016
13.01	Property				Hyatt House Charlotte	2,558,704	751,862	3,531,229	2,811,441	719,787	4,383,968	3,198,605	1,185,363	4,673,406	3,278,824	1,394,583	6/30/2016
13.02	Property				Hampton Inn Muskegon	1,277,287	484,177	2,163,707	1,415,273	748,434	2,288,268	1,428,207	860,061	2,478,816	1,536,563	942,253	6/30/2016
13.03	Property				Fairfield Inn & Suites Norton Shores	1,299,105	791,036	2,252,201	1,374,086	878,115	2,258,235	1,395,134	863,101	2,375,349	1,461,119	914,230	6/30/2016
14	Loan	51, 52	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio II	3,436,121	1,876,046	5,592,849	3,441,841	2,151,008	5,889,937	3,573,398	2,316,539	6,399,979	3,665,477	2,734,502	6/30/2016
14.01	Property				Residence Inn Boise	1,776,887	925,125	2,883,361	1,799,193	1,084,168	3,083,405	1,900,328	1,183,077	3,451,682	1,987,733	1,463,949	6/30/2016
14.02	Property				Residence Inn Spokane	1,659,234	950,921	2,709,488	1,642,648	1,066,840	2,806,532	1,673,070	1,133,462	2,948,297	1,677,744	1,270,553	6/30/2016
15	Loan		Barclays Bank PLC	Barclays Bank PLC	Las Palmas I, II, III	876,665	1,267,959	2,210,287	1,064,457	1,145,829	2,335,166	1,055,360	1,279,806	2,500,520	1,110,281	1,390,239	8/31/2016
16	Loan	53, 54	CGMRC	CGMRC	Broward County Office Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
16.01	Property				Bank of America Center	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	745,735	354,327	391,408	8/31/2016
16.02	Property				Park Central Building 1	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
16.03	Property				Regions Bank Building	N/A	N/A	867,912	380,996	486,916	880,269	379,330	500,939	933,968	415,957	518,011	8/31/2016
17	Loan		Barclays Bank PLC	Barclays Bank PLC	North Pointe - Riverside	622,031	944,798	1,677,106	566,730	1,110,376	1,789,311	578,284	1,211,027	1,880,299	594,313	1,285,986	8/31/2016
18	Loan	55, 56	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio III	3,007,379	668,629	4,163,138	3,202,911	960,227	4,529,667	3,335,527	1,194,140	5,292,342	3,594,992	1,697,350	6/30/2016
18.01	Property				Fairfield Inn & Suites Lexington	1,031,352	554,010	1,259,448	913,480	345,968	1,221,846	914,141	307,705	1,860,794	1,152,087	708,707	6/30/2016
18.02	Property				Fairfield Inn & Suites Dayton	1,028,540	43,719	1,500,307	1,224,319	275,988	1,712,731	1,313,780	398,952	1,898,039	1,347,424	550,614	6/30/2016
18.03	Property				Fairfield Inn & Suites Ashland	947,487	70,900	1,403,383	1,065,112	338,271	1,595,090	1,107,606	487,483	1,533,509	1,095,481	438,029	6/30/2016
19	Loan		CCRE	CCRE	Southland Office Center	1,122,244	1,178,292	2,441,232	1,162,754	1,278,478	2,551,483	1,260,513	1,290,970	2,587,791	1,245,608	1,342,182	5/31/2016
20	Loan	57, 58	RMF	RMF	The Bristol Hotel	3,065,732	1,216,949	4,655,967	3,182,856	1,473,111	5,232,282	3,532,815	1,699,467	5,114,123	3,588,050	1,526,074	8/31/2016
21	Loan	59	RMF	RMF	444 Connecticut Avenue	250,295	924,035	1,261,903	268,347	993,556	1,286,871	280,851	1,006,020	1,320,674	258,435	1,062,239	8/31/2016
22	Loan		CGMRC	CGMRC	Mariposa Plaza	338,709	861,920	1,051,815	335,096	716,719	1,243,023	344,956	898,067	1,215,339	326,462	888,877	7/31/2016
23	Loan	60	CGMRC	CGMRC	Hampton Inn & Suites Tempe ASU Area	N/A	N/A	N/A	N/A	N/A	2,869,053	2,032,144	836,909	3,848,722	2,319,992	1,528,730	8/31/2016
24	Loan	61	RMF	RMF	Staybridge Suites - Merrillville	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	2,560,815	1,276,325	1,284,490	7/31/2016
25	Loan	62	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Torrance, CA	518,941	965,751	1,554,926	539,603	1,015,323	1,657,659	569,626	1,088,033	1,773,632	587,693	1,185,939	9/30/2016
26	Loan	63, 64	CGMRC	CGMRC	Homewood Suites Overland Park	1,732,173	501,083	2,773,091	1,972,109	800,982	3,253,198	2,224,482	1,028,716	3,322,265	2,325,060	997,205	8/31/2016
27	Loan	65	Barclays Bank PLC	Barclays Bank PLC	Hammer Lane Self Storage	405,787	369,886	711,198	225,363	485,835	878,786	299,660	579,126	981,262	397,531	583,731	8/31/2016
28	Loan	66, 67	CCRE	CCRE	Marriott Saddle Brook	7,524,173	3,598,608	11,294,486	7,701,354	3,593,132	11,464,133	7,934,752	3,529,381	10,925,227	7,649,017	3,276,210	8/31/2016
29	Loan		CGMRC	CGMRC	Brookdale Shopping Center	275,698	753,730	1,119,002	298,082	820,920	1,092,638	292,680	799,958	1,087,010	304,796	782,214	7/31/2016
30	Loan		RMF	RMF	Parkview Apartments	783,080	284,571	1,178,758	751,584	427,174	1,357,071	808,243	548,828	1,465,153	821,866	643,287	6/30/2016
31	Loan	68	CGMRC	CGMRC	NC Self Storage	218,985	401,543	812,128	270,821	541,307	961,698	294,722	666,976	1,057,926	293,223	764,703	7/31/2016
32	Loan	69	RMF	RMF	Town House Apartments - Memphis	903,157	463,194	1,434,568	938,706	495,862	1,494,809	913,104	581,705	1,556,326	839,959	716,368	8/31/2016
33	Loan		RMF	RMF	Preston Racquet Club Condominiums	841,236	333,984	1,199,468	722,500	476,968	1,252,027	739,340	512,687	1,278,398	745,020	533,378	6/30/2016
34	Loan		Barclays Bank PLC	Barclays Bank PLC	Landerhaven Office Park	N/A	N/A	668,287	263,422	404,865	734,459	279,993	454,466	800,758	283,959	516,798	9/30/2016
35	Loan	70	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Pomona, CA	141,968	327,780	617,561	288,619	328,942	687,039	247,202	439,837	759,483	252,876	506,607	7/31/2016
36	Loan	71	CGMRC	CGMRC	Rite Aid - ACV Portfolio #1	15,255	432,565	447,820	15,606	432,214	447,820	15,712	432,108	447,820	15,853	431,967	7/31/2016
36.01	Property				7700 Shepherdsville Road - Louisville, KY	7,652	215,168	222,820	7,774	215,046	222,820	7,911	214,909	222,820	7,964	214,856	7/31/2016
36.02	Property				7500 Terry Road - Louisville, KY	7,603	217,397	225,000	7,832	217,168	225,000	7,801	217,199	225,000	7,889	217,111	7/31/2016
37	Loan	72	CGMRC	CGMRC	Regis Houze Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	556,146	307,098	249,049	9/30/2016
38	Loan		CCRE	CCRE	Oakdale Shopping Center	240,534	523,130	836,193	256,678	579,515	860,064	266,949	593,115	867,598	337,034	530,564	5/31/2016
39	Loan	73	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Rosemead, CA	125,015	374,650	579,072	293,808	285,264	603,512	234,328	369,184	658,851	237,530	421,321	7/31/2016
40	Loan	74	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Diamond Bar, CA	122,883	384,595	536,722	264,367	272,354	590,734	229,242	361,492	640,469	225,295	415,174	7/31/2016
41	Loan		Barclays Bank PLC	Barclays Bank PLC	Congress Pointe Shopping Center	264,177	356,197	663,083	285,748	377,335	679,576	311,259	368,317	745,537	304,441	441,096	8/31/2016
42	Loan	75	CCRE	CCRE	Grand Avenue Business Plaza	57,048	221,050	297,623	67,068	230,555	332,076	63,358	268,718	334,632	62,892	271,740	5/31/2016
43	Loan	76, 77	CCRE	CCRE	Fresenius Birmingham	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
44	Loan		CCRE	CCRE	Overland Corporate B Building	59,872	110,802	223,251	61,192	162,060	211,797	60,548	151,249	209,778	64,796	144,982	6/30/2016

A-5

CGCMT 2016-C3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Most Recent # of months	Most Recent Description	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Debt Yield on Underwritten Net Operating Income (%)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NCF DSCR (x) (4)	Debt Yield on Underwritten Net Cash Flow (%)
1	Loan	8, 9	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A.	Briarwood Mall	12	Trailing 12	26,770,446	7,456,960	19,313,485	11.7%	65,102	854,031	18,394,351	3.34	11.1%
2	Loan	10	RMF	RMF	The Townhouse Apartments - Stamford	12	Trailing 12	6,609,854	2,192,714	4,417,140	7.6%	67,500	0	4,349,640	1.72	7.5%
3	Loan	11, 12, 13, 14	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A., Wells Fargo Bank, National Association	101 Hudson Street	12	Trailing 12	50,810,573	18,681,652	32,128,921	12.9%	281,746	2,771,771	29,075,403	3.68	11.6%
4	Loan	15, 16	CGMRC	CGMRC, LCF	80 Park Plaza	12	Trailing 12	24,135,155	11,627,671	12,507,483	9.4%	N/A	308,469	12,199,015	1.52	9.2%
5	Loan	17, 18, 19, 20, 21	CGMRC	CGMRC	Belvoir Portfolio	12	Trailing 12	7,647,784	2,511,015	5,136,769	12.2%	91,272	401,951	4,643,545	1.88	11.1%
5.01	Property				225 Chapman Street	12	Trailing 12	1,241,624	457,033	784,591		20,738	69,686	694,167
5.02	Property				245 Chapman Street	12	Trailing 12	938,241	272,523	665,719		9,478	58,230	598,011
5.03	Property				717 Allens Avenue	12	Trailing 12	967,250	228,444	738,805		6,722	46,489	685,595
5.04	Property				1 Virginia Avenue	12	Trailing 12	966,993	485,641	481,352		7,168	50,140	424,045
5.05	Property				765 Allens Avenue	12	Trailing 12	747,660	262,796	484,864		12,758	32,322	439,784
5.06	Property				17 Virginia Avenue	12	Trailing 12	722,160	180,269	541,891		8,468	34,124	499,299
5.07	Property				117 Ellenfield Street	12	Trailing 12	535,935	151,804	384,131		7,644	33,662	342,825
5.08	Property				240 Chapman Street	12	Trailing 12	385,333	99,316	286,017		5,200	25,975	254,842
5.09	Property				45 Baker Street	12	Trailing 12	343,347	94,844	248,503		3,818	14,156	230,529
5.10	Property				63 Baker Street	12	Trailing 12	281,929	70,626	211,304		3,024	11,897	196,383
5.11	Property				78 Baker Street	12	Trailing 12	284,325	121,565	162,760		3,156	12,129	147,475
5.12	Property				75 Baker Street	12	Trailing 12	232,987	86,155	146,832		3,099	13,141	130,592
6	Loan	22, 23, 24, 25	CCRE	CCRE, SG, Bank of America, N.A. and Barclays Bank PLC	Potomac Mills	12	Trailing 12	53,920,493	13,594,604	40,325,889	13.9%	322,385	1,289,527	38,713,977	4.39	13.3%
7	Loan	26, 27, 28, 29, 30, 31, 32, 33	CCRE	CCRE	Hill7 Office	N/A	Not Available	13,087,128	3,763,565	9,323,563	9.2%	42,852	0	9,280,711	2.68	9.2%
8	Loan	34, 35, 36, 37	Barclays Bank PLC	Barclays Bank PLC	Quantum Park	N/A	Not Available	27,065,253	12,043,225	15,022,028	11.4%	235,711	0	14,786,318	3.00	11.2%
9	Loan	38, 39, 40, 41	CGMRC	CGMRC	College Boulevard Portfolio	12	Trailing 12	15,648,072	7,452,256	8,195,816	11.6%	189,572	854,184	7,152,061	1.74	10.2%
9.01	Property				7101 College Boulevard	12	Trailing 12	5,012,587	2,370,317	2,642,270		57,165	268,635	2,316,470
9.02	Property				Commerce Plaza I	12	Trailing 12	3,258,327	1,547,794	1,710,533		39,524	178,797	1,492,212
9.03	Property				Commerce Plaza II	12	Trailing 12	2,641,151	1,247,087	1,394,063		31,843	145,712	1,216,509
9.04	Property				Financial Plaza III	12	Trailing 12	2,905,596	1,322,743	1,582,853		35,508	163,603	1,383,742
9.05	Property				Financial Plaza II	12	Trailing 12	1,830,412	964,315	866,097		25,532	97,437	743,128
10	Loan	42, 43, 44, 45	CGMRC, RMF	CGMRC, RMF	Marriott Hilton Head Resort & Spa	12	Trailing 12	33,338,474	21,646,100	11,692,374	11.9%	1,666,924	0	10,025,450	1.47	10.2%
11	Loan		CGMRC	CGMRC	Lightstone Hotel Portfolio	12	Trailing 12	8,941,661	5,249,478	3,692,183	13.0%	460,709	0	3,231,474	1.82	11.4%
11.01	Property				Home2 Suites Seattle Airport	12	Trailing 12	4,861,498	2,887,861	1,973,637		194,460	0	1,779,177
11.02	Property				Home2 Suites Salt Lake City/South Jordan	12	Trailing 12	4,080,164	2,361,617	1,718,546		266,250	0	1,452,297
12	Loan	46, 47, 48	CCRE	CCRE	Mills Fleet Farm	N/A	Not Available	7,505,000	150,100	7,354,900	11.4%	155,905	519,684	6,679,311	1.64	10.3%
12.01	Property				Mills Fleet Farm - Fargo, ND	N/A	Not Available	N/A	N/A	N/A		N/A	0	N/A
12.02	Property				Mills Fleet Farm - Green Bay (East), WI	N/A	Not Available	N/A	N/A	N/A		N/A	0	N/A
12.03	Property				Mills Fleet Farm - Mankato, MN	N/A	Not Available	N/A	N/A	N/A		N/A	0	N/A
12.04	Property				Mills Fleet Farm - Hudson, WI	N/A	Not Available	N/A	N/A	N/A		N/A	0	N/A
12.05	Property				Mills Fleet Farm - Marshfield, WI	N/A	Not Available	N/A	N/A	N/A		N/A	0	N/A
13	Loan	49, 50	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio I	12	Trailing 12	9,501,540	6,190,772	3,310,767	14.6%	403,750	0	2,907,017	2.03	12.8%
13.01	Property				Hyatt House Charlotte	12	Trailing 12	4,660,637	3,215,868	1,444,769		186,425	0	1,258,344
13.02	Property				Hampton Inn Muskegon	12	Trailing 12	2,472,043	1,532,228	939,816		98,882	0	840,934
13.03	Property				Fairfield Inn & Suites Norton Shores	12	Trailing 12	2,368,859	1,442,677	926,182		118,443	0	807,739
14	Loan	51, 52	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio II	12	Trailing 12	6,382,493	3,791,775	2,590,718	13.7%	255,300	0	2,335,418	1.96	12.3%
14.01	Property				Residence Inn Boise	12	Trailing 12	3,442,251	2,057,964	1,384,287		137,690	0	1,246,597
14.02	Property				Residence Inn Spokane	12	Trailing 12	2,940,242	1,733,811	1,206,430		117,610	0	1,088,821
15	Loan		Barclays Bank PLC	Barclays Bank PLC	Las Palmas I, II, III	12	Trailing 12	2,578,080	1,141,199	1,436,880	8.6%	53,000	0	1,383,880	1.40	8.3%
16	Loan	53, 54	CGMRC	CGMRC	Broward County Office Portfolio	N/A	Not Available	3,329,672	1,575,816	1,753,856	12.1%	70,274	161,957	1,521,624	2.80	10.5%
16.01	Property				Bank of America Center	10	Annualized	1,011,779	433,752	578,027		36,772	49,199	492,056
16.02	Property				Park Central Building 1	N/A	Not Available	1,334,375	710,504	623,870		15,191	76,119	532,561
16.03	Property				Regions Bank Building	12	Trailing 12	983,518	431,560	551,958		18,312	36,639	497,007
17	Loan		Barclays Bank PLC	Barclays Bank PLC	North Pointe - Riverside	12	Trailing 12	1,907,954	689,128	1,218,825	9.0%	35,000	0	1,183,825	1.48	8.8%
18	Loan	55, 56	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio III	12	Trailing 12	5,277,882	3,556,234	1,721,648	14.2%	211,115	0	1,510,533	1.97	12.4%
18.01	Property				Fairfield Inn & Suites Lexington	12	Trailing 12	1,855,710	1,160,208	695,502		74,228	0	621,273
18.02	Property				Fairfield Inn & Suites Dayton	12	Trailing 12	1,892,853	1,309,230	583,623		75,714	0	507,909
18.03	Property				Fairfield Inn & Suites Ashland	12	Trailing 12	1,529,320	1,086,796	442,524		61,173	0	381,351
19	Loan		CCRE	CCRE	Southland Office Center	12	Trailing 12	2,374,907	1,217,437	1,157,470	9.6%	26,555	99,581	1,031,335	1.28	8.5%
20	Loan	57, 58	RMF	RMF	The Bristol Hotel	12	Trailing 12	4,979,027	3,558,280	1,420,747	11.9%	199,161	0	1,221,586	1.59	10.2%
21	Loan	59	RMF	RMF	444 Connecticut Avenue	12	Trailing 12	1,247,556	275,604	971,952	8.5%	12,164	32,101	927,687	1.32	8.1%
22	Loan		CGMRC	CGMRC	Mariposa Plaza	12	Trailing 12	1,341,066	364,216	976,850	9.3%	5,684	21,926	949,240	1.49	9.0%
23	Loan	60	CGMRC	CGMRC	Hampton Inn & Suites Tempe ASU Area	12	Trailing 12	3,838,206	2,368,292	1,469,914	14.9%	153,528	0	1,316,386	2.30	13.3%
24	Loan	61	RMF	RMF	Staybridge Suites - Merrillville	12	Trailing 12	2,553,818	1,371,270	1,182,548	12.5%	102,153	0	1,080,395	1.89	11.4%
25	Loan	62	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Torrance, CA	12	Trailing 12	1,728,160	551,743	1,176,417	12.9%	10,027	0	1,166,390	2.20	12.8%
26	Loan	63, 64	CGMRC	CGMRC	Homewood Suites Overland Park	12	Trailing 12	3,313,188	2,353,705	959,483	12.8%	132,528	0	826,955	1.52	11.0%
27	Loan	65	Barclays Bank PLC	Barclays Bank PLC	Hammer Lane Self Storage	12	Trailing 12	1,036,112	321,820	714,292	9.7%	15,841	0	698,450	2.30	9.5%
28	Loan	66, 67	CCRE	CCRE	Marriott Saddle Brook	12	Trailing 12	10,895,377	7,503,985	3,391,392	12.5%	544,769	0	2,846,623	1.58	10.5%
29	Loan		CGMRC	CGMRC	Brookdale Shopping Center	12	Trailing 12	1,126,083	308,299	817,784	11.9%	23,660	63,423	730,702	1.69	10.6%
30	Loan		RMF	RMF	Parkview Apartments	12	Trailing 12	1,515,066	814,487	700,579	10.5%	50,000	0	650,579	1.54	9.8%
31	Loan	68	CGMRC	CGMRC	NC Self Storage	12	Trailing 12	1,057,926	305,628	752,298	11.6%	18,643	0	733,656	1.90	11.3%
32	Loan	69	RMF	RMF	Town House Apartments - Memphis	12	Trailing 12	1,540,695	889,406	651,289	10.5%	40,750	0	610,539	1.60	9.8%
33	Loan		RMF	RMF	Preston Racquet Club Condominiums	12	Trailing 12	1,304,841	769,583	535,258	8.9%	28,000	0	507,258	1.33	8.5%
34	Loan		Barclays Bank PLC	Barclays Bank PLC	Landerhaven Office Park	12	Trailing 12	911,129	294,767	616,363	11.3%	14,954	96,928	504,481	1.51	9.3%
35	Loan	70	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Pomona, CA	12	Trailing 12	754,773	237,573	517,200	9.5%	9,689	0	507,512	2.40	9.4%
36	Loan	71	CGMRC	CGMRC	Rite Aid - ACV Portfolio #1	12	Trailing 12	551,075	22,445	528,630	10.0%	3,357	22,056	503,217	1.51	9.5%
36.01	Property				7700 Shepherdsville Road - Louisville, KY	12	Trailing 12	314,323	12,480	301,843		1,677	12,071	288,095
36.02	Property				7500 Terry Road - Louisville, KY	12	Trailing 12	236,752	9,965	226,787		1,680	9,984	215,122
37	Loan	72	CGMRC	CGMRC	Regis Houze Apartments	6	Annualized	819,756	352,501	467,254	8.9%	18,350	4,795	444,109	1.40	8.5%
38	Loan		CCRE	CCRE	Oakdale Shopping Center	12	Trailing 12	951,197	339,317	611,880	12.5%	29,377	71,072	511,431	1.52	10.5%
39	Loan	73	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Rosemead, CA	12	Trailing 12	655,236	224,344	430,892	9.1%	5,055	0	425,837	2.30	9.0%
40	Loan	74	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Diamond Bar, CA	12	Trailing 12	640,469	212,090	428,379	9.1%	6,557	0	421,822	2.31	9.0%
41	Loan		Barclays Bank PLC	Barclays Bank PLC	Congress Pointe Shopping Center	12	Trailing 12	719,465	308,628	410,838	10.3%	5,453	23,194	382,191	1.50	9.6%
42	Loan	75	CCRE	CCRE	Grand Avenue Business Plaza	12	Trailing 12	338,915	79,350	259,565	9.1%	2,228	6,962	250,375	1.33	8.8%
43	Loan	76, 77	CCRE	CCRE	Fresenius Birmingham	N/A	Not Available	285,365	9,818	275,547	9.8%	822	8,222	266,502	1.49	9.5%
44	Loan		CCRE	CCRE	Overland Corporate B Building	12	Trailing 12	232,232	66,613	165,619	9.2%	1,464	7,321	156,834	1.31	8.7%

A-6

CGCMT 2016-C3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Appraised Value ($)	Appraisal Date	As Stabilized Appraised Value ($)	As Stabilized Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Occupancy (%) (5)	Occupancy Date	ADR ($)	RevPAR ($)	Largest Tenant	Largest Tenant Sq Ft
1	Loan	8, 9	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A.	Briarwood Mall	336,000,000	7/18/2016	NAP	NAP	49.1%	49.1%	96.5%	8/9/2016	NAP	NAP	MC Sporting Goods	22,635
2	Loan	10	RMF	RMF	The Townhouse Apartments - Stamford	92,000,000	9/16/2016	NAP	NAP	63.0%	63.0%	97.8%	9/1/2016	NAP	NAP	NAP
3	Loan	11, 12, 13, 14	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A., Wells Fargo Bank, National Association	101 Hudson Street	482,500,000	9/6/2016	560,000,000	9/1/2019	51.8%	51.8%	98.3%	9/21/2016	NAP	NAP	Bank of America	388,207
4	Loan	15, 16	CGMRC	CGMRC, LCF	80 Park Plaza	177,400,000	8/1/2016	201,400,000	8/1/2019	75.0%	65.6%	85.8%	7/19/2016	NAP	NAP	PSEG	824,124
5	Loan	17, 18, 19, 20, 21	CGMRC	CGMRC	Belvoir Portfolio	60,500,000	8/25/2016	NAP	NAP	69.4%	58.9%	99.0%		NAP	NAP
5.01	Property				225 Chapman Street	9,000,000	8/25/2016	NAP	NAP			100.0%	9/1/2016	NAP	NAP	Pace Org. of Rhode Island	23,225
5.02	Property				245 Chapman Street	7,500,000	8/25/2016	NAP	NAP			100.0%	9/1/2016	NAP	NAP	Rhode Island Hospital	26,048
5.03	Property				717 Allens Avenue	7,500,000	8/25/2016	NAP	NAP			100.0%	9/1/2016	NAP	NAP	Advertising Ventures	17,470
5.04	Property				1 Virginia Avenue	6,700,000	8/25/2016	NAP	NAP			93.7%	9/1/2016	NAP	NAP	Lifespan Corporation	11,840
5.05	Property				765 Allens Avenue	6,400,000	8/25/2016	NAP	NAP			100.0%	9/1/2016	NAP	NAP	Rhode Island Hospital	30,071
5.06	Property				17 Virginia Avenue	6,200,000	8/25/2016	NAP	NAP			96.4%	9/1/2016	NAP	NAP	Rhode Island Hospital	14,795
5.07	Property				117 Ellenfield Street	4,800,000	8/25/2016	NAP	NAP			100.0%	9/1/2016	NAP	NAP	Lifespan Corporation	24,659
5.08	Property				240 Chapman Street	3,400,000	8/25/2016	NAP	NAP			100.0%	9/1/2016	NAP	NAP	Lifespan Corporation	20,000
5.09	Property				45 Baker Street	3,000,000	8/25/2016	NAP	NAP			100.0%	9/1/2016	NAP	NAP	Rhode Island Hospital	16,600
5.10	Property				63 Baker Street	2,300,000	8/25/2016	NAP	NAP			100.0%	9/1/2016	NAP	NAP	Johnson & Wales University	12,600
5.11	Property				78 Baker Street	1,900,000	8/25/2016	NAP	NAP			100.0%	9/1/2016	NAP	NAP	JKW Holdings, LLC	7,025
5.12	Property				75 Baker Street	1,800,000	8/25/2016	NAP	NAP			100.0%	9/1/2016	NAP	NAP	IGT Global Solutions Corp.	10,640
6	Loan	22, 23, 24, 25	CCRE	CCRE, SG, Bank of America, N.A. and Barclays Bank PLC	Potomac Mills	765,000,000	9/12/2016	NAP	NAP	38.0%	38.0%	97.7%	9/20/2016	NAP	NAP	Costco Warehouse	148,146
7	Loan	26, 27, 28, 29, 30, 31, 32, 33	CCRE	CCRE	Hill7 Office	202,000,000	9/20/2016	227,000,000	1/1/2019	48.5%	48.5%	80.4%	10/4/2016	NAP	NAP	Redfin	112,989
8	Loan	34, 35, 36, 37	Barclays Bank PLC	Barclays Bank PLC	Quantum Park	200,000,000	9/12/2016	NAP	NAP	66.0%	66.0%	100.0%	9/28/2016	NAP	NAP	Verizon Business Network Services Inc.	942,843
9	Loan	38, 39, 40, 41	CGMRC	CGMRC	College Boulevard Portfolio	97,200,000	7/18/2016	NAP	NAP	72.4%	57.9%	93.2%		NAP	NAP
9.01	Property				7101 College Boulevard	32,200,000	7/18/2016	NAP	NAP			92.9%	7/1/2016	NAP	NAP	General Electric Company	44,877
9.02	Property				Commerce Plaza I	21,815,316	7/18/2016	NAP	NAP			98.4%	5/31/2016	NAP	NAP	Principal Life Insurance Co.	20,706
9.03	Property				Commerce Plaza II	17,784,684	7/18/2016	NAP	NAP			98.1%	5/31/2016	NAP	NAP	Cardinal Health 127, Inc.	41,609
9.04	Property				Financial Plaza III	16,525,244	7/18/2016	NAP	NAP			95.8%	5/31/2016	NAP	NAP	Arrowhead General Insurance Agency, Inc.	24,077
9.05	Property				Financial Plaza II	8,874,756	7/18/2016	NAP	NAP			76.8%	5/31/2016	NAP	NAP	First State Bank of St. Charles	11,514
10	Loan	42, 43, 44, 45	CGMRC, RMF	CGMRC, RMF	Marriott Hilton Head Resort & Spa	163,500,000	8/30/2016	NAP	NAP	59.8%	44.7%	59.2%	8/31/2016	188.89	111.87	NAP
11	Loan		CGMRC	CGMRC	Lightstone Hotel Portfolio	47,600,000	Various	53,200,000	Various	59.6%	54.8%	72.7%		124.03	90.21
11.01	Property				Home2 Suites Seattle Airport	28,700,000	8/27/2016	32,600,000	9/1/2020			67.6%	7/31/2016	138.74	93.72	NAP
11.02	Property				Home2 Suites Salt Lake City/South Jordan	18,900,000	8/24/2016	20,600,000	9/1/2019			78.5%	7/31/2016	109.96	86.30	NAP
12	Loan	46, 47, 48	CCRE	CCRE	Mills Fleet Farm	101,950,000	Various	NAP	NAP	63.5%	52.0%	100.0%		NAP	NAP
12.01	Property				Mills Fleet Farm - Fargo, ND	24,500,000	5/12/2016	NAP	NAP			100.0%	6/16/2016	NAP	NAP	Mills Fleet Farm	244,268
12.02	Property				Mills Fleet Farm - Green Bay (East), WI	24,400,000	5/20/2016	NAP	NAP			100.0%	6/16/2016	NAP	NAP	Mills Fleet Farm	228,197
12.03	Property				Mills Fleet Farm - Mankato, MN	20,650,000	5/18/2016	NAP	NAP			100.0%	6/16/2016	NAP	NAP	Mills Fleet Farm	207,610
12.04	Property				Mills Fleet Farm - Hudson, WI	16,800,000	5/17/2016	NAP	NAP			100.0%	6/16/2016	NAP	NAP	Mills Fleet Farm	185,630
12.05	Property				Mills Fleet Farm - Marshfield, WI	15,600,000	5/20/2016	NAP	NAP			100.0%	6/16/2016	NAP	NAP	Mills Fleet Farm	173,663
13	Loan	49, 50	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio I	39,000,000	Various	42,600,000	Various	58.2%	47.6%	75.4%		112.55	84.82
13.01	Property				Hyatt House Charlotte	21,000,000	8/11/2016	23,200,000	8/11/2018			81.3%	6/30/2016	111.14	90.36	NAP
13.02	Property				Hampton Inn Muskegon	9,500,000	8/10/2016	10,200,000	8/1/2018			71.5%	6/30/2016	116.76	83.45	NAP
13.03	Property				Fairfield Inn & Suites Norton Shores	8,500,000	8/10/2016	9,200,000	8/1/2018			69.4%	6/30/2016	111.02	77.09	NAP
14	Loan	51, 52	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio II	28,100,000	4/1/2016	32,100,000	4/1/2018	67.4%	55.1%	79.9%		115.14	91.97
14.01	Property				Residence Inn Boise	15,300,000	4/1/2016	16,800,000	4/1/2018			80.7%	6/30/2016	110.87	89.52	NAP
14.02	Property				Residence Inn Spokane	12,800,000	4/1/2016	15,300,000	4/1/2018			78.8%	6/30/2016	120.56	95.01	NAP
15	Loan		Barclays Bank PLC	Barclays Bank PLC	Las Palmas I, II, III	24,090,000	4/28/2016	NAP	NAP	69.5%	55.8%	98.6%	8/20/2016	NAP	NAP	NAP
16	Loan	53, 54	CGMRC	CGMRC	Broward County Office Portfolio	25,300,000	Various	26,700,000	Various	57.3%	57.3%	82.3%		NAP	NAP
16.01	Property				Bank of America Center	10,000,000	8/29/2016	10,600,000	9/1/2017			69.3%	8/31/2016	NAP	NAP	AC Media Inc	5,500
16.02	Property				Park Central Building 1	7,800,000	8/23/2016	8,600,000	8/1/2017			84.1%	8/31/2016	NAP	NAP	Sedgwick Claims Management	17,184
16.03	Property				Regions Bank Building	7,500,000	8/29/2016	NAP	NAP			96.0%	8/31/2016	NAP	NAP	Regions Bank	4,717
17	Loan		Barclays Bank PLC	Barclays Bank PLC	North Pointe - Riverside	18,840,000	4/28/2016	NAP	NAP	71.7%	57.5%	92.1%	8/20/2016	NAP	NAP	NAP
18	Loan	55, 56	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio III	18,000,000	Various	19,500,000	8/1/2018	67.4%	55.1%	73.7%		97.55	71.55
18.01	Property				Fairfield Inn & Suites Lexington	7,000,000	8/12/2016	7,700,000	8/1/2018			75.8%	6/30/2016	110.68	83.88	NAP
18.02	Property				Fairfield Inn & Suites Dayton	6,500,000	8/10/2016	7,000,000	8/1/2018			71.4%	6/30/2016	89.96	64.23	NAP
18.03	Property				Fairfield Inn & Suites Ashland	4,500,000	8/11/2016	4,800,000	8/1/2018			73.5%	6/30/2016	93.85	68.97	NAP
19	Loan		CCRE	CCRE	Southland Office Center	18,200,000	6/27/2016	NAP	NAP	66.3%	61.6%	81.9%	7/1/2016	NAP	NAP	Café Press	15,627
20	Loan	57, 58	RMF	RMF	The Bristol Hotel	23,100,000	8/9/2017	23,800,000	8/9/2018	51.9%	42.6%	81.9%	8/31/2016	145.18	118.85	NAP
21	Loan	59	RMF	RMF	444 Connecticut Avenue	17,660,000	8/29/2016	NAP	NAP	64.6%	56.6%	100.0%	10/3/2016	NAP	NAP	P.C. Richard & Son, Inc.	33,790
22	Loan		CGMRC	CGMRC	Mariposa Plaza	17,100,000	8/11/2016	NAP	NAP	61.4%	49.6%	100.0%	9/14/2016	NAP	NAP	Citibank, F.S.B.	11,048
23	Loan	60	CGMRC	CGMRC	Hampton Inn & Suites Tempe ASU Area	17,300,000	8/11/2016	NAP	NAP	57.2%	45.6%	74.0%	8/31/2016	120.45	89.17	NAP
24	Loan	61	RMF	RMF	Staybridge Suites - Merrillville	14,000,000	7/21/2016	NAP	NAP	67.7%	54.7%	79.0%	7/31/2016	107.95	85.28	NAP
25	Loan	62	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Torrance, CA	18,300,000	8/30/2016	NAP	NAP	49.8%	39.7%	97.6%	8/31/2016	NAP	NAP	NAP
26	Loan	63, 64	CGMRC	CGMRC	Homewood Suites Overland Park	12,500,000	7/26/2016	16,000,000	8/1/2018	46.8%	41.9%	85.4%	8/31/2016	114.98	98.20	NAP
27	Loan	65	Barclays Bank PLC	Barclays Bank PLC	Hammer Lane Self Storage	12,050,000	9/7/2016	NAP	NAP	61.0%	61.0%	98.0%	9/7/2016	NAP	NAP	NAP
28	Loan	66, 67	CCRE	CCRE	Marriott Saddle Brook	43,000,000	9/4/2015	NAP	NAP	63.1%	52.8%	60.3%	8/31/2016	157.90	95.18	NAP
29	Loan		CGMRC	CGMRC	Brookdale Shopping Center	10,750,000	8/26/2016	NAP	NAP	64.1%	52.4%	89.7%	8/8/2016	NAP	NAP	Power House Gym	16,128
30	Loan		RMF	RMF	Parkview Apartments	10,470,000	7/19/2016	NAP	NAP	63.4%	52.0%	97.5%	7/12/2016	NAP	NAP	NAP
31	Loan	68	CGMRC	CGMRC	NC Self Storage	11,600,000	8/9/2016	NAP	NAP	56.0%	45.0%	97.3%	8/15/2016	NAP	NAP	NAP
32	Loan	69	RMF	RMF	Town House Apartments - Memphis	10,650,000	8/13/2016	NAP	NAP	58.2%	51.1%	95.7%	8/31/2016	NAP	NAP	NAP
33	Loan		RMF	RMF	Preston Racquet Club Condominiums	8,070,000	7/15/2016	NAP	NAP	74.3%	62.5%	100.0%	7/12/2016	NAP	NAP	NAP
34	Loan		Barclays Bank PLC	Barclays Bank PLC	Landerhaven Office Park	7,400,000	9/13/2016	7,650,000	9/13/2017	73.6%	59.7%	84.1%	9/12/2016	NAP	NAP	Shalom Adult Day Care	11,656
35	Loan	70	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Pomona, CA	9,480,000	8/29/2016	NAP	NAP	57.2%	57.2%	98.3%	7/31/2016	NAP	NAP	NAP
36	Loan	71	CGMRC	CGMRC	Rite Aid - ACV Portfolio #1	9,000,000	8/18/2016	NAP	NAP	58.9%	50.7%	100.0%		NAP	NAP
36.01	Property				7700 Shepherdsville Road - Louisville, KY	5,200,000	8/18/2016	NAP	NAP			100.0%	10/21/2016	NAP	NAP	Rite Aid Pharmacy	11,180
36.02	Property				7500 Terry Road - Louisville, KY	3,800,000	8/18/2016	NAP	NAP			100.0%	10/21/2016	NAP	NAP	Rite Aid Pharmacy	11,203
37	Loan	72	CGMRC	CGMRC	Regis Houze Apartments	7,400,000	8/19/2016	NAP	NAP	70.6%	57.0%	100.0%	10/11/2016	NAP	NAP	St. Regis Naked Fuel, LLC	3,300
38	Loan		CCRE	CCRE	Oakdale Shopping Center	9,420,000	6/24/2016	NAP	NAP	51.8%	38.6%	92.4%	8/3/2016	NAP	NAP	Best Deal Food Co., Inc.	24,770
39	Loan	73	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Rosemead, CA	8,000,000	8/30/2016	NAP	NAP	59.4%	59.4%	97.9%	7/31/2016	NAP	NAP	NAP
40	Loan	74	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Diamond Bar, CA	7,900,000	8/30/2016	NAP	NAP	59.4%	59.4%	96.8%	7/31/2016	NAP	NAP	NAP
41	Loan		Barclays Bank PLC	Barclays Bank PLC	Congress Pointe Shopping Center	5,600,000	7/22/2016	NAP	NAP	71.4%	58.5%	100.0%	9/1/2016	NAP	NAP	El Torito Sports Pub & Cantina	7,730
42	Loan	75	CCRE	CCRE	Grand Avenue Business Plaza	4,000,000	6/2/2016	NAP	NAP	71.0%	59.1%	100.0%	5/24/2016	NAP	NAP	Pacific Marine Credit Union	2,538
43	Loan	76, 77	CCRE	CCRE	Fresenius Birmingham	4,400,000	8/3/2016	NAP	NAP	63.6%	58.6%	100.0%	8/26/2016	NAP	NAP	Fresenius Birmingham	8,222
44	Loan		CCRE	CCRE	Overland Corporate B Building	2,600,000	7/21/2016	NAP	NAP	69.1%	57.4%	100.0%	8/1/2016	NAP	NAP	Sellstate - Gryffin Realty	2,888

A-7

CGCMT 2016-C3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Largest Tenant Lease Expiration (6)	Second Largest Tenant	Second Largest Tenant Sq Ft	Second Largest Tenant Lease Expiration (6)	Third Largest Tenant	Third Largest Tenant Sq Ft	Third Largest Tenant Lease Expiration (6)	Fourth Largest Tenant	Fourth Largest Tenant Sq Ft	Fourth Largest Tenant Lease Expiration (6)
1	Loan	8, 9	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A.	Briarwood Mall	1/31/2021	Forever 21	15,941	7/31/2024	Victoria’s Secret	14,232	1/31/2026	H&M	13,206	1/31/2018
2	Loan	10	RMF	RMF	The Townhouse Apartments - Stamford		NAP			NAP			NAP
3	Loan	11, 12, 13, 14	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A., Wells Fargo Bank, National Association	101 Hudson Street	3/31/2027	National Union Fire Insurance	271,533	4/30/2018	Tullett Prebon Holdings Corp.	100,909	11/30/2023	Jeffries LLC	62,763	6/30/2023
4	Loan	15, 16	CGMRC	CGMRC, LCF	80 Park Plaza	9/30/2030	NAP			NAP			NAP
5	Loan	17, 18, 19, 20, 21	CGMRC	CGMRC	Belvoir Portfolio
5.01	Property				225 Chapman Street	6/14/2020	Maquire Group, Inc.	13,312	12/31/2018	Vision3 Architects, Inc.	7,797	6/30/2019	National Perinantal Info Cent	3,960	7/4/2026
5.02	Property				245 Chapman Street	4/30/2019	Utilidata, Inc.	15,160	4/30/2018	NAP			NAP
5.03	Property				717 Allens Avenue	7/31/2018	Rhode Island Hospital	10,290	8/31/2019	Rhode Island Monthly Commun.	8,000	3/14/2020	Semma Therapeutics, Inc.	6,195	12/31/2018
5.04	Property				1 Virginia Avenue	8/31/2018	Care Link, Inc.	6,675	1/31/2020	University Orthopedics, Inc.	4,892	3/31/2024	New England Medical Design	4,247	12/31/2019
5.05	Property				765 Allens Avenue	2/14/2021	Lifespan Corporation	4,160	2/15/2019	Mark Marich (North East Pros)	2,220	10/31/2021	NAP
5.06	Property				17 Virginia Avenue	9/30/2020	University Medicine Foundation	11,257	1/31/2018	Belvoir Properties	3,320	2/28/2017	Key Consulting, LLC	1,160	9/30/2017
5.07	Property				117 Ellenfield Street	10/31/2017	NAP			NAP			NAP
5.08	Property				240 Chapman Street	4/30/2019	NAP			NAP			NAP
5.09	Property				45 Baker Street	7/31/2021	NAP			NAP			NAP
5.10	Property				63 Baker Street	9/30/2021	NAP			NAP			NAP
5.11	Property				78 Baker Street	2/28/2021	Coastal Medical	5,600	9/30/2020	NAP			NAP
5.12	Property				75 Baker Street	12/31/2020	Baker St. Café	1,280	4/30/2017	NAP			NAP
6	Loan	22, 23, 24, 25	CCRE	CCRE, SG, Bank of America, N.A. and Barclays Bank PLC	Potomac Mills	5/31/2032	J.C. Penney	100,140	2/28/2022	AMC Theatres	75,273	2/28/2019	Buy Buy Baby/and That!	73,432	1/31/2025
7	Loan	26, 27, 28, 29, 30, 31, 32, 33	CCRE	CCRE	Hill7 Office	7/31/2027	HBO	112,222	5/31/2025	Metropolitan Café & Deli	1,861	7/31/2026	Freshy’s Coffee	1,489	8/31/2025
8	Loan	34, 35, 36, 37	Barclays Bank PLC	Barclays Bank PLC	Quantum Park	11/30/2027	NAP			NAP			NAP
9	Loan	38, 39, 40, 41	CGMRC	CGMRC	College Boulevard Portfolio
9.01	Property				7101 College Boulevard	9/30/2017	Brungardt Honomichi & Company, P.A.	23,983	11/30/2021	MedTrak Services, LLC	16,435	11/30/2018	Mize Houser & Company	13,989	6/30/2019
9.02	Property				Commerce Plaza I	2/28/2019	Employers Mutual Casualty Co.	18,162	1/31/2021	RGN-Overland Park II, LLC	18,110	3/31/2018	Walsworth Publishing Co.	18,096	8/31/2020
9.03	Property				Commerce Plaza II	7/31/2021	Connecticut General Life Insurance	30,277	1/31/2022	HMN Architects	17,667	9/30/2019	Simpson Logback Lynch Norris	15,187	1/31/2019
9.04	Property				Financial Plaza III	9/30/2022	Federated Mutual Insurance Company	9,147	5/31/2024	Spencer Reed Group, LLC	8,869	3/31/2017	The Cottonwood Group, LLC	6,937	6/30/2017
9.05	Property				Financial Plaza II	11/30/2017	Liberty Mutual Insurance Company	9,015	2/28/2017	JPMorgan Chase Bank, N.A.	7,360	3/31/2018	V Wealth Management, LLC	7,331	1/31/2017
10	Loan	42, 43, 44, 45	CGMRC, RMF	CGMRC, RMF	Marriott Hilton Head Resort & Spa		NAP			NAP			NAP
11	Loan		CGMRC	CGMRC	Lightstone Hotel Portfolio
11.01	Property				Home2 Suites Seattle Airport		NAP			NAP			NAP
11.02	Property				Home2 Suites Salt Lake City/South Jordan		NAP			NAP			NAP
12	Loan	46, 47, 48	CCRE	CCRE	Mills Fleet Farm
12.01	Property				Mills Fleet Farm - Fargo, ND	6/30/2036	NAP			NAP			NAP
12.02	Property				Mills Fleet Farm - Green Bay (East), WI	6/30/2036	NAP			NAP			NAP
12.03	Property				Mills Fleet Farm - Mankato, MN	6/30/2036	NAP			NAP			NAP
12.04	Property				Mills Fleet Farm - Hudson, WI	6/30/2036	NAP			NAP			NAP
12.05	Property				Mills Fleet Farm - Marshfield, WI	6/30/2036	NAP			NAP			NAP
13	Loan	49, 50	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio I
13.01	Property				Hyatt House Charlotte		NAP			NAP			NAP
13.02	Property				Hampton Inn Muskegon		NAP			NAP			NAP
13.03	Property				Fairfield Inn & Suites Norton Shores		NAP			NAP			NAP
14	Loan	51, 52	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio II
14.01	Property				Residence Inn Boise		NAP			NAP			NAP
14.02	Property				Residence Inn Spokane		NAP			NAP			NAP
15	Loan		Barclays Bank PLC	Barclays Bank PLC	Las Palmas I, II, III		NAP			NAP			NAP
16	Loan	53, 54	CGMRC	CGMRC	Broward County Office Portfolio
16.01	Property				Bank of America Center	11/30/2019	Bank of America, N.A.	5,010	4/15/2022	HealthCare Partners South FL	3,559	6/30/2018	Crump Life Insurance Services	3,198	2/28/2018
16.02	Property				Park Central Building 1	12/31/2019	Lakeview Health Group	11,070	6/12/2018	JAE Restaurant Group	7,663	7/31/2021	United Marketing Group	7,300	11/30/2022
16.03	Property				Regions Bank Building	2/28/2020	O’Connel & Goldberg	3,038	2/28/2017	Cadenza Center for Psycho	3,011	9/30/2019	Gady Abramson, DC, PA	2,327	12/31/2019
17	Loan		Barclays Bank PLC	Barclays Bank PLC	North Pointe - Riverside		NAP			NAP			NAP
18	Loan	55, 56	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio III
18.01	Property				Fairfield Inn & Suites Lexington		NAP			NAP			NAP
18.02	Property				Fairfield Inn & Suites Dayton		NAP			NAP			NAP
18.03	Property				Fairfield Inn & Suites Ashland		NAP			NAP			NAP
19	Loan		CCRE	CCRE	Southland Office Center	1/31/2019	Social Security Administration	11,620	12/15/2026	Bank of the West	6,024	8/14/2018	Atlantic Specialty Coffee, Inc.	4,695	10/31/2017
20	Loan	57, 58	RMF	RMF	The Bristol Hotel		NAP			NAP			NAP
21	Loan	59	RMF	RMF	444 Connecticut Avenue	1/31/2029	NAP			NAP			NAP
22	Loan		CGMRC	CGMRC	Mariposa Plaza	12/31/2033	CVS	10,141	1/31/2035	All4Cycling USA	5,782	11/30/2021	UPS Store	1,450	11/30/2024
23	Loan	60	CGMRC	CGMRC	Hampton Inn & Suites Tempe ASU Area		NAP			NAP			NAP
24	Loan	61	RMF	RMF	Staybridge Suites - Merrillville		NAP			NAP			NAP
25	Loan	62	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Torrance, CA		NAP			NAP			NAP
26	Loan	63, 64	CGMRC	CGMRC	Homewood Suites Overland Park		NAP			NAP			NAP
27	Loan	65	Barclays Bank PLC	Barclays Bank PLC	Hammer Lane Self Storage		NAP			NAP			NAP
28	Loan	66, 67	CCRE	CCRE	Marriott Saddle Brook		NAP			NAP			NAP
29	Loan		CGMRC	CGMRC	Brookdale Shopping Center	5/31/2020	ACO	15,250	2/28/2022	Pet Supplies Plus	10,000	10/31/2022	The Playground	8,000	2/28/2018
30	Loan		RMF	RMF	Parkview Apartments		NAP			NAP			NAP
31	Loan	68	CGMRC	CGMRC	NC Self Storage		NAP			NAP			NAP
32	Loan	69	RMF	RMF	Town House Apartments - Memphis		NAP			NAP			NAP
33	Loan		RMF	RMF	Preston Racquet Club Condominiums		NAP			NAP			NAP
34	Loan		Barclays Bank PLC	Barclays Bank PLC	Landerhaven Office Park	12/31/2018	Lander Workspace, LLC	8,850	11/30/2021	Results Fitness	5,000	1/15/2019	Balance Solutions	4,390	2/28/2019
35	Loan	70	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Pomona, CA		NAP			NAP			NAP
36	Loan	71	CGMRC	CGMRC	Rite Aid - ACV Portfolio #1
36.01	Property				7700 Shepherdsville Road - Louisville, KY	12/31/2026	NAP			NAP			NAP
36.02	Property				7500 Terry Road - Louisville, KY	12/31/2026	NAP			NAP			NAP
37	Loan	72	CGMRC	CGMRC	Regis Houze Apartments	9/30/2021	Unity Urban Ministerial School	1,300	6/30/2019	NAP			NAP
38	Loan		CCRE	CCRE	Oakdale Shopping Center	6/30/2022	CHI Management, Inc.	16,864	3/31/2021	Grocery Outlet	16,520	8/31/2022	Jennifer Do	8,567	7/31/2019
39	Loan	73	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Rosemead, CA		NAP			NAP			NAP
40	Loan	74	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Diamond Bar, CA		NAP			NAP			NAP
41	Loan		Barclays Bank PLC	Barclays Bank PLC	Congress Pointe Shopping Center	10/31/2028	Booksmart	3,900	11/30/2020	Wing’s Plus	3,200	8/31/2018	Laundromat	2,600	8/31/2018
42	Loan	75	CCRE	CCRE	Grand Avenue Business Plaza	11/30/2018	Panda Express, Inc.	2,016	10/31/2018	WG Wireless, Inc. dba Cricket Wireless	1,204	3/31/2017	Vida Namavar, DDS dba Vida Family Dental	1,204	12/31/2023
43	Loan	76, 77	CCRE	CCRE	Fresenius Birmingham	8/1/2031	NAP			NAP			NAP
44	Loan		CCRE	CCRE	Overland Corporate B Building	7/31/2018	North American Title Company	2,637	7/31/2021	loanDepot.com, LLC d/b/a imortgage	2,459	9/30/2019	VIP Weight Solutions, LLC	1,777	10/31/2017

A-8

CGCMT 2016-C3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Fifth Largest Tenant	Fifth Largest Tenant Sq Ft	Fifth Largest Tenant Lease Expiration (6)	Environmental Phase I Report Date	Environmental Phase II Y/N	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Earthquake Insurance Required Y/N	Upfront RE Tax Reserve ($)	Ongoing RE Tax Reserve ($)	Upfront Insurance Reserve ($)
1	Loan	8, 9	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A.	Briarwood Mall	The Gap/Gap Kids	13,191	1/31/2017	7/25/2016	No	NAP	7/25/2016	NAP	NAP	No	0	0	0
2	Loan	10	RMF	RMF	The Townhouse Apartments - Stamford	NAP			9/19/2016	No	NAP	9/19/2016	NAP	NAP	No	234,934	55,937	0
3	Loan	11, 12, 13, 14	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A., Wells Fargo Bank, National Association	101 Hudson Street	First Data Corporation	54,669	5/31/2026	8/30/2016	No	NAP	8/26/2016	NAP	NAP	No	0	0	0
4	Loan	15, 16	CGMRC	CGMRC, LCF	80 Park Plaza	NAP			7/15/2016	No	NAP	7/14/2016	NAP	NAP	No	906,128	302,043	35,304
5	Loan	17, 18, 19, 20, 21	CGMRC	CGMRC	Belvoir Portfolio										No	74,409	0	30,760
5.01	Property				225 Chapman Street	NsGene, Inc.	3,800	7/14/2017	7/19/2016	No	NAP	7/15/2016	NAP	NAP	No
5.02	Property				245 Chapman Street	NAP			7/20/2016	No	NAP	7/15/2016	NAP	NAP	No
5.03	Property				717 Allens Avenue	Perinatal Consultants, LLC	2,855	9/30/2019	7/18/2016	No	NAP	7/15/2016	NAP	NAP	No
5.04	Property				1 Virginia Avenue	Lifespan Physician Group, Inc.	3,048	8/31/2017	7/20/2016	No	NAP	7/15/2016	NAP	NAP	No
5.05	Property				765 Allens Avenue	NAP			7/19/2016	No	NAP	7/15/2016	NAP	NAP	No
5.06	Property				17 Virginia Avenue	ENE Systems, Inc.	851	10/31/2018	7/18/2016	No	NAP	7/15/2016	NAP	NAP	No
5.07	Property				117 Ellenfield Street	NAP			7/19/2016	No	NAP	7/15/2016	NAP	NAP	No
5.08	Property				240 Chapman Street	NAP			7/19/2016	No	NAP	7/15/2016	NAP	NAP	No
5.09	Property				45 Baker Street	NAP			7/18/2016	No	NAP	7/15/2016	NAP	NAP	No
5.10	Property				63 Baker Street	NAP			7/19/2016	No	NAP	7/15/2016	NAP	NAP	No
5.11	Property				78 Baker Street	NAP			7/15/2016	No	NAP	7/15/2016	NAP	NAP	No
5.12	Property				75 Baker Street	NAP			7/18/2016	No	NAP	7/15/2016	NAP	NAP	No
6	Loan	22, 23, 24, 25	CCRE	CCRE, SG, Bank of America, N.A. and Barclays Bank PLC	Potomac Mills	Marshalls	61,763	1/31/2019	9/16/2016	No	NAP	9/16/2016	NAP	NAP	No	0	0	0
7	Loan	26, 27, 28, 29, 30, 31, 32, 33	CCRE	CCRE	Hill7 Office	Jars Juicing Company, LLC	1,218	9/30/2022	10/11/2016	No	NAP	9/29/2016	9/29/2016	9%	No	602,000	75,250	0
8	Loan	34, 35, 36, 37	Barclays Bank PLC	Barclays Bank PLC	Quantum Park	NAP			8/18/2016	No	NAP	10/3/2016	NAP	NAP	No	0	191,400	25,086
9	Loan	38, 39, 40, 41	CGMRC	CGMRC	College Boulevard Portfolio										No	1,202,460	200,410	48,550
9.01	Property				7101 College Boulevard	Diagnostic Imaging Centers, P.A.	12,924	7/31/2017	7/8/2016	No	NAP	7/8/2016	NAP	NAP	No
9.02	Property				Commerce Plaza I	Odyssey Reinsurance Company	15,780	10/31/2019	7/8/2016	No	NAP	7/8/2016	NAP	NAP	No
9.03	Property				Commerce Plaza II	AXA Equitable Life Insurance	9,397	5/31/2018	7/8/2016	No	NAP	7/8/2016	NAP	NAP	No
9.04	Property				Financial Plaza III	Radius Reimbursement Services, LLC	6,293	1/31/2019	7/8/2016	No	NAP	7/8/2016	NAP	NAP	No
9.05	Property				Financial Plaza II	Atlantic Specialty Insurance Company	6,714	4/30/2019	7/8/2016	No	NAP	7/8/2016	NAP	NAP	No
10	Loan	42, 43, 44, 45	CGMRC, RMF	CGMRC, RMF	Marriott Hilton Head Resort & Spa	NAP			9/13/2016	No	NAP	9/13/2016	NAP	NAP	No	1,037,750	98,833	203,170
11	Loan		CGMRC	CGMRC	Lightstone Hotel Portfolio										No	0	33,044	0
11.01	Property				Home2 Suites Seattle Airport	NAP			5/31/2016	Yes	7/28/2016	5/31/2016	5/25/2016	10%	No
11.02	Property				Home2 Suites Salt Lake City/South Jordan	NAP			5/27/2016	No	NAP	5/31/2016	5/25/2016	8%	No
12	Loan	46, 47, 48	CCRE	CCRE	Mills Fleet Farm										No	0	0	0
12.01	Property				Mills Fleet Farm - Fargo, ND	NAP			5/25/2016	No	NAP	5/25/2016	NAP	NAP	No
12.02	Property				Mills Fleet Farm - Green Bay (East), WI	NAP			5/26/2016	No	NAP	5/25/2016	NAP	NAP	No
12.03	Property				Mills Fleet Farm - Mankato, MN	NAP			6/14/2016	No	NAP	5/25/2016	NAP	NAP	No
12.04	Property				Mills Fleet Farm - Hudson, WI	NAP			5/25/2016	No	NAP	5/25/2016	NAP	NAP	No
12.05	Property				Mills Fleet Farm - Marshfield, WI	NAP			5/25/2016	No	NAP	5/25/2016	NAP	NAP	No
13	Loan	49, 50	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio I										No	76,404	25,468	0
13.01	Property				Hyatt House Charlotte	NAP			8/15/2016	No	NAP	8/15/2016	NAP	NAP	No
13.02	Property				Hampton Inn Muskegon	NAP			8/15/2016	No	NAP	8/12/2016	NAP	NAP	No
13.03	Property				Fairfield Inn & Suites Norton Shores	NAP			8/15/2016	No	NAP	8/15/2016	NAP	NAP	No
14	Loan	51, 52	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio II										No	18,491	18,491	0
14.01	Property				Residence Inn Boise	NAP			9/14/2016	No	NAP	8/15/2016	NAP	NAP	No
14.02	Property				Residence Inn Spokane	NAP			9/14/2016	No	NAP	8/15/2016	NAP	NAP	No
15	Loan		Barclays Bank PLC	Barclays Bank PLC	Las Palmas I, II, III	NAP			5/17/2016	No	NAP	5/23/2016	5/17/2016	8%	No	63,194	12,639	0
16	Loan	53, 54	CGMRC	CGMRC	Broward County Office Portfolio										No	33,891	33,891	0
16.01	Property				Bank of America Center	JNS Foods, LLC	3,045	1/31/2019	8/25/2016	No	NAP	8/21/2016	NAP	NAP	No
16.02	Property				Park Central Building 1	Promero	6,802	6/30/2020	8/25/2016	No	NAP	8/21/2016	NAP	NAP	No
16.03	Property				Regions Bank Building	Elias J. Mualin, MD	2,070	12/31/2020	8/24/2016	No	NAP	8/23/2016	NAP	NAP	No
17	Loan		Barclays Bank PLC	Barclays Bank PLC	North Pointe - Riverside	NAP			5/23/2016	Yes	9/30/2016	5/23/2016	5/23/2016	5%	No	20,025	4,005	0
18	Loan	55, 56	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio III										No	84,542	15,984	0
18.01	Property				Fairfield Inn & Suites Lexington	NAP			8/16/2016	No	NAP	8/15/2016	NAP	NAP	No
18.02	Property				Fairfield Inn & Suites Dayton	NAP			8/15/2016	No	NAP	8/15/2016	NAP	NAP	No
18.03	Property				Fairfield Inn & Suites Ashland	NAP			8/16/2016	No	NAP	8/15/2016	NAP	NAP	No
19	Loan		CCRE	CCRE	Southland Office Center	TW Hyndman	3,838	2/28/2020	6/28/2016	No	NAP	6/27/2016	6/28/2016	19%	Yes	145,333	18,167	40,050
20	Loan	57, 58	RMF	RMF	The Bristol Hotel	NAP			8/15/2016	No	NAP	8/15/2016	8/16/2016	13%	No	64,492	12,284	0
21	Loan	59	RMF	RMF	444 Connecticut Avenue	NAP			8/26/2016	No	NAP	9/1/2016	NAP	NAP	No	50,465	12,015	0
22	Loan		CGMRC	CGMRC	Mariposa Plaza	NAP			8/24/2016	No	NAP	8/17/2016	NAP	NAP	No	163,446	13,621	14,971
23	Loan	60	CGMRC	CGMRC	Hampton Inn & Suites Tempe ASU Area	NAP			8/19/2016	No	NAP	8/19/2016	NAP	NAP	No	22,656	11,328	26,378
24	Loan	61	RMF	RMF	Staybridge Suites - Merrillville	NAP			7/26/2016	No	NAP	7/27/2016	NAP	NAP	No	0	10,995	5,140
25	Loan	62	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Torrance, CA	NAP			9/7/2016	No	NAP	9/7/2016	9/9/2016	15%	No	39,612	6,602	0
26	Loan	63, 64	CGMRC	CGMRC	Homewood Suites Overland Park	NAP			8/1/2016	No	NAP	7/29/2016	NAP	NAP	No	81,128	13,521	9,213
27	Loan	65	Barclays Bank PLC	Barclays Bank PLC	Hammer Lane Self Storage	NAP			9/15/2016	No	NAP	9/15/2016	9/15/2016	11%	No	0	7,239	0
28	Loan	66, 67	CCRE	CCRE	Marriott Saddle Brook	NAP			9/14/2015	No	NAP	9/14/2015	NAP	NAP	No	122,000	61,000	34,156
29	Loan		CGMRC	CGMRC	Brookdale Shopping Center	Solid Rock Bible Church	7,485	8/31/2017	8/23/2016	Yes	7/11/2016	9/14/2016	NAP	NAP	No	51,274	10,255	5,645
30	Loan		RMF	RMF	Parkview Apartments	NAP			7/25/2016	No	NAP	7/25/2016	NAP	NAP	No	95,280	9,074	77,849
31	Loan	68	CGMRC	CGMRC	NC Self Storage	NAP			8/27/2016	No	NAP	8/19/2016	NAP	NAP	No	5,500	1,833	4,005
32	Loan	69	RMF	RMF	Town House Apartments - Memphis	NAP			8/25/2016	No	NAP	8/31/2016	8/25/2016	14%	No	51,193	12,189	48,098
33	Loan		RMF	RMF	Preston Racquet Club Condominiums	NAP			7/21/2016	No	NAP	7/21/2016	NAP	NAP	No	149,488	15,819	51,116
34	Loan		Barclays Bank PLC	Barclays Bank PLC	Landerhaven Office Park	Hangar Prosthetic	4,235	6/30/2017	9/22/2016	No	NAP	9/21/2016	NAP	NAP	No	44,849	8,970	0
35	Loan	70	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Pomona, CA	NAP			9/7/2016	No	NAP	9/7/2016	9/9/2016	12%	No	11,831	5,916	0
36	Loan	71	CGMRC	CGMRC	Rite Aid - ACV Portfolio #1										No	0	0	2,130
36.01	Property				7700 Shepherdsville Road - Louisville, KY	NAP			8/29/2016	No	NAP	8/24/2016	NAP	NAP	No
36.02	Property				7500 Terry Road - Louisville, KY	NAP			8/29/2016	No	NAP	8/24/2016	NAP	NAP	No
37	Loan	72	CGMRC	CGMRC	Regis Houze Apartments	NAP			8/26/2016	No	NAP	8/25/2016	NAP	NAP	No	52,937	4,812	21,525
38	Loan		CCRE	CCRE	Oakdale Shopping Center	Cindy’s Restaurant	3,600	8/31/2019	6/30/2016	No	NAP	6/30/2016	6/30/2016	12%	No	25,333	3,167	20,122
39	Loan	73	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Rosemead, CA	NAP			9/7/2016	No	NAP	9/7/2016	9/9/2016	17%	No	33,433	5,572	0
40	Loan	74	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Diamond Bar, CA	NAP			9/7/2016	No	NAP	9/7/2016	9/9/2016	16%	No	27,586	5,517	0
41	Loan		Barclays Bank PLC	Barclays Bank PLC	Congress Pointe Shopping Center	Napoli’s Pizza	2,350	12/31/2017	7/27/2016	No	NAP	7/26/2016	NAP	NAP	No	81,815	6,818	3,603
42	Loan	75	CCRE	CCRE	Grand Avenue Business Plaza	NAP			6/3/2016	No	NAP	6/2/2016	6/2/2016	7%	No	11,000	1,833	3,366
43	Loan	76, 77	CCRE	CCRE	Fresenius Birmingham	NAP			8/5/2016	No	NAP	8/5/2016	NAP	NAP	No	0	0	404
44	Loan		CCRE	CCRE	Overland Corporate B Building	NAP			8/1/2016	No	NAP	8/1/2016	8/1/2016	13%	No	12,000	1,500	189

A-9

CGCMT 2016-C3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ongoing Insurance Reserve ($)	Upfront Replacement Reserve ($)	Ongoing Replacement Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Ongoing TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Ongoing Debt Service Reserve ($)	Upfront Deferred Maintenance Reserve ($)
1	Loan	8, 9	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A.	Briarwood Mall	0	0	0	130,205	0	0	2,496,933	0	0	0
2	Loan	10	RMF	RMF	The Townhouse Apartments - Stamford	0	0	5,625	0	0	0	0	0	0	257,425
3	Loan	11, 12, 13, 14	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A., Wells Fargo Bank, National Association	101 Hudson Street	0	0	0	0	0	0	0	0	0	104,000
4	Loan	15, 16	CGMRC	CGMRC, LCF	80 Park Plaza	17,652	4,500,000	0	1,000,000	1,500,000	0	1,000,000	0	0	0
5	Loan	17, 18, 19, 20, 21	CGMRC	CGMRC	Belvoir Portfolio	7,690	0	7,590	0	1,500,000	28,935	0	0	0	6,900
5.01	Property				225 Chapman Street
5.02	Property				245 Chapman Street
5.03	Property				717 Allens Avenue
5.04	Property				1 Virginia Avenue
5.05	Property				765 Allens Avenue
5.06	Property				17 Virginia Avenue
5.07	Property				117 Ellenfield Street
5.08	Property				240 Chapman Street
5.09	Property				45 Baker Street
5.10	Property				63 Baker Street
5.11	Property				78 Baker Street
5.12	Property				75 Baker Street
6	Loan	22, 23, 24, 25	CCRE	CCRE, SG, Bank of America, N.A. and Barclays Bank PLC	Potomac Mills	0	0	0	645,000	0	0	2,580,000	0	0	0
7	Loan	26, 27, 28, 29, 30, 31, 32, 33	CCRE	CCRE	Hill7 Office	0	0	0	85,704	0	0	0	0	0	0
8	Loan	34, 35, 36, 37	Barclays Bank PLC	Barclays Bank PLC	Quantum Park	0	0	11,786	0	0	0	0	0	0	0
9	Loan	38, 39, 40, 41	CGMRC	CGMRC	College Boulevard Portfolio	9,710	0	15,798	0	1,500,000	80,048	2,000,000	0	0	214,216
9.01	Property				7101 College Boulevard
9.02	Property				Commerce Plaza I
9.03	Property				Commerce Plaza II
9.04	Property				Financial Plaza III
9.05	Property				Financial Plaza II
10	Loan	42, 43, 44, 45	CGMRC, RMF	CGMRC, RMF	Marriott Hilton Head Resort & Spa	32,249	0	138,910	0	0	0	0	0	0	0
11	Loan		CGMRC	CGMRC	Lightstone Hotel Portfolio	0	0	38,392	0	0	0	0	0	0	194,553
11.01	Property				Home2 Suites Seattle Airport
11.02	Property				Home2 Suites Salt Lake City/South Jordan
12	Loan	46, 47, 48	CCRE	CCRE	Mills Fleet Farm	0	0	0	779,526	0	0	2,598,420	0	0	0
12.01	Property				Mills Fleet Farm - Fargo, ND
12.02	Property				Mills Fleet Farm - Green Bay (East), WI
12.03	Property				Mills Fleet Farm - Mankato, MN
12.04	Property				Mills Fleet Farm - Hudson, WI
12.05	Property				Mills Fleet Farm - Marshfield, WI
13	Loan	49, 50	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio I	0	0	33,646	0	0	0	0	0	0	0
13.01	Property				Hyatt House Charlotte
13.02	Property				Hampton Inn Muskegon
13.03	Property				Fairfield Inn & Suites Norton Shores
14	Loan	51, 52	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio II	0	0	21,275	0	0	0	0	0	0	0
14.01	Property				Residence Inn Boise
14.02	Property				Residence Inn Spokane
15	Loan		Barclays Bank PLC	Barclays Bank PLC	Las Palmas I, II, III	0	0	4,417	0	0	0	0	0	0	123,888
16	Loan	53, 54	CGMRC	CGMRC	Broward County Office Portfolio	0	0	0	0	25,000	0	0	0	0	0
16.01	Property				Bank of America Center
16.02	Property				Park Central Building 1
16.03	Property				Regions Bank Building
17	Loan		Barclays Bank PLC	Barclays Bank PLC	North Pointe - Riverside	0	0	2,917	0	0	0	0	0	0	150,429
18	Loan	55, 56	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio III	0	0	17,593	0	0	0	0	0	0	0
18.01	Property				Fairfield Inn & Suites Lexington
18.02	Property				Fairfield Inn & Suites Dayton
18.03	Property				Fairfield Inn & Suites Ashland
19	Loan		CCRE	CCRE	Southland Office Center	4,450	0	2,213	0	100,000	8,298	0	0	0	112,500
20	Loan	57, 58	RMF	RMF	The Bristol Hotel	0	3,080,000	0	0	0	0	0	0	0	0
21	Loan	59	RMF	RMF	444 Connecticut Avenue	0	0	1,014	0	0	2,675	0	0	0	13,718
22	Loan		CGMRC	CGMRC	Mariposa Plaza	4,990	90,000	474	0	0	1,827	0	0	0	0
23	Loan	60	CGMRC	CGMRC	Hampton Inn & Suites Tempe ASU Area	2,398	0	12,646	0	0	0	0	0	0	0
24	Loan	61	RMF	RMF	Staybridge Suites - Merrillville	2,448	0	8,513	0	0	0	0	0	0	750
25	Loan	62	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Torrance, CA	0	0	1,588	0	0	0	0	0	0	7,719
26	Loan	63, 64	CGMRC	CGMRC	Homewood Suites Overland Park	921	0	11,076	0	0	0	0	0	0	0
27	Loan	65	Barclays Bank PLC	Barclays Bank PLC	Hammer Lane Self Storage	866	0	1,320	0	0	0	0	0	0	79,131
28	Loan	66, 67	CCRE	CCRE	Marriott Saddle Brook	7,177	0	47,779	0	0	0	0	0	0	52,095
29	Loan		CGMRC	CGMRC	Brookdale Shopping Center	706	125,000	0	118,300	50,000	7,887	473,190	0	0	0
30	Loan		RMF	RMF	Parkview Apartments	6,740	200,000	4,167	0	0	0	0	0	0	33,063
31	Loan	68	CGMRC	CGMRC	NC Self Storage	1,335	0	1,554	74,572	0	0	0	0	0	995,770
32	Loan	69	RMF	RMF	Town House Apartments - Memphis	4,164	461,975	10,479	0	0	0	0	0	0	197,900
33	Loan		RMF	RMF	Preston Racquet Club Condominiums	4,868	250,000	2,333	0	0	0	0	0	0	6,763
34	Loan		Barclays Bank PLC	Barclays Bank PLC	Landerhaven Office Park	0	0	1,246	0	100,000	6,231	0	0	0	27,863
35	Loan	70	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Pomona, CA	0	0	807	0	0	0	0	0	0	0
36	Loan	71	CGMRC	CGMRC	Rite Aid - ACV Portfolio #1	304	0	280	10,071	0	933	55,960	0	0	0
36.01	Property				7700 Shepherdsville Road - Louisville, KY
36.02	Property				7500 Terry Road - Louisville, KY
37	Loan	72	CGMRC	CGMRC	Regis Houze Apartments	1,794	0	1,529	91,750	0	400	23,975	0	0	0
38	Loan		CCRE	CCRE	Oakdale Shopping Center	1,829	118,067	2,448	0	0	0	0	0	0	62,460
39	Loan	73	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Rosemead, CA	0	0	421	0	0	0	0	0	0	9,875
40	Loan	74	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Diamond Bar, CA	0	0	546	0	0	0	0	0	0	8,750
41	Loan		Barclays Bank PLC	Barclays Bank PLC	Congress Pointe Shopping Center	3,603	0	454	0	100,000	1,363	180,000	0	0	91,000
42	Loan	75	CCRE	CCRE	Grand Avenue Business Plaza	1,142	0	186	0	50,000	580	75,000	0	0	1,250
43	Loan	76, 77	CCRE	CCRE	Fresenius Birmingham	202	8,222	0	0	0	0	0	0	0	0
44	Loan		CCRE	CCRE	Overland Corporate B Building	189	0	122	0	0	610	0	0	0	0

A-10

CGCMT 2016-C3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ongoing Deferred Maintenance Reserve ($)	Upfront Environmental Reserve ($)	Ongoing Environmental Reserve ($)	Upfront Other Reserve ($)	Ongoing Other Reserve ($)	Other Reserve Description
1	Loan	8, 9	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A.	Briarwood Mall	0	0	0	0	0
2	Loan	10	RMF	RMF	The Townhouse Apartments - Stamford	0	95,000	0	59,934	0	Environmental Insurance Funds
3	Loan	11, 12, 13, 14	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A., Wells Fargo Bank, National Association	101 Hudson Street	0	0	0	19,049,837	0	Existing TI/LC Obligations Reserve ($16,270,684), Rent Concession Reserve ($2,779,153)
4	Loan	15, 16	CGMRC	CGMRC, LCF	80 Park Plaza	0	0	0	1,422,745	0	Unfunded Obligations Reserve
5	Loan	17, 18, 19, 20, 21	CGMRC	CGMRC	Belvoir Portfolio	0	0	0	0	0
5.01	Property				225 Chapman Street
5.02	Property				245 Chapman Street
5.03	Property				717 Allens Avenue
5.04	Property				1 Virginia Avenue
5.05	Property				765 Allens Avenue
5.06	Property				17 Virginia Avenue
5.07	Property				117 Ellenfield Street
5.08	Property				240 Chapman Street
5.09	Property				45 Baker Street
5.10	Property				63 Baker Street
5.11	Property				78 Baker Street
5.12	Property				75 Baker Street
6	Loan	22, 23, 24, 25	CCRE	CCRE, SG, Bank of America, N.A. and Barclays Bank PLC	Potomac Mills	0	0	0	0	0
7	Loan	26, 27, 28, 29, 30, 31, 32, 33	CCRE	CCRE	Hill7 Office	0	0	0	0	0
8	Loan	34, 35, 36, 37	Barclays Bank PLC	Barclays Bank PLC	Quantum Park	0	0	0	0	439,668	Condominium Common Charges Reserve
9	Loan	38, 39, 40, 41	CGMRC	CGMRC	College Boulevard Portfolio	0	0	0	1,107,731	0	Upfront Unfunded Tenant Obligations Reserve ($979,673); Upfront Free Rent Reserve ($128,058.16)
9.01	Property				7101 College Boulevard
9.02	Property				Commerce Plaza I
9.03	Property				Commerce Plaza II
9.04	Property				Financial Plaza III
9.05	Property				Financial Plaza II
10	Loan	42, 43, 44, 45	CGMRC, RMF	CGMRC, RMF	Marriott Hilton Head Resort & Spa	0	0	0	3,630,000	0	Seasonality Reserve
11	Loan		CGMRC	CGMRC	Lightstone Hotel Portfolio	0	0	0	383,676	0	PIP Reserve
11.01	Property				Home2 Suites Seattle Airport
11.02	Property				Home2 Suites Salt Lake City/South Jordan
12	Loan	46, 47, 48	CCRE	CCRE	Mills Fleet Farm	0	0	0	0	0
12.01	Property				Mills Fleet Farm - Fargo, ND
12.02	Property				Mills Fleet Farm - Green Bay (East), WI
12.03	Property				Mills Fleet Farm - Mankato, MN
12.04	Property				Mills Fleet Farm - Hudson, WI
12.05	Property				Mills Fleet Farm - Marshfield, WI
13	Loan	49, 50	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio I	0	0	0	500,000	0	PIP Reserve (Hyatt House Charlotte)
13.01	Property				Hyatt House Charlotte
13.02	Property				Hampton Inn Muskegon
13.03	Property				Fairfield Inn & Suites Norton Shores
14	Loan	51, 52	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio II	0	0	0	0	0
14.01	Property				Residence Inn Boise
14.02	Property				Residence Inn Spokane
15	Loan		Barclays Bank PLC	Barclays Bank PLC	Las Palmas I, II, III	0	0	0	0	0
16	Loan	53, 54	CGMRC	CGMRC	Broward County Office Portfolio	0	0	0	0	0
16.01	Property				Bank of America Center
16.02	Property				Park Central Building 1
16.03	Property				Regions Bank Building
17	Loan		Barclays Bank PLC	Barclays Bank PLC	North Pointe - Riverside	0	0	0	0	0
18	Loan	55, 56	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio III	0	0	0	0	0
18.01	Property				Fairfield Inn & Suites Lexington
18.02	Property				Fairfield Inn & Suites Dayton
18.03	Property				Fairfield Inn & Suites Ashland
19	Loan		CCRE	CCRE	Southland Office Center	0	0	0	600,000	0	GSA Rollover Reserve
20	Loan	57, 58	RMF	RMF	The Bristol Hotel	0	0	0	0	0
21	Loan	59	RMF	RMF	444 Connecticut Avenue	0	0	0	0	0
22	Loan		CGMRC	CGMRC	Mariposa Plaza	0	0	0	0	0
23	Loan	60	CGMRC	CGMRC	Hampton Inn & Suites Tempe ASU Area	0	0	0	0	0
24	Loan	61	RMF	RMF	Staybridge Suites - Merrillville	0	0	0	0	0
25	Loan	62	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Torrance, CA	0	0	0	45,000	0	Space Lease Reserve
26	Loan	63, 64	CGMRC	CGMRC	Homewood Suites Overland Park	0	0	0	2,493,532	0	PIP Reserve
27	Loan	65	Barclays Bank PLC	Barclays Bank PLC	Hammer Lane Self Storage	0	0	0	0	0
28	Loan	66, 67	CCRE	CCRE	Marriott Saddle Brook	0	0	0	1,000,000	0	PIP Reserve
29	Loan		CGMRC	CGMRC	Brookdale Shopping Center	0	0	0	3,940	0	Vapor Testing Reserve
30	Loan		RMF	RMF	Parkview Apartments	0	0	0	0	0
31	Loan	68	CGMRC	CGMRC	NC Self Storage	0	0	0	0	0
32	Loan	69	RMF	RMF	Town House Apartments - Memphis	0	0	0	0	0
33	Loan		RMF	RMF	Preston Racquet Club Condominiums	0	0	0	0	0
34	Loan		Barclays Bank PLC	Barclays Bank PLC	Landerhaven Office Park	0	0	0	124,113	0	Rent Reserve ($116,000); Free Rent Reserve - Lander Workspace ($8,112.50)
35	Loan	70	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Pomona, CA	0	0	0	0	0
36	Loan	71	CGMRC	CGMRC	Rite Aid - ACV Portfolio #1	0	0	0	0	0
36.01	Property				7700 Shepherdsville Road - Louisville, KY
36.02	Property				7500 Terry Road - Louisville, KY
37	Loan	72	CGMRC	CGMRC	Regis Houze Apartments	0	0	0	90,856	0	Unfunded Obligations Reserve ($50,000); Yono Tax Lien Reserve ($25,669); Gap Rent Reserve ($15,187)
38	Loan		CCRE	CCRE	Oakdale Shopping Center	0	0	0	0	0
39	Loan	73	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Rosemead, CA	0	0	0	0	0
40	Loan	74	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Diamond Bar, CA	0	0	0	0	0
41	Loan		Barclays Bank PLC	Barclays Bank PLC	Congress Pointe Shopping Center	0	0	0	0	0
42	Loan	75	CCRE	CCRE	Grand Avenue Business Plaza	0	0	0	0	0
43	Loan	76, 77	CCRE	CCRE	Fresenius Birmingham	0	0	0	0	0
44	Loan		CCRE	CCRE	Overland Corporate B Building	0	0	0	0	0

A-11

CGCMT 2016-C3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Borrower Name	Delaware Statutory Trust? Y/N	Carve-out Guarantor
1	Loan	8, 9	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A.	Briarwood Mall	Mall at Briarwood, LLC	No	Simon Property Group, L.P.
2	Loan	10	RMF	RMF	The Townhouse Apartments - Stamford	CSC-65 Prospect, LLC	No	Robert Schlesinger
3	Loan	11, 12, 13, 14	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A., Wells Fargo Bank, National Association	101 Hudson Street	101 Hudson Realty L.L.C.	No	Mack-Cali Realty, L.P.
4	Loan	15, 16	CGMRC	CGMRC, LCF	80 Park Plaza	80 Park Plaza SPE LLC, Quentin 80 Park Plaza LLC and Jo-Ash 80 Park Plaza LLC	No	Elchonon Schwartz and Simon Glick
5	Loan	17, 18, 19, 20, 21	CGMRC	CGMRC	Belvoir Portfolio	BRG Providence 1 LLC, BRGQ Providence 1 LLC, KRR Providence 1 LLC, BRG Providence 2 LLC, BRGQ Providence 2 LLC, KRR Providence 2 LLC, BRG Providence 3 LLC, BRGQ Providence 3 LLC and KRR Providence 3 LLC	No	Daniel Benedict and Richard A. Merhige
5.01	Property				225 Chapman Street
5.02	Property				245 Chapman Street
5.03	Property				717 Allens Avenue
5.04	Property				1 Virginia Avenue
5.05	Property				765 Allens Avenue
5.06	Property				17 Virginia Avenue
5.07	Property				117 Ellenfield Street
5.08	Property				240 Chapman Street
5.09	Property				45 Baker Street
5.10	Property				63 Baker Street
5.11	Property				78 Baker Street
5.12	Property				75 Baker Street
6	Loan	22, 23, 24, 25	CCRE	CCRE, SG, Bank of America, N.A. and Barclays Bank PLC	Potomac Mills	Mall at Potomac Mills, LLC	No	Simon Property Group, L.P.
7	Loan	26, 27, 28, 29, 30, 31, 32, 33	CCRE	CCRE	Hill7 Office	Hudson 1099 Stewart Street, LLC	No	Hudson Pacific Properties, L.P.
8	Loan	34, 35, 36, 37	Barclays Bank PLC	Barclays Bank PLC	Quantum Park	Solace Ashburn DFG LLC	No	Solace Ashburn Investments LLC
9	Loan	38, 39, 40, 41	CGMRC	CGMRC	College Boulevard Portfolio	CBPK5 LP	No	Raymond Massa
9.01	Property				7101 College Boulevard
9.02	Property				Commerce Plaza I
9.03	Property				Commerce Plaza II
9.04	Property				Financial Plaza III
9.05	Property				Financial Plaza II
10	Loan	42, 43, 44, 45	CGMRC, RMF	CGMRC, RMF	Marriott Hilton Head Resort & Spa	Columbia Properties Hilton Head, LLC	No	Columbia Sussex Corporation and CSC Holdings, LLC
11	Loan		CGMRC	CGMRC	Lightstone Hotel Portfolio	LVP H2S Seattle LLC, LVP H2S Seattle Holding Corp., LVP H2S Salt Lake City LLC and LVP H2S Salt Lake City Holding Corp.	No	Lightstone Value Plus REIT III LP
11.01	Property				Home2 Suites Seattle Airport
11.02	Property				Home2 Suites Salt Lake City/South Jordan
12	Loan	46, 47, 48	CCRE	CCRE	Mills Fleet Farm	STORE SPE Mills Fleet 2016-1, LLC	No	STORE Capital Corporation
12.01	Property				Mills Fleet Farm - Fargo, ND
12.02	Property				Mills Fleet Farm - Green Bay (East), WI
12.03	Property				Mills Fleet Farm - Mankato, MN
12.04	Property				Mills Fleet Farm - Hudson, WI
12.05	Property				Mills Fleet Farm - Marshfield, WI
13	Loan	49, 50	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio I	HSS Norton Shores Hotel, L.L.C., HSS Muskegon Hotel, L.L.C. and VIII-HII-South Tryon Street, L.L.C.	No	SCG Hotel Investors Holdings, L.P.
13.01	Property				Hyatt House Charlotte
13.02	Property				Hampton Inn Muskegon
13.03	Property				Fairfield Inn & Suites Norton Shores
14	Loan	51, 52	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio II	IM Spokane, L.P. and IM Boise 2, L.P.	No	SCG Hotel Investors Holdings, L.P.
14.01	Property				Residence Inn Boise
14.02	Property				Residence Inn Spokane
15	Loan		Barclays Bank PLC	Barclays Bank PLC	Las Palmas I, II, III	Las Palmas Investments, Inc.	No	H.K. Realty, Inc.
16	Loan	53, 54	CGMRC	CGMRC	Broward County Office Portfolio	Israel Family Park Central One LLC, Israel Family 1401 University LLC and MCCS 450 N. Park, LLC	No	Kenneth Israel
16.01	Property				Bank of America Center
16.02	Property				Park Central Building 1
16.03	Property				Regions Bank Building
17	Loan		Barclays Bank PLC	Barclays Bank PLC	North Pointe - Riverside	North Pointe Apts., Inc.	No	J.K. Properties, Inc.
18	Loan	55, 56	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio III	Midwest Heritage Inn of Ashland, L.P., Midwest Heritage Inn of Dayton, L.P. and Westside Midwest Heritage Inn of Lexington, L.P.	No	SCG Hotel Investors Holdings, L.P.
18.01	Property				Fairfield Inn & Suites Lexington
18.02	Property				Fairfield Inn & Suites Dayton
18.03	Property				Fairfield Inn & Suites Ashland
19	Loan		CCRE	CCRE	Southland Office Center	Southland Office Investors, LLC	No	Kevin P. Kaseff and Derek Graham
20	Loan	57, 58	RMF	RMF	The Bristol Hotel	International Hotel Associates No. 5 LLC	No	Eric D. Horodas and Peter G. Trethewey
21	Loan	59	RMF	RMF	444 Connecticut Avenue	444 Connecticut Avenue LLC	No	Stanley M. Seligson, Robert Epstein and the Stanley M. Seligson Trust, as amended and restated September 28, 2015
22	Loan		CGMRC	CGMRC	Mariposa Plaza	Mariposa Plaza, LLC	No	Manuel Torres Soucy and Valor Real Corporation
23	Loan	60	CGMRC	CGMRC	Hampton Inn & Suites Tempe ASU Area	Tempe Hotel Properties, LLC	No	Virtual Realty Enterprises, L.L.C.
24	Loan	61	RMF	RMF	Staybridge Suites - Merrillville	SB Merrillville Hospitality LLC	No	Amit Shah, Chinu Shah and Dutt Patel
25	Loan	62	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Torrance, CA	Ramp Up, LLC	No	Gregory S. Houge, Bruce H. Rothman and Laurent A. Opman
26	Loan	63, 64	CGMRC	CGMRC	Homewood Suites Overland Park	OP Hotel Associates, LLC	No	Daniel J. Vosotas
27	Loan	65	Barclays Bank PLC	Barclays Bank PLC	Hammer Lane Self Storage	HL Hammer Lane Storage, LLC	No	Jeffrey S. Leon as individual and as trustee of The Leon Living Trust, Dated 10/2/13 and R. Michael House as individual and as trustee of The House Living Trust Dated August 30, 2016
28	Loan	66, 67	CCRE	CCRE	Marriott Saddle Brook	CP Saddle Brook, LLC	No	Sussex Holdings, LLC and Columbia Sussex Corporation
29	Loan		CGMRC	CGMRC	Brookdale Shopping Center	Brookdale Shopping Center L.L.C.	No	Norman Beznos and Amended and Restated Revocable Trust of Norman Beznos U/T/A Dated November 28, 2001, As Amended
30	Loan		RMF	RMF	Parkview Apartments	F.L. Arrow Wood Apartments, Ltd.	No	Bruce P. Woodward, James Alexander McCabe and Steven Dietrich
31	Loan	68	CGMRC	CGMRC	NC Self Storage	N.C. Self Storage, LLC and JBO Holdings, LLC	No	James B. O’Malley
32	Loan	69	RMF	RMF	Town House Apartments - Memphis	1437 Central Holding, LLC	No	Eric Clauson
33	Loan		RMF	RMF	Preston Racquet Club Condominiums	FLW Preston, Ltd.	No	Bruce P. Woodward, James Alexander McCabe and Steven Dietrich
34	Loan		Barclays Bank PLC	Barclays Bank PLC	Landerhaven Office Park	Landerhaven Office Plaza, LLC	No	Bradley T. Kowit, Gregg Levy and Steve S. Passov
35	Loan	70	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Pomona, CA	SE Pomona LLC	No	Gregory S. Houge, Bruce H. Rothman, Laurent A. Opman and Serge Azria
36	Loan	71	CGMRC	CGMRC	Rite Aid - ACV Portfolio #1	ACV RAD06 One, LLC	No	David R. Grieve
36.01	Property				7700 Shepherdsville Road - Louisville, KY
36.02	Property				7500 Terry Road - Louisville, KY
37	Loan	72	CGMRC	CGMRC	Regis Houze Apartments	Live @ St. Regis, LLC	No	Joe Barbat, David D. Ebner and Salman. D Yono
38	Loan		CCRE	CCRE	Oakdale Shopping Center	Oakdale Shopping Center L.L.C.	No	Peter Dwares
39	Loan	73	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Rosemead, CA	SE Rosemead LLC	No	Gregory S. Houge, Bruce H. Rothman, Laurent A. Opman and Serge Azria
40	Loan	74	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Diamond Bar, CA	SE Diamond Bar LLC	No	Gregory S. Houge, Bruce H. Rothman, Laurent A. Opman and Serge Azria
41	Loan		Barclays Bank PLC	Barclays Bank PLC	Congress Pointe Shopping Center	Congress Pointe Inc.	No	Nelson Tiburcio and Xenia Noriega
42	Loan	75	CCRE	CCRE	Grand Avenue Business Plaza	GAP Retail, LLC	No	Mark P. Esbensen and Philip G. Esbensen
43	Loan	76, 77	CCRE	CCRE	Fresenius Birmingham	CS1031 Birmingham MOB, DST	Yes	Louis J. Rogers
44	Loan		CCRE	CCRE	Overland Corporate B Building	Overland Building B, LLC	No	Fred D. Grimes, Mark P. Esbensen and William Wen-Wai Lo

A-12

CGCMT 2016-C3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Loan Purpose	Loan Amount (sources) ($)	Principal’s New Cash Contribution (7) ($)	Subordinate Debt ($)	Other Sources ($)	Total Sources ($)	Loan Payoff ($)	Purchase Price ($)	Closing Costs ($)	Reserves ($)	Principal Equity Distribution ($)	Other Uses ($)
1	Loan	8, 9	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A.	Briarwood Mall	Refinance	165,000,000	0	0	2,475,000	167,475,000	106,336,479	0	901,916	0	60,236,605	0
2	Loan	10	RMF	RMF	The Townhouse Apartments - Stamford	Refinance	58,000,000	0	0	75,000	58,075,000	49,261,287	0	809,012	647,294	7,357,407	0
3	Loan	11, 12, 13, 14	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A., Wells Fargo Bank, National Association	101 Hudson Street	Recapitalization	250,000,000	0	0	250,000	250,250,000	0	0	1,971,333	19,153,837	229,124,830	0
4	Loan	15, 16	CGMRC	CGMRC, LCF	80 Park Plaza	Acquisition	133,000,000	50,500,000	0	2,355,765	185,855,765	0	174,500,000	2,991,588	8,364,176	0	0
5	Loan	17, 18, 19, 20, 21	CGMRC	CGMRC	Belvoir Portfolio	Acquisition	42,000,000	20,565,753	0	1,359,048	63,924,801	0	60,000,000	2,312,732	1,612,069	0	0
5.01	Property				225 Chapman Street
5.02	Property				245 Chapman Street
5.03	Property				717 Allens Avenue
5.04	Property				1 Virginia Avenue
5.05	Property				765 Allens Avenue
5.06	Property				17 Virginia Avenue
5.07	Property				117 Ellenfield Street
5.08	Property				240 Chapman Street
5.09	Property				45 Baker Street
5.10	Property				63 Baker Street
5.11	Property				78 Baker Street
5.12	Property				75 Baker Street
6	Loan	22, 23, 24, 25	CCRE	CCRE, SG, Bank of America, N.A. and Barclays Bank PLC	Potomac Mills	Refinance	291,000,000	0	125,000,000	0	416,000,000	411,992,396	0	2,011,635	0	1,995,969	0
7	Loan	26, 27, 28, 29, 30, 31, 32, 33	CCRE	CCRE	Hill7 Office	Acquisition	101,000,000	103,751,165	0	0	204,751,165	0	200,000,000	1,149,165	602,000	0	3,000,000
8	Loan	34, 35, 36, 37	Barclays Bank PLC	Barclays Bank PLC	Quantum Park	Acquisition	132,000,000	61,070,342	0	3,675,273	196,745,614	0	193,000,000	3,720,528	25,086	0	0
9	Loan	38, 39, 40, 41	CGMRC	CGMRC	College Boulevard Portfolio	Acquisition	70,500,000	25,801,624	0	150,000	96,451,624	0	91,000,000	1,378,668	4,072,957	0	0
9.01	Property				7101 College Boulevard
9.02	Property				Commerce Plaza I
9.03	Property				Commerce Plaza II
9.04	Property				Financial Plaza III
9.05	Property				Financial Plaza II
10	Loan	42, 43, 44, 45	CGMRC, RMF	CGMRC, RMF	Marriott Hilton Head Resort & Spa	Refinance	98,000,000	13,577,003	0	250,000	111,827,003	106,553,280	0	402,803	4,870,920	0	0
11	Loan		CGMRC	CGMRC	Lightstone Hotel Portfolio	Recapitalization	28,400,000	0	0	80,000	28,480,000	0	0	542,853	578,229	27,358,919	0
11.01	Property				Home2 Suites Seattle Airport
11.02	Property				Home2 Suites Salt Lake City/South Jordan
12	Loan	46, 47, 48	CCRE	CCRE	Mills Fleet Farm	Recapitalization/Acquisition	65,000,000	0	0	0	65,000,000	0	40,000,000	933,238	0	24,066,762	0
12.01	Property				Mills Fleet Farm - Fargo, ND
12.02	Property				Mills Fleet Farm - Green Bay (East), WI
12.03	Property				Mills Fleet Farm - Mankato, MN
12.04	Property				Mills Fleet Farm - Hudson, WI
12.05	Property				Mills Fleet Farm - Marshfield, WI
13	Loan	49, 50	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio I	Recapitalization	22,715,000	0	0	80,000	22,795,000	7,650,967	0	594,775	576,404	13,972,855	0
13.01	Property				Hyatt House Charlotte
13.02	Property				Hampton Inn Muskegon
13.03	Property				Fairfield Inn & Suites Norton Shores
14	Loan	51, 52	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio II	Recapitalization	18,960,000	0	0	80,000	19,040,000	0	0	446,020	18,491	18,575,489	0
14.01	Property				Residence Inn Boise
14.02	Property				Residence Inn Spokane
15	Loan		Barclays Bank PLC	Barclays Bank PLC	Las Palmas I, II, III	Refinance	16,750,000	0	0	309,791	17,059,791	13,119,171	0	163,151	187,081	3,590,388	0
16	Loan	53, 54	CGMRC	CGMRC	Broward County Office Portfolio	Recapitalization	14,500,000	0	0	60,000	14,560,000	0	0	581,828	58,891	13,919,282	0
16.01	Property				Bank of America Center
16.02	Property				Park Central Building 1
16.03	Property				Regions Bank Building
17	Loan		Barclays Bank PLC	Barclays Bank PLC	North Pointe - Riverside	Refinance	13,500,000	0	0	250,575	13,750,575	10,427,481	0	96,585	170,454	3,056,054	0
18	Loan	55, 56	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio III	Recapitalization	12,150,000	0	0	80,000	12,230,000	0	0	384,319	84,542	11,761,138	0
18.01	Property				Fairfield Inn & Suites Lexington
18.02	Property				Fairfield Inn & Suites Dayton
18.03	Property				Fairfield Inn & Suites Ashland
19	Loan		CCRE	CCRE	Southland Office Center	Refinance	12,100,000	555,320	0	0	12,655,320	11,529,952	0	127,485	997,883	0	0
20	Loan	57, 58	RMF	RMF	The Bristol Hotel	Refinance	12,000,000	0	0	75,000	12,075,000	6,194,350	0	154,839	3,144,492	2,581,320	0
21	Loan	59	RMF	RMF	444 Connecticut Avenue	Refinance	11,400,000	0	0	35,000	11,435,000	8,681,950	0	197,942	64,182	2,490,926	0
22	Loan		CGMRC	CGMRC	Mariposa Plaza	Recapitalization	10,500,000	0	0	50,000	10,550,000	0	0	308,379	268,417	9,973,205	0
23	Loan	60	CGMRC	CGMRC	Hampton Inn & Suites Tempe ASU Area	Refinance	9,900,000	0	0	40,000	9,940,000	8,175,999	0	262,254	49,034	1,452,713	0
24	Loan	61	RMF	RMF	Staybridge Suites - Merrillville	Refinance	9,500,000	0	0	50,000	9,550,000	6,660,957	0	769,989	5,890	2,113,164	0
25	Loan	62	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Torrance, CA	Refinance	9,112,500	0	0	30,000	9,142,500	8,617,660	0	324,139	92,331	108,371	0
26	Loan	63, 64	CGMRC	CGMRC	Homewood Suites Overland Park	Refinance	7,500,000	72,018	0	50,000	7,622,018	4,894,273	0	143,872	2,583,873	0	0
27	Loan	65	Barclays Bank PLC	Barclays Bank PLC	Hammer Lane Self Storage	Refinance	7,350,000	0	0	50,000	7,400,000	4,262,839	0	224,815	79,131	2,833,215	0
28	Loan	66, 67	CCRE	CCRE	Marriott Saddle Brook	Refinance	30,000,000	0	0	0	30,000,000	28,435,550	0	336,156	1,208,251	20,043	0
29	Loan		CGMRC	CGMRC	Brookdale Shopping Center	Refinance	6,900,000	0	0	40,000	6,940,000	5,703,016	0	191,887	235,860	809,238	0
30	Loan		RMF	RMF	Parkview Apartments	Refinance	6,650,000	0	0	50,000	6,700,000	2,825,722	0	240,637	406,192	3,227,449	0
31	Loan	68	CGMRC	CGMRC	NC Self Storage	Refinance	6,500,000	0	0	36,000	6,536,000	3,416,704	0	551,433	1,005,275	1,562,588	0
32	Loan	69	RMF	RMF	Town House Apartments - Memphis	Refinance	6,200,000	0	0	40,000	6,240,000	5,296,463	0	178,056	759,166	6,314	0
33	Loan		RMF	RMF	Preston Racquet Club Condominiums	Refinance	6,000,000	0	0	50,000	6,050,000	5,133,090	0	260,888	457,366	198,656	0
34	Loan		Barclays Bank PLC	Barclays Bank PLC	Landerhaven Office Park	Refinance	5,450,000	0	0	50,000	5,500,000	4,330,204	0	216,986	296,824	655,986	0
35	Loan	70	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Pomona, CA	Refinance	5,425,000	0	0	0	5,425,000	4,468,988	0	113,375	11,831	830,806	0
36	Loan	71	CGMRC	CGMRC	Rite Aid - ACV Portfolio #1	Refinance	5,300,000	0	0	25,000	5,325,000	3,759,372	0	232,913	2,130	1,330,586	0
36.01	Property				7700 Shepherdsville Road - Louisville, KY
36.02	Property				7500 Terry Road - Louisville, KY
37	Loan	72	CGMRC	CGMRC	Regis Houze Apartments	Refinance	5,225,000	0	0	50,000	5,275,000	3,792,037	0	180,798	165,318	1,136,848	0
38	Loan		CCRE	CCRE	Oakdale Shopping Center	Refinance	4,900,000	0	0	0	4,900,000	3,336,324	0	90,505	225,982	1,247,189	0
39	Loan	73	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Rosemead, CA	Refinance	4,755,000	0	0	0	4,755,000	3,916,388	0	110,785	43,308	684,519	0
40	Loan	74	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Diamond Bar, CA	Refinance	4,690,000	0	0	0	4,690,000	3,863,377	0	135,701	36,336	654,586	0
41	Loan		Barclays Bank PLC	Barclays Bank PLC	Congress Pointe Shopping Center	Refinance	4,000,000	126,896	0	40,000	4,166,896	3,480,030	0	410,448	276,418	0	0
42	Loan	75	CCRE	CCRE	Grand Avenue Business Plaza	Refinance	2,850,000	1,096,995	0	0	3,946,995	3,813,165	0	68,214	65,616	0	0
43	Loan	76, 77	CCRE	CCRE	Fresenius Birmingham	Acquisition	2,800,000	1,496,218	400,000	0	4,696,218	0	4,310,000	377,592	8,626	0	0
44	Loan		CCRE	CCRE	Overland Corporate B Building	Refinance	1,800,000	99,565	0	0	1,899,565	1,832,446	0	54,929	12,189	0	0

A-13

CGCMT 2016-C3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Total Uses ($)	Lockbox	Cash Management	Cash Management Triggers
1	Loan	8, 9	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A.	Briarwood Mall	167,475,000	Hard	Springing	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of Manager or Guarantor, (iii) DSCR is less than 1.45x
2	Loan	10	RMF	RMF	The Townhouse Apartments - Stamford	58,075,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of Borrower, Guarantor or Manager, (iii) DSCR is less than 1.10x
3	Loan	11, 12, 13, 14	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A., Wells Fargo Bank, National Association	101 Hudson Street	250,250,000	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x
4	Loan	15, 16	CGMRC	CGMRC, LCF	80 Park Plaza	185,855,765	Hard	In Place	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Specified Tenant Trigger Period
5	Loan	17, 18, 19, 20, 21	CGMRC	CGMRC	Belvoir Portfolio	63,924,801	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) the occurrence of a Specified Tenant Trigger Period
5.01	Property				225 Chapman Street
5.02	Property				245 Chapman Street
5.03	Property				717 Allens Avenue
5.04	Property				1 Virginia Avenue
5.05	Property				765 Allens Avenue
5.06	Property				17 Virginia Avenue
5.07	Property				117 Ellenfield Street
5.08	Property				240 Chapman Street
5.09	Property				45 Baker Street
5.10	Property				63 Baker Street
5.11	Property				78 Baker Street
5.12	Property				75 Baker Street
6	Loan	22, 23, 24, 25	CCRE	CCRE, SG, Bank of America, N.A. and Barclays Bank PLC	Potomac Mills	416,000,000	Hard	Springing	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of Manager if Manager is an Affiliate of Borrower and provided Manager is not replaced within sixty (60) days with a Qualified Manager, (iii) DSCR is less than 1.35x.
7	Loan	26, 27, 28, 29, 30, 31, 32, 33	CCRE	CCRE	Hill7 Office	204,751,165	Hard	Springing	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of Borrower, Guarantor, Manager Affiliated with Borrower or any Sponsor Control Party, (iii) Debt Yield is less than 6.75% (iv) the occurrence of the Anticipated Repayment Date
8	Loan	34, 35, 36, 37	Barclays Bank PLC	Barclays Bank PLC	Quantum Park	196,745,614	Hard	In Place	(i) the occurrence of an Event of Default, (ii) the occurrence of a Specified Tenant Trigger Period, (iii) the occurrence of the Anticipated Repayment Date
9	Loan	38, 39, 40, 41	CGMRC	CGMRC	College Boulevard Portfolio	96,451,624	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x
9.01	Property				7101 College Boulevard
9.02	Property				Commerce Plaza I
9.03	Property				Commerce Plaza II
9.04	Property				Financial Plaza III
9.05	Property				Financial Plaza II
10	Loan	42, 43, 44, 45	CGMRC, RMF	CGMRC, RMF	Marriott Hilton Head Resort & Spa	111,827,003	Hard	Springing	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of Borrower, Guarantor or Manager, (iii) DSCR is less than 1.20x, (iv) the occurrence of a PIP Reserve Cash Management Trigger Event Date
11	Loan		CGMRC	CGMRC	Lightstone Hotel Portfolio	28,480,000	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) the occurrence of a Franchise Agreement Trigger Period, (iv) the occurrence of a Franchise Renewal Trigger Event, (v) any bankruptcy or similar insolvency of any Manager
11.01	Property				Home2 Suites Seattle Airport
11.02	Property				Home2 Suites Salt Lake City/South Jordan
12	Loan	46, 47, 48	CCRE	CCRE	Mills Fleet Farm	65,000,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of Borrower, Guarantor or Manager, (iii) DSCR is less than 1.35x, (iv) the occurrence of a Primary Tenant Cash Management Period
12.01	Property				Mills Fleet Farm - Fargo, ND
12.02	Property				Mills Fleet Farm - Green Bay (East), WI
12.03	Property				Mills Fleet Farm - Mankato, MN
12.04	Property				Mills Fleet Farm - Hudson, WI
12.05	Property				Mills Fleet Farm - Marshfield, WI
13	Loan	49, 50	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio I	22,795,000	Soft Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.50x, (iii) the occurrence of any default, termination or cancellation of any Franchise Agreement, (iv) the occurrence of a Franchise Renewal Cash Sweep Period
13.01	Property				Hyatt House Charlotte
13.02	Property				Hampton Inn Muskegon
13.03	Property				Fairfield Inn & Suites Norton Shores
14	Loan	51, 52	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio II	19,040,000	Soft Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.50x, (iii) the occurrence of any default, termination or cancellation of any Franchise Agreement, (iv) the occurrence of a Franchise Renewal Cash Sweep Period
14.01	Property				Residence Inn Boise
14.02	Property				Residence Inn Spokane
15	Loan		Barclays Bank PLC	Barclays Bank PLC	Las Palmas I, II, III	17,059,791	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x
16	Loan	53, 54	CGMRC	CGMRC	Broward County Office Portfolio	14,560,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.35x, (iii) the occurrence of a Specified Tenant Trigger Period
16.01	Property				Bank of America Center
16.02	Property				Park Central Building 1
16.03	Property				Regions Bank Building
17	Loan		Barclays Bank PLC	Barclays Bank PLC	North Pointe - Riverside	13,750,575	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x
18	Loan	55, 56	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio III	12,230,000	Soft Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.35x, (iii) the occurrence of any default, termination or cancellation of any Franchise Agreement, (iv) the occurrence of a Franchise Renewal Cash Sweep Period
18.01	Property				Fairfield Inn & Suites Lexington
18.02	Property				Fairfield Inn & Suites Dayton
18.03	Property				Fairfield Inn & Suites Ashland
19	Loan		CCRE	CCRE	Southland Office Center	12,655,320	Springing	Springing	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of Borrower, Principal, Guarantor or Manager, (iii) DSCR is less than 1.15x, (iv) the occurrence of a Major Lease Sweep Period
20	Loan	57, 58	RMF	RMF	The Bristol Hotel	12,075,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) Borrower’s second failure in any consecutive (12) month period to pay a Monthly Debt Service Payment Amount on a payment Date, (iii) Bankruptcy action of Borrower, Guarantor or Manager, (iv) DSCR is less than 1.15x
21	Loan	59	RMF	RMF	444 Connecticut Avenue	11,435,000	Hard	Springing	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of Borrower, Guarantor or Manager, (iii) DSCR is less than 1.10x, (iv) the occurrence of a Critical Tenant Trigger Event
22	Loan		CGMRC	CGMRC	Mariposa Plaza	10,550,000	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Specified Tenant Trigger Period
23	Loan	60	CGMRC	CGMRC	Hampton Inn & Suites Tempe ASU Area	9,940,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) the occurrence of a Franchise Agreement Trigger Period, (iv)the occurrence of any Affiliated Manager taking any Material Action with respect to Borrower
24	Loan	61	RMF	RMF	Staybridge Suites - Merrillville	9,550,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) Borrower’s second failure in any consecutive (12) month period to pay a Monthly Debt Service Payment Amount on a payment Date, (iii) Bankruptcy action of Borrower, Guarantor or Manager, (iv) DSCR is less than 1.20x, (v) the occurrence of a Franchise Trigger Event
25	Loan	62	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Torrance, CA	9,142,500	Springing	Springing	(i) the occurrence of an Event of Default, (ii) the occurrence of an Event of Default under the Management Agreement, (iii) DSCR is less than 1.15x, (iv) the occurrence of a default by Borrower, as lessee, under the Space Lease
26	Loan	63, 64	CGMRC	CGMRC	Homewood Suites Overland Park	7,622,018	Soft Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Franchise Agreement Trigger Period, (iv) the occurrence of a Franchise Renewal Trigger Event
27	Loan	65	Barclays Bank PLC	Barclays Bank PLC	Hammer Lane Self Storage	7,400,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x
28	Loan	66, 67	CCRE	CCRE	Marriott Saddle Brook	30,000,000	Hard	Springing	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of Borrower, Guarantor or Manager, (iii) DSCR is less than 1.20x, (iv) 12 months prior to the expiration of the Franchise Agreement
29	Loan		CGMRC	CGMRC	Brookdale Shopping Center	6,940,000	Soft Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x
30	Loan		RMF	RMF	Parkview Apartments	6,700,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of Borrower, Guarantor or Manager, (iii) DSCR is less than 1.15x
31	Loan	68	CGMRC	CGMRC	NC Self Storage	6,536,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x
32	Loan	69	RMF	RMF	Town House Apartments - Memphis	6,240,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) Borrower’s second failure in any consecutive (12) month period to pay a Monthly Debt Service Payment Amount on a payment Date, (iii) Bankruptcy action of Borrower, Guarantor, Ground Lessor or Manager, (iv) DSCR is less than 1.20x
33	Loan		RMF	RMF	Preston Racquet Club Condominiums	6,050,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of Borrower, Guarantor or Manager, (iii) DSCR is less than 1.15x
34	Loan		Barclays Bank PLC	Barclays Bank PLC	Landerhaven Office Park	5,500,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x
35	Loan	70	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Pomona, CA	5,425,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) the occurrence of an Event of Default under the Management Agreement, (iii) DSCR is less than 1.15x
36	Loan	71	CGMRC	CGMRC	Rite Aid - ACV Portfolio #1	5,325,000	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of Specified Tenant Trigger Period
36.01	Property				7700 Shepherdsville Road - Louisville, KY
36.02	Property				7500 Terry Road - Louisville, KY
37	Loan	72	CGMRC	CGMRC	Regis Houze Apartments	5,275,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) Debt Yield is less than 10.0% as of 11/6/2023
38	Loan		CCRE	CCRE	Oakdale Shopping Center	4,900,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of Borrower, Principal, Guarantor or Manager, (iii) DSCR is less than 1.15x, (iv) the occurrence of a Major Lease Related Sweep Period
39	Loan	73	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Rosemead, CA	4,755,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) the occurrence of an Event of Default under the Management Agreement, (iii) DSCR is less than 1.15x
40	Loan	74	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Diamond Bar, CA	4,690,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) the occurrence of an Event of Default under the Management Agreement, (iii) DSCR is less than 1.15x
41	Loan		Barclays Bank PLC	Barclays Bank PLC	Congress Pointe Shopping Center	4,166,896	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x
42	Loan	75	CCRE	CCRE	Grand Avenue Business Plaza	3,946,995	Hard	Springing	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of Borrower, Principal, Guarantor or Manager, (iii) DSCR is less than 1.20x, (iv) the occurrence of a Lease Trigger Event
43	Loan	76, 77	CCRE	CCRE	Fresenius Birmingham	4,696,218	Hard	Springing	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of Borrower, Principal, Guarantor or Manager, (iii) DSCR is less than 1.20x, (iv) the occurrence of a Primary Tenant Cash Trap Period
44	Loan		CCRE	CCRE	Overland Corporate B Building	1,899,565	Hard	Springing	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of Borrower, Principal, Guarantor or Manager, (iii) DSCR is less than 1.15x, (iv) the occurrence of a Lease Trigger Event

A-14

CGCMT 2016-C3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ground Lease Y/N	Ground Lease Expiration Date	Annual Ground Lease Payment ($)	Cut-off Date Pari Passu Companion Loan Balance ($)	Cut-off Date Subordinate Companion Loan Balance ($)	Subordinate Companion Loan Interest Rate (%)	Cut-off Date Mezzanine Debt Balance ($)	Mezzanine Debt Interest Rate (%)	Terrorism Insurance Required Y/N	Control Number
1	Loan	8, 9	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A.	Briarwood Mall	No			100,000,000.00					Yes	1
2	Loan	10	RMF	RMF	The Townhouse Apartments - Stamford	No								Yes	2
3	Loan	11, 12, 13, 14	Barclays Bank PLC	Barclays Bank PLC, Bank of America, N.A., Wells Fargo Bank, National Association	101 Hudson Street	No			193,750,000.00					Yes	3
4	Loan	15, 16	CGMRC	CGMRC, LCF	80 Park Plaza	No			83,000,000.00					Yes	4
5	Loan	17, 18, 19, 20, 21	CGMRC	CGMRC	Belvoir Portfolio									Yes	5
5.01	Property				225 Chapman Street	No								Yes	5.01
5.02	Property				245 Chapman Street	No								Yes	5.02
5.03	Property				717 Allens Avenue	No								Yes	5.03
5.04	Property				1 Virginia Avenue	No								Yes	5.04
5.05	Property				765 Allens Avenue	No								Yes	5.05
5.06	Property				17 Virginia Avenue	No								Yes	5.06
5.07	Property				117 Ellenfield Street	No								Yes	5.07
5.08	Property				240 Chapman Street	No								Yes	5.08
5.09	Property				45 Baker Street	No								Yes	5.09
5.10	Property				63 Baker Street	No								Yes	5.10
5.11	Property				78 Baker Street	No								Yes	5.11
5.12	Property				75 Baker Street	No								Yes	5.12
6	Loan	22, 23, 24, 25	CCRE	CCRE, SG, Bank of America, N.A. and Barclays Bank PLC	Potomac Mills	No			256,000,000.00	125,000,000	4.550000%			Yes	6
7	Loan	26, 27, 28, 29, 30, 31, 32, 33	CCRE	CCRE	Hill7 Office	No			71,000,000.00					Yes	7
8	Loan	34, 35, 36, 37	Barclays Bank PLC	Barclays Bank PLC	Quantum Park	No			102,000,000.00					Yes	8
9	Loan	38, 39, 40, 41	CGMRC	CGMRC	College Boulevard Portfolio				40,447,859.40					Yes	9
9.01	Property				7101 College Boulevard	No								Yes	9.01
9.02	Property				Commerce Plaza I	No								Yes	9.02
9.03	Property				Commerce Plaza II	No								Yes	9.03
9.04	Property				Financial Plaza III	No								Yes	9.04
9.05	Property				Financial Plaza II	No								Yes	9.05
10	Loan	42, 43, 44, 45	CGMRC, RMF	CGMRC, RMF	Marriott Hilton Head Resort & Spa	No			67,893,735.14					Yes	10
11	Loan		CGMRC	CGMRC	Lightstone Hotel Portfolio									Yes	11
11.01	Property				Home2 Suites Seattle Airport	No								Yes	11.01
11.02	Property				Home2 Suites Salt Lake City/South Jordan	No								Yes	11.02
12	Loan	46, 47, 48	CCRE	CCRE	Mills Fleet Farm				36,827,406.76					Yes	12
12.01	Property				Mills Fleet Farm - Fargo, ND	No								Yes	12.01
12.02	Property				Mills Fleet Farm - Green Bay (East), WI	No								Yes	12.02
12.03	Property				Mills Fleet Farm - Mankato, MN	No								Yes	12.03
12.04	Property				Mills Fleet Farm - Hudson, WI	No								Yes	12.04
12.05	Property				Mills Fleet Farm - Marshfield, WI	No								Yes	12.05
13	Loan	49, 50	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio I									Yes	13
13.01	Property				Hyatt House Charlotte	No								Yes	13.01
13.02	Property				Hampton Inn Muskegon	No								Yes	13.02
13.03	Property				Fairfield Inn & Suites Norton Shores	No								Yes	13.03
14	Loan	51, 52	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio II									Yes	14
14.01	Property				Residence Inn Boise	No								Yes	14.01
14.02	Property				Residence Inn Spokane	No								Yes	14.02
15	Loan		Barclays Bank PLC	Barclays Bank PLC	Las Palmas I, II, III	No								Yes	15
16	Loan	53, 54	CGMRC	CGMRC	Broward County Office Portfolio									Yes	16
16.01	Property				Bank of America Center	No								Yes	16.01
16.02	Property				Park Central Building 1	No								Yes	16.02
16.03	Property				Regions Bank Building	No								Yes	16.03
17	Loan		Barclays Bank PLC	Barclays Bank PLC	North Pointe - Riverside	No								Yes	17
18	Loan	55, 56	CGMRC	CGMRC	Starwood Select Service Hotel Portfolio III									Yes	18
18.01	Property				Fairfield Inn & Suites Lexington	No								Yes	18.01
18.02	Property				Fairfield Inn & Suites Dayton	No								Yes	18.02
18.03	Property				Fairfield Inn & Suites Ashland	No								Yes	18.03
19	Loan		CCRE	CCRE	Southland Office Center	No								Yes	19
20	Loan	57, 58	RMF	RMF	The Bristol Hotel	No								Yes	20
21	Loan	59	RMF	RMF	444 Connecticut Avenue	No								Yes	21
22	Loan		CGMRC	CGMRC	Mariposa Plaza	No								Yes	22
23	Loan	60	CGMRC	CGMRC	Hampton Inn & Suites Tempe ASU Area	No								Yes	23
24	Loan	61	RMF	RMF	Staybridge Suites - Merrillville	No								Yes	24
25	Loan	62	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Torrance, CA	Yes	6/14/2044	120,600						Yes	25
26	Loan	63, 64	CGMRC	CGMRC	Homewood Suites Overland Park	No								Yes	26
27	Loan	65	Barclays Bank PLC	Barclays Bank PLC	Hammer Lane Self Storage	No								Yes	27
28	Loan	66, 67	CCRE	CCRE	Marriott Saddle Brook	No			20,235,803.99					Yes	28
29	Loan		CGMRC	CGMRC	Brookdale Shopping Center	No								Yes	29
30	Loan		RMF	RMF	Parkview Apartments	No								Yes	30
31	Loan	68	CGMRC	CGMRC	NC Self Storage	No								Yes	31
32	Loan	69	RMF	RMF	Town House Apartments - Memphis	Yes	12/31/2060	24,000 in excess of the debt service and other amounts due						Yes	32
33	Loan		RMF	RMF	Preston Racquet Club Condominiums	No								Yes	33
34	Loan		Barclays Bank PLC	Barclays Bank PLC	Landerhaven Office Park	No								Yes	34
35	Loan	70	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Pomona, CA	No								Yes	35
36	Loan	71	CGMRC	CGMRC	Rite Aid - ACV Portfolio #1									Yes	36
36.01	Property				7700 Shepherdsville Road - Louisville, KY	Yes	12/4/2026	84,000						Yes	36.01
36.02	Property				7500 Terry Road - Louisville, KY	No								Yes	36.02
37	Loan	72	CGMRC	CGMRC	Regis Houze Apartments	No								Yes	37
38	Loan		CCRE	CCRE	Oakdale Shopping Center	No								Yes	38
39	Loan	73	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Rosemead, CA	No								Yes	39
40	Loan	74	Barclays Bank PLC	Barclays Bank PLC	Storage Etc. - Diamond Bar, CA	No								Yes	40
41	Loan		Barclays Bank PLC	Barclays Bank PLC	Congress Pointe Shopping Center	No								Yes	41
42	Loan	75	CCRE	CCRE	Grand Avenue Business Plaza	No								Yes	42
43	Loan	76, 77	CCRE	CCRE	Fresenius Birmingham	No						214,435	13.000000%	Yes	43
44	Loan		CCRE	CCRE	Overland Corporate B Building	No								Yes	44

A-15

Footnotes to Annex A

(1)	The Administrative Fee Rate includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate, the Trustee/Certificate Administrator Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The monthly debt service shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date / ARD.

(4)	Underwritten NCF DSCR is calculated based on amortizing debt service payments (except for interest-only loans).

(5)	Occupancy reflects tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(6)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease.

(7)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field “Principal’s New Cash Contribution” reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field “Principal’s New Cash Contribution” reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

(8)	The Cut-off Date Balance of $65,000,000 represents the non-controlling note A-2 of a $165,000,000 loan combination evidenced by three pari passu notes. The controlling note A-1 has an outstanding principal balance as of the Cut-off Date of $70,000,000 and was contributed to the MSBAM 2016-C30 securitization transaction. The non-controlling note A-3 has an outstanding principal balance as of the Cut-off Date of $30,000,000 and is expected to be contributed to one or more future securitization transactions. Cut-off Date LTV Ratio, LTV Ratio at Maturity/ARD, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the aggregate Cut-off Date Balance of $165,000,000.

(9)	The lockout period will be at least 26 payment dates commencing with the first payment date in October 2016. For the purposes of this Prospectus, the assumed lockout period of 26 payment dates is based on the expected CGCMT 2016-C3 securitization closing date in November 2016. The actual lockout period may be longer.

(10)	At origination, the borrower funded an upfront Environmental Reserve of $95,000 and an upfront Environmental Insurance Funds Reserve of $59,934. The reserves were to be released if the borrower passed the tank tightness tests or if the tanks were removed. A positive tank tightness test was completed on October 7, 2016, and the reserves will be released to the borrower.

(11)	The Cut-off Date Balance of $56,250,000 represents the non-controlling note A-5 of a $250,000,000 loan combination evidenced by six pari passu notes. The controlling note A-1-1, which has an outstanding principal balance as of the Cut-off Date of $53,500,000, is currently held by Wells Fargo Bank, National Association, and is expected to be contributed to the MSC 2016-BNK2 securitization transaction. The non-controlling note A-1-2, which has an outstanding principal balance as of the Cut-off Date of $16,500,000, is currently held by Wells Fargo Bank, National Association, and is expected to be contributed to one or more future securitization transactions. The non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $67,500,000 and was contributed by Wells Fargo Bank, National Association to the WFCM 2016-C36 securitization transaction. The non-controlling note A-3, which has an outstanding principal balance as of the Cut-off Date of $37,250,000, is currently held by Bank of America, N.A., and is expected to be contributed to one or more future securitization

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transactions. The non-controlling note A-4, which has an outstanding principal balance as of the Cut-off Date of $19,000,000, is currently held by Bank of America, N.A., and is expected to be contributed to the MSC 2016-BNK2 securitization transaction. Cut-off Date LTV Ratio, LTV Ratio at Maturity/ARD, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the aggregate Cut-off Date Balance of $250,000,000.

(12)	National Union Fire Insurance, the Second Largest Tenant at the Mortgaged Property, which leases 271,533 SF representing approximately 20.2% of net rentable SF at the Mortgaged Property, is not currently in occupancy of 139,536 SF of its space.

(13)	Tullett Prebon Holdings Corp. the Third Largest Tenant at the Mortgaged Property, which leases 100,909 SF representing approximately 7.5% of net rentable SF at the Mortgaged Property, is not currently in occupancy of 37,387 SF of its space.

(14)	The lockout period will be at least 25 payment dates commencing with the first payment date in November 2016. For the purposes of this Prospectus, the assumed lockout period of 25 payment dates is based on the expected CGCMT 2016-C3 securitization closing date in November 2016. The actual lockout period may be longer.

(15)	The 80 Park Plaza Loan represents the controlling note A-1 ($25,000,000) and controlling note A-2 ($25,000,000) of a $133,000,000 whole loan evidenced by five pari passu notes. The non-controlling note A-3, which is currently held by Citigroup Global Markets Realty Corp., and the non-controlling notes A-4A and A-4B, which are currently held by Ladder Capital Finance VI TRS LLC, have an aggregate principal balance of $83,000,000, and are expected to be contributed to one or more future securitization transactions. Cut-off Date LTV Ratio, LTV Ratio at Maturity/ARD, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the aggregate Cut-off Date Balance of $133,000,000. The 80 Park Plaza Loan was co-originated by Citigroup Global Markets Realty Corp. and Ladder Capital Finance LLC.

(16)	The lockout period will be at least 25 payment dates commencing with the first payment date in November 2016. For the purposes of this Prospectus, the assumed lockout period of 25 payment dates is based on the expected CGCMT 2016-C3 securitization closing date in November 2016. The actual lockout period may be longer.

(17)	The borrowers have the right to defease a portion of the Mortgage Loan and release the Mortgaged Property identified as 63 Baker Street and/or the Mortgaged Property identified as 75 Baker Street at any time after the date that is two years from the Closing Date, provided that certain conditions are satisfied. See “Partial Releases” in this Prospectus.

(18)	No additional taxes are currently payable and the lender does not estimate additional taxes will be payable until the due date in May 2017, at which time (or such sooner time as taxes may be due and payable), the monthly tax reserve payments of an estimated $74,409 will commence.

(19)	The Largest Tenant at 17 Virginia Avenue is Rhode Island Hospital. Rhode Island Hospital currently leases two separate spaces totaling 14,795 SF with different expiration dates. The largest portion of leased space is 8,605 SF and expires in September 2020. The second largest portion of leased space is 6,190 SF and expires January 2020.

(20)	The Largest Tenant at 765 Allens Avenue is Rhode Island Hospital. Rhode Island Hospital currently leases three separate spaces totaling 30,071 SF with different expiration dates. The largest portion of leased space is 14,179 SF and expires in February 2021. The second largest portion of leased space is 10,728 SF and expires August 2017. The third largest portion of the leased space is 5,164 SF and expires in March 2020.

(21)	The Second Largest Tenant at 765 Allens Avenue is Lifespan Corporation. Lifespan Corporation currently leases two separate spaces totaling 4,160 SF with different expiration dates. The largest portion of leased space is 2,800 SF and expires in February 2019. The second largest portion of leased space is 1,360 SF and expires July 2019.

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(22)	The Potomac Mills Loan is evidenced by the non-controlling note A-7, which had an original principal balance of $35,000,000 and has an outstanding principal balance as of the Cut-off Date of $35,000,000. The related companion loans are evidenced by (i) the controlling note A-1 and non-controlling note A-6, which had an aggregate original principal balance of $70,000,000, have an aggregate outstanding principal balance as of the Cut-off Date of $70,000,000, are currently held by Société Générale and Cantor Commercial Real Estate Lending L.P. (“CCRE”), respectively, and expected to be contributed to the CFCRE 2016-C6 securitization transaction (ii) the non-controlling notes A-2 and A-3, which had an aggregate original principal balance of $32,750,000, have an aggregate outstanding principal balance as of the Cut-off Date of $32,750,000, and are currently held by Société Générale and expected to be contributed to one or more future commercial mortgage securitization transactions, (iii) the non-controlling notes A-4 and A-5, which had an aggregate original principal balance of $72,750,000, have an aggregate outstanding principal balance as of the Cut-off Date of $72,750,000, and are currently held by Bank of America, N.A. and expected to be contributed to one or more future commercial mortgage securitization transactions, (iv) the non-controlling note A-8, which had an original principal balance of $7,750,000, has an outstanding principal balance as of the Cut-off Date of $7,750,000, and is currently held by Cantor Commercial Real Estate Lending L.P. and expected to be contributed to one or more future commercial mortgage securitization transactions, (v) the non-controlling notes A-9 and A-10, which had an aggregate original principal balance of $72,750,000, have an aggregate outstanding principal balance as of the Cut-off Date of $72,750,000, and is currently held by Barclays Bank PLC and expected to be contributed to one or more future commercial mortgage securitization transactions and (vi) ten subordinate junior notes, which have an aggregate outstanding principal balance as of the Cut-off Date of $125,000,000.

(23)	The lockout period will be at least 24 payment dates beginning with and including the first payment date of December 1, 2016. For the purposes of this Prospectus, the assumed lockout period of 24 payments is based on the expected CGCMT 2016-C3 securitization closing date in November 2016. The actual lockout period may be longer.

(24)	The Original Balance and Cut-off Date Balance of $35.0 million represents the senior non-controlling note A-7, which, together with the nine pari passu Senior Notes, with an aggregate original principal balance of $291.0 million, and 10 subordinate Junior Companion Notes, with an aggregate original principal balance of $125.0 million, comprise the Potomac Mills Loan Combination with an aggregate original principal balance of $416.0 million.

(25)	Any time during the term of the Potomac Mills Loan, the borrower may obtain the release of immaterial or non-income producing portions of the Mortgaged Property, provided that (i) the borrower delivers a REMIC opinion and (ii)(x) the loan-to-value ratio following such release is equal to or less than 125% or (y) the borrower has prepaid the Potomac Mills Loan Combination by an amount not less than the least of (I) if the released parcel was sold, the net proceeds in an arm’s-length transaction, or if it was condemned, the net condemnation proceeds, (II) the fair market value of the parcel at the time of release and (III) an amount such that the loan-to-value ratio of the Potomac Mills Loan Combination does not increase as a result of the release. If the tenant under the IKEA lease exercises its purchase option, the borrower may also obtain the release of the IKEA parcel without the consent of any person if provided, among other things, that (i) the loan-to-value ratio of the remaining property is equal to or less than 125% or (ii) the borrower pays down the principal balance of the Mortgage Loan by an amount not less than (x) the fair market value of the released parcel at the time of the transfer and release, or (y) an amount such that the loan-to-value ratio of the remaining property does not increase after the transfer, unless the borrower delivers an opinion of counsel stating that if the amount in (ii) is not paid, the securitization will not fail to maintain its REMIC status.

(26)	The Hill7 Office Loan has a Cut-off Date Balance of $30,000,000 and represents the non-controlling note A-2 of a $101,000,000 loan combination evidenced by three pari passu notes. Both the controlling note A-1 and non-controlling note A-3 with outstanding principal balances as of the Cut-off Date of $60,000,000 and $11,000,000, respectively, are expected to be contributed to the CFCRE 2016-C6 securitization transaction.

(27)	The borrower has the right to prepay in full, but not in part, the $101,000,000 Hill7 Office Loan Combination on any business day on or after the payment date of March 6, 2017. If such prepayment occurs prior to the open

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prepayment date (i.e., the payment date occurring six months prior to November 6, 2026, the Anticipated Repayment Date), the borrower must also pay a yield maintenance premium in connection with such prepayment.

(28)	Commencing on the Anticipated Repayment Date of November 6, 2026, the Hill7 Office loan will accrue interest at a per annum rate equal to the greater of (i) 5.3830% and (ii) the then 10-year swap yield on the ARD plus 2.0000%.

(29)	The Cut-off Date LTV Ratio and LTV Ratio at Maturity/ARD are based on the “As-Is” Appraised Value which includes a $20.2 million credit given to the borrower in connection with the purchase of the Hill7 Office Property (which credit relates to certain borrower owed expenses) and which is net of $3.0 million provided by the borrower sponsors in the form of a combination of letter of credit and guaranty that is the (“TI/LC & Future Leasing LOC/Guaranty”) earmarked for future leasing costs. The Cut-off Date LTV Ratio and LTV Ratio at Maturity/ARD based on the “as-is” Appraised Value and aggregate Cut-off Date Balance of $101,000,000 are 50.0%.

(30)	The Largest Tenant, Redfin, has six months’ rent abatement on their initial premises (floors 5-7).

(31)	The Largest Tenant, Redfin, has taken delivery of floors 5-7. The tenant is currently building out its space with a lease commencement date of February 1, 2017. Suite 400 is a must-take space, but currently has not been delivered to the tenant. The rent commencement date for floor 4 is January 1, 2019 or the date that the tenant takes occupancy of such premises.

(32)	HBO, the Second Largest Tenant has the option to terminate all or a portion of its lease effective May 31, 2021, with nine months’ written notice and payment of a termination fee equal to the sum of 12 months’ base rent and any unamortized free rent, rent credit, tenant improvements and broker commissions (approximately $10,500,000).

(33)	At loan origination, Canada Pension Plan Investment Board (“CPPIB”) delivered an approximately $10.4 million evergreen letter of credit from the Bank of Nova Scotia (rated AA-/Aa3/A+ by Fitch/Moody’s/S&P) and Hudson Pacific Properties, L.P. (rated BBB-/Baa3/BBB- by Fitch/Moody’s/S&P) provided a $12.7 million guaranty (collectively, the “TI/LC & Future Leasing LOC/Guaranty”), which amount represents the aggregate of (i) approximately $14.1 million of owed TI/LC’s in connection with the build out of the HBO (approximately $2.1 million) and Redfin (approximately $12.0 million) leased spaces, (ii) approximately $6.1 million for operating expenses, bridge rent and reimbursements associated with Redfin and (iii) $3.0 million for future leasing costs.

(34)	The Cut-off Date Balance of $30,000,000 represents the non-controlling note A-1 of a $132,000,000 loan combination evidenced by three pari passu notes. The non-controlling note A-2 and controlling note A-3, which have outstanding principal balances as of the Cut-off Date of $50,000,000 and $52,000,000, respectively, are currently held by Barclays Bank PLC and are expected to be contributed to one or more future securitization transactions. Cut-off Date LTV Ratio, LTV Ratio at Maturity/ARD, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the aggregate Cut-off Date Balance of $132,000,000.

(35)	From and after the Anticipated Repayment Date, the Mortgage Loan will accrue interest at a per annum rate equal to the sum of (a) the Mortgage Loan Rate and (b) 3.00%; however, interest accrued in excess of the Mortgage Loan Rate will be deferred and all excess cash flow from the Mortgaged Property after the payment of reserves, interest calculated at the Mortgage Loan Rate and operating expenses will be applied (i) first to repay the outstanding principal balance of the Mortgage Loan and (ii) second to the payment of accrued interest.

(36)	On October 6, 2016, the borrower deposited $333,185.52 into the Upfront RE Tax Reserve account. On the due date in November 2016, the borrower is required to deposit $333,185.52 into the Upfront RE Tax Reserve account. Commencing on the due date in December 2016, and on each due date thereafter during the term of the Mortgage Loan, the borrower is required to make deposits into the Ongoing RE Tax Reserve equal to one-twelfth of the amount the lender estimates will be necessary to pay taxes over the then succeeding 12-month period (initially $191,399.89).

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(37)	The seller of the Mortgaged Property completed a sale-leaseback transaction with the sole tenant, Verizon Business Network Services Inc., in December 2015. As such, historical financial information for the Mortgaged Property is not available.

(38)	The Cut-off Date Balance of approximately $29,961,377 represents the non-controlling note A-2 of a $70,500,000 whole loan original balance evidenced by two pari passu notes. The controlling note A-1 which has an outstanding principal balance as of the Cut-off Date of approximately $40,447,859 was contributed to the CGCMT 2016-P5 securitization transaction. Cut-off Date LTV Ratio, LTV Ratio at Maturity/ARD, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the aggregate Cut-off Date Balance of approximately $70,409,237.

(39)	The appraised values presented for certain Mortgaged Properties in the College Boulevard Portfolio were obtained from combined “as-is” appraised values including multiple Mortgaged Properties in the College Boulevard Portfolio. The appraiser concluded to (i) an individual “as-is” appraised value for 7101 College Boulevard of $32,200,000, (ii) a combined “as-is” appraised value for Commerce Plaza I and Commerce Plaza II of $39,600,000 and (iii) a combined “as-is” appraised value for Financial Plaza II and Financial Plaza III of $25,400,000. The individual “as-is” appraised values presented for Commerce Plaza I and Commerce Plaza II were allocated based on the weighted average Underwritten Net Cash Flow for each individual Mortgaged Property. The individual “as-is” appraised values presented for Financial Plaza II and Financial Plaza III were allocated based on the weighted average Underwritten Net Cash Flow for each individual Mortgaged Property.

(40)	The Second Largest Tenant at the 7101 College Boulevard Mortgaged Property, Brungardt Honomichi & Company, P.A., leases 16,435 SF of space which expires on November 30, 2021 and 7,548 SF of space which expires on November 30, 2017.

(41)	The Mortgage Loan documents waive the late payment fee one time per calendar year provided that the required payment is made within five days of the date due.

(42)	On each payment date occurring in April, May, June, July and August of each year during the loan term, the borrower will pay a seasonal working capital reserve account monthly deposit of $726,000 to the extent the balance on deposit in the Seasonality Reserve account equals $3,630,000.

(43)	The Marriott Hilton Head Resort & Spa Loan has an outstanding principal balance as of the Cut-off Date of approximately $29,953,118, and is evidenced by the non-controlling notes A-2B and A-4 of the $98,000,000 Marriott Hilton Head Resort & Spa Loan Combination, which is evidenced by six pari passu notes. The related companion loans, which are evidenced by the controlling note A-1 (currently held by Rialto Mortgage Finance, LLC), and the non-controlling notes A-2A, A-3A and A-3B (currently held by Citigroup Global Markets Realty Corp.) have an aggregate outstanding principal balance as of the Cut-off Date of approximately $24,960,932, and are expected to be contributed to one or more future commercial mortgage securitization transactions. Cut-off Date LTV Ratio, LTV Ratio at Maturity/ARD, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the aggregate Cut-off Date Balance of approximately $97,846,854.

(44)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of November 6, 2016. For the purposes of this Prospectus, the assumed lockout period of 25 payment dates is based on the expected CGCMT 2016-C3 securitization closing date in November 2016. The actual lockout period maybe longer.

(45)	The borrower is required to make monthly deposits into the replacement reserve of (i) $138,910 in 2016, and (ii) thereafter, an amount equal to the greater of (a) one-twelfth of 5% of gross income from operations during the calendar year immediately preceding the calendar year in which such payment date occurs and (b) the aggregate amount required under the management agreement and the franchise agreement.

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(46)	Pursuant to the sole tenant’s lease, the borrower is prohibited from transferring, selling or otherwise conveying any individual Mortgaged Property to a transferee who operates, or has an affiliate that operates, a store selling any or all of the following: hunting and fishing equipment & licenses, small appliances, housewares, lawn and garden supplies, paint, pet supplies, tools, farm supplies, sporting goods, automotive goods, hardware, and apparel.

(47)	The Mills Fleet Farm Loan represents the controlling note A-2 and has an outstanding Cut-off Date Balance of approximately $27,869,389 of a $65,000,000 whole loan evidenced by three pari passu notes. The non-controlling note A-1 which has a Cut-off Date Balance of approximately $16,920,700 is expected to be contributed to the CFCRE 2016-C6 securitization transaction and the non-controlling note A-3 which has a Cut-off Date Balance of approximately $19,906,706 is currently held by Deutsche Bank AG, New York Branch (or an affiliate) and is expected to be contributed to one or more future securitization transactions.

(48)	The lockout period will be at least 28 payment dates beginning with and including the first payment date of August 6, 2016. For the purposes of this Prospectus, the assumed lockout period of 28 payments is based on the expected CGCMT 2016-C3 securitization closing date in November 2016. The actual lockout period may be longer.

(49)	The loan documents require a monthly FF&E reserve (which currently equates to $33,646) of one-twelfth of the greater of (i) 4% of the projected annual gross revenues from operations of the Starwood Select Service Hotel Portfolio I Property for the month which is two months prior to the payment date and (ii) the amount of any deposit required under the franchise agreement for FF&E.

(50)	The borrower has the right to defease a portion of the Mortgage Loan and release a Mortgaged Property at any time after the date that is two years from the Closing Date provided that certain conditions are satisfied. See “Partial Releases” in this Prospectus.

(51)	The loan documents require a monthly FF&E reserve (which currently equates to $21,275) of one-twelfth of the greater of (i) 4% of the projected annual gross revenues from operations of the Starwood Select Service Hotel Portfolio II Property for the month which is two months prior to the payment date and (ii) the amount of any deposit required under the franchise agreement for FF&E.

(52)	The borrower has the right to defease a portion of the Mortgage Loan and release a Mortgaged Property at any time after the date that is two years from the Closing Date provided that that certain conditions are satisfied. See “Partial Releases” in this Prospectus.

(53)	Historical cash flows for Park Central Building 1 are unavailable because the borrower acquired the property in June 2016.

(54)	The borrower has the right to defease a portion of the Mortgage Loan and release one or more Mortgaged Properties at any time after the date that is two years from the Closing Date provided that that certain conditions are satisfied. See “Partial Releases” in this Prospectus.

(55)	The loan documents require a monthly FF&E reserve (which currently equates to $17,593) of one-twelfth of the greater of (i) 4% of the projected annual gross revenues from operations of the Starwood Select Service Hotel Portfolio III Property for the month which is two months prior to the payment date and (ii) the amount of any deposit required under the franchise agreement for FF&E.

(56)	The borrower has the right to defease a portion of the Mortgage Loan and release a Mortgaged Property at any time after the date that is two years from the Closing Date provided that that certain conditions are satisfied. See “Partial Releases” in this Prospectus.

(57)	The Appraised Value of $23,800,000 represents the “as complete” value of the Mortgaged Property as of August 9, 2017. The Cut-off Date LTV Ratio and LTV Ratio at Maturity are calculated based upon the basis of such Appraised Value. The borrower funded an upfront planned capital improvements reserve of $3,080,000 is at loan closing. The

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appraiser concluded an “as-is” Appraised Value of $18,800,000 as of August 9, 2016. The Cut-off Date LTV Ratio and LTV Ratio at Maturity/ARD based on the “as-is” appraised value is 63.8% and 52.4%, respectively.

(58)	On each payment date commencing on November 6, 2017, borrower will be required to make monthly deposits of one-twelfth of 4% of gross income from operations during the calendar year immediately preceding the calendar year in which such payment date occurs into the replacement reserve.

(59)	If P.C. Richard & Son, Inc.’s lease is extended so that the terms of the lease expires not earlier than five years after the maturity date, borrower will not be required to deposit to the Ongoing TI/LC Reserve; at such time, all funds in the TI/LC Reserve will be returned to borrower.

(60)	The loan documents require a monthly FF&E reserve (which currently equates to $12,646) of the greater of (x) any amount then required by the franchisor under the franchise agreement and (y) an amount equal to one-twelfth of (i) through and including the monthly payment date in October 2017, 2%, (ii) from the monthly payment date in November 2017 through and including the monthly payment date in October 2018, 3%, and (iii) from the monthly payment date in November 2018 and for each monthly payment date thereafter, 4% of the greater of (I) the gross revenues from operations of the Hampton Inn & Suites Tempe ASU Area Property for the prior year or (II) the projected annual gross revenues for the calendar year in which the payment date occurs, as set forth in the approved budget. If no budget yet exists, the amount of the payment calculated under clause (y) above is calculated in the lender’s reasonable discretion.

(61)	The Ongoing Replacement Reserve will be the greater of (a) for the first 12 months of the loan term an amount equal to: (i) one-twelfth of 2% of gross income from operations during the calendar year immediately preceding the calendar year in which such payment date occurs; (ii) during months 13 through 36 of the loan term an amount equal to one-twelfth of 3% of gross income from operations during the calendar year immediately preceding the calendar year in which such payment date occurs; and (iii) thereafter, an amount equal to: (a) one-twelfth of 4% of gross income from operations during the calendar year immediately preceding the calendar year in which such payment date occurs; and (b) the aggregate amount required under the management agreement and the franchise agreement.

(62)	The Mortgaged Property is secured by the borrower’s leasehold interest in the Mortgaged Property in accordance with a space lease. The space lease was executed in 2004 and comprises 152,761 gross SF of an approximately 212,064 gross SF industrial building constructed in 1960 (and owned by an unaffiliated third party). The space lease provides for an initial term that expires in June 2044 and includes three, 15-year extension options. The improvements comprising the Mortgaged Property were completed in 2004 within the area demised under the space lease and consist of 1,039 self-storage units totaling 100,268 SF. Pursuant to an agreement among the lender, the space lessor and the borrower, upon an event of default by the borrower under the space lease (which is an event of default under the Mortgage Loan documents), the space lessor may terminate the space lease and obtain a release of the leasehold interest from the lien of the Mortgage Loan upon: (i) payment in full of the outstanding principal balance of the Mortgage Loan together with all other amounts due to the lender, including a yield maintenance premium, if required, or (ii) if such event of default occurs after the permitted defeasance date but prior to the open prepayment date, defeasance of the Mortgage Loan.

(63)	The Cut-off Date LTV Ratio and LTV Ratio at Maturity/ARD are calculated based upon the Mortgaged Property’s “as-stabilized” appraised value of $16,000,000. The “as-stabilized” appraised value assumes the completion of renovations to the Mortgaged Property, the costs of which were reserved for at origination of the Mortgage Loan. The Cut-off Date LTV Ratio and LTV Ratio at Maturity/ARD based on the “as-is” appraised value of $12,500,000 are 59.9% and 53.7%, respectively.

(64)	The loan documents require a monthly FF&E reserve (which currently equates to $11,076) of the greater of (x) any amount then required by the franchisor under the franchise agreement and (y) with respect to an amount equal to one-twelfth of (i) through and including the monthly payment date in October 2017, 2%, (ii) from the monthly payment date in November 2017 through and including the monthly payment date in October 2018, 3%, and (iii) from the monthly payment date in November 2018 and for each monthly payment date thereafter, 4% of the

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greater of (I) the gross revenues from operations of the Homewood Suites Overland Park Property for the prior year or (II) the projected annual gross revenues for the calendar year in which the payment date occurs, as set forth in the approved budget. If no budget yet exists, the amount of the payment calculated under clause (y) above is calculated in the lender’s reasonable discretion.

(65)	The borrower acquired the Mortgaged Property in June 2014 and as a result, historical financial information from January 2014 to June 2014 is not available. The 2014 financial information represents annualized figures from July 2014 through December 2014.

(66)	The Marriott Saddle Brook Loan has a Cut-off Date Balance of approximately $6,909,786 which represents the non-controlling note A-2-1 of a $30,000,000 whole loan evidenced by three pari passu notes. The controlling note A-1 which has a Cut-off Date Balance of approximately $14,806,685 was contributed to the SGCMS 2016-C5 securitization transaction and the non-controlling note A-2-2, which has a Cut-off Date Balance of approximately $5,429,119, is expected to be contributed to the CFCRE 2016-C6 securitization transaction.

(67)	The Original Balance of the Marriott Saddle Brook Loan Combination is $30,000,000. On or about June 20, 2016, the loan agreement was amended to permit a prepayment of $2,500,000 principal balance of the Marriott Saddle Brook Loan Combination. The Cut-off Date Balance of the Marriott Saddle Brook Loan Combination (which incorporates amortization and the principal paydown) is $27,145,590. The mortgage loan is represented by note A-2-1, one of three pari passu notes. The note A-2-1 has a monthly debt service of $38,197.93. Note A-1 and Note A-2-2 are not included in the trust. All loan-to-value ratios, debt service coverage ratios, debt yields and Loan per Unit calculations are based on Note A-1, A-2-1 and A-2-2. At loan origination, the Marriott Saddle Brook Loan Combination had an original term of 120 months and an original amortization of 360 months. The remaining amortization is the approximate amortization resulting from a constant monthly debt service as calculated on the Cut-off Date Balance following the $2,500,000 principal paydown on the Marriott Saddle Brook Loan Combination after the June 2016 debt service payment.

(68)	NC Self Storage has 82,331 SF of self storage space and 104,097 SF of warehouse space.

(69)	The Ongoing Replacement Reserve deposit shall be equal to (i) $10,479.17 for each payment date occurring on or prior to October 6, 2019, and (ii) $3,395.83 for each payment date thereafter.

(70)	The borrower acquired the Mortgaged Property in July 2014 and as a result, historical financial information for (i) 2013 represents the trailing 12 month figures for the period ending March 2014 and (ii) 2014 represents annualized figures from August 2014 through December 2014.

(71)	The related borrowers have the right to defease a portion of the Mortgage Loan and release one or more Mortgaged Properties at any time after the date that is two years from the Closing Date, provided that certain conditions are satisfied. See “Partial Releases” in this Prospectus.

(72)	The mortgage property is comprised of 4,600 SF of commercial space and 32,680 SF of residential space.

(73)	The borrower sponsors acquired the Mortgaged Property in July 2014 and as a result, historical financial information for (i) 2013 represents the trailing 12 month figures for the period ending March 2014 and (ii) 2014 represents annualized figures from August 2014 through December 2014.

(74)	The borrower sponsors acquired the Mortgaged Property in July 2014 and as a result, historical financial information for (i) 2013 represents the trailing 12 month figures for the period ending March 2014 and (ii) 2014 represents annualized figures from August 2014 through December 2014.

(75)	The sponsor negotiated a ground lease of 450 SF of this space for use as a restaurant patio for Panda Express, the second largest tenant. The original term of the ground lease was for 10-years with three, five-year renewal options available through 2028. The ground lease payment was $75 per month during the first five years of the original term, with 15% increases every five years thereafter. The current ground lease payment is $99.19 per month and will increase to $114.07 per month if the ground lease is extended for another five years in 2018. While the

A-23

Sponsor is responsible for the ground lease payments, Panda Express reimburses the ground rent and all other costs associated with the use of this space.

(76)	The Ongoing Replacement Reserve with an amount equal to $137.03 is waived for the first 60 Payment Dates.

(77)	The mezzanine loan to CS1031 Birmingham MOB SPE Member, LLC and CS1031 Birmingham MOB Holdings, LLC held by Terra Property Trust, Inc. had an original balance of $400,000, but was subsequently paid down. The current balance as of October 21, 2016 was $214,435 and requires interest only payments at a rate of 13.0000% per annum.

A-24

ANNEX B

SIGNIFICANT LOAN SUMMARIES

BRIARWOOD MALL

BRIARWOOD

FOREVER 21

THE LIMITED

P.F. CHANG'S

J.CREW
WHITE HOUSE | BLACK MARKET
sunglass hut

GODIVA

LOFT

BRIARWOOD MALL

BRIARWOOD MALL

Briarwood Mall
100 Briarwood Circle
Ann Arbor, MI 48108
Ann Arbor
Clarkston
Auburn Hills
Utica
Waterford
Troy
Milford
Bloomfield
Sterling Heights
Brighton
Royal Oak
Warren
South Lyon
USA
Farmington Hills
Ferndale
Detroit
Livonia
Dearborn
Canton
Westland
Ann Arbor
LaSalle
CANADA
Milan
Barton Hills Country Club
Washtenong Memorial Park
Olson Park
Leslie Golf Course
Leslie Park
Barton Park
Bird Hills Park
THURSTON
NORTHSIDE
University of Michigan-Ann Arbor
Baxter Park
Windemere Park
Fuller Recreation Area
Arboretum Cemetery
LOWER WATER HILL
Miller Park
ANN ARBOR AMTRAK
AMTRAK
University of Michigan Med Ctr
West Park
Forest Hill Cemetery
Furstenburg Park
Ruthven Park
Radrick Farms Golf Course
University of Michigan-Ann Arbor
ANGELLS
OLD WEST SIDE
DOWNTOWN
Concordia University
Parker Mill Park
Huron Hills Golf Course
University of Michigan Stadium
NORTH BURNS PARK
Washtenaw Community College Ann Arbor
St Joseph Mercy Hospital
University of Michigan Golf Course
Arborland Shopping Center
County Farm Park
Buhr Park
ALLEN
Mary Beth Doyle Park
MITCHELL
Polo Fields Washtenaw Country Club
BRYANT PATENGILL WEST
Lake Forest Golf Club
Montibeler Park
ANN ARBOR MUNICIPAL AIRPORT
Southeast Area Park
Travis Pointe Country Club
Stonebridge Golf Club
CARPENTER
PONTIAC TRL
WHITMORE LAKE RD
NEWPORT RD
W HURON RIVER D
Huron River
PLYMOUTH RD
FULLER RD
HURON PKY
N DIXBORO RD
MILLER AVE
N MAIN ST
W HURON ST
E HURON ST
W LIBERTY ST
GEDDES AVE
WASHTENAW AVE
S STATE ST
PACKARD ST
S MAIN ST
S WAGNER RD
ANN ARBOR - SALINE RD
E EISENHOWER PKY
PACKARD RD
E ELLSWORTH RD
PLATT RD
W MICHIGAN AVE
MAP © 2016 CARTIFACT
DATA © OSM CONTRIBUTORS

BRIARWOOD MALL

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		Barclays
Location (City/State)	Ann Arbor, Michigan	Cut-off Date Balance(3)		$65,000,000
Property Type	Retail	Cut-off Date Balance per SF(2)		$446.05
Size (SF)(1)	369,916	Percentage of Initial Pool Balance		8.6%
Total Occupancy as of 8/9/2016(1)	98.7%	Number of Related Mortgage Loans		2
Owned Occupancy as of 8/9/2016	96.5%	Type of Security		Fee Simple
Year Built / Latest Renovation	1973 / 2013	Mortgage Rate		3.29200%
Appraised Value	$336,000,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		120

Underwritten Revenues	$26,770,446
Underwritten Expenses	$7,456,960	Escrows(4)
Underwritten Net Operating Income (NOI)	$19,313,485		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$18,394,351	Taxes	$0	$0
Cut-off Date LTV Ratio(2)	49.1%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	49.1%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(2)	3.51x / 3.34x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	11.7% / 11.1%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$165,000,000	98.5%	Loan Payoff	$106,336,479	63.5%
Other Sources	2,475,000	1.5	Principal Equity Distribution	60,236,605	36.0
			Closing Costs	901,916	0.5
Total Sources	$167,475,000	100.0%	Total Uses	$167,475,000	100.0%

(1)	Size (SF) does not include 608,118 SF of non-owned anchor space which is not part of the collateral for the Briarwood Mall Loan Combination (as defined below). Inclusive of non-owned anchors, the Briarwood Mall Property totals 978,034 SF.
(2)	Calculated based on the aggregate outstanding principal balance of the Briarwood Mall Loan Combination.
(3)	The Cut-off Date Balance of $65,000,000 represents the non-controlling note A-2, which is part of a loan combination evidenced by three pari passu notes having an aggregate outstanding principal balance as of the Cut-off Date of $165,000,000. The related companion loans are evidenced by (i) the controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of $70,000,000, and was contributed to the MSBAM 2016-C30 securitization transaction and (ii) the non-controlling note A-3, which has an outstanding principal balance as of the Cut-off Date of $30,000,000, is currently held by Bank of America, N.A., and is expected to be contributed to one or more future commercial mortgage securitization transactions.
(4)	See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Briarwood Mall Loan”) is part of a loan combination (the “Briarwood Mall Loan Combination”) evidenced by three pari passu notes that are collectively secured by a first mortgage encumbering the borrower’s fee simple interest in a super regional mall located in Ann Arbor, Michigan (the “Briarwood Mall Property”). The Briarwood Mall Loan which is evidenced by note A-2 and represents a non-controlling interest in the Briarwood Mall Loan Combination, had an original principal balance of $65,000,000, has an outstanding principal balance as of the Cut-off Date of $65,000,000 and represents approximately 8.6% of the Initial Pool Balance. The related companion loans had an aggregate original principal balance of $100,000,000, have an aggregate outstanding principal balance as of the Cut-off Date of $100,000,000 and are evidenced by (i) the controlling note A-1, which has an outstanding principal balance of $70,000,000 and was contributed to the MSBAM 2016-C30 securitization transaction and (ii) the non-controlling note A-3, which has an outstanding principal balance of $30,000,000 and is currently held by Bank of America, N.A. and is expected to be contributed to one or more future commercial mortgage securitization transactions. The Briarwood Mall Loan Combination was co-originated by Barclays Bank PLC and Bank of America, N.A. on August 15, 2016, had an original principal balance of $165,000,000, has an outstanding principal balance as of the Cut-off Date of $165,000,000 and accrues interest at an interest rate of 3.29200% per annum. The proceeds of the Briarwood Mall Loan Combination were primarily used to retire the existing debt of the Briarwood Mall Loan Property, return equity to the borrower sponsor and pay origination costs.

The Briarwood Mall Loan had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The Briarwood Mall Loan requires interest only payments on each due date. The scheduled maturity date of the Briarwood Mall Loan is the due date in September 2026. Provided that no event of default has occurred and is continuing under the Briarwood Mall Loan documents, at any time after the earlier of March 1, 2020 and the second anniversary of the securitization of the last portion of the Briarwood Mall Loan Combination, the Briarwood Mall Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Briarwood Mall Loan documents. Voluntary prepayment of the Briarwood Mall Loan Combination is permitted (in whole, but not in part) without penalty on or after the due date in March 2026.

BRIARWOOD MALL

■	The Mortgaged Property. The Briarwood Mall Property comprises a 369,916 SF portion of a 978,034 SF super regional mall located in Ann Arbor, Michigan, approximately 2.7 miles southwest of the University of Michigan. The Briarwood Mall Property is anchored by Macy’s, JCPenney, Sears and Von Maur, all of which are not collateral for the Briarwood Mall Loan Combination. The Briarwood Mall Property features four free-standing outparcel restaurants leased to P.F. Chang’s China Bistro, Bravo Cucina Italiana, Red Robin Gourmet Burgers and Romano’s Macaroni Grill. Other notable tenants at the Briarwood Mall Property include Forever 21, Victoria’s Secret, H&M, The Gap / Gap Kids, Pottery Barn, Express / Express Men, American Eagle Outfitters, Abercrombie & Fitch, Banana Republic, J. Crew and Loft. The Briarwood Mall Property is the only enclosed mall within the Ann Arbor market; the nearest enclosed mall is located in Westland, Michigan, approximately 26 miles away from the Briarwood Mall Property.

The Briarwood Mall Property was constructed in 1973, renovated in 2013 and expanded in 2014-2015. The October 2013 renovation totaled $5.3 million and included the remodeling of the mall entrances, updated landscaping, new way-finding signage, new overall paint color scheme, improved flooring, new seating and charging stations, upgraded LED lighting, new children’s play area, family restroom and guest services booth all located in the Von Maur wing, and complete restroom renovations by Macy’s and Sears. In 2014-2015, the Briarwood Mall Property underwent a $7.2 million expansion which added the restaurant outparcels leased to P.F. Chang’s and Bravo Cucina. The Briarwood Mall Property is currently undergoing a $1.9 million renovation to replace the current terrazzo floors within the common areas.

As of August 9, 2016, the Briarwood Mall Property was approximately 96.5% leased by 105 tenants. From 2012 to 2015, occupancy at the Briarwood Mall Property averaged 94.8%. The three largest tenants by net rentable area include MC Sporting Goods, Forever 21 and Victoria’s Secret, with no other tenant representing more than 3.6% of the net rentable area or 3.4% of the underwritten base rent. Total in-line sales for all tenants that had reported as of the trailing 12 month period ending May 31, 2016 were approximately $117.7 million. In-line sales per SF for comparable stores occupying less than 10,000 SF in 2013, 2014, 2015 and the trailing 12 month period ending May 31, 2016 were approximately $560, $589, $597 and $583, respectively, including Apple, and $415, $430, $447 and $437, respectively, excluding Apple. Occupancy costs for comparable inline tenants occupying less than 10,000 SF for the same years were approximately 13.2%, 13.1%, 13.5% and 13.3%, respectively, including Apple and 17.9%, 18.1%, 18.2% and 17.9%, respectively, excluding Apple.

BRIARWOOD MALL

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the Briarwood Mall Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent $ per SF(3)	Lease Expiration	Tenant Sales $ per SF	Occupancy Cost	Renewal / Extension Options
Forever 21(4)	NR / NR / NR	15,941	4.3%	$874,182	5.5%	$54.84	7/31/2024	$167	32.8%	NA
Victoria’s Secret(5)	NR / NR / NR	14,232	3.8	687,833	4.3	48.33	1/31/2026	NA	NA	NA
The Gap/Gap Kids(6)	BB+ / Baa2 / BB+	13,191	3.6	549,141	3.4	41.63	1/31/2017	$199	20.9%	NA
Express/Express Men	NR / NR / NR	11,584	3.1	502,398	3.1	43.37	1/31/2018	$228	19.0%	NA
H&M(7)	NR / NR / NR	13,206	3.6	488,622	3.1	37.00	1/31/2018	$257	14.4%	NA
M Den	NR / NR / NR	2,851	0.8	416,246	2.6	146.00	2/28/2022	$871	16.8%	NA
J. Crew(8)	NR / NR / B-	6,527	1.8	341,700	2.1	52.35	1/31/2019	$359	14.6%	NA
Pearle Vision Center	NR / NR / NR	2,848	0.8	336,548	2.1	118.17	1/31/2017	$567	20.8%	NA
Banana Republic(9)	BB+ / Baa2 / BB+	7,028	1.9	310,151	1.9	44.13	1/31/2018	$335	13.2%	NA
Kay Jewelers(10)	NR / NR / NR	2,171	0.6	289,231	1.8	133.22	1/31/2025	$1,766	7.5%	NA
Ten Largest Owned Tenants		89,579	24.2%	$4,796,052	30.0%	$53.54
Remaining Owned Tenants		267,356	72.3	$11,166,547	70.0	41.77
Vacant Spaces (Owned Space)		12,981	3.5	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants		369,916	100.0%	$15,962,600	100.0%	$44.72

(1)	Based on the underwritten rent roll.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	U/W Base Rent and U/W Base Rent $ per SF include contractual rent steps through September 2017.
(4)	Forever 21 has the right to cease operations at the Briarwood Mall Property if less than three anchor tenants or less than 80% of the gross leasable area of the Briarwood Mall Property are required to be open for business.
(5)	Victoria’s Secret has the right to terminate its lease with 120 days’ notice following the conclusion of a one-year period in which (i) less than three anchor tenants are open and operating and/or (ii) the occupancy rate at the Briarwood Mall Property falls below 70.0%.
(6)	The Gap/Gap Kids has the right to terminate its lease with 90 days’ notice following the conclusion of (i) an 18-month period in which less than three anchor tenants are open and operating and/or (ii) a 12-month period in which the occupancy rate exclusive of The Gap/Gap Kids space and the outparcels falls below 70.0%.
(7)	H&M has the right to cease operations at the Briarwood Mall Property if less than two anchor tenants and less than 80.0% of the gross leasable area of the Briarwood Mall Property are required to be open for business.
(8)	J. Crew has the right to terminate its lease with 90 days’ notice following an anchor tenant being replaced with several non-anchor tenants within 12-months after the date the non-anchor tenant in the redevelopment space opens for business.
(9)	Banana Republic has the right to terminate its lease with 180 days’ notice following the conclusion of a one-year period in which (i) less than three anchor tenants are open and operating and/or (ii) the occupancy rate exclusive of the Banana Republic space and the outparcels, falls below 75.0%.
(10)	Kay Jewelers has the right to terminate its lease with 60 days’ notice following the conclusion of a one-year period in which (i) less than three anchor tenants are open and operating and/or (ii) the occupancy rate exclusive of the Kay Jewelers space and the outparcels, falls below 65.0%.

The following table presents certain information relating to the lease rollover schedule at the Briarwood Mall Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(3)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2016	0	0.0	0.0%	0	0.0	0.00	0
2017	44,598	12.1	12.1%	2,241,311	14.0	50.26	16
2018	80,904	21.9	33.9%	3,202,549	20.1	39.58	19
2019	23,707	6.4	40.3%	1,226,362	7.7	51.73	9
2020	12,078	3.3	43.6%	453,558	2.8	37.55	3
2021	53,109	14.4	58.0%	1,648,176	10.3	31.03	14
2022	13,378	3.6	61.6%	990,452	6.2	74.04	7
2023	28,529	7.7	69.3%	1,584,057	9.9	55.52	13
2024	48,463	13.1	82.4%	2,058,664	12.9	42.48	11
2025	21,276	5.8	88.1%	1,150,784	7.2	54.09	7
2026 & Thereafter	30,893	8.4	96.5%	1,406,685	8.8	45.53	6
Vacant	12,981	3.5	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	369,916	100.0%		$15,962,600	100.0%	$44.72	105

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	Weighted average annual UW Base Rent $ per SF excludes vacant space.

BRIARWOOD MALL

The following table presents certain information relating to historical leasing at the Briarwood Mall Property:

Historical Leased %(1)

	2012(2)	2013(2)	2014(2)	2015(2)	As of 8/9/2016(3)
Owned Space	97.2%	96.6%	96.1%	99.4%	98.7%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.
(2)	Historical Leased % figures include temporary tenants and non-owned anchors and exclude the P.F. Chang’s and Bravo Cucina outparcel space which was constructed in 2014-2015. Excluding temporary tenants, Historical Occupancy is 95.6%, 94.1%, 93.6% and 95.8% for the periods ending 2012, 2013, 2014 and 2015, respectively.
(3)	Occupancy as of August 9, 2016 does not include 608,118 SF of non-owned anchor space which is not part of the collateral for the Briarwood Mall Loan Combination. Inclusive of non-owned anchors, the Briarwood Mall Property totals 978,034 SF.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Briarwood Mall Property:

Cash Flow Analysis

	2013	2014	2015	TTM 6/30/2016	Underwritten(1)	Underwritten $ per SF(2)
Base Rent	$14,655,978	$14,675,082	$15,216,636	$15,413,428	$15,962,600	$43.15
Gross Up Vacancy	0	0	0	0	1,067,664	2.89
Percentage Rent	188,135	161,598	186,657	189,685	210,067	0.57
Total Reimbursement Revenue	9,072,498	9,880,574	9,846,373	9,472,008	9,181,398	24.82
Specialty Rent(3)	1,210,635	1,173,210	1,137,614	1,081,088	1,130,637	3.06
Other Income	675,143	658,836	674,935	595,518	595,518	1.61
Gross Revenue	$25,802,389	$26,549,300	$27,062,215	$26,751,727	$28,147,884	$76.09

Vacancy & Credit Loss	529	93,505	160,304	(249,304)	1,377,439	3.72
Effective Gross Income	$25,801,860	$26,455,795	$26,901,911	$27,001,031	$26,770,446	$72.37

Total Operating Expenses	$7,226,104	$7,392,111	$7,447,365	$7,278,731	$7,456,960	$20.16

Net Operating Income	$18,575,756	$19,063,684	$19,454,546	$19,722,300	$19,313,485	$52.21
TI/LC	0	0	0	0	854,031	2.31
Capital Expenditures	0	0	0	0	65,102	0.18
Net Cash Flow	$18,575,756	$19,063,684	$19,454,546	$19,722,300	$18,394,351	$49.73

(1)	Underwritten Base Rent includes contractual rent increases through September 2017.
(2)	Underwritten $ per SF is based on the owned space at the Briarwood Mall Property.
(3)	Specialty Rent includes income from the temporary rental of available in-line space, kiosks and carts as well as miscellaneous sources such as special events.

■	Appraisal. According to the appraisal, the Briarwood Mall Property had an “as-is” appraised value of $336,000,000 as of July 18, 2016.

■	Environmental Matters. According to a Phase I environmental report, dated July 25, 2016, there are no recognized environmental conditions or recommendations for further action at the Briarwood Mall Property.

■	Market Overview and Competition. The Briarwood Mall Property is located approximately 2.4 miles south of downtown Ann Arbor. The Briarwood Mall Property is accessible from the surrounding Ann Arbor and Detroit region through Interstate 94, immediately south of the Briarwood Mall Property. According to the appraisal, along State Street across from the Briarwood Mall Property, there is an average annual daily traffic count of approximately 47,079 cars. The local area surrounding the Briarwood Mall Property is primarily commercial with a mix of retail, office, residential, lodging and restaurants. The University of Michigan main campus is located approximately 2.7 miles to the northeast of the Briarwood Mall Property. The University of Michigan had a total enrollment for the 2015-2016 school year of 43,651 students, features over 265 degree programs, 29 NCAA Division I teams and is ranked as a Top 5 U.S. Public University by U.S. News & World Report.

The University of Michigan is a primary driver of the local economy, along with healthcare, scientific and technical services and management. According to the appraisal, the top three employers in the Ann Arbor local area are the University of Michigan Medical Center, University of Michigan and Trinity Health Corporation employing 18,191, 10,877 and 5,834 people, respectively.

According to the appraisal, the estimated 2015 population within a five-, ten- and fifteen-mile radius of the Briarwood Mall Property was 165,051, 295,266 and 443,466, respectively. The estimated 2015 average household income within a five-, ten- and fifteen-mile radius of the Briarwood Mall Property was $88,557, $88,271 and $91,705, respectively.

According to the appraisal, primary competitors from a quality of merchandising standpoint include Twelve Oaks Mall and The Somerset Collection, the closest of which is approximately 22.0 miles from the Briarwood Mall Property. The Briarwood Mall Property is the only enclosed super regional mall in the Ann Arbor market, and there is no proposed new competitive supply noted by the appraisal.

BRIARWOOD MALL

The following table presents certain information relating to the primary competition for the Briarwood Mall Property:

Competitive Set(1)

	Briarwood Mall (Subject)	Westland Shopping Center	Twelve Oaks Mall	The Somerset Collection	Laurel Park Place	Arborland Center
Distance from Subject	-	19.0 miles	22.0 miles	35.0 miles	20.0 miles	2.6 miles
Property Type	Super Regional Mall	Super Regional Mall	Super Regional Mall	Super Regional Mall	Regional Center	Regional Center
Year Built	1973	1965	1977	1969	1989	1983
Total GLA	978,034(2)	1,064,000	1,519,000	1,443,000	870,000	403,536
Total Occupancy	98.7%(3)(4)	80.0%	95.0%	95.0%	75.0%	96.0%
Anchors	Macy’s, JCPenney, Sears, Von Maur	Macy’s, Sears, JCPenney, Kohl’s	Nordstrom, Lord & Taylor, JCPenney, Macy’s, Sears	Macy’s, Neiman Marcus, Nordstrom, Saks Fifth Avenue	Carson’s, Von Maur, Phoenix Theater	Kroger, Nordstrom Rack, Bed Bath & Beyond, Marshalls, Toys R Us

(1)	Source: Appraisal.

(2)	Total GLA includes non-collateral anchor tenants.

(3)	Per underwritten rent roll.

(4)	Total occupancy includes the four non-collateral anchor tenants. Excluding the four non-collateral anchor tenants, total occupancy at the Briarwood Mall Property is 96.5%.

■	The Borrower. The borrower is Mall at Briarwood, LLC, a Delaware limited liability company (“Borrower”), a single purpose entity with two independent directors. Legal counsel to the Borrower delivered a non-consolidation opinion in connection with the origination of the Briarwood Mall Loan Combination. Simon Property Group, L.P. is the guarantor of certain nonrecourse carveouts under the Briarwood Mall Loan Combination. Simon Property Group, L.P.’s liability under the non-recourse carveout provisions (including provisions relating to environmental liability) in the Briarwood Mall Loan documents is capped at $33.0 million plus reasonable collection costs.

Mall at Briarwood, LLC is indirectly owned by Simon Property Group, L.P. (50%) and a GM Pension Trust (“GM”) (50%). Simon Property Group, L.P. is the operating partnership of Simon Property Group, Inc. (“Simon”) (NYSE: SPG). Simon is the largest real estate investment trust in the United States and headquartered in Indianapolis, Indiana. Simon is focused on retail real estate ownership, management and development and owns or retains an interest in 231 retail real estate properties comprising approximately 191 million SF in North America, Europe and Asia, as of December 31, 2015.

■	Escrows. No upfront reserves were deposited with respect to the Briarwood Mall Loan Combination.

Ongoing monthly reserves are required during a Reserve Deposit Period (as defined below) in an amount equal to (i) 1/12th of the estimated annual real estate taxes, (ii) 1/12th of the estimated annual insurance premiums, except to the extent that the insurance required is maintained under a blanket insurance policy, (iii) $5,425 for replacement reserves, capped at $130,205 and (iv) $69,359 for TI/LC reserves, capped at $2,496,933.

A “Reserve Deposit Period” will commence upon the last day of the second consecutive calendar quarter for which the debt service coverage ratio is less than 1.55x and ends on the last day of any two consecutive calendar quarters thereafter for each of which the debt service coverage ratio is greater than or equal to 1.55x.

■	Lockbox and Cash Management. The Briarwood Mall Loan Combination requires a lender-controlled hard lockbox account, which is already in place, and into which the Borrower and property manager direct all tenants to directly pay rents. The loan documents also require the Borrower or property manager to deposit into the lockbox account no later than two business days after receipt all rents and other revenue of any kind from the Briarwood Mall Property received by the Borrower or the property manager. Prior to the occurrence of a Triggering Event (as defined below), all funds on deposit in the lockbox account are to be disbursed to the Borrower weekly. During a Triggering Event, all cash flow is to be swept to a lender-controlled cash management account.

A “Triggering Event” will commence upon the earlier of (i) the occurrence of an event of default; (ii) the debt service coverage ratio for the immediately preceding four calendar quarters is less than 1.45x for two consecutive calendar quarters; or (iii) during any period when the assets of the property manager or guarantor are subject to a bankruptcy action. A Triggering Event will expire, with regard to clause (i), upon the cure of such event of default; with regard to clause (ii), the debt service coverage ratio for the immediately preceding four calendar quarters equals to or exceeds 1.45x for two consecutive calendar quarters; and with respect to clause (iii), the property manager is replaced with a qualified property manager or guarantor within 60 days.

■	Property Management. The Briarwood Mall Property is self-managed by an affiliate of the Borrower.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Terrorism Insurance. The Borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Briarwood Mall Property (plus loss of rents and/or business interruption insurance for a period beginning on the date of casualty and continuing until the restoration of

BRIARWOOD MALL

the Briarwood Mall Property is completed or the expiration of 24 months, whichever first occurs as well as an extended period of indemnity covering the 365 days following restoration). If TRIPRA is not in effect, the Borrower is not required to pay annual premiums in excess of 200% of the then-current annual insurance premiums payable by the Borrower for the policies insuring only the Briarwood Mall Property on a stand-alone basis but excluding the wind and flood components of such premium in order to obtain the terrorism coverage and, if the cost of terrorism insurance exceeds such cap, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such cap. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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THE TOWNHOUSE APARTMENTS - STAMFORD

THE TOWNHOUSE APARTMENTS - STAMFORD

The Townhouse Apartments - Stamford
65 and 75-77 Prospect Street
Stamford, CT 06901
Stamford
New York
Stamford
Norwalk
Yonkers
Glen Cove
Long Island Sound
MANHATTAN
QUEENS
BROOKLYN
BRONX
GLENBROOK STATION
AVA Stamford
UConn Stamford campus
Ferguson Library
W BROAD ST
BROAD ST
Stamford Hospital
Sheraton Stamford Hotel
BLT Financial Center
One Landmark Square
Stamford Town Center
Stamford Old Town Hall
Hotel Zero Degrees
Stamford Plaza
Stamford Marriott Hotel & Spa
One Stamford Forum
TRESSER BLVD
Main Street Shopping Corridor
UBS Financial Services
Royal Bank of Scotland
STEWART B. MCKINNEY TRANSPORTATION CENTER
EAST SIDE
Harbor View
Fairway Market Stamford
Metro Center
Plaza Business Center
Hilton Stamford Hotel & Executive Meeting Center
WEST SIDE
One Harbor Point Square
101 Park Place
Woodland Cemetery
East Branch
Cummings Park
Long Island Sound
Dyke Park
Westcott Cove
Southfield Park
Stamford Harbor
MAP © 2016 CARTIFACT
DATA © OSM CONTRIBUTORS

THE TOWNHOUSE APARTMENTS - STAMFORD

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		RMF
Location (City/State)	Stamford, Connecticut	Cut-off Date Balance		$58,000,000
Property Type	Multifamily	Cut-off Date Balance per Unit		$214,814.81
Size (Units)	270	Percentage of Initial Pool Balance		7.7%
Total Occupancy as of 9/1/2016	97.8%	Number of Related Mortgage Loans		None
Owned Occupancy as of 9/1/2016	97.8%	Type of Security		Fee Simple
Year Built / Latest Renovation	1956, 1963 / 2015-2016	Mortgage Rate		4.31000%
Appraised Value	$92,000,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		120
Underwritten Revenues	$6,609,854
Underwritten Expenses	$2,192,714	Escrows(1)
Underwritten Net Operating Income (NOI)	$4,417,140		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,349,640	Taxes	$234,934	$55,937
Cut-off Date LTV Ratio	63.0%	Insurance	$0	$0
Maturity Date LTV Ratio	63.0%	Replacement Reserves	$0	$5,625
DSCR Based on Underwritten NOI / NCF	1.74x / 1.72x	Deferred Maintenance	$257,425	$0
Debt Yield Based on Underwritten NOI / NCF	7.6% / 7.5%	Other(2)	$154,934	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$58,000,000	99.9%	Loan Payoff	$49,261,287	84.8%
Other Sources	75,000	0.1	Principal Equity Distribution	7,357,407	12.7
			Closing Costs	809,012	1.4
			Reserves	647,294	1.1
Total Sources	$58,075,000	100.0%	Total Uses	$58,075,000	100.0%

(1)	See”—Escrows” below.
(2)	Other upfront reserves represent a $95,000 environmental reserve and a $59,934 environmental insurance reserve. The borrower completed the post-closing testing obligations on October 7, 2016 and the reserves are in the process of being returned to the borrower.

■	The Mortgage Loan. The mortgage loan (“The Townhouse Apartments - Stamford Loan”) is evidenced by a note in the original principal amount of $58,000,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in a 270-unit high rise multifamily complex located in Stamford, Connecticut (“The Townhouse Apartments - Stamford Property”). The Townhouse Apartments - Stamford Loan was originated by Rialto Mortgage Finance, LLC on September 30, 2016. The Townhouse Apartments - Stamford Loan has an outstanding principal balance as of the Cut-off Date of $58,000,000 and accrues interest at an interest rate of 4.31000% per annum. The Townhouse Apartments - Stamford Loan represents approximately 7.7% of the Initial Pool Balance. The proceeds of The Townhouse Apartments - Stamford Loan were primarily used to refinance existing debt on The Townhouse Apartments - Stamford Property, return equity to the borrower sponsor, pay loan origination costs and fund upfront reserves.

The Townhouse Apartments - Stamford Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires 120 payments of interest-only payments. The scheduled maturity date of The Townhouse Apartments - Stamford Loan is the due date in October 2026. Voluntary prepayment of The Townhouse Apartments - Stamford Loan is permitted on or after the due date in June 2026. Provided no event of default under The Townhouse Apartments - Stamford Loan is continuing, defeasance of The Townhouse Apartments - Stamford Loan with direct, non-callable obligations of the United States of America or other obligations which are “government securities” permitted under The Townhouse Apartments - Stamford Loan documents is permitted at any time after the second anniversary of the securitization Closing Date.

■	The Mortgaged Property. The Townhouse Apartments - Stamford Property is a 270-unit high rise multifamily complex situated on approximately 2.09 acres located in Stamford, Connecticut within walking distance of the Stamford central business district. The Townhouse Apartments - Stamford Property was built in 1956 and 1963 and consists of one 8-story residential building (65 Prospect Street - 127 units) and one 12-story residential building (75-77 Prospect Street - 143 units). The 12-story building has an attached 4-story building component called the Atrium which includes apartments. The unit mix consists of 29 studio units, 156 one-bedroom/one-bathroom units, 11 two-bedroom/one-bathroom units, 51 two-bedroom/two-bathroom units, 4 two-bedroom/two and one-half bathroom units and 19 three-bedroom/two-bathroom units. Community amenities include controlled access buildings, extra storage available, onsite maintenance, two laundry facilities and two fitness centers. Unit amenities include newly renovated fully equipped kitchens, hardwood or carpeted flooring, door locks with buzzer system, fireplace, oversized closets and high-speed internet. Additionally, some units include washer and dryers, and balconies. The Townhouse Apartments - Stamford Property includes 246 garage space and nine surface spaces for a total of 255 spaces (0.94 spaces per unit). As of September 1, 2016, Total Occupancy and Owned Occupancy were both 97.8%.

During 2015-2016, approximately $2.2 million (approximately $8,300 per unit) in capital improvements were completed, which included exterior and common area renovations with repairs to the garage, exterior walls repairs, upgrades to the fitness equipment, renovation of the elevator cabs, installation of security cameras, new hallway AC

THE TOWNHOUSE APARTMENTS - STAMFORD

units, repairs to rear sidewalk, lobby doors and deck replacement. Interior renovations consisted of apartment renovations, new appliances and additional PTAC units.

The following table presents certain information relating to the units and rent at The Townhouse Apartments - Stamford Property:

Unit Mix(1)

Unit Type	Occupied Units	Vacant Units	Total Units	% of Total Units	Average SF per Unit	Monthly Market Rent per Unit(2)	Monthly Actual Rent per Unit	Monthly Underwritten Rent Per Unit	Underwritten Annual Rent
Studio	29	0	29	10.7%	520	$1,650	$1,589	$1,589	$553,140
1 Bedroom / 1 Bath	153	3	156	57.8%	812	1,900	1,826	1,826	3,352,992
2 Bedroom / 1 Bath - T	2	0	2	0.7%	992	2,450	1,960	1,960	47,040
2 Bedroom / 1 Bath	9	0	9	3.3%	1,024	2,450	2,026	2,026	218,760
2 Bedroom / 2 Bath	48	3	51	18.9%	1,190	2,450	2,572	2,572	1,481,556
2 Bedroom / 2.5 Bath	4	0	4	1.5%	1,811	2,450	3,426	3,426	164,460
3 Bedroom / 2 Bath	19	0	19	7.0%	1,341	2,950	3,048	3,048	694,848
Total / Wtd. Avg.	264	6	270	100.0%	913	$2,081	$2,056	$2,056	$6,512,796

(1)	As provided by the borrower per the September 1, 2016 rent roll.
(2)	Source: Appraisal.

The following table presents certain information relating to historical leasing at The Townhouse Apartments - Stamford Property:

Historical Leased %(1)

	2013	2014	2015	As of 9/1/2016
Owned Space	94.0%	95.0%	95.0%	97.8%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the specified year unless otherwise indicated.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at The Townhouse Apartments - Stamford Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 8/31/2016	Underwritten	Underwritten $ per Unit
Base Rent	$6,086,655	$6,345,736	$6,517,127	$6,600,245	$6,512,796	$24,121
Gross Up Vacancy	0	0	0	0	156,600	580
Goss Potential Rent	$6,086,655	$6,345,736	$6,517,127	$6,600,245	$6,669,396	$24,701
Vacancy, Credit Loss & Concessions	(551,346)	(410,121)	(353,108)	(363,063)	(369,847)	(1,370)
Total Rent Revenue	$5,535,309	$5,935,615	$6,164,020	$6,237,182	$6,299,549	$23,332
Other Revenue (2)	321,316	294,061	307,332	310,305	310,305	1,149
Effective Gross Income	$5,856,625	$6,229,675	$6,471,351	$6,547,487	$6,609,854	$24,481

Total Operating Expenses	$1,979,963	$2,197,520	$2,165,155	$2,170,563	$2,192,714	$8,121

Net Operating Income	$3,876,662	$4,032,155	$4,306,196	$4,376,924	$4,417,140	$16,360
Replacement Reserves	0	0	0	0	67,500	250
Net Cash Flow	$3,876,662	$4,032,155	$4,306,196	$4,376,924	$4,349,640	$16,110

(1)	Certain items such as straight line rent, interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Other Revenue includes storage, late fees, termination fees and processing fees.

■	Appraisal. According to the appraisal, The Townhouse Apartments - Stamford Property had an “as-is” appraised value of $92,000,000 as of an effective date of September 16, 2016.

THE TOWNHOUSE APARTMENTS - STAMFORD

■	Environmental Matters. According to a Phase I environmental report, dated September 19, 2016, two fuel oil underground storage tanks were identified at The Townhouse Apartments - Stamford Property which tanks are used intermittently for heating The Townhouse Apartments - Stamford Property and for which tank tightness tests had not been performed. The borrower reserved $95,000 to cover the tank tightness testing and the potential costs related to tank removal, soil excavation and closure in accordance with applicable laws. The borrower also reserved an additional $59,934 for the cost of a $1.0 million environmental impairment liability policy to be purchased in the event the borrower did not perform the tank tightness tests within 21 days, or, if performed, the tank tightness testing showed any issues or concerns related to the storage tanks. A positive tank tightness test was completed on October 7, 2016; as such, the environmental reserves will be released to the borrower. The Phase I environmental report also recommended an operations and maintenance plan for asbestos and lead based paint, which is already in place.

■	Market Overview and Competition. The Townhouse Apartments - Stamford Property is located in Stamford, Connecticut within the Bridgeport – Stamford – Norwalk, CT metropolitan statistical area (“Stamford MSA”). The Stamford MSA has a diverse economy due to the presence of national and international headquarters and is home to the largest employers which include Sikorsky Aircraft Corp., UBS and Danbury Hospital. The Stamford MSA is also home to three Fortune 500 companies including Charter Communications, United Rentals and Harman International Industries. As of June 2016, the Stamford MSA’s unemployment rate was 5.7%, in comparison to the state’s and national unemployment rates of 5.9% and 4.9%, respectively.

Primary regional access to the neighborhood is provided by Interstate 95, which extends northeast toward New Haven, Connecticut and southwest into New York City. On a local level, main access to the neighborhood is provided by East Main Street/Tresser Boulevard. The Townhouse Apartments - Stamford Property is situated on Prospect Street. The neighborhood surrounding The Townhouse Apartments - Stamford Property consists of a mix of office, retail, medical, institutional, and residential developments. The 2016 estimated population within a one-, three-, and five-mile radius of The Townhouse Apartments - Stamford Property is 43,200, 132,986, and 176,498, respectively with an estimated average household income of $95,217, $130,215, and $153,064 respectively. According to third party market research, as of the second quarter of 2016, the West Fairfield City submarket contained a surveyed 20,939 units with an average market rental rate of $2,291 per unit and a vacancy rate of 6.7%.

The following table presents certain information relating to the primary competition for The Townhouse Apartments - Stamford Property:

Competitive Set(1)

	The Townhouse Apartments - Stamford	Canterbury Green Apartments	Park Grove	Park Square West	Cornerstone	Daycroft Apartments	Wescott
Location	Stamford	Stamford	Stamford	Stamford	Stamford	Stamford	Stamford
Year Built	1956, 1963	1988	1997	2001	1968	1958	1986
Occupancy	97.8%(2)	98.1%	97.0%	98.6%	90.7%	97.2%	95.8%
No. of Units	270	105	402	143	388	108	261
Avg. Quoted Rents $/SF	$23 - $37	$26 - 32	$29 - $31	$30 - $40	$24 - $32	$21 - $25	$23 - $33
Distance	-	0.8 miles	0.6 miles	0.9 miles	0.9 miles	1.9 miles	0.8 miles

(1)	Source : Appraisal.
(2)	Occupancy as of September 1, 2016.

■	The Borrower. The borrower is CSC-65 Prospect, LLC, a single-purpose, single-asset entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of The Townhouse Apartments - Stamford Loan. The non-recourse carve-out guarantor is Robert Schlesinger.

■	Escrows. On the origination date of The Townhouse Apartments - Stamford Loan, the borrower funded escrow reserves of $257,425 for deferred maintenance, $234,934 for real estate taxes, $95,000 for an environmental reserve and $59,934 for environmental insurance.

On each due date, the borrower is required to fund the following reserves with respect to The Townhouse Apartments - Stamford Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding twelve month period (ii) at the option of the lender, if the liability or casualty policy maintained by the borrower does not constitute an approved blanket insurance policy under The Townhouse Apartments - Stamford Loan documents, an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding twelve month period; and (iii) a replacement reserve in an amount equal to $5,625.

THE TOWNHOUSE APARTMENTS - STAMFORD

■	Lockbox and Cash Management. The Townhouse Apartments - Stamford Loan requires a springing lockbox, and springing cash management, each of which will be established upon written notification from the lender to the lockbox bank that a Cash Management Trigger Event (as defined below) has occurred. Upon the occurrence of a Cash Management Trigger Event, The Townhouse Apartments - Stamford Loan documents require the borrower to set up the account for the sole and exclusive benefit of the lender into which the borrower is required to deposit or cause to be deposited all revenue generated by The Townhouse Apartments - Stamford Property within two business days of receipt. During the continuation of a Cash Management Trigger Event, the funds on deposit in the lockbox account are required to be transferred the next business day to the cash management account under the control of the lender. On each due date after the occurrence of a Cash Management Trigger Event, The Townhouse Apartments - Stamford Loan documents require that all amounts on deposit in the cash management account be applied in the following order of priority: (i) real estate taxes; (ii) insurance; (iii) monthly debt service payment; (iv) fees and expenses in accordance with the cash management agreement; (v) monthly replacement reserves; (vi) funds sufficient to pay any interest accruing at the default rate with respect to any event of default that has occurred; (vii) funds sufficient to pay the operating expenses set forth in the annual operating budget; (viii) funds sufficient to pay for extraordinary or other operating expenses not included in the approved annual budget if any, to a borrower-controlled account; and (ix) all excess cash flow to the excess cash flow account if a Cash Sweep Event (as defined below) is in effect or to a borrower-controlled account if no Cash Sweep Event is in effect.

A “Cash Management Trigger Event” means the occurrence of (i) an event of default; (ii) any bankruptcy action of the borrower, guarantor or the manager; or (iii) a Cash Management DSCR Trigger Event (as defined below).

A “Cash Management DSCR Trigger Event” means as of the date of determination, the debt service coverage ratio based on the trailing twelve month period is less than 1.10x, until such time that the debt service coverage ratio based on the trailing twelve month period is greater than 1.15x for two consecutive quarters.

A “Cash Sweep Event” means the occurrence of (i) an event of default; (ii) bankruptcy action of the borrower, guarantor or the manager; or (iii) a Cash Sweep DSCR Trigger Event (as defined below).

A “Cash Sweep DSCR Trigger Event” means as of the date of determination, the debt service coverage ratio based on the trailing twelve month period is less than 1.05x, until such time that the debt service coverage ratio based on the trailing twelve month period is greater than 1.10x for two consecutive quarters.

■	Property Management. The Townhouse Apartments - Stamford Property is currently managed by Principal Management Partners, LP, an affiliate of the borrower, pursuant to a management agreement. The Townhouse Apartments - Stamford Loan documents provide that the borrower may terminate the property manager or consent to the assignment of the property manager’s rights under the management agreement only upon receipt of lender’s consent, provided that borrower may, without lender’s consent, replace the property manager with a Qualified Manager. “Qualified Manager” shall mean, in the reasonable judgment of lender, a reputable and experienced manager (which may be an affiliate of borrower) which possesses experience in managing properties similar in location, size, class, use, operation and value as the Townhouse Apartments - Stamford Property; provided, that borrower shall have obtained (a) a rating agency confirmation from the applicable rating agencies and (b) if such manager is an affiliate of borrower, a non-consolidation opinion reasonably acceptable to lender and acceptable to the rating agencies in their sole discretion. Additionally, if (i) an event of default under The Townhouse Apartments - Stamford Loan documents has occurred and is continuing; (ii) the property manager is in default under the management agreement beyond any applicable notice and cure period; (iii) the property manager becomes insolvent or a debtor in any bankruptcy action; and/or (iv) at any time the property manager has engaged in negligence, fraud, willful misconduct or misappropriation of funds the borrower shall, at lender’s request, replace the property manager with a Qualified Manager.

■	Mezzanine or Subordinate Indebtedness. Not Permitted.

THE TOWNHOUSE APARTMENTS - STAMFORD

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of The Townhouse Apartments - Stamford Property, plus 18 months of business interruption coverage as calculated under the loan documents (with an additional extended period of indemnity as reasonably required by the lender) in an amount equal to 100% of the projected gross income from The Townhouse Apartments - Stamford Property (on an actual loss sustained basis) for a period continuing until the restoration of The Townhouse Apartments - Stamford Property is completed and containing an extended period endorsement which provides for up to 12 months of additional coverage. The terrorism insurance is required to contain a deductible that is acceptable to the lender and is no larger than $10,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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101 hudson STREET

101 hudson STREET

101 HUDSON STREET

Floor	Tenants
40	First Data Corporation, 28,179 SF, 5/2026
39	First Data Corporation, 28,221 SF, 5/2026
38	Lehman Brothers Holdings Inc., 30,542 SF, 6/2017
37	First Data Corporation, 6,292 SF, 5/2026; Mainline Information Systems, 1,796 SF, 2/2017; QH Acquisition Sub LLC, 16,420 SF, 4/2018; Start Management LLC, 2,946 SF, 10/2022; Stratacent Inc., 4,110 SF, 12/2022
36	AMV Services US, 1,029 SF, 6/2017; Aspen Insurance U.S. Services, 5,649 SF, 11/2021; Hughes Hubbard & Reed LLP, 6,208 SF, 2/2019; Interactive Brokers Corp., 5,825 SF, 9/2018; Optima Pharmaceuticals LLC, 10,141 SF, 1/2018; United States of America-GSA, 1,965 SF, 5/2020
35	GBT US LLC, 14,523 SF, 11/2026; Federal Farm Credit Bank, 19,225 SF, 6/2026
34	GBT US LLC, 35,040 SF, 11/2025
33	World Business Lenders LLC, 35,040 SF, 1/2025
32	United States Fire Insurance, 35,040 SF, 7/2032
31	National Union Fire Insurance*, 34,935 SF, 4/2018
30	National Union Fire Insurance*, 34,795 SF, 4/2018
29	National Union Fire Insurance*, 34,160 SF, 4/2018
28	National Union Fire Insurance, 34,160 SF, 4/2018
27	Eltman Eltman & Cooper PC, 16,902 SF, 12/2025; First Insurance Funding Corp., 8,421 SF, 9/2019; Insight Catastrophe Group LLC, 5,636 SF, 3/2025
26	PricewaterhouseCoopers LLP, 31,420 SF, 12/2017
25	Berkley Insurance Company, 23,553 SF, 2/2027; RMTS LLC, 12,151 SF, 12/2019
24	Tullett Prebon Holdings Corp., 31,686 SF, 11/2025
23	Tullett Prebon Holdings Corp., 31,686 SF, 11/2025
22	Trend Micro Incorporated, 5,684 SF, 6/2021; MCI Communications Services, 20,802 SF, 7/2025; Pinnacle Derivatives Group, 4,165 SF, 2/2026
21	HQ Global Workplaces LLC, 25,557 SF, 10/2021; Robert Half International Inc., 1,850 SF, 3/2019; Thorogood Associates Inc., 2,314 SF, 5/2020
20	National Union Fire Insurance, 35,643 SF, 4/2018
19	National Union Fire Insurance*, 35,643 SF, 4/2018
18	National Union Fire Insurance, 35,507 SF, 4/2018
17	Vacant, 11,829 SF; National Union Fire Insurance, 23,678 SF, 4/2018
16	Bank of America, 3,153 SF, 3/2027; Vacant Storage, 326 SF; Mechanical
15	Bank of America, 2,706 SF, 3/2027; Tullett Prebon, 150 SF, 11/2023; Mechanical
14	Bank of America, 53,372 SF, 3/2027
12	Argo Group US Inc., 12,373 SF, 5/2022; Lehman Brothers Holdings Inc., 1,561 SF, 6/2017; National Stock Exchange Inc., 13,588 SF, 3/2018; Tullett Prebon Holdings Corp.*, 37,587 SF, 11/2023
11	Jefferies LLC, 62,763 SF, 6/2023
10	Bank of America, 65,918 SF, 3/2027
9	Bank of America, 65,918 SF, 3/2027
8	Bank of America, 65,918 SF, 3/2027
7	Bank of America, 65,608 SF, 3/2027
6	Bank of America, 65,420 SF, 3/2027
2 – 5	Parking Garage
1	Vacant, 5,130 SF; Zayrah Restaurant Group Inc., 2,602 SF, 4/2017; Wells Fargo Bank N.A., 3,726 SF, 3/2018; [illegible], 4,053 SF, 1/2027; Martin's News Shops of NJ Inc., 813 SF, 10/2015; ABP Corporation, 3,903 SF, 7/2022; Management Office, 2,788 SF

* See "The Property" section

Vacant | Building | 2016 – 2017 | 2018 – 2019 | 2020 – 2021 | 2022+

101 hudson STREET

Teterboro
Fort Lee
BRONX
Cliffside Park
West New York
Union City
MANHATTAN
QUEENS
Hoboken
New York
Jersey City
101 Hudson Street
101 Hudson Street
Jersey City, NJ 07302
World Trade Center
Bayonne
BROOKLYN
Upper New York Bay
STATEN ISLAND
Hudson River
East River
Wayne
Clifton
East Orange
Newark
Elizabeth
Edison
Yonkers
Atlantic Ocean
MAP © 2016 CARTIFACT

101 hudson STREET

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		Barclays
Location (City/State)	Jersey City, New Jersey	Cut-off Date Balance(3)		$56,250,000
Property Type	Office	Cut-off Date Balance per SF(2)		$186.34
Size (SF)	1,341,649	Percentage of Initial Pool Balance		7.4%
Total Occupancy as of 9/21/2016(1)	98.3%	Number of Related Mortgage Loans		None
Owned Occupancy as of 9/21/2016(1)	98.3%	Type of Security		Fee Simple
Year Built / Latest Renovation	1992 / NAP	Mortgage Rate		3.11700%
Appraised Value	$482,500,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		NAP
		Original Interest Only Term (Months)		120
Underwritten Revenues	$50,810,573
Underwritten Expenses	$18,681,652	Escrows
Underwritten Net Operating Income (NOI)	$32,128,921		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$29,075,403	Taxes	$0	$0
Cut-off Date LTV Ratio(2)	51.8%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	51.8%	Deferred Maintenance	$104,000	$0
DSCR Based on Underwritten NOI / NCF(2)	4.07x / 3.68x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	12.9% / 11.6%	Other(4)	$19,049,837	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$250,000,000	99.9%	Principal Equity Distribution	$229,124,830	91.6%
Other Sources	250,000	0.1	Reserves	19,153,837	7.7
			Closing Costs	1,971,333	0.8

Total Sources	$250,250,000	100.0%	Total Uses	$250,250,000	100.0%

(1)	Includes 139,536 SF of space leased by National Union Fire Insurance and 37,387 SF of space leased by Tullett Prebon Holdings Corp. totaling 176,923 SF (13.2% of NRA) that are dark and not currently in occupancy. Total Occupancy and Owned Occupancy excluding this space is 85.1%.

(2)	Calculated based on the aggregate outstanding principal balance of the 101 Hudson Street Loan Combination (as defined below).

(3)	The Cut-off Date Balance of $56,250,000 is evidenced by the non-controlling note A-5, which is part of a loan combination evidenced by six pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $250,000,000. The related companion loans are evidenced by (i) the controlling note A-1-1, which has an outstanding principal balance as of the Cut-off Date of $53,500,000, is currently held by Wells Fargo Bank, National Association and is expected to be contributed to the MSC 2016-BNK2 securitization transaction, (ii) the non-controlling note A-1-2, which has an outstanding principal balance as of the Cut-off Date of $16,500,000, is currently held by Wells Fargo Bank, National Association and is expected to be contributed to one or more future commercial mortgage securitization transactions, (iii) the non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $67,500,000 and was contributed by Wells Fargo Bank, National Association to the WFCM 2016-C36 securitization transaction, (iv) the non-controlling note A-3, which has an outstanding principal balance as of the Cut-off Date of $37,250,000, is currently held by Bank of America, N.A. and is expected to be contributed to one or more future commercial mortgage securitization transactions and (v) the non-controlling note A-4, which has an outstanding principal balance as of the Cut-off Date of $19,000,000, is currently held by Bank of America, N.A. and is expected to be contributed to the MSC 2016-BNK2 securitization transaction. See “—The Mortgage Loan” below.

(4)	The other upfront reserve is comprised of a $16,270,684 Existing TI/LC Obligations Reserve and a $2,779,153 Rent Concession Reserve. See “— Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “101 Hudson Street Loan”) is part of a loan combination (the “101 Hudson Street Loan Combination”) evidenced by six pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in an office building in Jersey City, New Jersey (the “101 Hudson Street Property”). The 101 Hudson Street Loan, which is evidenced by note A-5 and represents a non-controlling interest in the 101 Hudson Street Loan Combination, had an original principal balance of $56,250,000, has an outstanding principal balance as of the Cut-off Date of $56,250,000, and represents approximately 7.4% of the Initial Pool Balance. The related companion loans had an aggregate original principal balance of $193,750,000, have an outstanding principal balance as of the Cut-off Date of $193,750,000, and are evidenced by: (i) the controlling note A-1-1, which has an outstanding principal balance as of the Cut-off Date of $53,500,000, is currently held by Wells Fargo Bank, National Association and is expected to be contributed to the MSC 2016-BNK2 securitization transaction, (ii) the non-controlling note A-1-2, which has an outstanding principal balance as of the Cut-off Date of $16,500,000, is currently held by Wells Fargo Bank, National Association and is expected to be contributed to one or more future commercial mortgage securitization transactions, (iii) the non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $67,500,000 and was contributed by Wells Fargo Bank, National Association to the WFCM 2016-C36 securitization transaction, (iv) the non-controlling note A-3, which has an outstanding principal balance as of the Cut-off Date of $37,250,000, is currently held by Bank of America, N.A. and is expected to be contributed to one or more future commercial mortgage securitization transactions and (v) the non-controlling note A-4, which has an outstanding principal balance as of the Cut-off Date of $19,000,000, is currently held by Bank of America, N.A and is expected to be contributed to the MSC 2016-BNK2 securitization transaction. The 101 Hudson Street Loan Combination was co-originated by Barclays Bank PLC, Bank of America, N.A., and Wells Fargo Bank, National Association on September 30, 2016. The 101 Hudson Street Loan Combination had an original principal balance of $250,000,000, has an outstanding principal balance as of the Cut-off Date of $250,000,000 and accrues interest at an interest rate of 3.11700% per annum. The proceeds of the 101 Hudson Street Loan Combination were primarily used to recapitalize the 101 Hudson Street Property, fund reserves and pay origination costs.

The 101 Hudson Street Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The 101 Hudson Street Loan requires interest only payments on each due date. The scheduled maturity date of the 101 Hudson Street Loan is the due date in October 2026. Provided no event of default under the 101 Hudson Street Loan documents has occurred and is continuing, at any time after the earlier of (i) the second anniversary of the securitization of the last portion of the 101 Hudson Street Loan Combination and (ii) September 30, 2019, the 101

101 hudson STREET

Hudson Street Loan Combination may be prepaid in full, provided that the borrower pays a prepayment fee equal to the greater of a yield maintenance premium and 1% of the principal amount being prepaid. Voluntary prepayment of the 101 Hudson Street Loan is permitted on and after the due date in April 2026 without the payment of any yield maintenance or prepayment premium.

■	The Mortgaged Property. The 101 Hudson Street Property consists of a 42-story Class A office tower totaling 1,341,649 SF located within the Waterfront district in Jersey City, New Jersey. The 101 Hudson Street Property is currently the second tallest building in Jersey City and is Wired Certified Platinum, a certification awarded to buildings with the fastest, most reliable internet connections and telecom infrastructures. The 101 Hudson Street Property features views of the New York City Harbor and Manhattan skyline, 17-foot ceiling heights and a landscaped courtyard area. Approximately 22,788 SF of the 101 Hudson Street Property’s space is leased to ground floor retail tenants, which include Wells Fargo Bank, Au Bon Pain, Salsarita’s Fresh Cantina, Nanking Restaurant and a newsstand. The 101 Hudson Street Property provides access to an attached 778-space parking garage which represents a parking ratio of 0.7 spaces per 1,000 SF of net rentable area. The 101 Hudson Street Property also has access to public transportation via the Exchange Place PATH train station, the Hudson-Bergen light rail and the New York Waterway ferry, which provide access to Manhattan and northern New Jersey.

The 101 Hudson Street Property was constructed in 1992. The sponsor purchased the 101 Hudson Street Property in 2005 for $329.0 million and has invested approximately $3.7 million of capital expenditures over the past 10 years upgrading common areas and repairing roofing. The 101 Hudson Street Property features 39 tenants that include financial services companies, insurance companies and professional services. The 101 Hudson Street Property features investment-grade tenancy comprising approximately 58.1% of the net rentable area and approximately 53.0% of the in-place underwritten base rent. The largest tenant, Bank of America (rated A/Baa1/BBB+ by Fitch, Moody’s and S&P), representing 28.9% of the net rentable area and 21.8% of the total underwritten base rent, executed a 10-year lease renewal in March 2016, extending their lease through March 2027. In addition to the lease extension, Bank of America expanded into an additional 53,372 SF (4.0% of net rentable area). The 101 Hudson Street Property has benefited from significant leasing momentum with approximately 359,225 SF (26.8% of net rentable area) having started a new lease or renewal since 2015. Over the past eleven years, the 101 Hudson Street Property has averaged 92.8% occupancy and as of September 21, 2016, the 101 Hudson Street Property was 98.3% occupied by 39 tenants subject to 57 leases.

The following table presents certain information relating to the major tenants at the 101 Hudson Street Property:

Ten Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Bank of America(3)	A/Baa1/BBB+	388,207	28.9%	$8,641,488	21.8%	$22.26	3/31/2027	2, 5-year options
National Union Fire Insurance(4)	NR/NR/A+	271,533	20.2	8,145,990	20.5	30.00	4/30/2018	2, 5-year options
Tullett Prebon Holdings Corp.(5)	BBB-/NR/NR	100,909	7.5	3,132,809	7.9	31.05	11/30/2023	1, 5-year option
Jeffries LLC	BBB-/Baa3/BBB-	62,763	4.7	2,133,942	5.4	34.00	6/30/2023	2, 5-year options
First Data Corporation(6)	CCC+/B3/B+	54,669	4.1	1,921,135	4.8	35.14	5/31/2026	1, 5-year option
GBT US LLC	NR/NR/NR	49,563	3.7	1,920,566	4.8	38.75	11/30/2026	1, 5-year option
United States Fire Insurance	NR/NR/A-	35,040	2.6	1,331,520	3.4	38.00	7/31/2032	1, 5-year option
World Business Lenders LLC	NR/NR/NR	35,040	2.6	1,296,480	3.3	37.00	1/31/2027	1, 5-year option
Lehman Brothers Holdings Inc.	NR/NR/NR	32,103	2.4	1,203,863	3.0	37.50	6/30/2017	NA
PricewaterhouseCoopers LLP	NR/NR/NR	33,320	2.5	1,132,880	2.9	34.00	12/31/2017	NA
Ten Largest Tenants		1,063,147	79.2%	$30,860,673	77.7%	$29.03
Remaining Tenants		256,143	19.1	8,860,935	22.3	34.59
Vacant		22,359	1.7	0	0.0	0.00
Total / Wtd. Avg. All Tenants		1,341,649	100.0%	$39,721,608	100.0%	$30.11

(1)	Based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Inclusive of Bank of America’s newly executed lease for 53,372 SF (4.0% of net rentable area) which will commence on November 1, 2016.

(4)	National Union Fire Insurance is not currently in occupancy of 139,536 SF (10.4% of net rentable area).

(5)	Tullett Prebon Holdings Corp. is not currently in occupancy of 37,387 SF (2.8% of net rentable area).

(6)	First Data Corporation has the option to terminate its lease effective December 31, 2023 with required notice by June 30, 2022 and a termination fee of approximately $2,107,496.

101 hudson STREET

The following table presents the lease rollover schedule at the 101 Hudson Street Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants(2)
Admin(2)	4,428	0.3%	0.3%	$0	0.0%	0.00	0
MTM	843	0.1	0.4%	38,778	0.1	46.00	1
2016	0	0.0	0.4%	0	0.0	0.00	0
2017	71,589	5.3	5.7%	2,649,476	6.7	37.01	5
2018	321,335	24.0	29.7%	10,127,523	25.5	31.52	6
2019	29,846	2.2	31.9%	1,074,568	2.7	36.00	4
2020	4,170	0.3	32.2%	158,719	0.4	38.06	2
2021	15,257	1.1	33.4%	551,665	1.4	36.16	2
2022	22,869	1.7	35.1%	873,064	2.2	38.18	4
2023	184,370	13.7	48.8%	5,997,183	15.1	32.53	3
2024	25,557	1.9	50.7%	513,696	1.3	20.10	1
2025	25,528	1.9	52.6%	867,952	2.2	34.00	2
2026	127,625	9.5	62.1%	4,639,147	11.7	36.35	4
2027 & Thereafter	485,873	36.2	98.3%	12,229,837	30.8	25.17	5
Vacant	22,359	1.7	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	1,341,649	100.0%		$39,721,608	100.0%	$30.11	39

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

(2)	Includes two units occupied as Mack-Cali Storage (1,650 SF) and a management office (2,778 SF).

The following table presents certain information relating to historical leasing at the 101 Hudson Street Property:

Historical Leased %(1)

	2013	2014	2015	As of 9/21/2016(2)
Owned Space	83.0%	84.7%	89.5%	98.3%

(1)	As provided by the borrower and which represents average occupancy for the specified year unless otherwise indicated.

(2)	Includes 139,536 SF of space leased by National Union Fire Insurance and 37,387 SF of space leased by Tullett Prebon Holdings Corp. totaling 176,923 SF (13.2% of NRA) that are dark and not currently in occupancy. Total Occupancy and Owned Occupancy excluding this space is 85.1%.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 101 Hudson Street Property:

Cash Flow Analysis

	2013	2014	2015	TTM 7/31/2016	Underwritten	Underwritten $ per SF
Base Rent(1)(2)	$24,157,783	$28,964,380	$29,630,763	$30,591,857	$38,072,656	$28.38
Contractual Rent Steps(3)	0	0	0	0	1,648,952	1.23
Percentage Rent	381,069	154,426	209,962	139,808	204,500	0.15
Straight Line Rent	0	0	0	0	1,106,341	0.82
Gross Up Vacancy	0	0	0	0	946,131	0.71
Total Rent	$24,538,852	$29,118,806	$29,840,725	$30,731,665	$41,978,580	$31.29
CAM Reimbursements	5,135,434	5,647,566	5,159,255	5,637,099	6,877,206	5.13
Other Reimbursements	2,721,562	2,759,785	2,536,830	2,327,197	2,706,855	2.02
Net Rental Income	$32,395,848	$37,526,157	$37,536,810	$38,695,961	$51,562,641	$38.43
Vacancy/Credit Loss	0	0	0	0	(2,098,929)	(1.56)
Other Income(4)	805,904	702,221	1,034,201	1,264,812	1,346,861	1.00
Effective Gross Income	$33,201,752	$38,228,378	$38,571,011	$39,960,773	$50,810,573	$37.87

Total Expenses	$16,691,035	$17,641,097	$17,274,342	$16,855,969	$18,681,652	$13.92

Net Operating Income	$16,510,717	$20,587,281	$21,296,669	$23,104,804	$32,128,921	$23.95
TI/LC	0	0	0	0	2,771,771	2.07
Replacement Reserves	0	0	0	0	281,746	0.21
Net Cash Flow	$16,510,717	$20,587,281	$21,296,669	$23,104,804	$29,075,403	$21.67

(1)	Historical Base Rent is inclusive of any rent abatements that were provided to tenants.

(2)	The increase in Base Rent and Effective Gross Income from 2013 through Underwritten is due to leasing momentum from 83.4% as of December 31, 2013 to 98.3% as of September 21, 2016, a free rent burn-off and the Bank of America expansion.

(3)	Underwritten Contractual Rent Steps includes contractual rent steps through September 21, 2017 totaling $1,648,952.

(4)	Other Income includes parking and other minor miscellaneous income.

101 hudson STREET

■	Appraisal. According to the appraisal, the 101 Hudson Street Property had an “as-is” appraised value of $482,500,000 as of September 6, 2016 and an “as stabilized” value of $560,000,000 as of September 1, 2019.

■	Environmental Matters. Based on the Phase I environmental report dated August 30, 2016, there was evidence of one recognized environmental condition at the 101 Hudson Street Property.

The Phase I environmental consultant identified two 10,000-gallon underground storage tanks (“USTs”) at the 101 Hudson Street Property, containing heating oil that is used to fuel the dual boilers for heating the building. The USTs are double-walled tanks constructed of fiberglass reinforced plastic and were installed at the 101 Hudson Street Property in 1991. Although there was no evidence of leaks or spills, the Phase I environmental consultant considered the USTs a recognized environmental condition due to their age. The USTs are registered and compliant through June 30, 2017. Mack-Cali Realty, L.P. has obtained a $1,000,000 Storage Tank Third-Party Liability, Corrective Action and Clean-Up Costs Insurance Policy from American International Group, Inc. (“AIG”). Mack-Cali Realty, L.P. also holds a Commercial Pollution Legal Liability policy, issued by Commerce and Industry Insurance Company (a member company of AIG) in the amount of $20,000,000 per incident ($40,000,000 in the aggregate).

■	Market Overview and Competition. The 101 Hudson Street Property is located in Jersey City, New Jersey. Jersey City is a 21 square mile urban residential area along the Hudson River waterfront that has experienced recent residential and commercial development. Companies located near the 101 Hudson Street Property include Allergan, TD Ameritrade, Deloitte, Goldman Sachs, IBM, and ETrade Financial. According to the appraisal, the estimated 2016 population within a one-mile radius of the 101 Hudson Street Property was 48,701. Additionally, the 2016 estimated average household income within a one-mile radius of the 101 Hudson Street Property was $153,350.

Jersey City has convenient access to numerous transportation hubs which connect to the city and surrounding areas. The adjacent PATH train station provides direct 24-hour access to the World Trade Center in Manhattan. From the World Trade Center, 11 subway lines connect to the rest of Manhattan. Alternative access to Manhattan is provided by the New York Waterway ferry located 0.2 miles from the 101 Hudson Street Property and busses through the Lincoln Tunnel and Holland Tunnel. Both the New Jersey Turnpike and Interstate 78 are accessible from Jersey City and provide access to the greater New York metropolitan area. Interstate 78 connects the area to the Newark Liberty International Airport, which is located 11 miles west of the 101 Hudson Street Property and which served over 80 million domestic passengers and 43 million international passengers in 2015.

The following table presents certain information relating to certain office lease comparables provided in the appraisal for the 101 Hudson Street Property:

Office Lease Comparables(1)

	101 Hudson Street Property	Waterfront Corporate Center III	Waterfront Corporate Center III	Waterfront Corporate Center III	Harborside Financial Center 5	Harborside Plaza Two	Harborside Plaza Two	Newport Office Tower	Newport Office Tower
Year Built/Renovated	1992/NAP	2014/NAP	2014/NAP	2014/NAP	2002/NAP	1929/1996	1929/1996	1990/NAP	1990/NAP
Total GLA	1,341,649	507,781	507,781	507,781	976,407	761,200	761,200	1,050,000	1,050,000
Tenant Name	NAP	Jet.com	Newell Rubbermaid	NICE Systems	Ishi Systems, Inc.	Zurich Insurance	Cardinia Real Estate	FX Direct Dealer LLC	Golden Pear Funding
Tenant GLA	NAP	39,900	99,960	59,990	12,365	64,414	79,771	15,912	3,842
Rental Rate ($ per SF)(2)	$28.38	$51.50	$51.00	$44.00	$37.00	$41.00	$37.50	$35.00	$38.00

(1)	Source: Appraisal.

(2)	Rental Rate ($ per SF) for the 101 Hudson Street Property is based on in-place rents per the underwritten rent roll.

■	The Borrower. The borrower is 101 Hudson Street Realty L.L.C., a single-purpose, Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 101 Hudson Street Loan Combination. The guarantor of the non-recourse carveouts under the 101 Hudson Street Loan Combination is Mack-Cali Realty, L.P. (“Mack-Cali”).

Mack-Cali Realty Corporation (NYSE: CLI, rated Ba1/BB+/BB+ by Moody’s/S&P/Fitch) is a public REIT and an owner, property manager and developer of class A real estate focusing on New Jersey waterfront properties and other transit-based office markets. Founded in 1949, Mack-Cali Realty Corporation has grown to own or have interests in 262 properties including 29.0 million SF of office space across 245 properties as well as 5,214 multifamily units. The office portfolio was 86.7% leased as of June 30, 2016. For the year ended December 31, 2015, Mack-Cali Realty Corporation reported revenues of approximately $594.9 million.

■   Escrows. In connection with the origination of the 101 Hudson Street Loan Combination, the borrower deposited (i) $104,000 into a deferred maintenance reserve, (ii) $2,779,153 into a rent concession reserve for gap rent and existing

101 hudson STREET

free rent obligations due to tenants for free rent as of the 101 Hudson Street Loan Combination origination date and (iii) $16,270,684 into a TI/LC reserve for existing TI/LC obligations due to tenants as of the 101 Hudson Street Loan Combination origination date. Pursuant to the 101 Hudson Street Loan documents, the borrower may elect to deposit a letter of credit in lieu of the amounts required under (ii) and (iii) above.

Additionally, on each due date, the borrower is required to fund the following reserves with respect to the 101 Hudson Street Property: (i) a tax reserve in an amount equal to one-twelfth of the taxes that the lender estimates will be payable over the then-succeeding 12-month period unless no 101 Hudson Street Trigger Period is continuing, (ii) an insurance reserve in an amount equal to one-twelfth of the annual insurance premiums that the lender estimates will be payable for the renewal of the coverage afforded by the insurance policies at least 30 days prior to expiration unless an acceptable blanket insurance policy is in place, the borrower provides the lender with timely proof of payment of insurance premiums and renewals and no 101 Hudson Street Trigger Period is continuing, (iii) a replacement reserve in the amount of $25,715 for replacements to the 101 Hudson Street Property unless no 101 Hudson Street Trigger Period is continuing and (iv) a tenant improvements and leasing commissions reserve in the amount of $167,706 unless no 101 Hudson Street Trigger Period is continuing.

A “101 Hudson Street Trigger Period” means any period commencing upon the earlier of (i) the occurrence and continuance of an event of default or (ii) the debt service coverage ratio being less than 1.25x. A 101 Hudson Street Trigger Period will end, with respect to clause (i), upon the cure of such event of default; or, with respect to clause (ii), upon the debt service coverage ratio being at least 1.25x for two consecutive calendar quarters.

■	Lockbox and Cash Management. The 101 Hudson Street Loan Combination is structured with a hard lockbox and springing cash management. The 101 Hudson Street Loan documents require the borrower to direct the tenants to pay rent directly to a lender-controlled lockbox account and require that all other money received by the borrower or property manager with respect to the 101 Hudson Street Property be deposited into such lockbox account within one business day following receipt. If no 101 Hudson Street Trigger Period is continuing, the funds in the lockbox account are swept to an account controlled by the borrower. During a 101 Hudson Street Trigger Period, all rents will be swept to a segregated cash management account and held in trust and for the benefit of the lender. On each due date during a 101 Hudson Street Trigger Period, the 101 Hudson Street Loan documents require that all amounts on deposit in the cash management account be used to pay required reserves, operating expenses, debt service and all remaining amounts be reserves in an excess cash flow reserve account.

■	Property Management. The 101 Hudson Street Property is managed by Mack-Cali Realty, L.P., an affiliate of the borrower. Under the 101 Hudson Street Loan documents, the borrower may not surrender, terminate, cancel, modify, supplement, alter or amend the property management agreement. The lender has the right to require the borrower to replace the property manager with a qualified property manager under the 101 Hudson Street Loan documents if (i) Mack-Cali Realty, L.P. becomes insolvent or a debtor in any bankruptcy or insolvency proceedings or (ii) a 101 Hudson Street Trigger Period is continuing.

■	Mezzanine and Subordinate Indebtedness. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the 101 Hudson Street Property (plus loss of rents and/or business interruption insurance for a period beginning on the date of casualty and continuing until the restoration of the 101 Hudson Street Property is completed or the expiration of 18 months, whichever first occurs as well as an extended period of indemnity covering the six months following restoration) subject to a cap equal to two times the premium for the casualty coverage on a stand-alone basis. If TRIPRA is not in effect, the borrower is not required to pay annual premiums in excess of 200% of the then-current annual insurance premiums payable by the borrower for the policies insuring only the 101 Hudson Street Property on a stand-alone basis and, if the cost of terrorism insurance exceeds such cap, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such cap. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

80 PARK PLAZA

80 PARK PLAZA

Wayne
Yonkers
Clifton
Fairfield
West Orange
East Orange
New York
MANHATTAN
QUEENS
Jersey City
Newark
Bayonne
BROOKLYN
Elizabeth
STATEN ISLAND
Edison
Atlantic Ocean
Teterboro
TETERBORO AIRPORT
Little Ferry
Wood-Ridge
Moonachie
Ridgefield Park
Palisades Park
Ridgefield
Edgewater
Cliffside Park
Fairview
East Rutherford
Meadowlands Race Track
Meadowlands Sports Complex
MetLife Stadium
Mill Creek Mall
The Plaza at Harmon Meadow
Guttenberg
Secaucus
West New York
North Arlington
Clara Maass Medical Center
Union City
MANHATTAN
Times Square
Madison Square Garden
Chrysler Building
Empire State Bldg
East Newark
Harrison
Hoboken
Riverfront Stadium
Rutgers University - Newark
University Hospital
Prudential Center
80 Park Plaza
80 Park Plaza
Newark, NJ 07102
Newark
Newport Centre Mall
New York
World Trade Center
New Jersey City University
Jersey City
Liberty Science Center
Ellis Island
Statue of Liberty
NEWARK INTERNATIONAL AIRPORT
Long Island University Brooklyn
BROOKLYN
Bayonne
Upper New York Bay
Elizabeth
The Mills at Jersey Gardens
Newark Bay
STATEN ISLAND
MAP © 2016 CARTIFACT

80 PARK PLAZA

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CGMRC
Location (City/State)	Newark, New Jersey	Cut-off Date Balance(2)		$50,000,000
Property Type	Office	Cut-off Date Balance per SF(1)		$138.44
Size (SF)	960,689	Percentage of Initial Pool Balance		6.6%
Total Occupancy as of 7/19/2016	85.8%	Number of Related Mortgage Loans		None
Owned Occupancy as of 7/19/2016	85.8%	Type of Security		Fee Simple
Year Built / Latest Renovation	1979 / 2015	Mortgage Rate		4.45000%
Appraised Value	$177,400,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		360
		Original Interest Only Term (Months)		36

Underwritten Revenues	$24,135,155
Underwritten Expenses	$11,627,671	Escrows
Underwritten Net Operating Income (NOI)	$12,507,483		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$12,199,015	Taxes	$906,128	$302,043
Cut-off Date LTV Ratio(1)	75.0%	Insurance	$35,304	$17,652
Maturity Date LTV Ratio(1)	65.6%	Replacement Reserve(3)	$4,500,000	$0
DSCR Based on Underwritten NOI / NCF(1)	1.56x / 1.52x	TI/LC(4)	$1,500,000	$0
Debt Yield Based on Underwritten NOI / NCF(1)	9.4% / 9.2%	Other(5)	$1,422,745	$0

Sources and Uses

Sources	$	%	Uses	$	%
Loan Combination Amount	$133,000,000	71.6%	Purchase Price	$174,500,000	93.9%
Principal’s New Cash Contribution	50,500,000	27.2	Reserves	8,364,176	4.5
Other Sources	2,355,765	1.3	Closing Costs	2,991,588	1.6

Total Sources	$185,855,765	100.0%	Total Uses	$185,855,765	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the 80 Park Plaza Loan Combination (as defined below).

(2)	The 80 Park Plaza Loan has a Cut-off Date Balance of $50,000,000 and represents the controlling notes A-1 and A-2 of the $133,000,000 80 Park Plaza Loan Combination, which is evidenced by five pari passu notes and was co-originated by Citigroup Global Markets Realty Corp. and Ladder Capital Finance LLC. The related companion loans are evidenced by (i) the non-controlling note A-3, which has an outstanding principal balance as of the Cut-Off Date of $41,500,000, is currently held by Citigroup Global Markets Realty Corp., and is expected to be contributed to one or more future commercial mortgage securitization transactions and (ii) the non-controlling notes A-4A and A-4B, which have an aggregate outstanding principal balance as of the Cut-off Date of $41,500,000, are currently held by Ladder Capital Finance VI TRS LLC, and are expected to be contributed to one or more future commercial mortgage securitization transactions. See “—The Mortgage Loan” below.

(3)	If the replacement reserve balance falls below $250,000 the borrowers are required to deposit $16,012 monthly until the funds on deposit in the replacement reserve account are equal to or greater than $1,000,000. See “—Escrows” below.

(4)	If the TI/LC reserve falls below $1,000,000 the borrowers are required to deposit $40,029 monthly until the funds on deposit in the TI/LC account are equal to or greater than $1,000,000 (the “Leasing Reserve Cap”). At any time PSEG Services Corporation (including any subsequent occupant of the PSEG space, “PSEG”) is not controlled and 51% owned by an entity that has a senior unsecured credit rating of at least “BBB-” by S&P (and its equivalent or higher by each other rating agency), the borrowers are required to deposit $80,057 each month into the TI/LC account (such amount is not subject to the Leasing Reserve Cap and is in addition to the $40,029 monthly deposit, if applicable). At any time PSEG is not controlled and 51% owned by an entity that has a senior unsecured credit rating of at least “BB” by S&P (and its equivalent or higher by each other rating agency), the borrowers are required to deposit $160,115 each month into the TI/LC account (such amount is not subject to the Leasing Reserve Cap and as applicable, is in addition to the $40,029 monthly deposit and the $80,057 deposit described in the prior sentence). See “—Escrows” below.

(5)	The other reserve is for unfunded tenant improvements and leasing commissions obligations related to PSEG. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “80 Park Plaza Loan”) is part of a loan combination (the “80 Park Plaza Loan Combination”) evidenced by five pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a 960,689 SF office building located in Newark, New Jersey (the “80 Park Plaza Property”). The 80 Park Plaza Loan, which is evidenced by the controlling notes A-1 and A-2, has an aggregate outstanding principal balance as of the Cut-off Date of $50,000,000 and represents approximately 6.6% of the Initial Pool Balance. The related companion loans are evidenced by (i) the non-controlling note A-3, which had an original principal balance of $41,500,000, has an outstanding principal balance as of the Cut-off Date of $41,500,000, is currently held by Citigroup Global Markets Realty Corp., and is expected to be contributed to one or more future commercial mortgage securitization transactions and (ii) the non-controlling notes A-4A and A-4B, which had an aggregate original principal balance of $41,500,000, have an aggregate outstanding principal balance as of the Cut-off Date of $41,500,000, are currently held by Ladder Capital Finance VI TRS LLC, and are expected to be contributed to one or more future commercial mortgage securitization transactions. The 80 Park Plaza Loan Combination, which accrues interest at an interest rate of 4.45000% per annum, was co-originated by Citigroup Global Markets Realty Corp. and Ladder Capital Finance LLC on September 30, 2016, had an original principal balance of $133,000,000 and has an outstanding principal balance as of the Cut-off Date of $133,000,000. The proceeds of the 80 Park Plaza Loan Combination were primarily used to acquire the 80 Park Plaza Property, fund reserves and pay origination costs.

The 80 Park Plaza Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The 80 Park Plaza Loan requires monthly payments of interest only through the due date in October 2019, after which it requires monthly payments of interest and principal sufficient to amortize the 80 Park Plaza Loan over a 30-year amortization schedule. The scheduled maturity date of the 80 Park Plaza Loan is the due date in October 2026. Provided that no event of default has occurred and is continuing under the 80 Park Plaza Loan Combination loan documents, at any time after the earlier of the third anniversary of origination of the 80 Park Plaza Loan and the second anniversary of the securitization of the last portion of the 80 Park Plaza Loan Combination, the 80 Park Plaza Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the 80 Park Plaza Loan Combination loan documents.

80 PARK PLAZA

Provided that no event of default has occurred and is continuing under the 80 Park Plaza Loan documents, voluntary prepayment of the 80 Park Plaza Loan without a prepayment premium or yield maintenance charge is permitted on or after the due date in July 2026.

■	The Mortgaged Property. The 80 Park Plaza Property is comprised of a 960,689 SF, Class A office building located in the Newark, New Jersey central business district. The 80 Park Plaza Property, which is set on a 2.79 acre site, was developed as a build-to-suit in 1979 to serve as the headquarters for PSEG. The 80 Park Plaza Property includes both a 26-story office tower and a three-story plaza building which is used as PSEG’s walk-in customer service center. The tower building features a two-story lobby and has 30,800 SF floorplates with primarily open floor plans. Building amenities include a full-service cafeteria with executive dining, a fitness center, a conference room and a 70,000 SF data center. The two buildings are connected via a two-story, enclosed pedestrian bridge.

The 80 Park Plaza Property currently serves as the headquarters of PSEG which has been in Newark since the company’s inception in 1903. The 80 Park Plaza Property features center core, rectangular floor plates, 360-degree views of the surrounding areas and 50 parking spaces in level one of the office tower. Additionally, the 80 Park Plaza Property includes critical operational elements for PSEG’s business with four essential operational centers located in the two lower levels for security, data, electric and gas operations. The 80 Park Plaza Property is utilized as the main power and gas routing source for all of PSEG’s territories in New Jersey, New York, Pennsylvania and several other Mid-Atlantic and Northeastern states.

The following table presents certain information relating to historical leasing at the 80 Park Plaza Property:

Historical Leased %(1)

	2013	2014	2015	TTM 5/31/2016	As of 7/19/2016
Owned Space	100.0%	100.0%	96.4%	90.5%	85.8%

(1)	As provided by the borrowers and which represents occupancy as of December 31 for the specified year unless otherwise specified.

The following table presents certain information relating to the sole occupied tenant at the 80 Park Plaza Property:

Largest Tenant Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
PSEG(2)	BBB+ / NR / BBB+	824,124	85.8%	$14,438,859	100.0%	$17.52	9/30/2030	2, 5-year options
Largest Tenant		824,124	85.8%	$14,438,859	100.0%	$17.52
Vacant		136,565	14.2	0	0.0	0.00
Total / Wtd. Avg. All Tenants		960,689	100.0%	$14,438,859	100.0%	$17.52

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	PSEG has the right to surrender up to two top floors during the renewal periods of its lease.

80 PARK PLAZA

The following table presents certain information relating to the lease rollover schedule at the 80 Park Plaza Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2016	0	0.0	0.0%	0	0.0	0.00	0
2017	0	0.0	0.0%	0	0.0	0.00	0
2018	0	0.0	0.0%	0	0.0	0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	0	0.0	0.0%	0	0.0	0.00	0
2024	0	0.0	0.0%	0	0.0	0.00	0
2025	0	0.0	0.0%	0	0.0	0.00	0
2026	0	0.0	0.0%	0	0.0	0.00	0
2027 & Thereafter(2)	824,124	85.8	85.8%	14,438,859	100.0	17.52	1
Vacant	136,565	14.2	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	960,689	100.0%		$14,438,859	100.0%	$17.52	1

(1)	Calculated based on approximate square footage occupied by each Owned Tenant unless otherwise specified.

(2)	PSEG’s lease expiration of September 30, 2030 extends beyond the maturity date of the 80 Park Plaza Loan of October 6, 2026.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 80 Park Plaza Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 5/31/2016	Underwritten	Underwritten $ per SF
Base Rent(2)	$8,928,829	$8,974,084	$9,821,028	$11,232,600	$12,609,097	$13.13
Contractual Rent Steps(3)	0	0	0	0	1,829,762	1.90
Potential Income from Vacant Space	0	0	0	0	4,096,950	4.26
Total Rent	$8,928,829	$8,974,084	$9,821,028	$11,232,600	$18,535,809	$19.29
Reimbursements	10,479,296	10,714,894	10,364,439	9,923,181	9,696,296	10.09
Other Income	0	0	0	0	0	0.00
Vacancy, Credit Loss & Concessions	0	0	0	0	(4,096,950)	(4.26)
Effective Gross Income	$19,408,125	$19,688,978	$20,185,467	$21,155,781	$24,135,155	$25.12

Real Estate Taxes	$3,575,433	$3,783,065	$4,017,755	$4,134,900	$3,293,193	$3.43
Insurance	163,261	165,476	155,029	149,868	201,737	0.21
Management Fee(4)	320,000	320,000	330,139	347,037	724,055	0.75
Other Expenses	6,482,764	6,463,944	6,268,981	6,876,634	7,408,687	7.71
Total Operating Expenses	$10,541,458	$10,732,485	$10,771,904	$11,508,439	$11,627,671	$12.10

Net Operating Income	$8,866,667	$8,956,493	$9,413,563	$9,647,342	$12,507,483	$13.02
Normalized TI/LC	0	0	0	0	308,469	0.32
Replacement Reserves	0	0	0	0	0	0.00
Net Cash Flow	$8,866,667	$8,956,493	$9,413,563	$9,647,342	$12,199,015	$12.70

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten Base Rent is higher than historical base rent including TTM 5/31/2016 due to PSEG renewing its lease at a higher rent in October 2015.

(3)	Contractual Rent Steps are underwritten based upon the present value of scheduled rent increases (2.0% annually) through the end of the 10-year loan term for PSEG.

(4)	Management Fee was underwritten as 3.0% of Effective Gross Income which is consistent with PSEG’s revised reimbursement of the management fee as of October 1, 2015. Historically, PSEG had reimbursed a flat fee of $320,000.

■	Appraisal. According to the appraisal, the 80 Park Plaza Property had an “as-is” appraised value of $177,400,000 as of August 1, 2016 and is expected to have an “as stabilized” appraised value of $201,400,000 as of August 1, 2019.

■	Environmental Matters. Based on a Phase I environmental report dated July 15, 2016, the environmental consultant recommended the installment of secondary containment beneath two ASTs and an operations and maintenance plan for asbestos. A Phase II Limited Subsurface Investigation was recommended to determine whether historical gas station and dry cleaner uses represent a recognized environmental condition. Environmental insurance was in place at loan origination in lieu of the recommended investigation.

80 PARK PLAZA

■	Market Overview and Competition. The 80 Park Plaza Property is located in the central business district of Newark, New Jersey, approximately 20 miles west of New York City. The 80 Park Plaza Property is part of Essex County which is located in the NY-NJ-PA metropolitan statistical area (MSA). According to the appraisal, Essex County has an estimated 2016 population of 800,607. Essex County has a large concentration in the government, trade, transportation and utilities and education and healthcare employment sectors. According to the appraisal, the neighborhood surrounding the 80 Park Plaza Property is primarily influenced by its proximity to the Prudential Center and to public transportation, including Newark’s Pennsylvania Station. Pennsylvania Station provides commuter train and PATH line access and NJ Transit’s Broad Street station provides access via the Newark Light Rail System.

The City of Newark is home to many types of businesses. Both Prudential Financial and Mutual Benefit Life Insurance Company originated in the City of Newark. The former, one of the largest insurance companies in the world, is still headquartered in Newark and recently finished construction of a new office building. Aside from PSEG, many other companies are headquartered in Newark, including International Discount Telecommunications, New Jersey Transit and Horizon Blue Cross and Blue Shield of New Jersey. Additionally, Newark-based companies include: Prudential Financial, Panasonic, IDT Corporation, Horizon Blue Cross and Blue Shield of New Jersey, Net2Phone, McCarter & English, LLP & NJ Transit. The 80 Park Plaza Property’s neighborhood has also established itself as a legal and educational center with Seton Hall Law School, New Jersey Institute of Technology (NJIT), Rutgers and the Martin Luther King Federal Building located nearby.

According to the appraisal, a demographic profile of the surrounding area, including population, households and income data is as follows: within a one-, three- and five-mile radius, the 2016 estimated population is 51,309, 317,113 and 773,634, respectively. The 2016 median household income for Essex County is $55,025. Per the appraisal, the 80 Park Plaza Property is part of the Northern New Jersey office submarket. As of the second quarter of 2016, the Northern New Jersey office submarket consisted of approximately 65.8 million SF with a 19.8% vacancy rate and asking rents of $27.52 per SF. The Newark submarket consists of approximately 11.7 million SF with a 16.9% vacancy rate and asking rents of $26.99 per SF.

The following table presents certain information relating to the primary competition for the 80 Park Plaza Property:

80 Park Plaza Property Competitive Set(1)

	80 Park Plaza Property	1 Newark Center	2 Penn Plaza East	Gateway I
Year Built	1979	1992	1991	1971
Floors	26	22	17	26
SF	960,689	418,027	400,000	467,000
Total Occupancy	85.8%(2)	93.6%	91.9%	85.0%
Asking Rent	$30.00	$33.75	$32.25	$33.00

	Gateway III	Gateway IV	1 Riverfront Plaza
Year Built	1984	1987	1989
Floors	19	15	20
SF	478,500	322,500	418,889
Total Occupancy	38.0%	100%	78.0%
Asking Rent	$34.00	NAV	$37.75

(1)	Source: Appraisal.

(2)	Occupancy as of July 19, 2016.

The following table presents certain information relating to sales comparables for the 80 Park Plaza Property:

Office Building Sales Comparables(1)

Property Name	Property Location	Rentable Area (SF)	Sale Date	Sale Price (in millions)
80 Park Plaza	Newark, NJ	960,689	Sept. 2016	$174.5
Novo Nordisk HQ	Plainsboro, NJ	731,104	Aug. 2016	$305.0
30 Montgomery	Jersey City, NJ	305,223	Jul. 2016	$101.0
Warren Corporate Center	Warren, NJ	821,000	Apr. 2016	$136.0
90 Hudson Street	Jersey City, NJ	431,658	Feb. 2016	$181.0
The Meadows	Rutherford, NJ	603,680	Aug. 2015	$120.4
Park 80 West Plaza I & II	Saddle Brook, NJ	493,856	Feb. 2015	$75.0

(1)	Source: Appraisal.

80 PARK PLAZA

Office Lease Comparables(1)

Property Name	Property Location	Tenant Name	Lease Date	GLA	Lease Term (months)	Base Rent per SF	Lease Type
80 Park Plaza Property	Newark, NJ	PSEG	Oct. 2015	824,124	180	$15.30(2)	Net
Gateway Center I	Newark, NJ	Salber	Mar. 2015	4,400	63	$31.00	Gross + TE
One Newark Center	Newark, NJ	Connell Foley	Jan. 2015	12,600	130	$31.00	Gross + TE
National Newark Building	Newark, NJ	PAETEC Communications	Sept. 2014	15,436	60	$25.00	Gross + TE
Riverfront Plaza	Newark, NJ	Lewis Brisbois Bisgaard & Smith LLP	Feb. 2014	7,856	87	$29.00	Gross + TE
Riverfront Plaza I	Newark, NJ	Sills Cummis	Jan. 2014	23,719	144	$32.30	Gross + TE

(1)	Source: Appraisal.

(2)	Represents average underwritten office rent at the 80 Park Plaza Property.

■	The Borrowers. The borrowers are 80 Park Plaza SPE LLC, Quentin 80 Park Plaza LLC and Jo-Ash 80 Park Plaza LLC, collectively, as tenants-in-common, all single-purpose, single-asset Delaware limited liability companies. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the 80 Park Plaza Loan. The non-recourse carveout guarantors for the 80 Park Plaza Loan are Elchonon Schwartz and Simon Glick. Mr. Schwartz is the founder of The Nightingale Group, LLC which is a privately held real estate investment firm. The Nightingale Group, which is headquartered in New York City, seeks value-oriented investments with repositioning or redevelopment opportunities in core and non-core markets across the United States. Mr. Glick is a New York-based investor who has invested in projects worldwide.

■	Escrows. In connection with the origination of the 80 Park Plaza Loan, the borrowers funded reserves of (i) $906,128 for real estate taxes; (ii) $35,304 for insurance; (iii) $4,500,000 for replacement reserves; (iv) $1,500,000 for tenant improvements and leasing commissions and (v) $1,422,745 for an unfunded tenant improvements and leasing commissions obligations reserve.

Additionally, on each due date, the borrowers are required to fund the following reserves with respect to the 80 Park Plaza Property: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates (initially $302,043) will be necessary to pay taxes over the then succeeding 12-month period, (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates (initially $17,652) will be necessary to pay insurance premiums over the then succeeding 12-month period, (iii) a $16,012 monthly replacement reserve if the replacement reserve falls below $250,000, subject to a cap of $1,000,000; (iv) a $40,029 monthly tenant improvements and leasing commissions reserve if the tenant improvements and leasing commissions reserve falls below $1,000,000 subject to a $1,000,000 cap and (v) at any time, PSEG is not controlled and 51% owned by an entity that has a senior unsecured credit rating of at least “BBB-” by S&P (and its equivalent or higher by each other Rating Agency), $80,057 each month into the TI/LC account (such amount not subject to a cap and in addition to the $40,029 monthly deposit, if applicable, described in this section) and at any time PSEG is not controlled and 51% owned by an entity that has a senior unsecured credit rating of at least “BB” by S&P (and its equivalent or higher by each other rating agency), $160,115 will be deposited each month into the TI/LC account (such amount not subject to a cap and in addition to the $40,029 monthly deposit, if applicable, and the $80,057 monthly deposit described in this section).

■	Lockbox and Cash Management. The 80 Park Plaza Loan documents require a hard lockbox with in-place cash management. The 80 Park Plaza Loan documents require the borrowers to direct tenants to pay rent directly to a lender-controlled lockbox account and require that all other money received by the borrowers with respect to the 80 Park Plaza Property be promptly deposited into such lockbox account following receipt. All amounts in the lockbox account are required to be swept to a lender-controlled cash management account every business day and applied to the payment of debt service and the funding of required reserves, with the remainder being disbursed to the borrowers, except during the continuance of an 80 Park Plaza Trigger Period (as defined below), when (a) to the extent that the 80 Park Plaza Trigger Period has occurred solely because PSEG failed to extend or renew its lease, all excess cash up to $5,000,000 will be deposited in an excess cash flow reserve held by the lender with the remainder of the excess cash being disbursed to the borrowers and (b) to the extent that the 80 Park Plaza Trigger Period has occurred other than because PSEG failed to extend or renew its lease, all excess cash will be deposited in an excess cash flow reserve held by the lender. After the occurrence and during the continuance of an event of default under the 80 Park Plaza Loan documents, the lender may apply any funds in the cash management account to amounts payable under the 80 Park Plaza Loan (and/or toward the payment of expenses of the 80 Park Plaza Property), in such order of priority as the lender may determine.

An “80 Park Plaza Trigger Period” means a period (a) commencing upon the earliest of (i) the occurrence of an event of default under the 80 Park Plaza Loan documents, (ii) the debt service coverage ratio being less than 1.15x and (iii) the occurrence of an 80 Park Plaza Specified Tenant Trigger Period (as defined below); and (b) expiring upon

80 PARK PLAZA

(x) with regard to any 80 Park Plaza Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (y) with regard to any 80 Park Plaza Trigger Period commenced in connection with clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.20x for two consecutive calendar quarters, and (z) with regard to any 80 Park Plaza Trigger Period commenced in connection with clause (iii) above, an 80 Park Plaza Specified Tenant Trigger Period ceasing to exist.

An “80 Park Plaza Specified Tenant Trigger Period” means a period (a) commencing upon the first to occur of (i) PSEG being in monetary or material non-monetary default under its lease beyond applicable notice and cure periods, (ii) PSEG providing notice that it is terminating and/or cancelling its lease, (iii) PSEG failing to be controlled by and at least 51% (directly or indirectly) owned by a person who has a senior unsecured credit rating (or the equivalent thereof) of at least “B+” by S&P (and its equivalent or higher by each other rating agency), (iv) any termination, cancellation or failure to be in full force and effect (including rejection in a bankruptcy or insolvency proceeding) of the PSEG lease, (v) any bankruptcy or similar insolvency of PSEG, and (vi) PSEG failing to extend or renew the applicable lease for the PSEG space on or prior to October 2025 for a term extending until September 30, 2040; and (b) expiring upon (1) with regard to any 80 Park Plaza Specified Tenant Trigger Period commenced in connection with clause (i) above, the cure of all monetary and all material non-monetary defaults under the lease, (2) with regard to any 80 Park Plaza Specified Tenant Trigger Period commenced in connection with clause (ii) above, PSEG has revoked or rescinded all termination or cancellation notices and has re-affirmed its lease as being in full force and effect, (3) with regard to any 80 Park Plaza Specified Tenant Trigger Period commenced in connection with clause (iii) above, PSEG is controlled by and at least 51% (directly or indirectly) owned by, a person who has a senior unsecured credit rating (or the equivalent thereof) of at least “BB+” by S&P (and its equivalent or higher by each other rating agency), (4) with regard to any 80 Park Plaza Specified Tenant Trigger Period commenced in connection with clause (iv) above, PSEG is paying full, unabated rent under its lease, (5) with regard to any 80 Park Plaza Specified Tenant Trigger Period commenced in connection with clause (v) above, PSEG is no longer insolvent or subject to any bankruptcy or insolvency proceeding and has affirmed its lease, and (6) with regard to any 80 Park Plaza Specified Tenant Trigger Period commenced in connection with clause (vi) above, PSEG has renewed or extended its lease until September 30, 2040.

■	Property Management. The 80 Park Plaza Property is managed by Nightingale Realty, LLC, an affiliate of the borrower sponsor. The lender has the right to direct the borrowers to terminate the property management agreement and replace the property manager if (i) the property manager becomes insolvent or a debtor in an involuntary bankruptcy action or proceeding that is not dismissed within 90 days or any voluntary bankruptcy proceeding; (ii) an event of default has occurred and is continuing under the 80 Park Plaza Property Loan documents; (iii) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (iv) a default by the property manager has occurred and is continuing under the property management agreement after the expiration of all applicable notice and cure periods. The borrowers have the right to replace the property manager, provided no event of default is continuing under the 80 Park Plaza Loan documents, with a property manager approved by the lender in writing (which may be conditioned upon receipt of a rating agency confirmation).

■	Mezzanine or Subordinate Indebtedness. So long as no event of default has occurred and is continuing, the borrowers are permitted to obtain mezzanine financing secured by direct or indirect ownership interests in the borrower, subject to the conditions set forth in the 80 Park Plaza Loan documents, which include but are not limited to (i) the lender’s review and approval of the mezzanine loan documents, organizational documents, and an intercreditor agreement, (ii) that the debt service coverage ratio (including the new mezzanine loan) must be equal to or greater than 1.50x, (iii) that the debt yield (including the new mezzanine loan) must be equal to or greater than 10.0%, (iv) that the loan-to-value ratio (including the new mezzanine loan) must be no greater than 75.0%, and (v) delivery of a rating agency confirmation, if requested by the lender.

■	Terrorism Insurance. The borrowers are required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to 100% of the full replacement cost of the 80 Park Plaza Property, plus a business interruption insurance policy that provides 18 months of business interruption coverage with an additional 12-month extended period of indemnity, with no deductible in excess of $25,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

BELVOIR PORTFOLIO

BELVOIR PORTFOLIO

FEDERAL HILL
DOWNTOWN
Providence Performing Arts Center
Providence Children's Museum
WEST END
Rhode Island Hospital
Providence
ELMWOOD
WASHINGTON PARK
Roger Williams Park Zoo
Johnson & Wales University-Harborside
Mashapaug Pond
Seekonk River

Belvoir Portfolio

#	Property Name	Address	City/State	Zip Code
1	225 Chapman Street	225 Chapman Street	Providence, RI	02905
2	245 Chapman Street	245 Chapman Street	Providence, RI	02905
3	717 Allens Avenue	717 Allens Avenue	Providence, RI	02905
4	1 Virginia Avenue	1 Virginia Avenue	Providence, RI	02905
5	765 Allens Avenue	765 Allens Avenue	Providence, RI	02905
6	17 Virginia Avenue	17 Virginia Avenue	Providence, RI	02905
7	117 Ellenfield Street	117 Ellenfield Street	Providence, RI	02905
8	240 Chapman Street	240 Chapman Street	Providence, RI	02905
9	45 Baker Street	45 Baker Street	Providence, RI	02905
10	63 Baker Street	63 Baker Street	Providence, RI	02905
11	78 Baker Street	78 Baker Street	Providence, RI	02905
12	75 Baker Street	75 Baker Street	Providence, RI	02905

BELVOIR PORTFOLIO

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	12	Loan Seller	CGMRC
Location (City/State)	Providence, Rhode Island	Cut-off Date Balance	$42,000,000
Property Type	Office	Cut-off Date Balance per SF	$120.96
Size (SF)	347,214	Percentage of Initial Pool Balance	5.6%
Total Occupancy as of 9/1/2016	99.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 9/1/2016	99.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	Various / Various	Mortgage Rate	4.24000%
Appraised Value	$60,500,000	Original Term to Maturity (Months)	120
Original Amortization Term (Months)	360
Original Interest Only Term (Months)	24

Underwritten Revenues	$7,647,784
Underwritten Expenses	$2,511,015	Escrows
Underwritten Net Operating Income (NOI)	$5,136,769	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,643,545	Taxes(1)	$74,409	$0
Cut-off Date LTV Ratio	69.4%	Insurance	$30,760	$7,690
Maturity Date LTV Ratio	58.9%	Replacement Reserve	$0	$7,590
DSCR Based on Underwritten NOI / NCF	2.07x / 1.88x	TI/LC	$1,500,000	$28,935
Debt Yield Based on Underwritten NOI / NCF	12.2% / 11.1%	Other(2)	$6,900	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$42,000,000	65.7%	Purchase Price	$60,000,000	93.9%
Principal’s New Cash Contribution	20,565,753	32.2	Closing Costs	2,312,732	3.6
Other Sources	1,359,048	2.1	Reserves	1,612,069	2.5

Total Sources	$63,924,801	100.0%	Total Uses	$63,924,801	100.0%

(1)	No additional taxes are currently payable and the lender does not estimate additional taxes will be payable until the due date in May 2017, at which time (or such sooner time as taxes may be due and payable), the monthly tax reserve payments of an estimated $74,409 will commence.

(2)	The other upfront reserve of $6,900 represents a deferred maintenance reserve. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Belvoir Portfolio Loan”) is evidenced by a note in the original principal amount of $42,000,000 and is secured by a first mortgage encumbering the borrowers’ fee simple interest in 12 medical office buildings and their related parking lots located in Providence, Rhode Island (the “Belvoir Portfolio Properties”). The Belvoir Portfolio Loan was originated by Citigroup Global Markets Realty Corp. on September 27, 2016. The Belvoir Portfolio Loan has an outstanding principal balance as of the Cut-off Date of $42,000,000 and accrues interest at an interest rate of 4.24000% per annum. The Belvoir Portfolio Loan represents approximately 5.6% of the Initial Pool Balance. The proceeds of the Belvoir Portfolio Loan were used for the acquisition of the Belvoir Portfolio Properties, to pay closing costs and to fund reserves.

The Belvoir Portfolio Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Belvoir Portfolio Loan requires payments of interest only for the initial 24 months, followed by monthly payments of interest and principal sufficient to amortize the Belvoir Portfolio Loan over a 30-year amortization schedule. The scheduled maturity date of the Belvoir Portfolio Loan is the due date in October 2026. Defeasance with direct, non-callable obligations of the United States of America is permitted at any time on or after the first due date following the second anniversary of the securitization Closing Date. Voluntary prepayment of the Belvoir Portfolio Loan, without a prepayment premium or yield maintenance charge, is permitted on or after the due date in July 2026.

■	The Mortgaged Properties. The Belvoir Portfolio Properties consist of 12 medical office buildings located in Providence, Rhode Island, approximately 2 miles south of downtown Providence and less than one mile from Rhode Island Hospital, the principal teaching hospital of The Alpert Medical School of Brown University. Rhode Island Hospital ranks 13th among independent hospitals that receive funding from the National Institutes of Health, with research awards of more than $27 million annually. As of fiscal year 2015, Rhode Island Hospital had approximately 7,300 employees, 1,900 affiliated physicians and 719 licensed beds.

The Belvoir Portfolio Properties were constructed between 1929 and 1992 and renovated between 2000 and 2014. As of September 1, 2016, Total Occupancy and Owned Occupancy were both 99.0%.

BELVOIR PORTFOLIO

The following table presents certain information relating to the Belvoir Portfolio Properties:

Portfolio Summary

Property Name	Year Renovated	Building GLA	Occupancy(1)	Allocated Cut-off Date Loan Amount	% Allocated Cut-off Date Loan Amount	Appraised Value	Appraisal Direct Cap Rate	In-Place Rent $ per SF(1)	UW NCF
225 Chapman Street	2000	56,048	100.0%	$6,440,000	15.3%	$9,000,000	8.00%	$19.84	$694,167
245 Chapman Street	2013	41,208	100.0%	5,250,000	12.5	7,500,000	8.00%	19.68	598,011
717 Allens Avenue	2009	44,810	100.0%	5,040,000	12.0	7,500,000	8.00%	20.31	685,595
1 Virginia Avenue	2014	37,725	93.7%	4,690,000	11.2	6,700,000	8.00%	19.14	424,045
765 Allens Avenue	2006	36,451	100.0%	4,480,000	10.7	6,400,000	8.00%	19.55	439,784
17 Virginia Avenue	2008	32,568	96.4%	4,340,000	10.3	6,200,000	8.00%	20.01	499,299
117 Ellenfield Street	2011	24,659	100.0%	3,220,000	7.7	4,800,000	8.00%	19.50	342,825
240 Chapman Street	2013	20,000	100.0%	2,240,000	5.3	3,400,000	8.00%	19.50	254,842
45 Baker Street	2010	16,600	100.0%	2,100,000	5.0	3,000,000	8.00%	20.00	230,529
63 Baker Street	2011	12,600	100.0%	1,610,000	3.8	2,300,000	8.00%	20.00	196,383
78 Baker Street	2011	12,625	100.0%	1,330,000	3.2	1,900,000	8.00%	19.50	147,475
75 Baker Street	2010	11,920	100.0%	1,260,000	3.0	1,800,000	8.00%	17.77	130,592
Total / Wtd. Avg.		347,214	99.0%	$42,000,000	100.0%	$60,500,000	8.00%	$19.68	$4,643,545

(1)	As of September 1, 2016.

The following table presents certain information relating to the major tenants at the Belvoir Portfolio Properties:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Lifespan Corporation	NR / NR / NR	103,307	29.8%	$2,067,840	29.9%	$20.02	Various(3)	Various
Rhode Island Hospital	NR / NR / NR	56,928	16.4	1,146,341	16.5	20.14	Various(4)	Various
Pace Org. of Rhode Island	NR / NR / NR	23,225	6.7	482,848	7.0	20.79	6/14/2020	None
Advertising Ventures	NR / NR / NR	17,470	5.0	366,870	5.3	21.00	7/31/2018	None
Utilidata, Inc.	NR / NR / NR	15,160	4.4	310,780	4.5	20.50	4/30/2018	None
Maquire Group, Inc.	NR / NR / NR	13,312	3.8	269,568	3.9	20.25	12/31/2018	None
Johnson & Wales University	NR / NR / NR	12,600	3.6	258,300	3.7	20.50	9/30/2021	None
University Medicine Foundation	NR / NR / NR	11,257	3.2	236,397	3.4	21.00	1/31/2018	2, 3-year options
IGT Global Solutions Corp.	NR / NR / NR	10,640	3.1	202,160	2.9	19.00	12/31/2020	2, 5-year options
Rhode Island Monthly Community	NR / NR / NR	8,000	2.3	161,200	2.3	20.15	3/14/2020	1, 5-year option
Ten Largest Tenants		271,899	78.3%	$5,502,303	79.4%	$20.24
Remaining Tenants		71,744	20.7	1,424,608	20.6	19.86
Vacant		3,571	1.0	0	0.0	0.00
Total / Wtd. Avg. All Tenants		347,214	100.0%	$6,926,911	100.0%	$20.16

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	UW Base Rent includes actual scheduled rent increases through August 1, 2017.

(3)	Lifespan Corporation leases 103,307 SF across 8 spaces. 24,659 SF expires in 2017, 11,840 SF expires in 2018, 50,208 SF expires in 2019 and 16,600 SF expires in 2021.

(4)	Rhode Island Hospital leases 56,928 SF across 8 spaces. 10,728 SF expires in 2017, 10,290 SF expires in 2019, 19,959 SF expires in 2020 and 15,951 SF expires in 2021.

BELVOIR PORTFOLIO

The following table presents the lease rollover schedule at the Belvoir Portfolio Properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2016	0	0.0	0.0%	0	0.0	0.00	0
2017	47,995	13.8	13.8%	943,900	13.6	19.67	7
2018	77,774	22.4	36.2%	1,595,673	23.0	20.52	8
2019	75,397	21.7	57.9%	1,515,810	21.9	20.10	7
2020	76,964	22.2	80.1%	1,537,426	22.2	19.98	9
2021	56,661	16.3	96.4%	1,149,200	16.6	20.28	7
2022	0	0.0	96.4%	0	0.0	0.00	0
2023	0	0.0	96.4%	0	0.0	0.00	0
2024	4,892	1.4	97.8%	102,732	1.5	21.00	1
2025	0	0.0	97.8%	0	0.0	0.00	0
2026	3,960	1.1	99.0%	82,170	1.2	20.75	1
2027 & Thereafter	0	0.0	99.0%	0	0.0	0.00	0
Vacant	3,571	1.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	347,214	100.0%		$6,926,911	100.0%	$20.16	40

(1)	Calculated based on approximate square footage occupied by each owned tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the applicable lease and that are not considered in the Lease Expiration Schedule.

(3)	UW Base Rent includes actual scheduled rent increases through August 1, 2017.

The following table presents certain information relating to historical leasing at the Belvoir Portfolio Properties:

Historical Leased %(1)

Property Name	As of 6/30/2014	As of 5/31/2015	As of 3/31/2016	As of 9/1/2016
225 Chapman Street	99.5%	100.0%	100.0%	100.0%
245 Chapman Street	98.7%	100.0%	100.0%	100.0%
717 Allens Avenue	100.0%	100.0%	100.0%	100.0%
1 Virginia Avenue	100.0%	100.0%	100.0%	93.7%
765 Allens Avenue	96.1%	100.0%	100.0%	100.0%
17 Virginia Avenue	100.0%	99.3%	99.3%	96.4%
117 Ellenfield Street	100.0%	100.0%	100.0%	100.0%
240 Chapman Street	100.0%	100.0%	100.0%	100.0%
45 Baker Street	100.0%	100.0%	100.0%	100.0%
63 Baker Street	100.0%	100.0%	100.0%	100.0%
78 Baker Street	100.0%	100.0%	100.0%	100.0%
75 Baker Street	100.0%	100.0%	100.0%	100.0%
Weighted Average	99.4%	99.9%	99.9%	99.0%

(1)	As provided by the borrowers which reflects average occupancy for the specified year unless otherwise indicated.

BELVOIR PORTFOLIO

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Belvoir Portfolio Properties:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 7/31/2016	Underwritten	Underwritten $ per SF
Base Rent	$4,906,959	$6,290,695	$6,508,005	$6,652,722	$6,762,687	$19.48
Contractual Rent Steps(2)	0	0	0	0	164,224	0.47
Gross Up Vacancy	0	0	0	0	71,420	0.21
Total Rent	$4,906,959	$6,290,695	$6,508,005	$6,652,722	$6,998,331	$20.16
Total Reimbursables	553,345	675,868	788,011	797,037	687,454	1.98
Other Income(3)	120,351	264,146	361,365	319,531	353,703	1.02
Vacancy & Credit Loss	0	0	0	0	(391,704)	(1.13)
Effective Gross Income	$5,580,655	$7,230,708	$7,657,381	$7,769,289	$7,647,784	$22.03

Real Estate Taxes	$606,499	$758,609	$758,609	$783,102	$807,602	$2.33
Insurance	49,858	59,457	69,771	72,532	89,593	0.26
Management Fee	245,349	314,520	325,400	331,899	305,629	0.88
Other Operating Expenses	916,118	1,245,953	1,387,014	1,038,794	1,308,191	3.77
Total Operating Expenses	$1,817,824	$2,378,539	$2,540,794	$2,226,327	$2,511,015	$7.23

Net Operating Income(4)	$3,762,831	$4,852,169	$5,116,587	$5,542,962	$5,136,769	$14.79
TI/LC	0	0	0	0	401,951	1.16
Replacement Reserves	0	0	0	0	91,272	0.26
Net Cash Flow	$3,762,831	$4,852,169	$5,116,587	$5,542,962	$4,643,545	$13.37

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Contractual rent steps are underwritten based upon the actual scheduled rent increases through August 1, 2017.

(3)	Other Income includes parking and other miscellaneous income.

(4)	Increase in net operating income from 2013 to 2015 is primarily attributable to (i) increase in base rent due to the re-leasing of three of the Belvoir Portfolio Properties totaling 102,535 SF that were substantially renovated in 2013 to 2014; (ii) an increase in parking revenue and (iii) an increase in expenses related to parking.

■	Appraisal. As of the appraisal valuation date of August 25, 2016, the Belvoir Portfolio Properties had an aggregate “as-is” appraised value of $60,500,000 for the 12 individual Belvoir Portfolio Properties.

■	Environmental Matters. Based on the Phase I environmental reports dated between July 15, 2016 and July 20, 2016, there were no recommendations for further action other than operations and maintenance plans for asbestos, which were implemented in connection with the origination of the Belvoir Portfolio Loan.

■	Market Overview and Competition. The Belvoir Portfolio Properties are located in Providence, Rhode Island. Providence is home to eight hospitals, including Rhode Island Hospital, the largest general acute care hospital in Rhode Island. Rhode Island Hospital also serves as the Level I Trauma Center for Rhode Island, Southeastern Massachusetts and parts of Connecticut and is located in a complex along Interstate 95 that includes Hasbro Children’s Hospital and Women and Infants Hospital. Providence is also home to the Roger Williams Medical Center, St. Joseph Hospital for Specialty Care (a division of St. Joseph Health Services of Rhode Island), The Miriam Hospital, a major teaching affiliate associated with the Alpert Medical School of Brown University, and a VA medical center.

The Belvoir Portfolio Properties benefit from access to Interstate 95, Interstate 195, Route 6 and Route 10. Interstate 95 is located approximately 0.8 miles north of the Belvoir Portfolio Properties and connects the Belvoir Portfolio Properties’ neighborhood to Boston to the north and New York to the southwest. Interstate 195 is an east-west highway that links Providence with southeastern Massachusetts and Cape Cod. Interstate 195 has an interchange with Interstate 95 approximately 1.7 miles north of the Belvoir Portfolio Properties. Route 6 is a major east-west road in the state of Rhode Island and has an interchange with Route 10 approximately 3.8 miles northwest of the Belvoir Portfolio Properties.

According to a market report as of the second quarter of 2016, the Belvoir Portfolio Properties are located in the Providence office submarket, which is comprised of approximately 16.1 million SF of inventory with a 8.1% overall vacancy rate and gross asking rent of $22.85 per SF. Net absorption in the submarket has been positive since 2014.

The appraisal identified a peer group of all Class B office properties within a 3-mile radius of the Belvoir Portfolio Properties. The peer group was comprised of 216 buildings totaling approximately 7.3 million SF. Vacancy in the peer group as of the third quarter of 2016 was 6.0% and the average asking rent was $19.84 per SF on a modified gross basis. Year to date absorption in the peer group was 103,757 SF as of the second quarter of 2016.

The weighted average in-place base rent at the Belvoir Portfolio Properties is $19.68 per SF.

BELVOIR PORTFOLIO

■	The Borrowers. The borrowers of the Belvoir Portfolio Loan are (i) BRG Providence 1 LLC, BRGQ Providence 1 LLC and KRR Providence 1 LLC as tenants in common of one group of properties, (ii) BRG Providence 2 LLC, BRGQ Providence 2 LLC and KRR Providence 2 LLC as tenants in common of another group of properties and (iii) BRG Providence 3 LLC, BRGQ Providence 3 LLC and KRR Providence 3 LLC as tenants in common of the final group of properties. Each tenant-in-common is a Delaware limited liability company and single purpose entity. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Belvoir Portfolio Loan. Daniel Benedict and Richard A. Merhige are the guarantors of the non-recourse carveouts under the Belvoir Portfolio Loan. Daniel Benedict is the founder and President of Benedict Realty Group, a real estate investment and property management firm founded in 1995 that specializes in the middle-income residential market in New York City and commercial and medical office buildings along the east coast. Richard A. Merhige only has liability (a) for any recourse events if such liability is caused by or results from the action or omission of Richard A. Merhige (or any of his affiliates) and (b) for environmental matters if such losses incurred by lender are caused by, or otherwise result from, (x) any action of Richard A. Merhige or any of his affiliates or (y) any event or circumstance that Richard A. Merhige or any of his affiliates had the ability to prevent or to cause such losses to cease to exist. Richard A. Merhige shall not have any liability in connection with any reported violations disclosed by the zoning reports.

■	Escrows. In connection with the origination of the Belvoir Portfolio Loan, the borrowers funded aggregate reserves of $1,612,069 with respect to the Belvoir Portfolio Properties, comprised of: (i) $74,409 for real estate taxes; (ii) $30,760 for insurance premiums (including insurance premiums for one quarterly payment to be maintained in the reserve at all times); (iii) $6,900 for deferred maintenance consisting of various immediate repairs across the Belvoir Portfolio Properties; and (iv) $1,500,000 for tenant improvements and leasing commissions.

On each due date, the borrowers will be required to fund (i) an insurance reserve in an amount equal to one-third of the amount the lender estimates will be necessary to pay the insurance premiums over the then succeeding three-month period, which currently equates to $7,690 (ii) a replacement reserve in the amount of $7,590 and (iii) a tenant improvements and leasing commissions reserve in the amount of $28,935. No additional taxes are currently payable and the lender does not estimate additional taxes will be payable until the due date in May 2017, at which time (or such sooner time as taxes may be due and payable), the monthly tax reserve payments of an estimated $74,409 will commence.

■	Lockbox and Cash Management. The Belvoir Portfolio Loan documents require a hard lockbox with springing cash management. The Belvoir Portfolio Loan documents require tenants, pursuant to tenant direction letters, to pay rent directly to the lockbox account and require that all other money received by the borrowers with respect to the Belvoir Portfolio Properties be deposited within three business days into such lockbox account. During the continuance of a Belvoir Portfolio Trigger Period (as defined below), all amounts in the lockbox account are required to be swept to a lender-controlled cash management account on each business day and, provided no event of default under the Belvoir Portfolio Loan documents is continuing, applied to payment of debt service, payment of operating expenses, and funding of required reserves, with the remainder being deposited into an excess cash flow reserve. Provided no event of default under the Belvoir Portfolio Loan documents is continuing, funds in the excess cash flow reserve are required (i) to the extent a Belvoir Portfolio Trigger Period is continuing, to be held by the lender as additional collateral for the Belvoir Portfolio Loan and (ii) to the extent no Belvoir Portfolio Trigger Period is continuing, to be disbursed to borrowers’ operating account. Upon the occurrence and during the continuance of an event of default under the Belvoir Portfolio Loan documents, the lender may apply any funds in the cash management account to amounts payable under the Belvoir Portfolio Loan (and/or toward the payment of expenses of the Belvoir Portfolio Properties), in such order of priority as the lender may determine.

A “Belvoir Portfolio Trigger Period” means a period (A) commencing upon (i) the occurrence and continuance of an event of default under the Belvoir Portfolio Loan documents, (ii) the debt service coverage ratio being less than 1.25x, or (iii) the occurrence of a Belvoir Portfolio Specified Tenant Trigger Period (as defined below), and (B) expiring upon (x) with regard to any Belvoir Portfolio Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (y) with regard to any Belvoir Portfolio Trigger Period commenced in connection with clause (ii) above, the date that (I) the debt service coverage ratio is equal to or greater than 1.25x for two consecutive calendar quarters or (II) the borrowers posts with lender cash and/or an irrevocable letter of credit in an aggregate amount that, if deemed to have been applied to prepay the Belvoir Portfolio Loan and to pay all costs which would have been due in connection with a prepayment under the Belvoir Portfolio Loan documents would have been sufficient to cause the debt service coverage ratio to be equal to or greater than 1.25x for two consecutive calendar quarters, and (z) with regard to any Belvoir Portfolio Trigger Period commenced in connection with clause (iii) above, a Belvoir Portfolio Specified Tenant Trigger Period ceasing to exist.

A “Belvoir Portfolio Specified Tenant Trigger Period” means a period (A) commencing upon (i) any Specified Tenant (as defined below) being in monetary default or material non-monetary default under the applicable lease

BELVOIR PORTFOLIO

beyond applicable notice and cure periods therein, (ii) any Specified Tenant failing to be in actual, physical possession of its respective space (or applicable portion thereof), failing to be open to the public for business during customary hours and/or “going dark” in the Specified Tenant space (or applicable portion thereof), (iii) any Specified Tenant giving notice that it is terminating its lease for all or a portion of its leased space that either (x) is at least 15% of the total square footage leased under all leases of such Specified Tenant or (y) has total rent allocable thereto of at least 15% of the total rent under all leases of such Specified Tenant, (iv) any termination or cancellation of any Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of any Specified Tenants and (vi) any Specified Tenant failing to extend or renew the applicable Specified Tenant lease that represents either (x) at least 15% of the total square footage leased under all leases of such Specified Tenant or (y) has total rent allocable thereto of at least 15% of the total rent under all leases of such Specified Tenant, on or prior to the applicable extension deadline provided in the Belvoir Portfolio Loan documents in accordance with the applicable terms and conditions thereof and hereof for a term of at least five years; and (B) expiring upon (1) the satisfaction of cure conditions in accordance with the Belvoir Portfolio Loan documents or (2) the borrowers re-leasing the entire space that was demised pursuant to the applicable Specified Tenant lease (or applicable portion thereof) to one or more new tenants in accordance with the Belvoir Portfolio Loan documents and the applicable new tenant under such lease being in actual, physical occupancy of the space demised under its lease, open for business, and paying the full amount of the rent due under its lease with no outstanding landlord obligations under the applicable lease not covered by an existing renewal.

“Specified Tenant” means, as applicable, (i) Lifespan Corporation, (ii) Rhode Island Hospital, (iii) any other replacement lessee(s) of the Lifespan Corporation’s or Rhode Island Hospital’s initial space (or any portion thereof) which, together with its affiliates, leases at least 35,000 SF at the Belvoir Portfolio Properties (inclusive of space that is not the initial Lifespan Corporation or Rhode Island Hospital space) and (iv) any guarantor(s) of the applicable related Specified Tenant lease(s). For the avoidance of doubt, Lifespan Corporation and Rhode Island Hospital are separate Specified Tenants and are not considered affiliates of each other with respect to this definition.

■	Property Management. The Belvoir Portfolio Properties are currently managed by Belvoir Properties, LLC, pursuant to a management agreement. Under the Belvoir Portfolio Loan documents, the borrowers may replace the property manager or consent to the assignment of the property manager’s rights under the management agreement, so long as (i) no event of default has occurred and is continuing, (ii) the lender receives at least 30 days prior written notice, (iii) the applicable replacement property manager is reasonably approved by the lender in writing (which approval may be conditioned upon the lender’s receipt of Rating Agency Confirmation) and (iv) such replacement will not materially adversely affect the Belvoir Portfolio Properties and will not otherwise trigger a termination right, right of first refusal, right of first offer or other similar right. The lender has the right to require that the borrowers terminate the management agreement and replace the property manager if (a) the property manager becomes insolvent or a debtor in (i) any involuntary bankruptcy or insolvency proceeding that is not dismissed within ninety days of the filing thereof, or (ii) any voluntary bankruptcy or insolvency proceeding; (b) an event of default remains uncured and is continuing; (c) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (d) there exists a default by the property manager beyond all applicable notice and cure periods under the management agreement.

■	Partial Release of Collateral. The 63 Baker Street property and/or 75 Baker Street property may be released through a partial defeasance provided that conditions under the Belvoir Portfolio Loan documents are satisfied, including, among other requirements: (a) the borrower defeases the loan in an amount equal to 150% of the allocated loan amount for the applicable property(s) being released plus accrued and unpaid interest on the portion of the principal being defeased; (b) delivery of REMIC opinion and rating agency confirmation; (c) a debt service coverage ratio of greater than the greater of (i) the debt service coverage ratio of the Belvoir Portfolio Properties immediately prior to such release and (ii) 1.85x; (d) a maximum loan to value ratio of the lesser of (i) the loan to value ratio that existed prior to such release and (ii) 70.0%; and (e) all legal requirements are satisfied for the remaining properties and any reciprocal easement agreements that are needed are in place, provided that the borrowers may post a letter of credit or cash reserve in an amount such that the requirements of clause (b) and clause (c) hereof would be satisfied if such cash reserve or letter of credit were applied to prepay the debt.

■	Mezzanine or Subordinate Debt. None.

BELVOIR PORTFOLIO

■	Terrorism Insurance. The borrowers are required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Belvoir Portfolio Properties (plus 12 months of rental loss and/or business interruption coverage and an additional period of indemnity covering the (i) 6 months following restoration or (ii) the period of time until such income returns to the same level it was at prior to the loss, whichever occurs first). The “all-risk” policy containing terrorism insurance is not permitted to contain a deductible larger than $10,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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Woodbridge
Prince William Plaza Shopping Center
Lynnwood Plaza
Prince William Square Shopping Center
Sentara Northern Virginia Medical Center
Potomac Festival
Featherstone Shopping Center
Minnieville
Dale City
Market at Opitz Crossing
Stonebridge at Potomac Town Center
Ashdale Plaza Shopping Center
Occoquan Bay
Northern Virginia Community College
RIPPON STATION
EAGLE POINTE
Montclair
Fortuna Center Plaza
River Oaks Shopping Center
Shoppes at Quantico Center
Southbridge
Washington, D.C.
Woodbridge

potomac mills

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CCRE
Location (City/State)	Woodbridge, Virginia	Cut-off Date Balance(3)	$35,000,000
Property Type	Retail	Cut-off Date Balance per SF(2)		$199.32
Size (SF)(1)	1,459,997	Percentage of Initial Pool Balance		4.6%
Total Occupancy as of 9/20/2016(1)	97.7%	Number of Related Mortgage Loans		2
Owned Occupancy as of 9/20/2016	97.7%	Type of Security		Fee Simple

Year Built / Latest Renovation	1985 / 2005, 2012	Mortgage Rate		2.988213%
Appraised Value	$765,000,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		120
Underwritten Revenues	$53,920,493
Underwritten Expenses	$13,594,604	Escrows
Underwritten Net Operating Income (NOI)	$40,325,889		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$38,713,977	Taxes	$0	$0
Cut-off Date LTV Ratio(2)	38.0%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	38.0%	Replacement Reserves(4)	$0	$0
DSCR Based on Underwritten NOI / NCF(2)	4.57x / 4.39x	TI/LC(4)	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	13.9% / 13.3%	Other	$0	$0

Sources and Uses

Sources	$	%	Uses	$	%
Senior Loan Amount	$291,000,000	70.0%	Loan Payoff	$411,992,396	99.0%
Subordinate Debt	125,000,000	30.0	Closing Costs	2,011,635	0.5
			Principal Equity Distribution	1,995,969	0.5
Total Sources	$416,000,000	100.0%	Total Uses	$416,000,000	100.0%

(1)	Size (SF) does not include 380,000 SF for IKEA and Burlington Coat Factory, which are not part of the collateral (SF inclusive of IKEA and Burlington Coat Factory is 1,839,997 SF).
(2)	Calculated based on the aggregate outstanding principal balance of the Senior Loan Combination (as defined below).
(3)	The Potomac Mills Loan Combination, with an original principal balance of $416,000,000, is evidenced by 10 pari passu senior notes (notes A-1, A-2, A-3, A-4, A-5, A-6, A-7, A-8, A-9 and A-10) which have an aggregate outstanding principal balance as of the Cut-off Date of $291,000,000 and 10 subordinate junior notes which have an aggregate outstanding principal balance as of the Cut-off Date of $125,000,000. The non-controlling note A-7 had an original principal balance of $35,000,000, has an outstanding principal balance as of the Cut-off Date of $35,000,000 and is expected to be contributed to the Issuing Entity. The controlling note A-1 and non-controlling note A-6 had a combined original principal balance of $70,000,000, have a combined outstanding principal balance of $70,000,000 as of the Cut-off Date and will be contributed to the CFCRE 2016-C6 securitization transaction. The non-controlling notes A-2 and A-3 had a combined original principal balance of $32,750,000, have a combined outstanding principal balance of $32,750,000 as of the Cut-off Date, are currently held by Société Générale and are expected to be contributed to one or more future commercial mortgage securitization transactions. The non-controlling notes A-4 and A-5 had a combined original principal balance of $72,750,000, have a combined outstanding principal balance of $72,750,000 as of the Cut-off Date, are currently held by Bank of America, N.A. and are expected to be contributed to one or more future commercial mortgage securitization transactions. The non-controlling note A-8 had an original principal balance of $7,750,000, has an outstanding principal balance of $7,750,000 as of the Cut-off date, is currently held by Cantor Commercial Real Estate Lending, L.P. and is expected to be contributed to one or more future commercial mortgage securitization transactions. The non-controlling notes A-9 and A-10 had a combined original principal balance of $72,750,000, have a combined outstanding principal balance of $72,750,000 as of the Cut-off Date, are currently held by Barclays Bank PLC and are expected to be contributed to one or more future commercial mortgage securitization transactions.
(4)	Springing replacement reserves are capped at $645,000 and springing rollover reserves are capped at $2,580,000. See “---Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Potomac Mills Loan”) is part of a loan combination (the “Potomac Mills Loan Combination”) evidenced by 20 promissory notes, 10 pari passu senior notes (collectively, the “Senior Loan Combination”), which have an aggregate outstanding principal balance as of the Cut-off Date of $291,000,000 and 10 junior notes (collectively, the “Junior Loan Combination”), which have an aggregate outstanding principal balance as of the Cut-off Date of $125,000,000 that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a 1,459,997 SF super regional mall located in Woodbridge, Virginia (the “Potomac Mills Property”). The Potomac Mills Loan, which is evidenced by note A-7, represents a non-controlling interest in the Potomac Mills Loan Combination, is expected to be contributed to the Issuing Entity, had an original principal balance of $35,000,000, has an outstanding principal balance as of the Cut-off Date of $35,000,000 and represents approximately 4.6% of the Initial Pool Balance. The related nine senior companion loans (the “Senior Companion Loans”) are evidenced by notes A-1, A-2, A-3, A-4, A-5, A-6, A-8, A-9 and A-10. Note A-1, which has an outstanding principal balance as of the Cut-off Date of $40,000,000, represents a controlling interest in the Potomac Mills Loan Combination, is currently held by Société Générale and is expected to be contributed to the CFCRE 2016-C6 securitization transaction. Note A-6, which has an outstanding principal balance as of the Cut-off Date of $30,000,000, represents a non-controlling interest in the Potomac Mills Loan Combination, is currently held by Cantor Commercial Real Estate Lending, L.P. and is expected to be contributed to the CFCRE 2016-C6 securitization transaction. Notes A-2 and A-3, with an aggregate outstanding principal balance as of the Cut-off Date of $32,750,000, represent non-controlling interests in the Potomac Mills Loan Combination, and are both currently held by Société Générale and are expected to be contributed to one or more future securitizations. Notes A-4 and A-5, with an aggregate outstanding principal balance as of the Cut-off Date of $72,750,000, represent non-controlling interests in the Potomac Mills Loan Combination, and are both currently held by Bank of America, N.A. and are expected to be contributed to one or more future securitizations. Note A-8, which has an outstanding principal balance as of the Cut-off Date of $7,750,000, represents a non-controlling interest in the Potomac Mills Loan Combination, is currently held by Cantor Commercial Real Estate Lending, L.P. and is expected to be contributed to one or more future securitizations. Notes A-9 and A-10, with an aggregate outstanding principal balance as of the Cut-off Date of $72,750,000, represent non-controlling interests in the Potomac Mills Loan Combination, and are currently held by Barclays Bank PLC and are expected to be contributed to one or more future securitizations. The Potomac Mills Loan Combination was co-originated on October 5, 2016 by Société Générale, Cantor Commercial Real Estate Lending, L.P., Bank of America, N.A. and Barclays Bank PLC and had an original principal balance of $416,000,000. Each senior note evidencing the Potomac potomac mills

Mills Loan Combination has an interest rate of approximately 2.988213% per annum and each junior note evidencing the Potomac Mills Loan Combination has an interest rate of 4.55000% per annum. The borrower utilized the proceeds of the Potomac Mills Loan Combination to refinance the existing debt on the Potomac Mills Property, pay closing costs and return equity to the borrower sponsor.

The Potomac Mills Loan had an initial term of 120 months and has a remaining term as of the Cut-off Date of 120 months. The Potomac Mills Loan requires payments of interest only during its term. The scheduled maturity date is the due date in November 2026. Voluntary prepayment of the Potomac Mills Loan is prohibited except after April 1, 2026. Provided that no event of default under the Potomac Mills Loan is continuing, defeasance with direct, non-callable obligations of the United States of America is permitted at any time after the earlier of (a) the third anniversary of the origination date of the Potomac Mills Loan and (b) the second anniversary of the closing date of the securitization into which the last piece of the Potomac Mills Loan Combination is deposited.

■	The Mortgaged Property. The Potomac Mills Property consists of the borrower’s fee interest in a one-story, super-regional mall located in Woodbridge, Virginia, along the I-95 corridor between Washington, D.C. and Richmond, Virginia. Built in 1985, the Potomac Mills Property contains approximately 1,840,009 SF of retail space, of which 1,459,997 SF serves as collateral for the Potomac Mills Loan Combination.

The Potomac Mills Property, including the non-collateral tenants, features over 192 specialty retailers comprised of outlet, full price, entertainment and restaurant options. The Potomac Mills Property is anchored by retailers such as IKEA (non-collateral anchor, $583 sales per SF), Burlington Coat Factory (non-collateral anchor, $279 sales per SF), Costco Warehouse ($783 sales per SF), J.C. Penney ($112 sales per SF), Buy Buy Baby/and That! (not available) and Marshalls ($291 sales per SF). The Potomac Mills Property is also anchored by an 18-screen AMC Theatres ($804,778 sales per screen), which features an IMAX theater with stadium seating. Other major tenants include Nordstrom Rack, T.J. Maxx, Last Call Neiman Marcus, Sears Appliance Outlet, XXI Forever, Saks Fifth Avenue Off 5th, Group USA, Bloomingdales The Outlet, H&M, Off Broadway Shoes, The Children’s Place, Modell’s Sporting Goods, Nike Factory Store, Brooks-A-Million, Polo Ralph Lauren Factory Store, Gap Outlet and Victoria’s Secret. The Potomac Mills Property contains 7,292 parking spaces, resulting in a parking ratio of approximately 5.0 spaces per 1,000 SF of collateral net rentable area. Since 2012, Simon (as defined below) has invested approximately $30 million in the Potomac Mills Property for the addition of four freestanding restaurants, exterior renovations along the southern side of the mall and main entrances, relocation of Saks Fifth Avenue Off 5th and the addition of Buy Buy Baby/and That! in 2012. Since 2007, the Potomac Mills Property has averaged 97.6% occupancy, including temporary tenants (95.1% excluding temporary tenants). From year end 2013 to the trailing 12 month period ending August 31, 2016, net operating income increased from $34,999,313 to $40,298,052.

potomac mills

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at the Potomac Mills Property:

Ten Largest Owned Tenants Based On Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF(2)(3)(4)	Lease Expiration	Tenant Sales $ per SF(3)(4)	Occupancy Cost(3)(4)	Renewal / Extension Options
AMC Theatres	B+/NR/B+	75,273	5.2%	$1,731,279	5.4%	$96,182.17	2/28/2019	$804,778	12.7%	4, 5-year options
Buy Buy Baby/and That!	NR/Baa1/BBB+	73,432	5.0	$779,114	2.4	10.61	1/31/2025	NAV	NAV	2, 5-year options
J.C. Penney	B+/B1/B	100,140	6.9	$733,824	2.3	7.33	2/28/2022	$112	7.4%	6, 5-year options
XXI Forever	NR/NR/NR	30,428	2.1	$730,337	2.3	24.00	1/31/2020	$197	12.0%	NA
H&M	NR/NR/NR	22,686	1.6	$657,499	2.0	28.98	1/31/2023	$309	9.4%	NA
Costco Warehouse	A+/A1/A+	148,146	10.1	$650,943	2.0	4.39	5/31/2032	$783	NAV	5, 5-year options
Marshalls	NR/A2/A+	61,763	4.2	$602,189	1.9	9.75	1/31/2019	$291	3.8%	2, 5-year options
Saks Fifth Avenue Off 5th	NR/NR/NR	28,000	1.9	$581,560	1.8	20.77	10/31/2023	$185	11.2%	2, 5-year options
The Children’s Place	NR/NR/NR	20,004	1.4	$540,108	1.7	27.00	5/31/2022	$288	7.5%	NA
Bloomingdales The Outlet	NR/NR/NR	25,038	1.7	$529,053	1.6	21.13	1/31/2021	$138	14.7%	NA
Ten Largest Owned Tenants		584,910	40.1%	$7,535,906	23.3%	$12.88
In-Line(5)		560,965	38.4	$20,786,243	64.4	37.05		$451(6)	14.4%(6)
Remaining Owned Tenants		280,322	19.2	3,973,989	12.3	14.18
Vacant Spaces (Owned Space)		33,800	2.3	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants		1,459,997	100.0%	$32,296,138	100.0%	$22.64

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	UW Base Rent $ per SF includes rent steps through May 2017 and excludes temporary tenant income.
(3)	UW Base Rent $ per SF and Tenant Sales $ per SF are calculated based on 18 screens rather than SF for the AMC Theatres tenant.
(4)	Some tenants at the Potomac Mills Property are not required to report total sales and in such cases, Tenant Sales $ per SF and Actual Occupancy Cost are not available. Tenant Sales $ per SF and Actual Occupancy Cost are for the trailing 12-month period ending August 1, 2016 with the exception of Costco Warehouse, which reflects the 12-month period ending December 31, 2015.
(5)	In-line tenants (<10,000 SF) include food court, kiosk and temporary tenants.
(6)	As provided by borrower. In-line tenant sales include all tenants occupying less than 10,000 SF and who have reported sales for at least two full calendar years.

The following table presents certain information relating to the lease rollover schedule at the Potomac Mills Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	7,790	0.5%	0.5%	$670,444	2.1%	$86.06	5
2016	4,112	0.3	0.8%	246,337	0.8	$59.91	3
2017	74,317	5.1	5.9%	2,927,149	9.1	$39.39	23
2018	81,032	5.6	11.5%	1,837,124	5.7	$22.67	16
2019	278,554	19.1	30.5%	5,003,818	15.5	$17.96	18
2020	155,373	10.6	41.2%	3,746,585	11.6	$24.11	19
2021	111,242	7.6	48.8%	3,103,543	9.6	$27.90	19
2022	170,887	11.7	60.5%	3,037,142	9.4	$17.77	16
2023	137,241	9.4	69.9%	4,286,413	13.3	$31.23	25
2024	70,806	4.8	74.8%	2,098,728	6.5	$29.64	16
2025	132,240	9.1	83.8%	2,786,460	8.6	$21.07	17
2026	33,666	2.3	86.1%	1,247,258	3.9	$37.05	11
Thereafter	168,937	11.6	97.7%	1,305,137	4.0	$7.73	4
Vacant	33,800	2.3	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	1,459,997	100.0%		$32,296,138	100.0%	$22.64	192

(1)	Based on rent roll as of September 20, 2016.

(2)	Certain tenants have lease termination options related to co-tenancy provisions and sales thresholds that may become exercisable prior to the originally stated expiration date of the tenant lease and that are not considered in the lease rollover schedule.

potomac mills

The following table presents certain information relating to historical occupancy at the Potomac Mills Property:

Historical Occupancy %(1)

	2013	2014	2015	As of 9/20/2016
Owned Space	98.8%	99.6%	98.8%	97.7%

(1)	As provided by the borrower and which represents occupancy of collateral only and includes temporary tenants as of December 31 for the indicate year unless otherwise specified.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Potomac Mills Property:

Cash Flow Analysis

	2014	2015	TTM 8/31/2016	Underwritten	Underwritten $ per SF
Base Rent(1)	$30,841,532	$31,686,259	$32,123,521	$32,296,138	$22.12
Percentage Rent	1,084,831	942,235	1,184,702	1,018,596	0.70
Other Rental Revenue	0	0	0	0	0.00
Gross Up Vacancy	0	0	0	2,034,462	1.39
Total Rent	$31,926,363	$32,628,494	$33,308,223	$35,349,197	$24.21
Total Reimbursables	17,019,559	16,706,267	17,076,158	17,154,584	11.75
Other Income	4,050,543	4,001,498	4,254,633	4,254,633	2.91
Vacancy & Credit Loss(2)	0	0	0	(2,837,921)	(1.94)
Effective Gross Income	$52,996,465	$53,336,259	$54,639,014	53,920,493	36.93
					0.00
Total Operating Expenses	$15,601,250	$14,386,618	$14,340,962	$13,594,604	$9.31
					0.00
Net Operating Income	$37,395,215	$38,949,641	$40,298,052	$40,325,889	$27.62
TI/LC	0	0	0	1,289,527	0.88
Capital Expenditures	0	0	0	322,385	0.22
Net Cash Flow	$37,395,215	$38,949,641	$40,298,052	$38,713,977	$26.52

(1)	Underwritten Base Rent includes contractual rent steps through May 2017 totaling $548,234.

(2)	Underwritten Vacancy & Credit Loss is based on an economic vacancy of 5.0% of Total Rent, Total Reimbursables and Other Income.

■	Appraisal. According to the appraisal, the Potomac Mills Property had an “as is” appraised value of $765,000,000 as of September 12, 2016.

■	Environmental Matters. A Phase I environmental report, dated September 16, 2016, recommended no further action at the Potomac Mills Property.

■	Market Overview and Competition. The Potomac Mills Property is situated along the north side of Smoketown Road/Opitz Boulevard within Woodbridge, Virginia, approximately 20 miles south of Washington, D.C. Potomac Mills Circle encircles the Potomac Mills Property and has multiple points of access along Smoketown Road, Gideon Drive, Telegraph Road and Worth Avenue, which extends north to Prince Williams Parkway. According to the appraisal, Smoketown Road and Prince Williams Parkway have average daily traffic counts of 33,749 and 44,512, respectively. Within a 25-mile drive of the Potomac Mills Property are Falls Church and Fairfax counties, which are two of the three wealthiest counties in the nation according to the 2014 Census Bureau Report.

The Potomac Mills Property is located within the Washington, D.C. Metropolitan Statistical Area (“MSA”), which is the seventh most populous MSA in the nation. Fourteen Fortune 500 companies have headquarters located in the Washington, D.C. MSA, including but not limited to Northrop Grumman, Lockheed Martin, General Dynamics, Fannie Mae and Freddie Mac. According to the appraisal, the Washington, D.C. MSA gross metro product (“GMP”) increased by 2.2% in 2015 and is expected to grow by 2.6% annually over the next five years. The unemployment rate in the Washington, D.C. MSA was 4.1% in the first quarter of 2016 which represents a decline of approximately 0.0060% versus the prior 12 month period. The primary economic drivers of the Washington, D.C. MSA are the federal government, defense and technology. The Washington, D.C. MSA is home to both the Ronald Reagan Washington National Airport and Washington Dulles International Airport, which are utilized by approximately 45.0 million passengers annually, representing a passenger increase of approximately 5.8% over the prior year. In 2015, the population and average household income within the Potomac Mills Property trade area were approximately 1,076,000 and $125,000, respectively. The appraiser estimated market rent to be $33.21 per SF on a triple net basis for in-line tenants.

potomac mills

The following table presents certain information relating to the primary competitive set for the Potomac Mills Property:

Competitive Set(1)

	Potomac Mills	Manassas Mall	Fair Oaks Mall	Springfield Town Center	Stonebridge At Potomac Town Center	Tanger Outlet Center	St. Charles Town Center	Spotsylvania Towne Centre
Distance from Subject	NAP	15.0 miles	15.0 miles	11.0 miles	1.0 miles	19.0 miles	20.0 miles	27.0 miles

Property Type	Super Regional Mall	Super Regional Mall	Super Regional Mall	Super Regional Mall	Lifestyle Center	Outlet Center	Super Regional Mall	Super Regional Mall

Year Built	1985	1972	1980	1973	2008	2013	1990	1980

Total GLA	1,459,997(2)	906,463	1,550,434	1,300,000	485,611	221,765	960,618	1,600,000
Total Occupancy	97.7%(3)	94.0%	93.0%	87.0%	87.0%	100.0%	97.0%	95.0%

Anchors	IKEA (non-collateral), Costco Warehouse, J.C. Penney, Burlington Coat Factory (non-collateral)	Macy’s, At Home, Sears, Walmart	J.C. Penney, Lord & Taylor, Macy’s, Macy’s Home, Sears	Macy’s, Target, J.C. Penney, Dick’s Sporting Goods, Regal Cinema, LA Fitness	Wegmans	NAP	Macy’s, Macy’s Home, J.C. Penney, Sears, Kohl’s, Dick’s Sporting Goods	Belk, Costco, Dick’s Sporting Goods, J.C. Penney, Macy’s, Sears

(1)	Source: Appraisal and underwritten rent roll.

(2)	Total GLA excludes non-collateral tenants.

(3)	Total Occupancy for Potomac Mills Property is based on only the collateral square footage of 1,459,997 as of September 20, 2016 and includes temporary tenants.

■	The Borrower. The borrower is Mall at Potomac Mills LLC, a single-purpose, single-asset entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Potomac Mills Loan. Simon Property Group, L.P. (“Simon”) is the guarantor of certain nonrecourse carveouts under the Potomac Mills Loan Combination. Simon’s liability as guarantor is capped at $83,200,000.

■	The Sponsor. The sponsor, Simon (NYSE: SPG, rated A/A3/A by Fitch/Moody’s/S&P), is an S&P 100 company owning or holding interests in 225 commercial properties totaling approximately 184.2 million SF with total market capitalization of approximately $63.7 billion as of December 31, 2015. Simon is a real estate investment trust that was established in 1993 and operates a fully integrated real estate company from six retail real estate platforms: U.S. Malls, Premium Outlet Centers, The Mills, Lifestyle Centers, International Properties and other properties. Additionally, as of December 31, 2015, Simon owned a 20.3% equity stake in Kle´pierre SA, or Kle´pierre, a publicly traded, Paris-based real estate company, which owns, or has an interest in, shopping centers located in 16 countries within Europe. As of December 31, 2015, SPG reported total assets of $30.7 billion and equity of $5.2 billion. See “Description of the Mortgage Pool — Non-Recourse Carveout Limitations” and “Description of the Mortgage Pool — Loan Purpose; Bankruptcy Issues and Other Proceedings” in the Prospectus.

■	Escrows. In connection with the origination of the Potomac Mills Loan, no upfront escrows were taken at origination.

Additionally, on each due date: (A) the monthly tax reserve is waived so long as (i) there is no event of default, (ii) no Debt Service Coverage Ratio Reserve Trigger Period (as defined below) exists and (iii) the borrower does not (a) fail to pay all taxes prior to the assessment of any late payment penalty and the date that such taxes become delinquent or (b) fail to provide the lender with satisfactory evidence that taxes have been paid prior to the assessment of any late payment penalty and the date that such taxes become delinquent upon request; (B) the monthly insurance reserve is waived so long as (i) no event of default exists and (ii) the borrower provides satisfactory evidence that the Potomac Mills Property is insured under an acceptable blanket policy in accordance with the Potomac Mills Loan documents; (C) the monthly replacement reserve is waived so long as no Debt Service Coverage Ratio Reserve Trigger Period or event of default exists under the Potomac Mills Loan documents and following the occurrence and during the continuance of a Debt Service Coverage Ratio Reserve Trigger Period or an event of default, the borrower is required to deposit $26,900 per month ($0.22 per SF annually) for replacement reserves, subject to a cap of $645,000 ($0.44 per SF); and (D) following the occurrence and during the continuance of a Debt Service Coverage Ratio Reserve Trigger Period or an event of default, the borrower is required to deposit $107,500 per month ($0.88 per SF annually) for TI/LC reserves. The TI/LC reserve is subject to a cap of $2,580,000 ($1.77 per SF).

A “Debt Service Coverage Ratio Reserve Trigger Period” will be in effect if, as of the date of determination, the amortizing debt service coverage ratio based on the trailing four-calendar quarter period immediately preceding the date of such determination falls below 1.40x until the debt service coverage ratio, as calculated under the loan documents, is at least equal to 1.40x for two consecutive calendar quarters.

potomac mills

■	Lockbox and Cash Management. The Potomac Mills Loan Combination is structured with a hard lockbox and springing cash management. In place cash management and a full excess cash flow sweep will occur during the occurrence of a Lockbox Period. A “Lockbox Period” will be in effect during the following periods: (i) upon the occurrence of an event of default until cured; (ii) upon the occurrence of any bankruptcy or insolvency proceeding of the property manager (if the property manager is an affiliate of the borrower) until, in the case of the property manager, it is replaced with a qualified property manager pursuant to a replacement management agreement within 60 days or such bankruptcy action is dismissed within 90 days or (iii) upon the occurrence of, as of the date of determination, the debt service coverage ratio based on the trailing four-calendar quarter period immediately preceding the date of such determination falling below 1.35x for two consecutive calendar quarters until the amortizing debt service coverage ratio based on the trailing four-calendar quarters of at least 1.35x has been achieved for two consecutive calendar quarters. A Lockbox Period is only permitted to be cured up to five times in the aggregate during the term of the Potomac Mills Loan Combination provided that no event of default is continuing.

■	Property Management. The Potomac Mills Property is currently managed by Simon Management Associates II, LLC, an affiliate of the borrower. The lender has the right to direct the borrower to terminate the property management agreement and replace the property manager if (i) the property manager becomes insolvent or a debtor in a bankruptcy action or proceeding; (ii) an event of default has occurred and is continuing or (iii) a default by the property manager has occurred and is continuing under the property management agreement after the expiration of all applicable notice and cure periods or (iv) the debt service coverage ratio for the immediately preceding four calendar quarter periods as of the last day of such quarter falls below 1.00x.

■	Current Mezzanine or Subordinate Indebtedness. The Potomac Mills Loan Combination includes the Junior Loan Combination, with an aggregate principal balance of $125.0 million. The Junior Loan Combination is coterminous with the Senior Loan Combination, and accrues interest at a rate of 4.55000%. The Senior Loan Combination is senior in right of payment to the Junior Loan Combination. The Junior Loan Combination has customary rights to cure events of default, approve major decisions and purchase the defaulted Senior Loan Combination. See “Description of the Mortgage Pool –The Loan Combinations– The Potomac Mills Loan Combination” in the Prospectus.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Potomac Mills Property. If the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) is not in effect, and such “all risk” insurance policy contains an exclusion for acts of terrorism, the borrower is required to obtain a stand-alone policy to provide the same coverage as if such exclusion did not exist, provided that the borrower is not required to pay annual premiums in excess of an amount equal to two times the then-current annual insurance premiums payable by the borrower for the policies insuring only the Potomac Mills Property (excluding the wind and flood components of such insurance premiums) on a stand-alone basis in order to obtain the terrorism coverage and the standalone policy may have a deductible that is reasonable for such stand-alone policies with respect to properties similar to the Potomac Mills Property and reasonable for the geographic region where the Potomac Mills Property is located, so long as such deductible does not exceed $5,000,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

potomac mills

■	Partial Release. Any time during the term of the Potomac Mills Loan Combination, the borrower may obtain the release of immaterial or non-income producing portions of the Potomac Mills Property, provided certain conditions are met, including that no event of default has occurred and is continuing.

If the tenant under the IKEA lease exercises its purchase option, the borrower may also release the IKEA parcel without the consent of any person if the borrower satisfies certain conditions including delivering reasonably satisfactory evidence to the lender that the IKEA parcel has been subdivided from the remainder of the Potomac Mills Property in accordance with applicable legal requirements and the remainder of the Potomac Mills Property constitutes a separate tax lot.

HILL7 OFFICE

HILL7 OFFICE

HILL7 OFFICE

Land Use
Retail
Shopping & Eateries
Office
Businesses & Mixed-Use
Lodging
Hotels & Motels
Institutional
Govt, Educational, Religious
Entertainment
Theaters, Clubs, & Recreational
Residential
Multi-Family Housing
Parking
Lots & Structures
Development
Future & Proposed
Hill7 Office
1099 Stewart Street
Seattle, WA 98101
SOUTH LAKE UNION
CAPITOL HILL
BELLTOWN
RETAIL CORE
FIRST HILL
PIKE PLACE MARKET
CBD
PIONEER SQUARE
INTERNATIONAL DISTRICT
WESTLAKE STATION
UNIVERSITY STATION
PIONEER SQUARE STATION
KING STREET STATION
INTERNATIONAL DISTRICT/CHINATOWN STATION
Elliott Bay
to San Juans
to Victoria, BC
Pier 70
Seattle Great Wheel
Seattle Aquarium
Key Arena
Space Needle
Pacific Science Center
CenturyLink Field
Safeco Field
Lynnwood
Mill Creek
Edmonds
Alderwood
Mountlake Terrace
Shoreline
Bothell
Woodinville
Puget Sound
Kirkland
Seattle
Redmond
Bellevue
Newcastle
BOEING FIELD/KING CO INTERNATIONAL AIRPORT
Renton
SEATTLE-TACOMA INTERNATIONAL AIRPORT
MAP © 2016 CARTIFACT
DATA © OSM CONTRIBUTORS

HILL7 OFFICE

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CCRE
Location (City/State)	Seattle, Washington	Cut-off Date Balance(5)	$30,000,000
Property Type	Office	Cut-off Date Balance per SF(4)	$353.54
Size (SF)	285,680	Percentage of Initial Pool Balance	4.0%
Total Occupancy as of 10/4/2016	80.4%	Number of Related Mortgage Loans	None
Owned Occupancy as of 10/4/2016	80.4%	Type of Security	Fee Simple
Year Built / Latest Renovation	2016 / NAP	Mortgage Rate(6)	3.38300%
Appraised Value(1)(2)	$202,000,000	Original Term to Maturity (Months)(6)	120
Original Amortization Term (Months)	NAP
Original Interest Only Period (Months)(7)	120
Underwritten Revenues	$13,087,128
Underwritten Expenses	$3,763,565	Escrows
Underwritten Net Operating Income (NOI)	$9,323,563	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$9,280,711	Taxes	$602,000	$75,250
Cut-off Date LTV Ratio(3)(4)	48.5%	Insurance	$0	$0
Maturity Date LTV Ratio(3)(4)	48.5%	Replacement Reserves(8)	$0	$0
DSCR Based on Underwritten NOI / NCF(4)	2.69x / 2.68x	Guarantor Downgrade	$0	$0
Debt Yield Based on Underwritten NOI / NCF(4)	9.2% / 9.2%
TI/LC & Future Leasing LOC/Guaranty(9)
Upfront	Monthly
Outstanding TI/LC & Free Rent	$20,178,428	NAP
Future Leasing	$3,000,000	NAP

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$101,000,000	49.3%	Purchase Price(10)	$200,000,000	97.7%
Principal’s New Cash Contribution	103,751,165	50.7	Future Leasing(10)	3,000,000	1.5
Closing Costs	1,149,165	0.6
Reserves	602,000	0.3
Total Sources	$204,751,165	100.0%	Total Uses	$204,751,165	100.0%

(1)	The “As-Is” Appraised Value is inclusive of an approximate $20.2 million seller credit given to the borrower in connection with the purchase of the Hill7 Office Property. The credit represents the borrower owed TI/LCs, free rent and operating expenses associated with HBO and Redfin. The lender obtained approximately $20.2 million of the TI/LC & Future Leasing LOC/Guaranty in connection with these costs.

(2)	The “As-Stabilized” Appraised Value of $227,000,000 assumes, among other things, that the Hill7 Office Property has achieved a stabilized occupancy of 96.0%. The Cut-off Date LTV and Maturity Date LTV based on the “As-Stabilized” Appraised Value are both 44.5%.

(3)	The Cut-off Date LTV and Maturity Date LTV are based on the “As-Is” Appraised Value inclusive of the approximately $20.2 million seller credit and Hill7 Office Loan net of $3.0 million from the TI/LC & Future Leasing LOC/Guaranty earmarked for future leasing costs. The Cut-off Date LTV and Maturity Date LTV based on the “As-Is” Appraised Value are both 50.0%.

(4)	Calculated based on the aggregate outstanding principal balance of the Hill7 Office Loan Combination.

(5)	The Cut-off Date Balance of $30,000,000 is evidenced by the non-controlling note A-2 of a $101,000,000 loan combination evidenced by three pari passu notes. The related companion loans are evidenced by the controlling note A-1 and the non-controlling note A-3, and have an aggregate principal balance as of the Cut-off Date of $71,000,000. Notes A-1 and A-3 are currently held by Cantor Commercial Real Estate Lending, L.P. or an affiliate and are expected to be contributed to the CFCRE 2016-C6 securitization transaction.

(6)	Prior to the Anticipated Repayment Date (“ARD”), the Hill7 Office Loan accrues interest at a fixed rate of 3.38300%. From and after the ARD, the Hill7 Office Loan accrues interest at a fixed rate equal to the greater of (i) 5.38300% and (ii) the then 10-year swap yield on the ARD plus 2.00000%.

(7)	The Hill7 Office Loan is interest only through the ARD.

(8)	Replacement reserves are capped at $85,704.

(9)	At loan origination, Canada Pension Plan Investment Board (“CPPIB”) delivered an approximate $10.4 million evergreen letter of credit from the Bank of Nova Scotia (rated AA-/Aa3/A+ by Fitch/Moody’s/S&P) and Hudson Pacific (rated BBB-/Baa3/BBB- by Fitch/Moody’s/S&P) provided a $12.7 million guaranty (collectively, the “TI/LC & Future Leasing LOC/Guaranty”), which amount represents the aggregate of (i) approximately $14.1 million of owed TI/LCs in connection with the build out of the HBO (approximately $2.1 million) and Redfin leased spaces (approximately $12.0 million), (ii) approximately $6.1 million for operating expenses, bridge rent (including any free rent period Redfin may have after the required occupancy dates) and reimbursements associated with Redfin and (iii) $3.0 million for future leasing costs. See “—Escrows” below.

(10)	The borrower sponsors acquired the Hill7 Office Property for a gross purchase price of $200.0 million. However, the cash purchase price paid was $179.8 million due to an approximately $20.2 million credit given to the borrower by the seller. The credit represented owed TI/LCs, free rent, bridge rent (including any free rent period Redfin may have after the required occupancy dates) and operating costs associated with HBO (approximately $2.1 million) and Redfin (approximately $18.1 million).

■	The Mortgage Loan. The mortgage loan (the “Hill7 Office Loan”) is part of a loan combination (the “Hill7 Office Loan Combination”) evidenced by three pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a 285,680 SF, 11-story office building located at 1099 Stewart Street in Seattle, Washington (the “Hill7 Office Property”). The Hill7 Office Loan, which is evidenced by note A-2 and represents a non-controlling interest in the Hill7 Office Loan Combination, had an original principal balance of $30,000,000, has an outstanding principal balance as of the Cut-off Date of $30,000,000 and represents approximately 4.0% of the Initial Pool Balance. The related companion loans, which are evidenced by the controlling note A-1 and the non-controlling note A-3, which have an aggregate principal balance as of the Cut-off Date of $71,000,000, are currently held by Cantor Commercial Real Estate Lending, L.P. or an affiliate and are expected to be contributed to the CFCRE 2016-C6 securitization transaction. The Hill7 Office Loan Combination was originated by Cantor Commercial Real Estate Lending, L.P. on October 7, 2016. The Hill7 Office Loan Combination had an original principal balance of $101,000,000 and has an outstanding principal balance as of the Cut-off Date of $101,000,000. The Hill7 Office Loan accrues interest at an interest rate of 3.38300% per annum (the “Initial Interest Rate”). The proceeds of the Hill7 Office Loan Combination along with approximately $103.8 million of borrower sponsors new cash equity were primarily used to acquire the Hill7 Office Property, fund reserves and pay origination costs.

The Hill7 Office Loan has an ARD of November 6, 2026 and a final maturity date of November 6, 2028. In the event the Hill7 Office Loan is not paid in full on or before the ARD, the borrower is required to continue to make interest only payments at the Initial Interest Rate, but the Hill7 Office Loan Combination will accrue interest through the final maturity date at a rate per annum equal to the greater of (i) 5.38300% and (ii) the then 10-year swap yield on the ARD plus 2.0000%. The occurrence of the ARD automatically triggers a full cash flow sweep whereby all excess cash flow is required to be used (i) first, to pay down the principal balance of the Hill7 Office Loan Combination until such time

HILL7 OFFICE

as the principal balance is reduced to zero and (ii) second, to pay down all unpaid interest accrued since the ARD in excess of the Initial Interest Rate. The Hill7 Office Loan Combination may be voluntarily prepaid in whole but not in part on any date on or after the due date in March 2017, with the payment of a yield maintenance premium of no less than 1% of the amount prepaid. On or after the due date occurring in May 2026, the borrower will be permitted to prepay Hill7 Office Loan Combination without payment of any yield maintenance premium.

■	The Mortgaged Property. The Hill7 Office Property is a 285,680 SF, 11-story, newly-developed, Class A urban office development situated in the central business district (“CBD”) of Seattle, Washington. Developed in 2016, the Hill7 Office Property features an average floor plate of 28,000 SF with a focus on technology and creative office tenancy, resulting in an open forum lobby, locker rooms with showers, bike storage, an outdoor common terrace and onsite food and beverage retailers. The Hill7 Office Property is LEED Gold certified and features 335 below grade parking stalls.

The Hill7 Office Property represents one unit in a two unit condominium structure consisting of the Hill7 Office Property and an adjacent hotel. The condominium board consists of three members, two of which are appointed by the borrower (and the board acts by majority vote). The common elements include the garage elevator, the soil beneath the parking garage, the city light service vault and related equipment, and the sidewalks adjacent to each building.

As of October 4, 2016, the Hill7 Office Property is 80.4% leased.

The following table presents certain information relating to the tenants at the Hill7 Office Property:

Largest Owned Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
HBO	BBB+ / Baa2 / BBB	112,222	39.3%	$4,674,637	53.1%	$41.66	5/31/2025(2)	2, 7-year options
Redfin(3)	NR / NR / NR	112,989	39.6	3,982,902	45.3	35.25	7/31/2027	2, 7-year options
Retail tenants(4)	NR / NR / NR	4,568	1.6	140,933	1.6	30.85	Various	NA
Largest Tenants		229,779	80.4%	$8,798,472	100.0%	$38.29
Vacant		55,901	19.6	0	0	0
Total / Wtd. Avg. All Owned Tenants		285,680	100.0%	$8,798,472	100.0%	$38.29

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	HBO has a termination option effective May 31, 2021 upon 9 months’ written notice and a termination fee estimated to be approximately $10.5 million. In the event that HBO terminates its lease, the borrower will be required to deposit approximately $4,488,880 ($40.00 per SF that HBO occupies pursuant to its lease) of the termination fee into a leasing reserve.

(3)	In May 2016, Redfin executed a lease for floors 4-7, totaling 112,989 SF. Redfin is expected to take occupancy of floors 5-7 in January 2017 upon completion of its build-out and is required to take occupancy no later than February 1, 2017. Redfin is not yet in occupancy of the fourth floor (28,287 SF). Rent for the fourth floor space is required to commence no later than January 1, 2019.

(4)	The Hill7 Office Property features three onsite food and beverage retailers: Metropolitan Café & Deli, Freshy’s Coffee and Jars Juicing Company, LLC. Their respective lease expiration dates are July 31, 2026, August 31, 2025, and September 30, 2022.

HILL7 OFFICE

The following table presents the lease rollover schedule at the Hill7 Office Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2016	0	0.0	0.0%	0	0.0	0.00	0
2017	0	0.0	0.0%	0	0.0	0.00	0
2018	0	0.0	0.0%	0	0.0	0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021(2)	0	0.0	0.0%	0	0.0	0.00	0
2022	1,218	0.4	0.4%	27,405	0.3	22.50	1
2023	0	0.0	0.4%	0	0.0	0.00	0
2024	0	0.0	0.4%	0	0.0	0.00	0
2025	113,711	39.8	40.2%	4,726,752	53.7	41.57	2
2026	1,861	0.7	40.9%	61,413	0.7	33.00	1
2027 & Thereafter	112,989	39.6	80.4%	3,982,902	45.3	35.25	1
Vacant	55,901	19.6	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	285,680	100.0%		$8,798,472	100.0%	$38.29	5

(1)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date that are not considered in this lease expiration schedule.

(2)	HBO has a termination option effective May 31, 2021 upon 9 months’ written notice and payment of a termination fee estimated to be approximately $10.5 million. In the event that HBO terminates its lease, the borrower will be required to deposit approximately $4,488,880 ($40.00 per SF) of the termination fee into a leasing reserve.

The following table presents certain information relating to historical leasing at the Hill7 Office Property:

Historical Leased %(1)(2)

	2013	2014	2015	As of 10/4/2016
Owned Space	NAP	NAP	NAP	80.4%

(1)	The historical occupancy is not applicable as the Hill7 Office Property was built in 2016.

(2)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Hill7 Office Property:

Cash Flow Analysis

	Underwritten	Underwritten $ per SF
Base Rent(1)	$8,798,472	$30.80
Gross Up Vacancy	2,010,372	7.04
Total Rent	$10,808,844	$37.84
Total Reimbursables	3,692,144	12.92
Other Income(2)	1,318,980	4.62
Less Vacancy & Credit Loss(3)	(2,732,840)	(9.57)
Effective Gross Income	$13,087,128	$45.81

Total Operating Expenses(4)	$3,763,565	$13.17

Net Operating Income	$9,323,563	$32.64
TI/LC	0	0.00
Capital Expenditures	42,852	0.15
Net Cash Flow	$9,280,711	$32.49

(1)	U/W Base Rent includes rent for Redfin, in the amount of $3,982,902 annually and rent averaging through the HBO lease term (reflecting an additional $466,312 over current annual rent). In May 2016, Redfin executed a lease for floors 4-7, totaling 112,989 SF. Redfin is expected to take occupancy of floors 5-7 in January 2017 upon completion of its build-out and is required to take occupancy no later than February 1, 2017. Redfin is not yet in occupancy of the fourth floor (28,287 SF). Rent for the fourth floor space is required to commence no later than January 1, 2019. At loan origination, CPPIB delivered an approximate $10.4 million evergreen letter of credit from the Bank of Nova Scotia (rated AA-/Aa3/A+ by Fitch/Moody’s/S&P) and Hudson Pacific (rated BBB-/Baa3/BBB- by Fitch/Moody’s/S&P) provided a $12.7 million guaranty, which amount represents the aggregate of (i) approximately $14.1 million of owed TI/LCs in connection with the build out of the HBO ($2.1 million) and Redfin leased spaces ($12.0 million), (ii) approximately $6.1 million for operating expenses, bridge rent bridge rent (including any free rent period Redfin may have after the required occupancy dates) and reimbursements associated with Redfin and (iii) $3.0 million for future leasing costs.

(2)	Other Income represents parking income and includes (i) contractual income associated with tenants and (ii) operational income from non-tenants and transient parkers.

(3)	U/W Vacancy is based on an in-place economic vacancy of 18.8%, which is greater than the Denny Regrade submarket vacancy rate of 10.4%. The appraiser concluded a stabilized vacancy rate of 5.0%.

(4)	U/W Total Operating Expenses are based on the appraiser’s Year 1 cash flow with taxes being reassessed based on the $200.0 million purchase price.

HILL7 OFFICE

■	Appraisal. According to the appraisal, the Hill7 Office Property had an “As Is” appraised value of $202,000,000 as of September 20, 2016, which is inclusive of an approximately $20.2 million seller credit given to the borrower in connection with the purchase of the Hill7 Office Property. The credit represents the borrower owed TI/LCs, free rent and operating expenses associated with HBO and Redfin. The lender obtained approximately $20.2 million of the TI/LC & Future Leasing LOC/Guaranty in connection with these costs. The appraisal also had an “As Stabilized” appraised value of $227,000,000, which assumes, among other things, that the Hill7 Office Property has achieved a stabilized occupancy of 95.0% as of January 1, 2019.

■	Environmental Matters. The Phase I environmental report dated October 11, 2016 recommended no further action at the Hill7 Office Property.

■	Market Overview and Competition. The Hill7 Office Property is located in the CBD area of downtown Seattle, Washington with access to South Lake Union, the financial center, the Puget Sound’s waterfront, the CBD’s retail core and First Hill. Nearby employers include Amazon, Google, Facebook, Oracle, eBay, Salesforce, Uber, Twitter, Apple, Children’s Hospital, the University of Washington and Microsoft, among others. According to the 2015 edition of the Startup Genome Project, Seattle was ranked as the eighth best “Global Startup Ecosystem” with 1,500 to 2,200 active tech startups.

The Hill7 Office Property is situated adjacent to the South Lake Union neighborhood. In 2010, Amazon relocated its headquarters to South Lake Union. Presently, Amazon employs more than 20,000 employees in Seattle spread across more than 30 buildings in downtown and South Lake Union. In March 2016, Google announced the development of a 607,000 built-to-suit office space in the South Lake Union neighborhood expected to be delivered by 2019.

In addition to commercial developments, there are over 3,600 apartment units in 18 different complexes currently being developed in the Belltown/Downtown/South Lake Union submarket. These units are expected to be complete by mid-2017 with an additional 16,867 units planned for delivery by 2022. According to the appraisal, multifamily vacancy rates have ranged from 3.8% to 4.7% since 2011 while rents have increased by 7.4% annually for the same time period.

The Hill7 Office Property is located in the Denny Regrade submarket within the Seattle Downtown market. As of the second quarter of 2016, the Downtown Seattle Class A office market reported an average asking rent of $41.94 per SF with a 9.1% vacancy rate. For the same time period, the Denny Regrade submarket reported an average asking rent of $43.44 per SF with a 10.4% vacancy rate. As of August 2016, the Seattle/Bellevue/Everett MSA reported an unemployment rate of 4.1%, outperforming the national and state averages of 4.9% and 5.7%, respectively.

The appraiser analyzed a set of seven comparable office rentals within the immediate competitive area of the Hill7 Office Property, which indicated a base rent range of $33.00 to $42.00 per SF. The appraiser determined an office market rent of $36.00 per SF, which is consistent with the Hill7 Office Property’s contractual rent.

The following table presents certain information relating to the primary competition for the Hill7 Office Property:

Competitive Set(1)

	Hill7 Office Property	Troy Laundry Block	400 Lincoln Square	929 Office Tower	400 Fairview Building	NorthEdge	Hawk Tower	Weyerhaeuser Headquarters Pioneer Square
Size (NRA)	285,680(2)	820,000	712,002	462,000	349,152	211,348	208,840	188,160
Year Built/Renovated	2016	2016	2016	2015	2015	2016	2017	2016
Leased %	80%(2)	100%	45%	18%	100%	100%	64%	100%
Base Rent (PSF)	$35.00-$37.50(3)	$34.00	$35.00-$42.00	$33.00-$38.00	$35.50-38.00	$35.00	$37.00-$38.00	$34.00

(1)	Source: Appraisal.

(2)	Based on rent roll as of October 4, 2016.

(3)	Based on executed leases.

HILL7 OFFICE

■	The Borrower. The borrower, Hudson 1099 Stewart Street, LLC, is a single purpose Delaware limited liability company structured to be bankruptcy-remote with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Hill7 Office Loan. The sponsors of the borrower are Hudson Pacific Properties, Inc. and Canada Pension Plan Investment Board. The non-recourse carve-out guarantor is Hudson Pacific Properties, L.P.

Hudson Pacific Properties, Inc. (“Hudson”) (rated BBB-/Baa3/BBB- by Fitch/Moody’s/S&P), the parent of Hudson Pacific Properties, L.P., is a full-service, California-based, publicly traded REIT (NYSE: HPP) focused on owning, operating, and acquiring office properties primarily in California. Since its founding in 2006, Hudson has assembled a portfolio of 55 properties totaling approximately 17.0 million SF, including land for development in submarkets throughout Northern and Southern California and the Pacific Northwest.

Canada Pension Plan Investment Board (“CPPIB”) (rated Aaa/AAA/AAA by Moody’s/DBRS/S&P) is a professional investment management organization that invests the assets of the Canada Pension Plan not currently needed to pay benefits to the 19 million beneficiaries of the Canada Pension Plan. As of June 30, 2016, CPPIB has $287.3 billion CAD under management and its real estate investments total $37.1 billion CAD. At loan origination, CPPIB provided an approximate $10.4 million evergreen letter of credit in connection with the TI/LC & Future Leasing LOC/Guaranty. The evergreen letter of credit was issued by The Bank of Nova Scotia, which is rated AA-/Aa3/A+ by Fitch/Moody’s/S&P.

■	Escrows. At loan origination, the borrower deposited $602,000 into a real estate tax reserve account. In addition, CPPIB delivered an approximate $10.4 million evergreen letter of credit from the Bank of Nova Scotia (rated AA-/Aa3/A+ by Fitch/Moody’s/S&P) and Hudson Pacific Properties, L.P. (rated BBB-/Baa3/BBB- by Fitch/Moody’s/S&P) provided a $12.7 million guaranty, which amount represents the aggregate of (i) approximately $14.1 million of owed TI/LCs in connection with the build out of the HBO (approximately $2.1 million) and Redfin leased spaces (approximately $12.0 million), (ii) approximately $6.1 million for operating expenses, bridge rent (including any free rent period Redfin may have after the required occupancy dates) and reimbursements associated with Redfin and (iii) $3.0 million for future leasing costs.

On each due date, the borrower is required to deposit 1/12th of the estimated annual real estate taxes, which currently equates to $75,250, into a tax reserve account. In the event that an event of default has occurred and is continuing or the net operating income debt yield (as calculated pursuant to the Hill7 Office Loan documents) is less than 6.75%, the borrower will be required to deposit $3,571 ($0.15 per SF annually) into a replacement reserve account, subject to a cap of $85,704. The borrower will also be required to deposit 1/12th of the estimated annual insurance premiums if (i) an event of default has occurred and is continuing, (ii) the Hill7 Office Property is not being insured under an acceptable blanket insurance policy, (iii) the borrower has not bound all applicable insurance prior to the then current expiration date of the blanket policy described in (ii) or (iv) the borrower has not given the lender evidence of an acceptable renewal policy prior to the current policy’s expiration date.

Additionally, in the event that Hudson Pacific is no longer rated investment grade rating by Fitch, Moody’s or S&P, the borrower will be required to (i) deposit an amount equal to the amount guaranteed by Hudson Pacific under the TI/LC & Future Leasing Guaranty, (ii) deliver a letter of credit (acceptable to lender) from an eligible institution and/or (iii) cause an approved replacement guarantor to assume the obligations of Hudson Pacific under the TI/LC & Future Leasing Guaranty. The borrower may provide a combination of cash, letter of credit and/or a replacement guarantor to secure the amount guaranteed by Hudson Pacific under the TI/LC & Future Leasing Guaranty.

■	Lockbox and Cash Management. The Hill7 Office Loan is structured with a hard lockbox and springing cash management. In-place cash management and a full excess cash flow sweep will be required upon (i) an event of default, (ii) any bankruptcy action of the borrower, guarantor or property manager, (iii) the failure of the borrower after the end of two consecutive quarters to maintain a net operating income debt yield (as calculated under the loan documents) of at least 6.75% until the net operating income debt yield (as calculated under the loan documents) is at least equal to 6.75% for two consecutive calendar quarters or (iv) the occurrence of the ARD.

Additionally, upon the occurrence of a Tenant Major Event, the borrower will be required to deposit any excess cash into a leasing reserve, subject to a cap equal to the net rentable SF of the applicable Major Tenant lease multiplied by $40.00.

HILL7 OFFICE

A “Tenant Major Event” will occur upon (i) the date on which the borrower obtains actual knowledge that Redfin has ceased operations with respect to at least 90% of its leased premises (or the date Redfin provides notice of same), (ii) the date that HBO, Redfin or a replacement tenant that occupies 111,415 SF or more (such tenant, each a “Major Tenant”) provides notice of its intent to vacate at least 90% of its respective leased premises, (iii) the date a Major Tenant does not renew or extend its lease with respect to at least 90% of its leased premises, (iv) the commencement or occurrence of any bankruptcy action of any Major Tenant or (v) the delivery by any Major Tenant to the borrower or the manager (or any affiliate of any of them) of notice to terminate its lease (other than in connection with HBO’s right to exercise its early termination option).

■	Property Management. The Hill7 Office Property is currently managed by Hudson OP Management, LLC, an affiliate of the borrower. The loan documents require prior written approval from the lender (which approval may be conditioned upon a rating agency confirmation) prior to the borrower replacing the property manager. The borrower is required at the lender’s request to replace the property manager (i) during the occurrence and continuance of an event of default under the Hill7 Office Loan Combination, after taking into account any applicable notice and cure periods, (ii) upon the filing of a bankruptcy petition or the occurrence of a similar event with respect to the property manager or (iii) if the property manager is in default under the management agreement beyond any applicable notice and cure period.

■	Future Mezzanine or Subordinate Indebtedness Permitted. The Hill7 Office Loan Combination documents permit an approved mezzanine loan or preferred equity investment after the earlier of (a) the sixth payment date following a securitization and (b) November 6, 2018, provided, among other things, based on the Hill7 Office Loan Combination and the combined related mezzanine financing (or preferred equity amount), (i) the loan to value ratio is no greater than 44.5%, (ii) the debt service coverage ratio is greater than or equal to 3.30x and (iii) the debt yield is no less than 11.5%.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism, so long as the lender determines that either (i) prudent owners of real estate comparable to the Hill7 Office Property are maintaining such insurance, or (ii) prudent institutional lenders to such owners are requiring that such owners maintain such insurance, in an amount equal to the full replacement cost of the Hill7 Office Property, plus 18 months of rental loss and/or business interruption coverage. The terrorism insurance is required to contain a deductible that is acceptable to the lender and is no larger than $25,000. If TRIPRA or subsequent statute, extension, or reauthorization is no longer in effect, Borrower shall not be required to pay any annual Insurance Premiums solely with respect to such terrorism coverage in excess of the Terrorism Premium Cap (defined below), provided that if the Insurance Premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, Lender may, at its option (A) purchase such stand-alone terrorism Policy, with Borrower paying such portion of the Insurance Premiums with respect thereto equal to the Terrorism Premium Cap and the Lender paying such portion of the Insurance Premiums in excess of the Terrorism Premium Cap or (B) modify the deductible amounts, policy limits and other required policy terms to reduce the Insurance Premiums payable with respect to such stand-alone terrorism Policy to the Terrorism Premium Cap. “Terrorism Premium Cap” means an amount equal to 200% of the amount of the then annual premiums paid by Borrower for all-risk coverage under a stand-alone all-risk policy (including property/casualty coverage and loss of rents/business interruption coverage) (without implying any obligation of Borrower to obtain a stand-alone policy, the premium for same serving as a reference only). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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quantum park

quantum park

quantum park

Quantum Park
22001 Loudoun County Parkway
Ashburn, VA 20147
Ashburn
Sterling
Herndon
Reston
Dulles
WASHINGTON-DULLES INTERNATIONAL AIRPORT
DULLES AIRPORT
INNOVATION CENTER
HERNDON
RESTON TOWN CENTER
WIEHLE-RESTON EAST
RTE 772
RTE 606
HARRY BYRD HWY
WAXPOOL RD
OLD OX RD
Potomac River
Lansdowne Town Center
Lansdowne Resort and Spa
Inova Loudoun Hospital
Belmont Chase Shopping Center
Ashburn Village Shopping Center
Ashburn Farm Village Center
Ashburn Town Square Shopping Center
Pipeline Plaza
Dulles Town Center
Dulles Town Crossing
Regal Center
Cascades Marketplace
Northern Virginia Community College
Potomac Run Plaza
Cedar Lake Plaza
Clock Tower
Dulles 28 Centre
Central Shopping Center
Reston Hospital Center
The Spectrum
Reston Town Center
Boeing
Microsoft
Oracle
Plaza America
Northrop Grumman
Time Warner Cable
Cisco
Lockheed Martin
Worldgate Centre
Amazon
Volkswagen Group of America
Village Center at Dulles
Woodland Park Crossing
Washington, D.C.
MARYLAND
VIRGINIA
IAD
DCA
MAP © 2016 CARTIFACT
DATA © OSM CONTRIBUTORS

quantum park

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		Barclays
Location (City/State)	Ashburn, Virginia	Cut-off Date Balance(2)		$30,000,000
Property Type	Office	Cut-off Date Balance per SF(1)		$140.00
Size (SF)	942,843	Percentage of Initial Pool Balance		4.0%
Total Occupancy as of 9/28/2016	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 9/28/2016	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	1998, 2001 / NAP	Mortgage Rate		3.68850%
Appraised Value	$200,000,000	Original Term to Maturity (Months)(3)		60
		Original Amortization Term (Months)		NAP
		Original Interest Only Term (Months)(3)		60
Underwritten Revenues	$27,065,253
Underwritten Expenses	$12,043,225	Escrows
Underwritten Net Operating Income (NOI)	$15,022,028		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$14,786,318	Taxes	$0	$191,400
Cut-off Date LTV Ratio(1)	66.0%	Insurance	$25,086	$0
Maturity Date LTV Ratio(1)	66.0%	Replacement Reserves	$0	$11,786
DSCR Based on Underwritten NOI / NCF(1)	3.04x / 3.00x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	11.4% / 11.2%	Other(4)	$0	$439,668

Sources and Uses(5)
Sources	$	%	Uses	$	%
Loan Combination Amount	$132,000,000	67.1%	Purchase Price	$193,000,000	98.1%
Principal’s New Cash Contribution	61,070,342	31.0	Closing Costs	3,720,528	1.9
Other Sources	3,675,273	1.9	Reserves	25,086	0.0

Total Sources	$196,745,614	100.0%	Total Uses	$196,745,614	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the Quantum Park Loan Combination.

(2)	The Cut-off Date Balance of $30,000,000 is evidenced by the non-controlling note A-1, which is part of a loan combination evidenced by three pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $132,000,000. The related companion loans are evidenced by the controlling note A-3 and the non-controlling note A-2, which have outstanding principal balances as of the Cut-off Date of $52,000,000 and $50,000,000, respectively, are currently held by Barclays Bank PLC and are expected to be contributed to one or more future commercial mortgage securitization transactions.

(3)	Calculated as of the ARD (as defined below).

(4)	The other monthly reserve is comprised of a $439,668 condominium common charges reserve. See “—Escrows” below.

(5)	In conjunction with the acquisition of the Quantum Park Property, the sponsor also acquired two adjacent buildings which are not collateral for the Quantum Park Loan Combination. The Sources and Uses table reflect amounts allocated to the sponsor’s acquisition of the Quantum Park Property which serves as collateral for the Quantum Park Loan Combination.

■	The Mortgage Loan. The mortgage loan (the “Quantum Park Loan”) is part of a loan combination (the “Quantum Park Loan Combination”) that is evidenced by three pari passu notes secured by a first lien mortgage encumbering the borrower’s fee simple interest in an office complex located in Ashburn, Virginia (the “Quantum Park Property”). The Quantum Park Loan, which is evidenced by note A-1 and represents a non-controlling interest in the Quantum Park Loan Combination, had an original principal balance of $30,000,000, has an outstanding principal balance as of the Cut-off Date of $30,000,000 and represents approximately 4.0% of the Initial Pool Balance. The related companion loans (the “Quantum Park Companion Loans”) had an aggregate original principal balance of $102,000,000, have an aggregate outstanding principal balance as of the Cut-off Date of $102,000,000. The Quantum Park Companion Loans are evidenced by the controlling note A-3 and the non-controlling note A-2, which have outstanding principal balances as of the Cut-off Date of $52,000,000 and $50,000,000, respectively, are currently held by Barclays Bank PLC and are expected to be contributed to one or more future commercial mortgage securitization transactions. The Quantum Park Loan Combination was originated on September 28, 2016 by Barclays Bank PLC. The Quantum Park Loan Combination had an original principal balance of $132,000,000, has an outstanding principal balance as of the Cut-off Date of $132,000,000 and accrues interest at an interest rate of 3.68850% per annum (the “Initial Interest Rate”) through the anticipated repayment date (the “ARD”). The proceeds of the Quantum Park Loan Combination were primarily used to acquire the Quantum Park Property, pay origination costs and fund reserves.

The Quantum Park Loan Combination had an initial term of 60 months until the ARD and has a remaining term of 59 months as of the Cut-off Date until the ARD. The Quantum Park Loan Combination requires interest only payments on each due date through the ARD. The ARD is the due date in October 2021 and the final maturity date is the due date in October 2026. If the Quantum Park Loan Combination is not repaid in full on or prior to the ARD, the Quantum Park Loan Combination will accrue interest at a per annum rate equal to the Initial Interest Rate plus 3.00000% (the “Adjusted Interest Rate”); however, interest accrued at the excess of the Adjusted Interest Rate over the Initial Interest Rate (the “Accrued Interest”) will be deferred. In addition, from and after the ARD, all excess cash flow from the Quantum Park Property after the payment of reserves, interest calculated at the Initial Interest Rate and operating expenses will be applied (i) first to repay the principal balance of the Quantum Park Loan Combination and (ii) second to the payment of Accrued Interest.

quantum park

The Quantum Park Loan may be voluntarily prepaid on or after the due date in November 2018 with the payment of a prepayment fee equal to the greater of (i) 1.0% of the outstanding principal balance of the Quantum Park Loan and (ii) a yield maintenance premium as more particularly set forth in the Quantum Park Loan documents. Voluntary prepayment of the Quantum Park Loan Combination without payment of any prepayment premium is permitted on or after the due date in June 2021.

■	The Mortgaged Property. The Quantum Park Property consists of five Class A buildings totaling 942,843 SF located in Ashburn, Virginia. The Quantum Park Property is part of a larger 128-acre campus totaling 1,518,366 SF (the “Quantum Park Campus”) comprising a main campus building (collateral), 10 mid-rise office and data center buildings (four of which are collateral) and two other buildings (non-collateral) which house mechanical spaces. The 10 mid-rise office buildings are three to four stories and are inter-connected via a main corridor known as “Main Street” which also links to the main campus building. The main campus building includes approximately 56,000 SF of secured data center space, a 38,000 SF dining hall, collaborative meeting spaces, high-tech conference centers, and a 5,000 SF fitness center. The Quantum Park Property includes approximately 842,843 SF of office space and approximately 100,000 SF of data center space. Parking at the Quantum Park Property is provided through perpetual reciprocal easement agreements and includes five parking structures and surface lots totaling 5,685 spaces, resulting in a parking ratio of 6.03 spaces per 1,000 SF of net rentable area.

The Quantum Park Property was constructed between 1998 and 2001 as the original headquarters for MCI Communications, Corp. which subsequently became MCI Inc. MCI Inc. was acquired by Verizon Communications Inc. (“Verizon”) in January 2006 and changed its name to Verizon Business Network Services Inc. (“VZ Business”). In December 2015, VZ Business completed a sale-leaseback transaction with a joint venture between Davidson Kempner Capital Management L.P. and American Real Estate Partners for $212,500,000. In conjunction with the sale-leaseback transaction, VZ Business executed a lease through November 2027 with two, seven-year renewal options and no early termination rights. The lease is guaranteed by Verizon (NYSE: VZ) (Moody’s, Fitch, S&P: Baa1/A-/BBB+). As of December 31, 2015, Verizon had approximate consolidated revenues of $131.6 billion, net income of $17.9 billion, operating cash flows from continuing operations of $38.9 billion and total assets of $244.6 billion.

Following the sale-leaseback transaction, VZ Business began consolidating employees from the greater Quantum Park Campus into the buildings that comprise the Quantum Park Property. According to the sponsor, 2,917 VZ Business employees are currently on-site. The consolidation into the Quantum Park Property coincided with Verizon’s 2015 reorganization of its wireless operations which consolidated 20 regional offices to six. VZ Business currently maintains mission-critical infrastructure and fiber optic connectivity at the Quantum Park Property including Verizon’s Network Operations Center (the “NOC”). Verizon uses the NOC to monitor and control the firms’ global internet protocol (“IP”) network, the FiOS network and the Digital Media Services Group. To support and develop this infrastructure, the Quantum Park Property features an executive briefing center, a FiOS testing lab, and Tier III data center space. Additionally, Verizon invested $80.0 million into a public IP lab at the Quantum Park Property, which allows for full scale network server stress testing and internet traffic simulations.

The collateral for the Quantum Park Loan Combination includes five buildings comprised of buildings D-1, F-1, F-2, G-1 and G-2, all of which are fully leased to VZ Business. The sponsor also acquired buildings E-1 and E-2, each of which is partially leased to VZ Business. The seller retained buildings B-1, B-2, C-1 and C-2. Buildings B-1 and B-2 are unimproved and have no assigned net rentable area and are not included in the total Quantum Park Campus SF. Buildings C-1 and C-2 have short-term leases in place with VZ Business. The seller also retained several plots of future development land around the perimeter of the Quantum Park Property.

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The following table presents certain information relating to the tenant at the Quantum Park Property:

Largest Tenant Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
Verizon Business Network Services Inc.	A- / Baa1 / BBB+	942,843	100.0%	$15,574,380	100.0%	$16.52	11/30/2027	2, 7-year options
Occupied Total		942,843	100.0%	$15,574,380	100.0%	$16.52
Vacant Space		0	0.0	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants		942,843	100.0%	$15,574,380	100.0%	$16.52

(1)	Ratings are those of Verizon Communications Inc., which guarantees the lease.

(2)	UW Base Rent and UW Base Rent $ per SF for Verizon Business Network Services Inc. include $273,424 ($0.29 per SF) of underwritten rent steps through November 30, 2017 and straight-lined rent of $1,629,733 ($1.73 per SF) from December 1, 2017 through November 30, 2027.

The following table presents the lease rollover schedule at the Quantum Park Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2016	0	0.0	0.0%	0	0.0	0.00	0
2017	0	0.0	0.0%	0	0.0	0.00	0
2018	0	0.0	0.0%	0	0.0	0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	0	0.0	0.0%	0	0.0	0.00	0
2024	0	0.0	0.0%	0	0.0	0.00	0
2025	0	0.0	0.0%	0	0.0	0.00	0
2026	0	0.0	0.0%	0	0.0	0.00	0
2027 & Thereafter	942,843	100.0	100.0%	15,574,380	100.0	16.52	1
Vacant	0	0.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	942,843	100.0%		$15,574,380	100.0%	$16.52	1

(1)	Calculated based on approximate square footage occupied by Verizon Business Network Services Inc.

The following table presents certain information relating to historical leasing at the Quantum Park Property:

Historical Leased %(1)

	2012(2)	2013(2)	2014(2)	2015	As of 9/28/2016
Owned Space	NAV	NAV	NAV	100.0%	100.0%

(1)	As provided by the borrower and which reflects average occupancy for the specified year unless otherwise indicated.

(2)	Historical occupancy is not available as the Quantum Park Property was acquired by the seller in December 2015.

quantum park

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Quantum Park Property:

Cash Flow Analysis(1)

	Underwritten	Underwritten $ per SF
Base Rent(2)	$15,574,380	$16.52
Grossed Up Vacant Space	0	0.00
Total Reimbursables	12,043,225	12.77
Other Income	0	0.00
Less Vacancy & Credit Loss(3)	(552,352)	(0.59)
Effective Gross Income	$27,065,253	$28.71

Total Operating Expenses	$12,043,225	$12.77

Net Operating Income	$15,022,028	$15.93
TI/LC	0	0.00
Replacement Reserves	235,711	0.25
Net Cash Flow	$14,786,318	$15.68

(1)	Historical information is not available as the Quantum Park Property was acquired by the seller in December 2015 who entered into a sale-leaseback transaction with VZ Business.

(2)	Underwritten Base Rent and Underwritten Base Rent $ per SF for VZ Business include $273,424 ($0.29 per SF) of underwritten rent steps through November 30, 2017 and straight-lined rent of $1,629,733 ($1.73 per SF) from December 1, 2017 through November 30, 2027.

(3)	The underwritten economic vacancy is 2.0%. The Quantum Park Property is 100.0% leased to Verizon Business Network Services Inc., a wholly-owned subsidiary of Verizon Communications, Inc. which guarantees the lease.

■	Appraisal. According to the appraisal, the Quantum Park Property had an “as-is” appraised value of $200,000,000, as of September 12, 2016, and had a “hypothetical–go dark” value of $95,600,000 as of September 12, 2016.

■	Environmental Matters. Based on the Phase I environmental site assessment dated August 18, 2016, there were no recognized environmental conditions or recommendations for further action at the Quantum Park Property.

■	Market Overview and Competition. The Quantum Park Property is located in the Ashburn area of Loudoun County in Northern Virginia. Ashburn, Virginia is located in the Northern Virginia office market and approximately 25 miles northwest of Washington D.C. The Quantum Park Property is located approximately one mile away from the Dulles Greenway which connects to Routes 7 and 28 as well as Interstate 66, each of which provides access to Washington D.C. In addition, the Quantum Park Property is located approximately four miles north of Dulles International Airport which served 21.7 million passengers in 2015. According to the appraisal, the Quantum Park Property is situated in the Loudoun County submarket, which contains approximately 13.9 million SF of office space in 214 buildings. As of the second quarter of 2016, the Loudoun County office submarket vacancy was 13.9%, decreasing steadily from 16.3% in 2013. The completion of the first phase of the Washington Metropolitan Transit Authority Silver Line rail project in July 2014 extended the reach of public transportation from Washington D.C. to Reston, Virginia (east of the Quantum Park Property). The completion of the second phase of the Silver Line rail project is scheduled for 2020 and will coincide with the opening of the new Ashburn Silver Line Metro Station, one mile from the Quantum Park Property. VZ Business’ base rent is approximately 27.5% below the appraiser-concluded median triple net office market base rental rate of $20.00 per SF.

According to the appraisal, the Quantum Park Property is located in Northern Virginia’s Data Center Alley, the largest data center area globally in terms of demand with 56 data center facilities with 12.5 million SF of space. The Metropolitan Area Exchange-East is a driver of the technological development and infrastructure in the area located in Vienna, Virginia. According to the appraisal, the Data Center Alley submarket exhibited a vacancy rate of 3.75% with 109.9 megawatts of data center absorption in 2015. Data Center Alley is in close proximity to the Dulles Technology Corridor, home to over 30,000 research, technology and development-related companies including Accenture, Airbus, DynCorp, Microsoft, Nortel Networks and Oracle.

quantum park

The following table presents certain information relating to comparable office leases to the Quantum Park Property:

Comparable Leases(1)

Property Name/Location	Lease Area (SF)	Distance from Subject	Tenant Name	Lease Date/Term	Base Rent per SF (NNN Equivalent)
460 Herndon Parkway Herndon, Virginia	168,154	8.4 miles	Boeing	Jun. 2016 / 7.3 Yrs	$15.00
8270 Willow Oaks Corporate Drive Fairfax, Virginia	122,000	15.2 miles	Fairfax County School Board (FCPS)	Sep. 2015 / 13.0 Yrs	$14.00
13560 Dulles Technology Drive Herndon, Virginia	189,764	3.1 miles	Lockheed Martin Corp.	Jun. 2015 / 5.5 Yrs	$13.00
12000 Sunrise Valley Drive Reston, Virginia	185,857	2.1 miles	Fannie Mae	Feb. 2015 / 5.0 Yrs	$24.00
2070 Chain Bridge Road Vienna, Virginia	124,990	9.6 miles	GSA – FINCEN	Feb. 2015 / 15.0 Yrs	$19.98
5107 Leesburg Pike Falls Church, Virginia	169,131	20.5 miles	GSA – Execute Office of Immigration Review	Dec. 2014 / 15.0 Yrs	$20.00
5107 Leesburg Pike Falls Church, Virginia	166,685	22.1 miles	GSA – DMV	Dec. 2014 / 1.3 Yrs	$20.00
2600 Park Tower Drive Vienna, Virginia	121,000	14.2 miles	Boeing	Nov. 2014 / 3.0 Yrs	$26.25
2100 Washington Boulevard Arlington, Virginia	144,740	19.4 miles	Arlington County Department of Human Services	Jul. 2014 / 7.0 Yrs	$31.78

200 Stovall Street Alexandria, Virginia	606,575	28.9 miles	GSA – Department of Defense	Jul. 2014 / 3.0 Yrs	$25.50

(1)	Source: Appraisal.

■	The Borrower. The borrower is Solace Ashburn DFG LLC, a single purpose Delaware limited liability company with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Quantum Park Loan Combination. Solace Ashburn Investments LLC is the guarantor of certain nonrecourse carveouts under the Quantum Park Loan Combination. The sponsor is AGC Equity Partners Holding Ltd. (“AGC”), a global alternative asset investment firm which manages equity capital in excess of $5.0 billion. Based out of London, AGC invests globally across a wide range of real estate, infrastructure and other opportunities focusing on European and North American markets. AGC invests directly in real estate assets and focuses on high quality tenants, long-term creditworthy leases and properties in primary markets. Other notable AGC investments include the Citigroup Tower in London, PwC headquarters in Dublin and the Vodafone Campus in Dusseldorf, Germany.

■	Escrows. On the origination date, the borrower funded aggregate reserves of $25,086 with respect to the Quantum Park Property, comprised of $25,086 for insurance expenses.

On the due dates in October 2016 and November 2016, the borrower is required to fund a tax reserve in the amount of $333,186. On each due date after November 2016, the borrower is required to fund a tax reserve in an amount equal to one-twelfth of the amount the lender estimates will be necessary to pay taxes over the then succeeding 12-month period (initially $191,400). Additionally, on each due date, the borrower is also required to fund (i) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period (unless the borrower maintains a lender-approved blanket or umbrella policy covering the Quantum Park Property), (ii) a replacement reserve in an amount equal to $11,786, (iii) a condominium common charge reserve in an amount equal to one-twelfth of the amount the lender estimates will be necessary to pay condominium common charges over the then succeeding 12-month period (initially $439,668) and (iv) a rollover reserve in an amount equal to all excess cash flow during the continuance of a Verizon Trigger Period (as defined below).

quantum park

A “Verizon Trigger Period” means a period (A) commencing upon the first to occur of (i) a material monetary default under the VZ Business lease beyond all applicable notice and cure periods, (ii) any bankruptcy action or similar insolvency of VZ Business or Verizon, (iii) VZ Business giving notice that it is terminating the VZ Business lease for all or any portion of its space at the Quantum Park Property (iv) the withdrawal or downgrade of the credit rating of Verizon to below an Investment Grade Rating (as defined below) by at least two of S&P, Moody’s or Fitch, and (B) ending upon the first to occur of (1) (a) with respect to clause (i) above, once such event of default has been cured; (b) with respect to clause (ii) above, once VZ Business or Verizon is no longer insolvent or subject to any bankruptcy or insolvency proceedings and VZ Business has affirmed the VZ Business lease pursuant to a final, non-appealable order of a court of competent jurisdiction, (c) with respect to clause (iii) above, VZ Business has revoked or rescinded all termination or cancellation notices with respect to the VZ Business lease and has re-affirmed the VZ Business lease as being in full force and effect and (d) with respect to clause (iv) above, (I) the credit rating of Verizon is reinstated by each of the rating agencies that withdrew such rating or increased to at least the Investment Grade Rating by each of the rating agencies that downgraded Verizon or (II) the credit rating of Verizon is at least “B1” or the equivalent thereof by each of S&P, Moody’s and Fitch and the amount on deposit in the rollover reserve account equals or exceeds $37,713,720, or (2) the borrower having leased the entire VZ Business space to one or more replacement tenants and (aa) each replacement tenant accepting the applicable premises demised under its lease and paying the full amount of the rent due thereunder (unless any such free rent is reserved with lender) and (bb) each such replacement tenant or guarantor of replacement tenant having an Investment Grade Rating by at least two of S&P, Moody’s or Fitch.

An “Investment Grade Rating” means a long-term unsecured debt or equity rating or corporate credit rating of “BBB-” or higher by S&P, an issuer default rating of “BBB-” or higher by Fitch or a long-term issuer rating of “Baa3” or higher by Moody’s.

■	Lockbox and Cash Management. The Quantum Park Loan Combination is structured with a hard lockbox and in-place cash management. The Quantum Park Loan Combination documents require the borrower to direct the tenant to pay rent directly to a lender-controlled lockbox account or cause the borrower and property manager to deposit all sums received no later than two business days after receipt. All funds are transferred on the third business day of each calendar month from the lockbox account into the lender-controlled cash management account to pay the debt service on the Quantum Park Loan Combination, fund required reserves and operating expenses, with all remaining amounts disbursed to the borrower, except during (i) the continuance of a Verizon Trigger Period and while the amount on deposit in the rollover reserve is equal to or exceeds $37,713,720 or (ii) the continuance of a Quantum Park Trigger Period (as defined below) but not a Verizon Trigger Period, when the remainder is held by the lender in an excess cash flow fund.

A “Quantum Park Trigger Period” means a period commencing upon (a) an event of default under the Quantum Park Loan documents and ending once such event of default has been cured, (b) the occurrence of the ARD or (c) the continuance of a Verizon Trigger Period.

■	Property Management. The Quantum Park Property is managed by American Real Estate Partners Management LLC, a Delaware limited liability company. The lender is permitted to require the borrower to replace the property manager with a replacement property manager in the event the property manager becomes insolvent or a debtor in a bankruptcy proceeding. The lender has the right to replace the property manager at any time during an event of default under the Quantum Park Loan documents caused by the property manager. The borrower is not permitted to replace the property manager without the consent of the lender, except that the borrower can, without the lender’s consent, replace the manager with (a) a reputable and experienced management organization approved or pre-approved by the lender in its reasonable discretion or (b) a reputable and experienced management organization approved by the lender that has at least five years’ experience managing at least five similar properties comprising at least 3,500,000 leasable SF.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Condominium Development. In conjunction with the acquisition of the Quantum Park Property by the borrower, the Quantum Park Campus was structured as a building condominium over a land condominium. The dual condominium structure results in borrower ownership of both the land and the improvements that comprise the Quantum Park Property, which serves as collateral for the Quantum Park Loan Combination.

Under the building condominium (the “Building Condo”) and as of the Cut-off Date, (i) the borrower owns five Building Condo units, comprising 62.1% of the interest/voting rights in the Building Condo association, (ii) a sponsor-affiliate owns two Building Condo units, comprising 18.9% of the interest/voting rights in the Building Condo association and (iii) the seller owns two Building Condo units, comprising 19.0% of the interest/voting rights in the quantum park

Building Condo association. The Building Condo association owns and operates the parking garages, the central plant (electricity, heating and cooling) and the cafeteria, and is responsible for all common elements of maintenance, operations and security.

Under the land condominium (the “Land Condo”) and as of the Cut-off Date, (a) the borrower owns five Land Condo units, comprising 34.3% of the interest/voting rights in the Land Condo association, (b) a sponsor-affiliate owns two Land Condo units, comprising 9.5% of the interest/voting rights in the Land Condo association, (c) the seller owns two Land Condo units, comprising 9.5% of the interest/voting rights in the Land Condo association and (d) the Building Condo association owns five Land Condo units, comprising 46.8% of the interest/voting rights in the Land Condo association. The Land Condo association grants perpetual, non-exclusive reciprocal easements for ingress and egress and use of the parking garages.

As of the Cut-off Date, since the borrower controls the Building Condo association by virtue of holding 62.1% of the interest/voting rights in the Building Condo association and the Building Condo association holds 46.8% of the interest/voting rights in the Land Condo association, then the borrower indirectly controls the land condominium association with a combined interest/voting rights of 81.1% (inclusive of the borrower’s directly-held 34.3% of the interest/voting rights in the Land Condo association). Certain non-collateral parcels of land located around the perimeter of the Quantum Park Property were retained by the seller for future development and, as of the Cut-off Date, were not included in the Land Condo; however, pursuant to the Land Condo declaration, such parcels of land may be added to the Land Condo in the future which would have the effect of diluting the borrower’s interest/voting rights in the Land Condo association. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Condominium Interests” in the Prospectus.

■	Terrorism Insurance. The Quantum Park Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the full replacement cost of the Quantum Park Property with a deductible no greater than $50,000. The Quantum Park Loan documents also require business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

COLLEGE BOULEVARD PORTFOLIO

7101 College Boulevard

Commerce Plaza I & II

ARROWHEAD

Financial Plaza II & III

COLLEGE BOULEVARD PORTFOLIO

COLLEGE BOULEVARD PORTFOLIO

College Boulevard Portfolio
Commerce Plaza I

Floor	Tenants					
9	True North Hotel Group, Inc. 1,864 SF Exp. 4/2018	SearchROI, LLC 4,332 SF Exp. 1/2019	Charles Hyland Daniel Doherty 1,240 SF Exp. 12/2017	Silvergate Pharmaceuticals 3,216 SF Exp. 1/2018	SearchROI, LLC 3,419 SF Exp. 1/2019	True North Hotel Group, Inc. 4,128 SF Exp. 4/2018
8	Right Management Inc. 8,836 SF Exp. 12/2020	Accenture, LLP 6,785 SF Exp. 8/2021	The ETF Store, Inc. 2,599 SF Exp. 10/2018			
7	RGN-Overland Park II, LLC 18,110 SF Exp. 3/2018					
6	Walsworth Publishing Company, Inc. 18,096 SF Exp. 8/2020					
5	Vacant 2,540 SF	Trinity Planning & Pegasus 5,540 SF Exp. 5/2017	Premier Tech, Inc. 2,127 SF Exp. 3/2018	EverBank 2,457 SF Exp. 2/2019	Massachusetts Mutual Life Insurance 1,764 SF Exp. 10/2016	Reliance Standard Life Insurance 3,647 SF Exp. 8/2017
4	Odyssey Reinsurance Company 15,780 SF Exp. 10/2019	EIP Corp. 2,487 SF Exp. 4/2020				
3	Employers Mutual Casualty Company 18,162 SF Exp. 1/2021					
2	Principal Life Insurance Company 16,706 SF Exp. 2/2019					
1	Canon Solutions America, Inc. 5,108 SF Exp. 11/2020	Volt Information Sciences, Inc. 3,479 SF Exp. 5/2018	Principal Life Insurance Company 4,000 SF Exp. 2/2019			
Not Assigned	True North Hotel Group, Inc. (Storage) 1,673 SF Exp. 4/2018					

VACANT | 2016 – 2017 | 2018 – 2019 | 2020 – 2021

College Boulevard Portfolio
Commerce Plaza II

Floor	Tenants				
7	AXA Equitable Life Insurance Company 9,397 SF Exp. 5/2018	Vacant 2,383 SF	Lake Superior Consulting 1,198 SF Exp. 3/2017	Smithyman & Zakoura, P.A. 5,356 SF Exp. 12/2017	Cardinal Health 127, Inc. 2,666 SF Exp. 7/2021
6	Simpson, Logback, Lynch, Norris, P.A. 15,187 SF Exp. 1/2019	Connecticut General Life Insurance Co. 3,782 SF Exp. 1/2022			
5	Connecticut General Life Insurance Co. 7,393 SF Exp. 1/2022	Cardinal Health 127, Inc. 10,131 SF Exp. 7/2021	Gold Crown Properties, Inc. 1,434 SF Exp. 11/2017		
4	Connecticut General Life Insurance Co. 19,102 SF Exp. 1/2022				
3	Cardinal Health 127, Inc. 18,998 SF Exp. 7/2021				
2	HMN Architects 17,667 SF Exp. 9/2019				
1	Cardinal Health 127, Inc. 9,614 SF Exp. 7/2021	Junara, LLC 1,272 SF Exp. 11/2019	Adecco USA, Inc 1,590 SF Exp. 8/2016		

VACANT | 2016 – 2017 | 2018 – 2019 | 2020 – 2021 | 2022+

COLLEGE BOULEVARD PORTFOLIO

College Boulevard Portfolio
Financial Plaza III

Floor	Tenants
10	Arrowhead General Insurance Agency, Inc. 15,020 SF Exp. 9/2022
9	Arrowhead General Insurance Agency, Inc. 6,936 SF Exp. 9/2022; Center for Fiduciary Management, LLC 1,481 SF Exp. 5/2017; Edward D. Jones & Co., L.P. 1,382 SF Exp. 9/2017; Arrowhead General Insurance Agency, Inc. 2,121 SF Exp. 9/2022; Home Rental Services, Inc. 2,552 SF Exp. 2/2019
8	First Investors Corporation 2,596 SF Exp. 12/2019; Charles Dryer 1,188 SF Exp. 1/2021; Pierre Badertscher 1,236 SF Exp. 4/2018; Forbes Law Group, LLC 2,170 SF Exp. 12/2016; Vacant 1,763 SF; Partners, Inc. 2,863 SF Exp. 7/2017; National Life Insurance 2,296 SF Exp. 12/2018
7	Federated Mutual Insurance Company 9,147 SF Exp. 11/2016; Affinity Lending Solutions, LLC 4,348 SF Exp. 5/2017; Vacant 947 SF
6	Foy Consulting & Engineering, LLC 3,685 SF Exp. 12/2017; Radius Reimbursement Services, LLC 6,293 SF Exp. 1/2019; Vacant 3,431 SF; Menufy.com, LLC 1,460 SF Exp. 3/2017
5	Huawei Device USA, Inc. 4,744 SF Exp. 10/2016; Ankerholz & Smith 1,958 SF Exp. 8/2017; USI Insurance Services LLC 1,695 SF Exp. 4/2016; Challenger Investments 793 SF Exp. 9/2017; A/R Allegiance Group, LLC 1,758 SF Exp. 6/2020; Recovery Data Connect, LLC 2,221 SF Exp. 5/2017; Midwest Equity Mortgage 1,586 SF Exp. 4/2017
4	Transcend Population Health Management, LLC 3,944 SF Exp. 10/2020; Baker Group M&A Consultants, Inc. 2,279 SF Exp. 12/2016; SCL Americas Inc. 1,169 SF Exp. 1/2018; Location Labs, Inc. 1,000 SF Exp. 8/2016; Priority Logistics, Inc. 5,787 SF Exp. 1/2020
3	The Cottonwood Group, LLC 6,937 SF Exp. 6/2017; McNearney, Pittenger & Associates, LLC 4,061 SF Exp. 10/2020; PCM, LLC 3,321 SF Exp. 9/2020
2	American Equity Mortgage, Inc. 3,889 SF Exp. 12/2018; American Diabetes Association 2,023 SF Exp. 1/2018; MajorWestcott Group LLc 1,139 SF Exp. 12/2017; Glenn J. Person, Inc. 653 SF Exp. 4/2019; Sonamu, Inc. 1,179 SF Exp. 5/2017; Sharp McQueen, P.A. 3,308 SF Exp. 3/2019; Conference Room 947 SF
1	Spencer Reed Group, LLC 8,869 SF Exp. 3/2017; Capital City Bank 5,581 SF Exp. 8/2024; Elwood Staffing Services, Inc. 1,499 SF Exp. 3/2017

VACANT | BUILDING | 2016 – 2017 | 2018 – 2019 | 2020 – 2021 | 2022+

College Boulevard Portfolio
Financial Plaza II

Floor	Tenants
7	Liberty Mutual Insurance Company 9,015 SF Exp. 2/2017; Stantec Consulting Services Inc. 4,938 SF Exp. 3/2021; Vacant 801 SF
6	Hinkle Law Firm, LLC 3,948 SF Exp. 10/2019; Vacant 4,365 SF; Kyocera Communications, Inc. 2,947 SF Exp. 2/2018; VCapital Management, LLC 3,946 SF Exp. 12/2022
5	Standard Insurance Company 5,859 SF Exp. 12/2018; Vacant 9,335 SF
4	Vacant 3,618 SF; First Bankers' Banc Securities, Inc. 2,734 SF Exp. 12/2017; JPMorgan Chase Bank, N.A. 7,360 SF Exp. 3/2018; Edward D. Jones & Co., L.P. 1,308 SF Exp. 5/2019
3	Heartland Credit Union Association 3,302 SF Exp. 9/2021; Systena America, Inc. 2,111 SF Exp. 3/2018; Atlantic Specialty Insurance Company 6,714 SF Exp. 4/2019; Vacant 2,641 SF
2	V Wealth Management, LLC 7,331 SF Exp. 1/2017; Vacant 3,695 SF; All Environmental, Inc. 664 SF Exp. 10/2017; Centric Actuarial Solutions, LLC 636 SF Exp. 1/2019; Block Real Estate Services, LLC 1,115 SF MTM; The Diamond World Inc. 899 SF Exp. 5/2017
1	First State Bank of St. Charles 9,996 SF Exp. 11/2017; At-Tech Staffing Services, Inc. 2,021 SF Exp. 6/2017; First State Bank of St. Charles 1,518 SF Exp. 11/2017; Alpha Title, LLC 2,016 SF Exp. 8/2018

VACANT | MTM | 2016 – 2017 | 2018 – 2019 | 2020 – 2021 | 2022+

COLLEGE BOULEVARD PORTFOLIO

Prairie Village
MISSOURI
KANSAS
Lenexa
Overland Park
JOHNSON COUNTY
EXECUTIVE AIRPORT
Leavenworth
Excelsior Springs
Liberty
Kansas City
MISSOURI
Independence
KANSAS
Overland Park

College Boulevard Portfolio

1	7301 College Boulevard	7101 College Boulevard	Overland Park, KS 66210
2	Commerce Plaza I	7300 West 110th Street	Overland Park, KS 66210
3	Commerce Plaza II	7400 West 110th Street	Overland Park, KS 66210
4	Financial Plaza III	6900 College Boulevard	Overland Park, KS 66210
5	Financial Plaza II	6800 College Boulevard	Overland Park, KS 66210

COLLEGE BOULEVARD PORTFOLIO

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	5	Loan Seller		CGMRC
Location (City/State)	Overland Park, Kansas	Cut-off Date Balance(3)		$29,961,377
Property Type	Office	Cut-off Date Balance per SF(2)		$91.62
Size (SF)	768,461	Percentage of Initial Pool Balance		4.0%
Total Occupancy as of 5/31/2016(1)	93.2%	Number of Related Mortgage Loans		None
Owned Occupancy as of 5/31/2016(1)	93.2%	Type of Security		Fee Simple
Year Built / Latest Renovation	Various / NAP	Mortgage Rate		4.15000%
Appraised Value	$97,200,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		360
		Original Interest Only Term (Months)	NAP

Underwritten Revenues	$15,648,072
Underwritten Expenses	$7,452,256	Escrows
Underwritten Net Operating Income (NOI)	$8,195,816		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$7,152,061	Taxes	$1,202,460	$200,410
Cut-off Date LTV Ratio(2)	72.4%	Insurance	$48,550	$9,710
Maturity Date LTV Ratio(2)	57.9%	Replacement Reserves	$0	$15,798
DSCR Based on Underwritten NOI / NCF(2)	1.99x / 1.74x	TI/LC(4)	$1,500,000	$80,048
Debt Yield Based on Underwritten NOI / NCF(2)	11.6% / 10.2%	Other(5)	$1,321,947	$0

Sources and Uses

Sources	$	%	Uses	$	%
Loan Combination Amount	$70,500,000	73.1%	Purchase Price	$91,000,000	94.3%
Principal’s New Cash Contribution	25,801,624	26.8	Reserves	4,072,957	4.2
Other Sources	150,000	0.2	Closing Costs	1,378,668	1.4

Total Sources	$96,451,624	100.0%	Total Uses	$96,451,624	100.0%

(1)	The occupancy date for the 7101 College Boulevard Property is as of July 1, 2016.

(2)	Calculated based on the aggregate outstanding principal balance of the College Boulevard Portfolio Loan Combination.

(3)	The College Boulevard Portfolio Loan has a Cut-off Date Balance of $29,961,377 and represents the non-controlling note A-2 of the $70,500,000 College Boulevard Portfolio Loan Combination, which is evidenced by two pari passu notes. The related companion loan, which is evidenced by the controlling note A-1 has an outstanding principal balance as of the Cut-off Date of $40,447,859 and was contributed to the CGCMT 2016-P5 transaction. See “—The Mortgage Loan” below.

(4)	The borrower is not required to make monthly deposits to the tenant improvements and leasing commissions account until such time as the leasing reserve account balance falls below $1,000,000. The tenant improvements and leasing commissions escrow is capped at $2,000,000. See “—Escrows” below.

(5)	Other escrows include $214,216 for deferred maintenance, $128,058 for free rent, and $979,673 for unfunded tenant obligations. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “College Boulevard Portfolio Loan”) is part of a loan combination (the “College Boulevard Portfolio Loan Combination”) evidenced by two pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee interest in a five-building office portfolio located in Overland Park, Kansas (the “College Boulevard Portfolio Properties”). The College Boulevard Portfolio Loan, which is evidenced by note A-2 and represents the non-controlling interest in the College Boulevard Portfolio Loan Combination, had an original principal balance of $30,000,000 and has a Cut-off Date Balance of $29,961,377. The College Boulevard Portfolio Loan represents approximately 4.0% of the Initial Pool Balance. The related companion loan (the “College Boulevard Portfolio Companion Loan”), which is evidenced by the controlling note A-1, had an original principal balance of $40,500,000, has an outstanding principal balance as of the Cut-off Date of $40,447,859 and was contributed to the CGCMT 2016-P5 securitization transaction. The College Boulevard Portfolio Loan Combination was originated by Citigroup Global Markets Realty Corp. on September 9, 2016, had an original principal balance of $70,500,000 and has an outstanding principal balance as of the Cut-off Date of $70,409,237. The College Boulevard Portfolio Loan Combination accrues interest at an interest rate of 4.15000% per annum. The proceeds of the College Boulevard Portfolio Loan Combination were primarily used to acquire the College Boulevard Portfolio Properties, pay origination costs and fund reserves.

The College Boulevard Portfolio Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The College Boulevard Portfolio Loan requires monthly payments of interest and principal sufficient to amortize the College Boulevard Portfolio Loan over a 30-year amortization schedule. The scheduled maturity date of the College Boulevard Portfolio Loan is the due date in October 2026. Voluntary prepayment of the College Boulevard Portfolio Loan without payment of any prepayment premium is permitted on or after the due date in July 2026. At any time after the earlier to occur of (i) the second anniversary of the last securitization of any portion of the College Boulevard Portfolio Loan Combination and (ii) the third anniversary of the origination date of the College Boulevard Portfolio Loan Combination, the College Boulevard Portfolio Loan Combination may be defeased in full with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the College Boulevard Portfolio Loan documents.

COLLEGE BOULEVARD PORTFOLIO

■	The Mortgaged Properties. The College Boulevard Portfolio Properties consist of five office buildings located in Overland Park, Johnson County, Kansas, which were built between 1985 and 1989. The five office buildings are 7101 College Boulevard (the “7101 College Boulevard Property”), Commerce Plaza I (the “Commerce Plaza I Property”), Commerce Plaza II (the “Commerce Plaza II Property” and, together with the Commerce Plaza I Property, the “Commerce Plaza I and II Properties”), Financial Plaza II (the “Financial Plaza II Property”), and Financial Plaza III (the “Financial Plaza III Property” and, together with the Financial Plaza II Property, the “Financial Plaza II and III Properties”). The College Boulevard Portfolio Properties were 93.2% occupied as of May 31, 2016 and July 1, 2016 by over 120 office tenants.

7101 College Boulevard

The 7101 College Boulevard Property is a 15-story office building totaling 228,660 SF. The 7101 College Boulevard Property was built in 1986. The 7101 College Boulevard Property is currently 92.9% occupied by 38 tenants. The largest tenant is General Electric Company, which leases 44,877 SF (19.6% of the 7101 College Boulevard Property’s NRA) and has a lease expiration of September 2017.

Commerce Plaza I and II

The Commerce Plaza I and II Properties are two adjacent office buildings totaling 285,465 SF. The Commerce Plaza I and II Properties were built in 1985 and 1989, respectively, and are currently 98.4% and 98.1% occupied, respectively, by 36 tenants. The largest tenant at the Commerce Plaza I Property is Principal Life Insurance Co., which leases 20,706 SF (13.1% of the Commerce Plaza I Property’s NRA) and has a lease expiration of February 2019. The largest tenant at the Commerce Plaza II Property is Cardinal Health 127, Inc., which leases 41,609 SF (32.7% of the Commerce Plaza II Property’s NRA) and has a lease expiration of July 2021.

Financial Plaza II and III

The Financial Plaza II and III Properties are two adjacent office buildings totaling 254,336 SF. The Financial Plaza II and III Properties were both built in 1985 and are 76.8% and 95.8% occupied, respectively, by 69 tenants. The largest tenant at the Financial Plaza II Property is First State Bank of St. Charles, which leases 11,514 SF (10.8% of the Financial Plaza II Property’s NRA) and has a lease expiration of November 2017. The largest tenant at the Financial Plaza III Property is Arrowhead General Insurance Agency, Inc., which leases 24,077 SF (16.3% of the Financial Plaza III Property’s NRA) and has a lease expiration of September 2022.

The following table presents certain information relating to the College Boulevard Portfolio Properties:

Property Name	City	State	Cut-off Date Allocated Loan Amount	Total GLA	Occupancy As of 5/31/2016(1)	Appraised Value(2)	Year Built / Renovated	UW NCF(2)
7101 College Boulevard	Overland Park	KS	$9,925,477	228,660	92.9%	$32,200,000	1986 / NAP	$2,316,470
Commerce Plaza I	Overland Park	KS	6,724,454	158,095	98.4%	21,815,316	1985 / NAP	1,492,212
Commerce Plaza II	Overland Park	KS	5,482,033	127,370	98.1%	17,784,684	1989 / NAP	1,216,509
Financial Plaza III	Overland Park	KS	5,093,818	147,952	95.8%	16,525,244	1985 / NAP	1,383,742
Financial Plaza II	Overland Park	KS	2,735,596	106,384	76.8%	8,874,756	1985 / NAP	743,128
Total / Wtd. Avg.			$29,961,377	768,461	93.2%	$97,200,000		$7,152,061

(1)	The occupancy date for the 7101 College Boulevard Property is as of July 1, 2016.

(2)

The Appraised Values for Commerce Plaza I, Commerce Plaza II, Financial Plaza II and Financial Plaza III were allocated based on the aggregate appraised values of the Commerce Plaza I and II Properties and the Financial Plaza II and III Properties, which are $39,600,000 and $25,400,000, respectively, and weighted based on each individual property’s UW NCF.

college boulevard portfolio

The following table presents certain information relating to the tenants at the College Boulevard Portfolio Properties:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration		Renewal / Extension Options
Cardinal Health 127, Inc.	BBB+ / Baa2 / A-	41,609	5.4%	$947,395	6.1%	$22.77	7/31/2021		1, 5-year option
General Electric Company	AA- / A1 / AA+	44,877	5.8	897,540	5.7	20.00	9/30/2017		2, 3-year options
Connecticut General Life Insurance	A+ / A1 / AA-	30,277	3.9	700,042	4.5	23.12	1/31/2022		1, 5-year option
Brungardt Honomichi & Company, P.A.	NR / NR / NR	23,983	3.1	524,880	3.4	21.89	11/30/2021	(2)	1, 3-year option
Arrowhead General Insurance Agency, Inc.	NR / NR / NR	24,077	3.1	475,521	3.0	19.75	9/30/2022		1, 5-year option
Principal Life Insurance Co.	NR / NR / NR	20,706	2.7	463,641	3.0	22.39	2/28/2019		1, 5-year option
RGN-Overland Park II, LLC	NR / NR / NR	18,110	2.4	407,475	2.6	22.50	3/31/2018		1, 5-year option
Employers Mutual Casualty Co.	NR / NR / NR	18,162	2.4	385,943	2.5	21.25	1/31/2021		1, 5-year option
HMN Architects	NR / NR / NR	17,667	2.3	379,841	2.4	21.50	9/30/2019		1, 5-year option
Walsworth Publishing Co.	NR / NR / NR	18,096	2.4	370,968	2.4	20.50	8/31/2020		1, 5-year option
Ten Largest Tenants		257,564	33.5%	$5,553,245	35.5%	$21.56
Remaining Tenants		458,922	59.7	10,078,450	64.5	21.96
Vacant		51,975	6.8	0	0.0	0.00
Total / Wtd. Avg. All Tenants		768,461	100.0%	$15,631,695	100.0%	$21.82

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	The lease expiration date with respect to 7,548 square feet of the leased premises is November 30, 2017.

The following table presents certain information relating to the lease rollover schedule at the College Boulevard Portfolio Properties, based on initial lease expiration dates:

Lease Expiration Schedule

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF		# of Expiring Tenants
MTM	10,160	1.3%	1.3%	$230,340	1.5%	$22.67		6
2016	6,159	0.8	2.1%	159,717	1.0	$25.93		4
2017	172,169	22.4	24.5%	3,707,871	23.7	$21.54		37
2018	119,661	15.6	40.1%	2,564,233	16.4	$21.43		24
2019	137,348	17.9	58.0%	2,967,528	19.0	$21.61		23
2020	78,489	10.2	68.2%	1,717,278	11.0	$21.88		17
2021	111,145	14.5	82.6%	2,460,737	15.7	$22.14		10
2022	63,427	8.3	90.9%	1,367,277	8.7	$21.56		4
2023	3,200	0.4	91.3%	70,404	0.5	$22.00		1
2024	14,728	1.9	93.2%	363,840	2.3	$24.70		4
2025	0	0.0	93.2%	22,470	0.1	$0.00	(1)	1
2026	0	0.0	93.2%	0	0.0	$0.00		0
2027 & Thereafter	0	0.0	93.2%	0	0.0	$0.00		0
Vacant	51,975	6.8	100.0%	0	0.0	$0.00		0
Total / Wtd. Avg.	768,461	100.0%		$15,631,695	100.0%	$21.82		131

(1)	UW Base Rent $ per SF figure is not available as the corresponding tenants are telecommunication tenants leasing antennae space with no actual square footage.

college boulevard portfolio

The following table presents certain information relating to historical leasing at the College Boulevard Portfolio Properties:

Historical Leased %(1)

Property Name	2013	2014	2015	As of 5/31/2016(2)
7101 College Boulevard	93.4%	91.9%	93.9%	92.9%
Commerce Plaza I	80.5%	94.3%	97.8%	98.4%
Commerce Plaza II	97.2%	94.3%	95.3%	98.1%
Financial Plaza III	84.8%	83.0%	85.0%	95.8%
Financial Plaza II	78.8%	80.1%	81.3%	76.8%
Total / Wtd. Avg.(3)	88.4%	90.3%	92.4%	93.2%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	The occupancy date for the 7101 College Boulevard Property is as of July 1, 2016.
(3)	Historical Leased % is weighted based on appraised value at each property for 2013, 2014, and 2015 and SF for As of 5/31/2016.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the College Boulevard Portfolio Properties:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 7/31/2016	Underwritten	Underwritten $ per SF
Base Rent	$12,751,446	$13,031,375	$14,026,600	$14,461,199	$15,140,722	$19.70
Contractual Rent Steps(2)	0	0	0	0	490,973	0.64
Gross Up Vacancy	0	0	0	0	1,144,074	1.49
Total Rent	$12,751,446	$13,031,375	$14,026,600	$14,461,199	$16,775,769	$21.83
Total Reimbursables	114,049	167,388	162,622	195,977	327,124	0.43
Other Income	210,135	223,842	216,718	220,282	220,282	0.29
Vacancy & Credit Loss	(246)	(40)	(80,825)	(94,564)	(1,675,103)	(2.18)
Effective Gross Income	$13,075,383	$13,422,565	$14,325,115	$14,782,894	$15,648,072	$20.36

Real Estate Taxes	$2,217,284	$2,303,590	$2,326,225	$2,420,327	$2,406,632	$3.13
Insurance	141,751	123,509	126,552	86,946	110,972	0.14
Management Fee	523,015	536,903	573,005	591,316	625,923	0.81
Other Operating Expenses	4,262,959	4,429,604	4,351,441	4,308,729	$4,308,729	5.61
Total Operating Expenses	$7,145,009	$7,393,606	$7,377,222	$7,407,318	$7,452,256	$9.70

Net Operating Income	$5,930,374	$6,028,959	$6,947,893	$7,375,576	$8,195,816	$10.67
TI/LC	0	0	0	0	854,184	1.11
Replacement Reserves	0	0	0	0	189,572	0.25
Net Cash Flow	$5,930,374	$6,028,959	$6,947,893	$7,375,576	$7,152,061	$9.31

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were not considered for the underwritten cash flow.

(2)	Contractual Rent Steps are underwritten based upon the actual scheduled rent increases through August 2017 and the present value of scheduled rent increases through the end of the lease terms for credit tenants.

■	Appraisal. As of the appraisal valuation date of July 18, 2016, the College Boulevard Portfolio Properties had an aggregate “as-is” appraised value of $97,200,000.

■	Environmental Matters. According to the Phase I environmental reports dated July 8, 2016, there were no recommendations for further action at the College Boulevard Portfolio Properties other than the maintenance of an operations and maintenance plan for asbestos.

■	Market Overview and Competition. The College Boulevard Portfolio Properties are located in the central area of Johnson County within the City of Overland Park, Kansas. Primary access to the area is provided by Interstate 435 which is a major thoroughfare connecting the Kansas City metro area. The College Boulevard Portfolio Properties are centered near the intersection of Metcalf Avenue (a primary north-south thoroughfare) and College Boulevard (a primary east-west thoroughfare) and are located within a block from one another. The Kansas City Central Business District and the Kansas City International Airport are located approximately 14 miles and 35 miles north of the College Boulevard Portfolio Properties, respectively. Major sectors in the area include telecommunications, logistics, medical, financial, engineering, and public sectors. Top employers in the area include Federal Government, Cerner Corporation, HCA Midwest Health System, Saint Luke’s Health System, and Children’s Mercy Hospitals & Clinics. The Overland Park Convention Center, located just east of the College Boulevard Portfolio Properties, is another demand generator in the local area that hosts approximately 400 events per year. As per the appraisal, the 2016 population for the surrounding area is estimated to be 6,436, 85,528, and 243,312 within the 1-, 3-, and 5-mile radius, respectively. As per the appraisal, the 2016 median household income is estimated to be $62,180, $74,088, and $72,287 within the 1-, 3-, and 5-mile radius, respectively.

college boulevard portfolio

The local area is part of the South Johnson County/College Boulevard Corridor submarket. The South Johnson County submarket has a Class A office inventory of approximately 10.9 million SF, market rate of $23.26 per SF, and a vacancy rate of 6.6%. The College Boulevard submarket has a Class A office inventory of approximately 9.9 million SF, market rate of $23.31 per SF, and a vacancy rate of 6.9%. The appraiser concluded $22.00 per SF, $22.00 per SF, and $21.00 per SF on a gross basis for office space at the Commerce Plaza I and II Properties, the 7101 College Boulevard Property, and the Financial Plaza II and III Properties, respectively.

The following table presents certain information relating to certain office lease comparables provided in the appraisal for the College Boulevard Portfolio Properties:

Office Lease Comparables(1)

	Lighton Tower and Lighton Plaza I & II	Renaissance I & II	First National Center	Staples Building	Corporate Woods #32	Corporate Woods #40	Corporate Woods #9
Year Built	1986 – 1991	1984 & 1987	1990	1983	1985	1981	1984
Total GLA	476,278	298,644	145,215	108,177	208,032	300,632	100,795
Vacancy	8.0%	12.0%	16.0%	12.0%	11.0%	8.0%	11.0%
Lease Type	Full Service	Full Service	Full Service	Full Service	Full Service	Full Service	Full Service
Asking Rent ($ per SF)	$19.00 to $25.00	$22.50	$23.00	$18.50	$19.00 to $24.00	$23.75 to $25.00	$21.75

(1)	Source: Appraisal.

■	The Borrower. The borrower is CBPK5 LP, a single-purpose entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the College Boulevard Portfolio Loan Combination. The non-recourse carveout guarantor for the College Boulevard Portfolio Loan Combination is Raymond Massa. Raymond Massa is an owner of Group RMC. Group RMC is a real estate management company, headquartered in New York City, targeting investments in undervalued office assets throughout the United States. Group RMC is currently invested in 17 office buildings totaling approximately 4 million SF throughout the United States and Canada valued at more than $350.0 million.

■	Escrows. On the origination date of the College Boulevard Portfolio Loan Combination, the borrower funded a reserve of (i) $1,202,460 for real estate taxes, (ii) $48,550 for insurance premiums, (iii) $1,500,000 for tenant improvements and leasing commissions, (iv) $214,216 for deferred maintenance, (v) $128,058 for free rent and (vi) $979,673 for unfunded tenant obligations.

On each due date, the borrower will be required to fund (i) one-twelfth of the taxes that the lender estimates will be payable over the then-succeeding 12-month period, (ii) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period, (iii) $80,048 for tenant improvements and leasing commissions (though the borrower will have no such obligation until the balance held in the leasing reserve account falls below $1,000,000), capped at $2,000,000, (iv) a replacement reserve in the amount of $15,798 and (v) upon the occurrence and continuance of a College Boulevard Portfolio Trigger Period (as defined below) the excess cash flow generated by the College Boulevard Portfolio Properties for the immediately preceding interest accrual period.

■	Lockbox and Cash Management. The College Boulevard Portfolio Loan documents require a hard lockbox with springing cash management. The College Boulevard Portfolio Loan documents require tenants, pursuant to tenant direction letters, to pay rent directly to the lockbox account and require that all other money received by the borrower with respect to the College Boulevard Portfolio Properties be deposited within two business days into such lockbox account. During the continuance of a College Boulevard Portfolio Trigger Period, all amounts in the lockbox account are required to be swept to a lender-controlled cash management account on a daily basis and, provided no event of default under the College Boulevard Portfolio Loan documents is continuing, applied to payment of debt service, payment of operating expenses, and funding of required reserves, with the remainder being deposited into an excess cash flow reserve. Provided no event of default under the College Boulevard Portfolio Loan documents is continuing, funds in the excess cash flow reserve are required (i) to the extent a College Boulevard Portfolio Trigger Period is continuing, to be held by the lender as additional collateral for the College Boulevard Portfolio Loan and (ii) to the extent no College Boulevard Portfolio Trigger Period is continuing, to be swept into the borrower’s operating account. Upon the occurrence and during the continuance of an event of default under the College Boulevard Portfolio Loan documents, the lender may apply any funds in the cash management account to amounts payable under the College Boulevard Portfolio Loan (and/or toward the payment of expenses of the College Boulevard Portfolio Properties), in such order of priority as the lender may determine.

college boulevard portfolio

“College Boulevard Portfolio Trigger Period” means a period (i) commencing upon the occurrence of an event of default under the College Boulevard Portfolio Loan documents and continuing until such event of default is cured and, (ii) commencing if the debt service coverage ratio is less than 1.25x for one (1) calendar quarter and continuing until the debt service coverage ratio is equal to or greater than 1.30x for two (2) consecutive calendar quarters. Notwithstanding the foregoing, no College Boulevard Portfolio Trigger Period will be deemed to exist with respect to clause (ii) during any period that the College Boulevard Portfolio Collateral Cure Conditions (defined below) are satisfied.

“College Boulevard Portfolio Collateral Cure Conditions” will be deemed to exist upon satisfaction of the following by the borrower: the borrower deposits cash into an account with the lender or delivers to the lender a letter of credit which, in either case, will serve as additional collateral for the College Boulevard Portfolio Loan, in an amount equal to an amount which, assuming the debt service coverage ratio is 1.00x, if added to the underwritable cash flow, would be sufficient to achieve a 1.30x debt service coverage ratio (the “College Boulevard Portfolio Collateral Deposit Amount”) and thereafter, on each one year anniversary of the date that the borrower made the deposit (or delivered the letter of credit), the borrower deposits additional cash collateral in the amount of the College Boulevard Portfolio Collateral Deposit Amount or increases the amount of the letter of credit by an amount equal to the College Boulevard Portfolio Collateral Deposit Amount (as applicable).

■	Property Management. The College Boulevard Portfolio Properties are currently managed by Block Real Estate Services, LLC. Under the College Boulevard Portfolio Loan documents, the borrower may terminate the property management agreement and replace the property manager without the lender’s consent if, among other conditions, the applicable replacement property manager is approved by the lender in writing (which approval may be conditioned upon the lender’s receipt of a rating agency confirmation). The lender has the right to terminate the management agreement and replace the property manager or require that the borrower terminate the property management agreement and replace the property manager (i) upon an event of default under the property management agreement, (ii) upon the filing of a bankruptcy or similar event with respect to the property manager, (iii) if there exists a College Boulevard Portfolio Trigger Period or (iv) if the property manager has engaged in fraud, willful misconduct, gross negligence or misappropriation of funds.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. The borrower has the one-time right at any time to obtain release of a parcel, which is unimproved, from the lien of the College Boulevard Portfolio Loan subject to the satisfaction of certain conditions, including, among others: (i) no event of default has occurred and is continuing under the College Boulevard Portfolio Loan documents, (ii) the borrower has delivered a REMIC opinion with respect to the release in form and substance acceptable to the lender and the rating agencies and such release otherwise satisfies then applicable REMIC rules and regulations, (iii) the unreleased property continues to comply with all zoning requirements, and (iv) the released unimproved parcel is conveyed to a person other than the borrower or any SPE Component Entity (as defined below).

“SPE Component Entity” means a corporation or an Acceptable LLC (as defined below): (i) whose sole asset is its interest in the borrower and (ii) that is required to satisfy standard separateness covenants as set forth in the College Boulevard Portfolio Loan documents.

“Acceptable LLC” means a limited liability company formed under Delaware law which (i) has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, will immediately become the sole member of such limited liability company, and (ii) otherwise meets the rating agency criteria then applicable to such entities.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the College Boulevard Portfolio Properties (plus 18 months of rental loss and/or business interruption coverage plus an additional period of indemnity covering (i) the six months following restoration or (ii) the period of time until such income returns to the same level it was at prior to the loss, whichever occurs first). No deductible will be in excess of $10,000, provided, however, that a higher deductible will be permitted so long as such deductible is commercially reasonable, but not to exceed $100,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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MARRIOTT HILTON HEAD RESORT & SPA

MARRIOTT HILTON HEAD RESORT & SPA

Port Royal
Bluffton
Hilton Head Island
Marriott Hilton Head Resort & Spa
1 Hotel Circle
Hilton Head Island, SC 29928
Atlantic Ocean
Ridgeland
Beaufort
Port Royal
Hardeeville
Hilton Head Island
Savannah
Tybee Island
Atlantic Ocean

MARRIOTT HILTON HEAD RESORT & SPA

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CGMRC/RMF
Location (City/State)	Hilton Head Island, South Carolina	Cut-off Date Balance(2)		$29,953,118
Property Type	Hospitality	Cut-off Date Balance per Room(1)		$190,734.61
Size (Rooms)	513	Percentage of Initial Pool Balance		4.0%
Total TTM Occupancy as of 8/31/2016	59.2%	Number of Related Mortgage Loans		2
Owned TTM Occupancy as of 8/31/2016	59.2%	Type of Security		Fee Simple
Year Built / Latest Renovation	1976, 1985 / 2015	Mortgage Rate		4.92000%
Appraised Value	$163,500,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		300
Underwritten Revenues	$33,338,474	Original Interest Only Period (Months)		NAP
Underwritten Expenses	$21,646,100
Underwritten Net Operating Income (NOI)	$11,692,374	Escrows
Underwritten Net Cash Flow (NCF)	$10,025,450		Upfront	Monthly
Cut-off Date LTV Ratio(1)	59.8%	Taxes	$1,037,750	$98,833
Maturity Date LTV Ratio(1)	44.7%	Insurance	$203,170	$32,249
DSCR Based on Underwritten NOI / NCF(1)	1.71x / 1.47x	FF&E	$0	$138,910
Debt Yield Based on Underwritten NOI / NCF(1)	11.9% / 10.2%	Other(3)	$3,630,000	$0

Sources and Uses

Sources	$	%	Uses	$	%
Loan Combination Amount	$98,000,000	87.6%	Loan Payoff	$106,553,280	95.3%
Principal’s New Cash Contribution	13,577,003	12.1	Reserves	4,870,920	4.4
Other Sources	250,000	0.2	Closing Costs	402,803	0.4
Total Sources	$111,827,003	100.0%	Total Uses	$111,827,003	100.0%

(1)	Calculated based on the aggregate balance of the Marriott Hilton Head Resort & Spa Loan Combination of $98,000,000.

(2)	The Cut-off Date Balance of $29,953,118 represents the non-controlling notes A-2B and A-4 of a $98,000,000 loan combination evidenced by six pari passu notes. The related companion loans are evidenced by: (i) the controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of $42,932,803, is currently held by an affiliate of Rialto Mortgage Finance, LLC and is expected to be contributed to one or more future securitization transactions; and (ii) the non-controlling notes A-2A, A-3A and A-3B, which have an aggregate outstanding principal balance as of the Cut-off Date of $24,960,932, are currently held by Citigroup Global Markets Realty Corp. and are expected to be contributed to one or more future securitization transactions.

(3)	Other upfront reserve represents a $3,630,000 seasonality reserve. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Marriott Hilton Head Resort & Spa Loan”) is part of a loan combination (the “Marriott Hilton Head Resort & Spa Loan Combination”) evidenced by six pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a 513-room full service hotel located in Hilton Head Island, South Carolina (the “Marriott Hilton Head Resort & Spa Property”). The Marriott Hilton Head Resort & Spa Loan, which is evidenced by notes A-2B and A-4 and represents a non-controlling interest in the Marriott Hilton Head Resort & Spa Loan, had an original principal balance of $30,000,000, has an outstanding balance of as of the Cut-off Date of $29,953,118 and represents 4.0% of the Initial Pool Balance. The related companion loans (the “Marriott Hilton Head Resort & Spa Companion Loans”), which are evidenced by the following four pari passu notes: (i) note A-1, which represents the controlling interest in the Marriott Hilton Head Resort & Spa Loan Combination, had an original principal balance of $43,000,000, and has an outstanding principal balance as of the Cut-off Date of $42,932,803, is currently held by an affiliate of Rialto Mortgage Finance, LLC and is expected to be contributed to one or more future securitization transactions; and (ii) notes A-2A, A-3A and A-3B, which represent non-controlling interests in the Marriott Hilton Head Resort & Spa Loan Combination, had an aggregate original principal balance of $25,000,000, have an aggregate outstanding principal balance as of the Cut-off Date of $24,960,932, are currently held by Citigroup Global Markets Realty Corp., and are expected to be contributed to one or more future securitization transactions. The Marriott Hilton Head Resort & Spa Loan Combination, which has an interest rate of 4.92000% per annum, was co-originated by Rialto Mortgage Finance, LLC and Citigroup Global Markets Realty Corp. on October 3, 2016. The proceeds of the Marriott Hilton Head Resort & Spa Loan Combination were primarily used to refinance existing debt on the Marriott Hilton Head Resort & Spa Property and pay loan origination costs and fund upfront reserves. The Marriott Hilton Head Resort & Spa Loan Combination will be serviced under the CGCMT 2016-C3 Pooling and Servicing Agreement until such time that controlling note A-1 is deposited into a securitization trust at which time the Marriott Hilton Head Resort & Spa Loan Combination will be serviced pursuant to that securitization trust. See “Description of the Mortgage Pool – The Loan Combinations” in the Prospectus for more information regarding the co-lender agreement that governs the relative rights of the holders of the Marriott Hilton Head Resort & Spa Loan and the Marriott Hilton Head Resort & Spa Companion Loans.

The Marriott Hilton Head Resort & Spa Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date and requires payments of principal and interest based on a 25-year amortization schedule. The scheduled maturity date of the Marriott Hilton Head Resort & Spa Loan is the due date in October 2026. Voluntary prepayment of the Marriott Hilton Head Resort & Spa Loan is permitted on or after the due date in July 2026. Defeasance of the Marriott Hilton Head Resort & Spa Loan with direct, non-callable obligations of the United States of America or other obligations which are “government securities” is permitted under the Marriott Hilton Head Resort & Spa Loan documents at any time after the second anniversary of the securitization of the last portion of the Marriott Hilton Head Resort & Spa Loan Combination.

MARRIOTT HILTON HEAD RESORT & SPA

■	The Mortgaged Property. The Marriott Hilton Head Resort & Spa Property is a full service hotel containing 513 rooms located in Hilton Head Island, South Carolina. The Marriott Hilton Head Resort & Spa Property is situated on 13.78 acres and is comprised of two buildings: a 10-story main tower that opened in 1976 and a five-story south tower that opened in 1985. The Marriott Hilton Head Resort & Spa Property was initially branded as a Hyatt Hotel but was converted to a Marriott brand in 2001. From 2011 to mid-2016, approximately $9.2 million of capital was invested by the borrower. Major upgrades and renovations include all new LCD TV’s in all guestrooms and the construction of nine new pool cabanas in 2012, upgrades to HVAC in 2013, and the most recent renovation was completed in 2014-2015 when all of the guestrooms and public areas were completely renovated. Additional improvements are anticipated to be completed in the near-term, including corridor carpeting, which will be replaced in late 2016, while in 2017, the parking lot will be repaved and meeting and banquet rooms will be renovated. The Marriott Hilton Head Resort & Spa Property has 568 parking spaces resulting in a parking ratio of approximately 1.1 spaces per room. The parking operation allows for self-parking but also includes a valet service.

Resort amenities include three restaurants and two lounges, concierge services, a full-service spa, fitness center, business center, indoor and outdoor pools, whirlpool, children’s pool, game room, a retail shop, guest laundry room, and an outdoor patio deck. Additional services include beach rental services, including bicycles, beach umbrellas, and chairs, as well as other beach equipment. Food and beverage facilities include The Café (145 seats), which is located on the ground; Conroy’s Restaurant and Lounge (158 seats), which is on the north side of the lobby level; Ocean Blu (170 seats), which is an outdoor restaurant by the pool; and Liquid (25 seats), which is an outdoor lounge by the pool. On the ground floor of the south tower, the Marriott Hilton Head Resort & Spa Property offers four meeting rooms, as well as two meeting rooms and two ballrooms on the lobby level. There is a total of 25,095 SF of meeting and banquet space including the Leamington Grand Ballroom (17,600 SF) divisible into ten separate rooms, Sable Palm (3,960 SF), Captain Jack Stoney (945 SF), Bayley’s Barony (945 SF), Lords Proprietors (459 SF), Carolina Room (425 SF), Palmetto Room (425 SF) and the Dunes Room (336 SF).

The guestroom mix includes, 321 queen/queen rooms, 167 king rooms, six suites, and 19 one-bedroom suites. Guestrooms offer either one king bed or two queen beds with a pillow top mattress, a sofa, an oversized chair, desk, 32-inch flat screen television, in-room safe, coffee maker/tea service, two speaker phones with voicemail, high speed internet service (for a fee), and a mini refrigerator. The Marriott Hilton Head Resort & Spa Property features standard and suite-style guestroom configurations that are found on floors three through ten within the main tower, and on all five floors of the south tower. As of August 31, 2016, total occupancy and owned occupancy were both 59.2% at the Marriott Hilton Head Resort & Spa Property.

The following table presents certain information relating to the 2015 demand analysis with respect to the Marriott Hilton Head Resort & Spa Property based on market segmentation, as provided in the appraisal for the Marriott Hilton Head Resort & Spa Property:

2015 Accommodated Room Night Demand(1)

Property	Meeting and Group	Leisure	Commercial
Marriott Hilton Head Resort & Spa	30%	55%	15%

(1)	Source: Appraisal.

MARRIOTT HILTON HEAD RESORT & SPA

■	Operating History and Underwritten Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Marriott Hilton Head Resort & Spa Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 8/31/2016	Underwritten	Underwritten $ per Room
Room Revenue	$18,575,061	$18,721,896	$19,503,068	$21,003,639	$20,946,252	$40,831
Food & Beverage Revenue	8,180,212	7,741,618	8,522,547	9,100,127	9,075,263	17,691
Other Revenue(2)	2,808,721	3,020,342	3,377,735	3,326,046	3,316,958	6,466
Total Revenue	$29,563,995	$29,483,856	$31,403,350	$33,429,812	$33,338,474	$64,987

Room Expense	$3,973,288	$3,960,689	$4,381,464	$4,603,181	$4,590,604	$8,949
Food & Beverage Expense	4,405,215	4,364,782	4,803,707	4,872,411	4,859,099	9,472
Other Expense	648,710	871,088	1,016,149	973,241	970,582	1,892
Total Departmental Expense	$9,027,214	$9,196,559	$10,201,320	$10,448,834	$10,420,285	$20,312
Total Undistributed Expense	8,395,460	8,771,707	8,932,902	9,342,129	9,404,974	18,333
Total Fixed Charges	1,856,320	1,836,444	1,881,400	1,846,261	1,820,840	3,549
Total Operating Expenses	$19,278,993	$19,804,710	$21,015,622	$21,637,223	$21,646,100	$42,195

Net Operating Income	$10,285,001	$9,679,146	$10,387,728	$11,792,589	$11,692,374	$22,792
FF&E	1,478,200	1,474,193	1,570,168	1,671,491	1,666,924	3,249
Net Cash Flow	$8,806,802	$8,204,953	$8,817,561	$10,121,098	$10,025,450	$19,543

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Other revenue consists of spa services, gift shop sales, resort fee, parking income, beach chair rentals and miscellaneous income.

■	Appraisal. According to the appraisal, the Marriott Hilton Head Resort & Spa Property had an “as-is” appraised value of $163,500,000 as of August 30, 2016.

■	Environmental Matters. According to a Phase I environmental report, dated September 13, 2016, there are no recommendations for further action at the Marriott Hilton Head Resort & Spa Property other than a recommendation for an asbestos operations and maintenance plan, which is already in place.

■	Market Overview and Competition. The Marriott Hilton Head Resort & Spa Property is located in Hilton Head Island, South Carolina, within the Hilton Head Island-Bluffton-Beaufort, South Carolina metropolitan statistical area (“Hilton Head MSA”). According to a government agency, the unemployment rate for the Hilton Head MSA was 5.1% as of June 2016. In comparison, the state of South Carolina unemployment rate was 5.6%, and the national unemployment rate was 4.9% for the same period. The Hilton Head Island MSA is the area consisting of the two southernmost counties in the Lowcountry region of South Carolina, and includes the counties of Beaufort and Jasper. Hilton Head Island is located approximately 31 miles northeast of Savannah, Georgia, and 98 miles southwest of Charleston, South Carolina. Beaufort is located in close proximity to the United States Naval Hospital Beaufort, the Marine Corps Air Station Beaufort and the Marine Corps Recruit Depot Parris Island. Other major demand generators for the Hilton Head MSA include the Gulfstream Aerospace Corporation (“Gulfstream”) and the University of South Carolina Beaufort. Gulfstream has headquarters near the grounds of the Savannah/Hilton Head International Airport and specializes in producing a variety of private aircrafts, serving a diverse clientele base that includes corporate, government, private, and military customers. The Marriott Hilton Head Resort & Spa Property is served by the Hilton Head Airport and the Savannah/Hilton Head International Airport. Located approximately four miles from the Marriott Hilton Head Resort & Spa Property, the Hilton Head Airport is a public airport and is mostly used for general aviation but is also served by one commercial airline, US Airways Express, which flies to Charlotte and Washington Reagan, the latter of which is seasonal.

Primary regional access to Hilton Head Island is provided by U.S. Highway 278, which connects with Interstate 95 to the west and has its eastern terminus on Hilton Head Island. U.S. Highway 278 forms a circle on Hilton Head Island, providing easy access throughout the island. Interstate 95 is another major highway, which extends north to Fayetteville, North Carolina and south to Jacksonville, Florida.

The Marriott Hilton Head Resort & Spa Property is located in the resort of Palmetto Dunes, which is comprised of numerous residential neighborhoods, four golf courses and a championship tennis facility. The area immediately surrounding the Marriott Hilton Head Resort & Spa Property is generally defined by the Harbor River to the north and west and the Atlantic Ocean to the south and east. The neighborhood is characterized by restaurants, retail shopping centers, and residential areas, as well as hotels and resorts along the oceanfront. Some specific businesses and entities in the area include Robert Trent Jones Golf Course, Shelter Cove Marina, and Shelter Cove Towne Centre.

marriott hilton head resort & spa

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the Marriott Hilton Head Resort & Spa Property and its competitive set, as provided in a market report for the Marriott Hilton Head Resort & Spa Property:

Historical Statistics(1)

	Marriott Hilton Head Resort & Spa			Competitive Set			Penetration
	2014	2015	TTM 8/31/2016	2014	2015	TTM 8/31/2016	2014	2015	TTM 8/31/2016
Occupancy	59.4%	56.1%	58.8%	57.9%	61.5%	65.3%	102.7%	91.2%	90.1%
ADR	$177.45	$179.24	$190.79	$194.83	$203.82	$213.42	91.1%	87.9%	89.4%
RevPAR	$105.47	$100.57	$112.22	$112.78	$125.38	$139.28	93.5%	80.2%	80.6%

(1)	Source: August 2016 travel research report.

Marriott Hilton Head Resort & Spa Property Competitive Set(1)

Property	Number of Rooms	Year Built
Marriott Hilton Head Resort & Spa	513	1976, 1985
Omni Hilton Head Oceanfront Resort	323	1981
Sonesta Resort Hilton Head Island	340	1981
Westin Hilton Head Island Resort & Spa	416	1985
Total(2)	1,079

(1)	Source: Appraisal

(2)	Total excludes the Marriott Hilton Head Resort & Spa Property.

■	The Borrower. The borrower is Columbia Properties Hilton Head, LLC, a single-purpose, single-asset entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Marriott Hilton Head Resort & Spa Loan. The non-recourse carve-out guarantors are Columbia Sussex Corporation and CSC Holdings, LLC. For more information regarding the non-recourse carve-out guarantors, see “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

■	Escrows. On the origination date of the Marriott Hilton Head Resort & Spa Loan, the borrower funded escrow reserves of $1,037,750 for real estate taxes, $203,170 for insurance and $3,630,000 for a seasonality reserve.

On each due date, the borrower is required to fund the following reserves with respect to the Marriott Hilton Head Resort & Spa Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then ensuing twelve month period; (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding twelve month period; (iii) an FF&E reserve in an amount equal to $138,910 for 2016. After 2016, the monthly FF&E reserves will be an amount equal to the greater of (a) one-twelfth of 5.0% of gross income and (b) the aggregate amount, if any, required to be reserved under the management agreement and the franchise agreement. The Marriott Hilton Head Resort & Spa Loan documents also provide for a property improvement plan escrow to occur after the occurrence of a PIP Reserve Trigger Event Date (as defined below). The monthly deposit will be all available excess cash flow available after satisfying a seasonality working capital reserve deposit. The sums deposited in escrow will be for payment of the cost of any property improvement plan requirements under a replacement franchise agreement.

Additionally, if the seasonal working capital reserve balance is less than $3,630,000, the borrower is required, on each due date occurring in April, May, June, July and August of each year during the term of the Marriott Hilton Head Resort & Spa Loan Combination, to pay (i) if a cash management period is continuing an amount equal to the greater of (a) the seasonal working capital reserve account monthly deposit of $726,000; and (b) all amounts remaining after payments from the cash management account as defined in the Marriott Hilton Head Resort & Spa Loan documents, or (ii) if no cash management period is continuing, then the seasonal working capital reserve account monthly deposit of $726,000. Regardless of whether a cash management period is continuing or not, deposits by the borrower to the seasonal working capital reserve will be required until the balance in the seasonal working capital reserve account is equal to and does not exceed $3,630,000.

■	Lockbox and Cash Management. The Marriott Hilton Head Resort & Spa Loan requires a hard lockbox which is already in place, and requires all tenants to pay their rents and all credit card companies under merchant agreements to pay receipts directly into such lockbox account. All checks and cash (to the extent such cash amounts exceed $50,000) received from hotel patrons by the borrower or the property manager are required to be deposited into the lockbox account within two business days of receipt. Following the occurrence of a Cash Management Trigger Event (as defined below), the funds on deposit in the lockbox account are required to be transferred daily to the cash marriott hilton head resort & spa

management account under the control of the lender. On each due date after the occurrence of a Cash Management Trigger Event, the related loan documents require that all amounts on deposit in the lockbox account will be applied in the following order of priority: (i) real estate taxes; (ii) insurance; (iii) fees and expenses in accordance with the cash management agreement; (iv) monthly debt service payment; (v) monthly capital expenditures; (vi) funds sufficient to pay any interest accruing at the default rate with respect to any event of default that has occurred; (vii) if a Cash Sweep Event (as defined below) or a property improvement plan reserve period is in effect, funds sufficient to be applied to the operating expenses set forth in the annual operating budget; (viii) if a Cash Sweep Event or property improvement plan reserve period is in effect, funds sufficient to pay for extraordinary expenses; and (ix) all excess cash flow will be applied as follows (a) to the seasonal working capital reserve account until the account balance is equal the seasonal working capital reserve account cap of $3,630,000; (b) to the property improvement plan account following the occurrence and continuance of a property improvement plan reserve period; (c) to the excess cash flow account during a Cash Sweep Event if no property improvement plan reserve period is in effect, and/or (d) if no Cash Sweep Event or property improvement plan reserve period is continuing, remaining funds are swept to the borrower account.

A “Cash Management Trigger Event” will commence upon the occurrence of (i) an event of default; (ii) any bankruptcy action of borrower, guarantor or property manager; (iii) a Cash Management DSCR Trigger Event (as defined below); or (iv) the PIP Reserve Cash Management Trigger Event Date (as defined below).

A “Cash Management DSCR Trigger Event” occurs upon any date the amortizing net operating income debt service coverage ratio based on the trailing twelve-month period immediately preceding the date of such determination, is less than 1.20x, until such time that the debt service coverage ratio based on the trailing twelve month period is 1.25x or more for two consecutive quarters.

A “PIP Reserve Cash Management Trigger Event Date” means February 6, 2024.

A “Cash Sweep Event” will commence upon the occurrence of (i) an event of default; (ii) any bankruptcy action of borrower, guarantor or property manager; (iii) a Cash Sweep DSCR Trigger Event (as defined below) or (iv) a PIP Reserve Trigger Event Date.

A “Cash Sweep DSCR Trigger Event” occurs upon any date the amortizing net operating income debt service coverage ratio based on the trailing twelve-month period immediately preceding the date of such determination, is less than 1.10x, until such time that the debt service coverage ratio based on the trailing twelve month period is 1.15x or more for two consecutive quarters.

A “PIP Reserve Trigger Event Date” means April 6, 2024.

■	Property Management. The Marriott Hilton Head Resort & Spa Property is currently managed by Columbia Sussex Management, LLC, an affiliate of the borrower, pursuant to a management agreement. The Marriott Hilton Head Resort & Spa Loan documents provide that the lender may require the borrower to replace the property manager with a property manager which is not an affiliate of the borrower, but may be chosen by the borrower and approved by the lender (i) upon the occurrence of an event of default; (ii) if the property manager is in default under the management agreement beyond any applicable notice and cure period; (iii) if property manager becomes insolvent or a debtor in any bankruptcy action and/or (iv) if at any time the property manager has engaged in fraud, willful misconduct or misappropriation of funds.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

marriott hilton head resort & spa

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Marriott Hilton Head Resort & Spa Property, plus 18 months of business interruption coverage as calculated under the loan documents in an amount equal to 100% of the projected gross income from the Marriott Hilton Head Resort & Spa Property for a period continuing until the restoration of the Marriott Hilton Head Resort & Spa Property is completed and containing an extended period endorsement which provides for up to 12 months of additional coverage. The terrorism insurance is required to contain a deductible that is no larger than $100,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LIGHTSTONE HOTEL PORTFOLIO

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties		2	Loan Seller	CGMRC
Location (City/State)		Various	Cut-off Date Balance	$28,367,869
Property Type		Hospitality	Cut-off Date Balance per Room	$107,454.05
Size (Rooms)		264	Percentage of Initial Pool Balance		3.7%
Total TTM Occupancy as of 7/31/2016		72.7%	Number of Related Mortgage Loans		None
Owned TTM Occupancy as of 7/31/2016		72.7%	Type of Security	Fee Simple
Year Built / Latest Renovation		2013, 2015 / NAP	Mortgage Rate	4.73000%
Appraised Value		$47,600,000	Original Term to Maturity (Months)		60
			Original Amortization Term (Months)		360
			Original Interest-Only Period (Months)	NAP
Underwritten Revenues		$8,941,661	Borrower Sponsor(1)	Lightstone Value Plus REIT III LP
Underwritten Expenses		$5,249,478	Escrows
Underwritten Net Operating Income (NOI)		$3,692,183
Underwritten Net Cash Flow (NCF)		$3,231,474		Upfront	Monthly
Cut-off Date LTV Ratio		59.6%	Taxes	$0	$33,044
Maturity Date LTV Ratio		54.8%	Insurance	$0	$0
DSCR Based on Underwritten NOI / NCF		2.08x / 1.82x	FF&E(2)	$0	$38,392
Debt Yield Based on Underwritten NOI / NCF		13.0% / 11.4%	Other(3)	$578,229	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$28,400,000	99.7%	Principal Equity Distribution(4)	$27,358,919	96.1%
Other Sources	80,000	0.3	Reserves	578,229	2.0
			Closing Costs	542,853	1.9

Total Sources	$28,480,000	100.0%	Total Uses	$28,480,000	100.0%

(1)	The non-recourse carveout guarantor for the Lightstone Hotel Portfolio Loan is Lightstone Value Plus REIT III LP.

(2)	The monthly FF&E reserve is one-twelfth of 4.0% of total revenue for the Home2 Suites Seattle Airport Property and one-twelfth of 6.5% of total revenue for the Home2 Suites Salt Lake City/South Jordan Property.

(3)	The other upfront reserve is comprised of an upfront property improvement plan (“PIP”) reserve of $383,676 and an upfront deferred maintenance reserve of $194,553.

(4)	The sponsor of the Lightstone Hotel Portfolio Loan acquired the Lightstone Hotel Portfolio Properties all cash for $47,200,000 on August 2, 2016. The Home2Suites Seattle Airport Property was acquired for $28,700,000 and the Home2Suites Salt Lake City/South Jordan Property was acquired for $18,500,000. The Lightstone Hotel Portfolio Loan was used to capitalize the Lightstone Hotel Portfolio Properties.

The following table presents certain information relating to the trailing twelve months as of July 2016 penetration rates relating to the Lightstone Hotel Portfolio Properties and various market segments, as provided in the July 2016 travel research reports for the Lightstone Hotel Portfolio Properties:

Penetration Rates(1)

Property	Occupancy	ADR	RevPAR
Home2 Suites Seattle Airport	86.1%	112.1%	96.6%
Home2 Suites Salt Lake City/South Jordan	124.9%	99.1%	123.7%

(1)	Source: July 2016 travel research reports.

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the Lightstone Hotel Portfolio Properties:

Home2 Suites Seattle Airport(1)(2)

TTM 7/31/2016
Occupancy	67.6%
ADR	$138.74
RevPAR	$93.72

(1)	As provided by the borrower.

(2)	The Home2 Suites Seattle Airport Property was built in July 2015, therefore no historical information is available.

Home2 Suites Salt Lake City/South Jordan(1)

	2014	2015	TTM 7/31/2016
Occupancy	64.3%	76.0%	78.5%
ADR	$100.99	$107.36	$109.96
RevPAR	$64.98	$81.56	$86.30

(1)	As provided by the borrower and which reflects occupancy as of December 31 for the specified year unless otherwise indicated.

LIGHTSTONE HOTEL PORTFOLIO

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Lightstone Hotel Portfolio Properties:

Cash Flow Analysis(1)

	2014	2015	TTM 7/31/2016	Underwritten	Underwritten $ per Room
Room Revenue	$2,964,486	$3,721,147	$8,716,457	$8,692,642	$32,927
Other Revenue(2)	119,629	127,378	251,627	249,020	943
Total Revenue	$3,084,115	$3,848,525	$8,968,084	$8,941,661	$33,870

Room Expense	$678,208	$779,678	$1,879,447	$1,883,146	$7,133
Other Expense	38,901	38,460	90,058	89,904	341
Total Departmental Expense	$717,109	$818,138	$1,969,505	$1,973,050	$7,474
Total Undistributed Expense	930,436	1,058,456	2,399,577	2,738,320	10,372
Total Fixed Charges	165,475	189,092	411,979	538,108	2,038
Total Operating Expenses	$1,813,020	$2,065,686	$4,781,061	$5,249,478	$19,884

Net Operating Income	$1,271,095	$1,782,839	$4,187,023	$3,692,183	$13,986
FF&E	123,365	153,941	358,723	460,709	1,745
Net Cash Flow	$1,147,730	$1,628,898	$3,828,300	$3,231,474	$12,240

(1)	The Home2 Suites Seattle Airport Property opened in July 2015 and therefore was not included in the Cash Flow Analysis for 2014 and 2015.

(2)	Other Revenue consists of suite shop sales, guest laundry, pet fees, smoking/cleaning fees, telephone revenue and miscellaneous revenue.

MILLS FLEET FARM

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	5	Loan Seller		CCRE
Location (City/State)	Various	Cut-off Date Balance(2)	$27,869,389
Property Type	Retail	Cut-off Date Balance per SF(1)	$62.25
Size (SF)	1,039,368	Percentage of Initial Pool Balance	3.7%
Total Occupancy as of 6/16/2016	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 6/16/2016	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	Various / NAP	Mortgage Rate	4.75000%
Appraised Value	$101,950,000	Original Term to Maturity (Months)	120
		Original Amortization Term (Months)	360
		Original Interest Only Period (Months)	NAP
		Borrower Sponsor(3)	STORE Capital Corporation

Underwritten Revenues	$7,505,000
Underwritten Expenses	$150,100	Escrows
Underwritten Net Operating Income (NOI)	$7,354,900		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$6,679,311	Taxes	$0	$0
Cut-off Date LTV Ratio(1)	63.5%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	52.0%	Replacement(4)	$0	$0
DSCR Based on Underwritten NOI / NCF(1)	1.81x / 1.64x	TI/LC(5)	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	11.4% / 10.3%	Other	$0	$0

Sources and Uses

Sources	$	%	Uses	$	%
Loan Combination Amount	$65,000,000	100.0%	Purchase Price(6)	$40,000,000	61.5%
			Principal Equity Distribution(6)	24,066,762	37.0
			Closing Costs	933,238	1.4
Total Sources	$65,000,000	100.0%	Total Uses	$65,000,000	100.0%

(1)	Calculated based on aggregate outstanding original principal balance of the Mills Fleet Farm Loan Combination of $65,000,000.

(2)

The Cut-off Date Balance of $27,869,389 is evidenced by the controlling note A-2 which is part of a $65,000,000 loan combination evidenced by three pari passu notes. The related companion loans are evidenced by (i) the non-controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of $16,920,700, is currently held by Cantor Commercial Real Estate L.P. and is expected to be contributed to the CFCRE 2016-C6 securitization transaction and (ii) the non-controlling note A-3, which has an outstanding principal balance as of the Cut-off Date of $19,906,706, is currently held by Deutsche Bank AG, New York Branch (or an affiliate) and is expected to be contributed to one or more future commercial mortgage securitization transactions.

(3)	STORE Capital Corporation is the non-recourse carveout guarantor under the Mills Fleet Farm Loan.

(4)	The replacement reserve is subject to a cap of $779,526.

(5)	The TI/LC reserve is subject to a cap of $2,598,420.

(6)	The Mills Fleet Farm Loan sources were used for the acquisition of two Mills Fleet Farm Properties and the recapitalization of three Mills Fleet Farm Properties purchased by STORE Capital Acquisitions, LLC in February 2016 and June 2016 as part of a sale-leaseback transaction.

The following table presents certain information relating to the single tenants at the Mills Fleet Farm Properties:

Largest Tenants Based On Underwritten Base Rent

Mills Fleet Farm Property Location	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	Lease Expiration	Tenant Sales $ per SF	Occupancy Cost	Renewal / Extension Options
Fargo, ND	NR / NR / NR	244,268	23.5%	$1,856,626	23.5%	$7.60	6/30/2036	$254	3.0%	4, 5-year options
Green Bay (East), WI	NR / NR / NR	228,197	22.0	1,734,474	22.0	$7.60	6/30/2036	$194	3.9%	4, 5-year options
Mankato, MN	NR / NR / NR	207,610	20.0	1,577,996	20.0	$7.60	6/30/2036	$144	5.3%	4, 5-year options
Hudson, WI	NR / NR / NR	185,630	17.9	1,410,931	17.9	$7.60	6/30/2036	$216	3.5%	4, 5-year options
Marshfield, WI	NR / NR / NR	173,663	16.7	1,319,973	16.7	$7.60	6/30/2036	$214	3.6%	4, 5-year options
Total / Wtd. Avg. All Owned Tenants		1,039,368	100.0%	$7,900,000	100.0%	$7.60

(1)	Certain ratings are those of the parent company, whether or not the parent guarantees the lease.

(2)	UW Base Rent is allocated based on property SF.

MILLS FLEET FARM

The following table presents certain information relating to the lease rollover schedule at the Mills Fleet Farm Properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2016	0	0.0	0.0%	0	0.0	$0.00	0
2017	0	0.0	0.0%	0	0.0	$0.00	0
2018	0	0.0	0.0%	0	0.0	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
Thereafter	1,039,368	100.0	100.0%	7,900,000	100.0	$7.60	5
Vacant	0	0.0	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	1,039,368	100.0%		$7,900,000	100.0%	$7.60	5

(1)	Calculated based on approximate square footage occupied by each tenant.

The following table presents certain information relating to historical leasing at the Mills Fleet Farm Properties:

Historical Leased %(1)

	2013	2014	2015	As of 6/16/2016
Fargo, ND	100.0%	100.0%	100.0%	100.0%
Green Bay (East), WI	100.0%	100.0%	100.0%	100.0%
Mankato, MN(2)	NAP	NAP	100.0%	100.0%
Hudson, WI	100.0%	100.0%	100.0%	100.0%
Marshfield, WI	100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	The Mankato, MN property opened in March 2015 and as such historical occupancy is unavailable.

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Mills Fleet Farm Properties:

Cash Flow Analysis(1)

	Underwritten	Underwritten $ per SF
Base Rent	$7,900,000	$7.60
Gross Up Vacancy	0	0.00
Total Rent	$7,900,000	$7.60
Total Reimbursables	0	0.00
Other Income	0	0.00
Vacancy & Credit Loss	(395,000)	(0.38)
Effective Gross Income	$7,505,000	$7.22

Total Operating Expenses	$150,100	$0.14

Net Operating Income	$7,354,900	$7.08
TI/LC(2)	519,684	0.50
Capital Expenditures(2)	155,905	0.15
Net Cash Flow	$6,679,311	$6.43

(1)	Certain items such as straight line rent, interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Tenant improvements, leasing commissions and capital expenditures are springing and capped at a five years’ worth of collections.

STARWOOD SELECT SERVICE HOTEL PORTFOLIO I

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	3	Loan Seller		CGMRC
Location (City/State)	Various	Cut-off Date Balance		$22,689,728
Property Type	Hospitality	Cut-off Date Balance per Room		$75,632.43
Size (Rooms)	300	Percentage of Initial Pool Balance		3.0%
Total TTM Occupancy as of 6/30/2016	75.4%	Number of Related Mortgage Loans		3
Owned TTM Occupancy as of 6/30/2016	75.4%	Type of Security		Fee Simple
Year Built / Latest Renovation	Various	Mortgage Rate		4.80300%
Appraised Value	$39,000,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		360
		Original Interest-Only Period (Months)		NAP
		Borrower Sponsor(1)(2)	Starwood Capital Group Global I, L.P., Starwood Capital Group Global II, L.P. and Starwood Capital Group, L.L.C.
Underwritten Revenues	$9,501,540
Underwritten Expenses	$6,190,772	Escrows
Underwritten Net Operating Income (NOI)	$3,310,767
Underwritten Net Cash Flow (NCF)	$2,907,017		Upfront	Monthly
Cut-off Date LTV Ratio	58.2%	Taxes	$76,404	$25,468
Maturity Date LTV Ratio	47.6%	Insurance	$0	$0
DSCR Based on Underwritten NOI / NCF	2.31x / 2.03x	FF&E(3)	$0	$33,646
Debt Yield Based on Underwritten NOI / NCF	14.6% / 12.8%	Other(4)	$500,000	$0

Sources and Uses

Sources	$	%	Uses	$	%
Loan Amount	$22,715,000	99.6%	Principal Equity Distribution	$13,972,855	61.3%
Other Sources	80,000	0.4	Loan Payoff	7,650,967	33.6
			Closing Costs	594,775	2.6
			Reserves	576,404	2.5
Total Sources	$22,795,000	100.0%	Total Uses	$22,795,000	100.0%

(1)	The borrower sponsors for the Starwood Select Service Hotel Portfolio I are also the borrower sponsors for the Starwood Select Service Hotel Portfolio II Loan and the Starwood Select Service Hotel Portfolio III Loan.

(2)	The non-recourse carveout guarantor is SCG Hotel Investors Holdings, L.P.

(3)	Monthly FF&E Reserve is 1/12th of the greater of (i) 4% of the gross income from operations for the calendar month which is two months prior to the applicable payment date and (ii) the amount of the deposit, if any, then required by the franchisor on account of FF&E under the franchise agreement.

(4)	The Other reserve is comprised of an upfront property improvement plan (“PIP”) reserve for the Hyatt House Charlotte Property.

The following table presents certain information relating to the trailing twelve months as of May 2016 penetration rates relating to the Starwood Select Service Hotel Portfolio I Properties and various market segments, as provided in the May 2016 travel research report for the Starwood Select Service Hotel Portfolio I Properties:

Penetration Rates(1)

Property	Occupancy	ADR	RevPAR
Hyatt House Charlotte	101.0%	97.6%	98.6%
Hampton Inn Muskegon	136.6%	111.9%	152.8%
Fairfield Inn & Suites Norton Shores	133.1%	111.7%	148.7%

(1)	Source: May 2016 travel research report.

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the Starwood Select Service Hotel Portfolio I Properties:

Hyatt House Charlotte(1)

	2013	2014	2015	TTM 6/30/2016
Occupancy	74.2%	75.9%	82.1%	81.3%
ADR	$87.13	$89.82	$103.41	$111.14
RevPAR	$64.67	$68.20	$84.91	$90.36

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

Hampton Inn Muskegon(1)

	2013	2014	2015	TTM 6/30/2016
Occupancy	57.5%	65.4%	67.3%	71.5%
ADR	$103.31	$111.69	$114.80	$116.76
RevPAR	$59.44	$73.04	$77.25	$83.45

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

STARWOOD SELECT SERVICE HOTEL PORTFOLIO I

Fairfield Inn & Suites Norton Shores(1)

	2013	2014	2015	TTM 6/30/2016
Occupancy	67.3%	66.4%	65.6%	69.4%
ADR	$101.03	$110.27	$112.06	$111.02
RevPAR	$67.99	$73.27	$73.48	$77.09

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Starwood Select Service Hotel Portfolio I Properties:

Cash Flow Analysis

	2013	2014	2015	TTM 6/30/2016	Underwritten	Underwritten $ per Room
Room Revenue	$7,003,588	$7,756,675	$8,725,173	$9,313,697	$9,288,250	$30,961
Food & Beverage Revenue	0	54,509	103,192	96,858	96,593	322
Other Revenue(1)	158,583	135,952	102,105	117,017	116,697	389
Total Revenue	$7,162,171	$7,947,137	$8,930,471	$9,527,571	$9,501,540	$31,672

Room Expense	$1,998,119	$2,116,300	$2,209,551	$2,311,486	$2,305,171	$7,684
Food & Beverage Expense	0	52,996	114,252	103,659	103,376	345
Other Expense	47,168	57,735	53,023	49,450	49,315	164
Total Departmental Expense	$2,045,287	$2,227,031	$2,376,827	$2,464,596	$2,457,862	$8,193
Total Undistributed Expense	2,749,195	3,021,777	3,240,238	3,359,910	3,366,009	11,220
Total Fixed Charges	340,614	351,992	404,881	452,000	366,902	1,223
Total Operating Expenses	$5,135,095	$5,600,800	$6,021,946	$6,276,506	$6,190,772	$20,636

Net Operating Income	$2,027,075	$2,346,336	$2,908,525	$3,251,066	$3,310,767	$11,036
FF&E	307,388	340,407	379,801	404,856	403,750	1,346
Net Cash Flow	$1,719,687	$2,005,929	$2,528,724	$2,846,209	$2,907,017	$9,690

(1)	Other Revenue includes gift & market shop, meeting room rental, and guest laundry.

STARWOOD SELECT SERVICE HOTEL PORTFOLIO II

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	2	Loan Seller	CGMRC
Location (City/State)	Various	Cut-off Date Balance	$18,938,906
Property Type	Hospitality	Cut-off Date Balance per Room	$100,738.86
Size (Rooms)	188	Percentage of Initial Pool Balance	2.5%
Total TTM Occupancy as of 6/30/2016	79.9%	Number of Related Mortgage Loans	3
Owned TTM Occupancy as of 6/30/2016	79.9%	Type of Security	Fee Simple
Year Built / Latest Renovation	Various	Mortgage Rate	4.80300%
Appraised Value	$28,100,000	Original Term to Maturity (Months)	120
		Original Amortization Term (Months)	360
		Original Interest-Only Period (Months)	NAP
		Borrower Sponsor(1)(2)	Starwood Capital Group
			Global I, L.P., Starwood
			Capital Group Global II, L.P.
			and Starwood Capital Group,
Underwritten Revenues	$6,382,493		L.L.C.
Underwritten Expenses	$3,791,775
Underwritten Net Operating Income (NOI)	$2,590,718	Escrows
Underwritten Net Cash Flow (NCF)	$2,335,418
Cut-off Date LTV Ratio	67.4%		Upfront	Monthly
Maturity Date LTV Ratio	55.1%	Taxes	$18,491	$18,491
DSCR Based on Underwritten NOI / NCF	2.17x / 1.96x	Insurance	$0	$0
Debt Yield Based on Underwritten NOI / NCF	13.7% / 12.3%	FF&E(3)	$0	$21,275

Sources and Uses

Sources	$	%	Uses	$	%
Loan Amount	$18,960,000	99.6%	Principal Equity Distribution	$18,575,489	97.6%
Other Sources	80,000	0.4	Closing Costs	446,020	2.3
			Reserves	18,491	0.1

Total Sources	$19,040,000	100.0%	Total Uses	$19,040,000	100.0%

(1)	The borrower sponsors for the Starwood Select Service Hotel Portfolio II are also the borrower sponsors for the Starwood Select Service Hotel Portfolio I Loan and the Starwood Select Service Hotel Portfolio III Loan.

(2)	The non-recourse carveout guarantor is SCG Hotel Investors Holdings, L.P.

(3)	Monthly FF&E Reserve is 1/12th of the greater of (i) 4% of the gross income from operations for the calendar month which is two months prior to the applicable payment date and (ii) the amount of the deposit, if any, then required by the franchisor on account of FF&E under the franchise agreement.

The following table presents certain information relating to the trailing twelve months as of May 2016 penetration rates relating to the Starwood Select Service Hotel Portfolio II Properties and various market segments, as provided in the May 2016 travel research reports for the Starwood Select Service Hotel Portfolio II Properties:

Penetration Rates(1)

Property	Occupancy	ADR	RevPAR
Residence Inn Boise	101.9%	106.7%	108.7%
Residence Inn Spokane	109.6%	113.7%	124.6%

(1)	Source: May 2016 travel research reports.

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the Starwood Select Service Hotel Portfolio II Properties:

Residence Inn Boise(1)

	2013	2014	2015	TTM 6/30/2016
Occupancy	79.9%	79.4%	74.4%	80.7%
ADR	$87.21	$94.01	$107.61	$110.87
RevPAR	$69.67	$74.62	$80.07	$89.52

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

Residence Inn Spokane(1)

	2013	2014	2015	TTM 6/30/2016
Occupancy	79.5%	77.0%	77.9%	78.8%
ADR	$105.45	$113.61	$116.37	$120.56
RevPAR	$83.84	$87.49	$90.70	$95.01

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

STARWOOD SELECT SERVICE HOTEL PORTFOLIO II

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Starwood Select Service Hotel Portfolio II Properties:

Cash Flow Analysis

	2013	2014	2015	TTM 6/30/2016	Underwritten	Underwritten $ per Room
Room Revenue	$5,215,456	$5,514,724	$5,820,208	$6,328,445	$6,311,154	$33,570
Other Revenue(1)	96,711	78,125	69,729	71,534	71,339	379
Total Revenue	$5,312,167	$5,592,849	$5,889,937	$6,399,979	$6,382,493	$33,949

Room Expense	$1,334,904	$1,292,813	$1,325,690	$1,346,521	$1,349,460	$7,178
Telephone	47,427	36,530	38,635	36,691	36,591	195
Total Departmental Expense	$1,382,331	$1,329,343	$1,364,325	$1,383,212	$1,386,050	$7,373
Total Undistributed Expense	1,806,172	1,837,864	1,954,262	2,045,596	2,109,296	11,220
Total Fixed Charges	247,618	274,634	254,811	236,669	296,429	1,577
Total Operating Expenses	$3,436,121	$3,441,841	$3,573,398	$3,665,477	$3,791,775	$20,169

Net Operating Income	$1,876,046	$2,151,008	$2,316,539	$2,734,502	$2,590,718	$13,780
FF&E	108,080	196,628	207,532	226,516	255,300	1,358
Net Cash Flow	$1,767,965	$1,954,380	$2,109,007	$2,507,986	$2,335,418	$12,422

(1)	Other Revenue includes retail kiosk, guest communications, vending commissions, and guest laundry.

LAS PALMAS I, II, III

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	Barclays
Location (City/State)	Rialto, California	Cut-off Date Balance	$16,750,000
Property Type	Multifamily	Cut-off Date Balance per Unit	$79,009.43
Size (Units)	212	Percentage of Initial Pool Balance	2.2%
Total Occupancy as of 8/20/2016	98.6%	Number of Related Mortgage Loans	2
Owned Occupancy as of 8/20/2016	98.6%	Type of Security	Fee Simple
Year Built / Latest Renovation	1987, 1990 / NAP	Mortgage Rate	4.26910%
Appraised Value	$24,090,000	Original Term to Maturity (Months)	120
Original Amortization Term (Months)	360
Original Interest Only Period (Months)	NAP
Borrower Sponsor(1)	H.K. Realty, Inc.

Underwritten Revenues	$2,578,080
Underwritten Expenses	$1,141,199	Escrows
Underwritten Net Operating Income (NOI)	$1,436,880	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$1,383,880	Taxes	$63,194	$12,639
Cut-off Date LTV Ratio	69.5%	Insurance(2)	$0	$0
Maturity Date LTV Ratio	55.8%	Replacement Reserves	$0	$4,417
DSCR Based on Underwritten NOI / NCF	1.45x / 1.40x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	8.6% / 8.3%	Other(3)	$123,888	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$16,750,000	98.2%	Loan Payoff	$13,119,171	76.9%
Other Sources	309,791	1.8	Principal Equity Distribution	3,590,388	21.0
			Reserves	187,081	1.1
			Closing Costs	163,151	1.0
Total Sources	$17,059,791	100.0%	Total Uses	$17,059,791	100.0%

(1)	The borrower sponsor and non-recourse carveout guarantors for the Las Palmas I, II, III mortgage loan and for the North Pointe – Riverside mortgage loan are H.K. Realty, Inc. and J.K. Properties, Inc., respectively, which are 100% owned by the same entity.

(2)	Insurance is provided under a blanket policy.

(3)	The other upfront reserve represents a deferred maintenance reserve of $123,888.

The following table presents certain information relating to the units and rents at the Las Palmas I, II, III Property:

Unit Mix Summary

Unit Type	Occupied Units(1)	Vacant Units(1)	Total Units(1)	Average SF per Unit(1)	Monthly Market Rent per Unit(2)	Yearly Market Rent(2)	Average Monthly Actual Rent per Unit(1)	Average Yearly Actual Rent(1)
Studio	20	0	20	650	$870	$208,800	$840	$201,660
1 Bed / 1 Bath	51	1	52	850	$970	605,280	$916	560,568
2 Bed / 1 Bath	31	2	33	947	$1,100	435,600	$1,040	386,940
2 Bed / 2 Bath	92	0	92	1,001	$1,150	1,269,600	$1,085	1,197,552
3 Bed / 2 Bath	15	0	15	1,194	$1,425	256,500	$1,363	245,424
Total / Wtd. Avg.	209	3	212	936	$1,091	$2,775,780	$1,034	$2,592,144

(1)	As provided by the borrower per August 20, 2016 rent roll.

(2)	As provided in the appraisal.

The following table presents certain information relating to historical leasing at the Las Palmas I, II, III Property:

Historical Leased %(1)

	2013	2014	2015	As of 8/20/2016
Owned Space	94.0%	98.0%	97.0%	98.6%

(1)	As provided by the borrower and reflects average occupancy as of December 31 for the specified year unless otherwise indicated.

LAS PALMAS I, II, III

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Las Palmas I, II, III Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 8/31/2016	Underwritten	Underwritten $ per Unit
Base Rent(2)	$2,187,628	$2,210,289	$2,390,124	$2,546,627	$2,592,144	$12,227
Gross Up Vacancy	0	0	0	0	38,040	179
Gross Potential Rent	$2,187,628	$2,210,289	$2,390,124	$2,546,627	$2,630,184	$12,407
Vacancy, Credit Loss & Concessions	(188,348)	(88,949)	(130,451)	(138,023)	(144,021)	(679)
Total Rent	$1,999,280	$2,121,340	$2,259,674	$2,408,604	$2,486,163	$11,727
Other Income(3)	145,344	88,947	75,493	91,916	91,916	434
Effective Gross Income	$2,144,623	$2,210,287	$2,335,166	$2,500,520	$2,578,080	$12,161

Real Estate Taxes	$74,265	$221,246	$146,867	$146,867	$187,000	$882
Insurance	29,179	32,979	25,019	25,019	25,019	118
Management Fee	79,223	83,776	88,014	93,002	83,788	395
Other Expenses	693,998	726,457	795,459	845,392	845,392	3,988
Total Operating Expenses	$876,665	$1,064,457	$1,055,360	$1,110,281	$1,141,199	$5,383

Net Operating Income	$1,267,959	$1,145,829	$1,279,806	$1,390,239	$1,436,880	$6,778
Replacement Reserves	0	0	0	0	53,000	250
Net Cash Flow	$1,267,959	$1,145,829	$1,279,806	$1,390,239	$1,383,880	$6,528

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Historical Base Rent includes loss/gain to lease, prior month’s rent receipt and prepaid rent.

(3)	Other Income includes income from laundry, forfeited security deposits, late fees and other miscellaneous income.

The following table presents certain information relating to certain residential lease comparables provided in the appraisal for the Las Palmas I, II, III Property:

Competitive Set(1)

	Club Royale Apartments	Maple Hill Apartments	Harvest Glen Apartments	Bella Park Apartments
Location	Rialto, CA	Fontana, CA	Rialto, CA	Rialto, CA
Year Built	1989	1987	1989	1985
Number of Units	334	280	347	360
Occupancy %	95.0%	98.0%	95.0%	98.0%
Average Quoted Rents $/Unit/Month	$865 - $1,385	$950 - $1,125	$980 - $1,310	$975 - $1,375

(1)	Source: Appraisal.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX C

MORTGAGE POOL INFORMATION

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution of Loan Purpose

Loan Purpose	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Refinance	30	$380,478,437	50.3%	$12,682,615	2.20x	4.193%	115.7	57.8%	51.9%
Acquisition	6	184,761,377	24.4	$30,793,563	2.07x	4.064%	109.4	67.4%	60.0%
Recapitalization	7	163,382,986	21.6	$23,340,427	2.58x	4.090%	108.6	58.1%	52.7%
Recapitalization/Acquisition	1	27,869,389	3.7	$27,869,389	1.64x	4.750%	116.0	63.5%	52.0%
Total/Avg./Wtd.Avg.	44	$756,492,189	100.0%	$17,193,004	2.23x	4.160%	112.7	60.4%	54.0%

Distribution of Amortization Types(1)

Amortization Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Amortizing (30 Years)	23	$279,496,322	36.9%	$12,152,014	1.73x	4.614%	109.9	64.2%	53.1%
Interest Only	9	250,970,000	33.2	$27,885,556	3.07x	3.525%	118.9	52.8%	52.8%
Interest Only, Then Amortizing(2)	7	123,700,000	16.4	$17,671,429	1.62x	4.446%	119.0	70.3%	60.8%
Interest Only - ARD	2	60,000,000	7.9	$30,000,000	2.84x	3.536%	89.5	57.3%	57.3%
Amortizing (25 Years)	3	42,325,867	5.6	$14,108,622	1.48x	4.975%	108.3	56.6%	43.5%
Total/Avg./Wtd.Avg.	44	$756,492,189	100.0%	$17,193,004	2.23x	4.160%	112.7	60.4%	54.0%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.
(2) Original partial interest only months range from 12 to 60 months.

Distribution of Cut-off Date Balances

Range of Cut-off Balances ($)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
1,796,130 - 4,999,999	7	$25,762,886	3.4%	$3,680,412	1.77x	4.562%	118.5	62.2%	55.1%
5,000,000 - 9,999,999	15	103,851,007	13.7	$6,923,400	1.82x	4.533%	114.2	60.9%	51.5%
10,000,000 - 14,999,999	7	86,097,908	11.4	$12,299,701	1.74x	4.556%	110.7	63.0%	54.5%
15,000,000 - 19,999,999	2	35,688,906	4.7	$17,844,453	1.70x	4.552%	119.5	68.4%	55.4%
20,000,000 - 24,999,999	1	22,689,728	3.0	$22,689,728	2.03x	4.803%	119.0	58.2%	47.6%
25,000,000 - 29,999,999	4	116,151,754	15.4	$29,037,938	1.67x	4.634%	103.6	63.9%	52.3%
30,000,000 - 44,999,999	4	137,000,000	18.1	$34,250,000	2.94x	3.612%	106.3	56.1%	52.8%
45,000,000 - 65,000,000	4	229,250,000	30.3	$57,312,500	2.62x	3.759%	118.7	58.9%	56.9%
Total/Avg./Wtd.Avg.	44	$756,492,189	100.0%	$17,193,004	2.23x	4.160%	112.7	60.4%	54.0%

	Min	$1,796,130
	Max	$65,000,000
	Avg.	$17,193,004

Distribution of Underwritten Debt Service Coverage Ratios

Range of Underwritten Debt Service Coverage Ratios (x)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
1.28 - 1.35	5	$34,108,549	4.5%	$6,821,710	1.31x	4.989%	96.9	67.7%	59.7%
1.36 - 1.50	7	82,728,118	10.9	$11,818,303	1.46x	4.595%	119.6	65.3%	51.6%
1.51 - 1.65	10	132,731,703	17.5	$13,273,170	1.56x	4.702%	114.5	65.4%	55.5%
1.66 - 1.80	3	94,853,660	12.5	$31,617,887	1.72x	4.294%	119.0	66.0%	60.6%
1.81 - 2.00	6	117,410,843	15.5	$19,568,474	1.89x	4.524%	104.4	65.6%	55.8%
2.01 - 4.39	13	294,659,316	39.0	$22,666,101	3.15x	3.509%	112.9	52.1%	50.6%
Total/Avg./Wtd.Avg.	44	$756,492,189	100.0%	$17,193,004	2.23x	4.160%	112.7	60.4%	54.0%

	Min	1.28x
	Max	4.39x
	Weighted Avg.	2.23x

Distribution of Mortgage Interest Rates

Range of Mortgage Interest Rates (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
2.988 - 4.000	9	$245,620,000	32.5%	$27,291,111	3.35x	3.326%	111.7	51.2%	51.2%
4.001 - 4.500	13	268,253,550	35.5	$20,634,888	1.73x	4.295%	119.2	67.5%	58.7%
4.501 - 5.000	17	211,511,220	28.0	$12,441,836	1.68x	4.794%	110.6	62.1%	51.4%
5.001 - 5.320	5	31,107,419	4.1	$6,221,484	1.41x	5.269%	78.3	61.5%	54.4%
Total/Avg./Wtd.Avg.	44	$756,492,189	100.0%	$17,193,004	2.23x	4.160%	112.7	60.4%	54.0%

	Min	2.988%
	Max	5.320%
	Weighted Avg.	4.160%

Distribution of Cut-off Date Loan-to-Value Ratios(1)

Range of Cut-off Date Loan-to-Value Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
38.0 - 54.9	8	$219,722,346	29.0%	$27,465,293	3.26x	3.439%	117.0	48.1%	46.7%
55.0 - 59.9	11	138,259,705	18.3	$12,569,064	1.95x	4.511%	106.7	58.6%	50.7%
60.0 - 64.9	9	138,364,139	18.3	$15,373,793	1.66x	4.525%	118.0	63.1%	57.5%
65.0 - 69.9	8	143,171,529	18.9	$17,896,441	2.02x	4.365%	101.3	67.9%	59.1%
70.0 - 75.0	8	116,974,469	15.5	$14,621,809	1.55x	4.416%	119.1	73.4%	61.5%
Total/Avg./Wtd.Avg.	44	$756,492,189	100.0%	$17,193,004	2.23x	4.160%	112.7	60.4%	54.0%

(1)

With respect to each mortgage loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that mortgage loan (together with the Cut-off Date Balance of any related pari passu companion loan(s) in the case of a loan combination, but without regard to any subordinate companion loan(s)) divided by (2) the Appraised Value of the related mortgaged property or portfolio of mortgaged properties, except as set forth under the definition of “Cut-off Date LTV Ratio” in, and in the footnotes to Annex A to, the Prospectus, including, without limitation, that for certain mortgage loans, the Cut-off Date LTV Ratio may have been calculated using (i) the related Appraised Value which was based on certain assumptions or adjustments as described under the definition of Appraised “ Value in the “ Prospectus, (ii) the related Appraised Value subject to certain adjustments described in the definition of “Cut-off Date LTV Ratio” in the Prospectus, or (iii) the related As Stabilized Appraised”Value set forth on Annex A to “the Prospectus

	Min	38.0%
	Max	75.0%
	Weighted Avg.	60.4%

Distribution of Maturity Date/ARD Loan-to-Value Ratios(1)

Range of Maturity Date/ARD Loan- to-Value Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
38.0 - 49.9	12	$242,994,183	32.1%	$20,249,515	2.67x	3.917%	117.2	50.8%	45.4%
50.0 - 54.9	9	153,907,691	20.3	$17,100,855	2.42x	4.147%	106.9	58.4%	52.6%
55.0 - 59.9	17	196,165,987	25.9	$11,539,176	1.82x	4.334%	119.2	67.8%	57.5%
60.0 - 64.9	4	83,424,328	11.0	$20,856,082	1.68x	4.477%	110.2	64.1%	62.6%
65.0 - 66.0	2	80,000,000	10.6	$40,000,000	2.08x	4.164%	96.5	71.6%	65.8%
Total/Avg./Wtd.Avg.	44	$756,492,189	100.0%	$17,193,004	2.23x	4.160%	112.7	60.4%	54.0%

(1)

With respect to each mortgage loan, the ratio, expressed as a percentage of (1) the Balloon Balance of that mortgage loan (together with the Balloon Balance of any related pari passu companion loan(s) in the case of a loan combination, but without regard to any subordinate companion loan(s)), divided by (2) the Appraised Value of the related mortgaged property or portfolio of mortgaged properties, except as set forth under the definition of “Maturity Date/ARD LTV Ratio” in, and in the footnotes to Annex A to, the Prospectus including without, limitation, that for certain, mortgage loans the Maturity, Date/ARD LTV Ratio may have been calculated using (i) the related Appraised Value which was based on certain assumptions or adjustments as described under the definition of “Appraised Value” in the Prospectus, (ii) the related Appraised Value subject to certain adjustments described in the definition of “Maturity Date/ARD LTV Ratio” in the Prospectus, or (iii) the related “As Stabilized Appraised Value” set forth on Annex A to the Prospectus.

Min	38.0%
Max	66.0%
Weighted Avg.	54.0%

Distribution of Original Terms to Maturity/ARD

Original Term to Maturity/ARD (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
60	4	$77,931,281	10.3%	$19,482,820	2.16x	4.476%	58.8	61.9%	58.9%
120	40	678,560,908	89.7	$16,964,023	2.24x	4.124%	118.8	60.3%	53.5%
Total/Avg./Wtd.Avg.	44	$756,492,189	100.0%	$17,193,004	2.23x	4.160%	112.7	60.4%	54.0%

	Min	60	months
	Max	120	months
	Weighted Avg.	114	months

Distribution of Remaining Terms to Maturity/ARD

Range of Remaining Terms to Maturity/ARD (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
58 - 59	4	$77,931,281	10.3%	$19,482,820	2.16x	4.476%	58.8	61.9%	58.9%
109	1	6,909,786	0.9	$6,909,786	1.58x	5.146%	109.0	63.1%	52.8%
116 - 120	39	671,651,123	88.8	$17,221,824	2.24x	4.113%	118.9	60.2%	53.5%
Total/Avg./Wtd.Avg.	44	$756,492,189	100.0%	$17,193,004	2.23x	4.160%	112.7	60.4%	54.0%

	Min	58	months
	Max	120	months
	Weighted Avg.	113	months

Distribution of Original Amortization Terms(1)

Original Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	11	$310,970,000	41.1%	$28,270,000	3.02x	3.527%	113.2	53.6%	53.6%
300	3	42,325,867	5.6	$14,108,622	1.48x	4.975%	108.3	56.6%	43.5%
360	30	403,196,322	53.3	$13,439,877	1.70x	4.562%	112.7	66.1%	55.5%
Total/Avg./Wtd.Avg.	44	$756,492,189	100.0%	$17,193,004	2.23x	4.160%	112.7	60.4%	54.0%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

	Min	300	months
	Max	360	months
	Weighted Avg.	354	months

Distribution of Remaining Amortization Terms(1)

Range of Remaining Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	11	$310,970,000	41.1%	$28,270,000	3.02x	3.527%	113.2	53.6%	53.6%
298 - 299	3	42,325,867	5.6	$14,108,622	1.48x	4.975%	108.3	56.6%	43.5%
349	1	6,909,786	0.9	$6,909,786	1.58x	5.146%	109.0	63.1%	52.8%
356 - 360	29	396,286,536	52.4	$13,665,053	1.70x	4.552%	112.7	66.1%	55.5%
Total/Avg./Wtd.Avg.	44	$756,492,189	100.0%	$17,193,004	2.23x	4.160%	112.7	60.4%	54.0%

(1) All of the Mortgage Loans will have balloon payments at maturity date or anticipated repayment date.

	Min	298	months
	Max	360	months
	Weighted Avg.	353	months

Mortgage Loans with Original Partial Interest Only Periods

Original Partial Interest Only Periods (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
12	1	$6,000,000	0.8%	$6,000,000	1.33x	4.880%	118.0	74.3%	62.5%
24	2	$47,300,000	6.3%	$23,650,000	1.84x	4.299%	119.1	68.2%	58.0%
36	3	$67,600,000	8.9%	$22,533,333	1.49x	4.489%	119.0	71.7%	62.8%
60	1	$2,800,000	0.4%	$2,800,000	1.49x	4.950%	118.0	63.6%	58.6%

Distribution of Prepayment Provisions

Prepayment Provision	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Defeasance	37	$580,277,072	76.7%	$15,683,164	2.05x	4.261%	113.8	61.3%	54.1%
Yield Maintenance	4	122,450,000	16.2	$30,612,500	3.16x	3.398%	104.5	54.8%	54.4%
Defeasance or Yield Maintenance	3	53,765,117	7.1	$17,921,706	1.99x	4.803%	119.0	63.5%	51.9%
Total/Avg./Wtd.Avg.	44	$756,492,189	100.0%	$17,193,004	2.23x	4.160%	112.7	60.4%	54.0%

Distribution of Debt Yields on Underwritten Net Operating Income

Range of Debt Yields on Underwritten Net Operating Income (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
7.6 - 7.9	1	$58,000,000	7.7%	$58,000,000	1.72x	4.310%	119.0	63.0%	63.0%
8.0 - 8.9	4	39,375,000	5.2	$9,843,750	1.37x	4.483%	119.4	69.0%	57.2%
9.0 - 9.9	12	145,728,549	19.3	$12,144,046	1.85x	4.241%	114.3	64.8%	58.5%
10.0 - 10.9	4	22,142,681	2.9	$5,535,670	1.54x	4.773%	119.4	62.3%	52.6%
11.0 - 11.9	9	213,605,166	28.2	$23,733,907	2.34x	4.091%	109.9	59.6%	52.4%
12.0 - 12.9	8	150,620,718	19.9	$18,827,590	2.62x	3.886%	115.5	58.4%	52.9%
13.0 - 14.9	6	127,020,074	16.8	$21,170,012	2.64x	4.231%	105.9	55.1%	48.2%
Total/Avg./Wtd.Avg.	44	$756,492,189	100.0%	$17,193,004	2.23x	4.160%	112.7	60.4%	54.0%

	Min	7.6%
	Max	14.9%
	Weighted Avg.	11.3%

Distribution of Debt Yields on Underwritten Net Cash Flow

Range of Debt Yields on Underwritten Net Cash Flow (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
7.5 - 7.9	1	$58,000,000	7.7%	$58,000,000	1.72x	4.310%	119.0	63.0%	63.0%
8.0 - 8.9	8	69,583,549	9.2	$8,697,944	1.37x	4.638%	108.7	69.1%	58.1%
9.0 - 9.9	13	143,112,681	18.9	$11,008,668	1.89x	4.211%	119.4	63.8%	57.5%
10.0 - 10.9	8	132,956,715	17.6	$16,619,589	1.74x	4.581%	117.8	62.5%	51.0%
11.0 - 11.9	8	245,074,538	32.4	$30,634,317	2.80x	3.761%	102.6	57.3%	54.0%
12.0 - 12.9	4	62,877,617	8.3	$15,719,404	2.02x	4.705%	119.1	61.5%	50.2%
13.0 - 13.3	2	44,887,088	5.9	$22,443,544	3.93x	3.231%	119.8	42.2%	39.7%
Total/Avg./Wtd.Avg.	44	$756,492,189	100.0%	$17,193,004	2.23x	4.160%	112.7	60.4%	54.0%

	Min	7.5%
	Max	13.3%
	Weighted Avg.	10.4%

Distribution of Lockbox Types

Lockbox Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Hard	17	$438,076,372	57.9%
Springing	22	250,269,333	33.1
Soft Springing	5	68,146,484	9.0
Total	44	$756,492,189	100.0%

Distribution of Escrows

Escrow Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Real Estate Tax	38	$564,272,800	74.6%
Replacement Reserves(1)	38	$527,872,800	69.8%
TI/LC(2)	14	$201,937,209	43.9%
Insurance	24	$304,670,217	40.3%

(1) Includes mortgage loans with FF&E reserves.
(2) Percentage of the portion of the Initial Pool Balance secured by office, retail and mixed-use.

Distribution of Property Types

Property Type / Detail	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
Office	28	$274,831,834	36.3%	$ 9,815,423	2.38x	3.925%	109.9	63.7%	58.2%
CBD	3	136,250,000	18.0	$ 45,416,667	2.67x	3.665%	119.2	59.6%	56.1%
Suburban	12	93,781,834	12.4	$ 7,815,153	2.23x	4.130%	92.0	67.2%	61.0%
Medical	13	44,800,000	5.9	$ 3,446,154	1.86x	4.284%	118.9	69.0%	58.9%
Retail	15	$173,683,428	23.0%	$ 11,578,895	2.79x	3.836%	118.4	52.8%	48.1%
Super Regional Mall	2	100,000,000	13.2	$ 50,000,000	3.71x	3.186%	118.7	45.2%	45.2%
Single Tenant Retail	8	44,569,389	5.9	$ 5,571,174	1.54x	4.711%	117.2	63.2%	53.0%
Unanchored	2	14,500,000	1.9	$ 7,250,000	1.49x	4.578%	120.0	64.2%	52.1%
Shadow Anchored	2	9,730,375	1.3	$ 4,865,187	1.58x	4.917%	118.1	66.1%	54.4%
Anchored	1	4,883,665	0.6	$ 4,883,665	1.52x	4.800%	118.0	51.8%	38.6%
Hospitality	16	$157,834,844	20.9%	$ 9,864,678	1.80x	4.794%	104.9	60.3%	49.7%
Extended Stay	7	76,657,747	10.1	$ 10,951,107	1.87x	4.777%	90.8	61.1%	52.4%
Limited Service	7	44,314,192	5.9	$ 6,330,599	1.95x	4.684%	119.0	58.8%	47.9%
Full Service	2	36,862,904	4.9	$ 18,431,452	1.49x	4.962%	117.1	60.4%	46.2%
Multifamily	6	$107,092,681	14.2%	$ 17,848,780	1.60x	4.382%	119.2	65.5%	59.8%
High Rise	2	64,200,000	8.5	$ 32,100,000	1.71x	4.340%	119.0	62.5%	61.9%
Garden	4	42,892,681	5.7	$ 10,723,170	1.44x	4.445%	119.6	69.9%	56.7%
Self Storage	5	$31,332,500	4.1%	$ 6,266,500	2.29x	3.984%	119.5	56.6%	53.7%
Mixed Use	2	$11,716,901	1.5%	$ 5,858,451	1.68x	4.380%	119.4	62.5%	50.4%
Self Storage/Warehouse	1	6,491,901	0.9	$ 6,491,901	1.90x	4.300%	119.0	56.0%	45.0%
Multifamily/Retail	1	5,225,000	0.7	$ 5,225,000	1.40x	4.480%	120.0	70.6%	57.0%
Total/Avg./Wtd.Avg.	72	$756,492,189	100.0%	$ 10,506,836	2.23x	4.160%	112.7	60.4%	54.0%

(1) Calculated based on the mortgaged property’s allocated loan amount for the mortgage loans secured by more than one mortgaged property.
(2) Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

Geographic Distribution

Property Location	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
New Jersey	3	$113,159,786	15.0%	$37,719,929	2.60x	3.830%	118.4	62.7%	58.0%
California	12	95,161,811	12.6	$7,930,151	1.72x	4.470%	111.6	62.1%	53.7%
Michigan	5	87,420,807	11.6	$17,484,161	2.94x	3.658%	118.3	52.6%	49.7%
Connecticut	2	69,400,000	9.2	$34,700,000	1.65x	4.356%	119.0	63.3%	61.9%
Virginia	2	65,000,000	8.6	$32,500,000	3.75x	3.311%	91.8	50.9%	50.9%
Washington	3	55,901,226	7.4	$18,633,742	2.30x	4.018%	101.0	54.8%	51.5%
Rhode Island	12	42,000,000	5.6	$3,500,000	1.88x	4.240%	119.0	69.4%	58.9%
Kansas	6	37,450,462	5.0	$6,241,744	1.70x	4.382%	107.0	67.3%	54.7%
South Carolina	1	29,953,118	4.0	$29,953,118	1.47x	4.920%	119.0	59.8%	44.7%
Florida	5	29,000,000	3.8	$5,800,000	2.15x	4.139%	119.5	60.7%	54.7%
North Carolina	2	18,878,106	2.5	$9,439,053	1.99x	4.630%	119.0	57.4%	46.7%
Wisconsin	3	15,527,036	2.1	$5,175,679	1.64x	4.750%	116.0	63.5%	52.0%
Kentucky	4	13,191,211	1.7	$3,297,803	1.79x	4.790%	119.4	64.0%	53.3%
Texas	2	12,642,681	1.7	$6,321,341	1.44x	4.864%	118.5	68.6%	57.0%
Utah	1	11,107,020	1.5	$11,107,020	1.82x	4.730%	59.0	59.6%	54.8%
Idaho	1	10,298,530	1.4	$10,298,530	1.96x	4.803%	119.0	67.4%	55.1%
Arizona	1	9,887,088	1.3	$9,887,088	2.30x	4.090%	119.0	57.2%	45.6%
Ohio	2	9,695,272	1.3	$4,847,636	1.71x	4.683%	119.6	70.9%	57.7%
Indiana	1	9,475,684	1.3	$9,475,684	1.89x	4.410%	118.0	67.7%	54.7%
North Dakota	1	6,697,401	0.9	$6,697,401	1.64x	4.750%	116.0	63.5%	52.0%
Tennessee	1	6,200,000	0.8	$6,200,000	1.60x	4.620%	119.0	58.2%	51.1%
Minnesota	1	5,644,952	0.7	$5,644,952	1.64x	4.750%	116.0	63.5%	52.0%
Alabama	1	2,800,000	0.4	$2,800,000	1.49x	4.950%	118.0	63.6%	58.6%
Total/Avg./Wtd.Avg.	72	$756,492,189	100.0%	$10,506,836	2.23x	4.160%	112.7	60.4%	54.0%

(1) Calculated based on the mortgaged property’s allocated loan amount for the mortgage loans secured by more than one mortgaged property.
(2) Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D

FORM OF DISTRIBUTION DATE STATEMENT

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2016-C3 Commercial Mortgage Pass-Through Certificates Series 2016-C3

CONTACT INFORMATION		CONTENTS

Depositor	Citigroup Commercial Mortgage Securities Inc.	Distribution Summary	2

		Distribution Summary (Factors)	3

		Interest Distribution Detail	4

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association	Principal Distribution Detail	5

		Reconciliation Detail	6

		Stratification Detail	7
Operating Advisor /	Trimont Real Estate Advisors, LLC
Asset Representations		Mortgage Loan Detail	11
Reviewer
		NOI Detail	12

		Delinquency Loan Detail	13
Trustee	Deutsche Bank Trust Company Americas
		Appraisal Reduction Detail	15

		Loan Modification Detail	17

Special Servicer	Rialto Capital Advisors, LLC	Specially Serviced Loan Detail	19

		Unscheduled Principal Detail	21

Certificate Administrator	Citibank, N.A.	Liquidated Loan Detail	23

Deal Contact:	Danny Lee	Citibank, N.A.
	danny1.lee@citi.com	Agency and Trust
	Tel: (212) 816-4936	388 Greenwich Street, 14th Floor
	Fax: (212) 816-5527	New York, NY 10013

Reports Available at sf.citidirect.com	D-1	© Copyright 2016 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2016-C3 Commercial Mortgage Pass-Through Certificates Series 2016-C3

Distribution Summary

DISTRIBUTION IN DOLLARS

		Prior	Pass-	Accrual				Yield	Prepayment				Current
	Original	Principal	Through	Day Count	Accrual	Interest	Principal	Maintenance	Penalties	Total	Deferred	Realized	Principal
Class	Balance	Balance	Rate	Fraction	Dates	Distributed	Distributed	Distributed	Distributed	Distributed	Interest	Loss	Balance
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)=(7+8+9+10)	(12)	(13)	(14)=(3-8+12-13)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com	D-2	© Copyright 2016 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2016-C3 Commercial Mortgage Pass-Through Certificates Series 2016-C3

PER $1,000 OF ORIGINAL BALANCE
Class	CUSIP	Record Date	Prior Principal Balance (3/2 x 1000)	Interest Distributed (7/2 x 1000)	Principal Distributed (8/2 x 1000)	Yield Maintenance Distributed (9)/(2) x 1000	Prepayment Penalties Distributed (10)/(2) x 1000	Total Distributed (11/2 x 1000)	Deferred Interest (12/2 x 1000)	Realized Loss (13/2 x 1000)	Current Principal Balance (142 x 1000)

Reports Available at sf.citidirect.com	D-3	© Copyright 2016 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2016-C3 Commercial Mortgage Pass-Through Certificates Series 2016-C3

Interest Distribution Detail

DISTRIBUTION IN DOLLARS
	Prior	Pass-	Next Pass-	Accrual	Optimal	Prior	Interest on	Non-Recov.				Current
	Principal	Through	Through	Day Count	Accrued	Unpaid	Prior Unpaid	Interest	Interest	Deferred	Interest	Unpaid
Class	Balance	Rate	Rate	Fraction	Interest	Interest	Interest	Shortfall	Due	Interest	Distributed	Interest
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)=(6)+(7)+(8)-(9)	(11)	(12)	(13)=(10)-(11)-(12)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com	D-4	© Copyright 2016 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2016-C3 Commercial Mortgage Pass-Through Certificates Series 2016-C3

Principal Distribution Detail

DISTRIBUTION IN DOLLARS
		Prior	Scheduled	Unscheduled		Current	Current	Current	Cumulative	Original	Current	Original	Current
	Original	Principal	Principal	Principal	Accreted	Realized	Principal	Principal	Realized	Class	Class	Credit	Credit
Class	Balance	Balance	Distribution	Distribution	Principal	Loss	Recoveries	Balance	Loss	(%)	(%)	Support	Support
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)=(3)-(4)-(5)+(6)-(7)+(8)	(10)	(11)	(12)	(13)	(14)

Reports Available at sf.citidirect.com	D-5	© Copyright 2016 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2016-C3 Commercial Mortgage Pass-Through Certificates Series 2016-C3 Reconciliation Detail

SOURCE OF FUNDS	ALLOCATION OF FUNDS

Interest Funds Available	Scheduled Fees
Scheduled Interest	Servicing Fee
Prepayment Interest Shortfall	Operating Advisor Fee
Interest Adjustments	Trustee/Certificate Administrator Fee
Realized Loss in Excess of Principal Balance	CREFC® Intellectual Property Royalty License Fee
Total Interest Funds Available:	Total Scheduled Fees:
Additional Fees, Expenses, etc.
Principal Funds Available	Additional Servicing Fee
Scheduled Principal	Workout Fee
Curtailments	Liquidation Fee
Principal Prepayments	Additional Trust Fund Expenses
Net Liquidation Proceeds	Reimbursement for Interest on Advances
Repurchased Principal	Other Expenses
Substitution Principal	Total Additional Fees, Expenses, etc.:
Other Principal	Distribution to Certificateholders
Total Principal Funds Available:	Interest Distribution
Other Funds Available	Principal Distribution
Yield Maintenance Charges	Yield Maintenance Charges Distribution
Prepayment Premiums	Prepayment Premiums Distribution
Other Charges	Total Distribution to Certificateholders:
Total Other Funds Available:	Total Funds Allocated
Total Funds Available

Reports Available at sf.citidirect.com	D-6	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-C3
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-C3
Stratification Detail

Ending Scheduled Balance							State
Ending Scheduled Balance	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	State	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals								Totals

Reports Available at sf.citidirect.com	D-7	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-C3
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-C3
Stratification Detail

Seasoning							Property Type
Seasoning	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Property Type	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-8	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-C3
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-C3
Stratification Detail

Debt Service Coverage Ratio							Loan Rate
Debt Service Coverage Ratio	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Loan Rate	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-9	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-C3
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-C3
Stratification Detail

Anticipated Remaining Term							Remaining Amortization Term
Anticipated Remaining Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Remaining Amortization Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-10	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-C3
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-C3

Mortgage Loan Detail
Loan	OMCR	Property Type	City	State	Interest Payment	Principal Payment	Gross Coupon	Maturity Date	Neg Am Flag	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date	Apprasial Reduction Date	Apprasial Reduction Amount	Payment Status of Loan (1)	Workout Strategy (2)	Mod. Code (3)

Totals

Payment Status of Loan (1)		Workout Strategy (2)			Mod. Code (3)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD	1. Maturity Date Extension	7. Capitalization of Taxes
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer	2. Amortization Change	8. Other
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer		3. Principal Write-Off	9. Combination
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure		4. Blank (formerly Combination)
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff		5. Temporary Rate Reduction
		6. DPO	12. Reps and Warranties		6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-11	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-C3
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-C3

NOI Detail

Loan Number	OMCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Totals

Reports Available at sf.citidirect.com	D-12	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-C3
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-C3

Delinquency Loan Detail

			Actual	Paid	Current P & I	Total P & I	Cumulative	Other Expense	Payment	Workout	Most Recent
Loan		# of Months	Principal	Through	Advances (Net	Advances	Accrued Unpaid	Advance	Status of	Strategy	Special Serv	Foreclosure	Bankruptcy	REO
Number	OMCR	Delinq	Balance	Date	of ASER)	Outstanding	Advance Interest	Outstanding	Loan (1)	(2)	Transfer Date	Date	Date	Date

There is no Delinquency Loan Detail for the current distribution period.

Totals

Payment Status of Loan (1)		Workout Strategy (2)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff
		6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-13	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-C3
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-C3

Historical Delinquency Information

Distribution	Less Than 1 Month		1 Month		2 Month		3+ Month		Bankruptcy		Foreclosure		REO
Date
	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#
	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0
	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%

Reports Available at sf.citidirect.com	D-14	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-C3
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-C3

Appraisal Reduction Detail

			Appraisal	Appraisal	Most Recent	Cumulative
Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount

There is no Appraisal Reduction activity for the current distribution period.

Totals

Reports Available at sf.citidirect.com	D-15	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-C3
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-C3

Historical Appraisal Reduction Detail

Distribution				Appraisal	Appraisal	Most Recent	Cumulative
Date	Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount
There is no historical Appraisal Reduction activity.

Totals

Reports Available at sf.citidirect.com	D-16	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-C3
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-C3

Loan Modification Detail

			Modification	Modification	Modification
Loan Number	OMCR	Property Name	Date	Code (1)	Description

There is no Loan Modification activity for the current distribution period.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-17	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-C3
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2016-C3

Historical Loan Modification Detail

Distribution				Modification	Modification	Modification
Date	Loan	OMCR	Property Name	Date	Code (1)	Description
There is no historical Loan Modification activity.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-18	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-C3
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2016-C3 Specially Serviced Loan Detail

Loan	OMCR	Workout Strategy (1)	Most Recent Inspection Date	Most Recent Specially Serviced Transfer Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Other REO Property Value	Comment from Special Servicer

There is no Specially Serviced Loan activity for the current distribution period.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-19	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-C3
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2016-C3 Historical Specially Serviced Loan Detail

Distribution Date	Loan Number	OMCR	Spec. Serviced Transfer Date	Workout Strategy (1)	Spec. Serviced Loan to MS	Scheduled Balance	Actual Balance	Property Type (2)	State	Interest Rate	Note Date	Net Operating Income	Net Operating Income Date	DSC Ratio	DSC Date	Maturity Date	WART

There is no historical Specially Serviced Loan activity.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-20	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-C3
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2016-C3 Unscheduled Principal Detail

Loan Number	OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penalties	Yield Maintenance Charges

Totals	There is no unscheduled principal activity for the current distribution period.

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

Reports Available at sf.citidirect.com	D-21	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-C3
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2016-C3 Historical Unscheduled Principal Detail

Distribution Date	Loan Number OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penality	Yield Maintenance Premium

Totals	There is no historical unscheduled principal activity.

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

Reports Available at sf.citidirect.com	D-22	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-C3
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2016-C3 Liquidated Loan Detail

Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no Liquidated Loan activity for the current distribution period.

Totals

Reports Available at sf.citidirect.com	D-23	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2016-C3
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2016-C3 Historical Liquidated Loan Detail

Distribution Date	Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Gross Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no historical Liquidated Loan activity.

Totals

Reports Available at sf.citidirect.com	D-24	© Copyright 2016 Citigroup

ANNEX E-1

SPONSOR REPRESENTATIONS AND WARRANTIES

Each Sponsor will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-2 to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties, serves to contractually allocate risk between the related Sponsor, on the one hand, and the Issuing Entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Loan Combination, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Loan Combination is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu note. At the time of the sale, transfer and assignment to Depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Sponsor), participation or pledge, and the Sponsor had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement, any Outside Servicing Agreement with respect to an Outside Serviced Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. The Sponsor has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.

(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Sponsor in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged

E-1-1

Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan.

(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Issuing Entity constitutes a legal, valid and binding assignment to the Issuing Entity. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the loan schedule attached as an exhibit to the applicable Mortgage Loan Purchase Agreement, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex E-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Sponsor’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Sponsor’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related Mortgage Loan constitutes a Cross-Collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same Cross-Collateralized Group; and (g) if the related Mortgage Loan is part of a Loan Combination, the rights of the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the

E-1-2

Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Sponsor thereunder and no claims have been paid thereunder. Neither the Sponsor, nor to the Sponsor’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on an exhibit to the applicable Mortgage Loan Purchase Agreement, the Sponsor has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)	Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Sponsor has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)	Condition of Property. The Sponsor or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than 13 months prior to the Cut-off Date. To the Sponsor’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the

E-1-3

Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)	Condemnation. As of the date of origination and to the Sponsor’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Sponsor’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)	Actions Concerning Mortgage Loan. As of the date of origination and to the Sponsor’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with Mortgagee pursuant to each Mortgage Loan are in the possession, or under the control, of the Sponsor or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with Mortgagee under the related Loan Documents are being conveyed by the Sponsor to Depositor or its servicer.

(15)	No Holdbacks. The principal amount of the Mortgage Loan stated on the loan schedule attached as an exhibit to the applicable Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Sponsor to merit such holdback).

(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.

E-1-4

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or related Loan Combination), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s reasonable cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Sponsor.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)	No Encroachments. To the Sponsor’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such

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Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Sponsor (except that any ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to its related Anticipated Repayment Date).

(20)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Loan Combination) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Sponsor’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

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(24)	Local Law Compliance. To the Sponsor’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey or other affirmative investigation of local law compliance consistent with the investigation conducted by the Sponsor for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan (or related Loan Combination, as applicable) or as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)	Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Sponsor’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Sponsor for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)	Recourse Obligations. The Loan Documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) the Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Loan Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Loan Documents; or (v) commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

(27)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance defined in (32) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or

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servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or related Loan Combination) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

With respect to any partial release under the preceding clause (e), for all Mortgage Loans originated after December 6, 2010, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (or related Loan Combination) in an amount not less than the amount required by the REMIC Provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or related Loan Combination).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC Provisions.

(28)	Financial Reporting and Rent Rolls. The Mortgage Loan documents for each Mortgage Loan require the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, and as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Sponsor’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

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(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) of this Annex E-1 or the exceptions thereto set forth on Annex E-2, or (vii) as set forth on an exhibit to the applicable Mortgage Loan Purchase Agreement by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt as set forth on an exhibit to the applicable Mortgage Loan Purchase Agreement or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as set forth on an exhibit to the applicable Mortgage Loan Purchase Agreement or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity“ shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance

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outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above; (v) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and in situations where default interest is imposed.

(34)	Ground Leases. For purposes of this Annex E-1, a “Ground Lease“ shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Sponsor, its successors and assigns, the Sponsor represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or ten years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an Actual/360 Basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the

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Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

(f)	The Sponsor has not received any written notice of material default under or notice of termination of such Ground Lease. To the Sponsor’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Sponsor’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)	The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)	Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)	Servicing. The servicing and collection practices used by the Sponsor with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)	Origination and Underwriting. The origination practices of the Sponsor (or the related originator if the Sponsor was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan (or the related Loan Combination, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that

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such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

(37)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination and, as of the Cut-off Date, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Sponsor’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Sponsor in this Annex E-1 (including, but not limited to, the prior sentence). No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(38)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Sponsor’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in a state or federal bankruptcy, insolvency or similar proceeding.

(39)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan (or related Loan Combination, as applicable), the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, no Mortgage Loan has a Mortgagor that is an affiliate of another Mortgagor under another Mortgage Loan.

(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be

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adequate to address the situation is required to take action. To the Sponsor’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)	Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within six months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Sponsor’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such Mortgage Loan was originated.

(42)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

(43)	Cross-Collateralization. Except with respect to a Mortgage Loan that is part of a Loan Combination, no Mortgage Loan is cross-collateralized or cross-defaulted with any other Mortgage Loan that is outside the Mortgage Pool, except as set forth on Annex E-2.

(44)	Advance of Funds by the Sponsor. After origination, no advance of funds has been made by the Sponsor to the related Mortgagor other than in accordance with the Loan Documents, and, to the Sponsor’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Sponsor nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)	Compliance with Anti-Money Laundering Laws. The Sponsor has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of these representations and warranties, “Mortgagee“ means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “the Sponsor’s knowledge” or “the Sponsor’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Sponsor, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

E-1-13

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-2

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

The exceptions to the representations and warranties set forth below are grouped by Sponsor and listed by the number of the related representation and warranty set forth on Annex E-1 to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2 will have the meanings set forth in this prospectus or, if not defined in this prospectus, shall have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Citigroup Global Markets Realty Corp.

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Permitted Liens; Title Insurance	Marriott Hilton Head Resort & Spa (Loan No. 10)	The franchisor, Marriott International, Inc., has a right of first refusal to purchase the entire Mortgaged Property in the event of a proposed transfer of the Mortgaged Property or a controlling direct or indirect interest in the related Mortgagor to a “competitor” of the franchisor (as defined in the comfort letter). The right of first refusal will apply even if a transfer to a competitor of the franchisor results from a foreclosure, judicial or legal process, such as execution and levy, or by any other means, but is subordinate to the exercise of the rights of a bona fide lender who is not a competitor.
(6) Permitted Liens; Title Insurance	Rite Aid - ACV Portfolio #1 (Loan No. 36)	Each of the single tenants at the Mortgaged Properties has a right of first refusal to purchase its respective premises. The right of first refusal does not apply to any sale or conveyance of the premises in foreclosure or a similar proceeding or any conveyance in lieu of foreclosure, or to any sale, pledge or transfer of the beneficial ownership interest, membership interest or other equity interest in the related borrower, trustee, manager or other controlling person of the borrower.
(16) Insurance	General Exception	The Mortgage Loan documents may permit the Mortgagor to cause the insurance required at the Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the Mortgaged Property.
(16) Insurance	Starwood Select Service Hotel Portfolio I (Loan No. 13) Starwood Select Service Hotel Portfolio II (Loan No. 14) Starwood Select Service Hotel Portfolio III (Loan No. 18)	The Mortgage Loan documents permit that, for multiple-carrier policies with four or fewer insurance companies, at least 75% of the insurance coverage represented must be provided by insurance companies with a rating of “A” or better by S&P, with no carrier below “BBB” and for multiple-carrier policies with five or more insurance companies, at least 60% of the insurance coverage represented must be provided by insurance companies with a rating of “A” or better by S&P, with no carrier below “BBB”; provided, however, up to 10% of the insurance coverage (other than the primary layer of coverage) may be provided by insurance companies with a rating of “A-VIII” or better by AM Best.
(16) Insurance	Rite Aid - ACV Portfolio #1 (Loan No. 36)	The Mortgage Loan documents provide that insurance proceeds are required to be made available for restoration of the subject Mortgaged Property if required by the subject Rite Aid lease, even if the proceeds exceed 5% of the outstanding Mortgage Loan balance. The Rite Aid lease provides that insurance proceeds of $500,000 or less (which may exceed 5% of the outstanding Mortgage Loan balance) shall be paid directly to the tenant for restoration. Proceeds in excess of $500,000 are payable to a trustee (which may be the lender) for disbursement in accordance with the terms of the lease.

E-2-1

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(26) Recourse Obligations	Starwood Select Service Hotel Portfolio I (Loan No. 13) Starwood Select Service Hotel Portfolio II (Loan No. 14) Starwood Select Service Hotel Portfolio III (Loan No. 18)	Voluntary transfers of the Mortgaged Property or interests in the Mortgagor made in violation of the Mortgage Loan documents are recourse to the Mortgagor and related guarantor for losses only.
(28) Financial Reporting and Rent Rolls	80 Park Plaza (Loan No. 4)	The Mortgage Loan documents do not expressly require financial statements of the Mortgagors under the Mortgage Loan to be provided on a combined basis.
(28) Financial Reporting and Rent Rolls	Starwood Select Service Hotel Portfolio I (Loan No. 13) Starwood Select Service Hotel Portfolio II (Loan No. 14) Starwood Select Service Hotel Portfolio III (Loan No. 18)	The related Mortgage Loan documents do not require that annual financial statements with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.
(31) Single-Purpose Entity	Starwood Select Service Hotel Portfolio I (Loan No. 13)	An opinion of non-consolidation of the Mortgagor was not required.
(39) Organization of Mortgagor	Marriott Hilton Head Resort & Spa (Loan No. 10)	The Mortgagor is affiliated with the Mortgagor under the Mortgage Loan known as Marriott Saddle Brook.
(39) Organization of Mortgagor	Starwood Select Service Hotel Portfolio I (Loan No. 13) Starwood Select Service Hotel Portfolio II (Loan No. 14) Starwood Select Service Hotel Portfolio III (Loan No. 18)	The related Mortgagors are affiliates.

E-2-2

Barclays Bank PLC

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Permitted Liens; Title Insurance	Landerhaven Office Park (Loan No. 34)	The tenant A Chiropractic Healing, LLC, representing approximately 2.1% of the net rentable area at the Mortgaged Property, holds a purchase option to purchase its leased premises at the market rate between December 1, 2018 and February 28, 2019, with 20% of the last twenty-six (26) month’s rent to be applied to the purchase price; provided, however, that borrower will not be permitted to allow the release of the leased premises until the date that is the earlier of (x) three years from the Mortgage Loan origination date and (y) two years from the Closing Date. The tenant entered into an SNDA which subordinates its lease and any right thereunder (including but not limited to such purchase option) to the Mortgage Loan. In the event such tenant exercises its option to purchase its leased premises, the Mortgage Loan is recourse to the Mortgagor and the guarantor for the amount by which the release price set forth in the related loan agreement exceeds the purchase price to be paid to the Mortgagor by the tenant under the tenant’s lease (exclusive of any rent which may be credited towards such purchase price pursuant to the terms and conditions of the tenant’s lease).
(16) Insurance	Briarwood Mall (Loan No. 1)

The related Mortgage Loan documents provide that all insurance policies provide that (i) if there is more than one (1), but less than five (5), insurance companies collectively issuing the insurance policies, 75% or more of the insured amount must have a claims paying ability rating of “A” or better with S&P (and the equivalent ratings for Moody’s, Fitch and DBRS to the extent each such rating agency rates the insurance company and is rating the securities secured by the related Mortgage Loan) and the remaining 25% (or lesser remaining amount) of which must have a claims paying ability rating of “BBB” or better with S&P (and the equivalent ratings for Moody’s, Fitch and DBRS to the extent each such rating agency rates the insurance company and is rating the securities secured by the related Mortgage Loan) or (ii) if there are five (5) or more insurance companies collectively issuing the insurance policies, 60% or more of the insured amount must have a claims paying ability rating of “A” or better (and the equivalent ratings for Moody’s, Fitch and DBRS to the extent each such rating agency rates the insurance company and is rating the securities secured by the related Mortgage Loan) and the remaining 40% (or lesser remaining amount) a rating of “BBB” or better with S&P (and the equivalent ratings for Moody’s, Fitch and DBRS to the extent each such rating agency rates the insurance company and is rating the securities secured by the related Mortgage Loan).

The Mortgage Loan documents permit “all risk” or “special perils” insurance providing for no deductible in excess of $500,000 or such higher deductible if the Mortgagor provides the Mortgagee with cash or a letter of credit in an amount equal to the difference between the actual deductible and $500,000. In the event the sponsor of the related Mortgagor does not own, in the aggregate, at least 20% of the direct or indirect interests in the Mortgagor or does not control Mortgagor (a “Control Event”), the insurance coverage may require a deductible of no greater than $100,000. Deductibles for earthquake and windstorm insurance may not be in excess of $500,000, if no Control Event has occurred, or $100,000 if a Control Event has occurred, and such deductibles may not be greater than 5% of the location insurable values.

If the Mortgaged Property is located in a federally designated “special flood hazard area,” the Mortgage Loan documents permit flood insurance coverage in an amount equal to the lesser of the outstanding principal balance of the Mortgage Loan and the maximum amount of such insurance available under the National Flood Insurance Program, plus excess limits reasonably required by the Mortgagee, such excess limits with a deductible not greater than $500,000 unless the Mortgagor provides the Mortgagee with cash or a letter of credit in an amount equal to the difference between the actual deductible and $500,000.

The Mortgage Loan documents require business income or rental income insurance on actual loss sustained basis containing an extended period of indemnity endorsement for 365 days from the date that the Mortgaged

E-2-3

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

Property is repaired or replaced and operations are resumed, whichever first occurred, and notwithstanding that the policy may expire prior to the end of such period.

The related Mortgage Loan documents provide that the threshold at which the lender retains the right to hold and disburse insurance proceeds to be applied for repair or restoration is equal to (i) $8,250,000 or (ii) during the continuance of a Control Event, $4,125,000.

(16) Insurance	101 Hudson Street (Loan No. 3)

The Mortgage Loan documents permit (i) “special” cause of loss form insurance coverage providing for no deductible in excess of $250,000, excluding (1) windstorm and earthquake insurance, which may have a deductible of 5% of the total insurable value, and (2) flood insurance, which may have a deductible of $1,000,000, and (ii) a liability insurance self-insured retention up to $150,000.

Business interruption insurance is required for a period beginning on the date of casualty and continuing until the restoration of the property is completed, or the expiration of 18 months, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period.

(16) Insurance	Quantum Park (Loan No. 8)	The Mortgage Loan documents permit insurance through insurance companies having a rating of at least “A” by S&P (provided, however for multi-layered policies, (A) if four (4) or fewer insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A” or better by S&P, with no carrier below “BBB” with S&P or (B) if five (5) or more insurance companies issue the Policies, then at least sixty percent (60%) of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A” or better by S&P, with no carrier below “BBB” with S&P).
(24) Local Law Compliance	Landerhaven Office Park (Loan No. 34)	Six (6) tenants collectively occupying approximately 16.3% of the net rentable area at the Mortgaged Property, with no tenant occupying more than 3.9% of the net rentable area at the Mortgaged Property, do not have certificates of occupancy. The Mortgage Loan documents require the Mortgagor to deliver evidence that the missing certificates of occupancy have been obtained for the six (6) tenants within sixty (60) days from the closing date of the Mortgage Loan. If such evidence cannot reasonably be delivered within such sixty (60) day period, and the Mortgagor has commenced to obtain such evidence within such sixty (60) day period and thereafter diligently and expeditiously proceeds to cure the same, such sixty (60) day period shall be extended for an additional period not to exceed sixty (60) days. The Mortgage Loan is recourse to the Mortgagor and the guarantor for any violation of the legal requirements set forth in the related Mortgage Loan documents resulting from such lack of required certificates of occupancy.
(24) Local Law Compliance	Storage Etc.- Rosemead, CA (Loan No. 39)	The Mortgaged Property is legal non-conforming as to use because the existing use of self-storage is not a permitted use in a commercial office district. The Mortgage Loan becomes recourse to the guarantor for any loss damage, cost, expense, liability, claim or other obligation incurred by the lender arising out of or in connection with, following a casualty or condemnation, the removal of, failure or inability to rebuild, replace or restore the improvements to the same number of rentable units as existed at the Mortgaged Property immediately prior to such casualty or condemnation. Additionally, (i) the sum of the appraisal-concluded land value ($4,100,000) and insurable value ($2,348,000) of the Mortgaged Property exceeds the principal balance of the Mortgage Loan, and (ii) the Mortgaged Property comprises 13 separate buildings, minimizing the probability of damage concentration at the Mortgage Property in the event of certain casualty events, should such events arise.
(24) Local Law Compliance	Storage Etc.- Diamond Bar, CA (Loan No. 40)	The Mortgaged Property is legal non-conforming as to use because the existing use of self-storage is not a permitted use in a commercial office district. The Mortgage Loan becomes recourse to the guarantor for any loss damage, cost, expense, liability, claim or other obligation incurred by the lender arising out of or in connection with, following a casualty or

E-2-4

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
condemnation, the removal of, failure or inability to rebuild, replace or restore the improvements to the same number of rentable units as existed at the Mortgaged Property immediately prior to such casualty or condemnation. Additionally, (i) the sum of the appraisal-concluded land value ($3,500,000) and insurable value ($2,610,000) of the Mortgaged Property exceeds the principal balance of the Mortgage Loan, and (ii) the Mortgaged Property comprises 14 separate buildings, minimizing the probability of damage concentration at the Mortgage Property in the event of certain casualty events, should such events arise.
(26) Recourse Obligations	Briarwood Mall (Loan No. 1)	The Mortgage Loan documents provide that full recourse is capped at 20% of the initial principal balance of the respective Mortgage Loan, for so long as Simon Property Group, L.P. is the guarantor under the guaranty and the indemnitor under the environmental indemnity agreement.
(26) Recourse Obligations	101 Hudson Street (Loan No. 3)	The Phase I environmental site assessment obtained at loan origination identified a recognized environmental condition associated with two underground storage tanks containing fuel oil that were installed about 1991. The environmental consultant estimated that remediation costs, if necessary, would range from $750,000 to $1 million. The Phase I ESA recommended a Phase II subsurface assessment. The lender waived a Phase II based on the guarantor’s stated net worth and a borrower-owned Storage Tank Third Party Liability, Corrective Action and Clean-Up Costs Policy issued by AIG Specialty Insurance Company (a member company of American International Group Inc.) in the amount of $1 million, with a one year term (with an optional extended reporting period of an additional year for the same annual premium) and having a $50,000 deductible. The policy covers five other locations and eight other storage tanks at affiliate-owned properties. The policy premium for the one year term was pre-paid at closing. American International Group Inc. has an S & P rating of “A-”. The borrower also owns a Commercial Pollution Legal Liability policy, issued by Commerce and Industry Insurance Company (a member company of American International Group Inc.) in the amount of $20 million per incident ($40,000,000 aggregate policy), with a term until November 15, 2018 and having a $100,000 deductible per incident. American International Group Inc. has an S & P rating of “A-”.
(28) Financial Reporting and Rent Rolls	101 Hudson Street (Loan No. 3)	The related Mortgage Loan documents permit the financial reporting for the related borrower and the related Mortgaged Property to be included in the consolidated financial statements of a person owning an indirect interest in such borrower, provided, that such consolidated statements are audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to the lender and such consolidated statements contain sufficient details and/or appropriate schedules which identify operations and results from the such Mortgaged Property on a standalone basis.
(31) Single-Purpose Entity

Las Palmas I, II, III
(Loan No. 15)

North Pointe – Riverside (Loan No. 17)

Storage Etc. – Torrance, CA (Loan No. 25)

Hammer Lane Self Storage (Loan No. 27)

Congress Pointe Shopping Center (Loan No. 41)

The Mortgagor is a recycled Single-Purpose Entity that has never owned other property. There are no exceptions to the standard “backward” representations.

E-2-5

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(39) Organization of Mortgagor	Briarwood Mall (Loan No. 1)	The Mortgagor is affiliated with the Mortgagor under the Mortgage Loan known as Potomac Mills, which Mortgage Loan is being sold to the Trust by Cantor Commercial Real Estate Lending, L.P.
(39) Organizer of Mortgagor	Las Palmas I, II, III (Loan No. 15) North Pointe – Riverside (Loan No. 17)	The related Mortgagors are affiliates.
(39) Organizer of Mortgagor	Storage Etc.– Torrance, CA (Loan No. 25) Storage Etc.– Pomona, CA (Loan No. 35) Storage Etc.– Rosemead, CA (Loan No. 39) Storage Etc.– Diamond Bar, CA (Loan No. 40)	The related Mortgagors are affiliates.

E-2-6

Cantor Commercial Real Estate Lending, L.P.

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(4) Mortgage Status; Waivers and Modifications	Marriott Saddle Brook (Loan No. 28)	The Loan Documents were amended on or about June 20, 2016 to permit a principal prepayment of $2,500,000.
(6) Permitted Liens; Title Insurance	Potomac Mills (Loan No. 6)

The largest tenant, Costco Warehouse, has a right of first offer to purchase the portion of the Mortgaged Property it leases in the event the Mortgagor elects to sell such portion of the Mortgaged Property. Such right of first offer does not apply in the event the Mortgagor elects to sell all or substantially all of the Mortgaged Property. The right of first offer does not apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure.

In the event the AMC Theatres lease is terminated following a casualty and the Mortgaged Property is rebuilt within 5 years, if the Mortgagor intends to sell or lease any portion of the Mortgaged Property to exhibit motion pictures, the tenant has a right of first refusal to purchase or lease such portion of the Mortgaged Property.

The tenant, IKEA Property, Inc., which tenant owns its improvements, has the exclusive right and option to purchase the parcel it leases during the lease term for a purchase price of $1.00.

(6) Permitted Liens; Title Insurance	Mills Fleet Farm (Loan No. 12)	The sole tenant at each Mortgaged Property, Mills Fleet Farm Group, LLC, has a right of first offer to purchase any individual Mortgaged Property in the event the Mortgagor offers the related Mortgaged Property for sale to an unaffiliated third party. The right of first offer does not apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure.
(6) Permitted Liens; Title Insurance	Marriott Saddle Brook (Loan No. 28)	The franchisor, Marriott International, Inc., has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property or a controlling direct or indirect interest in the Mortgagor to a “Competitor” of the franchisor (as such term is defined in the franchise agreement). The right of first refusal does apply to a transfer to a “Competitor” in connection with a foreclosure, judicial or legal process, but is subordinate to the exercise of the rights of a bona fide lender who is not a “Competitor.”
(16) Insurance	Potomac Mills (Loan No. 6)	The Loan Documents require insurance proceeds in respect of a property loss to be applied (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of $20,800,000 (or, after the occurrence of a Control Event (as defined in the Loan Documents) $10,400,000), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, (b) to the payment of the outstanding principal balance of the Mortgage Loan together with any accrued interest thereon or (c) at the sole discretion of the Mortgagee, paid to the Mortgagor for such purposes and upon such conditions as the Mortgagee shall designate. Provided no Event of Default (as defined in the Mortgage Loan documents) is continuing, in the event that the insurance proceeds and the costs of restoration are each equal to or less than $20,800,000 (or, after the occurrence of a Control Event $10,400,000) such proceeds will be disbursed by the Mortgagee to the Mortgagor to the extent Mortgagor agrees to use such funds for the restoration of the property in accordance with the Loan Agreement.
(16) Insurance	Mills Fleet Farm (Loan No. 12)

The Mortgagor is permitted under the Mortgage Loan documents to rely upon the property insurance (in accordance with the coverage found under a “special cause of loss form” or “all risk form”) maintained by the sole tenant, Fleet Mills Farm Group, LLC, provided such insurance complies with the requirements of the Mortgage Loan documents (which requirements comply with this representation), unless otherwise agreed to by the lender in its sole discretion.

The Mortgagor may maintain all risk property insurance with a deductible that does not exceed $100,000. The amount of this deductible may be

E-2-7

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
considered higher than customary.
(26) Recourse Obligations	Potomac Mills (Loan No. 6)

The guarantor’s liability is limited to $83,200,000.00 plus all reasonable out-of-pocket costs and expenses incurred in the enforcement of the guaranty or preservation of the lender’s rights under the guaranty. The Mortgagor is permitted to replace the existing guarantor for liabilities under the guaranty accruing after the date of such replacement with an entity controlled by any key principal of the guarantor.

With respect to subsection (ii) the Mortgage Loan Documents do not provide recourse for misapplication of rents, but do provide recourse for conversion and with respect to subsection (iii), the Mortgage Loan Documents do not provide recourse for intentional material physical waste.

(26) Recourse Obligations	Hill7 Office (Loan No. 7)	The Mortgage Loan is not recourse to the Mortgagor or the Guarantor for misapplication (as opposed to misappropriation or conversion) of rents, insurance proceeds or condemnation awards.
(27) Mortgage Releases	Mills Fleet Farm (Loan No. 12)	The Mortgage Loan documents permit the Mortgagor to obtain the release of any individual Mortgaged Property in connection with the substitution of another property provided, among other conditions, (i) the appraised value of the substitute property is not less than the appraised value of the Mortgaged Property to be released, (ii) the lease of Mills Fleet Farm Group, LLC, the sole tenant at the Mortgaged Properties, is amended to reflect the addition of the substitute property and (iii) after giving effect to the substitution, the LTV is equal to or less than 125%. There is no principal repayment or partial Defeasance of the Mortgage Loan required in connection with the substitution.
(30) Due on Sale or Encumbrance	Potomac Mills (Loan No. 6)	The Mortgage Loan documents permit the Mortgagor to enter into a property-assessed clean energy loan that is repaid through multi-year assessments against the Mortgaged Property in an amount not to exceed $5,000,000.
(30) Due on Sale or Encumbrance	Hill7 Office (Loan No. 7)	The Mortgage Loan documents permit the Mortgagor to accept a preferred equity investment, provided, among other things, (i) based on the combined Mortgage Loan balance and preferred equity investment (a) the aggregate LTV is not greater than 44.5%, (b) the aggregate DSCR is no less than 3.30x and (c) the aggregate debt yield is not less than 11.5% and (ii) the structure of the preferred equity investment (and related documents) is reasonably acceptable to the lender. A preferred equity investment in the borrower may, under certain circumstances, cause a transfer of control without lender consent.
(39) Organization of Mortgagor	Potomac Mills (Loan No. 6)	The Mortgagor is affiliated with the Mortgagor under the Mortgage Loan known as Briarwood Mall, which Mortgage Loan is being sold to the Trust by Barclays Bank PLC.
(39) Organization of Mortgagor	Marriott Saddle Brook (Loan No. 28)	The Mortgagor is affiliated with the Mortgagor under the Mortgage Loan known as Marriott Hilton Head Resort & Spa, which Mortgage Loan is being sold to the Trust by Citigroup Global Markets Realty Corp. and Rialto Mortgage Finance, LLC.
(39) Organization of Mortgagor	Grand Avenue Business Plaza (Loan No. 42) Overland Corporate B Building (Loan No. 44)	The related Mortgagors are affiliates.
(41) Appraisal	Marriott Saddle Brook (Loan No. 28)	The appraisal for the Mortgaged Property is dated as of September 4, 2015, which is not within 12 months of the Closing Date.

E-2-8

Rialto Mortgage Finance, LLC

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Permitted Liens; Title Insurance	Marriott Hilton Head Resort & Spa (Loan No. 10)	The franchisor, Marriott International, Inc., has a right of first refusal to purchase the entire Mortgaged Property in the event of a proposed transfer of the Mortgaged Property or a controlling direct or indirect interest in the related Mortgagor to a “competitor” of the franchisor (as defined in the comfort letter). The right of first refusal will apply even if a transfer to a competitor of the franchisor results from a foreclosure, judicial or legal process, such as execution and levy, or by any other means, but is subordinate to the exercise of the rights of a bona fide lender who is not a competitor.
(24) Local Law Compliance	444 Connecticut Avenue (Loan No. 21)	The operation of the Mortgaged Property as a retail space is a pre-existing legal non-conforming use, as the retail operation of floor space in excess of 25,000 square feet requires a special use permit under current zoning laws. The Mortgaged Property operates approximately 33,650 square feet as retail space. According to local zoning laws, the minimum building height is two stories and the building is currently a one-story building. Under current zoning laws, in the event of a casualty of 50% or less of the Mortgaged Property’s market value at the time of the casualty, the Mortgaged Property may be rebuilt to its current use provided that (i) such reconstruction commences within one year from the casualty and is diligently pursued to completion within two years from the date of such casualty and (ii) such reconstruction does not enlarge or extend the nonconformity. In the event of a casualty of more than 50% of the Mortgaged Property’s market value at the time of such casualty, absent a variance, the Mortgaged Property is required to be reconstructed in conformance with all applicable zoning laws. To the extent such non-conforming use is discontinued or abandoned for a continuous period of three years, future use is required to be in conformance with applicable zoning laws, except where the intent to continue such non-conforming use can be demonstrated to the satisfaction of the zoning board of appeals.
(39) Organization of Mortgagor	Marriott Hilton Head Resort & Spa (Loan No. 10)	The Mortgagor is affiliated with the Mortgagor under the Mortgage Loan known as Marriott Saddle Brook, which Mortgage Loan is being sold to the Trust by Cantor Commercial Real Estate Lending, L.P.
(39) Organization of Mortgagor	Parkview Apartments (Loan No. 30) Preston Racquet Club Condominiums (Loan No. 33)	The Mortgagors are affiliated with each other.

E-2-9

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ANNEX F

CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance	Distribution Date	Balance
12/15/2016	33,711,000.00	7/15/2021	33,711,000.00
1/15/2017	33,711,000.00	8/15/2021	33,711,000.00
2/15/2017	33,711,000.00	9/15/2021	33,711,000.00
3/15/2017	33,711,000.00	10/15/2021	33,710,512.40
4/15/2017	33,711,000.00	11/15/2021	33,110,042.68
5/15/2017	33,711,000.00	12/15/2021	32,460,601.30
6/15/2017	33,711,000.00	1/15/2022	31,855,223.26
7/15/2017	33,711,000.00	2/15/2022	31,247,468.17
8/15/2017	33,711,000.00	3/15/2022	30,498,192.56
9/15/2017	33,711,000.00	4/15/2022	29,885,107.11
10/15/2017	33,711,000.00	5/15/2022	29,223,408.80
11/15/2017	33,711,000.00	6/15/2022	28,605,316.93
12/15/2017	33,711,000.00	7/15/2022	27,938,754.59
1/15/2018	33,711,000.00	8/15/2022	27,315,617.37
2/15/2018	33,711,000.00	9/15/2022	26,690,033.04
3/15/2018	33,711,000.00	10/15/2022	26,016,191.33
4/15/2018	33,711,000.00	11/15/2022	25,385,503.38
5/15/2018	33,711,000.00	12/15/2022	24,706,703.21
6/15/2018	33,711,000.00	1/15/2023	24,070,871.95
7/15/2018	33,711,000.00	2/15/2023	23,432,543.52
8/15/2018	33,711,000.00	3/15/2023	22,655,544.36
9/15/2018	33,711,000.00	4/15/2023	22,011,655.63
10/15/2018	33,711,000.00	5/15/2023	21,320,030.10
11/15/2018	33,711,000.00	6/15/2023	20,670,895.38
12/15/2018	33,711,000.00	7/15/2023	19,974,173.07
1/15/2019	33,711,000.00	8/15/2023	19,319,751.57
2/15/2019	33,711,000.00	9/15/2023	18,662,759.56
3/15/2019	33,711,000.00	10/15/2023	17,958,403.41
4/15/2019	33,711,000.00	11/15/2023	17,296,063.50
5/15/2019	33,711,000.00	12/15/2023	16,586,511.55
6/15/2019	33,711,000.00	1/15/2024	15,918,782.14
7/15/2019	33,711,000.00	2/15/2024	15,248,429.71
8/15/2019	33,711,000.00	3/15/2024	14,486,742.33
9/15/2019	33,711,000.00	4/15/2024	13,810,763.39
10/15/2019	33,711,000.00	5/15/2024	13,087,960.30
11/15/2019	33,711,000.00	6/15/2024	12,406,485.77
12/15/2019	33,711,000.00	7/15/2024	11,678,343.38
1/15/2020	33,711,000.00	8/15/2024	10,991,330.50
2/15/2020	33,711,000.00	9/15/2024	10,301,618.52
3/15/2020	33,711,000.00	10/15/2024	9,565,472.95
4/15/2020	33,711,000.00	11/15/2024	8,870,158.54
5/15/2020	33,711,000.00	12/15/2024	8,128,569.87
6/15/2020	33,711,000.00	1/15/2025	7,427,609.44
7/15/2020	33,711,000.00	2/15/2025	6,723,894.87
8/15/2020	33,711,000.00	3/15/2025	5,887,604.24
9/15/2020	33,711,000.00	4/15/2025	5,177,837.44
10/15/2020	33,711,000.00	5/15/2025	4,422,207.39
11/15/2020	33,711,000.00	6/15/2025	3,706,682.12
12/15/2020	33,711,000.00	7/15/2025	2,945,457.37
1/15/2021	33,711,000.00	8/15/2025	2,224,128.83
2/15/2021	33,711,000.00	9/15/2025	1,499,965.76
3/15/2021	33,711,000.00	10/15/2025	730,348.86
4/15/2021	33,711,000.00	11/15/2025	315.31
5/15/2021	33,711,000.00	12/15/2025	$0.00
6/15/2021	33,711,000.00	and thereafter

F-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the certificates offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus

Certificate Summary	3
Summary of Terms	17
Risk Factors	59
Description of the Mortgage Pool	146
Transaction Parties	256
Description of the Certificates	319
The Mortgage Loan Purchase Agreements	349
The Pooling and Servicing Agreement	358
Use of Proceeds	466
Yield, Prepayment and Maturity Considerations	466
Material Federal Income Tax Consequences	477
Certain State, Local and Other Tax Considerations	488
ERISA Considerations	489
Legal Investment	496
Certain Legal Aspects of the Mortgage Loans	497
Ratings	519
Plan of Distribution (Underwriter Conflicts of Interest)	522
Incorporation of Certain Information by Reference	524
Where You Can Find More Information	524
Financial Information	524
Legal Matters	524
Index of Certain Defined Terms	525

Until 90 days after the date of this prospectus, all dealers that effect transactions in the offered Certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$663,821,000
(Approximate)

Citigroup Commercial
Mortgage Trust 2016-C3
(as Issuing Entity)

Citigroup Commercial
Mortgage Securities Inc.
(as Depositor)

Commercial Mortgage
Pass-Through Certificates,
Series 2016-C3

Class A-1	$31,197,000
Class A-2	$75,370,000
Class A-3	$180,000,000
Class A-4	$209,266,000
Class A-AB	$33,711,000
Class X-A	$592,900,000
Class X-B	$40,662,000
Class A-S	$63,356,000
Class B	$40,662,000
Class C	$30,259,000

PROSPECTUS

Co-Lead Managers and Joint Bookrunners

Citigroup

Barclays

Cantor Fitzgerald & Co.

Co-Manager

Academy Securities

November 3, 2016